As filed with the Securities and Exchange Commission on March 22, 2023
No. 333-267340

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-4/A

Amendment No. 3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Novibet plc
(Exact Name of Registrant as Specified in Its Charter)
Jersey	7990	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
13 Castle Street,
St. Helier,
Jersey JE1 1ES
(+)44 1534 281 800
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Incorporating Services, Ltd.
3500 South DuPont Highway
Dover, Delaware 19901
(800) 346-4646
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Rajat Shah, Esq. Xanthe Larsen, Esq. Tyler O’Reilly, Esq. Harris Beach PLLC 726 Exchange Street, Suite 1000 Buffalo, New York 14210 (716) 200-5050	Gary Kashar, Esq. Elliott Smith, Esq. James Hu, Esq. White & Case LLP 1221 Avenue of the Americas New York, New York 10020 (212) 819-2505
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and all other conditions to the proposed Business Combination described herein have been satisfied or waived.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED MARCH 22, 2023
PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
OF
ARTEMIS STRATEGIC INVESTMENT CORPORATION
and
PROSPECTUS FOR UP TO 25,156,250 ORDINARY SHARES, 20,062,500 WARRANTS
AND
20,062,500 ORDINARY SHARES ISSUABLE UPON EXERCISE OF WARRANTS
OF
NOVIBET PLC

On March 28, 2022, the board of directors of Artemis Strategic Investment Corporation, a Delaware corporation (“Artemis”), unanimously approved the Agreement and Plan of Reorganization, dated as of March 30, 2022, and amended on September 2, 2022 and December 14, 2022 (as the same may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Komisium Limited, a private company limited by shares incorporated under the laws of Cyprus and the holder of all of the issued ordinary shares of Novibet and all of the issued and outstanding PubCo Ordinary Shares (as defined herein) (“Komisium”), Logflex MT Holding Limited, a limited liability company registered under the laws of Malta with company registration number C 77769 and having its registered office at MWH Building Office N. 1, Oratory Street, Naxxar, NXR 2504, Malta and a direct, wholly-owned subsidiary of Komisium (“Novibet”), Novibet plc, a Jersey public limited company and a direct, wholly-owned subsidiary of Komisium (“PubCo”), Novibet Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of PubCo (“Merger Sub”), and Artemis, which provides for, among other things, (i) the sale and transfer by Komisium and its permitted transferees, if any, of all issued ordinary shares and other equity interests of Novibet to PubCo in exchange for the consideration hereafter described (the “Share Exchange”) and (ii) the merger of Merger Sub with and into Artemis, with Artemis surviving and continuing as a direct, wholly-owned subsidiary of PubCo (the “Merger” and, together with the Share Exchange and the other transactions contemplated by the Business Combination Agreement to be effective upon consummation of the Merger, the “Business Combination”).
The parties have ascribed to Novibet a pre-Business Combination enterprise value of $500 million. It is anticipated that, immediately following the Business Combination, (1) Artemis public stockholders will own approximately 29% of outstanding ordinary shares of PubCo, par value $1.00 per share (“PubCo Ordinary Shares”), (2) Artemis Sponsor, LLC (“Sponsor”) and certain anchor investors in Artemis will collectively own approximately 7% of the outstanding PubCo Ordinary Shares, and (3) Komisium and its permitted transferees, if any, will own approximately 64% of outstanding PubCo Ordinary Shares. These percentages (w) assume that none of Artemis’s public stockholders exercise their redemption rights in connection with the Merger, (x) assume Komisium is issued $50 million of Closing Cash Consideration (as defined below), (y) do not include PubCo Ordinary Shares issuable to Komisium upon the satisfaction of certain earnout conditions set forth in the Business Combination Agreement, and (z) assume none of the PubCo Warrants (as defined below) are exercised for cash at the closing of the Business Combination (the “Closing”). If the actual facts are different from these assumptions, the percentage ownership and voting power in PubCo will be different.
Pursuant to the Business Combination Agreement, subject to the satisfaction or waiver of certain closing conditions set forth therein, immediately prior to the Effective Time, Komisium and its permitted transferees, if any, will sell and transfer all issued ordinary shares and other equity interests of Novibet to PubCo in consideration for receiving at Closing (a) an amount of cash, which will not exceed $50 million, equal to the excess of the Gross Closing Proceeds (as defined below) over $100 million (the “Closing Cash Consideration”), (b) a number of PubCo Ordinary Shares (the “Closing Share Consideration”) equal to (i) (x) $500 million minus the Initial Share Premium (as defined below) minus the Closing Cash Consideration actually paid to Komisium, the difference divided by (y) $10.20, minus (ii) the Additional Closing Share Consideration (if any), and (c) in the event that redemptions by Artemis’s public stockholders equal or exceed 85% of the outstanding Artemis Class A Common Stock (as defined below), an additional 12,254,902 PubCo Ordinary Shares (the “Additional Closing Share Consideration”). If redemptions by Artemis’s public stockholders are less than 85%, the Additional Closing Share Consideration will be deferred and 12,254,902 PubCo Ordinary Shares (the “Deferred Share Consideration”) will be issued upon the satisfaction of certain earnout conditions. In addition to the Closing Cash Consideration, Closing Share Consideration, Additional Closing Share Consideration (if any), and Deferred Share Consideration (if any), Komisium (i) will retain the 65,000 PubCo Ordinary Shares to which the Initial Share Premium relates, and (ii) may receive up to an additional 10,000,000 PubCo Ordinary Shares in earnout consideration (the “Earnout Consideration”) upon the satisfaction of certain earnout conditions set forth in more detail in the accompanying proxy statement/prospectus.
Additionally, pursuant to the Business Combination Agreement, subject to the satisfaction or waiver of certain closing conditions set forth therein, immediately prior to the effective time of the Merger (the “Effective Time”), each issued and outstanding share of Class B common stock of Artemis, par value $0.0001 per share (“Artemis Class B Common Stock”) shall no longer be outstanding and will be automatically converted into one share of Class A common stock of Artemis, par value $0.0001 per share (“Artemis Class A Common Stock”) subject to the terms of Artemis’s Third Amended and Restated Certificate of Incorporation (“Existing Artemis Charter”) and the Sponsor Support Agreement (as defined below), and at the Effective Time, (a) each issued and outstanding share of Class A Common Stock

(including the Class A Common Stock issued upon conversion of Class B Common Stock, but not including shares redeemed by Artemis’s public stockholders and certain other excluded Artemis shares) shall no longer be outstanding and will be automatically converted into the right of the holder thereof to receive one (1) PubCo Ordinary Share and (b) each outstanding whole warrant of Artemis will be assumed by PubCo and will be thereafter exercisable in accordance with the terms of the Assumed Warrant Agreement (as defined herein), for one (1) PubCo Ordinary Share for $11.50 per share, subject to adjustment, with the exercise period beginning thirty (30) days after the Closing (the “PubCo Warrants”).
The registration statement of which this proxy statement/prospectus is a part covers the PubCo Ordinary Shares and PubCo Warrants issuable to the security holders of Artemis as described above, as well as the PubCo Ordinary Shares issuable upon exercise of such PubCo Warrants. Accordingly, we are registering up to an aggregate of 25,156,250 PubCo Ordinary Shares, 20,062,500 PubCo Warrants and 20,062,500 PubCo Ordinary Shares issuable upon the exercise of the PubCo Warrants.
Proposals to approve the Business Combination Agreement and the other matters discussed in this proxy statement/prospectus will be presented at a special meeting of Artemis stockholders (the “Special Meeting”) scheduled to be held virtually at         a.m., Eastern time, on         , 2023, via live webcast.
Following the effectiveness of the registration statement of which this proxy statement/prospectus is a part and the Closing, PubCo will become subject to the reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). PubCo intends to apply to list the PubCo Ordinary Shares (including the PubCo Ordinary Shares issuable upon exercise of the PubCo Warrants) and the PubCo Warrants on The Nasdaq Stock Market LLC (“Nasdaq”) under the proposed symbols “NOVI” and “NOVIW,” respectively, to be effective at the consummation of the Business Combination. It is a condition of the consummation of the Business Combination that the PubCo Ordinary Shares and the PubCo Warrants are approved for listing on Nasdaq, subject only to official notice of issuance thereof. While trading of the PubCo Ordinary Shares and the PubCo Warrants on Nasdaq is expected to begin on the first business day following the date of completion of the Business Combination, there can be no assurance that PubCo’s securities will be listed on Nasdaq or that a viable and active trading market will develop. See “Risk Factors” beginning on page 56 of this proxy statement/prospectus for more information.
PubCo will be an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.
PubCo will be a “foreign private issuer” as defined in the Exchange Act and will be exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, PubCo’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, PubCo will not be required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. Additionally, Nasdaq rules allow foreign private issuers to follow home country practices in lieu of certain of Nasdaq’s corporate governance rules.
Further, PubCo will be a “controlled company” under Nasdaq listing standards. As a result of Komisium’s voting control, Komisium will effectively be able to determine the outcome of all matters requiring shareholder approval, including the election and removal of directors (subject to the contractual designation rights set forth in the Investors Agreement). As a result of being able to appoint and remove a majority of the directors, Komisium will effectively control mergers and acquisitions, payment of dividends, and other matters of corporate or management policy. The Investors Agreement will provide Komisium with the right to nominate and appoint up to three of the five members of the PubCo Board, with reductions in this right as Komisium’s beneficial ownership decreases, and will provide the Sponsor with the right to nominate and appoint two members of the PubCo Board, in each case subject to a minimum beneficial ownership requirement, as described in more detail in the section of this proxy statement/prospectus titled “Related Agreements — Investors Agreement.” Non-redeeming Artemis shareholders will likely have a limited influence over PubCo following the Business Combination and PubCo shareholders will not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.
This proxy statement/prospectus provides Artemis stockholders with detailed information about the Business Combination and other matters to be considered at the Special Meeting of Artemis Stockholders. We encourage you to read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. You should, in particular, carefully consider the risk factors described in “Risk Factors” beginning on page 56 of this proxy statement/prospectus.
The board of directors of Artemis has unanimously approved and adopted the Business Combination Agreement and unanimously recommends that the Artemis stockholders vote FOR all of the proposals presented to the stockholders. When you consider the board of directors’ recommendation of these proposals, you should keep in mind that certain of Artemis’s directors and officers have interests in the Business Combination. Such interests include the following: (i) the Sponsor, and the officers and directors of Artemis who have invested in the Sponsor entity, will lose their entire investment in Artemis if Artemis does not complete an initial business combination and will significantly benefit from the completion of a business combination and therefore may be incentivized to complete a business combination with a less favorable target company or on terms that would be less favorable to Artemis’s public stockholders; (ii) that Thomas Granite, current Chief Financial Officer of Artemis, will serve as Chief Financial Officer of PubCo, and would receive any salary, bonus, cash fees, stock options or stock awards that the PubCo Board determines to pay to its Chief Financial Officer, although the specific terms of Mr. Granite’s employment with PubCo have not been discussed; (iii) that Holly Gagnon, co-Chief Executive Officer and a director of Artemis, and Philip Kaplan, co-Chief Executive Officer of Artemis, will serve as directors of PubCo after the Closing and would receive any cash fees, stock options or stock awards that the PubCo Board determines to pay to its directors; and (iv) the Sponsor would be entitled to the repayment of any working capital loans and advances that have been made to Artemis and remain outstanding and the Sponsor, officers and directors and their respective affiliates would be entitled to reimbursement for any reasonable out-of-pocket expenses incurred, whereas if Artemis does not complete an initial business combination such persons will not have a claim against the Trust Account for repayment of working capital loans or expenses. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Artemis’s Directors and Officers in the Business Combination.”
If you have any questions or need assistance voting your common stock, please contact Alliance Advisors, LLC, Artemis’s proxy solicitor, by calling toll free 1-844-984-3717, or by emailing ARTE.info@allianceadvisors.com. The proxy statement/prospectus relating to the Business Combination will be available at [virtual meeting link].
None of the U.S. Securities and Exchange Commission, any state securities commission or the securities commission of any state or other jurisdiction has approved or disapproved of the securities to be issued in connection with the Business Combination, or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
This proxy statement/prospectus is dated        , 2023, and is first being mailed to Artemis stockholders on or about           , 2023.

Artemis Strategic Investment Corporation
3310 East Corona Avenue
Phoenix, Arizona 85040
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON                 , 2023
TO THE STOCKHOLDERS OF ARTEMIS STRATEGIC INVESTMENT CORPORATION:
NOTICE IS HEREBY GIVEN that a special meeting (the “Special Meeting”) of the stockholders of Artemis Strategic Investment Corporation, a Delaware corporation (“Artemis,” “we,” “us” or “our”), will be held at           a.m., Eastern time, on           , 2023, in virtual format. You are cordially invited to attend the Special Meeting, which will be held for the following purposes:
(a)
Proposal No. 1 — The Business Combination Proposal —  To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of March 30, 2022, as amended on September 2, 2022 and December 14, 2022 (as may be further amended or restated from time to time, the “Business Combination Agreement”), by and among Artemis, Komisium Limited, a private company limited by shares incorporated under the laws of Cyprus and the holder of all of the issued ordinary shares of Novibet (“Komisium”), Logflex MT Holding Limited, a limited liability company organized under the laws of Malta (“Novibet”), Novibet plc, a Jersey public limited company (“PubCo”), and Novibet Merger Sub Inc., a Delaware corporation (“Merger Sub”), pursuant to which, among other things, (i) Komisium and its permitted transferees, if any, will sell and transfer all issued ordinary shares and other equity interests of Novibet to PubCo in exchange for the consideration set forth in the Business Combination Agreement (the “Share Exchange”) and (ii) Merger Sub will merge with and into Artemis, with Artemis surviving and continuing as a direct, wholly-owned subsidiary of PubCo (the “Merger” and, together with the Share Exchange and the other transactions contemplated by the Business Combination Agreement to be effective upon consummation of the Merger, the “Business Combination”). We refer to this proposal as the “Business Combination Proposal”. A copy of the Business Combination Agreement and the amendments thereto are attached to the accompanying proxy statement/prospectus as Annex A-1, Annex A-2, and Annex A-3, respectively; and

(b)
Proposal No. 2 — The Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if determined necessary by Artemis to permit further solicitation of proxies because there are not sufficient votes to approve and adopt the Business Combination Proposal or to provide additional time for Artemis to continue to attempt to satisfy the conditions to consummation of the Business Combination. We refer to this proposal as the “Adjournment Proposal”.

These items of business are more fully described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting. Only holders of record of Artemis Class A Common Stock or Artemis Class B Common Stock at the close of business on            , 2023, are entitled to notice of the Special Meeting and to vote and have their votes counted at the Special Meeting and any adjournments or postponements of the Special Meeting. Pursuant to the Existing Artemis Charter (as defined in the accompanying proxy statement/prospectus), the holders of Artemis Class A Common Stock and the holders of Artemis Class B Common Stock will vote together as a single class with respect to these items of business.
In connection with the Business Combination, certain related agreements have been or will be entered into prior to the closing of the Business Combination, including the Sponsor Support Agreement, the Investors Agreement, the Warrant Assignment, Assumption and Amendment Agreement and the Registration Rights Agreement (each as defined in the accompanying proxy statement/prospectus). See “Related Agreements” in the accompanying proxy statement/prospectus for more information.
After careful consideration, the Artemis Board has unanimously determined that the Business Combination Proposal and the Adjournment Proposal are advisable and fair to and in the best interest of

Artemis and its stockholders and recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal and, if presented, “FOR” the Adjournment Proposal.
When you consider the board of directors’ recommendation of these proposals, you should keep in mind that certain of Artemis’s directors and officers have interests in the Business Combination. Such interests include the following: (i) the Sponsor, and the officers and directors of Artemis who have invested in the Sponsor entity, will lose their entire investment in Artemis if Artemis does not complete an initial business combination and will significantly benefit from the completion of a business combination and therefore may be incentivized to complete a business combination with a less favorable target company or on terms that would be less favorable to Artemis’s public stockholders; (ii) that Thomas Granite, current Chief Financial Officer of Artemis, will serve as Chief Financial Officer of PubCo, and would receive any salary, bonus, cash fees, stock options or stock awards that the PubCo Board determines to pay to its Chief Financial Officer, although the specific terms of Mr. Granite’s employment with PubCo have not been discussed; (iii) that Holly Gagnon, co-Chief Executive Officer and a director of Artemis, and Philip Kaplan, current co-Chief Executive Officer of Artemis, will serve as directors of PubCo after the Closing; and (iv) the Sponsor would be entitled to the repayment of any working capital loans and advances that have been made to Artemis and remain outstanding and the Sponsor, officers and directors and their respective affiliates would be entitled to reimbursement for any reasonable out-of-pocket expenses incurred, whereas if Artemis does not complete an initial business combination such persons will not have a claim against the Trust Account for repayment of working capital loans or expenses. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Artemis’s Directors and Officers in the Business Combination.”
The Business Combination is conditioned on the approval of the Business Combination Proposal at the Special Meeting. If the Business Combination Proposal is not approved by Artemis Stockholders in accordance with Artemis’s governing documents, the Business Combination will not be consummated.
In connection with our initial public offering, our Sponsor entered into a letter agreement to vote its shares of Artemis Class B Common Stock purchased prior to our initial public offering (the “Sponsor Shares”) as well as any shares of Artemis Class A Common Stock sold as part of the units in Artemis’s initial public offering (the “Public Shares”) purchased by the Sponsor during or after our initial public offering, in favor of Artemis’s initial business combination. Further, pursuant to the Sponsor Support Agreement, the Sponsor agreed to vote all voting equity securities owned by it in favor of the Business Combination Agreement, Business Combination, and all other proposals being presented at the Special Meeting. As of the date hereof, the Sponsor owns approximately 13.6% of the total outstanding Artemis Common Stock (as defined herein). Accordingly, in addition to the shares held by the Sponsor, Artemis would need 9,165,310 Public Shares, or approximately 45.5% of the 20,125,000 shares sold in Artemis’s initial public offering, to be voted in favor of the Business Combination Proposal in order for it to be approved. Moreover, certain anchor investors in Artemis own approximately 9.5 million Public Shares based on the latest available public filings. Although such investors are not required to hold their Artemis Units or Public Shares for any amount of time, or to vote or not redeem their Public Shares, if they retain all of their interests in the Public Shares and vote those Public Shares in favor of the Business Combination, Artemis will receive sufficient votes to approve the Business Combination, regardless of how any other Artemis Public Stockholder votes their shares.
Pursuant to the Existing Artemis Charter, a holder of Public Shares (an “Artemis Public Stockholder”) may request that Artemis redeem all or a portion of its Public Shares for cash if the Business Combination is consummated. There will be no redemption rights upon the completion of the Business Combination with respect to Artemis’s warrants or the Sponsor Shares. Assuming the Business Combination is consummated, Artemis Public Stockholders will be entitled to receive cash for any Public Shares to be redeemed only if you:
(i)
(a) hold Public Shares or (b) hold Public Shares through Artemis Units and you elect to separate your Artemis Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares; and

(ii)
prior to [time], Eastern time, on [•], 2023 (two business days prior to the scheduled date of the Special Meeting), (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to Continental Stock

Transfer & Trust Company, Artemis’s transfer agent (the “transfer agent”), that Artemis redeem your Public Shares for cash and (b) deliver your Public Shares to the transfer agent, physically or electronically through Depository Trust Company (“DTC”).
Holders of Artemis Units must elect to separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their Artemis Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying Public Shares and Public Warrants, or if a holder holds Artemis Units registered in its own name, the holder must contact the transfer agent, directly and instruct it to do so. Artemis Public Stockholders may elect to redeem all or a portion of their Public Shares even if they vote for the Business Combination Proposal, do not vote at all, or are not holders on the record date. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If the Business Combination is consummated and an Artemis Public Stockholder properly exercises its right to redeem its Public Shares and timely delivers its shares to the transfer agent, we will redeem each Public Share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account established in connection with our initial public offering (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then issued and outstanding Public Shares. For illustrative purposes, as of [•], 2023, the record date, this would have amounted to approximately $[  ] per Public Share. Prior to exercising redemption rights, Artemis Public Stockholders should verify the market price of the Artemis Class A common stock as they may receive higher proceeds from the sale of their Artemis Class A common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Artemis cannot assure our stockholders that they will be able to sell their Artemis Class A common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in our securities when our stockholders wish to sell their shares. If an Artemis Public Stockholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any request to redeem Public Shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests, which is [time], Eastern time, two business days prior to the scheduled date of the Special Meeting, and, thereafter, with our consent, until the Closing. If a holder of Public Shares delivers its shares in connection with an election to redeem and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that Artemis instruct the transfer agent to return the shares (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus. See “Special Meeting of Artemis Stockholders — Redemption Rights” in the proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.
Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such Artemis Public Stockholder or any other person with whom such Artemis Public Stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in our IPO without Artemis’s prior consent. Accordingly, if an Artemis Public Stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares sold in our initial public offering, then any such shares in excess of that 15% limit would not be redeemed for cash without Artemis’s prior consent.
All Artemis Stockholders are cordially invited to attend the Special Meeting virtually. To ensure your representation at the Special Meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a stockholder of record of Artemis Class A Common Stock or Artemis Class B Common Stock as of the record date, you may also cast your vote virtually at the Special Meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Special Meeting and vote in person, you must obtain a proxy from your broker or bank.
A complete list of Artemis stockholders of record entitled to vote at the Special Meeting will be available for ten (10) days before the Special Meeting at the principal executive offices of Artemis for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Special Meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker or bank to ensure that votes related to the shares you beneficially own are properly counted. The Business Combination is conditioned on the approval of the Business Combination Proposal at the Special Meeting. The proposals are more fully described in the accompanying proxy statement/prospectus, which each stockholder is encouraged to read carefully and in its entirety.
If you have any questions or need assistance voting your common stock, please contact Alliance Advisors, LLC, Artemis’s proxy solicitor, by calling toll free 1-844-984-3717, or by emailing ARTE.info@allianceadvisors.com. The proxy statement/prospectus relating to the Business Combination will be available at [virtual meeting link].
Thank you for your participation. We look forward to your continued support.
The accompanying proxy statement/prospectus is dated            , 2023, and is first being mailed to Artemis stockholders on or about           , 2023.
By Order of the Board of Directors

Holly Gagnon, Chairperson
Phoenix, Arizona
           , 2023
IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES OF ARTEMIS COMMON STOCK WILL BE VOTED IN FAVOR OF BOTH OF THE PROPOSALS. ARTEMIS PUBLIC STOCKHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL OR AT ALL OR TO BE A HOLDER OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR SHARES REDEEMED FOR CASH. TO EXERCISE REDEMPTION RIGHTS, HOLDERS MUST (1) IF THEY HOLD ARTEMIS CLASS A COMMON STOCK THROUGH UNITS, ELECT TO SEPARATE THEIR ARTEMIS UNITS INTO THE UNDERLYING SHARES OF CLASS A COMMON STOCK AND PUBLIC WARRANTS PRIOR TO EXERCISING REDEMPTION RIGHTS, (2) SUBMIT A WRITTEN REQUEST, INCLUDING THE LEGAL NAME, PHONE NUMBER, AND ADDRESS OF THE BENEFICIAL OWNER OF THE SHARES FOR WHICH REDEMPTION IS REQUESTED, TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, ARTEMIS’S TRANSFER AGENT, THAT THEIR PUBLIC SHARES BE REDEEMED FOR CASH, AND (3) TENDER THEIR SHARES TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, ARTEMIS’S TRANSFER AGENT, NO LATER THAN [time], EASTERN TIME TWO (2) BUSINESS DAYS PRIOR TO THE SCHEDULED DATE OF THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “SPECIAL MEETING OF ARTEMIS STOCKHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on            , 2023: Artemis’s proxy statement/prospectus is available at https://                 .

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ABOUT THIS PROXY STATEMENT/PROSPECTUS
This proxy statement/prospectus, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by PubCo, constitutes a prospectus of PubCo under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”), with respect to the PubCo Ordinary Shares issuable to Artemis stockholders, the Artemis Warrants that will be assumed by PubCo and thereafter be exercisable for PubCo Ordinary Shares in accordance with the terms of the Assumed Warrant Agreement, and the PubCo Ordinary Shares underlying the PubCo Warrants, if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Special Meeting of Artemis stockholders at which Artemis stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the adoption of the Business Combination Agreement, among other matters.
You should rely only on the information contained in this proxy statement/prospectus, as may be amended and supplemented. No one has been authorized to provide you with information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to Artemis stockholders nor the issuance by PubCo of PubCo Ordinary Shares or PubCo Warrants in connection with the Business Combination will create any implication to the contrary.
Information contained in this proxy statement/prospectus regarding Artemis has been provided by Artemis and information contained in this proxy statement/prospectus regarding PubCo, Novibet, Komisium, and Merger Sub has been provided by Novibet.
This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.
All references in this proxy statement/prospectus to “Artemis” refer to Artemis Strategic Investment Corporation, all references in this proxy statement/prospectus to “PubCo” refer to Novibet plc, and all references in this proxy statement/prospectus to “Novibet” refer to Logflex MT Holding Limited, together with its subsidiaries.
PRESENTATION OF NOVIBET’S FINANCIAL INFORMATION
Novibet’s functional currency and its presentation currency is the euro. All of Novibet’s financial information included in this proxy statement/prospectus is presented in euros, except as otherwise indicated. Novibet’s financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. IFRS differs in certain material respects from U.S. generally accepted accounting principles (“U.S. GAAP”) and, as such, Novibet’s financial statements are not comparable to the financial statements of U.S. companies prepared in accordance with U.S. GAAP. This proxy statement/prospectus does not include any explanation of the principal differences or any reconciliation between IFRS and U.S. GAAP.
EXCHANGE RATE INFORMATION
In this proxy statement/prospectus, unless otherwise indicated or the context otherwise requires:
•
“$” and “USD” each refer to the U.S. dollar;

•
“€” and “EUR” each refer to the euro; and

•
“£,” “GBP” and “pounds” each refer to the British pound sterling.

Certain amounts described herein have been expressed in U.S. dollars for convenience, and when expressed in U.S. dollars in the future, such amounts may be different from those set forth herein due to intervening exchange rate fluctuations. The exchange rate used for conversion between U.S. dollars and euros is based on the historical exchange rate of the euro released by the Federal Reserve, the central bank of the United States.

The high, low, and average exchange rates for the euro in terms of the U.S. dollar for each of the indicated periods, as quoted by www.exchangerates.org.uk, were as follows:
	Year ended December 31, 2022	Year ended December 31, 2021	Year ended December 31, 2020	Year ended December 31, 2019
High	1.0428	0.8926	0.9383	0.9177
Low	0.873	0.8104	0.813	0.8657
Yearly Average1	0.951	0.846	0.877	0.893

(1)
https://www.irs.gov/individuals/international-taxpayers/yearly-average-currency-exchange-rates

On March 20, 2023, the daily average exchange rate for the euro in terms of the U.S. dollar, as quoted by www.exchangerates.org.uk was $1.00 = €0.9329.
NON-IFRS FINANCIAL MEASURES
In this proxy statement/prospectus, we use certain measures not recognized by the IFRS to evaluate the performance of Novibet, including, but not limited to, EBITDA and Adjusted EBITDA. These terms do not have any standardized meaning prescribed within IFRS and therefore may not be comparable to similar measures presented by other companies. These non-IFRS financial measures are not measures of financial performance in accordance with IFRS and may exclude items that are significant in understanding or assessing Novibet’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net income, cash flows from operations or other measures of profitability, liquidity or performance under IFRS.
Novibet believes these non-IFRS measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to Novibet’s financial condition and results of operations. Novibet believes that these non-IFRS measures provide an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing Novibet’s financial measures with other similar companies, many of which present similar non-IFRS financial measures to investors. These non-IFRS financial measures are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining these non-IFRS measures. Please refer to footnotes regarding use of non-IFRS financial measures where presented in this proxy statement/prospectus. For a reconciliation of EBITDA and Adjusted EBITDA Reconciliation to their most comparable IFRS measures, see the section entitled “Non-IFRS Financial Information.”
This proxy statement/prospectus also includes certain projections of non-IFRS financial measures. Due to the high variability and difficulty in making accurate forecasts and projections of some of the information excluded from these projected measures, together with some of the excluded information not being ascertainable or accessible, Novibet is unable to quantify certain amounts that would be required to be included in the most directly comparable IFRS financial measures without unreasonable effort. Consequently, no disclosure of estimated comparable IFRS measures is included and no reconciliation of the forward-looking non-IFRS financial measures is included. The projections and prospective information included in this proxy statement/prospectus do not include any results attributable to the U.K. market, except for the first two months of 2022, which include historical results prior to the discontinuance of operations in the U.K. See “Summary of the Proxy Statement/Prospectus — Recent Developments — Discontinuance of the marketing to Great Britain residents.”
INDUSTRY AND MARKET DATA
In this proxy statement/prospectus, we present industry data, information and statistics regarding the markets in which Novibet competes, as well as publicly available information, industry and general publications and research and studies conducted by third parties. This information is supplemented where necessary with Novibet’s own internal estimates, taking into account publicly available information about other industry participants and the judgment of Novibet’s management where information is not publicly available. This information appears in “Summary of the Proxy Statement/Prospectus,” “Novibet Management’s

Discussion and Analysis of Financial Condition and Results of Operations,” “Information About the Companies — Novibet’s Business” and other sections of this proxy statement/prospectus.
Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.
TRADEMARKS, TRADE NAMES AND SERVICE MARKS
Artemis, Komisium, PubCo, Merger Sub and Novibet own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their businesses. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this proxy statement/prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/prospectus are listed without the applicable ®, ™ and SM symbols, but each of Artemis, Komisium, PubCo, Merger Sub and Novibet will assert, to the fullest extent under applicable law, its rights to these trademarks, trade names and service marks.
FREQUENTLY USED TERMS
Unless otherwise stated or unless the context otherwise requires, the terms “Company” or “Novibet” refer to Logflex MT Holding Limited, a limited liability company incorporated under the laws of Malta, together with its subsidiaries; the term “Komisium” refers to Komisium Limited, a private company limited by shares incorporated under the laws of Cyprus and the holder of all of the issued and outstanding ordinary shares of Novibet; the term “Artemis” refers to Artemis Strategic Investment Corporation, a Delaware corporation; the term “PubCo” refers to Novibet plc, a Jersey public limited company and a direct, wholly-owned subsidiary of Komisium; and the term “Merger Sub” refers to Novibet Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of PubCo.
In addition, in this document:
“50% Redemptions Scenario” means the hypothetical scenario in which one-half of all Artemis Public Stockholders holding 10,062,500 Public Shares exercise their redemption rights for approximately $10.20 per share, or an aggregate payment of approximately $102,637,500 of funds from the Trust Account.
“Additional Closing Share Consideration” means 12,254,902 PubCo Ordinary Shares issuable to Komisium on the Closing Date if redemptions by Artemis’s public stockholders equal or exceed 85% of the outstanding Artemis Class A Common Stock.
“Adjournment Proposal” means the proposal to approve the adjournment of the Special Meeting to a later date or dates, if determined necessary by Artemis to permit further solicitation of proxies because there are not sufficient votes to approve and adopt the Business Combination Proposal or to provide additional time for Artemis to continue to attempt to satisfy the conditions to consummation of the Business Combination.
“Anchor Investor Warrants” means Artemis Warrants sold to the Artemis Anchor Investors in a private placement simultaneously with the consummation of the IPO, at a price of $1.00 per Anchor Investor Warrant.
“Artemis Anchor Investors” means certain qualified institutional buyers or institutional accredited investors, within the meaning of applicable U.S. securities laws, that are not affiliated with Artemis, the Sponsor or Artemis’s management and that purchased an aggregate of 13,020,000 Artemis Units, 2,000,000 Anchor Investor Warrants and 1,618,434 shares of Artemis Class B Common Stock in, or in private placements simultaneously with the consummation of, the IPO.
“Artemis Board” means the board of directors of Artemis.

“Artemis Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Artemis.
“Artemis Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of Artemis.
“Artemis Common Stock” means the Artemis Class A Common Stock and Artemis Class B Common Stock.
“Artemis Public Stockholders” means the holders of Public Shares.
“Artemis Stockholder” means a holder of Artemis Common Stock.
“Artemis Transaction Expenses” means the fees and expenses incurred by or on behalf of Artemis in connection with the preparation, negotiation and execution of the Business Combination Agreement and the other Transaction Agreements and the consummation of the Business Combination (i) the fees and disbursements of outside counsel to Artemis (including its direct and indirect equity holders), (ii) the fees and expenses of accountants to Artemis, (iii) the fees and expenses of the consultants and other advisors to Artemis, (iv) the fees and disbursements of bona fide third-party investment bankers and financial and capital markets advisors to Artemis, (v) the Deferred Discount (as defined in the Trust Agreement), (vii) Permitted SPAC Working Capital Loans (as defined in the Business Combination Agreement) and (viii) any premiums, fees, disbursements, costs or expenses incurred in connection with any tail insurance policy for the directors’ and officers’ liability insurance of Artemis.
“Artemis Units” means the equity securities of Artemis issued in the IPO, each consisting of one (1) share of Artemis Class A Common Stock and one-half of one (0.5) Public Warrant.
“Artemis Warrant” means a warrant to purchase one share of Artemis Class A Common Stock at the price of $11.50 per share, in accordance with the terms of the Warrant Agreement, and includes Public Warrants and Private Placement Warrants.
“Assumed Warrant Agreement” means the Warrant Agreement as modified and assumed by PubCo pursuant to the Warrant Assignment, Assumption and Amendment Agreement.
“Broker Non-Vote” means the failure of an Artemis Stockholder, who holds his or her shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.
“Business Combination Agreement” means that certain Agreement and Plan of Reorganization, dated as of March 30, 2022, as amended on September 2, 2022 and December 14, 2022, by and among Komisium, Novibet, PubCo, Merger Sub and Artemis, as such agreement may be amended or otherwise modified from time to time in accordance with its terms.
“Business Combination Proposal” means the proposal to adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination.
“Closing” means the closing of the transactions contemplated by the Business Combination Agreement, and “Closing Date” means the date on which the Closing is completed.
“Closing Cash Consideration” means an amount of cash, which will not exceed $50 million, equal to the excess of the Gross Closing Proceeds (as defined below) over $100 million.
“Closing Share Consideration” means a number of PubCo Ordinary Shares equal to (i) the quotient of (x) $500 million less the Initial Share Premium less the Closing Cash Consideration actually paid to Komisium divided by (y) $10.20 less (ii) the Additional Closing Share Consideration (if any).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Transaction Expenses” means the fees and expenses incurred by or on behalf of Novibet (including its direct and indirect equity holders) and the other Group Companies in connection with the preparation, negotiation and execution of the Business Combination Agreement and the other Transaction Agreements and the consummation of the Business Combination including: (i) the fees and disbursements of outside counsel to Novibet (including its direct and indirect equity holders), (ii) the fees and expenses of accountants to Novibet, (iii) the fees and expenses of other advisers to Novibet, (iv) the fees and disbursements of bona fide third-party investment bankers and financial advisors to Novibet, (v) any premiums, fees, disbursements or expenses incurred in connection with any tail, insurance policy for the directors’ and officers’ liability insurance of Novibet, in each case, incurred in connection with the Business Combination, and (vi) any change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by any Group Company to any current or former employee, independent contractor, officer, or director of any Group Company as a result of or in connection with (either alone or in connection with any other event) the Business Combination, including the employer portion of employment, payroll or similar taxes arising or imposed with respect to such payments and any amounts payable to gross-up or make whole any person for income or excise taxes imposed with respect to such payments.
“Deferred Share Consideration” means, if redemptions by Artemis’s public stockholders are less than 85% of the outstanding Artemis Class A Common Stock, up to an additional 12,254,902 PubCo Ordinary Shares issuable to Komisium upon the satisfaction of certain earnout conditions set forth in more detail in this proxy statement/prospectus.
“DGCL” means the Delaware General Corporation Law.
“DTC” means The Depository Trust Company.
“Earnout Consideration” means a maximum of an additional 10,000,000 PubCo Ordinary Shares issuable to Komisium upon the satisfaction of certain earnout conditions set forth in more detail in this proxy statement/prospectus.
“Effective Time” means the effective time of the Business Combination pursuant to the Business Combination Agreement and the DGCL.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Exchange Agent” means Continental Stock Transfer & Trust Company (or another entity selected by Artemis and reasonably satisfactory to Novibet to act as exchange agent in connection with the Business Combination).
“Existing Artemis Charter” means Artemis’s third amended and restated certificate of incorporation, dated October 1, 2021.
“Gross Closing Proceeds” means the funds contained in the Trust Account maintained by Artemis, together with the cash on Artemis’s balance sheet and the aggregate amount of gross proceeds from any subscription or investment agreement entered into by Novibet, PubCo or Artemis between the date of the Business Combination Agreement and Closing, after giving effect to the Redemptions, but before giving effect to the payment of Transaction Expenses.
“Gross Gaming Revenue” or “GGR” means all revenues, receipts, and income of any kind collected or derived directly or indirectly by Novibet arising from its Online Gaming Products, less the amounts paid to Players for winning wagers from such Online Gaming Products. GGR is an internal metric of Player activity which is not related to or included in the presentation of Novibet’s financial statements and does not take into consideration the Player Incentives which have been granted to the Players and are directly related with the generation of such GGR.
“Group Companies” means Novibet and all of its direct and indirect subsidiaries (including Merger Sub).
“iGaming and “Online Casino” and “Casino” mean online casino products, including online live casino, online virtual games, online poker and online bingo.
“Initial Share Premium” means $598,000.
“Investors Agreement” means the Investors Agreement, to be entered into on the Closing Date, by and among the Sponsor, Komisium and PubCo.

“IPO” means the initial public offering of Artemis Units, consummated on October 4, 2021.
“IRS” means the U.S. Internal Revenue Service.
“Jersey Companies Law” means the Companies (Jersey) Law 1991.
“Maximum Redemptions Scenario” or “100% Redemptions Scenario” means the hypothetical scenario in which all Artemis Public Stockholders holding all 20,125,000 Public Shares exercise their redemption rights for approximately $10.20 per share, or an aggregate payment of approximately $205,275,000 of funds from the Trust Account.
“Minimum Closing Cash Condition” is a closing condition set forth in the Business Combination Agreement that provides that Novibet will not be required to consummate the Business Combination if the Net Closing Proceeds do not equal or exceed $12,500,000. The Minimum Closing Cash Condition may be waived by Novibet in its sole discretion.
“Nasdaq” means the Nasdaq Stock Market LLC.
“Net Closing Proceeds” means the funds contained in the Trust Account, together with the cash on Artemis’s balance sheet and the aggregate amount of gross proceeds from any subscription or investment agreement entered into by the Company, PubCo or Artemis prior to the Closing after giving effect to the Redemptions and the payment of or reimbursement of previously paid Transaction Expenses.
“Net Revenue” or “Net Gaming Revenue” means GGR less Player Incentives.
“No Redemptions Scenario” means the hypothetical scenario in which no Artemis Public Stockholder elects to have its Public Shares redeemed in connection with the Business Combination.
“Online Gaming” means the online industry which offers Casino and Sports Betting products online.
“Online Gaming Products” means all of the online products offered by Novibet, including Online Casino and Sports Betting.
“Player” means an online account established through Novibet’s Online Gaming platform to which funds have been deposited and from which online bets have been placed.
“Player Incentive” means any sign-up bonuses, refunds, retention bonuses, tournament entry tickets, tournament dollars, tournament prizes (cash and bonuses), redeemable vouchers, cash credits, free-play (including free spins), or bonus bets or dollars or other monetary inducements to the extent paid or awarded to the Players at no cost to such Players, loyalty points or other inducements that are both offered to and redeemed by the Players for goods or cash in their player account for future plays on or withdrawal from the Novibet’s Online Gaming service.
“Poker” means online poker games.
“Private Placement Warrants” means the Sponsor Warrants and the Anchor Investor Warrants.
“PubCo Ordinary Shares” means the ordinary shares, par value $1.00 per share, of PubCo.
“PubCo Board” means the board of directors of PubCo from and after the Closing.
“PubCo Warrants” means the Artemis Warrants, each of which will be converted into and become exercisable for one PubCo Ordinary Share for $11.50 per share, in accordance with the terms of the Assumed Warrant Agreement, with the exercise period beginning 30 days following Closing.
“Public Shares” means the shares of Artemis Class A Common Stock issued as part of the Artemis Units in the IPO.
“Public Warrants” means Artemis Warrants issued as part of the Artemis Units in the IPO.
“Redemption” means Artemis’s acquisition of Public Shares in connection with the Business Combination pursuant to the right of Artemis Public Stockholders to have their shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus.

“Registration Rights Agreement” means the Registration Rights Agreement, to be entered into on the Closing Date, by and among PubCo, the Sponsor, Komisium and certain other securityholders of PubCo.
“Restated Articles” means the restated memorandum and articles of association of PubCo, to be effective upon consummation of the Merger.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Special Meeting” means the Special Meeting of the stockholders of Artemis, to be held virtually on           , 2023, at           a.m., Eastern time, accessible at           , or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed.
“Sponsor” means Artemis Sponsor, LLC, a Delaware limited liability company.
“Sponsor Shares” means the shares of Artemis Class B Common Stock sold by Artemis to the Sponsor in a private placement on January 5, 2021, in consideration for the Sponsor paying certain offering and formation costs on behalf of Artemis with a value of $25,000 (including, for the avoidance of doubt, after giving effect to the stock split of such shares of Artemis Class B Common Stock effected on March 16, 2021, but excluding the 1,618,434 shares of Artemis Class B Common Stock forfeited by the Sponsor simultaneously with the consummation of the IPO).
“Sponsor Support Agreement” means the Sponsor Support Agreement, dated as of March 30, 2022, by and among the Sponsor, Artemis and Novibet.
“Sponsor Warrants” means Artemis Warrants sold to the Sponsor in a private placement simultaneously with the consummation of the IPO, at a price of $1.00 per Sponsor Warrant.
“Sportsbook” and “Sports Betting” mean betting or placing a wager online on the results or outcomes of a sporting event.
“Transaction Agreements” means the Business Combination Agreement, the Sponsor Support Agreement, the Investors Agreement, the Warrant Assignment, Assumption and Amendment Agreement, and the Registration Rights Agreement.
“Transaction Expenses” means the aggregate amount of the Company Transaction Expenses and Artemis Transaction Expenses.
“Treasury” means the U.S. Department of the Treasury.
“Treasury Regulations” means the Treasury regulations promulgated under the Code.
“Trust Account” means the U.S.-based trust account that holds a portion of the proceeds of the IPO and the concurrent sale of the Private Placement Warrants.
“U.S.” means the United States of America.
“U.S. dollar” and “$” mean the legal currency of the United States.
“U.S. GAAP” means generally accepted accounting principles in the United States.
“Warrant Agreement” means that certain Warrant Agreement, dated as of September 29, 2021, by and between Artemis and Continental Stock Transfer & Trust Company, as warrant agent.
“Warrant Assignment, Assumption and Amendment Agreement” means the Warrant Assignment, Assumption and Amendment Agreement, to be entered into on the Closing Date, by and among Artemis, PubCo and Continental Stock Transfer & Trust Company, as warrant agent.

FORWARD-LOOKING STATEMENTS
We make forward-looking statements in this proxy statement/prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives. In some cases, you can identify forward-looking statements by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “pipeline,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result” or the negative of these terms or other similar expressions. The statements we make regarding the following matters are forward-looking by their nature:
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the risk that the benefits of the Business Combination may not be realized;

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the risk that the Business Combination may not be completed in a timely manner or at all, which may adversely affect the price of Artemis’s securities;

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the failure to satisfy the conditions to the consummation of the Business Combination, including the failure of the Artemis Stockholders to approve the Business Combination Agreement or the failure to satisfy the Minimum Closing Cash Condition following redemptions by Artemis Public Stockholders;

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the risk that the level of redemptions by Public Stockholders may be greater than expected;

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the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement;

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the outcome of any legal proceedings that may be initiated following announcement of the Business Combination;

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the effect of the announcement or pendency of the Business Combination on PubCo’s business relationships, operating results and business generally;

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risks that the proposed Business Combination could disrupt current plans and operations of Novibet;

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foreign exchange rate;

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future financial performance, including cash flow and liquidity;

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changes in general economic conditions, including as a result of the COVID-19 pandemic; and

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factors relating to the business, operations and financial performance of PubCo and Novibet, including:

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Novibet’s ability to effectively compete in the global entertainment and gaming industries;

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Novibet’s ability to successfully expand its operations into new markets;

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Novibet’s ability to maintain licenses with gaming authorities, and to obtain licenses in new markets into which it seeks to expand;

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Novibet’s ability to more efficiently invest its capital in technology, product development and streamline operations to increase Net Revenue;

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intense competition and competitive pressures from other companies worldwide; and

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litigation and the ability to adequately protect Novibet’s intellectual property rights.

The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. The forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information currently available to us. These statements are only predictions based upon our current expectations and projections about future events. There are important factors that could cause our actual results, levels of activity, performance or achievements to differ materially from the results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the risks provided under “Risk Factors” in this proxy statement/prospectus.
You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this proxy statement/prospectus, to conform these statements to actual results or to changes in our expectations.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS
The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the Special Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to Artemis Stockholders. Artemis Stockholders should read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the Special Meeting.
Q.
Why am I receiving this proxy statement/prospectus?

A.
Artemis has agreed to complete a business combination with PubCo, Komisium, Novibet, and Merger Sub under the terms of the Business Combination Agreement that is described in this proxy statement/prospectus. Artemis is asking its stockholders to consider and vote upon a proposal to approve the Business Combination Agreement, which, among other things, provides for the Business Combination and the other transactions contemplated by the Business Combination Agreement. See the section entitled “Proposal No. 1 — The Business Combination Proposal.”

Additionally, Artemis must provide all holders of Public Shares with the opportunity to have their Public Shares redeemed in connection with its initial business combination. Holders who wish to exercise their redemption rights must, prior to [time], Eastern Time, on [•], 2023 (two business days before the scheduled date of the Special Meeting): (i) elect to separate their Artemis Units into the underlying Public Shares and Public Warrants, (ii) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to the Transfer Agent that Artemis redeem their Public Shares for cash, and (iii) deliver their Public Shares to the Transfer Agent physically or electronically using the DTC’s Deposit and Withdrawal at Custodian (DWAC) system.
This proxy statement/prospectus and its annexes (including the copy of the Business Combination Agreement and the amendments thereto attached to this proxy statement/prospectus as Annex A-1, Annex A-2 and Annex A-3, respectively) contain important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. The vote of Artemis Stockholders is important. Artemis Stockholders are urged to submit their proxies as soon as possible after reading this proxy statement/prospectus and its annexes carefully and in their entirety.
Q.
What is being voted on at the Special Meeting?

A.
Artemis is asking its stockholders to consider and vote upon a proposal to approve the Business Combination Agreement and the transactions contemplated thereby, including, without limitation, the Business Combination. See the section entitled “Proposal No. 1 — The Business Combination Proposal.”

The stockholders may also be asked to consider and vote upon a proposal to adjourn the Special Meeting to a later date, if determined necessary by Artemis to permit further solicitation of proxies because there are not sufficient votes to approve and adopt the Business Combination Proposal or to provide additional time for Artemis to continue to attempt to satisfy the conditions to consummation of the Business Combination. See the section entitled “Proposal No. 2 — The Adjournment Proposal.”
Artemis will hold the Special Meeting of its stockholders to consider and vote upon these proposals. This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. Stockholders should read them carefully and in their entirety.

Q.
Why is Artemis proposing the Business Combination?

A.
Artemis was organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Like most blank check companies, the Existing Artemis Charter provides for the return of the proceeds of the IPO held in the Trust Account to the holders of Public Shares if there is no qualifying business combination(s) consummated on or before a certain date (in Artemis’s case, within 18 months after the closing of the IPO, or April 4, 2023, or 21 months after the closing of the IPO, or July 4, 2023, if Artemis has executed a definitive agreement for an initial business combination within 18 months after the closing of the IPO). Since the IPO, Artemis’s activity has been limited to the evaluation of business combination candidates.

Novibet is a rapidly-growing vertically integrated provider of a wide variety of high-quality Online Casino and Sports Betting products, through its own proprietary technology platform. Novibet, directly or through one or more of its subsidiaries, is currently licensed to operate in Malta, Greece, Italy, Ireland, and Mexico, and is actively pursuing plans to expand into North America, including the U.S., and into other European markets. Novibet provides its customers with a first-class suite of Casino products, representing over 100 providers and over 5,000 games, and its competitive Sportsbook product offers over 20 sport disciplines and over 25,000 live sporting events per month.
Based on its due diligence investigations of Novibet and the industries and geographies in which it operates, including the financial and other information provided by Novibet in the course of Artemis’s due diligence investigations, the Artemis Board believes that the Business Combination with Novibet is in the best interests of Artemis and its stockholders and presents an opportunity to increase shareholder value. However, there can be no assurances of this. Although the Artemis Board believes that the Business Combination with Novibet presents a unique business combination opportunity and is in the best interests of Artemis and its stockholders, the Artemis Board did consider certain potentially negative factors as well as certain conflicts of interests in arriving at that conclusion. See “Proposal No. 1 — The Business Combination Proposal — The Artemis Board’s Reasons for the Approval of the Business Combination” for a discussion of the positive and negative factors considered by the Artemis Board in making its decision.
Q.
What will happen to Artemis’s securities upon consummation of the Business Combination?

A.
The Artemis Units, the Artemis Class A Common Stock and the Public Warrants are currently listed on Nasdaq under the symbols “ARTEU,” “ARTE” and “ARTEW,” respectively. Artemis’s securities will cease trading following the consummation of the Business Combination. PubCo intends to apply for listing of the PubCo Ordinary Shares and the PubCo Warrants on Nasdaq under the proposed symbols “NOVI” and “NOVIW,” respectively, to be effective upon consummation of the Business Combination. While trading of the PubCo Ordinary Shares and the PubCo Warrants on Nasdaq is expected to begin on the first business day following the consummation of the Business Combination, there can be no assurance that PubCo’s securities will be listed on Nasdaq or that a viable and active trading market will develop. See “Risk Factors — Risks Related to Artemis and the Business Combination” for more information.

Further, upon completion of the Business Combination, Artemis Stockholders will no longer be stockholders of a Delaware corporation, but will be shareholders of a corporation incorporated under the laws of Jersey. There will be material differences between the current rights of Artemis Stockholders and the rights you can expect to have as a holder of PubCo securities, some of which may adversely affect you. For a more detailed discussion of the differences in the rights of Artemis Stockholders and PubCo Shareholders, see the section of this proxy statement/prospectus titled “Comparison of Rights of PubCo Shareholders and Artemis Stockholders”.

Q.
What will happen in the Business Combination?

A.
As part of the Business Combination (i) Komisium and its permitted transferees, if any, will sell and transfer all issued ordinary shares and other equity interests of Novibet to PubCo in consideration for the Closing Cash Consideration, Closing Share Consideration (including the right of Komisium to retain the PubCo Ordinary Shares to which the Initial Share Premium relates), the Additional Closing Share Consideration (if any) and, if the earnout conditions are met, the Earnout Consideration and Deferred Share Consideration (if any) and (ii) Merger Sub will merge with and into Artemis, with Artemis surviving and continuing as a direct, wholly-owned subsidiary of PubCo.

Q.
Did the Artemis Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.
No. The Artemis Board did not obtain a third-party valuation or fairness opinion in connection with the consideration to be paid in the Share Exchange and its determination to approve the Business Combination. However, Artemis’s management, the members of the Artemis Board and the other representatives of Artemis have substantial experience in evaluating the operating and financial merits of companies similar to Novibet and reviewed certain financial information of Novibet and other relevant financial information selected based on the experience and the professional judgment of Artemis’s management team. The Artemis Board believes that Artemis’s management’s experience and backgrounds, together with the expertise of Artemis’s advisors, enabled the Artemis Board to make the necessary analyses and determinations regarding the Business Combination. Accordingly, investors will be relying solely on the judgment of the Artemis Board in valuing Novibet’s business and assume the risk that the Artemis Board may not have properly valued such business.

The lack of a third-party fairness opinion may lead an increased number of stockholders to vote against the proposed Business Combination or seek to redeem their Public Shares for cash, which could potentially impact Artemis’s ability to consummate the Business Combination or adversely affect PubCo’s liquidity following the consummation of the Business Combination. See “Risk Factors — The Artemis Board did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination” for more information.
Q.
Why did Artemis, Novibet, and Komisium agree to a change to the enterprise value of Novibet and how does such agreement affect Artemis Public Stockholders and the Sponsor?

A.
On September 2, 2022, Komisium, Novibet, PubCo, Merger Sub and Artemis entered into Amendment No. 1 to the Agreement and Plan of Reorganization, which among other things reduced the enterprise valuation of Novibet from $625,000,000 to $500,000,000, to improve the likelihood that the Artemis Stockholders will approve the proposed Business Combination, and, ultimately, to reduce the number of redemptions of Artemis Public Shares. This 20% reduction in value was meant to match the approximately 20% reduction in value of the S&P 500 market index in the United States at the time. However, in the event that the reduction in Novibet’s enterprise valuation does not have the effect of reducing redemptions, the parties agreed that Komisium should receive the benefit of the original valuation. Accordingly, Komisium and its permitted transferees, if any, will receive an additional 12,254,902 PubCo Ordinary Shares issuable at Closing if redemptions equal or exceed 85%. If redemptions are less than 85%, then such PubCo Ordinary Shares would be deferred and issuable in subsequent years if certain earnout targets are met.

In accordance with the terms of Amendment No. 1, the reduction of the enterprise value of Novibet reduces the number of PubCo Ordinary Shares that will be issued to Komisium and its permitted transferees, if any, at Closing (assuming that redemptions are less than 85%) and increases the anticipated share ownership attributable to the Artemis Public Stockholders and the Sponsor upon the Closing. For illustrative purposes, the following table compares the anticipated share ownership of Artemis Public Stockholders, the Sponsor, and Komisium under the two base enterprise valuations of Novibet, the original $625,000,000 valuation and the amended $500,000,000 valuation, in each case based on certain assumptions as described below.

	Anticipated Share Ownership After Completion of the Business Combination(1)
Base Enterprise Valuation of Novibet	$625,000,000 (Original)		$500,000,000 (Amended)
PubCo Ordinary Shares:
Komisium(2)	56,372,549	69.14%	44,124,020	63.69%
Artemis Public Stockholders	20,125,000	24.68%	20,125,000	29.05%
Sponsor(3)	3,412,816	4.19%	3,412,816	4.93%
Anchor Investors(4)	1,618,434	1.99%	1,618,434	2.34%
Total PubCo Ordinary Shares outstanding at Closing	81,528,799	100.00%	69,280,270	100.00%

(1)
Assuming that no additional equity securities of PubCo will be issued at or prior to Closing (including in any financing) and no Artemis Public Stockholder exercises redemption rights with respect to their Public Shares. This table does not include earnout shares and warrants and assumes the Sponsor does not use any of its Class B Common Stock to incentivize non-redemptions.

(2)
Includes (i) 65,000 existing shares held by Komisium in PubCo that will not be redeemed at the Closing and (ii) the shares acquired by Komisium and its permitted transferees, if any, in PubCo in exchange for shares of Novibet in the Share Exchange, after taking into account the Initial Share Premium and $50,000,000 of Closing Cash Consideration. Does not include Additional Closing Share Consideration, Deferred Share Consideration, or Earnout Consideration.

(3)
Represents 3,412,816 shares of Artemis Class B Common Stock held by the Sponsor.

(4)
Represents 1,618,434 shares of Artemis Class B Common Stock held by the Artemis Anchor Investors. Does not include Public Shares held by the Artemis Anchor Investors, as such shares are redeemable and are not subject to voting or transfer restrictions.

Q.
What will be the relative equity stakes of the Sponsor, Komisium, and the Artemis Public Stockholders in PubCo upon completion of the Business Combination?

A.
Upon consummation of the Business Combination, PubCo shall become a new public company and each of Artemis (as the surviving company of the Merger) and Novibet shall be a wholly-owned subsidiary of PubCo. The former equity holders of Artemis and Novibet will all become equity holders of PubCo.

Upon consummation of the Business Combination, the post-Closing share ownership of PubCo under (1) the No Redemptions Scenario, (2) the 50% Redemptions Scenario and (3) the 100% Redemptions Scenario, excluding the dilutive effect of outstanding Artemis Warrants, the Deferred Share Consideration, and the Earnout Consideration would be as follows:
	Post-Business Combination
	No Redemptions Scenario (PubCo)(6)(7)		50.0% Redemptions Scenario (PubCo)(4)(6)(7)		100.0% Redemptions Scenario (PubCo)(5)(6)(7)(8)
	Number of Shares	Percentage of Ownership	Number of Shares	Percentage of Ownership	Number of Shares	Percentage of Ownership
Komisium – existing shares held(9)	65,000	0.09%	65,000	0.10%	65,000	0.10%
Komisium – share exchange(1)	44,059,019	63.59%	48,702,401	76.27%	61,215,882	92.3%
Artemis Public Stockholders	20,125,000	29.05%	10,062,500	15.76%	0	0.00%
Sponsor(2)	3,412,816	4.93%	3,412,816	5.34%	3,412,816	5.15%
Anchor Investors(3)	1,618,434	2.34%	1,618,434	2.53%	1,618,434	2.44%
Total Shares	69,280,269	100.00%	63,861,151	100.00%	66,312,132	100.00%

(1)
Represents the shares acquired by Komisium and its permitted transferees, if any, in PubCo in exchange for shares of Novibet in the Share Exchange, after taking into account the Initial Share Premium, the Closing Cash Consideration, and the Additional Closing Share Consideration. In the No

Redemptions Scenario, assumes an aggregate of $50.0 million of Closing Cash Consideration. In the 50% Redemptions Scenario, assumes an aggregate of approximately $2.6 million of Closing Cash Consideration. In the 100% Redemptions Scenario, assumes no Closing Cash Consideration plus the Additional Closing Share Consideration.
(2)
Represents 3,412,816 shares of Artemis Class B Common Stock held by the Sponsor.

(3)
Represents 1,618,434 shares of Artemis Class B Common Stock held by the Artemis Anchor Investors. Does not include Public Shares held by the Artemis Anchor Investors, as such shares are redeemable and are not subject to voting or transfer restrictions.

(4)
This scenario assumes that 10,062,500 Public Shares, or 50% of the Public Shares, are redeemed for an aggregate payment of approximately $102.6 million from the Trust Account, which is a redemptions scenario that could occur.

(5)
This scenario assumes that all 20,125,000 Public Shares, or 100% of the Public Shares, are redeemed for an aggregate payment of approximately $205.3 million from the Trust Account, which is a redemptions scenario that could occur.

(6)
Share ownership and voting power presented under each redemptions scenario in the table above are only presented for illustrative purposes. Artemis cannot predict how many Artemis Public Stockholders will exercise their right to have their Public Shares redeemed for cash. As a result, the redemption amount and the number of Public Shares redeemed in connection with the Business Combination may differ from the amounts presented above. As such, the ownership percentages of current Artemis Stockholders may also differ from the presentation above if the actual redemptions are different from these assumptions. See “Risk Factors — Risks Related to the Business Combination — The ability of the Artemis Public Stockholders to exercise redemption rights with respect to a large number of the Public Shares may not allow Artemis to complete the Business Combination, have sufficient cash available to fund PubCo’s business or optimize the capital structure of PubCo.”

(7)
This table does not include earnout shares and warrants and assumes the Sponsor does not use any of its Class B Common Stock to incentivize non-redemptions.

(8)
The 100% Redemption scenario assumes that Komisium will waive the Minimum Closing Cash Condition.

(9)
Represents existing shares held by Komisium in PubCo that will not be redeemed at the closing.

The dilutive effect of the Earnout Consideration and Deferred Share Consideration to the ownership table is presented below excluding the dilutive effect of PubCo Warrants:
	Post-Business Combination
	No Redemptions Scenario (PubCo)(6)		50.0% Redemptions Scenario (PubCo)(4)(6)		100.0% Redemptions Scenario (PubCo)(5)(6)(8)
	Number of Shares	Percentage of Ownership	Number of Shares	Percentage of Ownership	Number of Shares	Percentage of Ownership
Komisium – existing shares held(9)	65,000	0.07%	65,000	0.08%	65,000	0.09%
Komisium – share exchange(1)	44,059,019	48.13%	48,702,401	56.55%	61,215,882	80.22%
Artemis Public Stockholders	20,125,000	21.99%	10,062,500	11.68%	0	0.00%
Sponsor(2)	3,412,816	3.73%	3,412,816	3.96%	3,412,816	4.47%
Anchor Investors(3)	1,618,434	1.77%	1,618,434	1.88%	1,618,434	2.12%
Komisium – Earnout Consideration(10)	10,000,000	10.92%	10,000,000	11.61%	10,000,000	13.10%
Komisium – Deferred Share Consideration(11)	12,254,902	13.39%	12,254,902	14.23%	0	0.00%
Total Shares	91,535,171	100.00%	86,116,053	100.00%	76,312,132	100.00%

(10)
Represents the issuance of the Earnout Consideration to Komisium and its permitted transferees, if any, upon satisfaction of certain terms and conditions as set forth in the Business Combination Agreement.

(11)
Represents the issuance of the Deferred Share Consideration to Komisium and its permitted transferees, if any, upon satisfaction of certain terms and conditions as set forth in the Business Combination Agreement.

The dilutive effect of the exercise of the PubCo Warrants to the ownership table is presented below excluding the dilutive effect of Earnout Consideration and Deferred Share Consideration:
	Post-Business Combination
	No Redemptions Scenario (PubCo)(6)		50.0% Redemptions Scenario (PubCo)(4)(6)		100.0% Redemptions Scenario (PubCo)(5)(6)(8)
	Number of Shares	Percentage of Ownership	Number of Shares	Percentage of Ownership	Number of Shares	Percentage of Ownership
Komisium – existing shares held(9)	65,000	0.07%	65,000	0.08%	65,000	0.08%
Komisium – share exchange(1)	44,059,019	49.32%	48,702,401	58.02%	61,215,882	70.87%
Artemis Public Stockholders	20,125,000	22.53%	10,062,500	11.99%	0	0.00%
Sponsor(2)	3,412,816	3.82%	3,412,816	4.07%	3,412,816	3.95%
Anchor Investors(3)	1,618,434	1.81%	1,618,434	1.93%	1,618,434	1.87%
Public Warrants(12)	10,062,500	11.26%	10,062,500	11.99%	10,062,500	11.65%
Private Warrants(12)	10,000,000	11.19%	10,000,000	11.92%	10,000,000	11.58%
Total Shares	89,342,769	100.00%	83,923,651	100.00%	86,374,632	100.00%

(12)
Represents shares issuable upon the exercise of PubCo Warrants. Each PubCo Warrant will become exercisable beginning 30 days following the Closing for one PubCo Ordinary Share in accordance with the terms of the Assumed Warrant Agreement. Each assumes that all outstanding PubCo Warrants are immediately exercised for cash after completion of the Business Combination.

The dilutive effect of the PubCo Warrants, Earnout Consideration, and Deferred Share Consideration to the ownership table is presented below:
	Post-Business Combination
	No Redemptions Scenario (PubCo)(6)		50.0% Redemptions Scenario (PubCo)(4)(6)		100.0% Redemptions Scenario (PubCo)(5)(6)(8)
	Number of Shares	Percentage of Ownership	Number of Shares	Percentage of Ownership	Number of Shares	Percentage of Ownership
Komisium – existing shares held(9)	65,000	0.06%	65,000	0.06%	65,000	0.07%
Komisium – share exchange(1)	44,059,019	39.48%	48,702,401	45.87%	61,215,882	63.52%
Artemis Public Stockholders	20,125,000	18.03%	10,062,500	9.48%	0	0.00%
Sponsor(2)	3,412,816	3.06%	3,412,816	3.21%	3,412,816	3.54%
Anchor Investors(3)	1,618,434	1.45%	1,618,434	1.52%	1,618,434	1.68%
Public Warrants(12)	10,062,500	9.02%	10,062,500	9.48%	10,062,500	10.44%
Private Warrants(12)	10,000,000	8.96%	10,000,000	9.42%	10,000,000	10.38%
Komisium – Earnout Consideration(10)	10,000,000	8.96%	10,000,000	9.42%	10,000,000	10.38%
Komisium – Deferred Share Consideration(11)	12,254,902	10.98%	12,254,902	11.54%	0	0.00%
Total Shares	111,597,671	100.00%	106,178,553	100.00%	96,374,632	100.00%

Q.
What cash payments may be made to Komisium under the Business Combination Agreement?

A.
Pursuant to the Business Combination Agreement, on the Closing Date, Komisium will receive an amount of Closing Cash Consideration, which will not exceed $50,000,000, equal to the excess of the Gross Closing Proceeds over $100,000,000.

In connection with Novibet’s February 2021 reorganization, whereby Komisium became the sole owner of Novibet, the former owner of Novibet, Sendross Ltd novated a payable of €7,857,487 owed to it from Novibet to Komisium. The balance of the unpaid novated payable owed to Komisium is €3,464,716 (the “Unpaid Novated Payable”). Novibet ceased making payments on the Unpaid Novated Payable as of November 5, 2022 in anticipation of the Closing, partially to maximize the cash available to PubCo post-Closing to fund its growth strategy. The payment of the Unpaid Novated Payable is expected to be paid after the Closing Date in the ordinary course of business. The Unpaid Novated Payable is due irrespective of whether the Business Combination closes and does not represent additional transaction consideration to Komisium.
As of March 22, 2023, Novibet has an outstanding payable owed to Logflex Ltd of €1,046,307 (reduced from €5,831,625 as of June 30, 2022) (the “Unpaid Logflex Ltd Payable”). Logflex Ltd is owned by Komisium. The remaining balance of the Unpaid Logflex Ltd Payable is expected to be paid after the Closing Date in the ordinary course of business. The Unpaid Logflex Ltd Payable is due irrespective of whether the Business Combination closes and does not represent additional transaction consideration to Komisium.
Pursuant to Amendment No. 1 to the Business Combination Agreement, as soon as practicable after the Closing Date, the PubCo Board will determine the amount of the net profits generated by Novibet and its subsidiaries during the period from April 1, 2022 through the month end immediately prior to the Closing Date (the “Shareholder Payment Period”) based on the financial statements covering the Shareholder Payment Period (such amount as determined by the PubCo Board, the “Shareholder Payment”). Within five (5) Business Days after the PubCo Board has determined the Shareholder Payment, PubCo shall make the Shareholder Payment to Komisium; provided that if after making the Shareholder Payment, PubCo would have an amount of cash less than the sum of (i) three million dollars ($3,000,000) plus (ii) the Net Closing Proceeds (such amount of cash, the “Minimum Liquidity”), PubCo shall only pay to Komisium such portion of the Shareholder Payment so that PubCo maintains its Minimum Liquidity, or such other amount higher than the Minimum Liquidity as agreed to by Komisium and the PubCo Board, immediately following such payment, with the remainder of the Shareholder Payment to be paid to Komisium in exchange for a lump sum non-interest bearing note with a maturity date as of the one (1) year anniversary of the Closing Date.
The Shareholder Payment is expected to be paid to Komisium irrespective of the Closing of the Business Combination and does not represent additional transaction consideration to Komisium. Komisium and Novibet have agreed to delay such Shareholder Payment until after the Closing to provide PubCo with additional flexibility in regards to the timing of payment and to ensure that PubCo has Minimum Liquidity post-Closing Date.
Finally, the Business Combination Agreement provides that Komisium may extend non-interest bearing loans up to $15 million in the aggregate to Novibet prior to the Closing for the sole purpose of financing all or any portion of the access fees, license fees, advisory fees or any other fees, charges or expenses incurred under or in connection with any market access agreement to which Novibet is a party (the “Company Shareholder Loans”). At the Closing, such Company Shareholder Loans shall be novated to PubCo and PubCo shall assume and become responsible for any and all unpaid obligations of the Company with respect to the principal amount of the Company Shareholder Loans. As of the date of this proxy statement/prospectus, no amounts have been drawn or distributed from the Company Shareholder Loans.

Q.
May Artemis, the Sponsor, or others take actions to incentivize non-redemption?

A.
Yes. Amendment No. 1 to the Agreement and Plan of Reorganization provides that if Artemis determines it is reasonably necessary to meet the Minimum Closing Cash Condition or to meet Nasdaq listing standards, Artemis shall use its reasonable best efforts to enter into non-redemption agreements on terms mutually acceptable to Artemis, Novibet, PubCo and Komisium. Further, Amendment No. 1 provides that, if it is required as a condition to the execution of such non-redemption agreements, the Sponsor may (x) transfer up to 1,000,000 shares of Class B Common Stock to non-redeeming stockholders or (y) forfeit to Artemis up to 1,000,000 shares of Class B Common Stock and Artemis would then issue up to 1,000,000 shares of Class A Common Stock to non-redeeming stockholders. While no such arrangements have been entered into as of the date of this proxy statement/prospectus, Artemis anticipates that any such arrangement would provide for the registration of such incentive shares following Closing.

Such non-redemption agreements may be entered into at any time prior to the Special Meeting, during a period when the Sponsor, Novibet, Komisium, or their respective affiliates are not then aware of any material nonpublic information regarding Artemis or its securities. The non-redemption agreements may provide for an agreement by the investor (i) not to redeem the Public Shares it owns, or (ii) to sell such Public Shares to the Sponsor, Novibet, Komisium or their respective affiliates, or (iii) to acquire Public Shares in the market or in privately negotiated transactions from other shareholders who redeem or indicate an intention to redeem, and to hold such Public Shares and not redeem them. In the event that the Sponsor, Novibet, Komisium or their respective affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their Public Shares. Any Public Shares purchased by the Sponsor or its affiliates as part of such agreements would be purchased at a price no higher than the redemption price for the Public Shares, which is currently estimated to be $[•] per share. Any Public Shares so purchased would not be voted by the Sponsor or its affiliates at the Special Meeting and would not be redeemable by the Sponsor or its affiliates. The purpose of such transactions would be to decrease the number of Redemptions. While the nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, transfers of shares of Class B Common Stock by the Sponsor and/or the forfeiture of such shares by the Sponsor and issuance of newly issued shares of Class A Common Stock by Artemis as discussed above, or arrangements to protect such investors or holders against potential loss in value of their shares, including, subject to the Investors Agreement, the granting of put options and the transfer to such investors or holders of shares or warrants owned by the Sponsor for nominal value.
Entering into any such arrangements may have a depressive effect on the price of the Artemis Class A Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than the market price and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.
As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Artemis will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons.
Q.
Will Komisium be subject to a lock-up following Closing?

A.
Yes. At the Closing, the Sponsor, Komisium and PubCo will enter into the Investors Agreement, pursuant to which, among other things, the Sponsor and Komisium will agree with PubCo that the PubCo Ordinary Shares held by them will be subject to transfer restrictions until the earlier of (a) 12 months after the Closing or (b) the date on which the closing price of PubCo Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, bonus share issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date. Notwithstanding the transfer restrictions set forth therein, (i) Komisium will be entitled to transfer that number of PubCo Ordinary Shares acquired by it in the

Business Combination (in the form of either Closing Share Consideration or Earnout Consideration) equal to 0.3 multiplied by the number of PubCo Ordinary Shares issued in the Share Exchange, and (ii) certain other customary transfers will be expressly permitted during the lock-up period.
As part of the negotiation of Amendment No. 1 to the Agreement and Plan of Reorganization, the parties agreed to a partial exception to the lock-up to allow Komisium to transfer a portion of the PubCo Ordinary Shares to one or more accredited investors (within the meaning of such term in Regulation D promulgated under the Securities Act) following the Closing as long as all these transfers do not exceed 30% of the total number of PubCo Ordinary Shares issued as Closing Share Consideration and Additional Closing Share Consideration (if any). Such transfers are expected to be made in privately negotiated transactions or, if the PubCo Ordinary Shares are then registered for resale, in public transactions pursuant to the prospectus that forms a part of such resale registration. Further, as part of the negotiations of Amendment No. 2 to the Agreement and Plan of Reorganization, the parties agreed to a partial exception to the lock-up to allow Komisium to transfer through privately negotiated transactions up to 10% of its Novibet equity prior to Closing in private transactions as long as the transferee signs a joinder to the Business Combination Agreement, provided that all pre- and post-Closing permitted transfers by Komisium will not exceed 30% of the total number of PubCo Ordinary Shares issued as Closing Share Consideration and Additional Share Consideration (if any). The intention of such agreements was to allow Komisium to make a limited amount of transfers that would improve the public float of the PubCo Ordinary Shares following Closing. Komisium intends to manage any such transfers in an orderly fashion to avoid price volatility. However, if Komisium sells or indicates an intention to sell a substantial amount of its PubCo Ordinary Shares following the Closing, the trading price of PubCo Ordinary Shares could decline. See “Risk Factors — A significant portion of our total outstanding PubCo Ordinary Shares and PubCo Warrants will be restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of PubCo Ordinary Shares and PubCo Warrants to drop significantly, even if our business is doing well” for more information.
Q.
How has the announcement of the Business Combination affected the trading price of Artemis securities?

A.
On March 29, 2022, the trading date preceding the announcement of the Business Combination, the closing prices of the Artemis Units, Artemis Class A Common Stock, and Artemis Warrants reported by Nasdaq were $10.05, $9.92, and $0.35, respectively. The closing prices of the Artemis Units, Artemis Class A Common Stock, and Artemis Warrants reported by Nasdaq on [•], 2023, the record date, were $[•], $[•], and $[•], respectively. Holders of Artemis’s securities should obtain current market quotations for the securities. The market price of Artemis’s securities could vary at any time prior to Closing.

Q.
What are the U.S. federal income tax consequences of the Business Combination to U.S. investors of Artemis Class A Common Stock and/or Artemis Warrants?

A.
As described more fully under the section entitled “Material Tax Considerations — Material United States Federal Income Tax Considerations — U.S. Holders — Tax Consequences to U.S. Holders of the Merger,” the parties to the Business Combination Agreement intend that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and/or as part of a transaction described under Section 351 of the Code. However, due to a lack of clear authority, the issue is not free from doubt and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position.

Section 367(a) of the Code and the Treasury Regulations promulgated thereunder, in certain circumstances, may impose additional requirements for certain U.S. Holders (as defined in the section entitled “Material Tax Considerations — Material United States Federal Income Tax Considerations — U.S. Holders”) to qualify for tax-deferred treatment (i) with respect to the exchange of Artemis Class A Common Stock for PubCo Ordinary Shares in the Merger under Section 368(a) of the Code or Section 351(a) of the Code and (ii) with respect to the exchange of Artemis Warrants for PubCo Warrants in the Merger under Section 368(a) of the Code.

The tax consequences of the Business Combination are complex and will depend on your particular circumstances. For a more detailed discussion of the U.S. federal income tax considerations of the Business Combination for U.S. Holders of Artemis Class A Common Stock and/or Artemis Warrants, including the application of Section 367(a) of the Code, see the section entitled “Material Tax Considerations — Material United States Federal Income Tax Considerations — U.S. Holders —  Tax Consequences to U.S. Holders of the Merger.” If you are a U.S. Holder whose Artemis Class A Common Stock and/or Artemis Warrants are exchanged in the Merger, you are urged to consult your tax advisor to determine the tax consequences thereof.
The summary above is qualified in its entirety by the more detailed discussion provided in the section entitled “Material Tax Considerations — Material United States Federal Income Tax Considerations.”
Q.
How many votes do I have at the Special Meeting?

A.
Artemis Stockholders are entitled to one vote at the Special Meeting for each share of Artemis Common Stock held of record as of [•], 2023, the record date for the Special Meeting. As of the close of business on the record date, there were 25,156,250 shares of Artemis Common Stock outstanding. This includes 20,125,000 shares of Artemis Class A Common Stock and 5,031,250 shares of Artemis Class B Common Stock.

Q.
What constitutes a quorum at the Special Meeting?

A.
A quorum for the Special Meeting will consist of the holders present in person (including virtually) or by proxy of shares representing a majority of the outstanding shares of Artemis Common Stock. The shares held by the Sponsor will count towards this quorum. Abstentions will count as present for purposes of achieving a quorum; Broker Non-Votes will not. As of the record date, in addition to the shares of Artemis Common Stock held by the Sponsor, 9,156,310 shares of Artemis Common Stock would be required to achieve a quorum. In the absence of a quorum, the chairperson of the meeting has power to adjourn the Special Meeting.

Q.
What vote is required to approve the proposals presented at the Special Meeting?

A.
The approval of the Business Combination Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Artemis Common Stock as of the record date, voting together as a single class. Abstentions and Broker Non-Votes will count as votes “against” the Business Combination Proposal because an absolute percentage of affirmative votes is required to approve the proposal, regardless of how many votes are cast.

The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Artemis Common Stock that are voted at the Special Meeting, voting together as a single class. Abstentions and Broker Non-Votes will have no effect on the outcome of the vote of the Adjournment Proposal because abstentions and Broker Non-Votes are not votes cast.
The Sponsor will participate in the vote on both of the proposals and, pursuant to the Sponsor Support Agreement, has agreed to vote any shares of Artemis Class A Common Stock and Artemis Class B Common Stock held by it in favor of the Business Combination. The percentage of outstanding shares of Artemis Common Stock held by the Sponsor that are obligated to vote in favor of the Business Combination represents approximately 13.6% of the outstanding shares of Artemis Common Stock. Accordingly, in addition to the shares held by the Sponsor, Artemis would need 9,165,310 Public Shares, or approximately 45.5% of the 20,125,000 shares sold in Artemis’s initial public offering to be voted in favor of the Business Combination Proposal in order for it to be approved. Accordingly, we may complete the Business Combination even if a majority of the Artemis Public Stockholders do not approve of the Business Combination. Moreover, the Artemis Anchor Investors own approximately 9.5 million Public Shares based on the latest available public filings. Although the Artemis Anchor Investors are not required to hold their Artemis Units or Public Shares for any amount of time, or to vote or not redeem their Public Shares, if the Anchor Investors retain all of their interests in the Public Shares and vote those Public Shares in favor of the Business Combination, Artemis will receive sufficient votes to approve the Business Combination, regardless of how any other Artemis Public Stockholder votes their shares.

Q.
How does the Artemis Board recommend that I vote on the proposals?

A.
The Artemis Board recommends that Artemis Stockholders vote “FOR” the approval of the Business Combination Proposal and, if presented at the Special Meeting, “FOR” approval of the Adjournment Proposal.

For more information regarding why the Artemis Board approved the Business Combination and recommends that Artemis Stockholders vote in favor of the Business Combination, see the section entitled “Proposal No. 1 — The Business Combination Proposal —  The Artemis Board’s Reasons for the Approval of the Business Combination”.
Q
How do the insiders of Artemis intend to vote on the proposals?

A.
The Sponsor, which is an affiliate of certain members of the Artemis Board and management team, beneficially owns and is entitled to vote an aggregate of approximately 13.6% of the outstanding shares of Artemis Common Stock. The Sponsor is required by the Sponsor Support Agreement to vote its securities in favor of each of the proposals presented herein.

Accordingly, in addition to the shares held by the Sponsor, Artemis would need 9,165,310 Public Shares, or approximately 45.5% of the 20,125,000 shares sold in Artemis’s initial public offering to be voted in favor of the Business Combination Proposal in order for it to be approved.
Moreover, the Artemis Anchor Investors own approximately 9.5 million Public Shares based on the latest available public filings. Although the Artemis Anchor Investors are not required to hold their Artemis Units or Public Shares for any amount of time, or to vote or not redeem their Public Shares, if the Artemis Anchor Investors retain all of their interests in the Public Shares and vote those Public Shares in favor of the Business Combination, Artemis will receive sufficient votes to approve the Business Combination, regardless of how any other Artemis Public Stockholder votes their shares.
Q.
Do the Sponsor and Artemis’s officers and directors have interests in the Business Combination that differ from or are in addition to the interests of Artemis Stockholders generally?

A.
Yes. The Sponsor and Artemis’s officers and directors have interests in the Business Combination that are different from, or in addition to, the interests of Artemis Stockholders generally. The Artemis Board was aware of and considered these interests, among other matters, in approving the Business Combination Agreement and the Business Combination, and in determining to recommend that Artemis Stockholders vote in favor of the Business Combination Agreement and the Business Combination. See “Proposal No. 1 — The Business Combination Proposal — Interests of Artemis’s Directors and Officers in the Business Combination” for more information.

Q.
Do I have redemption rights?

A.
If you are a holder of Public Shares, you have the right to request that Artemis redeem all or a portion of your Public Shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Artemis Public Stockholders may elect to redeem all or a portion of the Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal or any other proposal set forth herein and even if they are not a holder of Public Shares on the record date. If you wish to exercise your redemption rights, see the answer to the question: “How do I exercise my redemption rights?”

An Artemis Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares of Artemis Class A Common Stock without the prior consent of Artemis.
At the time of the Artemis IPO, the Sponsor entered into an agreement with Artemis pursuant to which the Sponsor agreed to not to exercise redemption rights with respect to all of the shares of Artemis Class A Common Stock that it may hold prior to the consummation of the Business Combination. The Sponsor did not receive separate consideration for the waiver of redemption rights.

Q.
What are the U.S. federal income tax consequences of exercising my redemption rights?

A.
The U.S. federal income tax consequences of exercising your redemption rights with respect to your Artemis Class A Common Stock depends on your particular circumstances. Please see the section entitled “Material Tax Considerations — Material United States Federal Income Tax Considerations — U.S. Holders — Tax Consequences to U.S. Holders of Exercising Redemption Rights ” or “Material Tax Considerations — Material United States Federal Income Tax Considerations — Non-U.S. Holders — Tax Consequences to Non-U.S. Holders of Exercising Redemption Rights” for additional information. You are urged to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q.
How do I exercise my redemption rights?

A.
In order to exercise your redemption rights, you must, prior to [time], Eastern time, on [•], 2023 (two business days before the scheduled date of the Special Meeting), (i) elect to separate your Artemis Units into the underlying Public Shares and Public Warrants, (ii) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to the Transfer Agent that Artemis redeem your Public Shares for cash, and (iii) deliver your Public Shares to the Transfer Agent physically or electronically using the DTC’s Deposit and Withdrawal at Custodian (DWAC) system. The address of Continental Stock Transfer & Trust Company, Artemis’s transfer agent, is listed under the question “Who can help answer my questions?” below.

Any demand for redemption, once made, may be withdrawn until the deadline for submitting redemption requests, which is [time], Eastern time, two business days prior to the scheduled date of the Special Meeting, and, thereafter, with our consent, until the Closing. If you deliver your shares for redemption to Artemis’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Artemis’s transfer agent return the shares to you (physically or electronically). You may make such request by contacting Artemis’s transfer agent at the address listed under the question “Who can help answer my questions?” below.
See the section entitled “Special Meeting of Artemis Stockholders — Redemption Rights” for further detail regarding the procedures to be followed if you wish to redeem your shares for cash.
If you are a holder of Public Shares and you exercise your redemption rights, it will not result in the loss of any Artemis Warrants that you may hold.
Q.
If I am an Artemis Unit holder, can I exercise redemption rights with respect to my Artemis Units?

A.
Not without first separating the Artemis Units. The holders of outstanding Artemis Units must separate the underlying shares of Artemis Class A Common Stock and Public Warrants prior to exercising redemption rights with respect to the Public Shares.

If you hold Artemis Units registered in your own name, you must deliver the certificate for such Artemis Units, or deliver such Artemis Units electronically, to Continental Stock Transfer & Trust Company, Artemis’s transfer agent, with written instructions to separate such Artemis Units into Public Shares and Public Warrants. This must be completed far enough in advance to permit the mailing of Public Share certificates or the electronic delivery of Public Shares back to you so that you may then exercise your redemption rights upon the separation of the Public Shares from the Artemis Units. See “How do I exercise my redemption rights?” above. The address of Continental Stock Transfer & Trust Company, Artemis’s transfer agent, is listed under the question “Who can help answer my questions?” below.
If a broker, bank, or other nominee holds your Artemis Units, you must instruct such broker, bank or nominee to separate your Artemis Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, Artemis’s transfer agent. Such written instructions must include the number of Artemis Units to be split and the nominee holding such Artemis Units. Your nominee must also initiate electronically, using DTC’s DWAC (Deposit/Withdrawal At Custodian) System, a withdrawal of the relevant Artemis Units and a deposit of one Public Share and one-half of one Public Warrant for each Artemis Unit withdrawn. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Public Shares from the Artemis Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.
Q.
If I am an Artemis Warrant holder, can I exercise redemption rights with respect to my Artemis Warrants?

A.
No. The holders of Artemis Warrants have no redemption rights with respect to such securities.

Assuming that no more than 10,062,500 Public Shares, representing 50% of the Public Shares issued in connection with the IPO, are redeemed for an aggregate payment of approximately $102.6 million from the Trust Account, which is a potential amount of redemptions, and assuming that each redeeming Artemis Public Stockholder holds one-half of one Public Warrant for each Public Share being redeemed (representing the number of Public Warrants included in each Artemis Unit) and using the closing warrant price on Nasdaq of $0.35 as of March 29, 2022 (the trading day before the announcement of the Business Combination Agreement), the aggregate fair value of Artemis Warrants that can be retained by redeeming stockholders is approximately $1,760,938. Assuming that all 20,125,000 Public Shares issued in connection with the IPO are redeemed for an aggregate payment of approximately $205.3 million from the Trust Account, and assuming that each redeeming Artemis Public Stockholder holds one-half of one Public Warrant for each Public Share being redeemed (representing the number of Public Warrants included in each Artemis Unit) and using the closing warrant price on Nasdaq of $0.35 as of March 29, 2022 (the trading day before the announcement of the Business Combination Agreement), the aggregate fair value of Artemis Warrants that can be retained by redeeming stockholders is approximately $3,521,875. The actual market price of the Artemis Warrants may be higher or lower on the date that warrant holders seek to sell such Artemis Warrants. Additionally, Artemis cannot assure the holders of warrants that they will be able to sell their Artemis Warrants in the open market as there may not be sufficient liquidity in such securities when warrant holders wish to sell their Artemis Warrants. Further, while the level of redemptions of Public Shares will not directly change the value of the warrants because the warrants will remain outstanding regardless of the level of redemptions, as redemptions of Public Shares increase, the holder of PubCo Warrants following the Closing who exercises such PubCo Warrants will ultimately own a greater interest in PubCo because there would be fewer shares outstanding overall. See “Risk Factors — Future sales of shares by existing stockholders could cause PubCo’s stock price to decline.”
Q.
I am an Artemis Warrant holder. Why am I receiving this proxy statement/prospectus?

A.
As a holder of Artemis Warrants, which will become PubCo Warrants in connection with the Business Combination, following consummation of the Business Combination you will be entitled to purchase one PubCo Ordinary Share in lieu of one share of Artemis Class A Common Stock, at a purchase price of $11.50 per share, subject to adjustment, with the exercise period beginning 30 days following the Closing. This proxy statement/prospectus includes important information about PubCo and Novibet, and the business of PubCo and its subsidiaries (including Novibet) following consummation of the Business Combination. Since Artemis Warrants will become exercisable for PubCo Ordinary Shares following consummation of the Business Combination, we urge you to read the information contained in this proxy statement/prospectus carefully and in its entirety.

Q.
How do the Public Warrants differ from the Private Placement Warrants and what are the related risks for any Public Warrant holders after the Business Combination?

A.
The Public Warrants are identical to the Private Placement Warrants in material terms and provisions, except that the Private Placement Warrants will not be redeemable by PubCo for cash so long as they are held by the Sponsor, Artemis Anchor Investors, or any of its or their permitted transferees. If the Private Placement Warrants are held by holders other than the Sponsor, Artemis Anchor Investors, or any of its or their permitted transferees, they will be redeemable by PubCo and exercisable by the holders on the same basis as the Public Warrants. The Sponsor and Artemis Anchor Investors have agreed not to transfer, assign or sell any of the Private Placement Warrants, including the PubCo Ordinary Shares issuable upon exercise of the Private Placement Warrants (except to certain permitted transferees), until 30 days after the Closing of the initial business combination. For a description of the circumstances in which PubCo may redeem the PubCo Warrants, see “Description of PubCo Warrants.”
We are registering the PubCo Ordinary Shares issuable upon the exercise of the PubCo Warrants at this time. Further, the Assumed Warrant Agreement requires us to maintain a current prospectus relating to the PubCo Ordinary Shares underlying the PubCo Warrants until the PubCo Warrants expire or are redeemed. If a registration statement covering the PubCo Ordinary Shares issuable upon exercise of the PubCo Warrants is not effective by the 60th business day after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise PubCo Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption from registration.
Q.
What happens if a substantial number of Artemis Public Stockholders vote in favor of the Business Combination Proposal and exercise their Redemption rights?

A.
The Artemis Public Stockholders may vote in favor of the Business Combination and exercise their Redemption rights. The Business Combination may be consummated even though the funds available from the Trust Account and the number of Artemis Public Stockholders are substantially reduced as a result of the Artemis Public Stockholders’ exercise of their redemption rights, so long as the funds in the Trust Account (after giving effect to the Redemptions and the payment of Transaction Expenses), together with the cash on Artemis’s balance sheet and the aggregate amount of net proceeds from any subscription or investment agreement entered into by Novibet, PubCo or Artemis between the date of the Business Combination Agreement and Closing, equals or exceeds $12,500,000 at all times prescribed in the Business Combination Agreement, which is referred to as the Minimum Closing Cash Condition, provided that the Minimum Closing Cash Condition may be waived by Novibet in its sole discretion. In addition, the Business Combination will not be consummated if, immediately prior to or upon the consummation of the Business Combination, Artemis does not have at least $5,000,001 in net tangible assets after giving effect to the Redemptions.

In the event of significant Redemptions, with fewer Public Shares and Artemis Public Stockholders, the trading market for PubCo Ordinary Shares may be less liquid than the market for shares of Artemis Class A Common Stock was prior to the Business Combination, and PubCo may not be able to meet the listing standards for Nasdaq or another national securities exchange. Additionally, if the Trust Account proceeds that would be available to PubCo upon the Closing are less than $100 million, PubCo will have less cash available to pursue its anticipated growth strategies and new initiatives, including Novibet’s acquisition strategy. As a result, PubCo’s results of operations and financial condition may be worse than projected.
The table below presents the value per share to an Artemis Public Stockholder that elects not to redeem across a range of redemptions scenarios:
	No Redemptions(1)		50.0% Redemptions Scenario(2)		100.0% Redemptions Scenario(3)
	Shares	Value per Share(4)	Shares	Value per Share(4)	Shares	Value per Share(4)
Base Scenario(5)	69,280,269	$10.20	63,861,151	$10.20	66,312,132	$10.20
Assuming Issuance of all Deferred Share Consideration and Earnout Consideration(6)	91,535,171	$7.96	86,116,053	$7.82	76,312,132	$8.99
Exercising all Artemis Warrants(7)	89,342,769	$10.49	83,923,651	$10.50	86,374,632	$10.50
Issuing all Deferred Share Consideration, Earnout Consideration and Exercising all Artemis Warrants(9)	111,597,671	$8.60	106,178,553	$8.52	96,374,632	$9.52

(1)
Assumes no Public Shares are redeemed and an aggregate of $50 million of Closing Cash Consideration is issued to Komisium.

(2)
Assumes 10,062,500 Public Shares are redeemed, representing 50% of the outstanding Public Shares, and an aggregate of approximately $2.6 million of Closing Cash Consideration is issued to Komisium.

(3)
Assumes all Public Shares are redeemed, that no Closing Cash Consideration is issued to Komisium, and that the Additional Closing Share Consideration is issued to Komisium.

(4)
Based on a post-transaction equity value of PubCo of the following:

	Post-Transaction Equity Value
	No Redemptions	50.0% Redemptions Scenario(4a)	100.0% Redemptions Scenario(4b)
Base Scenario(5)	$706,658,744	$651,383,740	$676,383,746
Assuming Issuance of all Deferred Share Consideration and Earnout Consideration(6)	$728,913,646	$673,638,642	$686,383,746
Exercising all Artemis Warrants(7)	$937,377,494	$882,102,490	$907,102,496
Issuing all Deferred Share Consideration, Earnout Consideration and Exercising all Artemis Warrants(8)	$959,632,396	$904,357,392	$917,102,496

(4a)
Based on a post-transaction equity value of PubCo of approximately $651.5 million, which equals (i) approximately $706.7 million less (ii) the approximately $102.6 million (or approximately $10.20 per share, representing its original per share portion of the principal in the Trust Account and the interest accrued thereon) that would be paid from the Trust Account to redeem 10,062,500 Public Shares in the 50% Redemptions Scenario, plus (iii) approximately 47.4 million representing an additional 4,643,382 PubCo Ordinary Shares issued to Komisium assuming $2.6 million of Closing Cash Consideration.

(4b)
Based on a post-transaction equity value of PubCo of approximately $551.4 million, which equals (i) approximately $706.7 million less (ii) the approximately $205.3 million (or approximately $10.20 per share, representing its original per share portion of the principal in the Trust Account and the interest accrued thereon) that would be paid from the Trust Account to redeem all 20,125,000 Public Shares in the 100% Redemptions Scenario plus (iii) $50 million representing an additional 4,901,961 PubCo Ordinary Shares issued to Komisium assuming no Closing Cash Consideration.

(5)
Represents (i) (x) 44,059,019 PubCo Ordinary Shares and $50 million of Closing Cash Consideration issuable to Komisium in the No Redemptions Scenario, (y) 48,702,401 PubCo Ordinary Shares and $2.6 million of Closing Cash Consideration issuable to Komisium in the 50.0% Redemptions Scenario, and (z) 48,960,980 PubCo Ordinary Shares, Additional Closing Share Consideration of 12,254,902 PubCo Ordinary Shares, and no Closing Cash Consideration issuable to Komisium in the 100.0% Redemptions Scenario, (ii) (x) 20,125,000 Public Shares held by Artemis Public Stockholders in the No Redemptions Scenario, (y) 10,062,500 Public Shares held by Pubic Stockholders in the 50.0% Redemptions Scenario, and (z) no Public Shares held by Artemis Public Stockholders in the 100.0% Redemptions Scenario, (iii) 5,031,250 PubCo Ordinary Shares held by the former holders of Sponsor Shares, and (iv) 65,000 PubCo Ordinary Shares held by Komisium prior to the Business Combination.

(6)
Represents the Base Scenario plus the issuance of all Deferred Share Consideration (in the No Redemptions Scenario and 50.0% Redemptions Scenario) and Earnout Consideration (in all redemptions scenarios) which may be issued to Komisium pursuant to the terms of the Business Combination Agreement.

(7)
Represents the Base Scenario plus the cash exercise of the Public Warrants and Private Placement Warrants.

(8)
Represents the Base Scenario plus the issuance of all Deferred Share Consideration (in the No Redemptions Scenario and 50.0% Redemptions Scenario) and Earnout Consideration (in all redemptions scenarios) which may be issued to Komisium pursuant to the terms of the Business Combination Agreement, plus the cash exercise of the Public Warrants and Private Placement Warrants.

Q.
Do I have appraisal rights if I object to the proposed Business Combination?

A.
No. Under Section 262 of the DGCL, the holders of Artemis Units, Artemis Common Stock, and Artemis Warrants will not have appraisal rights in connection with the Business Combination.

Q.
What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A.
Of the net proceeds of Artemis’s IPO and the simultaneous private placement of the Private Placement Warrants, a total of $205,275,000 was placed in the Trust Account immediately following the IPO. As of September 30, 2022, there was investments of $206,540,293 held in the Trust Account. Prior to the Effective Time, the funds in the Trust Account will be released to Artemis and used by Artemis to pay holders of the Public Shares who exercise redemption rights, to pay fees and expenses incurred in connection with the Business Combination, and for other expenses and unpaid liabilities incurred by Artemis following the IPO, including repayment of loans and reimbursement of expenses to Artemis’s directors, officers, and stockholders. As of the date of this proxy statement/prospectus, the Sponsor has not made any advances or loans to Artemis for working capital expenses. Thereafter, the Trust Account shall terminate and any remaining funds shall be released to PubCo.

Q.
What happens if the Business Combination is not consummated?

A.
If Artemis does not complete the Business Combination with Novibet (or another initial business combination) by the Liquidation Date, Artemis must redeem 100% of the outstanding Public Shares in consideration of a per-share price, payable in cash, derived based on the aggregate amount then on deposit in the Trust Account (approximately $      per share as of the record date).

Q.
When do you expect the Business Combination to be completed?

A.
It is currently anticipated that the Business Combination will be consummated promptly following the Special Meeting which is scheduled for [•], 2023; however, such meeting could be adjourned, as described above.

Q.
When and where will the Special Meeting take place?

A.
The Special Meeting will be held virtually on           , 2023, at           a.m., Eastern time exclusively via live webcast. You may attend the Special Meeting webcast by accessing the web portal located at https://[•] and following the instructions set forth below. Stockholders participating in the Special Meeting will be able to listen only and will not be able to speak during the webcast. However, in order to maintain the interactive nature of the Special Meeting, virtual attendees will be able to:

•
vote via the web portal during the Special Meeting webcast; and

•
submit questions or comments to Artemis’s directors and officers during the Special Meeting via the Special Meeting webcast.

Because the Special Meeting will be a completely virtual meeting, there will be no physical location for stockholders to attend
Q.
What do I need to do now?

A.
Artemis urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder and/or warrant holder of Artemis. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q.
How do I vote?

A.
If you are a holder of record of Artemis Common Stock on the record date, you may vote virtually at the Special Meeting or by submitting a proxy for the Special Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote virtually, obtain a proxy from your broker, bank or nominee.
Q:
How do I attend the Special Meeting?

A.
The Special Meeting will be held virtually. Any stockholder wishing to virtually attend the Special Meeting must register in advance. To register for and attend the Special Meeting, please follow these instructions as applicable to the nature of your ownership of Artemis Class A Common Stock:

•
Shares Held of Record.   If you are a record holder, and you wish to attend the virtual Special Meeting, go to [         ], enter the control number you received on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Immediately prior to the start of the Special Meeting, you will need to log back into the meeting site using your control number. You must register before the meeting starts.

•
Shares Held in Street Name.   If you hold your shares in “street” name, which means your shares are held of record by a broker, bank or nominee, and you wish to attend the virtual Special Meeting, you must obtain a legal proxy from the stockholder of record and e-mail a copy (a legible photograph is sufficient) of your proxy to [•]. Holders should contact their bank, broker or other nominee for instructions regarding obtaining a proxy. Holders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the Special Meeting. You will receive an e-mail prior to the meeting with a link and instructions for entering the Special Meeting. ”Street name” holders should contact [•] on or before close of business on [•], 2023.

Stockholders will also have the option to listen to the Special Meeting by telephone by calling:
•
Within the U.S. and Canada: (toll-free)

•
Outside of the U.S. and Canada: (standard rates apply)

The passcode for telephone access: [     ] #. You will not be able to vote or submit questions unless you register for and log in to the Special Meeting webcast as described above.
Q.
If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.
No. As disclosed in this proxy statement/prospectus, your broker, bank or nominee cannot vote your shares on the Business Combination Proposal unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Failure to instruct your broker, bank or nominee on how to vote, which we refer to as a Broker Non-Vote, will have the same effect as a vote “against” the Business Combination Proposal because an absolute percentage of affirmative votes is required to approve the proposal, regardless of how many votes are cast, and Broker Non-Votes are not an affirmative vote. Broker Non-Votes will have no effect on the Adjournment Proposal because such proposal requires approval by a majority of the votes cast by Artemis Stockholders and Broker Non-Votes are not “votes cast”. Broker Non-Votes will not be counted as present for purposes of establishing a quorum for the Special Meeting.

Q.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.
If your shares of Artemis Common Stock are registered directly in your name with Continental Stock Transfer & Trust Company you are considered the stockholder of record with respect to those shares, and access to proxy materials is being provided directly to you. If your shares are held in a stock brokerage account or by a bank or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in street name. Access to proxy materials is being provided to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares.

Direct holders (stockholders of record).   For Artemis Common Stock held directly by you, please complete, sign, date and return each proxy card (or cast your vote by telephone or internet as provided on each proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of Artemis Common Stock are voted.
Shares in “street name.”   For Artemis Common Stock held in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares.
Q.
May I change my vote after I have mailed my signed proxy card?

A.
Yes. If you are a stockholder of record as of the record date you may send a later dated, signed proxy card to Artemis at the address set forth below so that it is received by Artemis’s proxy solicitor prior to the vote at the Special Meeting or attend the Special Meeting virtually and vote. Only your latest dated proxy card will be counted. Stockholders also may revoke their proxy by sending a notice of revocation to Artemis’s proxy solicitor, which must be received by Artemis’s proxy solicitor prior to the vote at the Special Meeting.

If your shares are held in “street name” by your broker, bank or another nominee as of the close of business on the record date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.
Q.
What happens if I fail to take any action with respect to the Special Meeting?

A.
If you fail to take any action with respect to the Special Meeting, such failure to vote will have the same effect as a vote “against” the Business Combination Proposal. If the Business Combination is approved by stockholders and consummated, you will become a shareholder and/or warrant holder of PubCo. If you fail to take any action with respect to the Special Meeting and the Business Combination is not approved, you will continue to be a stockholder and/or warrant holder of Artemis.

Q.
What should I do if I receive more than one set of voting materials?

A.
Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Artemis Class A Common Stock.

Q.
What happens if I sell my Artemis Common Stock before the Special Meeting?

A.
The record date for the Special Meeting is earlier than the date of the Special Meeting and earlier than the date the Business Combination is expected to be completed. If you transfer your shares after the record date, but before the Special Meeting date, unless you grant a proxy to the transferee, you will retain your right to vote at the Special Meeting.

Q.
What should I do with my share and/or warrant certificates?

A.
Stockholders who do not elect to have their Public Shares redeemed for a pro rata share of the Trust Account should wait for instructions from Artemis’s transfer agent regarding what to do with their certificates. Artemis Stockholders who exercise their redemption rights with respect to their Public Shares must deliver their share certificates to Artemis’s transfer agent (either physically or electronically) no later than [time] Eastern time two business days prior to the Special Meeting as described above. Upon consummation of the Business Combination, the Artemis Warrants, by their terms, will entitle holders to purchase PubCo Ordinary Shares. Therefore, warrant holders need not deliver their Artemis Warrants to Artemis or PubCo at that time.

Q.
Who will solicit and pay the cost of soliciting proxies?

A.
Artemis has engaged a professional proxy firm, Alliance Advisors, LLC (“Alliance Advisors”), to assist in soliciting proxies for the Special Meeting. Artemis has agreed to pay Alliance Advisors a fee of $[•]

plus disbursements. Artemis will also reimburse Alliance Advisors for reasonable out-of-pocket expenses and will indemnify Alliance Advisors and its affiliates against certain claims, liabilities, losses, damages, and expenses.
Artemis will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Artemis Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Artemis Common Stock and in obtaining voting instructions from those owners. Artemis’s management team may also solicit proxies by telephone, by facsimile, by mail, on the internet or in person. They will not be paid any additional amounts for soliciting proxies.
Q.
Who can help answer my questions?

A.
If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Thomas Granite, Chief Financial Officer
Artemis Strategic Investment Corporation
3310 East Corona Avenue
Phoenix, AZ 85040
(602) 346-0329
Email: info@artemisspac.com
You may also contact the proxy solicitor at:
Alliance Advisors, LLC
1-844-984-3717
Email: ARTE.info@allianceadvisors.com
You may also obtain additional information about Artemis from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek redemption of your shares, you will need to deliver your stock (either physically or electronically) to Artemis’s transfer agent at the address below no later than [time] Eastern time two business days prior to the scheduled date of the Special Meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
E-mail: spacredemptions@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Special Meeting, including the Business Combination Proposal, you should read this entire proxy statement/prospectus, including the Business Combination Agreement and the amendments thereto attached to this proxy statement/ prospectus as Annex A-1, Annex A-2 and Annex A-3, respectively, carefully and in its entirety. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. It is also described in detail in this proxy statement/prospectus in the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement.”
The Parties to the Business Combination
Novibet
Logflex MT Holding Limited, a limited liability company incorporated under the laws of Malta, which we refer to herein as the “Novibet”, is a vertically-integrated online gambling operator. Novibet’s award-winning proprietary technology supports its Online Gaming Products, which feature over 5,000 Casino games from over 100 providers, and its Sports Betting operations, which offer competitive betting on more than 25,000 live sporting events per month in over 20 different sports. Novibet operates in several countries across Europe, with offices in Greece and Malta and additional employees in Isle of Man and Italy. Novibet was founded in 2010 and commenced operations in 2011.
The mailing address for Novibet’s principal executive office is MWH Building Office 1, Oratory Street, Naxxar, NXR 2504, Malta, and its telephone number at such office is (+356) 2757 7000.
Komisium
Komisium Limited, a private company limited by shares incorporated under the laws of Cyprus, which we refer to herein as “Komisium”, is the holder of all of the issued ordinary shares of Novibet and, prior to the Closing, owns all of the issued and outstanding PubCo Ordinary Shares. Komisium was incorporated in 2018 and has no operations other than owning ordinary shares of Novibet and PubCo Ordinary Shares.
The mailing address for Komisium’s principal executive office is Metochiou, 73, Mezzanine, 2407, Nicosia, Cyprus, and its telephone number at such office is (+35) 722278677.
PubCo
Novibet plc is a newly-formed Jersey public limited company and a direct, wholly-owned subsidiary of Komisium, which we refer to herein as “PubCo”. PubCo was formed solely for the purpose of effecting the Business Combination and has not carried on any activities other than those in connection with the Business Combination.
The mailing address for PubCo’s principal executive office is located at 13 Castle Street, St. Helier, Jersey JE1 1ES and the telephone number is (+)44 1534 281 800.
Merger Sub
Novibet Merger Sub Inc. is a newly-formed Delaware corporation and a wholly-owned subsidiary of PubCo, which we refer to herein as “Merger Sub”. Merger Sub was formed solely for the purpose of effecting the Business Combination and has not carried on any activities other than those in connection with the Business Combination. The address and telephone number for Merger Sub’s principal executive office are the same as those for PubCo.
Artemis
Artemis is a blank check company incorporated in Delaware on January 4, 2021, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

The Artemis Units, the Artemis Class A Common Stock and the Public Warrants are listed on Nasdaq under the symbols “ARTEU,” “ARTE” and “ARTEW,” respectively.
The mailing address for Artemis’s principal executive office is 3310 East Corona Avenue, Phoenix, Arizona 85040, and its telephone number at such office is (602) 346-0329. After the consummation of the Business Combination, Artemis will become a direct, wholly-owned subsidiary of PubCo and the address and telephone number for Artemis’s principal executive office will be the same as those for PubCo.
The Business Combination Proposal
On March 30, 2022, Komisium, Novibet, PubCo, Merger Sub and Artemis entered into the Business Combination Agreement, which was subsequently amended on September 2, 2022 and December 14, 2022, pursuant to which, among other things, (i) Komisium (and its permitted transferees, if any) will sell and transfer all issued ordinary shares and other equity interests of Novibet to PubCo in consideration for the Closing Cash Consideration, Closing Share Consideration (including the right of Komisium to retain the PubCo Ordinary Shares to which the Initial Share Premium relates), the Additional Closing Share Consideration (if any) and, if the earnout conditions are met, the Earnout Consideration and Deferred Share Consideration (if any) and (ii) Merger Sub will merge with and into Artemis, with Artemis surviving and continuing as a direct, wholly-owned subsidiary of PubCo, subject to the terms and conditions set forth therein. The terms and conditions of the Business Combination are contained in the Business Combination Agreement. A copy of the Business Combination Agreement and each of the amendments thereto dated September 2, 2022 and December 14, 2022 are attached to this proxy statement/prospectus as Annex A-1, Annex A-2 and Annex A-3, respectively. We encourage you to read the Business Combination Agreement, and each amendment, carefully and in its entirety, as it is the legal document that governs the Business Combination.
Overview of Business Combination
The following diagrams illustrate in simplified terms the current structure of Artemis and Novibet and the expected structure of PubCo upon the Closing.
Structure of Novibet before the Business Combination

Structure of Artemis before the Business Combination
Structure of PubCo following the Business Combination
Share Exchange
Pursuant to the Business Combination Agreement, subject to the satisfaction or waiver of certain closing conditions set forth therein, immediately prior to the Effective Time, Komisium and its permitted transferees, if any, will sell and transfer all issued ordinary shares and other equity interests of Novibet to PubCo, in consideration for receiving at Closing (a) an amount of cash, which will not exceed $50,000,000, equal to the excess of Gross Closing Proceeds over $100,000,000 (the “Closing Cash Consideration”), (b) a number of PubCo Ordinary Shares (“Closing Share Consideration”) equal to (i) (x) $500 million minus the Initial Share Premium minus the Closing Cash Consideration actually paid to Komisium, the difference divided by (y) $10.20, and (c) in the event that redemptions by Artemis’s public stockholders equal or exceed 85% of the outstanding Artemis Class A Common Stock (as defined below), an additional 12,254,902 PubCo Ordinary Shares (the “Additional Closing Share Consideration”). If redemptions by Artemis’s public stockholders are less than 85%, the Additional Closing Share Consideration will be deferred and 12,254,902 PubCo Ordinary Shares (the “Deferred Share Consideration”) will be issued upon the satisfaction of certain earnout conditions.

In addition to the Closing Cash Consideration, Closing Share Consideration, Additional Closing Consideration (if any) and Deferred Share Consideration (if any), Komisium (i) will retain the 65,000 PubCo Ordinary Shares to which the Initial Share Premium relates, and (ii) may receive a maximum of additional 10,000,000 PubCo Ordinary Shares in earnout consideration (the “Earnout Consideration”). The Deferred Share Consideration and Earnout Consideration will be payable as follows:
•
In the event that the Redemptions are less than 85% of the outstanding Public Shares, PubCo shall issue to Komisium, (A) on the date that the 2023 Earnout Threshold (as defined below) is achieved (if at all), 6,127,451 PubCo Ordinary Shares, (B) on the date that the 2024 Earnout Threshold (as defined below) is achieved (if at all), 6,127,451 PubCo Ordinary Shares, (C) on the date that the Catch-up Earnout Threshold (as defined below) is achieved (if at all), 12,254,902 PubCo Ordinary Shares, and (D) immediately prior to the consummation of a Change of Control, 12,254,902 PubCo Ordinary Shares.

•
If PubCo and its Subsidiaries, as a whole, generate an amount of Net Revenue in the fiscal year 2023 greater than or equal to an amount equal to one hundred ten percent (110%) multiplied by Net Revenue in the fiscal year 2022 (the “2023 Earnout Threshold”) as reported in PubCo’s annual report on Form 20-F for the year ended December 31, 2023, as filed by PubCo with the SEC, then PubCo shall promptly (and in any event within five (5) Business Days of the date that such Form 20-F is filed with the SEC) issue or cause to be issued to Komisium a one-time additional 5,000,000 PubCo Ordinary Shares (the “2023 Contingent Share Consideration”)

•
If PubCo and its Subsidiaries, as a whole, generate an amount of Net Revenue in the fiscal year 2024 greater than or equal to an amount equal to one hundred fifteen percent (115%) multiplied by Net Revenue in the fiscal year 2023 (the “2024 Earnout Threshold”) as reported in PubCo’s annual report on Form 20-F for the year ended December 31, 2024, as filed by PubCo with the SEC, then PubCo shall promptly (and in any event within five (5) Business Days of the date that such Form 20-F is filed with the SEC) issue or cause to be issued to Komisium a one-time additional 5,000,000 PubCo Ordinary Shares (the “2024 Contingent Share Consideration”);

•
In the event that the 2023 Earnout Threshold was not achieved, if PubCo and its Subsidiaries, as a whole, generate an amount of Net Revenue in the fiscal year 2024 greater than or equal to an amount equal to one hundred twenty-five percent (125%) multiplied by Net Revenue in the fiscal year 2022 (the “Catch-up Earnout Threshold”), as reported in PubCo’s annual report on Form 20-F for the year ended December 31, 2024, as filed by PubCo with the SEC, then PubCo shall promptly (and in any event within five (5) Business Days of the date that such Form 20-F is filed with the SEC) issue to Komisium a one-time additional amount of PubCo Ordinary Shares calculated as 10,000,000 PubCo Ordinary Shares minus any 2024 Contingent Share Consideration which has been issued to Komisium (the “Catch-up Contingent Share Consideration”).

If there is a Change of Control (as defined in the Business Combination Agreement) of PubCo prior to the fifth Business Day after the date on which PubCo files its annual report on Form 20-F for the year ended December 31, 2024, then immediately prior to the consummation of such Change of Control, to the extent not previously paid, PubCo shall issue to Komisium a one-time additional amount of PubCo Ordinary Shares calculated as 10,000,000 PubCo Ordinary Shares minus any 2023 Contingent Share Consideration which has been issued to Komisium.
Merger of Artemis
Immediately prior to the Effective Time, each issued and outstanding share of Artemis Class B Common Stock shall no longer be outstanding and will be automatically converted into one share of Artemis Class A Common Stock subject to the terms of the Existing Artemis Charter and the Sponsor Support Agreement. At the Effective Time, upon the terms and subject to the conditions set forth in the Business Combination Agreement, and in accordance with the DGCL, the Merger of Merger Sub with and into Artemis will occur, and Artemis will become a wholly-owned subsidiary of PubCo. As a result of the Merger, (a) each issued and outstanding share of Artemis Class A Common Stock (including the Artemis Class A Common Stock issued upon conversion of Artemis Class B Common Stock, but not including shares redeemed by the Artemis Public Stockholders and certain other excluded Artemis shares) shall no longer be outstanding and will be automatically converted into the right of the holder thereof to receive one (1)

PubCo Ordinary Share and (b) each outstanding whole Artemis Warrant will be assumed by PubCo and will be thereafter exercisable in accordance with the terms of the Assumed Warrant Agreement for one (1) PubCo Ordinary Share for $11.50 per share, subject to adjustment, with the exercise period beginning thirty (30) days after the Closing.
Ownership of PubCo following the Business Combination
Upon consummation of the Business Combination, the post-Closing share ownership of PubCo under (1) the No Redemptions Scenario, (2) the 50% Redemptions Scenario and (3) the 100% Redemptions Scenario, excluding the dilutive effect of outstanding Artemis Warrants, the Deferred Share Consideration, and the Earnout Consideration would be as follows:
	Post-Business Combination
	No Redemptions Scenario (PubCo)(6)(7)		50.0% Redemptions Scenario (PubCo)		100.0% Redemptions Scenario (PubCo)
	Number of Shares	Percentage of Ownership	Number of Shares	Percentage of Ownership	Number of Shares	Percentage of Ownership
Komisium – existing shares held(9)	65,000	0.09%	65,000	0.10%	65,000	0.10%
Komisium – share exchange(1)	44,059,019	63.59%	48,702,401	76.27%	61,215,882	92.3%
Artemis Public Stockholders	20,125,000	29.05%	10,062,500	15.76%	0	0.00%
Sponsor(2)	3,412,816	4.93%	3,412,816	5.34%	3,412,816	5.15%
Anchor Investors(3)	1,618,434	2.34%	1,618,434	2.53%	1,618,434	2.44%
Total Shares	69,280,269	100.00%	63,861,151	100.00%	66,312,132	100.00%

(1)
Represents the shares acquired by Komisium and its permitted transferees, if any, in PubCo in exchange for shares of Novibet in the Share Exchange, after taking into account the Initial Share Premium, the Closing Cash Consideration, and the Additional Closing Share Consideration. In the No Redemptions Scenario, assumes an aggregate of $50.0 million of Closing Cash Consideration. In the 50% Redemptions Scenario, assumes an aggregate of approximately $2.6 million of Closing Cash Consideration. In the 100% Redemptions Scenario, assumes no Closing Cash Consideration plus the Additional Closing Share Consideration.

(2)
Represents 3,412,816 shares of Artemis Class B Common Stock held by the Sponsor.

(3)
Represents 1,618,434 shares of Artemis Class B Common Stock held by the Artemis Anchor Investors. Does not include Public Shares held by the Artemis Anchor Investors, as such shares are redeemable and are not subject to voting or transfer restrictions.

(4)
This scenario assumes that 10,062,500 Public Shares, or 50% of the Public Shares, are redeemed for an aggregate payment of approximately $102.6 million from the Trust Account, which is a redemptions scenario that could occur.

(5)
This scenario assumes that all 20,125,000 Public Shares, or 100% of the Public Shares, are redeemed for an aggregate payment of approximately $205.3 million from the Trust Account, which is a redemptions scenario that could occur.

(6)
Share ownership and voting power presented under each redemptions scenario in the table above are only presented for illustrative purposes. Artemis cannot predict how many Artemis Public Stockholders will exercise their right to have their Public Shares redeemed for cash. As a result, the redemption amount and the number of Public Shares redeemed in connection with the Business Combination may differ from the amounts presented above. As such, the ownership percentages of current Artemis Stockholders may also differ from the presentation above if the actual redemptions are different from these assumptions. See “Risk Factors — Risks Related to the Business Combination — The ability of the Artemis Public Stockholders to exercise redemption rights with respect to a large number of the Public Shares may not allow Artemis to complete the Business Combination, have sufficient cash available to fund PubCo’s business or optimize the capital structure of PubCo.”

(7)
This table does not include earnout shares and warrants and assumes the Sponsor does not use any of its Class B Common Stock to incentivize non-redemptions.

(8)
The 100% Redemption scenario assumes that Komisium will waive the Minimum Closing Cash Condition.

(9)
Represents existing shares held by Komisium in PubCo that will not be redeemed at the closing.

The dilutive effect of the Earnout Consideration and Deferred Share Consideration to the ownership table is presented below excluding the dilutive effect of PubCo Warrants:
	Post-Business Combination
	No Redemptions Scenario (PubCo)(6)		50.0% Redemptions Scenario (PubCo)(4)(6)		100.0% Redemptions Scenario (PubCo)
	Number of Shares	Percentage of Ownership	Number of Shares	Percentage of Ownership	Number of Shares	Percentage of Ownership
Komisium – existing shares held(9)	65,000	0.07%	65,000	0.08%	65,000	0.08%
Komisium – share exchange(1)	44,059,019	48.13%	48,702,401	56.55%	61,215,882	80.22%
Artemis Public Stockholders	20,125,000	21.99%	10,062,500	11.68%	0	0.00%
Sponsor(2)	3,412,816	3.73%	3,412,816	3.96%	3,412,816	4.47%
Anchor Investors(3)	1,618,434	1.77%	1,618,434	1.88%	1,618,434	2.12%
Komisium – Earnout Consideration(10)	10,000,000	10.92%	10,000,000	11.61%	10,000,000	13.10%
Komisium – Deferred Share Consideration(11)	12,254,902	13.39%	12,254,902	14.23%	0	0.00%
Total Shares	91,535,171	100.00%	86,116,053	100.00%	76,312,132	100.00%

(10)
Represents the issuance of the Earnout Consideration to Komisium and its permitted transferees, if any, upon satisfaction of certain terms and conditions as set forth in the Business Combination Agreement.

(11)
Represents the issuance of the Deferred Share Consideration to Komisium and its permitted transferees, if any, upon the satisfaction of certain terms and conditions as set forth in the Business Combination Agreement.

The dilutive effect of the exercise of the PubCo Warrants to the ownership table is presented below excluding the dilutive effect of Earnout Consideration and Deferred Share Consideration:
	Post-Business Combination
	No Redemptions Scenario (PubCo)(6)		50.0% Redemptions Scenario (PubCo)(4)(6)		100.0% Redemptions Scenario (PubCo)
	Number of Shares	Percentage of Ownership	Number of Shares	Percentage of Ownership	Number of Shares	Percentage of Ownership
Komisium – existing shares held(9)	65,000	0.07%	65,000	0.08%	65,000	0.09%
Komisium – share exchange(1)	44,059,019	49.32%	48,702,401	58.02%	61,215,882	70.87%
Artemis Public Stockholders	20,125,000	22.53%	10,062,500	11.99%	0	0.00%
Sponsor(2)	3,412,816	3.82%	3,412,816	4.07%	3,412,816	3.95%
Anchor Investors(3)	1,618,434	1.81%	1,618,434	1.93%	1,618,434	1.87%
Public Warrants(12)	10,062,500	11.26%	10,062,500	11.99%	10,062,500	11.65%
Private Warrants(12)	10,000,000	11.19%	10,000,000	11.92%	10,000,000	11.58%
Total Shares	89,342,769	100.00%	83,923,651	100.00%	86,374,632	100.00%

(12)
Represents shares issuable upon the exercise of PubCo Warrants. Each PubCo Warrant will become exercisable beginning 30 days following the Closing for one PubCo Ordinary Share in accordance with the terms of the Assumed Warrant Agreement. Each assumes that all outstanding PubCo Warrants are immediately exercised for cash after completion of the Business Combination.

The dilutive effect of the PubCo Warrants, Earnout Consideration, and Deferred Share Consideration to the ownership table is presented below:
	Post-Business Combination
	No Redemptions Scenario (PubCo)(6)		50.0% Redemptions Scenario (PubCo)(4)(6)		100.0% Redemptions Scenario (PubCo)
	Number of Shares	Percentage of Ownership	Number of Shares	Percentage of Ownership	Number of Shares	Percentage of Ownership
Komisium – existing shares held(9)	65,000	0.06%	65,000	0.06%	65,000	0.07%
Komisium – share exchange(1)	44,059,019	39.48%	48,702,401	45.87%	61,215,882	63.52%
Artemis Public Stockholders	20,125,000	18.03%	10,062,500	9.48%	0	0.00%
Sponsor(2)	3,412,816	3.06%	3,412,816	3.21%	3,412,816	3.54%
Anchor Investors(3)	1,618,434	1.45%	1,618,434	1.52%	1,618,434	1.68%
Public Warrants(12)	10,062,500	9.02%	10,062,500	9.48%	10,062,500	10.44%
Private Warrants(12)	10,000,000	8.96%	10,000,000	9.42%	10,000,000	10.38%
Komisium – Earnout Consideration(10)	10,000,000	8.96%	10,000,000	9.42%	10,000,000	10.38%
Komisium – Deferred Share Consideration(11)	12,254,902	10.98%	12,254,902	11.54%	0	0.00%
Total Shares	111,597,671	100.00%	106,178,553	100.00%	96,374,632	100.00%
Conditions to Closing
The Closing is subject to certain customary conditions, including, among other things: (i) approval by Artemis Stockholders of the Business Combination Agreement and the transactions contemplated thereby; (ii) the PubCo Ordinary Shares to be issued to Artemis Stockholders in connection with the Business Combination shall have been approved for listing on Nasdaq, subject only to official notice of issuance; (iii) the Registration Statement becoming effective; (iv) the accuracy of the representations, warranties, covenants and agreements of Novibet, Komisium, Merger Sub, PubCo and Artemis, respectively; (v) the absence of any material adverse effect that is continuing with respect to Novibet, Komisium, Merger Sub, PubCo and Artemis, respectively, between the date of the Business Combination Agreement and the date of the Closing; (vi) the absence of any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the Business Combination, (vii) solely as a condition to the obligation of Novibet, PubCo and Merger Sub to consummate the Closing, after giving effect to applicable Redemptions and the payment of Transaction Expenses, there is a minimum cash of $12,500,000 contained in the Trust Account maintained by Artemis, on Artemis’s balance sheet and/or from the aggregate amount of gross proceeds from any subscription or investment agreement entered into by Novibet, PubCo or Artemis between the date of the Business Combination Agreement and Closing, and (viii) solely as a condition to Artemis’s obligations to consummate the Closing, the Artemis Warrants to be assumed by PubCo in accordance with the Business Combination Agreement shall have been approved for listing on Nasdaq, subject only to official notice of issuance.
Termination
The Business Combination Agreement may be terminated and the transactions contemplated thereby abandoned: (i) by mutual written agreement of Artemis and Novibet; (ii) by either Artemis or Novibet if the Business Combination is not consummated by the nine (9) month anniversary of the date of the Business Combination Agreement, provided, however, that neither party shall have the right to terminate if their action or failure to act has been a principal cause of or principally resulted in the failure of the transactions to occur on or before such date and such action or failure to act constitutes a material breach of the Business Combination Agreement; (iii) by either Artemis or Novibet if a governmental entity of competent jurisdiction has issued an order or taken any action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Business Combination, which order or other action is final and nonappealable; (iv) by either Novibet or Artemis if the approval of the Business Combination by Artemis Stockholders has not been obtained; (v) by Novibet following a modification in the recommendation of the Artemis Board; (vi) by Novibet, PubCo or the Merger Sub if the anticipated Net Closing Proceeds of Artemis are less than $12,500,000 and (vii) by Novibet or Artemis if the other party has an uncured breach of any representation, warranty, covenant or agreement set forth in the Business Combination Agreement and, in the case of Artemis only, the Sponsor Support Agreement, that would result in a failure of the satisfaction of the applicable closing conditions. No party will have any liability after the termination of the Business Combination Agreement, except for intentional fraud or a material and willful breach.
Related Agreements
In connection with the Business Combination, certain related agreements have been entered into, or will be entered into on or prior to the Closing Date, including the following:
Sponsor Support Agreement
Concurrently with the execution and delivery of the Business Combination Agreement, the Sponsor, Artemis and Novibet entered into the Sponsor Support Agreement, pursuant to which the Sponsor agreed, among other things, to vote (or cause to be voted) all shares of Artemis Common Stock beneficially held by it (a) in favor of the Business Combination Proposal and, if presented, the Adjournment Proposal, and (b) against (i) any proposal or offer from any other person (other than Novibet or its affiliates) with respect to any competing business combination, (ii) any merger agreement or merger (other than pursuant to the Business Combination Agreement or the other Transaction Agreements and the Business Combination), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Artemis, (iii) any material change in the business of Artemis or any change in Artemis’s management or the Artemis Board (other than, in each case, in connection pursuant to the Business Combination Agreement or the other Transaction Agreements and the transactions contemplated thereby), and (iv) any proposal, action or agreement that would or, in each case, would reasonably be expected to (w) impede, frustrate, hinder, interfere with, prevent or nullify the timely consummation of, or otherwise adversely effect, the Business Combination, (x) result in a breach in any material respect (or, in the case of certain fundamental representations and warranties, in any respect) of any covenant, representation, warranty or any other obligation or agreement of Artemis under the Business Combination Agreement and the other Transaction Agreements, (y) result in any of the conditions of the Business Combination Agreement not being fulfilled or (z) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Artemis. Additionally, the Sponsor agreed not to redeem any shares of Artemis Class A Common Stock or Artemis Class B Common Stock held by it in connection with the Business Combination and to waive the anti-dilution conversion price adjustments set forth in the Existing Artemis Charter with respect to its Artemis Class B Common Stock.
The Sponsor Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest of (i) the Effective Time, (ii) such date and time as the Business Combination Agreement shall be terminated in accordance with its terms, (iii) the liquidation of Artemis, or (iv) the written agreement of the Sponsor, Artemis, and Novibet providing for the termination of the Sponsor Support Agreement. However, the termination of the Sponsor Support Agreement will not relieve any party thereto from liability arising from any intentional fraud in the making of the representations and warranties in the Sponsor Support Agreement or a material and willful breach of the Sponsor Support Agreement that is a consequence of an omission by, or an act undertaken or caused by, the breaching party intentionally and with the knowledge that such omission or taking or causing of such act would, or would reasonably be expected to, cause such material and willful breach.

Investors Agreement
At the Closing, the Sponsor, Komisium and PubCo will enter into the Investors Agreement, pursuant to which, among other things, the Sponsor and Komisium will agree with PubCo that the PubCo Ordinary Shares held by them will be subject to transfer restrictions until the earlier of (a) 12 months after the Closing or (b) the date on which the closing price of PubCo Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, bonus share issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date. Notwithstanding the transfer restrictions set forth therein, (i) Komisium will be entitled to transfer that number of PubCo Ordinary Shares acquired by it in the Business Combination (in the form of either Closing Share Consideration or Earnout Consideration) equal to 0.3 multiplied by the number of PubCo Ordinary Shares issued in the Share Exchange, and (ii) certain other customary transfers will be expressly permitted during the lock-up period. In addition, as part of the negotiation of Amendment No. 1 to the Agreement and Plan of Reorganization, the parties agreed to a partial exception to the lock-up to allow Komisium to transfer a portion of the PubCo Ordinary Shares to one or more accredited investors (within the meaning of such term in Regulation D promulgated under the Securities Act) following the Closing as long as all these transfers do not exceed 30% of the total number of PubCo Ordinary Shares issued as Closing Share Consideration and Additional Closing Share Consideration (if any). Such transfers are expected to be made in privately negotiated transactions or, if the PubCo Ordinary Shares are then registered for resale, in public transactions pursuant to the prospectus that forms a part of such resale registration. Further, as part of the negotiations of Amendment No. 2 to the Agreement and Plan of Reorganization, the parties agreed to a partial exception to the lock-up to allow Komisium to transfer through privately negotiated transactions up to 10% of its Novibet equity prior to Closing in private transactions as long as the transferee signs a joinder to the Business Combination Agreement, provided that all pre- and post- Closing permitted transfers by Komisium will not exceed 30% of the total number of PubCo Ordinary Shares issued as Closing Share Consideration and Additional Share Consideration (if any). The intention of such agreements was to allow Komisium to make a limited amount of transfers that would improve the public float of the PubCo Ordinary Shares following Closing. Komisium intends to manage any such transfers in an orderly fashion to avoid price volatility. However, if Komisium sells or indicates an intention to sell a substantial amount of its PubCo Ordinary Shares following the Closing, the trading price of PubCo Ordinary Shares could decline. See “Risk Factors — A significant portion of our total outstanding PubCo Ordinary Shares and PubCo Warrants will be restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of PubCo Ordinary Shares and PubCo Warrants to drop significantly, even if our business is doing well” for more information.
The Investors Agreement will further provide that: (a) for as long as the Sponsor beneficially owns a number of PubCo Ordinary Shares representing at least 5% of the total voting power of PubCo’s then issued and outstanding equity interests, the Sponsor will be entitled to appoint two members of the PubCo Board; provided that at least one such board member must satisfy Nasdaq diversity requirements and each such board member must satisfy Nasdaq independence requirements; (b) for as long as the Sponsor is entitled to appoint any member of the PubCo Board pursuant to the Investors Agreement, Komisium will agree to use its commercially reasonable efforts to have the Sponsor’s nominee appointed to the PubCo Board, including soliciting votes in favor of the election of any such director at any meeting of PubCo’s shareholders; and (c) for as long as the Sponsor or Komisium beneficially owns a number of PubCo Ordinary Shares representing at least 5% of the total voting power of PubCo’s then issued and outstanding equity interests, each will agree that it will not, without the approval of the PubCo Board and except as set forth therein, (i) enter into, propose or seek any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving PubCo or any of its Subsidiaries, (ii) initiate or participate in any proxy solicitation or (iii) publicly nominate or recommend for nomination a person for election at any PubCo Shareholder meeting.
The Investors Agreement will further provide that: (a) for as long as Komisium beneficially owns a number of PubCo Ordinary Shares representing at least 50% of the total voting power of PubCo’s then issued and outstanding equity interests, Komisium will be entitled to appoint three members of the PubCo Board; provided that at least one such board member must satisfy Nasdaq independence requirements; (b) for as long as Komisium beneficially owns a number of PubCo Ordinary Shares representing at least 40% but less than 50% of the total voting power of PubCo’s then issued and outstanding equity interests, Komisium will be entitled to appoint two members of the PubCo Board, neither of whom will be required to satisfy Nasdaq independence or diversity requirements; and (c) for as long as Komisium beneficially owns a number of PubCo Ordinary Shares representing at least 5% but less than 40% of the total voting power of PubCo’s then issued and outstanding equity interests, Komisium will be entitled to appoint one member of the PubCo Board, who will not be required to satisfy Nasdaq independence or diversity requirements.
The Investors Agreement will terminate in its entirety, and be of no further force or effect (i) with respect to the Sponsor or Komisium, when such holder no longer holds any PubCo Ordinary Shares and (ii) with respect to all parties, upon mutual written agreement to terminate the Investors Agreement. However, the termination of the Investors Agreement will not relieve any party from liability for any breach prior to the time of the termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities, or damages arising from such breach.
Registration Rights Agreement
At the Closing, PubCo, the Sponsor and certain other securityholders of PubCo will enter into the Registration Rights Agreement pursuant to which, upon completion of the Business Combination, the PubCo Ordinary Shares and certain other Registrable Securities described therein held by the Sponsor, Komisium and the other persons specified therein, shall bear the same registration rights as contemplated by the Registration Rights Agreement entered into on September 29, 2021, with respect to the Sponsor Shares, the Private Placement Warrants and certain other Registrable Securities described therein.
The Registration Rights Agreement will terminate on the earlier of (i) the ten-year anniversary of the Closing or (ii) with respect to any holder, on the date that such holder no longer holds Registrable Securities (as defined in the Registration Rights Agreement).
Warrant Assignment, Assumption and Amendment Agreement
At the Closing, Artemis, PubCo and Continental will enter into the Warrant Assignment, Assumption and Amendment Agreement in connection with the Business Combination, pursuant to which as of the Closing, (a) each whole Artemis Warrant that is issued and outstanding immediately prior to the effective time of the Business Combination will be assumed by PubCo and will be exercisable, in accordance with the terms of the Assumed Warrant Agreement, for one (1) PubCo Ordinary Share and (b) Artemis will assign to PubCo all of Artemis’s right, title, and interest in and to the existing Warrant Agreement with Continental and PubCo will assume, and agree to pay, perform, satisfy and discharge in full, all of Artemis’s liabilities and obligations under the existing Warrant Agreement arising from and after the Closing.
Redemption Rights
Pursuant to the Existing Artemis Charter, a holder of Public Shares may demand that Artemis redeem such shares for cash if the Business Combination is consummated. If you are a holder of Artemis Public Shares, you will be entitled to receive cash for your Public Shares regardless of whether you vote for or against the Business Combination Proposal or do not vote at all, and regardless of whether you held your Public Shares on the record date.
You will be entitled to receive cash for any Public Shares to be redeemed only if you:
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(a) hold Public Shares or (b) hold Public Shares through units and you elect to separate your Artemis Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares; and

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prior to [time], Eastern time, on [•], 2023 (two business days prior to the scheduled date of the Special Meeting), (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to the transfer agent that Artemis redeem your Public Shares for cash and (b) deliver your Public Shares to the transfer agent, physically or electronically through DTC.

If the Business Combination is not completed, these shares will not be redeemed for cash. In such case, Artemis will promptly return any shares delivered by holders of Public Shares for redemption and such holders may only share in the assets of the Trust Account upon the liquidation of Artemis. This may result in holders receiving less than they would have received if the Business Combination was completed and they had exercised their redemption rights in connection therewith due to potential claims of creditors. If a holder of Public Shares properly demands redemption, Artemis will redeem each Public Share for a full pro rata portion of the Trust Account, calculated as of two business days prior to the anticipated consummation of the Merger. As of [•], 2023, the record date, this would amount to approximately $[    ] per share. If a holder of Public Shares exercises its redemption rights, then it will be exchanging its shares of Artemis Class A Common Stock for cash and will no longer own the shares. See the section entitled “Special Meeting of Artemis Stockholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to convert your shares of Artemis Class A Common Stock into cash.
Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such Artemis Public Stockholder or any other person with whom such Artemis Public Stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares. Accordingly, if an Artemis Public Stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash without Artemis’s prior consent.
Holders of Artemis Warrants and Artemis Units will not have redemption rights with respect to such securities.
No Appraisal Rights
Artemis Stockholders (including the initial stockholders) and holders of other Artemis securities do not have appraisal rights in connection with the Business Combination under the DGCL.
The Adjournment Proposal
Artemis may present a proposal to adjourn the Special Meeting to a later date or dates if Artemis determines that adjournment of the Special Meeting is necessary to permit further solicitation of proxies because there are not sufficient votes to approve and adopt the Business Combination Proposal or to provide additional time for Artemis to continue to attempt to satisfy the conditions to consummation of the Business Combination. Please see the section entitled “Proposal No. 2 — The Adjournment Proposal.”
Recommendation to Stockholders
The Artemis Board has unanimously determined that each of the Business Combination Proposal and the Adjournment Proposal to be presented at the Special Meeting is fair and in the best interests of Artemis and its stockholders, and recommends that Artemis Stockholders vote “FOR” both of the proposals.
The existence of financial and personal interests of one or more of Artemis’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Artemis and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Artemis’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “The Business Combination Proposal — Interests of Artemis’s Directors and Officers in the Business Combination” of this proxy statement/prospectus.
Artemis Board’s Reasons for the Business Combination
In considering whether to recommend the Business Combination to Artemis’s stockholders, the Artemis board considered factors such as the growth of the Online Gaming market and Novibet’s ability to capture significant market share in new jurisdictions, Novibet’s diversified revenue mix, Novibet’s historical profitability and year-over-year growth of active customers, Novibet’s highly scalable vertically integrated proprietary technology and software, the strength of Novibet’s management team, the potential for growth through acquisitions, and feedback provided by the Artemis Anchor Investors with respect to the Business Combination.

The Artemis Board considered all of these factors as a whole and, on balance, concluded that they supported a favorable determination that the Business Combination Agreement and the Business Combination are fair from a financial point of view to and in the best interests of Artemis and its stockholders. In view of the wide variety of factors considered by the Artemis Board in connection with its evaluation of the Business Combination and related transactions and the complexity of these matters, the Artemis Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Rather, the Artemis Board based its recommendation on the totality of the information presented to and considered by it. The Artemis Board evaluated the reasons described above with the assistance of Artemis’s outside advisors. In considering the factors described above and any other factors, individual members of the Artemis Board may have viewed factors differently or given different weights to other or different factors.
This explanation of Artemis’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in this sections of this proxy statement/prospectus titled “Forward-Looking Statements” and “Risk Factors”.
After careful consideration, the Artemis Board unanimously (i) declared the advisability of the Merger, Share Exchange, and the other transactions contemplated by the Business Combination Agreement, (ii) determined that the Business Combination is in the best interests of the stockholders of Artemis, (iii) determined that the Merger constitutes a “Business Combination” as such term is defined in the Existing Artemis Charter and (iv) resolved to recommend that the Artemis Stockholders approve the Business Combination and the other proposals set forth in this proxy statement/prospectus.
Interests of Artemis’s Officers and Directors in the Business Combination
The Existing Artemis Charter provides that Artemis renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Artemis and such opportunity is one Artemis is legally and contractually permitted to undertake and would otherwise be reasonable for Artemis to pursue, and to the extent the director or officer is permitted to refer that opportunity to Artemis without violating another legal obligation. Further, Artemis’ officers and directors presently have, and any of them in the future may have additional fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity, which are set forth in more detail in the section titled “Other Information Related to Artemis — Conflicts of Interest”. We believe there were no corporate opportunities that were not presented to the Artemis Board as a result of the provisions in the Existing Artemis Charter or the existing fiduciary or contractual obligations of our officers and directors to other entities.
When you consider the recommendation of the Artemis Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor, including Artemis’s directors and executive officers, have interests in such proposal that may be different from, or in addition to, your interests as a stockholder. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to our stockholders that they approve the Business Combination. These interests include, among other things, the interests listed below:
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At the time of our initial public offering, our Sponsor, officers, and directors entered into the Insiders Letter Agreement, pursuant to which they agreed to waive their redemption rights with respect to the Sponsor Shares and any other shares of Artemis Common Stock held by them in connection with the completion of an initial business combination. Our Sponsor and our officers and directors also agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Sponsor Shares if Artemis fails to complete a business combination by the Liquidation Date. Our Sponsor, officers, and directors did not receive separate consideration for such waivers. Due to such waivers, the value of the Sponsor Shares is dependent on the consummation of a business combination. This may incentivize the Artemis insiders to complete a business combination on terms or conditions that are not in the best interest of the Artemis Public Stockholders.

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Our Sponsor owns an aggregate of 3,412,816 Sponsor Shares, which it purchased prior to our initial public offering for an aggregate purchase price of $25,000. Upon the Closing, such Sponsor

Shares will be converted into 3,412,816 PubCo Ordinary Shares, which will represent approximately 4.93% of the outstanding PubCo Ordinary Shares in the No Redemptions Scenario, 5.34% of the outstanding PubCo Ordinary Shares in the 50% Redemptions Scenario, or approximately 5.15% of the outstanding PubCo Ordinary Shares in the 100% Redemptions Scenario, in each case assuming no Earnout Consideration is issued and without taking into account potential exercises of outstanding PubCo Warrants. Based on the closing price of Artemis Class A Common Stock on Nasdaq of $[•] on [•], 2023, the record date for the Special Meeting, such Sponsor Shares would be worth approximately $[•]. This represents a [•]% gain on the Sponsor’s investment. If we do not consummate a Business Combination transaction by the Liquidation Date, then the Sponsor Shares will be worthless.
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Given the differential in the purchase price that the Sponsor paid for the Sponsor Shares as compared to the price of the Artemis Class A Common Stock sold in the IPO, the Sponsor may earn a positive rate of return on its investment even if the PubCo Ordinary Shares trade below $10.00 per share and the Artemis Public Stockholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor diverge from the economic interests of Public Stockholders because the Sponsor will realize a gain on its investment from the completion of any business combination while Artemis Public Stockholders will realize a gain only if the post-closing trading price exceeds $10.00 per share.

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Artemis’s independent directors have invested an aggregate of approximately $1 million in the Sponsor and are entitled to their pro rata portion of the Sponsor Shares and Private Placement Warrants held by the Sponsor, or an aggregate of 553,481 Sponsor Shares and 1,646,406 Private Placement Warrants.

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Certain of the Artemis Anchor Investors are members of the Sponsor and, as a result of their direct or indirect beneficial interest in the Artemis Class B Common Stock, they may make a substantial profit off of the completion of a business combination even if the Artemis Public Stockholders experience a negative rate of return; moreover, if the Artemis Anchor Investors retain all of their interests in the Public Shares and vote those Public Shares in favor of the Business Combination, Artemis will receive sufficient votes to approve the Business Combination, regardless of how any other Artemis Public Stockholder votes their shares.

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Simultaneously with the Closing of our initial public offering, we consummated the sale of 8,000,000 Private Placement Warrants at a price of $1.00 per warrant, for an aggregate investment of $8 million, in a private placement to our Sponsor. Each Private Placement Warrants is exercisable commencing 30 days following the Closing, for one PubCo Ordinary Share at an initial exercise price of $11.50 per share. If we do not consummate a Business Combination transaction by the Liquidation Date, then the proceeds from the sale of the Private Placement Warrants will be part of the liquidating distribution to the Artemis Public Stockholders and the Private Placement Warrants held by our Sponsor will be worthless. The Private Placement Warrants held by our Sponsor had an aggregate market value of approximately $[•] based upon the closing price of $[•] per share and $[•] per warrant, respectively, on Nasdaq on [•], 2023, the record date for the Special Meeting.

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Our Sponsor, officers and directors will lose their entire investment in us if we do not complete a business combination by the Liquidation Date. In such event, there will be no liquidating distributions made with respect to our Sponsor Shares or the Private Placement Warrants held by the Sponsor. In contrast, Artemis Public Stockholders will receive approximately $[    ] per share if the Trust Account is liquidated, calculated as of [•], 2023, the record date for the Special Meeting.

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As disclosed in the prospectus for Artemis’s IPO, the members of Artemis’s management team and its directors have also invested in the Sponsor by subscribing for units issued by the Sponsor. Through their investment in the Sponsor, these officers and directors will share in a portion of any appreciation in Sponsor Shares and Private Placement Warrants, provided that we successfully complete a business combination.

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It is currently contemplated that Thomas Granite, current Chief Financial Officer of Artemis, will serve as Chief Financial Officer of PubCo. As such, in the future he may receive any salary, bonus, cash fees, stock options or stock awards that the PubCo Board determines to pay to its Chief Financial Officer, though the specific terms of Mr. Granite’s employment with PubCo have not been discussed.

It is also currently contemplated that Holly Gagnon, co-Chief Executive Officer and a director of Artemis, and Philip Kaplan, current co-Chief Executive Officer of Artemis, will serve as directors of PubCo after the Closing. As such, in the future they may receive any cash fees, stock options or stock awards that the PubCo Board determines to pay to its directors.
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If Artemis is unable to complete a business combination by the Liquidation Date, in order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to Artemis if and to the extent any claims by a vendor for services rendered or products sold to Artemis, or a prospective target business with which Artemis has entered into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. If Artemis completes a business combination, on the other hand, PubCo will be liable for all such claims.

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Following the Closing, the Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to Artemis and remain outstanding. As of the date of this proxy statement/prospectus, the Sponsor has not made any advances to Artemis for working capital expenses. If Artemis does not complete an initial Business Combination within the required period, Artemis may use a portion of the working capital held outside the Trust Account to repay any then outstanding working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

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Pursuant to the Business Combination Agreement, for a period of six years following the consummation of the Business Combination, PubCo is required to (i) maintain provisions in the Restated Articles providing for the indemnification of Artemis’s existing directors and officers and (ii) maintain a directors’ and officers’ liability insurance policy that covers Artemis’s existing directors and officers.

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Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, the Sponsor, officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination. However, if Artemis fails to consummate an initial business combination, such persons will not have any claim against the Trust Account for reimbursement and Artemis may not be able to reimburse these expenses. As of March 22, 2023, there were no reimbursable out-of-pocket expenses that are expected to be reimbursed using funds from the Trust Account at Closing.

As a result of the foregoing interests, the Sponsor and Artemis’s directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that would be less favorable to Artemis Public Stockholders. In the aggregate, the Sponsor and its affiliates have approximately $42.8 million at risk that depends upon the completion of a business combination. Such amount consists of (a) approximately $34.8 million representing the value of the Sponsor Shares (assuming a value of $10.20 per share, the deemed value of the PubCo Ordinary Shares in the Business Combination) and (b) $8 million representing the value of the Private Placement Warrants purchased by the Sponsor (using the $1.00 per warrant purchase price). As of March 22, 2023, there were no outstanding loans, fees or out-of-pocket expenses for which the Sponsor, its affiliates or Artemis’s directors or officers were awaiting reimbursement.
Interests of Novibet’s Directors and Executive Officers in the Business Combination
When you consider the recommendation of the Artemis Board in favor of approval of the Business Combination Proposal, you should keep in mind that Novibet’s directors and executive officers may have interests in the Business Combination that are different from, or in addition to, those of the Artemis Stockholders generally. These interests include, among other things, the interests listed below:
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George Athanasopoulos, who is currently Novibet’s Chief Executive Officer, is expected to become the Chief Executive Officer of PubCo upon the closing of the Business Combination.

Mr. Athanasopoulos would be entitled to salary and any cash fees, stock options, or stock awards that the PubCo Board determines to pay its officers.
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Rodolfo Odoni, who is currently the ultimate beneficial owner of Novibet and the owner of Komisium, is expected to become executive chairman of the PubCo Board upon the closing of the Business Combination. As such, in the future he may receive any cash fees, stock options or stock awards that the PubCo Board determines to pay to its directors.

Potential Purchases of Public Shares and/or Public Warrants
At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Artemis or its securities, the Sponsor, Novibet, Komisium, and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or who redeem, or indicate an intention to redeem, their Public Shares, or they may enter into non-redemption agreements or other transactions with such investors and others to provide them with incentives to not redeem Public Shares owned by them or to acquire Public Shares and hold and not redeem them or vote their shares in favor of the Business Combination Proposal. Any such non-redemption agreements may provide for an agreement by the investor (i) not to redeem the Public Shares it owns, or (ii) to sell such Public Shares to the Sponsor, Novibet, Komisium or their respective affiliates, or (iii) to acquire Public Shares in the market or in privately negotiated transactions from other shareholders who redeem or indicate an intention to redeem, and to hold such Public Shares and not redeem them. In the event that the Sponsor, Novibet, Komisium or their respective affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their Public Shares. Any Public Shares purchased by the Sponsor or its affiliates would be purchased at a price no higher than the redemption price for the Public Shares, which is currently estimated to be $[    ] per share. Any Public Shares so purchased would not be voted by the Sponsor or its affiliates at the Special Meeting and would not be redeemable by the Sponsor or its affiliates. The purpose of such non-redemption agreements, share purchases or other transactions would be to decrease the number of Redemptions. While the nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, transfers by the Sponsor of up to 1,000,000 shares of Class B Common Stock to non-redeeming stockholders or the forfeiture by the Sponsor to Artemis of up to 1,000,000 shares of Class B Common Stock and issuance by Artemis of up to 1,000,000 shares of Class A Common Stock to non-redeeming stockholders pursuant to the terms of the Business Combination Agreement, or arrangements to protect such investors or holders against potential loss in value of their shares, including, subject to the Investors Agreement, the granting of put options and the transfer to such investors or holders of shares or warrants owned by the Sponsor for nominal value.
Entering into any such arrangements may have a depressive effect on the price of the Artemis Class A Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than the market price and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.
If such transactions are effected, the consequence could be to cause the Minimum Closing Cash Condition and other conditions to the Business Combination to be satisfied, and the Business Combination to be completed in circumstances where such would not otherwise be obtained.
As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Artemis will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons.
Anticipated Accounting Treatment
The Business Combination is comprised of a series of transactions pursuant to the Business Combination Agreement, as described elsewhere in this proxy statement/prospectus. For accounting purposes, the Business Combination will be effected through two main steps:

1.    Komisium will sell and transfer all issued ordinary shares and other equity interests of Novibet to PubCo which is accounted for as a “common control business combination” whereby PubCo will be the successor to Novibet, the accounting predecessor. Komisium in consideration will receive the Closing Cash Consideration, the Closing Share Consideration (including the right of Komisium to retain the PubCo Ordinary Shares to which the Initial Share Premium relates), the Additional Closing Share Consideration or the Deferred Share Consideration (subject to Artemis Public Stockholders’ redemptions) and, if the earnout conditions are met, the Earnout Consideration.
2.    The “common control business combination” will be immediately followed by PubCo acquiring Artemis, which will be effectuated by Merger Sub merging with and into Artemis, with Artemis being the surviving entity. Artemis is not recognized as a “business” under IFRS 3 because it consists primarily of cash held in a bank and in the Trust Account. PubCo’s acquisition of Artemis will be accounted for as an “asset acquisition” in accordance with IAS 8 and IFRS 2.
While the legal acquirer in the Business Combination is PubCo, for financial accounting and reporting purposes under IFRS, Novibet will be the accounting acquirer. Under this method of accounting, the ongoing financial statements of PubCo will reflect the net assets of Novibet, the accounting predecessor, and Artemis at historical cost, with no additional goodwill recognized.
Regulatory Approvals and Notifications
The Business Combination is not subject as a closing condition to any foreign, federal, state or foreign regulatory requirement or approval, except for filings with the Secretary of State of the State of Delaware necessary to effectuate the Merger. However, Novibet is required to notify applicable gambling and company registry authorities in the Isle of Man, Ireland, Greece, Malta and Italy of the occurrence of the Business Combination.
Date, Time and Place of Special Meeting of Artemis’s Stockholders
The Special Meeting of the Artemis Stockholders will be held virtually at [                 ] a.m., Eastern time, on [           ] , 2023, and accessible at [           ] or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed, to consider and vote upon the Business Combination Proposal and, if necessary, the Adjournment Proposal.
Voting Power; Record Date
Artemis Stockholders will be entitled to vote or direct votes to be cast at the Special Meeting if they owned shares of Artemis Common Stock at the close of business on [                 ], 2023, which is the record date for the Special Meeting. Artemis Stockholders will have one vote for each share of Artemis Class A Common Stock and each share of Artemis Class B Common Stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. Artemis Warrants do not have voting rights. On the record date, there were 20,125,000 shares of Artemis Class A Common Stock outstanding and 5,031,250 shares of Artemis Class B Common Stock outstanding.
Quorum and Required Vote of Artemis Stockholders
A quorum of Artemis Stockholders is necessary to hold a valid meeting. A quorum for the Special Meeting will consist of the holders present in person (including virtually) or by proxy of shares representing a majority of the outstanding shares of Artemis Common Stock entitled to vote. The shares of Artemis Common Stock held by Sponsor will count towards this quorum. Abstentions will count as present for purposes of establishing a quorum; Broker Non-Votes will not. The proposals presented at the Special Meeting will require the following votes:
Business Combination Proposal:   Pursuant to the DGCL, the approval of the Business Combination Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Artemis Common Stock as of the record date, voting together as a single class. Abstentions and Broker

Non-Votes will count as votes “against” the Business Combination Proposal because an absolute percentage of affirmative votes is required to approve the proposal, regardless of how many votes are cast, and abstentions and Broker Non-Votes are not an affirmative vote.
Adjournment Proposal:   Pursuant to the Existing Artemis Charter, the approval of the Adjournment Proposal, if presented, will require the affirmative vote of the holders of a majority holders of a majority of the shares of Artemis Common Stock that are voted at the Special Meeting, voting together as a single class. Abstentions and Broker Non-Votes will have no effect on the outcome of the vote of the Adjournment Proposal because abstentions and Broker Non-Votes are not votes cast.
The Business Combination is conditioned on the approval of the Business Combination Proposal. Neither the Business Combination Proposal nor the Adjournment Proposal are conditioned upon the approval of any other proposal. The proposals are more fully described in this proxy statement/prospectus, which each stockholder is encouraged to read carefully and in its entirety.
Certain Voting Arrangements
In connection with our initial public offering, our Sponsor entered into a letter agreement to vote its shares of Sponsor Shares, and well as any Public Shares purchased by the Sponsor during or after Artemis’s initial public offering, in favor of Artemis’s initial business combination. Further, pursuant to the Sponsor Support Agreement, the Sponsor agreed to vote all voting equity securities owned by it in favor of the Business Combination Agreement, Business Combination, and all other proposals being presented at the Special Meeting. As of the date hereof, the Sponsor owns approximately 13.6% of the total outstanding Artemis Common Stock. Accordingly, in addition to the shares held by the Sponsor, Artemis would need 9,165,310 Public Shares, or approximately 45.5% of the 20,125,000 shares sold in Artemis’s initial public offering to be voted in favor of the Business Combination Proposal in order for it to be approved. Moreover, the Artemis Anchor Investors own approximately 9.5 million Public Shares based on the latest available public filings. Although the Artemis Anchor Investors are not required to hold their Artemis Units or Public Shares for any amount of time, or to vote or not redeem their Public Shares, if the Artemis Anchor Investors retain all of their interests in the Public Shares and vote those Public Shares in favor of the Business Combination, Artemis will receive sufficient votes to approve the Business Combination, regardless of how any other Artemis Public Stockholder votes their shares.
Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. Artemis has engaged Alliance Advisors, LLC to assist in the solicitation of proxies.
If a stockholder grants a proxy, it may still vote its shares virtually if it revokes its proxy before the Special Meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of Artemis Stockholders — Revoking Your Proxy.”
Comparison of Rights of Stockholders of Artemis and Shareholders of PubCo
If the Business Combination is successfully completed, holders of Public Shares will become holders of PubCo Ordinary Shares, and their rights as shareholders will be governed by PubCo’s organizational documents, including the Restated Articles. There are also differences between the laws governing Artemis, a Delaware corporation, and PubCo, a Jersey public limited company. Please see the section entitled “Comparison of Rights of PubCo Shareholders and Artemis Stockholders”.
Foreign Private Issuer
PubCo will be considered a “foreign private issuer” under SEC rules following the consummation of the Business Combination. For so long a PubCo qualifies as a foreign private issuer, it will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as a U.S. company whose securities are registered under the Exchange Act, and will also be exempt from the certain SEC and Nasdaq rules and regulations, including:

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Exemption from filing quarterly reports on Form 10-Q containing unaudited financial statements, and other specified information, which have been reviewed by an independent registered public accounting firm and include such firm’s interim review report, or current reports on Form 8-K upon the occurrence of specified significant events;

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Exemption from the requirement to comply with Regulation FD, which regulates selective disclosure of material non-public information by issuers;

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Exemption from Section 16 under the Exchange Act, which requires insiders to file public reports of their securities ownership and trading activities and provides for liability for insiders who profit from trades in a short period of time;

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Exemption from Nasdaq rules applicable to domestic issuers requiring disclosure within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers;

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Exemption from the requirement to obtain shareholder approval for certain issuances of securities, including shareholder approval of share option plans;

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Exemption from the requirement that our audit committee have review and oversight responsibilities over all “related party transactions,” as defined in Item 7.B of Form 20-F;

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Exemption from the requirement that our board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

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Exemption from the requirements that director nominees are selected, or recommended for selection by our board of directors, either by (i) independent directors constituting a majority of our board’s independent directors in a vote in which only independent directors participate, or (ii) a committee comprised solely of independent directors, and that a formal written charter or board resolution, as applicable, addressing the nominations process is adopted.

As a result, PubCo Shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.
Controlled Company
Upon completion of the business combination, Komisium will control a majority of the voting power of PubCo’s outstanding shares. As a result of its voting control, Komisium will effectively be able to determine the outcome of all matters requiring shareholder approval, including the election and removal of directors (subject to the contractual designation rights set forth in the Investors Agreement). As a result of being able to appoint and remove directors, Komisium will indirectly effectively control mergers and acquisitions, payment of dividends, and other matters of corporate or management policy. This concentration of ownership may delay or deter possible changes in control and limit the liquidity of the trading market for PubCo Ordinary Shares, which may reduce the value of an investment such shares. See “Risk Factors —  Following the completion of the Business Combination, Komisium will control PubCo, and its interests may conflict with yours in the future” for more information.
Additionally, under Nasdaq rules, a listed company of which more than 50.0% of the voting power for the election of directors is held by any person or group of persons acting together is a “controlled company” and may elect not to comply with certain Nasdaq corporate governance requirements, including the requirement (i) that a majority of the PubCo Board consist of independent directors, as defined under Nasdaq rules, (ii) to have a nominating and governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, (iii) to have director nominees selected, or recommended for the PubCo Board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors, and (iv) to have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. PubCo plans to elect to be treated as a “controlled company” following the business combination. Accordingly, following the business combination, you may not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.

Emerging Growth Company
Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
This may make comparison of PubCo’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
PubCo will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of Artemis’s initial public offering, (b) in which we have total annual revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
Material U.S. Federal Income Tax Considerations
For a description of material U.S. federal income tax considerations of the Business Combination, the exercise of redemption rights in respect of shares of Artemis Class A Common Stock and the ownership and disposition of PubCo Ordinary Shares and/or PubCo Warrants, please see the information set forth in “Material Tax Considerations — Material United States Federal Income Tax Considerations.”
Summary of Risk Factors
In evaluating the proposals to be presented at the Special Meeting, a stockholder should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” Some of the risks related to PubCo and Artemis are summarized below:
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Novibet operates in a highly competitive industry, and many of its competitors have significant advantages over Novibet.

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Novibet’s business is vulnerable to economic downturns and other forces placing pressure on consumer discretionary spending.

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Novibet’s reputation, business and results of operations could be materially adversely affected by data breaches, cybersecurity issues and other privacy and data protection concerns.

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Novibet’s business is subject to an increasingly complex and varied set of regulations and tax laws under numerous jurisdictions, and its compliance burden will continue to increase with the shifting expectations of regulators in various jurisdictions and also as it continues to expand its business into additional jurisdictions.

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Market and industry volatility could have a material adverse effect on PubCo’s results.

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Novibet faces significant domestic and international competition, and there is a possibility that increased use of competitive services could cause its sales to decline.

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The online gambling industry is cyclical, and prolonged economic declines would have a material adverse effect on Novibet’s business.

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Novibet’s operations could be materially affected by labor interruptions and difficulties.

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Novibet’s ability to generate revenue will be dependent on its ability to maintain its customer base and develop new customers.

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Currency fluctuations, including a significant increase in the value of the euro, could have a materially adverse effect on PubCo’s financial performance and financial position.

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Artemis’s current directors and executive officers have interests in the Business Combination that are different from or in addition to the interests of Artemis Public Stockholders. Such interests may have influenced their decision to approve the Business Combination with Novibet.

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The Sponsor has agreed to vote in favor of the Business Combination, regardless of how the Artemis Public Stockholders vote.

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The exercise of discretion by Artemis’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of the Artemis Stockholders.

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The PubCo securities to be received by Artemis Stockholders as a result of the Business Combination will have different rights from Artemis’s securities and Artemis Stockholders will experience dilution as a consequence of the Business Combination. Having a minority share position in PubCo may reduce the influence that Artemis’s current stockholders have on the management of the combined company.

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The Private Placement Warrants are accounted for as liabilities and the changes in value of the Private Placement Warrants could have a material effect on the financial results of PubCo following the Business Combination.

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Subsequent to the completion of the Business Combination, PubCo may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and PubCo’s ordinary share price, which could cause you to lose some or all of your investment.

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If the Artemis Public Stockholders fail to properly demand redemption of their shares, they will not be entitled to redeem their shares of Artemis Class A Common Stock for a pro rata portion of the Trust Account.

Recent Developments
Discontinuance of the marketing to Great Britain residents
On February 21, 2022, Novibet’s subsidiary, Novigroup Ltd voluntarily surrendered its combined remote operating license issued by the Gambling Commission of Great Britain (“UKGC”) and ceased to offer facilities for gambling to customers residing in Great Britain (the “U.K. market”). The decision to withdraw from the U.K. market was influenced by several commercial factors.
Since Novigroup Ltd commenced operations in the U.K. market in late 2014, local market performance and growth was achieved consistent with Novibet’s expectations. Novigroup Ltd at its height served more than 300,000 U.K. customers and grew the brand’s recognition in a highly competitive market. However, increased regulatory enforcement and oversight within the U.K. market over the last few years, and the impending U.K. Government Gambling Act review, the UKGC consultation on customer interaction (commonly referred to as the “affordability consultation”) and the uncertainty of the impact of the European Union (Withdrawal Agreement) Act of 2020 (BREXIT), had the potential to alter the forward looking profitability expectations for the U.K. market. Novigroup Ltd kept these potential political and regulatory developments under close review since 2019 and with increased focus during 2021, in particular given the likely commercial impact on the business. During 2021, Novibet was also reconsidering the strategic significance of the U.K. license considering its ability to now market to Greek, Irish, Italian and other European Union (non-Great Britain) residents under its other Online Gaming licenses obtained since acquiring the UK license from the Agenzia Delle Dogane e Dei Monopoli (“ADM”), Malta Gaming Authority (“MGA”) and the Hellenic Gaming Commission (“HGC”). As a result of this reassessment,

Novibet in 2021 began to services its Players residing in Greece and other European Union (non-Great Britain) residents pursuant to its non-U.K. Online Gaming licenses. Regulatory developments in the U.K. that had already had an impact on the Novibet business included (but are not limited to) a 2.5 second time limit between each spin on online slots and an increase of the remote gaming duty rate from 15% to 21%. Furthermore, imminent changes to gambling regulation in the U.K. have the potential to introduce affordability checks on customers reaching a low loss threshold in any calendar month and could lead to the introduction of stake limits for online slots. In the event that further materially restrictive legislative changes were to be implemented in the U.K. market in Novigroup Ltd’s view, these would be likely to have further impact on the overall business model and consequently the viability of the U.K. market going forward.
In December 2021, Novigroup Ltd received a notice from the UKGC of a compliance assessment. Compliance assessments are regularly conducted by the UKGC to determine whether license holders are carrying out their activities in accordance with the terms of their license and applicable laws and regulations. The compliance assessment was conducted in late January 2022 over five days. The UKGC issued a follow up letter on February 15, 2022 indicating that in the UKGC’s view, among other things, Novigroup Ltd’s controls and procedures did not sufficiently mitigate the risk of potential money laundering or terrorist financing and that its customer identification and interaction processes and procedures failed to identify customers who may be at risk of harm associated with gambling.
Immediately following the compliance assessment (and prior to its receipt of the aforementioned UKGC letter), on January 31, 2022, Novigroup Ltd submitted a detailed action plan which sought to address the concerns identified by the UKGC during the compliance assessment and at that time immediately began to implement the plan (including phased steps for short, medium and longer term actions) in order to provide assurance to the UKGC that those areas identified as risks were being addressed and mitigated. The plan proposed a number of measures formulated to address concerns raised including, among other things, engaging independent consultants, hiring additional personnel with relevant experience, improving anti-money laundering systems and controls and compliance functions, improving policies and systems relating to responsible gaming.
Despite Novigroup Ltd’s submission and immediate implementation of parts of the plan in the phases identified, as referred to above, on February 15, 2022, the UKGC issued a letter advising that it was considering whether to open a regulatory investigation and setting out the list of its concerns from the compliance assessment. A regulatory investigation (also known as a license review) is undertaken by the UKGC for various reasons, including (but not limited to) if it has reason to suspect that activities may have been carried on in purported reliance on the license but not in accordance with a condition of the license. There are a number of potential outcomes to a regulatory investigation, including (but not limited to) revocation of the license, suspension of the license, imposition of a penalty, imposition of additional license conditions or a warning (or a combination of these outcomes). Alternatively, a regulatory investigation may conclude with a regulatory settlement, including a payment in lieu of a financial penalty. Had any such regulatory process been initiated by the UKGC, Novigroup Ltd would have had the opportunity during that process to make detailed representations in relation to the operation of its U.K. business and its compliance processes. No further action was taken by the UKGC following the surrender of the U.K. license.
In the wider context of Novibet’s international growth plans, after consideration of its commercial expectations for the U.K. market, which in the month of January 2022 accounted for only 5.7% of Novibet’s Net Revenue, and the potential impacts of a regulatory investigation, including the expense and diversion of the management time, the potential outcomes of a regulatory investigation and the potential impact on Novibet’s business model in the U.K., on February 21, 2022, Novigroup Ltd voluntarily surrendered its license to operate in the U.K. and stopped marketing to Great Britain residents in order to focus on markets with greater growth potential and less uncertainty in relation to the trajectory of gambling regulatory reform. Novigroup Ltd has ceased operating under the UK license, which operations it wound down in an orderly fashion and in compliance with all applicable local laws and requirements and was, throughout the compliance assessment process engaged proactively and positively with the UKGC. Novibet is committed to making gambling safer and despite no longer marketing to the residents of Great Britain, Novigroup Ltd is assessing whether certain aspects of the plan originally submitted to the UKGC prior to the surrender of its U.K. license (and which plan is not now relevant to the U.K. market given the closure of the UK business) would nonetheless be appropriate to implement in other jurisdictions (having regard to the local laws and regulations in place in those jurisdictions and that regulations differ in a number of respects in such local jurisdictions), with the aim of continuously improving its regulatory compliance processes.
The projections and prospective information included in this proxy statement/prospectus do not include any results attributable to the U.K. market, except for the first two months of 2022, which include historical results prior to the discontinuance of operations in the U.K.
Market Access Agreements
Pennsylvania:
On January 20, 2022, Novibet USA, Inc., a direct, wholly-owned subsidiary of Novibet (“Novibet USA”), entered into an Online Market Access Agreement (the “Caesars — PA Market Access Agreement”) with Chester Downs and Marina, LLC (“Caesars — PA”). Under the Caesars — PA Market Access Agreement, Novibet USA and Caesars — PA agreed that Novibet USA may operate, control and administer a branded online gambling service (excluding Sportsbook or online poker) in the Commonwealth of Pennsylvania for ten years under Caesars’ — PA operating licenses. Commencement of Pennsylvania-directed services pursuant to the Caesars — PA Market Access Agreement is subject to, among other conditions, the parties obtaining the gaming licenses and other governmental approvals necessary for Novibet USA to offer such online gambling service under the Caesars — PA Market Access Agreement.
Caesars — PA may terminate the Caesars — PA Market Access Agreement under certain circumstances, including (i) upon a material breach of Novibet USA that is not remedied within applicable cure periods, (ii) in the event any applicable gaming authority denies or rejects Novibet USA’s application for its necessary gaming license within the Commonwealth of Pennsylvania, and (iii) if any law prohibits iGaming in the Commonwealth of Pennsylvania or the United States.
Following the execution of the Caesars — PA Market Access Agreement, Novibet USA submitted its gaming license application for iGaming in Pennsylvania.
New Jersey:
On July 11, 2022, Novibet USA, Inc., a direct, wholly-owned subsidiary of Novibet (“Novibet USA”), entered into an Online Market Access Agreement (the “Caesars — NJ Market Access Agreement”) with Caesars Interactive Entertainment New Jersey, LLC (“Caesars — NJ”). Under the Caesars — NJ Market Access Agreement, Novibet USA and Caesars — NJ agreed that Novibet USA may operate, control and administer a branded online gambling service (including Sportsbook and iGaming, but excluding online poker) in the State of New Jersey for ten years under Caesars’ — NJ operating licenses which shall be extended for an additional subsequent five-year period if the parties mutually agree in writing prior to the end of the above 10-year term. Commencement of New Jersey-directed services pursuant to the Caesars — NJ Market Access Agreement is subject to, among other conditions, the parties obtaining the necessary gaming licenses and other governmental approvals necessary for Novibet USA to offer such online gambling services under the Caesars — NJ Market Access Agreement.
Caesars — NJ may terminate the Caesars — NJ Market Access Agreement under certain circumstances, including (i) upon a material breach of Novibet USA that is not remedied within applicable cure periods, (ii) in the event any applicable gaming authority denies or rejects Novibet USA’s application for its necessary gaming license within the State of New Jersey, and (iii) if any law prohibits Sportsbooks or iGaming in the State of New Jersey or the United States.
Following the execution of the Caesars — NJ Market Access Agreement, Novibet USA has commenced preparing its gaming license application for Sportsbook and iGaming in New Jersey.
Maryland:
On October 21, 2022, Novibet filed the first part of an application for a mobile Sports Betting license through its indirect subsidiary, Novibet MD, a wholly-owned subsidiary of Novibet USA, to the Maryland Sports Wagering Application Review Commission (“SWARC”). The second part of the license application was filed by Novibet on November 4, 2022 to the Maryland Lottery and Gaming Control Commission (“Commission”). The granting of a mobile license for Sports Betting in Maryland requires both parts of the application to be approved by the corresponding authorities (i.e. the SWARC and the Commission) in order for Novibet to be granted one of the 60 mobile licenses. The license, if granted, shall be valid for five years.
Mexico:
On April 20, 2022, Logflex MT Limited (Malta), a direct, wholly-owned subsidiary of Novibet (“Logflex MT”), entered into an Agreement for the Provision of Online Gaming Management and Consulting Services (the “Big Bola Agreement”) with Comercial de Juegos de la Frontera, S.A. de C.V. (“Big Bola”). Under the Big Bola Agreement, Logflex MT and Big Bola agreed that Logflex MT shall host, manage, promote and support the on-line betting and gaming business for the regulated Mexican interactive market for ten years (automatically renewable for additional 5-year terms unless either party manifests its will not to renew to the other party according to the terms of the Big Bola Agreement) under Big Bola’s federal gaming permit. Such online gambling services will be offered under the “Novibet” brand. Commencement of the services pursuant to the Big Bola Agreement is subject to Big Bola obtaining an official resolution from SEGOB approving the betting mechanics of the website www.novibet.mx in term of article 85 of the Regulations to the Mexican Federal Law on Games and Raffles or otherwise an official resolution authorizing and acknowledging the operation of the above website by Big Bola.
Novibet may terminate the Big Bola Agreement under certain circumstances and specifically (i) if Big Bola is unable to obtain the required authorizations for the operation of www.novibet.mx, (ii) if Big Bola’s federal gaming permit is revoked, suspended or terminated, and (iii) if Big Bola fails to comply with tax obligations in case that such breach impacts directly the above website and its ability to remain as an active and functional business unit.
Further to the above, on June 13, 2022, Logflex MT and Big Bola signed an Accession Agreement with Operadora de Entretenimiento del Bajio, S.A. de C.V., it being the gaming operator of Big Bola authorized by SEGOB, by virtue of which the latter acceded as an additional party to the Big Bola Agreement assuming from June 13, 2022, jointly and severally all obligations and liabilities of Big Bola under the Big Bola Agreement.
Logflex MT launched its online operations to customers in Mexico beginning on November 2, 2022 according to the terms of the Big Bola Agreement under Big Bola’s federal gaming permit. The license applies to Online Casino games and Sports Betting and shall remain in force for ten years, with possible further 5-year renewals.
Brazil and Chile:
Novibet launched its Online Gaming business in Brazil on February 23, 2023, and in Chile on March 16, 2023, through its wholly owned subsidiary, Logflex MT Limited, under its MGA license that currently permits it to offer Type 1, Type 2, and Type 3 Online Gaming Products.

UNAUDITED HISTORICAL COMPARATIVE AND PRO FORMA
COMBINED PER SHARE DATA OF ARTEMIS AND NOVIBET
The following table sets forth summary historical comparative share and unit information for Artemis and Novibet and unaudited pro forma condensed combined per share information of Artemis after giving effect to the Business Combination, assuming three redemptions scenarios as follows:
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Assuming No Redemptions:    This presentation assumes that no Artemis Stockholders exercise redemption rights with respect to their Public Shares.

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Assuming 50% Redemptions:    This presentation assumes that Artemis will satisfy the requirement to have at least $5,000,001 in net tangible assets either immediately prior to or upon consummation of the Business Combination, even if one-half of all Artemis Public Stockholders holding 10,062,500 Public Shares exercise their redemption rights for approximately $102.6 million of funds in the Trust Account as of June 30, 2022 and December 31, 2021, or approximately $10.20 per share.

•
Assuming Maximum Redemptions:    This presentation assumes that Artemis will satisfy the requirement to have at least $5,000,001 in net tangible assets either immediately prior to or upon consummation of the Business Combination, even if all Artemis Public Stockholders holding 20,125,000 Public Shares exercise their redemption rights for the approximately $205.3 million of funds in the Trust Account as of June 30, 2022 and December 31, 2021, or approximately $10.20 per share.

The unaudited pro forma book value information and the weighted average shares outstanding and net earnings per share information reflect the Business Combination as if it had occurred on January 1, 2021. As the Business Combination and related transactions are being reflected as if they had occurred on January 1, 2021, the calculation of weighted average shares outstanding for basic and diluted net profit per common share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented.
This information is only a summary and should be read together with the summary historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of Artemis and Novibet and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of Novibet and Artemis is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined consolidated financial statements and related notes included elsewhere in this proxy statement/ prospectus.
The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Artemis and Novibet would have been had the companies been combined during the periods presented.
The unaudited pro forma condensed combined net profit per share has been prepared assuming alternative levels of redemption by Artemis’s Public Stockholders of shares of Artemis Class A Common Stock for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Trust Account as of June 30, 2022 and December 31, 2021:

			Pro Forma Combined			PubCo Equivalent Pro Forma Per Share Data(5)
	Artemis Historical	Novibet Historical	No Redemptions Scenario	50% Redemptions Scenario(1)	Maximum Redemptions Scenario(2)	No Redemptions Scenario	50% Redemptions Scenario(1)	Maximum Redemptions Scenario(2)
As of and for the period ended June 30, 2022
Net Income (loss)	$3,263,313	$(781,162)	$7,576,583	$7,576,583	$7,576,583	$7,576,583	$7,576,583	$7,576,583
Weighted average number of ordinary shares outstanding – basic(3)(4)	25,156,250	1,200	69,280,269	63,861,151	66,312,132	44,124,019	48,767,401	61,280,882
Net profit per share – basic	$0.13	$(651)	$0.11	$0.12	$0.11	$0.17	$0.16	$0.12
Weighted average number of ordinary shares outstanding – diluted(3)(7)			111,597,671	106,178,553	96,374,632
Net profit per share – diluted			$0.07	$0.07	$0.08
Total book value	$(12,619,810)	$(7,105,566)	$132,096,387	$76,945,012	$(22,328,613)
Book value per share(6)	$(0.50)	$(5,921)	$1.91	$1.20	$(0.34)
As of and for the year ended December 31, 2021
Net Income (loss)	$312,118	$5,844,512	$8,517,414	$8,517,414	$8,517,414	$8,517,414	$8,517,414	$8,517,414
Weighted average number of ordinary shares outstanding – basic(3)(4)	9,484,202	1,200	69,280,269	63,861,151	66,312,132	44,124,019	48,767,401	61,280,882
Net profit per share – basic	$0.03	$4,870	$0.12	$0.13	$0.13	$0.19	$0.17	$0.14
Weighted average number of ordinary shares outstanding – diluted(3)(7)			111,597,671	106,178,553	96,374,632
Net profit per share – diluted			$0.08	$0.08	$0.09
Total book value	$(15,533,123)	$(7,387,328)	$121,140,674	$65,865,674	$(34,134,326)
Book value per share(6)	$(1.64)	$(6,156)	$1.75	$1.03	$(0.51)

(1)
This scenario assumes that 10,062,500 Public Shares, or 50% of the Public Shares, are redeemed for an aggregate payment of approximately $102.6 million from the Trust Account, which is a redemptions scenario that could occur.

(2)
This scenario assumes that all 20,125,000 Public Shares, or 100% of the Public Shares, are redeemed for an aggregate payment of approximately $205.3 million from the Trust Account, which is a redemptions scenario that could occur.

(3)
In the No Redemptions Scenario, assumes an aggregate of $50.0 million of Closing Cash Consideration. In the 50% Redemptions Scenario, assumes an aggregate of approximately $2.6 million of Closing Cash Consideration. In the 100% Redemptions Scenario, assumes no Closing Cash Consideration. In each redemptions scenario, assumes no Deferred Share Consideration and no Earnout Consideration is issued at the Closing.

(4)
Excludes PubCo Ordinary Shares issuable upon the exercise of PubCo Warrants, and the PubCo Ordinary Shares issuable as Earnout Consideration.

(5)
The equivalent pro forma basic and diluted per share data for Novibet is calculated by multiplying the combined pro forma per share data by the exchange ratio.

(6)
Historical book value per share is calculated as stockholders’ equity (deficit) divided by the total number of shares outstanding.

(7)
Includes PubCo Ordinary Shares issuable upon the exercise of PubCo Warrants and the PubCo Ordinary Shares issuable as Deferred Share Consideration and Earnout Consideration.

PRICE RANGE OF SECURITIES AND DIVIDENDS
Artemis
The Artemis Units, Public Shares and Public Warrants are currently listed on Nasdaq under the symbols “ARTEU,” “ARTE” and “ARTEW,” respectively. Each Artemis Unit consists of one share of Artemis Class A Common Stock and one half of one Public Warrant. Each Artemis Warrant entitles its holder to purchase one share of Artemis Class A Common Stock at a price of $11.50 per share, subject to adjustment, beginning 30 days following consummation of an initial business combination. The Artemis Units commenced trading on Nasdaq on October 1, 2021. The Public Shares and Public Warrants commenced separate trading on Nasdaq on November 24, 2021 and November 26, 2021, respectively.
Holders
As of [•], 2023, the record date for the Special Meeting, there were [•] holders of record of Artemis Units, [•] holders of record of Public Shares, and [•] holders of record of Public Warrants. Artemis’s management believes Artemis has in excess of [•] beneficial holders of its securities.
Dividends
Artemis has not paid any cash dividends to its stockholders.
Novibet
Market Price of Novibet Ordinary Shares
Historical market price information regarding Novibet is not provided because there is no public market for its securities.
Holders
As of the date of this proxy statement/prospectus, Novibet had one holder of record, Komisium.
Dividends
On February 11, 2021, Novigroup Ltd declared an interim dividend of €18,730,378 to Sendross Ltd, the former owner of Novibet prior to the Reorganization Transaction (as defined below), which dividend was fully offset against amounts receivable from Sendross Ltd to Novigroup Ltd.
PubCo
Market Price of PubCo Ordinary Shares
Historical market price information regarding PubCo is not provided because there is no public market for its securities. PubCo intends to apply to list its PubCo Ordinary Shares and PubCo Warrants on Nasdaq upon the Effective Time under the ticker symbols “NOVI” and “NOVIW”, respectively.
Holders
As of the date of this proxy statement/prospectus, PubCo had one holder of record, Komisium.
Dividends
PubCo has not paid any dividends to its shareholders. Following the completion of the Business Combination, PubCo’s board of directors will consider whether or not to institute a dividend policy. The determination to pay dividends will depend on many factors, including, among others, PubCo’s financial condition, current and anticipated cash requirements, contractual restrictions and financing agreement covenants, solvency tests imposed by applicable corporate law and other factors that PubCo’s board of directors may deem relevant; provided that, pursuant to Amendment No. 1 to the Business Combination Agreement, as soon as practicable after the Closing Date, the PubCo Board will determine the Shareholder

Payment and shall make the Shareholder Payment to Komisium within five (5) Business Days after such determination; provided further that if after making the Shareholder Payment, PubCo would have an amount of cash less than the Minimum Liquidity, PubCo shall only pay to Komisium such portion of the Shareholder Payment so that PubCo maintains its Minimum Liquidity, or such other amount higher than the Minimum Liquidity as agreed to by Komisium and the PubCo Board, immediately following such payment, with the remainder of the Shareholder Payment to be paid to Komisium in exchange for a lump sum non-interest bearing note with a maturity date as of the one (1) year anniversary of the Closing Date.

RISK FACTORS
Unless the context otherwise requires, in this section, “Novibet”, the “Company”, “we,” “us” and “our” refer to the business and operations of Novibet prior to the Business Combination and to the business and operations of PubCo following the Business Combination. Stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, financial condition, results of operations, prospects and trading price of PubCo following the Business Combination. This proxy statement/prospectus also contains forward-looking statements that involve risks and uncertainties and actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this proxy statement/prospectus.
The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by Artemis and Novibet, which later may prove to be incorrect or incomplete. PubCo and its subsidiaries and their respective businesses and operations may face additional risks and uncertainties that are not presently known to us, or that are currently deemed immaterial, but which may also ultimately have an adverse effect on any such party.
Risks Related to Novibet’s Business and Industry
Competition within the broader entertainment industry is intense and is increasing. Our existing and potential customers may be attracted to competing Online Casino and Sports Betting options, as well as other forms of entertainment such as television, movies, sporting events and in-person casinos. If our offerings do not continue to be popular with existing customers and attract potential new customers, our ability to expand our business as we have in the past may be adversely affected, and our business, financial condition, results of operations and liquidity would be harmed.
Novibet operates in the global entertainment and gaming industries within the broader entertainment industry with its consumer-oriented offerings such as Online Casino and Sports Betting. Our customers face a vast array of entertainment choices. Other forms of entertainment, such as television, movies, sporting events and in-person casinos, are well-established and may be perceived by our customers to offer greater variety, affordability, interactivity and enjoyment. We will compete with these other forms of entertainment for the discretionary time and income of our customers. If we are unable to sustain sufficient interest in our Online Casino and Sports Betting platforms in comparison to other forms of entertainment, including new forms of entertainment, our business model may not continue to be viable.
Our success depends in part on our ability to anticipate and satisfy customer preferences in a timely manner. As we will operate in a dynamic environment characterized by rapidly changing industry and legal standards, our products will be subject to changing consumer preferences that cannot be predicted with certainty. We will need to continually introduce new offerings and identify future product offerings that complement our existing platforms, respond to our customers’ needs and improve and enhance our existing platforms to maintain or increase our customer engagement and growth of our business. We may not be able to compete effectively unless our product selection keeps up with trends in the digital sports entertainment and gaming industries in which we compete, or trends in new gaming products.
Since the Online Casino and Sports Betting industry is characterized by dynamic customer demand and technological advances, resulting in intense competition among Online Casino, Sports Betting, and entertainment providers. A number of established, well-financed companies producing Online Casino, Sports Betting and/or interactive entertainment products and services compete with our offerings, and other well-capitalized companies may introduce effective competitive services. Such competitors may spend more money and time on developing and testing products and services, undertake more extensive marketing campaigns, adopt more aggressive pricing or promotional policies or otherwise develop more commercially successful products or services than ours, which could negatively impact our business. Our competitors may also develop products, features or services that are similar to ours or that achieve greater market acceptance.

Such competitors may also undertake more far-reaching and successful product development efforts or marketing campaigns, or may adopt more aggressive pricing policies.
Furthermore, new competitors, whether licensed or not, may enter the Online Casino and Sports Betting industry. There has also been considerable consolidation among competitors in the entertainment and gaming industries and such consolidation and future consolidation could result in the formation of larger competitors with increased financial resources and altered cost structures, which may enable them to offer more competitive products, gain a larger market share, expand offerings and broaden their geographic scope of operations. If we are not able to maintain or improve our market share, or if our offerings do not continue to be popular, our business could suffer.
Economic downturns and political and market conditions beyond our control could adversely affect our business, financial condition, results of operations and prospects.
Our financial performance and prospects are subject to global economic conditions, in particular in Europe and the Americas, and their impact on levels of spending by our customers. Economic recessions have had, and may continue to have, far reaching adverse consequences across many industries, including the global entertainment and gaming industries, which may adversely affect our business and financial condition. In the past decade, global and European economies have experienced tepid growth following the financial crisis in 2008 – 2009 and there appears to be an increasing risk of a recession due to international trade and monetary policy, continued consumer price inflation trends, the ongoing war in Ukraine, which may prolong inflationary trends leading to global economic instability and significant reductions in discretionary consumer spending (including from the depletion of savings from the governmental economic stimulus checks), and other factors. If the international economic recovery continues to be slow or stalls, particularly in Europe and in the Americas, and if these economies experience another recession or if any of the relevant regional or local economies in our current or future market areas suffers a downturn, we may experience a material adverse effect on our business, financial condition, results of operations or prospects.
In addition, changes in general market, economic and political conditions in domestic and foreign economies or financial markets, including continued high inflation and fluctuations in stock markets resulting from, among other things, trends in the economy as a whole, may reduce customers’ disposable income. Any one of these changes could have a material adverse effect on our business, financial condition, results of operations or prospects.
Our operations in Europe and planned future operations in the Americas are subject to the economic, political, regulatory, and other risks of international operations.
We conduct business in numerous countries in Europe and expect to commence operations in various countries, states and provinces in the Americas that carry high levels of currency, political, compliance and economic risk. Operations in these countries can present many risks, including volatility in gross domestic product and rates of economic growth, financial and governmental instability, cultural differences (such as employment and business practices) and the imposition of exchange and capital controls.
Instability and uncertainties arising from the global geopolitical environment and the evolving international and domestic political, regulatory, and economic landscape, including the potential for changes in global trade policies, including sanctions and trade barriers, and trends such as populism, economic nationalism and negative sentiment toward multinational companies (including gaming businesses), as well as the cost of compliance with increasingly complex and often conflicting regulations worldwide, can impair our flexibility in modifying our product offerings, marketing, hiring or other strategies for growing our businesses, as well as our ability to improve productivity and maintain acceptable operating margins.
The European Union, the United States and other countries may implement actions, including trade actions, tariffs, export controls, and sanctions, against other countries or localities, including potentially against certain Russian government, government-related, or other entities or individuals in Russia (for example, by virtue of being on a known sanctions list) or any such entities or individuals related to or suspected of being related to actions in Ukraine, which along with any retaliatory measures could increase costs, adversely affect our operations, or adversely affect our ability to meet contractual and financial obligations. In addition, in connection with the current status of international relations with Russia, particularly in light of continued and escalating conflict between Russia and Ukraine, the European Union has imposed enhanced export controls on certain products and sanctions on certain industry sectors and parties in Russia. The governments of other jurisdictions in which we plan to operate in the future, such as the United States, have also implement additional sanctions and other restrictive measures. These sanctions and export controls, as well as the responses from Russia, could adversely affect us and/or our supply chain, business partners or customers.
While these factors and their impact are difficult to predict, any one or more of them could have a material adverse effect on our competitive position, results of operations, financial condition, liquidity or prospects.
Reductions in discretionary consumer spending could have an adverse effect on our business, financial condition, results of operations and prospects.
Our business is particularly sensitive to reductions from time to time in discretionary consumer spending. Demand for entertainment and leisure activities, including gaming, has been and may continue to be affected by changes in the economy and consumer tastes, both of which are difficult to predict and beyond our control. Unfavorable changes in general economic conditions, including recessions, economic slowdowns, sustained high levels of unemployment and rising prices, or the perception by consumers of weak or weakening economic conditions, may reduce our customers’ disposable income or result in fewer individuals engaging in entertainment and leisure activities, such as Online Casino and Sports Betting. As a result, we cannot ensure that demand for our offerings will remain constant. Adverse developments affecting economies throughout the world, including a general tightening of availability of credit, decreased liquidity in certain financial markets, increased interest rates, foreign exchange fluctuations, increased energy costs, increased inflation, acts of war or terrorism, transportation disruptions, natural disasters, declining consumer confidence, sustained high levels of unemployment or significant declines in stock markets, as well as concerns regarding pandemics, epidemics and the spread of contagious diseases, could lead to a further reduction in discretionary spending on leisure activities, such as Online Casino and Sports Betting.
COVID-19 has affected our business and operations in a variety of ways. The pandemic restrictions have affected our business, financial condition, results of operations and prospects, including as a result of the reduction in the quantity of global sporting events, closures or restriction on business operations of various sports organizations, and a decrease in consumer spending generally, and they may continue to do so in the future. Additionally, consumers may decrease Online Casino and Sports Betting activities as pandemic restrictions are loosened and other activities become available to them. The long-term impacts of the pandemic and related restrictions on our business and results of operations are impossible for us to predict.
Beginning in 2020 and continuing into 2022, the novel COVID-19 pandemic adversely impacted global commercial activity, disrupted supply chains and contributed to significant volatility in financial markets. The primary impact of the COVID-19 pandemic on our business, beyond disruptions in normal business operations, was driven by the suspension, postponement and cancellation of major sports seasons and events. While sports events in general have restarted, there can be no assurance that sports seasons and events will not be canceled, reduced or negatively impacted again due to the ongoing COVID-19 pandemic concerns, new variants or subvariants of COVID-19 or another regional or global outbreak. These restrictive measures may adversely impact our relationships with existing and potential new business partners globally, our employees and operations and the operations of our business partners, and may negatively impact our business. Our Sports Betting revenues are dependent on interest in sporting events, which sporting events have been, and may be in the future, substantially limited during COVID-19 related business shutdowns, including the cancellation or postponement of sporting events.
In recent periods coinciding with the COVID-19 pandemic, we have seen significant growth in Sports Betting and Online Casino revenues from existing and new customers, as the COVID-19 pandemic and the lockdowns and stay-at-home or shelter-in-place orders for the general populace in many jurisdictions have accelerated the shift to online commerce and online entertainment. As government restrictions continue to ease, this trend may not continue or could even be reversed as customers have more options as to where they may seek to spend their entertainment dollars, including through physical participation and not Online Gaming activities, potentially resulting in a decrease in our share of the entertainment wallet. These effects make the comparison of our current and historical performance very difficult. In particular, the growth or otherwise in our active wagering customer numbers and our revenues may be skewed higher and hence our historic growth may not be a useful or accurate guide to our expected future performance.
There is no certainty that any actions taken by us will be sufficient to mitigate the risks posed by the effects of the COVID-19 pandemic (including potential subsequent waves or new variants or strains of the virus or that any of the governmental and societal factors arising therefrom (such as governmental response, including ending economic stimulus checks to consumers and the general trend towards online commerce that has benefited all-digital businesses) will continue to be of benefit to us. These factors related to COVID-19 are beyond our control and, as a result, we are unable to predict the ultimate impact, both in terms of severity and duration, that the COVID-19 pandemic will have on our business, operating results, cash flows and financial condition. As the effects of the COVID-19 pandemic continues to be understood and evolve, the ultimate extent of the impact on our business, operating results, cash flows, liquidity and financial condition will be primarily driven by the severity of the effects of the pandemic, the pandemic’s impact on global economies and the timing, scope and effectiveness of federal, state and local governmental responses to the negative economic and societal impacts of the pandemic in the European Union, in markets we plan to expand or have recently commenced our operations such as in the Americas, and national, provincial/state/regional and local responses elsewhere around the world that may negatively impact markets we operate in.
Our business depends on a strong brand, and if we are not able to develop, maintain and enhance our brand and reputation, including as a result of negative publicity, our business and operating results may be harmed.
We believe that developing, maintaining and enhancing our brands, notably our Novibet and NoviLadies brands, is critical to achieving and maintaining widespread acceptance of our products and services, attracting new customers, retaining existing customers, persuading existing customers to adopt additional products and services and hiring and retaining our employees. We believe that the importance of our brand will increase as competition in our markets further intensifies. Successful promotion of our brand will depend on a number of factors, including the effectiveness of our marketing efforts, our ability to provide high-quality, reliable and cost-effective products and services, the perceived value of our products and services and our ability to provide quality customer support. Brand promotion activities require us to make substantial expenditures. To date, we have made significant investments in the promotion of our brands, including more than 100 Novibet brand partnerships with casinos worldwide, as well as an exclusive partnership for the territories of Greece and Cyprus with a professional basketball player who plays for the Milwaukee Bucks of the National Basketball Association. The promotion of our brand, however, may not generate customer awareness or increase revenue to the extent we anticipate, or at all, and any increase in revenue may not offset the expenses we incur in building and maintaining our brand.
We operate in a public-facing industry where negative publicity, including from our customers, whether or not justified, can spread rapidly through, among other things, social media. To the extent that we are unable to respond timely and appropriately to negative publicity or to the extent our responses to negative publicity are not fairly published or not positively received, our reputation and brands could be harmed. Moreover, even if we are able to respond in a timely and appropriate manner, we cannot predict how negative publicity may affect our reputation and business.
We, our employees and our partners, such as casino and sports book providers and marketing affiliates, also use social media to communicate externally. There is risk that the use of social media by us, our employees or our partners to communicate about our business or for any other purpose even in a personal capacity may give rise to negative publicity or to liability or result in public exposure of personal data of our employees, partners or customers, each of which could affect our reputation, revenue, business, results of operations and financial condition.
We have experienced and expect to continue to experience fluctuations in our operating results, which makes our future results difficult to predict and could cause our operating results to fall below expectations.
Novibet’s semi-annual financial results have fluctuated in the past and we expect PubCo’s financial results to fluctuate in the future. These fluctuations may be due to a variety of factors, such as the impacts of the COVID-19 pandemic, regulatory changes, and short term micro and macro-economic factors impacting consumer discretionary income some of which are outside of our control and may not fully reflect the underlying performance of our business.

PubCo’s financial results in any given reporting period may be influenced by numerous factors, many of which we are unable to predict or are outside of our control, including the impact of seasonality and our betting results, the impact of the COVID-19 pandemic or other global or regional health pandemic and actions taken to mitigate the spread of such outbreak, such as lockdowns, which had driven a global increase in online commerce and activities which may not be sustainable at the same levels after such mitigations cease, and the other risks and uncertainties set forth herein. In particular, our sports-betting operations will have significant exposure to, and may be materially impacted by, the cancellation or postponement of sporting events and sporting seasons and the level of performance of popular players and teams, which can result in short-term volatility in betting win margins and customer engagement, thus impacting revenues. Furthermore, we believe that significant sporting events, such as playoffs and championship games, tend to impact, among other things, revenues from operations, customer activity and other key metrics, and as such, Novibet’s historical revenues generally have been highest in the fourth quarter of each year. A majority of Novibet’s current Sports Betting revenue is and will continue to be generated from bets placed on, or contests relating to, the worldwide sports events of soccer, basketball and tennis. We have experienced, and may continue to experience, revenue decreases during the off-season periods for these sports. Our revenues may also be affected by the scheduling of major sporting events that do not occur annually, such as the World Cup, or the cancellation of sporting events and races. In addition, certain individuals or teams advancing or failing to advance, and their scores and other results within specific tournaments, games or events, may impact our financial performance.
As part of our Online Casino product offering, we offer progressive jackpot games. Each time a progressive jackpot game is played, a portion of the amount wagered by the customer is contributed to the jackpot for that specific game or group of games. Once a jackpot is won, the progressive jackpot is reset with a predetermined base amount. While we maintain a provision for these progressive jackpots, the cost of the progressive jackpot payout would be a cash outflow for the business in the period in which it is won with a potentially significant adverse effect on our financial condition and cash flows. Because winning is underpinned by a random mechanism, we cannot predict with absolute certainty when a jackpot will be won. In addition, Novibet currently does not insure against random outcomes or jackpot wins.
Consumer engagement with our Sports Betting and Casino products therefore may decline or fluctuate as a result of the factors discussed above and general risks of staying competitive in a highly competitive and crowded industry, including, our customer’s level of satisfaction with our various betting platforms, our ability to continually adapt, improve and innovate, outages and disruptions of online services, our marketing and advertising efforts to capture customer wallet share, among others. Any decline or fluctuation in the recurring portion of our business may have a negative impact on our business, financial condition, results of operations or prospects.
Historical financial data for our business presented in this proxy statement/prospectus is not necessarily indicative of results our business would have achieved as a stand-alone entity for the periods presented herein.
The historical financial statements included in this proxy statement/prospectus have been prepared on a carve-out basis, to represent the financial position and performance of Novibet as if Novibet had existed on a stand-alone basis for each of the years ended December 31, 2021, 2020 and 2019 for the combined carve-out statements of profit or loss and comprehensive income, financial position, changes in equity (deficit) and cash flows, and reflect assumptions and allocations made by us. Prior to February 12, 2021, our business was owned and controlled by Sendross Ltd, before Komisium became the parent company of Novibet as part of a reorganization process that began in December 2020. The financial information of Novibet, as presented, does not necessarily reflect the financial condition and results of operations the business would have achieved as a stand-alone entity during the periods presented, or those that it will achieve in the future. See Notes 1 and 2 to the Combined Carve-Out Financial Statements for the Years Ended December 31, 2021, 2020 and 2019 on pages F-29 and F-30 for a further discussion on the reorganization and accounting treatment.
Our projections are subject to significant risks, assumptions, estimates and uncertainties, including assumptions regarding future legislation and changes in regulations in multiple jurisdictions. As a result, our projected revenues, market share, expenses and profitability may differ materially from our expectations.
PubCo will operate in rapidly changing and competitive industries and our projections will be subject to the risks of, and assumptions made by management with respect to, our industries. Operating results are difficult to forecast because they generally depend on our assessment of the timing of adoption of future legislation and regulations by different members of the European Union, the U.S. and foreign jurisdictions, which are uncertain and are to a certain extent subject to fluctuating political opinion and the shifting or increasing expectations of various regulators in certain jurisdictions. Furthermore, if we invest in the development of new products or distribution channels that do not achieve significant commercial success or decide to exit other markets like our discontinuance of operations in the United Kingdom, whether because of competition, regulatory changes or otherwise, we may not recover the often substantial “up front” costs of developing and marketing those products and distribution channels or entering those markets, or recover the opportunity cost of diverting management and financial resources away from other products or distribution channels or markets.
Additionally, as described above under “— Reductions in discretionary consumer spending could have an adverse effect on our business, financial condition, results of operations and prospects,” our business may be affected by reductions in consumer spending from time to time as a result of a number of factors which may be difficult to predict. This may result in decreased revenue levels, and we may be unable to adopt measures in a timely manner to compensate for any unexpected shortfall in income. This inability could cause our operating results in a given quarter to be higher or lower than expected. If actual results differ from our estimates, analysts may negatively react and our stock price could be materially impacted.
Our business depends on the success, including win or hold rates, of existing or future Online Casino and Sports Betting products, which rely on a variety of factors and are not completely controlled by us.
The Online Casino and Sports Betting industries are characterized by an element of chance. Accordingly, Novibet employs theoretical win rates to estimate what a certain type of casino game or sports bet, on average, will win or lose in the long run. Net win is impacted by variations in the hold percentage (the ratio of net win to total amount wagered), or actual outcome, on our Online Casino and Sports Betting we offer to our customers. Novibet uses the hold percentage as an indicator of an online game’s or sports bet’s performance against its expected outcome. Although each casino game or sports bet generally performs within a defined statistical range of outcomes, actual outcomes may vary for any given period. In addition to the element of chance, win rates (hold percentages) may also (depending on the game or sports bet involved) be affected by the spread of limits and factors that are beyond our control, such as a customer’s skill, experience and behavior, the mix of games played, the financial resources of customers, the volume of bets placed and the amount of time spent gambling. As a result of the variability in these factors, the actual win rates on our online games and sports bets may differ from the theoretical win rates we have estimated and could result in the winnings of our game’s or sports bet’s customers exceeding those anticipated. The variability of win rates (hold rates) also have the potential to negatively impact our financial condition, results of operations and cash flows.
Our financial prospects may suffer if we are unable to develop successful offerings or if we fail to pursue additional offerings. In addition, if we fail to make the right investment decisions in our offerings and technology platform, we may not attract and retain key customers and our revenue and results of operations may decline.
Novibet commenced operations in 2011 with a singular focus on the consumer Online Casino and Sports Betting industry and has primarily focused its efforts in the last decade on growing and expanding on its product offerings.
In 2010, Novibet launched its Sportsbook offering. In recent years, Novibet has rapidly expanded its geographical reach and we anticipate expanding further as we pursue our growth strategies.
The industry in which we operate is subject to rapid and frequent changes in standards, technologies, products and service offerings, as well as in customer demands and expectations and regulations. We must continuously make decisions regarding which offerings and technology to invest in to meet customer demand in compliance with evolving industry standards and regulatory requirements and must continually introduce and successfully market new and innovative technologies, offerings and enhancements to remain competitive and effectively stimulate customer demand, acceptance and engagement. Our ability to engage, retain, and increase our customer base and to increase our revenue will depend heavily on our ability to successfully create new offerings, both independently and together with third parties. We may introduce significant changes to our existing platforms and offerings or develop and introduce new and unproven products, with which we have little or no prior development or operating experience. The process of developing new offerings and systems is inherently complex and uncertain, and new offerings may not be well received by customers, even if well-reviewed and of high quality. If we are unable to develop technology and products that address customers’ needs or enhance and improve our existing platforms and offerings in a timely manner, that could have a material adverse effect on our business, financial condition, results of operations and prospects.
Although we intend to continue investing in our research and development efforts, if new or enhanced offerings fail to engage our customers or partners, we may fail to attract or retain customers or to generate sufficient revenue, operating margin, or other value to justify our investments, any of which may seriously harm our business. In addition, management may not properly ascertain or assess the risks of new initiatives, and subsequent events may alter the risks that were evaluated at the time we decided to execute any new initiative. Creating additional offerings can also divert our management’s attention from other business issues and opportunities. Even if our new offerings attain market acceptance, those new offerings could exploit the market share of our existing product offerings or share of our customers’ wallets in a manner that could negatively impact their ecosystem. Furthermore, such expansion of our business increases the complexity of our business and places a significant strain on our management, operations, technical systems and financial resources and we may not recover the often-substantial up-front costs of developing and marketing new offerings, or recover the opportunity cost of diverting management and financial resources away from other offerings. In the event of continued growth of our operations, products or in the number of third-party relationships, we may not have adequate resources, operationally, technologically or otherwise to support such growth and the quality of our platforms, offerings or our relationships with third parties could suffer. In addition, failure to effectively identify, pursue and execute new business initiatives, or to efficiently adapt our processes and infrastructure to meet the needs of our innovations, may adversely affect our business, financial condition, results of operations and prospects.
Any new offerings may also require our customers to utilize new skills to use our platform. This could create a lag in adoption of new offerings and new customer additions related to any new offerings. To date, new offerings and enhancements on our existing platforms have not hindered our customer growth or engagement, but that may be the result of a large portion of our customer base being in a younger demographic and more willing to invest the time to learn to use our products effectively. To the extent that future customers, including those in older demographics, are less willing to invest the time to learn to use our products, and if we are unable to make our products easier to learn to use, our customer growth or engagement could be affected, and our business could be harmed. We may develop new products that increase customer engagement and costs without increasing revenue.
Additionally, we may make bad or unprofitable decisions regarding these investments. If new or existing competitors offer more attractive offerings, we may lose customers or customers may decrease their spending on our platforms. New customer demands, superior competitive offerings, new industry standards or changes in the regulatory environment could render our existing offerings unattractive, unmarketable or obsolete and require us to make substantial unanticipated changes to our platforms or business model. Our failure to adapt to a rapidly changing market or evolving customer demands could harm our business, financial condition, results of operations and prospects.
Our growth will depend on our ability to attract and retain customers, and the loss of our customers, failure to attract new customers in a cost-effective manner, or failure to effectively manage our growth could adversely affect our business, financial condition, results of operations and prospects.
Our ability to achieve growth in revenue in the future will depend, in large part, upon our ability to attract new customers to our offerings, retain existing customers of our offerings and reactivate customers in a cost-effective manner. Achieving growth in our community of customers may require us to increasingly engage in sophisticated and costly sales and marketing efforts, which may not make sense in terms of return on investment. We expect to use a variety of free and paid marketing channels, in combination with compelling offers and exciting games to achieve our objectives. For paid marketing, we intend to leverage a broad array of advertising channels, including television, radio, social media platforms, such as Facebook, Instagram and Twitter, affiliates and paid and organic search, and other digital channels, such as mobile display and programmatic platforms. If the search engines on which we rely modify their algorithms, change their terms around Online Casino and Sports Betting, or if the prices at which we may purchase listings increase, then our costs could increase, and fewer customers may click through to our website. If links to our website are not displayed prominently in online search results, if fewer customers click through to our website, if our other digital marketing campaigns are not effective, or if the costs of attracting customers using any of our current methods significantly increase, then our ability to efficiently attract new customers could be reduced, our revenue could decline and our business, financial condition and results of operations could be harmed.
In addition, our ability to increase the number of customers of our offerings will depend on continued customer adoption of Online Casino and Sports Betting generally. Growth in the Online Casino and Sports Betting industries and the level of demand for and market acceptance of our product offerings will be subject to a high degree of uncertainty. We cannot assure that consumer adoption of our product offerings will continue or exceed current growth rates, or that the industry will achieve more widespread acceptance.
Additionally, as technological or regulatory standards change and we modify our platform to comply with those standards, we may need customers to take certain actions to continue playing, such as performing age verification checks or accepting new terms and conditions. Customers may stop using our product offerings at any time, including if the quality of the customer experience on our platform, including our support capabilities in the event of a problem, does not meet their expectations or keep pace with the quality of the customer experience generally offered by competitive offerings.
Negative events or negative media coverage relating to, or a declining popularity of, Online Casino, Sports Betting, the underlying sports or athletes, or Sports Betting in particular, or other negative coverage, may adversely impact our ability to retain or attract customers, which could have an adverse impact on our business.
Public opinion can significantly influence our business. Unfavorable publicity regarding us, for example, our products, product quality, litigation, or regulatory activity, or regarding the actions of third parties with whom we have relationships (including brand partnerships) or the underlying sports (including declining popularity of the sports or athletes) could seriously harm our reputation. In addition, a negative shift in the perception of Online Casino and Sports Betting by the public or by politicians, lobbyists or others could affect future legislation of Online Casino and Sports Betting, which could cause jurisdictions to abandon proposals to legalize Online Casino and Sports Betting, thereby limiting the number of jurisdictions in which we can operate. Furthermore, illegal betting activity by athletes could result in negative publicity for our industry and could harm our brand reputation. Negative public perception could also lead to new restrictions on or to the prohibition of Online Casino or Sports Betting in jurisdictions in which we currently operate. Such negative publicity could also adversely affect the size, demographics, engagement and loyalty of our customer base and result in decreased revenue or slower customer growth rates, which could seriously harm our business.
Participation in the Sports Betting industry will expose us to trading, liability management and pricing risk. We may experience lower than expected profitability and potentially significant losses as a result of a failure to determine accurately the odds in relation to any particular event and/or any failure of our sports risk management processes.
Novibet’s fixed-odds betting products involve betting where winnings are paid on the basis of the stake placed and the odds quoted. Odds are determined with the objective of providing an average return to the bookmaker over a large number of events and therefore, over the long term, our gross win percentage has remained fairly constant. However, there can be significant variation in gross win percentage event-by-event and day-by-day. Novibet has systems and controls that seek to reduce the risk of daily losses occurring on a gross-win basis, but there can be no assurance that these will be effective in reducing our exposure, and consequently our exposure to this risk in the future. As a result, in the short term, there is less certainty of generating a positive gross win, and we may experience (and Novibet has from time to time experienced) significant losses with respect to individual events or betting outcomes, in particular if large individual bets are placed on an event or betting outcome or series of events or betting outcomes. Odds compilers and risk managers are capable of human error, thus even allowing for the fact that a number of betting products are subject to capped pay-outs, significant volatility can occur. In addition, it is possible that there may be such a high volume of trading during any particular period that even automated systems would be unable to address and eradicate all risks. Any significant losses on a gross-win basis could have a material adverse effect on our business, financial condition and results of operations. In addition, if a jurisdiction where we hold or wish to apply for a license imposes a high turnover tax for betting (as opposed to a gross-win tax), this too would impact profitability, particularly with high value/low margin bets, and likewise have a material adverse effect on our business.
As our business includes significant international operations, we are likely to be exposed to foreign currency transaction and translation risks. As a result, changes in the valuation of the euro in relation to other currencies could have positive or negative effects on our profitability and financial position.
Novibet’s global operations are likely to expose PubCo to foreign currency transaction and translation risks. Currency transaction risk occurs in conjunction with purchases and sales of products and services that are made in currencies other than the local currency of the subsidiary involved (for example, if the parent company pays or transfers U.S. dollars to a subsidiary in order to fund its expenses in local currencies). Currency translation risks occurs when the income statement and balance sheet of a foreign subsidiary is converted into currencies other than the local currency of the company involved (for example when the results of these subsidiaries are consolidated in the results of a parent company with a different reporting currency). As a result, Novibet has historically been, and PubCo is expected to be, exposed to adverse movements in foreign currency exchange rates, which may adversely impact PubCo’s financial position and results of operations.
As we continue to expand our global presence, a significant portion of our revenues, operating expenses and assets and liabilities may be denominated in currencies other than the euro, and therefore subject to foreign currency fluctuation once consolidated in PubCo, whose functional currency is expected to be the euro. PubCo will face exposure to currency exchange rates as a result of the growth in its non-euro denominated operating expense outside the European Union (the “EU”). For example, an increase in the value of non-euro currencies against the euro could increase costs for delivery of our offerings and also increase cost of local operating expenses and procurement of materials or services that Novibet must purchase in foreign currencies by increasing labor and other costs that are denominated in such local currencies. These risks related to exchange rate fluctuations may increase in future periods as PubCo’s operations outside of the euro expand.
PubCo’s foreign currency exposure will reflect Novibet’s historical operations, which have been primarily in euros. See “Novibet Management’s Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Disclosures about Market Risk — Foreign Currency Exchange Rate Risk.” Novibet has not historically hedged its foreign currency transaction or translation exposure, though PubCo may consider doing so in the future. Foreign currency exchange rate volatility, as well as the cost of any hedging arrangements entered into in the future, may negatively affect PubCo’s financial position and results of operations, and may adversely impact the comparability of results between periods.
We are not currently exposed to the recent banking failures in the United States and Europe. However, if financial institutions where we hold deposits were to fail or become affected by the U.S. banking failures, we could be exposed to a potential loss of deposits.
Novibet does not have any deposits with Silvergate Bank, Silicon Valley Bank, Signature Bank, or Credit Suisse which all recently failed. In addition, Novibet plc does not have loans, investments, or business relationships with Silvergate Bank, Silicon Valley Bank, Signature Bank, or Credit Suisse. Novibet, like any other business entity with business banking needs, could have financial exposure to bank failures if Novibet has deposits at financial institutions or transactional relationships with financial institutions that fail. Financial exposure includes any exposure which could negatively affect Novibet’s business, financial condition, results of operations, or business prospects. Placing funds on deposit at financial institutions always presents a risk. The risk is compounded because Novibet may keep deposits at insured depository institutions above the $250,000 threshold as it may not be practicable to have accounts at multiple insured depository institutions to keep deposits below the $250,000 threshold. In addition, Novibet’s business could be adversely affected if financial institutions, with which it transacts as part of its core business, fail. In this case, Novibet’s business, financial condition, results of operations, and business prospects could all be negatively affected. We monitor the banking industry and our financial institution partners, however, there can be no assurance that this monitoring will be effective in reducing our exposure to current or future banking failures in the United States or elsewhere where we may place funds on deposit. As a result, Novibet may, in the future, be exposed to the risk of a bank failure.
While we do not believe Novibet would be directly affected, the ultimate outcome of these events, and whether further regulatory actions will be taken, cannot be predicted. The extent to which these events impact the completion of the Business Combination will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning similarly situated financial institutions. In addition, investor concerns regarding the U.S. or international financial systems could impact Novibet as it may face a material decline in favorable commercial terms or available funding. This may make it more challenging for us to complete the Business Combination. Further, our ability to consummate the Business Combination may be dependent on the ability to raise equity and debt financing, which may be impacted by these events.
Risks Related to Novibet’s Growth and Expansion Strategy
We plan to continue expanding into new markets, with different regulatory regimes and a different customer base, which will make it difficult for us to forecast our financial results, create uncertainty as to how investors will evaluate our prospects, and increase the risk that we will not be successful.
Novibet’s business plan includes expansion into several new markets by December 31, 2027, including., but not limited to, a further expansion in Europe (Belgium, France, Germany, Hungary, the Netherlands, Romania, Spain, and Sweden) and into new regulated markets in the United States (Iowa, Indiana, Louisiana, Mississippi, Missouri, New Jersey, Pennsylvania and Maryland). Each of these countries, provinces and states has a different agency regulating Online Casino and Sports Betting, and PubCo or one of its subsidiaries will need to become licensed in many of these new markets. Additionally, the cultural and other differences make the customer base vary from one country to another. Accordingly, it will be difficult for us to forecast our future financial results, and it will be uncertain how the impact of this expansion and the related fluctuation in our operating results will affect investors’ perceptions and expectations, which can be idiosyncratic and vary widely, with respect to our prospects. Furthermore, our strategy of continued expansion may not be successful. Consequently, our future operating performance in new markets may not be as profitable as in the countries we currently operate, which could have a negative impact on our overall future financial performance and stock price.
Execution of new market access and other similar agreements, and expansion to new territories, if pursued, will require the Company to incur significant increased costs. Further, if the Company is unable to launch it business as contemplated, or in an otherwise successful manner, its financial condition and results of operations would be adversely impacted.
We plan to continue the growth and expansion of our business, including in new markets. Operating in these new markets may require us to incur significantly greater costs than our costs of operating in existing markets, thereby affecting our overall profitability. New markets may have competitive conditions, consumer tastes and discretionary spending patterns that are more difficult to predict or satisfy than our existing markets. We may need to make greater investments than we originally planned in advertising and promotional activity in new markets to build brand awareness. As a result, our operations in new jurisdictions may be less successful than our operations in existing jurisdictions, impacting our overall profitability. We may not be able to successfully develop critical market presence for our brand in new geographical markets, as we may be unable to build name recognition or attract new customers. Inability to fully implement or failure to successfully execute our plans to expand our operations into new jurisdictions could have a material adverse effect on our business, financial condition and results of operations.
If we complete our expected expansions into new jurisdictions, we may be unable to manage expected spikes in customer demand for our Online Casino and Sports Betting products. If we are unable to manage such increased demand in a timely and satisfactory way, or at all, our business, reputation and results of operations could be harmed.
Our planned continued growth and expansion into new jurisdictions is expected to require the full utilization of our management, financial and other resources. Our ability to manage growth effectively will depend on our ability to improve and expand operations, including our financial and management information systems, and to recruit, train and manage specialized personnel. We cannot assure you that our management will be able to manage this continued growth into new jurisdictions effectively.
If we do not properly manage the growth of our business, we may experience significant strains on our management and operations and disruptions in our business and our product offerings. Various risks arise when companies and industries grow quickly. If our business grows too quickly, our ability to meet such increased customer demand in a timely and efficient manner could be challenged. We may also experience development delays as we seek to meet increased demand for our products and offerings. Our failure to properly manage the growth that we or our industry might experience could negatively impact our ability to execute on our operating plan and, accordingly, could have an adverse impact on our business and reputation with our customers, and our cash flow and results of operations.
In certain jurisdictions into which we are currently contemplating expanding, we will rely on strategic relationships with land-based casinos, sports teams, horse tracks, event planners, and local licensing partners in order to be able to offer and market our products in certain jurisdictions. If we cannot establish and maintain these relationships, our business, financial condition and results of operations could be adversely affected.
Under some countries’ Online Casino and Sports Betting laws, Online Casino and Sports Betting is limited to a finite number of retail operators, such as land-based casinos, tracks or other licensed entities who own a “skin” or “skins” under that state’s law. A “skin” is a legally-authorized license from a state to offer Online Casino or Sports Betting services provided by a land-based casino. The “skin” provides a market access opportunity for mobile operators to operate in the jurisdiction pending licensure and other required approvals by the jurisdiction’s regulator. The entities that control those “skins”, and the numbers of  “skins” available, are typically determined by a country or state’s Online Casino or Sports Betting law. In certain jurisdictions into which we are currently contemplating expanding to offer Sports Betting and Online Casino, we will rely on a land-based casino, track or local licensed partner in order to get a “skin.” These “skins” are what will allow us to gain access to jurisdictions where online operators are required to have a retail relationship. If we cannot establish or maintain our relationships with these local licensed entities, our relationships could terminate and we would not be allowed to operate in those jurisdictions until we enter into new ones. As a result, our business, financial condition and results of operations could be adversely affected.
Certain of our Online Casino game license agreements contain territorial restrictions that prohibit use in the United States, related to a previously existing federal ban on Online Gaming and Sports Betting. In light of the elimination of that federal ban we are working with our content providers to amend our contracts to permit use of their products in specific states in which we anticipate becoming licensed in the future, but we cannot assure you that we will be able to amend any or all of these contracts on terms favorable to us, or at all. If we are unable to remove these restrictions from our agreements with our material game content licensors, our ability to successfully expand our operations into U.S. markets, and therefore our prospects for growth, would be materially adversely affected.
Pursuant to various casino software licensing agreements entered into by subsidiaries of Novibet, Novibet has been granted non-exclusive software licenses for use of a suite of gaming software in different territories in which Novibet operates. Several of the agreements restrict or prohibit the use of the licensed software in specified jurisdictions where online gambling is prohibited. Many of these agreements list the U.S. as a prohibited jurisdiction due to a previously existing federal ban on Online Gaming. This means that even if we are able to obtain a license to operate in one or more U.S. jurisdictions and commence operations there, we will not be permitted to offer such products to customers located in those U.S. jurisdictions unless and until we amend those agreements or enter into new ones. In May 2018, the U.S. Supreme Court struck down the Professional and Amateur Sports Protection Act of 1992 (“PASPA”) as unconstitutional. This decision has the effect of lifting federal restrictions on Sports Betting and thus allows U.S. states to determine by themselves the legality of Sports Betting. Since the repeal of PASPA, several states have legalized Sports Betting. In preparation for its proposed expansion into one or more U.S. states, Novibet has contacted several of its content providers to begin the process of amending its contracts to permit the use of such providers’ contracts in specific states in which Novibet anticipates becoming licensed in the future. We cannot assure you that we will be able to amend those contracts on terms favorable to us or at all. If we are unable to amend our existing contracts with our material game content licensors to permit us to include their content in our product offerings, or to enter into new contracts with those content providers, our ability to successfully expand our operations in to U.S. markets, and therefore our prospects for growth, would be materially adversely affected.
We may require additional capital to support our growth plans, and such capital may not be available on terms acceptable to us, if at all. This could hamper our growth and adversely affect our business.
We intend to make significant investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new offerings and features or enhance our existing platform, improve our operating infrastructure or acquire complementary businesses, personnel and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. Our ability to obtain additional capital, if and when required, will depend on our business plans, investor demand, our operating performance, capital markets conditions and other factors. If we raise additional funds by issuing equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of the holders of PubCo Ordinary Shares, and our existing shareholders may experience dilution. If PubCo is unable to obtain additional capital when required, or on satisfactory terms, our ability to continue to support our business growth or to respond to business opportunities, challenges or unforeseen circumstances could be adversely affected, and our business may be harmed.
We may invest in or acquire other businesses in the future, and our business may suffer if we are unable to successfully integrate acquired businesses into our company or otherwise manage the growth associated with multiple acquisitions. Investing in or acquiring, and then integrating, other businesses will require the devotion of a significant amount of our time and resources, and could negatively impact our results of operations, financial condition and liquidity.
As part of its business strategy, Novibet may make acquisitions as opportunities arise to add new or complementary businesses, products, brands or technologies. In some cases, the costs of such acquisitions may be substantial, including as a result of professional fees and due diligence efforts. There is no assurance that the time and resources expended on pursuing a particular acquisition will result in a completed transaction, or that any completed transaction will ultimately be successful. In addition, we may be unable to identify suitable acquisition or strategic investment opportunities, or may be unable to obtain any required financing or regulatory approvals, and therefore may be unable to complete such acquisitions or strategic investments on favorable terms, if at all. We may decide to pursue acquisitions with which our investors may not agree and we cannot assure investors that any acquisition or investment will be successful or otherwise provide a favorable return on investment. In addition, acquisitions and the integration thereof require significant time and resources and place significant demands on our management, as well as on our operational and financial infrastructure. If we fail to successfully close transactions or integrate new teams, or integrate the products and technologies associated with these acquisitions into our company, our business could be seriously harmed. In addition, acquisitions may expose us to operational challenges and risks, including:
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the ability to profitably manage acquired businesses or successfully integrate the acquired businesses’ operations, personnel, financial reporting, accounting and internal controls, technologies and products into the PubCo’s business;

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increased indebtedness and the expense of integrating acquired businesses, including significant administrative, operational, economic, geographic or cultural challenges in managing and integrating the expanded or combined operations;

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entry into jurisdictions or acquisition of products or technologies with which we have limited or no prior experience, and the potential of increased competition with new or existing competitors as a result of such acquisitions;

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diversion of management’s attention and the over-extension of our operating infrastructure and our management systems, information technology systems, and internal controls and procedures, which may be inadequate to support growth;

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the ability to fund our capital needs and any cash flow shortages that may occur if anticipated revenue is not realized or is delayed, whether by general economic or market conditions, or unforeseen internal difficulties; and

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the ability to retain or hire qualified personnel required for expanded operations.

Our acquisition strategy may not succeed if we are unable to remain attractive to target companies or expeditiously close transactions. Issuing PubCo Ordinary Shares to fund an acquisition would cause economic dilution to existing PubCo Ordinary Shareholders. If we develop a reputation for being a difficult acquirer or having an unfavorable work environment, or target companies view our PubCo Ordinary Shares unfavorably, we may be unable to consummate key acquisition transactions essential to our corporate strategy and our business may be seriously harmed.
We may invest or spend PubCo’s cash on hand following the consummation of the Business Combination in ways with which the PubCo Ordinary Shareholders may not agree or in ways which may not yield a return.
PubCo management will have considerable discretion in the application of its cash on hand following the consummation of the Business Combination, and PubCo’s shareholders will not have the opportunity to approve how such cash is being used. If such cash is used for corporate purposes that do not result in an increase to the value of our business, our stock price could decline.
Our growth prospects depend on the legal status of Online Gaming in various jurisdictions. Online Gaming is an area of regulatory focus in several jurisdictions, and legalization in some jurisdictions may not occur as we expect, or may occur at a slower pace than we anticipate. Additionally, even if regulated jurisdictions legalize Online Gaming, this may be accompanied by legislative or regulatory restrictions and/or taxes that make it impracticable or less attractive to operate in those jurisdictions, or the process of implementing regulations or securing the necessary licenses to operate in a particular jurisdiction may take longer than we anticipate, which could adversely affect our future results of operations and make it more difficult to meet our expectations for financial performance.
Our business plan is partially based upon the expanded legalization of Online Gaming in jurisdictions beyond those in which we currently operate, and such legalization may not occur as we have anticipated. Additionally, if a large number of additional jurisdictions enact Online Gaming legislation and we are unable to obtain, or are otherwise delayed in obtaining, the necessary licenses to operate Online Casino and Sports Betting websites in those jurisdictions, our future growth in Online Casino and Sports Betting could be materially impaired.
As we enter into new jurisdictions, the governments in those jurisdictions may legalize Online Gaming in a manner that is unfavorable to us. As a result, we may encounter legal, regulatory and political challenges that are difficult or impossible to foresee and which could result in an unforeseen adverse impact on planned revenues or costs associated with the new opportunity. For example, certain jurisdictions require us to have a relationship with a land-based, licensed casino for Online Gaming access, which tends to increase our costs of revenue. Jurisdictions that have established state-run monopolies may limit opportunities for private sector participants like us. In addition, some jurisdictions also impose substantial tax rates on Online Gaming revenue, in addition to sales taxes in certain jurisdictions. Tax rates that are higher than we expect will make it more costly and less desirable for us to launch in a given jurisdiction, while tax increases in any of our existing jurisdictions may adversely impact our profitability.
Therefore, even in cases in which a jurisdiction purports to license and regulate Online Casino or Sports Betting, the licensing and regulatory regimes can vary considerably in terms of their business-friendliness and at times may be intended to provide incumbent operators with advantages over new licensees.
Risks Related to Novibet’s Technology Platforms and Reliance on Third Party Providers
We rely on information technology and other systems and platforms, and any failures, errors, defects or disruptions in our systems or platforms could diminish our brand and reputation, subject us to liability, disrupt our business, affect our ability to scale our technical infrastructure and adversely affect our operating results and growth prospects. Our games and other software applications and systems, and our proprietary platform, could contain undetected errors.
Our technology infrastructure is critical to the performance of our platform and offerings and to customer satisfaction. We devote significant resources to network and data security to protect our systems and data.

However, our systems may not be adequately designed with the necessary reliability and redundancy to avoid performance delays or outages that could be harmful to our business. We cannot assure you that the measures we take to prevent or hinder cyber-attacks and protect our systems, data and customer information and to prevent outages, data or information loss, fraud and to prevent or detect security breaches, including a disaster recovery strategy for server and equipment failure and back-office systems and the use of third parties for certain cybersecurity services, will provide absolute security. Novibet has experienced, and may in the future experience, website disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors and capacity constraints. Such disruptions have not had a material impact on Novibet, individually or in the aggregate; however, future disruptions from unauthorized access to, fraudulent manipulation of, or tampering with our computer systems and technological infrastructure, or those of third parties, could result in a wide range of negative outcomes, each of which individually or all of which taken together could materially adversely affect our business, financial condition, results of operations and prospects.
Additionally, our products may contain errors, bugs, flaws or corrupted data, and these defects may only become apparent after their launch. If a particular product offering is unavailable when customers attempt to access it or navigation through our platforms is slower than they expect, customers may be unable to place their bets or set their line-ups in time and may be less likely to return to our platforms as often, if at all. Furthermore, programming errors, defects and data corruption could disrupt our operations, adversely affect the experience of our customers, harm our reputation, cause our customers to stop utilizing our platforms, divert our resources and delay market acceptance of our offerings, any of which could result in legal liability to us or harm our business, financial condition, results of operations and prospects.
If our customer base and engagement continue to grow, and the amount and types of offerings continue to grow and evolve, we will need an increasing amount of technical infrastructure, including network capacity and computing power, to continue to satisfy our customers’ needs. Such infrastructure expansion may be complex, and unanticipated delays in completing these projects or availability of components may lead to increased project costs, operational inefficiencies, or interruptions in the delivery or degradation of the quality of our offerings. In addition, there may be issues related to this infrastructure that are not identified during the testing phases of design and implementation, which may only become evident after we have started to fully use the underlying equipment or software, that could further degrade the customer experience or increase our costs. As such, we could fail to continue to effectively scale and grow our technical infrastructure to accommodate increased demands. In addition, our business may be subject to interruptions, delays or failures resulting from adverse weather conditions, other natural disasters, power loss, terrorism, cyber-attacks, public health emergencies (such as the coronavirus) or other catastrophic events.
We believe that if our customers have a negative experience with our offerings, or if our brand or reputation is negatively affected, customers may be less inclined to continue or resume utilizing our products or recommend our platform to other potential customers. As such, a failure or significant interruption in our service would harm our reputation, business and operating results.
Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by unauthorized third parties or hackers, or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost, deleted, encrypted or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings (including class actions), liability under laws that protect the privacy of personal data, and regulatory penalties, disruption of our operations and the services we provide to customers, damage to our reputation, and a loss of confidence in our products and offerings, which could adversely affect our business, reputation and results of operations.
The secure maintenance and transmission of customer information is a critical element of our operations. Our information technology and other systems that maintain and transmit customer information, or those of service providers, business partners or employee information may be compromised by a malicious third-party penetration of our network security, or that of a third-party service provider or business partner, or impacted by intentional or unintentional actions or inactions by our employees, or those of a third-party service provider or business partner. As a result, our customers’ information may be lost, disclosed, accessed or taken without our customers’ consent. We have experienced cyber-attacks, attempts to breach our systems and other similar incidents in the past. For example, we have been and expect that we will continue to be subject to attempts to gain unauthorized access to or through our information systems or those we develop for our customers, whether by our employees or third parties, including cyber-attacks by computer programmers and hackers who may develop and deploy viruses, worms or other malicious software programs. To date these attacks have not had a material impact on our operations or financial results, but we cannot provide assurance that they will not have a material impact in the future.
We rely on encryption and authentication technology licensed from third parties in an effort to securely transmit confidential and sensitive information, including credit card numbers. Advances in computer capabilities, new technological discoveries or other developments may result in the whole or partial failure of this technology to protect transaction data or other confidential and sensitive information from being breached or compromised. In addition, websites are often attacked through compromised credentials, including those obtained through phishing and credential stuffing. Our security measures, and those of our third-party service providers, may not detect or prevent all attempts to breach our systems, denial-of-service attacks, viruses, malicious software, break-ins, phishing attacks, social engineering, security breaches or other attacks and similar disruptions that may jeopardize the security of information stored in or transmitted by our websites, networks and systems or that we or such third parties otherwise maintain, including payment card systems, which may subject us to fines or higher transaction fees or limit or terminate our access to certain payment methods. We and such third parties may not anticipate or prevent all types of attacks until after they have already been launched. Further, techniques used to obtain unauthorized access to or sabotage systems change frequently and may not be known until launched against us or our third-party service providers.
In addition, security breaches can also occur as a result of non-technical issues, including intentional or inadvertent breaches by our employees or by third parties. These risks may increase over time as the complexity and number of technical systems and applications we use also increases. Breaches of our security measures or those of our third-party service providers or cybersecurity incidents could result in unauthorized access to our sites, networks and systems; unauthorized access to and misappropriation of customer information, including customers’ personally identifiable information, or other confidential or proprietary information of ourselves or third parties; viruses, worms, spyware or other malware being served from our sites, networks or systems; deletion or modification of content or the display of unauthorized content on our sites; interruption, disruption or malfunction of operations; costs relating to breach remediation, deployment of additional personnel and protection technologies, response to governmental investigations and media inquiries and coverage; engagement of third-party experts and consultants; litigation, regulatory action and other potential liabilities. In the past, we have experienced social engineering, phishing, malware and similar attacks and threats of denial-of-service attacks, none of which to date has been material to our business; however, such attacks could in the future have a material adverse effect on our operations. If any of these breaches of security should occur and be material, our reputation and brand could be damaged, our business may suffer, we could be required to expend significant capital and other resources to alleviate problems caused by such breaches, and we could be exposed to a risk of loss, litigation or regulatory action and possible liability. We cannot guarantee that recovery protocols and backup systems will be sufficient to prevent data loss. Actual or anticipated attacks may cause us to incur increasing costs, including costs to deploy additional personnel and protection technologies, train employees and engage third-party experts and consultants.
In addition, any party who is able to illicitly obtain a customer’s password could access the customer’s transaction data or personal data, resulting in the perception that our systems are insecure. Any compromise or breach of our security measures, or those of our third-party service providers, could violate applicable privacy, data protection, data security, network and information systems security and other laws and cause significant legal and financial exposure, adverse publicity and a loss of confidence in our security measures, which could have a material adverse effect on our business, financial condition, results of operations and prospects. We continue to devote significant resources to protect against security breaches or we may need to in the future to address problems caused by breaches, including notifying affected persons and responding to any resulting litigation, which in turn, diverts resources from the growth and expansion of our business.

We primarily rely, and we will continue to rely, on Microsoft’s cloud computing platform, Azure, to deliver our offerings to customers on our platform, and any disruption of or interference with our use of Microsoft Azure could adversely affect our business, financial condition, results of operations and prospects.
Novibet currently hosts its Online Gaming platforms, and supports its operations, using Microsoft Azure, a third-party provider of cloud infrastructure services. PubCo will continue to rely on Microsoft Azure in its operation of Novibet’s business after the closing of the Business Combination. We do not, and will not, have control over the operations of the facilities or infrastructure of the third-party service providers that we use. Such third parties’ facilities are vulnerable to damage or interruption from natural disasters, cybersecurity attacks, terrorist attacks, power outages and similar events or acts of misconduct. Our platform’s continuing and uninterrupted performance will be critical to our success. Novibet has experienced, and we expect that in the future we will experience, interruptions, delays and outages in service and availability from these third-party service providers from time to time due to a variety of factors, including infrastructure changes, human or software errors, website hosting disruptions and capacity constraints. In addition, any changes in these third parties’ service levels may adversely affect our ability to meet the requirements of our customers. Since our platform’s continuing and uninterrupted performance is critical to our success, sustained or repeated system failures would reduce the attractiveness of our offerings. It may become increasingly difficult to maintain and improve our performance, especially during peak usage times, as we expand and the usage of our offerings increases. Any negative publicity arising from these disruptions could harm our reputation and brand and may adversely affect the usage of our offerings.
Our commercial agreement with BMIT Limited regarding Microsoft Azure will remain in effect until terminated by BMIT Limited or us. BMIT Limited may terminate the agreement due to breach upon no less than 10 business days prior notice, subject to a 10 business days remedy period in case of a breach that is capable of remedy. In the event that our agreement with ΒΜΙΤ is terminated or we add additional cloud infrastructure service providers, we may experience significant costs or downtime in connection with the transfer to, or the addition of, new cloud infrastructure service providers. Although alternative providers could host our platform on a substantially similar basis to Microsoft, transitioning the cloud infrastructure currently hosted by Microsoft to alternative providers could potentially be disruptive and we could incur significant one-time costs.
Any of the above circumstances or events may harm our reputation and brand, reduce the availability or usage of our platform, lead to a significant loss of revenue, increase our costs and impair our ability to attract new customers, any of which could adversely affect our business, financial condition and results of operations.
We rely on third parties to provide products and services such as (i) validating the age and identity, and identifying the location, of our customers, (ii) processing deposits and withdrawals made by our customers into our platforms, (iii) verifying adherence to responsible gaming standards, (iv) providing us with gaming content to provide to our Online Gaming customers, (v) providing customer support and fraud prevention tools, (vi) in certain jurisdictions, such as Italy, providing a platform for our product offerings, (vii) providing hosting services, and (viii) providing real-time and accurate data for sporting events, among others. If our third-party providers do not perform adequately or terminate their relationship with us, we could face fines and possible suspension or revocation of our license in one or more jurisdictions, and our business, financial condition and results of operations could be adversely affected.
We rely on third party service providers to perform various services essential to the operation of our business. There is no guarantee that these third-party service providers will perform adequately, or be effective. We rely on our geolocation and age and identity verification systems to ensure we are in compliance with certain laws and regulations, and any service disruption to those systems would prohibit us from operating our platform, and would adversely affect our business. Additionally, incorrect or misleading geolocation and age and identity verification data with respect to current or potential customers received from third-party service providers may result in us inadvertently allowing access to our offerings to individuals who should not be permitted to access them, or otherwise inadvertently denying access to individuals who should be able to access our offerings, in each case based on inaccurate determination of age, identity or geographic location. Our third-party geolocation services provider relies on its ability to obtain information necessary to determine geolocation from mobile devices, operating systems, and other sources. Changes, disruptions or temporary or permanent failure to access such sources by our third-party services providers may result in their inability to accurately determine the location of our customers. Moreover, our inability to maintain our existing contracts with third-party services providers, or to replace them with equivalent third parties, may result in our inability to access geolocation and identity verification data necessary for our day-to-day operations. If any of these risks materializes, we may be subject to disciplinary action, fines, lawsuits, license suspension, loss of license or other censure, and our business, financial condition and results of operations could be adversely affected.
Our platform contains third-party open source software components, and failure to comply with the terms of the underlying open source software licenses could restrict our ability to provide our offerings.
Our platform contains software modules licensed to us by third-party authors under “open source” licenses. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the code. In addition, the public availability of such software may make it easier for others to compromise our platform.
Some open source licenses contain requirements that we make available source code for modifications or derivative works we create based upon the type of open source software we use, or grant other licenses to our  intellectual property. If we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release the source code of our proprietary software to the public. This would allow our competitors to create similar offerings with lower development effort and time and ultimately could result in a loss of our competitive advantages. Alternatively, to avoid the public release of the affected portions of our source code, we could be required to expend substantial time and resources to re-engineer some or all of our software.
Although we monitor our use of open source software and have not subjected our platform to conditions we do not intend, the terms of many open source licenses have not been interpreted by U.S. or foreign courts, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to provide or distribute our platform. From time to time, there have been claims challenging the ownership of open source software against companies that incorporate open source software into their solutions. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be open source software. Moreover, we cannot assure you that our processes for controlling our use of open source software in our platform will be effective. If we are held to have breached or failed to fully comply with all the terms and conditions of an open source software license, we could face infringement or other liability, or be required to seek costly licenses from third parties to continue providing our offerings on terms that are not economically feasible, to re-engineer our platform, to discontinue or delay the provision of our offerings if re-engineering could not be accomplished on a timely basis or to make generally available, in source code form, our proprietary code, any of which could adversely affect our business, financial condition and results of operations.
Our growth prospects in certain jurisdictions depend upon the ability of customers to deposit funds in order to participate in our Online Gaming Products. Payment providers in those jurisdictions may exercise independent judgment over whether our Online Casino and Sports Betting operations comply with the requirements of local laws and regulations, and may also place independent limitations on businesses involved in the gaming industry as a whole based upon their own interpretations of regulatory or reputational risks. The inability to access sufficient payment processing resources has in the past and could in the future limit the growth of the business in those jurisdictions.
Our business depends in part on the ability of customers to deposit funds in order to utilize our Online Gaming Products. Payment providers in local jurisdictions provide this ability to our customers. These payment providers require us to comply with their operating rules as well as local laws and regulations. The payment providers set their operating rules and have discretion to interpret the rules and change them at any time. Changes to these rules, laws or regulations or how they are interpreted could have a significant impact on our business and financial results. These operating rules, laws and regulations vary from one jurisdiction to another and future legislative and regulatory action, court decisions or other governmental action, which may be affected by, among other things, political pressures, attitudes and climates, as well as personal biases, may have a material impact on our operations and financial results. Future legislative and regulatory action, and court decisions or other governmental action, may have a material impact on our planned Sports Betting and/or Online Casino operations. Payment providers could view us, or the Sports Betting and/or Online Casino industry in general, as high risk, despite our efforts to obtain all applicable licenses or approvals. The inability to access sufficient payment processing resources has in the past, and could in the future, delay or limit the growth of our business which could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as impact our reputation.
We rely on third-party payment processors to process deposits and withdrawals made by our customers into the platform, and if those payment processors cease to do business with us or we cannot manage those relationships or other payment-related risks, our business, financial condition and results of operations could be adversely affected.
We rely on a limited number of third-party payment processors to process deposits and withdrawals made by our customers into our platform. If any of our third-party payment processors determines or is required to cease doing business with Online Casino and Sports Betting companies, or otherwise terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we would need to find an alternate payment processor, and may not be able to secure similar terms or replace such payment processor in an acceptable timeframe. Any suspension or termination of our arrangements with third-party payment processors would impair our customers’ ability to place wagers on our websites and through our applications, and could have a material adverse effect on our business and results of operations.
Further, the software and services provided by our third-party payment processors may not meet our expectations, contain errors or vulnerabilities, be compromised or experience outages. Any of these risks could cause us to lose our ability to accept online payments or other payment transactions or make timely payments to customers on our platform, any of which could make our platform less trustworthy and convenient and adversely affect our ability to attract and retain our customers.
Nearly all of our payments are made by credit card, debit card or through other third-party payment services, which subjects us to certain regulations and to the risk of fraud. We may in the future offer new payment options to customers that may be subject to additional regulations and risks. We are also subject to a number of other laws and regulations relating to the payments we accept from our customers, including with respect to money laundering, money transfers, privacy and information security. If we fail to comply with applicable rules and regulations, we may be subject to civil or criminal penalties, fines and/or higher transaction fees and may lose our ability to accept online payments or other payment card transactions, which could make our offerings less convenient and attractive to our customers. If any of these events were to occur, our business, financial condition and results of operations could be adversely affected.
For example, if we are deemed to be a money transmitter as defined by applicable regulation, we could be subject to certain laws, rules and regulations enforced by multiple authorities and governing bodies in numerous countries and territories each of whom may define money transmitter differently. For example, certain countries may have a more expansive view of who qualifies as a money transmitter. Additionally, we could be subject to additional laws, rules and regulations related to the provision of payments and financial services, and as we expand into new jurisdictions, the foreign regulations and regulators governing our business that we are subject to will expand as well. If we are found to be a money transmitter under any applicable regulation and we are not in compliance with such regulations, we may be subject to fines or other penalties in one or more jurisdictions levied by regulators of the various countries in which we operate or will in the future operate. In addition to fines, penalties for failing to comply with applicable rules and regulations could include criminal and civil proceedings, forfeiture of significant assets or other enforcement actions. We could also be required to make changes to our business practices or compliance programs as a result of regulatory scrutiny.
Additionally, our payment processors require us to comply with payment card network operating rules, which are set and interpreted by the payment card networks. The payment card networks could adopt new operating rules or interpret or reinterpret existing rules in ways that might prohibit us from providing certain offerings to some customers, be costly to implement or difficult to follow. We have agreed to reimburse our payment processors for fines they are assessed by payment card networks if we or the customers on our platform violate these rules. Any of the foregoing risks could adversely affect our business, financial condition and results of operations.
We rely on third-party sports data providers for real-time and accurate data for sporting events and match fixing alerts, and if such third parties do not perform adequately or terminate their relationships with us, our costs may increase and our business, financial condition and results of operations could be adversely affected.
Novibet relies on third-party sports data providers to obtain accurate information regarding schedules, results, performance and outcomes of sporting events. We rely on this data to determine when and how bets are settled and rewarding customers on their prediction challenges. Novibet has experienced, and may continue to experience, errors in this data feed which may result in us incorrectly settling bets or ranking customers in their contests. If we cannot adequately resolve the issue with our customers, our customers may have a negative experience with our offerings, our brand or reputation may be negatively affected and our customers may be less inclined to continue or resume utilizing our products or recommend our platform to other potential customers. As such, a failure or significant interruption in our service would harm our reputation, business and operating results.
Furthermore, if any of our sports data partners terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we would need to find an alternate provider, and may not be able to secure similar terms or replace such providers in an acceptable time frame. Any of these risks could increase our costs and adversely affect our business, financial condition and results of operations. Further, any negative publicity related to any of our third-party partners, including any publicity related to regulatory concerns, could adversely affect our reputation and brand, and could potentially lead to increased regulatory or litigation exposure.
We rely on other third-party service providers and if such third parties do not perform adequately for content delivery, load balancing, protection against distributed denial-of-service attacks, communication, internal software and other core functions, do not in fact own the intellectual property they license to us, or terminate their relationships with us, our costs may increase and our business, financial condition and results of operations could be adversely affected.
Our success depends in part on our relationships with other third-party service providers. For example, we rely on third parties for content delivery, load balancing and protection against distributed denial-of-service attacks. If those providers do not perform adequately, our customers may experience issues or interruptions with their experiences. Furthermore, if any of our partners terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we would need to find an alternate provider, and may not be able to secure similar terms or replace such providers in an acceptable time frame. We also rely on other software and services supplied by third parties, such as communications and internal software, and our business may be adversely affected to the extent such software and services do not meet our expectations, contain errors or vulnerabilities, are compromised or experience outages. Any of these risks could increase our costs and adversely affect our business, financial condition and results of operations. Further, any negative publicity related to any of our third-party partners, including any publicity related to regulatory concerns, could adversely affect our reputation and brand, and could potentially lead to increased regulatory or litigation exposure.
We integrate certain technology from third parties into portions of our platform. We cannot be certain that our licensors are not infringing the intellectual property rights of others or that the suppliers and licensors have sufficient rights to the technology in all jurisdictions in which we may operate. Some of our license agreements may be terminated by our licensors for convenience. If we are unable to obtain or maintain rights to any of this technology because of intellectual property infringement claims brought by third parties against our suppliers and licensors or against us, or if we are unable to continue to obtain the technology or enter into new agreements on commercially reasonable terms, our ability to develop our platform containing that technology could be severely limited and our business could be harmed.
Additionally, if we are unable to obtain necessary technology from third parties, we may be forced to acquire or develop alternate technology, which may require significant time and effort and may be of lower quality or performance standards. This would limit and delay our ability to provide new or competitive offerings and increase our costs. If alternate technology cannot be obtained or developed, we may not be able to offer certain functionality as part of our offerings, which could adversely affect our business, financial condition and results of operations.
Novibet’s business model depends upon the continued compatibility between our app and the major mobile operating systems and upon third-party platforms for the distribution of Novibet’s product offerings. If Google Play or the Apple App Store prevent customers from downloading our apps or block advertising from being delivered to our customers, our ability to grow our revenue, profitability and prospects may be adversely affected.
The substantial majority of Novibet’s customers access its Online Casino and Sportsbook product offerings primarily on mobile devices, and we believe that this will continue to be increasingly important to PubCo’s long-term success. Novibet’s business model depends upon the continued compatibility between our app and the major mobile operating systems. Third parties with whom Novibet does not have any formal relationships control the design of mobile devices and operating systems. These parties frequently introduce new devices, and from time to time they may introduce new operating systems or modify existing ones. Network carriers may also impact the ability to download apps or access specified content on mobile devices.
In addition, Novibet relies upon third-party platforms for distribution of its product offerings. The Novibet product offerings are delivered as a free application through both the Apple App Store and the Google Play Store and are also accessible via mobile and traditional websites. The Google Play store and Apple App Store are global application distribution platforms and the main distribution channels for the Novibet app. As such, the promotion, distribution and operation of the Novibet app are subject to the respective distribution platforms’ standard terms and policies for application developers, which are very broad and subject to frequent changes and interpretation. Furthermore, the distribution platforms may not enforce their standard terms and policies for application developers consistently and uniformly across all applications and with all publishers.
There is no guarantee that popular mobile devices will start or continue to support or feature our product offerings, or that mobile device customers will continue to use our product offerings rather than competing products. Novibet is, and will continue to be, dependent on the interoperability of our platforms with popular mobile operating systems, technologies, networks and standards that we do not control, such as the Android and iOS operating systems, and any changes, bugs, technical or regulatory issues in such systems, our relationships with mobile manufacturers and carriers, or in their terms of service or policies that degrade our offerings’ functionality, reduce or eliminate our ability to distribute our offerings, give preferential treatment to competitive products, limit our ability to deliver high quality offerings, or impose fees or other charges related to delivering our offerings, could adversely affect our product usage and monetization on mobile devices.
Moreover, Novibet’s products require high-bandwidth data capabilities in order to place time-sensitive bets. If the growth of high-bandwidth capabilities, particularly for mobile devices, is slower than we expect, our customer growth, retention, and engagement may be seriously harmed. Additionally, to deliver high-quality content over mobile cellular networks, Novibet’s product offerings must work well with a range of mobile technologies, systems, networks, regulations, and standards that Novibet does not control. In particular, any future changes to the iOS or Android operating systems may impact the accessibility, speed, functionality, and other performance aspects of our platforms, which issues are likely to occur in the future from time to time. In addition, the adoption of any laws or regulations that adversely affect the growth, popularity, or use of the internet, including laws governing internet neutrality, could decrease the demand for our products and increase our cost of doing business. Specifically, any laws that would allow mobile providers in any material jurisdiction in where we offer our products to impede access to content, or otherwise discriminate against content providers like us, such as providing for faster or better access to our competitors, over their data networks, could have a material adverse effect on our business, financial condition, results of operations and prospects.
Furthermore, we may not successfully cultivate relationships with key industry participants or develop product offerings that operate effectively with these technologies, systems, networks, regulations or standards. If it becomes more difficult for our customers to access and use our platform on their mobile devices, if our customers choose not to access or use our platform on their mobile devices, or if our customers choose to use mobile products that do not offer access to our platform, our customer growth, retention and engagement could be seriously harmed.

We rely on several different marketing channels and search engines to acquire and retain customers and to promote our brands and our products. If we are not able to effectively acquire and retain customers via such channels then our business and operating results may be harmed.
The Company undertakes a variety of marketing initiatives, including traditional marketing channels (such as television, print and radio), digital marketing (such as online display advertising, search engine marketing, social media and “affiliates” marketing) and retention marketing (including via email, text messages and social media). Traditional marketing channels are by their nature difficult to measure.
Digital marketing is typically more measurable but somewhat more complex to undertake. Retention marketing is subject to customer consent which is not always granted or may be revoked. Our ability to execute on our marketing plans is subject to regulatory constraints in each market and it is not unusual for marketing-related regulations to change from time to time. If our ability to monitor and measure performance of any of these channels is compromised or if our ability to execute our plans in any of these channels is in any way inhibited then our ability to acquire and retain customers may be hampered and our business, financial condition, results of operations, cash flows and prospects may suffer.
In some regions and for some brands or products, we may rely extensively on independent third-party marketers, known as “affiliates” marketers. “Affiliates” is an industry term that describes independent third-parties which assist the Company to acquire new customers and which are generally paid on a revenue-share or cost-per-acquisition basis. Despite the word “affiliate”, these are independent parties that are not otherwise affiliated with the Company in the ordinary sense of the word. Notwithstanding that in some jurisdictions for license purposes we are deemed to control or be responsible for the regulatory failings of these “affiliates” marketers, their actions in the marketing of our brands are not directly within our control and hence actions, errors, omissions or intentional malfeasance on their part may cause damage to our brands, our business, our prospects and our financial results before we are able to detect such actions, errors, omissions or intentional malfeasance and/or do anything to mitigate the effects thereof. In particular, we can be held accountable by regulatory authorities for actions by such third parties in contravention of our license in a given jurisdiction, which in turn may lead to fines, license suspension, loss of license or other censure, which may in turn harm our business, our prospects and/or our financial performance. Our agreements with such marketers are sometimes such that we are obliged to pay them an ongoing share of revenues derived from customers that they introduce to us, or sometimes such that we are required to pay them a “cost per acquisition” capitation fee for each customer introduced, or sometimes a combination of both. Such third-party “affiliates” are under no obligation to continue introducing customers to us, but we may be obliged to continue to pay them future revenue shares where applicable nonetheless.
In some regions and for some brands we may make use of search engine marketing (SEM, which is the purchase of advertising against keywords on search engines) and search engine optimization (SEO, which is the adaptation of our websites and employment of other techniques in order to achieve more favorable rankings when customers search for gambling-related keywords on search engines). Search engines such as Google regularly change their internal proprietary and confidential algorithms by which SEM and SEO operate and typically do so in ways that are not predictable as to timing or effect. If we fail to adapt our marketing methods to these changes or if our competitors do so better than we do, our business, financial condition, results of operations, cash flows and prospects may suffer.
Several of our marketing channels rely on being able to successfully track customers across different websites and apps and/or to augment our own data with additional marketing data for purposes of measuring and monitoring the effectiveness of our marketing campaigns and/or effectively adapting or executing on our marketing campaigns. The ability to do this is under threat of restrictive legislation in some jurisdictions and technology platform providers such as Google and Apple have taken steps to restrict such tracking and augmentation and we expect that further restrictions may be added in future. Such restrictions may hamper our ability to acquire or retain customers and thereby cause our business, financial condition, results of operations, cash flows and prospects to suffer.

Risks Related to Legal Compliance, Regulatory Review and Licensing and Fraud for Novibet
If we fail to detect fraud or theft related to our offerings, including by our customers and employees, our reputation may suffer, which could harm our brand and reputation and negatively impact our business, financial condition and results of operations, and can subject us to investigations and litigation.
We have in the past incurred and may incur losses from various types of financial fraud, including use of stolen or fraudulent credit card data or the use of stolen funds by customers with which to gamble on our sites, claims of unauthorized payments by a customer and attempted payments by customers with insufficient funds. Bad actors use increasingly sophisticated methods to engage in illegal activities involving personal data, such as unauthorized use of another person’s identity, account information or payment information and unauthorized acquisition or use of credit or debit card details, bank account information and mobile phone numbers and accounts. Under current credit card practices, we may be liable for use of funds on our platform with fraudulent credit card data, even if the associated financial institution approved the credit card transaction.
Acts of fraud may involve various tactics, including collusion. Successful exploitation of our systems could have negative effects on our product offerings, services and customer experience and could harm our reputation. Failure to discover such acts or schemes in a timely manner could result in harm to our operations. In addition, negative publicity related to such schemes could have an adverse effect on our reputation, potentially causing a material adverse effect on our business, financial condition, results of operations and prospects. In the event of the occurrence of any such issues with our existing platform or product offerings, substantial engineering and marketing resources and management attention, may be diverted from other projects to correct these issues, which may delay other projects and the achievement of our strategic objectives.
In addition, any misappropriation of, or access to, customers’ or other proprietary information or other breach of our information security could result in legal claims or legal proceedings, including regulatory investigations and actions, or liability for failure to comply with privacy and information security laws, including for failure to protect personal data or for misusing personal data, which could disrupt our operations, force us to modify our business practices, damage our reputation and expose us to claims from our customers, regulators, employees and other persons, any of which could have an adverse effect on our business, financial condition, results of operations and prospects.
Despite measures we have taken to detect and reduce the occurrence of fraudulent or other malicious activity on our platform, we cannot guarantee that any of our measures will be effective or will scale efficiently with our business. Our failure to adequately detect or prevent fraudulent or suspicious transactions could harm our reputation or brand, result in litigation or regulatory action and lead to expenses that could adversely affect our business, financial condition and results of operations.
Any failure by us to comply with the anti-corruption, anti-bribery, anti-money laundering, privacy/ personal data, gaming and marketing, responsible gambling, consumer protection and similar laws could result in legal penalties and fines, and/or negatively impact our reputation and results of operations.
Doing business on a worldwide basis requires us to comply with anti-corruption laws and regulations imposed by governments around the world with jurisdiction over our operations, which may include the Corruption (Jersey) Law 2006, U.K. Bribery Act 2010 (“U.K. Bribery Act”), the EU Anti Money Laundering Directives (currently in force: 6th Directive on AML/CFT), Prevention of Money Laundering Act (Cap. 373 of the Laws of Malta), Prevention of Money Laundering and Funding of Terrorism Regulations (Subsidiary Legislation 373.01 of Malta) and the U.S. Foreign Corrupt Practices Act (“FCPA”), as well as other laws of the countries where we do business. These laws and regulations may restrict our operations, trade practices, investment decisions and partnering activities. The U.K. Bribery Act, FCPA and other applicable laws prohibit us and our officers, directors, employees and third-party business partners, representatives and agents acting on our behalf from corruptly offering, promising, authorizing or providing anything of value to government officials for the purposes of influencing the government official or official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The U.K. Bribery Act also prohibits those acting for or on behalf of us from bribing any persons (including non-government officials) for the purpose of obtaining or retaining business or an advantage in the conduct of business. In terms of the risks posed by government officials in particular, we are subject to the jurisdiction of various governments and regulatory agencies around the world, which may bring our personnel and third-party business partners, representatives and agents acting on our behalf into contact with government officials responsible for, among other things, issuing or renewing permits, licenses or approvals, auditing our operations or enforcing governmental regulations.
In addition, some of the international locations in which we operate lack a developed legal system and have elevated levels of corruption. Our international operations expose us to the risk of violating, or being accused of violating, anti-corruption laws and regulations. Our failure to successfully comply with these laws and regulations may expose us to reputational harm, as well as significant penalties, including criminal fines, imprisonment, civil penalties, disgorgement of profits, injunctions and debarment from government contracts, as well as other remedial measures. Investigations of alleged violations can be expensive and disruptive. We are reviewing existing policies and are developing updated policies and procedures to comply with applicable anti-corruption laws and regulations. However, there can be no guarantee that our policies and procedures will effectively prevent violations by our personnel or business partners, representatives and agents acting on our behalf, and any such violation could adversely affect our reputation, business, financial condition and results of operations.
Under applicable anti-bribery and anti-corruption laws, Novibet could be held liable for acts committed by third-party business partners, representatives and agents who act on Novibet’s behalf. Novibet has operations in, and has business relationships with, entities in countries known to experience elevated levels of corruption. Novibet and its third-party business partners, representatives and agents may have direct or indirect interactions with government officials and employees of state-owned or affiliated entities, and Novibet is subject to the risk that it could be held liable for the corrupt or other illegal activities of these third-party business partners, representatives and agents and their respective employees, representatives, contractors, subcontractors and agents, even if Novibet does not authorize such activities.
Novibet is required to abide by applicable anti-money laundering and countering the financing of terrorism (“AML/CFT”) laws, such as the U.S. Currency and Foreign Transactions Reporting Act, commonly known as the Bank Secrecy Act, the USA Patriot Act and other laws related to identifying customers, customer due diligence, implementing internal controls, training, testing, reporting suspicious activity and reporting transactions. Although Novibet has an AML program in place, it may fail to detect non-compliance with applicable laws or with its policies by it or its third-party network partners. To the extent Novibet is not successful in protecting its customers or itself from money laundering and fraudulent activities, Novibet could be subject to criminal penalties and administrative fines. Novibet cannot guarantee that relevant governmental agencies will not impose penalties or that such penalties will not adversely affect its business, results of operations and financial condition.
Furthermore, we are required to comply with the various responsible gaming regulations of those jurisdictions where we are licensed and from which we offer gambling services. These regulations, which in some jurisdictions are constantly being scrutinized, altered and broadened by the various legislators and/or regulators, may restrict our operations and partnerships, lead to enforcement actions that may result in fines, penalties, prosecutions or other measures and at times may heavily impact our operations in and revenue from a certain jurisdiction. Consumer-protection legislation and regulations apply to us as well, both in those jurisdictions from which we offer our services and where our services are consumed by our customers. These laws and regulations may have an impact on the scope of our offering and limit it significantly.
We may be subject to economic sanctions and export control restrictions, and failure to comply could negatively impact our reputation and results of operations.
Our activities may be subject to certain economic sanctions and export control laws, including the laws of the United States, the United Kingdom, and the European Union. These laws and regulations are subject to change over time and therefore require ongoing dedicated resources for monitoring to ensure compliance. We have adopted policies and procedures to restrict the provision of our services to countries subject to comprehensive economic sanctions, including through GeoIP address blocking. Although Novibet has taken precautions to prevent its online gaming platform from being provided, deployed or used in violation of economic sanctions laws, due to the remote nature of online gaming and the potential for manipulation of IP address information using VPNs, the platform could inadvertently be used in violation of such laws.

Our failure to successfully comply with these laws and regulations may expose us to reputational harm and significant penalties, including criminal fines, imprisonment, civil penalties, and potential imposition of economic sanctions on Novibet itself. Investigations of any potential violations could be expensive and disruptive to our operations. Additionally, any perceived or actual breach of these laws and regulations could result in reputational harm.
The failure to comply with the regulatory requirements of a particular jurisdiction could impact our ability to obtain or retain licenses or permits in that jurisdiction and other jurisdictions and could cause financial institutions or other third parties to cease their relationship with us, which could have a material adverse effect on our business, results of operations and financial condition.
In December 2021, Novigroup Ltd received a notice from the UKGC of a compliance assessment. Compliance assessments are regularly conducted by the UKGC to determine whether license holders are carrying out their activities in accordance with the terms of their license and applicable laws and regulations. The compliance assessment was conducted in late January 2022 over five days. The UKGC issued a follow up letter on February 15, 2022 indicating that in the UKGC’s view, among other things, Novigroup Ltd’s controls and procedures did not sufficiently mitigate the risk of potential money laundering or terrorist financing and that its customer identification and interaction processes and procedures failed to identify customers who may be at risk of harm associated with gambling.
Immediately following the compliance assessment (and prior to its receipt of the aforementioned UKGC letter), on January 31, 2022, Novigroup Ltd submitted a detailed action plan which sought to address the concerns identified by the UKGC during the compliance assessment and at that time immediately began to implement the plan (including phased steps for short, medium and longer term actions) in order to provide assurance to the UKGC that those areas identified as risks were being addressed and mitigated. The plan proposed a number of measures formulated to address concerns raised including, among other things, engaging independent consultants, hiring additional personnel with relevant experience, improving anti-money laundering systems and controls and compliance functions, improving policies and systems relating to responsible gaming.
Despite Novigroup Ltd’s submission and immediate implementation of parts of the plan in the phases identified, as referred to above, on February 15, 2022, the UKGC issued a letter advising that it was considering whether to open a regulatory investigation and setting out the list of its concerns following the compliance assessment. A regulatory investigation (also known as a license review) is undertaken by the UKGC for various reasons, including (but not limited to) if it has reason to suspect that activities may have been carried on in purported reliance on the license but not in accordance with a condition of the license. There are a number of potential outcomes to a regulatory investigation, including (but not limited to) revocation of the license, suspension of the license, imposition of a penalty, imposition of additional license conditions or a warning (or a combination of these outcomes). Alternatively, a regulatory investigation may conclude with a regulatory settlement, including a payment in lieu of a financial penalty. Had any such regulatory process been initiated by the UKGC, Novigroup Ltd would have had the opportunity during that process to make detailed representations in relation to the operation of its U.K. business and its compliance processes. No further action was taken by the UKGC following the surrender of the U.K. license.
Novibet expects to continue to be subject to compliance assessments, reviews, investigations, inquiries and audits by gaming authorities and other regulators in jurisdictions in which it operates or applies for a license, which is standard practice across the regulated jurisdictions in which it operates and proposes to operate. If it is determined by relevant local regulators that Novibet is not in compliance with the requirements of a particular jurisdiction, it could be subject to regulatory action which may, once fully determined, conclude with the imposition of substantial fines and other civil or criminal penalties or otherwise incur significant costs and its ability to obtain or retain licenses or permits in that jurisdiction and in other jurisdictions could be impacted, any of which could have a material adverse effect on Novibet’s business, the results of its operations and its financial condition. Furthermore, financial institutions or other parties, including parties that Novibet relies on, or may in the future rely on, for certain of its operations, could decide to cease their business relationship with it if it is determined by regulators (after due regulatory process) that Novibet is not in compliance with applicable laws and regulations, which could also have a material adverse effect on Novibet’s business, the results of its operations and its financial condition.

The projections and prospective information included in this proxy statement/prospectus do not include any results attributable to the U.K. market, except for the first two months of 2022, which include historical results prior to the discontinuance of operations in the U.K. See “Summary of the Proxy Statement / Prospectus — Recent Developments — Discontinuance of the marketing to Great Britain residents.”
Novibet’s systems and controls to restrict access to its products may fail or not be adequate.
Novibet relies on systems and controls to verify customer information and conduct know your customer (“KYC”) and anti-money laundering (“AML”) checks. These systems and controls are intended to ensure that, among other things, Novibet does not accept bets from customers using fraudulent or ill-gotten funds. Online transactions generally may also be subject to sophisticated schemes or collusion to defraud, launder money or conduct other illegal activities by third parties, including employees. While Novibet makes continuing efforts to protect itself and its customers from such activities, including AML procedures and protection from fictitious transactions, collusion and internal financial leakage, there is no assurance that such measures will be successful or will be sufficient to satisfy regulatory requirements. These systems and controls may fail or otherwise be found to be inadequate, either currently or as a result of future technological developments. Even if our technological safeguards are adequate, we may not be successful in preventing these activities due to poor human judgment of our employees. In addition, Novibet has invested significantly to ensure that it has processes in place to identify and protect vulnerable customers, including monitoring customers’ behavior to look for customers at risk, and failure of those processes could result in negative publicity or other material adverse effects on Novibet. Any of the above may result in further violations of applicable laws or regulations as well as reputational impact on Novibet. See “Summary of the Proxy Statement / Prospectus — Recent Developments — Discontinuance of the marketing to Great Britain residents.” Any claims in respect of any such violations could have financial and/or reputational implications, as well as implications on the ability of Novibet to retain, renew or expand its portfolio of licenses, and could so have a material adverse effect on Novibet’s reputation, business, results of operations, financial condition and prospects.
We have been, and may be in the future, the subject of governmental investigations and inquiries with respect to the operation of our businesses. We are, or have been, subject to various enquiries (such as compliance assessments, annual and/or ad hoc license reviews) by the Gambling Commission of Great Britain (UKGC) (during the time when Novigroup Ltd held a remote operating license and prior to its voluntary surrender), the Malta Gaming Authority, the Agenzia Delle Dogani e dei Monopoli (Italy), and the Hellenic Gaming Commission (Greece), and National Excise License Office of the Revenue Commissioners (Ireland) which may result in sanctions ranging from a warning, license review, suspension of license to revocation of our licenses or the licenses of our executives or employees. Any sanctions or costly regulatory settlements arising from governmental investigations, inquiries, proceedings or actions could adversely affect our business. Due to the nature of applicable regulatory frameworks, sanctions or enforcement or disciplinary actions in one jurisdiction may also have adverse consequences in other jurisdictions, creating broader negative impacts on our business.
We have received, from time to time, formal and informal inquiries from government authorities and regulators, including tax authorities and gaming regulators, regarding compliance with laws and other matters, and we may receive such inquiries in the future, particularly as we grow and expand our operations.
Violations of existing or future regulation, regulatory orders or consent decrees could subject us to substantial monetary fines, prosecutions and other penalties that could negatively affect our financial condition and operations. This could include sanctions ranging from a warning to revocation of our licenses or the licenses of our executives or employees. In addition, it is possible that future orders issued by, or inquiries or enforcement actions initiated by, government or regulatory authorities could cause us to incur substantial costs, expose us to unanticipated liability or penalties, require us to agree to additional, onerous license conditions, and/or require us to change our business practices in a manner adverse to our business.

Our business is subject to the laws of a variety of jurisdictions, many of which are unsettled and still developing and which could subject us to claims or otherwise harm our business. Any change in existing regulations or their interpretation or enforcement, or the regulatory climate applicable to our products and services, or changes in tax rules and regulations or interpretation thereof related to our products and offerings, could adversely impact our ability to operate some or all of our business as currently conducted or as we seek to operate in the future, which could have a material adverse effect on our financial condition and results of operations.
We are generally subject to laws and regulations relating to Online Casino and Sports Betting in the jurisdictions in which we conduct our business or from where we offer our services, as well as the general laws and regulations that apply to all e-commerce businesses, such as those related to privacy and personal data, tax and consumer protection. These laws and regulations vary from one jurisdiction to another and future legislative and regulatory action, court decisions or other governmental action, which may be affected by, among other things, political pressures, attitudes and climates, as well as personal biases, may have a material impact on our operations and financial results. In particular, some jurisdictions have introduced regulations attempting to restrict or prohibit Online Casino, while others have taken the position that Online Casino should be licensed and regulated and have adopted or are in the process of considering legislation and regulations to enable that to happen. Additionally some jurisdictions into which we may supply our services may not presently offer opportunities to obtain local licenses or may only be partially regulated and therefore more susceptible to the enactment or change of laws and regulations.
To the extent new Online Gaming jurisdictions are established or expanded, we cannot guarantee that we will be successful in penetrating such new jurisdictions or expanding our business or customer base in line with the growth of existing jurisdictions. If we are unable to effectively develop and operate directly or indirectly within these new jurisdictions or if our competitors are able to successfully penetrate geographic jurisdictions that we cannot access or where we face other restrictions, there could be a material adverse effect on our business, operating results and financial condition. Our failure to obtain or maintain the necessary regulatory approvals in such jurisdictions could have a material adverse effect on our business. See “Novibet’s Business — Regulation.” To expand into new jurisdictions, we may need to be licensed and obtain approvals of our product offerings. This is a time-consuming process that can be extremely costly. Any delays in obtaining or difficulty in maintaining regulatory approvals needed for expansion within existing jurisdictions or into new jurisdictions can negatively affect our opportunities for growth, including the growth of our customer base, or delay our ability to recognize revenue from our offerings in any such jurisdictions.
Future legislative and regulatory action, and court decisions or other governmental action, may have a material impact on our operations and financial results. Governmental authorities could view us as having violated local laws, despite our efforts to obtain all applicable licenses or approvals. There is also a risk that civil and criminal proceedings, including class actions brought by or on behalf of prosecutors or public entities or incumbent monopoly providers, or private individuals, could be initiated against us, internet service providers, credit card and other payment processors, advertisers and others involved in the Online Casino and Sports Betting. Such potential proceedings could involve substantial litigation expense, penalties, fines, seizure of assets, injunctions or other restrictions being imposed upon us or our licensees or other business partners, while diverting the attention of key executives. Such proceedings could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as impact our reputation.
There can be no assurance that legally enforceable legislation will not be proposed and passed in jurisdictions relevant or potentially relevant to our business to prohibit, legislate, restrict or limit, or regulate various aspects of the Online Casino and Sports Betting industries (or that existing laws in those jurisdictions will not be interpreted negatively). Compliance with any such legislation may have a material adverse effect on our business, financial condition and results of operations, either as a result of our determination that a jurisdiction should be blocked, or because a local license or approval may be costly for us or our business partners to obtain and/or such licenses or approvals may contain other commercially undesirable conditions.

Failure to comply with regulatory requirements in a particular jurisdiction, or the failure to successfully obtain a license or permit applied for in a particular regulated jurisdiction, could impact our ability to comply with licensing and regulatory requirements in other jurisdictions, or could cause the rejection of license applications or cancelation or suspension of existing licenses in other regulated jurisdictions, or could cause financial institutions or other third parties to decline to provide or to stop providing services to us which we rely upon to receive payments from, or distribute amounts to, our customers, or otherwise to deliver and promote our offerings.
Compliance with the various regulations applicable to Online Gaming is costly and time-consuming. Regulatory authorities at various levels in multiple jurisdictions have broad powers with respect to the regulation and licensing of Online Gaming operations and may raise compliance assessments, undertake license reviews or initiate other regulatory actions or investigations in relation to our activities conducted in reliance on various licenses. Any regulatory investigation which may be initiated by any regulator could lead to a variety of outcomes including revocation of the license, suspension of the license, conditions or limits on our gaming licenses, the imposition of substantial fines on us and the taking of other actions, any one of which could have a material adverse effect on our business, financial condition, results of operations and prospects. These laws and regulations are dynamic and subject to potentially differing interpretations, and various legislative and regulatory bodies may expand current laws or regulations or enact new laws and regulations regarding these matters. We will strive to comply with all applicable laws and regulations relating to our business. It is possible, however, that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules. Non-compliance with any such law or regulations could expose us to claims, proceedings, litigation and investigations by private parties and regulatory authorities, as well as suspension of or conditions imposed on a license or substantial fines and negative publicity, each of which may materially and adversely affect our business.
Any real money gaming license could be revoked, suspended or conditioned at any time. The loss of a license in one jurisdiction could trigger the loss of a license or affect our eligibility for such a license in another jurisdiction, and any of such losses, or potential for such loss, could cause us to cease offering some or all of our offerings in the impacted jurisdictions. We may be unable to obtain or maintain all necessary registrations, licenses, permits or approvals, and could incur fines or experience delays related to the licensing process, which could adversely affect our operations. Our delay or failure to obtain or maintain licenses in any jurisdiction may prevent us from distributing our offerings, increasing our customer base and/or generating revenues. We cannot assure you that we will be able to obtain and maintain the licenses and related approvals necessary to conduct our Online Casino and Sports Betting operations in all of the jurisdictions in which we currently operate or plan to operate. Any failure to maintain or renew our existing licenses, registrations, permits or approvals could have a material adverse effect on our business, financial condition, results of operations and prospects.
We are subject to taxation in a number of jurisdictions and may in the future be subject to taxation in new jurisdictions. Due to the nature of our business and our historical operating structure, changes in, or new interpretation of, tax laws, tax rules or their application or enforcement by tax authorities could result in historical or future tax liabilities and could materially affect our financial condition and results of operations.
Our tax obligations will be varied and include taxes in the U.K. and other jurisdictions due to the nature and geographic reach of Novibet’s business. The tax laws that will be applicable to our business generally are subject to varying interpretation and possible change (including those with retroactive effect), and significant judgment will be required in determining our worldwide provision for income taxes. In the course of our business, there will be many transactions and calculations where the ultimate tax determination is uncertain.
The gaming industry represents a significant source of tax revenue to the jurisdictions in which we will operate. Gaming companies and business-to-business providers in the gaming industry (directly and/or indirectly by way of their commercial relationships with operators) are currently subject to significant taxes and fees in addition to normal corporate income taxes, and such taxes and fees are subject to increase at any time. From time to time, various legislators and other government officials have proposed and adopted (and may in the future propose and adopt) changes in tax laws, or in the administration or interpretation of such laws, affecting the gaming industry. In addition, any worsening of economic conditions and the large number of jurisdictions with significant current or projected budget deficits could intensify the efforts of governments to raise revenues through increases in gaming taxes and/or other taxes. It is not possible to determine with certainty the likelihood of changes in tax laws or in the administration or interpretation or enforcement of such laws. Any material increase in, or the adoption of additional, taxes or fees could have a material adverse effect on our business, financial condition, results of operations and/or prospects.
Additionally, tax authorities may impose indirect taxes on internet-related commercial activity based on existing statutes and regulations which, in some cases, were established prior to the advent of the internet. Tax authorities may interpret laws originally enacted for mature industries and apply it to newer industries, such as Online Casinos. The application of such laws may be inconsistent from jurisdiction to jurisdiction. Our activities across different jurisdictions may vary from period to period which could result in differences in our taxable nexus from period to period.
We are subject to periodic review and audit by domestic and foreign tax authorities. Although we believe that our tax provisions, positions and estimates are reasonable and appropriate, tax authorities may disagree with certain positions Novibet has taken or that PubCo will take. Any adverse outcome of such a review or audit could have an adverse effect on our business, financial condition and/or results of operations. In addition, economic and political pressures to increase tax revenue in various jurisdictions may make resolving tax disputes in favor of taxpayers more difficult.
We have been and may in the future be party to litigation and regulatory and tax audits in various jurisdictions. An adverse outcome in one or more such proceedings could adversely affect our business.
As a growing company with expanding operations, we in the past have been party to certain, and PubCo may in the future increasingly face the risk of, claims, lawsuits and other proceedings involving competition and antitrust, anti-money laundering, gaming, intellectual property, privacy, consumer protection, accessibility claims, securities, tax, labor and employment, commercial disputes, services and other matters, including claims by customers. Litigation to defend us against claims by third parties, or to enforce any rights that we may have against third parties, may be necessary, which could result in substantial costs and diversion of our resources, causing an adverse effect on our business, financial condition, results of operations and prospects.
Any litigation to which we are a party may result in an onerous or unfavorable judgment that may not be reversed upon appeal, or in payments of substantial monetary damages or fines, the posting of bonds requiring significant collateral, letters of credit or similar instruments, or we may decide to settle lawsuits on similarly unfavorable terms. These proceedings could also result in reputational harm, criminal sanctions, consent decrees or orders preventing us from offering certain products or requiring a change in our business practices in costly ways or requiring development of non-infringing or otherwise altered products or technologies. Litigation and other claims and regulatory proceedings against us could result in unexpected disciplinary actions, expenses and liabilities, which could have an adverse effect on our business, financial condition, results of operations and prospects.
Novibet follows the industry practice of restricting and managing betting limits at the individual customer level based on individual customer profiles and risk level to the enterprise; however, there is no guarantee that the jurisdictions in which we now or may in the future operate will allow operators such as Novibet to limit betting options at the individual customer level.
Similar to a credit card company managing individual risk on the customer level through credit limits, it is customary for Sports Betting operators to manage customer betting limits at the individual level to manage enterprise risk levels. If it were not possible to do so, the betting options could be restricted globally by regulatory actions and limits available to customers could be much lower to insulate overall risk due to the existence of a very small segment of highly sophisticated syndicates and algorithmic bettors, or bettors looking to take advantage of site errors and omissions, which could substantially decrease our profitability and financial prospects. We believe virtually all operators balance taking reasonable action from all customers against the risk of individual customers significantly harming the business viability for all operators. We cannot assure you that all jurisdictions will always allow operators to execute limits at the individual customer level, or at their sole discretion.

Palpable (obvious) errors in the posting of Sports Betting odds or event times may occasionally occur in the normal course of business, sometimes for large liabilities. While it is a worldwide standard business practice to void bets associated with palpable errors or to correct the odds, there is no guarantee regulators will approve voiding palpable errors in every case.
Novibet’s Sportsbook offers a huge spectrum of betting markets across dozens of sports, and the odds are set through a combination of algorithmic and manual odds making. Bet acceptance is also a combination of automatic and manual acceptance. In some cases, the odds offered on the website constitute an obvious error. Examples of such errors are inverted lines between teams, or odds that are significantly different from the true odds of the outcome in a way that all reasonable persons would agree is an error. It is commonplace virtually worldwide for operators to void bets associated with such palpable errors, and in most mature jurisdictions these bets can be voided without regulatory approval at operator discretion. It is unclear long term if regulators in less mature jurisdictions will consistently approve voids or re-setting odds to correct odds on such bets. In some cases, we could be required to obtain regulatory approval to void palpable errors ahead of time. If regulators were to not allow voiding of bets associated with large obvious errors in odds making, Novibet could be subject to covering significant liabilities.
Our collection, storage and use, including sharing and international transfers, of personal data are subject to applicable data protection and privacy laws, and any actual or perceived failure to comply with such laws may harm our reputation and business or expose us to fines, civil claims (including class actions), and other enforcement action. The protection of personal data is becoming increasingly regulated and changes in applicable laws may require changes to our policies, practices, procedures and personnel which may require material expenditures and harm our financial condition and results of operations.
We are, and will increasingly become as we seek to expand our business, subject to numerous domestic and foreign laws, regulations, rules and standards, as well as associated industry standards, policies and contractual or other obligations, relating to the collection, use, storage, safeguarding, retention, security, destruction. disclosure, transfer and/or other processing of personal data (collectively, “Processing”) in the jurisdictions in which we operate (collectively, “Data Protection Requirements”). These Data Protection Requirements often vary significantly by jurisdiction. While we have taken steps to comply with Data Protection Requirements, we cannot assure you that our efforts to achieve and remain in compliance with all Data Protection Requirements have been or will continue to be fully successful. If we fail, or are perceived to have failed, to address or comply with any such Data Protection Requirements, this could result in enforcement actions against us that could include investigations, fines, penalties, audits and inspections, additional reporting requirements and/or oversight, temporary or permanent bans on all or some Processing of personal data or orders to destroy or not use personal data. Further, individuals or other relevant stakeholders could bring a variety of claims against us for our actual or perceived failure to comply with the Data Protection Requirements. Any of these events could have a material adverse effect on our reputation, business or financial condition, and could lead to a loss of actual or prospective customers, collaborators or partners; result in an inability to Process personal data or to operate in certain jurisdictions; limit our ability to develop or commercialize current or prospective offerings or services; or require us to revise or restructure our operations.
For example, the EU’s General Data Protection Regulation (“GDPR”) applies to any Processing operations carried out in the context of the activities of an establishment in the EEA, as well as to any other Processing operations relating to the offering of goods or services to individuals in the EEA and/or the monitoring of individuals’ behavior in the EEA. Also, notwithstanding the United Kingdom’s withdrawal from the EU, by operation of the so called ‘UK GDPR’ (i.e., the GDPR as it continues to form part of the law of the United Kingdom by virtue of section 3 of the EU (Withdrawal) Act 2018 and as subsequently amended) (“UK GDPR”) the GDPR continues to apply in substantially equivalent form to Processing operations carried out in the context of the activities of an establishment in the United Kingdom and any other Processing relating to the offering of goods or services to individuals in the United Kingdom and/or monitoring of individuals’ behavior in the United Kingdom. Therefore, reference to the GDPR herein also refers to the UK GDPR in the context of the United Kingdom, unless the context requires otherwise. Furthermore, the GDPR provides that EEA Member States may introduce specific, supplementary requirements related to the Processing of “special categories of personal data”; as well as personal data related to criminal offenses or convictions. In the United Kingdom, the UK Data Protection Act 2018 complements the UK GDPR in this regard. This fact may lead to greater divergence on the law that applies to the Processing of such personal data across the EEA and/or United Kingdom, which may increase our costs and overall compliance risk.
The GDPR and such supplementary requirements impose stringent data privacy and security requirements. In particular, the GDPR imposes several requirements relating to ensuring there is a lawful basis for Processing personal data, extends the rights of individuals to whom the personal data relates, materially expands the definition of what is expressly noted to constitute personal data, requires additional disclosures about how personal data is to be used, imposes limitations on retention of personal data, imposes strict rules on the transfer of personal data out of the EEA/UK to most third countries, creates mandatory data breach notification requirements in certain circumstances and establishes onerous new obligations on service providers, or processors, who Process personal data simply on behalf of others. It also significantly increased penalties for noncompliance.
Additionally, following the United Kingdom’s withdrawal from the EU on January 31, 2020, and end of the post-Brexit transition period on December 31, 2020, as noted above, the United Kingdom has introduced the UK GDPR which currently makes the privacy regimes of the EEA and United Kingdom similar, though it is possible that either the European Union, and consequently those further states that make up the remainder of the EEA, or the United Kingdom could elect to change their approach and create differences in legal requirements and regulation in this area. On June 28, 2021, the European Commission issued an adequacy decision under the GDPR which allows transfers (other than those carried out for the purposes of United Kingdom immigration control) of personal data from the EEA to the United Kingdom to continue without restriction for a period of four years ending June 27, 2025. After that period, the adequacy decision may be renewed, however, only if the United Kingdom continues to ensure an adequate level of data protection. During these four years, the European Commission will continue to monitor the legal situation in the United Kingdom and could intervene at any point if the United Kingdom deviates from the level of data protection in place at the time of issuance of the adequacy decision. If the adequacy decision is withdrawn or not renewed, transfers of personal data from the EEA to the United Kingdom will require a valid ‘transfer mechanism’ and we may be required to implement new processes and put new agreements in place (such as the then-current form of the European Commission-issued Standard Contractual Clauses), to enable transfers of personal data from the EEA to the United Kingdom to continue.
Because our products and services rely on the movement of data across national boundaries, global privacy and data security concerns could result in additional costs and liabilities to us or inhibit sales of our products and/or services globally. In particular, European data protection laws, such as the GDPR, generally prohibit the transfer of personal data from the EEA, United Kingdom and Switzerland to the United States, and most other countries, known as ‘third countries’, in respect of which the European Commission or other relevant regulatory body has not issued a so-called ‘adequacy decision’, unless the parties to the transfer have implemented specific safeguards to protect the transferred personal data. One of the primary safeguards used for transfers of personal data to the United States was the E.U.-U.S. Privacy Shield framework administered by the U.S. Department of Commerce. On July 16, 2020, the Court of Justice of the European Union, or CJEU, in a decision known as ‘Schrems II’, invalidated the EU-U.S. Privacy Shield, under which personal data could be transferred from the EEA and the United Kingdom to U.S. entities that had self-certified under the Privacy Shield. To align with the CJEU’s decision in respect of the E.U.-U.S. Privacy Shield, on September 8, 2020, the UK government similarly invalidated the use of the EU-U.S. Privacy Shield as a mechanism for lawful personal data transfers from the United Kingdom to the United States under the UK GDPR and the Swiss Federal Data Protection and Information Commissioner announced that the Swiss-U.S. Privacy Shield regime was also inadequate for the purposes of personal data transfers from Switzerland to the U.S. entities who had self-certified under the Swiss Privacy Shield. The CJEU Schrems II decision referenced above also cast doubt on the ability to use one of the primary alternatives to the E.U.-U.S. Privacy Shield and Swiss-U.S. Privacy Shield, namely, the European Commission’s Standard Contractual Clauses, to lawfully transfer personal data to the United States and most other third countries. On June 4, 2021, the European Commission published new versions of the Standard Contractual Clauses. These must be used for all new transfers of personal data from the EEA to third countries starting September 27, 2021, and all existing transfers of personal data from the EEA to third countries relying on the existing versions of the Standard Contractual Clauses must be replaced by December 27, 2022. The implementation of the new Standard Contractual Clauses will necessitate significant contractual overhaul of our data transfer arrangements with partners, sub-processors and vendors as we expand our operations into the United States. Use of both the existing and the new Standard Contractual Clauses must, following the Schrems II decision, now be assessed on a case-by-case basis taking into account the legal regime applicable in the destination country, in particular applicable surveillance laws and rights of individuals, and additional supplementary technical, organizational and/or contractual measures and/or contractual provisions may need to be put in place; however, the nature of these additional measures is currently uncertain. At present, there are few if any viable alternatives to the Standard Contractual Clauses and there remains some uncertainty with respect to the nature and efficacy of such supplementary measures in ensuring an adequate level of protection of personal data. As such, our transfers of personal data to third countries may not comply with European data protection laws and may increase our exposure to the GDPR’s heightened sanctions for violations of its cross-border data transfer restrictions, including fines of up to 4% of annual global revenue or €20,000,000/£17,500,000, whichever is higher, and injunctions against transfers. As supervisory authorities issue further guidance on personal data export mechanisms, including circumstances where the Standard Contractual Clauses can and cannot be used, and/or start taking enforcement action, we could suffer additional costs, complaints and/or regulatory investigations or fines, and/or if we are otherwise unable to transfer personal data between and among countries and regions in which we operate and/or engage providers and/or otherwise transfer personal data, it could affect the manner in which we receive and/or provide services, the geographical location or segregation of our relevant systems and operations, and could adversely affect our financial results and generally increase compliance risk. Additionally, other countries outside of Europe have enacted or are considering enacting similar cross-border data transfer restrictions and laws requiring local data residency, which could increase the cost and complexity of operating our business.
In recent years, U.S. and European lawmakers and regulators have expressed concern over electronic marketing and the use of third-party cookies, web beacons and similar technology for online behavioral advertising. On June 20, 2019, the U.K.’s Information Commissioner (the “ICO”) published a report setting out its views on advertising technology, specifically the use of personal data in “real time bidding”, and the key privacy compliance challenges arising from it. In its report, which is a status update rather than formal guidance, several key deficiencies were noted and marked for formal regulatory action. However, in May 2020, the ICO paused its investigation into real time bidding and the advertising technology industry, as it sought to prioritize activities responding to the COVID-19 pandemic. The ICO’s investigation resumed in January 2021, and on November 25, 2021, the ICO issued an Opinion on “Data protection and privacy expectations for online advertising proposals”, which followed up on a joint statement with the United Kingdom’s Competition and Markets Authority (“CMA”) of May 18, 2021 and noted an intention that developments in the ad tech industry should operate in a data protection compliant way that ensures an appropriate level of competition. We are likely to be required to expend further capital and other resources to ensure compliance with the findings of the ICO’s final report on advertising technology, any developments from the CMA, and any relevant changing laws and regulations. While we have numerous mitigation controls in place, advertisements produced by us may be erroneously served on websites that are not suitable for the advertising content of gambling (e.g., websites predominantly aimed at children). There is also a risk that gambling advertisements are viewed by people who do not want to view them, or who have taken measures not to receive them (for example, individuals on “self-exclusion” lists). In each case this may have adverse legal and reputational effects on our business.
In the EU, rules relating to electronic direct marketing are currently set out in the ePrivacy Directive, which is likely to be replaced by a new ePrivacy Regulation. While no official time frame has been given for the ePrivacy Regulation, there will be a transition period after the ePrivacy Regulation is agreed for compliance, and commentators consider it unlikely to come into force before 2023. The ePrivacy Regulation will be directly implemented into the laws of each of the EU Member States, without the need for further enactment. When implemented, the ePrivacy Regulation is expected to alter rules on third-party cookies, web beacons and similar technology for online behavioral advertising and to impose stricter requirements on companies using these tools. Regulation of cookies and web beacons may lead to broader restrictions on our online activities, including efforts to understand followers’ Internet usage and promote ourselves to them. The current draft of the ePrivacy Regulation significantly increases fining powers to the same levels as the GDPR. Given the delay in finalizing the ePrivacy Regulation, certain regulators have issued guidance (for example., the French data protection regulator) on the requirement to seek strict opt-in, unbundled consent to use all nonessential cookies and similar technologies and the requirement to increase the standard of transparency relating to use of cookies and similar technologies. Our cookie consent management functionality and cookies notices may not meet the standards outlined in such guidance. Note that whilst ICO has updated guidance, the ePrivacy Regulation will not apply directly to the United Kingdom, as a result of Brexit. The UK Government is considering aligning the level of fines under United Kingdom law implementing the ePrivacy Directive with existing UK GDPR limits, from a much lower (£500,000 cap) base.
In the United States, the federal government, including Congress, the Federal Trade Commission and the Department of Commerce, has announced that it is reviewing the need for greater regulation for the collection of information concerning consumer behavior on the internet, including regulation aimed at restricting certain targeted advertising practices. Furthermore, the Federal Trade Commission and many state attorneys general continue to enforce federal and state consumer protection laws against companies for online collection, use, dissemination, and security practices that appear to be unfair or deceptive. Numerous states have enacted or are in the process of enacting state level data privacy laws and regulations governing the collection, use, and processing of state residents’ personal data.
Although we have implemented certain policies and procedures, and continue to review and improve such policies and procedures, that are designed to ensure compliance with applicable laws, rules and regulations, if our privacy or data security measures fail, or are perceived to have failed, to comply with applicable current or future laws and regulations, we may be subject to fines, litigation, regulatory investigations and penalties (including potential suspension or loss of licenses), enforcement notices requiring us to change the way we use personal data or our marketing practices or other liabilities such as compensation claims by individuals affected by a personal data breach, as well as negative publicity and a potential loss of business. Fines are significant in some countries (e.g., the GDPR introduced fines of up to €20,000,000/£17,500,000 or up to 4% of the total worldwide annual turnover of the preceding financial year (whichever is higher)) as well as litigation, compensation claims by affected individuals (including class action type litigation where individuals suffer harm), regulatory investigations and enforcement notices requiring us to change the way we use personal data.
Risk Related to Novibet Retaining Key Employees and Individuals
Continued growth and success will depend on the performance of the current and future employees of Novibet, including certain key employees. Competition for specialized employees in our industries is increasing, and that growing competition could increase our costs and adversely affect our results of operations. Recruitment and retention of these individuals is vital to growing our business and meeting our business plans. The loss of any of our key executives or other key employees, or inability to recruit and retain specialized employees, could harm our business.
We will depend on a limited number of key personnel to manage and operate our business, including Novibet’s founder and CEO, George Athanasopoulos. The leadership of Mr. Athanasopoulos has been a critical element of Novibet’s success and the departure, death or disability of Mr. Athanasopoulos or other extended or permanent loss of his services, or any negative market or industry perception with respect to him or the loss of his services, could have a material adverse effect on our business. We are currently not protected by key man or similar life insurance covering Mr. Athanasopoulos or any other executive officers or members of senior management.
In addition, certain other of Novibet’s employees have made significant contributions to its growth and success. We believe our success and our ability to compete and grow will depend in large part on the efforts and talents of our employees and on our ability to retain highly skilled personnel. The competition for these types of personnel is intense and is increasing, and we compete with other potential employers for the services of our employees. As a result, we may not succeed in retaining the executives and other key employees that we need. Employees, particularly analysts and engineers, are in high demand, and we devote significant resources to identifying, hiring, training, successfully integrating and retaining these employees. We cannot provide assurance that we will be able to attract or retain such highly qualified personnel in the future. In addition, the loss of employees or the inability to hire additional skilled employees as necessary (and in particular in specialized roles such as compliance and technology function) could result in significant disruptions to our business, and the integration of replacement personnel could be time-consuming and expensive and cause additional disruptions to our business.

None of our Named Executive Officers (as defined below) has an employment agreement with Novibet. Prior to the completion of the Business Combination, PubCo may enter into employment agreements with certain of its key executive officers, including the remaining Named Executive Officers (as defined below). We cannot assure you that any such agreements with PubCo will be executed, which may make it more difficult to retain the services of certain of the executive officers. The unexpected loss of services of one or more of these key employees could have a material adverse effect on our business, financial condition, results of operations and prospects.
Additionally, as we grow and develop the infrastructure of a public company, we may find it difficult to maintain Novibet’s entrepreneurial, innovative and team-based culture. Our retention and recruiting may require significant increases in compensation expense as we transition to a public company, which would adversely affect our results of operation. Moreover, there may also be disparities of wealth between those of our employees who were employees of Novibet prior to the Business Combination and those who join us after the Closing, which may harm our culture and relations among employees.
If we do not succeed in attracting, hiring, and integrating excellent personnel, or retaining and motivating existing personnel, we may be unable to grow effectively and our business could be seriously harmed.
In some jurisdictions, our key executives, certain employees or other individuals related to the business, including significant shareholders, will be subject to licensing or compliance requirements. Failure by such individuals to obtain the necessary licenses or comply with individual regulatory obligations could cause the business to be non-compliant with its obligations, or imperil its ability to obtain or maintain licenses necessary for the conduct of the business. In some cases, the remedy to such situation may require the removal of a key executive or employee or significant shareholder and the mandatory redemption or transfer of such person’s equity securities, which could have an adverse effect on the overall market for our securities.
As part of obtaining real money gaming licenses, the responsible gaming authority will generally determine suitability of certain directors, officers and employees and, in some instances, significant shareholders. The criteria used by gaming authorities to make determinations as to who requires a finding of suitability or the suitability of an applicant to conduct gaming operations varies among jurisdictions, but generally requires extensive and detailed application disclosures followed by a thorough investigation. Gaming authorities typically have broad discretion in determining whether an applicant should be found suitable to conduct operations within a given jurisdiction. If any gaming authority with jurisdiction over our business were to find an applicable officer, director, employee or significant shareholder of ours unsuitable for licensing or unsuitable to continue having a relationship with us, we would be required to sever our relationship with that person. Furthermore, such gaming authorities may require us to terminate the employment of any person who refuses to file required applications. Either result could have a material adverse effect on our business, operations and prospects. See “Novibet’s Business — Regulation.”
In addition, the Restated Articles provide that any Ordinary Shares or other equity securities of PubCo owned or controlled by any shareholder whom any applicable gaming regulatory authority determines is an “unsuitable person”, will be subject to mandatory sale and transfer to one or more third-party transferees.
Additionally, a gaming regulatory body may refuse to issue or renew a gaming license or restrict or condition the same, based on the past or present activities of Novibet or our current or former directors, officers, employees, shareholders or third parties with whom we have relationships, which could adversely affect our operations or financial condition. If additional gaming regulations are adopted in a jurisdiction in which we operate, such regulations could impose restrictions or costs that could have a significant adverse effect on us. From time to time, various proposals are introduced in the legislatures of some of the jurisdictions in which we have existing or planned operations that, if enacted, could adversely affect our directors, officers, key employees, or other aspects of the Company’s operations. To date, we have obtained all governmental licenses, findings of suitability, registrations, permits and approvals necessary for our operations. However, we can give no assurance that any additional licenses, permits and approvals that may be required will be given or that existing ones will be renewed or will not be revoked. Renewal is subject to, among other things, continued satisfaction of suitability requirements of our directors, officers, key employees and shareholders. Any failure to renew or maintain our licenses or to receive new licenses when necessary would have a material adverse effect on us.

Risks Related to Novibet’s Intellectual Property
Failure to protect or enforce our intellectual property rights, the confidentiality of our trade secrets and confidential information, or the costs involved in protecting or enforcing our intellectual property rights and confidential information, such enforcement could harm our business, financial condition and results of operations.
We will rely on trademark, copyright, patent, trade secret and domain-name-protection laws to protect our proprietary rights. Novibet has filed applications to protect the “Novibet” name in Greece and with the European Union Intellectual Property Office. In the future we may seek to protect additional intellectual property rights, which could require significant cash expenditures. However, notwithstanding any such protection, third parties may knowingly or unknowingly infringe our proprietary rights, third parties may challenge proprietary rights held by us, and pending and future trademark and patent applications may not be approved. In addition, effective intellectual property protection may not be available in every country in which we operate or intend to operate our business. In any of these cases, we may be required to expend significant time and expense to prevent infringement or to enforce our rights. There can be no assurance that others will not offer products or services that are substantially similar to ours and compete with our business.
Circumstances outside our control could pose a threat to our intellectual property rights. For example, effective intellectual property protection may not be available in the United States or other countries from which our Online Gaming Product offerings or platforms are now or will in the future be accessible. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Also, protecting our intellectual property rights is costly and time-consuming. Any unauthorized disclosure or use of our intellectual property could make it more expensive to do business, thereby harming our operating results. Furthermore, if we are unable to protect our proprietary rights or prevent unauthorized use or appropriation by third parties, the value of our brand and other intangible assets may be diminished, and competitors may be able to more effectively mimic our offerings and service. Any of these events could seriously harm our business.
We rely on licenses to use the intellectual property rights of third parties which are incorporated into our products and offerings. Failure to maintain, renew or expand existing licenses may require us to modify, limit or discontinue certain offerings, which could materially affect our business, financial condition and results of operations.
Substantially all of our offerings and services use intellectual property licensed from third parties. The future success of our business may depend, in part, on our ability to obtain, retain and/or expand licenses for popular technologies and games in a competitive market. We cannot assure that these third-party licenses, or support for such licensed products and technologies, will continue to be available to us on commercially reasonable terms, or at all. In the event that we cannot renew and/or expand existing licenses, we may be required to discontinue or limit our use of the products that include or incorporate the licensed intellectual property.
Some of the license agreements we enter into contain minimum guaranteed royalty payments to the third party. If we are unable to generate sufficient revenue to offset the minimum guaranteed royalty payments, it could have a material adverse effect on our results of operations, cash flows and financial condition. Our license agreements generally allow for assignment in the event of a strategic transaction but contain some limited termination rights post-assignment. Certain of our license agreements grant the licensor rights to audit our use of their intellectual property. Disputes with licensors over uses or terms could result in the payment of additional royalties or penalties by us, cancellation or non-renewal of the underlying license or litigation.
The regulatory review process and licensing requirements also may preclude us from using technologies owned or developed by third parties if those parties are unwilling to subject themselves to regulatory review or do not meet regulatory requirements. Some gaming authorities require gaming manufacturers to obtain approval before engaging in certain transactions, such as acquisitions, mergers, reorganizations, financings, stock offerings and share repurchases. Obtaining such approvals can be costly and time consuming, and we cannot assure that such approvals will be granted or that the approval process will not result in delays or disruptions to our strategic objectives.
Our insurance may not provide adequate levels of coverage against claims.
We currently only have directors liability insurance but intend to maintain insurance that we believe is customary for businesses of our size and type. However, there are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure. Moreover, any loss incurred could exceed policy limits and policy payments made to us may not be made on a timely basis. Such losses could adversely affect our business prospects, results of operations, cash flows and financial condition.
Following the Business Combination, PubCo’s principal asset will be its interests in Novibet and its subsidiaries, and accordingly we depend on distributions from Novibet and such subsidiaries to pay taxes and expenses.
Upon consummation of the Business Combination, PubCo will be a holding company and will have no material assets other than its interests in Novibet and its subsidiaries. PubCo is not expected to have independent means of generating revenue or cash flow, and its ability to pay taxes and operating expenses, as well as dividends in the future, if any, will be dependent upon the financial results and cash flows of Novibet and its subsidiaries. There can be no assurance that Novibet and its subsidiaries will generate sufficient cash flow to distribute funds to PubCo or that applicable state law and contractual restrictions, including negative covenants under any debt instruments, if applicable, will permit such distributions. If Novibet and its subsidiaries do not distribute sufficient funds to PubCo to pay its taxes or other liabilities, PubCo may default on contractual obligations or have to borrow additional funds. In the event that PubCo is required to borrow additional funds, it could adversely affect PubCo’s liquidity and subject PubCo to additional restrictions imposed by lenders.
Risks Related to Artemis and the Business Combination
The Business Combination may be delayed or ultimately prohibited since such initial business combination may be subject to regulatory review and approval requirements, including pursuant to foreign investment regulations and review by governmental entities such as the Committee on Foreign Investment in the United States (“CFIUS”).
The Business Combination may be subject to regulatory review and approval requirements by governmental entities, or ultimately prohibited. For example, CFIUS has authority to review certain direct or indirect foreign investments in U.S. businesses. Among other things, CFIUS is empowered to require mandatory filings related to certain foreign investments, to charge filing fees related to such filings, and to self-initiate national security reviews of foreign direct and indirect investments in U.S. businesses if the parties to that investment choose not to file voluntarily. If CFIUS determines that an investment threatens national security, CFIUS has the power to impose restrictions on the investment or recommend that the President prohibit it or order divestment. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, the nationality of the parties, the level of beneficial ownership interest and the nature of any information or governance rights involved.
The parties have determined that Novibet’s U.S. subsidiary is not a TID U.S. business, as that term is defined in 31 C.F.R. § 800.248, and as a result, it is not mandatory to submit a CFIUS filing with respect to the Business Combination. We also do not anticipate any CFIUS-related delays. Novibet’s current owner, Komisium, is a Cyprus-organized entity owned and controlled by Rodolfo Odoni, a Cyprus national, and therefore is a “foreign person” under the CFIUS regulations. As a result of the Business Combination, Komisium, and indirectly Mr. Odoni, will own a majority of the shares of PubCo, which will in turn will own Novibet, including Novibet’s U.S. subsidiary. Therefore, we risk CFIUS intervention, before or after closing the transaction. If CFIUS determines it has jurisdiction, CFIUS may decide to suspend or recommend that the President prohibit the Business Combination, or impose conditions with respect to it, which may delay or prevent us from consummating the transaction.
The process of government review, whether by CFIUS or otherwise, could be lengthy. Because Artemis has only a limited time to complete its initial business combination, the failure to obtain any required approvals within the requisite time period may require Artemis to liquidate. In such event, Artemis Stockholders will miss the opportunity to benefit from the Business Combination and the potential appreciation in value of such investment. Additionally, the Artemis Warrants will become worthless.
Artemis may not have sufficient funds to consummate the Business Combination.
As of September 30, 2022, Artemis had $331,377 in cash and a working capital deficit of $4,769,048. Further, Artemis has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. Artemis will need to raise additional capital through loans or additional investments from the Sponsor or its officers, directors, or third parties. Artemis may not be able to obtain such additional financing on acceptable terms or at all. These factors, among others, raise substantial doubt about Artemis’s ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from Artemis’s inability to continue as a going concern.
If Artemis is required to seek additional capital, it would need to borrow funds from the Sponsor or other third parties to operate or it may be forced to liquidate. None of such persons is under any obligation to advance funds to Artemis in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to Artemis upon completion of the Business Combination. If Artemis is unable to consummate the Business Combination because it does not have sufficient funds available, Artemis will be forced to cease operations and liquidate the Trust Account. Consequently, Artemis Public Stockholders may receive less than $10.20 per share and their Public Warrants may expire worthless.
The Business Combination remains subject to conditions that Artemis cannot control and if such conditions are not satisfied or waived, the Business Combination may not be consummated.
The Business Combination is subject to a number of conditions, including the condition that Artemis maintain at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-5(g)(1) of the Exchange Act) either immediately prior to or upon consummation of the Business Combination (which condition may not be waived by either party), the Minimum Closing Cash Condition (which may be waived by Novibet in its sole discretion), the condition that there is no legal prohibition against consummation of the Business Combination, the condition that the PubCo Ordinary Shares are approved for listing on Nasdaq upon the Closing, subject only to official notice of issuance thereof, receipt of securityholder approvals, continued effectiveness of the registration statement of which this proxy statement/prospectus is a part, the truth and accuracy (in certain cases, in all material respects) of the representations and warranties of Artemis, Novibet, PubCo, Merger Sub and Komisium made in the Business Combination Agreement, the non-termination of the Business Combination Agreement and execution and delivery of certain ancillary agreements, instruments and certificates. There are no assurances that all conditions to the Business Combination will be satisfied or that such conditions will be satisfied in the time frame expected. If the Business Combination is not consummated by the date that is nine months after the date of the Business Combination Agreement, or December 30, 2022, then either Artemis or Novibet may terminate the Business Combination Agreement pursuant to the terms and conditions thereof. If Artemis does not complete the Business Combination, it could be subject to several risks, including:
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negative reactions from the financial markets, including declines in the price of the Artemis Class A Common Stock due to the fact that current prices may reflect a market assumption that the Business Combination will be completed;

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the attention of its management will have been diverted to the Business Combination rather than its own operations and pursuit of other opportunities that could have been beneficial to Artemis; and

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time and resources will have been expended in negotiating potential initial business combinations that do not reach completion, resulting in a more limited timeframe and remaining resources to complete an initial business combination.

Another COVID-19 regional, national or global outbreak may adversely affect Artemis’s and Novibet’s ability to consummate the Business Combination.
The COVID-19 pandemic resulted in governmental authorities worldwide implementing numerous measures to contain the virus, including travel restrictions, quarantines, shelter-in-place orders and business limitations and shutdowns. If another outbreak of similar magnitude occurs prior to the Closing Date similar restrictions could be re-imposed. More generally, the continued effects of the pandemic and related governmental measures continue to raise the possibility of an extended global economic downturn and has caused volatility in financial markets. The effects of the pandemic may also amplify many of the other risks described in this proxy statement/prospectus.
Artemis may be unable to complete the Business Combination if continued concerns relating to COVID-19 (including potential subsequent waves or new variants or strains of the virus) restrict travel and limit the ability to have meetings with potential investors or Novibet personnel. The extent to which COVID-19 impacts Artemis’s and Novibet’s ability to consummate the Business Combination will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extended period of time, Novibet’s and Artemis’s ability to consummate the Business Combination may be materially adversely affected.
Artemis Stockholders may not know prior to the redemption deadline or prior to the Special Meeting whether we will have satisfied the Minimum Closing Cash Condition.
If we receive valid redemption requests from holders of Public Shares prior to the redemption deadline, we may, at our sole discretion, following the redemption deadline and until the Closing, seek and permit withdrawals by one or more of such holders of their redemption requests. We may select which holders to seek such withdrawals of redemption requests from based on any factors we may deem relevant, and the purpose of seeking such withdrawals may be to increase the funds held in the Trust Account, including where we otherwise would not satisfy the Minimum Closing Cash Condition. This process could take a number of days, and there may be a period of time after the Special Meeting and before the Closing when Artemis Stockholders do not know whether we have satisfied this closing condition. Accordingly, Artemis Public Stockholders may be required to make redemption and voting decisions without knowing whether we will satisfy all of the conditions to closing the Business Combination.
Novibet’s licenses and applications for licenses in certain jurisdictions may be subject to a review procedure or an ownership change consent requirement by regulators as a result of the Business Combination, which could result in a license or application being canceled, withheld, delayed or subjected to additional requirements or conditions.
Novibet holds certain licenses and has filed certain applications for licenses to operate Online Casino and Sports Betting products in various jurisdictions. The regulatory bodies that oversee and issue these licenses and review such applications regularly review corporate transactions involving ownership changes to determine whether the ownership changes have any impact on current licenses held by, or applications pending with respect to, the companies involved. Such regulatory bodies also have broad discretion in determining whether to cancel existing licenses, withhold new licenses, deny or delay applications, or require the businesses to comply with additional conditions as a result of a business combination. We cannot assure you that we will be able to obtain regulatory review of our applications or licenses in a timely fashion or without any limitations as a result of the Business Combination.
The Sponsor has agreed to vote its shares in favor of the Business Combination, regardless of how the Artemis Public Stockholders vote.
In connection with the Business Combination, the Sponsor has agreed to vote its shares of Artemis Common Stock in favor of the Business Combination and all other proposals being presented at the Special Meeting. As of the date hereof, the Sponsor owns approximately 13.6% of the total outstanding Artemis Common Stock. Accordingly, in addition to the shares held by the Sponsor, Artemis would need 9,165,310 Public Shares, or approximately 45.5% of the 20,125,000 shares sold in Artemis’s initial public offering to be voted in favor of the Business Combination Proposal in order for it to be approved. Moreover, the Artemis Anchor Investors own approximately 9.5 million Public Shares based on the latest available public filings. Although the Artemis Anchor Investors are not required to hold their Artemis Units or Public Shares for any amount of time, or to vote or not redeem their Public Shares, if the Artemis Anchor Investors retain all of their interests in the Public Shares and vote those Public Shares in favor of the Business Combination, Artemis will receive sufficient votes to approve the Business Combination, regardless of how any other Artemis Public Stockholder votes their shares.
Accordingly, it is more likely that the necessary stockholder approval for the Business Combination will be received than would be the case if the Sponsor agreed to vote its shares of Artemis Common Stock in accordance with the majority of the votes cast by the Artemis Public Stockholders.
Novibet, Komisium, Merger Sub, PubCo and Artemis have incurred and will incur significant transaction and transition costs in connection with the Business Combination.
Novibet, Komisium, Merger Sub, PubCo and Artemis have all incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating PubCo as a public company following the consummation of the Business Combination. PubCo may also incur additional costs to retain key employees. All expenses incurred in connection with the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid at Closing out of the funds in the Trust Account.
Artemis may not be able to complete the Business Combination or any other business combination within the prescribed timeframe, in which case Artemis would cease all operations, except for the purpose of winding up, and Artemis would redeem the Public Shares and liquidate. In such event, third-parties may bring claims against Artemis, and, as a result, the proceeds held in the Trust Account could be reduced and the per share liquidation price received by stockholders could be less than $10.20 per share.
Under the terms of the Existing Artemis Charter, Artemis must complete an initial business combination by the Liquidation Date. Artemis may not be able to consummate the Business Combination or any other business combination by such date. If Artemis has not completed any initial business combination by such date, it must: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account deposits (which interest will be net of taxes payable and up to $100,000 to pay dissolution expenses) divided by the number of then-outstanding Public Shares, which redemption will completely extinguish the Artemis Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Artemis’s remaining stockholders and the Artemis Board, dissolve and liquidate, subject in each case to Artemis’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no liquidating distributions with respect to the Artemis Warrants, which will expire worthless.
In such event, third parties may bring claims against Artemis. Although Artemis has obtained waiver agreements from certain vendors and service providers (other than its independent auditors) it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims that could take priority over those of the Artemis Public Stockholders.
The Sponsor has agreed that it will be liable to Artemis if and to the extent any claims by a third party for services rendered or products sold to it, or a prospective target business with which Artemis has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.20 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under Artemis’s indemnity of the underwriters in the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. Artemis has not asked the Sponsor to reserve for its indemnification obligations, it has not independently verified whether the Sponsor has sufficient funds to satisfy such obligations, and it believes that the Sponsor’s only assets are securities of Artemis. As a result, if any such claims were successfully made against the Trust Account, the funds available for Artemis’s initial Business Combination and redemptions could be reduced to less than $10.20 per Public Share. In such event, Artemis may not be able to complete its initial Business Combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares.
Artemis may be a target of securities class action and derivative lawsuits that could result in substantial costs and may delay or prevent the Business Combination from being completed.
Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into Business Combination Agreements or similar agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Artemis’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed or from being completed within the expected timeframe, which may adversely affect Artemis’s and Novibet’s respective businesses, financial condition and results of operation. Currently, Artemis is not aware of any securities class action lawsuits or derivative lawsuits being filed in connection with the Business Combination.
Artemis’s current directors and executive officers beneficially own shares of Artemis Common Stock and Artemis Warrants that will be worthless if the Business Combination is not approved. Such interests may have influenced their decision to approve the Business Combination.
Artemis’s executive officers and directors and/or their affiliates beneficially own or have a pecuniary interest in shares that the Sponsor purchased prior to, or simultaneously with, Artemis’s IPO. Artemis’s executive officers and directors and their affiliates have no redemption rights with respect to these securities in the event a business combination is not effected in the required time period. Therefore, if the Business Combination with Novibet or another business combination is not approved by the Liquidation Date, such securities held by such persons will be worthless. Such securities had an aggregate market value of approximately $        million based upon the closing prices of Artemis Class A Common Stock and Artemis Units on Nasdaq on           , 2022. Furthermore, the Sponsor, Artemis’s officers or directors, or their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Artemis’s behalf, such as identifying and investigating possible business targets and mergers. If Artemis fails to consummate the Business Combination, it will not have any claim against the Trust Account for repayment or reimbursement. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Artemis’s Directors and Officers in the Business Combination.”
These financial interests may have influenced the decision of Artemis’s directors to approve the Business Combination with Novibet and to continue to pursue the Business Combination. In considering the recommendations of the Artemis Board to vote for the Business Combination Proposal and other proposals, Artemis Public Stockholders should consider these interests.
The exercise of Artemis’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interest of Artemis Stockholders.
In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require Artemis to agree to amend the Business Combination Agreement, to consent to certain actions taken by Novibet or to waive rights that Artemis is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Novibet’s business, a request by Novibet to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement, or the occurrence of other events that would have a material adverse effect on Novibet’s business and would entitle Artemis to terminate the Business Combination Agreement. In any of those circumstances, it would be at Artemis’s discretion, acting through the Artemis Board to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what they may believe is best for Artemis and what they may believe is best for themselves in determining whether or not to take the requested action. While certain changes could be made without further stockholder approval, Artemis will circulate a new or amended proxy statement/prospectus and resolicit the vote of Artemis Stockholders if changes to the terms of the transaction that would have a material impact on its stockholders are required prior to the vote on the Business Combination Proposal.
Activities taken by the Sponsor or its affiliates to increase the likelihood of approval of the Business Combination Proposal and other proposals could have a depressive effect on the Artemis Common Stock.
At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Artemis or its securities, the Sponsor, Novibet, Komisium, and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or who redeem, or indicate an intention to redeem, their Public Shares, or they may enter into non-redemption agreements or other transactions with such investors and others to provide them with incentives not to redeem Public Shares owned by them or to acquire Public Shares and hold and not redeem them or vote their shares in favor of the Business Combination Proposal. Any such non-redemption agreements may provide for an agreement by the investor (i) not to redeem the Public Shares it owns, or (ii) to sell such Public Shares to the Sponsor, Novibet, Komisium or their respective affiliates, or (iii) to acquire Public Shares in the market or in privately negotiated transactions from other shareholders who redeem or indicate an intention to redeem, and to hold such Public Shares and not redeem them. Any Public Shares purchased by the Sponsor or its affiliates would be purchased at a price no higher than the redemption price for the Public Shares, which is currently estimated to be $10.20 per share. Any Public Shares so purchased would not be voted by the Sponsor or its affiliates at the Special Meeting and would not be redeemable by the Sponsor or its affiliates. The purpose of such non-redemption agreements, share purchases or other transactions would be to decrease the number of Redemptions. In the event that the Sponsor, Artemis’s directors, officers, advisors, or their affiliates purchase shares in privately negotiated transactions from Artemis Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their Public Shares.
While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, transfers by the Sponsor of up to 1,000,000 shares of Class B Common Stock to non-redeeming stockholders or the forfeiture by the Sponsor to Artemis of up to 1,000,000 shares of Class B Common Stock and issuance by Artemis of up to 1,000,000 shares of Class A Common Stock to non-redeeming stockholders pursuant to the terms of the Business Combination Agreement, or arrangements to protect such investors or holders against potential loss in value of their shares, including, subject to the Investors Agreement, the granting of put options and the transfer to such investors or holders of shares or warrants owned by the Sponsor for nominal value. Entering into any such arrangements may have a depressive effect on the Artemis Class A Common Stock. For example, as a result of these arrangements, an investor may have the ability to effectively purchase shares of Artemis Class A Common Stock at a price lower than market and may therefore be more likely to sell the Artemis Common Stock he owns, either prior to or immediately after the Special Meeting.
If such transactions are effected, the consequence could be to cause the Minimum Closing Cash Condition and other conditions to the Business Combination to be satisfied, and the Business Combination to be completed, in circumstances where such would not otherwise be obtained.
In addition, if such purchases are made, the public “float” of the PubCo Ordinary Shares following the Business Combination and the number of beneficial holders of PubCo securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of PubCo securities on Nasdaq or another national securities exchange or reducing the liquidity of the trading market for the PubCo Ordinary Shares.

No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus. Artemis will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.
In general, either Artemis or Novibet may refuse to complete the Business Combination if there is a material adverse effect affecting the other party between the signing date of the Business Combination Agreement and the planned closing. However, certain types of changes do not permit either party to refuse to consummate the Merger, even if such change could be said to have a material adverse effect on Novibet or Artemis, including the following events (except, in certain cases, where the change has a disproportionate effect on a party):
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acts of war, outbreak of hostilities, military actions, sabotage, civil unrest, protests, demonstrations, insurrections, riots, terrorism, cyberattacks or geopolitical or social conditions, including any escalation or worsening thereof;

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earthquakes, hurricanes, tornados, disease, epidemics, pandemics (including COVID-19 or SARS-CoV-2 virus or any mutation or variation thereof, and any COVID-19 Measures (as defined in the Business Combination Agreement) or any change in such COVID-19 Measures or interpretations following the date of the Business Combination Agreement) or other natural or man-made disasters, public health emergencies or weather conditions;

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changes or proposed changes in Applicable Law (as defined in the Business Combination Agreement) (or any interpretation thereof) after the date of the Business Combination Agreement;

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changes or proposed changes in IFRS or GAAP (or any interpretation thereof) after the date of the Business Combination Agreement;

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general economic, regulatory, business or tax conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States, Malta, Greece or anywhere else in the world;

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events or conditions generally affecting the industries or geographic areas in which the Group Companies (as defined in the Business Combination Agreement) operate;

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any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, unless change, event, state of facts, development or occurrence underlying such failure has resulted in a material adverse effect;

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any actions required to be taken, or required not to be taken, pursuant to the terms of the Business Combination Agreement or any other Transaction Agreement;

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any action taken, or not taken, by, or at the written request of, Artemis; or

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any change, event, state of facts, development or occurrence attributable to the announcement or execution, pendency, negotiation or consummation of the Business Combination (including the impact thereof on relationships with customers, suppliers, employees or governmental entities).

Furthermore, Artemis or Novibet may waive the occurrence of a material adverse effect affecting the other party. If a material adverse effect occurs and the parties still consummate the Business Combination, the market trading price of the PubCo Ordinary Shares and PubCo Warrants may suffer.
Delays in completing the Business Combination may jeopardize or substantially reduce the expected benefits of the Business Combination.
Satisfying the conditions to, and completion of, the Business Combination may take longer than, and could cost more than, Artemis expects. Any delay in completing or any additional conditions imposed in order to complete the Business Combination may materially adversely affect the benefits that Artemis expects to achieve from the Business Combination. In addition, the parties will have the right to terminate the Business Combination Agreement if the Business Combination is not consummated on or prior to the Outside Date (as defined in the Business Combination Agreement).
Artemis’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to Artemis Public Stockholders.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.20 per share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per share due to reductions in the value of the trust assets, in each case, less taxes payable, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, Artemis’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.
While Artemis currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to Artemis, it is possible that Artemis’s independent directors. in exercising their business judgment and subject to their fiduciary duties, may choose not to do so in any particular instance. If Artemis’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to Artemis Public Stockholders may be reduced below $10.20 per share.
If, before distributing the proceeds in the Trust Account to Artemis Public Stockholders, Artemis files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Artemis Stockholders and the per share amount that would otherwise be received by its stockholders in connection with its liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to the Artemis Public Stockholders, Artemis files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Artemis’s bankruptcy estate and subject to the claims of third-parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by Artemis Stockholders in connection with Artemis’s liquidation may be reduced.
Artemis Stockholders may be held liable for claims by third-parties against Artemis to the extent of distributions received by them.
If Artemis is unable to complete the Business Combination or another business combination by the Liquidation Date, Artemis will cease all operations, except for the purpose of winding up, liquidating and dissolving, subject to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Artemis cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, Artemis Stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more), and any liability of Artemis Stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Artemis cannot assure you that third parties will not seek to recover from Artemis Stockholders amounts owed to them by Artemis.
If Artemis is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Artemis Stockholders. Furthermore, because Artemis intends to distribute the proceeds held in the Trust Account to the Artemis Public Stockholders promptly after the Liquidation Date, this may be viewed or interpreted as giving preference to the Artemis Public Stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, the Artemis Board may be viewed as having breached their fiduciary duties to Artemis’s creditors and/or may have acted in bad faith, and thereby exposing itself and Novibet to claims of punitive damages, by paying Artemis Public Stockholders from the Trust Account before addressing the claims of creditors. Artemis cannot assure you that claims will not be brought against it for these reasons.

The Artemis Board did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination.
The Artemis Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. In analyzing the Business Combination, the Artemis Board and management conducted due diligence on Novibet and researched the industry in which Novibet operates and concluded that the Business Combination was in the best interests of Artemis Stockholders. Accordingly, investors will be relying solely on the judgment of the Artemis Board in valuing Novibet’s businesses, and the Artemis Board may not have properly valued such businesses. However, the officers and directors of Artemis have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries. Furthermore, in analyzing the Business Combination, the Artemis Board conducted significant due diligence on Novibet. Based on the foregoing, the Artemis Board concluded that its members’ experience and backgrounds enabled it to make the necessary analyses and determinations regarding the Business Combination, including that the Business Combination was fair from a financial perspective to its stockholders and that Novibet’s fair market value was at least 80% of the assets held in the Trust Account (excluding deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into the Business Combination. There can be no assurance, however, that the Artemis Board was correct in its assessment of the Business Combination. For a complete discussion of the factors utilized by the Artemis Board in approving the Business Combination, see the section entitled “Proposal No. 1 — The Business Combination Proposal.”
The lack of a third-party valuation or fairness opinion may also lead an increased number of shareholders to vote against the Business Combination or demand redemption of their Public Shares for cash, which could potentially impact Artemis’s ability to consummate the Business Combination.
Barclays and BMO were to be compensated in part on a deferred basis for services already rendered as underwriters in connection with Artemis’s IPO and Barclays was to be compensated as a financial and capital markets advisor in connection with the Business Combination. Barclays and BMO, gratuitously and without any consideration from Artemis or Novibet, waived such compensation and disclaimed any responsibility for this proxy statement/prospectus.
In light of the recent rule proposals by the SEC relating to SPACs, which rules, if enacted, could have potentially rendered the continuation of the engagement of Barclays as a financial and capital markets advisor in connection with the Business Combination impracticable in terms of costs and timing, in late June 2022, representatives from Barclays Capital Inc. (“Barclays”) disclosed to Artemis that Barclays intended to resign. On July 14, 2022, Barclays delivered to Artemis a notice of resignation of its roles as financial and capital markets advisor to Artemis in connection with the Business Combination and waived all rights to fees (including deferred underwriting commissions for services rendered as one of the underwriters in Artemis’ IPO) and reimbursement of expenses in connection with the Business Combination. In July 2022, Barclays delivered a notice of withdrawal to the SEC pursuant to Section 11(b)(1) under the Securities Act. On July 20, 2022, BMO Capital Markets Corp. (“BMO”), one of the underwriters in the IPO, delivered to Artemis a notice that BMO waived any entitlement to its portion of the deferred underwriting commissions in connection with the IPO. BMO had no role in connection with the Business Combination.
The resignation letter from Barclays and the waiver notice from BMO did not specify the reasons for Barclays’ withdrawal from the Business Combination or Barclays’ and BMO’s forfeiture of their respective fees after doing all of the work to earn such fees. There is no dispute among any of Artemis, Novibet, Barclays or BMO with respect to Barclays’ and BMO’s services, or Barclays’ resignation or BMO’s waiver notice, or the registration statement of which this proxy statement/prospectus forms a part.
The services provided by Barclays under its engagement as Artemis’s financial and capital markets advisor in connection with the Business Combination consisted primarily of conducting financial and business diligence of Novibet, monitoring SPAC PIPE market conditions and investor sentiment, reaching out to existing shareholders to gather feedback on the proposed Business Combination, and providing publicly available industry and market data and other information to Artemis management which was used by Artemis to, among other things, evaluate the structure and valuation in the proposed Business Combination and prepare the investor deck. Other than this market outreach, compilation of public information and being provided the opportunity to review this registration statement, Barclays was not involved in the preparation or review of any materials reviewed by the Artemis Board or management as part of its services to Artemis or in the preparation of any disclosure that is included in this registration statement or any material underlying disclosure in the registration statement.
As with all members of the Business Combination working group, Barclays received drafts of this proxy statement/prospectus prepared by Artemis and provided limited comments in the ordinary course. While Artemis management considered Barclays’ input based on its expertise and experience in the industry and believed Barclays’ input to be reliable, Artemis management conducted its own independent analysis and made its own conclusions in connection with the aforementioned materials, and prepared and was fully responsible for the current disclosure in this proxy statement/prospectus.
The services of Barclays, as underwriter in the IPO and financial and capital markets advisor, and BMO as underwriter in the IPO, were complete, and Barclays and BMO were not expected to play a role in the Closing. Accordingly, neither Artemis nor Novibet believes that Barclays’ resignation and Barclays’ and BMO’s waivers of fees will impact the consummation of the Business Combination. Artemis and Novibet have considered engaging additional financial advisors and on September 14, 2022, Artemis engaged Needham & Company, LLC (“Needham”) to provide capital markets advisory services to Artemis to the extent needed prior to Closing. Nonetheless, it is possible that Barclays’ resignation and Barclays’ and BMO’s waivers of fees may adversely affect market perception of the Business Combination generally. If market perception of the Business Combination is negatively impacted, an increased number of stockholders may vote against the Business Combination or seek to redeem their Public Shares for cash, which could potentially impact Artemis’s ability to consummate the Business Combination. Accordingly, shareholders should not place any reliance on the fact that Barclays and BMO were previously involved with any aspect of the transactions described in this proxy statement/prospectus.
Following the termination of Barclays’ engagement as financial and capital markets advisor to Artemis, as well as Barclays’ and BMO’s waiver of the deferred underwriting commissions, Barclays and BMO are unwilling to be associated with the disclosure in this proxy statement/prospectus or the underlying business or financial analysis related to the Business Combination. Artemis has asked Barclays to provide a letter stating whether it agrees with the disclosure regarding the termination of the engagement. Barclays has declined to provide the letter and has not otherwise confirmed whether it agrees with the disclosure made in this proxy statement/prospectus related to the termination of its engagement as financial and capital markets advisor. There can be no assurances that Barclays agrees with such disclosure, and no inference can be drawn to this effect.
Directors and officers of Artemis have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination and approval of the other proposals described in this proxy statement/prospectus.
When considering the Artemis Board’s recommendation that Artemis Stockholders vote in favor of the approval of the Business Combination, Artemis Stockholders should be aware that Artemis’s directors and executive officers, the Sponsor, advisors and entities affiliated with them, have interests in the Business Combination that may be different from, or in addition to, the interests of Artemis Stockholders. These interests include:
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At the time of our initial public offering, our Sponsor, officers, and directors entered into the Insiders Letter Agreement, pursuant to which they agreed to waive their redemption rights with respect to the Sponsor Shares and any other shares of Artemis Common Stock held by them in connection with the completion of an initial business combination. Our Sponsor and our officers and directors also agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Sponsor Shares if Artemis fails to complete a business combination by the Liquidation Date. Our Sponsor, officers, and directors did not receive separate consideration for such waivers. Due to such waivers, the value of the Sponsor Shares is dependent on the consummation of a business combination. This may incentivize the Artemis insiders to complete a business combination on terms or conditions that are not in the best interest of the Artemis Public Stockholders.

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Our Sponsor owns an aggregate of 3,412,816 Sponsor Shares, which it purchased prior to our initial public offering for an aggregate purchase price of $25,000. Upon the Closing, such Sponsor

Shares will be converted into 3,412,816 PubCo Ordinary Shares, which will represent approximately 4.93% of the outstanding PubCo Ordinary Shares in the No Redemptions Scenario, 5.34% of the outstanding PubCo Ordinary Shares in the 50% Redemptions Scenario, or approximately 5.15% of the outstanding PubCo Ordinary Shares in the 100% Redemptions Scenario, in each case assuming no Earnout Consideration is issued and without taking into account potential exercises of outstanding PubCo Warrants. Based on the closing price of Artemis Class A Common Stock on Nasdaq of $[•] on [•], 2023, the record date for the Special Meeting, such Sponsor Shares would be worth approximately $[•]. This represents a [•]% gain on the Sponsor’s investment. If we do not consummate a Business Combination transaction by the Liquidation Date, then the Sponsor Shares will be worthless.
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Given the differential in the purchase price that the Sponsor paid for the Sponsor Shares as compared to the price of the Artemis Class A Common Stock sold in the IPO, the Sponsor may earn a positive rate of return on its investment even if the PubCo Ordinary Shares trade below $10.00 per share and the Artemis Public Stockholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor diverge from the economic interests of Artemis Public Stockholders because the Sponsor will realize a gain on its investment from the completion of any business combination while Artemis Public Stockholders will realize a gain only if the post-closing trading price exceeds $10.00 per share.

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Artemis’s independent directors have invested an aggregate of approximately $1 million in the Sponsor and are entitled to their pro rata portion of the Sponsor Shares and Private Placement Warrants held by the Sponsor, or an aggregate of 553,481 Sponsor Shares and 1,646,406 Private Placement Warrants.

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Certain of the Artemis Anchor Investors are members of the Sponsor and, as a result of their direct or indirect beneficial interest in the Artemis Class B Common Stock, they may make a substantial profit off of the completion of a business combination even if the Artemis Public Stockholders experience a negative rate of return; moreover, if the Artemis Anchor Investors retain all of their interests in the Public Shares and vote those Public Shares in favor of the Business Combination, Artemis will receive sufficient votes to approve the Business Combination, regardless of how any other Artemis Public Stockholder votes its shares.

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Simultaneously with the Closing of our initial public offering, we consummated the sale of 8,000,000 Private Placement Warrants at a price of $1.00 per warrant, for an aggregate investment of $8 million, in a private placement to our Sponsor. Each Private Placement Warrants is exercisable commencing 30 days following the Closing, for one PubCo Ordinary Share at an initial exercise price of $11.50 per share. If we do not consummate a Business Combination transaction by the Liquidation Date, then the proceeds from the sale of the Private Placement Warrants will be part of the liquidating distribution to the Artemis Public Stockholders and the Private Placement Warrants held by our Sponsor will be worthless. The Private Placement Warrants held by our Sponsor had an aggregate market value of approximately $[•] based upon the closing price of $[•] per share and $[•] per warrant, respectively, on Nasdaq on [•], 2023, the record date for the Special Meeting.

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Our Sponsor, officers and directors will lose their entire investment in us if we do not complete a business combination by the Liquidation Date. In such event, there will be no liquidating distributions made with respect to our Sponsor Shares or the Private Placement Warrants held by the Sponsor. In contrast, Artemis Public Stockholders will receive approximately $[     ] per share if the Trust Account is liquidated, calculated as of [•], 2023, the record date for the Special Meeting.

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As disclosed in the prospectus for Artemis’s IPO, the members of Artemis’s management team and its directors have also invested in the Sponsor by subscribing for units issued by the Sponsor. Through their investment in the Sponsor, these officers and directors will share in a portion of any appreciation in Sponsor Shares and Private Placement Warrants, provided that we successfully complete a business combination.

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It is currently contemplated that Thomas Granite, current Chief Financial Officer of Artemis, will serve as Chief Financial Officer of PubCo. As such, in the future he may receive any salary, bonus, cash fees, stock options or stock awards that the PubCo Board determines to pay to its Chief Financial Officer, though the specific terms of Mr. Granite’s employment with PubCo have not been discussed.

It is also currently contemplated that Holly Gagnon, co-Chief Executive Officer and a director of Artemis, and Philip Kaplan, current co-Chief Executive Officer of Artemis , will serve as directors of PubCo after the Closing. As such, in the future they may receive any cash fees, stock options or stock awards that the PubCo Board determines to pay to its directors.
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If Artemis is unable to complete a business combination by the Liquidation Date, in order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to Artemis if and to the extent any claims by a vendor for services rendered or products sold to Artemis, or a prospective target business with which Artemis has entered into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. If Artemis completes a business combination, on the other hand, PubCo will be liable for all such claims.

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Following the Closing, the Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to Artemis and remain outstanding. As of the date of this proxy statement/prospectus, the Sponsor has not made any advances to Artemis for working capital expenses. If Artemis does not complete an initial Business Combination within the required period, Artemis may use a portion of the working capital held outside the Trust Account to repay any then outstanding working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

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Pursuant to the Business Combination Agreement, for a period of six years following the consummation of the Business Combination, PubCo is required to (i) maintain provisions in the Restated Articles providing for the indemnification of Artemis’s existing directors and officers and (ii) maintain a directors’ and officers’ liability insurance policy that covers Artemis’s existing directors and officers.

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Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, the Sponsor, officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination. However, if Artemis fails to consummate an initial business combination, such persons will not have any claim against the Trust Account for reimbursement and Artemis may not be able to reimburse these expenses. As of March 22, 2023, there were no reimbursable out-of-pocket expenses that are expected to be reimbursed using funds from the Trust Account at Closing.

As a result of the foregoing interests, the Sponsor and Artemis’s directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that would be less favorable to Artemis Public Stockholders. In the aggregate, the Sponsor and its affiliates have approximately $42.8 million at risk that depends upon the completion of a business combination. Such amount consists of (a) approximately $34.8 million representing the value of the Sponsor Shares (assuming a value of $10.20 per share, the deemed value of the PubCo Ordinary Shares in the Business Combination) and (b) $8 million representing the value of the Private Placement Warrants purchased by the Sponsor (using the $1.00 per warrant purchase price). As of March 22, 2023, there were no outstanding loans, fees or out-of-pocket expenses for which the Sponsor, its affiliates or Artemis’s directors or officers were awaiting reimbursement.
These financial interests of the officers and directors, and entities affiliated with them, may have influenced their decision to approve the Business Combination. You should consider these interests when evaluating the Business Combination and the recommendation of the Proposal to vote in favor of the Business Combination Proposal and other proposals included in this proxy statement/prospectus.
The Existing Artemis Charter waives the corporate opportunity doctrine. Additionally, Artemis’s officers and directors presently have, and any of them in the future may have additional, fiduciary or contractual obligations to other entities and, accordingly, may have conflicts of interest in determining to which entity a particular business opportunity should be presented.
The Existing Artemis Charter provides that Artemis renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Artemis and such opportunity is one Artemis is legally and contractually permitted to undertake and would otherwise be reasonable for Artemis to pursue, and to the extent the director or officer is permitted to refer that opportunity to Artemis without violating another legal obligation. Further, Artemis’ officers and directors presently have, and any of them in the future may have additional fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity, which are set forth in more detail in the section titled “Other Information Related to Artemis — Conflicts of Interest”. We believe there were no such corporate opportunities that were not presented to the Artemis Board as a result of these provisions in our Existing Artemis Charter or the existing fiduciary or contractual obligations of our officers and directors to other entities, but we cannot assure you that this provision in the Existing Artemis Charter did not impact our search for a business combination target.
Because PubCo will become a public reporting company by means other than a traditional underwritten initial public offering, PubCo’s stockholders may face additional risks and uncertainties.
Because PubCo will become a public reporting company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling PubCo Ordinary Shares, and, accordingly, PubCo’s stockholders will not have the benefit of an independent review and investigation of the type normally performed by an unaffiliated, independent underwriter in a public securities offering. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the plan of business and any underlying financial assumptions. Because there is no independent third-party underwriter selling the PubCo Ordinary Shares, Artemis Stockholders must rely on the information included in this proxy statement/prospectus. Although Artemis performed a due diligence review and investigation of Novibet in connection with the Business Combination that it believed to be reasonable, the lack of an independent due diligence review and investigation increases the risk of investment in PubCo because this due diligence investigation may not have uncovered facts that would be important to a potential investor.
In addition, because PubCo will not become a public reporting company by means of at traditional underwritten initial public offering, security or industry analysts may not provide, or be less likely to provide, coverage of PubCo. Investment banks may also be less likely to agree to underwrite follow-on or secondary offerings on behalf of PubCo than they might if PubCo became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with PubCo as a result of not having performed similar work during the initial public offering process or because of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for PubCo Ordinary Shares could have an adverse effect on PubCo’s ability to develop a liquid market for PubCo Ordinary Shares. See “— Risks Related to Ownership of PubCo Ordinary Shares and PubCo Warrants following the Business Combination — PubCo’s share price may be volatile and may decline regardless of its operating performance.”
Barclays may have had a potential conflict of interest regarding the Business Combination prior to its resignation.
Prior to its resignation, Barclays served as an underwriter in the IPO, and, upon consummation of the Business Combination, was entitled to receive approximately $4,578,438 of deferred underwriting commission.
Furthermore, Barclays (prior to its resignation) was engaged by Artemis as its financial and capital markets advisor in connection with the Business Combination. An additional advisory fee of $3,000,000 was to be paid to Barclays (prior to its resignation) contingent upon the consummation of the Business Combination or an alternate initial business combination that closes within 12 months of the termination of Barclays’ services under the engagement letter. Effective as of July 14, 2022, Barclays resigned as financial and capital markets advisor to Artemis and waived its entitlement to all fees in connection with its role as financial and capital markets advisor and to its portion of the deferred underwriting commissions and the additional advisory fee.
Barclays had an interest in Artemis’s completing a business combination prior to the Liquidation Date, and may have had a potential conflict of interest given that it was entitled to the deferred portion of its underwriting compensation, and its advisory fee was payable, only if an initial business combination was completed within the specified timeframe.
Subsequent to the completion of the Business Combination, PubCo may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and share price, which could cause you to lose some or all of your investment.
Although Artemis has conducted extensive due diligence on Novibet, Artemis cannot assure you that this diligence revealed all material issues that may be present in Novibet’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Artemis’s business and outside of their control will not later arise. As a result, PubCo may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if Artemis’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Artemis’s preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on PubCo’s liquidity, the fact that PubCo reports charges of this nature could contribute to negative market perceptions of PubCo or its securities. In addition, charges of this nature may cause PubCo to violate net worth or other covenants to which PubCo may be subject as a result of PubCo obtaining post-combination debt financing. Accordingly, any Artemis Stockholders who choose to remain shareholders of PubCo following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value, unless they are able to successfully claim that the reduction was due to the breach by Artemis’s officers or directors of a fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation materials, relating to the Business Combination contained an actionable material misstatement or material omission.
Artemis and Novibet have no history operating as a combined company. The unaudited pro forma condensed combined consolidated financial information may not be an indication of PubCo’s financial condition or results of operations following the Business Combination, and accordingly, you have limited financial information on which to evaluate PubCo and your investment decision.
Novibet and Artemis have no prior history as a combined entity and their operations have not been previously managed on a combined basis. Additionally, PubCo has been recently incorporated and has no operating history and no revenues. The unaudited pro forma condensed combined consolidated financial information for PubCo contained in this proxy statement/prospectus has been prepared using the respective consolidated historical financial statements of Novibet and Artemis, and is presented for illustrative purposes only and should not be considered to be an indication of the results of operations, including, without limitation, future revenue, or financial condition of PubCo following the Business Combination. Certain adjustments and assumptions have been made regarding Novibet and Artemis after giving effect to the Business Combination. Novibet and Artemis believe these assumptions are reasonable; however, the information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments are difficult to make with accuracy. These assumptions may not prove to be accurate, and other factors may affect PubCo’s results of operations or financial condition following the consummation of the Business Combination. For these and other reasons, the pro forma condensed combined consolidated financial information included in this proxy statement/prospectus does not necessarily reflect PubCo’s financial condition and results of operations and the actual financial condition and results of operations of PubCo following the Business Combination may not be consistent with, or evident from, this pro forma financial information. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.
Certain of the estimates and assumptions on which Novibet’s financial projections are based have proven, and may again in the future prove, to be inaccurate in light of changes in the global economy and the general business environment in which Novibet operates. As a result, the projections and forecasts presented in this proxy statement/prospectus may not be an indication of the actual results of the Business Combination or PubCo’s future results.
This proxy statement/prospectus contains projections and forecasts prepared by Novibet in February 2022. None of the projections and forecasts included in this proxy statement/prospectus have been prepared with a view toward public disclosure (other than to certain parties involved in the Business Combination) or toward complying with SEC guidelines or IFRS. The projections and forecasts were prepared based on numerous variables and assumptions which are inherently uncertain and may be beyond the control of Novibet and Artemis and exclude, among other things, transaction-related expenses.
Since the preparation of the prospective financial information on February 10, 2022, the general business environment in which Novibet operates has continued to change and experience volatility, driven by, among other factors, inflation, tightening monetary policy, and global supply chain disruptions, partially caused by the impact of COVID-19 on the global economy and by ongoing geopolitical developments across the world. These factors are causing significant disruptions to the global economy, resulting generally in reduced global economic activity and uncertainty, which has constrained consumer discretionary spending both in Europe, in which Novibet currently operates, and in North America, where Novibet is expanding its business. As a result of the global economic and geopolitical material economic changes since the time Novibet provided the 2023E and 2024E forecasts to the Artemis Board, Novibet’s forecasted assumptions for customer discretionary spending and distribution for 2023E and 2024E have been materially impacted, making Novibet’s original assumptions of Average Revenue Per User (“ARPU”) for those periods materially lower than initially forecasted. These global economic and political factors additionally are negatively impacting the SPAC sector and materially increasing redemptions which have caused Novibet to significantly lower its expectations about the amount of cash in hand that will be provided from the Trust Account at Closing. Without the expected amount of available cash from the Trust Account at Closing, PubCo will not have sufficient cash available in 2023 to implement the growth strategy it had contemplated when the 2023E and 2024E forecasts were delivered to Artemis in February 2022. Novibet believes these factors will have a negative impact on its 2023 and 2024 financial results and, as a result, in July 2022, Novibet informed Artemis that its 2023E and 2024E financial forecasts are no longer accurate nor indicative of its belief regarding future performance for those years. Even though Novibet previously provided its 2023E and 2024E financial forecasts to the Artemis Board, such forecasts did not form the basis for the valuation of Novibet and were not material to the Artemis Board’s determination to approve the Business Combination. Although the 2023E and 2024E financial forecasts have been included in this proxy statement/prospectus since they were provided to the Artemis Board, Novibet does not believe that such forecasts are reliable or accurate for the reasons stated above. While Novibet believes that the negative macro and micro economic conditions that are putting material stress on consumer discretionary spending will likely dissipate in the second half of 2024, and that its 2025E financial forecast is still reasonably achievable, there can be no assurance of this, and Novibet has not made any representations or warranties regarding the accuracy, reliability, appropriateness or completeness of the Novibet Forecasts. Although 2022 Net Revenue has been impacted by many of the negative macro and micro economic conditions stated above, Novibet’s estimated unaudited 2022 Net Revenue was only down by approximately 5% (not factoring currency exchange rate fluctuations and assuming a constant exchange rate of 1 Euro = 1.1828 USD) from projected 2022 Net Revenue for this time period.
Important additional factors that may affect actual results and results of PubCo’s operations following the Business Combination, or could lead to such projections and forecasts not being achieved include, but are not limited to: our ability to successfully expand into new markets and territories, currency fluctuations, unexpected technology failures and other business interruptions, successful management and retention of key personnel, unexpected expenses and general economic conditions. As such, these projections and forecasts may be inaccurate and should not be relied upon as an indicator of actual past or future results. The projections and prospective information included in this proxy statement/prospectus do not include any results attributable to the U.K. market, except for the first two months of 2022, which include historical results prior to the discontinuance of operations in the U.K. See “Summary — Recent Developments — Discontinuance of the marketing to Great Britain residents.”
If Artemis’s due diligence investigation of Novibet was inadequate, then Artemis Stockholders following the consummation of the Business Combination could lose some or all of their investment.
Even though Artemis conducted a due diligence investigation of Novibet that it believed to be reasonable, it cannot be certain that this due diligence uncovered all material issues that may be present inside Novibet or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Novibet and its business and outside of its control will not later arise.

Artemis has conducted due diligence to assess the management of Novibet’s business but cannot assure you that Novibet’s management has all the skills, qualifications or abilities necessary to manage a public company.
Artemis conducted due diligence on Novibet and its management team, but its assessment of the capabilities of Novibet’s management may prove to be incorrect and Novibet management may lack the skills, qualifications or abilities that Artemis believed the Novibet management to have. Should Novibet’s management not possess the skills, qualifications or abilities necessary to manage a public company, the operations and profitability of PubCo following the Business Combination may be negatively impacted. Accordingly, any Artemis Stockholders who choose to remain stockholders of PubCo following the Business Combination could suffer a reduction in the value of their shares.
Following the completion of the Business Combination, Komisium will control PubCo, and its interests may conflict with yours in the future.
It is anticipated that, upon completion of the Business Combination: (i) Artemis Public Stockholders will own approximately 29% of outstanding PubCo Ordinary Shares, (ii) the Sponsor and Artemis Anchor Investors will collectively own approximately 7% of the outstanding PubCo Ordinary Shares, and (iii) Komisium will own approximately 64% of outstanding PubCo Ordinary Shares. These percentages (w) assume that no Artemis Public Stockholders exercise their redemption rights in connection with the Merger, (x) assume Komisium receives $50 million of Closing Cash Consideration, (y) do not include PubCo Ordinary Shares issuable to Komisium as Deferred Share Consideration or Earnout Consideration upon the satisfaction of certain earnout conditions set forth in the Business Combination Agreement, and (z) assume none of the PubCo Warrants are exercised for cash at the Closing. If the actual facts are different from these assumptions, the percentage ownership and voting power in PubCo will be different.
The Investors Agreement will further provide that: (a) for as long as Komisium beneficially owns a number of PubCo Ordinary Shares representing at least 50% of the total voting power of PubCo’s then issued and outstanding equity interests, Komisium will be entitled to appoint three members of the PubCo Board; provided that at least one such board member must satisfy Nasdaq independence requirements; (b) for as long as Komisium beneficially owns a number of PubCo Ordinary Shares representing at least 40% but less than 50% of the total voting power of PubCo’s then issued and outstanding equity interests, Komisium will be entitled to appoint two members of the PubCo Board, neither of whom will be required to satisfy Nasdaq independence or diversity requirements; and (c) for as long as Komisium beneficially owns a number of PubCo Ordinary Shares representing at least 5% but less than 40% of the total voting power of PubCo’s then issued and outstanding equity interests, Komisium will be entitled to appoint one member of the PubCo Board, who will not be required to satisfy Nasdaq independence or diversity requirements.
As a result of its voting control, Komisium will effectively be able to determine the outcome of all matters requiring shareholder approval, including the election and removal of directors (subject to the contractual designation rights set forth in the Investors Agreement). As a result of being able to appoint and remove directors, Komisium will indirectly effectively control mergers and acquisitions, payment of dividends, and other matters of corporate or management policy. This concentration of ownership may delay or deter possible changes in control and limit the liquidity of the trading market for PubCo Ordinary Shares, which may reduce the value of an investment of such shares. This voting control could also deprive shareholders of an opportunity to receive a premium for their shares as part of a potential sale of PubCo. So long as Komisium or its affiliates continue to own a significant amount of PubCo’s voting power, they may continue to be able to strongly influence or effectively control its decisions. The interests of Komisium and its affiliates may not coincide with the interests of other holders of PubCo Ordinary Shares.
Artemis (or PubCo) will not have any right to make damage claims against Novibet or Novibet’s shareholders for the breach of any representation, warranty or covenant made by Novibet in the Business Combination Agreement.
The Business Combination Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the closing of the Business Combination, except for those covenants that by their terms apply or are to be performed in whole or in part after the closing, and then only with respect to breaches occurring after closing. Accordingly, there are no remedies available to the parties with respect to any breach of the representations, warranties, covenants or agreements of the parties to the

Business Combination Agreement after the closing of the Business Combination, except for covenants to be performed in whole or in part after the closing. As a result, Artemis (or PubCo) will have no remedy available to it if the Business Combination is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by Novibet at the time of the Business Combination.
Artemis and Novibet will incur significant transaction and transition costs in connection with the Business Combination.
Artemis and Novibet have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. Artemis and Novibet may also incur additional costs to retain key employees. All expenses incurred in connection with the Business Combination Agreement and the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs.
During the Pre-Closing period, Artemis and the Group Companies are prohibited from entering into certain transactions that might otherwise be beneficial to Artemis, the Group Companies or their respective shareholders.
Until the earlier of the Closing of the Business Combination or termination of the Business Combination Agreement, Artemis and the Group Companies are subject to certain limitations on the operations of their businesses, each as summarized under the “The Business Combination Agreement — Conduct of Novibet Prior to Closing” and “— Conduct of Artemis Prior to Closing”. The limitations on Artemis’s and the Group Companies’ conduct of their businesses during this period could have the effect of delaying or preventing other strategic transactions and may, in some cases, make it impossible to pursue business opportunities that are available only for a limited time.
Uncertainties about the Business Combination during the Pre-Closing period may cause third parties to delay or defer decisions concerning the Group Companies or seek to change existing arrangements.
There may be uncertainty regarding whether the Business Combination will occur. This uncertainty may cause third parties to delay or defer decisions concerning the Group Companies, which could negatively affect the Group Companies’ business. Third parties may seek to change existing agreements with the Group Companies as a result of the Business Combination or other reasons.
Risks Related to the Adjournment Proposal
If the Adjournment Proposal is not approved, and a quorum is present but an insufficient number of votes have been obtained to approve the Business Combination Proposal, the Artemis Board will not have the ability to adjourn the Special Meeting to a later date in circumstances where such adjournment is necessary to permit the Business Combination to be approved.
If, at the Special Meeting, the Artemis Board determines that it would be in the best interests of Artemis to adjourn the Special Meeting to give Artemis more time to consummate the Business Combination for whatever reason (such as if the Business Combination Proposal is not approved, or if Artemis would have net tangible assets of less than $5,000,001 either immediately prior to or upon the consummation of the Business Combination, or if additional time is needed to fulfill other closing conditions), the Artemis Board will seek approval to adjourn the Special Meeting to a later date or dates. If the Adjournment Proposal is not approved, and a quorum is present but an insufficient number of votes have been obtained to approve the Business Combination Proposal, the Artemis Board will not have the ability to adjourn the Special Meeting to a later date in order to solicit further votes or take other steps to cause the conditions to the Business Combination to be satisfied. In such event, the Business Combination would not be completed.
Risks Related to the U.S. Federal Income Tax Treatment of the Business Combination
If the Merger does not qualify as a “reorganization” under Section 368(a) of the Code or as part of a transaction described in Section 351 of the Code, or is taxable under Section 367(a) of the Code, then the Business Combination generally would be taxable with respect to U.S. investors of Artemis Class A Common Stock and/or Artemis Warrants.
The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code (a “Section 368(a)Reorganization”) and/or as part of a transaction described in Section 351 of the Code

(a “Section 351 Transaction”). Assuming the Merger qualifies either as a Section 368(a) Reorganization or as part of a Section 351 Transaction, and subject to the limitations, exceptions and qualifications described in “Material Tax Considerations — Material United States Federal Income Tax Considerations” below, U.S. Holders (as defined in the section entitled “Material Tax Considerations — Material United States Federal Income Tax Considerations” below) exchanging Artemis Class A Common Stock for PubCo Ordinary Shares generally should not recognize gain or loss for U.S. federal income tax purposes. However, the failure of a U.S. Holder to meet certain requirements could result in the exchange of Artemis Class A Common Stock for PubCo Ordinary Shares being a taxable event. As discussed in more detail in the section entitled “Material Tax Considerations — Material United States Federal Income Tax Considerations” below, the appropriate U.S. federal income tax treatment of the Artemis Warrants in connection with the Merger is uncertain, in particular because it is unclear whether the Merger qualifies as a Section 368(a) Reorganization. There are significant factual and legal uncertainties as to whether the Merger will satisfy the requirements to qualify as a Section 368(a) Reorganization. For example, under Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, the acquiring corporation (or, in the case of certain reorganizations structured similarly to the Business Combination, its corporate parent) must continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. However, there is an absence of guidance directly on point as to how the above rules apply in the case of an acquisition of a corporation with investment-type assets, such as Artemis. The closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel that the Merger will qualify as a Section 368(a) Reorganization or as part of a Section 351 Transaction, and neither Artemis nor PubCo intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Merger. Accordingly, no assurance can be given that the IRS will not assert a different position or that a court will not sustain such a challenge by the IRS. Moreover, even if the Merger were to qualify as a Section 368(a) Reorganization and/or as part of a Section 351 Transaction, Section 367(a) of the Code and the applicable Treasury Regulations promulgated thereunder provide that, where a U.S. shareholder exchanges stock or securities in a U.S. corporation for stock or securities in a non-U.S. (“foreign”) corporation in a transaction that qualifies as a Section 368(a) Reorganization or a Section 351 Transaction, the U.S. shareholder is required to recognize any gain, but not loss, realized on such exchange unless certain additional requirements are met, as discussed in more detail under the sections entitled “Material Tax Considerations — Material United States Federal Income Tax Considerations — U.S. Holders — Additional Requirements for Tax Deferral.” There are significant factual and legal uncertainties concerning the determination of whether these requirements will be satisfied with respect to the Business Combination.
A U.S. Holder generally would recognize gain or loss with respect to the exchange of Artemis Class A Common Stock for PubCo Ordinary Shares in the Merger if the Merger does not qualify as a Section 368(a) Reorganization or as part of a Section 351 Transaction. The amount of such gain or loss would be equal to the difference, if any, between the fair market value (as of the closing date of the Business Combination) of PubCo Ordinary Shares received in the Business Combination, over such holder’s aggregate adjusted tax basis in the corresponding Artemis Class A Common Stock surrendered by such holder in the Business Combination. If the Merger does not qualify as a Section 368(a) Reorganization, it is possible that the U.S. Holder could be required to either recognize gain or loss or recognize only gain but not loss with respect to the exchange of Artemis Warrants for PubCo Warrants in the Merger. The amount of any such gain or (if applicable) loss is discussed in further detail under the sections entitled “Material Tax Considerations — Material United States Federal Income Tax Considerations — U.S. Holders — Tax Consequences to U.S. Holders of the Merger — U.S. Holders Exchanging Artemis Warrants for PubCo Warrants.”
Furthermore, if a U.S. Holder exercises its redemption rights to receive cash from the Trust Account in exchange for a portion of its Artemis Class A Common Stock or, if such U.S. Holder exercises its redemption right with respect to all of its Artemis Class A Common Stock but maintains its ownership of Artemis Warrants, such redemption may be treated as integrated with the Merger rather than as a separate transaction. In such case, cash received by such U.S. Holder in the redemption may also be treated as taxable boot received in a Section 368(a) Reorganization or a Section 351 Transaction which, depending on the circumstances applicable to such U.S. Holder, may be treated as capital gain (but not loss) or dividend income. If the IRS were to assert, and a court were to sustain, such a contrary position, such U.S. Holder may be required to recognize an amount of gain or income (if any) that is different than if the redemption of

Artemis Class A Common Stock was treated as a separate transaction from the exchanges pursuant to the Merger. For further discussion on the tax implications of such possible treatment, please see the discussion under the section entitled “Material Tax Considerations — Material United States Federal Income Tax Considerations — U.S. Holders — Tax Consequences to U.S. Holders of Exercising Redemption Rights.” If you are a U.S. Holder exercising your redemption rights with respect to the Artemis Class A Common Stock, you are urged to consult your tax advisor to determine the tax consequences to you if the Merger and the redemption of Artemis Class A Common Stock are to be treated as an integrated transaction for U.S. federal income tax purposes.
The tax consequences of the Business Combination are complex and will depend on your particular circumstances. For a more detailed discussion of the U.S. federal income tax considerations of the Business Combination for U.S. Holders of Artemis Class A Common Stock and/or Artemis Warrants, including the requirements for tax-deferred treatment and the application of Section 367(a) of the Code, see the section entitled “Material Tax Considerations — Material United States Federal Income Tax Considerations — U.S. Holders — Tax Consequences to U.S. Holders of the Merger” and “Material Tax Considerations —  Material United States Federal Income Tax Considerations — U.S. Holders — Additional Requirements for Tax Deferral.” If you are a U.S. investor whose Artemis Class A Common Stock and/or Artemis Warrants are exchanged in the Business Combination, you are urged to consult your tax advisor to determine the tax consequences thereof.
The IRS may not agree that PubCo should be treated as a non-U.S. corporation for U.S. federal income tax purposes.
Although PubCo is incorporated in Jersey and tax resident in the United Kingdom, the IRS may assert that it should be treated as a U.S. corporation for U.S. federal income tax purposes pursuant to Section 7874 of the Code. For U.S. federal income tax purposes, a corporation is generally classified as a U.S. (or “domestic”) corporation if it is created or organized in or under the laws of the United States, any state thereof, or the District of Columbia. Because PubCo is not so created or organized (but is instead incorporated only in Jersey), it would generally be classified as a foreign corporation (that is, a corporation other than a U.S. (or “domestic”) corporation) under these general rules. Section 7874 of the Code provides an exception under which a corporation created or organized only under non-U.S. law may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes.
As more fully described in the section entitled “Material Tax Considerations — Material United States Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of PubCo — Tax Residence of PubCo for U.S. Federal Income Tax Purposes,” based on the terms of the Business Combination, the rules for determining share ownership under Section 7874 of the Code and the Treasury Regulations promulgated thereunder (the “Section 7874 Regulations”), and certain factual assumptions, PubCo is not currently expected to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code after the Business Combination. However, the application of Section 7874 of the Code is complex, is subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by changes in such U.S. tax laws and regulations with possible retroactive effect) and is subject to certain factual uncertainties. In addition, whether the requirements for the treatment of PubCo as a foreign corporation have been satisfied must be finally determined after the completion of the Business Combination, by which time there could be adverse changes to the relevant facts and circumstances. Accordingly, there can be no assurance that the IRS will not challenge the status of PubCo as a foreign corporation under Section 7874 of the Code or that such challenge would not be sustained by a court.
If the IRS were to successfully challenge under Section 7874 of the Code PubCo’s status as a foreign corporation for U.S. federal income tax purposes, PubCo and certain PubCo shareholders could be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on PubCo and potential future withholding taxes on certain PubCo shareholders. In particular, holders of PubCo Ordinary Shares and/or PubCo Warrants would be treated as holders of stock and warrants of a U.S. corporation.
See “Material Tax Considerations — Material United States Federal Income Tax Consideration — U.S. Federal Income Tax Treatment of PubCo — Tax Residence of PubCo for U.S. Federal Income Tax Purposes” for a

more detailed discussion of the application of Section 7874 of the Code to the Business Combination. Investors in PubCo should consult their own advisors regarding the application of Section 7874 of the Code to the Business Combination.
Section 7874 of the Code may limit the ability of Artemis to use certain tax attributes following the Business Combination, increase PubCo’s U.S. affiliates’ U.S. taxable income or have other adverse consequences to PubCo and PubCo’s investors.
Following the acquisition of a U.S. corporation by a foreign corporation, Section 7874 of the Code can limit the ability of the acquired U.S. corporation and its U.S. affiliates to use U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions, as well as result in certain other adverse tax consequences, even if the acquiring foreign corporation is respected as a foreign corporation for purposes of Section 7874 of the Code. In general, if a foreign corporation acquires, directly or indirectly, substantially all of the properties held directly or indirectly by a U.S. corporation, and after the acquisition the former shareholders of the acquired U.S. corporation hold at least 60% (by either vote or value) but less than 80% (by vote and value) of the shares of the foreign acquiring corporation by reason of holding shares in the acquired U.S. corporation, subject to other requirements, certain adverse tax consequences under Section 7874 of the Code may apply.
If these rules apply to the Merger, PubCo and certain of PubCo’s shareholders may be subject to adverse tax consequences including, but not limited to, restrictions on the use of tax attributes with respect to “inversion gain” recognized over a 10-year period following the Business Combination, disqualification of dividends paid by PubCo from preferential “qualified dividend income” rates and the requirement that any U.S. corporation owned by PubCo include as “base erosion payments” that may be subject to a minimum U.S. federal income tax any amounts treated as reductions in gross income paid to certain related foreign persons. Furthermore, certain “disqualified individuals” (including officers and directors of a U.S. corporation) may be subject to an excise tax on certain stock-based compensation held thereby, currently at a rate of 20%.
As more fully described in the section entitled “Material Tax Considerations — Material United States Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of PubCo — Utilization of Artemis’s Tax Attributes and Other Adverse Tax Consequences to PubCo and PubCo’s Shareholders,” based on the terms of the Business Combination, the rules for determining share ownership under Section 7874 of the Code and the Section 7874 Regulations (as defined above), and certain factual assumptions, PubCo is not currently expected to be subject to these rules under Section 7874 of the Code after the Business Combination. The above determination, however, is subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by future changes in such U.S. tax laws and regulations, with possible retroactive effect) and is subject to certain factual uncertainties. Accordingly, there can be no assurance that the IRS will not challenge whether PubCo is subject to the above rules or that such a challenge would not be sustained by a court.
However, even if PubCo is not subject to the above adverse consequences under Section 7874 of the Code, PubCo may be limited in using its equity to engage in future acquisitions of U.S. corporations over a 36-month period following the Business Combination. If PubCo were to be treated as acquiring substantially all of the assets of a U.S. corporation within a 36-month period after the Business Combination, the Section 7874 Regulations would exclude certain shares of PubCo attributable to the Business Combination for purposes of determining the Section 7874 Percentage (as defined in “Material Tax Considerations — Material United States Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of PubCo — Tax Residence of PubCo for U.S. Federal Income Tax Purposes”) of that subsequent acquisition, making it more likely that Section 7874 of the Code will apply to such subsequent acquisition.
See “Material Tax Considerations — Material United States Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of PubCo — Utilization of Artemis’s Tax Attributes and Other Adverse Tax Consequences to PubCo and PubCo’s Shareholders” for a more detailed discussion of the application of Section 7874 of the Code to the Business Combination. Investors in PubCo should consult their own advisors regarding the application of Section 7874 of the Code to the Business Combinations.

If a U.S. investor is treated as owning at least 10% of PubCo Ordinary Shares, such U.S. investor may be subject to adverse U.S. federal income tax consequences.
If a U.S. investor is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of PubCo Ordinary Shares for U.S. federal income tax purposes, such U.S. investor may be treated as a “United States shareholder” with respect to PubCo, or to any of its non-U.S. subsidiaries, if PubCo or such non-U.S. subsidiary constitutes a “controlled foreign corporation” (in each case, as such terms are defined under the Code). A non-U.S. corporation is considered a controlled foreign corporation if more than 50% of (1) the total combined voting power of all classes of stock of such corporation entitled to vote, or (2) the total value of the stock of such corporation is owned, or is considered as owned by applying certain constructive ownership rules, by U.S. shareholders on any day during the taxable year of such non-U.S. corporation. Due to certain downward attribution rules, because PubCo expects to own shares of one or more U.S. subsidiaries after the Closing, its non-U.S. subsidiaries could be treated as controlled foreign corporations regardless of whether PubCo is treated as a controlled foreign corporation (though there are recently issued final and currently proposed Treasury Regulations and proposed tax legislation that may limit the application of these rules in certain circumstances). Certain United States shareholders of a controlled foreign corporation may be required to annually report and include in their U.S. taxable income, as ordinary income, their pro rata share of “Subpart F income,” “global intangible low-taxed income” and certain investments in U.S. property by such controlled foreign corporation, whether or not such controlled foreign corporation makes any distributions to such United States shareholders. A failure by a United States shareholder to comply with such required reporting obligations may subject the United States shareholder to significant monetary penalties and other adverse tax consequences, and may extend the statute of limitations with respect to the United States shareholder’s U.S. federal income tax return for the year for which such reporting was due. No assurance can be provided that PubCo will assist investors in determining whether PubCo or any of its non-U.S. subsidiaries is treated as a controlled foreign corporation or whether any investor is a United States shareholder with respect to any such controlled foreign corporation or that PubCo will furnish to any United States shareholder information that may be necessary for such person to comply with the aforementioned obligations. U.S. investors should consult their own advisors regarding the potential application of these rules to their investments in PubCo.
If PubCo is characterized as a passive foreign investment company, or “PFIC,” U.S. investors may suffer adverse U.S. federal income tax consequences.
If PubCo is or becomes a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined in the section of this prospectus captioned “Material Tax Considerations — Material United States Federal Income Tax Considerations — U.S. Holders”) of the PubCo Ordinary Shares or PubCo Warrants, the U.S. Holder may be subject to adverse U.S. federal income tax consequences and may be subject to additional reporting requirements.
PubCo does not currently expect to be treated as a PFIC for its current taxable year or in the foreseeable future. Nevertheless, whether PubCo is treated as a PFIC for U.S. federal income tax purposes for any taxable year is a factual determination that can only be made after the close of such taxable year and, thus, is subject to significant uncertainty and change. Accordingly, there can be no assurances with respect to PubCo’s status as a PFIC for its current taxable year or any subsequent taxable year. PubCo has agreed to provide to former Artemis shareholders information that is reasonably required in order for such former shareholders to make and maintain a “qualified electing fund” election with respect to PubCo, including a PFIC annual information statement, if PubCo determines it is a PFIC for any taxable year. However, there can be no assurance that PubCo will timely provide such required information with respect to any of its other investors, and such election would be unavailable with respect to PubCo Warrants in all cases. U.S. investors are urged to consult their own tax advisors regarding the possible application of the PFIC rules to their investment in PubCo. For a more detailed description of the PFIC rules, see the section of this prospectus captioned “Material Tax Considerations  —  Material United States Federal Income Tax Considerations — U.S. Holders — Tax Consequences to U.S. Holders of Ownership and Disposition of PubCo Ordinary Shares and PubCo Warrants — Passive Foreign Investment Company Rules.”

A new 1% U.S. federal excise tax could be imposed on Artemis in connection with redemptions by Artemis of its shares or its liquidation.
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) became law, which, among other things, imposes a 1% excise tax on certain repurchases (including certain redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign (i.e., non-U.S.) corporations (each, a “covered corporation”). The excise tax will apply to repurchases occurring in 2023 and beyond. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. The U.S. Department of Treasury has authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of, the excise tax. On December 27, 2022, the U.S. Department of the Treasury issued a notice that provides interim operating rules for the excise tax, including rules governing the calculation and reporting of the excise tax, on which taxpayers may rely until the forthcoming proposed Treasury regulations addressing the excise tax are published. Although such notice clarifies certain aspects of the excise tax, the interpretation and operation of other aspects of the excise tax remain unclear, and such interim operating rules are subject to change. Because Artemis is a Delaware corporation and its securities are trading on Nasdaq, it is expected that Artemis is a “covered corporation” for this purpose, and it is expected that Artemis will be subject to the excise tax with respect to any redemptions of Artemis Class A Common Stock in connection with the Business Combination that are treated as repurchases for this purpose.
The extent of the excise tax that may be incurred would depend on a number of factors, including (i) whether the redemption is treated as a repurchase of stock for purposes of the excise tax, (ii) the fair market value of the redemption treated as a repurchase of stock in connection with the Business Combination, (iii) the nature and amount of the equity issued, if any, by Artemis in connection with the Business Combination, and (iv) the content of forthcoming regulations and other guidance from the U.S. Department of the Treasury. Although issuances of stock by a repurchasing corporation in a year in which such corporation repurchases stock may reduce the amount of excise tax imposed with respect to such repurchase, absent the issuance of applicable guidance, it is not currently expected that this reduction would be available with respect to redemptions of Artemis Class A Common Stock by Artemis and the issuance of PubCo Shares by PubCo in connection with the Business Combination. The excise tax is imposed on the repurchasing corporation itself, not the shareholders from which shares are repurchased, and only limited guidance on the mechanics of any required reporting and payment of the excise tax on which taxpayers may rely have been issued to date. The imposition of the excise tax could reduce the amount of cash available to Artemis for effecting the redemptions of Artemis Class A Common Stock, and could reduce the cash on hand for Artemis (and PubCo immediately following the Business Combination) to fund operations and to make distributions to shareholders.
Risks Related to Redemptions of Artemis Public Shares
You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to redeem or sell your Artemis Shares or Artemis Warrants, potentially at a loss.
Artemis Public Stockholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) Artemis’s completion of the Business Combination or, if the Business Combination is not completed, an alternative business combination, or in connection with an amendment to the Existing Artemis Charter to extend the date by which Artemis must complete an initial business combination, and then only in connection with those shares of Artemis Class A Common Stock that such stockholder properly elected to redeem, subject to the limitations described herein, and (ii) the redemption of the Artemis Public Shares if Artemis is unable to complete an initial business combination by the Liquidation Date, subject to applicable law and as further described herein. In addition, if Artemis plans to redeem the Public Shares because Artemis is unable for any reason to complete an initial business combination by the Liquidation Date, compliance with Delaware law may require that Artemis submit a plan of dissolution to Artemis’s then-existing stockholders for approval prior to the distribution of the proceeds held in the Trust Account. In that case, Artemis Public Stockholders may be forced to wait beyond 18 months or 21 months after the IPO, as applicable, before they receive funds from the Trust Account. In no other circumstances will

Artemis Public Stockholders have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares or Artemis Warrants, potentially at a loss.
If Artemis Public Stockholders fail to properly demand redemption of their shares, they will not be entitled to redeem their shares of Artemis Class A Common Stock into a pro rata portion of the Trust Account.
Artemis Stockholders holding Public Shares may demand that Artemis redeem their Public Shares for a pro rata portion of the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. Artemis Stockholders who seek to exercise this redemption right must deliver their Public Shares (either physically or electronically) to Artemis’s transfer agent no later than [time] Eastern time two business days prior to the scheduled date of the Special Meeting. Artemis Public Stockholders are not required to vote for or against the Business Combination Proposal or at all, or to be stockholders of record on the record date in order to exercise redemption rights. Any Artemis Public Stockholder who fails to properly demand redemption of such stockholder’s Public Shares will not be entitled to redeem his or her Public Shares for a pro rata portion of the Trust Account. See the section entitled “Special Meeting of Artemis Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.
If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of 15% or more of the Public Shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem your Public Shares.
An Artemis Public Stockholder, together with any affiliate or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the issued and outstanding Public Shares, without Artemis’s prior consent. Accordingly, if you, together with any affiliate or any other person with whom you are acting in concert or as a group, hold more than 15% of the Public Shares and the Business Combination Proposal is approved, you will not be able to seek redemption rights with respect to the full amount of your Public Shares without Artemis’s prior consent and may be forced to hold the public shares in excess of 15% or sell them in the open market. Artemis cannot assure you that the value of such excess Public Shares will appreciate over time following the Business Combination or that the market price of the Class A Common Stock will exceed the per-share redemption price.
There is no guarantee that an Artemis Public Stockholder’s decision to redeem its Artemis Class A Common Stock for a pro rata portion of the cash held in the Trust Account will put the stockholder in a better future economic position.
There is no assurance as to the price at which an Artemis Public Stockholder may be able to sell its shares of Artemis Class A Common Stock in the future following the completion of the Business Combination or shares with respect to any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in the share price, and may result in a lower value realized now than an Artemis Public Stockholder might realize in the future had the stockholder not redeemed his, her or its shares. Similarly, if an Artemis Public Stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the Public Shares after the consummation of any initial business combination, and there can be no assurance that an Artemis Public Stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. Artemis Public Stockholders should consult their tax and/or financial advisors for assistance on how this may affect their individual circumstances.
The securities in which Artemis invests the proceeds held in the Trust Account could bear a negative rate of interest, which could reduce the interest income available for payment of taxes or reduce the value of the assets held in trust such that the per share redemption amount received by shareholders may be less than $10.20 per share.
The proceeds held in the Trust Account will be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. While short-term U.S. government treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event that we are unable to complete the Business Combination or make certain amendments to the Existing Artemis Charter, the Artemis Public Stockholders are entitled to receive their pro-rata share of the proceeds held in the Trust Account, plus any interest income, net of taxes payable and up to $100,000 of interest to pay dissolution expenses. Negative interest rates could reduce the value of the assets held in trust such that the per-share redemption amount received by Artemis Public Stockholders may be less than $10.20 per share.
The ability of the Artemis Public Stockholders to exercise redemption rights with respect to a large number of the Public Shares may not allow Artemis to complete the Business Combination, have sufficient cash available to fund PubCo’s business or optimize the capital structure of PubCo.
At the time Artemis entered into the agreements for the Business Combination, it did not know how many stockholders will exercise their redemption rights, and therefore, it structured the Business Combination based on its expectations as to the number of Public Shares that will be submitted for redemption. If a larger number of Public Shares are submitted for redemption than it initially expected, this could lead to a failure to consummate the Business Combination, a failure to maintain the listing of its securities on Nasdaq or another national securities exchange or a lack of liquidity, which could impair Artemis’s ability to fund its operations and adversely affect its business, financial condition and results of operations.
Risks Related to Ownership of PubCo Ordinary Shares and PubCo Warrants following the Business Combination
PubCo may issue additional PubCo Ordinary Shares or other securities following the Business Combination without shareholder approval, which would dilute existing ownership interests and may depress the market price of PubCo Ordinary Shares.
PubCo may issue additional PubCo Ordinary Shares or other equity securities of equal or senior rank in the future without shareholder approval in a number of circumstances, including in connection with, among other things, PubCo’s incentive equity plan and any earnout issuance of PubCo Ordinary Shares due under the Business Combination Agreement. PubCo’s issuance of additional PubCo Ordinary Shares or other equity securities of equal or senior rank would have the following effects:
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PubCo’s existing shareholders’ proportionate ownership interest in PubCo may decrease;

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the amount of cash available per share, including for payment of dividends in the future, may decrease;

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the relative voting strength of each previously outstanding PubCo Ordinary Share may be diminished; and

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the market price of PubCo Ordinary Shares may decline.

As PubCo will be a Jersey public limited company, certain capital structure decisions will require shareholder approval, which may limit PubCo’s flexibility to manage its capital structure. Conversely, such approval rights may not provide protection for shareholders to the extent that Komisium, the majority shareholder, has sufficient voting rights to exercise such approval rights unilaterally or with minimal support from other shareholders.
PubCo is a public limited company incorporated in Jersey. Where a public company in Jersey allots shares with rights not stated in its memorandum or articles of association, or in a resolution or agreement a copy of which is required to be delivered to the Registrar, the company must deliver a statement to the Registrar within one month from the allotment of the shares giving particulars of such rights. The same requirement applies with regard to the variation of share rights.
Subject to certain limited exceptions, the Jersey Companies Law generally requires a public limited company which wishes to repurchase its own shares to obtain the prior approval of its shareholders by special resolution, being a resolution passed by a 75% or more majority of PubCo shareholders that hold shares which are entitled to vote at the general meeting of PubCo.
There can be no assurance that circumstances will not arise that would cause such shareholder approvals in respect of the authorization of the repurchase of shares, not to be obtained, which would affect PubCo’s capital management.
Conversely, such approval rights may not in practice provide protection for shareholders to the extent that Komisium, the majority shareholder of PubCo, has sufficient voting rights to exercise such approval rights unilaterally or with minimal support from other shareholders.
Jersey company law will require that PubCo meet certain additional financial requirements before it can declare dividends, make distributions or repurchase shares following the Business Combination.
Under Jersey company law, PubCo will be able to declare dividends, make distributions from any source (other than the nominal capital account or capital redemption reserve) or repurchase its own shares using any source of funding. Immediately following the Business Combination, PubCo is not expected to have profits available for distribution.
The Restated Articles provide that the courts of Jersey will be the exclusive forum for the resolution of all shareholder complaints other than complaints asserting a cause of action arising under the Securities Act or the Exchange Act, and that the United States District Court for the Southern District of New York will be the exclusive forum for the resolution of any shareholder complaint asserting a cause of action arising under the Securities Act or the Exchange Act.
The Restated Articles will provide that the courts of Jersey will be the exclusive forum for resolving all shareholder complaints other than shareholder complaints asserting a cause of action arising under the Securities Act or the Exchange Act, and that the United States District Court for the Southern District of New York will be the exclusive forum for resolving any shareholder complaint asserting a cause of action arising under the Securities Act and the Exchange Act. This choice of forum provision may have the effect of discouraging lawsuits against PubCo or its directors, officers or other employees as it may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable or may increase the shareholder’s costs in bringing such a claim. In addition, the shareholders may have to incur significant costs in bringing a claim against PubCo or its directors, officers or other employees in Jersey or the United States District Court for the Southern District of New York, as the case may be. If a court were to find either choice of forum provision contained in the Restated Articles to be inapplicable or unenforceable in an action, PubCo may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect PubCo’s results of operations and financial condition. However, in most cases the courts of Jersey will give effect to an exclusive jurisdiction clause vesting jurisdiction in them or in the courts of another state but to the extent there is crossover between the exclusive UK and US provisions, this may give rise to uncertainty and/or additional costs resolving such matter.
Additionally, Section 22 of the Securities Act creates concurrent jurisdiction for U.S. federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, the Restated Articles will provide that the United States District Court for the Southern District of New York will be the exclusive forum for resolving any shareholder complaint asserting a cause of action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.
U.S. investors may have difficulty enforcing civil liabilities against PubCo, its directors or members of senior management and the experts named herein.
PubCo is incorporated in Jersey with its registered office in Jersey. Following and subject to the closing of the Business Combination, most of its subsidiaries would be incorporated in various jurisdictions outside the United States. A substantial portion of PubCo’s assets would be located outside the United States. As a result, it may be difficult for investors to effect service of process on PubCo in the United States or to enforce in the United States judgments obtained in U.S. courts against PubCo based on the civil liability provisions of the U.S. securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of Jersey (or any other applicable jurisdiction) may render you unable to enforce a judgment against PubCo’s assets or the assets of its directors and executive officers. In addition, it is doubtful whether Jersey courts would enforce certain civil liabilities under U.S. securities laws in original actions or judgments of U.S. courts based upon these civil liability provisions. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in Jersey. An award for monetary damages under the U.S. securities laws would likely be considered punitive if it does not seek to compensate the claimant for loss or damage suffered and is intended to punish the defendant. The enforceability of any judgment in Jersey will depend on the particular facts of the case as well as the laws and treaties in effect at the time. The United States and Jersey do not currently have a treaty providing for recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. As a result of the above, public holders of PubCo Ordinary Shares or PubCo Warrants (or depositary receipts representing any of them) may have more difficulty in protecting their interest through actions against PubCo’s management, directors or major shareholders than they would as shareholders of a U.S. public company.
Provisions in the Restated Articles may have anti-takeover effects that could discourage an acquisition of PubCo by others, even if an acquisition would be beneficial to PubCo shareholders, and may prevent attempts by PubCo shareholders to replace or remove our PubCo directors.
The Restated Articles may have the effect of delaying or preventing a change in control of PubCo or changes in the PubCo directors. For example, the Investors Agreement will provide for Artemis and Komisium to appoint the members of the PubCo Board unless and until their interest in PubCo falls below certain specified thresholds. See “Related Agreements — Investors Agreement” for more information.
These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in PubCo directors.
The rights of PubCo shareholders may differ from the rights typically offered to shareholders of a U.S. corporation and these differences may make PubCo Ordinary Shares or PubCo Warrants less attractive to investors.
PubCo is a public limited company incorporated under the laws of Jersey. The rights of holders of PubCo Ordinary Shares are governed by Jersey law, including the provisions of the Jersey Companies Act, and by the Restated Articles (as amended from time to time). These rights differ in certain respects from the rights of shareholders in typical U.S. corporations, and these differences may make PubCo Ordinary Shares less attractive to investors.
The U.K. City Code on Takeovers and Mergers, or the “Takeover Code,” applies, among other things, to an offer for a public limited company whose registered office is in the United Kingdom (or the Channel Islands or the Isle of Man) and whose securities are not admitted to trading on a regulated market in the United Kingdom (or the Channel Islands or the Isle of Man) if the company is considered by the Panel on Takeovers and Mergers, or the “Takeover Panel,” to have its place of central management and control in the United Kingdom (or the Channel Islands or the Isle of Man). This is known as the “residency test.” The test for central management and control under the Takeover Code is different from that used by the U.K. tax authorities and the Takeover Panel will consider the structure of the board, the functions of the directors and where they are resident. By way of example, if a majority of the members of PubCo’s Board are resident in the United Kingdom, the Channel Islands and the Isle of Man, then the “residency test” will normally be satisfied.
Given that PubCo believes its central management and control is currently not situated within, and PubCo’s current intention is not to have it in the future situated within the United Kingdom (or the Channel Islands or the Isle of Man), PubCo does not currently envisage that the Takeover Code will apply to an offer for it. However, this may subsequently change, or the interpretation and application of the Takeover Code by the Takeover Panel may change (including changes to the way in which the Takeover Panel assesses the application of the Takeover Code to English/Jersey companies whose shares are listed outside of the United Kingdom), the Takeover Code may apply to PubCo in the future.

If the Takeover Panel subsequently determines that PubCo has its place of central management and control in the United Kingdom (or the Channel Islands or the Isle of Man) and accordingly is subject to the Takeover Code, PubCo would be subject to a number of rules and restrictions, including but not limited to the following: (i) PubCo’s ability to enter into deal protection arrangements with a bidder would be extremely limited; (ii) PubCo might not, without the approval of its shareholders, be able to perform certain actions that could have the effect of frustrating an offer, such as issuing shares or carrying out acquisitions or disposals; and (iii) PubCo would be obliged to provide equality of information to all bona fide competing bidders. Additionally, the Takeover Code contains certain rules in respect of mandatory offers. Under Rule 9 of the Takeover Code, if a person: (a) acquires an interest in PubCo shares which, when taken together with shares in which such person or persons acting in concert with such person are interested, carries 30% or more of the voting rights of PubCo shares; or (b) who, together with persons acting in concert with such person, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights in the company, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer and, depending on the circumstances, its concert parties, would be required (except with the consent of the Takeover Panel) to make a cash offer for the outstanding PubCo Ordinary Shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.
Under Jersey company law, regardless of whether PubCo is subject to the Takeover Code, an offeror for PubCo that has acquired (i) 90% in value of; and (ii) 90% of the voting rights carried by the shares to which the offer relates may exercise statutory squeeze-out rights to compulsorily acquire the shares of the non-assenting minority. However, if an offer for PubCo is conducted by way of a court sanctioned scheme of arrangement, the threshold for the offeror obtaining 100% of PubCo Ordinary Shares comprises two components: (i) approval by a majority in number of each class of PubCo shareholders present and voting at the shareholder meeting; and (ii) approval of PubCo shareholders representing 75% or more in value of each class of PubCo shareholders present and voting at that meeting.
PubCo’s share price may be volatile and may decline regardless of its operating performance.
The market price of the PubCo Ordinary Shares may fluctuate significantly in response to numerous factors and may continue to fluctuate for these and other reasons, many of which are beyond PubCo’s control, including:
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actual or anticipated fluctuations in PubCo’s revenue and results of operations;

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the financial projections PubCo may provide to the public, any changes in these projections or its failure to meet these projections;

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failure of securities analysts to maintain coverage of PubCo, changes in financial estimates or ratings by any securities analysts who follow PubCo or its failure to meet these estimates or the expectations of investors;

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announcements by PubCo or its competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures, results of operations or capital commitments;

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changes in operating performance and stock market valuations of other online gambling companies;

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price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

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trading volume of the PubCo Ordinary Shares;

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the inclusion, exclusion or removal of the PubCo Ordinary Shares from any indices;

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changes in the PubCo’s Board or management;

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transactions in the PubCo Ordinary Shares by directors, officers, affiliates and other major investors;

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lawsuits threatened or filed against PubCo;

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changes in laws or regulations applicable to PubCo’s business;

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changes in PubCo’s capital structure, such as future issuances of debt or equity securities;

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short sales, hedging and other derivative transactions involving PubCo’s capital stock;

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general economic conditions in the United States;

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pandemics or other public health crises, including, but not limited to, the COVID-19 pandemic;

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other events or factors, including those resulting from war, incidents of terrorism or responses to these events; and

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the other factors described in this “Risk Factors” section.

The stock market has recently experienced extreme price and volume fluctuations. The market prices of securities of companies have experienced fluctuations that often have been unrelated or disproportionate to their operating results. In the past, stockholders have sometimes instituted securities class action litigation against companies following periods of volatility in the market price of their securities. Any similar litigation against PubCo could result in substantial costs, divert management’s attention and resources, and harm its business, financial condition, and results of operations.
An active, liquid trading market for PubCo Ordinary Shares and PubCo Warrants may not develop, which may limit your ability to sell PubCo Ordinary Shares and PubCo Warrants.
Prior to the completion of the Business Combination, there was no public market for PubCo Ordinary Shares and PubCo Warrants. Although we have applied to list the PubCo Ordinary Shares and PubCo Warrants on Nasdaq upon the Effective Time under the ticker symbols “NOVI” and “NOVIW”, respectively, an active trading market for PubCo Ordinary Shares and PubCo Warrants may never develop or be sustained following the consummation of the Business Combination. The initial valuation of $10.20 per PubCo Ordinary Share may not be indicative of the market price of PubCo Ordinary Shares that will prevail in the open market after the consummation of the Business Combination. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither we nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of PubCo Ordinary Shares and PubCo Warrants. The market price of PubCo Ordinary Shares may decline below $10.20 per share, and you may not be able to sell your PubCo Ordinary Shares at or above $10.20 per share, or at all. An inactive market may also impair our ability to raise capital to continue to fund operations by issuing PubCo Ordinary Shares or PubCo Warrants.
Even if PubCo’s securities are listed on Nasdaq at the Closing, there can be no assurance that PubCo will be able to comply with Nasdaq’s continued listing standards.
PubCo’s continued eligibility for listing on Nasdaq depends on a number of factors. If Nasdaq delists the PubCo Ordinary Shares from trading on its exchange for failure to meet the listing standards, PubCo and its stockholders could face significant material adverse consequences including:
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a limited availability of market quotations for our securities;

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a determination that the PubCo Ordinary Shares are “penny stocks,” which will require brokers trading in the PubCo Ordinary Shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for the PubCo Ordinary Shares;

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a limited amount of analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

A significant portion of our total outstanding PubCo Ordinary Shares and PubCo Warrants will be restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of PubCo Ordinary Shares and PubCo Warrants to drop significantly, even if our business is doing well.
Sales of a substantial number of PubCo Ordinary Shares and PubCo Warrants in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of holders intend to sell PubCo Ordinary Shares or PubCo Warrants, could reduce the market price of PubCo

Ordinary Shares or PubCo Warrants. Following the consummation of the Business Combination, the PubCo Ordinary Shares issued to Komisium will be subject to transfer restrictions. Transfer restrictions will also apply to the PubCo Ordinary Shares and PubCo Warrants held by the Sponsor and to the Anchor Investor Warrants. All of these PubCo Ordinary Shares and PubCo Warrants will, however, be able to be resold after the expiration of the lock-up period, as well as pursuant to customary exceptions thereto. Moreover, certain holders of PubCo Ordinary Shares (including PubCo Ordinary Shares underlying PubCo Warrants) will have certain registration rights that could require us to file registration statements in connection with sales of PubCo Ordinary Shares and PubCo Warrants by such holders. Such sales by such holders could be significant. As restrictions on resale end, the market price of PubCo Ordinary Shares and PubCo Warrants could decline if the holders of currently restricted PubCo Ordinary Shares or PubCo Warrants sell them or are perceived by the market as intending to sell them.
Further, in connection with the negotiation of Amendment No. 1, the parties agreed to release up to 30% of Komisium’s PubCo Ordinary Shares from the post-closing lock-up. Such transfers may be made immediately following the Closing and are expected to be made in privately negotiated transactions or, if the PubCo Ordinary Shares are then registered for resale, in public transactions pursuant to the prospectus that forms a part of such resale registration. The intention of such agreement was to allow Komisium to make a limited amount of transfers that would improve the public float of the PubCo Ordinary Shares following Closing. Komisium intends to manage any such transfers in an orderly fashion to avoid price volatility. However, if Komisium sells or indicates an intention to sell a substantial amount of its PubCo Ordinary Shares following the Closing, the trading price of PubCo Ordinary Shares could decline.
The PubCo securities to be received by Artemis’s securityholders as a result of the Business Combination will have different rights from Artemis securities.
Following completion of the Business Combination, Artemis’s securityholders will no longer be securityholders of Artemis but will instead be securityholders of PubCo. There will be important differences between your current rights as an Artemis securityholder and your rights as a PubCo securityholder. See “Comparison of Rights of PubCo Shareholders and Artemis Stockholders” for a discussion of the different rights associated with the PubCo securities.
The Artemis Public Stockholders will experience dilution as a consequence of the issuance of PubCo Ordinary Shares as consideration in the Business Combination, and may experience dilution from several additional sources in connection with and after the Business Combination. Having a minority share position may reduce the influence that the Artemis Public Stockholders have on the management of PubCo.
The issuance of additional PubCo Ordinary Shares in the Business Combination, including the issuance of PubCo Ordinary Shares as consideration to Komisium, will dilute the equity interests of the Artemis Public Stockholders and may adversely affect prevailing market prices for the Public Shares and Public Warrants. Artemis Public Stockholders who do not redeem their Public Shares may experience dilution from several additional sources to varying degrees in connection with and after the Business Combination, including in each of the following instances:
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In addition to the 65,000 PubCo Ordinary shares, 44,059,019 PubCo Ordinary Shares are anticipated to be issued to Komisium as consideration in the Business Combination, valued at $10.20 per share, and $50 million of Closing Cash Consideration in the No Redemptions Scenario, representing approximately 63.59% of the number of PubCo Ordinary Shares that will be outstanding following the consummation of the Business Combination. In the 50% Redemptions Scenario, 48,702,401 additional PubCo Ordinary Shares are anticipated to be issued to Komisium and approximately $2.6 million of Closing Cash Consideration, representing approximately 76.26% of the PubCo Ordinary Shares that will be outstanding following the consummation of the Business Combination. In the 100% Redemptions Scenario, 48,960,980 additional PubCo Ordinary Shares are anticipated to be issued to Komisium, Additional Closing Share Consideration of 12,254,902 PubCo Ordinary Shares are anticipated to be issued to Komisium, and no Closing Cash Consideration, representing approximately 92.31% of the number of PubCo Ordinary Shares that will be outstanding following the consummation of the Business Combination. Please see “What happens if a substantial number of Artemis Public Stockholders vote in favor of the Business Combination Proposal and exercise their Redemption rights?” for more information.

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Up to an additional 10,000,000 PubCo Ordinary Shares may be issued to Komisium as Earnout Consideration if the relevant earnout conditions set forth in the Business Combination Agreement are met. Additionally, if redemptions by Artemis’s public stockholders are less than 85%, the Additional Closing Share Consideration will be deferred and Deferred Share Consideration of 12,254,902 PubCo Ordinary Shares will be issued upon the satisfaction of certain earnout conditions. If the Earnout Consideration and Deferred Share Consideration was issued in full on the Closing Date and no PubCo Warrants are exercised, the Earnout Consideration and Deferred Share Consideration together would represent 24.31% of the outstanding PubCo Ordinary Shares in the No Redemptions Scenario, 25.84% of the outstanding PubCo Ordinary Shares in the 50% Redemptions Scenario, and 13.10% of the outstanding PubCo Ordinary Shares in the 100% Redemptions Scenario (because the Additional Closing Share Consideration would be issued at Closing and no Deferred Share Consideration would be issuable in the 100% Redemptions Scenario).

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An aggregate of 20,062,500 Artemis Warrants will be outstanding following the Business Combination (including 10,062,500 Public Warrants and 10,000,000 Private Placement Warrants). The PubCo Ordinary Shares underlying the PubCo Warrants represent approximately 22.46%, 23.91%, and 23.23% of the fully-diluted number of PubCo Ordinary Shares immediately following the consummation of the Business Combination, assuming the No Redemptions Scenario, the 50% Redemptions Scenario and the 100% Redemptions Scenario, respectively, assuming no Deferred Share Consideration and no Earnout Consideration is issued.

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Although PubCo has not yet adopted an incentive equity plan or employee stock purchase plan, PubCo expects to adopt the 2023 Ominibus Incentive Plan and the 2023 Restricted Stock Unit Plan after the completion of the Business Combination. If such plans are adopted, additional PubCo Ordinary Shares will be reserved pursuant to such plans. The granted awards, when vested and settled or exercisable, may result in the issuance of additional shares up to the amount of the share reserve under such plans, if adopted. See “PubCo Executive Officer and Director Compensation Following the Business Combination” for a further discussion of the proposed 2023 Omnibus Incentive Plan and the 2023 Restricted Stock Unit Plan.

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PubCo may determine, subject to the receipt of any stockholder or stock exchange approvals that may be required, to issue additional PubCo Ordinary Shares or other equity securities of equal or senior rank in connection with privately negotiated transactions following the consummation of the Business Combination.

The issuance of additional PubCo Ordinary Shares (or other equity securities of equal or senior rank), including through any of the foregoing, could have the following effects for holders of Public Shares who elect not to redeem their shares:
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your proportionate ownership interest in PubCo will decrease;

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the relative voting strength of each previously outstanding PubCo Ordinary Share will be diminished; or

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the market price of PubCo Ordinary Shares and the PubCo Warrants may decline.

For more information, please see the section titled “Unaudited Historical Comparative and Pro Forma Combined Per Share Data of Artemis and Novibet.”
The Artemis Warrants are accounted for as liabilities and are recorded at fair value upon issuance with changes in fair value each reporting period to be reported in earnings, which may have an adverse effect on the market price of the Artemis Class A Common Stock and PubCo Ordinary Shares.
The Artemis Warrants are accounted for as a warrant liability and are recorded at fair value upon their issuance with any changes in fair value each period reported in earnings as determined by Artemis. This may have an adverse effect on the market price of the Artemis Class A Common Stock and PubCo Ordinary Shares.

Even if Artemis consummates the Business Combination, there is no guarantee that the PubCo Warrants will ever be in the money, and they may expire worthless and the terms of the PubCo Warrants may be amended.
Upon consummation of the Business Combination, the Artemis Warrants will become PubCo Warrants. The exercise price for the PubCo Warrants will be $11.50 per PubCo Ordinary Share, subject to adjustment. There is no guarantee that the PubCo Warrants, following the Business Combination, will ever be in the money prior to their expiration, and as such, the PubCo Warrants may expire worthless.
PubCo may redeem your unexpired PubCo Warrants for cash prior to their exercise at a time that is disadvantageous to you, thereby making your PubCo Warrants worthless.
PubCo will have the ability to redeem outstanding PubCo Warrants for cash at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the PubCo Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) on each of 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption, and provided further that there is an effective registration statement covering the ordinary shares issuable upon exercise of the PubCo Warrants, and a current prospectus relating thereto, available throughout the 30-day redemption period, or PubCo has elected to require the exercise of the PubCo Warrants on a “cashless basis,” and such cashless exercise is exempt from registration under the Securities Act. Historical trading prices for Artemis’s ordinary shares have not exceeded the $18.00 per share threshold at which the PubCo Warrants would become redeemable. If and when the PubCo Warrants become redeemable by PubCo, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding PubCo Warrants could force holders (i) to exercise the PubCo Warrants and pay the exercise price therefor at a time when it may be disadvantageous to do so, (ii) to sell the PubCo Warrants at the then-current market price when the holder might otherwise wish to hold its warrants or (iii) to accept the nominal redemption price which, at the time the outstanding PubCo Warrants are called for redemption, is likely to be substantially less than the market value of the PubCo Warrants.
In addition, PubCo will have the ability to redeem the outstanding PubCo Warrants at any time after they become exercisable and prior to their expiration for PubCo Ordinary Shares upon a minimum of 30 days’ prior written notice of redemption provided that the closing price of PubCo Ordinary Shares equals or exceeds $10.00 per share (as adjusted for share splits, share capitalizations, reorganizations, and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to notice of such redemption and provided that certain other conditions are met, including that holders will be able to exercise their PubCo Warrants prior to redemption based on the number of PubCo Ordinary Shares determined based on the redemption date and the fair market value of the PubCo Ordinary Shares. The value received upon exercise of the PubCo Warrants (i) may be less than the value the holders would have received if they had exercised their PubCo Warrants at a time when the underlying share price is higher and (ii) may not compensate the holders for the value of the PubCo Warrants, including because the number of PubCo Ordinary Shares received is capped at 0.361 PubCo Ordinary Shares per PubCo Warrant irrespective of the remaining life of the PubCo Warrants. Historical trading prices for Artemis’s ordinary shares during the months of August, July and June 2022 have not exceeded the $10.00 per share threshold at which the PubCo Warrants would become redeemable.
In the event that PubCo determines to redeem the PubCo Warrants, holders of such redeemable warrants would be notified of such redemption as described in our warrant agreement. Specifically, in the event that PubCo elects to redeem all of the redeemable warrants as described above, PubCo will fix a date for the redemption and a notice of redemption will be mailed by first class mail, postage prepaid, by PubCo not less than 30 days prior to the date fixed for redemption to the registered holders of the redeemable warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement will be conclusively presumed to have been duly given whether or not the registered holder receives such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via PubCo’s posting of the redemption notice to DTC.
You may only be able to exercise your PubCo Warrants on a “cashless basis” under certain circumstances, and if you do so, you will receive fewer PubCo Ordinary Shares from such exercise than if you were to exercise such PubCo Warrants for cash.
The Assumed Warrant Agreement provides that in the following circumstances holders of PubCo Warrants who seek to exercise their PubCo Warrants will not be permitted to do for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the PubCo Ordinary Shares issuable upon exercise of the PubCo Warrants are not registered under the Securities Act in accordance with the terms of the Assumed Warrant Agreement; (ii) if PubCo has so elected and the PubCo Ordinary Shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if PubCo has so elected and PubCo calls the Public Warrants for redemption. If you exercise your Public Warrants on a cashless basis, you would pay the warrant exercise price by surrendering the warrants for that number of PubCo Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of PubCo Ordinary Shares underlying the Public Warrants, multiplied by the excess of the “fair market value” of the PubCo Ordinary Shares (as defined in the next sentence) over the exercise price of the PubCo Warrants by (y) the fair market value. The “fair market value” is the average reported closing price of the PubCo Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable. As a result, you would receive fewer PubCo Ordinary Shares from such exercise than if you were to exercise such PubCo Warrants for cash.
We may amend the terms of the PubCo Warrants in a manner that may be adverse to holders of Public Warrants with the approval by the holders of at least 50% of the then outstanding Public Warrants. As a result, the exercise price of your PubCo Warrants could be increased, the exercise period could be shortened and the number of PubCo Ordinary Shares purchasable upon exercise of a PubCo Warrant could be decreased, all without your approval.
The Artemis Warrants were issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Artemis. At Closing, the Warrant Agreement will be assigned to and assumed by PubCo. The Warrant Agreement provides, with respect to the Artemis Warrants, and the Assumed Warrant Agreement will provide, with respect to the PubCo Warrants, that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants. Accordingly, PubCo may amend the terms of the PubCo Warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment. Although PubCo’s ability to amend the terms of the PubCo Warrants with the consent of at least 50% of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or stock (at a ratio different than initially provided), shorten the exercise period or decrease the number of PubCo Ordinary Shares purchasable upon exercise of a PubCo Warrant.
The Assumed Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of the PubCo Warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with PubCo.
The Assumed Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against PubCo arising out of or relating in any way to the Assumed Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that PubCo irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. PubCo will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, these provisions of the Assumed Warrant Agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Any person or entity purchasing or otherwise acquiring any interest in any of the PubCo Warrants shall be deemed to have notice of and to have consented to the forum provisions in the Assumed Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions of the Assumed Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of the PubCo

Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.
This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Artemis, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Assumed Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, Artemis may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect its business, financial condition and results of operations and result in a diversion of the time and resources of PubCo’s management and the PubCo Board.
PubCo will be a foreign private issuer and, as a result, it will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.
Upon the closing of the Business Combination, PubCo will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because PubCo will qualify as a foreign private issuer under the Exchange Act, it will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (1) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (2) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time and (3) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial reports and other specified information, which have been reviewed by an independent registered public accounting firm and include such firm’s interim review report. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year and U.S. domestic issuers that are large accelerated filers are required to file their annual report on Form 10-K within 60 days after the end of each fiscal year. Furthermore, in addition to annual reports with audited financial statements, domestic U.S. companies are required to file with the SEC quarterly reports that include interim financial statements reviewed by an independent registered public accounting firm and certified by the companies’ principal executive and financial officers. By contrast, as a foreign private issuer, after Closing, we are not required to file such quarterly reports with the SEC and, even if such interim reports are voluntarily filed by PubCo, such interim reports may not be reviewed by an independent registered public accounting firm, since we are not required to do so. Foreign private issuers are also exempt from Regulation FD, which is intended to prevent issuers from making selective disclosures of material information. As a result of all of the above, you may not have the same protections afforded to shareholders of a company that is not a foreign private issuer.
As PubCo will be a “foreign private issuer” and intends to follow certain home country corporate governance practices, its shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.
As a foreign private issuer listed on Nasdaq, we will be subject to corporate governance listing standards. However, Nasdaq rules permit a foreign private issuer like us to follow the corporate governance practices of its home country in lieu of certain Nasdaq corporate governance listing standards. Certain corporate governance practices in Jersey, which is our home country, may differ significantly from Nasdaq corporate governance listing standards. Therefore, our shareholders may be afforded less protection than they otherwise would have under Nasdaq corporate governance listing standards applicable to U.S. domestic issuers. See “Proposal No. 1 — The Business Combination Proposal — PubCo Status as a Foreign Private Issuer” for the exemptions to the Nasdaq corporate governance rules applicable to foreign private issuers.
PubCo may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses.
As discussed above, PubCo will be a foreign private issuer and therefore will not be required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and may take advantage of certain exemptions to Nasdaq’s corporate governance rules. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to PubCo on June 30, 2023. In the future, PubCo would lose its foreign private issuer status if (1) more than 50% of its outstanding voting securities are owned by U.S. residents and (2) a majority of its directors or executive officers are U.S. citizens or residents, or it fails to meet additional requirements necessary to avoid loss of foreign private issuer status. If PubCo loses its foreign private issuer status, it will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. PubCo would also have to mandatorily comply with U.S. federal proxy requirements, and its officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, it would lose its ability to rely upon exemptions from certain corporate governance requirements under the listing rules of Nasdaq. As a U.S. listed public company that is not a foreign private issuer, PubCo would incur significant additional legal, accounting and other expenses that it will not incur as a foreign private issuer.
The requirements of being a public company may strain PubCo’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the Business Combination may be greater than we anticipate. PubCo could face fines and penalties, and potentially criminal penalties, if we fail to comply.
As a result of the Business Combination, PubCo will become a public company, and as such (and particularly after we are no longer an emerging growth company), will incur significant legal, accounting and other expenses that Novibet did not incur as a private company. PubCo will be subject to the reporting requirements of the Exchange Act, and will be required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as the rules and regulations subsequently implemented by the SEC and the listing standards of Nasdaq, including changes in corporate governance practices and the establishment and maintenance of effective disclosure and financial controls. Compliance with these rules and regulations can be burdensome. PubCo management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase Novibet’s historical legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance than Novibet obtained as a private company, and could also make it more difficult for us to attract and retain qualified members of the PubCo Board as compared to Novibet as a private company. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when we are no longer an “emerging growth company.” We will need to hire additional accounting and financial staff, and engage outside consultants, all with appropriate public company experience and technical accounting knowledge and maintain an internal audit function, which will increase our operating expenses. Moreover, we could incur additional compensation costs in the event that we decide to pay cash compensation closer to that of other public companies, which would increase our general and administrative expenses and could materially and adversely affect our profitability. We are evaluating these rules and regulations and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.
Following the closing of the business combination, we expect PubCo to be a “controlled company” within the meaning of Nasdaq rules and, as a result, qualify for exemptions from certain corporate governance requirements.
Upon completion of the business combination, Komisium will control a majority of the voting power of PubCo’s outstanding shares. As a result of its voting control, Komisium will effectively be able to determine the outcome of all matters requiring shareholder approval, including the election and removal of directors (subject to the contractual designation rights set forth in the Investors Agreement). As a result of being able to appoint and remove directors, Komisium will indirectly effectively control mergers and acquisitions, payment of dividends, and other matters of corporate or management policy. Under Nasdaq rules, a listed company of which more than 50.0% of the voting power for the election of directors is held by any person or group of persons acting together is a “controlled company” and may elect not to comply with certain Nasdaq corporate governance requirements, including the requirement (i) that a majority of the PubCo Board consist of independent directors, as defined under the Nasdaq rules, (ii) to have a nominating and governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, (iii) to have director nominees selected, or recommended for the PubCo Board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors, and (iv) to have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. PubCo plans to elect to be treated as a “controlled company” following the business combination. Accordingly, following the Business Combination, you may not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.
Komisium may have its interest in PubCo diluted due to future equity issuances or its own actions in selling PubCo Ordinary Shares, in each case, which could result in a loss of the “controlled company” exemption under Nasdaq listing rules. We would then be required to comply with those provisions of Nasdaq listing requirements.
As a private company, Novibet has not been required to document and test its internal control over financial reporting nor has its management been required to certify the effectiveness of its internal controls and its auditors have not been required to opine on the effectiveness of its internal control over financial reporting. As a result, we have not instituted a system of internal controls that covers the consolidated group of the Company and its subsidiaries. Failure to maintain adequate financial, information technology and management processes and controls could result in material weaknesses which could lead to errors in our financial reporting, which could adversely affect our business.
Novibet has not been required to document and test its internal controls over financial reporting, nor has its management been required to certify the effectiveness of its internal controls, and its auditors have not been required to opine on the effectiveness of its internal control over financial reporting. In connection with Novibet’s 2019-2021 financial audit, material weaknesses in certain internal controls were identified and communicated to management by its PCAOB auditor, including material weaknesses in IT, tax accounting, and the review of the correct subsidiary consolidation entries noted during the audit, since expenses were not recorded to the proper entity. In response to this communication, among other actions, Novibet engaged an independent external advisor to oversee its accounting and internal control systems and employed a full-time internal auditor to monitor and maintain the efficiency of Novibet’s internal controls. Novibet undertook these actions to assist in bringing its controls over financial reporting into accordance with Sections 302 and 404 of the Sarbanes-Oxley Act (“SOX”) prior to its required compliance with SEC rules.
Novibet has made substantial strides in addressing the material weaknesses previously identified during the 2021 audit and preliminary assessments made by the independent external advisor and the internal auditor, during the year 2022. In Q4 2022, with the support of internal audit and external advisors, Novibet established a company-wide risk registry. This registry encompasses all significant risks, including those originating from weaknesses in internal controls. Risks are systematically reviewed and evaluated on an annual basis, with mitigation strategies agreed upon in conjunction with management. To maintain vigilance and adapt to emerging risks, two reviews of Novibet’s risk registry have been scheduled for 2023: one in the second quarter and another in the fourth quarter. Beginning in January 2023, Novibet embarked on a comprehensive plan to implement recommendations provided by auditors and external advisors on intellectual technology (“IT”) and information security business cycles to fortify the internal controls across these functions. Assessments of treasury and accounting business cycles are currently in progress, with corrective actions anticipated to be completed by June 2023. Novibet is dedicated to executing all corrective measures for the remaining business cycles by the first quarter of 2024, with the evaluation of all residual business cycles projected to conclude by fourth quarter of 2023, in compliance with the applicable requirements of SOX. Furthermore, Novibet has revised several financial procedures to enhance the segregation of duties, simultaneously establishing multiple control mechanisms to oversee these functions. This ensures greater accountability and transparency within the organization, thus proper allocations of overheads over Novibet’s entities and proper financial reporting. Additionally, Novibet as part of its comprehensive plan to comply with SOX, has completed the first phase of ERP Microsoft Dynamics implementation, during the fourth quarter of 2022 and is planning to start implementation of phase 2 and phase 3, in cooperation with the internal auditors and external advisors, during the third quarter of 2023. In preparation for becoming a U.S. public reporting company, Novibet has and is continuing to review (i) its internal controls pertaining to

SEC Regulations S-K and S-X and its financial reporting requirements under the Exchange Act and (ii) the qualifications and expertise of its internal accounting staff. As a result of such review, Novibet has been enhancing the skill set of its internal accounting team and has begun the process to hire additional internal accountants with U.S. public company reporting experience. Furthermore, with the addition of Thomas Granite as its Chief Financial Officer and Treasurer, Novibet on the Closing Date will gain executive management with current experience as a CFO of a U.S. public reporting company. Our audit committee will be chaired by Holly Gagnon, who also has experience in key financial and operational roles in U.S. public reporting companies. These steps are intended to ensure, but do not guaranty our ability to consistently provide, SEC compliant financial reporting.
Similarly, as an “emerging growth company,” Artemis has so far been exempt from the SEC’s internal control reporting requirements. PubCo may lose its emerging growth company status and become subject to the SEC’s internal control over financial reporting management and auditor attestation requirements in the year in which it is deemed to be a large accelerated filer, which would occur once it is subject to Exchange Act reporting requirements for 12 months, has filed at least one SEC annual report and the market value of its common equity held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter. We expect that PubCo will be subject to the SEC’s internal control reporting and attestation requirements with respect to its annual report on Form 20-F for the year ended December 31, 2023. Additionally, we expect PubCo’s independent registered public accounting firm will be required to formally attest to the effectiveness of PubCo’s internal controls over financial reporting commencing with PubCo’s second annual report on Form 20-F. PubCo may not be able to complete its evaluation, testing and any required remediation in a timely fashion. In addition, PubCo’s current controls and any new controls that it develops may become inadequate because of poor design and changes in its business, including increased complexity resulting from additional international expansion. Any failure to implement and maintain effective internal controls over financial reporting could adversely affect the results of assessments by its independent registered public accounting firm and their attestation reports.
If PubCo is unable to certify the effectiveness of its internal controls, or if PubCo’s internal controls have a material weakness, PubCo may not detect errors timely, its consolidated financial statements could be misstated, and it could be subject to regulatory scrutiny and a loss of confidence by stakeholders, which could harm PubCo’s business and adversely affect the market price of PubCo Ordinary Shares.

SPECIAL MEETING OF ARTEMIS STOCKHOLDERS
General
Artemis is furnishing this proxy statement/prospectus to Artemis Stockholders as part of the solicitation of proxies by the Artemis Board for use at the Special Meeting of Artemis Stockholders to be held on [           ], 2023, and at any adjournment or postponement thereof. This proxy statement/prospectus provides Artemis Stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.
Date, Time and Place
The Special Meeting of stockholders will be held virtually on [           ], 2023, at [           ], a.m. Eastern time, or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed. You may attend and participate in the Special Meeting webcast by accessing the meeting web portal located at [           ]. Stockholders participating in the Special Meeting will be able to listen only and will not be able to speak during the special meeting webcast. To participate in the virtual meeting, a stockholder of record will need the 16-digit control number included on their proxy card or instructions that accompanied their proxy materials, if applicable, or will need to obtain a proxy form from their broker, bank or other nominee. Stockholders are encouraged to access the Special Meeting prior to the start time. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call the technical support number that will be posted on the virtual meeting login page.
Purpose of Special Meeting
At the Special Meeting, Artemis is asking holders of Artemis Common Stock to:
•
consider and vote upon the Business Combination Proposal; and

•
consider and vote upon the Adjournment Proposal, if presented.

THE ARTEMIS BOARD HAS UNANIMOUSLY DETERMINED THAT THE BUSINESS COMBINATION PROPOSAL AND THE ADJOURNMENT PROPOSAL ARE IN THE BEST INTERESTS OF AND ADVISABLE TO THE ARTEMIS STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE BUSINESS COMBINATION PROPOSAL AND THE ADJOURNMENT PROPOSAL, IF PRESENTED.
Recommendation to Stockholders
The Artemis Board has unanimously determined that each of the Business Combination Proposal and the Adjournment Proposal to be presented at the Special Meeting is fair and in the best interests of Artemis and its stockholders, and recommends that Artemis Stockholders vote “FOR” each of the proposals.
Record Date; Outstanding Shares; Stockholders Entitled to Vote
Artemis has fixed the close of business on           , 2023, as the “record date” for determining Artemis Stockholders entitled to notice of and to attend and vote at the Special Meeting. As of the close of business on the record date, there were 20,125,000 shares of Artemis Class A Common Stock and 5,031,250 shares of Artemis Class B Common Stock outstanding and entitled to vote. Each share of Artemis Common Stock is entitled to one vote per share at the Special Meeting.
Quorum
The presence, virtually or by proxy, of a majority of all the outstanding shares of Artemis Common Stock entitled to vote constitutes a quorum at the Special Meeting. As of the record date for the Special Meeting, the presence by virtual attendance or by proxy of 12,578,126 shares of Artemis Common Stock is required to achieve a quorum. Abstentions will count as present for purposes for establishing a quorum; Broker Non-Votes will not.

Vote Required
The Business Combination Proposal
Artemis Stockholders are being asked to consider and vote on a proposal to adopt the Business Combination Agreement and thereby approve the Business Combination. You should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination. In particular, your attention is directed to the full text of the Business Combination Agreement. A copy of the Business Combination Agreement and each of the amendments thereto dated September 2, 2022 and December 14, 2022 are attached to this proxy statement/prospectus as Annex A-1, Annex A-2 and Annex A-3, respectively.
The approval of the Business Combination Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Artemis Common Stock as of the record date, voting together as a single class. Abstentions and Broker Non-Votes will count as votes “against” the Business Combination Proposal because an absolute percentage of affirmative votes is required to approve the proposal, regardless of how many votes are cast, and abstentions and Broker Non-Votes are not an affirmative vote.
The Business Combination cannot be completed unless the Business Combination Proposal is approved by Artemis Stockholders.
THE ARTEMIS BOARD RECOMMENDS THAT YOU VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.
The Adjournment Proposal
Artemis Stockholders may be asked to vote on a proposal to adjourn the Special Meeting, or any postponement thereof, to another time or place if determined necessary by Artemis to permit further solicitation of proxies because there are not sufficient votes to approve and adopt the Business Combination Proposal or to provide additional time for Artemis to continue to attempt to satisfy the conditions to consummation of the Business Combination.
The approval of the Adjournment Proposal, if presented, will require the affirmative vote of the holders of a majority of the shares of Artemis Common Stock that are voted at the Special Meeting, voting together as a single class. Abstentions and Broker Non-Votes will have no effect on the outcome of the vote on the Adjournment Proposal because abstentions and Broker Non-Votes are not votes cast.
THE ARTEMIS BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL, IF PRESENTED.
Voting Your Shares
Each share of Artemis Common Stock that you own entitles you to one vote. If your shares of Artemis Common Stock are owned directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, the “stockholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee or intermediary, you are considered the beneficial owner of shares held in “street name” and are considered a “non-record (beneficial) stockholder.”
Record Holders
If you are a holder of record, your proxy card shows the number of shares of Artemis Common Stock that you own. You may use the enclosed proxy card to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the meeting for which proxies have been properly submitted and not revoked. If you sign and return your proxy card but do not mark your card to tell the proxies how to vote, your shares will be voted “FOR” both proposals.
You will also be able to attend the Special Meeting and vote virtually. If you desire to vote during the meeting, please follow the instructions for attending and voting during the Special Meeting posted at www.                 .

Beneficial Owners
If your shares of Artemis Common Stock are held in an account through a broker, bank or other nominee or intermediary, you must instruct the broker, bank or other nominee how to vote your shares by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. Your broker, bank or other nominee may have an earlier deadline by which you must provide instructions as to how to vote your shares of Artemis Common Stock, so you should carefully read the materials provided to you by your broker, bank or other nominee or intermediary.
If you do not provide voting instructions to your bank, broker or other nominee or intermediary, your shares will not be voted on any proposal on which your bank, broker or other nominee does not have discretionary authority to vote. In these cases, the bank, broker or other nominee or intermediary will not be able to vote your shares on those matters for which specific authorization is required. Brokers do not generally have discretionary authority to vote on the Business Combination Proposal or Adjournment Proposal.
Because brokers, banks and other nominees or intermediaries do not generally have discretionary voting with respect to the proposals presented in this proxy statement/prospectus, if a beneficial owner of Artemis Common Stock held in “street name” does not give voting instructions to the broker, bank or other nominee for any proposal, then those shares will not be present or represented by proxy at the Special Meeting.
If you are a beneficial owner and wish to attend the Special Meeting and vote virtually, you must get a legal proxy from the broker, bank or other nominee. That is the only way Artemis can be sure that the broker, bank or nominee has not already voted your shares.
Revoking Your Proxy
If you are an Artemis Stockholder of record and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
•
you may send another proxy card with a later date;

•
you may notify Artemis’s secretary, in writing, before the Special Meeting that you have revoked your proxy;

•
you may attend the Special Meeting, revoke your proxy, and vote virtually, as indicated above.

If you are a beneficial owner, you should follow the instructions of your bank, broker, or other nominee regarding the revocation of proxies.
Certain Voting Arrangements
In connection with our initial public offering, our Sponsor entered into a letter agreement to vote its shares of Sponsor Shares, and well as any Public Shares purchased by the Sponsor during or after Artemis’s initial public offering, in favor of Artemis’s initial business combination. Further, pursuant to the Sponsor Support Agreement, the Sponsor agreed to vote all voting equity securities owned by it in favor of the Business Combination Agreement, Business Combination, and all other proposals being presented at the Special Meeting. As of the date hereof, the Sponsor owns approximately 13.6% of the total outstanding Artemis Common Stock. Accordingly, in addition to the shares held by the Sponsor, Artemis would need 9,165,310 Public Shares, or approximately 45.5% of the 20,125,000 shares sold in Artemis’s initial public offering to be voted in favor of the Business Combination Proposal in order for it to be approved. Moreover, the Artemis Anchor Investors own approximately 9.5 million Public Shares based on the latest available public filings. Although the Artemis Anchor Investors are not required to hold their Artemis Units or Public Shares for any amount of time, or to vote or not redeem their Public Shares, if the Artemis Anchor Investors retain all of their interests in the Public Shares and vote those Public Shares in favor of the Business Combination, Artemis will receive sufficient votes to approve the Business Combination, regardless of how any other Artemis Public Stockholder votes their shares.

Who Can Answer Your Questions About Voting Your Shares
If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of Artemis Common Stock, you may call Alliance Advisors, LLC, Artemis’s proxy solicitor, at 1-844-984-3717.
Redemption Rights
Pursuant to the Existing Artemis Charter, a holder of Public Shares may demand that Artemis redeem such shares for cash if the Business Combination is consummated. If you are a holder of Public Shares, you will be entitled to receive cash for your Public Shares regardless of whether you vote for or against the Business Combination Proposal or do not vote at all, and regardless of whether you held your Public Shares on the record date.
You will be entitled to receive cash for any Public Shares to be redeemed only if you:
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(a) hold Public Shares or (b) hold Public Shares through units and you elect to separate your Artemis Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares; and

•
prior to [time], Eastern time, on [•], 2023 (two business days prior to the scheduled date of the Special Meeting), (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to the transfer agent that Artemis redeem your Public Shares for cash and (b) deliver your Public Shares to the transfer agent, physically or electronically through DTC.

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such Artemis Public Stockholder or any other person with whom such Artemis Public Stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares. Accordingly, if an Artemis Public Stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash without Artemis’s prior consent.
If you hold Public Shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Public Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming Artemis Public Stockholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to stockholders for the return of their Public Shares.
Holders of Artemis Units must elect to separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their Artemis Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying Public Shares and Public Warrants, or if a holder holds Artemis Units registered in its own name, the holder must contact the transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem.
For illustrative purposes, the cash held in the Trust Account on [•], 2023, the record date for the Special Meeting, was $[•] or $[•] per Public Share. Prior to exercising redemption rights, Artemis Public Stockholders should verify the market price of Artemis Class A Common Stock as they may receive higher proceeds from the sale of their Artemis Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Artemis cannot assure stockholders that they will be able to sell their Artemis Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Artemis securities when stockholders wish to sell their shares. If an Artemis Public

Stockholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any request to redeem Public Shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests, which is [time], Eastern time, two business days prior to the scheduled date of the Special Meeting, and, thereafter, with Artemis’s consent, until the Closing. If a holder of a Public Share delivers its shares in connection with an election to redeem and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that Artemis instruct the transfer agent to return the shares (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus.
If the Business Combination is not completed, then Artemis Public Stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, Artemis will promptly return any shares delivered by holders of Public Shares for redemption.
Holders of Artemis Warrants and Artemis Units will not have redemption rights with respect to such securities.
Appraisal Rights
None of the Artemis Stockholders, Artemis Unit holders or Artemis Warrant holders have appraisal rights in connection the Business Combination under the DGCL.
Potential Purchases of Public Shares and/or Public Warrants
At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Artemis or its securities, the Sponsor, Novibet and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or who redeem, or indicate an intention to redeem, their Public Shares, or they may enter into non-redemption agreements or other transactions with such investors and others to provide them with incentives to not redeem Public Shares owned by them or to acquire Public Shares and hold and not redeem them or vote their shares in favor of the Business Combination Proposal. Any such non-redemption agreements may provide for an agreement by the investor (i) not to redeem the Public Shares it owns, or (ii) to sell such Public Shares to the Sponsor, Novibet, Komisium or their respective affiliates, or (iii) to acquire Public Shares in the market or in privately negotiated transactions from other shareholders who redeem or indicate an intention to redeem, and to hold such Public Shares and not redeem them. Any Public Shares purchased by the Sponsor or its affiliates would be purchased at a price no higher than the redemption price for the Artemis Public Shares, which is currently estimated to be $[  ] per share. Any Public Shares so purchased would not be voted by the Sponsor or its affiliates at the Special Meeting and would not be redeemable by the Sponsor or its affiliates. The purpose of such non-redemption agreements, share purchases or other transactions would be to decrease the number of Redemptions. In the event that the Sponsor, Artemis’s directors, officers, advisors, or their affiliates purchase shares in privately negotiated transactions from Artemis Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their Public Shares. While the nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, transfers by the Sponsor of up to 1,000,000 shares of Class B Common Stock to non-redeeming stockholders or the forfeiture by the Sponsor to Artemis of up to 1,000,000 shares of Class B Common Stock and issuance by Artemis of up to 1,000,000 shares of Class A Common Stock to non-redeeming stockholders pursuant to the terms of the Business Combination Agreement, or arrangements to protect such investors or holders against potential loss in value of their shares, including, subject to the Investors Agreement, the granting of put options and the transfer to such investors or holders of shares or warrants owned by the Sponsor for nominal value.
Other Business
Artemis is not aware of any other business to be acted upon at the Special Meeting. If, however, other matters are properly brought before the Special Meeting, the proxies will have discretion to vote or act on those matters according to their best judgment and they intend to vote the shares as the Artemis Board may recommend.

Proxy Solicitation Costs
Artemis is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Artemis and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Artemis will bear the cost of the solicitation.
Artemis has hired Alliance Advisors to assist in the proxy solicitation process. Artemis will pay a fee of $[•], plus disbursements, to Alliance Advisors for such services.
Artemis will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Artemis will reimburse them for their reasonable expenses.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL
General
Holders of Artemis Common Stock are being asked to adopt the Business Combination Agreement and approve the Business Combination. Artemis Stockholders should read this proxy statement/prospectus carefully and in its entirety for more detailed information concerning the Business Combination Agreement. A copy of the Business Combination Agreement and the amendments thereto are attached to this proxy statement/prospectus as Annex A-1, Annex A-2 and Annex A-3, respectively. Please see the section entitled “— The Business Combination Agreement” below, for additional information and a summary of certain terms of the Business Combination Agreement. We encourage you to read the Business Combination Agreement carefully and in its entirety, as it is the legal document that governs the Business Combination.
Artemis may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the outstanding shares of Artemis Common Stock as of the record date, voting together as a single class.
The Business Combination Agreement
Overview of Business Combination
Immediately prior to the Effective Time, each issued and outstanding share of Artemis Class B Common Stock shall no longer be outstanding and will be automatically converted into one share of Artemis Class A Common Stock subject to the terms of the Existing Artemis Charter and the Sponsor Support Agreement. At the Effective Time, the Merger will occur, whereby (a) each issued and outstanding share of Artemis Class A Common Stock (including the Artemis Class A Common Stock issued upon conversion of Artemis Class B Common Stock, but not including shares redeemed by the Artemis Public Stockholders and certain other excluded Artemis shares) shall no longer be outstanding and will be automatically converted into the right of the holder thereof to receive one (1) PubCo Ordinary Share and (b) each outstanding whole Artemis Warrant will be assumed by PubCo and will be thereafter exercisable in accordance with the terms of the Assumed Warrant Agreement for one (1) PubCo Ordinary Share for $11.50 per share, subject to adjustment, with the exercise period beginning thirty (30) days after the Closing.
Pursuant to the Business Combination Agreement, subject to the satisfaction or waiver of certain closing conditions set forth therein, immediately prior to the Effective Time, Komisium and its permitted transferees, if any, will sell and transfer all issued ordinary shares and other equity interests of Novibet to PubCo, in consideration for the Closing Cash Consideration, the Closing Share Consideration (including the right of Komisium to retain the PubCo Ordinary Shares to which the Initial Share Premium relates), the Additional Closing Share Consideration (if any) and, if the earnout conditions are met, the Earnout Consideration and Deferred Share Consideration (if any).
Ownership of PubCo following the Business Combination
Upon consummation of the Business Combination, the post-Closing share ownership of PubCo under (1) the No Redemptions Scenario, (2) the 50% Redemptions Scenario and (3) the 100% Redemptions Scenario, excluding the dilutive effect of outstanding Artemis Warrants, the Deferred Share Consideration, and the Earnout Consideration would be as follows:
	Post-Business Combination
	No Redemptions Scenario (PubCo)(6)(7)		50.0% Redemptions Scenario (PubCo)		100.0% Redemptions Scenario (PubCo)
	Number of Shares	Percentage of Ownership	Number of Shares	Percentage of Ownership	Number of Shares	Percentage of Ownership
Komisium – existing shares held(9)	65,000	0.09%	65,000	0.10%	65,000	0.10%
Komisium – share exchange(1)	44,059,019	63.59%	48,702,401	76.27%	61,215,882	92.3%
Artemis Public Stockholders	20,125,000	29.05%	10,062,500	15.76%	0	0.00%

	Post-Business Combination
	No Redemptions Scenario (PubCo)(6)(7)		50.0% Redemptions Scenario (PubCo)		100.0% Redemptions Scenario (PubCo)
	Number of Shares	Percentage of Ownership	Number of Shares	Percentage of Ownership	Number of Shares	Percentage of Ownership
Sponsor(2)	3,412,816	4.93%	3,412,816	5.34%	3,412,816	5.15%
Anchor Investors(3)	1,618,434	2.34%	1,618,434	2.53%	1,618,434	2.44%
Total Shares	69,280,269	100.00%	63,861,151	100.00%	66,312,132	100.00%

(1)
Represents the shares acquired by Komisium and its permitted transferees, if any, in PubCo in exchange for shares of Novibet in the Share Exchange, after taking into account the Initial Share Premium, the Closing Cash Consideration, and the Additional Closing Share Consideration. In the No Redemptions Scenario, assumes an aggregate of $50.0 million of Closing Cash Consideration. In the 50% Redemptions Scenario, assumes an aggregate of approximately $2.6 million of Closing Cash Consideration. In the 100% Redemptions Scenario, assumes no Closing Cash Consideration plus the Additional Closing Share Consideration.

(2)
Represents 3,412,816 shares of Artemis Class B Common Stock held by the Sponsor.

(3)
Represents 1,618,434 shares of Artemis Class B Common Stock held by the Artemis Anchor Investors. Does not include Public Shares held by the Artemis Anchor Investors, as such shares are redeemable and are not subject to voting or transfer restrictions.

(4)
This scenario assumes that 10,062,500 Public Shares, or 50% of the Public Shares, are redeemed for an aggregate payment of approximately $102.6 million from the Trust Account, which is a redemptions scenario that could occur.

(5)
This scenario assumes that all 20,125,000 Public Shares, or 100% of the Public Shares, are redeemed for an aggregate payment of approximately $205.3 million from the Trust Account, which is a redemptions scenario that could occur.

(6)
Share ownership and voting power presented under each redemptions scenario in the table above are only presented for illustrative purposes. Artemis cannot predict how many Artemis Public Stockholders will exercise their right to have their Public Shares redeemed for cash. As a result, the redemption amount and the number of Public Shares redeemed in connection with the Business Combination may differ from the amounts presented above. As such, the ownership percentages of current Artemis Stockholders may also differ from the presentation above if the actual redemptions are different from these assumptions. See “Risk Factors — Risks Related to the Business Combination — The ability of the Artemis Public Stockholders to exercise redemption rights with respect to a large number of the Public Shares may not allow Artemis to complete the Business Combination, have sufficient cash available to fund PubCo’s business or optimize the capital structure of PubCo.”

(7)
This table does not include earnout shares and warrants and assumes the Sponsor does not use any of its Class B Common Stock to incentivize non-redemptions.

(8)
The 100% Redemption scenario assumes that Komisium will waive the Minimum Closing Cash Condition.

(9)
Represents existing shares held by Komisium in PubCo that will not be redeemed at the closing.

The dilutive effect of the Earnout Consideration and Deferred Share Consideration to the ownership table is presented below excluding the dilutive effect of PubCo Warrants:

	Post-Business Combination
	No Redemptions Scenario (PubCo)(6)		50.0% Redemptions Scenario (PubCo)(4)(6)		100.0% Redemptions Scenario (PubCo)
	Number of Shares	Percentage of Ownership	Number of Shares	Percentage of Ownership	Number of Shares	Percentage of Ownership
Komisium – existing shares held(9)	65,000	0.07%	65,000	0.08%	65,000	0.08%
Komisium – share exchange(1)	44,059,019	48.13%	48,702,401	56.55%	61,215,882	80.22%
Artemis Public Stockholders	20,125,000	21.99%	10,062,500	11.68%	0	0.00%
Sponsor(2)	3,412,816	3.73%	3,412,816	3.96%	3,412,816	4.47%
Anchor Investors(3)	1,618,434	1.77%	1,618,434	1.88%	1,618,434	2.12%
Komisium – Earnout Consideration(10)	10,000,000	10.92%	10,000,000	11.61%	10,000,000	13.10%
Komisium – Deferred Share Consideration(11)	12,254,902	13.39%	12,254,902	14.23%	0	0.00%
Total Shares	91,535,171	100.00%	86,116,053	100.00%	76,312,132	100.00%

(10)
Represents the issuance of the Earnout Consideration to Komisium and its permitted transferees, if any, upon satisfaction of certain terms and conditions as set forth in the Business Combination Agreement.

(11)
Represents the issuance of the Deferred Share Consideration to Komisium and its permitted transferees, if any, upon the satisfaction of certain terms and conditions as set forth in the Business Combination Agreement.

The dilutive effect of the exercise of the PubCo Warrants to the ownership table is presented below excluding the dilutive effect of Earnout Consideration and Deferred Share Consideration:
	Post-Business Combination
	No Redemptions Scenario (PubCo)(6)		50.0% Redemptions Scenario (PubCo)(4)(6)		100.0% Redemptions Scenario (PubCo)
	Number of Shares	Percentage of Ownership	Number of Shares	Percentage of Ownership	Number of Shares	Percentage of Ownership
Komisium – existing shares held(9)	65,000	0.07%	65,000	0.08%	65,000	0.09%
Komisium – share exchange(1)	44,059,019	49.32%	48,702,401	58.02%	61,215,882	70.87%
Artemis Public Stockholders	20,125,000	22.53%	10,062,500	11.99%	0	0.00%
Sponsor(2)	3,412,816	3.82%	3,412,816	4.07%	3,412,816	3.95%
Anchor Investors(3)	1,618,434	1.81%	1,618,434	1.93%	1,618,434	1.87%
Public Warrants(12)	10,062,500	11.26%	10,062,500	11.99%	10,062,500	11.65%
Private Warrants(12)	10,000,000	11.19%	10,000,000	11.92%	10,000,000	11.58%
Total Shares	89,342,769	100.00%	83,923,651	100.00%	86,374,632	100.00%

(12)
Represents shares issuable upon the exercise of PubCo Warrants. Each PubCo Warrant will become exercisable beginning 30 days following the Closing for one PubCo Ordinary Share in accordance with the terms of the Assumed Warrant Agreement. Each assumes that all outstanding PubCo Warrants are immediately exercised for cash after completion of the Business Combination.

The dilutive effect of the PubCo Warrants, Earnout Consideration, and Deferred Share Consideration to the ownership table is presented below:

	Post-Business Combination
	No Redemptions Scenario (PubCo)(6)		50.0% Redemptions Scenario (PubCo)(4)(6)		100.0% Redemptions Scenario (PubCo)
	Number of Shares	Percentage of Ownership	Number of Shares	Percentage of Ownership	Number of Shares	Percentage of Ownership
Komisium – existing shares held(9)	65,000	0.06%	65,000	0.06%	65,000	0.07%
Komisium – share exchange(1)	44,059,019	39.48%	48,702,401	45.87%	61,215,882	63.52%
Artemis Public Stockholders	20,125,000	18.03%	10,062,500	9.48%	0	0.00%
Sponsor(2)	3,412,816	3.06%	3,412,816	3.21%	3,412,816	3.54%
Anchor Investors(3)	1,618,434	1.45%	1,618,434	1.52%	1,618,434	1.68%
Public Warrants(12)	10,062,500	9.02%	10,062,500	9.48%	10,062,500	10.44%
Private Warrants(12)	10,000,000	8.96%	10,000,000	9.42%	10,000,000	10.38%
Komisium – Earnout Consideration(10)	10,000,000	8.96%	10,000,000	9.42%	10,000,000	10.38%
Komisium – Deferred Share Consideration(11)	12,254,902	10.98%	12,254,902	11.54%	0	0.00%
Total Shares	111,597,671	100.00%	106,178,553	100.00%	96,374,632	100.00%
Representations, Warranties, and Covenants
The parties to the Business Combination have made customary representations and warranties for transactions of this type, which are described in more detail in the section of this proxy statement/prospectus entitled “— The Business Combination Agreement”. The representations and warranties made under the Business Combination Agreement will not survive the Closing.
In addition, the parties to the Business Combination Agreement agreed to be bound by certain customary covenants for transactions of this type, including, among others, covenants with respect to the conduct of Artemis and Novibet during the period between the execution of the Business Combination Agreement and covenants with respect to the preparation and filing of the registration statement of which this proxy statement/prospectus forms a part. See the section of this proxy statement/prospectus entitled “— The Business Combination Agreement” for more information.
Conditions to Closing
The Closing is subject to certain customary conditions, including, among other things: (i) approval by Artemis Stockholders of the Business Combination Agreement and the transactions contemplated thereby; (ii) the PubCo Ordinary Shares to be issued to Artemis Stockholders in connection with the Business Combination have been approved for listing on Nasdaq, subject only to official notice of issuance; (iii) the effectiveness of the registration statement of which this proxy statement/prospectus forms a part; (iv) the accuracy of the representations and warranties, covenants and agreements of Novibet, Komisium, Merger Sub, PubCo and Artemis, respectively; (v) the absence of any material adverse effect that is continuing with respect to Novibet, Komisium, Merger Sub, PubCo and Artemis, respectively, between the date of the Business Combination Agreement and the date of the Closing; (vi) the absence of any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the Business Combination, (vii) solely as a condition to the obligation of Novibet, PubCo and Merger Sub to consummate the Closing, after giving effect to applicable Redemptions and the payment of Transaction Expenses, there is Net Closing Proceeds of at least $12,500,000, and (viii) solely as a condition to Artemis’s obligations to consummate the Closing, the Artemis Warrants to be assumed by PubCo in accordance with the Business Combination Agreement shall have been approved for listing on Nasdaq, subject only to official notice of issuance. See the section of this proxy statement/prospectus entitled “— The Business Combination Agreement” for more information.
Termination
The Business Combination Agreement may be terminated and the transactions contemplated thereby abandoned: (i) by mutual written agreement of Artemis and Novibet; (ii) by either Artemis or Novibet if the Business Combination is not consummated by December 30, 2022, provided, however, that neither party shall have the right to terminate if their action or failure to act has been a principal cause of or principally resulted in the failure of the transactions to occur on or before such date and such action or failure to act constitutes a material breach of the Business Combination Agreement; (iii) by either Artemis or Novibet if a governmental entity of competent jurisdiction has issued an order or taken any action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Business Combination, which order or other action is final and nonappealable; (iv) by either Novibet or Artemis if the approval of the Business Combination by Artemis Stockholders has not been obtained; (v) by Novibet following a modification in the recommendation of the Artemis Board; (vi) by Novibet if the anticipated Net Closing Proceeds of Artemis are less than $12,500,000, and (vii) by Novibet or Artemis if the other party has an uncured breach of any representation, warranty, covenant or agreement set forth in the Business Combination Agreement and, in the case of Artemis only, the Sponsor Support Agreement, that would result in a failure of the satisfaction of the applicable closing conditions and, in the case of Artemis only, the Sponsor Support Agreement. No party will have any liability after the termination of the Business Combination Agreement, except for intentional fraud or a material and willful breach. See the section of this proxy statement/prospectus entitled “— The Business Combination Agreement” for more information.
Governing Law and Jurisdiction
The Business Combination Agreement is governed by Delaware law. Any action based upon, arising out of or related to the Business Combination Agreement or the Business Combination will be brought in the Chancery Court of the State of Delaware, or if such court declines jurisdiction, then to any federal court located in Wilmington, Delaware. Each party has waived its rights to trial by jury in any action based upon, arising out of or related to the Business Combination Agreement or the Business Combination.
Transfers by the Sponsor to Incentivize Non-Redemption
Amendment No. 1 to the Agreement and Plan of Reorganization provides that if Artemis determines it is reasonably necessary to meet the Minimum Closing Cash Condition or to meet Nasdaq listing standards, Artemis shall use its reasonable best efforts to enter into non-redemption agreements on terms mutually acceptable to Artemis, Novibet, PubCo and Komisium. Further, Amendment No. 1 provides that, if it is required as a condition to the execution of such non-redemption agreements, the Sponsor may (x) transfer up to 1,000,000 shares of Class B Common Stock to non-redeeming stockholders or (y) forfeit to Artemis up to 1,000,000 shares of Class B Common Stock and Artemis would then issue up to 1,000,000 shares of Class A Common Stock to non-redeeming stockholders. While no such arrangements have been entered into as of the date of this proxy statement/prospectus, Artemis anticipates that any such arrangement would provide for the registration of such incentive shares following Closing.
Background of the Business Combination
The Business Combination was the result of a broad search for a potential transaction using the network and investing and operating experience of the Artemis management team and the Artemis Board. The terms of the Business Combination Agreement were the result of extensive negotiations between Artemis and Komisium. The following is a brief description of the background to the Business Combination and related transactions.
Artemis is a blank check company incorporated on January 4, 2021, as a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.
On October 4, 2021, Artemis completed its initial public offering of 20,125,000 Artemis Units, including the issuance of 2,625,000 Artemis Units as a result of the underwriters’ exercise of their over-allotment option in full, at a price of $10.00 per unit, generating gross proceeds of $201,250,000 before transaction costs (including deferred underwriting commissions of an aggregate of approximately $7,043,750 which, prior to the resignation of Barclays and fee waivers of Barclays and BMO, was to be paid to the underwriters of the IPO upon the completion of Artemis’s initial business combination as described below, but has been waived following their withdrawals). Each Artemis unit consists of one share of Artemis Class A Common Stock and one-half of one Artemis Warrant. Each whole Artemis Warrant entitles the holder thereof to purchase one share of Artemis Class A Common Stock at a price of $11.50 per share, subject to certain adjustments. Simultaneously with the closing of the initial public offering, Artemis completed the private sale of an aggregate of 10,000,000 Private Placement Warrants at a price of $1.00 per warrant, 8,000,000 of which were purchased by the Sponsor and 2,000,000 of which were purchased by certain Artemis Anchor Investors. At the closing of the initial public offering and the private sale of the Private Placement Warrants, Artemis placed a total of $205,275,000 into the Trust Account, or approximately $10.20 per Public Share.
In connection with Artemis’s initial public offering, Barclays and BMO acted as the representatives of the several underwriters. An aggregate amount of approximately $7,043,750 was to be paid as deferred underwriting commissions from the Trust Account, of which $4,578,438 was to be payable to Barclays and $2,465,312 was to be payable to BMO. An additional advisory fee of $3,000,000 was to be paid to Barclays contingent upon the consummation of the Business Combination or an alternate initial business combination that closes within 12 months of the termination of Barclays’ services under the engagement letter. Effective as of July 14, 2022, Barclays resigned from its role as financial and capital markets advisor to Artemis and waived its entitlement to all fees, including its portion of the deferred underwriting commissions and the additional advisory fee. Effective as of July 20, 2022, BMO waived its entitlement to its portion of the deferred underwriting commissions in connection with the IPO. Prior to the consummation of its initial public offering, neither Artemis nor its representatives contacted any prospective business combination targets.
Following the closing of its initial public offering, Artemis’s officers and directors commenced an active search for prospective businesses or assets to acquire in an initial business combination. During this process, Artemis considered approximately forty potential target businesses (including Novibet) with contemplated valuations ranging from approximately $300 million to approximately $6 billion, consistent with its strategy to identify companies in experiential entertainment with disruptive technology. Representatives of Artemis contacted or were contacted by numerous third parties, including financial advisors, who presented ideas for business combination opportunities with respect to companies in the gaming, entertainment, sports and technology sectors. Some of the potential target businesses were based in the United States but a majority of these potential target businesses had strong international operations with plans to expand or enter into North America. Barclays assisted in the general identification, selection and evaluation of these potential targets. Barclays was subsequently engaged by Artemis as its exclusive financial and capital markets advisor, formalized by an engagement letter, dated as of March 8, 2022, pursuant to which Barclays would receive an additional advisory fee of $3,000,000 contingent upon the consummation of the Business Combination or an alternate initial business combination that closes within 12 months of the termination of Barclays’ services under the engagement letter. As additional consideration for the services to be provided by Barclays, Artemis agreed that Barclays would have the right to arrange or lead certain financings of Artemis for a period of 12 months following Closing or, in the event that Artemis is not the surviving entity of its initial business combination (which is the case in the proposed Business Combination with Novibet), to use commercially reasonable efforts to cause the surviving entity to provide Barclays with such right. Effective as of July 14, 2022, Barclays resigned and withdrew from its role as financial and capital markets advisor and waived its entitlement to any fees and tail rights under the engagement letter.
In the process that led to identifying Novibet as an attractive investment opportunity, Artemis entered into non-disclosure agreements with approximately twenty (20) such potential business combination targets. Upon preliminary review of information provided, Artemis ruled out ten of these potential target businesses as such businesses did not comport with the investment criteria laid out in Artemis’s IPO prospectus.
From mid-October 2021 through December 2021, Artemis held subsequent discussions with the remaining potential target businesses to evaluate their suitability. These efforts included multiple meetings with (i) a potential target in the online business to business gambling (“B/B iGaming”) industry contemplating a transaction value in the $500 million range (“Target A”); (ii) another potential target in the B/B iGaming industry contemplating a transaction value in the $3 billion range (“Target B”); and (iii) a potential target in the sports media and betting industry (“Target C”) contemplating a transaction value in the $700 million range. In the case of Target A and Target C, Artemis received access to a virtual data room in order to conduct preliminary diligence. In the case of Target B, Artemis provided an initial term sheet. None of these discussions, however, progressed to signed letters of intent due to various factors, including disagreement on valuation or lack of alignment on timing or process.
On November 5, 2021, representatives from Oakvale Capital LLP (“Oakvale”), in its capacity as financial advisor to Novibet, contacted Artemis management via email about potential interest of Novibet in a business combination transaction with a SPAC. Oakvale and Artemis management discussed the potential merits of a potential transaction and Novibet’s desire to enter the North American Online Gaming market. Following further discussion, on November 9, 2021, the Artemis management team indicated to Oakvale an interest in exploring a potential business combination between Novibet and Artemis.
On November 10, 2021, Artemis executed a non-disclosure agreement with Komisium regarding a potential transaction with Novibet (the “NDA”).
On November 15, 2021, the Artemis management team, including Holly Gagnon, Co-Chief Executive Officer, Philip Kaplan, Co-Chief Executive Officer, Thomas Granite, Chief Financial Officer, and Scott Shulak, Senior Vice President, held an introductory videoconference and engaged in discussions with Novibet’s senior management and Komisium. During the meeting, the Artemis team outlined their investment thesis and their general goals related to the identification of a suitable target for an initial business combination. Novibet’s management then described the history of Novibet, including its formation, key operations and performance, and business outlook, including why they believed a de-SPAC transaction would be conducive to Novibet’s expansion plans in new markets such as North America. Towards the end of the meeting, the parties discussed a general timeline for a potential transaction as well as the due diligence process in the event that the parties decided to pursue a potential transaction.
On November 19, 2021, certain senior executives of Novibet gave a virtual management presentation to the Artemis management team and Anna Massion, a member of Artemis’s Board with expertise in the Online Gaming sector. During the presentation, the Novibet executives presented preliminary financial projections to the Artemis management team and other business information. The preliminary financial projections included revenue and EBITDA metrics for 2021 and 2022. The Artemis management team requested to see product demonstrations in an effort to better understand Novibet’s underlying technology and customer experience. In addition, Novibet began providing preliminary information to Artemis regarding its subsidiaries and their collective business operations, including access to a virtual data room maintained by Novibet (the “Data Room”).
Between November 20, 2021, and December 3, 2021, representatives of Artemis and Novibet discussed the mutual interest among the parties in further exploring a potential transaction. Representatives from Oakvale participated in these discussions and related email correspondence on behalf of Novibet. Following these discussions, the management of Artemis concluded that an indication of interest and term sheet would be drafted pending the outcome of the product demonstrations.
In parallel with these discussions with Novibet, Artemis continued to perform preliminary diligence on Target A, Target B and Target C and other potential targets.
On December 6 and 7, 2021, the Artemis management team, along with Anna Massion and Leonard Wanger, members of the Artemis Board with expertise in technology applications, and senior executives of Novibet held virtual meetings in which Novibet presented detailed product demonstrations of its Sportsbook and Casino offerings as part of the Artemis diligence process.
On December 7, 2021, Artemis delivered via email a letter outlining a desire to explore a potential business combination and included an initial term sheet (the “Initial Term Sheet”) for Novibet to consider. The Initial Term Sheet proposed, among other items, a $600-$650 million valuation, a potential single-tranche earnout of shares worth up to $50 million payable to Komisium if Novibet’s 2022 Net Revenue exceeded $200 million, a minimum cash condition of $50 million, a proposed private placement in public equity (“PIPE”) of $50 million and a twelve-month lock-up on the PubCo Ordinary Shares held by the Sponsor and Komisium following the consummation of the potential business combination, subject to early release if the stock price of the PubCo’s shares reached $12.00 per share for 20 out of 30 trading days following the closing. The $600 – $650 million valuation range was determined by reference to (a) Novibet’s enterprise value of approximately $600 million, which was derived from its projected 2022 revenue of $171 million (“Projected 2022 Net Revenue”), which was presented to Artemis during the meeting held on

November 19, 2021 and subsequently delivered to Artemis as part of the December projections (as described below), and a revenue multiple based on the trading multiples of DraftKings Inc. and Rush Street Interactive, Inc. at that time, which Artemis management determined to be the two U.S. listed public companies in Novibet’s industry that were most comparable to Novibet’s business, and (b) the enterprise value of Novibet of approximately $650 million, which was derived from the street consensus of the average 2025 trading multiple of DraftKings Inc. and Rush Street Interactive, Inc. and projected 2025 EBITDA and revenues of Novibet (discussed in more detail in the section titled “Certain Unaudited Prospective Financial Information Regarding Novibet”) discounted back to present value. Given the potential rapid growth trajectory of Novibet, the $50 million earnout was agreed to bridge any potential valuation gap between the valuation range proposed by Artemis and Novibet’s internal analysis and valuation expectations. The Initial Term Sheet proposed structuring the earnout as a single tranche of shares worth up to $50 million because Artemis believed that a single tranche would be a simple and straightforward way to align Novibet’s incentives with the interest of the public shareholders.
On December 10, 2021, Oakvale, on behalf of Novibet, delivered to Artemis via email comments to the Initial Term Sheet containing counterproposals on certain terms of the potential transaction, including a valuation of $650 million, a potential single tranche earnout of up to $50 million payable to Komisium, the assumption by PubCo of up to $15 million dollars in loans from Komisium to finance market access deals (the “Assumption of Shareholder Loan”), reducing the Net Revenue to trigger a potential earnout to Komisium to $176 million, under certain conditions a forfeiture of Sponsor Shares by the Sponsor, among other items.
On December 13, 2021, after discussing with Barclays, Artemis sent via email a response to Oakvale agreeing to certain proposed terms in the Initial Term Sheet including the Assumption of Shareholder Loan, an equity incentive plan, and a sixty-day exclusivity period, among other items. With respect to valuation, Artemis proposed a $625 million valuation, the mid-point of the initial valuation range proposed in the Initial Term Sheet. With respect to the earnout structure, Artemis reasserted its proposal laid out in the Initial Term Sheet. Artemis also rejected the forfeiture of shares by Sponsor.
On December 14, 2021, Artemis coordinated with White & Case LLP, its legal counsel (“White & Case”), to begin memorializing the terms of the Initial Term Sheet, as modified as noted immediately above, in a final Indication of Interest and Term Sheet (the “IOI”).
On December 16, 2021, representatives of Novibet sent its financial projections to the Artemis management team. The projections included Novibet’s internally derived estimated total revenue, gross profit, GGR, Net Revenue, adjusted EBITDA, and adjusted EBITDA margin for the years ending 2022 through 2025.
On December 20, 2021, the Artemis management team, along with Barclays, and senior executives of Novibet held a virtual meeting in which Novibet discussed the projections. During this meeting, the parties also shared their respective perspectives on evaluating the financial prospect of Novibet, and representatives of Novibet explained the material assumptions supporting the projections, including the forecasts for each business segment.
Simultaneously with these virtual meetings and negotiation of the IOI, Artemis management received feedback and input on the potential transaction terms from members of the Artemis Board, including Anna Massion and Leonard Wanger, who participated in preliminary discussions with Novibet, and Matthew Anfinson.
On December 22, 2021, Artemis delivered an executed version of the IOI to Komisium that was countersigned by Komisium on December 27, 2021. The IOI set forth the terms of a potential business combination transaction between Artemis and Novibet (subject to continued due diligence and negotiation of definitive agreements), which reflected (i) an indicative pre-transaction value for Novibet of $625 million, of which $575 million would be paid in stock consideration and $50 million in cash consideration, (ii) a potential earnout of (a) up to $15 million payable in newly issued PubCo Ordinary Shares to Komisium if the market trading price of the PubCo Ordinary Shares closes above $12.00 for 20 of 30 trading days within 365 days of the closing of the potential business combination; (b) up to $15 million payable in newly issued PubCo Ordinary Shares to Komisium if the market trading price of the PubCo Ordinary Shares closes above $15.00 for 20 of 30 trading days within 545 days of the closing; and (c) up to $70 million payable in PubCo Ordinary Shares to Komisium if PubCo’s Net Revenue for the first twelve months after the closing is greater than a to-be-agreed annualized Net Revenue figure for the first twelve months after the closing, (iii) an anticipated PIPE investment in PubCo Ordinary Shares of between $25 million and $50 million and (iv) a closing condition requiring Artemis to deliver a minimum of $100 million of cash at the closing, including proceeds of the Trust Account and PIPE investment, net of transaction expenses. The agreed upon $625 million valuation was the mid-point of the valuation range proposed in the Initial Term Sheet and was agreed upon by the parties after taking into account Novibet’s 2022 and 2025 projections delivered to the Artemis management team on December 16, 2021 and the other terms of the transaction, including the $100 million earnout based on incentives to grow the Novibet business. Artemis management also reviewed the market value and performance of the following publicly traded companies: DraftKings Inc., Rush Street Interactive, Inc., PointsBet Holdings Limited, Entain Inc., Flutter Entertainment plc, SGHC Limited, and 888 Holdings plc., in order to determine that the valuation of Novibet in the IOI was generally in line with its competitors, but Artemis did not review trading multiples or performance multiples and did not prepare or review formal comparative companies analyses at that time. The earnout was increased from $50 million to $100 million based on Novibet’s growth outlook, and was issuable in tranches based on market trading price and Net Revenue in order to better align Novibet’s interests with the interests of shareholder generally. The IOI also provided that the PubCo Ordinary Shares to be held by Komisium and the Sponsor following the Closing would be subject to a twelve-month lock-up, subject to earlier release if the market trading price of the PubCo Ordinary Shares trades at $12.00 for 20 out of 30 trading days starting 150 days after Closing, with an exception permitting Komisium to transfer up to 10% of its PubCo Ordinary Shares beginning 6 months after Closing. With respect to post-closing governance, the IOI provided that PubCo’s board of directors would be comprised of five (5) members, nominated as follows: (i) so long as the Sponsor holds at least 5% of the outstanding shares of PubCo, it would have the right to nominate two (2) directors to PubCo’s board of directors, one of whom would satisfy Nasdaq board diversity requirements, and (ii) Komisium would nominate the remaining three (3) directors. The IOI stated that all terms, including the $625 million valuation, were subject to ongoing due diligence conducted by Artemis of Novibet and the parties’ negotiation of the definitive agreements relating to the proposed business combination transaction. Additionally, the parties understood that the non-binding terms of the IOI would be subject to adjustment based on market conditions and feedback from prospective PIPE investors. The IOI provided for a mutual exclusive negotiation period until February 5, 2022. Following entry into the IOI, Artemis terminated discussions with all other potential target businesses.
On December 29, 2021, the principals of Artemis and Novibet convened a call in which it was determined that bi-weekly virtual conference calls would be scheduled throughout the first quarter of 2022 in an effort to align and advance the potential business combination and PIPE process.
On December 30, 2021, Artemis management gave the Artemis Board an update via email regarding the potential transaction with Novibet generally and the estimated transaction timeline. Artemis management also informed the Artemis Board that a board meeting would be scheduled for January 27, 2022, to discuss the potential transaction in more detail.
On January 4, 2022, representatives of Novibet, Oakvale and Harris Beach, PLLC, as Novibet’s legal counsel (“Harris Beach”), held a video conference call with representatives of Artemis, Barclays and White & Case to discuss certain process matters regarding the preparation of the definitive transaction documents, legal due diligence, the potential PIPE investment and related work streams, including the anticipated timeline discussed by the parties in connection with the execution of the IOI.
Also on January 4, 2022, representatives of White & Case were provided with access to the Data Room and began conducting legal due diligence review of certain materials contained therein. Barclays, in its capacity as a financial and capital markets advisor to Artemis (prior to its resignation), also was provided with access to the Data Room and continued to conduct financial, business and legal due diligence on Novibet in connection with the Business Combination. Barclays’ financial and business diligence of Novibet included, among other things, a review of Novibet’s existing business and operations, a review of the financial performance of Novibet, both historical and as projected by the Novibet management, as well as a review of growth plans, financial models, financial statements and audits. Barclays’ financial diligence included a review of certain legal and regulatory matters including licensing, compliance and material contracts.

Subsequently, Artemis also engaged Wiggin LLP (“Wiggin”) to perform due diligence review of gaming regulatory and compliance matters relating to Novibet.
Between January 8, 2022 and February 15, 2022, Novibet, Oakvale, Artemis and Barclays jointly prepared an investor deck for a potential PIPE investment. During this time, Oakvale and Barclays monitored PIPE market conditions and investor sentiment.
On or about January 12, 2022, Artemis retained KPMG US LLP (“KPMG”) to conduct financial and tax due diligence on Novibet.
Also on January 12, 2022, Artemis retained Kyriakides Georgopoulos (“KG”) to serve as Greek legal counsel and conduct legal due diligence on Novibet’s Greek operations.
During the following weeks, representatives of White & Case, Barclays, Wiggin, KPMG and KG, on behalf of Artemis, submitted several rounds of follow-up due diligence questions and requests and received responses from Novibet in the form of verbal answers and supporting documentation uploaded to the Data Room.
In addition, due diligence calls were held on: (i) January 17, 2022, to discuss general legal and financial due diligence matters, including Novibet’s material contracts, organizational structure, material intellectual property and internal sanctions and export controls, among other items, (ii) January 24, 2022, to discuss Greek legal due diligence matters identified by KG including Novibet’s leases and employee arrangements, and (iii) February 2, 2022, to discuss supplemental Greek legal due diligence matters identified by KG.
On January 12, 2022, Harris Beach, on behalf of Novibet, emailed to White & Case, on behalf of Artemis, an initial draft of the Business Combination Agreement, with principal terms substantially consistent with the terms of the IOI.
Between January 18, 2022 and February 22, 2022, additional diligence calls were held by White & Case, Wiggin, and KPMG with Novibet to discuss Novibet’s (i) corporate history, workforce and human relations functions, (ii) detailed business operations, financial results, marketing plans, use of data, analytics and business intelligence, (iii) rationale, strategy and plans with respect to its entry into the North American market and (iv) specific legal, regulatory and tax aspects of Novibet in each of its countries of operations.
On January 18, 2022, White & Case, on behalf of Artemis, e-mailed to Harris Beach, on behalf of Novibet, (i) an initial draft of the Sponsor Support Agreement, which provided among other things, that Sponsor would agree to vote to adopt and approve the Business Combination Agreement and to waive the anti-dilution and conversion price adjustments set forth in the Artemis Charter with respect to Artemis Class B Common Stock held by the Sponsor and (ii) an initial draft of the Investors Agreement, which provided among other things, that the PubCo Ordinary Shares held by Novibet, Sponsor and Komisium would be subject to transfer restrictions and that the directors of PubCo would be appointed based upon certain ownership thresholds. The principal terms of the Sponsor Support Agreement and Investors Agreement drafts were substantially based on the IOI.
On January 21, 2022, White & Case, on behalf of Artemis, emailed to Harris Beach, on behalf of Novibet, a revised draft of the Business Combination Agreement. The revised draft of the Business Combination Agreement: (i) revised the amount of earnout shares to be issued to match the terms of the IOI; (ii) removed the concept of a Sponsor share forfeiture if a calculated “closing cash balance” was less than $75,000,000; (iii) revised the threshold that would trigger the Third Earnout Shares to better align with the IOI; (iv) removed $100,000,000 as the amount of the minimum cash closing condition and instead noted that the parties were to discuss the appropriate figure to be used; and (v) removed the closing of a PIPE Investment as a closing condition.
On January 24, 2022, White & Case, on behalf of Artemis, emailed to Harris Beach, on behalf of Novibet, an initial draft of the Registration Rights Agreement, which provided among other things, that the PubCo Ordinary Shares and certain other registrable securities held by Sponsor, Komisium and the other parties thereto would bear the same registration rights as contemplated by Artemis’s existing registration rights agreement.

On January 27, 2022, Artemis held a regularly scheduled board meeting. During the meeting, the Artemis Board reviewed a proposed draft of Artemis’s Annual Report on Form 10-K for the year ended December 31, 2021. In addition, Artemis management provided an overview of their efforts to date in finding an initial business combination target, including their process for identifying and evaluating potential business combination targets. At this meeting, Artemis management also provided additional information regarding Novibet as a potential business combination target and advised Artemis Board that detailed diligence of Novibet’s business, legal, regulatory and financial information was ongoing.
On January 31, 2022, Harris Beach, on behalf of Novibet, emailed to White & Case, on behalf of Artemis, a revised turn of the Business Combination Agreement. Over the course of the following weeks, the parties negotiated the representations and warranties, the earnout provisions, the definition of “minimum cash closing condition,” consummation of the PIPE as a closing condition, whether there would be a cash sweep to Komisium as potentially suggested by the language in the IOI which references that Novibet would be debt-free and cash-free at Closing, the Outside Date, certain termination provisions and certain other terms and conditions.
From January 31, 2022 to March 29, 2022, the parties also negotiated certain terms and conditions of the ancillary agreements and documents, including lock-up restrictions on the Sponsor, registration rights and board designation rights of the Sponsor and standstill obligations of Komisium.
On February 14, 2022, Novibet senior executives presented revised financial projections dated as of February 10, 2022 to the Artemis management team, along with Barclays, and discussed these projections with them on February 16, 2022. As further described in the section of this proxy statement/prospectus titled “Certain Unaudited Prospective Financial Information Regarding Novibet”, the February projections included a revised outlook for Novibet’s revenue growth in each of its core markets after taking into account Novibet’s contemplated exit from the U.K. market, which is further described in the section of this proxy statement/prospectus titled “Summary of the Proxy Statement/Prospectus — Recent Developments — Discontinuance of the marketing to Great Britain residents”, and also reflected slightly higher EBITDA than the projections shared with Artemis in December 2021. The outlook for Novibet’s revenue growth in potential new markets remained unchanged from the December projections. The Artemis management team concluded that the February projections, including the revised 2022 projected Net Revenue of $155.6 million, did not warrant a change in valuation or any of the material terms of the transaction.
On February 15, 2022, Artemis and Komisium executed an Exclusivity Extension Letter Agreement, which extended the mutual exclusivity period under the IOI to March 31, 2022. It was also mutually determined that the parties would no longer require a committed PIPE investment at signing given market conditions and the Company’s cash needs post transaction to execute upon its proposed business plan.
On February 15, 2022, Novibet received a letter from the Gambling Commission of Great Britain (“UKGC”) identifying alleged compliance deficiencies related to anti-money laundering and responsible gaming compliance (the “UKGC Letter”). The UKGC Letter was issued in the wake of an in-depth compliance assessment undertaken by the UKGC between January 19, 2022 and January 27, 2022. Following receipt of the UKGC Letter, Artemis’s advisors including Wiggin conducted additional due diligence, including a call with Novibet and Mishcon de Reya, Novibet’s regulatory counsel, on February 22, 2022 after the surrender of the UK License. Artemis management also engaged in additional discussions with Novibet to understand the remedial measures it was at that time already taking and which it planned to take to rectify the UKGC identified compliance shortcomings and to enhance its compliance function going forward. Notwithstanding the surrender by Novibet of the UK license on February 21, 2022 Artemis management also discussed with Novibet its commitment to create and implement a “lessons learned” action plan to ensure its responsible gaming and anti-money laundering policies and procedures are fully compliant and fit for their required purposes going forward.
On February 21, 2022, Novibet notified the UKGC that it surrendered its license with immediate effect, ending Novibet’s operations in the United Kingdom. Please see additional detail in the “Recent Developments — Discontinuance of the marketing to Great Britain residents” and “Risk Factors” sections.
The Artemis management team considered a number of factors before concluding that the termination of Novibet’s operations in the United Kingdom would not affect the assumptions underlying the February projections in any material respect or warrant a change in valuation or of any of the material terms of the transaction. These factors included (i) advice from counsel that no material regulatory liability would likely attach to Novibet in the form of a fine or other penalty from the UKGC; (ii) that Novibet’s operations in the United Kingdom were not profitable and thus a cessation of operations would not negatively impact valuation on a going forward basis; (iii) the information gleaned from multiple conversations with its advisors and Novibet, including that the projections provided by Novibet had taken into account the expenditures required by Novibet to build up its compliance function and Novibet’s belief that the UKGC Letter would not impact market rollout outside of the United Kingdom; and (iv) the planned remedial measures of Novibet described above. The Artemis management team reached this conclusion on or about February 25, 2022.
On February 24, 2022, KPMG provided Artemis with their preliminary financial and tax due diligence findings.
On February 26, 2022, White & Case provided Artemis with their preliminary legal due diligence findings.
On March 4, 2022 and March 8, 2022, Wiggin provided Artemis with their preliminary regulatory legal due diligence findings.
Beginning March 7, 2022, Artemis and Barclays contacted several existing Artemis Anchor Investors approved by Artemis and Novibet to gather feedback on the proposed Business Combination, subject to such investors agreeing to confidentiality and trading restrictions prior to announcement of the Business Combination. The feedback received from such investors was evaluated by the Artemis Board as part of its determination to approve the Business Combination. See “— Artemis Board’s Reasons for Approval of the Business Combination” for more information. Between March 10, 2022 and March 22, 2022, representatives of Artemis, Novibet, Barclays and Oakvale held virtual meetings with such investors and presented the investor presentation substantially in the form attached in Exhibit 99.2 of Artemis’s Form 8-K filed on March 30, 2022.
On March 21 and 22, 2022, Artemis management visited Novibet’s offices in Athens, Greece, where the Artemis team held in-person meetings with Novibet’s management team and employees to gain a deeper understanding of Novibet’s business and people. During the in-person visit, the Artemis management team also held a meeting with Novibet’s chief compliance officer to discuss implementation of the regulatory action plan to ensure its responsible gaming and anti-money laundering policies.
From January 4, 2022 through March 28, 2022, Artemis management provided regular updates to the Artemis Board and kept them apprised of the latest developments related to the Business Combination.
On March 28, 2022, the Artemis Board held a meeting with representatives of Barclays and White & Case in attendance. Mr. Granite reviewed with the Artemis Board the key considerations and rationales related to the proposed Business Combination. Representatives of Wiggin discussed with the Artemis Board a summary of the regulatory due diligence and development arising from the UKGC Letter. Representatives of Barclays discussed with the Artemis Board the financial considerations regarding the proposed Business Combination, focusing on Novibet’s profitability and cash flow, and the valuation of Novibet in the transaction, which was based on Novibet’s 2022 and 2025 financial projections of Novibet (as further described below under the caption “—Certain Unaudited Prospective Financial Information Regarding Novibet”). Representatives of White & Case gave a presentation to the Artemis Board on the directors’ fiduciary duties under Delaware law, and provided an overview of legal due diligence findings and a summary of the Business Combination Agreement and the ancillary agreements (copies of which were provided to all of the members of the Artemis Board in advance of the meeting). During discussions with its advisors, the Artemis Board asked, and the advisors answered, questions about the matters presented. The Artemis Board then discussed other factors, including those described below under the caption “— The Artemis Board’s Reasons for the Approval of the Business Combination”. Following these discussions, the Artemis Board determined that Novibet fit within Artemis’s investment strategy, as it is a company that provides transformative technology in the gaming industry, which is consistent with the criteria set forth in Artemis’s IPO prospectus. The Artemis Board unanimously determined that the Business Combination is fair to and in the best interest of Artemis and its stockholders, determined that the valuation of Novibet in the Business Combination exceeds 80% of the value of Artemis’s Trust Account as of March 30, 2022, approved the Business Combination Agreement and recommended that Artemis Stockholders approve the Business Combination Proposal and, if applicable, the Adjournment Proposal.
From March 21, 2022 to March 29, 2022, final terms of the Business Combination Agreement and other Transaction Agreements were discussed and negotiated.
On March 30, 2022, Novibet, Komisium, PubCo, Artemis and the Merger Sub executed the Business Combination Agreement. Concurrent with the execution of the Business Combination Agreement, the applicable parties executed the Sponsor Support Agreement and Investors Agreement.
On March 30, 2022, Artemis and Novibet issued a joint press release announcing the execution of the Business Combination Agreement, which was filed as an exhibit to a Current Report on Form 8-K along with an investor presentation prepared by members of Artemis’s and Novibet’s management teams and used in connection with meetings with certain Artemis Anchor Investors, the Sponsor Support Agreement, the Investors Agreement, the form of Warrant Agreement and the form of Registration Rights Agreement.
On July 14, 2022, Barclays delivered to Artemis a notice of resignation of its roles as financial and capital markets advisor to Artemis in connection with the Business Combination and waived all rights to fees (including deferred underwriting commissions) and reimbursement of expenses in connection with the Business Combination. On July 20, 2022, BMO, one of the underwriters in the IPO, delivered to Artemis a notice that BMO waived all rights to its portion of the deferred underwriting commissions in connection with the IPO. BMO had no role in connection with the Business Combination.
In Barclays’ termination letter and BMO’s waiver notice, neither Barclays nor BMO gave Artemis any reasons for their withdrawals and waiver of their fees. As is customary, certain provisions of the Engagement Letter and Underwriting Agreement survived Barclays’ resignation and Barclays’ and BMO’s respective waivers of fees. These provisions include Artemis’ obligation to indemnify Barclays and BMO, and each of their respective affiliates and their respective directors, officers, employees, advisors and other representatives against any losses or claims arising out of or in connection with services or matters relating to their engagement.
As financial advisor to Artemis, Barclays assisted Artemis management with compiling publicly available industry and market data and other information, using the estimates, assumptions, and input provided by, and at the direction of, Artemis management. The information compiled by Barclays was based on publicly available information on publicly traded companies selected by Artemis management on the basis of its professional judgment. Barclays did not prepare a fairness opinion in connection with the Business Combination. Novibet management, not Barclays, was responsible for the Novibet Forecasts (as defined below). Neither Artemis nor Novibet believes that Barclays’ resignation and Barclays’ and BMO’s waivers of fees will impact the consummation of the Business Combination, other than by reducing the aggregate fees payable at Closing. Barclays’ resignation and Barclays’ and BMO’s waivers did not impact the Artemis Board’s analysis of or continued support of the Business Combination.
As a result of the resignation of Barclays and the waiver of fees by Barclays and BMO, the transactions fees payable by Artemis and Novibet at the consummation of the Business Combination will be reduced by an aggregate of approximately $10 million. Please see “Unaudited Pro Forma Condensed Combined Financial Information” for further information and the estimated transaction fees and expenses required to be paid in connection with the Business Combination.
Following Barclays’ resignation and Barclays’ and BMO’s waivers of fees, Barclays and BMO claim no role in the Business Combination. Subsequent to Barclays’ resignation and Barclays’ and BMO’s waivers of fees, Artemis asked Barclays and BMO to provide a letter stating whether each agrees with the foregoing disclosure. Barclays and BMO have declined to provide the letter and have not otherwise confirmed whether they agree with the disclosure made in this proxy statement/prospectus relating to them. There can be no assurances that Barclays and BMO agree with such disclosure, and no inference can be drawn to this effect. Shareholders of Artemis should not put any reliance on the fact that Barclays was previously involved with any aspect of the Business Combination or that Barclays and BMO were underwriters of the Artemis IPO. See “Risk Factors — Barclays and BMO were to be compensated in part on a deferred basis for services already rendered as underwriters in connection with Artemis’s IPO and Barclays was to be compensated as a financial and capital markets advisor in connection with the Business Combination. Barclays and BMO, gratuitously and without any consideration from Artemis or Novibet, waived such compensation and disclaimed any responsibility for this proxy statement/prospectus.”
On July 20, 2022, White & Case, on behalf of Artemis, emailed to Harris Beach, on behalf of Novibet, an initial draft amendment to the Business Combination Agreement to reflect a change in the nominal amount per share of the PubCo Ordinary Shares from $0.0001 to $1.00 and a technical adjustment to the Closing Share Consideration to be issued to Komisium in the Share Exchange to account for the Initial Share Premium attributable to the 65,000 PubCo Ordinary Shares held by Komisium prior to the Business Combination.
Throughout the second quarter of 2022, Artemis and Novibet observed and discussed changes in market conditions, the uncertainties in the global economy, and the impact on the valuation of Novibet and the earnout structure. Since the preparation of the Novibet Forecasts on February 10, 2022, the general business environment in which Novibet operates has continued to change and experience volatility, driven by, among other factors, inflation, tightening monetary policy, and global supply chain disruptions, partially caused by the impact of COVID-19 on the global economy and by ongoing geopolitical developments across the world. In July 2022, Novibet informed Artemis that it believes these factors will have a negative impact on its 2023 and 2024 financial results and, as a result, its 2023E and 2024E financial forecasts are no longer accurate and should not be relied upon as indicative of its belief regarding future performance for those years. Artemis engaged in confidential discussions with various investors, bankers and market participants to understand the volatility and valuation changes in the equity markets in general. In light of these discussions, Artemis approached Oakvale and Novibet to discuss a potential change in valuation.
Starting on August 4, 2022, Novibet engaged in more detailed discussions with Artemis regarding decreasing Novibet’s stated closing share value from $625,000,000 to $500,000,000, with the difference shifted to the earnout, the outcome of which discussions were concluded on, and memorialized in Amendment No. 1 to the Agreement and Plan of Reorganization, dated September 2, 2022 (as described below). This 20% reduction in value was meant to match the approximately 20% reduction in value of the S&P 500 market index in the United States from January 3, 2022 to September 1, 2022. Additionally, Artemis management believed that the reduction in share value would help to reduce redemptions. The parties also discussed changes needed to deliver to Komisium the benefit of the net profits that Novibet achieved prior to the Closing.
The parties agreed that in the event that redemptions of Artemis Public Shares equal or exceed 85% of the total Public Shares outstanding prior to Closing, meaning that the reduction in closing share value did not have the effect of reducing redemptions, Komisium will be issued an additional 12,254,902 PubCo Ordinary Shares as consideration at Closing, to bring Komisium’s total closing share value back to $625,000,000. If redemptions are less than 85%, as a result of the change in valuation, Komisium will not be issued any additional PubCo Ordinary Shares at Closing and Artemis Stockholders’ initial ownership stake in PubCo correspondingly will increase. These shares instead would be deferred and issued upon PubCo meeting certain Net Revenue targets in the years 2023 and/or 2024. This provision relates to the purpose of the reduction in closing share value. If the reduction in closing share value did not improve the perception of the Business Combination in the view of Artemis Public Stockholders, as evidenced by high redemptions, then the parties agreed that Komisium should receive the benefit of the original valuation. The parties also agreed to change the earnout from a single tranche of earnout shares to dual tranches issuable upon the applicable target(s) being met. The parties agreed that both earnout tranches be payable upon meeting specified revenue targets. The proposed new earnout structure would address any perceived valuation gap between the parties based on uncertainties in the market and its potential impact on Novibet’s short-term financial performance and align Novibet’s incentives more closely with shareholders generally. Moreover, the parties also agreed to amend the minimum cash condition to require $12,500,000 in net cash remaining in the Trust Account after payment of transaction expenses, rather than $50,000,000 of gross cash before transaction expenses.
Additionally, after the Closing, in the ordinary course of business, PubCo is expected to pay the Unpaid Novated Payable and the Unpaid Logflex Ltd Payable in an amount of €3,579,625 and €2,930,307, respectively. The Unpaid Novated Payable and Unpaid Logflex Ltd Payable are due irrespective of whether the Business Combination closes and do not represent additional transaction consideration to Komisium.

In addition, the parties agreed that, as soon as practicable after the Closing Date, the PubCo board of directors will determine the amount of the net profits generated by Novibet and its subsidiaries during the period from April 1, 2022 through the month end immediately prior to the Closing Date based on Novibet’s financial statements , and that PubCo will make such Shareholder Payment to Komisium within five (5) Business Days thereafter. The Shareholder Payment is owed to Komisium irrespective of the Closing of the Business Combination. Although all or a portion of the Shareholder Payment could have been declared and distributed by Novibet to Komisium immediately prior to the Closing Date, Komisium and Novibet agreed that in order to improve the liquidity position of PubCo after the Closing, if, after making the Shareholder Payment, PubCo would have an amount of cash less than the sum of (i) $3,000,000 plus (ii) the Net Closing Proceeds (such amount of cash, the “Minimum Liquidity”), that PubCo would only pay to Komisium such portion of the Shareholder Payment so that PubCo would maintain its Minimum Liquidity immediately following such payment, with the remainder of the Shareholder Payment to be paid to Komisium in exchange for a lump sum non-interest bearing note with a maturity date as of the one year anniversary of the Closing Date (the “Shareholder Loan”). Komisium also agreed that, if necessary to increase the working capital of PubCo after the Closing, it would increase the principal amount of the Shareholder Loan or provide another Shareholder Loan for a portion or all of the remaining amount distributable to Komisium for the balance of the Shareholder Payment and/or Unpaid Dividend Amount.
Also, during July and August, 2022, Artemis and Novibet discussed the market dynamics around the redemption levels seen in recent SPAC business combinations. To address such concern, the parties agreed that if Artemis determines it is reasonably necessary to meet the Minimum Closing Cash Condition or to meet Nasdaq listing standards, Artemis shall use its reasonable best efforts to enter into non-redemption agreements on terms mutually acceptable to Artemis, Novibet, PubCo and Komisium. Further, if it is required as a condition to the execution of such non-redemption agreements, the Sponsor may (x) transfer up to 1,000,000 shares of Class B Common Stock to non-redeeming stockholders or (y) forfeit to Artemis up to 1,000,000 shares of Class B Common Stock and Artemis would then issue up to 1,000,000 shares of Class A Common Stock to non-redeeming stockholders. While no such arrangements have been entered into as of the date of this proxy statement/prospectus, Artemis anticipates that any such arrangement would provide for the registration of such incentive shares following Closing.
Additionally, in order to improve public float of the PubCo Ordinary Shares following Closing, the parties agreed to a partial exception to the lock-up to allow Komisium to transfer a portion of the PubCo Ordinary Shares to one or more accredited investors following the Closing as long as all these transfers do not exceed 30% of the total number of PubCo Ordinary Shares issued as Closing Share Consideration and Additional Closing Share Consideration (if any). Corresponding changes were made to the form of Investors Agreement which will be entered into at the Closing.
On August 26, 2022, the Artemis management explained the material terms of the proposed amendment to the Business Combination Agreement and the key considerations and rationales related to such amendment via email. The Artemis Board unanimously approved the amendment to the Business Combination Agreement via email on August 26.
On September 2, 2022, Komisium, Novibet, PubCo, Merger Sub and Artemis entered into Amendment No. 1 to the Agreement and Plan of Reorganization, which among other things provided for (i) a closing share valuation of $500,000,000, with 12,254,902 PubCo Ordinary Shares issuable to Komisium at Closing if redemptions equal or exceed 85%, or if redemptions are less than 85%, then such PubCo Ordinary Shares would be deferred and issuable in subsequent years if certain earnout targets are met, (ii) a dual tranche earnout based on the achievement of certain Net Revenue targets, (iii) clauses permitting Komisium to transfer up to 30% of the issued PubCo Ordinary Shares after the Closing, (iv) the payment of an amount of dividend declared prior to March 30, 2022 to Komisium up to the amount of €3,579,625, (v) the payment of the net profits generated by Novibet between signing and closing to Komisium, (vi) a minimum cash closing condition of $12.5 million after transaction expenses and redemptions, and (vii) clauses permitting Artemis to cause the Sponsor to forfeit or transfer a portion of the Founder Shares to incentivize investors to acquire Public Shares and not redeem them.
On September 14, 2022, Artemis engaged Needham to provide capital markets advisory services to Artemis to the extent needed prior to Closing. Under Needham’s capital markets advisory agreement, Needham will facilitate meetings with potential investors in Artemis, facilitate commitment from existing

Artemis investors to refrain from redeeming Public Shares, and provide capital markets advisory services in connection with the Business Combination. As consideration for such services, Artemis shall pay Needham a cash fee of (i) $650,000, plus (ii) an amount equal to 1.0% of the balance in Artemis’s Trust Account after the payment of all stockholder redemptions that is in excess of $30,000,000, provided that the total fee payable to Needham will not exceed $1,500,000. Artemis will also reimburse Needham for out-of-pocket expenses, including the fees and disbursements of its outside legal counsel, up to an aggregate of $50,000.
During November and December, 2022, Novibet discussed with Artemis the administrative and cost benefits of incorporating in Jersey while retaining a UK tax domicile. The parties agreed to enter into Amendment No. 2 to the Agreement and Plan of Reorganization to reflect the incorporation of PubCo to Jersey. As part of the negotiations for the amendment, the parties further agreed to a partial exception to the lock-up to allow Komisium to transfer up to 10% of its Novibet equity prior to the Closing as long as the transferee signs a joinder to the Business Combination Agreement, provided that all pre- and post- Closing permitted transfers by Komisium will not exceed 30% of the total number of PubCo Ordinary Shares issued as Closing Share Consideration and Additional Share Consideration (if any). The intention of such agreements was to allow Komisium to make a limited amount of transfers that would improve the public float of the PubCo Ordinary Shares following Closing.
On December 14, 2022, Komisium, Novibet, PubCo, Merger Sub and Artemis entered into Amendment No. 2 to the Agreement and Plan of Reorganization, which among other things provided for (i) the change of Pubco’s jurisdiction of incorporation from England and Wales to Jersey and (ii) clauses permitting Komisium to transfer up to 10% of the issued Novibet ordinary shares prior to the Closing Date.
The Artemis Board’s Reasons for the Approval of the Business Combination
In reaching its unanimous resolutions (i) that the Business Combination Agreement, the ancillary agreements and the transactions contemplated thereby are fair, advisable and in the best interests of Artemis and its stockholders, (ii) approving the Business Combination, the Business Combination Agreement and the ancillary documents and the transactions contemplated thereby, (iii) recommending the approval and adoption by Artemis’s stockholders of each of the proposals that will be presented to Artemis’s stockholders at the Special Meeting, including the adoption and approval of the Business Combination Agreement and the transactions contemplated thereby, and (iv) directing that the Business Combination, the Business Combination Agreement and the transactions contemplated thereby be submitted for consideration by Artemis’s stockholders; the Artemis Board considered and evaluated a range of factors, including, but not limited to, the factors discussed below. In light of the complexity of those factors, the Artemis Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual directors may have given different weight to different factors. The Artemis Board cautions investors that there can be no assurance about future results, including results considered or expected as disclosed below. This explanation of the Artemis Board’s reasons for approving the Business Combination and all other information presented in this section are forward-looking in nature and therefore should be read in light of the factors discussed under “Forward-Looking Statements.” Prior to reaching the decision to approve the Business Combination Agreement and the Business Combination, the Artemis Board consulted with Artemis’s management, as well as its external advisors.
In addition, before reaching the above resolutions, the Artemis Board reviewed various industry and financial data, including, but not limited to, Novibet’s existing business model and historical and projected financials, and reviewed the results of Artemis’s advisors’ due diligence review of Novibet, which included:
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Research on the Online Gaming and entertainment industry in which Novibet operates;

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Extensive meetings with Novibet’s management team and its advisors to understand and analyze Novibet’s operations and financial prospects, including a visit to Novibet’s offices in Athens, Greece by members of Artemis’s management;

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Legal and commercial due diligence of Novibet’s material business contracts, books and records, regulatory compliance, intellectual property and information technology;

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Financial projections of Novibet, focusing primarily on the 2022E and 2025E financial information, which the Artemis Board believed supported the valuation of Novibet in the Business Combination.

The financial projections of Novibet that were relied upon by the Artemis Board are described in the section titled “Certain Unaudited Prospective Financial Information Regarding Novibet”;
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Financial and market information prepared by Artemis’s financial and capital markets advisor;

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Financial, tax, and accounting due diligence;

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Regulatory and gaming commission due diligence; and

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Review of Novibet’s historical audited and unaudited financial statements.

In the prospectus for its initial public offering, Artemis identified the following general criteria and guidelines that it believed would be important in evaluating prospective target businesses:
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Focus:   Artemis’s management has extensive experience in the gaming, hospitality and entertainment industries and focused their search for a potential business combination target on companies that provide transformative technology to experiential entertainment within such industries in segments such as Online Casino, sports, Sports Betting and B/B iGaming, gaming technology and equipment, lodging, social and casual mobile games, restaurants and wellness, live entertainment and leisure.

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Strong, Committed and Motivated Management Team:   Artemis sought companies with professional management teams that have a proven track record of driving growth and creating long-term value for stockholders.

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Benefit from Artemis’s Extensive and Diverse Operational Expertise:   Artemis focused its search on companies for which the skills of Artemis’s management team and the Artemis Board can accelerate the growth position and financial performance of the target.

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Highly Defensible Business Models with a Sustainable Competitive Advantage:   Artemis sought companies that have defensible proprietary technology and intellectual property rights that are differentiated and superior to the industry standard, as Artemis believes these criteria will provide sustained and growing market share and leverage the target company’s ability to grow faster than the broader industry.

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Transformative Business with Strong Runway for Growth:   Artemis sought companies that create strong value for their customers by improving customer experience, including utilizing technology to enhance convenience, speed, personalization, frictionless transactions or other similar factors that seek to take advantage of liberalizing regulations and the shift from land-based to mobile entertainment.

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Dislocated Valuations or Underperforming Peak Operations within Fundamentally Strong Sectors and Businesses:   Artemis sought companies that possess fundamentally sound long-term business plans, particularly in the location-based experiential entertainment sector that had been temporarily disrupted due to COVID-19.

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Appropriate Valuations Relative to Long Term Potential:   As a value-centric investor, Artemis focused on the intrinsic value of a potential business combination by evaluating future cash flow potential, relative industry valuation metrics and precedent transactions, among other items, with the intention of finding a business combination target with an attractive price relative to such intrinsic value.

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Benefit from Being Public and Seek Opportunities for Add-on Strategic Acquisitions to Further Grow Stockholder Value:    Artemis focused its search on companies with management and stakeholders who aspire to have their company become a public entity and generate substantial growth. Artemis also planned to utilize the Sponsor’s extensive networks to source and execute additional opportunities to help the business combination target grow through acquisitions, if appropriate or beneficial.

These criteria and guidelines were not intended to be exhaustive. Artemis stated in its IPO prospectus that any evaluation relating to the merits of a particular initial business combination would be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that Artemis’s management may deem relevant.

The Artemis Board considered a number of factors when making its determination that the Business Combination is consistent with the investment criteria and guidelines listed above and in making its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including the following positive factors, although not weighted or in any order of significance:
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High Growth Global Industry:   Online Gaming has thrived in recent years. Based on third-party data and industry reports by H2 Gambling Capital, a provider of industry analytics and market research, the global online gambling market reached an approximate value of $64.3 billion in 2021 and is projected to reach approximately $121.1 billion by 2026. The Artemis Board believes that Novibet has the necessary experience, relationships and agreements, and technology infrastructure in place to capitalize on this boom in Online Gaming.

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Large Total Addressable Market (“TAM”) with Significant Growth Opportunity:   The Artemis Board expects the Online Casino and Sports Betting markets to grow rapidly both in the United States and internationally as a result of industry patterns, such as a worldwide trend towards legalization of betting and gaming, deeper mobile penetration and growth in variety of content. H2 Gambling Capital reports that the expected total addressable market of iGaming and sports betting excluding iLotteries in 2026 will be $37 billion in North America, $4 billion in Latin America, and $29 billion in Europe. Given Novibet’s track record in profitably operating in existing markets, the Artemis Board believes Novibet is well positioned to capture significant TAM in additional sports betting jurisdictions, including the United States and Mexico, and to further expand its already established brands in existing markets in Europe and Latin America.

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Diversified Revenue Mix Driven by Deep Relationships with Gaming Suppliers:   The Artemis Board believes that Novibet has a diversified revenue mix and is well suited to capture different parts of the value chain in the Online Casino and Sports Betting industries. Novibet has secured direct deals with the largest suppliers of games and content, including over 5,000 video slots, over 180 progressive jackpot games and over 220 live table games. Novibet‘s Sportsbook features more than 20 different sports and offers over 25,000 different live sporting events per month, representing a critical mass of sporting events. The Artemis Board believes Novibet has forged strong relationships with suppliers across the Online Casino ecosystem, leading to an expansive online portfolio.

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Historical Financial Performance:   Between 2018 and 2021, Novibet realized a 107% compound annual growth rate of GGR. Year-over-year growth of active customers increased 151% from June 2020 to June 2021 on the back of a 128% increase from June 2019 to June 2020 and a 129% increase from June 2018 to June 2019. The Artemis Board believes that Novibet has demonstrated an ability to generate profitable, self-funded growth given its track record in existing markets and historical ability to iteratively improve performance in existing markets.

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Scaled Cost Structure with High Operating Leverage:   The Artemis Board believes that Novibet benefits from significant economies of scale driven by highly scalable vertically integrated technology and software, which allows Novibet to excel across numerous metrics as compared to peer companies, including larger, better capitalized market incumbents.

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Market-Leading Software and Technology:    Novibet possesses a self-developed proprietary technology. Artemis and its advisors performed a technical review of Novibet’s software platform and believes Novibet’s systems and platform can be scaled up to support ongoing sustained growth in customers, regions, game offerings, sports event coverage and betting volume.

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Experienced and Motivated Management Team:   The Artemis Board believes that Novibet is led by an experienced management team with a depth of experience and strong track record of success. Novibet’s CEO, George Athanasopoulos, has over 17 years of internet gaming experience and the management team as a whole has extensive experience in the global sports, wagering and Sports Betting sectors. Having led the business to growth as the regulatory landscape matured in Europe over the past decade, the Artemis Board believes Novibet’s management is well positioned to capitalize on developing markets around the globe.

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Opportunities for Growth by Roll-up Acquisitions:   The Artemis Board believes that Novibet is well positioned to consolidate a number of smaller players across various global geographies in an accretive manner, relying on Novibet’s management’s expertise and the Sponsor’s extensive networks in the gaming and entertainment space to source proprietary opportunities.
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Anchor Investor Feedback:   The Artemis Board considered the fact that, following the agreement on principal terms of the Transaction, the feedback gathered from Artemis’s management from several of Artemis’ anchor investors indicates support by such investors for the Transaction based on the contemplated valuation and other terms and conditions thereof.

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Other Alternatives:    The Artemis Board believes, after an extensive review of other business combination opportunities reasonably available to Artemis, that the proposed Business Combination represents the best potential initial business combination for Artemis in light of the valuation of the other targets, the competitive nature of the processes for the other targets, the estimated speed of executing a business combination and how the potential targets fit with Artemis’s investment criteria and guidelines, in each case, relative to Novibet.

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Terms of the Business Combination Agreement and Related Agreements:    The Artemis Board reviewed the financial and other terms of the Business Combination Agreement and related agreements and determined that they were the product of arm’s-length negotiations among the parties.

In addition to the foregoing, the Artemis Board considered the financial benchmark analysis reviewed by Barclays with the Artemis Board (as further described below in the section titled “— Comparable Companies”).
The Artemis Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the factors listed below and the risks described in the section of this proxy statement/prospectus entitled “Risk Factors.” The factors listed below are not weighted or in any order of significance.
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The Potential Loss of the Novibet Brand:   The Artemis Board considered the fact that Novibet’s business depends on the strength of the Novibet brand. If Novibet is unable to maintain and enhance the Novibet brand and reputation, including as a result of unfavorable publicity regarding Novibet, Online Casino or Sports Betting, the size, demographics and engagement of Novibet’s customers and the demand for Novibet’s products may decline.

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Competition:   Novibet’s business is rapidly evolving and Novibet competes against a variety of companies, including long-standing players in the Online Casino and Sports Betting industries and new entrants challenging Novibet’s position.

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Regulatory Risk:   The realization of Novibet’s business and financial projections depends on successful penetration of Novibet in new jurisdictions by obtaining the necessary regulatory approvals and licenses in such jurisdictions. Any delays in obtaining or difficulty in maintaining such regulatory approvals and licenses may negatively affect Novibet’s growth, including the growth of its customer base, or delay its ability to recognize revenue from such jurisdictions.

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Compliance Risk:   The UKGC Letter indicated that the current compliance function at Novibet may present certain risks in fully complying with anti-money laundering and other regulatory requirements. Further, the receipt of the UKGC Letter and the issues identified therein could delay Novibet’s entry into new markets. However, this risk is balanced by the fact that Novibet at the time the Artemis Board made its decision was in the process of implementing a “lessons learned” action plan to address the alleged issues identified in the UKGC letter as these may be relevant for other jurisdictions in which Novibet operates or plans to operate. Further, the Artemis Board considered the fact that (a) based on advice from counsel, Novibet’s surrender of its gaming license to operate in the U.K. effectively eliminated or mitigated any regulatory liability in the U.K. arising from the UKGC Letter and (b) based on advice from Artemis’s management, the projections of Novibet (as described in the section of this proxy statement/prospectus entitled “— Certain Unaudited Prospective Financial Information Regarding Novibet”) took into account any additional compliance expenditures that may be incurred by Novibet in implementing its “lessons learned” action plan. Based on the foregoing, Artemis Board does not believe that the development arising out of the UKGC Letter warranted any change to the valuation of Novibet. The Artemis Board also considered the broader compliance implications of the UKGC letter and Novibet’s compliance regime, particularly given Novibet’s desire to expand into new markets. In this respect, the Artemis Board considered presentations of its advisors who had conducted additional diligence on this topic as well as the advice of Artemis management who had additional discussions with Novibet regarding its compliance plans moving forward. In such discussions, Novibet stated that it did not believe that the market rollout outside of the U.K. would be materially impacted by receipt of the UKGC Letter and that following its “lessons learned” analysis, it had developed an action plan for compliance with the jurisdiction specific requirements for potential new markets. Based on the foregoing and the implementation of Novibet’s action plan for any remedial compliance issues in other jurisdictions, the Artemis Board is comfortable with the level of compliance risk connected to Novibet’s aspirations to expand into new markets.
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Post-Business Combination Corporate Governance:   The Artemis Board considered that, upon completion of the Business Combination, Komisium will control approximately 64% of the voting power of PubCo. As a result of its voting control, Komisium will effectively be able to determine the outcome of all matters requiring shareholder approval, including the election and removal of directors (subject to the contractual designation rights set forth in the Investors Agreement). As a result of being able to appoint and remove directors, Komisium will indirectly control other matters of corporate or management policy (such as potential mergers or acquisitions, payment of dividends and asset sales). The Artemis Board also considered the corporate governance provisions of the Restated Articles and the effect of those provisions on the governance of PubCo following the Closing, which are discussed in more detail in the sections of this proxy statement/prospectus titled “Comparison of Corporate Governance.” However, the Artemis Board also considered the fact that the Sponsor will be entitled to designate two members of the PubCo Board as long as the Sponsor continues to own at least 5% of the voting power of the outstanding equity securities of PubCo, which would mitigate the control of Komisium.

•
Limitations of Review:   The Artemis Board considered that it would not obtain an opinion from any independent investment banking firm that the price Artemis is paying to acquire Novibet is fair to Artemis or its stockholders from a financial point of view. In addition, there are inherent limitations in the due diligence review of Novibet conducted by Artemis’s management team and outside advisors.

•
Potential Inability to Complete the Business Combination:   The Artemis Board considered the possibility that the Business Combination may not be completed and the resulting potential adverse consequences to Artemis, in particular the expenditure of time and resources in pursuit of the Business Combination and the fact that the Business Combination Agreement prohibits Artemis from soliciting other initial business combination proposals while the Business Combination Agreement is in effect, which could limit Artemis’s ability to seek an alternative business combination. If the Business Combination is not completed, Artemis would have until April 4, 2023 (or such later date as provided in the Existing Artemis Charter) to complete an initial business combination.

•
Exercise of Redemption Rights by Public Stockholders:   The Artemis Board considered the risk that some or all of the Public Stockholders would decide to exercise their redemption rights, thereby depleting the amount of cash available to PubCo following Closing.

•
Litigation:   The Artemis Board considered the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could enjoin consummation of the Business Combination.

•
Interests of Certain Persons:   Artemis’s officers and directors may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Artemis Stockholders generally. For instance, the Sponsor, and the officers and directors of Artemis who have invested in the Sponsor entity, will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that would be less favorable to Public Stockholders. See “Interests of Artemis’s Directors and Officers in the Business Combination” for more information.

•
Other Risks:   The Artemis Board considered various other risks associated with Novibet’s business, as described in the section of this proxy statement/prospectus titled “Risk Factors.”

Comparable Companies
In order to benchmark Novibet’s pre-transaction enterprise value, Artemis’s management and the Artemis Board reviewed ratios of enterprise value to 2022 projected revenue, 2025 projected revenue, 2022 projected EBITDA, and 2025 projected EBITDA of several selected public companies, based on company information, broker research and other publicly available information as of March 25, 2022. Such data is set forth in the table below. Artemis’s management believed this data provided useful reference point on the value that the public markets would likely ascribe to Novibet as a public company following the Business Combination. While these selected companies encompass several related sectors, including Online Casino, entertainment, and Sports Betting, they all have characteristics different from Novibet (including with respect to size, growth rate and profitability), and the Board recognized that no company was identical in nature to Novibet. In each case, Artemis management’s considerations in selecting such comparable companies was based upon its application of its professional judgment and experience.
		Enterprise Value (EV) as a Multiple of:
Company Name	Enterprise Value	2022E Revenue	2025E Revenue	2022E EBITDA	2025E EBITDA
	(in millions)
Draft Kings Inc.	$7,064	3.6x	1.8x	NM	27.2x
Super Group	$4,703	2.9x	NM	12.5x	NM
Rush Street Interactive, Inc.	$1,642	2.7x	1.6x	NM	23.1x
Flutter Entertainment plc	$23,740	2.6x	1.8x	16.0x	8.1x
Entain Inc.	$15,628	2.7x	2.4x	11.7x	10.8x
888 Holdings plc	$900	0.9x	0.7x	5.6x	4.3x
PointsBet Holdings Limited(1)	$567	1.9x	0.6x	NM	NM
Maximum		3.6x	2.4x	16.0x	27.2x
Minimum		0.9x	0.6x	5.6x	4.3x

(1)
Market data as of October 17, 2021, which represents PointsBet’s unaffected share price date.

As contemplated in the Business Combination Agreement, without taking into account the Earnout Consideration and prior to Amendment No. 1 to the Business Combination Agreement, at a valuation of $625 million, Novibet’s EV / 2022E revenue multiple is 4.0x, its EV / 2025E revenue multiple is 2.2x, its EV / 2022E EBITDA multiple is 30.9x, and its EV / 2025E EBITDA multiple is 13.5x. Using the $500 million valuation implied in Amendment No. 1 to the Business Combination Agreement, Novibet’s EV / 2022E revenue multiple is 3.2x, its EV / 2025E revenue multiple is 1.8x, its EV / 2022E EBITDA multiple is 24.8x, and its EV / 2025E EBITDA multiple is 10.8x.

Artemis management and the Artemis Board also reviewed the following benchmarking data with respect to the selected comparable public companies:
Artemis’s management has extensive and diverse experience in the gaming, hospitality, entertainment and technology industries. Detailed descriptions of the experience of Artemis’s executive officers are included in the section of this proxy statement/prospectus entitled “Other Information Related to Artemis — Directors, Executive Officers.” As a result, the members of the Artemis Board believe they are well qualified to evaluate the Business Combination. Additionally, the Artemis Board has extensive experience in investing, investment banking and operational management, which Artemis believes made them well qualified to oversee the due diligence efforts undertaken by Artemis’s management and evaluate the merits of the Business Combination.
Overall, the Artemis Board concluded that the potential benefits of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Artemis Board determined that the Business Combination is in the best interests of Artemis and its stockholders and presents an opportunity to increase shareholder value.
Certain Unaudited Prospective Financial Information Regarding Novibet
On February 14, 2022, Novibet provided Artemis with its revised internally prepared forecasts, dated as of February 10, 2022, of IFRS metrics, Net Revenue, EBITDA, and EBITDA Margin for the fiscal years ending December 31, 2022 through December 31, 2025 in connection with Artemis’s evaluation of Novibet. As discussed further below, in July 2022, Novibet informed Artemis that Novibet’s 2023E and 2024E projected financial information no longer reflected Novibet’s reasonable belief as to its projected financial performance for those years. The Artemis Board did not consider the projections for the years ending December 31, 2023 and December 31, 2024 to be material to its evaluation of Novibet or to its decision to approve the Business Combination. The Artemis Board relied upon the revised 2022E and 2025E financial forecasts, which the Artemis Board believed supported the valuation of Novibet in the Business Combination. Although the Artemis Board did not rely on the 2023E and 2024E financial forecasts provided by Novibet, since such forecasts were provided to the Artemis Board, this proxy statement/prospectus includes all of the February Novibet forecasts provided of Net Revenue, EBITDA, and EBITDA Margin for the years ending December 31, 2022 through December 31, 2025 (the “Novibet Forecasts”). The Novibet Forecasts were prepared in and speak as of February 2022 and reflect the markets in which Novibet operated and not any new markets that Novibet may enter in the future. The projections and prospective information included in this proxy statement/prospectus do not include any results attributable to the U.K. license, except with respect to the first two months of 2022 which include historical results prior to the discontinuance of marketing to the residents of Great Britain.

Novibet does not as a matter of course make public projections as to future revenues, performance, financial condition or other results. Novibet disclaims any obligation to update the Novibet Forecasts, except as required by applicable federal securities laws (including a registrant’s responsibility to make full and prompt disclosure as required by such federal securities laws), and does not intend to publicly release projected financial information following the closing of the Business Combination. The Novibet Forecasts were prepared by Novibet management, with assistance from Oakvale solely to check the technical accuracy of the formulas used in Novibet’s model, and are included in this proxy statement/prospectus because they were relied upon by the Artemis Board for its evaluation of the Business Combination. The Novibet Forecasts were not prepared with a view towards public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, but, in the view of Novibet management, were prepared on a reasonable basis and reflected then current information reasonably available to Novibet management with respect to the expected future financial performance of Novibet. However, the Novibet Forecasts are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments. The Novibet Forecasts are not included in this proxy statement/prospectus in order to induce any stockholders to vote in favor of any of the proposals presented at the Special Meeting or to induce any person to make an investment decision with respect to the Business Combination. The inclusion of the Novibet Forecasts in this proxy statement/prospectus should not be regarded as an indication that Novibet or any other recipient of this information considered — or now considers — it to be necessarily predictive of actual future results.
The Novibet Forecasts are based on assumptions that Novibet’s management believed to be reasonable. Novibet has included summaries and discussion, including discussion of assumptions, in this proxy statement/prospectus because they were among the financial information made available to the Artemis’s management and the Artemis Board in connection with the approval of the Business Combination and the Artemis Board’s recommendation to the Artemis Stockholders. The Novibet Forecasts are inherently subject to significant uncertainties and contingencies not within Novibet’s control. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the Novibet Forecasts. The Novibet Forecasts cover multiple years, and such information by its nature, becomes subject to greater uncertainty with each successive year.
Since the preparation of the prospective financial information on February 10, 2022, the general business environment in which Novibet operates has continued to change and experience volatility, driven by, among other factors, inflation, tightening monetary policy, and global supply chain disruptions, partially caused by the impact of COVID-19 on the global economy and by ongoing geopolitical developments across the world. These factors are causing significant disruptions to the global economy, resulting generally in reduced global economic activity and uncertainty, which has constrained consumer discretionary spending both in Europe, in which Novibet currently operates, and in North America, where Novibet is expanding its business. As a result of these material and negative global economic and geopolitical changes since the time Novibet provided the 2023E and 2024E forecasts for the Artemis Board, Novibet’s forecasted assumptions of consumer discretionary spending and distribution for 2023E and 2024E have been materially impacted, making Novibet’s original assumptions of ARPU for those periods materially lower than initially forecasted for these periods. These global economic and geopolitical factors additionally are negatively impacting the SPAC sector and materially increasing redemptions which have caused Novibet to significantly lower its expectations about the amount of cash in hand that will be provided from the Trust Account at Closing. Without the expected amount of available cash from the Trust Account at Closing, PubCo will not have sufficient cash available in 2023 to implement the growth strategy it had contemplated when the 2023E and 2024E forecasts were delivered to Artemis in February 2022. Novibet believes these factors will have a negative impact on its 2023 and 2024 financial results and, as a result, in July 2022, Novibet informed Artemis that its 2023E and 2024E financial forecasts are no longer accurate and are not indicative of its belief regarding future performance for those years. Although Novibet previously provided its 2023E and 2024E financial forecasts to the Artemis Board, such forecasts did not form the basis for the valuation of Novibet and were not material to the Artemis Board’s determination to approve the Business Combination. Novibet believes, however, that the negative macro and micro economic conditions that are putting material stress on consumer discretionary spending will likely dissipate in the second half of 2024, and therefore, assuming the cessation of such negative factors occurs within such time period, Novibet believes that its 2025E financial forecast is still reasonably achievable. In addition, as a result of the anticipated contraction in discretionary spending in 2023, Novibet has shifted its growth strategy from a shorter term and more costly per player acquisition strategy, with a focus on acquiring competing businesses and platforms, to more efficiently investing its capital in technology, product development, and streamlining operations in order to lower per player acquisition costs, increase player retention and profitability and capture more market share, thereby providing for more Net Revenue to position Novibet for a more accelerated growth trajectory commencing in the second half of 2024E. Please note that Novibet’s 2025E financial forecast does not take into account currency exchange rates, which could have a negative effect on the presentation of its financial results in USD. The value of the Euro against the U.S. dollar has declined 9.5% since March 30, 2022, the date the Business Combination Agreement was signed. Although Novibet’s revenue and operating costs are earned and paid in Euros, its financial forecasts are prepared in USD. Therefore, Novibet’s results of operations could be adversely impacted by further declines in the Euro to USD exchange rate, which may not reflect the performance of the core operations of its business.
As described in more detail in the section titled “— Background of the Business Combination”, the $625 million valuation of Novibet was the mid-point of the valuation range proposed in the Initial Term Sheet and was agreed upon by the parties after taking into account Novibet’s 2022 and 2025 projections delivered to the Artemis management team on December 16, 2021 and the other terms of the transaction, including the $100 million earnout based on incentives to grow the Novibet business. Artemis management also reviewed the market value and performance of the following publicly traded companies: DraftKings Inc., Rush Street Interactive, Inc., PointsBet Holdings Limited, Entain Inc., Flutter Entertainment plc, SGHC Limited, and 888 Holdings plc., in order to determine that the valuation of Novibet in the IOI was generally in line with its competitors, but Artemis did not review trading multiples or performance multiples and did not prepare or review formal comparative companies analyses at that time. The valuation was not derived from the 2023E and 2024E financial forecasts and the 2023E and 2024E financial forecasts were not material to the Artemis Board. Although 2022 Net Revenue has been impacted by many of the negative macro and micro economic conditions stated above, Novibet’s estimated unaudited 2022 Net Revenue was only down by approximately 5% (not factoring currency exchange rate fluctuations and assuming a constant exchange rate of 1 Euro = 1.1828 USD) from projected 2022 Net Revenue for this time period.
Artemis management and Novibet management are in regular contact and regularly discuss Novibet’s business, strategy, the impact of changing market conditions, and related matters. As part of these discussions, Novibet management provides updates on its efforts to capture market share in new jurisdictions, which was one of the factors the Artemis board considered important in determining to approve the Business Combination. In April 2022, Novibet informed Artemis management that it had entered into an agreement with Big Bola to provide access to Novibet to the online betting and gaming market in Mexico through Big Bola’s federal gaming permit. Additionally, in July 2022, Novibet shared with Artemis management that it had entered into the NJ Caesars Market Access Agreement, which permits Novibet to operate, control, and administer a branded Online Gaming service in the State of New Jersey for 10 years. For further detail about the Big Bola Agreement and the NJ Caesars Market Access Agreement, see the section of this proxy statement/prospectus titled “Summary of the Proxy Statement/Prospectus — Recent Developments — Market Access Agreements.” While these Market Access Agreements were not included in the assumptions underlying the 2025E projections, they have materialized as part of Novibet’s overall organic growth strategy and while no one Market Access Agreement is material to the success of Novibet’s operations, Artemis management considers these developments to be supportive of Novibet’s belief that its 2025E financial forecast is still reasonably achievable as Novibet continues to access new markets, including through direct licensing and other contractual relationships. As a result of these discussions, Artemis believes that, over a multi-year period, Novibet’s business will support the valuation in the Business Combination.
Novibet has not made any representations or warranties regarding the accuracy, reliability, appropriateness or completeness of the Novibet Forecasts to anyone, including Artemis. None of Novibet or its board of directors, officers, management or any other representative of Novibet has made or makes any representation to any person regarding Novibet’s ultimate performance compared to the information contained in the Novibet Forecasts. While presented in this proxy statement/prospectus with numeric specificity, the information set forth in the summary below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Novibet’s management, including, among other things, the matters described in the sections entitled “Forward-Looking Statements” and “Risk Factors.” Novibet believes the assumptions in the prospective financial information were reasonable at the time the financial information was prepared, given the information Novibet had at the time. However, important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to Novibet’s business, industry performance, the regulatory environment, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change. The unaudited prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Novibet’s management, was prepared on a reasonable basis based on the information available to Novibet’s management at the time of preparation and speak only as of that time. However, this information is not fact and is not necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.
Neither Novibet’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The audit reports included in this proxy statement/prospectus relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.
EXCEPT AS REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS (INCLUDING A REGISTRANT’S RESPONSIBILITY TO MAKE FULL AND PROMPT DISCLOSURE AS REQUIRED BY SUCH FEDERAL SECURITIES LAWS), NEITHER NOVIBET NOR ARTEMIS INTENDS TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROSPECTIVE FINANCIAL INFORMATION. THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. NONE OF NOVIBET, ARTEMIS OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY ARTEMIS STOCKHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.
Certain of the measures included in the prospective financial information may be considered non-IFRS financial measures. Non-IFRS financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with IFRS, and non-IFRS financial measures as used by Novibet may not be comparable to similarly titled amounts used by other companies. See “Non-IFRS Financial Measures.” Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-IFRS financial measures and therefore are not subject to SEC rules regarding disclosures of non-IFRS financial measures, which would otherwise require a reconciliation of a non-IFRS financial measure to an IFRS financial measure. Accordingly, we have not provided a reconciliation of such financial measures. The projections and prospective information included in this proxy statement/prospectus do not include any results attributable to the U.K. market, except with respect to the first two months of 2022, which include historical results prior to the discontinuance of operations in the U.K. See “Summary —  Recent Developments — Discontinuance of the marketing to Great Britain residents.”

The following table sets forth certain summarized prospective financial information regarding Novibet for the periods indicated based on the assumptions described below the table:
(USD in millions)(1)	2022E	2023E	2024E	2025E
Gross Gaming Revenue (GGR)	$211.6	$277.0	$334.3	$395.3
Net Revenue	$155.6	$198.7	$237.8	$282.3
Gross profit	$76.5	$90.0	$104.3	$120.5
EBITDA(4)	$20.2	$36.8	$41.7	$46.2

(1)
Assumes an exchange rate of US$1.00 = € 1.1828.

(2)
EBITDA equals net profit/(loss) before the impact of interest income or expense, income tax expense and depreciation and amortization.

Novibet has prepared and presented the Novibet Forecasts for the core markets where it currently operates. The Novibet Forecasts do not factor in new markets that Novibet may enter in the future.
Novibet has prepared its revenue forecasts using a marketing spend based revenue model, which Novibet believes is appropriate due to its historical and intended future focus on user acquisition to grow the business. This approach reflects how Novibet anticipates the revenue of the business progressing in its core markets and is based on the following assumptions and methodologies.
First, Novibet has used historical Cost Per Registration (i.e., the cost per acquisition on registrations where an account is created but no deposit is made (“CPR”) figures from each market where it currently operates along with conversion rates (i.e., the percentage of users who sign up and then make their first deposit) as well as the retention rate of users to forecast how the Novibet userbase in each market will develop over the forecasted period. The assumptions used to determine how the userbase in each territory will develop over time use historical Novibet data and input from Novibet’s operational departments.
Once the userbase per territory is projected, Novibet then allocates the total users per territory into both Online Casino and Sports Betting based on historical data. Novibet then applies Average Revenue Per User (“ARPU”) to the respective Online Casino and Sports Betting userbase to estimate the Net Revenue per vertical per territory. The ARPU assumption is made by applying Novibet’s latest internal historical actual data for each market and each product vertical to the internal forecasting model, which results are included in the projection values for the years 2022 to 2025. The forecasts also apply a seasonality assumption to take into account periods which have historical increases in player traffic, such as periods during which large sporting events occur.
Next, the forecasts project the bonusing amounts applied to each player by territory and by vertical based on bonusing assumptions and seasonality per country. Novibet analyzed historical bonusing data when applying bonusing assumptions across the forecasted period and assumed for purposes of the Novibet Forecasts that bonusing levels would remain fairly consistent through 2025.
Finally, Novibet’s total GGR is determined per product vertical and per territory, and from this its turnover is calculated using historical yearly margin percentage averages by product vertical. Bonusing assumptions are based on historical data on bonus amounts spent, reflected as a percentage of Net Revenue. It is noted that margin percentages can fluctuate over the course of a calendar year and are unpredictable due to the potential for large pay-outs. Novibet has used steady rate hold percentages at the midpoint of historical margins when forecasting turnover as a function for GGR for the forecasted period. All forecasting is based on GGR calculations and turnover is derived using historical yearly margin percentage averages by product vertical.
The forecasts prepared by Novibet account for certain known regulatory changes in certain jurisdictions. For instance, in Greece, the maximum random number generator (“RNG”) spin amount is forecasted to increase from €2 per RNG spin to €10 per RNG spin starting in March 2022 as the Greek government seeks to align the local gambling market to be more in line with European averages. When preparing the cost of sales component of the management forecasts, Novibet used the following assumptions:

•
License fees are based on historical data per country;

•
Gaming tax is based on actual current gaming tax rates per country as defined by the relevant regulatory authority; and

•
Third party provider fees are based on a percentage of GGR, Net Revenue and volume of transactions, as determined by the above assumptions, and are dependent on Novibet’s specific agreements with each provider as well as the nature of the service being provided.

Novibet’s fixed overhead costs are based on historical costs and are forecasted to increase by 1% per month relative to current costs based on current Novibet management team expectations of increases to support projected levels of growth and investment in our technology and product.
Novibet’s payroll costs are based on the number of current resources and headcount plans of each internal department at the time the forecasts were prepared and do not account for the impact of becoming a publicly listed entity pursuant to the Business Combination.
The Novibet Forecasts formed only a part of the diligence undertaken by Artemis management and the Artemis Board in connection with the approval of the Business Combination and the Artemis Board’s recommendation to the Artemis Stockholders. The Novibet Forecasts were one of several inputs in the evaluation of the Business Combination that were considered by the Artemis Board. Other inputs included Novibet’s large total addressable market and growth opportunity, its experienced management team, and the structure of the proposed Business Combination, including the pro forma ownership of Artemis Public Stockholders in PubCo at various redemption levels. In light of the number and variety of factors considered by the Artemis Board, the Artemis Board did not consider it practicable to and did not attempt to quantify or otherwise assign relative weights to any of the foregoing inputs and based its decision on all of the information available and the factors presented to and considered by it.
Satisfaction of 80% Test
It is a requirement under the Existing Artemis Charter that any business acquired by Artemis have a fair market value equal to at least 80% of the value of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the execution of a definitive agreement for such initial business combination.
As of March 30, 2022, the date of the execution of the Business Combination Agreement, the balance of the funds in the Trust Account, less the taxes payable on interest earned, was approximately $205.3 million and 80% thereof represents approximately $164.2 million. Based on the financial analysis of Novibet, the Artemis Board ascribed an enterprise value of $625 million to Novibet and determined that this requirement was met.
After consideration of the factors identified and discussed in the section entitled “The Business Combination Proposal — The Artemis Board’s Reasons for the Approval of the Business Combination,” the Artemis Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for its initial public offering with respect to Artemis’s initial business combination, including that the Business Combination had a fair market value of at least 80% of the balance of the funds in the Trust Account at the time of execution of the Business Combination Agreement. The Artemis Board believed that the financial skills and background of its members qualified it to conclude that the acquisition of Novibet met this requirement.
Sources and Uses of Funds for the Business Combination
The following table summarizes the sources and uses for funding the transactions contemplated by the Business Combination Agreement. Where actual amounts are not known or knowable, the figures below represent Novibet’s good faith estimate of such amounts.

Sources(1)(2)		Uses(1)(2)
($ in millions)
Novibet Rollover Equity(3)	$450	Equity to Komisium(3)	$450
Artemis Cash Held in Trust(1)	205	Cash to Komisium(3)	50
		Transaction Expenses(4)	14
		Cash to Balance Sheet	142
Total Sources	$655	Total Uses	$655

(1)
Assumes no Artemis Stockholders redeem any Public Shares for cash from the Trust Account.

(2)
Excludes Earnout Consideration. Excludes the dilutive impact of 10.1 million Public Warrants and 10 million Private Placement Warrants with an $11.50 exercise price.

(3)
If Gross Cash Proceeds at Closing are below $100 million, Komisium will roll over 100% of its equity.

(4)
Excludes (i) the deferred underwriting commissions that were payable to Barclays and BMO as underwriters of the IPO and (ii) the fee that was payable to Barclays as financial and capital markets advisor to Artemis in connection with the Business Combination. As of July 14, 2022, Barclays resigned from its role as financial and capital markets advisor and waived its entitlement to all fees in connection with the Business Combination, including its portion of the deferred underwriting commissions. As of July 20, 2022, BMO waived its entitlement to its portion of the deferred underwriting commissions in connection with the IPO.

Fees as a Percentage of IPO Proceeds Net of Redemptions
Each of Barclays and BMO served as underwriters in the IPO, and, if they had not waived payment of deferred underwriting fees in July 2022, then upon consummation of the Business Combination they would have been entitled to receive approximately $7,043,750 of deferred underwriting commission. The following table illustrates the effective deferred underwriting fee on a percentage basis for Public Shares at each redemption level identified below.
	Assuming No Redemptions	Assuming 50% Redemptions	Assuming 100% Redemptions
Unredeemed Public Shares	20,125,000	10,062,500	0
Trust Proceeds to PubCo	$205,275,000.00	$102,637,500.00	$—
Deferred Underwriting Fee(1)	$7,043,750.00	$7,043,750.00	$—
Effective Deferred Underwriting Fee(1)	3.43%	6.86%	N/A

(1)
Pursuant to the IPO underwriting agreement, upon the consummation of the Business Combination, Barclays and BMO were entitled to an aggregate of $7,043,750 of deferred underwriting commission. BMO was not engaged as a financial advisor, placement agent, capital markets advisor or in any other capacity, to Artemis or any other party in connection with the Business Combination. However, Barclays and BMO have agreed to waive their rights to the deferred underwriting commission in the aggregate amount of $7,043,750, such that we now do not expect to pay any deferred underwriting fees in connection with closing of our initial business combination. Additionally, Barclays has resigned from its role as financial and capital markets advisor to Artemis and waived its entitlement to the $3 million advisory fee which was contingent on completion of the Business Combination. See “Risk Factors — Barclays and BMO were to be compensated in part on a deferred basis for services already rendered as underwriters in connection with Artemis’s IPO and Barclays was to be compensated as a financial and capital markets advisor in connection with the Business Combination. Barclays and BMO, gratuitously and without any consideration from Artemis or Novibet, waived such compensation and disclaimed any responsibility for this proxy statement/prospectus” for additional information.

Certain Engagements in Connection with the Business Combination and Related Transactions
As disclosed in the prospectus for Artemis’s initial public offering dated September 29, 2021, one of Artemis’s strategic advisors was Oakvale, a boutique advisory and consulting firm. Oakvale is also a minority investor in the Sponsor, with an indirect interest in the Sponsor Shares and Private Placement Warrants held by the Sponsor. Oakvale has not entered into any written advisory agreement, employment, or contractual arrangements with Artemis. Oakvale does not owe any fiduciary or other obligation to Artemis and does not have any voting or decision-making rights in respect of Artemis.
Prior to Artemis and Novibet commencing discussions regarding a potential business combination, Oakvale was engaged by Novibet on or about November 12, 2021, to act as financial advisor to Novibet in connection with a business combination with a special purpose acquisition company. Once Artemis commenced discussions with Novibet in November 2021, Artemis determined that it would not seek advice or engage Oakvale for any services or advice in respect of the potential transaction with Novibet and that it would seek to engage Barclays as Artemis’s financial and capital markets advisor with respect to a transaction with Novibet. Artemis subsequently engaged Barclays to act as its financial and capital markets advisor in connection with the Business Combination.
Oakvale will receive compensation from Novibet in connection with its role as financial advisor to Novibet. Neither Oakvale nor its representatives provided any advice to Artemis in connection with the Business Combination, including, but not limited to, with respect to the valuation of Novibet or the terms of the Business Combination Agreement. Oakvale is not entitled to receive any fees from Artemis in connection with the Business Combination.
Interests of Artemis’s Directors and Officers in the Business Combination
The Existing Artemis Charter provides that Artemis renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Artemis and such opportunity is one Artemis is legally and contractually permitted to undertake and would otherwise be reasonable for Artemis to pursue, and to the extent the director or officer is permitted to refer that opportunity to Artemis without violating another legal obligation. Further, Artemis’ officers and directors presently have, and any of them in the future may have additional fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity, which are set forth in more detail in the section titled “Other Information Related to Artemis — Conflicts of Interest”. We believe there were no such corporate opportunities that were not presented as a result of these provisions in the Existing Artemis Charter or the existing fiduciary or contractual obligations of our officers and directors to other entities.
When you consider the recommendation of the Artemis Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor, including Artemis’s directors and executive officers, have interests in such proposal that may be different from, or in addition to, your interests as a stockholder. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to our stockholders that they approve the Business Combination. These interests include, among other things, the interests listed below:
•
At the time of our initial public offering, our Sponsor, officers, and directors entered into the Insiders Letter Agreement, pursuant to which they agreed to waive their redemption rights with respect to the Sponsor Shares and any other shares of Artemis Common Stock held by them in connection with the completion of an initial business combination. Our Sponsor and our officers and directors also agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Sponsor Shares if Artemis fails to complete a business combination by the Liquidation Date. Our Sponsor, officers, and directors did not receive separate consideration for such waivers. Due to such waivers, the value of the Sponsor Shares is dependent on the consummation of a business combination. This may incentivize the Artemis insiders to complete a business combination on terms or conditions that are not in the best interest of the Artemis Public Stockholders.

•
Our Sponsor owns an aggregate of 3,412,816 Sponsor Shares, which it purchased prior to our initial public offering for an aggregate purchase price of $25,000. Upon the Closing, such Sponsor Shares will be converted into 3,412,816 PubCo Ordinary Shares, which will represent approximately 4.93% of the outstanding PubCo Ordinary Shares in the No Redemptions Scenario, 5.34% of the outstanding PubCo Ordinary Shares in the 50% Redemptions Scenario, or approximately 5.15% of the outstanding PubCo Ordinary Shares in the 100% Redemptions Scenario, in each case assuming no

Earnout Consideration is issued and without taking into account potential exercises of outstanding PubCo Warrants. Based on the closing price of Artemis Class A Common Stock on Nasdaq of $[•] on [•], 2023, the record date for the Special Meeting, such Sponsor Shares would be worth approximately $[•]. This represents a [•]% gain on the Sponsor’s investment. If we do not consummate a Business Combination transaction by the Liquidation Date, then the Sponsor Shares will be worthless.
•
Given the differential in the purchase price that the Sponsor paid for the Sponsor Shares as compared to the price of the Artemis Class A Common Stock sold in the IPO, the Sponsor may earn a positive rate of return on its investment even if the PubCo Ordinary Shares trade below $10.00 per share and the Artemis Public Stockholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor diverge from the economic interests of Artemis Public Stockholders because the Sponsor will realize a gain on its investment from the completion of any business combination while Artemis Public Stockholders will realize a gain only if the post-closing trading price exceeds $10.00 per share.

•
Artemis’s independent directors have invested an aggregate of approximately $1 million in the Sponsor and are entitled to their pro rata portion of the Sponsor Shares and Private Placement Warrants held by the Sponsor, or an aggregate of 553,481 Sponsor Shares and 1,646,406 Private Placement Warrants.

•
Certain of the Artemis Anchor Investors are members of the Sponsor and, as a result of their direct or indirect beneficial interest in the Artemis Class B Common Stock, they may make a substantial profit off of the completion of a business combination even if the Artemis Public Stockholders experience a negative rate of return; moreover, if the Artemis Anchor Investors retain all of their interests in the Public Shares and vote those Public Shares in favor of the Business Combination, Artemis will receive sufficient votes to approve the Business Combination, regardless of how any other Artemis Public Stockholder votes their shares.

•
Simultaneously with the Closing of our initial public offering, we consummated the sale of 8,000,000 Private Placement Warrants at a price of $1.00 per warrant, for an aggregate investment of $8 million, in a private placement to our Sponsor. The Private Placement Warrants are each exercisable commencing 30 days following the Closing, for one PubCo Ordinary Share at an initial exercise price of $11.50 per share. If we do not consummate a Business Combination transaction by the Liquidation Date, then the proceeds from the sale of the Private Placement Warrants will be part of the liquidating distribution to the Artemis Public Stockholders and the Private Placement Warrants held by our Sponsor will be worthless. The Private Placement Warrants held by our Sponsor had an aggregate market value of approximately $[•] based upon the closing price of $[•] per share and $[•] per warrant, respectively, on Nasdaq on [•], 2023, the record date for the Special Meeting.

•
Our Sponsor, officers and directors will lose their entire investment in us if we do not complete a business combination by the Liquidation Date. In such event, there will be no liquidating distributions made with respect to our Sponsor Shares or the Private Placement Warrants held by the Sponsor. In contrast, Artemis Public Stockholders will receive approximately $[     ] per share if the Trust Account is liquidated, calculated as of [•], 2023, the record date for the Special Meeting.

•
As disclosed in the prospectus for Artemis’s IPO, the members of Artemis’s management team and its directors have also invested in the Sponsor by subscribing for units issued by the Sponsor. Through their investment in the Sponsor, these officers and directors will share in a portion of any appreciation in Sponsor Shares and Private Placement Warrants, provided that we successfully complete a business combination.

•
It is currently contemplated that Thomas Granite, current Chief Financial Officer of Artemis, will serve as Chief Financial Officer of PubCo. As such, in the future he may receive any salary, bonus, cash fees, stock options or stock awards that the PubCo Board determines to pay to its Chief Financial Officer, though the specific terms of Mr. Granite’s employment with PubCo have not been discussed. It is also currently contemplated that Holly Gagnon, co-Chief Executive Officer and a director of Artemis, and Philip Kaplan, current co-Chief Executive Officer of Artemis, will serve as directors of PubCo after the Closing. As such, in the future they may receive any cash fees, stock options or stock awards that the PubCo Board determines to pay to its directors.

•
If Artemis is unable to complete a business combination by the Liquidation Date, in order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to Artemis if and to the extent any claims by a vendor for services rendered or products sold to Artemis, or a prospective target business with which Artemis has entered into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. If Artemis completes a business combination, on the other hand, PubCo will be liable for all such claims.

•
Following the Closing, the Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to Artemis and remain outstanding. As of the date of this proxy statement/prospectus, the Sponsor has not made any advances to Artemis for working capital expenses. If Artemis does not complete an initial Business Combination within the required period, Artemis may use a portion of the working capital held outside the Trust Account to repay any then outstanding working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

•
Pursuant to the Business Combination Agreement, for a period of six years following the consummation of the Business Combination, PubCo is required to (i) maintain provisions in the Restated Articles providing for the indemnification of Artemis’s existing directors and officers and (ii) maintain a directors’ and officers’ liability insurance policy that covers Artemis’s existing directors and officers.

•
Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, the Sponsor, officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination. However, if Artemis fails to consummate an initial business combination, such persons will not have any claim against the Trust Account for reimbursement and Artemis may not be able to reimburse these expenses. As of March 22, 2023, there were no reimbursable out-of-pocket expenses that are expected to be reimbursed using funds from the Trust Account at Closing.

As a result of the foregoing interests, the Sponsor and Artemis’s directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that would be less favorable to Artemis Public Stockholders. In the aggregate, the Sponsor and its affiliates have approximately $42.8 million at risk that depends upon the completion of a business combination. Such amount consists of (a) approximately $34.8 million representing the value of the Sponsor Shares (assuming a value of $10.20 per share, the deemed value of the PubCo Ordinary Shares in the Business Combination) and (b) $8 million representing the value of the Private Placement Warrants purchased by the Sponsor (using the $1.00 per warrant purchase price). As of March 22, 2023, there were no outstanding loans, fees or out-of-pocket expenses for which the Sponsor, its affiliates or Artemis’s directors or officers were awaiting reimbursement.
Interests of Novibet’s Directors and Executive Officers in the Business Combination
When you consider the recommendation of the Artemis Board in favor of approval of the Business Combination Proposal, you should keep in mind that Novibet’s directors and executive officers may have interests in the Business Combination that are different from, or in addition to, those of the Artemis Stockholders generally. These interests include, among other things, the interests listed below:
• George Athanasopoulos, who is currently Novibet’s Chief Executive Officer, is expected to become the Chief Executive Officer of PubCo upon the closing of the Business Combination. Mr. Athanasopoulos would be entitled to salary and any cash fees, stock options, or stock awards that the PubCo Board determines to pay its officers.
• Rodolfo Odoni, who is currently the ultimate beneficial owner of Novibet and the owner of Komisium, is expected to become chairman of the PubCo Board upon the closing of the Business Combination. As such, in the future he may receive any cash fees, stock options or stock awards that the PubCo Board determines to pay to its directors.
Potential Purchases of Public Shares and/or Public Warrants
At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Artemis or its securities, the Sponsor, Novibet and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or who redeem, or indicate an intention to redeem, their Public Shares, or they may enter into non-redemption agreements or other transactions with such investors and others to provide them with incentives to not redeem the Public Shares owned by them or to acquire Public Shares and hold and not redeem them or vote their shares in favor of the Business Combination Proposal. Any such non-redemption agreements may provide for an agreement by the investor (i) not to redeem the Public Shares it owns, or (ii) to sell such Public Shares to the Sponsor, Novibet, Komisium or their respective affiliates, or (iii) to acquire Public Shares in the market or in privately negotiated transactions from other shareholders who redeem or indicate an intention to redeem, and to hold such Public Shares and not redeem them. Any Public Shares purchased by the Sponsor or its affiliates would be purchased at a price no higher than the redemption price for the Public Shares, which is currently estimated to be $[     ] per share. Any Public Shares so purchased would not be voted by the Sponsor or its affiliates at the Special Meeting and would not be redeemable by the Sponsor or its affiliates. The purpose of such non-redemption agreements, share purchases or other transactions would be to decrease the number of Redemptions. In the event that the Sponsor, Artemis’s directors, officers, advisors, or their affiliates purchase shares in privately negotiated transactions from Artemis Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their Public Shares. While the nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, transfers by the Sponsor of up to 1,000,000 shares of Class B Common Stock to non-redeeming stockholders or the forfeiture by the Sponsor to Artemis of up to 1,000,000 shares of Class B Common Stock and issuance by Artemis of up to 1,000,000 shares of Class A Common Stock to non-redeeming stockholders pursuant to the terms of the Business Combination Agreement, or arrangements to protect such investors or holders against potential loss in value of their shares, including, subject to the Investors Agreement, the granting of put options and the transfer to such investors or holders of shares or warrants owned by the Sponsor for nominal value.
Entering into any such arrangements may have a depressive effect on the price of the Artemis Class A Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than the market price and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.
If such transactions are effected, the consequence could be to cause the Minimum Closing Cash Condition and other conditions to the Business Combination to be satisfied, and the Business Combination to be completed in circumstances where such would not otherwise be obtained.
As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Artemis will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons.
Anticipated Accounting Treatment
The Business Combination is comprised of a series of transactions pursuant to the Business Combination Agreement, as described elsewhere in this proxy statement/prospectus. For accounting purposes, the Business Combination will be effected through two main steps:
1. Komisium will sell and transfer all issued ordinary shares and other equity interests of Novibet to PubCo which is accounted for as a “common control business combination” whereby PubCo will be the successor to Novibet, the accounting predecessor. Komisium in consideration will receive the Closing Cash Consideration, the Closing Share Consideration (including the right of Komisium to retain the PubCo Ordinary Shares to which the Initial Share Premium relates), the Additional Closing Share Consideration or the Deferred Share Consideration (subject to Artemis Public Stockholders’ redemptions) and, if the earnout conditions are met, the Earnout Consideration.
2. The “common control business combination” will be immediately followed by PubCo acquiring Artemis, which will be effectuated by Merger Sub merging with and into Artemis, with Artemis being the surviving entity. Artemis is not recognized as a “business” under IFRS 3 because it consists primarily of cash held in a bank and in the Trust Account. PubCo’s acquisition of Artemis will be accounted for as an “asset acquisition” in accordance with IAS 8 and IFRS 2.
While the legal acquirer in the Business Combination is PubCo, for financial accounting and reporting purposes under IFRS, Novibet will be the accounting acquirer. Under this method of accounting, the ongoing financial statements of PubCo will reflect the net assets of Novibet, the accounting predecessor, and Artemis at historical cost, with no additional goodwill recognized.
Regulatory Approvals and Notifications
The Business Combination is not subject as a closing condition to any foreign, federal, state or foreign regulatory requirement or approval, except for filings with the Secretary of State of the State of Delaware necessary to effectuate the Merger. However, Novibet is required to notify applicable gambling and company registry authorities in the Isle of Man, Ireland, Greece, Malta and Italy of the occurrence of the Business Combination.
No Appraisal Rights
Under Section 262 of the General Corporation Law of the State of Delaware, the holders of Artemis Units, Artemis Class A Common Stock and Artemis Warrants will not have appraisal rights in connection with the Business Combination.
Resales of PubCo Ordinary Shares
The PubCo Ordinary Shares and PubCo Warrants to be issued in connection with the Business Combination, and the PubCo Ordinary Shares issued upon the exercise of the PubCo Warrants in accordance with the terms and conditions of the Assumed Warrant Agreement, will be freely transferable under the Securities Act except for shares issued to any shareholder who may be deemed, for purposes of Rule 144 under the Securities Act to be an “affiliate” of Artemis immediately prior to the Effective Time, or an “affiliate” of PubCo following the Business Combination. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, PubCo or (as appropriate) Artemis or Novibet, and include the executive officers, directors and certain significant shareholders of PubCo and (as appropriate) Artemis or Novibet. For more information, see “PubCo Ordinary Shares Eligible for Future Sale.”
Subject to the terms of the Restated Articles, any shareholder holding shares in certificated form may transfer all or any of their shares by an instrument of transfer in any usual form or any other form approved by the board. Any written instrument of transfer shall be signed by or on behalf of the transferor and (in the case of a partly paid share) PubCo transferee.
The board may decline to register any transfer of any share:
•
which is not a fully paid share;

•
where the transfer is not lodged at the registered office or such other place as the directors have appointed;

•
where the transfer is not accompanied by the share certificate to which it relates, or such other evidence as the board may reasonably require to show the transferor’s right to make the transfer, or evidence of the right of someone other than the transferor to make the transfer on the transferor’s behalf;

•
where the transfer is in respect of more than one class of share; and

•
where the number of joint holders to whom the share is to be transferred exceeds four.

If the PubCo Board declines to register a transfer, it must return to the transferor the instrument of transfer together with notice of the refusal, unless the Board suspects that the proposed transfer may be fraudulent.
Stock Exchange Listing of PubCo Ordinary Shares and PubCo Warrants
PubCo intends to apply to list the PubCo Ordinary Shares and PubCo Warrants on Nasdaq under the proposed symbols “NOVI” and “NOVIW,” respectively, to be effective at the consummation of the Business Combination. Approval of the listing on Nasdaq (subject only to official notice of issuance thereof) is a condition to each party’s obligation to complete the Business Combination.
Delisting and Deregistration of Artemis Public Shares
If the Business Combination is completed, the Public Shares, Artemis Warrants and Artemis Units will be delisted from Nasdaq and will be deregistered under the Exchange Act.
PubCo Status as a Foreign Private Issuer
PubCo will be a “foreign private issuer” under SEC rules following the consummation of the Business Combination. Consequently, PubCo will be subject to the reporting requirements under the Exchange Act applicable to foreign private issuers.
Based on its foreign private issuer status, PubCo will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as a U.S. company whose securities are registered under the Exchange Act and will also be exempt from the rules and regulations under the Exchange Act related to the furnishing and content of proxy statements. PubCo will also not be required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information. In addition, among other matters, PubCo officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of PubCo Ordinary Shares. Additionally, Nasdaq rules allow foreign private issuers to follow home country practices in lieu of certain of Nasdaq’s corporate governance rules. As a result, PubCo’s shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.
PubCo Status as an Emerging Growth Company
Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
This may make comparison of PubCo’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
PubCo will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of Artemis’s initial public offering, (b) in which we have total annual revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than

$1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
PubCo Status as a Controlled Company
Upon completion of the business combination, Komisium will control a majority of the voting power of PubCo’s outstanding shares. As a result of its voting control, Komisium will effectively be able to determine the outcome of all matters requiring shareholder approval, including the election and removal of directors (subject to the contractual designation rights set forth in the Investors Agreement). As a result of being able to appoint and remove directors, Komisium will indirectly effectively control mergers and acquisitions, payment of dividends, and other matters of corporate or management policy. This concentration of ownership may delay or deter possible changes in control and limit the liquidity of the trading market for PubCo Ordinary Shares, which may reduce the value of an investment such shares. See “Risk Factors —  Following the completion of the Business Combination, Komisium will control PubCo, and its interests may conflict with yours in the future” for more information.
Additionally, under Nasdaq rules, a listed company of which more than 50.0% of the voting power for the election of directors is held by any person or group of persons acting together is a “controlled company” and may elect not to comply with certain Nasdaq corporate governance requirements, including the requirement (i) that a majority of the PubCo Board consist of independent directors, as defined under the Nasdaq rules, (ii) to have a nominating and governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, (iii) to have director nominees selected, or recommended for the PubCo Board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors, and (iv) to have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. PubCo plans to elect to be treated as a “controlled company” following the Business Combination. Accordingly, following the business combination, you may not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.
Required Vote
The approval of the Business Combination Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Artemis Common Stock as of the record date, voting together as a single class. Abstentions and Broker Non-Votes will have the same effect as a vote “against” the Business Combination Proposal.
Approval of the Business Combination Proposal is a condition to the consummation of the Business Combination.
The Sponsor has agreed to vote the Sponsor Shares and any Public Shares owned by it in favor of the Business Combination Proposal. See “Related Agreements — Sponsor Support Agreement” for more information.
Recommendation of the Artemis Board
THE ARTEMIS BOARD RECOMMENDS THAT ARTEMIS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.
The existence of financial and personal interests of Artemis’s directors may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of Artemis and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “— Interests of Artemis’s Directors and Officers in the Business Combination” for a further discussion.

PROPOSAL NO. 2 — THE ADJOURNMENT PROPOSAL
General
The Adjournment Proposal, if approved, will allow the Artemis Board to adjourn the Special Meeting to a later date or dates, if determined necessary by Artemis to permit further solicitation of proxies because there are not sufficient votes to approve and adopt the Business Combination Proposal or to provide additional time for Artemis to continue to attempt to satisfy the conditions to consummation of the Business Combination. In no event will Artemis solicit proxies to adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Existing Artemis Charter, Delaware law and the Business Combination Agreement.
In addition to an adjournment of the Special Meeting upon approval of the Adjournment Proposal, the Artemis Board is empowered under Delaware law to postpone the Special Meeting at any time prior to the meeting being called to order in order to obtain a quorum. In such event, Artemis will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform Artemis Stockholders of the postponement.
Consequences if the Adjournment Proposal is not Approved
If an Adjournment Proposal is presented to the Special Meeting and is not approved by the stockholders, the Artemis Board may not be able to adjourn the Special Meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Special Meeting to approve the Business Combination Proposal.
Required Vote
The approval of the Adjournment Proposal, if presented, will require the affirmative vote of the holders of a majority of the shares of Artemis Common Stock that are voted at the Special Meeting, voting together as a single class. Abstentions and Broker Non-Votes will have no effect on the outcome of the vote on the Adjournment Proposal because abstentions and Broker Non-Votes are not votes cast.
The Sponsor has agreed to vote the Sponsor Shares and any Public Shares owned by it in favor of the Adjournment Proposal (if necessary). See “Related Agreements — Sponsor Support Agreement” for more information.
Recommendation of the Artemis Board
THE ARTEMIS BOARD RECOMMENDS THAT ARTEMIS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL, IF PRESENTED.
The existence of financial and personal interests of one or more of Artemis’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of Artemis and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Artemis’s Directors and Officers in the Business Combination” for a further discussion.

THE BUSINESS COMBINATION AGREEMENT
For a discussion of the Business Combination structure and merger consideration provisions of the Business Combination Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal.” Such discussion and the following summary of other material provisions of the Business Combination Agreement are qualified by reference to the complete text of the Business Combination Agreement. A copy of the Business Combination Agreement and the amendments thereto are attached to this proxy statement/prospectus as Annex A-1, Annex A-2 and Annex A-3, respectively. Capitalized terms in this summary of the Business Combination Proposal not otherwise defined in this proxy statement/prospectus shall have the meanings ascribed to them in the Business Combination Agreement. All Artemis Stockholders are encouraged to read the Business Combination Agreement carefully and in its entirety for a more complete description of the terms and conditions of the Business Combination.
The Business Combination Agreement summary below is included in this proxy statement/prospectus only to provide you with information regarding the terms and conditions of the Business Combination Agreement and not to provide any other factual information regarding Artemis, PubCo, Novibet or their respective businesses. Accordingly, the representations and warranties and other provisions of the Business Combination Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus.
Structure of the Business Combination
Pursuant to the Business Combination Agreement, (i) Komisium and its permitted transferees, if any, will sell and transfer all issued ordinary shares and other equity interests of Novibet to PubCo in consideration for the Closing Cash Consideration, Closing Share Consideration (including the right of Komisium to retain the PubCo Ordinary Shares to which the Initial Share Premium relates), the Additional Closing Share Consideration (if any) and, if the earnout conditions are met, the Earnout Consideration and Deferred Share Consideration (if any) and (ii) Merger Sub, a wholly-owned subsidiary of PubCo, will merge with and into Artemis, with Artemis surviving and continuing as a direct, wholly-owned subsidiary of PubCo, and with the stockholders of Artemis becoming stockholders of PubCo.
Additionally, in connection with the consummation of the Business Combination, the following will occur:
•
Prior to the Closing, PubCo will amend and restate its memorandum and articles of association in the form attached hereto as Annex B;

•
At the Closing, the Sponsor, Komisium, and PubCo will enter into an Investors Agreement, pursuant to which, among other things, the PubCo Ordinary Shares to be issued to the Sponsor and Komisium will be subject to transfer restrictions until the earlier of (a) 12 months after the Closing or (b) the date on which the closing price of PubCo Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, bonus share issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing, subject to certain exceptions and conditions as described herein;

•
PubCo, the Sponsor, Komisium, certain other securityholders of PubCo will enter into a Registration Rights Agreement with respect to certain Registrable Securities (as defined therein);

•
The Sponsor, Artemis and Novibet have entered into a Sponsor Support Agreement, pursuant to which the Sponsor has agreed, among other things, to vote its shares of Artemis Common Stock in favor of, and take certain other actions in support of, the Business Combination Agreement, the other agreements to which Artemis is or will be a party, and the Business Combination; and

•
Within 90 days of the Effective Time, PubCo will adopt a management equity incentive plan and employee stock purchase plan in accordance with the terms and conditions set forth in the Business Combination Agreement. See “PubCo Executive Officer and Director Compensation Following the Business Combination” for a further discussion of the proposed 2023 Omnibus Incentive Plan and the 2023 Restricted Stock Unit Plan.

Share Exchange
Pursuant to the Business Combination Agreement, subject to the satisfaction or waiver of certain closing conditions set forth therein, immediately prior to the Effective Time, Komisium and its permitted transferees, if any, will sell and transfer all issued ordinary shares and other equity interests of Novibet to PubCo, in consideration for the Closing Cash Consideration, the Closing Share Consideration (including the right of Komisium to retain the PubCo Ordinary Shares to which the Initial Share Premium relates), and the Additional Closing Share Consideration (if any). In addition to the Closing Cash Consideration, Closing Share Consideration, Additional Closing Share Consideration (if any), Komisium (i) will retain the 65,000 PubCo Ordinary Shares to which the Initial Share Premium relates, and (ii) may receive up to an additional 10,000,000 PubCo Ordinary Shares in Earnout Consideration and 12,254,902 PubCo Ordinary Shares in Deferred Share Consideration following the Closing. The Deferred Share Consideration and Earnout Consideration will be payable as follows:
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If Redemptions are less than 85% of the outstanding Public Shares, PubCo shall issue to Komisium, (A) on the date that the 2023 Earnout Threshold is achieved (if at all), 6,127,451 PubCo Ordinary Shares, (B) on the date that the 2024 Earnout Threshold is achieved (if at all), 6,127,451 PubCo Ordinary Shares, (C) on the date that the Catch-up Earnout Threshold is achieved (if at all), 12,254,902 PubCo Ordinary Shares, and (D) immediately prior to the consummation of a Change of Control, 12,254,902 PubCo Ordinary Shares.

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If PubCo and its Subsidiaries, as a whole, generate an amount of Net Revenue in the fiscal year 2023 greater than or equal to an amount equal to the 2023 Earnout Threshold as reported in PubCo’s annual report on Form 20-F for the year ended December 31, 2023, as filed by PubCo with the SEC, then PubCo shall promptly (and in any event within five (5) Business Days of the date that such Form 20-F is filed with the SEC) issue or cause to be issued to Komisium a one-time additional 5,000,000 PubCo Ordinary Shares;

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If PubCo and its Subsidiaries, as a whole, generate an amount of Net Revenue in the fiscal year 2024 greater than or equal to an amount equal to the 2024 Earnout Threshold as reported in PubCo’s annual report on Form 20-F for the year ended December 31, 2024, as filed by PubCo with the SEC, then PubCo shall promptly (and in any event within five (5) Business Days of the date that such Form 20-F is filed with the SEC) issue or cause to be issued to Komisium a one-time additional 5,000,000 PubCo Ordinary Shares;

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In the event that the 2023 Earnout Threshold was not achieved, if PubCo and its Subsidiaries, as a whole, generate an amount of Net Revenue in the fiscal year 2024 greater than or equal to the Catch-up Earnout Threshold, as reported in PubCo’s annual report on Form 20-F for the year ended December 31, 2023 and December 31, 2024, as filed by PubCo with the SEC, then PubCo shall promptly (and in any event within five (5) Business Days of the date that such Form 20-F is filed with the SEC) issue to Komisium a one-time additional amount of PubCo Ordinary Shares calculated as 10,000,000 PubCo Ordinary Shares minus any 2024 Contingent Share Consideration which has been issued to Komisium.

If there is a Change of Control (as defined in the Business Combination Agreement) of PubCo prior to the fifth Business Day after the date on which PubCo files its annual report on Form 20-F for the year ended December 31, 2024, then immediately prior to the consummation of such Change of Control, to the extent not previously paid, PubCo shall issue to Komisium a one-time additional amount of PubCo Ordinary Shares calculated as 10,000,000 PubCo Ordinary Shares minus any 2023 Contingent Share Consideration which has been issued to Komisium.
Merger of Artemis
Immediately prior to the Effective Time, each issued and outstanding share of Artemis Class B Common Stock shall no longer be outstanding and will be automatically converted into one share of Artemis Class A Common Stock subject to the terms of the Existing Artemis Charter and the Sponsor Support Agreement. At the Effective Time, upon the terms and subject to the conditions set forth in the Business Combination Agreement, and in accordance with the DGCL, the Merger of Merger Sub with and into Artemis will occur, and Artemis will become a wholly-owned subsidiary of PubCo. As a result of the Merger,

(a) each issued and outstanding share of Artemis Class A Common Stock (including the Artemis Class A Common Stock issued upon conversion of Artemis Class B Common Stock, but not including shares redeemed by Artemis Public Stockholders and certain other excluded Artemis shares) shall no longer be outstanding and will be automatically converted into the right of the holder thereof to receive one (1) PubCo Ordinary Share and (b) each outstanding whole Artemis Warrant will be assumed by PubCo and will be thereafter exercisable in accordance with the terms of the Assumed Warrant Agreement for one (1) PubCo Ordinary Share for $11.50 per share, subject to adjustment, with the exercise period beginning thirty (30) days after the Closing.
Other Payments to Komisium
In connection with Novibet’s February 2021 reorganization, whereby Komisium became the sole owner of Novibet, the former owner of Novibet, Sendross Ltd. novated a payable owed to it from Novibet to Komisium. The balance of the Unpaid Novated Payable to Komisium is €3,579,625. The payment of the Unpaid Novated Payable is expected to be paid after the Closing Date in the ordinary course of business. The Unpaid Novated Payable is due irrespective of whether the Business Combination closes and does not represent additional transaction consideration to Komisium.
As of March 22, 2023, Novibet has an outstanding payable owed to Logflex Ltd of €1,046,307 (reduced from €5,831,625 as of June 30, 2022). Logflex Ltd is owned by Komisium. The balance of the Unpaid Logflex Ltd Payable is expected to be paid after the Closing Date in the ordinary course of business. The Unpaid Logflex Ltd Payable is due irrespective of whether the Business Combination closes and does not represent additional transaction consideration to Komisium.
Pursuant to Amendment No. 1 to the Business Combination Agreement, as soon as practicable after the Closing Date, the PubCo board of directors will determine the amount of the net profits generated by Novibet and its subsidiaries during the Shareholder Payment Period based on the financial statements covering the Shareholder Payment Period. Within five (5) Business Days after the PubCo board of directors has determined the Shareholder Payment, PubCo shall make the Shareholder Payment to Komisium; provided that if after making the Shareholder Payment, PubCo would have an amount of cash less than the Minimum Liquidity, PubCo shall only pay to Komisium such portion of the Shareholder Payment so that PubCo maintains its Minimum Liquidity, or such other amount higher than the Minimum Liquidity as agreed to by Komisium and the PubCo board of directors, immediately following such payment, with the remainder of the Shareholder Payment to be paid to Komisium in exchange for a lump sum non-interest bearing note with a maturity date as of the one (1) year anniversary of the Closing Date.
The Shareholder Payment is owed to Komisium irrespective of the Closing of the Business Combination and does not represent additional transaction consideration to Komisium. Komisium and Novibet have agreed to delay such Shareholder Payment until after the Closing to provide PubCo with additional flexibility in regards to the timing of payment and to ensure that PubCo has Minimum Liquidity post-Closing Date to fund its growth strategy. In the event that that the Closing does not occur, the Shareholder Payment would be payable by Novibet to Komisium by a way of a dividend declaration in the ordinary course of its business. The Novibet board of directors typically declares a quarterly dividend equal to the net profits generated by Novibet for such period to its sole shareholder, Komisium, but has refrained from doing since April 1, 2022 partially to maximize available cash for PubCo’s growth post-Closing.
Finally, the Business Combination Agreement provides that Komisium may extend non-interest bearing loans up to $15 million in the aggregate to Novibet prior to the Closing for the sole purpose of financing all or any portion of the access fees, license fees, advisory fees or any other fees, charges or expenses incurred under or in connection with any market access agreement to which Novibet is a party (the “Company Shareholder Loans”). At the Closing, such Company Shareholder Loans shall be novated to PubCo and PubCo shall assume and become responsible for any and all unpaid obligations of the Company with respect to the principal amount of the Company Shareholder Loans. As of the date of this proxy statement/prospectus, no amounts have been drawn or distributed from the Company Shareholder Loans.

Covenants and Agreements
Conduct of Novibet Prior to Closing
Novibet has agreed that, prior to the Closing, it shall use commercially reasonable efforts to operate its business in the ordinary course consistent with past practice. In addition, Novibet has agreed that prior to the Closing, subject to specified exceptions, it and its subsidiaries shall not without the written consent of Artemis (which may not be unreasonably withheld, conditioned, or delayed):
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except as otherwise required by any existing benefit plans or any contract a copy of which has been furnished to Artemis, (i) adopt, enter into, or amend in any material respect any benefit plans, or equity or equity-based compensation plan, severance, pension, requirement, profit-sharing, welfare benefit or other employee benefit plan or agreement with or for the benefit of any current or former directors, officers, employees or independent contractors of Novibet and/or any of its direct and indirect subsidiaries (the “Group Companies”); (ii) accelerate the vesting of or lapsing of restrictions with respect to any equity or equity-based compensation or other long-term incentive compensation; (iii) grant any new awards under any benefit plan; or (iv) enter into any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

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grant or agree to grant any increase or decrease in the wages, salary, bonus or other compensation or benefits of any current or former employee, officer, director or service provider of any Group Company, except as required under applicable law or the terms of existing benefit plans and other than increases or decreases for any such individuals who are not directors or officers of any Group Company in the ordinary course of business consistent with past practice;

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(i) terminate (other than for cause) any current or former employee, officer, director or service provider of any Group Company whose aggregate annual base compensation exceeds $100,000, (ii) hire any employee, officer, director or service provider of any Group Company whose aggregate annual base compensation exceeds $100,000, or (iii) plan, announce, implement, or effect the reduction in force, lay-off, furloughs, early-retirement program, severance program or other program or effort concerning the termination of a group of employees of any Group Company (other than individual employee terminations for cause as permitted by the Business Combination Agreement or as reasonably necessary or prudent in light of COVID-19 or certain governmental measures taken in connection with or in response to COVID-19);

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(i) transfer, sell, assign, exclusively license, exclusively sublicense, covenant not to assert, encumber, grant any security interest in, to or under, impair, transfer or otherwise dispose of any right, title or interest of any Group Company in any intellectual property owned by a Group Company that is material to any business of the Group Companies; (ii) amend, abandon, waive or cancel any rights in or to any intellectual property owned or licensed by a Group Company, or modify such rights in a manner that the rights of the Group Companies are more limited, in each case, that is material to any business of the Group Companies; (iii) fail to diligently prosecute the patent applications owned by any of the Group Companies other than applications such Group Company, in the exercise of its good faith business judgment, has determined to abandon or amend; (iv) divulge, furnish to or make accessible any material trade secrets to any third person who is not subject to a written agreement to maintain the confidentiality of such trade secrets, or (v) subject any software or intellectual property owned by a Group Company to Copyleft Terms (as defined in the Business Combination Agreement); other than, in each of (i) through (iii), in the ordinary course of business;

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except for transactions between or among the Group Companies: (i) split, combine or reclassify any capital stock or warrants, effect a recapitalization or issue or authorize the issuance of any equity interests or effect any similar change in capitalization; (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, capital stock or any other equity interests, as applicable, in any Group Company, except in connection with the termination or resignation of any employees, directors or officers of the Group Companies; (iii) declare, set aside or pay any dividend or make any other distribution (other than for any dividend in the amount of €3,579,625 declared prior to March 30, 2022 but not yet paid or distributed); or (iv) issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity interests of the Group Companies. At Komisium’s election, any dividend permitted to be paid pursuant to clause (iii) above, including, but not limited to, the €3,579,625 declared but unpaid dividend may be made in exchange for a lump sum non-interest bearing note from Novibet to Komisium with a maturity date as of the one year anniversary of the distribution date;
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amend its Organizational Documents except in order to effect the Business Combination, or form or establish any subsidiary;

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(i) merge, consolidate or combine with any person; or (ii) acquire or agree to acquire (by merging or consolidating with, purchasing any equity interest in or purchasing a substantial portion of the assets of, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof;

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dispose of rights under any lease of real property or sublease any leased real property or portion thereof other than in the ordinary course of business;

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sell, lease, license, sublicense, abandon, divest, transfer, cancel or knowingly permit to lapse or expire or dedicate to the public, or otherwise dispose of, tangible assets or properties, or agree to do any of the foregoing, other than, in each case, (i) in the ordinary course of business or (ii) with respect to damaged, worn-out, uneconomic or obsolete assets;

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(i) issue or sell any debt securities or rights to acquire any debt securities or guarantee any debt securities of another person; (ii) make, create any loans, advances or capital contributions to, or investments in, any person other than any of the Group Companies, in each case, in the ordinary course of business; (iii) create, incur, assume, guarantee or otherwise become liable for, any indebtedness except in the ordinary course of business, in an aggregate amount not to exceed $100,000; (iv) except in the ordinary course of business consistent with past practice, create any liens on any material property or material assets of any of the Group Companies in connection with any Indebtedness thereof (other than certain permitted liens); (v) cancel or forgive any indebtedness owed to any of the Group Companies; or (vi) payoff any of the Company Shareholder Loans (as such term is defined in the Business Combination Agreement);

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make, incur or commit to make or incur, or authorize any capital expenditures other than capital expenditures consistent in the aggregate with the capital expenditure plan disclosed to Artemis;

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other than any shareholder litigation related to the Business Combination, commence, release, assign, compromise, settle or agree to settle any legal proceeding material to the Group Companies or their respective properties or assets, except in the ordinary course of business or where such legal proceedings are covered by insurance or involve only the payment of monetary damages in an amount less than $100,000 in the aggregate;

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except in the ordinary course of business consistent with past practices: (i) modify, amend in a manner that is adverse to the applicable Group Company or terminate any Company Material Contract (as defined in the Business Combination Agreement); (ii) enter into any contract that would have been a Company Material Contract had it been entered into prior to the date of the Business Combination Agreement; or (iii) waive, delay the exercise of, release or assign any material rights or claims under any Company Material Contract;

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except as required by IFRS (or any interpretation thereof) or applicable law, make any change in accounting methods, principles or practices;

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except as required by applicable law: (i) make, change or rescind any material tax election; (ii) settle or compromise any tax claim outside the ordinary course of business; (iii) change (or request to change) any method of accounting for tax purposes; (iv) amend, modify, or change any filed tax return in a way that is material to any member of the Group Companies; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of taxes may be issued (other than any extension pursuant to an extension to file any tax return); (vi) knowingly surrender (or allow to expire) any claim for a material refund, offset or other reduction in taxes; (vii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar applicable law) with any governmental entity or any tax sharing agreement or similar agreement (other than customary commercial contracts entered into in the ordinary course of business not primarily related to Taxes); or (viii) knowingly take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Business Combination from qualifying for the intended tax treatment set forth in the Business Combination Agreement; or (ix) file any tax return of a Group Company in a manner that is materially inconsistent with the past practices of the Group Company (or file any IRS Form 1120 Income Tax Return of or with respect to the Group Company) without (1) giving Artemis an opportunity to review such tax return and (2) incorporating any reasonable comments provided by Artemis on such tax return;
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authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of Novibet;

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enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners, stockholders or other affiliates, other than payments or distributions relating to obligations in respect of arm’s-length commercial transactions pursuant to the agreements set forth in the Company Disclosure Letter as existing on the date of the Business Combination Agreement;

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engage in any new line of business or withdraw from any existing lines of business;

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except in connection with any Market Access Agreement, (i) limit the rights of any Group Company in any respect: (A) to engage in any line of business or in any geographic area; (B) to develop, market or sell products or services; or (C) to compete with any person; or (ii) grant any exclusive or similar rights to any person;

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terminate or amend, in a manner materially detrimental to any Group Company, any insurance policy insuring the business of any Group Company;

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incur or permit any Leakage, other than Permitted Leakage (as such terms are defined in the Business Combination Agreement); or

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agree in writing or otherwise agree, commit or resolve to take any of the foregoing actions.

Conduct of Artemis Prior to Closing
Artemis has agreed that, prior to the Closing, it shall operate its business in the ordinary course and consistent with past practice. In addition, Artemis has agreed that prior to the Closing, subject to specified exceptions, it shall not, without the written consent of Novibet (which may not be unreasonably withheld, conditioned, or delayed):
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declare, set aside or pay dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of, any capital stock or warrants or split, combine or reclassify any capital stock or warrants, effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any similar change in capitalization;

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purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of Artemis except in connection with the Redemptions;

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except in connection with permitted working capital loans, grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock or equity securities or convertible or exchangeable securities or subscriptions, rights, warrants or options, or modify the rights, preferences or other terms applicable to any such shares of capital stock or equity securities or convertible or exchangeable securities or subscriptions, rights, warrants or options;

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amend the Existing Artemis Charter or Artemis’s existing bylaws, or form or establish any subsidiary;

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(i) merge, consolidate or combine with any other person; or (ii) acquire or agree to acquire (by merging or consolidating with, purchasing any equity interest in or purchasing a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof;
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(i) except in connection with permitted working capital loans, incur any indebtedness; (ii) create any material liens on any material property or assets of Artemis in connection with any indebtedness thereof (other than certain permitted liens); (iii) cancel or forgive any indebtedness owed to Artemis; or (iv) make, incur or commit to make or incur any capital expenditures;

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other than any shareholder litigation related to the Business Combination, commence, release, assign, compromise, settle or agree to settle any legal proceeding;

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except as required by GAAP (or any interpretation thereof), applicable law, or SEC guidance, make any change in accounting methods, principles or practices;

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except in the ordinary course of business or as otherwise required by applicable law: (i) make, change or rescind any material tax election; (ii) settle or compromise any tax claim outside the ordinary course of business; (iii) change (or request to change) any method of accounting for tax purposes; (iv) file any material amended tax return; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of Taxes may be issued (other than any extension pursuant to an extension to file any tax return); (vi) knowingly surrender any claim for a material refund, offset or other reduction in Taxes; or (vii) knowingly take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Business Combination from qualifying for the intended tax treatment set forth in the Business Combination Agreement;

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(i) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of Artemis or (ii) liquidate, dissolve, reorganize or otherwise wind-up the business or operations of Artemis;

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enter into or amend any agreement with, or pay, distribute or advance any assets or property to, or waive any provision or fail to enforce any provision with any agreement with, any of its officers, directors, employees, partners, stockholders or other affiliates;

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engage in any material new line of business;

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amend the Warrant Agreement or any warrant certificate evidencing any Artemis Warrant;

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amend the Trust Agreement or any other agreement related to the Trust Account; or

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agree in writing or otherwise agree, commit or resolve to take any of the foregoing actions.

Regulatory Approvals and Notifications
The Business Combination is not subject as a closing condition to any foreign, federal, state or foreign regulatory requirement or approval, except for filings with the Secretary of State of the State of Delaware necessary to effectuate the Merger. However, Novibet is required to notify applicable gambling and company registry authorities in the Isle of Man, Ireland, Greece, Malta and Italy of the occurrence of the Business Combination within certain time parameters.
Proxy Solicitation
PubCo, Artemis, and Novibet have agreed, as promptly as practicable after the execution of the Business Combination Agreement, to jointly prepare mutually acceptable materials which shall include this proxy statement/prospectus to be filed by PubCo with the SEC as part of the registration statement, and to be separately filed with the SEC by Artemis and shared with the Artemis Stockholders at the Special Meeting, and PubCo shall prepare (with Artemis’s and Novibet’s reasonable cooperation, including causing its subsidiaries and representatives to cooperate) and file with the SEC the registration statement, in which the proxy statement will be included as a prospectus, in connection with the registration under the Securities Act of the PubCo Ordinary Shares and PubCo Warrants to be issued in exchange for Artemis Common Stock and Artemis Warrants in the Merger.

PubCo, Artemis, and Novibet have agreed to use reasonable best efforts to cause the proxy statement/prospectus and registration statement to comply with the rules and regulations promulgated by the SEC, to have the registration statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the registration statement effective as long as is necessary to consummate the transactions contemplated in the Business Combination Agreement.
PubCo, Artemis, and Novibet have agreed to furnish to the other parties all information concerning itself and its subsidiaries, officers, directors, managers and equity holders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the proxy statement/prospectus or registration statement, any Current Reports on Form 8-K or Reports on Form 6-K pursuant to the Exchange Act in connection with the transactions contemplated by the Business Combination Agreement, or any other statement, filing, notice or application made by or on behalf of PubCo, Artemis, Novibet or any of their respective subsidiaries to any regulatory authority or to Nasdaq in connection with the Business Combination and the other transactions contemplated by the Business Combination Agreement. Artemis has agreed to cause the proxy statement/prospectus and registration statement to be mailed to the Artemis Stockholders as promptly as practicable after the registration statement is declared effective under the Securities Act.
Stockholder Approvals
Artemis has agreed to, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, cause the proxy statement/prospectus to be disseminated to Artemis Stockholders in compliance with applicable law; give notice of and convene and hold a meeting of the Artemis Stockholders in accordance with the Existing Artemis Charter and Nasdaq Listing Rule 5620(b); solicit proxies from the holders of Artemis Common Stock to vote in favor of each of the Business Combination Proposal and the Adjournment Proposal; and provide its stockholders with the opportunity to elect to effect the Redemption.
Artemis agreed to recommend to the Artemis Stockholders, through the Artemis Board, to vote for the Business Combination Proposal and Adjournment Proposal and shall not withdraw, amend, qualify or modify its recommendation to the Artemis Stockholders (“Artemis Change in Recommendation”). The Artemis Board may make an Artemis Change in Recommendation prior to receipt of the stockholder approval if and to the extent it is required to do so by applicable law, provided that the Artemis Board shall not be entitled to make an Artemis Change in Recommendation as a result of an offer, proposal or inquiry relating to any merger, sale of ownership interests and/or assets, recapitalization or similar transaction involving Artemis.
No Solicitation by Artemis
From the date of the Business Combination Agreement to the earlier of the Closing or the valid termination of the Business Combination Agreement, Artemis shall not, and shall direct its representatives not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any person (other than Novibet and its representatives) concerning any merger, purchase of ownership interests or assets of Artemis, recapitalization or other business combination transaction (each, a “SPAC Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a SPAC Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a SPAC Business Combination. Artemis agreed to, and agreed to cause its representatives to, immediately cease any and all existing discussions or negotiations with any person with respect to any SPAC Business Combination.
No Solicitation by Novibet
From the date of the Business Combination Agreement to the earlier of the Closing or the valid termination of the Business Combination Agreement, Novibet shall not, and shall cause its subsidiaries not to, and shall direct its representatives not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any person (other than Artemis and its agents, representatives and advisors) concerning (A) any financing, investment, merger, sale or purchase of ownership interests or assets, recapitalization, share exchange, or other business combination transaction, (B) sale of all or a material portion of the assets of Novibet (whether by recapitalization or a similar transaction or otherwise) or (C) any underwritten public offering, direct listing, or other transaction intended to result in the listing of securities of Novibet on any stock exchange other than as contemplated by the Business Combination Agreement (each, a “Novibet Competing Transaction”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Novibet Competing Transaction; or (iii) commence, continue or renew any due diligence investigation regarding a Novibet Competing Transaction. In addition, Novibet agreed, and agreed to cause its subsidiaries to, and to cause their respective representatives to, immediately cease any and all existing discussions or negotiations with any person with respect to any Novibet Competing Transaction.
Further, during the period from the date of the Business Combination Agreement and continuing until the earlier of the termination of the Business Combination Agreement pursuant to its terms or the Closing, Novibet shall promptly (and in no event later than 48 hours after becoming aware of such inquiry, proposal, offer or submission) notify Artemis if it or, to its knowledge, any of its representatives receives any inquiry, proposal, offer or submission with respect to a Novibet Competing Transaction (including the identity of the person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of the Business Combination Agreement. If Novibet or its representatives receives an inquiry, proposal, offer or submission with respect to a Novibet Competing Transaction, Novibet shall provide Artemis with a copy of such inquiry, proposal, offer or submission.
Nasdaq Listing
Prior to the Closing, Artemis shall use its reasonable best efforts to ensure that Artemis remains listed as a public company on, and for the Public Shares and Public Warrants to be listed on, Nasdaq. PubCo, Artemis, and Novibet will cooperate to prepare and submit to Nasdaq a listing application for the PubCo Ordinary Shares and PubCo Warrants, and PubCo will use its reasonable best efforts to obtain approval for the listing of such PubCo Ordinary Shares and PubCo Warrants.
Indemnification of Directors and Officers
From and after the effective time of the Business Combination, PubCo agrees that it shall indemnify and hold harmless each present and former director and officer of (i) Novibet and each of its subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of Novibet being acquired under the Business Combination Agreement) and (ii) Artemis and each of its subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent Artemis, Novibet, or any of their respective subsidiaries, would have been permitted under applicable laws and its governing documents in effect on the date of the Business Combination Agreement to indemnify such parties listed above.
Without limiting the foregoing, PubCo shall, and shall cause its subsidiaries to (i) maintain for a period of not less than six (6) years following the Closing Date provisions in its governing documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Artemis’s and its subsidiaries’ former and current officers, directors, employees, and agents, in each case, as in effect on the date of the Business Combination Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those persons thereunder, in each case, except as required by the law.
For a period of six (6) years following the Effective Time, PubCo shall maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by Artemis’s, Novibet’s, or any of their respective subsidiaries’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage.

Other Covenants and Agreements
The Business Combination Agreement contains other covenants and agreements, including covenants related to:
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Novibet providing, subject to certain specified restrictions and conditions, to Artemis and its representatives reasonable access to Novibet’s and its subsidiaries’ books, records and personnel;

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Novibet providing to Artemis (a) as promptly as practicable after the date of the Business Combination Agreement (in any event, no later than June 15, 2022) the audited statement of financial position of Novibet and the audited statements of profit or loss, comprehensive income, changes in equity and cash flows of Novibet as of and for the periods ended December 31, 2020 and December 31, 2021, together with all related notes and scheduled thereto, and (b) as promptly as practicable after the date of determination of the necessity thereof, any other audited or unaudited statement of financial position of Novibet and statements of profit or loss, comprehensive income, changes in equity and cash flows of Novibet that are required to be included in the registration statement of which this proxy statement/prospectus forms a part;

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Novibet and PubCo waiving claims to the Trust Account in the event that the Business Combination is not consummated;

•
The parties agreeing to amend the Business Combination Agreement prior to the Effective Time to reflect appropriate mechanics for the issuance of PubCo Ordinary Shares in connection with the Closing, including the engagement of a nominee to facilitate the transfer of such PubCo Ordinary Shares via depositary receipts;

•
Artemis causing certain disbursements from the Trust Account as specified in the Business Combination Agreement;

•
Artemis keeping current and timely filing all reports required to be filed or furnished with the SEC and otherwise complying in all material respects with its reporting obligations under applicable laws;

•
Artemis taking all steps as may be required to cause any acquisition or disposition of any equity security of Artemis that occurs or is deemed to occur by reason of the transactions contemplated by the Business Combination Agreement by each individual who is or may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated by the Business Combination Agreement to be exempt under Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder;

•
Cooperation between PubCo, Artemis, and Novibet in obtaining any material third-party consents and approvals required to consummate the Business Combination;

•
PubCo approving and adopting an incentive equity plan within 90 days of the Effective Time, based on the recommendations of an independent compensation consultant engaged by PubCo;

•
Komisium’s agreement not to transfer its ordinary shares of Novibet during the period from the date of the Business Combination Agreement and continuing until the earlier of the termination of the Business Combination Agreement pursuant to its terms or the Closing;

•
The novation to PubCo and PubCo’s assumption of all Company Shareholder Loans (as defined in the Business Combination Agreement);

•
The termination of certain affiliate agreements between Novibet and Komisium;

•
The intended tax treatment of the transactions contemplated by the Business Combination Agreement; and

•
Confidentiality and publicity relating to the Business Combination Agreement and the transactions contemplated thereby.

Representations and Warranties
Novibet Representations and Warranties
The Business Combination Agreement contains representations and warranties made by Novibet, PubCo and Merger Sub to Artemis relating to a number of matters, including the following:

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company organization;

•
subsidiaries;

•
capitalization;

•
due authorization;

•
no conflict, where, among other things, Novibet, PubCo and Merger Sub represent and warrant that entering into the Business Combination Agreement and related transactions does not conflict with any other agreement or governing document of Novibet, PubCo or Merger Sub, or violate with any law applicable to any of them or their subsidiaries;

•
governmental authorities and consents;

•
financial statements, where, among other things, Novibet represents and warrants that its audited combined carve-out financial statements as of December 31, 2021, 2020 and 2019 and for the years ended December 31, 2021, 2020 and 2019 do present fairly in all material respects the consolidated financial position and the consolidated financial performance of Novibet and its consolidated subsidiaries as of the dates and for the periods indicated in such financial statements in conformity with IFRS (except in the case of the interim financial statements for the absence of footnotes and other presentation items and for normal year-end adjustments);

•
absence of undisclosed liabilities;

•
absence of certain changes;

•
litigation;

•
company benefit plans;

•
labor relations and employees;

•
real property;

•
taxes, where, among other things, Novibet, PubCo and Merger Sub made certain representations and warranties that the Group Companies are in compliance in all material respects with all applicable laws relating to the withholding, reporting and remittance of all taxes;

•
intellectual property, where, among other things, Novibet made certain representations and warranties that the Group Companies own, free and clear of all liens, the registered intellectual property set forth in the corresponding disclosure schedule, and have a valid right to use the licensed intellectual property used in or necessary to conduct Novibet’s business as currently conducted, and made representations and warranties with respect to non-infringement or misuse of third party intellectual property and the non-infringement or misuse of Novibet’s intellectual property by third parties;

•
privacy and cybersecurity, where, among other things, Novibet made certain representations and warranties that the Group Companies are in material compliance with all privacy and security information laws, publicly facing privacy policies, and contractual obligations concerning data privacy, cybersecurity, data security and the security of the Group Companies’ information technology systems;

•
contracts and no defaults, where, among other things, Novibet made certain representations and warranties that certain contracts listed in the corresponding disclosure schedule are in full force and effect and that the Group Companies are not in default thereunder;

•
insurance;

•
related party transactions;

•
gaming regulatory compliance and licenses;

•
sufficiency of assets, where, among other things, Novibet made certain representations and warranties that the assets owned by or licensed or leased to the Group Companies constitute the assets necessary for the continuing conduct of business of the Group Companies in substantially the same manner as conducted since June 30, 2021; and

•
brokers’ fees.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the Business Combination Agreement, a “material adverse effect” with respect to Novibet, PubCo or Merger Sub (a “Novibet Material Adverse Effect”) means any change, event, state of facts, development or occurrence that, individually or in the aggregate (a) has had, or would reasonably be expected to have, a materially adverse effect on the business, assets, financial condition or results of operations of the Group Companies, taken as a whole; or (b) has or would reasonably be expected to prevent or materially impede the ability of Novibet to consummate the Business Combination by the Outside Date; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a Novibet Material Adverse Effect: (i) acts of war, outbreak of hostilities, military actions, sabotage, civil unrest, protests, demonstrations, insurrections, riots, terrorism, cyberattacks or geopolitical or social conditions, including any escalation or worsening thereof; (ii) earthquakes, hurricanes, tornados, disease, epidemics, pandemics (including COVID-19 or SARS-CoV-2 virus or any mutation or variation thereof, and any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of the Business Combination Agreement) or other natural or man-made disasters, public health emergencies or weather conditions; (iii) changes or proposed changes in applicable law (or any interpretation thereof) after the date of this Agreement; (iv) changes or proposed changes in IFRS or GAAP (or any interpretation thereof) after the date of the Business Combination Agreement; (v) general economic, regulatory, business or tax conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States, Malta, Greece or anywhere else in the world; (vi) events or conditions generally affecting the industries or geographic areas in which the Group Companies operate; (vii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (vii) shall not prevent a determination that any change, event, state of facts, development or occurrence underlying such failure has resulted in a Novibet Material Adverse Effect; (viii) any actions required to be taken, or required not to be taken, pursuant to the terms of the Business Combination Agreement or any other ancillary agreement; (ix) any action taken, or not taken, by, or at the written request of, Artemis; or (x) any change, event, state of facts, development or occurrence attributable to the announcement or execution, pendency, negotiation or consummation of the Business Combination (including the impact thereof on relationships with customers, suppliers, employees or governmental entities) provided that this clause (x) shall not apply with respect to a representation or warranty contained in the Business Combination Agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of the Business Combination Agreement or the consummation of the Business Combination or the performance of obligations under the Business Combination Agreement; provided, however, that if a change or effect related to clauses (i) through (vi) disproportionately adversely affects the Group Companies, taken as a whole, compared to persons operating in the same industry as the Group Companies, then such disproportionate impact may be taken into account in determining whether a Novibet Material Adverse Effect has occurred, but only to the extent of the incremental disproportionate effect on the Group Companies, taken as a whole, relative to persons operating in the same industry as the Group Companies.
Artemis Representations and Warranties
The Business Combination Agreement contains representations and warranties made by Artemis to Novibet, Komisium, PubCo, and Merger Sub relating to a number of matters, including the following:
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company organization;

•
subsidiaries;

•
capitalization;

•
due authorization;

•
no conflict, where, among other things, Artemis represents and warrants that entering into the Business Combination Agreement and related transactions does not conflict with any other agreement or governing document of Artemis, or violate or conflict with any provision require any consent, or result in the loss of any right or benefit of Artemis;
•
governmental authorities and consents;

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legal compliance and approvals;

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SEC filings, where, among other things, Artemis represents and warrants that is has filed all forms, reports, schedules, statements, certifications and other documents, including any exhibits thereto, required to be filed with the SEC under the Exchange Act or the Securities Act since Artemis’s inception date, that Artemis has complied with all applicable requirements of the Securities Act, Exchange Act, Sarbanes-Oxley Act, and any other securities laws applicable to Artemis, and that none of such filings, as of the filing date (or if amended or restated, as of such date) contained any untrue statement of a material fact or material omission; provided that no correction, amendment, restatement, revision, or modification of Artemis’s SEC filings relating to or arising from any subsequent guidance, statements or interpretations issued by the SEC or the staff of the SEC relating to accounting matters relating to initial public offerings, securities, or expenses of special purpose acquisition companies, including but not limited to the classification of Artemis shares as permanent or temporary equity will be deemed to be a breach of this representation and warranty;

•
absence of certain changes;

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litigation and proceedings;

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business activities, where, among other things, Artemis made certain representations and warranties that they have not conducted any business activities other than activities related to Artemis’s initial public offering or activities directed toward the accomplishment of the Business Combination;

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material contracts;

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Nasdaq stock market quotation, where, among other things, Artemis represents and warrants that the issued and outstanding shares of Artemis Class A Common Stock and the issued and outstanding Artemis Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq, that Artemis is in compliance with Nasdaq rules, and that there is no action or proceeding pending, or to Artemis’s knowledge, threatened, seeking to deregister the Artemis Class A Common Stock or Artemis Warrants or terminate the listing thereof;

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absence of undisclosed liabilities;

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Trust Account, where, among other things, Artemis makes representations and warranties with respect to the permitted uses of the funds in the Trust Account;

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taxes;

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information supplied;

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absence of employees and employee benefit plans;

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Artemis board and stockholder approval of the Business Combination;

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title to assets;

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affiliate transactions;

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Investment Company Act and JOBS Act; and

•
brokers’ fees.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect”. For purposes of the Business Combination Agreement, a “material adverse effect” with respect to Artemis (an “Artemis Material Adverse Effect”) means any change, event, state of facts, development or occurrence that, individually or in the aggregate: (a) has had, or would reasonably be expected to have, a materially adverse effect on the business, assets, financial condition or results of operations of Artemis; or (b) has or would reasonably be expected to prevent or materially impede the ability of Artemis to consummate the Business Combination by the Outside Date; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an Artemis Material Adverse Effect: (i) acts of war, outbreak of hostilities, military actions, sabotage, civil unrest, protests, demonstrations, insurrections, riots, terrorism, cyberattacks or geopolitical or social conditions, including any escalation or worsening thereof; (ii) earthquakes, hurricanes, tornados, disease, epidemics, pandemics (including COVID-19 or SARS-CoV-2 virus or any mutation or variation thereof, and any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of the Business Combination Agreement) or other natural or man-made disasters, public health emergencies or weather conditions; (iii) changes or proposed changes in applicable law (or any interpretation thereof) after the date of the Business Combination Agreement; (iv) changes or proposed changes in IFRS or GAAP (or any interpretation thereof) after the date of the Business Combination Agreement; (v) general economic, regulatory, business or tax conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States, Malta, Greece or anywhere else in the world; (vi) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (vi) shall not prevent a determination that any change, event, state of facts, development or occurrence underlying such failure has resulted in an Artemis Material Adverse Effect; (vii) any actions required to be taken, or required not to be taken, pursuant to the terms of the Business Combination Agreement or any ancillary agreement; or (viii) any action taken by, or at the written request of, Novibet or PubCo; provided, however, that if a change or effect related to clauses (i) through (v) disproportionately adversely affects Artemis compared to similarly situated persons, then such disproportionate impact may be taken into account in determining whether an Artemis Material Adverse Effect has occurred, but only to the extent of the incremental disproportionate effect on Artemis, relative to similarly situated persons.
Komisium Representations and Warranties
The Business Combination Agreement contains representations and warranties made by Komisium to Artemis relating to a number of matters, including the following:
•
company organization;

•
due authorization;

•
no conflict, where, among other things, Komisium represents and warrants that entering into the Business Combination Agreement and related transactions does not conflict with any other agreement or governing document of Komisium, or violate or conflict with any provision require any consent, or result in the loss of any right or benefit of Komisium;

•
ownership of Novibet ordinary shares;

•
litigation;

•
investment intent; and

•
broker’s fees.

Certain of these representations and warranties are qualified as to “materiality”.
Non-Survival of Representations and Warranties
Except in the case of claims against a person in respect of such person’s actual and intentional common law fraud, the representations and warranties in the Business Combination Agreement do not survive the Effective Time and, as described below under “Termination,” if the Business Combination Agreement is validly terminated, there will be no liability under the representations and warranties of the parties, except for intentional fraud.
This summary and the copy of the Business Combination Agreement and the amendments thereto dated September 2, 2022 and December 14, 2022 attached to this proxy statement/prospectus as Annex A-1, Annex A-2 and Annex A-3, respectively, are included solely to provide investors with information regarding the terms of the Business Combination Agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The representations, warranties and covenants in the Business Combination Agreement were made solely for the benefit of the parties to the Business Combination Agreement, as of specific dates, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Business Combination Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the Business Combination Agreement, and in reviewing the representations, warranties and covenants contained in the Business Combination Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the Business Combination Agreement to be characterizations of the actual state of facts or condition of PubCo, Artemis, Novibet, Merger Sub, or Komisium or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Business Combination Agreement, which subsequent information may or may not be fully reflected in public disclosures.
Conditions to Closing
The completion of the Business Combination is subject to various conditions. There can be no assurance as to whether or when all of the conditions will be satisfied or waived.
Conditions to Each Party’s Obligations
The obligations of the parties to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:
•
Artemis Stockholder Approval.   The approval by the Artemis Stockholders of the Business Combination Proposal shall have been obtained.

•
No Prohibition.   There shall not be in effect any governmental order, statute, rule or regulation from any governmental authority of competent jurisdiction that enjoins or prohibits the consummation of the Business Combination.

•
Nasdaq Listing of PubCo Ordinary Shares.   The PubCo Ordinary Shares to be issued to the holders of Artemis Class A Common Stock in connection with the Merger shall have been approved for listing on Nasdaq, subject only to the receipt of official notice of listing from Nasdaq.

•
Registration Statement.   The Registration Statement of which this proxy statement/prospectus forms a part will have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

Additional Conditions to the Obligations of Artemis
The obligations of Artemis to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Artemis:
•
Representations and Warranties.

Each of the representations and warranties of PubCo, Novibet, Merger Sub, and Komisium regarding company organization, due authorization, no conflicts with respect to organizational documents, subsidiaries, capitalization, due authorization, no conflicts with respect to organizational documents, legal compliance and approvals, taxes, business activities, absence of certain business practices, gaming and/or broker fees, shall be true and correct in all material respects (disregarding any qualifications and exceptions as to “materiality” or “Novibet Material Adverse Effect” or any similar limitations set forth therein) as of the Closing Date as though then made, except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects (disregarding any limitation or exception as to “materiality” or “material adverse effect” or any similar limitations set forth therein) as of such earlier date.
The representation and warranty that between June 30, 2021 and the date of the Business Combination Agreement there has not been (i) any change, event, state of facts, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Novibet Material Adverse Effect or (ii) any action taken or agreed upon by any Group Company that would be prohibited under the terms of the Business Combination Agreement if such action were taken on or after the date of the Business Combination Agreement without the consent of Artemis shall be true and correct as of the date of the Business Combination Agreement.
All of the other representations and warranties of PubCo, Novibet, Merger Sub, and Komisium shall be true and correct (disregarding any qualifications and exceptions as to “materiality” or “Novibet Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of Novibet, PubCo, Merger Sub and Komisium to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Novibet Material Adverse Effect.
•
Agreements and Covenants.   All agreements and covenants of PubCo, Novibet, Merger Sub, and Komisium required under the Business Combination Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

•
Material Adverse Effect.   There shall not have occurred any change, event, state of facts, development or occurrence since the date of the Business Combination Agreement, that, individually or in the aggregate with all other changes, events, state of facts, developments or occurrences, has had or would reasonably be expected to have a Novibet Material Adverse Effect that is continuing.

•
Certification.   Novibet will have delivered to Artemis a certificate signed by an officer of Novibet, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions described above under the subheadings “Representations and Warranties,” “Agreements and Covenants,” and “Material Adverse Effect” have been satisfied.

•
FIRPTA Certification.   Novibet will have delivered to Artemis a certificate on behalf of PubCo and Novibet prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in PubCo or Novibet is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

•
Nasdaq Listing of PubCo Warrants.   The Artemis Warrants to be assumed by PubCo in accordance with the Business Combination Agreement shall have been approved for listing on Nasdaq, subject only to the receipt of official notice of listing from Nasdaq.

•
Certificate of Merger.   Merger Sub will have delivered a copy of the certificate of merger duly executed by Merger Sub and Artemis.

Additional Conditions to the Obligations of Novibet, PubCo, and Merger Sub
The obligations of Novibet, PubCo, and Merger Sub to consummate the Business Combination are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing exclusively by Novibet:
•
Representations and Warranties.

Each of the representations and warranties of Artemis regarding company organization, capitalization, due authorization, no conflicts with respect to organizational documents, business activities and broker fees, shall be true and correct in all material respects (disregarding any qualifications and exceptions as to “materiality” or “Artemis Material Adverse Effect” or any similar limitations set forth therein) as of the Closing Date as though then made, except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects (disregarding any limitation or exception as to “materiality” or “material adverse effect” or any similar limitations set forth therein) as of such earlier date.
All of the other representations and warranties of Artemis shall be true and correct (disregarding any qualifications and exceptions as to “materiality” or “Artemis Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of Artemis to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have an Artemis Material Adverse Effect.
•
Agreements and Covenants.   All agreements and covenants of Artemis required under the Business Combination Agreement and the Sponsor Support Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

•
Material Adverse Effect.   There shall not have occurred any change, event, state of facts, development or occurrence since the date of the Business Combination Agreement, that, individually or in the aggregate with all other changes, events, state of facts, developments or occurrences, has had or would reasonably be expected to have an Artemis Material Adverse Effect that is continuing.

•
Certification.   Artemis will have delivered to Artemis a certificate signed by an officer of Artemis, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions described above under the subheadings “Representations and Warranties,” “Agreements and Covenants,” and “Material Adverse Effect” have been satisfied.

•
Resignations; Certificate of Merger.   Artemis will have delivered (i) an executed resignation letter from each director and officer of Artemis and (ii) a copy of the certificate of merger duly executed by Merger Sub and Artemis.

•
FIRPTA Certification.   Artemis will have delivered to Novibet a certificate prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in Artemis is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

•
Minimum Proceeds Condition.   The Net Closing Proceeds shall equal or exceed $12,500,000.

Termination
Mutual Termination Rights
The Business Combination Agreement may be terminated and the transactions contemplated thereby abandoned, as follows:
•
by written consent of Artemis and Novibet at any time;

•
by either Artemis or Novibet if the Business Combination shall have not been consummated by the Outside Date, provided, however, that the right to terminate the Business Combination Agreement will not be available to any party whose action or failure to act has been a principal cause of or principally resulted in the failure of the Closing to have occurred before such time and such action or failure to act constitutes a material breach of the Business Combination Agreement;

•
by either Artemis or Novibet if a governmental entity of competent jurisdiction shall have issued an order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Business Combination, which order or other action is final and nonappealable; or

•
by either Artemis or Novibet, if, at the Special Meeting the Artemis Stockholders do not approve the Business Combination Proposal by the requisite vote under applicable law and the Existing Artemis Charter.

Termination Rights of Novibet
The Business Combination Agreement may be terminated by Novibet upon written notice to Artemis and the transactions contemplated thereby abandoned if:
•
by Novibet following an Artemis Change in Recommendation;

•
by Novibet if the anticipated Net Closing Proceeds of Artemis are less than $12,500,000; or

•
by Novibet if there is any breach of any representation, warranty, covenant or agreement on the part of Artemis set forth in the Business Combination Agreement or the Sponsor Support Agreement, such that the conditions with respect to the accuracy of the representations and warranties of Artemis and compliance by Artemis of its covenants or agreements of the Business Combination Agreement, in each case, subject to customary materiality qualifications, would not be satisfied, subject to a 30-day cure period and only if Artemis is not entitled to terminate the Business Combination Agreement.

Termination Rights of Artemis
The Business Combination Agreement may be terminated and the Business Combination abandoned by written notice to Novibet from Artemis if there is any breach of any representation, warranty, covenant or agreement on the part of Novibet set forth in the Business Combination Agreement, such that the conditions with respect to the accuracy of the representations and warranties of Novibet and compliance by Novibet of its covenants or agreements of the Business Combination Agreement, in each case, subject to customary materiality qualifications, would not be satisfied, subject to a 30-day cure period and only if Novibet is not entitled to terminate the Business Combination Agreement.
Effect of Termination
If the Business Combination Agreement is validly terminated, the Business Combination Agreement will become void and have no further force or effect, without any liability on the part of any of the parties, other than liability for any willful breach of this Agreement or intentional fraud in the making of the representations and warranties in the Business Combination Agreement. The provisions regarding certain miscellaneous matters and the Confidentiality Agreement shall survive any termination of the Business Combination Agreement and shall remain legal, valid, binding and enforceable obligations of the Parties in accordance with their respective terms.
Amendment
The Business Combination Agreement may be amended or modified, in whole or in part, only by a duly agreement in writing which makes reference to the Business Combination Agreement and has been duly authorized, executed and delivered by each of the parties to the Business Combination Agreement.
Specific Performance
The parties to the Business Combination Agreement agree that they shall be entitled to an injunction or injunctions to prevent breaches of the Business Combination Agreement and to specific enforcement of the terms and provisions of the Business Combination Agreement, in addition to any other remedy to which any party is entitled at law or in equity.

RELATED AGREEMENTS
This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof. Each of the following summaries is qualified in its entirety by reference to the complete text of each of the Related Agreements, and other interested parties are urged to read such Related Agreements carefully and in their entirety.
Sponsor Support Agreement
Concurrently with the execution and delivery of the Business Combination Agreement, the Sponsor, Artemis and Novibet entered into the Sponsor Support Agreement, pursuant to which the Sponsor agreed, among other things, to vote (or cause to be voted) all shares of Artemis Common Stock beneficially held by it (a) in favor of the Business Combination Proposal and, if presented, the Adjournment Proposal, and (b) against (i) any proposal or offer from any other person (other than Novibet or its affiliates) with respect to any competing business combination, (ii) any merger agreement or merger (other than pursuant to the Business Combination Agreement or the other Transaction Agreements and the Business Combination), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Artemis, (iii) any material change in the business of Artemis or any change in Artemis’s management or the Artemis Board (other than, in each case, pursuant to the Business Combination Agreement or the other Transaction Agreements and the transactions contemplated thereby), and (iv) any proposal, action or agreement that would or, in each case would reasonably be expected to (w) impede, frustrate, hinder, interfere with, prevent or nullify the timely consummation of, or otherwise adversely effect, the Business Combination, (x) result in a breach in any material respect (or, in the case of certain fundamental representations and warranties, in any respect) of any covenant, representation, warranty or any other obligation or agreement of Artemis under the Business Combination Agreement and the other Transaction Agreements, (y) result in any of the conditions of the Business Combination Agreement not being fulfilled or (z) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Artemis. Additionally, the Sponsor agreed not to redeem any shares of Artemis Class A Common Stock or Artemis Class B Common Stock held by it in connection with the Business Combination and to waive the anti-dilution conversion price adjustments set forth in the Existing Artemis Charter with respect to its Artemis Class B Common Stock.
The Sponsor Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest of (i) the Effective Time, (ii) such date and time as the Business Combination Agreement shall be terminated in accordance with its terms (iii) the liquidation of Artemis, or (iv) the written agreement of the Sponsor, Artemis, and Novibet providing for the termination of the Sponsor Support Agreement. However, the termination of the Sponsor Support Agreement will not relieve any party thereto from liability arising from any intentional fraud in the making of the representations and warranties in the Sponsor Support Agreement or a material and willful breach of the Sponsor Support Agreement that is a consequence of an omission by, or an act undertaken or caused by, the breaching party intentionally and with the knowledge that such omission or taking or causing of such act would, or would reasonably be expected to, cause such material and willful breach.
Investors Agreement
At the Closing, the Sponsor, Komisium and PubCo will enter into the Investors Agreement, pursuant to which, among other things, the Sponsor and Komisium will agree with PubCo that the PubCo Ordinary Shares held by them will be subject to transfer restrictions until the earlier of (a) 12 months after the Closing or (b) the date on which the closing price of PubCo Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, bonus share issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date. Notwithstanding the transfer restrictions set forth therein, (i) Komisium will be entitled to transfer that number of PubCo Ordinary Shares acquired by it in the Business Combination (in the form of either Closing Share Consideration or Earnout Consideration) equal to 0.3 multiplied by the number of PubCo Ordinary Shares issued in the Share Exchange, and (ii) certain other customary transfers will be expressly permitted during the lock-up period.
The Investors Agreement will further provide that: (a) for as long as the Sponsor beneficially owns a number of PubCo Ordinary Shares representing at least 5% of the total voting power of PubCo’s then issued and outstanding equity interests, the Sponsor will be entitled to appoint two members of the PubCo Board; provided that at least one such board member must satisfy the Nasdaq diversity requirements and each such board member must satisfy the Nasdaq independence requirements; (b) for as long as the Sponsor is entitled to appoint any member of the PubCo Board pursuant to the Investors Agreement, Komisium will agree to use its commercially reasonable efforts to have the Sponsor’s nominee appointed to the PubCo Board, including soliciting votes in favor of the election of any such director at any meeting of PubCo’s shareholders; and (c) for as long as the Sponsor or Komisium beneficially owns a number of PubCo Ordinary Shares representing at least 5% of the total voting power of PubCo’s then issued and outstanding equity interests, each will agree that it will not, without the approval of the PubCo Board and except as set forth therein, (i) enter into, propose or seek any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving PubCo or any of its Subsidiaries, (ii) initiate or participate in any proxy solicitation or (iii) publicly nominate or recommend for nomination a person for election at any PubCo Shareholder meeting, except as expressly permitted by the Investors Agreement.
The Investors Agreement will further provide that (a) for as long as Komisium beneficially owns a number of PubCo Ordinary Shares representing at least 50% of the total voting power of PubCo’s then issued and outstanding equity interests, Komisium shall be entitled to nominate and appoint three members of the PubCo Board; provided that at least one such board member must satisfy Nasdaq independence requirements; (b) for as long as Komisium beneficially owns a number of PubCo Ordinary Shares representing at least 40% but less than 50% of the total voting power of PubCo’s then issued and outstanding equity interests, Komisium will be entitled to appoint two members of the PubCo Board, neither of whom will be required to satisfy Nasdaq independence or diversity requirements; and (c) for as long as Komisium beneficially owns a number of PubCo Ordinary Shares representing at least 5% but less than 40% of the total voting power of PubCo’s then issued and outstanding equity interests, Komisium will be entitled to appoint one member of the PubCo Board, who will not be required to satisfy Nasdaq independence or diversity requirements.
The Investors Agreement will terminate in its entirety, and be of no further force or effect (i) with respect to the Sponsor or Komisium, when such holder no longer holds any PubCo Ordinary Shares and (ii) with respect to all parties, upon mutual written agreement to terminate the Investors Agreement. However, the termination of the Investors Agreement will not relieve any party from liability for any breach prior to the time of the termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities, or damages arising from such breach.
Registration Rights Agreement
At the Closing, PubCo, the Sponsor and certain other securityholders of PubCo will enter into the Registration Rights Agreement pursuant to which, upon completion of the Business Combination, the PubCo Ordinary Shares and certain other Registrable Securities described therein held by the Sponsor, Komisium and the other persons specified therein, shall bear the same registration rights as contemplated by the Registration Rights Agreement entered into on September 29, 2021, with respect to the Sponsor Shares, the Private Placement Warrants and certain other Registrable Securities described therein.
The Registration Rights Agreement will terminate on the earlier of (i) the ten-year anniversary of the Closing or (ii) with respect to any holder, on the date that such holder no longer holds Registrable Securities (as defined in the Registration Rights Agreement).
Warrant Assignment, Assumption and Amendment Agreement
At the Closing, Artemis, PubCo and Continental will enter into the Warrant Assignment, Assumption, and Amendment Agreement, pursuant to which as of the Closing, (a) each whole Artemis Warrant that is issued and outstanding immediately prior to the effective time of the Business Combination will be assumed by PubCo and will be exercisable, in accordance with the terms of the Assumed Warrant Agreement, for one (1) PubCo Ordinary Share and (b) Artemis will assign to PubCo all of Artemis’s right, title, and interest in and to the existing Warrant Agreement with Continental and PubCo will assume, and agree to pay, perform, satisfy and discharge in full, all of Artemis’s liabilities and obligations under the existing Warrant Agreement arising from and after the Closing.

MATERIAL TAX CONSIDERATIONS
Material United States Federal Income Tax Considerations
The following discussion is a summary of material U.S. federal income tax considerations of the Merger to U.S. Holders and Non-U.S. Holders (each as defined below, and together, “Holders”) of Artemis Class A Common Stock and Artemis Warrants (collectively “Artemis Securities”). The following discussion also summarizes material U.S. federal income tax consequences to Holders of Artemis Class A Common Stock that elect to have their Artemis Class A Common Stock redeemed for cash and of the ownership and disposition of PubCo Ordinary Shares and PubCo Warrants following the consummation of the Business Combination. This discussion applies only to the Artemis Securities, PubCo Ordinary Shares, and PubCo Warrants, as the case may be, that are held as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).
The following does not purport to be a complete analysis of all potential tax effects arising in connection with the Merger, the redemption of Artemis Class A Common Stock, or the ownership and disposition of PubCo Ordinary Shares and PubCo Warrants following the consummation of the Business Combination. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect the tax consequences discussed below. Artemis and Novibet have not sought, and do not intend to seek, any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS will not take, or a court will not sustain, a contrary position regarding the tax consequences discussed below.
This discussion does not address the U.S. federal income tax consequences to Artemis’s founders, the Sponsor or any other sponsors, officers or directors of Artemis, or to any holders of Artemis Class B Common Stock and/or Private Placement Warrants. This discussion is a summary only and does not address all of the U.S. federal income tax consequences that may be relevant to a Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax, if any. In addition, it does not address all of the different consequences that may be relevant to Holders subject to special rules under U.S. federal income tax laws, including, without limitation:
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banks, insurance companies, and certain other financial institutions;

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regulated investment companies and real estate investment trusts;

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brokers, dealers, or traders in securities;

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traders in securities that elect to mark to market;

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tax-exempt organizations or governmental organizations;

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U.S. expatriates and former citizens or long-term residents of the United States;

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persons holding Artemis Securities or PubCo Ordinary Shares and/or PubCo Warrants, as the case may be, as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated or similar transaction;

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persons subject to special tax accounting rules as a result of any item of gross income with respect to Artemis Securities or PubCo Ordinary Shares and/or PubCo Warrants, as the case may be, being taken into account in an applicable financial statement;

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except as specifically provided below, persons that actually or constructively own 5% or more (by vote or value) of the outstanding Artemis’s stock or, after the Merger, PubCo’s stock;

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“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax (and their shareholders);

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S corporations, partnerships, or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);

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U.S. Holders having a functional currency other than the U.S. dollar;

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persons who hold or received Artemis Securities or PubCo Ordinary Shares and/or PubCo Warrants, as the case may be, pursuant to the exercise of any employee stock option or otherwise as compensation; and

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tax-qualified retirement plans.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Artemis Securities, PubCo Ordinary Shares and/or PubCo Warrants, the tax treatment of a beneficial owner of such partnership will depend on the status of the beneficial owner in the partnership, the activities of the partnership, and certain determinations made at the beneficial owner level. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes and beneficial owners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them of the Business Combination.
For purposes of this discussion, because any Artemis Unit consisting of one share of Artemis Class A Common Stock and one half of one Artemis Warrant is separable at the option of the holder, the holder of an Artemis Unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying Artemis Class A Common Stock and Artemis Warrant components, and the discussion below with respect to actual Holders of Artemis Class A Common Stock and Artemis Warrants also should apply to holders of Artemis Units (as the deemed owners of the underlying Artemis Class A Common Stock and Artemis Warrants that constitute the Artemis Units). Under this treatment, the separation of an Artemis Unit into its Artemis Securities components in connection with the consummation of the Business Combination generally would not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. Holders of Artemis Units and Artemis Securities are urged to consult their tax advisors concerning the U.S. federal, state, local, and foreign tax consequences of the transactions contemplated by the Business Combination (including any redemption of Artemis Class A Common Stock for cash) with respect to any Artemis Securities held through an Artemis Unit (including alternative characterizations of an Artemis Unit).
THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BUSINESS COMBINATION AND THE U.S. FEDERAL INCOME TAX TREATMENT TO HOLDERS OF ARTEMIS SECURITIES DEPEND IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BUSINESS COMBINATION (INCLUDING THE MERGER), THE EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO ARTEMIS CLASS A COMMON STOCK, AND THE OWNERSHIP AND DISPOSITION OF PUBCO ORDINARY SHARES AND/OR PUBCO WARRANTS TO ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF THE BUSINESS COMBINATION (INCLUDING THE MERGER), THE EXERCISE OF YOUR REDEMPTION RIGHTS WITH RESPECT TO ARTEMIS CLASS A COMMON STOCK, AND THE OWNERSHIP AND DISPOSITION OF PUBCO ORDINARY SHARES AND/OR PUBCO WARRANTS.
U.S. Federal Income Tax Treatment of PubCo
Tax Residence of PubCo for U.S. Federal Income Tax Purposes
Although PubCo is incorporated in Jersey and tax resident in the UK, the IRS may assert that it should be treated as a U.S. corporation (and therefore a U.S. tax resident) for U.S. federal income tax purposes pursuant to Section 7874 of the Code. For U.S. federal income tax purposes, a corporation is generally classified as a U.S. (or “domestic”) corporation (or U.S. tax resident) if it is created or organized in or under the laws of the United States, any state thereof, or the District of Columbia. Because PubCo is not so created or organized (but is instead incorporated only in Jersey), it would generally be classified as a foreign corporation (that is, a corporation other than a U.S. (or “domestic”) corporation) under these rules. Section 7874 of the Code provides an exception under which a corporation created or organized only under non-U.S. law may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. The Section 7874 rules are complex and require analysis of all relevant facts, and there is limited guidance and significant uncertainties as to their application.
Under Code Section 7874, a corporation created or organized outside the United States (i.e., a foreign corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes when (i) the foreign corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including the indirect acquisition of assets of the U.S. corporation by acquiring the outstanding shares of the U.S. corporation), (ii) the shareholders of the acquired U.S. corporation hold, by vote or value, at least 80% of the shares of the foreign acquiring corporation after the acquisition by reason of holding shares in the U.S. acquired corporation (the percentage computed using such methodology, the “Section 7874 Percentage”), and (iii) the foreign acquiring corporation’s “expanded affiliated group” does not have substantial business activities in the foreign acquiring corporation’s country of creation or organization relative to such expanded affiliated group’s worldwide activities (the “Substantial Business Activities Exception”). In order to satisfy the Substantial Business Activities Exception, at least 25% of the employees (by headcount and compensation), real and tangible assets, and gross income of the foreign acquiring corporation’s “expanded affiliated group” must be based, incurred, located, and derived, respectively, in the country in which the foreign acquiring corporation is created or organized and tax resident. The Section 7874 Regulations further provide for a number of special rules that aggregate multiple acquisitions of U.S. corporations for purposes of Code Section 7874 that are made as part of a plan or made over a 36-month period, making it more likely that Code Section 7874 will apply to a foreign acquiring corporation.
PubCo will indirectly acquire substantially all of the assets of Artemis through the Merger. As a result, Section 7874 of the Code may apply to cause PubCo to be treated as a U.S. corporation for U.S. federal income tax purposes following the Merger depending on whether the Section 7874 Percentage equals or exceeds 80%, subject to the applicability of the Substantial Business Activities Exception.
Based upon the terms of the Merger, the rules for determining share ownership under Code Section 7874 and the Section 7874 Regulations, and certain factual assumptions, Artemis and PubCo currently expect that the Section 7874 Percentage of Artemis stockholders in PubCo should be less than 80% after the Merger. Accordingly, PubCo is not currently expected to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. The calculation of the Section 7874 Percentage is complex, is subject to detailed regulations (the application of which is uncertain in various respects and could be impacted by changes in U.S. tax laws and regulations with possible retroactive effect), and is subject to certain factual uncertainties. In addition, the Section 7874 Percentage must be finally determined after completion of the Merger, by which time there could be adverse changes to the relevant facts and circumstances. Moreover, for purposes of determining the Section 7874 Percentage, among other adjustments required to be taken into account, former holders of Artemis Securities may be deemed to own an amount of PubCo shares in respect to certain redemptions by Artemis of Artemis Class A Common Stock prior to the Merger. Accordingly, there can be no assurance that the IRS will not challenge the status of PubCo as a foreign corporation under Code Section 7874 or that such challenge would not be sustained by a court.
If the IRS were to successfully challenge under Code Section 7874 PubCo’s status as a foreign corporation for U.S. federal income tax purposes, PubCo and certain PubCo shareholders could be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on PubCo and potential future withholding taxes on distributions to certain PubCo shareholders. In particular, holders of PubCo Ordinary Shares and/or PubCo Warrants would be treated as holders of stock and warrants of a U.S. corporation.
However, even if the Section 7874 Percentage was such that PubCo were still respected as a foreign corporation under Code Section 7874, PubCo may be limited in using its equity to engage in future acquisitions of U.S. corporations over a 36-month period following the Business Combination. If PubCo were to be treated as acquiring substantially all of the assets of a U.S. corporation within a 36-month period after the Business Combination, the Section 7874 Regulations would exclude certain shares of PubCo attributable to the Merger for purposes of determining the Section 7874 Percentage of that subsequent acquisition, making it more likely that Code Section 7874 would apply to such subsequent acquisition.
The remainder of this discussion assumes that PubCo will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code.
Utilization of Artemis’s Tax Attributes and Certain Other Adverse Tax Consequences to PubCo and PubCo’s Shareholders
Following the acquisition of a U.S. corporation by a foreign corporation, Code Section 7874 can limit the ability of the acquired U.S. corporation and its U.S. affiliates to use U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions, as well as result in certain other adverse tax consequences, even if the foreign acquiring corporation is respected as a foreign corporation for purposes of Code Section 7874. Specifically, Code Section 7874 can apply in this manner if (i) the foreign acquiring corporation acquires, directly or indirectly, substantially all of the properties held directly or indirectly by a U.S. corporation, (ii) after the acquisition, the Section 7874 Percentage is at least 60% but is less than 80% and (iii) the foreign acquiring corporation’s “expanded affiliated group” does not meet the Substantial Business Activities Exception.
Based upon the terms of the Merger, the rules for determining share ownership under Section 7874 of the Code and the Section 7874 Regulations, and certain factual assumptions, Artemis and PubCo currently expect that the Section 7874 Percentage should be less than 60% after the Merger. Accordingly, the limitations and other rules described above are currently not expected to apply to PubCo or Artemis after the Merger.
If the Section 7874 Percentage applicable to the Merger is at least 60% but less than 80%, PubCo and certain of PubCo’s shareholders may be subject to adverse tax consequences including, but not limited to, restrictions on the use of tax attributes with respect to “inversion gain” recognized over a 10-year period following the transaction, disqualification of dividends paid from preferential “qualified dividend income” rates, and the requirement that any U.S. corporation owned by PubCo include as “base erosion payments” that may be subject to a minimum U.S. federal income tax any amounts treated as reductions in gross income paid to certain related foreign persons. Furthermore, certain “disqualified individuals” (including officers and directors of a U.S. corporation) may be subject to an excise tax on certain stock-based compensation, currently at a rate of 20%.
The above determination is subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by future changes in U.S. tax laws and regulations, with possible retroactive effect) and is subject to certain factual uncertainties. Whether the Section 7874 Percentage is less than 60% must be finally determined after completion of the Merger, by which time there could be adverse changes to the relevant facts and circumstances. In addition, changes to the rules in Code Section 7874 or Section 7874 Regulations, or other changes in law, could adversely affect the above determination for U.S. federal income tax purposes. There can be no assurance that the IRS will not challenge whether PubCo is subject to the above rules or that such a challenge would not be sustained by a court. If the IRS successfully applied these rules to PubCo, significant adverse tax consequences could result for PubCo and for certain PubCo shareholders, including a higher effective corporate income tax rate on PubCo.
The remainder of this discussion assumes that the limitations and other rules described above will not apply to PubCo or Artemis after the Business Combination.
U.S. Holders
For purposes of this discussion, a “U.S. Holder” is any beneficial owner of Artemis Securities, PubCo Ordinary Shares and/or PubCo Warrants, as the case may be, that is for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation (or other entity taxable as a corporation) created or organized in, or under the laws of, the United States, any state thereof, or the District of Columbia;

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an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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a trust, if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have authority to control all substantial decisions of the trust or (2) it has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Tax Consequences to U.S. Holders of Exercising Redemption Rights
Redemption of Artemis Class A Common Stock
Subject to the discussion below under the heading “— Tax Consequences to U.S. Holders of the Merger,” the U.S. federal income tax consequences to a U.S. Holder of Artemis Class A Common Stock that exercises its redemption rights to receive cash from the Trust Account in exchange for all or a portion of its Artemis Class A Common Stock will depend on whether the redemption qualifies as a sale of the Artemis Class A Common Stock redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of Artemis Class A Common Stock, the U.S. Holder will be treated as described under “— Taxation of Redemptions Treated as Sales of Artemis Class A Common Stock” below. If the redemption does not qualify as a sale of Artemis Class A Common Stock, the U.S. Holder will be treated as receiving a corporate distribution with the tax consequences described below under “— Taxation of Redemptions Treated as Distributions”. Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of Artemis stock treated as held by the redeemed U.S. Holder before and after the redemption (including any stock of Artemis constructively owned by the U.S. Holder as described in the following paragraph) relative to all of the stock of Artemis outstanding both before and after the redemption. The redemption of Artemis Class A Common Stock generally will be treated as a sale of the Artemis Class A Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in Artemis or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.
In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a U.S. Holder takes into account not only shares of Artemis stock actually owned by the U.S. Holder, but also shares of Artemis stock that are constructively owned by it under certain attribution rules set forth in the Code. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock that the U.S. Holder has a right to acquire by exercise of an option, which would generally include Artemis Class A Common Stock which could be acquired pursuant to the exercise of the Artemis Warrants.
In order to meet the substantially disproportionate test, the percentage of Artemis’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of Artemis Class A Common Stock must, among other requirements, be less than 80% of the percentage of Artemis’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption (taking into account redemptions by other holders of Artemis Class A Common Stock). There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of Artemis stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of Artemis stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other shares of Artemis stock (including any stock constructively owned by the U.S. Holder as a result of owning Artemis Warrants). The redemption of the Artemis Class A Common Stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Artemis. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Artemis will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.
If none of the foregoing tests is satisfied, then the redemption of Artemis Class A Common Stock will be treated as a corporate distribution to the redeemed U.S. Holder and the tax effects to such U.S. Holder will be as described under “— Taxation of Redemptions Treated as Distributions” below.

Taxation of Redemptions Treated as Distributions
A redemption treated as a distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent paid from Artemis’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the Artemis Class A Common Stock. Any remaining excess will be treated as gain realized on the sale of the Artemis Class A Common Stock and will be treated as described under “— Taxation of Redemptions Treated as Sales of Artemis Class A Common Stock” below.
Dividends treated as paid to a U.S. Holder that is treated as a taxable corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder may constitute “qualified dividend income” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Artemis Class A Common Stock prevents a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be. If the holding period requirements are not satisfied, then a U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. Holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.
After the application of these rules, any remaining tax basis of the U.S. Holder in the redeemed Artemis Class A Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining Artemis Class A Common Stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its Artemis Warrants or possibly in other shares of Artemis stock constructively owned by it.
Taxation of Redemptions Treated as Sales of Artemis Class A Common Stock
If a redemption qualifies as a sale of such U.S. Holder’s Artemis Class A Common Stock, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. Holder’s adjusted tax basis in the Artemis Class A Common Stock redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Artemis Class A Common Stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Artemis Class A Common Stock have suspended the running of the applicable holding period for this purpose. If the running of the holding period for the Artemis Class A Common Stock has been suspended, then non-corporate U.S. Holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment, in which case any gain on a sale or taxable disposition of the Artemis Class A Common Stock would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
IF YOU ARE A U.S. HOLDER OF ARTEMIS CLASS A COMMON STOCK CONTEMPLATING AN EXERCISE OF YOUR REDEMPTION RIGHTS, WE URGE YOU TO CONSULT YOUR TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES THEREOF.
Tax Consequences to U.S. Holders of the Merger
Subject to the qualifications, assumptions and limitations set forth herein and in the U.S. federal income tax opinion that will be filed as Exhibit 8.1, the discussion under this section “Tax Consequences to U.S. Holders of the Merger” represents the opinion of White & Case LLP, counsel to Artemis, with respect to the material U.S. federal income tax consequences of the Merger to Holders of Artemis Securities.

The Merger is intended to qualify as a “reorganization” under Section 368(a) of the Code (“Section 368(a) Reorganization”) and/or as part of a transaction described under Section 351 of the Code (“Section 351 Transaction”). The parties to the Business Combination Agreement have agreed to generally report the Merger for all applicable tax purposes in a manner consistent with such intended tax treatments. Although this disclosure assumes that the Merger qualifies under one (or both) of these Code provisions, the treatment is not free from doubt, and the IRS could assert a different position and such assertion could be sustained by a court. However, the closing of the Business Combination (including closing of the Merger) is not conditioned upon the receipt of, and neither Artemis nor PubCo has received or sought, an opinion of counsel that the Merger qualifies as a Section 368(a) Reorganization or as part of a Section 351 Transaction, and neither Artemis nor PubCo intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Merger. U.S. Holders of Artemis Class A Common Stock and Artemis Warrants are urged to consult their tax advisors regarding the proper U.S. federal income tax treatment of the Merger, including with respect to its qualification as a Section 368(a) Reorganization and/or as part of a Section 351 Transaction.
U.S. Holders Exchanging Artemis Class A Common Stock for PubCo Ordinary Shares
If the Merger qualifies either as a Section 368(a) Reorganization or as part of a Section 351 Transaction, subject to the discussion in “Tax Consequences to U.S. Holders of the Merger — U.S. Holders Participating in the Merger and in a Redemption of Artemis Class A Common Stock” and “— Additional Requirements for Tax Deferral” below, in general (i) no gain or loss should be recognized by a U.S. Holder of Artemis Class A Common Stock who exchanges such Artemis Class A Common Stock solely for PubCo Ordinary Shares pursuant to the Merger, and, in such case, the U.S. Holder should have an adjusted tax basis of the PubCo Ordinary Shares received in the Merger equal to the adjusted tax basis of the Artemis Class A Common Stock surrendered in exchange therefor, and (ii) the holding period of the PubCo Ordinary Shares received in the Merger by such a U.S. Holder of Artemis Class A Common Stock should include such U.S. Holder’s holding period for Artemis Class A Common Stock exchanged therefor.
Every “significant transferor” pursuant to the exchange must include a statement on or with such transferor’s U.S. federal income tax return for the taxable year of the exchange. For this purpose, a significant transferor is generally a person that transferred property to a corporation and received stock of the transferee corporation if, immediately after the exchange, such person — (i) owned at least 5% (by vote or value) of the total outstanding stock of the transferee corporation if the stock owned by such person is publicly traded, or (ii) owned at least 1% (by vote or value) of the total outstanding stock of the transferee corporation if the stock owned by such person is not publicly traded.
U.S. Holders Participating in the Merger and in a Redemption of Artemis Class A Common Stock
Notwithstanding the foregoing, if a U.S. Holder exercises its redemption rights to receive cash from the Trust Account in exchange for a portion of its Artemis Class A Common Stock, it is possible that such redemption may be treated as integrated with the Merger rather than as a separate transaction. In such case, cash received by such U.S. Holder in the redemption may also be treated as taxable boot received in a Section 368(a) Reorganization (which, depending on the circumstances applicable to such U.S. Holder, may be treated either as (i) capital gain (but not loss) in a manner similar to that described above under the heading “— Tax Consequences to U.S. Holders of Exercising Redemption Rights — Taxation of Redemptions Treated as Sales of Artemis Class A Common Stock” but not in excess of the amount of cash received or (ii) dividend income to the extent of (although not entirely clear) PubCo’s current and accumulated earnings and profits, taxable as described above under the heading “— Tax Consequences to U.S. Holders of Exercising Redemption Rights — Taxation of Redemptions Treated as Dividends”).
If the Merger does not qualify as a Section 368(a) Reorganization, it is possible that such cash, together with PubCo Warrants (if any) received in exchange for Artemis Warrants, may be treated as taxable boot received in a Section 351 Transaction (in which case gain (but not loss) may be recognized on the Merger and redemption transaction in an amount equal to the lesser of (A) the difference between (x) the sum of the value of the PubCo Ordinary Shares and PubCo Warrants received in the Merger and the amount of cash received in the redemption and (y) such U.S. Holder’s adjusted basis in the Artemis Class A Common Stock and Artemis Warrants exchanged therefor pursuant to the Merger and/or the redemption and (B) the sum of the amount of cash received in the redemption and the value of the PubCo Warrants received in the Merger). Under this possible characterization, such U.S. Holder may be required to recognize an amount of gain or income (if any) that is different than if the redemption of Artemis Class A Common Stock was treated as a separate transaction from the exchange pursuant to the Merger and would not be entitled to recognize any loss with respect to its redeemed Artemis Class A Common Stock.
In addition, if a U.S. Holder that elects to participate in a redemption with respect to all its Artemis Class A Common Stock maintains its ownership of Artemis Warrants, such redemption also may be treated as integrated with the Merger rather than as a separate transaction (with the same taxation effects described in the above two paragraphs). In such case, even if the Merger were treated as a Section 368(a) Reorganization, and no gain or loss generally would be recognized upon the deemed exchange of Artemis Warrants for PubCo Warrants as described below under the heading “— U.S. Holders Exchanging Artemis Warrants for PubCo Warrants”, cash received by such U.S. Holder in a redemption may also be treated as taxable boot received in a Section 368(a) Reorganization, in which case the U.S. Holder is taxed in a manner described in the first paragraph of this section. Under this possible characterization, such U.S. Holder generally is expected to recognize capital gain (but not loss) on such redemption in an amount equal to the difference between the amount of cash received and such U.S. Holder’s adjusted basis in the Artemis Class A Common Stock exchanged therefor. If the IRS were to assert, and a court were to sustain, such a contrary position, such U.S. Holder may be required to recognize an amount of gain or income (if any) that is different than if the redemption of Artemis Class A Common Stock was treated as a separate transaction from the exchanges pursuant to the Merger. If the Merger were not treated as a Section 368(a) Reorganization, then the tax treatment to such U.S. Holder would be similar to if the redemption and Merger were not integrated, with the treatment of the redemption generally as described above under “— Tax Consequences for U.S. Holders Exercising Redemption Rights — Redemption of Artemis Class A Common Stock” and the treatment of the deemed exchange of Artemis Warrants for PubCo Warrants pursuant to the Merger generally as described below under “— Tax Consequences of the Merger to U.S. Holders — U.S. Holders Exchanging Artemis Warrants for PubCo Warrants” or “— Tax Consequences of the Merger to U.S. Holders — Alternative Treatment of the Merger,” as applicable.
U.S. Holders are urged to consult their tax advisors regarding the possible integration of the redemption and the Merger as a single transaction.
U.S. Holders Exchanging Artemis Warrants for PubCo Warrants
The appropriate U.S. federal income tax treatment of Artemis Warrants in connection with the Merger is uncertain because, as described below, it is unclear whether the Merger qualifies as a Section 368(a) Reorganization. To qualify as a Section 368(a) Reorganization, a transaction must satisfy certain requirements, including, among others, that the acquiring corporation continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business, in each case, within the meaning of Treasury Regulations Section 1.368-1(d). There are significant factual and legal uncertainties as to whether the Merger will satisfy this requirement and, in turn, qualify as a Section 368(a) Reorganization. In addition, Section 368(a) Reorganization treatment could be adversely affected by events or actions that occur prior to or at the time of the Merger, some of which are outside the control of Artemis and PubCo. For example, the requirements for Section 368(a) Reorganization treatment could be affected by the magnitude of Artemis Class A Common Stock redemptions that occur in connection with the Merger. Accordingly, there can be no assurance that the Merger will qualify as a Section 368(a) Reorganization. In addition, neither Artemis nor PubCo intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination (including the Merger), and the IRS or a court could take a different position from that described herein. U.S. Holders of Artemis Class A Common Stock and Artemis Warrants are urged to consult their tax advisors regarding the proper U.S. federal income tax treatment of the Merger, including with respect to its qualification as a Section 368(a) Reorganization.
If the Merger qualifies as a Section 368(a) Reorganization then, subject to the disclosure under the headings “Tax Consequences to U.S. Holders of the Merger — U.S. Holders Participating in the Merger and in a Redemption of Artemis Class A Common Stock” above and “— Additional Requirements for Tax Deferral” below, a U.S. Holder of Artemis Warrants generally should not recognize any gain or loss on any such deemed transfer of Artemis Warrants, and such U.S. Holder’s basis in the PubCo Warrants deemed received generally should be equal to the U.S. Holder’s basis in its Artemis Warrants deemed transferred.
If the Merger does not qualify as a Section 368(a) Reorganization but qualifies as part of a Section 351 Transaction, the treatment of a U.S. Holder’s exchange of Artemis Warrants for PubCo Warrants in the Merger is uncertain. It is possible that a U.S. Holder could be treated as transferring its Artemis Class A Common Stock and Artemis Warrants in exchange for PubCo Ordinary Shares and PubCo Warrants as part of a Section 351 Transaction. In such case, such U.S. Holder generally should be required to recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such U.S. Holder(generally, the excess of (x) the sum of the fair market values of the PubCo Warrants treated as received by such holder and the PubCo Ordinary Shares received by such holder, if any, over (y) such holder’s aggregate adjusted tax basis in the Artemis Warrants and Artemis Class A Common Stock treated as having been exchanged therefor) and (ii) the fair market value of the PubCo Warrants treated as having been received by such holder in such exchange. It is also possible that a U.S. Holder could be treated as exchanging its Artemis Warrants for PubCo Warrants for “new” warrants (i.e., PubCo Warrants) in a taxable transaction that is distinct from the exchange of Artemis Class A Common Stock for PubCo Ordinary Shares pursuant to the Merger. In such case, the U.S. Holder generally should be required to recognize gain or loss in such deemed exchange in an amount equal to the difference between the fair market value of the PubCo Warrants held by such U.S. Holder immediately following the Merger and the adjusted tax basis of the Artemis Warrants held by such U.S. Holder immediately prior to the Merger.
Alternative Treatment of the Merger
If the Merger does not qualify as a Section 368(a) Reorganization or as part of a Section 351 Transaction, the Merger generally would be treated as a taxable exchange of Artemis Warrants and/or Artemis Class A Common Stock for PubCo Warrants and/or PubCo Ordinary Shares. If so treated, a U.S. Holder would be required to recognize gain or loss in such taxable exchange in an amount equal to the difference between the fair market value of the PubCo Warrants and PubCo Ordinary Shares held by it immediately following the Merger and the adjusted tax basis of the Artemis Warrants and Artemis Class A Common Stock held by it immediately prior to the Merger. Any such capital gain or loss generally would be long-term capital gain or loss if the U.S. Holder’s holding period for the Artemis Warrants or Artemis Class A Common Stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Artemis Class A Common Stock have suspended the running of the applicable holding period for this purpose. If the running of the holding period for the Artemis Class A Common Stock has been suspended, then non-corporate U.S. Holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment, in which case any such gain would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
A U.S. Holder’s holding period for the PubCo Ordinary Shares and/or PubCo Warrants, as applicable would begin on the day after the Merger and the U.S. Holder’s tax basis in the PubCo Ordinary Shares and PubCo Warrants received in the exchange should equal the fair market value of such PubCo Ordinary Shares and PubCo Warrants at the time of the exchange. U.S. Holders who hold different blocks of Artemis Securities (generally, Artemis Securities purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of Artemis Securities.
Additional Requirements for Tax Deferral
Section 367(a) of the Code and the Treasury Regulations promulgated thereunder, in certain circumstances described below, impose additional requirements for a U.S. Holder to qualify for tax-deferred treatment (i) with respect to the exchange of Artemis Class A Common Stock for PubCo Ordinary Shares in the Merger under Section 368 of the Code or Section 351(a) of the Code and (ii) with respect to the exchange of Artemis Warrants for PubCo Warrants in the Merger under Section 368(a) of the Code.

Section 367(a) of the Code potentially may apply to the exchange by a U.S. Holder of Artemis Class A Common Stock for PubCo Ordinary Shares pursuant to the Merger. Section 367(a) of the Code generally requires a U.S. Holder of stock in a U.S. corporation to recognize gain (but not loss) when such stock is exchanged for stock of a non-U.S. corporation in an exchange that would otherwise qualify for tax-deferred treatment (such as pursuant to a Section 368(a) Reorganization or as part of a Section 351 Transaction) and any of the following is true: (i) the U.S. corporation fails to comply with certain reporting requirements; (ii) U.S. Holders of stock of the acquired U.S. corporation receive more than 50% (by vote or value) of the stock of the non-U.S. corporation; (iii) U.S. persons that are officers, directors, or 5% or greater shareholders of the acquired U.S. corporation own more than 50% (by vote or value) of the stock of the non-U.S. corporation immediately after the acquisition; (iv) such U.S. Holder is a 5% or greater shareholder of the acquired U.S. corporation and fails to enter into a 5-year gain recognition agreement with the IRS to recognize gain with respect to the acquired U.S. corporation stock exchanged in the acquisition; or (v) the U.S. and non-U.S. corporations (and other relevant parties) fail to meet the “active trade or business test.” A holder of an acquired U.S. corporation is presumed to be a U.S. person unless that person signs an ownership statement certifying certain information, including its residency. The “active trade or business test” generally requires (A) that the non-U.S. corporation (and its qualified subsidiaries, including for this purpose PubCo and its subsidiaries) be engaged in an “active trade or business” outside of the United States for the 36-month period immediately before the exchange and that neither the transferors of the U.S. corporation’s stock nor the non-U.S. corporation has an intention to substantially dispose of or discontinue such trade or business, and (B) that the fair market value of the non-U.S. corporation be at least equal to the fair market value of the U.S. corporation, as specifically determined for purposes of Section 367 of the Code, as of the closing of the exchange (the “substantiality test”). For purposes of applying the substantiality test to the Merger, the fair market value of Artemis generally will be deemed to include the value of any non-ordinary course distributions, as determined under applicable Treasury Regulations, made by Artemis during the 36-month period ending on the closing of the Merger.
To the extent that U.S. Holders of Artemis Class A Common Stock and/or Artemis Warrants are required to recognize gain under Section 367(a) of the Code for any of the foregoing reasons, a U.S. Holder generally would recognize gain, if any, in an amount equal to the excess of (i) the sum of the fair market value of the PubCo Ordinary Shares received by such U.S. Holder and/or PubCo Warrants deemed received by such U.S. Holder, over (ii) such U.S. Holder’s adjusted tax basis in the Artemis Class A Common Stock exchanged and/or Artemis Warrants deemed exchanged therefor. Any such gain would generally be capital gain, and generally would be long-term capital gain if the U.S. Holder’s holding period for the Artemis Class A Common Stock and/or Artemis Warrants was more than one year at the time of the Merger. It is unclear, however, whether the redemption rights with respect to the Artemis Class A Common Stock have suspended the running of the applicable holding period for this purpose. If the running of the holding period for the Artemis Class A Common Stock has been suspended, then non-corporate U.S. Holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment, in which case any such gain would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. In either case described above, the U.S. Holder’s tax basis in the PubCo Ordinary Shares and/or PubCo Warrants received in the exchange would be equal to the fair market value of such PubCo Ordinary Shares and/or PubCo Warrants at the time of the Merger. U.S. Holders who hold different blocks of Artemis Securities (generally, Artemis Securities purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of Artemis Securities.
The rules dealing with Section 367(a) of the Code discussed above are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders are strongly urged to consult their tax advisor concerning the application of these rules to the exchange of Artemis Class A Common Stock and/or deemed exchange of Artemis Warrants under their particular circumstances, including, if a U.S. Holder believes that it will be a 5% or greater shareholder, the possibility of entering into a “gain recognition agreement” under applicable Treasury Regulations.

Tax Consequences to U.S. Holders of Ownership and Disposition of PubCo Ordinary Shares and PubCo Warrants
Dividends and Other Distributions on PubCo Ordinary Shares
Subject to the passive foreign investment company (“PFIC”) rules discussed below under the heading “— Passive Foreign Investment Company Rules,” distributions on PubCo Ordinary Shares (including, for the avoidance of doubt and for the purpose of the balance of this discussion, deemed or constructive distributions) will generally be taxable as a dividend for U.S. federal income tax purposes to the extent paid from PubCo’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of PubCo’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its PubCo Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the PubCo Ordinary Shares and will be treated as described below under the heading “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of PubCo Ordinary Shares and PubCo Warrants.” The amount of any such distribution will include any amounts withheld by PubCo (or another applicable withholding agent).
Amounts treated as dividends that PubCo pays to a U.S. Holder that is treated as a corporation for U.S. federal income tax purposes generally will be taxed at regular tax rates and will not qualify for the dividends received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if PubCo Ordinary Shares are readily tradable on an established securities market in the United States or PubCo is eligible for benefits under an applicable tax treaty with the United States, and, in each case, PubCo is not treated as a PFIC with respect to such U.S. Holder at the time the dividend was paid or in the preceding year and provided certain holding period and other requirements are met. The amount of any dividend distribution paid in foreign currency will be the U.S. dollar amount calculated by reference to the applicable exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.
Amounts taxable as dividends generally will be treated as income from sources outside the United States and will generally constitute “passive” category income, which is treated separately from other types of income for purposes of computing the foreign tax credit allowable to a U.S. Holder. The rules governing foreign tax credits are complex and U.S. Holders are urged to consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, a U.S. Holder may, in certain circumstances, deduct foreign taxes in computing their taxable income, subject to applicable limitations under U.S. federal income tax laws. Generally, an election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.
Notwithstanding the foregoing, if (a) PubCo is 50% or more owned, by vote or value, by U.S. persons and (b) at least 10% of PubCo’s earnings and profits are attributable to sources within the United States, then for foreign tax credit purposes, a portion of PubCo’s dividends would be treated as derived from sources within the United States. In such case, with respect to any dividend paid for any taxable year, the U.S.-source ratio of such dividends for foreign tax credit purposes would be equal to the portion of PubCo’s earnings and profits from sources within the United States for such taxable year, divided by the total amount of PubCo’s earnings and profits for such taxable year.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of PubCo Ordinary Shares and PubCo Warrants
Subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Rules,” upon any sale, taxable exchange or other taxable disposition of PubCo Ordinary Shares or PubCo Warrants, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of (x) the amount of cash and (y) the fair market value of any other property, received in such sale, taxable exchange or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in such PubCo Ordinary Shares or PubCo Warrants (determined as described above or below), in each case as calculated in U.S. dollars. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such PubCo Ordinary Shares or PubCo Warrants exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.
Any gain or loss recognized on the sale, taxable exchange or other taxable disposition of PubCo Ordinary Shares or PubCo Warrants generally will be U.S.-source income or loss. Consequently, a U.S. Holder may not be able to claim a credit for non-U.S. taxes, if any, imposed upon a disposition of PubCo Ordinary Shares or PubCo Warrants unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. U.S. Holders should consult their tax advisors as to the foreign tax credit implications of such sale, taxable exchange or other taxable disposition of PubCo Ordinary Shares or PubCo Warrants.
Exercise, Lapse or Redemption of PubCo Warrants
A U.S. Holder generally will not recognize gain or loss upon the acquisition of a PubCo Ordinary Share on the exercise of PubCo Warrant for cash. The U.S. Holder’s tax basis in the PubCo Ordinary Share received upon exercise of a PubCo Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the exercised PubCo Warrant and the exercise price of such PubCo Warrant. It is unclear whether the U.S. Holder’s holding period for the PubCo Ordinary Shares received upon exercise of PubCo Warrants will begin on the date following the date of exercise or on the date of exercise of the PubCo Warrants; in either case, the holding period will not include the period during which the U.S. Holder held the PubCo Warrants. If a PubCo Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the PubCo Warrant.
The tax consequences of a cashless exercise of a PubCo Warrant are not clear under current tax law. Subject to the PFIC rules discussed below under “— Passive Foreign Investment Company Rules,” a cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s basis in PubCo Ordinary Shares received would equal the holder’s basis in the PubCo Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period in the PubCo Ordinary Shares would be treated as commencing on the date following the date of exercise or on the date of exercise of the PubCo Warrants; in either case, the holding period would not include the period during which the U.S. Holder held the PubCo Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the PubCo Ordinary Shares would include the holding period of the PubCo Warrants exercised therefor.
It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered a number of PubCo Warrants equal to the number of PubCo Ordinary Shares having a value equal to the exercise price for the total number of PubCo Warrants to be exercised. In such case, subject to the PFIC rules discussed below under “— Passive Foreign Investment Company Rules,” the U.S. Holder would recognize capital gain or loss with respect to the PubCo Warrants deemed surrendered in an amount equal to the difference between the fair market value of the PubCo Ordinary Shares that would have been received in a regular exercise of the PubCo Warrants deemed surrendered and the U.S. Holder’s tax basis in the PubCo Warrants deemed surrendered. In this case, a U.S. Holder’s aggregate tax basis in the PubCo Ordinary Shares received would equal the sum of the U.S. Holder’s tax basis in the PubCo Warrants deemed exercised and the aggregate exercise price of such PubCo Warrants. It is unclear whether a U.S. Holder’s holding period for the PubCo Ordinary Shares would commence on the date following the date of exercise or on the date of exercise of the PubCo Warrants; in either case, the holding period would not include the period during which the U.S. Holder held the PubCo Warrants.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the PubCo Ordinary Shares received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of PubCo Warrants.
Subject to the PFIC rules described below under “— Passive Foreign Investment Company Rules,” if PubCo redeem PubCo Warrants for cash pursuant to the redemption provisions described in the section of this prospectus entitled “Description of PubCo Warrants” or if PubCo purchases PubCo Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of PubCo Ordinary Shares and PubCo Warrants.”
Possible Constructive Distributions
The terms of each PubCo Warrant provide for an adjustment to the number of PubCo Ordinary Shares for which the PubCo Warrant may be exercised or to the exercise price of the PubCo Warrant in certain events, as discussed in the section of this prospectus entitled “Description of PubCo Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the PubCo Warrants would, however, be treated as receiving a constructive distribution from PubCo if, for example, the adjustment increases the PubCo Warrant holders’ proportionate interest in PubCo’s assets or earnings and profits (for example, through an increase in the number of PubCo Ordinary Shares that would be obtained upon exercise or through a decrease in the exercise price of the PubCo Warrants), which adjustment may be made as a result of a distribution of cash or other property, such as other securities, to the holders of PubCo Ordinary Shares, or as a result of the issuance of a stock dividend to holders of PubCo Ordinary Shares, in each case, which is taxable to the holders of such PubCo Ordinary Shares as a distribution. Such constructive distribution would be subject to tax in the same manner as described under “— Dividends and Other Distributions on PubCo Ordinary Shares” as if the U.S. Holders of the PubCo Warrants received a cash distribution from PubCo equal to the fair market value of such increased interest.
Passive Foreign Investment Company Rules
A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes, among other things, dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of assets giving rise to passive income.
PubCo does not currently expect to be treated as a PFIC for its current taxable year or in the foreseeable future. Nevertheless, PFIC status is determined annually and depends on the composition of PubCo’s income and assets and the fair market value of its assets, and accordingly, due to the inherently factual nature of such determination, there can be no assurance with respect to PubCo’s status as a PFIC for its current taxable year or any future taxable year. In addition, PubCo’s U.S. counsel expresses no opinion with respect to PubCo’s PFIC status for its current or future taxable years.
It is not entirely clear how various aspects of the PFIC rules apply to the PubCo Warrants. Section 1298(a)(4) of the Code provides that, to the extent provided in Treasury Regulations, any person who has an option to acquire stock in a PFIC shall be considered to own such stock in the PFIC for purposes of the PFIC rules. No final Treasury Regulations are currently in effect under Section 1298(a)(4) of the Code. However, proposed Treasury Regulations under Section 1298(a)(4) of the Code have been promulgated with a retroactive effective date (the “Proposed PFIC Option Regulations”). Each U.S. Holder is urged to consult its tax advisors regarding the possible application of the Proposed PFIC Option Regulations to an investment in the PubCo Warrants. Solely for discussion purposes, the following discussion assumes that the Proposed PFIC Option Regulations will apply to the PubCo Warrants.
If PubCo is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of PubCo Ordinary Shares or PubCo Warrants and, in the case of PubCo

Ordinary Shares, the U.S. Holder did not make either a timely mark-to-market election or a qualified electing fund (“QEF”) election for PubCo’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) PubCo Ordinary Shares, as described below, such U.S. Holder generally will be subject to special rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its PubCo Ordinary Shares or PubCo Warrants (which may include gain realized by reason of transfers of PubCo Ordinary Shares or PubCo Warrants that would otherwise qualify as nonrecognition transactions for U.S. federal income tax purposes) and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the PubCo Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, the portion of such U.S. Holder’s holding period for the PubCo Ordinary Shares that preceded the taxable year of the distribution) (together, the “excess distribution rules”).
Under these excess distribution rules:
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the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the PubCo Ordinary Shares or PubCo Warrants;

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the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which PubCo is a PFIC, will be taxed as ordinary income;

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the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder without regard to the U.S. Holder’s other items of income and loss for such year; and

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an additional amount equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

In general, if PubCo is determined to be a PFIC, a U.S. Holder may be able to avoid the excess distribution rules described above in respect to its PubCo Ordinary Shares (but, under current law, not the PubCo Warrants) by making a timely and valid QEF election (if eligible to do so) to include in income its pro rata share of PubCo’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which PubCo’s taxable year ends. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.
If a U.S. Holder makes a QEF election with respect to its PubCo Ordinary Shares in a year after PubCo’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) PubCo Ordinary Shares, then notwithstanding such QEF election, the excess distribution rules discussed above, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such U.S. Holder’s PubCo Ordinary Shares, unless the U.S. Holder makes a purging election under the PFIC rules. Under one type of purging election, the U.S. Holder will be deemed to have sold such PubCo Ordinary Shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of such purging election, the U.S. Holder will have additional basis (to the extent of any gain recognized on the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in the PubCo Ordinary Shares.
Under current law, a U.S. Holder may not make a QEF election with respect to its PubCo Warrants to acquire PubCo Ordinary Shares. As a result, if a U.S. Holder sells or otherwise disposes of such PubCo Warrants (other than upon exercise of such PubCo Warrants) and PubCo were a PFIC at any time during the U.S. Holder’s holding period of such PubCo Warrants, any gain recognized generally will be treated as an excess distribution, taxed as described above. If a U.S. Holder that exercises such PubCo Warrants properly makes and maintains a QEF election with respect to the newly acquired PubCo Ordinary Shares (or has previously made a QEF election with respect to PubCo Ordinary Shares), the QEF election will apply to the newly acquired PubCo Ordinary Shares. Notwithstanding such QEF election, the excess distribution rules discussed above, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired PubCo Ordinary Shares (which, while not entirely clear, generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the PubCo Warrants), unless the U.S. Holder makes a purging election under the PFIC rules. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.
The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.
In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC annual information statement from PubCo. PubCo has agreed to provide to former Artemis shareholders information that is reasonably required in order for such former shareholders to make and maintain a QEF election, including a PFIC annual information statement, if PubCo determines it is a PFIC for any taxable year. However, there can be no assurance that PubCo will timely provide such required information with respect to any of its other investors.
If a U.S. Holder has made a QEF election with respect to PubCo Ordinary Shares, and the excess distribution rules discussed above do not apply to such shares (because of a timely QEF election for PubCo’s first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election, as described above), any gain recognized on the sale of PubCo Ordinary Shares generally will be taxable as capital gain and no additional interest charge will be imposed under the PFIC rules. As discussed above, if PubCo were a PFIC for any taxable year, a U.S. Holder of PubCo Ordinary Shares that has made a QEF election will be currently taxed on its pro rata share of PubCo’s earnings and profits, whether or not distributed for such year. A subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable when distributed to such U.S. Holder. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. In addition, if PubCo were not a PFIC for any taxable year, such U.S. Holder will not be subject to the QEF inclusion regime with respect to its PubCo Ordinary Shares for such a taxable year.
Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) PubCo Ordinary Shares and for which PubCo were determined to be a PFIC, such U.S. Holder generally will not be subject to the excess distribution rules described above with respect to its PubCo Ordinary Shares. Instead, in general, the U.S. Holder will include as ordinary income in each taxable year the excess, if any, of the fair market value of its PubCo Ordinary Shares at the end of its taxable year over its adjusted basis in its PubCo Ordinary Shares. These amounts of ordinary income would not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis in its PubCo Ordinary Shares over the fair market value of its PubCo Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its PubCo Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its PubCo Ordinary Shares will be treated as ordinary income. Under current law, a mark-to-market election may not be made with respect to PubCo Warrants.
The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the Nasdaq (on which PubCo intends to list the PubCo Ordinary Shares), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless the PubCo Ordinary Shares ceased to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consented to the revocation of the election. U.S. Holders are urged to consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to the PubCo Ordinary Shares under their particular circumstances.
If PubCo were a PFIC and, at any time, have a foreign subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if PubCo receives a distribution from, or dispose of all or part of its interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. There can be no assurance that PubCo will have timely knowledge of the status of any lower-tier PFIC or provide information that may be required for a U.S. Holder to make or maintain a QEF election with respect to such lower-tier PFIC. In addition, PubCo may not hold a controlling interest in any such lower-tier PFIC and thus there can be no assurance PubCo will be able to cause the lower-tier PFIC to provide such required information. A mark-to-market election generally would not be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.
A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the applicable statute of limitations until such required information is furnished to the IRS.
The rules dealing with PFICs and with the QEF, purging, and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of PubCo Ordinary Shares and PubCo Warrants should consult their own tax advisors concerning the application of the PFIC rules to PubCo Ordinary Shares and PubCo Warrants under their particular circumstances.
Tax Reporting
Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property (including cash) to PubCo. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement, and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. Furthermore, certain U.S. Holders who are individuals and certain entities will be required to report information with respect to such U.S. Holder’s investment in “specified foreign financial assets” on IRS Form 8938 (Statement of Specified Foreign Financial Assets), subject to certain exceptions. Specified foreign financial assets generally include any financial account maintained with a non-U.S. financial institution and should also include PubCo Class A Ordinary Shares and PubCo Warrants if they are not held in an account maintained with a U.S. financial institution. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties, and the period of limitations on assessment and collection of U.S. federal income taxes may be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding the foreign financial asset and other reporting obligations and their application to an investment in PubCo Ordinary Shares and PubCo Warrants.
Non-U.S. Holders
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of Artemis Securities, PubCo Ordinary Shares and/or PubCo Warrants that is for United States federal income tax purposes:
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a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);

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a foreign corporation; or

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an estate or trust that is not a U.S. Holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of the disposition of their Artemis Securities, PubCo Ordinary Shares or PubCo Warrants. Any

such individual should consult its tax advisor regarding the U.S. federal income tax consequences to it of the Business Combination and of the ownership and disposition of PubCo Ordinary Shares and PubCo Warrants.
Tax Consequences to Non-U.S. Holders of Exercising Redemption Rights
Redemptions of Artemis Class A Common Stock
Subject to the discussion above under the heading “— U.S. Holders — Tax Consequences to U.S. Holders of the Merger,” in particular, the discussion regarding the potential characterization of the Merger and the redemption as an integrated transaction under the heading “— Tax Consequences to U.S. Holders of the Merger — U.S. Holders Participating in the Merger and in a Redemption of Artemis Class A Common Stock,” the U.S. federal income tax consequences to a Non-U.S. Holder of Artemis Class A Common Stock that exercises its redemption rights to receive cash from the Trust Account in exchange for all or a portion of its Artemis Class A Common Stock will depend on whether the redemption qualifies as a sale of the Artemis Class A Common Stock redeemed for U.S. federal income tax purposes, as described above under “— U.S. Holders — Tax Consequences to U.S. Holders of Exercising Redemption Rights.”
Taxation of Redemptions Treated as Distributions
If such a redemption does not qualify as a sale of Artemis Class A Common Stock, the Non-U.S. Holder will be treated as receiving a distribution, which, to the extent of Artemis’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute a dividend for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States, will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable).
Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its Artemis Class A Common Stock and then, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such Artemis Class A Common Stock, which will be treated as described under “— Taxation of Redemptions Treated as Sales of Artemis Class A Common Stock; Gain on Sale of Artemis Warrants” below. A redemption treated as a dividend by Artemis to a Non-U.S. Holder that is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States) will generally not be subject to U.S. withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders.
In addition, if it is determined that Artemis is likely to be classified as a “United States real property holding corporation” (see “— Taxation of Redemptions Treated as Sales of Artemis Class A Common Stock; Gain on Sale of Artemis Warrants” below), Artemis (or the applicable withholding agent) generally will withhold 15% of any distribution that exceeds its current and accumulated earnings and profits.
The withholding tax generally does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).
Taxation of Redemptions Treated as Sales of Artemis Class A Common Stock; Gain on Sale of Artemis Warrants
Subject to the discussion below concerning backup withholding, if a redemption of Artemis Class A Common Stock qualifies as a sale of shares of Artemis Class A Common Stock or the Merger results in gain to a Non-U.S. Holder (as discussed below under “— Tax Consequences to Non-U.S. Holders of the Merger”), Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the redemption of Artemis Class A Common Stock or sale of Artemis Warrants, unless either:
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the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder); or

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Artemis is or has been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the applicable Artemis Security, except, in the case where shares of the Artemis Class A Common Stock are “regularly traded on an established securities market” (within the meaning of applicable Treasury Regulations, referred to herein as “regularly traded”), (i) the Non-U.S. Holder is disposing of Artemis Class A Common Stock and has owned, whether actually or based on the application of constructive ownership rules, 5% or less of Artemis Class A Common Stock at all times within the shorter of the five-year period preceding such disposition of Artemis Class A Common Stock or such Non-U.S. Holder’s holding period for such Artemis Class A Common Stock or (ii) the Non-U.S. Holder is disposing of Artemis Warrants and has owned, whether actually or based on the application of constructive ownership rules, 5% or less of the total fair market value of Artemis Warrants (provided Artemis Warrants are considered to be regularly traded) at all times within the shorter of the five-year period preceding such disposition of such Artemis Warrants or such Non-U.S. Holder’s holding period for such Artemis Warrants. It is unclear how the rules for determining the 5% threshold for this purpose would be applied with respect to the Artemis Class A Common Stock and Artemis Warrants, including how a Non-U.S. Holder’s ownership of Artemis Warrants impacts the 5% threshold determination with respect to its Artemis Class A Common Stock and whether the 5% threshold determination with respect to the Artemis Warrants must be made with or without reference to the Private Placement Warrants. In addition, special rules may apply in the case of a disposition of Artemis Warrants if the Artemis Class A Common Stock is considered to be regularly traded, but the Artemis Warrants are not considered to be regularly traded. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances.

A Non-U.S. Holder described in the first bullet point above will be subject to regular U.S. federal income tax on the net gain derived from the redemption of Artemis Class A Common Stock or the Merger generally in the same manner as discussed in the section above under “— U.S. Holders — Tax Consequences to U.S. Holders of Exercising Redemption Rights — Treatment of Redemptions as Sales of Artemis Class A Common Stock,” unless an applicable income tax treaty provides otherwise. In addition, earnings and profits of a corporate Non-U.S. Holder that are attributable to such gain, as determined after allowance for certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty. If the second bullet point above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the redemption of Artemis Class A Common Stock or the Merger will be subject to tax at generally applicable U.S. federal income tax rates. In addition, Artemis (or the applicable withholding agent) may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such redemption or the consummation of the Merger. Artemis will be classified as a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Artemis does not expect to be a USRPHC as of the Closing Date. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether Artemis will be a USRPHC with respect to a Non-U.S. Holder.
IF YOU ARE A NON-U.S. HOLDER OF ARTEMIS CLASS A COMMON STOCK CONTEMPLATING EXERCISE OF YOUR REDEMPTION RIGHTS, WE URGE YOU TO CONSULT YOUR TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES THEREOF.
Tax Consequences to Non-U.S. Holders of the Merger
Subject to the qualifications, assumptions and limitations set forth herein and in the U.S. federal income tax opinion that will be filed as Exhibit 8.1, the discussion under this section “Tax Consequences to

Non-U.S. Holders of the Merger” represents the opinion of White & Case LLP, counsel to Artemis, with respect to the material U.S. federal income tax consequences of the Merger to Holders of Artemis Securities.
The U.S. federal income tax characterization of the Merger to Non-U.S. Holder generally will correspond to the U.S. federal income tax characterization of the Merger to U.S. Holder, as described under “U.S. Holders — Tax Consequences to U.S. Holders of the Merger” above, and if the Merger were to result in any gain with respect to the Non-U.S. Holder’s Artemis Class A Common Stock or Artemis Warrants, as the case may be, the tax consequences to the Non-U.S. Holder of such gain would correspond to those described above under the heading “— Taxation of Redemptions Treated as Sales of Artemis Class A Common Stock; Gain on Sale of Artemis Warrants” for a Non-U.S. Holder’s gain on the redemption of Artemis Class A Common Stock and/or the Merger.
Tax Consequences to Non-U.S. Holders of Ownership and Disposition of PubCo Ordinary Shares and PubCo Warrants
Dividends (including, as described under “U.S. Holders — Tax Consequences to U.S. Holders of Ownership and Disposition of PubCo Ordinary Shares and PubCo Warrants — Possible Constructive Distributions,” above, constructive distributions treated as dividends) paid or deemed paid to a Non-U.S. Holder in respect of PubCo Ordinary Shares or PubCo Warrants generally will not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States).
In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of PubCo Ordinary Shares or PubCo Warrants unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States).
Dividends (including, as described under “U.S. Holders — Tax Consequences to U.S. Holders of Ownership and Disposition of PubCo Ordinary Shares and PubCo Warrants — Possible Constructive Distributions” above, constructive distributions treated as dividends) and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.
The U.S. federal income tax treatment of a Non-U.S. Holder’s receipt of PubCo Ordinary Shares upon the exercise, lapse, or redemption of PubCo Warrants held by a Non-U.S. Holder generally will correspond to the U.S. federal income tax treatment of the receipt of PubCo Ordinary Shares on exercise of PubCo Warrants, or upon a lapse or redemption of PubCo Warrants by a U.S. Holder, as described under “U.S. Holders — Tax Consequences to U.S. Holders of Ownership and Disposition of PubCo Ordinary Shares and PubCo Warrants — Exercise, Lapse or Redemption of PubCo Warrants” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described above for a Non-U.S. Holder’s gain on the sale or other disposition of PubCo Warrants.
Information Reporting and Backup Withholding
Payments of dividends and the proceeds from a sale or other disposition of shares of Artemis Class A Common Stock and Artemis Warrants will be (and PubCo Ordinary Shares and PubCo Warrants may be) subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding generally will not apply, however, to a U.S. Holder if the U.S. Holder is a corporation or other exempt recipient or the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a U.S.

tax treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Holder will be allowed as a credit against such Holder’s U.S. federal income tax liability and may entitle such Holder to a refund, provided that the required information is timely furnished to the IRS.
FATCA Withholding Taxes
Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends) on Artemis Securities to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. However, there can be no assurance that final Treasury Regulations will provide the same exceptions from FATCA withholding as the proposed Treasury Regulations. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in Artemis Securities.
Certain Jersey Tax Considerations
The following summary of the anticipated treatment of the holders of PubCo Ordinary Shares and PubCo Warrants (other than residents of Jersey) is based on Jersey taxation law and practice as they are understood to apply at the date hereof and is subject to changes in such taxation law and practice. It does not constitute legal or tax advice and does not address all aspects of Jersey tax law and practice. Holders should consult their professional advisers on the implications of acquiring, buying, selling or otherwise disposing of PubCo Ordinary Shares or PubCo Warrants under the laws of any jurisdiction in which they may be liable to taxation.
Taxation of PubCo
Under the Income Tax (Jersey) Law 1961 (as amended), PubCo shall be regarded as tax resident in Jersey if it is incorporated under the Jersey Companies Law, unless (i) its business is centrally managed and controlled outside Jersey in a country or territory where the highest rate at which any company may be charged to tax on any part of its income is 10% or higher; and (ii) PubCo is resident for tax purposes in that country or territory.
It is intended that PubCo will not be resident for tax purposes in Jersey and not subject to any rate of tax in Jersey as it will instead be resident in the United Kingdom where the tax rate is in excess of 10%.
Stamp duty
In Jersey, no stamp duty is levied on the issue or transfer of PubCo Ordinary Shares or PubCo Warrants except that stamp duty is payable on Jersey grants of probate and letters of administration, which will generally be required to transfer PubCo Ordinary Shares or PubCo Warrants on the death of a holder of such shares or warrants where such shares or warrants are situated in Jersey. In the case of a grant of probate or letters of administration, stamp duty is levied according to the size of the estate (wherever situated in respect of a holder of PubCo Ordinary Shares or PubCo Warrants domiciled in Jersey, or situated in Jersey in respect of a holder of PubCo Ordinary Shares or PubCo Warrants domiciled outside Jersey) and is payable on a sliding scale at a rate of up to 0.75% of such estate and such duty is capped at £100,000. Where PubCo Ordinary Shares or PubCo Warrants are in registered form and the register is not maintained in Jersey such shares or warrants should not be considered to be situated in Jersey for these purposes.
Jersey does not otherwise levy taxes upon capital, inheritances, capital gains or gifts nor are there other estate duties.

NOVIBET’S BUSINESS
Unless the context otherwise requires, all references in this section to “Novibet,” “the Company,” “we,” “us,” or “our” refer to Logflex MT Holding Limited and its subsidiaries prior to the consummation of the Business Combination.
Corporate Structure
The following organization chart indicates the intercorporate relationships of Komisium, Novibet and Novibet’s material subsidiaries, together with the jurisdiction of formation, incorporation or continuance of each entity:
Overview
Novibet is a vertically-integrated online gambling operator offering a full suite of Online Casino and Sports Betting products across desktop and mobile channels. Novibet’s award-winning, highly scalable proprietary technology supports its Online Casino products, which feature over 5,000 Casino games from over 100 content providers, which are further complemented by over 220 live table games including Roulette, Blackjack and Baccarat. Novibet’s Sports Betting products and operations offer (i) a seamless and competitive betting experience on more than 25,000 live sporting events per month in over 20 different sports, and (ii) virtual Sports Betting developed in the absence of live sporting events during the COVID-19 pandemic. Novibet commenced operations in 2011. Novibet operates out of its offices in Malta and Greece.
Novibet employs a fully integrated approach to its product. Novibet’s proprietary technology platform provides for a virtual cycle of value creation and product optimization.
Products
Casino
The “casino vertical” is considered Novibet’s flagship product, and the product which helped the Company to establish the Novibet brand in the online gambling market in multiple European countries. Novibet’s casino vertical has over 5,000 Casino games from more than 100 content suppliers and a dedicated live casino environment.
The European Online Gaming market is heavily Sportsbook-orientated. Because of its array of product offerings, over the past four years, Novibet was able to achieve direct deals with casino suppliers licensed by the MGA, the HGC and the Agenzia Delle Dogane e Dei Monopoli (“ADM”), offering a one-stop shop casino to its customer base. Novibet’s efforts in certain European markets were greatly helped by aggregator systems, such as those provided by Iforium, SG Digital and Microgaming, allowing Novibet to provide customers with more content online quickly, via a single integration. This proved pivotal in building market share in the Online Gaming market in the countries in which Novibet operates.

Through its Online Casino vertical, Novibet customers have access to a broad variety of games, including games provided by gaming software companies Playtech, Skywind, NetEnt, RedTiger, Pragmatic Play, Inspired, Play n’ Go, Novomatic, Microgaming, Relax, IGT, SG Digital, Yggdrasil and many more. In addition, customers can choose from a variety of themes, including classic, fruits, Egyptian, branded, ancient Greek mythology, and diamond.
Further, Novibet offers jackpots, tournaments, and other competitions, allowing customers to have access to larger prizes than standard play.
NoviLadies
Novibet is the first Online Gaming provider to develop and offer a dedicated Casino page directed toward female customers, with its “NoviLadies” product. Novibet developed the product, featuring a slots portfolio that more closely matches women’s play than traditional portfolios, from customer-based behavioral research and analysis performed by internal management. Customer feedback received has exceeded the Company’s expectations. The concept was so welcomed by the industry that a competitor launched its own female-friendly land-based casino in Greece. This differentiated offering, with tailor-made content, targeting the female casino player, materially expands the total market opportunity for Novibet. With 32% of bettors in the U.S. market being female, which Novibet management believes is an underserved consumer group both in Europe and the U.S., female bettors are a prime target group as we look to grow our presence in the U.S.
Sportsbook
The Company’s Sportsbook product currently offers more than 25,000 live betting events to its customers on a monthly basis. Novibet’s Sportsbook offers considerable product depth, covering the vast majority of tournaments and events, from the most popular leagues in soccer and basketball, to the lowest tier of the ATP Challenger Tour in tennis, to niche sports such as local water polo, cricket and darts leagues.
Novibet’s pre-match trading teams manage the full lifecycle of a single event, from 15 days prior to kick-off until the very last second before the event is handed to our live trading team. Depending on the popularity of the event, our traders price as many as 600 markets, for a single event, along with other special markets, “fun bets” and of course outright or “long-term” markets for the tournament.
The Sportsbook teams trade over 400,000 events, from dozens of sports, in the pre-match betting environment with more than 300,000 events handled to the live betting environment, subject to the coverage capability of our data partners.
Novibet tailors its offerings for each jurisdiction where the brand is present. For example, basketball, which is the second most popular sport in Greece and a very important asset for the Italian market, is supported in those markets by an in-house basketball trading model which allows Novibet traders to fine-tune odds, partnerships with the top official data providers such as IMG and Sportradar who provide consistent quality and high speed, enables us to provide superior streaming coverage for live betting events to our customers.
Novibet’s Sportsbook offerings include American football in a live betting environment. After entering into an agreement on June 11, 2021 with Betgenius, Ltd., the official National Football League (“NFL”) data rights holder, our trading teams are now able to deploy, based on the resources being provided by Betgenius, data and odds feeds for in-play betting. Additionally, the Novibet NFL product not only provides streaming capability, but will be able to provide advanced visualization content to present player statistics in customer-friendly graphs on our website. It will also serve as media inventory on the NFL’s digital platforms for our marketing purposes.
Horse racing is offered in Ireland. Novibet’s horse-racing offering is facilitated by an in-house trading team dedicated to making odds for horse-racing. This team is supported by partnerships with industry leaders such as Press Association, RacingPost and AllSported, in addition to direct agreements with the holders of rights for the provision of data and streaming access, Racecourse Media Group and Arena Racing Company. Novibet plans to further enhance its Sportsbook offerings with the addition of greyhound racing, international horse-racing markets, additional streaming content, and customer engagement products. Novibet expects that these enhancements will allow it to offer a competitive horse-racing product.
Novibet enhanced its product offering by adding Bet Builder functionality for live and pre-live events in soccer, basketball and tennis. The Bet Builder functionality allows our customers to bet on multiple contingencies, including related contingencies, of a single sporting event. Novibet is in process of integrating Opta, a provider for offering proposition betting (i.e., a wager in sports not directly tied to the final score or actual outcome of the contest). We expect to launch Opta on our Sports Betting platform on or prior to March 31, 2023.
Live Casino
During the past two years, Novibet’s “live casino” product has been considered its emerging vertical. The live casino product is designed to build a loyal customer base among customers looking for an Online Casino with a “real” casino feel. Live casino offerings allow customers to play a different type of game in an interactive environment, with friendly hosts. Novibet offers all of this, combined with its aggressive bonusing and engagement strategy.
Initially, the live casino product included tables and games from tier 1 live casino providers, Evolution, NetEnt and Pragmatic Play. The addition of other smaller providers has increased Novibet’s offer of a wider range of roulette, blackjack, baccarat and game show rooms, which differentiated Novibet’s product offering.
Novibet experienced significant growth in its live casino offering after reaching an agreement with Playtech to fully integrate its content in October 2020. The Playtech agreement allowed Novibet to greatly increase its product offering with tables and rooms, such as Deal or No Deal, The Big Draw, Spin a Win, Quantum roulette and blackjack in addition to a Greek network roulette table.
Shortly before the 2020 Christmas season, Playtech launched three Novibet-branded tables: one roulette table and two blackjack tables, which Novibet made available to its customers. Novibet recently added three more VIP blackjack tables. These product offerings are hosted in a dedicated space in Playtech’s studios in Romania, through which live Casino games are offered. This product offering is focused on creating an elegant, first-class experience for Novibet customers.
Planned Offerings
Novibet is currently working on launching a new product offering, Poker, which it expects to add on in March 2023. Novibet is already authorized to offer Poker under Logflex MT’s current license issued by the MGA and Novibet’s current licenses issued by the HGC, and can be offered to Novibet’s Greek customers upon a notification to the HGC. In order to facilitate the roll-out of the Poker product, Novibet has already entered into an agreement with Playtech as content provider for this product, as Playtech already has access to the Greek market. Gaming operators such as Bet365 and Netbet are already part of the Playtech network, creating a strong network of players to potentially participate in Novibet’s anticipated Poker offering.
Novibet believes that games such as Bingo will prove to be beneficial offerings in the event that jurisdictions adopt max bet/spin restrictions. Bingo is a lower stake, quick game, where the average bet is typically between 1€-2€. Given that small bet size, Novibet believes that Bingo will flourish in jurisdictions where stake restrictions apply or in jurisdictions where bettors are familiar with game concepts such as Keno (popular in Greece) or Lotto (popular throughout Europe).
Proprietary Online Casino and Sports Betting Platform
Novibet’s proprietary technology platform is highly scalable and robust. This is underpinned by its proven ability to enter new competitive gaming markets rapidly and take market share. The platform is cloud based and in partnership with Azure enhances scalability, security, resilience and availability. The majority of Sports Betting and Online Casino operators rely on third party technology whereas Novibet is able to configure and localize its offering for every market it launches in significantly faster than those that rely on suppliers.

The Online Casino and Sports Betting Market in Europe
Malta.    H2 Gambling Capital estimates that in 2021 the Maltese online market was worth US$70.0 million in GGR, which consists of US$46.9 million for Sports Betting and US$22.8 million for iGaming. This represents a 47% increase from 2020 in the overall Maltese online market size.
Italy.    Total GGR generated in Italy during 2021 was estimated at about US$15.4 billion (includes retail and online). The Italian gaming market is dominated by retail betting, however this has been impacted in recent years due to the COVID-19 pandemic. According to H2 Gambling Capital, iGaming was the largest portion of the Italian Online Gaming market, generating 55.7% of 2021 Italian online GGR (Italian online GGR: US$3.9bn). In a year disrupted by the COVID-19 pandemic, the Italian Online Gaming market was able to increase its footprint, clearly showcasing the huge growth dynamic of the jurisdiction. Prior to 2020, the Italian gambling market had been heavily land-based.
Greece.    Total GGR generated in Greece during 2021 was estimated at about US$2.0 billion (includes retail and online). According to H2 Gambling Capital, in 2021 the Greek Online Gaming market made up 46.4% of the total market and within the online market, iGaming (casino, poker and bingo) made up 49.2% of the total online market; Online Casino alone made up 41.6% of the Greek Online Gaming market in 2021, up from 26.6% in 2016, and online poker made up 4.6% of the Greek Online Gaming market.
Poker was not clearly regulated in Greece prior to the 2020 legislation, but as a result of the 2020 legislation, is now expressly regulated. As a result, the HGC prohibits all non-licensed online poker websites access to Greek customers, causing Greek customers to turn to the licensed providers such as Novibet. As a result, we expect that the size of the market for online poker in Greece to grow in the foreseeable future.
Ireland.    Total GGR generated in Ireland during 2021 was estimated at about US$1.9 billion (includes retail and online). In 2021 the Irish Online Gaming market made up 45.2% of the total market and within the online market, iGaming made up 50.9% of the total online market.
(All data based on H2 Gambling Capital data: H2 Gambling Capital, H2 Global All Product Summary (US$) Released November 24, 2022).
The Online Casino and Sports Betting Market in U.S.
The U.S. online gambling markets represents an enormous opportunity for Novibet. H2 Gambling Capital estimates that the U.S. and Canadian markets could be a combined $43 billion (GGR) opportunity by 2026 across Online Gaming.

Source: H2 Gambling Capital, H2 Global All Product Summary (US$) Released November 24, 2022
North American Gaming Industry
Novibet views the U.S. market as a key focus in its strategy to expand its offering worldwide, amongst others. The U.S. market is already one of the largest Online Gaming markets worldwide with a long history of land-based casino operations. Whilst overall Online Gaming penetration across the country is relatively low compared to other more mature markets, Novibet hopes to be able to position itself such that it can benefit from the growth of the U.S. as a major Online Gaming market.
U.S. Online Casino Wagering
At present, Online Casino wagering is legal and operational in fewer states than Sports Betting (see table below). Online Casino wagering is currently legal and operational in Connecticut, Delaware, Michigan, Nevada (Poker only), New Jersey, Pennsylvania and West Virginia. Novibet believes that the U.S. Online Casino market will continue to expand into a market that is larger than the U.S. Sports Betting market given the vast U.S. retail land-based casino market that generated over $43bn in revenue in the first 11 months of 2021, according to the American Gaming Association.
Online Casino wagering was first launched in New Jersey in Q4 2013. The chart below highlights the growth of slot and table games revenue in New Jersey from 2014 through 2021.
NJ Online Casino Gross Revenue ($ in millions)

Source: Eilers & Krejcik Gaming LLC January 2022 — All States Online Casino — Released January 20, 2022

The chart below highlights the growth of slot and table games revenue in Pennsylvania since Q4 2019. As a result of the impact of the COVID-19 pandemic in early 2020, numerous states began to consider legalizing Online Casino wagering in order to generate incremental state tax revenues despite a majority of states previously being unwilling to legalize Online Casino wagering.
PA Online Casino Gross Revenue ($ in millions)

Note: Excludes Poker
Source: Eilers & Krejcik Gaming LLC January 2022 — All States Online Casino — Released January 20, 2022
U.S. Online Casino Market Share (by state; December 2021)

Source: Eilers & Krejcik Gaming LLC January 2022 — All States Online Casino — Released January 20, 2022
Note: Excludes Nevada
*
Michigan iGaming revenue figures are estimated

U.S. Sports Betting
On May 14, 2018, the U.S. Supreme Court ruled that PAPSA was unconstitutional, thereby allowing states to enact their own Sports Betting laws. Since the U.S. Supreme Court’s decision, 35 states and the District of Columbia have legalized Sports Betting (both retail and online). Of those 36 jurisdictions where

Sports Betting is legal, 32 have operational statewide Sports Betting and of those 32 jurisdictions, 22 allow for statewide online wagering while 10 remain retail-only at casinos or retail locations. As of October 2022, those 36 jurisdictions account for approximately 58% of the U.S. population per the U.S. Census Bureau, and have legalized Sports Betting in some form. The following table summarizes the current status of legalized Sports Betting in the U.S.:

Source: Eilers & Krejcik Gaming LLC U.S. Sports Betting Policy Library — Released October 20, 2022

U.S. Sports Betting Market Landscape

NH
RI
CT
NJ
DE
MD
DC
NE
OH

Single-Game Sports Betting Operational

Single-Game Sports Betting Legal But Not Yet Operational

A federal court has deemed the state's tribal compacts in violation of federal Indian gaming law. Pending the outcome of an appeal of this decision, Sports Betting is neither legal nor operational in Florida.

Source: Eilers & Krejcik Gaming LLC U.S. Sports Betting Market Monitor — Released October 20, 2022
Only 48% of the U.S. currently has access to legal Sports Betting, per Eilers & Krejcik Gaming LLC. This fact is significant when one considers that, according to Eilers & Krejcik Gaming LLC, 91% of all Sports Betting handled across the U.S. came from the online channel in the trailing 12 months from October 31, 2022, and states such as California and Texas still have not legalized Sports Betting. Consequently, Novibet believes that the U.S. Sports Betting market has significant room for growth over the coming years as more states legalize Sports Betting as well as other states continuing to mature. According to American Gaming Association research. 31.4 million American adults plan to bet a combined $7.61 billion on the Super Bowl LVI matchup between the Los Angeles Rams and Cincinnati Bengals — a clear indicator of the recent increase in adoption in Sports Betting across the U.S.
U.S. Nationwide Sports Betting Gross Revenue ($ in millions)

Source: Eilers & Krejcik Gaming LLC February 2022 — All States Sports Betting — Released February 2022
U.S. Online Gaming: Estimating the Total Addressable Industry Size

If every U.S. state were to legalize Online Casino wagering, based on state level projections from Eilers & Krejcik Gaming LLC, it is projected that the U.S. market would generate approximately $29 billion in annual revenue at maturity.
If every U.S. state were to legalize Sports Betting, based on state level projections from Eilers & Krejcik Gaming LLC, it is projected that the U.S. market would generate approximately $22 billion in annual revenue at maturity.
Mexico Gaming Industry
The Mexican gambling market has been regulated since 2004 and is considered to be legal and regulated under the scope of the Regulation of the Federal Gaming and Raffles Law, which includes Sports Betting and iGaming.
According to H2 Gambling Capital, the Mexican market has been growing across retail and online gambling over recent years due to increased purchasing power of local consumers. Recent online growth has been driven by growing mobile adoption and digital banking and the COVID-19 pandemic also accelerated the trend of digital adoption across industries, including gambling and there remains significant whitespace for further online gambling growth. Online gambling is benefiting from pent up demand caused by land-based supply constraints and a shift from offline to online channels. A greater proportion of online revenues will shift to fully regulated revenues as the market matures.
Mexico Online Gambling Market Size Estimates

Source: H2 Gambling Capital — H2 Global All Product. Released: Summary November 22, 2022
Competitive Advantages
We believe there are several things that set Novibet apart from competitors, including its established brand, proprietary technology, product depth and breadth, operating margins, and experienced management team.
Established Brand
Novibet commenced Online Gaming operations in 2011, and its brand is well-established in the Greek market. Novibet has steadily climbed in online market share in Greece. In 2021, according to the H2 Gambling Capital European Market Share estimates published as of October 20, 2022, Novibet attained the second highest online market share in Greece (28% of market share), having climbed from the third highest in 2020 (18% market share).

Proprietary Technology
Novibet is one of the few online gambling operators in the industry with its own platform and proprietary technology for both Online Casino and Sports Betting. Our platform provides player account management, web services, native applications development, payments middleware, casino content management and hosting, Sportsbook data aggregation and algorithmic betting offer generation, risk and fraud management, know-your-customer (KYC) and customer support platforms, Responsible Gaming and anti-money laundering systems, client relations management, search engine optimization, continuous and redundant development operations (DevOps), and database optimizations. This platform has been used since the inception of the Novibet business. Novibet earned two prestigious awards in 2020 for the platform: “Best In-House product” at the EGR Operator Virtual Awards 2020, and “Best Mobile Operator App” at the SBC Awards 2020. Novibet also earned the award for “Innovation in Casino” at the EGR Marketing and Innovation Virtual Awards 2020 and earned two additional awards at the EGR Marketing and Innovation Awards 2022: “Best CRM Campaign” and “Best Use of Brand Ambassador.” This ownership of its technology has allowed Novibet to focus on innovation and has allowed the business to be more agile than the industry in reacting to regulatory and customer requirements.
Product depth and breadth
Novibet offers considerable product depth and breadth where customers can choose from over 25,000 Sports Betting events across 20 different sports and from over 5,000 casino game titles from over 100 integrated games providers. This breadth and depth of product keeps customers engaged and allows Novibet to generate strong lifetime values which in turn allows for further investment in marketing spend.
Improving operating margins from a scaling business
Novibet is a fast growing business, where high customer retention rates combined with quick payback on customer acquisition costs provide a catalyst for improving operating margin on achieving further scale. This business is primed to benefit from strong operational leverage as the audience scales due to the ownership of technology.
Customer centric approach
Novibet has a comprehensive customer support team, which allows Novibet to focus on the individual and deliver a highly relevant and entertaining experience for each customer. Novibet believes this is essential to maintaining strong retention rates and allowing for profitable customer acquisition.
A management team with considerable Online Gaming experience
Novibet is led by a highly experienced management team with extensive experience in Online Gaming and a strong track record of creating value for shareholders. This team is supported by industry professionals focused on operations and technology. The leading team has come from some of the largest companies in the gaming industry and have a focus on innovation and an attention to detail. See “Management of PubCo Following the Business Combination” for more information.
First Month Retention Rate
Novibet’s management defines first month retention rate as the percentage of customers that are active in the period 31 to 62 days following their first deposit. Activity is determined as any Sportsbook bet placement or Online Casino interaction with real money.
The business has achieved an average first month retention rate for new active customers of 52% in 2019, 72% in 2020 and 69% in 2021, underpinned by our product and customer knowledge. 2020 experienced high activity due to COVID-19, however, Novibet sustained these retention rates in 2021 around the same level.

Diagram for 12-month Key Performance Indicators per year

O - Circle indicates days to break even from a player’s First Time Deposit
Regulation
Novibet is subject to various laws and regulations that affect our ability to operate in the Online Casino and Sports Betting industries. These industries are generally subject to extensive and evolving regulations that could change based on political and social norms and that could be interpreted in ways that could negatively impact our business.
The gaming industry, inclusive of our Online Casino and Sports Betting product offerings, is highly regulated, and we must maintain licenses and pay gaming taxes or a percentage of revenue in each jurisdiction from which we operate in order to continue our operations. Our business is subject to extensive regulation under the laws, rules and regulations of the jurisdictions from which we operate. These laws, rules and regulations generally concern the responsibility, financial stability, integrity and character of the owners, managers and persons with material financial interests in the gaming operations along with the integrity and security of the Online Casino and Sports Betting product offering. Violations of laws or regulations in one jurisdiction could result in disciplinary action in that and other jurisdictions.
Gaming laws are generally based upon declarations of public policy designed to protect gaming consumers and the viability and integrity of the gaming industry. Gaming laws also may be designed to protect and maximize state and local tax revenues, as well as to enhance economic development and tourism. To accomplish these public policy goals, gaming laws establish stringent procedures to ensure that participants in the gaming industry meet certain standards of character and responsibility.
Among other things, gaming laws require gaming industry participants to:
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ensure that unsuitable individuals and organizations have no role in gaming operations;

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establish procedures designed to prevent cheating and fraudulent practices;

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establish and maintain anti-money laundering practices and procedures;

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establish and maintain responsible accounting practices and procedures;

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maintain effective controls over their financial practices, including establishing minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues;

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maintain systems for reliable record keeping;

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file periodic reports with gaming regulators;

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establish programs to promote responsible gaming; and

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enforce minimum age requirements.

Typically, a state regulatory environment is established by statute and underlying regulations and is administered by one or more regulatory agencies, usually a gaming commission or state or national lottery, which regulates the affairs of owners, managers and persons with financial interests in gaming operations. Among other things, gaming authorities in the various jurisdictions in which we conduct our business:
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adopt rules and regulations under the implementing statutes;

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interpret and enforce gaming laws and regulations;

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impose fines and penalties for violations;

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review the character and fitness of participants in gaming operations and make determinations regarding their suitability or qualification for licensure;

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grant licenses for participation in gaming operations;

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collect and review reports and information submitted by participants in gaming operations;

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review and approve certain transactions, which may include acquisitions or change-of-control transactions of gaming industry participants and securities offerings and debt transactions engaged in by such participants; and

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establish and collect fees and taxes in jurisdictions where applicable.

While we believe that we are in compliance in all material respects with all applicable Online Gaming laws, licenses and regulatory requirements, we cannot assure that our activities or the activities of our customers will not become the subject of any regulatory or law enforcement investigation, proceeding or other governmental action, or that any such proceeding or action, as the case may be, would not have a material adverse impact on us or our business, financial condition or results of operations.
Licensing and Suitability Determinations
In order to operate in certain jurisdictions, we must obtain either a temporary or permanent license or determination of suitability from the responsible authorities. We seek to ensure that we obtain all necessary licenses to develop and put forth our offerings in the jurisdictions in which we operate and where our customers are located.
Gaming laws require us, and each of our subsidiaries engaged in gaming operations, as well as certain of our directors, officers and employees, and in some cases, certain of our shareholders, to obtain licenses from gaming authorities. Licenses typically require a determination that the applicant qualifies or is suitable to hold the license. Where not mandated by statute, rule or regulation, gaming authorities typically have broad discretion in determining who must apply for a license or finding of suitability and whether an applicant qualifies for licensing or should be deemed suitable to conduct operations within a given jurisdiction. When determining to grant a license to an applicant, gaming authorities generally consider: (i) the financial stability, integrity and responsibility of the applicant (including verification of the applicant’s sources of funding); (ii) the quality and security of the applicant’s online real-money gaming platform, hardware and related software, including the platform’s ability to operate in compliance with local regulations, as applicable; (iii) the applicant’s history; (iv) the applicant’s ability to operate its gaming business in a socially responsible manner; and (v) in certain circumstances, the effect on competition.
Gaming authorities may, subject to certain administrative procedural requirements, (i) deny an application, or limit, condition, revoke or suspend any license issued by them; (ii) impose fines, either on a mandatory basis or as a consensual settlement of regulatory action; (iii) demand that named individuals or shareholders be disassociated from a gaming business; and (iv) in serious cases, liaise with local prosecutors to pursue legal action, which may result in civil or criminal penalties.
Events that may trigger revocation of a gaming license or another form of sanction vary by jurisdiction. However, typical events include, among others: (i) conviction in any jurisdiction of certain persons with an interest in, or key personnel of, the licensee of an offense that is punishable by imprisonment or may otherwise cast doubt on such person’s integrity; (ii) failure without reasonable cause to comply with any material term or condition of the gaming license; (iii) declaration of, or otherwise engaging in, certain bankruptcy, insolvency, winding-up or discontinuance activities, or an order or application with respect to the same; (iv) obtaining the gaming license by a materially false or misleading representation or in some other improper way; (v) violation of applicable anti-money laundering or terrorist financing laws or regulations; (vi) failure to meet commitments to customers, including social responsibility commitments; (vii) failure to pay in a timely manner all gaming or betting taxes or fees due; or (viii) determination by the gaming authority that there is another material and sufficient reason to revoke or impose another form of sanction upon the licensee.
As noted above, in addition to us and our direct and indirect subsidiaries engaged in gaming operations, gaming authorities generally also have the right to investigate individuals or entities having a material relationship to, or material involvement with, us or any of our subsidiaries, to determine whether such individual or entity is suitable as a business associate. Specifically, as part of our obtaining Online Casino and Sportsbook licenses, certain of our officers, directors, and employees and in some cases, certain of our shareholders (typically, beneficial owners of more than 5% of a company’s outstanding equity, with most jurisdictions providing that “institutional investors” (as defined by a particular jurisdiction) can seek a waiver of these requirements) must file applications with the gaming authorities and may be required to be licensed or to qualify or be found suitable in many jurisdictions. Qualification and suitability determinations generally require the submission of extensive and detailed personal and financial disclosures followed by a thorough investigation. The applicant must pay all the costs of the investigation. Changes with respect to the individuals who occupy licensed positions must be reported to gaming authorities and in addition to the authority to deny an application for licensure, qualification, or a finding of suitability, gaming authorities have jurisdiction to disapprove a change in a corporate position. If any director, officer, employee or significant shareholder is found unsuitable (including due to the failure to submit required documentation) by a gaming authority, we may deem it necessary, or be required, to sever our relationship with such person. Furthermore, PubCo’s Restated Articles provides that any capital stock of PubCo owned or controlled by an unsuitable person or its affiliates will be transferred to either PubCo or one or more third-party transferees, in such number and class(es)/series as determined by the PubCo Board in good faith, following consultation with reputable outside gaming regulatory counsel, pursuant to a resolution adopted by the unanimous affirmative vote of all of the disinterested members of the PubCo Board.
Generally, any person who fails or refuses to apply for a finding of suitability or a license within the prescribed period after being advised that it is required by gaming authorities may be denied a license or found unsuitable, as applicable. Furthermore, we may be subject to disciplinary action or our licenses may be in peril if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us or any of our subsidiaries, we: (i) pay that person any dividend or interest upon our voting securities; (ii) allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person; (iii) pay remuneration in any form to that person for services rendered or otherwise; or (iv) fail to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities.
Our Licenses
We maintain licenses in Malta, Italy, Greece and Ireland and intend to apply for additional licenses as we continue to expand our business.
Italy
Regulatory Framework.    Online gambling is subject to a patchwork regulatory and licensing regime in Italy. Licenses are granted for specified terms, during specific application window periods. The most recent application submission window ended in March 2018 and the last corresponding licenses issued during 2019. Licenses issued during that window last until December 2022. As stated in Italy’s 2020 Budget Law, there will be 40 new licenses available for online gambling during a new submission window, expected to begin during 2022, in which operators will apply for a nine-year license with a starting price of €2.5 million. These licenses will be non-renewable. However, the Italian gambling authority (ADM) has not launched yet the new tender for Italian online gambling licenses and in case the award of the online gambling licenses will not occur before the end of 2022 it is presumable that a new extension shall be required.
New regulations and restrictions are added to the Italian regulatory framework from time to time, on a piecemeal basis. During 2020, for example, in response to the COVID-19 pandemic, the Italian government imposed a temporary additional Sports Betting tax of 0.5% on turnover generated by bets, net of other gambling taxes due, applicable until December 31, 2021.
Novibet holds a license in Italy through the Company’s wholly owned subsidiary, Iflex Limited. Novibet began offering access to Italian customers in February 2021 through “Exalogic”, a 3d party platform provider specialized in Italian regulation and compliance requirements. Currently, Novibet only offers products in the Online Casino and Sports Betting verticals to Italian customers, however it plans to add poker and bingo products during the first six months of 2022, and to increase the suite of Online Casino products offered.
Marketing Restrictions.    In August 2018, the Italian government approved a “Dignity Decree” which included several measures to combat what it termed “pathological gambling”. The Dignity Decree was a blanket ban on advertisement and sponsorship opportunities for Online Casinos beginning January 1, 2019. The ban on advertising relating to sports did not take effect until July 14, 2019, to allow time for ongoing agreements to conclude. The restrictions include:
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Banning any advertising relating to games with cash winnings and gambling, including advertising performed on any channel, from TV and radio to billboards and sport venues. This includes physical banners, promotions, or targeted advertising.

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Banning any sponsorship agreements relating to events, activities, programs or services and any other type of communication of promotional content, including visual or sound messages, display of names, trademarks, symbols, activities or products of gambling and games with cash winnings.

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Requiring any advertisement to refer to issues deriving from games with cash winnings as “disorders from gambling”.

The Dignity Decree was interpreted by the Italian guidelines on advertising of games with cash winnings issued by the Italian Communication Authority (AgCom), which is the authority in charge for the enforcement of the provisions contained therein. The adopted guidelines are intended to provide interpretative clarifications to companies regarding the applicative effects of these prohibitions within the primary regulatory framework of reference. In particular, the following communications are considered admissible
•
the mere communications that maintain an exclusive descriptive, informative and identifying purpose of the legal gaming offer, functional to allow an informed gaming choice, such as by way of example, the information that is made available on the gaming sites or in the physical gaming points, concerning the odds, the jackpot, the probability of winning, the minimum bets, any bonuses offered, provided that they are carried out in compliance with the principles of continence, non-deceptiveness, transparency and absence of promotional emphasis;

•
information, issued at the request of the customer — if strictly pertinent to the customer’s request and functional to allowing informed gaming choices — regarding the functioning and characteristics of the gaming service, or the existence of new products or services; and

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information services of comparison of odds or commercial offers of different competitors (e.g. odds spaces);

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the use of the brand that identifies, in addition to the gaming services with cash or gambling winnings, further activities, having an autonomous character, provided there is no ambiguity about the object of the promotion and in this there are no evocative elements of the game except for the mere name of the supplier;

•
business-to-business commercial communications;

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cause-related communications, such as campaign promoting social or charitable project without displaying brand and logo of the operator (aimed at associating a company’s brand with social and ethical initiatives);

•
the organization of paid gaming fairs directed exclusively at sector operators;

•
corporate social responsibility communications without displaying a brand or logo.

Market Size.    H2 Gambling Capital estimates that in 2021 the Italian online market was worth US$4.3 billion in GGR (excluding lottery), which consists of US$1.8 billion for Sports Betting and US$2.5 billion for iGaming. This represents a 75% increase from 2019 and a 37% increase from 2020 in the overall Italian online market size. Italy’s Online Gaming market has been transformed since the COVID-19 pandemic with a large portion of its vast land-based gaming market switching to online as a result of numerous extended lockdowns.
Malta
Regulatory Framework.    In Malta, Online Casino and Sports Betting is subject to the Gaming Act 2018 (Chapter 583 of the laws of Malta) and the regulations and directives promulgated thereunder, and is regulated by the MGA. Malta was one of the first markets in the EU to regulate gambling, and has been a proponent of the freedom of movement of gaming services across borders within the EU.
Additionally, Malta’s regulatory framework enables other EU and EEA operators to obtain a recognition notice to operate freely in or from Malta on the basis of their EU or EEA license. As a result, Malta has become an increasingly popular hub for online betting and gaming businesses.
There is currently no restriction on the number of licenses that the MGA can grant and no restrictions on the number of operators that can apply for licenses. There are two main categories of licenses envisaged under Maltese gaming regulations: (a) a gaming service license (that is a business-to-consumer license to offer or carry out a gaming service); and (b) a critical gaming supply license (that is a business-to-business license to provide or carry out a critical gaming supply). Both types of licenses are issued for a period of 10 years and may be renewed for further periods of 10 years. Moreover, a gaming service or a critical gaming supply shall constitute any one or more of the following game types:
•
Type 1: Games of chance played against the house where the outcome is determined by a random number generator;

•
Type 2: Games of chance played against the house where the outcome is not generated randomly, but is determined by the result of an event or competition extraneous to a game of chance, and whereby the operator manages his/her own risk by managing the odds offered to the player;

•
Type 3: Games of chance not played against the house and wherein the operator is not exposed to gaming risk, but generates revenue by taking a commission or other charge based on the stakes or the prize, and shall include player versus player games and other commission-based games;

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Type 4: Controlled skill games (currently the only type of game which is licensable as a type 4 ‘controlled skill game’ is fantasy sports).

Every licensee is required to appoint a number of key persons to be vested with responsibility for carrying out important functions, roles and tasks in connection with the gaming service or gaming supply in question. The appointment of these persons can only be made pursuant to the attainment of a key function certificate from the MGA (“Key Function Holder License”). However, the type and number of persons required to hold said certificates varies depending on the type of license held.
Novibet holds its Malta license through the Company’s wholly-owned subsidiary, Logflex MT Limited (“Logflex MT”). Logflex MT’s Malta license currently permits it to offer Type 1, Type 2 and Type 3 gaming services. The Malta license, in its current form, was issued in July 2019 and expires in February 2028. We rely upon our Malta license to conduct Online Gaming operations not only in Malta, but also in certain other EU Member States where the Malta license is recognized and the provision of services on the basis of the Malta license is permitted.
Marketing Restrictions.    In 2019, the MGA formed a committee, the Commercial Communications Committee and issued a new set of gambling advertising guidelines, the Commercial Communications Committee Guidelines on the interpretation of the Commercial Communications Regulations (Subsidiary

Legislation 583.09). The committee was formed for the purpose of ensuring that the aforementioned regulations are being adhered to, to review commercial communications brought to its attention and assess any possible breaches of these regulations. Some of the requirements which commercial communications must conform with in terms of the Commercial Communications Regulations include:
•
Prohibition on targeting self-excluded users, minors or vulnerable persons with commercial communications.

•
Commercial communications must be socially responsible and must not, amongst others, directly or indirectly, make reference to the COVID-19 pandemic, or suggestion that gaming could be an alternative to employment, a solution to financial concerns, or a form of financial investment.

•
A responsible gaming message must be clearly displayed throughout all commercial communications and must, at a minimum, amount to 10% of the advertisement. All commercial communications should also carry a web-portal address of an entity devoted to responsible gaming and are to display a sign indicating the minimum age to participate in the game being promoted.

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Advertisements must display the name of the relevant authorized gaming operator and a reference must be made to the entity which issued the relevant authorization (whether such entity is the MGA or otherwise), referring to any relevant authorization reference numbers. Advertisements are prohibited from being issued or distributed in public places or on any means of public transportation in Malta (with exceptions for advertisements published, displayed or broadcasted within authorized gaming premises, or in any work environment used by an authorized person and to commercial communications displayed or distributed in locations frequented mainly by tourists (exclusive of bars and restaurants), conferences/events organized in relation to the gaming sector, premises of operators, premises of organizers or beneficiaries of authorized low risk games and newspapers or magazines).

•
Licensee affiliates, and any person providing a service to, or on behalf of, or in any way in collaboration with an authorized person offering a licensable game, must comply with the abovementioned regulations, in addition to the licensees themselves.

Market Size.   H2 Gambling Capital estimates that in 2021 the Maltese online market was worth US$73.1 million in GGR, which consists of US$49.2 million for Sports Betting and US$23.9 million for iGaming. This represents a 31% increase from 2020 in the overall Maltese online market size.
Greece
Regulatory Framework.   Prior to 2019, online gambling was regulated in Greece, to a limited degree, under Law 4002/2011, which permitted online gambling for the first time in Greece’s history. The law also established the Hellenic Gaming Commission as the body to supervise Greece’s gaming market. However, it was only ever temporarily authorized based on a transitory regime that allowed other EEA countries to continue offering their services in the country if they agreed to certain conditions. At that time, a total of 24 operators were whitelisted and allowed to offer online gambling activities in Greece. From 2011 to 2021, Novibet operated under a market access agreement with an interim Greek license partner.
In 2019, Greece overhauled its gambling licensing system with Law 4635/2019, which was then complemented with regulatory decisions issued by the Minister of Financial Affairs in August 2020. Law 4635/2019 allowed all gambling operators situated in Greece or another EU/EEA member state to apply for a license from the HGC. Each issued license is valid for 7 years and can be renewed following a respective application. Two types of operating licenses are available:
•
Type 1: Online betting based on real events, fantasy sports, or virtual events based on a random number generator; and

•
Type 2: Other online games of chance including poker and its variants.

On June 15, 2021, Novibet subsidiary, Gamart Limited (“Gamart”) was issued a license by the HGC, and commenced operations in Greece effective August 5, 2021.

Marketing Restrictions.   Commercial communication relating to online gambling is also already heavily regulated and strictly monitored. Any marketing plan or strategy must be submitted to the HGC for approval before use.
Advertising is subject to the regulatory/supervisory authority of the HGC. The restrictions on advertising imposed by the HGC include:
•
All affiliates must have a “cooperation agreement” signed with licensees. This agreement will need to include description of the method of calculation, manner and time of fees paid to affiliates by the licensees. These agreements will need to be communicated to HGC.

•
Random number generated games (including slots) can be advertised only within the licensee’s website. All other related types of advertisement (e.g., from affiliate companies) are banned.

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Social Media marketing is allowed only if the licensee can hide it from people under 21 years old.

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Communications cannot use characters who are minors or appear to be minors. Communications also cannot appear alongside content aimed at minors.

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Sending any kind of marketing material to self-excluded players is explicitly prohibited. The operator has 24 hours, from the player’s self-exclusion, to make sure that no material reaches the player. Player has the ability to choose how long self-exclusion lasts.

•
Advertising is prohibited from attempting to show a positive image of gambling and all advertisements must mentioned the legal age limit for gambling and the HGC.

Market Size.    H2 Gambling Capital estimates that in 2021 the Greek online market was worth US$1.20 billion in GGR (excluding lottery), which consists of US$566 million for Sports Betting and US$654 million for iGaming. This represents a 76% increase from 2019 and a 38% increase from 2020 with the majority of growth coming from Online Casino, which has grown 136% since 2019.
We will be subject to additional regulations as we expand into other jurisdictions, as discussed below under “Our Growth Strategy.”
Ireland
Regulatory Framework. Irish law separately regulates three forms of gambling activity: gaming, betting and lotteries.
1.
Betting is regulated by the Betting Act 1931, which was substantially amended in 2015 to introduce a licensing regime for remote betting services offered to Irish-based customers. There are separate licenses available for “remote bookmakers” and “remote betting intermediaries.”

2.
Gaming and lotteries (with the exception of the National Lottery) are both regulated by the Gaming and Lotteries Act 1956. While there have been some recent amendments to this legislation, it does not expressly deal with Online Gaming or lotteries, and no online licenses are available for remote gaming or lotteries.

Novibet holds its Irish remote bookmaker’s license through Novibet’s wholly-owned subsidiary, Novigroup Limited. Novigroup Limited holds a current Irish remote bookmaker’s license, and launched its offering of Sportsbook and Casino products to customers in Ireland beginning on July 1, 2021. The license only applies to fixed odds betting services provided to Irish based customers, but it is not limited to Sports Betting or specific types of sports. The license is in force until June 30, 2023, at which date it will need to be renewed.
No license is currently available for the iGaming services provided by Novibet to Irish based customers. The Gaming and Lotteries Act 1956 (as amended) contains broad prohibitions on promoting gaming in Ireland. However, this legislation is not expressed to have extra-territorial effect and is generally considered to only apply to those promoting gaming in Ireland. In practice, many operators such as Novigroup Limited which are licensed in another jurisdiction and do not have any physical or operational presence in Ireland provide iGaming services to players in Ireland.

Marketing Restrictions.
Section 32A(2) of the Betting Act 1931 prohibits a third party advertising any unlicensed remote bookmaker targeting Irish customers.
More generally, the advertising of gambling services in Ireland is primarily governed by codes published by the Advertising Standards Authority of Ireland and the Broadcasting Authority of Ireland (relevant to domestic broadcasters), as well as general consumer protection legislation. The codes contain specific restrictions on gambling advertising, including a requirement to include a responsible gambling message and indicate prominently that the gambling service is for adults only (persons 18+).
Furthermore, as in any typical regulated market, operators must not promote or encourage gambling behavior that is socially irresponsible and have to be careful with any wording they use in their advertising actions, such as “risk-free bet” or “money-back special” and, of course, everyone should avoid targeting children gambling or implying that gambling can be a solution to personal, career or financial problems and concerns.
Market Size.   H2 Gambling Capital estimates that in 2021 the Irish online market was worth US$881 million in GGR (excluding lottery), which consists of US$377 million for Sports Betting and US$504 million for iGaming. This represents a 31% increase from 2019 and a 19% increase from 2020.
Our Recent Launch in Mexico
Regulatory Framework.   Currently, Mexican legislation allows for the operation of casinos, Online Casino, raffle number (bingo) games, Sports Betting and lottery games. The regulating authority is the Ministry of Interior (Secretaría de Gobernación) (“SEGOB”) through its Gambling and Raffles Bureau (Dirección General de Juegos y Sorteos) (the “Bureau”).
Novibet operates its Online Casino and Sports Betting business in Mexico through its wholly-owned subsidiary, Logflex MT, based on an Agreement for the Provision of Online Gaming Management and Consulting Services (the “Big Bola Agreement”) with Comercial de Juegos de la Frontera, S.A. de C.V. (“Big Bola”), which is the entity authorized by SEGOB to carry out gaming and betting business. Furthermore, Logflex MT and Big Bola signed an Accession Agreement with Operadora de Entretenimiento del Bajio, S.A. de C.V., it being the gaming operator of Big Bola authorized by SEGOB to conduct Online Casino and Sports Betting, by virtue of which the latter acceded as an additional party to the Big Bola Agreement assuming jointly and severally all obligations and liabilities of Big Bola under the Big Bola Agreement.
Logflex MT launched its online operations to customers in Mexico beginning on November 2, 2022 according to the terms of the Big Bola Agreement under Big Bola’s federal gaming permit. The license applies to Online Casino games and Sports Betting and shall remain in force for ten years, with possible further 5-year renewals, provided that, in terms of the Federal Gambling and Raffles Law (Ley Federal de Juegos y Sorteos) all permits might be terminated for the following reasons:
•
expiration of the term set forth in such permit or any extension thereof;

•
conclusion of the event the permits were granted for;

•
revocation; and

•
bankruptcy, dissolution or liquidation of the holder.

Marketing Restrictions.
Advertising of gambling services is regulated by the Regulation of the Federal Gaming and Raffles Law (Reglamento de la Ley Federal de Juegos y Sorteos), and supervised by SEGOB through the Bureau. Advertising for gambling services can only be performed if a gambling license has been received and provided that the advertising complies with the following conditions:
•
Gambling activities cannot be explicitly promoted.

•
Any advertising must be clear and precise so it does not cause confusion in the services.

•
Any form of advertising must provide the gambling license of the respective operator.

•
Adverts must include information with regard to the prohibition of offering gambling services to minors.

•
The advertising and promotion of gambling services must include messages which promote responsible gambling, for which the main purpose is to entertain.

Article 9 of the 2004 regulation establishes that advertising of gambling services can be carried out in any form; therefore, sponsorships are not prohibited, provided a gambling license has been granted.
Market Size
H2 Gambling Capital estimates that in 2021 the Mexican online market was worth US$543 million in GGR (excluding lottery), which consists of US$226 million for Sports Betting and US$317 million for iGaming. This represents a 34% increase from 2019 and a 14% increase from 2020.
Our Recent Launch in Brazil and Chile
Novibet launched its Online Gaming business in Brazil on February 23, 2023, and in Chile on March 16, 2023, through its wholly owned subsidiary, Logflex MT Limited, under its MGA license that currently permits it to offer Type 1, Type 2, and Type 3 Online Gaming Products.
A Clear Roadmap to Launch in the U.S. Market
Novibet has established a clear operational roadmap to gain market share in the U.S. Online Gaming market:
•
We plan strategic roll outs prioritizing states where iGaming is legalized

•
Employ Novibet’s cost-efficient acquisition model, including a robust affiliate and influencer program, coupled with a strategic, targeted grassroots approach

•
Deploy proven retention strategy to drive loyalty with new customers

•
Explore partnerships with unique collaborators to provide content, product enhancements or endorsements

•
Leverage Artemis’s unique regulatory expertise to obtain gaming licenses and influence regulatory regimes to expand the opportunity set in the U.S.

Novibet has signed market access agreements with Caesars for iGaming in Pennsylvania and Sports and iGaming in New Jersey. Novibet has received commitments from Caesars for the following states: Indiana, Iowa, Mississippi, Missouri (through Century Casino), Louisiana (though LA Downs); and iGaming — Indiana and New Jersey. Novibet is also finalizing negotiations for iGaming in Iowa, Missouri (through Century Casino), and Louisiana (though LA Downs). On October 21, 2022, Novibet filed the first part of an application for a mobile Sports Betting license through its indirect subsidiary, Novibet MD, a wholly-owned subsidiary of Novibet USA, to the Maryland Sports Wagering Application Review Commission (“SWARC”). The second part of the license application was filed by Novibet on November 4, 2022 to the Maryland Lottery and Gaming Control Commission (“Commission”). The granting of a mobile license for Sports Betting in Maryland requires both parts of the application to be approved by the corresponding authorities (i.e. the SWARC and the Commission) in order for Novibet to be granted one of the 60 mobile licenses. The license, if granted, shall be valid for five years. The estimated Total Addressable Market (“TAM”) of the markets and verticals mentioned above is estimated to be approximately U.S. $9.9 billion (GGR) in 2026, according to H2 Gambling Capital. In addition to the states below, we are in advanced discussions with various parties to secure additional market access to expand our reach to 12 states.

Novibet Addressable Market Size Estimates (2026E)
State	Vertical	2026E GGR
New Jersey	Online Sports	$1bn+
New Jersey	iGaming	$2.5bn+
Pennsylvania	iGaming	$3bn
Indiana	Online Sports	$350m+
Indiana	iGaming	$1.2bn+
Iowa	Online Sports	$140m
Iowa	iGaming	$220m
Maryland	Online Sports	$450m
Mississippi	Online Sports	$110m
Missouri	Online Sports	$320m
Missouri	iGaming	$480m
Louisiana	Online Sports	$220m
Louisiana	iGaming	$340m
Total		$9.9bn

Source: Eilers & Krejcik Gaming LLC — “Road To 2026 Sports Betting Forecasting Model”; “Road To 2026 Online Casino Forecasting Model” — Released October 2021; H2 Gambling Capital All Product Summary February 24, 2022
In addition to the U.S., our expansion strategy will focus Latin America. Novibet has executed a market access deal in Mexico with Big Bola Casinos, owners of 18 land based casinos in Mexico. Novibet launched in Mexico on November 2, 2022. Mexico is the first step in our expansion in the Latin American market. We also are exploring opportunities in Peru, Colombia, Ecuador, Guatemala, Panama, Chile, Brazil, Dominican Republic and Argentina. These deals vary in their structure, ranging from Novibet obtaining its own license, to joint ventures and acquisition opportunities within a 5 year horizon.
Data Protection and Privacy
Because we handle, collect, store, receive, transmit and otherwise process certain personal data of our customers and employees, we are also subject to federal, state and foreign laws related to the privacy and protection of such data. Regulations such as the General Data Protection Regulation of the European Union are relatively untested laws that could affect our business, and the potential impact is unknown.
Compliance
We have developed and implemented a rigorous internal compliance program to help ensure that we comply with legal and regulatory requirements imposed on us in connection with our Online Gaming and Sports Betting activities. Our compliance and risk program focuses, among other things, on reducing and managing problematic gaming and providing tools to assist customers in making educated choices related to gaming activities.
Additionally, we employ various methods and tools across our operations such as geolocation blocking, which restricts access based upon the customer’s geographical location determined through a series of data points such as mobile devices and Wi-Fi networks; age verification to ensure our customers are old enough to participate; routine monitoring of customer activity; and risk-based customer due diligence to ensure the funds used by our customers are legitimately derived. Novibet relies on systems and controls as part of a risk-based approach to verify customer information, KYC AML checks, and monitor user activity. These systems and controls are intended to ensure that, among other things, Novibet does not accept bets from customers using fraudulent or ill-gotten funds. While we are firmly committed to full compliance with all applicable laws and have developed appropriate policies and procedures in order to comply with the requirements of the evolving regulatory regimes, we cannot assure that our compliance program will prevent the violation of one or more laws or regulations, or that a violation by us or an employee will not result in the imposition of a monetary fine or suspension or revocation of one or more of our licenses.
Responsible and Safer Gaming
We view the safety and welfare of our customers as critical to our business and accordingly, we have made appropriate investments in our processes and systems. We are committed to industry-leading responsible gaming practices and seek to provide our customers with the resources and services they need to play responsibly. These practices, resources and services include deposit limits, voluntary restrictions on access and use of certain offerings, temporary self-exclusion and cooling-off periods, voluntary permanent exclusion from our offerings and applications and data science technology, which is able to flag any suspicious or abnormal betting activity. We also participate in national self-exclusion registers where they are in operation. We prominently promote our responsible gaming tools, resources and initiatives on our website and mobile applications, including links to GamCare, which helps bettors to control their betting activity; IBAS, an alternative dispute resolution service offering informed and impartial adjudications on disputes that arise between licensed gambling operators and their customers; and KETHEA-ALFA, which provides assistance to persons dealing with various types of addiction, including gambling.
Additionally, we maintain a self-excluded customer list, which prohibits self-identified customers from placing bets or participating in real-money gaming and have embedded the software to limit or restrict the amount individual customers spend. We also train our frontline personnel to identify signs of problematic gaming, ensuring that we are not only utilizing data and technology but also our human resources.
Our Growth Strategy
In order to capitalize on the potential created over the past few years, Novibet has decided to expand its presence by targeting several regulated or soon-to-be regulated European markets as well as the rapidly expanding United States and American Sports Betting and iGaming markets. Novibet’s current plans for expansion include, among others, Cyprus, Romania, United States. Novibet intends to apply for licenses in some or all of these jurisdictions, and anticipates commencing Online Casino and Sports Betting in some or all of these jurisdictions by 2023 onwards following issuance of applicable licenses. Novibet’s management believes that by leveraging its product, technology and customer acquisition and retention know-how, there are significant opportunities to not only further monetize its existing customer base, but also to acquire new customers in new regulated markets. Novibet has proven in various markets that it can both launch, localize and outgrow the market and so feels confident that these new markets present significant opportunities to localize and take meaningful market share.
In addition to new market entry, expanding Novibet’s product portfolio, such as the addition of new products for different demographics like bingo, poker, eSports and iLottery, provides an opportunity to not only acquire new customers in these verticals but also to cross promote existing betting casino and sports products into these new product offerings. Novibet’s management believes that it has a significant competitive advantage by leveraging its proprietary technology platform to provide a rich and unified customer experience.
Further, Novibet management believes that the Company’s Nasdaq listing will provide it with an opportunity to grow its business through acquisition in order to complement its high growth organic expansion strategy. These acquisition opportunities include large-scale, synergistic mergers and strategic regional acquisition targets. The focus will be on leveraging our operating, marketing capability and technology to drive both revenue and cost synergies.
Competition
Novibet’s competitors are primarily other operators of Online Casino and Sports Betting products. These competitors include companies that have a proprietary integrated platform, like Novibet, such as 888 Holdings, Bally, BetMGM, Flutter and PointsBet; as well as companies that use a third party platform service, such as Caesar’s Entertainment, Supergroup, DraftKings (transitioning to SBTech), Barstool Sports, Rush Street Interactive, and Wynn Bet. Whilst Novibet will face these companies in particular in the

North American market, Novibet is looking to position towards the high value casino audience and take a more efficient and focused approach rather than go head-to-head with outsized marketing budgets being shown by the big sports focused operators.
Novibet has steadily climbed in online market share in Greece. In 2021, according to the H2 Gambling Capital European Market Share estimates published as of October 20, 2022, Novibet attained the second highest online market share in Greece (28% of market share), having climbed from the third highest in 2020 (18% market share).
Intellectual Property
Intellectual property rights are important to the success of Novibet’s business. Novibet relies on a combination of trademark, trade secret, database, copyright, confidentiality and other intellectual property protection laws in the United Kingdom, the European Union and other jurisdictions, as well as license agreements, confidentiality procedures, non-disclosure agreements with third parties and other contractual protections, to protect its intellectual property rights, including its trademarks, database, proprietary technology, software, know-how and copyright. Novibet has filed applications to protect the “Novibet” name in Greece and with the European Union Intellectual Property Office. Additionally, we have registered nearly 200 domain names comprising of the term “novibet” and/or including the term “novi” and/or comprising and/or including other terms. In the future, we are likely to acquire additional trademarks and domain names. Novibet has also entered into license agreements, data rights agreements and other arrangements with sports organizations and sports data suppliers for rights to utilize their sports data, of which durations vary but typically are at least annual in duration and are subject to renewal or extension.
As an online business with a customer-facing offering, Novibet’s trademark and domain name portfolios are of particular importance to it. The Company has registered the “novibet” name in the EU and in Greece, and owns nearly 200 domain names comprising of the term “novibet” and/or including the term “novi” and/or comprising and/or including other terms.
It has not always been possible, and may not be possible or commercially desirable, to obtain registered protection for Novibet’s products, software, databases or other technology. In such situations, Novibet relies on laws governing protection of unregistered intellectual property rights, confidentiality and/or contractual arrangements to prevent unauthorized use by third parties. Novibet uses open-source software in its services and periodically reviews its use of open-source software to attempt to avoid subjecting its services and product offerings to conditions it does not intend. Novibet’s software programming teams work closely with Novibet’s product teams to design, develop, deploy, and maintain a robust software system to supports its operations. This intellectual property is constantly under development as business requirements, market conditions, and technology frameworks change.
While a significant portion of the intellectual property that Novibet uses is created by the Company, the Company has also obtained rights to use intellectual property of third parties through licenses and service agreements with those third parties. By way of example, Novibet has a wide range of sponsorship and other agreements with Sportsbook providers (providing odds/data/streaming) to a variety of sports. Although Novibet believes that these licenses are sufficient for the operation of the business, these licenses typically limit Novibet’s use of the third parties’ intellectual property to specific uses and for specific time-periods.
Novibet controls access to and use of its data, database, proprietary technology and other confidential information through the use of internal and external controls, including contractual protections with employees, contractors, customers and partners. Novibet requires its employees, consultants and other third parties to enter into confidentiality and proprietary rights agreements and it controls and monitors access to its data, database, software, documentation, proprietary technology and other confidential information. Novibet’s policy is to require all employees and independent contractors to sign agreements assigning to it any inventions, trade secrets, works of authorship, developments, processes and other intellectual property generated by them on Novibet’s behalf and under which they agree to protect Novibet’s confidential information. In addition, the Company generally enters into confidentiality agreements with its partners. See “Risk Factors.”

Property
Our corporate offices are located in Malta, where we occupy facilities totaling approximately 240 square meters under a lease that expires in 2026, subject to our right to terminate under certain circumstances. We use these facilities primarily for our management, finance and part of our technology development team.
We also sublease office spaces in Athens, Greece, which house our technology, sales and marketing, accounting, customer support, product development, and any other team related to operations. We intend to procure additional space as we add employees and expand geographically. We believe that our facilities are adequate to meet our needs for the immediate future and that suitable additional space will be available to accommodate any expansion of our operations as needed.
Employees
As of March 21, 2023, we had 618 full-time employees. We believe that our relations with our employees are good.

SUMMARY HISTORICAL FINANCIAL DATA OF NOVIBET
The information presented below is derived from Novibet’s unaudited interim condensed consolidated combined carve-out statements of profit or loss and comprehensive income for the six months ended June 30, 2022 and 2021 and the audited combined carve-out statements of profit or loss and comprehensive income for the years ended December 31, 2021, 2020 and 2019, which are included elsewhere in this proxy statement/prospectus. The information presented below should be read alongside Novibet’s combined carve-out financial statements and accompanying footnotes included elsewhere in this proxy statement/prospectus. You should read the following financial data together with “Risk Factors” and “Novibet Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
The following historical financial information of Novibet is impacted by business combinations which took place beginning in December 2020 (the “Reorganization Transaction”), and impact the comparability of financial information between the period end June 30, 2022 and the years ended December 31, 2021, 2020 and 2019. The Reorganization Transaction is more fully described in Note 1 and Note 2 to Novibet’s combined carve-out financial statements, which are included elsewhere in the proxy statement/prospectus. The historical results included below and elsewhere in this proxy statement/prospectus are not necessarily indicative of Novibet’s future performance.
The following table highlights key measures of Novibet’s financial condition and results of operations for the periods indicated:
	Period Ended June 30	Year Ended December 31
	2022 (Unaudited)	2021	2020	2019
	€	€	€	€
Net Revenue	56,299,035	117,219,691(a)	59,315,396(b)	23,118,971(b)
Net profit / (loss)	(713,940)	4,939,664	14,360,637	(162,563)

(a)
Net Revenue for the year 2021 is in line with the presentation of the PCAOB audited financial statements for the year 2021 and does not include any Gaming Duties.

(b)
Net Revenue for the years 2020 and 2019 is not in line with the presentation of the PCAOB audited financial statements for the years 2020 and 2019. This is due to the fact that Gaming Duties that have been recognized in Net Revenue for the years 2020 and 2019 are, for the purposes of this table, presented as part of Cost of Sales to be comparable with the year 2021.This reclassification is described in note 1 of the PCAOB audited financial statements for the years 2021 and 2020.

Non-IFRS Financial Information
This proxy statement/prospectus includes EBITDA and Adjusted EBITDA which are non-IFRS performance measures that we use to supplement our results presented in accordance with IFRS. We believe EBITDA and Adjusted EBITDA are useful in evaluating our operating performance, as they are similar to measures reported by our public competitors and is regularly used by security analysts, institutional investors and other interested parties in analyzing operating performance and prospects. EBITDA and Adjusted EBITDA are not intended to be substitutes for any IFRS financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.
We define and calculate EBITDA as net profit/(loss) before the impact of interest income or expense, income tax expense and depreciation and amortization, and Adjusted EBITDA, as further adjusted for the following items: foreign exchange (gain)/loss, the net impairment charge/reversal on financial and contract assets, the transaction expenses and non-recurring expenses as described in the reconciliation below.
We include these non-GAAP financial measures because they are used by management to evaluate Novibet’s core operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments. EBITDA and Adjusted EBITDA exclude certain expenses that are required in accordance with IFRS because they are non-cash (for example, in the case of depreciation and amortization), or are not related to our underlying business performance (for example, in the case of impairment loss on financial and contract assets).
The table below presents our EBITDA and Adjusted EBITDA reconciled to our net profit/(loss), the most directly comparable measure calculated in accordance with IFRS, for the periods indicated.
	Period Ended June 30	Year Ended December 31
	2022 (Unaudited)	2021	2020	2019
	€	€	€	€
Net profit / (loss)	(713,940)	4,939,664	14,360,637	(162,563)
Depreciation of property plant and equipment	94,544	89,297	10,617	—
Amortization of computer software	6,037	29,700	29,700	17,625
Amortization of internally-generated software	1,439,898	1,733,215	678,372	245,017
Amortization of trademarks and licenses	361,885	383,712	—	—
Amortization of other intangible assets	8,531	3,222	—	—
Depreciation of right of use assets	106,512	107,658	—	—
Net Interest (Income)/Expense	14,673	15,862	(80)	(5,622)
Income Tax Charge	—	62,078	—	—
EBITDA	1,318,140(a)	7,364,408	15,079,246	94,457
Impairment charge/(reversal) – investments in subsidiaries	—	—	—	1,200
Impairment charge – intangible assets	—	53,385	—	—
Impairment charge/(reversal) – receivables from payment service providers	(227,875)	482,809	(237)	(35,583)
Impairment charge/(reversal) – loans to related parties	859	10,000	(77,733)	234,623
Impairment charge/(reversal) – on cash and cash equivalents	(74,010)	(78,741)	179,690	1,827
Foreign Exchange (gain)/loss	384,488	342,981	(68,916)	1,690,268
Transaction expenses	694,073	1,027,865	—	—
Non-recurring (income)/expenses	—	1,850,946	547,324	929,514
Adjusted EBITDA	2,095,675	11,053,653	15,659,374	2,913,906

NOVIBET MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following Management Discussion and Analysis (“MD&A”) contains information regarding the financial position and financial performance of Logflex MT Holding Limited and its consolidated subsidiaries and unless the context otherwise requires, all references in this section to “Novibet,” “the Company,” “we,” “us,” or “our” refer to Logflex MT Holding Limited and its consolidated subsidiaries.
The following MD&A provides Novibet management’s perspective on the financial position and financial performance of Novibet and its consolidated subsidiaries derived from its unaudited interim condensed consolidated combined carve-out financial statements for the six months ended June 30, 2022 and 2021 and from its audited combined carve-out financial statements for the years ended December 31, 2021, 2020 and 2019. The Company’s year-end is December 31.
This discussion of the Company’s business may include forward-looking information with respect to the Company, including its operations and strategies, as well as financial performance and conditions, which are subject to a variety of risks and uncertainties. Readers are directed to carefully review the sections entitled “Forward-Looking Statements,” “Presentation of Novibet’s Financial Information,” “Non-IFRS Financial Measures” and “Risk Factors” included elsewhere in this proxy statement/prospectus.
Certain figures, such as interest rates and other percentages, included in this section have been rounded for ease of presentation. Percentage figures included in this section have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this section may vary slightly from those obtained by performing the same calculations using the figures in Novibet’s consolidated financial statements or in the associated text. Certain other amounts that appear in this section may similarly not sum due to rounding.
Overview
Novibet’s business generated €56,299,035 and €58,216,569 of net revenue for the six months ended June 30, 2022 and 2021 respectively. The net revenue which derived within European Union represented approximately 98% and 86% of the total net revenue for the six months ended June 30, 2022 and 2021 respectively. The net revenue which derived outside European Union represented approximately 2% and 14% of the total net revenue for the six months ended June 30, 2022 and 2021 respectively.
Novibet’s business generated €117,219,691 of net revenue for the year ended December 31, 2021. The net revenue which derived within European Union represented approximately 82.67% of the total net revenue for the year ended December 31, 2021. The net revenue which derived outside European Union represented approximately 17.33% of the total net revenue for the year ended December 31, 2021.
Novibet’s business generated €59,315,396 of net revenue for the year ended December 31, 2020. The net revenue which derived within European Union represented approximately 82.25% of the total net revenue for the year ended December 31, 2020. The net revenue which derived outside European Union represented approximately 17.75% of the total net revenue for the year ended December 31, 2020.
Novibet’s business generated €22,044,122 of net revenue for the year ended December 31, 2019. The net revenue which derived within European Union represented approximately 72.88% of the total net revenue for the year ended December 31, 2019. The net revenue which derived outside European Union represented approximately 27.12% of the total net revenue for the year ended December 31, 2019.
What Novibet Does
Novibet is a global iGaming and Sports Betting company with proprietary technology.
Novibet’s iGaming and Sports Betting services are delivered to customers by way of two primary product offerings:
•
iGaming, featuring over 5,000 games from over 100 different providers; and

•
Sportsbook, featuring more than 20 different sports and over 25,000 different live sporting events per month.

Business Combination and Public Company Costs
On March 30, 2022, the Company entered into the Business Combination Agreement with Artemis, PubCo, Komisium, and Merger Sub. Pursuant to the Business Combination Agreement, subject to the terms and conditions therein, (a) immediately prior to the Effective Time, Komisium will sell and transfer all issued ordinary shares and other equity interests of Novibet to PubCo, in consideration for the Closing Cash Consideration, the Closing Share Consideration (including the right of Komisium to retain the PubCo Ordinary Shares to which the Initial Share Premium relates), the Additional Closing Share Consideration (if any) and, if the earnout conditions are met, the Earnout Consideration and Deferred Share Consideration (if any), (b) immediately prior to the Effective Time, each issued and outstanding share of Artemis Class B Common Stock shall no longer be outstanding and will be automatically converted into one share of Artemis Class A Common Stock subject to the terms of the Existing Artemis Charter and the Sponsor Support Agreement, and (c) at the Effective Time, the Merger will occur, whereby (i), each issued and outstanding share of Artemis Class A Common Stock (including the Artemis Class A Common Stock issued upon conversion of Artemis Class B Common Stock, but not including shares redeemed by Artemis Public Stockholders and certain other excluded Artemis shares) shall no longer be outstanding and will be automatically converted into the right of the holder thereof to receive one (1) PubCo Ordinary Share and (iii) each outstanding whole Artemis Warrant will be assumed by PubCo and will be thereafter exercisable in accordance with the terms of the Assumed Warrant Agreement for one (1) PubCo Ordinary Share for $11.50 per share, subject to adjustment, with the exercise period beginning thirty (30) days after the Closing.
While the legal acquirer in the Business Combination is PubCo, for financial accounting and reporting purposes under IFRS, Novibet will be the accounting acquirer. Under this method of accounting, Artemis will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, Novibet will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Novibet. Accordingly, the consolidated assets, liabilities and results of operations of Novibet will become the historical financial statements of PubCo, and Artemis’s assets, liabilities and results of operations will be consolidated with Novibet beginning on the acquisition date. Operations prior to the Business Combination will be presented as those of Novibet in future reports. The net assets of Artemis will be recognized at historical cost, with no goodwill or other intangible assets recorded. See the section entitled “The Business Combination Proposal — Anticipated Accounting Treatment.”
As a consequence of the Business Combination, PubCo will become the successor to an SEC-registered and Nasdaq-listed company which will require PubCo to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. PubCo expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees.
Impact of COVID-19
On March 11, 2020, the World Health Organization declared the novel coronavirus (“COVID-19”) outbreak to be a pandemic. Actions taken around the world to help mitigate the spread of COVID-19 include reduction in the quantity of global sporting events, closures and restrictions on business operations of various sports organizations, and a decrease in consumer spending generally. COVID-19 and actions taken to mitigate its spread have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical areas in which Novibet operates. COVID-19 and these actions have also had a significant impact on Novibet’s business, its suppliers and its customers. The direct impact on Novibet’s business, beyond disruptions in normal business operations, was driven by the suspension, postponement and cancellation of major sports seasons and events. While many sports have since restarted, some have been played on a reduced or uncertain schedule. The Company cannot be sure whether future mitigation steps, including shutdowns and forced closures, will occur which may limit the number of sports events played during such periods. The ultimate impact of COVID-19 on Novibet’s financial performance will depend on the length of time that such disruptions exist. Conversely, hard lockdowns, stay-at-home or shelter-in-place orders for the general populace in many jurisdictions accelerated the shift to online commerce, which management believes has benefitted Novibet’s business in some areas. The extent to which the removal of such restrictions will have lasting effects on the business is not yet known and may take some time to become clear, particularly if subsequent waves of the pandemic lead to the reinstatement of similar restrictions in the future.
As the COVID-19 pandemic continues to evolve, the ultimate extent of the impact on Novibet’s businesses, operating results, cash flows, liquidity and financial condition will be primarily driven by the severity and duration of the pandemic, the pandemic’s impact on global economies and the timing, scope and effectiveness of federal, state and local governmental responses to the pandemic in the United States and national, provincial / state / regional and local responses elsewhere around the world. The COVID-19 pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. These measures may adversely impact Novibet’s employees and operations and the operations of its business partners and may negatively impact Novibet’s business. Novibet’s revenues are dependent on interest in sporting events, which have been, and may be in the future, substantially limited during times of business shutdowns and the cancellation or reduction of physical participation in such activities.
There is no certainty that any actions taken by Novibet will be sufficient to mitigate the risks posed by the COVID-19 pandemic or that any of the secular factors arising from COVID-19 (such as the general trend towards online commerce that has benefited all digital businesses) will continue to be of benefit to Novibet. These factors related to COVID-19 are beyond Novibet’s knowledge and control and, as a result, at this time, Novibet is unable to predict the ultimate impact, both in terms of severity and duration, that the COVID-19 pandemic will have on Novibet’s business, operating results, cash flows and financial condition. Based on current trends, Novibet does not expect there to be a long-term negative financial impact from the COVID-19 pandemic. The Online Casino business was not negatively impacted at the height of the pandemic but instead benefited from hard lockdowns which management believes resulted in more people looking online for entertainment. The effect of this dissipated somewhat as hard lockdowns ended but the Online Casino segment nonetheless remains robust in management’s view and growth has again returned to levels in line with pre-pandemic expectations. Notwithstanding this, the inherent unpredictability of the pandemic and how governments will respond to it mean that management cannot be certain as to whether or not these trends will persist and hence what the long-term effects of the pandemic will be. See “Risk Factors.”
Comparability of Financial Information
Owing to the effects of the Business Combination, Novibet’s future results of operations and financial position may not be comparable to historical results. See section entitled “Summary of the Proxy Statement/Prospectus.” Furthermore, Novibet’s financial years ending December 31, 2021, 2020 and 2019 included acquisitions and restructuring.
Key Factors Affecting Operating Results
Novibet believes that its performance and future success depend on several factors that present significant opportunities for Novibet but also pose risks and challenges, including those discussed below and in “Risk Factors.” Novibet’s financial position and results of operations depend to a significant extent on the following factors:
Ability to Acquire, Retain and Monetize Customers
Novibet’s ability to effectively market its offerings is critical to operational success. The Company undertakes a variety of marketing initiatives, include traditional marketing channels (such as television, print and radio), digital marketing (such as online display and video advertising, search engine marketing, social media and “affiliates” marketing, the latter being an industry term describing independent third-party marketing agencies which despite the word “affiliate” are not affiliated with the Company in the ordinary sense of the word) and retention marketing (including via email, text messages and social media). Traditional marketing channels are by their nature difficult to measure. Digital marketing is typically more measurable but somewhat more complex to accurately evaluate. Retention marketing is subject to customer consent which is not always granted or may be revoked. In all cases it is therefore difficult to extrapolate the Company’s past performance into the future and/or into new markets where Novibet has not previously marketed its products and offerings.

In all of its marketing channels, Novibet makes widespread use of Player Incentives, also called bonuses or comps, which are accounted for as a deduction in the calculation of its revenues. Novibet attempts to evaluate its customers individually and in real-time using a wide range of signals and data points and with reference to proprietary models of customer behavior and profitability. Customer behavior and competitive forces are constantly evolving and it is therefore difficult to extrapolate the Company’s past performance into the future and/or into new markets where it has not previously marketed its products and offerings.
Novibet’s ability to execute on its marketing plans are subject to regulatory constraints in each market and it is not unusual for marketing-related regulations to change from time to time. Novibet therefore cannot be certain that historic marketing channels will be available to it in the future and/or whether it will be allowed to utilize the same incentivization mechanisms in the future.
Industry Trends and Competitive Landscape
Novibet operates within the global entertainment, betting and gaming industries, which are comprised of diverse products and offerings that compete for consumers’ time and disposable income. As the Company prepares to enter new jurisdictions, it expects to face significant competition from other established industry players, some of which may have access to more resources and/or may have more experience in Online Casino and Sports Betting in these jurisdictions. In existing jurisdictions the Company also expects to face significant competition from existing competitors and new entrants, while in both new and existing jurisdictions ancillary product categories such as daily fantasy sports, casual games and financial services where products are evolving over time to include “gamification” features that often closely resemble gambling.
Legalization, Regulation and Taxation
Novibet’s growth depends on expanding its activities in existing markets, as well as on successfully entering new markets and new geographies around the world. Management believes that incremental legalization and regulation of Online Casino and Sports Betting, derived from governments’ desire to protect consumers and increase tax revenues, will create global opportunities for Novibet to expand into newly regulated markets worldwide, for example, the Netherlands, Mexico, and various U.S states. Novibet’s strategy is to monitor closely changes in regulations that enable expansion of existing markets or entry into new markets, and seize such opportunities in a financially prudent manner. The rate in which existing and new jurisdictions undergo regulatory changes, and Online Casino and Sports Betting markets expand (in the case of existing markets) or become legal (in the case of new ones), will impact the prospects and pace of Novibet’s growth, as it continues to expand its global footprint.
The process of securing the necessary licenses or partnerships to operate in a new jurisdiction may take longer than Novibet anticipates. In addition, legislative or regulatory changes or restrictions and gaming taxes may make it less attractive or more difficult for the Company to do business in a particular jurisdiction, and may impact the Company’s profitability in both positive and negative ways that make the overall net effect hard to predict. In the past, when countries have introduced regulatory frameworks, the Company’s financial results have been impacted by, amongst other things, increased taxation and compliance costs, offset by improvements in other costs of doing business such as payment processing and product costs. In some cases the introduction of a restrictive regulatory regime has resulted in a decrease in the size of the market, whereas in others a liberal regulatory regime has led to an increase in the size of the market. Further, certain jurisdictions require the Company to have a relationship with a land-based casino for online sports and/or casino wagering access, which tends to increase the Company’s costs of revenue. Countries and/or states that have established state-run monopolies may limit opportunities for private operators.
Countries and/or states impose tax rates on Online Casino and Sports Betting, which may vary substantially between jurisdictions. Some jurisdictions impose constraints on the amounts of money that customers are allowed to deposit and/or lose (“loss limits”), sometimes in absolute terms without reference to the means of individual customers. Some jurisdictions impose constraints on the nature and extent of the marketing that may be undertaken in relation to the Company’s products. Management is strategically focusing on jurisdictions with both Online Casino and Sports Betting at favorable tax rates, with customer loss limits at levels that relate responsibly to what customers can afford to gamble with, and with marketing regulations that enable the Company to engage meaningfully with its customers. Conversely, management expects that a minority of jurisdictions will set tax rates at unprofitable levels and/or will set customer loss limits at arbitrarily low levels and/or will impose onerous constraints on marketing, in which case the Company might not be able to profitably trade in such jurisdictions.
Managing Wagering Risk
The online iGaming and Sports Betting businesses are characterized by an element of chance. Accordingly, Novibet employs theoretical win rates and probability distributions to estimate what a certain type of Online Casino wager or Sports Betting wager, on average, will win or lose in the long run. Revenue is impacted by variations in the hold percentage (the ratio of winnings to total amount wagered) with respect to the Online Casino and Sports Betting that Novibet offers to its customers. Novibet uses the hold percentage as an indicator of an Online Casino game’s or Sports Betting game’s performance against its expected outcome. Although each Online Casino wager or Sports Betting wager generally performs within a defined statistical range of outcomes in the long run, actual outcomes may vary for any given period, particularly in the short term.
In the short term, for Online Casino wagering and Sports Betting, the element of chance may affect win rates (hold percentages); these win rates, particularly for Sports Betting, may also be affected in the short term by factors that are largely beyond the Company’s control, such as unanticipated event outcomes, a customer’s skill, experience and behavior, the mix of games played or wagers placed, match fixing, the financial resources of customers, the volume of wagers placed and the amount of time spent gambling. Factors that are nominally within Novibet’s control, such as the level of Player Incentives given to customers, might not, for various reasons both within and beyond Novibet’s control, be well-controlled and hence in turn might impact win rates. For Online Casino games, it is possible that a random number generator outcome or game will malfunction or is otherwise misprogrammed to pay out wins in excess of the game’s mathematical design and award errant prizes. For Sports Betting, it is possible that Novibet’s platform erroneously posts odds or is otherwise misprogrammed to pay out odds that are highly favorable to bettors, and bettors place wagers before the odds are corrected. Additionally, odds compilers and risk managers are capable of human error, so even if Novibet’s wagering products are subject to a capped payout, significant volatility can occur. Novibet manages these risks as much as possible through its terms and conditions of use and software tools which alert operators to potential issues. Similarly, inadvertently over-incentivizing customers can convert a Sportsbook wager or Online Casino game that would otherwise have been expected to be profitable for Novibet into one with a positive expectation for the player.
A further factor particularly of relevance to some areas of Novibet’s Sports Betting business concerns the volatility inherent in certain types of wagers, particularly parlay or accumulator wagers, which are single wagers that link together two or more individual wagers and are dependent on all of those wagers winning together. It is not unusual for a large number of customers to back similar outcomes, and if a high proportion of those outcomes transpire then it is possible that in aggregate these customers will win large sums of money. This is an expected and normal feature of the business that the Company has in the past experienced and expects that it will do so again in the future.
As a result of the variability in these factors, the actual win rates on the Company’s Online Casino games and Sports Betting may differ from the theoretical win rates it has estimated and could result in the winnings of its Online Casino games or Sports Betting customers exceeding those anticipated. The variability of win rates (hold percentages) also has the potential to adversely affect the Company’s business, financial condition, results of operations, prospects and cash flows. See “Risk Factors.”
Technology and Products
Management believes that pragmatic and commercial product selection for purposes of speed-to-market and product-market fit is a key driver of the success of the business. Novibet therefore evaluates each new market independently in order to determine whether the interests of the business would be best served by deploying Novibet’s proprietary Sports Betting product or the original flagship bespoke-developed product or alternate third-party product. Such decisions are also influenced by numerous other factors, such as regulatory constraints and the amount of product customization required to meet such constraints, and the maturity of the market under consideration. Similar considerations are applied in the decision as to which Online Casino games of the available products would be best suited for any particular new market.

Management believes that some of Novibet’s growth has been achieved due to this approach but cannot be certain that this will be replicated in future. While Novibet has derived much experience from the diverse requirements of the five licenses that it already holds, there can be no certainty that such experience will be of any assistance in further new markets, or that Novibet will be able to achieve suitable product-market fit in future new markets, either by way of customizing existing product or sourcing additional new products.
Regardless of the product or products selected, Novibet will always seek to overlay its own proprietary technology with the intention of achieving competitive advantage. This is particularly true in the area of data and analytics, where the Company’s goal is to be able to evaluate all of its customers in granular detail in real-time so that it can in turn interact, intervene, incentivize and encourage (or discourage, as the case may be) behaviors that are both responsible for the customer and profitable for Novibet.
Management believes that a meaningful part of Novibet’s growth can be attributed to competitive advantage achieved in this way, but by the nature of such things cannot quantify this belief in any meaningful way and therefore cannot be certain that any such competitive advantage (if it exists) will persist into the future or be replicable in new markets or that competitors will not develop competing technologies (to the extent that they haven’t already done so) in order to substantially erode any such advantage that Novibet might currently enjoy.
Seasonality
Novibet’s sport-focused offerings trade in many major markets in both hemispheres and hence benefit from the year-round sporting calendar. Different sporting leagues and events are relatively more or less important in different markets and hence the business benefits from a natural degree of diversification. Sporting events of all sorts take place every day around the world in multiple time zones and, particularly with the advent of virtual sports and eSports, events are available for wagering 24/7/365.
Sports betting is however subject to seasonal fluctuations that may impact revenues and cash flows. Most major sporting leagues and events do not operate year-round and hence Novibet’s operations will be impacted by variations in the sporting calendar over the course of a year. In particular, certain sports leagues operate formats (playoffs, championships, cup finals, etc.) that naturally result in increased customer interest as the end of the season approaches for those sports. Similarly, certain sporting events only operate at specific times of the year (major horse races, major tennis tournaments, etc.) and certain other events only operate on a multi-year cycle (Olympics, FIFA World Cup, etc.).
These phenomena will naturally lead to increased revenues at such times of the year or in major international tournament years, and conversely will result in reduced revenues during off-season periods or in non-tournament years.
For example, Novibet’s Sportsbook revenues are often impacted by the calendars of major sports leagues such as the Premier League (U.K.), Serie A (Italy), Bundesliga (Germany), La Liga (Spain), and Ligue 1 (France); local leagues, such as the Super League (Greece) and the League of Ireland Premier Division; and tournaments, including both world tournaments such as the FIFA World Cup, the UEFA European Championship, the Copa América and the Asian Cup, and regional tournaments such as the UEFA Champions League, UEFA Europa League and UEFA Europa Conference League tournaments. Novibet naturally seeks to adapt marketing efforts accordingly, taking advantage of additional opportunities for profitable growth whenever they present while mitigating potentially negative effects on profits by adjusting marketing appropriately in off-season periods.
The Online Casino portfolio, by contrast, is generally less affected by seasonality, as in the aggregate it is largely an individual activity unaffected by external calendars. However, Novibet management historically has observed a significant increase in gambling activity around the Christmas holiday.
Key Components of Revenue and Expenses
Distinct Active Customers
Novibet calculates its distinct active customers (“DAC”) in one year increments as an important measure of its customer base. Novibet defines DAC as the distinct number of registered customer accounts that wager on the Company’s Online Casino games and/or Sports Betting offerings at least once during the one year period being measured. This metric is calculated using internal company data and is not validated, audited, or reviewed by an independent party. The size and growth of Novibet’s DAC directly affects the Company’s revenue generated from its Online Casino games and Sports Betting offerings, as well as its operating expenses associated with the infrastructure and customer support necessary to service customers.
The following tables show Novibet’s DAC for 2019, 2020, and 2021 and the associated year-on-year growth rates. DAC numbers were positively impacted 2020 by the increase in online activity, including online gambling, resulting from the physical restrictions associated with the COVID-19 pandemic. Accordingly, the year-on-year growth rate shown below for 2020 as compared to 2019 is likely to be somewhat higher than that which would have been the case in the absence of the COVID-19 pandemic.
Year period	DAC for 1 year period	Yearly Incremental Growth % (VS previous year)
2019	85.369	77%
2020	216.925	154%
2021	357.739	65%
Novibet intends to pursue DAC growth, particularly in regions such as the United States, Mexico and other EU countries, where the Company aims to focus its efforts on expanding its global footprint.
Revenue
Novibet generates revenue through income earned from Online Gaming activities, comprising Online Casino games and Sports Betting. Novibet’s revenue from Online Casino and Sports Betting is the sum of amounts won from customers by the Sportsbook and Online Casino, less certain customer incentives, and adjusted for the fair market value of gains and losses on open betting positions. Novibet’s revenue is therefore calculated as revenue from Casino games and Sports Betting, minus utilized customer incentives adjustments.
Revenues generated from Online Casino games and Sports Betting are recognized at fair value, representing the amount staked by the customer adjusted for any customer incentives. They are subsequently remeasured when the transaction price is known and the amount payable is confirmed, at which point the movement is recorded as a gain or loss in Novibet’s consolidated financial statements. Such gains and losses arise from similar transactions and are therefore offset within revenue. Subsequent changes in these fair values are recorded in Novibet’s consolidated financial statements, provided that it is probable that economic benefits will flow to Novibet, and the revenue can be reliably measured.
Novibet recognizes Net Revenue transactions at the point at which they are settled. Any open positions at the period end fairly value with the resulting gain or loss recorded in Novibet’s consolidated financial statements. Customer liabilities related to these timing differences are accounted for as derivative financial instruments.
Novibet has two operating streams of revenue: Online Casino and Sports Betting. The Company concluded that these activities do not constitute separate segments and have been aggregated into a single operating segment.
Cost of Sales
Cost of Sales consists primarily of gaming duties and costs relating to royalties paid to content and product providers, Sportsbook data feed, and sports video streaming. Cost of sales also includes fraud, merchant, and processing costs relating to customer deposits and withdrawals activity.
Marketing Expenses
Marketing expenses are broken out into the following marketing channels: acquisition and retention marketing, search optimization and digital, “affiliates” marketing, and brand marketing or sponsorships.

This item also includes compensation, commissions and benefits, event attendance, event sponsorships, association memberships, marketing subscriptions, and third-party consulting fees.
Operating Expenses
Operating expenses include professional services (including legal, regulatory, and audit, and licensing-related), legal settlements, and contingencies. Administrative expenses also include technology-related expenses relating to subscriptions, operational software, domain management, and license costs, personnel costs, lease, office-related, and travel expenses. Expenses paid to outsource services providers are also included under this item.
Depreciation and Amortization
Depreciation and amortization is provided on property and equipment over the estimated useful lives on a straight-line basis. Depreciation and amortization also includes the amortization of intangible assets as well as the depreciation of right of use assets written off on a straight-line basis. Upon retirement or disposal, the cost of the asset disposed of and the related accumulated depreciation are removed from the accounts and any gain or loss is reflected in the loss from operations. Depreciation and amortization are reported as part of operating expenses.
Finance Expense (Income)
Finance expenses consists primarily of bank charges not related with gaming activity and foreign exchange losses.
Finance income consists primarily of interest received in respect of loans receivable and foreign exchange gains.
Income Tax Expense
Novibet accounts for income taxes using the asset and liability method whereby deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of the assets and liabilities. The provision for income taxes reflects income earned and taxed. Current income tax relating to items recognized directly in equity is recognized in equity and not in the consolidated statement of profit and loss. See Note 11, “Tax,” to Novibet’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.
Results of Operations
Interim results for the six months ended June 30, 2022 compared with the six months ended June 30, 2021 and Fiscal Year Ended December 31, 2021 Compared to Fiscal Year Ended December 31, 2020 and December 31, 2020 Compared to Fiscal Year Ended December 31, 2019
Net Revenue
Novibet’s business generated €56.3 million for the six months ended June 30, 2022, a decrease of €1.9 million, or 3.3%, over €58.2 million of net revenue from continuing operations for the six months ended June 30, 2021. The net revenue which derived within European Union represented approximately 98% and 86% of the total net revenue for the six months ended June 30, 2022 and 2021 respectively. The net revenue which derived outside European Union represented approximately 2% and 14% of the total net revenue for the six months ended June 30, 2022 and 2021 respectively. The decrease was due mainly to the discontinuance of the UK market which occurred in February 2022.
Net revenue for 2021 was €117.2 million, an increase of €57.9 million, or 97.6%, over net revenue of €59.3 million for 2020. The net revenue which derived within European Union represented approximately 82.67% and 82.25% of the total net revenue for the years ended December 31, 2021 and 2020 respectively. The net revenue which derived outside European Union represented approximately 17.33% and 17.75 of the total net revenue for the years ended December 31, 2021 and 2020 respectively.

Net revenue for 2020 was €59.3 million, an increase of €37.3 million, or 169.5%, over net revenue of €22.0 million for 2019. The net revenue which derived within European Union represented approximately 82.25% and 72.88% of the total net revenue for the years ended December 31, 2020 and 2019 respectively. The net revenue which derived outside European Union represented approximately 17.75% and 27.12% of the total net revenue for the years ended December 31, 2020 and 2019 respectively.
The increases described above were due mainly to increased player activity. The Company attributes the increased player activity to its casino and Sportsbook product enhancement and development, its increased and targeted marketing, and the positive impact the physical restrictions of COVID-19 pandemic had on online activity, including Online Gaming.
Cost of Sales
Cost of sales for the six months ended June 30, 2022 was €29.0 million, an increase of €4.4 million, or 17.7%, over €24.6 million for the six months ended June 30, 2021. The increase in cost of sales was primarily attributable to the increase in the fees charged by the gaming service providers and payment providers. The increase was also affected by the discontinuance of the UK market and the focus to other jurisdictions such as Greece which have higher gaming tax rates than UK.
Cost of sales for 2021 was €53.8 million and increase of €32.4 million, or 152.0%, over €21.4 million for 2020. The increase in cost of sales was primarily attributable to the increase in Net Revenue.
Cost of sales of €21.4 million for 2020 increased by €12.4 million, or 137.8%, over €9.0 million for 2019. The increase in cost of sales was primarily attributable to the increase in Net Revenue.
Gross Profit
Gross profit for the six months ended June 30, 2022 was €27.3 million, a decrease of €6.3 million or 18.7% over gross profit of €33.6 million for the six months ended June 30, 2021. The gross profit margin for the six months ended June 30, 2022 was 48.5%, a decrease of 9.2% over gross profit margin of 57.7% for the six months ended June 30, 2021. The Greek iGaming regulations enacted on August 5, 2021 limited the maximum wager for iGaming games to €2 per round (the “Temporary Limit”), which adversely affected the iGaming portion of gross profit for the six months ended June 30, 2022. While the Temporary Limit was in effect, Novibet experienced a material reduction of high value players utilizing its online video slots games. These restrictions were amended to increase the maximum wager to €20 in May 2022 (the “New Limit”). As of the effective date of the implementation of the New Limit, Novibet has experienced increased wagering on its online video slots games, which has resulted in an increase in Novibet’s gross profit since such effective date. During the Temporary Limit period the average activity per user which was €51,20 has increased to €65,50 in the New Limit period and has impacted favorably the gross profit from May 2022 onwards.
Gross profit for 2021 was €63.4 million, an increase of €25.5 million or 67.0% over gross profit of €37.9 million for 2020. The gross profit margin for 2021 was 54.1%, a decrease of 9.9% over gross profit margin of 64% for 2020. The decrease is mainly attributable to the that fact that as of August 5, 2021, the Group obtained a new gaming license for the Greek market and provided increased Player Incentives to the Greek players in order to penetrate the Greek market. In addition, the Temporary Limit adversely affected the iGaming portion of Net Revenue for the period between August and December 2021. These restrictions were amended in May 2022 to the New Limit.
Gross profit for 2020 was €38.0 million, an increase of €24.9 million or 191.5%, over gross profit of €13.0 million for 2019. The gross profit margin for 2020 was 64%, an increase of 5% over gross profit margin of 59% for 2019. The increase is attributable to economies of scale and efficiencies that occurred in the business as a result of the increase in player activity and Net Revenue. For example, the gaming software license fees which are included in the cost of sales are normally charged by a fixed rate based on Net Revenue. During the year 2020 the fixed rate was decreased by 0.5% compared to prior period, because of the increase in player activity and Net Revenue.

Operating Profit
Operating loss of €0.2 million for the six months ended June 30, 2022 decreased by €10.8 million, or 102.5%, over operating profit of €10.5 million for the six months ended June 30, 2021. Operating profit is calculated as gross profit less other operating income and expenses, marketing expenses and operating expenses. The decrease was primarily attributable to a decrease of €6.3 million in Gross Profit, an increase of €0.6 million in marketing expenses which were used primarily for the penetration of the Greek market, and a €4.3 million increase in operating expenses which comprise mainly of increased staff cost and one-time transaction expenses in relation to the merger agreement with Artemis.
Operating profit of €5.4 million for 2021 decreased by €9.0 million, or 60.9%, over operating profit of €14.4 million for 2020. Operating profit is calculated as gross profit less other operating income and expenses, marketing expenses and operating expenses. The decrease in 2021 over 2020 was primarily attributable to the €25.5 million increase in gross profit, partially offset by €24.3 million increase in marketing expenses which were used primarily for the penetration of the Greek market and €10 million increase in operating expenses which comprise mainly of increased staff cost and transaction expenses in relation to the merger agreement with Artemis.
Operating profit of €14.4 million for 2020 increased by €12.8 million, or 813.1%, over operating profit of €1.6 million for 2019. Operating profit is calculated as gross profit less other operating income and expenses, marketing expenses and operating expenses. The increase in 2020 over 2019 was primarily attributable to the €24.0 million increase in gross profit, partially offset by a €7.7 million increase in marketing expenses. Staff costs for 2020 were €2.7 million, an increase of €1.7 million, or 155.0%, over costs of €1.1 million for 2019. Staff costs consist of wages, social security cost, and pension cost. Operating profit increased in positive correlation with increased player activity in 2020. Supporting the increased player activity necessitated increases in staff in the areas of customer support, payments, and trading and casino business. These departments account for approximately 70% of total payroll. As result, the increase of the player activity for the year 2020 resulted in an increase in staff costs.
Depreciation and Amortization
Depreciation and amortization increased by €1,209,939 from €807,468 for the six months ended June 30, 2021 to €2,017,407 for the six months ended June 30, 2022. The increase was mainly due to the increase in amortization of the internally generated software related to further development costs capitalized, the amortization of the Greek license obtained in August 2021 and the increase in depreciation of the “right of use asset” relating to office leases obtained during the year 2021.
Depreciation and amortization increased by €1,628,115 from €718,689 in 2020 to €2,346,804 in 2021. The increase was mainly due to the increase in amortization of the internally generated software related to further development costs capitalized during the year 2021, the amortization of the Greek license obtained in 2021 and the increase in depreciation of the “right of use asset” relating to office leases obtained during the year.
Finance Income/(Costs)
Finance income for the six months ended June 30, 2022 consists of bank interest income of €14. No finance income was received for the six months ended June 30, 2021.
Finance income for 2021 consists of bank interest income of €74.
Finance income, consisting of bank interest and loan interest income, was €80 for 2020 and €5,622 for 2019. The decrease was primarily attributable to the decrease of loans receivable.
Finance costs for the six months ended June 30, 2022 consists of interest expense on lease liabilities of €14,687, bank charges of €48,549 and net foreign exchange transaction losses of €389,854. Finance costs for the six months ended June 30, 2021 consists of bank charges of €36,545 and net foreign exchange transaction losses of €59,470.
Finance costs, consisting of foreign exchange gain and loss and bank charges, were €66,344 for 2020 and €1,748,262 for 2019. The decrease was primarily attributable to the decrease of foreign exchange losses by €1,759,184 partially offset by a €77,266 increase in bank charges. Finance costs consisting of foreign exchange gain and loss and bank charges for 2021, were €438,342 as compared to €66,344 in 2020. The increase of €371,998 was primarily due to the increase in foreign exchange losses of €411,897 and the increase in interest expense on lease liabilities of €15,936 due to office leases obtained in the year. The increase was partially offset by a reduction in bank charges of €55,835.
The foreign exchange differences were caused by the currency fluctuation between the Euro and the Pound Sterling. During the years ending December 31, 2018, 2019, 2020, and 2021 the Euro year end rate was 1.1126, 1.1755, 1.1128 and 1.1898 for one Pound Sterling respectively. This high volatility created a material foreign exchange loss for the year ended December 31, 2019 and a material decrease in foreign exchange loss for the year ended December 31, 2020 and a material increase in foreign exchange loss for the year ended December 31, 2021.
Income Tax Expense
The corporate taxation expense for the six months ended June 30, 2022 and 2021 was Nil. During the six months ended June 30, 2021, the Group had tax losses in Malta carried forward from previous periods. Substantially all of the taxable profits were taxed in Isle of Man, where the standard rate of corporate income tax is 0%. During the six months ended June 30, 2022, the Group had tax losses in Malta carried forward from previous periods. Additionally, Novibet had recognized transaction expenses of approximately €700,000 in relation to the Business Combination Agreement which was signed on March 30, 2022. Also, the income associated with the new Greek license was adversely affected by the Temporary Limit restrictions described under Gross Profit, and the incentives provided to Greek players in order to penetrate the Greek market. Even though for the six months ended June 30, 2022 Novibet incurred no tax liability in Greece, Novibet expects it will have a tax liability for the year ended December 31, 2022 due to the New Limit restrictions changes that occurred in May 2022.
The Corporate taxation expense for the Group for the year ended December 31, 2021 was €62,078 and consists of €44,372 income tax payable from Abraserve Greece and €17,706 from Dicapl. The Corporate taxation expense for the Group for the year ended December 31, 2020 was zero.
The only revenue producing companies in the Group were Novigroup Ltd, Gamart Ltd, Iflex Ltd and Logflex MT Ltd. During the year December 31, 2021 Novigroup Ltd had taxable income and Gamart Ltd, Iflex Ltd and Logflex MT Ltd had taxable loss. Novigroup Ltd was incorporated in Isle of Man, where the standard rate of corporate income tax for its activity was 0%.
Gamart Ltd, Iflex Ltd and Logflex MT Ltd are incorporated in Malta, where the standard rate of corporate income tax is 35% and it is subject to a refund up to 30% to the parent company under certain conditions.
From August 5, 2021 onwards the corporate profits of Gamart Ltd, are subject to tax initially in Greece at a rate of 22% and this is offset against the 35% tax in Malta.
Liquidity and Capital Resources
Novibet measures liquidity in terms of its ability to fund the cash requirements of its business operations, including working capital and capital expenditure needs, contractual obligations and other commitments, with cash flows from operations and other sources of funding. Novibet’s current working capital needs relate mainly to the monthly cash flow requirements of the Company’s direct and marketing expenses and general and administrative expenses. Novibet’s ability to expand and grow its business will depend on many factors, including its working capital needs and the evolution of its operating cash flows.
Novibet had approximately €4.9 million in cash and cash equivalents for the six ended June 30, 2022. Novibet has available cash resources to meet its liquidity needs as it expects additional cash flows to be received in 2022 due to 2022 FIFA World Cup, increased gross profit from the New Limit, and further reductions in marketing costs as a result of more targeted and effective marketing strategies.

Cash Flows
The following table summarizes Novibet’s cash flows for the periods indicated:
	For the six months ended June 30,		For year ended December 31,
(Euros in thousands)	2022 (Unaudited)	2021 (Unaudited)	2021	2020	2019
Net cash provided by (used in) operating activities	€(3,373,710)	€5,708,889	€8,359,602	€25,365,377	€910,699
Net cash provided by (used in) investing activities	(3,229,462)	(1,753,947)	(4,936,690)	(2,168,898)	(871,019)
Net cash provided by (used in) financing activities	(3,353,718)	(3,005,427)	4,771,203	(17,257,898)	(471,027)
Total cash movement for the year	(9,956,890)	949,515	8,194,115	5,938,581	(431,347)
Cash at beginning of the year	14,970,680	6,369,661	6,369,661	1,136,716	748,528
Effect of exchange rate fluctuations on cash held	(132,046)	(3,001)	328,163	(525,946)	821,362
Impairment charge – cash			78,741	(179,690)	(1,827)
Cash at end of the year	4,881,744	7,316,175	14,970,680	6,369,661	1,136,716
Operating Activities
Net cash used in operating activities was €3.3 million for the six months ended June 30, 2022, an increase of €9.0 million compared with €5.7 million in net cash generated by operating activities for the six months ended June 30, 2021. The decrease was mainly due to the decrease in profit before tax by €11.1 million for the six months ended June 30, 2022 which was offset by €1.2 million increase in depreciation and amortization expense. For the period August 5, 2021 until May 19, 2022 the operating profitability of the Company was negatively impacted by the Temporary Limit and adversely affected the profit before tax for the six months ending June 30, 2022. During the Temporary Limit period, Novibet experienced a material reduction of its high value Players utilizing its online video slots games. Novibet, as a result of the New Limit, has experienced increased wagering on its online video slots games since the effective date of the New Limit which resulted in an increase in its gross profit and cash generated from operations. During the Temporary Limit period, the average activity per user which was €51,20 has increased to €65,50 in the New Limit period and has impacted favorably the net cash generated by operating activities from May 2022 onwards. Additionally, Novibet for the six months ending June 30, 2022 had paid transaction expenses of approximately €300,000 in relation to the Business Combination Agreement, which was signed on March 30, 2022, and such expenses do not fall within the ordinary course of business and are not expected to recur after the Closing.
Net cash generated by operating activities was €8.4 million for the year ended December 31, 2021, a decrease of €17.0 million compared with €25.4 million in net cash generated by operating activities for the year ended December 31, 2020. The decrease was mainly due to the decrease in profit before tax by €9.4 million, and the increase in receivables from payment service providers of €8.3 million in the year.
Net cash generated by operating activities was €25.4 million for the year ended December 31, 2020, an increase of €24.5 million compared with €0.9 million in net cash generated by operating activities for the year ended December 31, 2019.
The increase was mainly driven by the €24.0 million increase in gross profit and €4.6 million increase in trade payables, partially offset by €992 thousand increase receivable from payment service providers over 2019.
Investing Activities
Net cash used in investing activities amounted to €3.2 million for the six months ended June 30, 2022, compared with €1.8 million in net cash used in investing activities for the six months ended June 30, 2021.

The increase of €1.4 million was primarily attributable to the increase in capitalized development costs for the internally generated asset of €1.3 million for the six months ended June 30, 2022.
Net cash used in investing activities amounted to €4.9 million for the year ended December 31, 2021, compared with €2.2 million in net cash used in investing activities for the year ended December 31, 2020. The increase was primarily attributable to the increase in capitalized development costs for the internally generated asset of €2 million for the year 2021 and the payment for licenses of €1.2 million.
Net cash used in investing activities amounted to €2.2 million for the year ended December 31, 2020, compared with €0.9 million in net cash used in investing activities for the year ended December 31, 2019.
The increase in net cash used in investing activities in 2020 when compared to 2019 was primarily attributable to the increase in capitalized development costs for the internally generated asset of €1.9 million for the year 2020.
Financing Activities
Net cash used in financing activities was €3.4 million for the six months ended June 30, 2022, compared to $3 million net cash used in financing activities for the six months ended June 30, 2021. The difference was primarily driven by the €18 million decrease in dividends paid to Sendross Ltd, which was offset by the €4.1 million decrease in General Reserve regarding the carve out adjustment and the €14.6m decrease in the balances due to related parties.
Net cash generated from financing activities was $4.8 million in 2021, compared to $17.3 million net cash used in financing activities in 2020. The difference was primarily driven by the €22.7 million decrease in dividends paid to Sendross Ltd in connection with the Restructuring Transaction.
Net cash used in financing activities was $17.3 million in 2020, compared to $0.5 million in 2019. The increase was primarily driven by the €14.8 million increase in dividends paid to Sendross Ltd. in connection with the Restructuring Transaction.
Off-Balance Sheet Arrangements
As of June 30, 2022, Novibet did not have any off-balance sheet arrangements.
Critical Accounting Estimates and Judgments
The preparation of financial statements under IFRS requires Novibet to make estimates and judgments that affect the application of policies and reported amounts. Estimates and judgments are continually evaluated along with other factors including expectations of future events that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.
Included below are the areas that we believe require estimates, judgments and assumptions which have the most significant effect on the amounts recognized in the financial statements.
Critical judgements in applying the Group’s accounting policies
•
Impairment of intangible assets

Intangible assets are initially recorded at acquisition cost and are amortized on a straight line basis over their useful economic life. Intangible assets that are acquired through a business combination are initially recorded at fair value at the date of acquisition. Indefinite-lived intangible assets are reviewed for impairment at least once per year and definite-lived intangible assets are evaluated upon the occurrence of a triggering event. The impairment test is performed using the discounted cash flows expected to be generated through the use of the intangible assets, using a discount rate that reflects the current market estimations and the risks associated with the asset. When it is impractical to estimate the recoverable amount of an asset, the Group estimates the recoverable amount of the cash generating unit in which the asset belongs to.

•
Income taxes

Significant judgment is required in determining the provision for income taxes. There are transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. The Group recognizes liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made.
•
Internally generated intangible assets

Costs relating to internally generated intangible assets, are capitalized if the criteria for recognition as assets are met. The initial capitalization of costs is based on management’s judgement that technological and economic feasibility criteria are met. In making this judgement, management considers the progress made in each development project and its latest forecasts for each project. Other expenditure is charged to the consolidated income statement in the year in which the expenditure is incurred. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and any accumulated impairment losses.
Recently Adopted and Issued Accounting Pronouncements
Recently issued and adopted accounting pronouncements are described in Note 3. “Recent accounting pronouncements,” to Novibet’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.
Emerging Growth Company Accounting Election
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. Following the consummation of the Business Combination, PubCo is expected to remain an emerging growth company at least through the end of the 2021 fiscal year. As such, we are choosing to irrevocably opt out of this extended transition period and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies.
Internal Control Over Financial Reporting
We are currently not required to comply with Section 404 of the Sarbanes-Oxley Act, and are therefore not required to make an assessment of the effectiveness of our internal control over financial reporting. Upon becoming a publicly traded company, we will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which will require our management to certify financial and other information in our quarterly and annual reports to be filed with the SEC and provide an annual management report on the effectiveness of our internal control over financial reporting. We will not be required to make our first assessment of our internal control over financial reporting until our first annual report required to be filed with the SEC.
Novibet has not been required to document and test its internal controls over financial reporting, nor has its management been required to certify the effectiveness of its internal controls, and its auditors have not been required to opine on the effectiveness of its internal control over financial reporting. In connection with Novibet’s 2019-2021 financial audit, material weaknesses in certain internal controls were identified and communicated to management by its PCAOB auditor, including material weaknesses in IT, tax accounting, and management’s review over the sub-consolidation process. In response to this communication, among other actions, Novibet engaged an independent external advisor to oversee its accounting and internal control systems and employed a full-time internal auditor to monitor and help maintain the effectiveness of Novibet’s internal controls. In preparation for becoming a U.S. public reporting company,

Novibet has and is continuing to review (i) its internal controls pertaining to SEC Regulations S-K and S-X and its financial reporting requirements under the Exchange Act and (ii) the qualifications and expertise of its internal accounting staff. As a result of such review, Novibet has been enhancing the skill set of its internal accounting team and has begun the process to hire additional internal accountants with U.S. public company reporting experience. Furthermore, with the addition of Thomas Granite as its Chief Financial Officer and Treasurer, Novibet on the Closing Date will gain executive management with current experience as a CFO of a U.S. public reporting company. Our audit committee will be chaired by Holly Gagnon, who also has experience in key financial and operational roles in U.S. public reporting companies. Novibet is undertaking these actions to assist in bringing its controls over financial reporting into accordance with Sections 302 and 404 of SOX in connection with its required compliance with SEC rules.
Quantitative and Qualitative Disclosures about Market Risk
Novibet has in the past, and PubCo may in the future, be exposed to certain market risks, including interest rate, foreign currency exchange and financial instrument risks, in the ordinary course of business. Novibet’s exposure to interest rate and financial instruments risk was not material as of June 30, 2021. See Note 5, “Financial Risk Management,” to Novibet’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

SUMMARY HISTORICAL FINANCIAL DATA OF ARTEMIS
The summary historical statements of operations data and cash flow data of Artemis for the period from January 4, 2021 (inception) to December 31, 2021 and the balance sheet data as of December 31, 2021 are derived from Artemis’s audited financial statements included elsewhere in this proxy statement/prospectus. The summary historical statements of operations data and cash flow data of Artemis for the nine months ended September 30, 2022 and the balance sheet data as of September 30, 2022 are derived from Artemis’s unaudited financial statements included elsewhere in this proxy statement/prospectus.
Artemis’s historical results are not necessarily indicative of the results that may be expected in the future and Artemis’s results for the period from January 4, 2021 (inception) to December 31, 2021 and the nine months ended September 30, 2022 are not necessarily indicative of the results that may be expected for any other period. The information below is only a summary and should be read in conjunction with the sections entitled “Artemis Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Other Information Related to Artemis” and the audited financial statements, and the notes related thereto, which are included elsewhere in this proxy statement/prospectus.
Artemis is providing the following summary historical financial information to assist you in your analysis of the financial aspects of the Business Combination.
Statement of Operations Data	For the Nine Months Ended September 30, 2022 (Unaudited)	For the Period from January 4, 2021 (Inception) Through December 31, 2021
Net income (loss)	$10,373,118	$312,118
Weighted average shares of Class A common stock outstanding, basic & diluted	20,125,000	4,947,859
Basic and diluted net income per share, Class A common stock	$0.41	$0.03
Weighted average shares of Class B common stock outstanding, basic & diluted	5,031,250	4,536,343
Basic and diluted net income per share, Class B common stock	$0.41	$0.03
Statement of Cash Flows Data
Net cash used in operating activities	$(621,952)	$(594,984)
Net cash used in investing activities	$—	$(205,275,000)
Net cash provided by financing activities	$—	$206,823,313
Balance Sheet Data	As of September 30, 2022 (Unaudited)	As of December 31, 2021
Total assets	$207,059,040	$206,688,920
Total liabilities	$7,294,045	$16,947,043
Class A common stock subject to possible redemption	206,540,293	205,275,000
Total stockholders’ deficit	$(6,775,298)	$(15,533,123)

ARTEMIS MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
References in this section to “Artemis,” “we,” “our,” “us” or “the Company” refer to Artemis Strategic Investment Corporation, a Delaware corporation.
The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus.
Overview
We are a blank check company incorporated in Delaware on January 4, 2021 formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We reviewed a number of opportunities to enter into an initial business combination with an operating business, and entered into the Business Combination Agreement with Novibet, PubCo, Komisium, and Merger Sub on March 30, 2022, which was subsequently amended on September 2, 2022 and December 14, 2022. The consummation of the Business Combination is subject to the approval of Artemis Stockholders and the satisfaction of other customary closing conditions, as described in more detail elsewhere in this proxy statement/prospectus.
Results of Operations
We have neither engaged in any operations nor generated any revenues to date. Our only activities from inception through September 30, 2022 were organizational activities, those necessary to prepare for the IPO and subsequent to the IPO, identifying a target company for our initial business combination. We will not generate any operating revenues until after completion of our initial business combination. We will generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
During the period from January 4, 2021 (inception) through September 30, 2021 and for the three months ended September 30, 2021, we had neither engaged in any operations nor generated any revenues. Our only activities from inception through September 30, 2021 were organizational activities and those necessary to prepare for the IPO.
For the three months ended September 30, 2022, we had net income of $7,109,805, which consisted of $722,149 of operating costs, offset by a non-cash loss of $200,625 related to change in fair value of warrant liabilities, derecognition of deferred underwriting fee payable of $7,043,750 and interest income of $988,830.
For the nine months ended September 30, 2022, we had net income of $10,373,118, which consisted of $5,776,498 of operating costs, offset by non-cash gains of $7,850,456 related to change in fair value of warrant liabilities, derecognition of deferred underwriting fee payable of $7,043,750 and interest income of $1,255,410.
Liquidity and Going Concern Consideration
On January 5, 2021, we issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which we could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of January 5, 2023 or the completion of the IPO. The outstanding balance under the Promissory Note of $162,892 was repaid at the closing of the Initial Public Offering and is no longer available.

On October 4, 2021, Artemis closed its IPO of 20,125,000 Artemis Units, which included the full exercise by the underwriters of the over-allotment option in the amount of 2,625,000 Artemis Units, at $10.00 per unit, generating gross proceeds of $201,250,000. The Artemis Anchor Investors, which are institutional investors that are not affiliated with Artemis, the Sponsor, or Artemis’s officers, directors, or any member of Artemis management purchased an aggregate of 13,020,000 of the Artemis Units in the IPO. The Artemis Units were sold at an offering price of $10.00 per Artemis Unit, generating gross proceeds of $132,020,000. In addition, certain entities affiliated with the Sponsor purchased an aggregate of 2,732,500 Artemis Units at an offering price of $10.00 per unit in the IPO, generating gross proceeds of $27,325,000. In connection with the purchase of units by the Artemis Anchor Investors, the Sponsor forfeited 1,618,434 Sponsor Shares and Artemis issued 1,618,434 Sponsor Shares to the Artemis Anchor Investors at the original purchase price of $0.006 per share.
Simultaneously with the closing of the IPO, we consummated the sale of 8,000,000 Private Placement Warrants at a price of $1.00 per warrant in a private placement to the Sponsor, generating gross proceeds of $8,000,000. Artemis also consummated the sale of 2,000,000 Private Placement Warrants, at a price of $1.00 per warrant in a private placement to certain of the Artemis Anchor Investors, generating gross proceeds of $2,000,000.
Following the closing of the IPO on October 4, 2021, an amount of $205,275,000 ($10.20 per unit) from the net proceeds of the sale of the Artemis Units in the IPO and a portion of the proceeds from the sale of the Private Placement Warrants was placed in the Trust Account. We incurred transaction costs totaling $25,209,771, consisting of $3,825,000 of underwriting fees, $7,043,750 of deferred underwriting commissions, $13,796,426 of offering costs related to the fair value of the Sponsor Shares issued to certain Artemis Anchor Investors and $894,595 of other offering costs. Offering costs related to the Founder Shares amounted to $13,796,426, of which $13,158,020 were charged to stockholders’ equity/(deficit) upon the completion of the IPO and $638,407 were expensed to the statements of operations and included in transaction costs allocated to warrant liabilities. Effective as of July 14, 2022, Barclays resigned and withdrew from its role as financial advisor and capital markets advisor to Artemis and waived its entitlement to all fees in connection with the Business Combination, including its portion of the deferred underwriting commissions in the amount of approximately $4,578,438 and the additional advisory fee in the amount of $3,000,000. Effective as of July 20, 2022, BMO waived its entitlement to its portion of the deferred underwriting commissions in the amount of approximately $2,465,312.
For the nine months ended September 30, 2022, cash used in operating activities was $621,952. Net income of $10,373,118 was affected by non-cash gains of $7,850,456 related to changes in the fair value of warrant liabilities, derecognition of deferred underwriting fee payable of $7,043,750, interest income of $1,255,410 and changes in operating assets and liabilities.
As of September 30, 2022, we had cash of $331,377 and investments of $206,540,293 held in the Trust Account.
Artemis will need to raise additional capital through loans or additional investments from the Sponsor or its other stockholders, officers, directors, or third parties prior to the completion of the Business Combination. Moreover, Artemis may need to obtain additional financing either to complete the Business Combination or because we become obligated to redeem a significant number of Public Shares upon consummation of the Business Combination, in which case Artemis may issue additional securities or incur debt in connection with the Business Combination. Artemis’s officers, directors and Sponsor may, but are not obligated to, loan Artemis funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet Artemis’s working capital needs. Accordingly, Artemis may not be able to obtain additional financing. If Artemis is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. Artemis cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about Artemis’s ability to continue as a going concern through July 4, 2023. Artemis’s financial statements included elsewhere in this proxy statement/prospectus do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should Artemis be unable to continue as a going concern.

Contractual Obligations
We do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities, other than an agreement to pay the Sponsor a monthly fee of $10,000 for office space, administrative and support services. We began incurring these fees on September 30, 2021 and will continue to incur these fees monthly until the earlier of the completion of the Business Combination and our liquidation.
Prior to Barclays’ resignation and Barclays’ and BMO’s waivers of their fees, the underwriters were entitled to a deferred fee of $0.35 per share, or approximately $7,043,750 in the aggregate. The deferred fee was to become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete an initial business combination, subject to the terms of the underwriting agreement.
Effective as of July 14, 2022, Barclays resigned and withdrew from its role as financial advisor and capital markets advisor to Artemis and waived its entitlement to all fees in connection with the Business Combination, including its portion of the deferred underwriting commissions in the amount of approximately $4,578,438 and the additional advisory fee in the amount of $3,000,000. Effective as of July 20, 2022, BMO, one of the underwriters in the IPO, waived its entitlement to its portion of the deferred underwriting commissions in the amount of approximately $2,465,312 in connection with the IPO.
Registration Rights
The holders of Class B Common Stock, Private Placement Warrants and warrants that may be issued upon conversion of working capital loans, if any (and any Class A Common Stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of working capital loans and upon conversion of Class B Common Stock), are entitled to registration rights pursuant to a registration rights agreement entered into in connection with the consummation of the IPO. These holders will be entitled to certain demand and “piggyback” registration rights. We will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriting fees were agreed between Artemis and the underwriters in the IPO Underwriting Agreement, dated as of September 29, 2021, and were earned in full upon completion of the IPO. The underwriters of the IPO were paid a total of $3,825,000 in underwriting fees upon closing of the IPO. In addition, $0.35 per Public Share, or approximately $7,043,750 in the aggregate was payable to the underwriters as deferred underwriting commissions upon consummation of the Business Combination. The deferred fee was to become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement. Effective as of July 14, 2022, Barclays resigned and withdrew from its role as financial and capital markets advisor to Artemis and waived its entitlement to all fees in connection with the Business Combination, including its portion of the deferred underwriting commissions. Effective as of July 20, 2022, BMO, one of the underwriters in the IPO, waived its entitlement to its portion of the deferred underwriting commissions in connection with the IPO.
Critical Accounting Policies and Estimates
Class A Common Stock Subject to Possible Redemption
All of the 20,125,000 shares of Artemis Class A Common Stock sold as part of the Artemis Units in the IPO contain a redemption feature which allows for the redemption of such Public Shares in connection with Artemis’s liquidation, if there is a stockholder vote or tender offer in connection with the initial business combination, and in connection with certain amendments to the Existing Artemis Charter. In accordance with ASC 480, conditionally redeemable Artemis Class A Common Stock (including Artemis Class A Common Stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within Artemis’s control) are classified as temporary equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although Artemis did not specify a maximum redemption threshold, the Existing Artemis Charter provides that currently, Artemis will not redeem its Public Shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001. Accordingly, as of September 30, 2022, 20,125,000 shares of Artemis Class A Common Stock subject to possible redemption at the redemption amount were presented at redemption value as temporary equity, outside of the stockholders’ deficit section of Artemis’s balance sheet.
Warrant Liabilities
Artemis accounts for warrants for shares of Artemis Class A Common Stock that are not indexed to its own stock as liabilities at fair value on the balance sheet in accordance with ASC 815-40, Derivatives and Hedging: Contracts in Entity’s Own Equity (“ASC 815-40”). Such Artemis Warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of other income (expense), net on the statement of operations. Artemis will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of any Artemis Warrants. At that time, the portion of the warrant liability related to the Artemis Warrants will be reclassified to additional paid-in capital.
Recent Accounting Standards
Artemis’s management does not believe that there are any recently issued, but not yet effective, accounting pronouncements, if currently adopted, that would have a material effect on Artemis’s financial statements.
Off-Balance Sheet Arrangements
As of December 31, 2021 and as of September 30, 2022, Artemis did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations. Artemis did not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. Artemis has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.
JOBS Act
The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” under the JOBS Act and are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
As an “emerging growth company,” we are not required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of the IPO or until we are no longer an “emerging growth company,” whichever is earlier.

OTHER INFORMATION RELATED TO ARTEMIS
References in this section to “Artemis,” “we,” “our,” “us” or “the Company” refer to Artemis Strategic Investment Corporation, a Delaware corporation.
Introduction
Artemis is a blank check company incorporated in Delaware on January 4, 2021, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Based on its business activities, Artemis is a “shell company” as defined under the Exchange Act, because it has no operations and nominal assets consisting almost entirely of cash. Although Artemis is not limited to a particular industry or geographic region for purposes of consummating a business combination, Artemis has focused its search for an initial business combination on companies that provide transformational technology to experiential entertainment within the gaming, hospitality and entertainment industries. Artemis has neither engaged in any operations nor generated any revenue to date. Prior to executing the Business Combination Agreement, Artemis’s efforts were limited to organizational activities, completion of the IPO and the identification and evaluation of possible acquisition targets for business combinations.
IPO
On October 4, 2021, Artemis consummated its IPO of 20,125,000 Artemis Units, including the full exercise of the over-allotment option of 2,625,000 Artemis Units. Each Artemis Unit consists of one share of Class A Common Stock and one-half of one redeemable Artemis Warrant, with each whole warrant entitling the holder thereof to purchase one share of Class A Common Stock at a purchase price of $11.50 per share commencing upon 30 days after Artemis’s completion of a business combination. The Artemis Units in the IPO were sold at an offering price of $10.00 per unit, generating total gross proceeds of $201,250,000.
Prior to the consummation of the IPO, on January 5, 2021, the Sponsor purchased 4,312,500 shares of Class B Common Stock for an aggregate purchase price of $25,000, or $0.006 per share. On March 16, 2021, Artemis effected a stock split of the Artemis Class B Common Stock, resulting in an aggregate of 5,031,250 shares of Class B Common Stock outstanding and held by the Sponsor. The number of Sponsor Shares issued was determined based on the expectation that the total size of the IPO would be a maximum of 20,125,000 Artemis Units if the underwriters’ option to purchase additional Artemis Units was exercised in full, and therefore, that such Sponsor Shares would represent 20% of the issued and outstanding shares of Artemis Common Stock after the IPO. In connection with the purchase of Artemis Units in the IPO by the Artemis Anchor Investors, on October 4, 2021, the Sponsor forfeited 1,618,434 Sponsor Shares and Artemis issued 1,618,434 Sponsor Shares to the Artemis Anchor Investors at the original purchase price of $0.006 per share.
Simultaneous with the closing of the IPO, Artemis consummated the sale of 8,000,000 Sponsor Warrants at a price of $1.00 per Sponsor Warrant in a private placement to the Sponsor, generating gross proceeds of $8,000,000, and consummated the sale of 2,000,000 Anchor Investor Warrants at a price of $1.00 per Anchor Investor Warrant in a private placement to certain Artemis Anchor Investors, generating gross proceeds of $2,000,000. The Private Placement Warrants are identical to the Public Warrants, except that, so long as they are held by their initial purchasers or their permitted transferees, (1) the Private Placement Warrants will not be redeemable by Artemis; (2) the Private Placement Warrants (including the shares of Class A Common Stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after Artemis completes its initial business combination; and (3) the Private Placement Warrants may be exercised by the holders on a cashless basis.
Artemis placed a total of $205,275,000 in the Trust Account. Except with respect to interest earned on the funds held in the Trust Account that may be released to Artemis to pay its taxes, the funds held in the Trust Account will not be released from the Trust Account until the earliest of (i) the completion of Artemis’s initial business combination, (ii) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend the Existing Artemis Charter to modify the substance or timing of Artemis’s obligation to redeem 100% of the Public Shares if Artemis does not complete its initial business combination by the Liquidation Date or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity, and (iii) the redemption of the Public Shares if Artemis is unable to complete an initial business combination by the Liquidation Date, subject to applicable law. Until the earlier of (i) the consummation of an initial business combination and (ii) the distribution of the Trust Account, the proceeds held in the Trust Account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct United States government treasury obligations.
After the payment of underwriting discounts and commissions (excluding the deferred portion of approximately $7,043,750 in underwriting discounts and commissions, which has been waived by Barclays and BMO), $13,796,426 of offering costs related to the fair value of the Sponsor Shares issued to certain Artemis Anchor Investors, and approximately $894,595 in other offering costs, an amount of $205,275,000 of the net proceeds of the IPO and private placement was placed into the Trust Account and approximately $1,678,491 of the net proceeds of the IPO and private placement was not deposited into the Trust Account and was retained by Artemis for working capital purposes. The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest. As of [•], 2023, the record date, there was approximately $[•] in investments and cash held in the Trust Account and $[•] of cash held outside the Trust Account available for working capital purposes.
Fair Market Value of Target Business
It is a requirement under the Existing Artemis Charter and Nasdaq rules that Artemis’s initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination, although Artemis may acquire a target business whose fair market value significantly exceeds 80% of the Trust Account balance. The Artemis Board determined that this test was met in connection with the proposed Business Combination as described in the section titled “The Business Combination Proposal — Satisfaction of 80% Test” herein.
Stockholder Approval of Business Combination
Under the Existing Artemis Charter, in connection with any proposed business combination, Artemis must seek stockholder approval of an initial business combination at a meeting called for such purpose at which Artemis Public Stockholders may seek to redeem their Public Shares for cash, regardless of whether they vote for or against the proposed business combination, subject to the limitations described in the prospectus for the IPO. Accordingly, in connection with the Business Combination, the Artemis Public Stockholders may seek to redeem their Public Shares in accordance with the procedures set forth in this proxy statement/prospectus.
Voting Restrictions in Connection with Stockholder Meeting
Artemis’s Sponsor and its officers and directors at the time of the IPO entered into a letter agreement to vote their Sponsor Shares and any Public Shares purchased during or after the IPO in favor of the SPAC’s initial business combination. Additionally, pursuant to the Sponsor Agreement, the Sponsor has agreed to vote all of its equity securities of Artemis in favor of the Business Combination Proposal and each other proposal to be presented to the Artemis Stockholders at the Special Meeting. As of the date hereof, the Sponsor owns approximately 13.6% of the total outstanding Artemis Common Stock. Accordingly, in addition to the shares held by the Sponsor, Artemis would need9,165,310 Public Shares, or approximately 45.5% of the 20,125,000 shares sold in Artemis’s initial public offering to be voted in favor of the Business Combination Proposal in order for it to be approved. Moreover, certain anchor investors in Artemis own approximately 9.5 million Public Shares based on the latest available public filings. Although such investors are not required to hold their Artemis Units or Public Shares for any amount of time, or to vote or not redeem their Public Shares, if they retain all of their interests in the Public Shares and vote those Public Shares in favor of the Business Combination, Artemis will receive sufficient votes to approve the Business Combination, regardless of how any other Artemis Public Stockholder votes its shares.

Permitted Purchases of Artemis Securities
At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Artemis or its securities, the Sponsor, Novibet, Komisium, and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or who redeem, or indicate an intention to redeem, their Public Shares, or they may enter into non-redemption agreements or other transactions with such investors and others to provide them with incentives to not redeem Public Shares owned by them or to acquire Public Shares and not redeem them or vote their shares in favor of the Business Combination Proposal. Any such non-redemption agreements may provide for an agreement by the investor (i) not to redeem the Public Shares it owns, or (ii) to sell such Public Shares to the Sponsor, Novibet, Komisium or their respective affiliates, or (iii) to acquire Public Shares in the market or in privately negotiated transactions from other shareholders who redeem or indicate an intention to redeem, and to hold such Public Shares and not redeem them. Any Public Shares purchased by the Sponsor or its affiliates would be purchased at a price no higher than the redemption price for the Public Shares, which is currently estimated to be $[  ] per share. Any Public Shares so purchased would not be voted by the Sponsor or its affiliates at the Special Meeting and would not be redeemable by the Sponsor or its affiliates. The purpose of such non-redemption agreements, share purchases or other transactions would be to decrease the number of Redemptions. In the event that the Sponsor, Artemis’s directors, officers, advisors, or their affiliates purchase shares in privately negotiated transactions from Artemis Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their Public Shares. While the nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, transfers by the Sponsor of up to 1,000,000 shares of Class B Common Stock to non-redeeming stockholders or the forfeiture by the Sponsor to Artemis of up to 1,000,000 shares of Class B Common Stock and issuance by Artemis of up to 1,000,000 shares of Class A Common Stock to non-redeeming stockholders pursuant to the terms of the Business Combination Agreement, or arrangements to protect such investors or holders against potential loss in value of their shares, including, subject to the Investors Agreement, the granting of put options and the transfer to such investors or holders of shares or warrants owned by the Sponsor for nominal value.
No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus. Artemis will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
Liquidation if No Business Combination
The Existing Artemis Charter provides that Artemis will have until April 4, 2023 (or July 4, 2023 if Artemis has executed a definitive agreement for the business combination by April 4, 2023) (collectively, the “Liquidation Date”) to complete its initial business combination. If Artemis is unable to complete an initial business combination by the Liquidation Date, Artemis will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Artemis Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and the Artemis Board, liquidate and dissolve, subject in each case to Artemis’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to Artemis Warrants, which will expire worthless if Artemis fails to complete an initial business combination by the Liquidation Date.
Artemis’s Sponsor, officers and directors have agreed, pursuant to a letter agreement with Artemis dated September 29, 2021, that they will not propose any amendment to the Existing Artemis Charter to modify the substance or timing of Artemis’s obligation to redeem 100% of its Public Shares if Artemis does not complete an initial business combination by the Liquidation Date or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity, unless Artemis provides the Artemis Public Stockholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares. However, Artemis may not redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If this optional redemption right is exercised with respect to an excessive number of Public Shares such that Artemis cannot satisfy the net tangible asset requirement, Artemis would not proceed with the amendment or the related redemption of its Public Shares at such time.
Artemis expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $1.7 million of proceeds held outside the Trust Account at the time of the IPO, although Artemis cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing its plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes on interest income earned on the Trust Account balance, Artemis may request the trustee to release to Artemis an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.
The proceeds deposited in the Trust Account could, however, become subject to the claims of Artemis’s creditors which would have higher priority than the claims Artemis Public Stockholders. Artemis cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $10.20. Under Section 281(b) of the DGCL, its plan of dissolution must provide for all claims against Artemis to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before Artemis makes any distribution of its remaining assets to its stockholders. While Artemis intends to pay such amounts, if any, Artemis cannot assure you that Artemis will have funds sufficient to pay or provide for all creditors’ claims.
Although Artemis will seek to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses and other entities with which Artemis does business execute agreements with Artemis waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Artemis Public Stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against Artemis’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Artemis’s management will consider whether competitive alternatives are reasonably available to Artemis and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of Artemis under the circumstances. Examples of possible instances where Artemis may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. The underwriters of the IPO and Artemis’s independent registered public accounting firm have not executed agreements with Artemis waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Artemis and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to Artemis if and to the extent any claims by a third party for services rendered or products sold to Artemis, or a prospective target business with which Artemis has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.20 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. However, Artemis has not asked the Sponsor to reserve for such indemnification obligations, nor has Artemis independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and Artemis believes that the Sponsor’s only assets are securities of Artemis. Therefore, Artemis cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.20 per Public Share. In such event, Artemis may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of Artemis’s officers or directors will indemnify Artemis for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.20 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per share due to reductions in the value of the trust assets, in each case, less taxes payable, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, the independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Artemis currently expects that the independent directors would take legal action on Artemis’s behalf against the Sponsor to enforce its indemnification obligations to Artemis, it is possible that the independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, Artemis cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.20 per share.
Artemis will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which Artemis does business execute agreements with Artemis waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that Artemis liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from Artemis’s Trust Account could be liable for claims made by creditors.
Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of Artemis’s Trust Account distributed to Artemis Public Stockholders upon the redemption of Artemis’s Public Shares in the event Artemis does not complete its initial business combination by the Liquidation Date may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.
Furthermore, if the pro rata portion of Artemis’s Trust Account distributed to Artemis Public Stockholders upon the redemption of its Public Shares in the event Artemis does not complete an initial business combination by the Liquidation Date, is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If Artemis is unable to complete its initial business combination by the Liquidation Date, Artemis will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Artemis Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and the Artemis Board, dissolve and liquidate, subject in each case to Artemis’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is Artemis’s intention to redeem its Public Shares as soon as reasonably possible following the Liquidation Date and, therefore, Artemis does not intend to comply with those procedures. As such, Artemis Stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of the stockholders may extend well beyond the third anniversary of such date.
Because Artemis will not be complying with Section 280, Section 281(b) of the DGCL requires Artemis to adopt a plan, based on facts known to Artemis at such time that will provide for its payment of all existing and pending claims or claims that may be potentially brought against Artemis within the subsequent 10 years. However, because Artemis is a blank check company, rather than an operating company, and its operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from its vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, Artemis will seek to have all vendors, service providers, prospective target businesses or other entities with which Artemis does business execute agreements with Artemis waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against Artemis are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, the Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.20 per Public Share and (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.
If Artemis files a bankruptcy petition or an involuntary bankruptcy petition is filed against Artemis that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the Trust Account, Artemis cannot assure you Artemis will be able to return $10.20 per share to the Artemis Public Stockholders. Additionally, if Artemis files a bankruptcy petition or an involuntary bankruptcy petition is filed against Artemis that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by Artemis Stockholders. Furthermore, the Artemis Board may be viewed as having breached its fiduciary duty to Artemis’s creditors and/or may have acted in bad faith, and thereby exposing itself and Artemis to claims of punitive damages, by paying Artemis Public Stockholders from the Trust Account prior to addressing the claims of creditors. Artemis cannot assure you that claims will not be brought against Artemis for these reasons.
Redemption Rights
Redemption Rights for Artemis Public Stockholders upon Completion of the Business Combination
Any holder of Public Shares as of the record date may demand that Artemis redeem such Public Shares for a full pro rata portion of the Trust Account (which, for illustrative purposes, was $[  ] per Public Share as of [•], 2023), calculated as of two business days prior to the consummation of the Business Combination. If an Artemis Public Stockholder properly seeks redemption as described in this section and the Business Combination is consummated, Artemis will redeem these Public Shares for a pro rata portion of funds deposited in the Trust Account, and the Artemis Public Stockholder will no longer own these Public Shares following the Business Combination.
The per share amount Artemis will distribute to Artemis Public Stockholder who properly redeem their Public Shares will not be reduced by the deferred underwriting commissions it pays to the representatives of the underwriters. The Sponsor, officers and directors have entered into a letter agreement with Artemis, pursuant to which they have agreed to waive their redemption rights with respect to any Sponsor Shares and Public Shares they may hold in connection with the completion of the Business Combination. The Sponsor and Artemis’s officers, and directors did not receive separate consideration for their waiver of redemption rights.
Limitations on Redemptions
Our Existing Artemis Charter provides that in no event will Artemis redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. In addition, the Business Combination Agreement imposes a Minimum Closing Cash Condition of $12.5 million. In the event the aggregate cash consideration Artemis would be required to pay for all shares of Class A Common Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Business Combination exceed the aggregate amount of cash available to it, Artemis will not complete the Business Combination or redeem any shares in connection with such Business Combination, and all shares of Class A Common Stock submitted for redemption will be returned to the holders thereof. Artemis may, however, raise funds through additional debt or equity financing.
Notwithstanding the foregoing, an Artemis Public Stockholder, together with any affiliate or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the issued and outstanding Public Shares, without Artemis’s prior consent. Accordingly, all Public Shares in excess of 15% held by a stockholder, together with any affiliate or any other person with whom he, she or it is acting in concert or as group, will not be redeemed for cash without Artemis’s prior consent.
Manner of Conducting Redemptions
Each Artemis Public Stockholder may elect to redeem its Public Shares irrespective of whether they vote for or against the Business Combination Proposal or whether they were a stockholder on the record date for the stockholder meeting held to approve the Business Combination Proposal.
Holders of Public Shares who wish to exercise their redemption rights must, prior to [time], Eastern time, on [•], 2023 (two business days prior to the scheduled date of the Special Meeting), (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to Continental Stock Transfer & Trust Company, Artemis’s transfer agent, that Artemis redeem their Public Shares for cash and (b) deliver their Public Shares to the Transfer Agent physically or electronically using the DTC’s DWAC (Deposit and Withdrawal at Custodian).
If the Business Combination is not approved or completed for any reason, then stockholders who elected to exercise their redemption rights will not be entitled to redeem their Public Shares for a pro rata portion of the Trust Account. In such case, Artemis will promptly return any Public Shares delivered by such holders.
Delivering Stock Certificates in Connection with the Exercise of Redemption Rights
Public Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed Business Combination is not consummated, this may result in an additional cost to stockholders for the return of their Public Shares.
Any request to redeem such Public Shares, once made, may be withdrawn at any time up to the deadline for submitting redemption requests and thereafter, with Artemis’s consent, until the Closing. A stockholder that has delivered his, her or its Public Shares to the Transfer Agent in connection with a redemption request who subsequently decides not to exercise redemption rights may withdraw the redemption request any time prior to the deadline for submitting redemption requests and thereafter, with our consent, until the Closing, by contacting the Transfer Agent and requesting that it return the Public Shares (physically or electronically) to such stockholder.
Facilities
Artemis currently maintains its principal executive offices at 3310 East Corona Avenue, Phoenix, Arizona 85040. The cost for this space, as well as for secretarial and administrative support services, is provided by the Sponsor at a rate of $10,000 per-month pursuant to a letter agreement between Artemis and the Sponsor. Artemis believes, based on rents and fees for similar services in the relevant areas, that the fee charged by the Sponsor is at least as favorable as Artemis could have obtained from an unaffiliated person. Artemis considers its current office space adequate for its current operations.
Upon consummation of the Business Combination or Artemis’s liquidation, Artemis will cease paying these monthly fees.
Employees
Artemis has four officers: Holly Gagnon, Philip Kaplan, Thomas Granite, and Scott Shulak. These individuals are not obligated to devote any specific number of hours to Artemis’s matters and they intend to devote only as much time as they deem necessary to its affairs. Artemis does not intend to have any full time employees prior to the consummation of the Business Combination.
Directors and Executive Officers
Artemis’s current directors and executive officers are as follows:
Name	Age	Position
Holly Gagnon	58	Co-Chief Executive Officer and Chairperson of the Board
Philip Kaplan	55	Co-Chief Executive Officer and President
Thomas Granite	46	Chief Financial Officer, Treasurer and Secretary
Scott Shulak	35	Senior Vice President, Acquisitions and Accounting
Matthew Anfinson	43	Director
Rodney Butler	45	Director
Anna Massion	44	Director
Andro Nodarse-León	45	Director
Leonard Wanger	57	Director
Holly Gagnon serves as our Co-Chief Executive Officer and Chairperson. Ms. Gagnon serves as President of HGC Hospitality Gaming Consulting LLC. From 2017 to 2020, Ms. Gagnon served as Chief Executive Officer of Seneca Gaming Corporation, which manages the gaming operations of the Seneca Nation of Indians. Prior to this, she served as Chief Executive Officer for Chumash Enterprises for the Santa Ynez Band of Chumash Indians from 2015 to 2017. Before joining Chumash Enterprises, Ms. Gagnon served as the President and Chief Executive Officer of Pearl River Resort from 2012 to 2015 and, prior to this, in a number of key financial and operational roles with Caesars Entertainment Corporation, MGM Resorts International and Harrah’s Entertainment Inc. Ms. Gagnon serves as a board member of Bragg Gaming Group Inc. In addition, she is a founding board member of Global Gaming Women Charitable Education Fund and a Distinguished Fellow for the International Gaming Institute at the University of Nevada, Las Vegas. Ms. Gagnon holds a B.S. in Accounting from Bentley University in Massachusetts and an MBA from Chaminade University of Honolulu.
Philip Kaplan serves as our Co-Chief Executive Officer and President. In addition, Mr. Kaplan serves as the Executive Chairman of Velocity Esports, Inc. since 2021, which operates entertainment venues focusing on video gaming. From 2018 to 2021, Mr. Kaplan was Chairman and Chief Executive Officer of

GameWorks, Inc., which operates a chain of entertainment venues focusing on video gaming, and as Managing Partner of April Mountain Properties, LLC since 2013. From 2010 to 2013, Mr. Kaplan was the Chief Executive Officer and board member at dbtech, a private equity-held provider of healthcare workflow automation solutions. Mr. Kaplan served as Chief Operating Officer and board member of Quality Systems, Inc. from 2008 to 2010 and as President, Chief Operating Officer and board member at VitalStream Holdings, Inc. from 2000 to 2008. Mr. Kaplan holds a B.A. in Economics from University of California, Davis.
Thomas Granite serves as our Chief Financial Officer and Secretary. In addition, Mr. Granite serves as Chief Executive Officer of Azoria Foods. From 2019 to 2020, he served as Chief Financial Officer of Maverick Gaming LLC, a casino operator. Prior to this, Mr. Granite worked at Jefferies Financial Group from 2010 to 2019, most recently serving as Managing Director in the Real Estate, Gaming and Lodging Investment Banking group, where he worked with clients across the gaming industry, and served at Merrill Lynch as Director of Gaming, Leisure, and Transportation Investment Banking from 2005 to 2009. Mr. Granite holds a B.A. in Art History from Bucknell University and an MBA from Columbia Business School.
Scott Shulak serves as our Senior Vice President. In addition, Mr. Shulak serves as Vice President of Financial Accounting and Reporting at PLAYSTUDIOS, Inc, which develops and operates online and mobile social gaming applications. From 2019 to 2020, he served as Senior Vice President Corporate Accounting at Maverick Gaming LLC. Prior to this, Mr. Shulak served as Vice President and Chief Accounting Officer at Cannae Holdings, Inc. from 2018 to 2019 and as auditor at Deloitte & Touche from 2012 to 2018. Prior to joining Deloitte & Touche, Mr. Shulak was an auditor with KPMG from 2010 to 2012. Mr. Shulak is a licensed certified public accountant and holds a B.S. in Finance and Accounting from Florida State University.
Matthew Anfinson has served on the Artemis Board since October 2021. Mr. Anfinson serves as the Chief Operating Officer of Great Canadian Gaming Corporation, the largest gaming company in Canada. Prior to this, Mr. Anfinson held various operational, finance and marketing roles during a 15-year career at Caesars Entertainment Corporation, most recently as Corporate Senior Vice President of Operations from 2016 to 2019. Mr. Anfinson holds a B.A. in Finance from Wartburg College and an MBA from the Tippie School of Management at University of Iowa.
Rodney Butler has served on the Artemis Board since October 2021. Mr. Butler serves as the Chairman of the Mashantucket Pequot Tribal Nation, a position he has held since 2010. Simultaneously, he served as the Interim Chief Executive Officer for Foxwoods Resort Casino from June 2018 to August 2019. Mr. Butler was also the Chairman of the Tribal Business Advisory Board, an executive body responsible for overseeing non-gaming businesses and commercial properties of the Mashantucket Pequot Tribal Nation from 2001 to 2004. Mr. Butler serves on the board of trustees for Roger Williams University and as a member of the board of directors for the Mystic Aquarium. Mr. Butler holds a B.S. in Finance from the University of Connecticut.
Anna Massion has served on the Artemis Board since October 2021. Ms. Massion currently serves as Independent Non-Executive Director at Playtech plc, a gambling software development company, PlayAGS, Inc., a company that develops and manufactures casino games, systems and technology, and BetMakers Technology Group, a wagering technology and data provider for the business-to-business wagering market. From 2014 to 2019, she served as Senior Analyst at PAR Capital Management Inc. Prior to this, Ms. Massion served as Director of Gaming, Lodging and Leisure Research at Hedgeye Risk Management, LLC from 2008 to 2014 and as Vice President and Senior Research Analyst at Marathon Asset Management in 2008. Ms. Massion holds a B.S in Finance and an MBA from the Wharton School at the University of Pennsylvania.
Andro Nodarse-León has served on the Artemis Board since October 2021. Mr. Nodarse-León currently serves as the Chief Executive Officer of LionGrove LLC, a hospitality investment firm that he founded in 2018. From 2005 to 2018, Mr. Nodarse-León served as the Co-Founder and Managing Partner of Leon, Mayer & Co., a private equity and investment banking firm that he co-founded in 2005. From 2012 to 2018, Mr. Nodarse-León co-founded Endeavor Schools, where he led financing efforts, investment activities, operational oversight and optimization. From 2003 to 2005, Mr. Nodarse-Leon worked at KKR where he focused on the acquisition hospitality, media, entertainment and consumer products companies. Mr. Nodarse-León began his career in investment banking at Goldman Sachs & Co. advising media and entertainment companies. Mr. Nodarse-León holds a B.S. in Economics and a B.S.E. in Systems Engineering from the University of Pennsylvania.
Leonard Wanger has served on the Artemis Board since October 2021. Mr. Wanger currently serves as a Managing Partner at Deer Valley Ventures, LLC, a financing firm. He is also President of Velocity Esports, Inc. and previously served as the Chief Technology Manager at Impossible Objects, Inc., an industrial 3D printer manufacturer, from 2017 to 2022 and as a technology sector analyst and portfolio manager of the William Harris Technology Fund, an equity hedge fund he founded, from 2002 to 2013. Prior to this, Mr. Wanger founded or co-founded several technology companies. He serves as a director of the Acorn Foundation, as a member of the Museum of Science and Industry Presidents Counsel and as an advisor to the Fab Foundation. Mr. Wanger holds a B.S. in Computer Science from University of Iowa and an M.S. in Computer Graphics from Cornell University.
Our Advisors
Artemis’s current advisors are as follows:
Virginia McDowell has significant executive experience working for gaming corporations, including publicly traded entities. Ms. McDowell is currently acting as non-executive director of Entain plc, a FTSE100 company and one of the world’s largest sports betting and gaming groups, operating both in the online and retail sectors. She is also a founding board member of Global Gaming Women and a member of the Board of Trustees of Saint Louis University. Previously, Ms. McDowell worked in executive roles at Isle of Capri Casinos, Inc., first as President and Chief Operating Officer from 2007 to 2011 and, most recently, as President and Chief Executive Officer from 2011 to 2016.
Maureen Sweeny has served in executive roles across multiple geographies and industries, including gaming, energy, financial services, hospitality and telecommunications. Ms. Sweeny is Senior Vice President and Chief Commercial Officer of Unisys. Previously, Ms. Sweeny served as Executive Vice President and Chief Development Officer of Delaware North, a global hospitality and food service company, from 2017 to 2020 and as Chief Commercial Officer of Aristocrat Leisure Limited, a global provider of gaming solutions, from 2014 to 2016. Prior to this, she spent 30 years at International Business Machines Corporation (IBM), most recently as General Manager, Financial Services Sector from 2011 to 2014.
Oakvale is a boutique advisory and consulting firm with extensive knowledge of the gaming, sports and digital media sectors across multiple jurisdictions and countries. Based in London, Artemis believes Oakvale has access to an unparalleled global network and a long track record of executing successful transactions, including several special purpose acquisition companies pursuing acquisition opportunities in the Online Gaming industry. Some of the recent transactions in which Oakvale has played a key role include as exclusive advisor to Super Group in its business combination with Sports Entertainment Acquisition Corp., Rush Street Interactive, LP’s reverse merger with dMY Technology Group, Inc. into a publicly traded entity in 2020, the sale of Super Free Games to Stillfront, the sale of Sportcaller to Bally and Genius Sports Group Ltd.’s reverse merger with dMY Technology Group, Inc. II into a publicly traded entity in 2021.
Our advisors provided guidance to us in the completion of the IPO, assisted us in sourcing and negotiating with potential business combination targets and provided business insights when we assessed potential business combination targets. We expect our advisors to, upon our request, provide business insights as we work to create additional value in the businesses that we acquire. In this regard, our advisors will fulfill some of the same functions as our board members. However, our advisors have no written advisory agreement with us, nor do they have any other employment arrangements with us. Moreover, our advisors will not be under any fiduciary obligation to us nor will they perform board or committee functions, nor will they have any voting or decision making capacity on our behalf. Our advisors will not be required to devote any specific amount of time to our efforts or be subject to the fiduciary requirements to which our board members are subject. Accordingly, if our advisors become aware of a business combination opportunity which is suitable for any of the entities to which they have fiduciary or contractual obligations, they will honor their fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to us if such entity rejects the opportunity. We may modify or expand our roster of advisors as we source potential business combination targets or create value in businesses that we may acquire.
Number and Terms of Office of Officers and Directors
The Artemis Board consists of six members and is divided into three classes with only annual meeting of stockholders) serving a three-year term. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. The term of office of the first class of directors, consisting of Mr. Anfinson and Mr. Butler, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Ms. Massion and Mr. Nodarse-León, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Ms. Gagnon and Mr. Wanger, will expire at the third annual meeting of stockholders.
Our officers are appointed by the Artemis Board and serve at the discretion of the Artemis Board, rather than for specific terms of office. The Artemis Board is authorized to appoint officers as it deems appropriate pursuant to our Existing Artemis Charter.
Director Independence
Nasdaq listing standards require that a majority of the Artemis Board be independent within one year of our initial public offering. The Artemis Board has determined that five are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.
Committees of the Artemis Board
The Artemis Board has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors.
Audit Committee
Mr. Anfinson, Ms. Massion and Mr. Nodarse-León serve as members of our audit committee, all of whom are independent.
Ms. Massion serves as the chairperson of the audit committee. Each member of the audit committee is financially literate and the Artemis Board has determined that Ms. Massion qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
The audit committee is responsible for:
•
meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

•
monitoring the independence of the independent registered public accounting firm;

•
verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•
inquiring and discussing with management our compliance with applicable laws and regulations;

•
pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

•
appointing or replacing the independent registered public accounting firm;

•
determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;
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establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•
monitoring compliance on a quarterly basis with the terms of the IPO and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of the IPO; and

•
reviewing and approving all payments made to our existing stockholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by the Artemis Board, with the interested director or directors abstaining from such review and approval.

Compensation Committee
Mr. Anfinson, Mr. Butler and Mr. Wanger serve as members of our compensation committee, and Mr. Butler serves as chairman of the compensation committee. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:
•
reviewing and approving on an annual basis the corporate goals and objectives relevant to our Co-Chief Executive Officers’ compensation evaluating our Co-Chief Executive Officers’ performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Co-Chief Executive Officers based on such evaluation;

•
reviewing and approving the compensation of all of our other Section 16 executive officers;

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reviewing our executive compensation policies and plans;

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implementing and administering our incentive compensation equity-based remuneration plans;

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assisting management in complying with our proxy statement and annual report disclosure requirements;

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approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

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producing a report on executive compensation to be included in our annual proxy statement; and

•
reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The compensation committee charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.
Director Nominations
We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605(e)(2) of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the Artemis Board. The Artemis Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Mr. Butler and Mr. Wanger. In accordance with Rule 5605(e)(1)(A) of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The Artemis Board will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to the Artemis Board should follow the procedures set forth in our bylaws.
We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Artemis Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on the Artemis Board.
Executive Officer and Director Compensation
None of Artemis’s directors have received any cash compensation for services rendered to Artemis. Commencing on the date that Artemis’s securities were first listed on Nasdaq through the earlier of consummation of its initial business combination and its liquidation, Artemis will pay the Sponsor $10,000 per month for office space, secretarial and administrative services provided to members of Artemis’s management team. In addition, the Sponsor, Artemis’s executive officers and directors and their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with activities on Artemis’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations.
Artemis’s audit committee reviews on a quarterly basis all payments that are made to the Sponsor, Artemis’s executive officers or directors, or any of their respective affiliates. Any such payments prior to an initial business combination are made from funds held outside the Trust Account. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by Artemis to the Sponsor, Artemis’s executive officers and directors or any of their respective affiliates, prior to completion of Artemis’s initial business combination.
After the completion of Artemis’s initial business combination, directors or members of Artemis’s management team who remain may be paid consulting, management or other fees from the post-combination company. For a discussion of executive compensation arrangements after the closing of the Business Combination, see the section entitled “Executive Compensation — Executive Officer and Director Compensation Following the Business Combination.”
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against Artemis or any members of Artemis’s management team in their capacity as such, and Artemis and the members of Artemis’s management team have not been subject to any such proceeding in the 12 months preceding the date of this proxy statement/prospectus.
Periodic Reporting and Audited Financial Statements
Artemis has registered the Artemis Units, Artemis Class A Common Stock, and Artemis Warrants under the Exchange Act and has reporting obligations, including the requirement that it file annual, quarterly and current reports with the SEC. Artemis has filed with the SEC its Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, its Annual Report on Form 10-K for the year ended December 31, 2021, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2022.

Code of Business Conduct and Ethics
Artemis has adopted a Code of Business Conduct and Ethics applicable to its directors, officers and employees. You can review these documents by accessing Artemis’s public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Business Conduct and Ethics will be provided without charge upon request from Artemis.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION
The following tables present, as of the dates and for the periods presented, unaudited pro forma condensed combined financial information of PubCo and its consolidated subsidiaries after giving effect to the consummation of the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X (as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”) and is provided to aid you in your analysis of the financial aspects of the Business Combination.
The following unaudited pro forma condensed combined balance sheet as of June 30, 2022 combines the historical balance sheet of each of Novibet and Artemis as of June 30, 2022, giving pro forma effect to the Business Combination as if it had occurred on June 30, 2022. The following unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022 and for the year ended December 31, 2021 combines the historical statement of operations of Novibet for the six months ended June 30, 2022 and the year ended December 31, 2021 and the historical statement of operations of Artemis for the six months ended June 30, 2022 and for the period from January 4, 2021 (incorporation date) to December 31, 2021, giving pro forma effect to the Business Combination as if it had occurred on January 1, 2021. The historical financial information of Novibet was derived from the unaudited interim financial statements for the six months ended June 30, 2022 and the audited financial statements of Novibet as of and for the year ended December 31, 2021, and the historical financial information of Artemis was derived from the interim financial statements for the six months ended June 30, 2022 and the audited financial statements of Artemis as of the end of and for the period from January 4, 2021 (incorporation date) to December 31, 2021, all of which are included elsewhere in this proxy statement/prospectus.
The historical financial statements of Novibet have been prepared in accordance with IFRS and in its presentation currency of the euro. The historical financial statements of Artemis have been prepared in accordance with U.S. GAAP and in its presentation currency of the U.S. dollar. Following the Business Combination, PubCo will qualify as a foreign private issuer and will prepare its financial statements in accordance with IFRS. Accordingly, the following unaudited pro forma condensed combined financial information has been prepared in accordance with IFRS, and no material accounting policy difference is identified in converting Artemis’s historical financial statements to IFRS. See “Presentation of Novibet’s Financial Information.” The historical financial information of Novibet included in the following unaudited pro forma condensed combined financial information has been presented in its presentation currency of the euro and as translated from euro to U.S. dollars using the historical exchange rates described in the accompanying note 3 (Foreign currency adjustments) below. See “Exchange Rate Information.”
Assumptions and estimates underlying the unaudited pro forma adjustments reflected in the unaudited pro forma condensed combined financial information are described in the accompanying notes. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not purport to indicate the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information does not consider any potential impacts of changes in market conditions on revenues, expense efficiencies, asset dispositions, acquisitions, and share repurchases, among other factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed. As a result, actual results may differ materially from the unaudited pro forma condensed combined financial information presented in this section.
The Business Combination will be accounted for as a common control business combination. Under this method of accounting, while PubCo is the legal acquirer of both Novibet and Artemis, (i) PubCo will be the successor to Novibet, which is the accounting predecessor, and (ii) Novibet has been identified as the accounting acquirer of Artemis. Artemis is not recognized as a business under IFRS, given it consists primarily of cash in Artemis’s operating account and in the Trust Account. Accordingly, PubCo’s acquisition of Artemis will be treated as an asset acquisition. Under this method of accounting, the ongoing financial statements of PubCo will reflect the net assets of Novibet and Artemis at historical cost, with no additional goodwill recognized.

Novibet has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the minimum and maximum redemption scenarios:
•
Komisium, Novibet’s sole shareholder, will have the largest portion of relative voting rights in PubCo (regardless of the number of Artemis Public Stockholders that elect to have their Public Shares redeemed in connection with the Business Combination);

•
the initial PubCo Board will consist of 5 directors, with 3 directors nominated by Komisium and 2 directors nominated by Artemis;

•
Novibet’s existing operations will represent all the ongoing operations of the post-combination company; and

•
the purpose and intent of the Business Combination is to create an operating public company, with management continuing to use the Novibet name to grow the business.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption by Artemis Public Stockholders of Public Shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account (as of two business days prior to the Closing):
•
Assuming No Redemptions:   This presentation assumes that no Artemis Stockholders exercise redemption rights with respect to their Public Shares.

•
Assuming 50% Redemptions:   This presentation assumes that Artemis will satisfy the requirement to have at least $5,000,001 in net tangible assets either immediately prior to or upon consummation of the Business Combination, even if one-half of all Artemis Public Stockholders holding 10,062,500 Public Shares exercise their redemption rights for approximately $102.6 million of funds in the Trust Account as of June 30, 2022, or approximately $10.20 per share.

•
Assuming Maximum Redemptions:   This presentation assumes that Artemis will satisfy the requirement to have at least $5,000,001 in net tangible assets either immediately prior to or upon consummation of the Business Combination, even if all Artemis Public Stockholders holding 20,125,000 Public Shares exercise their redemption rights for the approximately $205.3 million of funds in the Trust Account as of June 30, 2022, or approximately $10.20 per share.

The unaudited pro forma condensed combined financial information presented under each redemptions scenario in the tables below is only presented for illustrative purposes. Artemis cannot predict how many Artemis Public Stockholders will exercise their right to have their Public Shares redeemed for cash. As a result, the redemption amount and the number of Public Shares redeemed in connection with the Business Combination may differ from the amounts assumed in the preparation of the following unaudited pro forma condensed combined financial information. As a result, actual results may also differ from the unaudited pro forma condensed combined financial information presented in this section if the actual redemptions are different from these assumptions. See “Risk Factors — Risks Related to the Business Combination — The ability of the Artemis Public Stockholders to exercise redemption rights with respect to a large number of the Public Shares may not allow Artemis to complete the Business Combination, have sufficient cash available to fund PubCo’s business or optimize the capital structure of PubCo.”

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2022
(in thousands)
	Novibet (Historical in EUR)	Novibet (Historical in USD)	Artemis (Historical)	Transaction Accounting Adjustments (No Redemptions Scenario)		Pro Forma Combined (No Redemptions Scenario)	Transaction Accounting Adjustments (50% Redemptions Scenario)		Pro Forma Combined (50% Redemptions Scenario)	Transaction Accounting Adjustments (100% Redemptions Scenario)		Pro Forma Combined (100% Redemptions Scenario)
ASSETS
Non-current assets
Property plant and equipment	312	327	—	—		327	—		327	—		327
Right-of-use assets	1,340	1,402	—	—		1,402	—		1,402	—		1,402
Intangible assets	10,091	10,561	—	—		10,561	—		10,561	—		10,561
Total Non-current assets	11,743	12,290	—	—		12,290	—		12,290	—		12,290
Trade and other receivables	9,649	10,099	295	—		10,394	—		10,394	—		10,394
Receivables from related parties	4,471	4,679	—	—		4,679	—		4,679	—		4,679
Restricted cash	1,000	1,047	—	—		1,047	—		1,047	—		1,047
Cash	3,882	4,063	497		R	135,316		R	80,165		R	(19,109)
				205,275	A		(102,638)	A		(205,275)	A
				(50,000)	B		47,363	B		50,000	B
				(5,232)	C		—			—
				(9,502)	D		124	P		850	P
				(9,850)	Q
				65	N		—			—
Total current assets	19,002	19,887	792	130,756		151,435	(55,151)		96,284	(154,425)		(2,990)
Investments held in Trust Account		—	205,551	(205,275)	E	—	—		—	—		—
				(276)	F	—	—		—	—		—
TOTAL ASSETS	30,745	32,177	206,344	(74,795)		163,726	(55,151)		108,574	(154,425)		9,301
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Non-Current liabilities
Payables to related parties .	7,000	7,326	—	(7,326)	Q	—	—		—	—		—
Other payables	1,250	1,308	—	—		1,308	—		1,308	—		1,308
Provisions for other liabilities and charges	6	6	—	—		6	—		6	—		6
Lease liabilities	1,148	1,201	—	—		1,201	—		1,201	—		1,201
Total Non-current liabilities	9,403	9,841	—	(7,326)		2,515	—		2,515	—		2,515
Current liabilities
Trade and other payables	20,966	21,942	4,839	(5,232)	C	21,549	—		21,549	—		21,549
Payables to related parties	6,939	7,262	—	783	G	5,522	—		5,522	—		5,522
				(2,524)	Q
Lease liabilities	217	228	—	—		228	—		228	—		228
Current tax liabilities	9	9	—	—		9	—		9	—		9
Total current liabilities	28,131	29,441	4,839	(6,972)		27,308	—		27,308	—		27,308
Deferred underwriting fee payable	—	—	7,044	(7,044)	M	—	—		—	—		—
Derivative warrant liabilities	—	—	1,806	—		1,806	—		1,806	—		1,806
TOTAL LIABILITIES	37,535	39,283	13,688	(21,342)		31,629	—		31,629	—		31,629
See accompanying notes to the unaudited pro forma condensed combined financial information.

	Novibet (Historical in EUR)	Novibet (Historical in USD)	Artemis (Historical)	Transaction Accounting Adjustments (No Redemptions Scenario)		Pro Forma Combined (No Redemptions Scenario)	Transaction Accounting Adjustments (50% Redemptions Scenario)		Pro Forma Combined (50% Redemptions Scenario)	Transaction Accounting Adjustments (100% Redemptions Scenario)		Pro Forma Combined (100% Redemptions Scenario)
Commitments and Contingencies
Class A Common Stock; 20,125,000 shares subject to possible redemption at $10.20 per share	—	—	205,275	(205,275)	H	—	—		—	—		—
STOCKHOLDERS’ EQUITY/ (DEFICIT)
Ordinary shares €1 each	1	1	—	(1)	I	—	—		—	—		—
Class A Common Stock						69,280			63,861			66,312
				20,125	J		(10,063)	J		(20,125)	J
				5,031	K		—			—
				44,059	O		4,643	O		17,157	O
				65	N		—			—
Class B Common Stock
Class B Common Stock, $0.0001 par value; 5,031,250 shares	—	—	1	(1)	K	—	—		—	—		—
Additional paid in capital						72,351			22,619			(79,106)
				205,275	H
				(20,125)	J		(92,575)	J		(185,150)	J
				(5,031)	K		—			—
				1,646	I		—			—
				(44,059)	O		(4,643)	O		(17,157)	O
				(50,000)	B		47,363	B		50,000	B
				(9,502)	D		124	P		850	P
				(276)	F		—			—
				(12,620)	L		—			—
				7,044	M		—			—
Retained earnings/(Accumulated losses)	23,727	24,832	(12,620)	12,620	L	(9,533)			(9,533)			(9,533)
				(34,365)	I
Other reserves	(31,264)	(32,720)		32,720	I		—			—
Advances from shareholders	748	783		(783)	G		—			—
Non-controlling interests	(2)	(2)	—	—		(2)	—		(2)	—		(2)
Total Stockholders’ Equity (Deficit)	(6,789)	(7,106)	(12,620)	151,822		132,096	(55,151)		76,945	(154,425)		(22,329)
Total Liabilities and Stockholders’ Equity (Deficit)	30,745	32,177	206,344	(74,795)		163,726	(55,151)		108,574	(154,425)		9,301
See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2022
(in thousands, except share and per share data)
	Novibet (Historical in EUR)	Novibet (Historical in USD)	Artemis (Historical)	Transaction Accounting Adjustments (No Redemptions Scenario)		Pro Forma Combined (No Redemptions Scenario)	Transaction Accounting Adjustments (50% Redemptions Scenario)	Pro Forma Combined (50% Redemptions Scenario)	Transaction Accounting Adjustments (100% Redemptions Scenario)	Pro Forma Combined (100% Redemptions Scenario)
Revenue	56,299	61,600	—	—		61,600	—	61,600	—	61,600
Cost of revenue	(28,969)	(31,696)	—	—		(31,696)	—	(31,696)	—	(31,696)
Gross Profit	27,330	29,904	—	—		29,904	—	29,904	—	29,904
Operating expenses
Sales and marketing	(18,358)	(20,086)	—	—		(20,086)	—	(20,086)	—	(20,086)
General and administrative	(9,653)	(10,562)	(5,054)	694	BB	(10,255)	—	(10,255)	—	(10,255)
Transaction expenses	—	—	—	4,667	CC	—	—	—	—	—
Total operating expenses	(26,640)	(29,148)	(5,054)	5,361		(28,841)	—	(28,841)	—	(28,841)
Other operating income/ expenses
Other operating income/ (expenses)	414	453	—	—		453	—	453	—	453
Change in fair value of warrant liabilities	—	—	8,051	—		8,051	—	8,051	—	8,051
	414	453	8,051	—		8,504	—	8,504	—	8,504
Profit/(Loss) from operations	(266)	(291)	2,997	5,361		8,066	—	8,066	—	8,066
Net interest income/(expense)	(448)	(490)	267	(267)	AA	(490)	—	(490)	—	(490)
FX gains/(losses)	—	—	—	—		—	—	—	—	—
Profit/(Loss) before income taxes	(714)	(781)	3,263	5,094		7,577	—	7,577	—	7,577
Income Tax	—	—	—	—		—	—	—	—	—
Net profit/(loss) from continuing operations	(714)	(781)	3,263	5,094		7,577	—	7,577	—	7,577
See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2021
(in thousands, except share and per share data)
	Novibet (Historical in EUR)	Novibet (Historical in USD)	Artemis (Historical)	Transaction Accounting Adjustments (No Redemptions Scenario)		Pro Forma Combined (No Redemptions Scenario)	Transaction Accounting Adjustments (50% Redemptions Scenario)	Pro Forma Combined (50% Redemptions Scenario)	Transaction Accounting Adjustments (100% Redemptions Scenario)	Pro Forma Combined (100% Redemptions Scenario)
Revenue	117,220	138,692	—	—		138,692	—	138,692	—	138,692
Cost of revenue	(53,831)	(63,692)	—	—		(63,692)	—	(63,692)	—	(63,692)
Gross Profit	63,388	75,000	—	—		75,000	—	75,000	—	75,000
Operating expenses
Sales and marketing	(42,051)	(49,754)	—	—		(49,754)	—	(49,754)	—	(49,754)
General and administrative	(15,764)	(18,651)	(283)	1,216	BB	(17,718)	—	(17,718)	—	(17,718)
Transaction expenses		—	(1,155)	1,155	CC	—		—		—
Total operating expenses	(57,815)	(68,405)	(1,437)	2,371		(67,472)	—	(67,472)	—	(67,472)
Other operating income/expenses
Other operating income/(expenses)	(134)	(158)	—	—		(158)	—	(158)	—	(158)
Change in fair value of warrant liabilities	—	—	1,739	—		1,739	—	1,739	—	1,739
	(134)	(158)	1,739	—		1,581	—	1,581	—	1,581
Profit from operations	5,440	6,437	302	2,371		9,109	—	9,109	—	9,109
Net interest income/ (expense)	(95)	(113)	10	(10)	AA	(113)	—	(113)	—	(113)
FX gains/(losses)	(343)	(406)	—	—		(406)	—	(406)	—	(406)
Profit before income taxes	5,002	5,918	312	2,361		8,591	—	8,591	—	8,591
Income Tax	(62)	(73)	—	—		(73)	—	(73)	—	(73)
Net profit/(loss	4,940	5,845	312	2,361		8,517	—	8,517	—	8,517
See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1.
Basis of Presentation

The Business Combination will be accounted for as a common control business combination whereby PubCo will be the successor to Novibet, which is the accounting predecessor. The common control business combination will be immediately followed by PubCo acquiring Artemis, which will be effectuated by Merger Sub merging with and into Artemis, with Artemis being the surviving entity. As Artemis will not be recognized as a business under IFRS given it consists primarily of cash in Artemis’s operating account and in the Trust Account, PubCo ’s acquisition of Artemis will be treated as an asset acquisition. Under this method of accounting, the ongoing financial statements of PubCo will reflect the net assets of Novibet and Artemis at historical cost, with no additional goodwill recognized.
The unaudited pro forma condensed combined balance sheet as of June 30, 2022 assumes that the Business Combination occurred on June 30, 2022. The period is presented on the basis of Novibet as the accounting acquirer.
The unaudited pro forma condensed combined balance sheet as of June 30, 2022 has been prepared using, and should be read in conjunction with, the following:
•
Artemis’s audited balance sheet as of June 30, 2022 and the related notes, included elsewhere in this proxy statement/prospectus; and

•
Novibet’s unaudited interim consolidated balance sheet as of June 30, 2022 and the related notes, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for six months ended June 30, 2022 and for the year ended December 31, 2021 has been prepared using, and should be read in conjunction with, the following:
•
Artemis’s interim statement of operations for the six months ended June 30, 2022 and the audited statement of operations for the period from January 4, 2021 (inception date) to December 31, 2021 and the related notes, included elsewhere in this proxy statement/prospectus; and

•
Novibet’s unaudited interim statement of operations for the six months ended June 30, 2022 and the audited consolidated statement of operations for the year ended December 31, 2021 and the related notes, included elsewhere in this proxy statement/prospectus.

Artemis management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma condensed combined financial information does not include the effect of exercising the 10,062,500 Public Warrants and the 10,000,000 Private Placement Warrants which will be assumed by PubCo and will be exercisable for one PubCo Ordinary Share in accordance with the terms of the Assumed Warrant Agreement, because the exercise of such warrants is subject to certain terms and conditions as set forth in the Assumed Warrant Agreement. Issuance of such PubCo Ordinary Shares would have a further dilutive effect on existing holders of PubCo Ordinary Shares as described in further detail in “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Ownership of PubCo following the Business Combination”.
The unaudited pro forma condensed combined financial information does not include the effect of the issuance of any portion of the Deferred Share Consideration and Earnout Consideration in total of 22,254,902 PubCo Ordinary Shares, because the issuance of such Deferred Share Consideration and Earnout Consideration is subject to certain terms and conditions as set forth in the Business Combination Agreement. Issuance of such Deferred Share Consideration and Earnout Consideration would have a further dilutive effect on existing holders of PubCo Ordinary Shares as described in further detail in “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Ownership of PubCo following the Business Combination”.

The unaudited pro forma condensed combined financial information does not include the effect of the of the Shareholder Payment that will be paid by PubCo to Komisium after the Closing Date which is subject to the Minimum Liquidity condition. This is because the Shareholder Payment relates to the net profits generated by Novibet during the period from April 1, 2022 through the month end immediately prior to the Closing Date which date and expected dividend amount is unknown at this time and will not be determinable until after the Closing Date, and therefore, the contemplated Shareholder Payment is not reflected in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information does not include any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination. The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that Artemis believe are reasonable under the circumstances. The unaudited condensed combined pro forma adjustments, which are described in these notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Artemis believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of each of Artemis and Novibet.
2.
Accounting Policies

Upon consummation of the Business Combination, PubCo’s management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, PubCo management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, Artemis management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.
3.
Foreign currency adjustments

The historical financial information of Novibet was prepared and presented in euro. The historical financial information was translated from euro to U.S. dollars using the following historical exchange rates:
$ / €
Average exchange rate for year ended December 31, 2021 (statement of operations)	1.183
Average exchange rate for period ended June 30, 2022 (statement of operations)	1.094
Period end exchange rate as of June 30, 2022 (balance sheet)	1.047

4.
Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

General
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only.
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X (as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”). Release No. 33-10786 replaces the previous pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). PubCo has elected not to present Management’s Adjustments and is only presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.
The pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had PubCo filed consolidated income tax returns during the periods presented.
The pro forma basic and diluted net loss per Ordinary Share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of PubCo Ordinary Shares outstanding, assuming the Business Combination occurred on January 1, 2021.
Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2022 are as follows:
(A)   Reflects the release of all funds held in the Trust Account (if any) to PubCo, after giving effect to the Redemptions in the particular redemption scenario. In the No Redemptions Scenario, assumes no Artemis Public Stockholder elects to have its Public Shares redeemed in connection with the Business Combination, resulting in a disbursement from the Trust Account to PubCo in the amount of $205,275,000. In the 50% Redemptions Scenario, assumes that one-half of all Artemis Public Stockholders holding 10,062,500 Public Shares exercise their redemption rights for approximately $10.20 per share, or an aggregate of $102,637,500 of funds in the Trust Account, resulting in a disbursement from the Trust Account to PubCo in the amount of $102,637,500. In the 100% Redemptions Scenario, assumes that all Artemis Public Stockholders holding all 20,125,000 Public Shares exercise their redemption rights for approximately $10.20 per share, or an aggregate of $205,275,000 of funds in the Trust Account, resulting in no disbursement from the Trust Account to PubCo.
(B)   Reflects the payment of an assumed amount of Closing Cash Consideration to Komisium under the particular redemption scenario. In the No Redemptions Scenario, assumes that $50 million of Closing Cash Consideration is paid to Komisium. In the 50% Redemptions Scenario, assumes that approximately $2.6 million of Closing Cash Consideration is paid to Komisium. In the 100% Redemptions Scenario, assumes that no Closing Cash Consideration is paid to Komisium.
(C)   Reflects the payment of Artemis and Novibet outstanding transaction costs payable upon the consummation of the Business Combination.
(D)   Reflects the payment of the remaining Transaction Expenses estimated to total approximately $9.5 million.
(E)   Reflects the release of all funds held in the Trust Account in connection with the Business Combination.
(F)   Represents the elimination of Artemis’s interest income related to the cash held in the Trust Account.
(G)   Reflects the reclassification of “Advances from Shareholders” in the historical balance sheet of Novibet as of June 30, 2022 to current liabilities of PubCo because the obligations represented thereby will be either repaid or assumed by PubCo at the Closing.
(H)   Reflects the 20,125,000 shares of Artemis Class A Common Stock that will be either redeemed as part of the Redemptions or converted into PubCo Ordinary Shares in connection with the Business Combination.
(I)   Following the Business Combination, the financial statements will be consolidated at the PubCo level. As a result, the adjustments reflect the reclassification of Novibet Other Reserves as follows: (i) Novibet

General Revenue Reserve of $34,364,943 included within Other Reserves to PubCo Retained Earnings (ii) Novibet Translation Reserve of ($1,646,410) included within Other Reserves to PubCo Additional paid-in capital.
(J)   Reflects the conversion of each share of Artemis Class A Common Stock into the right of the holder thereof to receive one (1) PubCo Ordinary Share of a nominal value of $1 each at a premium of $9.20 per share in each redemption scenario. For a more detailed overview of the capitalization of PubCo following the Business Combination, see “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Ownership of PubCo following the Business Combination.”
(K)   Reflects the conversion of 5,031,250 shares of Artemis Class B Common Stock into 5,031,250 shares of Artemis Class A Common Stock immediately prior to the Closing in accordance with the Artemis Charter and, in addition, the conversion of such shares of Artemis Class A Common Stock into 5,031,250 PubCo Ordinary Shares. For a more detailed overview of the capitalization of PubCo following the Business Combination, see “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement — Ownership of PubCo following the Business Combination.”
(L)   Reflects the reclassification of Artemis accumulated deficit to PubCo additional paid in capital.
(M)   Reflects the reclassification of deferred underwriting commissions to additional paid in capital. Effective as of July 14, 2022, Barclays resigned from its role as financial and capital markets advisor to Artemis and waived its entitlement to all fees in connection with its role as financial and capital markets advisor and to its portion of the deferred underwriting commission. Effective as of July 20, 2022, BMO notified Artemis that BMO waived its entitlement to its portion of the deferred underwriting commissions in connection with the IPO. The aggregate amount of fees and underwriting commissions waived by Barclays and BMO is approximately $10 million.
(N)   Reflects the existing share capital in PubCo held by Komisium comprising of 65,000 ordinary shares of $1 each.
(O)   Reflects the issuance of PubCo Ordinary Shares of par value $1 each to Komisium as set forth the Post-Business Combination equity stakes table as presented in the “Questions and Answers About the Proposals" section of this proxy statement, which sets forth the following determination of such nominal value at the various redemption levels: (i) 44,059,019 PubCo Ordinary shares in the event of no redemptions, (ii) 48,702,401 PubCo Ordinary Shares in the event of 50% redemptions (reflected in the pro formas as a 4,643,382 PubCo Ordinary Share increase over the no redemptions scenario) and (iii) 61,215,882 PubCo Ordinary shares in the event of 100% redemptions (reflected in the proformas as a 17,156,863 PubCo Ordinary Share increase over the no redemptions scenario).
(P)   Represents decrease in transaction costs payable based on redemption level.
(Q)   Represents the settlement of the Unpaid Novated Payable and the Unpaid Logflex Payable.
(R)   The 0% redemption scenario is acting as the base for each of the 50% redemption scenario column and 100% redemption scenario column. The cash reduction of ($19,109) in the 100% redemption scenario is the sum of (i) $135,316 (which represents cash in 0% redemption scenario), plus (ii) the transaction accounting adjustments in the amount of ($205,275) (Note A), plus (iii) the Closing Cash Consideration to Komisium in the amount of $50,000 (Note B), plus (iv) the change in transaction costs in the amount of $850 (Note P) for the 100% redemption scenario.
Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations
The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022 and for the year ended December 31, 2021 are as follows:
(AA)   Reflects the elimination of Artemis interest income related to the cash held in the Trust account.
(BB)   Represents the elimination of Transaction Expenses.

(CC)   Represents elimination of Artemis transaction expenses.
5.
Net Profit per Common Share

Represents the net profit per common share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2021. As the Business Combination and related transactions are being reflected as if they had occurred on January 1, 2021, the calculation of weighted average shares outstanding for basic and diluted net profit per common share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented.
The unaudited pro forma condensed combined financial information has been prepared assuming alternative levels of redemption by Artemis’s Public Stockholders of shares of Artemis Class A Common Stock for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Trust Account for the six months ended June 30, 2022 and for the year ended December 31, 2021:
	Period Ended June 30, 2022
	No Redemptions Scenario	50% Redemptions Scenario(1)	Maximum Redemptions Scenario(2)
Pro forma net profit	$7,576,583	$7,576,583	$7,576,583
Weighted average number of ordinary shares outstanding – basic(3)(4)	69,280,269	63,861,151	66,312,132
Net profit per share – basic	$0.11	$0.12	$0.11
Weighted average number of ordinary shares outstanding – diluted(3)(5) .	111,597,671	106,178,553	96,374,632
Net profit per share – diluted	$0.07	$0.07	$0.08
	Year Ended December 31, 2021
	No Redemptions Scenario	50% Redemptions Scenario(1)	100% Redemptions Scenario(2)
Pro forma net profit	$8,517,414	$8,517,414	$8,517,414
Weighted average number of ordinary shares outstanding – basic(3)(4) . .	69,280,269	63,861,151	66,312,132
Net profit per share – basic .	$0.12	$0.13	$0.13
Weighted average number of ordinary shares outstanding – diluted(3)(5) .	111,597,671	106,178,553	96,374,632
Net profit per share – diluted . . . . . . . . . . . . . . . . . . . . . .	$0.08	$0.08	$0.09

(1)
This scenario assumes that 10,062,500 Public Shares, or 50% of the Public Shares, are redeemed for an aggregate payment of approximately $102.6 million from the Trust Account, which is a redemptions scenario that could occur.

(2)
This scenario assumes that all 20,125,000 Public Shares, or 100% of the Public Shares, are redeemed for an aggregate payment of approximately $205.3 million from the Trust Account, which is a redemptions scenario that could occur.

(3)
In the No Redemptions Scenario, assumes an aggregate of $50 .0 million of Closing Cash Consideration. In the 50% Redemptions Scenario, assumes an aggregate of approximately $2.6 million of Closing Cash Consideration. In the 100% Redemptions Scenario, assumes no Closing Cash Consideration. In each redemptions scenario, assumes no Earnout Consideration is issued at the Closing.

(4)
Excludes PubCo Ordinary Shares issuable upon the exercise of PubCo Warrants and the PubCo Ordinary Shares issuable as Deferred Share Consideration and Earnout Consideration.

(5)
Includes PubCo Ordinary Shares issuable upon the exercise of PubCo Warrants and the PubCo Ordinary Shares issuable as Deferred Share Consideration and Earnout Consideration.

MANAGEMENT OF PUBCO FOLLOWING THE BUSINESS COMBINATION
References in this section to “we,” “our,” “us” or “the Company” refer to PubCo.
Executive Officers and Directors
The following table sets forth certain information relating to the executive officers and directors of PubCo immediately after the consummation of the Business Combination.
Name	Age	Position
Rodolfo Odoni	49	Chief Strategy Officer and Chairman of the Board of Directors
George Athanasopoulos	48	Chief Executive Officer and Director
Thomas Granite	46	Chief Financial Officer and Treasurer
Holly Gagnon	58	Director
Philip Kaplan	55	Director
Samouil Samis David	51	Director
Biographies of Thomas Granite, Holly Gagnon, and Philip Kaplan may be found in the section of this proxy statement/prospectus titled “Other Information Related to Artemis — Directors and Executive Officers.”
Rodolfo Odoni is expected to serve as Chairman of PubCo’s Board of Directors following the Business Combination. Mr. Odoni is the owner of Komisium and the ultimate beneficial owner of Novibet and has served as a member of Novibet’s board of directors since February 2021. In addition, Mr. Odoni serves as the Managing Director of I.P.D Press & Media Online Ltd. From 2018 to 2020, he was the Managing Director of Wise Panda Ltd, and from 1995 to 2018 he was the President and CEO of Centric Holdings S.A, and was a director from 1996 to 2018. Mr. Odoni received his MSc in Management Systems from Rochester Institute of Technology and his B.A. in Publishing Management from the London College of Printing.
George Athanasopoulos is expected to serve as Chief Executive Officer and Director of PubCo following the Business Combination. Mr. Athanasopoulos has served as Novibet’s Chief Executive Officer since October 2009. He has served as the Chief Executive Officer of Abraserve Ltd since 2021, and previously served as the Chief Executive Officer of Streaming Upload from 2018 to 2021. From 2008 to 2018, Mr. Athanasopoulos served as the Chief Operating Officer of Centric Holdings SA. Prior to this, he was the Financial Controller of Intralot/ Totolotek from 2006 to 2008 and in charge of Budgeting and Reporting of InfoQuest from 1999 to 2006. Mr. Athanasopoulos holds a B.S. in Finance from Deree College in Athens, Greece.
Samouil Samis David is expected to serve as a director of PubCo following the Business Combination. Mr. David also serves as a managing partner of Grifon Partners a position he has held since 2013. Mr. David has direct control over Girfon Partners and indirect control over Hellenic Asset Management through Grifon Partners. Mr. David served as the Global Head of Treasury and Capital Markets for Marfin Popular Bank from 2005 to 2012, the Head of Derivatives for Hellenic Securities from 2000 to 2005, and in Bank of America’s Treasury Market Making Greek Government Bonds services from 1995 to 2000. Mr. David has served as a non-executive board member of Porto Karras s.a., PAPERPACK s.a., Marfin Bank Romania, and Marfin Bank s.a. Mr. David holds a Bsc. in Management Sciences from the London School of Economics and Political Sciences.
Board of Directors
Composition
The PubCo Board will initially consist of five directors immediately after the consummation of the Business Combination, who will initially be Rodolfo Odoni, George Athanasopoulos, Holly Gagnon, Philip Kaplan, and Samouil Samis David. Of these initial five directors, three will be independent. The directors will be divided into Class I, Class II and Class III. On the date of the adoption of the Articles, there shall initially be one Class I director, two Class II directors and two Class III directors. Artemis will appoint the initial Class I director and one initial Class II director and Komisium will appoint the other initial Class II director and both of the initial Class III directors.
Pursuant to the Investors Agreement, (a) for as long as the Sponsor beneficially owns a number of PubCo Ordinary Shares representing at least 5% of the total voting power of PubCo’s then issued and outstanding equity interests, the Sponsor will be entitled to appoint two members of the PubCo Board; provided that at least one such board member must satisfy Nasdaq diversity requirements and each such board member must satisfy Nasdaq independence requirements; (b) for as long as the Sponsor is entitled to appoint any member of the PubCo Board pursuant to the Investors Agreement, Komisium will agree to use its commercially reasonable efforts to have the Sponsor’s nominee appointed to the PubCo Board, including soliciting votes in favor of the election of any such director at any meeting of PubCo’s shareholders; and (c) for as long as the Sponsor or Komisium beneficially owns a number of PubCo Ordinary Shares representing at least 5% of the total voting power of PubCo’s then issued and outstanding equity interests, each will agree that it will not, without the approval of the PubCo Board and except as set forth therein, (i) enter into, propose or seek any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving PubCo or any of its Subsidiaries, (ii) initiate or participate in any proxy solicitation or (iii) publicly nominate or recommend for nomination a person for election at any PubCo Shareholder meeting.
The Investors Agreement will further provide that: (a) for as long as Komisium beneficially owns a number of PubCo Ordinary Shares representing at least 50% of the total voting power of PubCo’s then issued and outstanding equity interests, Komisium will be entitled to appoint three members of the PubCo Board; provided that at least one such board member must satisfy Nasdaq independence requirements; (b) for as long as Komisium beneficially owns a number of PubCo Ordinary Shares representing at least 40% but less than 50% of the total voting power of PubCo’s then issued and outstanding equity interests, Komisium will be entitled to appoint two members of the PubCo Board, neither of whom will be required to satisfy Nasdaq independence or diversity requirements; (c) for as long as Komisium beneficially owns a number of PubCo Ordinary Shares representing at least 5% but less than 40% of the total voting power of PubCo’s then issued and outstanding equity interests, Komisium will be entitled to appoint one member of the PubCo Board, who will not be required to satisfy Nasdaq independence or diversity requirements; and (d) for so long as Komisium beneficially owns a number of PubCo Ordinary Shares representing at least 15% of the total voting power of PubCo’s then issued and outstanding equity interests, Komisium will be entitled to appoint the Chairperson of the PubCo Board.
The Investors Agreement will further provide that the Sponsor’s or Komisium’s right to appoint the applicable a director terminates at any time the Sponsor or Komisium, as applicable, ceases to beneficially own the voting power of PubCo’s then issued and outstanding equity interests representing at least the minimum applicable percentage specified above. In that event, the Sponsor or Komisium, as applicable will cause the applicable director to resign from the PubCo Board and, upon acceptance of such resignation, the applicable PubCo Board seat will be subject to the election of all shareholders of PubCo in accordance with the Articles.
Director Independence
Initially, three of the five PubCo directors (the Class I and Class II directors) shall be “independent directors” as defined in the Nasdaq Stock Market Rules, provided, however, that if at any time one of these three Class I or Class II independent directors are not independent because of the death, resignation, bankruptcy, adjudicated incompetence, removal or change in circumstance of any director who was an independent director, such Class I director and/or Class II director shall be deemed to have resigned and vacated their office immediately and the party who initially appointed such director shall appoint a new independent director. Pursuant to applicable rules, an independent director is one who has no direct or indirect relationship with PubCo that could, in the view of the board of directors, be reasonably expected to interfere with a director’s independent judgment.
Board Committees
The PubCo Board will have an audit committee and a compensation committee, described below. As a foreign private issuer, under the listing requirements and rules of Nasdaq, we are not required to have independent directors on our board of directors, except that our audit committee is required to consist fully of independent directors, subject to certain phase-in schedules. We expect that our board of directors will determine that none of our Class I and Class II directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of director and that each of these three directors is “independent” as that term is defined under Nasdaq rules.
Audit Committee
The audit committee will consist of Holly Gagnon, Philip Kaplan, and Samouil Samis David. Ms. Gagnon will be the chairperson of the audit committee. PubCo has determined that Ms. Gagnon satisfies the criteria of an audit committee financial expert as set forth under the applicable rules of the SEC. Each of Ms. Gagnon, Mr. Kaplan, and Mr. David satisfies the requirements for an “independent director” within the meaning of the Nasdaq listing rules and the criteria for independence set forth in Rule 10A-3 of the Exchange Act.
The audit committee will oversee PubCo’s accounting and financial reporting processes. The audit committee will be responsible for, among other things:
•
overseeing the relationship with PubCo’s independent auditors, including:

•
appointing, retaining and determining the compensation of PubCo’s independent auditors;

•
approving auditing and pre-approving non-auditing services permitted to be performed by the independent auditors;

•
discussing with the independent auditors the overall scope and plans for their audits and other financial reviews;

•
reviewing a least annually the qualifications, performance and independence of the independent auditors;

•
reviewing reports from the independent auditors regarding all critical accounting policies and practices to be used by PubCo and all other material written communications between the independent auditors and management; and

•
reviewing and resolving any disagreements between management and the independent auditors regarding financial controls or financial reporting;

•
overseeing the internal audit function, including conducting an annual appraisal of the internal audit function, reviewing and discussing with management the appointment of the head of internal audit, at least quarterly meetings between the chairperson of the audit committee and the head of internal audit, reviewing any significant issues raised in reports to management by internal audit and ensuring that there are no unjustified restrictions or limitations on the internal audit function and that it has sufficient resources;

•
reviewing and recommending all related party transactions to the PubCo Board for approval, and reviewing and approving all changes to PubCo’s related party transactions policy;

•
reviewing and discussing with management the annual audited financial statements and the design, implementation, adequacy and effectiveness of PubCo’s internal controls;

•
overseeing risks and exposure associated with financial matters; and

•
establishing and overseeing procedures for the receipt, retention and treatment of complaints received from PubCo employees regarding accounting, internal accounting controls or audit matters and the confidential, anonymous submission by PubCo employees of concerns regarding questionable accounting, auditing and internal control matters.

Compensation Committee
Effective upon the consummation of the Business Combination, PubCo’s board of directors intends to establish a compensation committee. It is expected that the compensation committee will consist of Holly Gagnon, Philip Kaplan, and Samouil Samis David with Mr. Kaplan serving as the chairperson of the compensation committee. The compensation committee will have a written charter and will oversee PubCo’s compensation of its executive officers and directors. The compensation committee will assist the board in determining its responsibilities in relation to remuneration, including making recommendations to the board on PubCo’s policy on executive compensation, determining the individual remuneration and benefits package of each of the executive directors, and recommending and monitoring the remuneration of senior management below board level, as the board so directs.
Indemnification of Directors and Officers
Artemis entered into indemnification agreements with each of its officers and directors to indemnify such individuals, to the fullest extent permitted by law and subject to certain limitations, against all liabilities, costs, charges and expenses reasonably incurred by such individuals in an action or proceeding to which any such individual was made a party by reason of being an officer or director of Artemis or an organization of which Artemis is a shareholder or creditor if such individual serves such organization at Artemis’s request. Such indemnification obligation will survive the Business Combination. Additionally, prior to the completion of the Business Combination, PubCo intends to enter into similar indemnification agreements with each of its directors and certain officers.
Arrangements for Election of Directors
In connection with the Business Combination, the Sponsor and Komisium have agreed to cause the size of PubCo’s board of directors to be fixed at five members, who will initially be Rodolfo Odoni, George Athanasopoulos, Holly Gagnon, Philip Kaplan, and Samouil Samis David. Rodolfo Odoni has been appointed to serve as Chairperson of the board of directors of PubCo.
Corporate Governance Practices
After the closing of the Business Combination, PubCo will be a “foreign private issuer,” as such term is defined in Rule 405 under the Securities Act. As a foreign private issuer we will be permitted to comply with corporate governance practices of the law of Jersey (collectively, “Home Country Practice”) instead of certain Nasdaq corporate governance rules, provided that we disclose which requirements we will not follow and the equivalent Home Country Practice that we will comply with instead.
We intend to rely on this “foreign private issuer exemption” in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). We intend to comply with the Nasdaq corporate governance rules applicable to foreign private issuers, which means that we are permitted to follow certain corporate governance rules that conform to Jersey requirements in lieu of many of the Nasdaq corporate governance rules. Accordingly, our shareholders will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. We may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.
Code of Business Conduct and Ethics
In connection with the Closing, PubCo will adopt a Code of Business Conduct and Ethics (the “Code of Conduct”), applicable to all of its directors, officers and employees. The Code of Conduct will set out PubCo’s fundamental values and standards of behavior that are expected from PubCo’s directors, officers and employees with respect to all aspects of PubCo’s business. The objective of the Code of Conduct will be to provide guidelines for maintaining PubCo’s integrity, reputation and honesty with a goal of honoring others’ trust in PubCo at all times. The Code of Conduct will set out guidance with respect to conflicts of interest, protection and proper use of corporate assets and opportunities, confidentiality of corporate information, fair dealing with third parties, compliance with laws and reporting of any illegal or unethical behavior.
PubCo’s audit committee is responsible for reviewing and evaluating the Code of Conduct periodically and will recommend any necessary or appropriate changes thereto to the board of directors for consideration.

The audit committee will also assist PubCo’s Board with the monitoring of compliance with the Code of Conduct, and will be responsible for considering any waivers of the Code of Conduct (other than waivers applicable to PubCo’s directors or executive officers, which shall be subject to review by the board of directors as a whole).
A copy of the Code of Conduct will be available on PubCo’s website.
Conflicts of Interest
In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:
•
the corporation could financially undertake the opportunity;

•
the opportunity is within the corporation’s line of business; and

•
it would not be fair to our company and its stockholders for the opportunity not to be brought to the attention of the corporation.

Each of our officers and directors presently has, and any of them in the future may have additional fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Delaware law. The Existing Artemis Charter provides that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our initial business combination.
Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties or contractual obligations:
INDIVIDUAL	ENTITY	ENTITY’S BUSINESS	AFFILIATION
Holly Gagnon	GameWorks, Inc.	Video gaming and Entertainment	Director
	Bragg Gaming Group Inc.	Gaming technology and content	Non-executive Director
Philip Kaplan	—	—	—
Thomas Granite	Azoria Foods	Dining and hospitality	Chief Executive Officer
Scott Shulak	PLAYSTUDIOS, Inc.	Mobile games	Vice President, Financial Accounting and Reporting
Matthew Anfinson	Great Canadian Gaming Corp.	Dining, entertainment and gambling	Chief Operating Officer
Rodney Butler	Mashantucket Pequot Tribal Nation	Dining, hospitality, entertainment and gambling	Chairman
Anna Massion	Playtech plc	Gambling software development	Director
	PlayAGS, Inc.	Manufacturer of casino games, systems and	Director

INDIVIDUAL	ENTITY	ENTITY’S BUSINESS	AFFILIATION
technology
Andro Nodarse-León	LionGrove LLC	Hospitality investment	Chief Executive Officer
Leonard Wanger	Impossible Objects, Inc.	Industrial 3D printer manufacturer	Director of Engineering
	GameWorks, Inc.	Video gaming and entertainment	Director
Diversity
PubCo recognizes the importance and benefit of having a board of directors and senior management composed of highly talented and experienced individuals having regard to the need to foster and promote diversity among board members and senior management with respect to attributes such as gender, ethnicity and other factors. In support of this goal, the PubCo board of directors will, when identifying candidates to nominate for election to PubCo’s board of directors or appoint as senior management or in its review of senior management succession planning and talent management, consider diversity from a number of aspects, including, but not limited to, gender, age, disability, ethnicity and cultural diversity.
PubCo does not expect to adopt a written policy regarding the identification and nomination of women directors, or formal targets regarding the number of women on PubCo’s board of directors or in executive officer positions, because it believes the nominating and governance committee and management will generally identify, evaluate and recommend candidates that, as a whole, consist of individuals with various and relevant career experience, industry knowledge and experience, and financial and other specialized experience, while taking diversity, including gender diversity, into account, in compliance with its governing articles.
Family Relationships
Panagiotis Peter Trataris is a director of Logflex MT Holding Limited and its subsidiaries: Novigroup Ltd, Logflex MT Ltd., Boflex Ltd., iFlex Ltd., Afriflex Ltd., Abraserve Ltd., Dicapl LP, and Novibet USA, Inc. Mr. Trataris is the brother-in-law of Mr. Rodolfo Odoni. Mr. Odoni is the owner of Komisium and is expected to become a member of the PubCo Board upon the closing of the Business Combination.

EXECUTIVE COMPENSATION
Overview
The following discussion provides an overview of the significant elements of the historical compensation program at Novibet for PubCo’s CEO — George Athanasopoulos, and two most highly compensated executive officers, other than Mr. Athanasopoulos: Director of Technical Operations — Matthew Scicluna, and Chief Technology Officer — Sotirios Charitos, who will be serving as executive officers for the fiscal year ending December 31, 2023. Collectively, these individuals are referred to in this proxy statement/prospectus as PubCo’s “Named Executive Officers.”
Name and principal position	Year	Salary ($)(1)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All Other Compensation ($)	Total ($)
George Athanasopoulos	2022	27,944	—)	—	—	706	28,650
Chief Executive Officer
Matthew Scicluna	2022	147,600	—)	6,825	—	484	154,909
Director of Technical Operations
Sotirios Charitos	2022	141,509	—)		—	706	142,215
Chief Technology Officer

(1)
Mr. Athanasopoulos’s, Mr. Scicluna’s and Mr. Charitos’ compensation was paid in Euros (€). The above table and narrative discussion below present the values in U.S. dollars using an exchange rate of EUR = USD 1.1828.

Narrative Disclosure to the Summary Compensation Table
Salary
Mr. Athanasopoulos’s salary of $27,819 was negotiated in connection with the continuation of his employment with Novibet on August 2, 2021. Mr. Athanasopoulos’s salary adjustment to $27,944 resulted from a supplement implemented in accordance with Greek employment legislation. Mr. Scicluna’s salary of $147,600 was negotiated in connection with the commencement of his employment on July 1, 2022. Mr. Charitos’ salary of $141,509 was negotiated in connection with the commencement of his employment on August 17, 2021.
2022 Bonuses
Mr. Scicluna received a bonus of $6,825 based on a percentage of his salary ranging from 5% to 10% on KPIs measured against achieving 80% to 100% of agreed to targets. Mr. Scicluna’s bonus was paid once, annually.
Other Benefits
Health Coverage.   During their employment with Novibet, the Named Executive Officers are eligible to participate in Novibet’s employee benefit plans and programs, including medical, dental, vision, life, and disability benefits to the same extent as Novibet’s other full-time employees, subject to the terms and eligibility requirements of those plans.
Automobile.   Mr. Athanasopoulos and Mr. Charitos was provided access to an automobile for business and personal use, which was leased for him by Novibet.

Executive Officer and Director Compensation
PubCo did not have appointed executive officers in 2022. The aggregate cash compensation paid to PubCo’s directors in 2022 was US$0.
PubCo Executive Officer and Director Compensation Following the Business Combination
The policies of PubCo with respect to the compensation of its executive officers following the Business Combination will be administered by the PubCo Board in consultation with its compensation committee (as described above). The compensation policies followed by PubCo will be intended to provide for compensation that is sufficient to attract, motivate and retain executives of PubCo and potential other individuals and to establish an appropriate relationship between executive compensation and the creation of shareholder value. To meet these goals, the compensation committee will be charged with recommending executive compensation packages to the PubCo Board.
It is anticipated that performance-based and equity-based compensation will be an important foundation in executive compensation packages as PubCo believes it is important to maintain a strong link between executive incentives and the creation of shareholder value. PubCo believes that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing shareholder value while, at the same time, attracting, motivating and retaining high-quality executives. Upon consummation of the Business Combination, the PubCo Board will adopt the 2023 Omnibus Incentive Plan and the 2023 Restricted Stock Unit Plan which will reflect what PubCo believes is a focus on performance- and equity-based compensation.
PubCo intends to be competitive with other similarly situated companies in its industry following completion of the Business Combination.
The compensation decisions regarding PubCo’s executives will be based on PubCo’s need to attract individuals with the skills necessary for PubCo to achieve its business plan, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above PubCo’s expectations.
In addition to the guidance provided by its compensation committee, PubCo may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees. This could include subscriptions to executive compensation surveys and other databases.
PubCo’s compensation committee will be charged with performing an annual review of PubCo’s executive officers’ cash compensation and equity holdings to determine whether they provide adequate incentives and motivation to executive officers and whether they adequately compensate the executive officers relative to comparable officers in other companies.
Compensation Components
Base Salary.   PubCo will seek to maintain base salary amounts at or near the industry norms, while avoiding paying amounts in excess of what it believes is necessary to motivate executives to meet corporate goals. It is anticipated that base salaries will generally be reviewed annually, subject to terms of employment agreements, and that the compensation committee and the PubCo Board will seek to adjust base salary amounts to realign such salaries with industry norms after taking into account individual responsibilities, performance and experience.
Annual Bonuses.   PubCo intends to utilize cash incentive bonuses for executives to focus them on achieving key operational and financial objectives within a yearly time horizon. Near the beginning of each year, the PubCo Board, upon the recommendation of the compensation committee and subject to any applicable employment agreements, will determine performance parameters for appropriate executives. At the end of each year, the PubCo Board and compensation committee will determine the level of achievement for each corporate goal.
Equity Awards.   Upon consummation of the Business Combination, PubCo will adopt the 2023 Omnibus Incentive Plan and 2023 Restricted Stock Unit Plan.

Severance Benefit.   PubCo currently has no severance benefits plan. PubCo may consider the adoption of a severance plan for executive officers and other employees in the future.
Director Compensation.   PubCo currently does not have a definitive compensation plan for its future directors. The PubCo Board, working with the compensation committee, anticipates setting director compensation at a level comparable with those directors with similar positions at comparable companies.
2023 Omnibus Incentive Plan
Upon the consummation of the Business Combination, the PubCo Board will adopt the 2023 omnibus incentive plan (the “2023 Omnibus Incentive Plan”). The purpose of the 2023 Omnibus Incentive Plan is to (i) attract and retain individuals to serve as employees, consultants, or directors of PubCo, its subsidiaries and its affiliates by providing them the opportunity to acquire an equity interest in PubCo or other incentive compensation and (ii) align the interests of the foregoing with those of PubCo’s stockholders. The following paragraphs provide a summary of the principal features of the 2023 Omnibus Incentive Plan and its operation. However, this summary is not a complete description of all of the provisions of the 2023 Omnibus Incentive Plan and is qualified in its entirety by the specific language of the 2023 Omnibus Incentive Plan. A copy of the 2023 Omnibus Incentive Plan is attached to this proxy statement/prospectus as Exhibit 10.8.
Administration
The compensation committee of the PubCo Board (the “Committee”) will administer the 2023 Omnibus Incentive Plan. The Committee has full authority to grant awards to eligible individuals under the 2023 Omnibus Incentive Plan. Among other things, the Committee has the authority to determine the type or types of awards to be granted to eligible individuals, the number of PubCo ordinary shares to be covered by each award, and determine, modify, waive, amend, or adjust the terms and conditions of any award. The Committee has the authority to adopt, alter and repeal administrative rules, guidelines and practices governing the 2023 Omnibus Incentive Plan and perform all acts, including the delegation of its responsibilities. The Committee has the authority to construe and interpret the terms and provisions of the 2023 Omnibus Incentive Plan and any award issued and to otherwise supervise the administration of the Plan. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the 2023 Omnibus Incentive Plan or in any agreement relating thereto in the manner and to the extent it will deem necessary to effectuate the purpose and intent of the 2023 Omnibus Incentive Plan. The Committee may also adopt special rules, sub-plans, guidelines and provisions for persons who are residing in or employed in, or subject to, the taxes of any domestic or foreign jurisdictions to satisfy or accommodate applicable foreign laws or to qualify for preferred tax treatment of such domestic or foreign jurisdictions.
Eligibility
Employees of PubCo or any of its subsidiaries and affiliates and, non-employee directors of PubCo or consultants eligible to receive awards are eligible to participate in the 2023 Omnibus Incentive Plan if designated by the Committee in its discretion as eligible to receive awards. Holders of options and other types of awards granted by a company acquired by PubCo, its subsidiaries or affiliates or with which these entities combine are eligible for grants of substitute awards under the 2023 Omnibus Incentive Plan to the extent permitted under applicable regulations of any stock exchange on which PubCo is listed.
Number of Shares Authorized
The aggregate number of shares that may be issued or used for reference purposes or with respect to which awards may be granted under the 2023 Omnibus Incentive Plan will not exceed 1,178,625 PubCo Ordinary Shares (subject to any increase or decrease pursuant to share number adjustment under the 2023 Omnibus Incentive Plan). Such PubCo Ordinary Shares may be authorized and unissued shares, shares held in the treasury of PubCo, Shares purchased on the open market or by private purchase, or a combination of the foregoing. The number of PubCo Ordinary Shares that may be issued or used for reference purposes or with respect to which awards may be granted under the 2023 Omnibus Incentive Plan will be subject to an annual increase on January 1 of each calendar year during the term of the 2023 Omnibus Incentive Plan (the “Share Pool”), equal to the lesser of (a) 4% of the aggregate number of PubCo Ordinary Shares outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of PubCo Ordinary Shares as is determined by the PubCo Board.
The aggregate number of PubCo Ordinary Shares that may be issued or used with respect to any incentive stock option will not exceed 1,178,625 shares (subject to any increase or decrease pursuant to share number adjustment under the 2023 Omnibus Incentive Plan).
The Share Pool shall be reduced by the number of PubCo Ordinary Shares delivered for each award granted under the 2023 Omnibus Incentive Plan that is valued by reference to a PubCo Ordinary Share; provided that awards that are valued by reference to PubCo Ordinary Shares but are required to or may be paid in cash pursuant to their terms shall not reduce the Share Pool. If and to the extent that awards terminate, expire or are cash settled, canceled, forfeited, exchanged, or surrendered without having been exercised, vested, or settled, the PubCo Ordinary Shares subject to such awards shall again be available for awards under the Share Pool. In addition, any (i) PubCo Ordinary Shares tendered by an eligible person, or withheld by PubCo, as full or partial payment to PubCo upon the exercise of any award granted under the 2023 Omnibus Incentive Plan; and (ii) PubCo Ordinary Shares withheld by, or otherwise remitted to, PubCo to satisfy an eligible person’s tax withholding obligations upon the exercise of an award granted under the 2023 Omnibus Incentive Plan, or upon the lapse of restrictions on, or settlement of, an award, shall again be available for awards under the Share Pool.
Awards Available for Grant
The Committee may grant awards of incentive stock options, non-qualified stock options, restricted stock units, other stock-based awards and other cash-based awards, and any combination of the foregoing.
Stock Options
The Committee will be authorized to award any eligible employee one or more incentive stock options, nonqualified stock options, or both types of stock options under the 2023 Omnibus Incentive Plan. Incentive stock options may only be granted to an eligible employee who is a U.S. taxpayer and an employee of PubCo, its subsidiaries, or its affiliates (if any). The Committee will have the authority to grant any consultant or non-employee director one or more nonqualified stock options. To the extent that any stock option does not qualify as an incentive stock option (whether because of its provisions or the time or manner of its exercise or otherwise), such stock option or the portion thereof which does not so qualify shall constitute a separate nonqualified stock option.
Options granted under the 2023 Omnibus Incentive Plan shall be evidenced by an award agreement. The exercise price per share subject to a stock option shall be determined by the Committee at the time of grant, provided that the per share exercise price of a stock option, except in the case of a substitute award granted under the Plan upon the assumption, or in the substitution for, outstanding equity awards previously granted by an entity in connection with a corporate transaction, shall not be less than 100% (or, in the case of an incentive stock option granted to a ten percent shareholder, 110%) of the fair market value of the PubCo Ordinary Shares at the time of grant. The term of each stock option shall be fixed by the Committee, provided that no stock option shall be exercisable more than 10 years (or, in the case of an incentive stock option granted to a ten percent shareholder, five years) after the date the option is granted. Stock options granted under the 2023 Omnibus Incentive Plan shall be exercisable at such time or times and subject to such terms and conditions as determined by the Committee at the time of grant. The Committee may provide for an acceleration of vesting and/or exercisability of any option, which acceleration shall not affect any other term of such option.
Restricted Stock Units
The Committee will be authorized to award restricted stock units under the 2023 Omnibus Incentive Plan. The Committee shall determine and set forth in the award agreement the terms and conditions for each restricted stock unit award, subject to the conditions and limitations in the 2023 Omnibus Incentive Plan. The Committee may condition the grant or vesting of restricted stock units upon any factors as the Committee may determine in its sole discretion.

Restricted stock units granted under the 2023 Omnibus Incentive Plan shall be evidenced by an award agreement. The Committee shall establish restrictions applicable to restricted stock units, including the period over which the restrictions shall apply (the “Restricted Period”), and the time or times at which restricted stock units shall become vested. Except to the extent otherwise specified in an award agreement, the Restricted Period with respect to restricted stock units shall be three (3) years from the effective date of the relevant award, and shall vest in one-third (1/3) increments on each anniversary of such effective date. The Committee may accelerate the vesting and/or the lapse of any or all of the restrictions on restricted stock units, which acceleration shall not affect any other terms and conditions of such awards. Unless otherwise provided by the Committee or in an award agreement, a participant will have no rights of a shareholder with respect to PubCo Ordinary Shares subject to any restricted stock unit unless and until PubCo Ordinary Shares are delivered in settlement of the restricted stock units.
A grant of restricted stock units will not provide a participant with the right to vote or receive dividends or dividend equivalents, subject to Committee discretion. Dividend equivalents may be paid on a current or deferred basis and settled in cash or PubCo Ordinary Shares (or a combination of both), and subject to the same restrictions on transferability and forfeitability as the restricted stock units with respect to which the dividend equivalents are granted and subject to other terms and conditions as set forth in the award agreement.
Deferred Awards
The Committee will be authorized to award deferred awards, which may be a right to receive equity or cash under the 2023 Omnibus Incentive Plan (either independently or as an element of or supplement to any other award under the 2023 Omnibus Incentive Plan), in lieu of any annual bonus, commission or retainer that may be payable to an eligible participant under any applicable, bonus, commission or retainer plan or arrangement.
Non-Transferability of Awards
Unless the Committee provides otherwise, the 2023 Omnibus Incentive Plan generally will not allow for the transfer of awards other than by will or the laws of descent and distribution, and only the recipient of an award may exercise an award during his or her lifetime.
Change in Control
In the event of a “Change in Control” (as defined in the 2023 Omnibus Incentive Plan), the Committee may (a) determine that awards, whether or not then vested, will be continued, be assumed, or have new rights substituted therefor and restrictions on any award granted prior to the Change in Control are subject will not lapse upon a Change in Control and the restricted stock unit or other award will, where appropriate in the sole discretion of the Committee, receive the same distribution as other shares on such terms as determined by the Committee; provided that the Committee may decide to award additional restricted stock units or other awards in lieu of any cash distribution; (b) provide for the purchase, conversion or cancellation of any awards by PubCo for an amount of cash equal to the excess (if any) of the fair market value of the PubCo Ordinary Shares covered by such awards as of the time of such Change in Control, over the aggregate exercise price of such awards; provided, however, that if the exercise price of an option exceeds such fair market value, such award may be cancelled for no consideration; (c) terminate all outstanding and unexercised stock options [or any other stock-based awards that provide for a participant-elected exercise], effective as of the date of the Change in Control; and (d) provide for accelerated vesting or lapse of restrictions of an award at any time.
Amendment and Termination
The PubCo Board may amend, suspend or terminate the 2023 Omnibus Incentive Plan. No amendment, alteration, suspension or termination that would materially and adversely affect the rights of any participant of any award may be made without the consent of the participant; provided that the PubCo Board may amend, alter, suspend or terminate the 2023 Omnibus Incentive Plan or any award agreement at any time without a participant’s consent if the Committee determines such action is necessary or advisable to comply with applicable law or regulation, including Section 409A of the U.S. Internal Revenue Code. PubCo, as a

foreign private issuer is exempt from certain Nasdaq rules and regulations, including, but not limited to, obtaining shareholder approval for an amendment that would (i) increase the aggregate number of shares that may be issued (unless such share increase would require an amendment to PubCo’s memorandum of association to ensure there are sufficient shares to be issued as part of the amended Plan); (ii) materially increase the benefits to participants, including a material change to (a) permit a repricing (or decrease in exercise price) of outstanding options or (b) reduce the price at which shares or options to purchase shares may be offered; (iii) change the classification of individuals eligible to receive awards; or (iv) expand the types of options/awards provided under the 2023 Omnibus Incentive Plan.
2023 Restricted Stock Unit Plan
Upon the consummation of the Business Combination, the PubCo Board will adopt the 2023 restricted stock unit plan (the “2023 Restricted Stock Unit Plan”). The purpose of the 2023 Restricted Stock Unit Plan is to (i) attract and retain individuals to serve as employees of PubCo, its subsidiaries or its affiliates by providing them the opportunity to acquire an equity interest in PubCo or other incentive compensation, (ii) reward individuals for their historic performance which enabled Novibet plc to list its shares on Nasdaq on the Closing Date and to retain such individuals to continue to serve as employees of PubCo, its subsidiaries or affiliates by providing them the opportunity to acquire an equity interest in the Company or other incentive compensation and (iii) align the interests of the foregoing with those of PubCo’s stockholders. The following paragraphs provide a summary of the principal features of the 2023 Restricted Stock Unit Plan and its operation. However, this summary is not a complete description of all of the provisions of the 2023 Restricted Stock Unit Plan and is qualified in its entirety by the specific language of the 2023 Restricted Stock Unit Plan. A copy of the 2023 Restricted Stock Unit Plan is attached to this proxy statement/prospectus as Exhibit 10.9.
Administration
The Committee will administer the 2023 Restricted Stock Unit Plan. The Committee has full authority to grant awards to eligible individuals under the 2023 Restricted Stock Unit Plan. Among other things, the Committee has the authority to determine the type or types of awards to be granted to eligible individuals, the number of PubCo ordinary shares and the amount of cash to be covered by each award, and determine, modify, waive, amend, or adjust the terms and conditions of any award. The Committee has the authority to adopt, alter and repeal administrative rules, guidelines and practices governing the 2023 Restricted Stock Unit Plan and perform all acts, including the delegation of its responsibilities. The Committee has the authority to construe and interpret the terms and provisions of the 2023 Restricted Stock Plan and any award issued and to otherwise supervise the administration of the Plan. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the 2023 Restricted Stock Unit Plan or in any agreement relating thereto in the manner and to the extent it will deem necessary to effectuate the purpose and intent of the 2023 Restricted Stock Unit Plan. The Committee may also adopt special rules, sub-plans, guidelines and provisions for persons who are residing in or employed in, or subject to, the taxes of any domestic or foreign jurisdictions to satisfy or accommodate applicable foreign laws or to qualify for preferred tax treatment of such domestic or foreign jurisdictions.
Eligibility
Employees of PubCo or any of its subsidiaries and affiliates eligible to receive awards are eligible to participate in the 2023 Restricted Stock Unit Plan if designated by the Committee in its discretion as eligible to receive awards. Holders of options and other types of awards granted by a company acquired by PubCo, its subsidiaries or affiliates or with which these entities combine are eligible for grants of substitute awards under the 2023 Restricted Stock Unit Plan to the extent permitted under applicable regulations of any stock exchange on which PubCo is listed.
Number of Shares Authorized
The aggregate number of shares that may be issued or used for reference purposes or with respect to which awards may be granted under the 2023 Restricted Stock Unit Plan will not exceed 2,565,243 PubCo Ordinary Shares (the “RSU Share Pool”). Such PubCo Ordinary Shares may be authorized and unissued shares, shares held in the treasury of PubCo, Shares purchased on the open market or by private purchase, or a combination of the foregoing.
The RSU Share Pool shall be reduced by the number of PubCo Ordinary Shares delivered for each award granted under the 2023 Restricted Stock Unit Plan that is valued by reference to a PubCo Ordinary Share; provided that awards that are valued by reference to PubCo Ordinary Shares but are required to or may be paid in cash pursuant to their terms shall not reduce the RSU Share Pool. If and to the extent that awards terminate, expire or are cash settled, canceled, forfeited, exchanged, or surrendered without having been exercised, vested, or settled, the PubCo Ordinary Shares subject to such awards shall again be available for awards under the RSU Share Pool. In addition, any PubCo Ordinary Shares withheld by, or otherwise remitted to, PubCo to satisfy an eligible person’s tax withholding obligations upon the lapse of restrictions on, or settlement of, an award, shall again be available for awards under the RSU Share Pool.
Restricted Stock Units
The Committee will be authorized to award restricted stock units under the 2023 Restricted Stock Unit Plan. The Committee shall determine and set forth in the award agreement the terms and conditions for each restricted stock unit award, subject to the conditions and limitations in the 2023 Restricted Stock Unit Plan. The Committee may condition the grant or vesting of restricted stock units upon any factors as the Committee may determine in its sole discretion.
Restricted stock units granted under the 2023 Restricted Stock Unit Plan shall be evidenced by an award agreement. The Committee shall establish restrictions applicable to restricted stock units, including the period over which the restrictions shall apply (the “RSU Restricted Period”), and the time or times at which restricted stock units shall become vested. Except to the extent otherwise specified in an award agreement, the RSU Restricted Period with respect to restricted stock units shall be three (3) years from the effective date of the relevant award, and shall vest in one-third (1/3) increments on each anniversary of such effective date. The Committee may accelerate the vesting and/or the lapse of any or all of the restrictions on restricted stock units, which acceleration shall not affect any other terms and conditions of such awards. Unless otherwise provided by the Committee or in an award agreement, a participant will have no rights of a shareholder with respect to PubCo Ordinary Shares subject to any restricted stock unit unless and until PubCo Ordinary Shares are delivered in settlement of the restricted stock units.
A grant of restricted stock units will not provide a participant with the right to receive dividend equivalents, subject to Committee discretion. Dividend equivalents may be paid on a current or deferred basis and settled in cash or PubCo Ordinary Shares (or a combination of both), and subject to the same restrictions on transferability and forfeitability as the restricted stock units with respect to which the dividend equivalents are granted and subject to other terms and conditions as set forth in the award agreement.
Non-Transferability of Awards
Unless the Committee provides otherwise, the 2023 Restricted Stock Unit Plan generally will not allow for the transfer of awards other than by will or the laws of descent and distribution, and only the recipient of an award may exercise an award during his or her lifetime.
Change in Control
In the event of a “Change in Control” (as defined in the 2023 Restricted Stock Unit Plan), the Committee may (a) determine that awards, whether or not then vested, will be continued, be assumed, or have new rights substituted therefor and restrictions on any other award granted prior to the Change in Control are subject will not lapse upon a Change in Control and the restricted stock unit, where appropriate in the sole discretion of the Committee, receive the same distribution as other shares on such terms as determined by the Committee; provided that the Committee may decide to award additional restricted stock units in lieu of any cash distribution; (b) provide for the purchase, conversion or cancellation of any awards by PubCo for an amount of cash equal to the excess (if any) of the fair market value of the PubCo Ordinary Shares covered by such awards as of the time of such Change in Control, over the aggregate exercise price of such awards; and (c) provide for accelerated vesting or lapse of restrictions of an award at any time.

Amendment and Termination
The PubCo Board may amend, suspend or terminate the 2023 Restricted Stock Unit Plan. No amendment, alteration, suspension or termination that would materially and adversely affect the rights of any participant of any award may be made without the consent of the participant; provided that the PubCo Board may amend, alter, suspend or terminate the 2023 Restricted Stock Unit Plan or any award agreement at any time without a participant’s consent if the Committee determines such action is necessary or advisable to comply with applicable law or regulation, including Section 409A of the U.S. Internal Revenue Code. [Without the approval of the holders of the PubCo Ordinary Shares entitled to vote in accordance with applicable law, no amendment may be made that would (i) increase the aggregate number of shares that may be issued under the 2023 Restricted Stock Unit Plan or (ii) change the classification of individuals eligible to receive awards under the 2023 Restricted Stock Unit Plan.]

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Certain Relationships and Related Person Transactions — Artemis
Sponsor Shares
On January 5, 2021, Artemis issued 4,312,500 shares of Artemis Class B Common Stock to the Sponsor in consideration for the Sponsor paying certain offering and formation costs on behalf of Artemis with a value of $25,000. The number of such Sponsor Shares outstanding was determined based on the expectation that the total size of this IPO would be a maximum of 20,125,000 Artemis Units if the underwriters’ over-allotment option is exercised in full, and therefore that such Sponsor Shares would represent 20% of the outstanding shares after the IPO. On March 16, 2021, Artemis effected a stock split of such shares, resulting in an aggregate of 5,031,250 shares of Artemis Class B Common Stock outstanding and held by the Sponsor. Simultaneously with the consummation of the IPO, the Sponsor forfeited 1,618,434 shares of Artemis Class B Common Stock and Artemis issued 1,618,434 shares of Artemis Class B Common Stock to the Artemis Anchor Investors at the original purchase price of $0.006 per share.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Sponsor Shares until the earlier to occur of: (i) one year after the completion of the initial business combination; and (ii) subsequent to a Business Combination, (x) if the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, bonus share issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Artemis Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Private Placement Warrants
On October 4, 2021, simultaneously with the closing of the IPO, the Sponsor and the Artemis Anchor Investors purchased an aggregate of 10,000,000 Private Placement Warrants at a price of $1.00 per Artemis Warrant, for an aggregate purchase price of $10,000,000. Each Private Placement Warrant is exercisable to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to certain adjustments. The proceeds from the sales of these Private Placement Warrants were added to the net proceeds from the IPO held in the Trust Account. If Artemis does not complete a business combination by the Liquidation Date, the proceeds from the sale of the Private Placement Warrants that are held in the Trust Account will be used to fund the redemption of the Artemis Class A Common Stock (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
Related Party Loans
In order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan funds to Artemis as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon completion of a business combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. If Artemis completes a business combination, Artemis would repay the Working Capital Loans out of the proceeds of the Trust Account released to Artemis. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, Artemis may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of the date of this proxy statement/prospectus, no Working Capital Loans were outstanding.
Administrative Services Agreement
Artemis entered into an agreement, commencing on September 29, 2021, through the earlier of Artemis’s consummation of a business combination and Artemis’s liquidation, to pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative support.

Registration Rights
Pursuant to a registration rights agreement entered into on September 29, 2021, the holders of the Sponsor Shares, the Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Artemis Class A Common Stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Sponsor Shares) will be entitled to registration rights, requiring the Company to register such securities for resale (in the case of the Sponsor Shares, only after conversion to shares of Artemis Class A Common Stock). The holders of these securities are entitled to make up to three demands, excluding short form demands, that Artemis register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a business combination and rights to require Artemis to register for resale such securities pursuant to Rule 415 under the Securities Act. Artemis will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
Prior to Barclays’ resignation and Barclays’ and BMO’s waivers of fees, the underwriters of Artemis’s IPO were entitled to deferred underwriting fee commissions approximately $7,043,750 in the aggregate. The deferred underwriting commissions were payable to the underwriters from the amounts held in the Trust Account solely in the event that Artemis completes a business combination, subject to the terms of the underwriting agreement. The underwriters agreed to waive their rights to the deferred underwriting commissions held in the Trust Account in the event Artemis does not complete a business combination within the prescribed time period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares.
Effective as of July 14, 2022, Barclays resigned and withdrew from its role as financial and capital markets advisor to Artemis and waived its entitlement to all fees in connection with the Business Combination, including its portion of the deferred underwriting commissions. Effective as of July 20, 2022, BMO, one of the underwriters in the IPO, waived its entitlement to its portion of the deferred underwriting commissions in connection with the IPO.
Certain Relationships and Related Person Transactions — PubCo
Indemnification Under Restated Articles; Indemnification Agreements
The Restated Articles, as will be in effect following the consummation of the Business Combination pending stockholder approval at the special meeting, provide that PubCo will indemnify its directors and officers to the extent the disinterested members of the PubCo board of directors may determine.
We also intend to enter into indemnification agreements with each of our executive officers and directors. The indemnification agreements will provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under Guernsey law, subject to certain exceptions contained in those agreements.
Policy Regarding Related Party Transactions After the Business Combination
Upon the closing of the Business Combination, PubCo intends to adopt a policy and procedures whereby its audit committee will be responsible for reviewing and approving related party transactions. In addition, PubCo’s Code of Ethics will require that all of our employees and directors inform PubCo of any material transaction or relationship that comes to their attention that could reasonably be expected to create a conflict of interest.
Certain Relationships and Related Person Transactions — Novibet
Novibet Restructuring during the years 2020 and 2021
Prior to its reorganization which started in December 2020, Logflex MT Holding Limited and Novigroup Limited were owned by Sendross Limited, which carried out the operations of the Novibet business. Sendross Limited is owned by Christina Bernantett Tratari, who is the spouse of Rodolfo Odoni, the current owner of Novibet and shareholder of Komisium Ltd.
On February 12, 2021, Komisium acquired Logflex MT Holding Limited from Christina Bernantett Tratari for €200,000 and Novigroup Limited from Sendross Ltd for €500,000. Also on that day, Logflex MT Holding Limited acquired Novigroup Limited from Komisium for €500,000. Finally, as part of that reorganization, Komisium acquired from Sendross Limited, Logflex Limited for €200,000 which is not part of Novibet.
Services Received from Related Entities
Logflex Limited is an entity 100% owned by Komisium which provided player acquisition services to Novigroup Ltd in relation to the agreement signed between them amounting to Nil and €12,672,399 for the periods ended June 30, 2022 and 2021 respectively and €17,381,579, €5,032,875 and €1,562,114 for the years 2021, 2020 and 2019 respectively.
Gaming Synergies Ltd is an entity 100% owned by Sendross Limited. It is not currently part of Novibet but it has recognized expenses which are directly related to Novibet’s business of Nil and €4,114,878 for the periods ended June 30, 2022 and 2021 respectively and €7,881,351, €11,273,871 and €12,339,555 for the years 2021, 2020 and 2019. Such expenses have been included in the historical results of Novibet in the corresponding years. It is clarified that Gaming Synergies Ltd operations not directly related to Novibet’s Business have not been included in the historical results of Novibet. Additionally, Gaming Synergies Ltd received services from related parties (Streaming Upload AE, Wise Panda Media Ltd, Frider Commercial Inc.) amounting to Nil and €3,300,000 for the periods ended June 30, 2022 and 2021 respectively and €7,207,094, €4,981,324 and €2,878,514 for the years 2021, 2020 and 2019 respectively.
Streaming Upload AE is an entity owned by Panagiotis Piter Trataris, which provided marketing services to Gaming Synergies Ltd of Nil and €3,000,000 for the periods ended June 30, 2022 and 2021 respectively and €5,571,260, €4,434,000 and €1,949,000 for the years 2021, 2020 and 2019, respectively. These services have been included in the historical results of Novibet. Additionally, Streaming Upload AE provided marketing services directly to Novibet of €120,000 and Nil for the periods ended June 30, 2022 and 2021 respectively and €171,260, Nil and Nil for the years 2021, 2020 and 2019 respectively.
Wise Panda Media Ltd is an entity owned by Rodolfo Odoni, which provided marketing services to Gaming Synergies Ltd of Nil, €132,174 and €480,449 for the years 2021, 2020 and 2019 respectively. These services have been included in the historical results of Novibet.
Frider Commercial Inc. is an entity owned by Rodolfo Odoni and Christina Bernantett Tratari, which provided marketing services to Gaming Synergies Ltd of Nil and €300,000 for the periods ended June 30, 2022 and 2021 respectively and €1,635,834, €415,150 and €449,065 for the years 2021, 2020 and 2019. These services have been included in the historical results of Novibet.
Bluefields Trading Ltd is an entity owned by Panagiotis Piter Trataris which provided marketing services to Novibet of €294,156, Nil and Nil for the years 2021, 2020 and 2019 respectively.
Nikolaos Olympitis, the General Manager of Novibet, and Vasias Berkovits, the Chief Marketing Officer of Novibet, have financial interests in PressBox Publishings Inc and Blu Moon Ltd. PressBox Publishing Inc. provided marketing services to Novibet of €94,168 and Nil for the periods ended June 30, 2022 and 2021 respectively and €160,289, Nil and Nil for the years 2021, 2020 and 2019 respectively. Blu Moon Ltd provided marketing services to Novibet of €148,521 and Nil for the periods ended June 30, 2022 and 2021 respectively and €329,288, Nil and Nil for the years 2021, 2020 and 2019 respectively.
Liquid Publishing AE is an entity which during the year 2022 was acquired by Rodolfo Odoni and is currently engaged to provide marketing services to Novibet. Liquid Publishing AE provided services of €275,600 and Nil for the periods ended June 30, 2022 and 2021 respectively.
P. Trataris A. Filalithis OE is an entity owned by Panagiotis Piter Trataris which provided marketing services to Novibet of €34,000 and Nil for the periods ended June 30, 2022 and 2021 and €40,000, Nil and Nil for the years 2021, 2020 and 2019 respectively.

Services Provided to Related Entities
During the year 2020, Abraserve Ltd provided management services to Sendross Ltd, which is not part of the combined financial statements of €13,002,933, which have been eliminated in General Revenue Reserve in the historical results of Novibet, in order to avoid the overstatement of Net Revenue of Novibet Business for the year 2020.
Guarantees Provided to Related Entities
Novibet became a guarantor in favor of Streaming Upload AE, an entity owned by Panagiotis Piter Trataris, for the performance of a sub-lease agreement including the timely payment of the agreed lease by Streaming Upload AE for €60,190.84 monthly, such guarantee becoming effective November 30, 2022.
Related Party Novations and Balances
On June 29, 2021, various novation agreements were entered into among Novibet, Sendross Group, and Komisium. Payables to Sendross Limited in total of €43,217,521 have been partly settled by offsetting all amounts receivable by Novibet from Sendross Group totaling €35,360,034. As a result, as of June 30, 2021, Novibet has a net balance payable to Sendross Group of €7,856,287 which was then novated by Sendross Limited to Komisium.
On December 31, 2021, Novibet entered into two novation agreements: (i) Novigroup Ltd novated its balance receivable from Logflex Ltd of GBP 3,741,969 / EUR 4,450,064 to Novibet and (ii) Novigroup Ltd novated its balance receivable from Komisium Ltd of GBP 217,807.98 / EUR 259,024 to Novibet.
Novibet had the following balances with related parties:
Receivables from related parties
		as of June 30,	as of December 31	as of December 31,
Name	Relationship	2022	2021	2020	2019
		(Unaudited)
		€	€	€	€
Boflex Ltd	Common Owner/Shareholder	168,613	166,798	—	—
Boflex Ltd – impairment	Common Owner/Shareholder	(166,798)	(166,798)	—	—
Sendross Ltd	Common Owner/Shareholder	41,619	41,529	6,895,372	2,762,150
Logflex Ltd	Common Owner/Shareholder	4,426,275	4,586,308	3,121,917	—
Komisium Ltd	Ultimate parent company	1,200	1,200		1,200
Seflex Ltd	Common Owner/Shareholder	—	859	850	850
Novibet plc		35	—	—	—
		4,470,944	4,629,896	10,018,139	2,764,200
Payables to related parties — current
		as of June 30,	as of December 31	as of December 31,
Name	Relationship	2022	2021	2020	2019
		(Unaudited)
		€	€	€	€
Logflex Ltd	Common Owner/Shareholder	6,257,900	6,682,463	5,137,716	102,045
Gaming Synergies Ltd	Common Owner/Shareholder	37,072	37,806	736,375	1,037,943
Sendross Ltd	Common Owner/Shareholder	—	—	2,143,305	2,143,305
Komisium Ltd	Ultimate parent company	580,826	4,030,825	—	—
Streaming Upload MON. E.P.E.	Common Owner/Shareholder	30,000	88,920	—	—
Pressbox S.A.	Key Management	—	1,200	—	—
Liquid Publishing SA	Common Owner/Shareholder	33,300	—	—	—
		6,939,098	10,841,214	8,017,396	3,283,293

Payables to related parties — non current
		as of June 30,	as of December 31,
Name	Relationship	2022	2021	2020	2019
		(Unaudited)
		€	€	€	€
Logflex Ltd	Common Owner/Shareholder	4,000,000	4,000,000	—	—
Komisium Ltd	Ultimate parent company	3,000,000	3,000,000	—	—
		7,000,000	7,000,000	—	—
The non-current payables to related parties comprise balances for which the due date has been extended in order to support the liquidity position of the Group.
Other Related Party Transactions
On September 3, 2021, Novigroup Limited sold its participation in Game Play Network Inc. to Komisium for the consideration of USD $300,000.
Dividend Paid to Related Parties
Novigroup Limited was a direct subsidiary of Sendross Limited until February 12, 2021. On December 31, 2019 Novigroup Limited declared the payment of a final dividend of €25,860,340 to Sendross Limited. On December 31, 2020, Novigroup Limited declared the payment of a final dividend of €40,616,470 to Sendross Limited. On February 11, 2021, Novigroup Limited approved the payment of an interim dividend of €18,730,378 to Sendross Limited. On December 31, 2021, Novigroup Ltd issued €35,676,910 dividend to Novibet which has been eliminated in the combined carve-out financial statements for the year 2021 as part of the consolidation eliminations.

DESCRIPTION OF PUBCO WARRANTS
Pursuant to the Business Combination Agreement, upon the consummation of the Business Combination, Artemis, PubCo, and Continental will enter into the Warrant Assignment, Assumption, and Amendment Agreement, pursuant to which: (a) each Artemis Warrant will be assumed by PubCo and will be exercisable, in accordance with the terms of the Assumed Warrant Agreement, for one (1) PubCo Ordinary Share and (b) Artemis will assign to PubCo all of Artemis’s right, title, and interest in and to the existing Warrant Agreement with Continental and PubCo will assume, and agree to pay, perform, satisfy and discharge in full, all of Artemis’s liabilities and obligations under the existing Warrant Agreement arising from and after the Closing.
The following provides a summary of the material provisions of the Assumed Warrant Agreement governing the PubCo Warrants.
Warrants
General
Each PubCo Warrant entitles the registered holder to purchase one PubCo Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days following the Effective Time. However, no PubCo Warrants will be exercisable for cash unless PubCo has an effective and current registration statement covering the PubCo Ordinary Shares issuable upon exercise of the PubCo Warrants and a current prospectus relating to such PubCo Ordinary Shares. Notwithstanding the foregoing, if a registration statement covering the PubCo Ordinary Shares issuable upon exercise of the public PubCo Warrants is not effective within 60 business days following the consummation of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when PubCo shall have failed to maintain an effective registration statement, exercise PubCo Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their PubCo Warrants on a cashless basis. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the PubCo Warrants for that number of PubCo Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of PubCo Ordinary Shares underlying the PubCo Warrants, multiplied by the difference between the exercise price of the PubCo Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the PubCo Ordinary Shares for the five trading days ending on the trading day prior to the date of exercise. The PubCo Warrants will expire on the fifth anniversary of the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption.
The private PubCo Warrants are identical to the public PubCo Warrants except that the private PubCo Warrants are exercisable for cash or on a cashless basis, at the holder’s option, and are not redeemable by PubCo, in each case so long as they are still held by the Sponsor or its permitted transferees.
Redemption of Public Warrants for Cash
PubCo may call the Public Warrants for redemption (excluding the Private Placement Warrants), in whole and not in part, at a price of $0.01 per Public Warrant:
•
at any time after the PubCo Warrants become exercisable,

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•
if, and only if, the reported last sale price of the PubCo Ordinary Shares equals or exceeds $18.00 per PubCo Ordinary Share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period commencing at any time after the PubCo Warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the PubCo Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of PubCo Ordinary Shares and equity-linked securities for capital raising purposes in connection with the closing of our initial business combination as described in our Prospectus) as well as the $11.50 warrant exercise price after the redemption notice is issued.
When the Public Warrants become redeemable for cash, PubCo may exercise its redemption right even if there is not a current registration statement in effect with respect to the PubCo Ordinary Shares underlying such PubCo Warrants.
Redemption of PubCo Warrants for PubCo Ordinary Shares
Commencing 90 days after the PubCo Warrants become exercisable, PubCo may redeem the outstanding PubCo Warrants:
•
in whole and not in part;

•
at $0.10 per PubCo Warrant upon a minimum of 30 days prior written notice of redemption, provided that holders will be able to exercise their PubCo Warrants prior to redemption and receive that number of PubCo Ordinary Shares determined by reference to the table below based on the redemption date and the fair market value of PubCo Ordinary Shares, except as described below;

•
if, and only if, the last reported sale price of PubCo Ordinary Shares equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders;

•
and only if, the Private Placement Warrants are also concurrently exchanged at the same price (equal to a number of PubCo Ordinary Shares) as the outstanding Public Warrants and

•
if and only if, there is an effective registration statement covering the issuance of the PubCo Ordinary Shares issuable upon exercise of the PubCo Warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The numbers in the table below represent the number of PubCo Ordinary Shares that a warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of PubCo Ordinary Shares on the corresponding redemption date (assuming holders elect to exercise their PubCo Warrants and such PubCo Warrants are not redeemed for $0.10 per warrant), determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of PubCo Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the PubCo Warrants, each as set forth in the table below.
The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a PubCo Warrant is adjusted as set forth in the first three paragraphs under the heading “— Anti-dilution Adjustments” below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a PubCo Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a PubCo Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a PubCo Warrant.
	Fair Market Value of PubCo Ordinary Shares
Redemption Date (period to expiration of warrants)	10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361

	Fair Market Value of PubCo Ordinary Shares
Redemption Date (period to expiration of warrants)	10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	18.00
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of PubCo Ordinary Shares to be issued for each PubCo Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the average last reported sale price of PubCo Ordinary Shares for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the PubCo Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the PubCo Warrants, holders may choose to, in connection with this redemption feature, exercise their PubCo Warrants for 0.277 PubCo Ordinary Shares for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of PubCo Ordinary Shares for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the PubCo Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the PubCo Warrants, holders may choose to, in connection with this redemption feature, exercise their PubCo Warrants for 0.298 PubCo Ordinary Shares for each whole warrant. In no event will the PubCo Warrants be exercisable in connection with this redemption feature for more than 0.361 PubCo Ordinary Shares per warrant. Finally, as reflected in the table above, if the PubCo Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any PubCo Ordinary Shares.
This redemption feature is structured to allow for all of the outstanding PubCo Warrants to be redeemed when the PubCo Ordinary Shares are trading at or above $10.00 per share, which may be at a time when the trading price of PubCo Ordinary Shares is below the exercise price of the PubCo Warrants. We have established this redemption feature to provide us with the flexibility to redeem the PubCo Warrants without the PubCo Warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of PubCo Warrants for Cash.” Holders choosing to exercise their PubCo Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their PubCo Warrants based on an option pricing model with a fixed volatility input. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding PubCo Warrants, and therefore have certainty as to our capital structure as the PubCo Warrants would no longer be outstanding and would have been exercised or redeemed and we will be required to pay the redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the PubCo Warrants if we determine it is in our best interest to do so. As such, we would redeem the PubCo Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.
As stated above, we can redeem the PubCo Warrants when the PubCo Ordinary Shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their PubCo Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the PubCo Warrants when the PubCo Ordinary Shares are trading at a price below the exercise price of the PubCo Warrants, this could result in the warrant holders receiving fewer PubCo Ordinary Shares than they would have received if they had chosen to wait to exercise their PubCo Warrants for PubCo Ordinary Shares if and when such PubCo Ordinary Shares were trading at a price higher than the exercise price of $11.50.
No fractional PubCo Ordinary Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of PubCo Ordinary Shares to be issued to the holder. If, at the time of redemption, the PubCo Warrants are exercisable for a security other than the PubCo Ordinary Shares pursuant to the Assumed Warrant Agreement, the PubCo Warrants may be exercised for such security.
The right to exercise will be forfeited unless the PubCo Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a PubCo Warrant will have no further rights except to receive the redemption price for such holder’s PubCo Warrant upon surrender of such PubCo Warrant.
Redemption Procedures
In the event that PubCo determines to redeem the PubCo Warrants, holders of such redeemable warrants would be notified of such redemption as described in our warrant agreement. Specifically, in the event that PubCo elects to redeem all of the redeemable warrants as described above, PubCo will fix a date for the redemption and a notice of redemption will be mailed by first class mail, postage prepaid, by PubCo not less than 30 days prior to the date fixed for redemption to the registered holders of the redeemable warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement will be conclusively presumed to have been duly given whether or not the registered holder receives such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via PubCo’s posting of the redemption notice to DTC.
If we call the PubCo Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise PubCo Warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of PubCo Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of PubCo Ordinary Shares issuable upon the exercise of the PubCo Warrants. If our management takes advantage of this option, each holder would pay the exercise price by surrendering the PubCo Warrants for that number of PubCo Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of PubCo Ordinary Shares underlying the PubCo Warrants, multiplied by the difference between the exercise price of the PubCo Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported closing price of the PubCo Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of PubCo Warrants.
If our management takes advantage of this cashless exercise option, the notice of redemption will contain the information necessary to calculate the number of PubCo Ordinary Shares to be received upon exercise of the PubCo Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the PubCo Warrants after our initial business combination. If we call the PubCo Warrants for redemption and our management does not take advantage of this option, the holders of the Private Placement Warrants and their permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their PubCo Warrants on a cashless basis.
Registered Form
The PubCo Warrants, which are the Artemis Warrants that will become exercisable for PubCo Ordinary Shares, are in registered form and will be governed by a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Artemis, as assigned to PubCo pursuant to an assignment, assumption and amendment agreement, to be entered into among Artemis, PubCo, and Continental Stock Transfer & Trust Company, as warrant agent. The Assumed Warrant Agreement provides that the terms of the PubCo Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of at least a majority of the then outstanding PubCo Warrants in order to make any change that adversely affects the interests of the registered holders.
Anti-dilution Adjustments
If the number of outstanding PubCo Ordinary Shares is increased by a share capitalization payable in PubCo Ordinary Shares, or by a split-up of PubCo Ordinary Shares or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of PubCo Ordinary Shares issuable on exercise of each PubCo Warrant will be increased in proportion to such increase in the outstanding PubCo Ordinary Shares. A rights offering to holders of PubCo Ordinary Shares entitling holders to purchase PubCo Ordinary Shares at a price less than the fair market value will be deemed a share capitalization of a number of PubCo Ordinary Shares equal to the product of (i) the number of PubCo Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for PubCo Ordinary Shares) and (ii)the quotient of (x) the price per share of PubCo Ordinary Shares paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for PubCo Ordinary Shares, in determining the price payable for PubCo Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of PubCo Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the PubCo Ordinary Shares trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the PubCo Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of PubCo Ordinary Shares on account of such PubCo Ordinary Shares (or other securities into which the PubCo Warrants are convertible), other than as described above or certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each PubCo Ordinary Share in respect of such event.
If the number of outstanding PubCo Ordinary Shares is decreased by a consolidation, combination, reverse share split or reclassification of PubCo Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of PubCo Ordinary Shares issuable on exercise of each PubCo Warrant will be decreased in proportion to such decrease in outstanding PubCo Ordinary Shares.
Whenever the number of PubCo Ordinary Shares purchasable upon the exercise of the PubCo Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of PubCo Ordinary Shares purchasable upon the exercise of the PubCo Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of PubCo Ordinary Shares so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding PubCo Ordinary Shares (other than those described above or that solely affects the par value of such PubCo Ordinary Shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding PubCo Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the PubCo Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the PubCo Warrants and in lieu of the PubCo Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of PubCo Ordinary Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the PubCo Warrants would have received if such holder had exercised their PubCo Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of PubCo Ordinary Shares in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the PubCo Warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Assumed Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Assumed Warrant Agreement) of the PubCo Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the PubCo Warrants when an extraordinary transaction occurs during the exercise period of the PubCo Warrants pursuant to which the holders of the PubCo Warrants otherwise do not receive the full potential value of the PubCo Warrants.
Exercise of PubCo Warrants
The PubCo Warrants may be exercised upon surrender of the warrant certificate or electronic delivery of the PubCo Warrants on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of PubCo Warrants being exercised. The warrant holders do not have the rights or privileges of holders of PubCo Ordinary Shares and any voting rights until they exercise their PubCo Warrants and receive PubCo Ordinary Shares. After the issuance of PubCo Ordinary Shares upon exercise of the PubCo Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
Warrant holders may elect to be subject to a restriction on the exercise of their PubCo Warrants such that an electing warrant holder would not be able to exercise their PubCo Warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the PubCo Ordinary Shares outstanding.
Transfer Restrictions
The Sponsor and the Anchor Investors holding Anchor Investor Warrants have agreed not to transfer, assign or sell any of the Private Placement Warrants until 30 days after the completion of the Business Combination. Additionally, pursuant to the Investors Agreement, the PubCo Ordinary Shares to be issued to the Sponsor and Komisium will be subject to transfer restrictions until the earlier of (a) one year after the Closing or (b) the date on which the closing price of PubCo Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, bonus share issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing. The Investors Agreement further provides that, notwithstanding the transfer restrictions set forth therein, (i) Komisium will be expressly permitted to sell that number of the PubCo Ordinary Shares equal to 0.3 multiplied by the number of PubCo Ordinary Shares issued in the Share Exchange, and (ii) certain other customary transfers will be expressly permitted during the lock-up period.
Listing
We intend to seek to list the PubCo Warrants on Nasdaq. There is no assurance that we will be able to satisfy Nasdaq’s listing requirements initially or on an ongoing basis.

Warrant Agent
The U.S. warrant agent for the PubCo Warrants will be Computershare Trust Company, N.A. Its address is 150 Royall Street, Canton, MA 02021, Attention: Client Services, and its telephone numbers are 1-800-736-3001 and 1-781-575-3100. The Jersey warrant agent for the PubCo Warrants will be Computershare Investor Services (Jersey) Limited. Its address is Queensway House, Hilgrove Street, St. Helier, Jersey JE1 1ES, and its telephone number is +44 (0) 1534 281 800.

DESCRIPTION OF PUBCO ORDINARY SHARES
A summary of the material provisions governing PubCo’s share capital immediately following the completion of the Business Combination is described below. This summary is not complete and should be read together with the Restated Articles, a copy of which is appended to this proxy statement/prospectus as Annex B.
General
This section summarizes the material rights of holders of PubCo Ordinary Shares under the Jersey Companies Law, and the material provisions of the Restated Articles.
PubCo is a public limited company incorporated in Jersey (registered number 146602) and its affairs will be governed by the Restated Articles, the Jersey Companies Law and Jersey law. PubCo was incorporated as a public limited company in Jersey on December 9, 2022.
Share Capital
As of the date of this proxy statement/prospectus, PubCo’s issued share capital was 65,000 ordinary shares of US$1.00 each.
Upon the Closing, the PubCo Board will be authorized to issue and allot, and to grant rights to subscribe for 150,000,000 PubCo Ordinary Shares.
Preemption rights
The Jersey Companies Law does not require a statutory pre-emption right to be observed when new ordinary shares are issued (or rights are granted to subscribe for or convert any security into ordinary shares) for cash; however, it is possible to include pre-emption rights in the articles of association.
Voting Rights and Restrictions on Voting
Pursuant to the Restated Articles, holders of PubCo Ordinary Shares will vote together as a single class with the holders of the other voting shares in the capital of the Company on all matters submitted to the shareholders of PubCo for their vote or approval, other than with respect to matters that require a class vote.
Dividends and Other Distributions
PubCo, subject to satisfying the solvency requirements of the Jersey Companies Law, declare dividends in accordance with the respective rights of shareholders but no such dividend shall exceed the amount recommended by the directors. The PubCo board may from time to time pay shareholders such interim dividends as appear to the board to be justified by PubCo financial position.
Subject to any rights attaching to or the terms of issue of any share, all dividends shall be declared and paid according to the amounts paid up on the ordinary shares; but no amount paid on a share in advance of the date on which a call is payable shall be treated for the purpose of this section as paid on the share. All dividends shall be apportioned and paid proportionately to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid; but, if any share is allotted or issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly.
No dividend or other moneys payable by PubCo on or in respect of any share shall bear interest against it unless otherwise provided by the rights attached to the share or the provisions of another agreement between the shareholder and PubCo. Any dividend unclaimed after a period of 12 years from the date such dividend became due for payment shall be forfeited and cease to remain owing.
Dividends may be declared or paid in any currency and the board may decide the rate of exchange for any currency conversions that may be required, and how any costs involved are to be met, in relation to the currency of any dividend.

Any general meeting declaring a dividend may by ordinary resolution of shareholders, upon the recommendation of the board, direct payment or satisfaction of such dividend wholly or in part by the distribution of non-cash assets of equivalent value, including without limitation paid up shares or debentures of another body corporate.
The directors may, if authorized by an ordinary resolution of shareholders, offer any holders of ordinary shares the right to elect to receive in lieu of a dividend, or part of a dividend, an allotment of ordinary shares credited as fully paid up.
Each holder of PubCo Ordinary Shares participates equally with the other holders of PubCo Ordinary Shares in relation to distributions, whether in the form of dividends, return of capital on a winding up or any other means in proportion to the number of ordinary shares held by them.
Transferability
Subject to the terms of the Restated Articles, any shareholder holding shares in certificated form may transfer all or any of their shares by an instrument of transfer in any usual form or any other form approved by the board. Any written instrument of transfer shall be signed by or on behalf of the transferor and (in the case of a partly paid share) the transferee.
In the case of uncertificated shares, the directors may take such action as they consider appropriate to achieve a transfer. The Jersey Companies Law permits, in certain circumstances for listed companies, for shares to be issued and held in uncertificated form.
The board may decline to register any transfer of any share:
•
which is not a fully paid share;

•
where the transfer is not lodged at the registered office or such other place as the directors have appointed;

•
where the transfer is not accompanied by the share certificate to which it relates, or such other evidence as the board may reasonably require to show the transferor’s right to make the transfer, or evidence of the right of someone other than the transferor to make the transfer on the transferor’s behalf;

•
where the transfer is in respect of more than one class of share; and

•
where the number of joint holders to whom the share is to be transferred exceeds four.

If the board declines to register a transfer, it must return to the transferor the instrument of transfer together with notice of the refusal, unless the board suspects that the proposed transfer may be fraudulent.
Liquidation
If PubCo is in liquidation, the liquidator may, if authorized by a special resolution of shareholders and any other authority required at law, divide among shareholders (excluding holders of treasury shares) in specie or in kind the whole or any part of its assets (whether or not the assets consist of property of one kind or consist of properties of different kinds and the liquidator may for such purpose set such value as the liquidator deems fair upon any one or more class or classes of property and may determine how such division shall be carried out as between the shareholders or different classes of shareholders), or vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator determines (and the liquidation of company may be closed and the company dissolved), but no shareholder shall be compelled to accept any shares or other assets upon which there is any liability or potential liability.
Variation of rights
The Restated Articles may be amended from time to time by a special resolution (passed by at least 75% of the votes cast), subject to a requirement to obtain the consent of Artemis and Komisium in relation to any amendment of repeal of their director appointment rights.

All or any of the rights and privileges attached to any class of shares issued may be varied or abrogated only with the consent in writing of the holders of not less than three-fourths in nominal value of the issued shares of that class (excluding any shares held as treasury shares) or by special resolution passed at a separate general meeting of the holders of such shares, subject to the other provisions of the Jersey Companies Law and the terms of such shares’ issue. The Jersey Companies Law also provides a right to object to the variation of the class rights by the shareholders who did not vote in favor of the variation. Should 10% or more of the shareholders of the issued shares in question apply to the court to have the variation canceled, the variation shall have no effect unless and until it is confirmed by the court.
Alteration to share capital
PubCo may, by special resolution of shareholders, consolidate all or any of its share capital into shares of larger amount per share than its existing shares, or sub-divide its shares or any of them into shares of smaller amount. PubCo may, by special resolution of shareholders reduce its share capital or any capital redemption reserve or any share premium account in any manner authorized by the Jersey Companies Law. PubCo may redeem or purchase all or any of its shares, subject to the requirements as set out in the Jersey Companies Law.
Listing
We intend to seek to list the PubCo Ordinary Shares and the PubCo Warrants on Nasdaq. There is no assurance that we will be able to satisfy Nasdaq’s listing requirements initially or on an ongoing basis.
Transfer Agent and Registrar
Novibet plc was incorporated under the laws of Jersey, Channel Island, on December 9, 2022 with registered number 146602. The U.S. transfer agent and registrar for PubCo Ordinary Shares will be Computershare Investor Services. Its address is [150 Royall Street, Suite V, Canton, MA 02021, Attention: Voluntary Corporate Actions] and its telephone number is [•]. The Jersey transfer agent for the PubCo Ordinary Shares will be Computershare Investor Services (Jersey) Limited. Its address is Queensway House, Hilgrove Street, St. Helier, Jersey JE1 1ES, and its telephone number is +44 (0) 1534 281 800.
Company Secretary
In connection with the listing, PubCo will appoint Computershare Company Secretarial Services (Jersey) Limited as company secretary. PubCo’s registered address will be 13 Castle Street, St. Helier, Jersey JE1 1ES.
Other Jersey law considerations
Mandatory purchases and acquisitions
Pursuant to Part 18 of the Jersey Companies Law, where a takeover offer has been made for PubCo and the offeror has acquired or unconditionally contracted to acquire not less than 90% in nominal value of the shares to which the offer relates, the offeror may give notice to the holder of any shares to which the offer relates which the offeror has not acquired or unconditionally contracted to acquire that such offeror wishes to acquire, and is entitled to so acquire, those shares on the same terms as the general offer. The offeror would do so by sending a notice to the outstanding minority shareholders telling them that it will compulsorily acquire their shares. No notice shall be given unless the offeror has acquired or contracted to acquire the shares necessary to satisfy the minimum specified above before the end of the period of 4 months beginning with the date of the offer and no such notice shall be given after the end of the period of 2 months beginning with the date on which the offeror has acquired or contracted to acquire shares which satisfy that minimum. The squeeze-out of the minority shareholders can be completed at the end of six weeks from the date the notice has been given, subject to the minority shareholders failing to successfully lodge an application to the court to prevent such squeeze-out any time prior to the end of those six weeks, following which the offeror can execute a transfer of the outstanding shares in its favor and pay the consideration to PubCo, which it would hold the consideration in trust for the outstanding minority shareholders. The consideration offered to the outstanding minority shareholders whose shares are compulsorily acquired under the Jersey Companies Law must, in general, be the same as the consideration that was available under the takeover offer.
Sell out
The Jersey Companies Law also gives PubCo’s minority shareholders a right to be bought out in certain circumstances by an offeror who has made a takeover offer for all of its shares. A holder of shares to which the offer relates, and who has not otherwise accepted the offer, may require the offeror to acquire their shares if, prior to the expiry of the acceptance period for such offer, the offeror has acquired or unconditionally agreed to acquire not less than 90% in nominal value of all the share in the company. The offeror may impose a time limit on the rights of minority shareholders to be bought out. If a shareholder exercises their rights to be bought out, the offeror is required to acquire such shareholder’s shares on the terms of the general takeover offer or on such other terms as may be agreed.
Disclosure of interest in shares
Under PubCo’s articles of association, if a person defaults in supplying PubCo with the required particulars in relation to the ordinary shares in question, or “default shares”, within the prescribed period, the directors may by notice direct that:
•
in respect of the default shares, the relevant shareholder shall not be entitled to attend or vote (either in person or by proxy) at a general meeting or at a separate meeting of the holders of that class of shares or on a poll; and

•
in respect of the default shares (where they represent at least 0.25 per cent. of the issued shares of PubCo or the class in question):

         §
no payment shall be made by way of dividend and no share shall be allotted pursuant to any scrip dividend;

         §
no transfer of any default share shall be registered unless:

•
the shareholder is not itself in default in regard to supplying the information requested and the transfer when presented for registration is accompanied by a certificate by the shareholder in such form as the board may in its absolute discretion require to the effect that after due and careful inquiry the shareholder is satisfied that no person in default as regards supplying such information is interested in any of the shares which are the subject of the transfer; or

•
the transfer is an approved transfer.

Purchase of own shares
Under Jersey. company law, a limited company may not purchase its own shares if, as a result of the purchase, there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares. Shares must be fully paid in order to be repurchased.
PubCo may purchase its own fully paid shares otherwise than on a recognized investment exchange pursuant to a purchase contract authorized by resolution of shareholders before the purchase takes place.
Distributions and dividends
Under the Jersey Companies Law, a company may make a distribution from any source (other than nominal capital account and capital redemption reserve). In particular, a distribution can be made from a share premium account (for a par value company) or a stated capital account (for a no par value company) and in either case from a profit and loss account, even where a company has accumulated losses.
An additional capital maintenance requirement is imposed on PubCo to ensure that the net worth of the company is at least equal to the amount of its capital. A public limited company can only make a distribution:

•
if, and to the extent that, the distribution itself, at the time that it is made, does not reduce the amount of the net assets to less than that total.

Compromises and arrangements
Where PubCo and its creditors or shareholders or a class of either of them propose a compromise or arrangement between PubCo and its creditors or its shareholders or a class of either of them (as applicable), the Royal Court Jersey may order a meeting of the creditors or class of creditors or of its shareholders or class of shareholders (as applicable) to be called in such a manner as the court directs. Any compromise or arrangement approved by a majority in number present and voting at the meeting representing 75% or more in value of the creditors or 75% or more of the voting rights of shareholders or class of either of them (as applicable) if sanctioned by the court, is binding upon PubCo and all the creditors, shareholders or members of the specific class of either of them (as applicable).
City code on takeovers and mergers
The U.K. City Code on Takeovers and Mergers, or the “Takeover Code,” applies, among other things, to an offer for a public limited company the registered office of which is in the United Kingdom (or the Channel Islands or the Isle of Man) and which is considered by the Panel on Takeovers and Mergers, or the “Takeover Panel,” to have its place of central management and control in the United Kingdom, the Channel Islands or the Isle of Man, in each case, a “Code Company.” This is known as the “residency test.” Under the Takeover Code, the Takeover Panel will determine whether PubCo has its place of central management and control in the United Kingdom, the Channel Islands or the Isle of Man considering the structure of the board, the functions of the directors and where they are resident. By way of example, if a majority of the directors are resident in the United Kingdom (or the Channel Islands or the Isle of Man), then the “residency test” will normally be satisfied.
If in the future, the Takeover Panel determines that the residency test is satisfied, PubCo would be subject to several rules and restrictions, including but not limited to the following: (i) its ability to enter into deal protection arrangements with a bidder would be extremely limited; (ii) PubCo might not, without the approval of its shareholders, be able to perform certain actions that could have the effect of frustrating an offer, such as issuing shares or carrying out acquisitions or disposals; and (iii) PubCo would be obliged to provide equality of information to all bona fide competing bidders. The Takeover Code also contains certain rules in respect of mandatory offers for Code Companies. Under Rule 9 of the Takeover Code, if a person:
•
acquires an interest in shares of a Code Company that, when taken together with shares in which persons acting in concert with such person are interested, carry 30% or more of the voting rights of the Code Company; or

•
who, together with persons acting in concert with such person, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights in the Code Company, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer, and, depending on the circumstances, its concert parties, would be required (except with the consent of the Takeover Panel) to make a cash offer (or provide a cash alternative) for the Code Company’s outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.

Upon the closing of the Business Combination, PubCo expects a majority of its Board to be resident outside of the United Kingdom, the Channel Islands and the Isle of Man. Based upon its current and intended plans for its directors and management, for the purposes of the Takeover Code, PubCo anticipates that the residency test will not be met. Therefore, the Takeover Code should not apply to us. It is possible that in the future changes in the Board’s composition, changes in the Takeover Panel’s interpretation of the Takeover Code, or other events may cause the Takeover Code to apply to us.
Exchange controls
There are no governmental laws, decrees, regulations or other legislation in Jersey that may affect the import or export of capital, including the availability of cash and cash equivalents for use by PubCo, or that may affect the remittance of dividends, interest, or other payments by PubCo to non-resident holders of its ordinary shares, other than withholding tax requirements. There is no limitation imposed by Jersey law or in the Restated Articles specifically on the right of non-residents to hold or vote shares, but there is legislation, namely the Control of Borrowing (Jersey) Order 1958, which can restrict the promotion, sale or transfer of securities issued by Jersey companies in certain circumstances.

PUBCO ORDINARY SHARES ELIGIBLE FOR FUTURE SALE
Business Combination Shares
Upon completion of the Business Combination, PubCo will have up to 69,280,269 PubCo Ordinary Shares issued and outstanding, assuming no Public Shares are redeemed in connection with the Business Combination, an aggregate of $50 million in Closing Cash Consideration, no Additional Closing Share Consideration is issued, and not including Deferred Share Consideration, Earnout Consideration or PubCo Ordinary Shares issuable upon the exercise of PubCo Warrants. All of the PubCo Ordinary Shares issued in connection with the Business Combination will be freely transferable by persons other than by PubCo’s “affiliates” without restriction or further registration under the Securities Act, except 3,412,816 PubCo Ordinary Shares issued to the Sponsor and 44,059,019 PubCo Ordinary Shares issued to Komisium (assuming no redemptions and an aggregate of $50 million in Closing Cash Consideration, and not including Earnout Consideration), which are subject to the lock-up described below. Sales of substantial amounts of PubCo Ordinary Shares in the public market could adversely affect prevailing market prices of the PubCo Ordinary Shares.
Lock-Up Provisions
In accordance with the terms of the Business Combination Agreement, the Sponsor and Komisium have entered into the Investors Agreement, pursuant to which the PubCo Ordinary Shares to be issued to the Sponsor and Komisium will be subject to transfer restrictions until the earlier of (a) 12 months after the Closing or (b) the date on which the closing price of PubCo Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, bonus share issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing. The Investors Agreement further provides that, notwithstanding the transfer restrictions set forth therein, (i) Komisium will be expressly permitted to sell that number of the PubCo Ordinary Shares equal to 0.3 multiplied by the number of PubCo Ordinary Shares issued in the Share Exchange, and (ii) certain other customary transfers will be expressly permitted during the lock-up period.
Registration Rights
PubCo has agreed to give holders of certain restricted securities, including PubCo Ordinary Shares and PubCo Warrants, registration rights to facilitate the resale of such restricted securities. Additional details of these rights can be found under “Registration Rights.”
Rule 144
Pursuant to Rule 144, a person who has beneficially owned restricted PubCo Ordinary Shares or restricted PubCo Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale, and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted PubCo Ordinary Shares or restricted PubCo Warrants for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:
•
1% of the total shares of PubCo Ordinary Shares then outstanding; or

•
the average weekly reported trading volume of PubCo Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of PubCo under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about PubCo.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
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the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus, there are 20,125,000 shares of Artemis Class A Common Stock outstanding, all of which are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. As of the date of this proxy statement/prospectus, there are an aggregate of 5,031,250 shares of Artemis Class B Common Stock outstanding, all of which are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.
As of the date of this proxy statement/prospectus, there are a total of 20,062,500 Artemis Warrants outstanding, consisting of 10,062,500 Public Warrants and 10,000,000 Private Placement Warrants. Each Artemis Warrant is exercisable for one share of Artemis Class A Common Stock (or one PubCo Ordinary Share, post-Business Combination), in accordance with the terms of the Warrant Agreement. Each Artemis Warrant issued and outstanding immediately prior to the Closing will be converted into a warrant exercisable for an equivalent number of PubCo Ordinary Shares.
Equity Compensation
PubCo and Artemis have agreed that upon the completion of the Business Combination, PubCo will engage a compensation consultant to make recommendations regarding:
(a)   an equity incentive plan for PubCo with an award pool, including an “evergreen” provision; and
(b)   an employee stock purchase plan that provides employees with purchase rights with respect to common stock, including an “evergreen” provision.
Rule 701
In general, under Rule 701 under the Securities Act as currently in effect, each of the Company’s employees, consultants or advisors who purchases equity shares from the Company in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

COMPARISON OF RIGHTS OF PUBCO SHAREHOLDERS AND ARTEMIS STOCKHOLDERS
The rights of the shareholders of PubCo and the relative powers of the PubCo Board are governed by applicable law of the Jersey, including the Jersey Companies Law, and PubCo’s amended and restated articles of association (as further amended from time to time) (the “Restated Articles”). As a result of the Business Combination, the Artemis Class A Common Stock will automatically be converted into the right to receive PubCo Ordinary Shares and the Artemis Warrants will be converted into an equal number of PubCo Warrants, each of which will be exercisable for one PubCo Ordinary Share for $11.50 per share, subject to adjustment. Each PubCo Ordinary Share will be issued in accordance with, and subject to the rights and obligations of, the Restated Articles to be in effect following the Business Combination Agreement, initially in substantially the form attached hereto as Annex B. Because PubCo will be, at the Effective Time, a company organized under the laws of the Jersey, the rights of the securityholders of Artemis will be governed by applicable law of the Jersey, including the Jersey Companies Law and the Restated Articles.
Many of the principal attributes of PubCo Ordinary Shares and Artemis Class A Common Stock will be similar. However, there are differences between the rights of shareholders of PubCo under the Jersey Companies Law and the rights of securityholders of Artemis under the DGCL. In addition, there are differences between the Restated Articles as such will be in effect from and after the consummation of the Business Combination and the Existing Artemis Charter.
The following is a summary comparison of the material differences between the rights of Artemis Stockholders under the Existing Artemis Charter, Artemis’s bylaws (the “Artemis Bylaws”), the DGCL, and the rights of PubCo Shareholders under the Jersey Companies Law, and the Restated Articles. The discussion in this section does not include a description of rights or obligations under the U.S. federal securities laws or Nasdaq listing requirements, or of PubCo’s or Artemis’s governance or other policies.
This summary is not intended to be a complete discussion of the respective rights of Artemis Stockholders and PubCo Shareholders and may not contain all of the information that is important to you. This summary is qualified in its entirety by reference to the DGCL, the Jersey Companies Law (together with applicable provisions of general law), and the governing documents of Artemis and PubCo, which we urge you to read carefully and in their entirety. Artemis and PubCo urge you to carefully read this entire proxy statement/prospectus, the relevant provisions of the DGCL, the Jersey Companies Law, and the other documents to which we refer in this proxy statement/prospectus for a more complete understanding of the differences between the rights of a PubCo Shareholder and the rights of an Artemis Stockholder. Artemis has filed its governing documents with the SEC and will send copies of these documents to you, without charge, upon your request. See the section entitled “Where You Can Find Additional Information.” The Restated Articles are included as Annex B to this proxy statement/prospectus.
Provision	Rights of Artemis Shareholders	Rights of PubCo Shareholders
Principal applicable corporate law legislation	DGCL Law 1991	Companies (Jersey)
Special Vote Required for Combinations with Interested Stockholders/Shareholders	Not applicable.	As outlined below, in a statutory scheme of arrangement, shares held by or on behalf of an acquiring shareholder would typically be treated as a separate class for the purposes of shareholder approval of the scheme of arrangement. This does not apply to a takeover offer conducted other than by way of a scheme of arrangement, such as a contractual takeover offer.
Appraisal/Dissenters’ Rights	The DGCL provides that qualifying stockholders of a Delaware corporation may, in	Jersey company law does not provide for “appraisal rights.” However, Jersey company law does

Provision	Rights of Artemis Shareholders	Rights of PubCo Shareholders
connection with certain mergers and consolidations in which the corporation is a constituent party, be entitled to an appraisal by the Court of Chancery of the State of Delaware of the fair value of such stockholder’s shares.
permit a minority shareholder to seek to object to a court where its shares are proposed to be compulsorily acquired.
Jersey company law permits shareholders (including minority shareholders) to bring certain claims in relation to a company’s affairs, and actual or proposed acts or omissions. It also permits certain actions to be brought in the name of, or for and on behalf of, a company, by shareholders (including minority shareholders).

Mergers and Asset Sales	The Existing Artemis Charter and Artemis’s bylaws contain certain provisions that may make it difficult for a third party to acquire Artemis, or for a change in the composition of Artemis’s board of directors or management to occur, including a staggered board of directors, the absence of cumulative voting rights, a prohibition on stockholder action by written consent and the establishment of advance notice requirements for director nominations.
A shareholder vote is not generally required, under Jersey company law, to approve the sale, lease or exchange of all or substantially all of a company’s assets.
Under Jersey company law, where PubCo proposes to acquire another company, approval of PubCo’s shareholders is not required.
Under Jersey company law, where another company proposes to acquire PubCo, the requirement for the approval of the shareholders of PubCo depends on the method of acquisition.
A takeover (i.e., the acquisition of one company by another) of a Jersey public limited company may be carried out by a statutory scheme of arrangement (under Part 18A of the Companies (Jersey) Law 1991) implemented by the target company with its shareholders in conjunction with the bidder. Part 18A schemes of arrangement are also used in certain types of compromises with creditors, amalgamations and capital reorganizations. In the context of an acquisition or takeover, such arrangements require the approval of: (i) a majority in number of shareholders, representing 75 per cent. in value, of the share capital held by, the shareholders or each

Provision	Rights of Artemis Shareholders	Rights of PubCo Shareholders
applicable class of shareholders present and voting either in person or by proxy at a special meeting convened by order of the court; and (ii) the Jersey court. Typically, shares held by or on behalf of the acquirer would be treated as a separate class to shares held by or on behalf of the bidder. Once approved, sanctioned and effective, all shareholders and creditors of the relevant class are bound by the terms of a scheme, and a dissenting shareholder would not have appraisal rights. Specific requirements apply to schemes of reconstruction or amalgamation that are treated as mergers or divisions for the purposes of the Companies (Jersey) Law 1991. Jersey company law also provides that where: (i) a takeover offer is made for shares (other than by way of a scheme of arrangement), and (ii) following the offer, the offeror has acquired or contracted to acquire not less than 90 per cent. in nominal value of the shares to which the takeover offer relates, the offeror may require the other shareholders who did not accept the offer to transfer their shares on the same terms as the offer. A dissenting shareholder may object to the transfer on the basis that the acquisition would be unfair prejudice (typically on the grounds that the bidder is not entitled to acquire shares or that the terms of acquisition should be different to those offered) by applying to the court within six weeks of the date on which notice of the transfer was given. In the absence of fraud or oppression, the court is unlikely to order that the acquisition shall not take effect, but it may specify terms of the transfer that it finds appropriate. A minority shareholder is also entitled to require the offeror to acquire his or her shares at the offer price if the bidder has obtained 90 per cent. of

Provision	Rights of Artemis Shareholders	Rights of PubCo Shareholders

the shares and the voting rights in the company.
PubCo is not currently subject to the U.K. City Code on Takeovers and Mergers (“Takeover Code”) due to the location of its central management and control. Consequently, the shareholders of PubCo will not receive the benefit of the takeover offer protections provided by the Takeover Code (including mandatory offer requirements in certain circumstances) and the PubCo Board may be permitted to adopt certain anti-takeover measures provided that such measures are consistent with their general duties. As discussed in “Risk Factors — Risks Related to PubCo,” it is possible that the Takeover Code could apply to PubCo in the future. If PubCo becomes subject to the Takeover Code, the ability of the directors of PubCo to engage in defensive measures to seek to frustrate bids may be further restricted.

Amendments to Governing Documents
Under the DGCL, an amendment to a corporation’s certificate of incorporation generally requires the approval of the board of directors and the adoption of such amendment by a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class.
The Existing Artemis Charter provides that any amendment to the Existing Artemis Charter prior to the completion of its initial business combination or the date, no amendment to Article IX of the Existing Artemis Charter shall be effective unless approved by the affirmative vote of the holders of at least sixty-five percent (65%) of all then outstanding shares of Artemis Common Stock. Artemis is also required to provide the holders of Public Shares with the

Under Jersey company law, a special resolution of the shareholders is required to amend any provision of the Restated Articles.
If a provision is “entrenched” that provision may only be amended or repealed if the stated conditions are met, or procedures are complied with, that are more restrictive than those applicable in the case of a special resolution.

Provision	Rights of Artemis Shareholders	Rights of PubCo Shareholders

opportunity to redeem their Public Shares into cash in connection with any such amendment.
The Existing Artemis Charter provides that Artemis’s board of directors will have the authority to make, alter and repeal Artemis’s bylaws, subject to the power of the stockholders to alter or repeal any bylaw, whether adopted by them or otherwise. Artemis’s bylaws further provide that the fact that such power has been conferred upon the board of directors shall not divest the stockholders of the power nor limit their power to adopt, amend, or repeal bylaws.

Authorized Capital	The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which Artemis is authorized to issue is 401,000,000 shares, consisting of (i) 380,000,000 shares of Artemis Class A Common Stock, (ii) 20,000,000 shares of Artemis Class B Common Stock, and (iii) 1,000,000 shares of preferred stock.	The authorized share capital of PubCo is expected to be $150,000,000 divided into 150,000,000 PubCo Ordinary Shares of nominal par value of $1.00 each issued in accordance with the Restated Articles of PubCo.
Dividends and Distributions
The Existing Artemis Charter provides that Artemis Public Stockholders will be entitled to receive funds from the Trust Account only upon: (i) Artemis’s completion of its initial business combination, (ii) an amendment to the Existing Artemis Charter to extend the date by which Artemis must complete an initial business combination, or (ii) the redemption of the Public Shares if Artemis is unable to complete an initial business combination by the Liquidation Date, subject to applicable law and as further described herein. In no other circumstances will Artemis Public Stockholders have any right or interest of any kind in the Trust Account.
Artemis’s bylaws additionally provide that, subject to the provisions of the Existing Artemis
Subject to applicable law, PubCo may by ordinary resolution declare dividends in accordance with the respective rights of the members, but no dividend shall exceed the amount recommended by the PubCo Board. Furthermore and subject to applicable law, the PubCo Board may pay interim dividends if it appears to the PubCo Board that they are justified by the financial position of PubCo. The Restated Articles will provide that dividends may be paid in cash, assets, scrip or enhanced scrip dividends.

Provision	Rights of Artemis Shareholders	Rights of PubCo Shareholders
Charter, if any, dividends upon the capital stock of Artemis may be declared by its board of directors at any regular or special meeting, pursuant to applicable law. Dividends may be paid in cash, property, or shares of Artemis’s capital stock, subject to the provisions of the Existing Artemis Charter. Before payment of any dividend, there may be set aside out of any funds of Artemis available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of Artemis, or for such other purpose as the directors shall think conducive to the interests of Artemis and its directors may modify or abolish any such reserve in the manner in which it was created.
Voting Rights	The Existing Artemis Charter provides that, except as required by law in any preferred stock designation, the holders of shares of Artemis Common Stock shall exclusively possess all voting power and each share of Artemis Common Stock shall have one vote.	The Restated Articles provide that, subject to applicable law, each PubCo Ordinary Share shall have one vote.
Election of Directors
The Existing Artemis Charter divides Artemis’s board of directors into three classes of directors, as nearly equal in number as possible, with each class being elected to a staggered three-year term. Each director will hold office until the annual meeting at which such director’s term expires and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, retirement, disqualification or removal from office.
Artemis’s bylaws provide that, at all meetings of stockholders for the

The maximum number of directors in the Restated Articles is five. Under the Restated Articles:
the Class I Director and one of the Class II Directors shall be appointed by Artemis.
One of the two Class II Directors shall be appointed by Artemis and the other Class II Director shall be appointed by Komisium.
If Artemis’s shareholding drops below 5 per cent. of PubCo’s share capital, Artemis’s right to appoint directors shall cease to apply.
If Komisium’s shareholding drops below 5 per cent. of PubCo’s share

Provision	Rights of Artemis Shareholders	Rights of PubCo Shareholders

election of directors, a plurality of the votes cast shall be sufficient to elect.
The DGCL provides that a corporation may grant stockholders cumulative voting rights for the election of directors in its certificate of incorporation. However, the Existing Artemis Charter does not authorize cumulative voting.

capital, Komisium’s right to appoint a Class II director shall cease to apply.
If Komisium’s shareholding drops below 50 per cent. but remains at least 40 per cent. of PubCo’s share capital, Komisium’s right to appoint one of the two Class III directors shall cease to apply.
If Komisium’s shareholding drops below 40 per cent. of PubCo’s share capital, Komisium’s right to appoint any of the Class III directors shall cease to apply.
To the extent that the specific appointment rights have ceased to apply, the shareholders of PubCo have the right in the Restated Articles to elect directors by ordinary resolution and the PubCo Board also has the right in the Restated Articles to appoint directors, provided that the appointment does not result in the maximum number of directors being exceeded.
The provisions of the Restated Articles relating to the appointment of directors may only be amended or repealed with the written consent of each of Artemis and Komisium.

Number of Directors	The Existing Artemis Charter provides that the number of directors will be fixed from time to time by the Artemis Board.
The number of directors (disregarding alternate directors) shall not be less than two and shall be not more than five. The initial number of directors shall be five.
To the extent that Artemis and/or Komisium retain their board appointment rights described above, such appointing party has the right to remove their appointees.
In addition, under Jersey company law, shareholders in PubCo may remove a director of PubCo without cause by ordinary resolution at a meeting, in accordance with the Restated Articles, provided that notice of

Provision	Rights of Artemis Shareholders	Rights of PubCo Shareholders

such proposal is given to PubCo by the shareholder making such proposal at least 28 days prior to the general meeting at which such proposal is to be put to shareholders. A director subject to any such procedure has a right to: (i) make certain written representations (which the company must circulate to shareholders) as to why he or she should not be removed, and (ii) be heard orally at the general meeting.
Whilst Artemis and/or Komisium retain their board appointment rights described above and shareholders propose to remove a director by ordinary resolution, the appointing shareholder shall, to the extent permitted by applicable law, be entitled to cast such number of votes as is necessary to defeat the resolution in question.

Removal of Directors	Artemis’s bylaws provide that the entire board of directors or any individual director may be removed from office with or without cause by a majority vote of the holders of the outstanding shares then entitled to vote at an election of directors; provided, that if Artemis’s board is classified, stockholders may effect such removal of directors not up for re-election that year only for cause. If the board of directors or any one or more directors is so removed, new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so remove.
Retirement by rotation	Not applicable.
The automatic retirement provisions described below are subject to the appointment and removal rights of Artemis and Komisium described above.
The Restated Articles provide for the automatic retirement by rotation of the directors.
The term of the Class I Director

Provision	Rights of Artemis Shareholders	Rights of PubCo Shareholders

shall expire at the first annual meeting of the Company following the appointment of the Class I Director. The term of the Class II Directors shall expire at the second annual meeting of the Company following the appointment of the Class II Directors. The term of the Class III Directors shall expire at the third annual meeting of the Company following the appointment of the Class III Directors.
Beginning with the first annual meeting of the Company following the appointment of the Class I Director, each successor elected to replace the Class I Director whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of his or her respective successor in office, subject to his or her earlier death, resignation or removal.
Beginning with the second annual meeting of the Company following the appointment of each Class II Director, each of the successors elected to replace a Class II Director whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.
Beginning with the third annual meeting of the Company following the appointment of each Class III Director, each of the successors elected to replace these Class III Directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.

Filling of Board Vacancies	The Existing Artemis Charter and Artemis’s bylaws provide that	The Restated Articles will provide that any vacancy created at any

Provision	Rights of Artemis Shareholders	Rights of PubCo Shareholders
	vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause may only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director and each director so chosen shall hold office until the next election of the class for which such director shall have been chosen, and until his successor shall be elected and qualified, or until such director’s earlier resignation, removal from office, death or incapacity.	time of any director appointed by a shareholder with a director appointment right may only be filled by a new director appointed by such shareholder with such director appointment right.
Fiduciary Duties of Directors
Under Delaware law, for so long as Artemis is solvent, Artemis’s directors owe the fiduciary duties of care and loyalty (including good faith) to Artemis and its stockholders.
In addition to fiduciary duties, Artemis’s directors owe a duty of care, diligence and skill to Artemis. Such duties may also be owed to creditors or shareholders in certain limited circumstances.

The Restated Articles will provide that, to the extent that such specific appointment rights have ceased to apply, vacancies on the board of directors may be filled by the PubCo Board or by an ordinary resolution of the shareholders.
Jersey company law imposes certain specific obligations on the directors of PubCo. In addition to certain customary law and equitable principles, there are statutory director duties, including as follows:
(1) act honestly and in good faith with a view to the best interests of the company; and
(2) to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Conflict of Interest Transactions	Section 203 of the DGCL generally prohibits any “business combination,” including mergers, sales and leases of assets, issuances of securities and similar transactions, by a corporation or any of its direct or indirect majority owned subsidiaries with an “interested stockholder” who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or
Under Jersey company law, certain transactions between a director (or a person connected with a director) and a related company are prohibited unless approved by the shareholders, such as loans, quasi-loans, credit transactions and substantial property transactions.
In addition to the requirement for shareholder approval in respect of certain transactions, directors who

Provision	Rights of Artemis Shareholders	Rights of PubCo Shareholders
	entity becomes an interested stockholder, unless: (i) the transaction that will cause the person or entity to become an interested stockholder under Section 203 is approved by Artemis’s board of directors; (ii) after the completion of the transaction in which the person or entity becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of Artemis outstanding at the time the transaction commenced but not including shares held by persons who are directors and also officers and shares held by specified employee benefit plans; or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by Artemis’s board of directors and the holders of at least two-thirds of Artemis’s outstanding voting stock, excluding shares held by the interested stockholder.	have an interest in a proposed transaction or arrangement with PubCo are required to declare the nature and extent of their interest at a meeting of the PubCo Board or by notice. Pursuant to the Restated Articles (and subject to certain specified exceptions) a director is not permitted to vote on any matter in which he or she has a material interest or duty. This restriction may be suspended or relaxed, either generally or in respect of a particular matter by a resolution of the PubCo Board or an ordinary resolution of PubCo.
Additionally, Artemis has adopted a Code of Business Conduct and Ethics that covers, among other things, the handling of conflicts of interest. Under this policy, conflict of interest issues concerning Artemis’s directors will be addressed by Artemis’s Audit Committee.
Quorum and Actions
Artemis’s bylaws provide that, except as otherwise provided by statute or the Existing Artemis Charter, the presence, in person or by proxy, of the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat shall constitute a quorum at all meetings of stockholders for the transaction of business.
Unless otherwise required by law, the Existing Artemis Charter or Artemis’s bylaws, any question (other than the election of
At least two shareholders (or where PubCo has only a single shareholder, such shareholder) entitled to vote at the general meeting shall be present in person or represented by proxy in order to constitute a quorum for the transaction of any business at a general meeting.

Provision	Rights of Artemis Shareholders	Rights of PubCo Shareholders
directors) brought before any meeting of stockholders at which a quorum is present shall be determined by the vote of majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. At all meetings of stockholders for the election of directors, a plurality of the votes cast shall be sufficient to elect.
Annual Shareholders’ Meetings	Artemis’s bylaws provide that annual meetings of stockholders shall be held at such place, either within or without the State of Delaware, and time and on such date as shall be determined by the Artemis Board, and may be held solely by means of remote communication. At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of Artemis to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.	Public companies incorporated in Jersey have a legal obligation to hold an annual general meeting in each calendar year with not more than 18 months elapsing between the date of one annual general meeting and the next. Jersey company law does not specify what business must be transacted at the annual general meeting, nor are there any restrictions on business (however, the annual general meeting is usually the meeting that is used for matters which must be dealt with each financial year, such as the re-election of directors, fixing the remuneration of auditors and consideration of the annual accounts, directors’ report and auditors’ report).
Special Additional Shareholders’ Meetings
Artemis’s bylaws provide that special meetings of stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Existing Artemis Charter, may only be called by a majority of its entire board of directors, or the president or the chairman of Artemis, and shall be called by the secretary of Artemis at the request in writing of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.
Business transacted at any special meeting of stockholders shall be limited to the purposes stated in

The PubCo Board can call general meetings at such date, time and place, as they may specify in the notice of meeting.
Under Jersey company law, if all members of a public company agree in writing that an annual general meeting shall be dispensed with, then so long as the agreement has effect, it will not be necessary for that company to hold an annual general meeting.
The directors may propose other business at the meeting but the business that may be conducted at a general meeting is the business that is referred to in the relevant notice of such general meeting.

Provision	Rights of Artemis Shareholders	Rights of PubCo Shareholders
the notice of special meeting.
Shareholder Action Without Meeting	The DGCL provides that, unless otherwise provided in the certificate of incorporation of a corporation, any action required by Chapter 1 of Title 8 of the DGCL to be taken at any annual or special meeting of stockholders of a corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents setting forth the action so taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.	Jersey company law does not permit a public limited company, such as PubCo, to pass a resolution without a shareholder meeting.
Stockholder Proposals
Artemis’s bylaws provide that no business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the notice of annual meeting (or any supplement or amendment thereto) given by or at the direction of Artemis’s board of directors, (ii) otherwise brought before the annual meeting by or at the direction of Artemis’s board of directors or (iii) otherwise properly brought before the annual meeting by a stockholder who (x) provides the information set forth in Artemis’s bylaws with respect to the stockholder proposal and (y) provides timely notice thereof in writing to Artemis’s secretary.
To be timely, a stockholder’s notice with respect to such business must be received not less than 60 days nor more than 90 days prior to the annual meeting; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting is given, notice by the stockholder to be timely must be so
Under Jersey company law, one or more shareholders holding voting shares representing at least 10 per cent. of the total voting rights can require (or requisition) PubCo to call and hold a general meeting.

Provision	Rights of Artemis Shareholders	Rights of PubCo Shareholders
delivered not earlier than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever occurs first.
Indemnification of Directors and Officers	The Existing Artemis Charter and Artemis’s bylaws provide that to the fullest extent permitted by the DGCL, Artemis shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by Artemis in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Artemis as authorized pursuant to the Existing Artemis Charter.
Subject to certain exceptions, Jersey company law does not permit PubCo to indemnify a director against liability in connection with any negligence, default, breach of duty or breach of trust by him or her in relation to PubCo. The exceptions allow PubCo to:
(1) purchase and maintain director and officer insurance against any liability attaching in connection with any negligence, default, breach of duty or breach of trust owed to the company. Director and officer insurance generally covers costs incurred in defending allegations and compensatory damages that are awarded. However, director and officer insurance will generally not cover damages awarded in relation to criminal acts, intentional malfeasance or other forms of dishonesty, regulatory offenses or excluded matters such as environmental liabilities. In relation to these matters, director and officer insurance generally only covers defense costs, subject to the obligation of the director or officer to repay the costs if an allegation of criminality, dishonesty or intentional malfeasance is subsequently admitted or found to be true;
(2) provide a qualifying third party indemnity provision, which it refers to in this proxy statement/prospectus as a QTPIP. This permits PubCo to indemnify its directors (and directors of an “associated company” (i.e., a company that is a parent, subsidiary or sister company of

Provision	Rights of Artemis Shareholders	Rights of PubCo Shareholders

PubCo)) in respect of proceedings brought by third parties (covering both legal costs and the amount of any adverse judgment), except for: (i) the legal costs of an unsuccessful defense of criminal proceedings, or civil proceedings brought by the company itself; (ii) fines imposed in criminal proceedings; and (iii) penalties imposed by regulatory bodies. PubCo can therefore indemnify directors against such third-party actions as class actions or actions following mergers and acquisitions or share issues;
(3) indemnify a director in respect of defense costs in relation to criminal and civil proceedings against him or her (even if the action is brought by the company itself). This is subject to the requirement for the director or officer to reimburse the company if the defense is unsuccessful. However, if the company has a QTPIP in place whereby the director or officer is indemnified in respect of legal costs in civil proceedings brought by third parties, then the director or officer will not be required to reimburse the company in such cases; and
(4) provide a qualifying pension scheme indemnity provision, which are referred to in this proxy statement/prospectus as a QPSIP. This permits PubCo to indemnify a director of a company (whether PubCo or an associated company) that is a trustee of an occupational pension scheme against liability incurred in connection with such company’s activities as a trustee of the scheme, except for: (i) the legal costs of an unsuccessful defense of criminal proceedings; (ii) fines imposed in criminal proceedings; and (iii) penalties imposed by regulatory bodies.
The Restated Articles include a provision that allows PubCo to

Provision	Rights of Artemis Shareholders	Rights of PubCo Shareholders

exercise all powers to indemnify, subject to the provisions of Jersey company law, any person who is or was a director of PubCo or any subsidiary against any loss or liability in connection with any negligence, default, breach of duty or breach of trust by him or her or otherwise, in relation to PubCo or any subsidiary. The Restated Articles also include a provision that allows the company to exercise all powers to purchase and maintain insurance for the benefit of any person who is or was a director, officer or employee of the company or any related company or for the trustee of any pension fund in which the employees of the company or any related company are or have been interested.
Further, the Restated Articles provides that all directors or other officers of PubCo (except a person engaged by the Company as auditor) be indemnified out of the assets of PubCo against any liability incurred by them for negligence, default, breach of duty or breach of trust in relation to the affairs of PubCo, provided that such provision shall be deemed not to provide for, or entitle any such person to, indemnification to the extent that it would cause the provision, or any element of it, to be treated as void under the Jersey Companies Law, 1991.
In addition to the provisions of the articles of association, it is common to set out the terms of the QTPIP and any QPSIP in the form of a deed of indemnity between the company and the relevant director or executive officer which indemnifies the director or executive officer against claims brought by third parties to the fullest extent permitted under Jersey company law. PubCo may enter into new deeds of indemnity with directors, executive officers

Provision	Rights of Artemis Shareholders	Rights of PubCo Shareholders
and certain other officers and employees (including directors, officers and employees of subsidiaries and other affiliates) in due course. Shareholders have a right under Jersey company law to request and inspect copies of qualifying indemnity provisions.
Limitation on Liability of Directors	The Existing Artemis Charter provides that a director of Artemis shall not be personally liable to Artemis or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, unless a director violated his or her duty of loyalty to Artemis or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director.
As described above, Jersey company law does not permit PubCo to exempt any director from any liability arising from negligence, default, breach of duty or breach of trust in relation to PubCo but is permitted to purchase and maintain limited insurance for a director of the company.
Shareholders can ratify a director’s conduct amounting to negligence, default, breach of duty or breach of trust in relation to PubCo. In general, such ratification must be authorized by an ordinary resolution of shareholders.

Inspection of Books and Records; Information Requests	Under the DGCL, any stockholder may, upon proper demand, and for any proper purpose, inspect the Delaware corporation’s stock ledger, list of stockholders and other books and records during the usual hours for business
Under Jersey company law, the register and index of names of shareholders, register of directors, register of secretaries and other statutory registers of PubCo may be inspected at any time (1) for free, by its shareholders, and (2) for a fee by any other person. The shareholders of PubCo may also inspect, without charge and during business hours, the minutes of meetings of the shareholders and obtain copies of the minutes for a fee.
In addition, the annual accounts of PubCo are required by Jersey company law to be made available be open at all times to inspection by the company’s officers and its secretary.

Stockholder/Shareholder Lawsuits for violation of directors’ duties	The Existing Artemis Charter provides that, unless Artemis consents in writing to the selection of an alternative forum, the Court of Chancery of the State of	While Jersey company law only permits a shareholder to initiate a lawsuit on behalf of the company in limited circumstances, it does permit a shareholder to bring a

Provision	Rights of Artemis Shareholders	Rights of PubCo Shareholders

Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of Artemis, (ii) any action asserting a claim of breach of fiduciary duty owned by any director, officer or other employee of Artemis to Artemis or its stockholders, (iii) any action asserting a claim against Artemis, its directors, officers or employees arising pursuant to any provision of the DGCL or the Existing Artemis Charter or Artemis’s bylaws, or (iv) any action asserting a claim against Artemis, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel.
The Court of Chancery of the State of Delaware shall not be the sole and exclusive forum for any of the following actions: (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware will have concurrent jurisdiction.
The Existing Artemis Charter also provides that the foregoing claim against PubCo:
(1) when PubCo’s affairs are being or have been conducted in a manner unfairly prejudicial to the interests of all or some shareholders, including the shareholder making the claim; or
(2) when any act or omission of PubCo is or would be so prejudicial.
The Restated Articles will provide that the courts of Jersey will be the exclusive forum for resolving all shareholder complaints other than shareholder complaints asserting a cause of action arising under the Securities Act or the Exchange Act, and that the United States District Court for the Southern District of New York will be the exclusive forum for resolving any shareholder complaint asserting a cause of action arising under the Securities Act and the Exchange Act, and suits can be brought against PubCo or its directors accordingly.

Provision	Rights of Artemis Shareholders	Rights of PubCo Shareholders
provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
Classified or Staggered Boards	The Existing Artemis Charter divides Artemis’s board of directors into three classes of directors, as nearly equal in number as possible, with each class being elected to a staggered three-year term. Each director will hold office until the annual meeting at which such director’s term expires and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, retirement, disqualification or removal from office.
Jersey company law permits a company to provide for terms of different lengths for its directors.
The Restated Articles will provide for the automatic retirement by rotation of the directors.
Beginning with the first annual meeting of the Company following the appointment of the Class I Director, each successor elected to replace the Class I Director whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of his or her respective successor in office, subject to his or her earlier death, resignation or removal.
Beginning with the second annual meeting of the Company following the appointment of each Class II Director, each of the successors elected to replace a Class II Director whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.
Beginning with the third annual meeting of the Company following the appointment of each Class III Director, each of the successors elected to replace these Class III Directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT OF PUBCO
As of the date of this proxy statement/prospectus, 100% of the issued and outstanding PubCo Ordinary Shares are held by Komisium. The following table and accompanying footnotes set forth information regarding the beneficial ownership of Artemis common stock as of                 , 2023, and expected beneficial ownership of PubCo Ordinary Shares immediately following consummation of the Business Combination, assuming no Public Shares are redeemed, and alternatively, that the maximum number of Public Shares permitted to be redeemed in the 100% Redemptions Scenario are redeemed, by:
•
each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding PubCo Ordinary Shares;

•
each of PubCo’s current directors and named executive officers;

•
each person who will become a director or named executive officer of PubCo; and

•
all directors and officers of PubCo, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of the Artemis Common Stock prior to the Business Combination is based on 25,156,250 shares of Artemis Common Stock outstanding as of August 31, 2022, of which 20,125,000 were shares of Artemis Class A Common Stock and 5,031,250 were shares of Artemis Class B Common Stock.
The expected beneficial ownership of PubCo Ordinary Shares post-Business Combination in the No Redemptions Scenario is based on 69,280,270 PubCo Ordinary Shares issued and outstanding, which includes (i) 44,059,019 PubCo Ordinary Shares and $50 million of Closing Cash Consideration issuable to Komisium, (ii) 20,125,000 Public Shares held by Artemis Public Stockholders, and (iii) 5,031,250 PubCo Ordinary Shares held by the former holders of Sponsor Shares. Such number excludes the PubCo Ordinary Shares potentially issuable to Komisium as Deferred Share Consideration and Earnout Consideration, as such shares are not issuable within 60 days of the Closing Date. The expected beneficial ownership of PubCo Ordinary Shares post-Business Combination in the 100% Redemption Scenario is based on 66,312,132 PubCo Ordinary Shares issued and outstanding, which includes (i) 48,960,980 PubCo Ordinary Shares, no Closing Cash Consideration, and 12,254,902 PubCo Ordinary Shares as Additional Closing Share Consideration issuable to Komisium, (ii) no Public Shares held by Artemis Public Stockholders, and (iii) 5,031,250 PubCo Ordinary Shares held by the former holders of Sponsor Shares. Such number excludes the PubCo Ordinary Shares potentially issuable to Komisium as Earnout Consideration, as such shares are not issuable within 60 days of the Closing Date If the actual facts are different than these assumptions, the numbers in the below table will be different.
The expected beneficial ownership percentages set forth below take into account PubCo Warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter commencing 30 days after the Closing.

	Ownership of Artemis Common Stock		Ownership of PubCo Ordinary Shares
	Before the Business Combination		After the Business Combination
			No Redemptions Scenario		100% Redemptions Scenario
Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Approximate Percentage of Outstanding Shares	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Shares	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Shares
Artemis Directors and Executive Officers Pre-Business Combination
Holly Gagnon(2)	1,706,408	6.8%	5,706,408	7.8%	5,706,408	8.1%
Philip Kaplan(2)	1,706,408	6.8%	5,706,408	7.8%	5,706,408	8.1%
Thomas Granite	—	0.0%	—	0.0%	—	0.0%
Scott Shulak	—	0.0%	—	0.0%	—	0.0%
Matthew Anfinson	—	0.0%	—	0.0%	—	0.0%
Rodney Butler	—	0.0%	—	0.0%	—	0.0%
Anna Massion	—	0.0%	—	0.0%	—	0.0%
Andro Nodarse-Leon	—	0.0%	—	0.0%	—	0.0%
Leonard Wanger	—	0.0%	—	0.0%	—	0.0%
All officers and directors as a group (9 individuals)	3,412,816	13.6%	11,412,816	15.6%	11,412,816	16.2%
PubCo Directors and Executive Officers Post-Business Combination
Rodolfo Odoni(4)	—	0.0%	44,124,020	63.7%	61,280,882	92.4%
George Athanasopoulos	—	0.0%	—	0.0%	—	0.0%
Thomas Granite	—	0.0%	—	0.0%	—	0.0%
Holly Gagnon(2)	1,706,408	6.8%	5,706,408	7.8%	5,706,408	8.1%
Philip Kaplan(2)	1,706,408	6.8%	5,706,408	7.8%	5,706,408	8.1%
Samouil Samis David	—	0.0%	—	0.0%	—	0.0%
All officers and directors as a group (6 individuals)	3,412,816	13.6%	55,536,856	79.3%	72,693,718	98.1%
5% Holders
Artemis Sponsor, LLC(2)(3)	3,412,816	13.6%	11,412,816	14.8%	11,412,816	15.6%
Komisium Limited(4)	—	0.0%	56,378,922	63.7%	61,280,882	92.4%
Atlas Diversified Master Fund, Ltd.(5)	1,550,000	6.2%	1,550,000	2.2%	1,550,000	2.3%
Citadel Advisors LLC(6)	1,621,525	6.4%	2,621,525	3.73%	2,621,525	3.89%
HGC Investment Management Inc.(7)	1,275,000	5.1%	1,275,000	1.8%	1,275,000	1.9%
NewGen Asset Management Limited(8)	1,599,600	6.4%	1,599,600	2.3%	1,599,600	2.4%
Polar Asset Management Inc.(9)	1,129,990	4.5%	2,129,990	3.1%	2,129,990	3.2%
Saba Capital Management, L.P.(10)	978,818	3.9%	978,818	1.4%	978,818	1.5%
Tenor Capital Management, L.P.(11)	1,600,000	6.4%	1,600,000	2.3%	1,600,000	2.4%
Fir Tree Capital Management LP(12)	1,496,653	6.0%	1,496,653	2.2%	1,496,653	2.3%

(1)
Unless otherwise noted, the principal business address of each of these entities or individuals prior to the Business Combination is c/o Artemis Strategic Investment Corporation, 3310 East Corona Avenue, Phoenix, Arizona 85040 and after the Business Combination is 13 Castle Street, St. Helier, Jersey JE1 1ES.

(2)
Represents shares held by Artemis Sponsor, LLC, our Sponsor. Ms. Gagnon and Mr. Kaplan are the managing members of Artemis Sponsor, LLC. Ms. Gagnon and Mr. Kaplan have voting and investment discretion with respect to the common stock held of record by Artemis Sponsor, LLC. Each of our officers and directors other than Ms. Gagnon and Mr. Kaplan disclaims any beneficial ownership of any shares held by Artemis Sponsor, LLC. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(3)
Before the Business Combination, consists of 3,412,816 shares of Artemis Class B Common Stock. After the Business Combination, consists of 3,412,816 PubCo Ordinary Shares and 8,000,000 PubCo Ordinary Shares issuable upon the exercise of 8,000,000 PubCo Warrants exercisable within 30 days following the Closing.

(4)
Reflects (i) 44,059,019 PubCo Ordinary Shares, $50 million of Closing Cash Consideration issuable to Komisium in the No Redemptions Scenario, (ii) 48,960,980 PubCo Ordinary Shares, no Closing Cash Consideration, 12,254,902 PubCo Ordinary Shares issuable as Additional Closing Share Consideration issuable to Komisium in the 100.0% Redemptions Scenario, in each case pursuant to the Business Combination Agreement, and (iii) 65,000 PubCo Ordinary Shares held by Komisium prior to Closing in both the No Redemptions Scenario and 100.0% Redemptions Scenario. In both scenarios, excludes the PubCo Ordinary Shares potentially issuable to Komisium as Deferred Share Consideration and Earnout Consideration, as such shares are not issuable within 60 days of the Closing Date. Rodolfo Odoni is the owner of Komisium and has voting and investment control over the shares held thereby. The mailing address for Komisium’s principal executive office is Metochiou, 73, Mezzanine, 2407, Nicosia, Cyprus.

(5)
Balyasny Asset Management L.P. is the investment manager of Atlas Diversified Master Fund, Ltd. (“ADMF”). Dimitry Balyasny is the portfolio manager of Balyasny Asset Management L.P. and has voting and investment control over the shares held by ADMF and may be deemed to beneficially own the shares beneficially owned by ADMF. The business address of each of ADMF, Balyasny Asset Management L.P., and Dimitry Balyasny is 444 W. Lake Street, 50th Floor, Chicago, IL 60606. Information derived from a Schedule 13G/A filed by ADMF on February 14, 2023.

(6)
Information before the Business Combination is based on a Schedule 13G/A filed by Citadel Advisors LLC (“Citadel Advisors”), Citadel Advisors Holdings LP (“CAH”), Citadel GP LLC (“CGP”), Citadel Securities LLC (“Citadel Securities”), Citadel Securities Group LP (“CALC4”), Citadel Securities GP LLC (“CSGP”) and Mr. Kenneth Griffin on February 14, 2023, with respect to the Artemis Class A Common Stock owned by Citadel Multi-Strategy Equities Master Fund Ltd., a Cayman Islands company (“CM”), and Citadel Securities. Such owned Artemis Class A Common Stock may include other instruments exercisable for or convertible into Artemis Class A Common Stock. After the Business Combination, includes 1,000,000 PubCo Ordinary Shares issuable upon the exercise of PubCo Warrants held by Citadel Securities. Citadel Advisors is the portfolio manager of CEMF. CAH is the sole member of Citadel Advisors. CGP is the general partner of CAH. CALC4 is the non-member manager of Citadel Securities. CSGP is the general partner of CALC4. Mr. Griffin is the President and Chief Executive Officer of CGP, and owns a controlling interest in CGP and CSGP. This disclosure shall not be construed as an admission that Mr. Griffin or any of the Citadel related entities listed above is the beneficial owner of any securities of the Company other than the securities actually owned by such person (if any). The business address of Citadel Advisors, CAH, CGP, Citadel Securities, CALC4, CSGP, CEMF and Mr. Griffin is Southeast Financial Center, 200 S. Biscayne Blvd., Suite 3300, Miami, Florida 33131.

(7)
Information derived from a Schedule 13G filed with the SEC on February 14, 2022. HGC Investment Management Inc. has sole voting and dispositive control over the Artemis Class A Common Stock held by it. The business address of HCG is 1073 Yonge Street, 2nd Floor, Toronto, Ontario M4W 2L2, Canada.

(8)
Information derived from a Schedule 13G filed with the SEC on October 7, 2021 on behalf of NewGen Asset Management Limited (the “Investment Manager”), NewGen Holdco Limited (the “Holdco”), and NewGen Equity Long/Short Fund (the “Fund”). The Fund is an investment vehicle. The Investment Manager is the investment manager of the Fund and a separately managed account (the “SMA”). The Fund and the SMA directly beneficially own the Artemis Class A Common Stock. Holdco is the owner of the Investment Manager. The Investment Manager and Holdco may be deemed to beneficially own the Artemis Class A Common Stock directly beneficially owned by the Fund and the SMA. Each of the Investment Manager, the Holdco and the Fund disclaims beneficial ownership with respect to any shares other than the Artemis Class A Common Stock directly beneficially owned by it. The principal business address for each of the Investment Manager, the Holdco and the Fund is Commerce Court North, Suite 2900, 25 King Street West, Box 405, Toronto, Ontario M5L 1G3, Canada.

(9)
Information before the Business Combination is derived from a Schedule 13G/A filed by Polar Asset Management Partners Inc. (“Polar”) on February 9, 2023. Polar serves as the investment advisor to Polar Multi-Strategy Master Fund (“PMSMF”) with respect to the Artemis Class A Common Stock directly held by PMSMF. After the Business Combination, includes 1,000,000 PubCo Ordinary Shares issuable upon the exercise of PubCo Warrants held by Polar. The address of the business office of the Polar is 16 York Street, Suite 2900, Toronto, ON, Canada M5J 0E6.

(10)
Information derived from a Schedule 13G/A filed on behalf of Saba Capital Management L.P. (“Saba Capital”), Saba Capital Management GP, LLC (“Saba GP”), and Boaz R. Weinstein. on February 14, 2023. Each of Saba Capital, Saba GP, and Mr. Weinstein may be deemed to be the beneficial owner of the reported shares. The principal business address for each of Saba Capital, Saba GP, and Mr. Weinstein is 405 Lexington Ave, 58th Floor, New York, NY 10174.

(11)
Information derived from a Schedule 13G filed with the SEC on October 6, 2021 on behalf of Tenor Capital Management Company, L.P. (“Tenor Capital”), Tenor Opportunity Master Fund, Ltd. (“Tenor Opportunity”) and Robin Shah. Each of Tenor Capital, Tenor Opportunity and Mr. Shah may be deemed the beneficial owner of 1,475,000 shares of the Artemis Class A Common Stock. The principal business address for each of Tenor Capital, Tenor Opportunity and Mr. Shah is 810 Seventh Avenue, Suite 1905, New York, New York 10019.

(12)
Information derived from a Schedule 13G filed with the SEC on February 14, 2023 on behalf of Fir Tree Capital Management LP, a Delaware limited partnership (“Fir Tree”). Fir Tree has sole voting and dispositive power over 1,496,653 shares of the Artemis Class A Common Stock. The principal business address for Fir Tree is 500 5th Avenue, 9th Floor, New York, New York 10110.

APPRAISAL RIGHTS
Neither Artemis Stockholders nor holders of Artemis Warrants have appraisal rights under the DGCL in connection with the Business Combination.
PRIOR SALES
Other than: the issuance of 65,000 PubCo Ordinary Shares to Komisium upon the formation of PubCo, there have not been any issuances of PubCo Ordinary Shares, or securities convertible into PubCo Ordinary Shares, during the 12-month period preceding the date of this proxy statement/prospectus.
ANNUAL MEETING STOCKHOLDER PROPOSALS
If the Business Combination is consummated, you will be entitled to attend and participate in PubCo’s annual meetings of shareholders. If PubCo holds a 2022 annual meeting of shareholders, it will provide notice of or otherwise publicly disclose the date on which the 2022 annual meeting will be held. As a foreign private issuer, PubCo will not be subject to the SEC’s proxy rules.
OTHER STOCKHOLDER COMMUNICATIONS
Stockholders and interested parties may communicate with the Artemis Board, any committee chairperson or the non-management directors as a group by writing to the Artemis Board or committee chairperson in care of Artemis Strategic Investment Corporation, 3310 East Corona Avenue, Phoenix, Arizona 85040. Following the Business Combination, such communications should be sent in care of PubCo, 13 Castle Street, St. Helier, Jersey JE1 1ES. Each communication will be forwarded, depending on the subject matter, to the Artemis Board, the appropriate committee chairperson or all non-management directors.
LEGAL MATTERS
Certain legal matters relating to U.S. law will be passed upon for PubCo by Harris Beach PLLC, Buffalo, New York. Certain Jersey legal matters will be passed upon for PubCo by Ogier (Jersey) LLP. The legality of the PubCo Ordinary Shares to be issued in connection with the Merger will be passed upon by Ogier (Jersey) LLP.
EXPERTS
The balance sheet of Artemis as of December 31, 2021, and the financial statements for the period from January 4, 2021 (inception) through December 31, 2021, appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this proxy statement/prospectus, and is included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.
The combined carve-out financial statements of Logflex MT Holding Limited as of December 31, 2021, 2020 and 2019 and for the years ended December 31, 2021 and 2020 and 2019 included in this proxy statement/prospectus have been audited by Friedman LLP, an independent registered public accounting firm, as stated in their reports appearing herein. Such financial statements have been included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
DELIVERY OF DOCUMENTS TO STOCKHOLDERS
Pursuant to the rules of the SEC, Artemis and third parties that it engages to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of Artemis proxy statement. Upon written or oral request, Artemis will deliver a separate copy of the proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that Artemis deliver single copies of such documents in the future. Stockholders may notify Artemis of their requests by calling or writing Artemis at its principal executive offices at Artemis Strategic Investment Corporation, 3310 East Corona Avenue, Phoenix, Arizona 85040.

Following the Business Combination, such requests should be made by calling (+)44 1534 281 800 or writing PubCo at 13 Castle Street, St. Helier, Jersey JE1 1ES.
ENFORCEABILITY OF CIVIL LIABILITY
PubCo is incorporated under the laws of Jersey. Service of process upon us and upon certain of our directors and officers and the experts named in this proxy statement/prospectus, who reside outside the U.S., may be difficult to obtain within the U.S. Furthermore, because a substantial amount of our assets and certain of our directors and officers are located outside the U.S., any judgment obtained in the U.S. against us or any of our directors and officers may not be collectible within the U.S.
PubCo has irrevocably appointed Incorporating Services, Ltd. as its agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of the agent is 3500 South DuPont Highway Dover, Delaware 19901.
We have also been advised by Ogier (Jersey) LLP, our Jersey legal advisor, that there is doubt as to the enforceability, in original actions in Jersey courts, of liabilities based on the U.S. federal securities laws or “blue sky” laws of any state within the United States and as to the enforceability in Jersey courts of judgments of U.S. courts obtained in actions based on the civil liability provisions of the U.S. federal securities laws or any such state securities or blue sky laws. Therefore, it may not be possible to enforce those judgments against us, certain of our directors and officers, the experts named in this proxy statement/prospectus.
WHERE YOU CAN FIND MORE INFORMATION
PubCo has filed a registration statement on Form F-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.
Artemis files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Artemis at the SEC’s web site containing reports, proxy statements and other information at: http://www.sec.gov.
Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.
All information contained in this document relating to Artemis has been supplied by Artemis, and all such information relating to Novibet, Merger Sub and PubCo has been supplied by Novibet. Information provided by one entity does not constitute any representation, estimate or projection of the other entity.
If you would like additional copies of this document or if you have questions about the Business Combination, you should contact via phone or in writing:
Artemis:
3310 East Corona Avenue
Phoenix, Arizona 85040
(602) 346-0329
Proxy Solicitor:
Alliance Advisors, LLC
1-844-984-3717
Email: ARTE.info@allianceadvisors.com

INDEX TO FINANCIAL STATEMENTS
Page
Artemis Strategic Investment Corporation – Unaudited Financial Statements
Financial Statements:
Condensed Balance Sheets as of September 30, 2022 (unaudited) and December 31, 2021	F-3
Condensed Statements of Operations for the three and nine months ended September 30, 2022, the three months ended September 30, 2021 and for the period from January 4, 2021 to
September 30, 2021 (unaudited)
F-4
Condensed Statements of Changes in Stockholders’ Equity (Deficit) for the three and nine months ended September 30, 2022, the three months ended September 30, 2021 and for the period from
January 4, 2021 to September 30, 2021 (unaudited)
F-5
Condensed Statements of Cash Flows for the nine months ended September 30, 2022 and for the period from January 4, 2021 to September 30, 2021 (unaudited)	F-6
Notes to Condensed Financial Statements (unaudited)	F-7
Artemis Strategic Investment Corporation – Audited Financial Statements
Report of Independent Registered Public Accounting Firm (PCAOB Firm ID: 100)	F-24
Financial Statements:
Balance Sheet as of December 31, 2021	F-25
Statement of Operations for the period from January 4, 2021 (inception) through December 31, 2021	F-26
Statement of Changes in Stockholders’ Deficit for the period from January 4, 2021 (inception) through December 31, 2021	F-27
Statement of Cash Flows for the period from January 4, 2021 (inception) through December 31, 2021	F-28
Notes to Financial Statements	F-29
Logflex MT Holding Limited – Unaudited interim Financial Statements
Unaudited interim condensed consolidated combined carve-out statements of profit or loss and comprehensive income for the six months ended June 30, 2022 and 2021	F-43
Unaudited interim condensed consolidated combined carve-out statements of financial position as of June 30, 2022 and December 31, 2021	F-44
Unaudited interim condensed consolidated combined carve-out statements of changes in deficit for the six months ended June 30, 2022 and 2021	F-45
Unaudited interim condensed consolidated combined carve-out statements of cash flows for the six months ended June 30, 2022 and 2021	F-46
Notes to the unaudited interim condensed consolidated combined carve-out financial statements for the six months ended June 30, 2022 and 2021	F-47
Logflex MT Holding Limited – Audited Financial Statements
Report of Independent Registered Public Accounting Firm (PCAOB Firm ID: 711)	F-78
Combined carve-out statements of profit or loss and comprehensive income for the years ended December 31, 2021 and 2020	F-79
Combined carve-out statements of financial position as of December 31, 2021, 2020 and 2019	F-80
Combined carve-out statements of changes in deficit for the years ended December 31, 2021 and 2020	F-81
Combined carve-out statements of cash flows for the years ended December 31, 2021 and 2020	F-82
Notes to the combined carve-out financial statements for the years ended December 31, 2021 and 2020	F-83

PART 1 — FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS
ARTEMIS STRATEGIC INVESTMENT CORPORATION
CONDENSED BALANCE SHEETS
	September 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets
Cash	$331,377	$953,329
Prepaid expenses	187,370	450,708
Total Current Assets	518,747	1,404,037
Investments held in Trust Account	206,540,293	205,284,883
Total Assets	$207,059,040	$206,688,920
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$5,287,795	$396,587
Total Current Liabilities	5,287,795	396,587
Derivative warrant liabilities	$2,006,250	$9,856,706
Deferred underwriting fee payable	—	6,693,750
Total Liabilities	7,294,045	16,947,043
Commitments and Contingencies
Class A common stock; 20,125,000 shares subject to possible redemption at $10.26 and $10.20 per share at September 30, 2022 and December 31, 2021, respectively	206,540,293	205,275,000
Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; none issued or outstanding (excluding 20,125,000 shares subject to possible redemption)	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 5,031,250 shares issued and outstanding	503	503
Additional paid-in capital	—	—
Accumulated deficit	(6,775,801)	(15,533,626)
Total Stockholders’ Deficit	(6,775,298)	(15,533,123)
Total Liabilities and Stockholders’ Deficit	$207,059,040	$206,688,920
The accompanying notes are an integral part of these unaudited condensed financial statements.

ARTEMIS STRATEGIC INVESTMENT CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022
THREE MONTHS ENDED SEPTEMBER 30, 2021
AND FOR THE PERIOD FROM JANUARY 4, 2021 (INCEPTION) THROUGH
SEPTEMBER 30, 2021
(Unaudited)
	For the Three Months Ended September 30, 2022	For the Three Months Ended September 30, 2021	For the Nine Months Ended September 30, 2022	For the Period from January 4, 2021 (Inception) Through September 30, 2021
Formation and general and administrative expenses	$722,149	495	$5,776,498	$11,189
Income (loss) from operations	(722,149)	(495)	(5,776,498)	(11,189)
Other income
Gain from derecognition of deferred underwriting fee payable	7,043,750	—	7,043,750	—
Interest earned on investments held in trust account	988,830	—	1,255,410	—
Change in fair value of warrant liabilities	(200,626)	—	7,850,456	—
Total other income	7,831,954	—	16,149,616	—
Net income/(loss)	$7,109,805	(495)	$10,373,118	$(11,189)
Weighted average shares of Class A common stock outstanding, basic & diluted	20,125,000	—	20,125,000	—
Basic and diluted net income/(loss) per share, Class A common stock	$0.28	—	$0.41	$—
Weighted average shares of Class B common stock outstanding, basic & diluted	5,031,250	4,375,000	5,031,250	4,375,000
Basic and diluted net income/(loss) per share, Class B common stock	$0.28	—	$0.41	$—
The accompanying notes are an integral part of these unaudited condensed financial statements.

ARTEMIS STRATEGIC INVESTMENT CORPORATION
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY/(DEFICIT)
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022
THREE MONTHS ENDED SEPTEMBER 30, 2021
AND FOR THE PERIOD FROM JANUARY 4, 2021 (INCEPTION) THROUGH
SEPTEMBER 30, 2021
(Unaudited)
	Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Stockholder’s Deficit
	Shares	Amount
Balance – December 31, 2021	5,031,250	$503	$—	$(15,533,626)	$(15,533,123)
Net loss	—	—	—	(1,254,236)	(1,254,236)
Balance – March 31, 2022	5,031,250	503	—	(16,787,862)	(16,787,359)
Accretion of Class A common stock subject to possible redemption amount	—	—	—	(350,000)	(350,000)
Net income	—	—	—	4,517,549	4,517,549
Balance – June 30, 2022	5,031,250	503	—	(12,620,313)	(12,619,810)
Accretion of Class A common stock subject to possible redemption amount	—	—	—	(1,265,293)	(1,265,293)
Net income	—	—	—	7,109,805	7,109,805
Balance – September 30, 2022	5,031,250	$503	$—	$(6,775,801)	$(6,775,298)
	Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Stockholder’s Equity
	Shares	Amount
Balance – January 4, 2021 (inception)	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	5,031,250	503	24,497	—	25,000
Net loss	—	—	—	(1,596)	(1,596)
Balance – March 31, 2021	5,031,250	503	24,497	(1,596)	23,404
Net loss	—	—	—	(9,098)	(9,098)
Balance – June 30, 2021	5,031,250	503	24,497	(10,694)	14,306
Net loss	—	—	—	(495)	(495)
Balance – September 30, 2021	5,031,250	$503	$24,497	$(11,189)	$13,811
The accompanying notes are an integral part of these unaudited condensed financial statements.

ARTEMIS STRATEGIC INVESTMENT CORPORATION
CONDENSED STATEMENTS OF CASH FLOWS
NINE MONTHS ENDED SEPTEMBER 30, 2022
AND FOR THE PERIOD FROM JANUARY 4, 2021 (INCEPTION) THROUGH
SEPTEMBER 30, 2021
(Unaudited)
	Nine Months Ended September 30, 2022	For the Period from January 4, 2021 (Inception) Through September 30, 2021
Cash flows from operating activities:
Net income/(loss)	$10,373,118	(11,189)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Interest earned on investments held in trust account	(1,255,410)	—
Change in fair value of warrant liabilities	(7,850,456)	—
Gain on derecognition of deferred underwriting fee payable	(7,043,750)
Formation and operating costs paid by Sponsor in exchange for issuance of Class B Common Stock	—	1,596
Formation and operating costs paid by promissory note	—	498
Adjustments to operating assets and liabilities:
Decrease in prepaid expenses	263,338	—
Increase in accounts payable and accrued expenses	4,891,208	(1,485)
Net cash used in operating activities	(621,952)	(10,580)
Cash flows from financing activities:
Proceeds from promissory note-related party	—	100,000
Proceeds received in advance for sale of Class B common stock	—	1,500
Payments for offering costs	—	(71,134)
Net cash provided by financing activities	—	30,366
Net change in cash	(621,952)	19,786
Cash at beginning of period	953,329	—
Cash at end of period	$331,377	$19,786
Supplemental disclosure of non-cash investing and financing activities
Deferred offering costs included in accounts payable and accrued expenses	$—	$364,986
Deferred offering costs paid by Sponsor in exchange for issuance of Class B Common Stock	$—	$23,404
Deferred offering costs paid by promissory note	$—	$62,394
The accompanying notes are an integral part of the financial statements.

ARTEMIS STRATEGIC INVESTMENT CORPORATION
NOTES TO CONDENSED UNAUDITED FINANCIAL STATEMENTS
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Artemis Strategic Investment Corporation (the “Company”) is a blank check company incorporated as a Delaware corporation on January 4, 2021. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of September 30, 2022, the Company had not yet commenced any operations. All activity since inception relates to the Company’s formation and the initial public offering (the “Initial Public Offering” or “IPO”), and subsequent to the IPO, identifying a target business to complete a Business Combination with, as well as activities in connection with the Proposed Business Combination which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds of the Initial Public Offering. The Company has selected December 31 as its fiscal year end.
Prior to the consummation of the IPO, on January 5, 2021, Artemis Sponsor, LLC (the “Sponsor”) purchased 4,312,500 shares of Class B common stock, par value $0.0001 per share (“Founder Shares” or “Class B Common Stock”), for an aggregate purchase price of $25,000, or $0.006 per share. On March 16, 2021, Artemis effected a stock split of the Class B Common Stock, resulting in an aggregate of 5,031,250 shares of Class B Common Stock outstanding and held by the Sponsor. The number of Founder Shares issued was determined based on the expectation that the total size of the IPO would be a maximum of 20,125,000 units if the underwriters’ option to purchase additional units was exercised in full, and therefore, that such Founder Shares would represent 20% of the issued and outstanding shares of common stock after the IPO.
On October 4, 2021, the Company consummated the Initial Public Offering of 20,125,000 units (the “Units”), including the issuance 2,625,000 Units as a result of the underwriters’ exercise of their over-allotment option in full, at $10.00 per Unit, generating gross proceeds of $201,250,000, which is described in Note 3. Each Unit issued in the IPO consists of one share of Class A common stock, par value $0.0001 per share (the “Public Shares” or “Class A Common Stock”) and one-half of one redeemable warrant (the “Public Warrants”). As a result of the exercise by the underwriters of their over-allotment option in full, 656,250 shares of Class B Common Stock were no longer subject to forfeiture.
Certain institutional anchor investors (the “Institutional Anchor Investors”) that are not affiliated with the Company, the Sponsor or the Company’s officers, directors, and certain members of the Company’s management purchased an aggregate of 13,020,000 Units. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $130,200,000. In addition to and as part of the Initial Public Offering, certain entities affiliated with the Sponsor, purchased an aggregate of 2,732,500 Units at an offering price of $10.00 per Unit, generating gross proceeds of $27,325,000.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,000,000 warrants (the “Sponsor Warrants”) at a price of $1.00 per Sponsor Warrant in a private placement to the Sponsor, generating gross proceeds of $8,000,000, which is described in Note 4. The Company also consummated the sale of 2,000,000 warrants (the “Anchor Investor Warrants”, together with the Sponsor Warrants, the “Private Placement Warrants”) at a price of $1.00 per Anchor Investor Warrant in a private placement to certain Institutional Anchor Investors, generating gross proceeds of $2,000,000.
Simultaneously with the closing the Initial Public Offering, the Sponsor forfeited 1,618,434 Founder Shares and the Company sold 1,618,434 Founder Shares to certain Institutional Anchor Investors at the original purchase price of $0.006 per share. The Founder Shares will automatically convert into shares of Class A Common Stock at the time of the Company’s initial Business Combination on a one-for-one basis, subject to adjustment as provided in the Company’s final prospectus, as filed with the Securities and Exchange Commission (the “SEC”) on October 1, 2021 (“Final Prospectus”).
Transaction costs amounted to $25,559,771 consisting of $3,825,000 of underwriting fees, $7,043,750 of deferred underwriting commissions, $13,796,426 of offering costs related to the fair value of the Founder Shares issued to certain Institutional Anchor Investors and $894,595 of other offering costs. Offering costs related to the Founder Shares amounted to $13,796,426, of which $13,158,020 were charged to stockholders’ equity/(deficit) upon the completion of the Initial Public Offering and $638,407 were expensed to the statements of operations and included in transaction costs allocated to warrant liabilities. Effective as of July 14, 2022, Barclays Capital Inc. (“Barclays”) resigned and withdrew from its role as financial advisor and capital markets advisor to the Company and waived its entitlement to all fees in connection with the Business Combination, including its portion of the deferred underwriting commissions in the amount of approximately $4,578,438. Effective as of July 20, 2022, BMO Capital Markets Corp. (“BMO”) waived its entitlement to its portion of the deferred underwriting commissions in the amount of approximately $2,465,312.
Following the closing of the Initial Public Offering, an amount of $205,275,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination. The Company must complete its initial Business Combination with one or more target businesses that together have a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding any deferred underwriting commissions held in the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to effect a Business Combination successfully.
The Company will provide its holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve a Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company will be required to seek stockholder approval of a Business Combination at a meeting called for such purpose at which stockholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and a majority of the outstanding shares voted are voted in favor of the Business Combination.
If the Company conducts redemptions of the Public Shares in connection with a Business Combination pursuant to the proxy solicitation rules in conjunction with a stockholder meeting instead of pursuant to the tender offer rules, the Company’s third amended and restated certificate of incorporation (the “Certificate of Incorporation”) provides that, a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.

The Public Stockholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account (initially $10.20 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to stockholders who redeem their shares will not be reduced by the deferred underwriting commissions , which prior to the resignation of Barclays and waiver of fees by BMO, was to be paid to the underwriters upon the completion of the Business Combination, but has been waived following their resignation and waiver, respectively. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. These Public Shares are recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”
If the Company is unable to conduct redemptions pursuant to the proxy solicitation rules as described above, the Company will, pursuant to its Certificate of Incorporation, offer such redemption pursuant to the tender offer rules of the SEC, and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.
The Sponsor, officers, directors, Institutional Anchor Investors, and advisors have agreed (a) to vote their Founder Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (b) not to propose an amendment to the Company’s Certificate of Incorporation with respect to the Company’s pre-Business Combination activities prior to the consummation of a Business Combination unless the Company provides dissenting Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment, (c) not to redeem any shares (including the Founder Shares) into cash from the Trust Account in connection with a stockholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company is unable to conduct redemptions pursuant to the proxy solicitation rules) or a vote to amend the provisions of the Certificate of Incorporation relating to stockholders’ rights of pre-Business Combination activity and (d) that the Founder Shares shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor and our officers, directors and advisors will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.
If the Company is unable to complete a Business Combination within 18 months from the closing of the Initial Public Offering (or 21 months from the closing of the Initial Public Offering, if the Company has executed a definitive agreement for a Business Combination within 18 months from the closing of the Initial Public Offering) (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of applicable law. The underwriters have agreed to waive their rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the price per Unit $10.20. On March 30, 2022, the Company executed a definitive agreement for a Business Combination, described in the section titled “Proposed Business Combination with Novibet”, which has extended the mandatory liquidation date to 21 months or July 4, 2023.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.20 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the day of liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure its stockholders that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
The Institutional Anchor Investors will not be entitled to (i) redemption rights with respect to any Founder Shares held by them in connection with the completion of the initial Business Combination, (ii) redemption rights with respect to any Founder Shares held by them in connection with a stockholder vote to amend the Certificate of Incorporation in a manner that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company has not consummated an initial Business Combination within the Combination Period or (iii) rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if the Company fails to complete the initial Business Combination within the Combination Period (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete the initial Business Combination within the Combination Period), see Note 5.
Proposed Business Combination with Novibet
On March 28, 2022, the board of directors of Artemis unanimously approved the Agreement and Plan of Reorganization, dated as of March 30, 2022, and amended on September 2, 2022 and December 14, 2022 (as the same may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Komisium Limited, a private company limited by shares incorporated under the laws of Cyprus and the holder of all of the issued ordinary shares of Novibet and all of the issued and outstanding PubCo Ordinary Shares (“Komisium”), Logflex MT Holding Limited, a limited liability company organized under the laws of Malta with company registration number C 77769 and having its registered office at 170, Pater House, Level 1 (Suite A191), Psaila Street, Birkirkara, BKR 9077, Malta and a direct, wholly-owned subsidiary of Komisium (“Novibet”), Novibet PLC, a United Kingdom public limited company, and a direct, wholly-owned subsidiary of Komisium (“PubCo”), Novibet Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of PubCo (“Merger Sub”), and Artemis, which provides for, among other things, (i) the sale and transfer by Komisium of all issued ordinary shares and other equity interests of Novibet to PubCo in exchange for the consideration hereafter described (the “Share Exchange”), and (ii) the merger of Merger Sub with and into Artemis, with Artemis surviving and continuing as a direct, wholly-owned subsidiary of PubCo (the “Merger” and, together with the Share Exchange and the other transactions contemplated by the Business Combination Agreement to be effective upon consummation of the Merger, the “Proposed Business Combination”).
Pursuant to the Business Combination Agreement, subject to the satisfaction or waiver of certain closing conditions set forth therein, immediately prior to the Effective Time, Komisium will sell and transfer all issued ordinary shares and other equity interests of Novibet to PubCo in consideration for receiving at closing of the Proposed Business Combination (a) an amount of cash, which will not exceed $50 million, equal to the excess of the Gross Closing Proceeds (as defined in the Business Combination Agreement) over

$100 million (the “Closing Cash Consideration”), (b) a number of ordinary shares of PubCo (the “PubCo Ordinary Shares” and such number of shares, the “Closing Share Consideration”) equal to (i) (x) $500 million minus the initial share premium of $598,000 (“Initial Share Premium”) minus the Closing Cash Consideration actually paid to Komisium, the difference divided by (y) $10.20, minus (ii) the Additional Closing Share Consideration (if any), and (c) in the event that redemptions by Public Stockholders equal or exceed 85% of the outstanding shares of Class A Common Stock, an additional 12,254,902 PubCo Ordinary Shares (the “Additional Closing Share Consideration”). If redemptions by the Public Stockholders are less than 85%, the Additional Closing Share Consideration will be deferred and 12,254,902 PubCo Ordinary Shares (the “Deferred Share Consideration”) will be issued upon the satisfaction of certain earnout conditions. In addition to the Closing Cash Consideration, Closing Share Consideration, Additional Closing Share Consideration (if any), and Deferred Share Consideration (if any), Komisium (i) will retain the 65,000 PubCo Ordinary Shares to which the Initial Share Premium relates, and (ii) may receive up to an additional 10,000,000 PubCo Ordinary Shares in earnout consideration (the “Earnout Consideration”) upon the satisfaction of certain earnout conditions set forth in more detail in the Business Combination Agreement.
Additionally, pursuant to the Business Combination Agreement, subject to the satisfaction or waiver of certain closing conditions set forth therein, immediately prior to the effective time of the Merger (the “Effective Time”), (a) each issued and outstanding share of Class B Common Stock shall no longer be outstanding and will be automatically converted into one share of Class A Common Stock subject to the terms of the Company’s Certificate of Incorporation and the Sponsor Support Agreement, (b) each issued and outstanding share of Class A Common Stock (including the shares of Class A Common Stock issued upon conversion of shares of Class B Common Stock, but not including any shares redeemed by the Public Stockholders and certain other excluded Company shares) shall no longer be outstanding and will be automatically converted into the right of the holder thereof to receive one PubCo Ordinary Share and (c) each outstanding whole warrant of the Company will be assumed by PubCo and will become exercisable for one PubCo Ordinary Share, on the same terms as the warrants of the Company in accordance with the terms of the Warrant Agreement dated as of September 29, 2021, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”).
On September 2, 2022, Komisium, Novibet, PubCo, Merger Sub and the Company entered into Amendment No. 1 to the Business Combination Agreement, which among other things provided for (i) a closing share valuation of $500,000,000, with 12,254,902 PubCo Ordinary Shares issuable to Komisium at closing of the Proposed Business Combination if redemptions equal or exceed 85%, or if redemptions are less than 85%, then such PubCo Ordinary Shares would be deferred and issuable in subsequent years if certain earnout targets are met, (ii) a dual tranche earnout based on the achievement of certain net gaming revenue targets, (iii) clauses permitting Komisium to transfer up to 30% of the issued PubCo Ordinary Shares after the Closing, (iv) the payment of an amount of dividend declared prior to March 30, 2022 to Komisium up to the amount of €3,579,625, (v) the payment of the net profits generated by Novibet between signing and closing to Komisium, and (vi) a minimum cash closing condition of $12.5 million after transaction expenses and redemptions.
In connection with the execution of the Business Combination Agreement, the Sponsor, Novibet and the Company entered into a Sponsor Support Agreement on March 30, 2022 (the “Sponsor Support Agreement”), pursuant to which the Sponsor agreed, among other things, to vote to adopt and approve the Business Combination Agreement and all other documents and transactions contemplated thereby, to vote against any business combination proposal other than the Proposed Business Combination or other proposals that would impede or frustrate the Proposed Business Combination, and to not change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, the Company. Additionally, the Sponsor agreed not to redeem any shares of the Class A Common Stock or Class B Common Stock held by it in connection with the Proposed Business Combination, and to waive the anti-dilution and conversion price adjustments set forth in the Certificate of Incorporation with respect to its Class B Common Stock.
The closing of the Proposed Business Combination is subject to certain closing conditions and there is no assurance that the Proposed Business Combination will be completed.

Liquidity and Going Concern Consideration
As of September 30, 2022, the Company had $331,377 in cash and a working capital deficit of $4,769,048.
The Company’s liquidity needs through September 30, 2022, were satisfied through a contribution of $25,000 from Sponsor to cover for certain expenses in exchange for the issuance of the Founder Shares and the proceeds from the consummation of the Private Placement not held in the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (defined below, see Note 5). As of September 30, 2022, there were no amounts outstanding under the Working Capital Loans. The Company’s management plans to continue its efforts to complete a Business Combination within 21 months of the closing of the Initial Public Offering, or July 4, 2023.
If the Company’s funds are insufficient to meet the expenditures required for operating its business in the attempt to find a Business Combination or in the event that an initial Business Combination is not consummated, the Company will likely need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through July 4, 2023. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements — Going Concern,” management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be unable to raise additional capital.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K as filed with the SEC on January 28, 2022. The interim results for the three and nine months ended September 30, 2022 are not necessarily indicative of the results to be expected for the year ending December 31, 2022 or for any future periods.

Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses during the period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. As of September 30, 2022 and December 31, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2022 and December 31, 2021.
Investments Held in Trust Account
The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of the U.S. government securities, the investments are classified as trading securities.

When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in interest earned on investments held in the Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Class A Common Stock Subject to Possible Redemption
All of the 20,125,000 shares of Class A Common Stock sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Proposed Business Combination and in connection with certain amendments to the Company’s Certificate of Incorporation. In accordance with ASC 480, conditionally redeemable Class A Common Stock (including Class A Common Stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, its Certificate of Incorporation provides that currently, the Company will not redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. Accordingly, as of September 30, 2022 and December 31, 2021, 20,125,000 shares of Class A Common Stock subject to possible redemption at the redemption amount were presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the Class A Common Stock subject to possible redemption to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Effective with the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.
Income Taxes
The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. At September 30, 2022 and December 31, 2021, the Company’s net deferred income tax assets are deemed to be de minimis.
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
Net Income/(Loss) per Common Share
The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” The Company has two classes of common stock, one for each of its Class A Common Stock and Class B Common Stock. Income and losses are shared pro rata between the two classes of shares. Net Income/(Loss) per common stock is computed by dividing net loss by the weighted average number of common stock outstanding for the period. Net Income/(Loss) is allocated to the Company’s Class A Common Stock and Class B Common Stock based on the relative shares outstanding for each class of common stock compared to the Company’s total shares outstanding. The Company has not considered the effect of the warrants sold in the IPO or the Private Placement Warrants in the calculation of diluted income per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.
Accretion associated with the redeemable shares of Class A Common Stock is excluded from earnings per share as the redemption value approximates fair value.
The Company’s basic and diluted income/(loss) per share are calculated as follows:
	Three Months Ended September 30, 2022	Three Months Ended September 30, 2021
Class A Common Stock
Numerator: Net income allocable to Class A Common Stock	$5,687,844	$—
Denominator: Weighted Average Class A Common Stock, Basic and Diluted	20,125,000	—
Net income per share, Class A , basic and diluted	$0.28	$—
Class B Common Stock
Numerator: Net income/(loss) allocable to Class B common stock	$1,421,961	$(495)
Denominator: Class B Common Stock, Basic and Diluted	5,031,250	4,375,000
Net income/(loss) per share, Class B, basic and diluted	$0.28	$—
	Nine Months Ended September 30, 2022	For the period from January 4, 2021 to September 30, 2021
Class A Common Stock
Numerator: Net income allocable to Class A Common Stock	$8,298,494	$—
Denominator: Weighted Average Class A Common Stock, Basic and Diluted	20,125,000	—
Net income per share, Class A , basic and diluted	$0.41	$—
Class B Common Stock
Numerator: Net income/(loss) allocable to Class B common stock	$2,074,624	$(11,189)
Denominator: Class B Common Stock, Basic and Diluted	5,031,250	4,375,000
Net income/(loss) per share, Class B, basic and diluted	$0.41	$—
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature, except for the derivative warrant liabilities (see Note 10).
The Company applies ASC 820, which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.
Level 1 — Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.
Level 2 — Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.
Level 3 — Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.
Offering Costs Associated with the Initial Public Offering
Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs amounted to $25,559,771 (including deferred underwriting commissions of an aggregate of approximately $7,043,750 which, prior to the resignation of Barclays and waiver of fees by BMO, was to be paid to the underwriters of the IPO upon the completion of the Business Combination, but has been waived following their resignation and waiver, respectively). Of this amount, $13,158,021 was charged to stockholders’ deficit upon the completion of the Initial Public Offering, $10,897,232 was charged to temporary equity, and $1,154,518 was expensed due to allocating certain offering costs to the warrant liabilities. During the nine months ended September 30, 2022, the Company charged an additional $350,000 of deferred underwriting fees to temporary equity.
Warrant Liabilities
The Company accounts for warrants for shares of the Company’s Class A Common Stock that are not indexed to its own stock as liabilities at fair value on the balance sheet in accordance with ASC 815-40, Derivatives and Hedging: Contracts in Entity’s Own Equity (“ASC 815-40”). Such warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of other income (expense), net on the statement of operations. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of any warrants. At that time, the portion of the warrant liabilities related to the warrants will be reclassified to additional paid-in capital.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.
NOTE 3. INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 20,125,000 Units, including the 2,625,000 Units as a result of the underwriters’ exercise of their over-allotment option in full, at a purchase price of $10.00 per Unit. Each Unit consists of one Public Share and one-half of one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one Public Share at an exercise price of $11.50 per whole share (see Note 7).
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor has purchased 8,000,000 Private Placement Warrants at a price of $1.00 per warrant, generating total proceeds of $8,000,000 to the Company. Substantially concurrently with the closing of the Private Placement, the Sponsor sold an aggregate of 2,000,000 Private Placement Warrants to certain Institutional Anchor Investors for at a price of $1.00 per warrant, generating total proceeds of $2,000,000 to the Company.

Each Private Placement Warrant is identical to the Public Warrants in material terms and provisions, except that the Private Placement Warrants will be non-redeemable (except as described below in Note 7 under “Redemption of Warrants for Class A Common Stock”) and exercisable on a cashless basis so long as they are held by their initial purchasers or their permitted transferees. If the Private Placement Warrants are held by holders other than their initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On January 5, 2021, the Company issued 4,312,500 Founder Shares to the Sponsor in consideration for the Sponsor paying certain offering and formation costs on behalf of the Company with a value of $25,000. On March 16, 2021, the Company effected a stock split of the Founder Shares, resulting in an aggregate of 5,031,250 Founder Shares outstanding and held by the Sponsor. All share and per share amounts have been retroactively restated to reflect the stock split. Simultaneously with the closing the Initial Public Offering, the Sponsor forfeited 1,618,434 Founder Shares and the Company sold 1,618,434 Founder Shares to certain Institutional Anchor Investors at the original purchase price of $0.006 per share.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination; and (B) subsequent to a Business Combination, (x) if the closing price of the Public Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their Public Shares for cash, securities or other property.
In connection with the closing of the Initial Public Offering the Sponsor sold an aggregate of 1,618,434 Founder Shares to the Institutional Anchor Investors at their original purchase price. The Company estimated the aggregate fair value of these Founder Shares attributable to the Institutional Anchor Investors to be $13,796,426, or $8.54 per share. The fair value of the Founder Shares were valued using a binomial/lattice model. The excess of the fair value of the Founder Shares over cost was determined to be an offering cost in accordance with Staff Accounting Bulletin Topic 5A. Accordingly, the offering cost was allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received.
Promissory Note — Related Party
On January 5, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing and payable on the earlier of January 5, 2023 or the completion of the Initial Public Offering. The outstanding balance under the Note of $162,892 was repaid at the closing of the Initial Public Offering. The Note is no longer available.
Related Party Loans
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to

$1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of September 30, 2022 and December 31, 2021, the Company had no borrowings under the Working Capital Loans.
Administrative Support Agreement
The Company entered into an agreement, commencing on September 30, 2021, to pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative support. Upon completion of the Proposed Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company incurred and paid $30,000 and $90,000 in accordance with the terms of the agreement, during the three and nine months ended September 30, 2022, respectively.
NOTE 6. COMMITMENTS AND CONTINGENCIES
Risks and Uncertainties
Management continues to evaluate the impact of macroeconomic conditions, such as the COVID-19 pandemic, downturns in the financial markets, inflation, declines in consumer spending, increases in interest rates, and geopolitical instability such as the war in Ukraine, on the industry and has concluded that while it is reasonably possible that such macroeconomic conditions could have a negative effect on the Company’s financial position, results of its operations, search for a target company and/or the completion of a Business Combination, the specific impact is not readily determinable as of the date of these condensed financial statements. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign (i.e., non-U.S.) corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.
Any repurchase by the Company of the Company’s stock that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, is generally expected to be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax on a redemption of Class A Common Stock or other stock of the Company in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) whether the redemption is treated as a repurchase of stock for purposes of the excise tax, (ii) the fair market value of the redemption treated as a repurchase of stock in connection with the Business Combination, extension or otherwise, (iii) the structure of a Business Combination, (iv) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a redemption treated as a repurchase of stock) and (v) the content of regulations and other guidance from the Treasury. As noted above, the excise tax would be payable by the Company and not by the redeeming holder. The imposition of the excise tax could cause a reduction in the cash available on hand to complete a Business Combination or for effecting redemptions and may affect the Company’s ability to complete a Business Combination, including the proposed Business Combination with Novibet.
Registration Rights
The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and in each case holders of their component securities, as applicable) will be entitled to registration rights pursuant to a registration rights agreement signed in connection with the Initial Public Offering, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Public Shares). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters, prior to their respective resignation and waiver of fees, were entitled to deferred underwriting commissions of $0.35 per Unit, or $7,043,750 in the aggregate. The deferred underwriting commissions were expected to become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement, dated September 29, 2021, among Barclays, BMO and the Company.
On July 14, 2022, Barclays delivered to the Company a notice of resignation of its roles as financial and capital markets advisor to the Company in connection with the Business Combination and waived all rights to fees (including deferred underwriting commissions for services rendered as one of the underwriters in the Company’s IPO) and reimbursement of expenses in connection with the Business Combination. On July 20, 2022, BMO, one of the underwriters in the IPO, delivered to the Company a notice that BMO waived all rights to its portion of the deferred underwriting commissions in connection with the IPO. BMO had no role in connection with the Business Combination.
As a result of the Barclays’ resignation letter and BMO’s waiver notice, the Company recorded a gain on derecognition of deferred underwriting fees payable of $7,043,750 within the Condensed Statement of Operations.
NOTE 7. WARRANT LIABILITIES
The Company accounted for 20,062,500 warrants issued in connection with the Initial Public Offering (10,062,500 Public Warrants and 10,000,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant is recorded as a liability. Accordingly, the Company has classified each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations.
The warrants will become exercisable 30 days after the completion of a Business Combination provided that the Company has an effective registration statement under the Securities Act covering the Class A Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of shares of Class A Common Stock issuable upon exercise of the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares of Class A Common Stock to holders seeking to exercise their warrants, unless the issuance of the shares of Class A Common Stock issuable upon such warrant exercise is registered or qualified under the securities laws of the state of residence of the exercising holder, or an exemption from registration is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC and have an effective registration statement covering the Class A Common Stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A Common Stock until the warrants expire, as specified in the Warrant Agreement. If any such registration statement has not been declared effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its best efforts to register or qualify the Class A Common Stock under applicable blue sky laws to the extent an exemption is not available. The warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
Redemption of Public Warrants for Cash
The Company may call the Public Warrants for redemption:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the reported closing price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

Redemption of Warrants for Class A Common Stock
The Company may redeem the Public Warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares determined as set out in the Warrant Agreement, based on the redemption date and the “fair market value” of the Class A Common Stock except as otherwise described below;

•
if, and only if, the last reported sale price of the Class A Common Stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders;

•
if, and only if, the Private Placement Warrants are also concurrently exchanged at the same price (equal to a number of shares of Class A Common Stock) as the outstanding Public Warrants, as described above; and

•
if, and only if, there is an effective registration statement covering the issuance of the shares of Class A Common Stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

If the Company calls the Public Warrants for redemption for cash, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis”, as described in the Warrant Agreement. Additionally, in no event will the Company be required to net cash settle any warrants. If the Company is unable to complete the initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
If (x) the Company issues additional common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A Common Stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by the initial stockholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price and the $10.00 per share redemption trigger price described above shall be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
NOTE 8. CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION
The Company’s Class A Common Stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 380,000,000 shares of Class A Common Stock with a par value of $0.0001 per share. Holders of the Company’s Class A Common Stock are entitled to one vote for each share. As of September 30, 2022 and December 31, 2021, there were 20,125,000 shares of Class A Common Stock outstanding subject to possible redemption and are classified outside of permanent equity in the condensed balance sheets.
The Class A Common Stock subject to possible redemption reflected on the balance sheets is reconciled in the following table:
Gross proceeds from Initial Public Offering	$201,250,000
Less:
Fair Value of Public Warrants at Issuance	(5,816,125)
Offering Costs allocated to Class A common stock subject to possible redemption	(11,247,232)
Plus:
Accretion of Class A common stock subject to possible redemption amount	21,088,357
Class A common stock subject to possible redemption at December 31, 2021	$205,275,000
Accretion of Class A common stock subject to possible redemption amount	1,265,293
Class A common stock subject to possible redemption at September 30, 2022	$206,540,293
NOTE 9. STOCKHOLDER’S EQUITY/(DEFICIT)
Preferred Stock — The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred shares. At September 30, 2022 and December 31, 2021, there was no preferred stock issued or outstanding.
Class A Common Stock — The Company is authorized to issue up to 380,000,000 shares of Class A Common Stock, $0.0001 par value per share. Holders of the Company’s Class A Common Stock are entitled to one vote for each share. At September 30, 2022 and December 31, 2021, there were no shares of Class A Common Stock issued or outstanding, excluding 20,125,000 shares of Class A Common Stock subject to possible redemption.

Class B Common Stock — The Company is authorized to issue up to 20,000,000 shares of Class B Common Stock, $0.0001 par value per share. Holders of the Company’s Class B Common Stock are entitled to one vote for each share. At September 30, 2022 and December 31, 2021, there was 5,031,250 shares of Class B Common Stock issued and outstanding.
Simultaneously with the closing of the Initial Public Offering on October 4, 2021, the Sponsor forfeited 1,618,434 Founder Shares and the Company sold 1,618,434 Founder Shares to certain Institutional Anchor Investors at the original purchase price of $0.006 per share. The Founder Shares will automatically convert into shares of Class A Common Stock at the time of the Company’s initial business combination on a one-for-one basis, subject to adjustment as provided in the Final Prospectus.
Holders of the Class A Common Stock and holders of the Founder Shares will vote together as a single class on all matters submitted to a vote of our stockholders, except as required by law or stock exchange rule; provided that only holders of the Founder Shares have the right to vote on the election of the Company’s directors prior to the initial Business Combination and holders of a majority of the Founder Shares may remove a member of the board of directors for any reason.
The Founder Shares will automatically convert into Class A Common Stock at the time of a Business Combination or earlier at the option of the holders thereof at a ratio such that the number of shares of Class A Common Stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 25% of the sum of (i) the total number of all shares of Class A Common Stock issued in the Offering (including any shares of Class A Common Stock issued pursuant to the underwriters’ over-allotment option) plus (ii) the sum of (i) all shares of Class A Common Stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued in connection with or in relation to the consummation of a Business Combination (including any shares of Class A Common Stock issued pursuant to a forward purchase agreement), excluding any shares of Class A Common Stock or equity-linked securities or rights issued, or to be issued, to any seller in a Business Combination, any Private Placement Warrants issued to the Sponsor, or an affiliate of the Sponsor, or any member of management team upon conversion of Working Capital Loans and any warrants issued pursuant to a forward purchase agreement, minus (ii) the number of shares of Class A Common Stock redeemed in connection with a Business Combination, provided that such conversion of Founder Shares shall never be less than one-to-one.
The Company may issue additional common stock or preferred stock to complete its Business Combination or under an employee incentive plan after completion of its Business Combination.
NOTE 10. FAIR VALUE MEASUREMENT
The following table presents information about the Company’s assets and liabilities that are measured at fair value at September 30, 2022 and December 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	September 30, 2022
Assets:
Investments held in Trust Account	1	$206,540,293
Liabilities:
Warrant liability – Public Warrants	1	$1,006,250
Warrant liability – Private Placement Warrants	2	1,000,000
Description	Level	December 31, 2021
Assets:
Investments held in Trust Account	1	$205,284,883
Liabilities:
Warrant liability – Public Warrants	1	$4,943,706
Warrant liability – Private Placement Warrants	2	4,913,000

Warrants
The warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Balance Sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within the statement of operations.
The warrants were initially valued using a binomial lattice model, which is considered to be a Level 3 fair value measurement. The binomial lattice model’s primary unobservable input utilized in determining the fair value of the warrants is the expected volatility of the common stock. The expected volatility as of the Initial Public Offering date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrant price will be used as the fair value as of each relevant date. As of September 30, 2022 and December 31, 2021, the fair value of the Private Placement Warrants was the equivalent to that of the Public Warrants as they had substantially the same terms; however, they are not actively traded, as such are listed as a Level 2 in the hierarchy table above.
NOTE 11. SUBSEQUENT EVENTS
The Company evaluated events that have occurred up to the date the unaudited condensed financial statements were issued. Based upon the review, management did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of Directors of
Artemis Strategic Investment Corporation
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Artemis Strategic Investment Corporation (the “Company”) as of December 31, 2021 the related statements of operations, changes in stockholders’ deficit and cash flows for the period from January 4, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the period from January 4, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2021.
New York, New York
January 28, 2022
PCAOB ID Number 100

ARTEMIS STRATEGIC INVESTMENT CORPORATION
BALANCE SHEET
DECEMBER 31, 2021
ASSETS
Current assets
Cash	$953,329
Prepaid expenses	450,708
Total current assets	1,404,037
Investments held in Trust Account	205,284,883
Total Assets	$206,688,920
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	396,587
Total current liabilities	396,587
Derivative warrant liabilities	9,856,706
Deferred underwriting fee payable	6,693,750
Total Liabilities	16,947,043
Commitments and Contingencies
Class A common stock; 20,125,000 shares subject to possible redemption at $10.20 per share	205,275,000
Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; none issued and outstanding	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 5,031,250 shares issued and outstanding	503
Additional paid-in capital	—
Accumulated deficit	(15,533,626)
Total Stockholders’ Deficit	(15,533,123)
Total Liabilities and Stockholders’ Deficit	$206,688,920
The accompanying notes are an integral part of these financial statements.

ARTEMIS STRATEGIC INVESTMENT CORPORATION
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JANUARY 4, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021
Formation and general and administrative expenses	$282,666
Loss from operations	(282,666)
Other income (expense)
Interest earned on investment held in trust account	9,883
Transaction costs allocated to warrant liabilities	(1,154,518)
Change in fair value of warrant liabilities	1,739,419
Other income	594,784
Net income	$312,118
Weighted average shares of Class A common stock outstanding, basic & diluted	4,947,859
Basic and diluted net income per share, Class A common stock	$0.03
Weighted average shares of Class B common stock outstanding, basic & diluted	4,536,343
Basic and diluted net income per share, Class B common stock	$0.03
The accompanying notes are an integral part of these financial statements.

ARTEMIS STRATEGIC INVESTMENT CORPORATION
STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE PERIOD FROM JANUARY 4, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021
	Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance – January 4, 2021 (inception)	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	5,031,250	503	24,497	—	25,000
Forfeiture of Class B common stock from Sponsor	(1,618,434)	(162)	162	—	—
Sale of Class B common stock to Institutional Anchor Investors	1,618,434	162	647,954	—	648,116
Excess cash received over the fair value of the private warrants	—	—	4,220,000	—	4,220,000
Accretion of Class A common stock subject to possible redemption amount	—	—	(4,892,613)	(15,845,744)	(20,738,357)
Net income	—	—	—	312,118	312,118
Balance – December 31, 2021	5,031,250	$503	$—	$(15,533,626)	$(15,533,123)
The accompanying notes are an integral part of these financial statements.

ARTEMIS STRATEGIC INVESTMENT CORPORATION
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JANUARY 4, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021
Cash flows from operating activities:
Net income	$312,118
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in trust account	(9,883)
Change in fair value of warrant liabilities	(1,739,419)
Offering costs allocated to warrant liabilities	1,154,518
Formation and operating costs paid by Sponsor in exchange for issuance of Class B Common Stock	1,596
Formation and operating costs paid by promissory note	498
Adjustments to operating assets and liabilities:
Increase in prepaid expenses and other current assets	(451,206)
Increase in accounts payable and accrued expenses	136,794
Net cash used in operating activities	(594,984)
Cash flows from investing activities:
Investment of cash in Trust Account	(205,275,000)
Net cash used in investing activities	(205,275,000)
Cash flows from financing activities:
Proceeds from issuance of Units, net of underwriting discounts paid	197,425,000
Proceeds from issuance of Private Placement Warrants	10,000,000
Proceeds from issuance of Class B common stock to anchor investors	9,710
Proceeds from promissory note – related party	100,000
Payment of promissory note – related party	(162,892)
Payments for offering costs	(548,505)
Net cash provided by financing activities	206,823,313
Net change in cash	953,329
Cash at beginning of period	—
Cash at end of period	$953,329
Supplemental disclosure of non-cash investing and financing activities
Offering costs paid by Sponsor in exchange for issuance of Class B Common Stock	$23,404
Offering costs paid by promissory note	$62,892
Deferred underwriting commissions in connection with the initial public offering	$6,693,750
Offering costs included in accrued expenses	$259,794
The accompanying notes are an integral part of these financial statements.

ARTEMIS STRATEGIC INVESTMENT CORPORATION
NOTES TO FINANCIAL STATEMENTS
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Artemis Strategic Investment Corp. (the “Company”) is a blank check company incorporated as a Delaware corporation on January 4, 2021. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2021, the Company had not yet commenced any operations. All activity for the period January 4, 2021 (inception) through December 31, 2021 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds of the Initial Public Offering. The Company has selected December 31 as its fiscal year end.
The registration statement for the Company’s Initial Public Offering was declared effective on September 29, 2021. On October 4, 2021, the Company consummated the Initial Public Offering of 20,125,000 units (the “Units” and, with respect to the Class A common stock included in the Units sold, the “Public Shares”), including the issuance 2,625,000 Units as a result of the underwriters’ exercise of their over-allotment option in full, at $10.00 per Unit, generating gross proceeds of $201,250,000, which is described in Note 3. As a result, 656,250 Founder Shares were no longer subject to forfeiture.
Certain institutional anchor investors (the “Institutional Anchor Investors”) that are not affiliated with the Company, Artemis Sponsor, LLC (the “Sponsor”) or the Company’s officers, directors, and certain members of the Company’s management purchased an aggregate of 13,020,000 Units. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $130,200,000. In addition and as part of the Initial Public Offering, certain entities affiliated with the Sponsor (as defined below), purchased an aggregate of 2,732,500 Units at an offering price of $10.00 per Unit, generating gross proceeds of $27,325,000.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,000,000 warrants (the “Sponsor Warrants”) at a price of $1.00 per Sponsor Warrant in a private placement to the Sponsor, generating gross proceeds of $8,000,000, which is described in Note 4. The Company also consummated the sale of 2,000,000 warrants (the “Anchor Investor Warrants”, together with the Sponsor Warrants, the “Private Placement Warrants”) at a price of $1.00 per Anchor Investor Warrant in a private placement to certain Institutional Anchor Investors, generating gross proceeds of $2,000,000.
Simultaneously with the closing the Initial Public Offering, the Sponsor forfeited 1,618,434 shares of Class B common stock (“Founder Shares”) and the Company sold 1,618,434 Founder Shares to certain Institutional Anchor Investors at the original purchase price of $0.006 per share. The Founder Shares will automatically convert into shares of Class A common stock at the time of the Company’s initial Business Combination on a one-for-one basis, subject to adjustment as provided in the Company’s final prospectus, as filed with the Securities and Exchange Commission (the “SEC”) on October 1, 2021 (“Final Prospectus”).
Transaction costs amounted to $25,209,771, consisting of $3,825,000 of underwriting fees, $6,693,750 of deferred underwriting fees, $13,796,426 of offering costs related to the fair value of the Founder Shares sold to certain Institutional Anchor Investors and $894,595 of other offering costs. Of the offering costs related to the Founder Shares of $13,796,426, $13,158,020 was charged to stockholders’ equity upon the completion of the Initial Public Offering and $638,407 were expensed to the statement of operations and included in transaction costs allocated to warrant liabilities.
Following the closing of the Initial Public Offering, an amount of $205,275,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as

amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination. The Company must complete its initial Business Combination with one or more target businesses that together have a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding any deferred underwriting commissions held in the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to effect a Business Combination successfully.
The Company will provide its holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company will be required to seek stockholder approval of a Business Combination at a meeting called for such purpose at which stockholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and a majority of the outstanding shares voted are voted in favor of the Business Combination.
If the Company conducts redemptions of the Public Shares in connection with a Business Combination pursuant to the proxy solicitation rules in conjunction with a stockholder meeting instead of pursuant to the tender offer rules, the Company’s third amended and restated certificate of incorporation (the “Certificate of Incorporation”) provides that, a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.
The Public Stockholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account (initially $10.20 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to stockholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. These Public Shares are recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”
If the Company is unable to conduct redemptions pursuant to the proxy solicitation rules as described above, the Company will, pursuant to its Certificate of Incorporation, offer such redemption pursuant to the tender offer rules of the SEC, and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.
The Company’s Sponsor, officers, directors, anchor investors, and advisors have agreed (a) to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (b) not to propose an amendment to the Company’s Certificate of Incorporation with respect to the Company’s pre-Business Combination activities prior to the consummation of a Business Combination unless the Company provides dissenting Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Founder Shares) into cash from the Trust Account in connection with a stockholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company is unable to conduct redemptions pursuant to the proxy solicitation rules) or a vote to amend the provisions of the Certificate of Incorporation relating to stockholders’ rights of pre-Business Combination activity and (d) that the Founder Shares shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor and our officers, directors and advisors will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.
If the Company is unable to complete a Business Combination within 18 months from the closing of the Initial Public Offering (or 21 months from the closing of the Initial Public Offering, if the Company has executed a definitive agreement for a Business Combination within 18 months from the closing of the Initial Public Offering) (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of applicable law. The underwriters have agreed to waive their rights to the deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the price per Unit $10.20.
The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.20 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the day of liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure its stockholders that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
The anchor investors will not be entitled to (i) redemption rights with respect to any Founder Shares held by them in connection with the completion of the initial Business Combination, (ii) redemption rights with respect to any Founder Shares held by them in connection with a stockholder vote to amend the Amended and Restated Certificate of Incorporation in a manner that would affect the substance or timing of the

Company’s obligation to redeem 100% of its Public Shares if the Company has not consummated an initial Business Combination within the Combination Period or (iii) rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if the Company fails to complete the initial Business Combination within the Combination Period (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete the initial Business Combination within the Combination Period), see Note 5.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses during the period at the date of the financial statements.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance

Coverage limit of $250,000. As of December 31, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021.
Investments Held in Trust Account
The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of the U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in interest earned on investments held in the Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Class A Common Stock Subject to Possible Redemption
All of the 20,125,000 Class A common stock sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such Public Stock in connection with the Company’s liquidation if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s Amended and Restated Certificate of Incorporation. In accordance with ASC 480, conditionally redeemable Class A common stock (including Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that currently, the Company will not redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. Accordingly, as of December 31, 2021, 20,125,000 shares of Class A common stock subject to possible redemption at the redemption amount were presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheet.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the Class A common stock subject to possible redemption to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Effective with the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.
Income Taxes
The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. At December 31, 2021, deferred income tax assets are deemed to be de minimis.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
Net Income per Share of Common Stock
The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” The Company has two classes of common stock, one for each of its Class A and Class B common stock. Income and losses are shared pro rata between the two classes of shares. Net income per common stock is computed by dividing net income or loss by the weighted average number of common stock outstanding for the period. Net income is allocated to the Company’s Class A and B common stock based on the relative shares outstanding for each class of common stock compared to the Company’s total shares outstanding. The Company has not considered the effect of the warrants sold in the IPO or the Private Placement Warrants in the calculation of diluted income per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.
Accretion associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates fair value.
The Company’s basic and diluted income per share are calculated as follows:
December 31, 2021
Redeemable Class A Common Stock
Numerator: Net income allocable to Class A Common Stock	$162,830
Denominator: Weighted Average Class A Common Stock, Basic and Diluted	4,947,859
Net income per share, Class A common stock, basic and diluted	$0.03
Non-Redeemable Class B Common Stock
Numerator: Net Loss allocable to Class B common stock	$149,288
Denominator: Class B Common Stock, Basic and Diluted	4,536,343
Net income per share, Class B common stock, basic and diluted	$0.03
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.
The Company applies ASC 820, which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.
Level 1 — Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 — Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.
Level 3 — Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.
Offering Costs Associated with the Initial Public Offering
Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs amounted to $25,209,771. Of this amount, $13,158,021 was charged to stockholders’ deficit upon the completion of the Initial Public Offering, $10,897,232 was charged to temporary equity, and $1,154,518 was expensed due to allocating certain offering costs to the warrant liabilities.
Warrant Liabilities
The Company will account for warrants for shares of the Company’s Class A common stock that are not indexed to its own stock as liabilities at fair value on the balance sheet in accordance with ASC 815-40, Derivatives and Hedging: Contracts in Entity’s Own Equity (“ASC 815-40”). Such warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of other income (expense), net on the statement of operations. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of any warrants. At that time, the portion of the warrant liabilities related to the warrants will be reclassified to additional paid-in capital.
Recent Accounting Standards
In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. We adopted ASU 2020-06 effective January 4, 2021. The adoption of ASU 2020-06 did not have an impact on our financial statements.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.
NOTE 3. INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering on October 4, 2021, the Company sold 20,125,000 Units, including the 2,625,000 Units as a result of the underwriters’ exercise of their over-allotment option in full, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A Common Stock and one-half of one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A Common Stock at an exercise price of $11.50 per whole share (see Note 7).
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor has purchased 8,000,000 Private Placement Warrants at a price of $1.00 per warrant, generating total proceeds of $8,000,000 to the Company. Substantially concurrently with the closing of the Private Placement, the Sponsor sold an aggregate of 2,000,000 Private Placement Warrants to certain Institutional Anchor Investors for $2,000,000.

Each Private Placement Warrant is identical to the warrants offered in the Initial Public Offering, except there will be no redemption rights or liquidating distributions from the trust account with respect to Private Placement Warrants, which will expire worthless if we do not consummate a Business Combination within the Combination Period.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On January 5, 2021, the Company issued 4,312,500 Founder Shares to the Sponsor in consideration for the Sponsor paying certain offering and formation costs on behalf of the Company with a value of $25,000. On March 16, 2021, the Company effected a stock split of the Founder Shares, resulting in an aggregate of 5,031,250 Founder Shares outstanding and held by the Sponsor. All share and per share amounts have been retroactively restated to reflect the stock split. Simultaneously with the closing the Initial Public Offering, the Sponsor forfeited 1,618,434 Founder Shares and the Company sold 1,618,434 Founder Shares to certain Institutional Anchor Investors at the original purchase price of $0.006 per share.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination; and (B) subsequent to a Business Combination, (x) if the closing price of the Public Shares equals or exceeds $12.00 per share (as adjusted for share splits, bonus share issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their Public Shares for cash, securities or other property.
In connection with the closing of the Initial Public Offering the Sponsor sold an aggregate of 1,618,434 Founder Shares to the anchor investors at their original purchase price. The Company estimated the aggregate fair value of these Founder Shares attributable to the anchor investors to be $13,796,426, or $8.54 per share. The fair value of the Founder Shares were valued using a binomial/lattice model. The excess of the fair value of the Founder Shares over cost was determined to be an offering cost in accordance with Staff Accounting Bulletin Topic 5A. Accordingly, the offering cost was allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received.
Promissory Note — Related Party
On January 5, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing and payable on the earlier of January 5, 2023 or the completion of the Initial Public Offering. The outstanding balance under the Promissory Note of $162,892 was repaid at the closing of the Initial Public Offering and is no longer available.
Related Party Loans
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business

Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2021, the Company had no borrowings under the Working Capital Loans.
Administrative Support Agreement
The Company entered into an agreement, commencing on September 30, 2021, to pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative support. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the period from January 4, 2021 (inception) through December 31, 2021, the Company incurred and paid $30,000 in fees for these services.
NOTE 6. COMMITMENTS
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Registration Rights
The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and in each case holders of their component securities, as applicable) will be entitled to registration rights pursuant to a registration rights agreement signed in connection with the Initial Public Offering, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriters’ Agreement
The underwriter is entitled to a deferred fee of $0.35 per Unit, excluding an affiliated entity with the Sponsor that purchased 1,000,000 Units, or $6,693,750 in the aggregate. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
NOTE 7. WARRANT LIABILITIES
The Company accounted for 20,062,500 warrants issued in connection with the Initial Public Offering (10,062,500 Public Warrants and 10,000,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant is recorded as a liability. Accordingly, the Company has classified each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations.
The Public Warrants will become exercisable 30 days after the completion of a Business Combination provided that the Company has an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A common stock issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC and have an effective registration statement covering the Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company may call the Public Warrants for redemption:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•
if, and only if, the reported closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis”, as described in the warrant agreement. Additionally, in no event will the Company be required to net cash settle any Warrants. If the Company is unable to complete the initial Business Combination within the combination period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
If (x) the Company issues additional common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by the initial stockholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination (net of redemptions), and

(z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
NOTE 8. CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION
The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 380,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. As of December 31, 2021, there were 20,125,000 shares of Class A common stock outstanding subject to possible redemption and are classified outside of permanent equity in the balance sheet.
The Class A common stock subject to possible redemption reflected on the balance sheet is reconciled in the following table:
Gross proceeds from Initial Public Offering	$201,250,000
Less:
Fair Value of Public Warrants at Issuance	(5,816,125)
Offering Costs allocated to Class A common stock subject to possible redemption	(10,897,232)
Plus:
Accretion of Class A common stock subject to possible redemption amount	20,738,357
Class A common stock subject to possible redemption	$205,275,000
NOTE 9. STOCKHOLDERS’ DEFICIT
Preferred Stock — The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred shares. At December 31, 2021, there was no preferred stock issued or outstanding.
Class A Common Stock — The Company is authorized to issue up to 380,000,000 shares of Class A, $0.0001 par value common stock. Holders of the Company’s Class A common stock are entitled to one vote for each share. At December 31, 2021, there were no shares of Class A common stock issued or outstanding, excluding 20,125,000 Class A common stock subject to possible redemption at December 31, 2021
Class B Common Stock — The Company is authorized to issue up to 20,000,000 Class B common stock, $0.0001 par value per share. Holders of the Company’s Class B common stock are entitled to one vote for each share. At December 31, 2021, there was 5,031,250 Class B common stock issued and outstanding.
Simultaneously with the Closing the Initial Public Offering on October 4, 2021, the Sponsor forfeited 1,618,434 shares of Class B common stock (“Founder Shares”) and the Company sold 1,618,434 Founder Shares to certain Institutional Anchor Investors at the original purchase price of $0.006 per share. The Founder Shares will automatically convert into shares of Class A common stock at the time of the Company’s initial business combination on a one-for-one basis, subject to adjustment as provided in the Final Prospectus.
Holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders, except as required by law or stock exchange rule; provided that only holders of the Class B common stock have the right to vote on the election of the Company’s directors prior to the initial Business Combination and holders of a majority of the Company’s Class B Common Stock may remove a member of the board of directors for any reason.
The Founder Shares will automatically convert into Class A common stock at the time of a Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 25% of the sum of (i) the total number of all shares of Class A common stock issued in the Offering (including any shares of Class A common stock issued pursuant to the underwriters’ over-allotment option) plus (ii) the sum of (i) all shares of Class A common stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued in connection with or in relation to the consummation of a Business Combination (including any Class A common stock issued pursuant to a forward purchase agreement), excluding any Class A common stock or equity-linked securities or rights issued, or to be issued, to any seller in a Business Combination, any Private Placement Warrants issued to the Sponsor, or an affiliate of the Sponsor, or any member of management team upon conversion of Working Capital Loans and any warrants issued pursuant to a forward purchase agreement, minus (ii) the number of shares of Class A common stock redeemed in connection with a Business Combination, provided that such conversion of Founder Shares shall never be less than one-to-one.
The Company may issue additional common stock or preferred stock to complete its Business Combination or under an employee incentive plan after completion of its Business Combination.
NOTE 10. INCOME TAXES
The Company did not have any significant deferred tax assets or liabilities as of December 31, 2021.
The Company’s net deferred tax assets are as follows:
December 31, 2021
Deferred tax asset
Organizational costs/Startup expenses	$272,783
Total deferred tax asset	272,783
Valuation allowance	(272,783)
Deferred tax asset, net of allowance	$—
The income tax provision consists of the following:
December 31, 2021
Federal:
Current	$—
Deferred	(272,783)
State:
Current	$—
Deferred	—
Change in valuation allowance	272,783
Income tax provision	$—
As of December 31, 2021, the Company did not have any material U.S. federal and state net operating loss carryovers available to offset future taxable income.
In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period from January 4, 2021 (inception) through December 31, 2021, the change in the valuation allowance was $272,783.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2021 is as follows:
December 31, 2021
Statutory federal income tax rate	21.0%
Tax effects of change in fair value of warrant liability	(117.0)%
Tax effects of transaction costs allocated to warrant liability	78.0%
Change in valuation allowance	18%
Income tax provision	—%
The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities
NOTE 11. FAIR VALUE MEASUREMENT
The following table presents information about the Company’s assets and liabilities that are measured at fair value at December 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	December 31, 2021
Assets:
Investments held in Trust Account	1	$205,284,883
Liabilities:
Warrant liability – Public Warrants	1	4,943,706
Warrant liability – Private Placement Warrants	2	4,913,000
Warrants
The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Balance Sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within the statement of operations.
The Warrants were initially valued using a binomial lattice model, which is considered to be a Level 3 fair value measurement. The binomial lattice model’s primary unobservable input utilized in determining the fair value of the Warrants is the expected volatility of the common stock. The expected volatility as of the Initial Public Offering date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrant price will be used as the fair value as of each relevant date. As of December 31, 2021, the fair value of the Private Placement Warrants was the equivalent to that of the Public Warrants as they had substantially the same terms; however, they are not actively traded, as such are listed as a Level 2 in the hierarchy table below.
The following table provides quantitative information regarding Level 3 fair value measurements:
Inputs	October 4, 2021 (Initial Measurement)
Risk-free rate	0.05%
Expected term (years)	5.0
Expected volatility	11.1%
Exercise price	$11.50
Stock price	$10.03

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs.
On November 22, 2021, the Public Warrants surpassed the 52-day threshold waiting period to be publicly traded in accordance with the Prospectus filed September 29, 2021. Once publicly traded, the observable input qualifies the liability for treatment as a Level 1 liability. As such, as of December 31, 2021, the Company classified the Public Warrants as Level 1.
The estimated value of the Public Warrants and Private Placement Warrants transferred from a Level 3 measurement to a Level 1 measurement and Level 2 measurement, respectively from the initial measurement through December 31, 2021 was $9,856,706 as presented in the changes in fair value of Level 3 warrant liabilities table below.
	Private Placement	Public	Warrant Liabilities
Fair value as of January 4, 2021 (inception)	$—	$—	$—
Initial measurement on October 4, 2021	5,780,000	5,816,125	11,596,125
Change in fair value	(867,000)	(872,419)	(1,739,419)
Transfer to Level 1	—	(4,943,706)	(4,943,706)
Transfer to Level 2	(4,913,000)	—	(4,913,000)
Fair value as of December 31, 2021	$—	$—	$—
NOTE 12. SUBSEQUENT EVENTS
The Company evaluated events that have occurred after the balance sheet date up through the date the financial statements were issued. Based upon the review, management did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

LOGFLEX MT HOLDING LTD
UNAUDITED INTERIM CONDENSED CONSOLIDATED COMBINED CARVE-OUT STATEMENTS OF PROFIT OR LOSS AND COMPREHENSIVE INCOME FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021
	Notes	June 30 2022 €	June 30 2021 €
Revenue, net	6	56,299,035	58,216,569
Cost of sales		(28,968,738)	(24,616,497)
Gross profit		27,330,297	33,600,072
Marketing expenses	7	(18,357,752)	(17,769,611)
Operating expenses		(9,652,814)	(5,324,655)
Other operating income and expenses	8	414,039	(16,417)
Operating profit		(266,230)	10,489,389
Net finance costs	10	(447,710)	(95,964)
(Loss)/profit before tax		(713,940)	10,393,425
Tax	11	—	—
Net (loss)/profit for the period		(713,940)	10,393,425
Other comprehensive income
Foreign currency translation adjustment		418,076	600,577
Other comprehensive income for the period		418,076	600,577
Total comprehensive (loss)/income for the period		(295,864)	10,994,002
Net (loss)/profit for the period attributable to:
Equity holders of the parent		(713,912)	10,393,425
Non-controlling interests		(28)	—
Net (loss)/profit for the period		(713,940)	10,393,425
Total comprehensive (loss)/income for the period attributable to:
Equity holders of the parent		(295,836)	10,994,002
Non-controlling interests		(28)	—
Total comprehensive (loss)/income for the period		(295,864)	10,994,002

Note:
The presentation of the unaudited interim condensed consolidated combined carve-out Statements of Profit or Loss and Comprehensive Income was changed, as described in further detail in note 2.
The above unaudited interim condensed consolidated combined carve-out Statements of Profit or Loss and Comprehensive Income should be read in conjunction with the accompanying notes.

LOGFLEX MT HOLDING LTD
UNAUDITED INTERIM CONDENSED CONSOLIDATED COMBINED CARVE-OUT STATEMENTS OF FINANCIAL POSITION
AS OF JUNE 30, 2022 AND DECEMBER 31, 2021
	Notes	June 30 2022 €	December 31 2021 €
ASSETS
Non-current assets
Property, plant and equipment, net	13	312,371	188,861
Right-of-use assets	14	1,339,883	1,367,235
Intangible assets, net	15	10,090,903	8,895,834
Total Non-current assets		11,743,157	10,451,930
Current assets
Trade and other receivables, net	17	8,557,163	13,950,742
Receivables from related parties	29.5	4,470,944	4,629,896
Other assets	18	1,092,231	542,061
Restricted Cash	19	1,000,000	1,000,000
Cash	19	3,881,745	13,970,680
Total current assets		19,002,083	34,093,379
Total assets		30,745,240	44,545,309
DEFICIT AND LIABILITIES
Deficit
Share capital	20	1,200	1,200
Other reserves	21	(31,263,817)	(31,681,893)
Retained earnings		23,726,731	24,440,643
		(7,535,886)	(7,240,050)
Other equity
Advances from shareholders	22	748,380	748,380
Total Deficit		(6,787,506)	(6,491,670)
Non-controlling interests		(1,852)	(1,824)
		(6,789,358)	(6,493,494)
Non-current liabilities
Lease liabilities	23	1,147,774	1,202,045
Trade and other payables	26	1,250,000	2,500,000
Payable to related parties	29.7	7,000,000	7,000,000
Provisions for other liabilities and charges	25	5,724	4,268
		9,403,498	10,706,313
Current liabilities
Trade and other payables	26	20,965,780	29,254,387
Payables to related parties	29.6	6,939,098	10,841,214
Lease liabilities	23	217,447	183,742
Current tax liabilities	27	8,775	53,147
		28,131,100	40,332,490
Total liabilities		37,534,598	51,038,803
Total deficit and liabilities		30,745,240	44,545,309
The above unaudited interim condensed consolidated combined carve-out Statements of Financial Position should be read in conjunction with the accompanying notes.

LOGFLEX MT HOLDING LTD
UNAUDITED INTERIM CONDENSED CONSOLIDATED COMBINED CARVE-OUT STATEMENTS OF CHANGES IN DEFICIT
FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021
	Note	Share capital and premium €	Other equity Advances from shareholders €	Other reserves (Note 21) €	Retained earnings €	Total deficit before non- controlling interests €	Non- controlling interests €	Total deficit €
Balance at January 1 2021		1,200	748,380	(21,203,044)	19,499,675	(953,789)	—	(953,789)
Comprehensive income
Net profit for the period		—	—	—	10,393,425	10,393,425	—	10,393,425
Foreign currency translation adjustment		—	—	600,577	—	600,577	—	600,577
Total comprehensive income/(loss) for the year		—	—	600,577	10,393,425	10,994,002	—	10,994,002
Transactions with owners
Dividends	12	—	—	(17,953,600)	—	(17,953,600)	—	(17,953,600)
Total transactions with owners		—	—	(17,953,600)	—	(17,953,600)	—	(17,953,600)
Other movements
Parent Investment – Carve Out Adjustment		—	—	4,114,877	—	4,114,877	—	4,114,877
Balance at June 30, 2021		1,200	748,380	(34,441,190)	29,893,100	(3,798,510)	—	(3,798,510)
Balance at January 1, 2021		1,200	748,380	(31,681,893)	24,440,643	(6,491,670)	(1,824)	(6,493,494)
Comprehensive income
Net loss for the period		—	—	—	(713,912)	(713,912)	(28)	(713,940)
Foreign currency translation adjustment		—	—	418,076	—	418,076	—	418,076
Total comprehensive income/(loss) for the year		—	—	418,076	(713,912)	(295,836)	(28)	(295,864)
Balance at June 30 2022		1,200	748,380	(31,263,817)	23,726,731	(6,787,506)	(1,852)	(6,789,358)
The above unaudited interim condensed consolidated combined carve-out Statements of Changes in Equity (Deficit) should be read in conjunction with the accompanying notes.

LOGFLEX MT HOLDING LTD
UNAUDITED INTERIM CONDENSED CONSOLIDATED COMBINED CARVE-OUT STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021
	Notes	June 30 2022 €	June 30 2021 €
CASH FLOWS FROM OPERATING ACTIVITIES
Cash generated from operations	28	(3,329,338)	5,708,940
Interest received		—	(51)
Tax paid		(44,372)	—
Net cash inflow/(outflow) from operating activities		(3,373,710)	5,708,889
CASH FLOWS FROM INVESTING ACTIVITIES
Payment for purchase of intangible assets	15	(3,011,420)	(1,744,245)
Payment for purchase of property, plant and equipment	13	(223,969)	(9,753)
Proceeds from disposal of property, plant and equipment		5,913	—
Interest received	10	14	51
Net cash outflow from investing activities		(3,229,462)	(1,753,947)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments of leases liabilities		(99,724)	—
Interest paid		(14,687)	—
Dividends paid	12	—	(17,957,048)
Parent Investment – carve out adjustment	21	—	4,114,878
Financing due to/from related party		(3,239,307)	10,836,743
Net cash inflow (outflow) from financing activities		(3,353,718)	(3,005,427)
Net (decrease)/increase in cash		(9,956,890)	949,515
Cash at beginning of the year		14,970,680	6,369,661
Effect of exchange rate fluctuations on cash held		(132,046)	(3,001)
Cash at end of the year	19	4,881,744	7,316,175
Non-cash investing and financing activities:
Recognition of Right of Use Asset and Lease Liability		79,158	1,159,781
Recognition of Licence intangibe asset and Licence fee liability		—	3,750,000
The above unaudited interim condensed consolidated combined carve-out Statements of Cash Flows should be read in conjunction with the accompanying notes.

LOGFLEX MT HOLDING LTD
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED COMBINED
CARVE-OUT FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021
1.   Incorporation and principal activities
General information
Logflex MT Holding Ltd (the “Company”) was incorporated in Malta on October 27, 2016 as a private limited liability company under the Companies Act, Cap. 386 of the Laws of Malta. Its registered office is at 170, Pater House, Level 1 (Suite A191), Psaila Street, Birkirkara BKR 9077, Malta.
The Novibet Business (the “Business”) represents the principal activities of the Company, through the operations of its online casino and sportsbook betting related to Novigroup Ltd and Logflex MT Ltd entities. The Business provides these online casino and betting services to its customers in various jurisdictions throughout Europe, in which the Company holds licenses.
Prior to its reorganization which started in December 2020, the Company was owned by Sendross Ltd (the “Sendross Group”) which carried out the operations of the Business. On February 12, 2021 Komisium Ltd became the parent company of Logflex MT Holding Ltd as part of the second phase of the reorganisation process, Komisium Ltd acquired Novigroup Ltd from Sendross Ltd for €500,000 and on the same day, Logflex MT Holding Ltd acquired Novigroup Ltd from Komisium Ltd for €500,000 and all the rights of the internally generated software with a carrying value of €2,638,945 from Sendross Group for €1,200. On the same day Komisium Ltd acquired from Sendross Ltd Logflex Ltd for €200,000 which is not part of the combined financial statements. On April 14, 2021, Logflex MT Holding Ltd acquired 99% of Dicapl LP, a company incorporated in Greece for €1,980.
On March 30, 2022, Logflex MT Holdings Ltd entered into an Agreement and Plan of Reorganization (as the same may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”) with Artemis Strategic Investment Corporation, a Delaware corporation (“Artemis”), Komisium Limited, a private company limited by shares incorporated under the laws of Cyprus and the holder of all of the issued ordinary shares of Novibet and all of the issued and outstanding PubCo ordinary shares (“Komisium”), Novibet PLC, a United Kingdom public limited company and a direct, wholly-owned subsidiary of Komisium (“PubCo”), and Novibet Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of PubCo (“Merger Sub”). Upon consummation of the transactions contemplated by the Business Combination Agreement, Artemis and Logflex MT Holdings Ltd will become wholly owned subsidiaries of PubCo. The transaction is expected to close in the second half of 2022.
The Group consisting of Logflex MT Holding Ltd and its subsidiaries, Abraserve Ltd, Iflex Ltd, Logflex Mt Ltd, Afriflex Ltd, Novigroup Ltd and Gamart Ltd, Novibet USA Inc., Opixa Ltd, Orivus Ltd, Dicapl LP and the carve-out operations of Gaming Synergies Ltd (collectively, referred to as the “Group”) historically operated as part of Sendross Group and not as a separate stand alone entity or group. In preparing these interim condensed consolidated combined financial statements the activities specifically to Gaming Synergies Ltd were carved out based on the operations specific to Logflex MT Holding Ltd as part of the reorganisation.

LOGFLEX MT HOLDING LTD
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED COMBINED
CARVE-OUT FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021
1.   Incorporation and principal activities (continued)
These financial statements are the unaudited interim condensed consolidated combined carve-out financial statements of Logflex MT Holding Ltd together with its subsidiaries, including the operations that have been carved out and consist of:
	Country of incorporation	June 30 2022 Percentage ownership held	June 30 2021 Percentage ownership held
Abraserve Ltd	Malta	100%	100%
Iflex Ltd	Malta	100%	100%
Logflex MT Ltd	Malta	100%	100%
Afriflex Ltd	Malta	100%	100%
Novigroup Ltd	Isle of Man	100%	100%
Gamart Ltd	Malta	100%	100%
Novibet USA Inc.	USA	100%	—%
Opixa Ltd	Malta	100%	—%
Orivus Ltd	Malta	100%	—%
Dicapl LP	Greece	99%	—%
Gaming Synergies Ltd	Malta	*	*

*
Related to the company that was not included in the carve out of which its related expenses were allocated to the Business up to December 31, 2021. Gaming Synergies Ltd is an entity 100% owned by Sendross Group and its related expenses were direct costs, marketing expenses and administrative expenses. This arrangement was terminated on December 31, 2021.

The accounting policies of the Group that have been applied to the unaudited interim condensed consolidated combined carve-out financial statements are described in note 2 and note 3.
2.   Summary of significant accounting policies
The unaudited interim condensed consolidated combined carve-out financial statements of the Group have been prepared in accordance with, and are in compliance with, International Financial Reporting Standards (“IFRS”) and its interpretations as issued by the International Accounting Standards Board (“IASB”). References to IFRS hereafter should be construed as references to IFRS as issued by the IASB.
The principal accounting policies adopted in the preparation of these unaudited interim condensed consolidated combined carve-out financial statements are set out below. These policies have been consistently applied to all years presented in these unaudited interim condensed consolidated combined carve-out financial statements unless otherwise stated.
Basis of preparation
Following the guidance provided by IAS 8 “Accounting Policies, Changes in Accounting Estimates and Errors” the assets, liabilities and equity of the acquired entities were transferred at carrying values at the date of the transfer and accounted for as a combination under common control.
For combinations of entities under common control, the acquisition method of accounting does not apply; instead the predecessor value method has been adopted. Under this method, the carrying amount of

LOGFLEX MT HOLDING LTD
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED COMBINED
CARVE-OUT FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021
2.   Summary of significant accounting policies (continued)
net assets recognized in the balance sheets of each entity are carried forward to the balance sheet of the combined entity, and no other assets or liabilities are recognized as a result of the combination (that is, no recognition is made for goodwill representing any difference between the cash consideration paid and the fair value of the net assets acquired).
The transfers of net assets between entities under common control are accounted for as if the transfer occurred at the beginning of the period, and prior years are retroactively adjusted to furnish comparative information similar to the predecessor value method. The amount of the purchase price in excess of the net assets acquired is recognized as a reduction to shareholders’ equity.
The comparative combined information presented in these financial statements reflect the historical carrying costs of the entities, as if they were under the common control of Logflex MT Holding Ltd, and is collectively referred to as “Combined” financial statements, which include the statement of financial position at December 31, 2021 and statement of profit or loss and other comprehensive income and statement of cash flows from January 01, 2021 to June 30, 2021. Financial statements presented reflecting Company’s’ balance sheet at June 30, 2022 and statement of profit or loss and other comprehensive income and statement of cash flows from January 01, 2022 to June 30, 2022 are referred to as “consolidated” financial statements.
After making inquiries and considering the Group’s future projections, it has been determined that the Group has adequate resources to continue operating for the foreseeable future, for this reason the unaudited interim condensed consolidated combined carve-out financial statements have been prepared on a going concern basis.
The unaudited interim condensed consolidated combined carve-out financial statements, are presented in Euro and have been prepared under the historical cost convention.
The preparation of consolidated combined financial statements in accordance with IFRS requires the use of critical accounting estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, income and expenses. It also requires management to exercise judgment in the process of applying accounting policies, which have been applied consistently through the consolidated combined financial statements of the Group. These estimates, assumptions and judgments are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances and are subject to continual re-evaluation. These estimates, assumptions and judgments were historically deemed to be reasonable and prudent. However, actual outcomes may differ from those estimates. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated combined financial statements, are discussed in the critical accounting estimates, assumptions and judgments.
The unaudited interim condensed consolidated combined carve-out financial statements have been prepared by aggregating the financial information from the entities as described in note 1, together with assets, liabilities, income and expenses that management has determined are specifically attributable to the Group including related party borrowings, and direct and indirect costs and expenses related to the operations of the Group.
The following summarizes the principles applied in preparing the unaudited interim condensed consolidated combined carve-out financial statements:
Controlled companies that are part of the Group have been included in the unaudited interim condensed consolidated combined carve-out financial statements, as further described in note 1.

LOGFLEX MT HOLDING LTD
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED COMBINED
CARVE-OUT FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021
2.   Summary of significant accounting policies (continued)
All intercompany balances, investments in subsidiaries and share capital within the Group have been eliminated upon combination in the unaudited interim condensed consolidated combined carve-out financial statements.
For the purposes of the preparation of these unaudited interim condensed consolidated combined carve-out financial statements, corporate centre costs which were allocated by entities outside the Group and therefore contained within theresults of the Group have been included in cost of sales, marketing and administration expenses. The support provided to the Group included stewardship by senior management personnel and functional support in terms of typical corporate areas such as finance, legal and risk, in addition to, discrete support which was provided from centralized management activities such as HR, Sustainability and IT. The costs of €4,114,878 were included within cost of sales, marketing and administration expenses for the six-month period ended June 30, 2021 (June 30, 2022 - nil). The settlement of these costs was recorded within other reserves.
Any cash balances reflected on the unaudited interim condensed consolidated combined carve-out financial statements are legally owned by the Group.
The directors of the Group are responsible for preparing the unaudited interim condensed consolidated combined carve-out financial statements on a carve-out basis in accordance with IFRS as adopted by the IASB and for being satisfied that they present fairly, in all material respects, the financial position and performance of the Group as if the Group had existed on a stand-alone basis for each of the period ended June 30, 2022 and 2021 for the unaudited interim condensed consolidated combined statements of profit or loss and comprehensive income, financial position, changes in deficit and cash flows.
In preparing these unaudited interim condensed consolidated combined carve-out financial statements, the Directors are required to:
•
select suitable accounting policies and then apply them consistently;

•
make judgements and estimates that are reasonable and prudent;

•
state that the unaudited condensed combined carve-out financial statements comply with IFRS as adopted by the IASB;

•
prepare the unaudited interim condensed consolidated combined carve-out financial statements on a going concern basis unless it is inappropriate to presume that the Group will continue in business.

The Directors confirm that they have complied with the above requirements in preparing the unaudited interim condensed consolidated combined carve-out financial statements.
Reclassification of prior year’s financial statements
As of June 30, 2022, the Group decided to change the presentation of the unaudited interim condensed consolidated combined carve-out statement of profit or loss in a manner that allows for a further understanding of the underlying financial performance of the Group. As a result gaming duties that have been previously recognised in Net Revenue are now presented as part of Cost of Sales. Cloud services expenses and consultancy fees that have been previously classified in Cost of Sales are now presented in Operating expenses. The overall effect in Net Profit is Nil.
Business combinations
Acquisitions of businesses are accounted for using the acquisition method. The consideration transferred in a business combination is measured at fair value, which is calculated as the sum of the

LOGFLEX MT HOLDING LTD
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED COMBINED
CARVE-OUT FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021
2.   Summary of significant accounting policies (continued)
acquisition-date fair values of the assets transferred by the Group, liabilities incurred by the Group to the former owners of the acquiree and the equity interests issued by the Group in exchange for control of the acquiree. Acquisition-related costs are generally recognised in profit or loss as incurred.
At the acquisition date, the identifiable assets acquired and the liabilities assumed are recognised at their fair value at the acquisition date, except that:
•
deferred tax assets or liabilities and liabilities or assets related to employee benefit arrangements are recognised and measured in accordance with IAS 12 Income Taxes and IAS 19 Employee Benefits respectively;

•
liabilities or equity instruments related to share-based payment arrangements of the acquiree or share- based payment arrangements of the Group entered into to replace share-based payment arrangements of the acquiree are measured in accordance with IFRS 2 Share-based Payment at the acquisition date; and

•
assets (or disposal groups) that are classified as held for sale in accordance with IFRS 5 Non-current Assets Held for Sale and Discontinued Operations are measured in accordance with that Standard.

Goodwill is measured as the excess of the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree, and the fair value of the acquirer’s previously held equity interest in the acquiree (if any) over the net of the acquisition-date amounts of the identifiable assets acquired and the liabilities assumed. If, after reassessment, the net of the acquisition-date amounts of the identifiable assets acquired and liabilities assumed exceeds the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree and the fair value of the acquirer’s previously held interest in the acquiree (if any), the excess is recognised immediately in profit or loss as a bargain purchase gain.
Non-controlling interests that are present ownership interests and entitle their holders to a proportionate share of the entity’s net assets in the event of liquidation may be initially measured either at fair value or at the non- controlling interests’ proportionate share of the recognised amounts of the acquiree’s identifiable net assets. The choice of measurement basis is made on a transaction-by-transaction basis. Other types of non-controlling interests are measured at fair value or, when applicable, on the basis specified in another IFRS.
When the consideration transferred by the Group in a business combination includes assets or liabilities resulting from a contingent consideration arrangement, the contingent consideration is measured at its acquisition-date fair value and included as part of the consideration transferred in a business combination. Changes in the fair value of the contingent consideration that qualify as measurement period adjustments are adjusted retrospectively, with corresponding adjustments against goodwill. Measurement period adjustments are adjustments that arise from additional information obtained during the ‘measurement period’ (which cannot exceed one year from the acquisition date) about facts and circumstances that existed at the acquisition date.
The subsequent accounting for changes in the fair value of the contingent consideration that do not qualify as measurement period adjustments depends on how the contingent consideration is classified. Contingent consideration that is classified as equity is not remeasured at subsequent reporting dates and its subsequent settlement is accounted for within equity. Contingent consideration that is classified as an asset or a liability is remeasured at subsequent reporting dates in accordance with IAS 39, or IAS 37 Provisions, Contingent Liabilities and Contingent Assets, as appropriate, with the corresponding gain or loss being recognised in profit or loss.

LOGFLEX MT HOLDING LTD
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED COMBINED
CARVE-OUT FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021
2.   Summary of significant accounting policies (continued)
When a business combination is achieved in stages, the Group’s previously held equity interest in the acquiree is remeasured to fair value at the acquisition date (i.e. the date when the Group obtains control) and the resulting gain or loss, if any, is recognised in profit or loss. Amounts arising from interests in the acquiree prior to the acquisition date that have previously been recognised in other comprehensive income are reclassified to profit or loss where such treatment would be appropriate if that interest were disposed of.
If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, the Group reports provisional amounts for the items for which the accounting is incomplete. Those provisional amounts are adjusted during the measurement period (see above), or additional assets or liabilities are recognised, to reflect new information obtained about facts and circumstances that existed at the acquisition date that, if known, would have affected the amounts recognised at that date.
Foreign currency
(i)
Functional and presentation currency

Items included in the Group’s unaudited interim condensed consolidated combined carve-out financial statements are measured using the currency of the primary economic environment in which the entity operates (‘the functional currency’). The unaudited interim condensed consolidated combined carve-out financial statements are presented in Euro (€) which is the Group’s functional and presentation currency, with the exception of Novigroup Ltd, the functional currency of which is in British pounds.
(ii)
Foreign currency transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in profit or loss.
(iii)
Financial statements of foreign operations

The assets and liabilities of foreign operations held by the Group are translated into Euro at foreign exchange rates ruling at the reporting date. The revenue and expenses of foreign operations are translated to Euro at average exchange rates for the year.
Revenue
Recognition and measurement
Revenue consists of income from online activities. Revenue is recognised in the accounting periods in which the performance obligations associated with the transactions are satisfied after the deduction of certain promotional bonuses and promotions granted to players and after adding the fees and charges applied to customer accounts, and is measured at fair value of the consideration received or receivable.
The Group’s income from Gaming and Sports activities does not fall within the scope of IFRS 15 (Revenue from Contracts with Customers). Income from these online activities is disclosed as revenue although these are accounted for and meet the definition of a gain under IFRS 9 (Financial Instruments).

LOGFLEX MT HOLDING LTD
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED COMBINED
CARVE-OUT FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021
2.   Summary of significant accounting policies (continued)
Revenue from online activities comprises:
(i)
Gaming Revenue — IFRS 9 (Financial Instruments)

Gaming Revenue is represented by the difference between the amounts of bets placed by customers less amounts won, adjusted for the fair value of certain promotional bonuses and promotions granted to players.
(ii)
Sports Revenue — IFRS 9 (Financial Instruments)

Sports revenue comprises bets placed less pay-outs to customers, adjusted for the fair value of open betting positions and the fair value of bonuses and promotions.
Operating segments
IFRS 8 defines an operating segment as a component of an entity that engages in business activities from which it may earn revenues and incur expenses, whose operating results are regularly reviewed by the entity’s chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance, and for which discrete financial information is available
Gaming Revenue and Sports Revenue activities have been aggregated into a single operating segment taking into account the following factors:
•
The operating segments have similar economic characteristics

•
The method used to generate the revenue is the same

•
Discrete financial information is not available

•
Their separate operating results are not regularly monitored

Cost of sales
Cost of sales consists primarily of gaming duties, gaming license fees, payment service providers’ commissions, chargebacks and commission payable to third parties, all of which are recognised on an accrual basis.
Dividends
Dividend distributions to the Group’s shareholders are recognised in the Group’s financial statements in the year in which they are approved by the Group’s shareholders.
Property, plant and equipment
Property, plant and equipment are stated at historical cost less accumulated depreciation and any accumulated impairment losses.
Depreciation is calculated on the straight-line method so as to write off the cost of each asset to its residual value over its estimated useful life.
Estimated usefull life
Furniture, fixtures	10 years
Office equipment	4 years

LOGFLEX MT HOLDING LTD
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED COMBINED
CARVE-OUT FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021
2.   Summary of significant accounting policies (continued)
The assets residual values and useful lives are reviewed, and adjusted if appropriate, at each reporting date.
Where the carrying amount of an asset is greater than its estimated recoverable amount, the asset is written down immediately to its recoverable amount.
Expenditure for repairs and maintenance of property, plant and equipment is charged to profit or loss of the year in which it is incurred. The cost of major renovations and other subsequent expenditure are included in the carrying amount of the asset when it is probable that future economic benefits in excess of the originally assessed standard of performance of the existing asset will flow to the Group. Major renovations are depreciated over the remaining useful life of the related asset.
An item of property, plant and equipment is derecognised upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on the disposal or retirement of an item of property, plant and equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognised in profit or loss.
Intangible assets
Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is fair value as at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortisation and any accumulated impairment losses. Internally generated intangible assets, excluding capitalised development costs, are not capitalised and expenditure is reflected in profit or loss in the year in which the expenditure is incurred. The useful lives of intangible assets are assessed to be either finite or indefinite.
Intangible assets with finite lives are amortised over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortisation period and the amortisation method for an intangible asset with a finite useful life is reviewed at least at each financial year end. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset is accounted for by changing the amortisation period or method, as appropriate, and are treated as changes in accounting estimates. The amortisation expense on intangible assets with finite lives is recognised in profit or loss in the expense category consistent with the function of the intangible asset.
Intangible assets with indefinite useful lives are tested for impairment annually either individually or at the cash generating unit level. Such intangibles are not amortised. The useful life of an intangible asset with an indefinite life is reviewed annually to determine whether indefinite life assessment continues to be supportable. If not, the change in the useful life assessment from indefinite to finite is made on a prospective basis.
Gains or losses arising from derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognised in profit or loss when the asset is derecognised.
Internally-generated intangible assets
Expenditure incurred on development activities of the gaming platform is capitalised only when the expenditure will lead to new or substantially improved products or processes, the products or processes are technically and commercially feasible and the Group has sufficient resources to complete development. All

LOGFLEX MT HOLDING LTD
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED COMBINED
CARVE-OUT FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021
2.   Summary of significant accounting policies (continued)
other development expenditure is expensed. Subsequent expenditure on intangible assets is capitalised only where it clearly increases the economic benefits to be derived from the asset to which it relates.
Internally-generated intangible assets are amortised on a straight-line basis over their estimated useful lives of 3 years.
Licenses
Licenses comprise of online gaming licences which are measured initially at purchase cost and are amortised on a straight-line basis over their estimated useful lives.
The Greek online gaming licenses are amortised using the straight-line method over their useful lives, of 7 years.
Computer software
Costs that are directly associated with identifiable and unique computer software products controlled by the Group and that will probably generate economic benefits exceeding costs beyond one year are recognised as intangible assets. Subsequently computer software is carried at cost less any accumulated amortisation and any accumulated impairment losses. Expenditure which enhances or extends the performance of computer software programs beyond their original specifications is recognised as a capital improvement and added to the original cost of the computer software. Costs associated with maintenance of computer software programs are recognised as an expense when incurred.
Computer software costs are amortised using the straight-line method over their useful lives, of 4 years. Amortisation commences when the computer software is available for use.
Leases
At inception of a contract, the Group assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. To assess whether a contract conveys the right to control the use of an identified asset, the Group assesses whether:
•
the contract involves the use of an identified asset — this may be specified explicitly or implicitly, and should be physically distinct or represent substantially all of the capacity of a physically distinct asset. If the supplier has a substantive substitution right, then the asset is not identified;

•
the Group has the right to obtain substantially all of the economic benefits from use of the asset throughout the period of use; and

•
the Group has the right to direct the use of the asset. The Group has this right when it has the decision-making rights that are most relevant to changing how and for what purpose the asset is used. In rare cases where the decision about how and for what purpose the asset is used is predetermined, the Group has the right to direct the use of the asset if either:

•
the Group has the right to operate the asset; or

•
the Group designed the asset in a way that predetermines how and for what purpose it will be used.

At inception or on reassessment of a contract that contains a lease component, the Group allocates the consideration in the contract to each lease component on the basis of their relative stand-alone prices.

LOGFLEX MT HOLDING LTD
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED COMBINED
CARVE-OUT FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021
2.   Summary of significant accounting policies (continued)
However, for the leases of land and buildings in which it is a lessee, the Group has elected not to separate non-lease components and account for the lease and non-lease components as a single lease component.
The Group as lessee
The Group recognises a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.
The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of the lease term. The estimated useful lives of the right-of-use assets are determined on the same basis as those of property and equipment. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.
The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group’s incremental borrowing rate.
Lease payments included in the measurement of the lease liability comprise the following:
•
fixed payments, including in-substance fixed payments;

•
variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date;

•
amounts expected to be payable under a residual value guarantee; and

•
the exercise price under a purchase option that the Group is reasonably certain to exercise, lease payments in an optional renewal period if the Group is reasonably certain to exercise an extension option, and penalties for early termination of a lease unless the Group is reasonably certain not to terminate early.

The lease liability is measured at amortised cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Group’s estimate of the amount expected to be payable under a residual value guarantee, or if the Group changes its assessment of whether it will exercise a purchase, extension or termination option.
When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset, or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.
The lease liabilities are presented separately in the unaudited interim condensed consolidated combined carve-out statements of financial position.
The Group has elected not to recognise the right of use assets and lease liabilities for short term leases that have a lease term of 12 months or less. The Group recognises the lease payments associated with these leases as an expense on a straight line basis over the lease term.
Impairment of non-financial assets
Intangible assets that have an indefinite useful life are not subject to amortisation and are tested annually for impairment. Other assets that are subject to depreciation or amortisation and intangible assets

LOGFLEX MT HOLDING LTD
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED COMBINED
CARVE-OUT FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021
2.   Summary of significant accounting policies (continued)
are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognised for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units). Any charge or reversal of previous impairments is taken to the unaudited interim condensed consolidated combined carve-out statements of profit or loss and comprehensive income.
Investments
Financial assets — Classification
The Group classifies its financial assets in the following measurement categories:
•
those to be measured subsequently at fair value (either through Other Comprehensive Income (“OCI”) or through profit or loss), and

•
those to be measured at amortised cost.

The classification and subsequent measurement of debt financial assets depends on: (i) the Group’s business model for managing the related assets portfolio and (ii) the cash flow characteristics of the asset. On initial recognition, the Group may irrevocably designate a debt financial asset that otherwise meets the requirements to be measured at amortized cost or at fair value through other comprehensive income (“FVOCI”) or at fair value through profit or loss (“FVTPL”) if doing so eliminates or significantly reduces an accounting mismatch that would otherwise arise.
For investments in equity instruments that are not held for trading, the classification will depend on whether the Group has made an irrevocable election at the time of initial recognition to account for the equity investment at FVOCI. This election is made on an investment-by-investment basis.
All other financial assets are classified as measured at FVTPL.
For assets measured at fair value, gains and losses will either be recorded in profit or loss or OCI. For investments in equity instruments that are not held for trading, this will depend on whether the Group has made an irrevocable election at the time of initial recognition to account for the equity investment at FVOCI.
Financial assets — Recognition and derecognition
All purchases and sales of financial assets that require delivery within the time frame established by regulation or market convention (“regular way” purchases and sales) are recorded at trade date, which is the date when the Group commits to deliver a financial instrument. All other purchases and sales are recognised when the entity becomes a party to the contractual provisions of the instrument.
Financial assets are derecognised when the rights to receive cash flows from the financial assets have expired or have been transferred and the Group has transferred substantially all the risks and rewards of ownership.
Financial assets — Measurement
At initial recognition, the Group measures a financial asset at its fair value plus, in the case of a financial asset not at FVTPL, transaction costs that are directly attributable to the acquisition of the financial asset. Transaction costs of financial assets carried at FVTPL are expensed in profit or loss. Fair

LOGFLEX MT HOLDING LTD
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED COMBINED
CARVE-OUT FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021
2.   Summary of significant accounting policies (continued)
value at initial recognition is best evidenced by the transaction price. A gain or loss on initial recognition is only recorded if there is a difference between fair value and transaction price which can be evidenced by other observable current market transactions in the same instrument or by a valuation technique whose inputs include only data from observable markets.
Financial assets with embedded derivatives are considered in their entirety when determining whether their cash flows are solely payment of principal and interest.
Financial assets — impairment — credit loss allowance for Expected Credit loss
The Group assesses on a forward-looking basis the ECL (expected credit loss) for debt instruments (including loans) measured at amortised cost and FVOCI and exposure arising from loan commitments and financial guarantee contracts. The Group measures ECL and recognises credit loss allowance at each reporting date. The measurement of ECL reflects: (i) an unbiased and probability weighted amount that is determined by evaluating a range of possible outcomes, (ii) time value of money and (iii) all reasonable and supportable information that is available without undue cost and effort at the end of each reporting period about past events, current conditions and forecasts of future conditions.
The carrying amount of the financial assets is reduced through the use of an allowance account, and the amount of the loss is recognised in the unaudited interim condensed consolidated combined carve-out statements of profit or loss and comprehensive income within “net impairment loss on financial and contract assets. Subsequent recoveries of amounts for which loss allowance was previously recognised are credited against the same line item.
Debt instruments carried at amortised cost are presented in the unaudited interim condensed consolidated combined carve-out statements of financial position net of the allowance for ECL.
For debt instruments at FVOCI, an allowance for ECL is recognised in profit or loss and it affects fair value gains or losses recognised in OCI rather than the carrying amount of those instruments.
The impairment methodology applied by the Group for calculating expected credit losses depends on the type of financial asset assessed for impairment. Specifically:
For trade receivables and contract assets, including trade receivables and contract assets with a significant financing component, and lease receivables the Group applies the simplified approach permitted by IFRS 9, which requires lifetime expected credit losses to be recognised from initial recognition of the financial assets.
For all other financial instruments that are subject to impairment under IFRS 9, the Group applies general approach — three stage model for impairment. The Group applies a three stage model for impairment, based on changes in credit quality since initial recognition. A financial instrument that is not credit-impaired on initial recognition is classified in Stage 1.
Any impairment charge or reversal of previous impairments is taken to the unaudited interim consensed consolidated combined carve-out statement of profit or loss and comprehensive income.
Additionally, the Group has decided to use the low credit risk assessment exemption for investment grade financial assets. Refer to note 4, Credit risk section for a description of how the Group determines low credit risk financial assets.
Cash and cash equivalents
Cash comprises cash in hand and balances with banks. Cash equivalents are short-term, highly liquid investments that are readily convertible to known amounts of cash. They include short-term deposits

LOGFLEX MT HOLDING LTD
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED COMBINED
CARVE-OUT FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021
2.   Summary of significant accounting policies (continued)
originally purchased with maturities of three months or less. Cash and Cash Equivalent balances are carried at amortised cost net of the allowances for ECL.
Financial liabilities — measurement categories
Financial liabilities are initially recognised at fair value and classified as subsequently measured at amortised cost.
Financial liabilities are derecognised when the obligation under the liability is discharged, cancelled, or expires.
Trade payables
Trade payables are initially measured at fair value and are subsequently measured at amortised cost.
Prepayments
Prepayments are carried at cost less provision for impairment. A prepayment is classified as non-current when the goods or services relating to the prepayment are expected to be obtained after one year, or when the prepayment relates to an asset which will itself be classified as non-current upon initial recognition. Prepayments to acquire assets are transferred to the carrying amount of the asset once the Group has obtained control of the asset and it is probable that future economic benefits associated with the asset will flow to the Group. Other prepayments are written off to profit or loss when the goods or services relating to the prepayments are received. If there is an indication that the assets, goods or services relating to a prepayment will not be received, the carrying value of the prepayment is written down accordingly and a corresponding impairment loss is recognised in profit or loss.
Share capital
Ordinary shares are classified as equity.
Advances from shareholders
Advances from shareholders constitutes contributions made by the Group’s shareholders other than for the issue of shares by the Group in their capacity as equity owners of the Group for which the Group has no contractual obligation to repay them. Such contributions are recognised directly in equity as they constitute transactions with equity owners in their capacity as equity owners of the Group.
Provisions
Provisions are recognised when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation, and a reliable estimate of the amount can be made. Where the Group expects a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognised as a separate asset but only when the reimbursement is virtually certain.
3.   Recent accounting pronouncements
Interest Rate Benchmark Reform — Phase 2
In August 2020, the IASB issued Interest Rate Benchmark Reform — Phase 2 (Amendments to IFRS 9 , IAS 39, IFRS 7, IFRS 4 and IFRS 16). These amendments address issues that might afect

LOGFLEX MT HOLDING LTD
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED COMBINED
CARVE-OUT FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021
3.   Recent accounting pronouncements (continued)
financial reporting after the reform of an interest rate benchmark, including its replacement with alternative benchmark rates. The amendments are effective for annual periods begining on or after January 1, 2021, with earlier application permitted. The adoption of these amendments did not have an impact on the Group’s financial statements.
Amendments to IFRS 16 — COVID-19 Related Rent Concessions
The amendments introduce an optional practical expedient that simplifies how a lessee accounts for rent concessions that are a direct concequence of COVID-19. A lessee that applies the practical expedient is not required to assess whether eligible rent concessions are lease modifications, and accounts for them in accordance with other applicable guidance. The resulting accounting will depend on the details of the rent concession.
The amendments are effective for annual periods begining on or after June 1, 2020 with earlier application permited. The adoption of these amendments did not have an impact on the Group’s financial statements.
4.   Financial risk management
Financial risk factors
The Group is exposed to liquidity risk, currency risk, regulatory risk, data protection risk and reputation risk arising its general business operations. The risk management policies employed by the Group to manage these risks are discussed below:
4.1   Liquidity risk
Liquidity risk is the risk that arises when the maturity of assets and liabilities does not match. An unmatched position potentially enhances profitability, but can also increase the risk of losses. The Group has procedures with the object of minimising such losses such as maintaining sufficient cash and other highly liquid current assets and by having available an adequate amount of committed credit facilities.
4.2   Currency risk
Currency risk is the risk that the value of financial instruments will fluctuate due to changes in foreign exchange rates. Currency risk arises when future commercial transactions and recognised assets and liabilities are denominated in a currency that is not the Group’s measurement currency. The Group is exposed to foreign exchange risk arising from various currency exposures primarily with respect to the Sterling Pound and the Euro. The Group’s Management monitors the exchange rate fluctuations on a continuous basis and acts accordingly.
Euro	June 30 2022 €	Average rate June 30, 2021 €	Year- June 30, 2022 €	end spot rate December 31 2021 €
1 Sterling Pound	1.1878	1.6460	1.1619	1.1892
The following significant exchange rates have been applied during the period.
4.3   Regulatory risk
The regulatory framework of online gaming is dynamic and complex and changes om the regulatory regime can have a material adverse effect on business volume and financial performance in that jurisdiction.

LOGFLEX MT HOLDING LTD
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED COMBINED
CARVE-OUT FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021
4.   Financial risk management (continued)
The Group’s Management obtains frequent and routine updates regarding the changes in the law in the jurisdictions of interest.
4.4   Data Protection risk
The Group processes a large quantity of personal customer data, including sensitive data such as name, address, age, bank details and gaming/betting history. Such data could be wrongfully accessed or used by employees, customers, suppliers or third parties, or lost, disclosed or improperly processed in breach of data protection regulations. In particular, the European General Data Protection Regulation (“GDPR”) entered into force in May 2018, having a significant effect on the Group’s privacy and data protection practices, as it introduced various changes to how personal information should be collected, maintained, processed and secured. Non-compliance with the GDPR may result in fines and the Group could also be subject to private litigation and loss of customer goodwill and confidence. The Group has procedures and policies in place with the object of minimising such risk and losses.
4.5   Reputation risk
The risk of loss of reputation arising from the negative publicity relating to the Group’s operations (whether true or false) may result in a reduction of its clientele, reduction in revenue and legal cases against the Group. The Group applies procedures to minimize this risk.
5.   Critical accounting estimates and judgments
The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates and requires Management to exercise its judgment in the process of applying the Group’s accounting policies. It also requires the use of assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although these estimates are based on Management’s best knowledge of current events and actions, actual results may ultimately differ from those estimates.
Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.
Critical judgements in applying the Group’s accounting policies
•
   Internally generated intangible assets

Costs relating to internally generated intangible assets, are capitalised if the criteria for recognition as assets are met. The initial capitalisation of costs is based on management’s judgement that technological and economic feasibility criteria are met. In making this judgement, management considers the progress made in each development project and its latest forecasts for each project. Other expenditure is charged to the consolidated statement of profit or loss in the year in which the expenditure is incurred. Following initial recognition, intangible assets are carried at cost less any accumulated amortisation and any accumulated impairment losses.
•
   Income taxes

Significant judgment is required in determining the provision for income taxes. There are transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. The Group recognises liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due. Where the final tax outcome of these

LOGFLEX MT HOLDING LTD
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED COMBINED
CARVE-OUT FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021
5.   Critical accounting estimates and judgments (continued)
matters is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made.
•
   Impairment of intangible assets

Intangible assets are initially recorded at acquisition cost and are amortized on a straight line basis over their useful economic life. Intangible assets that are acquired through a business combination are initially recorded at fair value at the date of acquisition. Indefinite-lived intangible assets are reviewed for impairment at least once per year and definite-lived intangible asssets are evaluated upon the occurance of a triggering event. The impairment test is performed using the discounted cash flows expected to be generated through the use of the intangible assets, using a discount rate that reflects the current market estimations and the risks associated with the asset. When it is impractical to estimate the recoverable amount of an asset, the Group estimates the recoverable amount of the cash generating unit in which the asset belongs to.
6.   Revenue, net
	June 30 2022 €	June 30 2021 €
Net Revenue	56,299,035	58,216,569
	56,299,035	58,216,569
Disaggregation of revenue by jurisdiction:	June 30 2022	June 30 2021
Within European Union	98%	86%
Outside European Union	2%	14%
7.   Marketing expenses
	June 30 2022 €	June 30 2021 €
Marketing expenses	(18,357,752)	(17,769,611)
	(18,357,752)	(17,769,611)
Marketing Expenses consist primarily of expenses associated with advertising costs and include among others certain incentives provided to players. These incentives represent reimbursements of the Greek taxes that have been collected from the Greek players due to their winnings and are payable to the Greek authorities on behalf of the players. Such incentives are excluded from the transaction price in accordance with IFRS 15 as they represent amounts collected on behalf of third parties and their reimbursement to the Players represents a distinct transaction. These incentives are given only to Greek players from which the Group has collected Greek tax and are reimbursed to the players without any conditions. They differ from all other bonuses and promotions, which are subject to certain conditions and are not related with the collection of the Greek tax and are accounted as a reduction in Net Revenue. The Group has recognized marketing expenses in relation to the reimbursements of the Greek taxes in the amount of €6,169,480 and Nil for the six month periods ending June 30, 2022 and 2021, respectively.

LOGFLEX MT HOLDING LTD
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED COMBINED
CARVE-OUT FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021
8.   Other operating income and expenses
	June 30 2022 €	June 30 2021 €
Impairment charge (reversal) – investments in related parties	—	(92)
Impairment charge (reversal) – receivables from payment service providers (“PSP”)	(228,051)	36,516
Impairment charge (reversal) – loans to related parties	859	—
Impairment charge (reversal) on cash and cash equivalents	(74,010)	(20,007)
Other operating income	(112,837)	—
	(414,039)	16,417
9.   Staff costs
	June 30 2022 €	June 30 2021 €
Wages and employee compensation	(5,358,351)	(2,252,509)
Social security costs	(869,981)	(23,757)
Pensions cost	(1,456)	—
	(6,229,788)	(2,276,266)
Staff costs are included within operating expenses.
10.   Net finance cost
	June 30 2022 €	June 30 2021 €
Interest income	14	51
Exchange profit	5,366	—
Finance income	5,380	51
Exchange losses	(389,854)	(59,470)
Interest expense on lease liabilities	(14,687)	—
Sundry finance expenses	(48,549)	(36,545)
Finance costs	(453,090)	(96,015)
Net finance cost	(447,710)	(95,964)
11.   Income taxes
The only revenue producing companies in the Group are Novigroup Ltd, Gamart Ltd, Iflex Ltd, and Logflex MT Ltd.
Novigroup Ltd is incorporated in Isle of Man, where the standard rate of corporate income tax for its activity is 0%.
Gamart Ltd, Iflex Ltd, and Logflex MT Ltd are incorporated in Malta, where the standard rate of corporate income tax is 35% and it is subject to a refund up to 30% to the parent company under certain conditions.

LOGFLEX MT HOLDING LTD
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED COMBINED
CARVE-OUT FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021
11.   Income taxes (continued)
From August 5, 2021 onwards the corporate profits of Gamart Ltd, are subject to tax initially in Greece at a rate of 22% and this is offset against the 35% tax in Malta.
The tax on the Group’s profit before tax differs from theoretical amount that would arise using the applicable tax rates as follows:
	June 30 2022 €	June 30 2021 €
Profit before tax	(868,860)	10,393,425
Tax using Corporation Domestic Tax Rate, at 35%	(304,101)	3,637,699
Tax effect of income not subject to tax	(437,138)	—
Permanent differences	(132,203)	304,793
Effect of foreign tax rates	(27,057)	(12,753,845)
Change in Allowance of the Deferred Tax Asset	721,140	7,371,146
Tax Effect of Carve Out Expenses Non Deductible	179,359	1,440,207
Tax charge	—	—
12.   Dividends
	June 30 2022 €	June 30 2021 €
Dividend paid	—	17,953,600
	—	17,953,600
The Board of Directors did not declare the payment of an interim dividend during the period ended June 30, 2022. On February 11, 2021 the Board of Directors approved the payment of an interim dividend of €17,953,600 (for the six months ended June 30, 2021) to Sendross Ltd which is not part of the unaudited interim condensed consolidated combined carve-out financial statements as described in note 1. The dividend was offset against the receivable from Sendross Ltd.
As a result, the dividend was not eliminated as part of the intragroup eliminations and in accordance with IFRS 10 (Consolidated Financial Statements) and was recorded in other reserves.

LOGFLEX MT HOLDING LTD
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED COMBINED
CARVE-OUT FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021
13.   Property, plant and equipment
Total €
Cost
Balance at December 31,2020 / January 1, 2021	44,945
Additions	243,830
Balance at December 31, 2021	288,775
Balance at December 31, 2021/ January 1, 2022	288,775
Additions	223,969
Disposals	(5,913)
Balance at June 30 2022	506,831
Depreciation
Balance at December 31,2020 / January 1, 2021	10,617
Charge for the period	89,297
Balance at December 31, 2021	99,914
Balance at December 31, 2021/ January 1, 2022	99,914
Depreciation for the year	94,546
Balance at June 30 2022	194,460
Net book amount
Balance at June 30 2022	312,371
Balance at December 31, 2021	188,861
14.   Right-of-use assets
	Land and buildings €	Motor vehicles €	Total €
Cost
Balance at January 1 2021	173,100	—	173,100
Acquisitions through business combinations	142,012	—	142,012
Additions	1,243,722	—	1,243,722
Balance at December 31, 2021/ January 1, 2022	1,558,834	—	1,558,834
Additions	—	79,158	79,158
Balance at June 30 2022	1,558,834	79,158	1,637,992
Depreciation
Balance at January 1 2021	—	—	—
Charge for the period	191,599	—	191,599
Balance at December 31, 2021/ January 1, 2022	191,599	—	191,599
Charge for the period	95,567	10,943	106,510
Balance at June 30 2022	287,166	10,943	298,109
Net book amount
Balance at June 30 2022	1,271,668	68,215	1,339,883
Balance at December 31, 2021	1,367,235	—	1,367,235
The Group leases several assets including buildings and equipment. The average lease term is 8.03 years (2021: 8.77 years).

LOGFLEX MT HOLDING LTD
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED COMBINED
CARVE-OUT FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021
15.   Intangible assets
	Goodwill €	Computer software €	Internally generated software €	Licenses €	Other intangible assets €	Total €
Cost
Balance at December 31, 2020 / January 1, 2021	—	118,799	3,074,730	—	25,000	3,218,529
Additions	53,385	—	3,841,858	5,000,000	21,000	8,916,243
Impairment charge	(53,385)	—	—	—	—	(53,385)
Balance at December 31, 2021 / January 1, 2022	—	118,799	6,916,588	5,000,000	46,000	12,081,387
Additions	—	—	2,988,420	—	23,000	3,011,420
Balance at June 30 2022	—	118,799	9,905,008	5,000,000	69,000	15,092,807
Amortisation
Balance at December 31, 2020 / January 1, 2021	—	64,950	970,754	—	—	1,035,704
On disposals	—	—	1,054,843	383,712	3,222	1,441,777
Amortisation for the period	—	29,700	678,372	—	—	708,072
Balance at December 31, 2021 / January 1, 2022	—	94,650	2,703,969	383,712	3,222	3,185,553
Amortisation for the period	—	6,037	1,439,898	361,885	8,531	1,816,351
Balance at June 30 2022	—	100,687	4,143,867	745,597	11,753	5,001,904
Net book amount
Balance at June 30 2022	—	18,112	5,761,141	4,254,403	57,247	10,090,903
Balance at December 31, 2021	—	24,149	4,212,619	4,616,288	42,778	8,895,834
The Greek online gaming license acquired during 2021 for €5,000,000 is amortised over its useful life of 7 years. The remaining amortisation period is 6.1 years.
16.   Financial assets at fair value through other comprehensive income
	June 30 2022 €	December 31 2021 €
Balance at January 1,/January 1	—	258,566
Disposals	—	(276,330)
Exchange differences	—	17,764
Balance at June 30/December 31,	—	—
These investments in equity instruments are not held for trading. Instead, they are held for medium to long-term strategic purposes. Accordingly, Management of the Group have elected to designate these investments in equity instruments as at FVTOCI as they believe that recognising short-term fluctuations in these investments’ fair value in profit or loss would not be consistent with the Group’s strategy of holding these investments for long-term purposes and realising their performance potential in the long run.

LOGFLEX MT HOLDING LTD
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED COMBINED
CARVE-OUT FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021
16.   Financial assets at fair value through other comprehensive income (continued)
The investment held in Game Play Network Inc. was sold in 2021 to the utlimate parent company of the Group Komisium Ltd for €276,330 ($300,000) which represents the initial cost of the investment because it was outside the scope of the Group’s economic activities.
17.   Trade and other receivables
	June 30 2022 €	December 31 2021 €
Trade receivables	5,000	5,000
Deposits and prepayments	16,549	639,225
Accrued income	—	23,082
VAT recoverable	2,073,475	1,538,322
Receivables from Payment Service Providers	4,804,928	10,116,182
Gaming tax receivable	1,001,107	800,582
Other receivables	656,104	828,349
	8,557,163	13,950,742
During the year 2021, Gamart Ltd overpaid gaming taxes in Greece of €800,582 and this amount will be offset against the gaming taxes for the year 2022.
Other receivables include:
	June 30 2022 €	December 31 2021 €
Refundable deposits of license requirements	200,000	400,000
Sundry receivables	456,104	428,349
	656,104	828,349
The fair values of trade and other receivables due within one year approximate to their carrying amounts as presented above.
18.   Other assets
	2022 €	2021 €
Balance at January 1,	542,061	645,838
Net change in prepayments	550,170	(103,777)
Balance at June 30/December 31,	1,092,231	542,061
Other assets comprise of prepayments made to suppliers.

LOGFLEX MT HOLDING LTD
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED COMBINED
CARVE-OUT FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021
19.   Cash
Cash balances are analysed as follows:
	June 30 2022 €	December 31 2021 €
Cash at bank and in hand	3,927,588	14,093,383
Restricted cash at bank	1,000,000	1,000,000
Accumulated impairment losses on cash and cash equivalents	(45,844)	(122,703)
	4,881,744	14,970,680
Restricted cash at bank comprise of cash at bank which are restricted due to regulatory requirements. Cash balances to fund operation and satisfy requirements of the gaming authorities are as follows:
	June 30 2022 €	December 31 2021 €
Cash at bank and in hand	3,927,588	14,093,383
Receivables from Payment Service providers (Note 17)	4,804,928	10,116,182
Liabilities to Players (Note 26)	(6,430,883)	(9,564,889)
Net available balance	2,301,633	14,644,676
20.   Share capital
	2022 Number of shares	2022 €	2021 Number of shares	2021 €
Authorised
Ordinary shares of €1 each	1,200	1,200	1,200	1,200
Issued and fully paid
Balance at January 1,/January 1	1,200	1,200	1,200	1,200
Balance at June 30/December 31,	1,200	1,200	1,200	1,200
21.   Other reserves
	General revenue reserve €	Translation reserve €	Total €
Balance at January 1 2021	(21,486,628)	283,584	(21,203,044)
Foreign currency translation adjustment	—	600,577	600,577
Dividends	(17,953,600)	—	(17,953,600)
Parent Investment – Carve Out Adjustment	4,114,878	—	4,114,878
Balance at June 30, 2021	(35,325,350)	884,161	(34,441,189)
Balance at January 1, 2022	(32,835,655)	1,153,762	(31,681,893)
Foreign currency translation adjustment	—	418,076	418,076
Balance at June 30 2022	(32,835,655)	1,571,838	(31,263,817)

LOGFLEX MT HOLDING LTD
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED COMBINED
CARVE-OUT FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021
21.   Other reserves (continued)
The general revenue reserve comprises of the parent investment which represents the carve out adjustments for the recognition of the direct costs, marketing expenses, and administrative expenses of Gaming Synergies Ltd, which were necessary for the operation of the Novibet Business as explained in Note 1.
Exchange differences relating to the translation of the net assets of the Group’s foreign operations from their functional currencies to the Group’s presentation currency (i.e. Euro) are recognised directly in other comprehensive income and accumulated in the foreign currency translation reserve. Exchange differences previously accumulated in the foreign currency translation reserve are reclassified to profit or loss on the disposal or partial disposal of the foreign operation.
22.   Other equity
Advances from shareholders:
	2022 €	2021 €
Balance at January 1,/January 1	748,380	748,380
Balance at June 30/December 31,	748,380	748,380
23.   Lease liabilities
	Minimum lease payments		The present value of minimum lease payments
	June 30 2022 €	December 31 2021 €	June 30 2022 €	December 31 2021 €
Not later than 1 year	239,134	207,276	217,447	183,742
Later than 1 year and not later than 5 years	574,449	716,352	526,875	716,352
Later than 5 years	651,000	585,900	620,899	485,693
	1,464,583	1,509,528	1,365,221	1,385,787
Future finance charges	(99,362)	(123,741)	—	—
Present value of lease liabilities	1,365,221	1,385,787	1,365,221	1,385,787
The Group leases land and buildings for its office space.
As at June 30, 2022 the Group has three lease agreements:
•
Lease agreement commencing November 1, 2020 for a period of 73 months

•
Lease agreement commencing August 1, 2021 for a period of 119 months

•
Lease agreement commencing August 23, 2019 for a period of 59 months

For the period ended June 30, 2022 the weighted average effective discount rate was 2.10%
The lease obligation is denominated in Euro.
The fair values of lease obligations approximate to their carrying amounts as presented above.
24.   Deferred tax
Deferred tax is calculated in full on all temporary differences under the liability method using the applicable tax rates (Note 11).

LOGFLEX MT HOLDING LTD
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED COMBINED
CARVE-OUT FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021
24.   Deferred tax (continued)
Deferred tax assets
	2022 €	2021 €
Balance at January 1,/January 1	—	—
Tax benefit	721,140	1,876,901
Valuation allowance	(721,140)	(1,876,901)
Balance at June 30/December 31,	—	—
Deferred tax assets were recognized in respect of the income tax losses of €2,060,399 and €6,826,320 for the six months period ending 30 June, 2022 and 2021 respectively.The income tax losses in Malta can be carried forward indefinitely for set-off against income of subsequent years.
The Group assesses the recoverability of deferred tax assets based on the future activities carried out by the different companies, on tax regulations in the different countries in which these companies operate, and on the strategic decisions affecting the companies.
Deferred tax assets of €721,140 and €1,876,901 for the six months period ending 30 June, 2022 and 2021 respectively, were assessed less than probable that will be utilized against future taxable profits. As a result, the Group recognized a valuation allowance for these losses against the deferred tax asset.
25.   Provisions for other liabilities and charges
Pension and other post retirement obligations €
Balance at January 1 2021	—
Charged/(credited) to profit or loss	4,268
Balance at December 31, 2021/ January 1, 2022	4,268
Charged/(credited) to profit or loss	1,456
Balance at June 30 2022	5,724
26.   Trade and other payables
	June 30 2022 €	December 31 2021 €
Trade payables	6,589,513	8,747,990
Social insurance and other taxes	447,330	660,223
VAT	159	955,551
License fee liability	2,500,000	3,750,000
Wages and salaries	1,156	3,517
Liabilities to players	6,430,883	9,564,889
Accruals	6,236,610	8,066,234
Other creditors	10,129	3,608
Deferred income	—	2,375
	22,215,780	31,754,387
Less non-current payables	(1,250,000)	(2,500,000)
Current portion	20,965,780	29,254,387

LOGFLEX MT HOLDING LTD
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED COMBINED
CARVE-OUT FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021
26.   Trade and other payables (continued)
In August 2021 the Group obtained Type 1 and Type 2 Online Gaming Licence in Greece. The licence fee of €5,000,000 is payable in four annual, equal instalments of €1,250,000 each of which €2,500,000 has been paid. The amount €2,500,000 remains oustanding as of June 30, 2022 and is included in the license fee liability.
The fair values of trade and other payables due within one year approximate to their carrying amounts as presented above.
27.   Current tax liabilities
	June 30 2022 €	December 31 2021 €
Corporation tax	8,775	53,147
	8,775	53,147
28.   Cash flows from operating activities
	Note	June 30 2022 €	June 30 2021 €
Profit before tax		(713,940)	10,393,425
Adjustments for:
Depreciation of property, plant and equipment	13	94,544	—
Amortisation of computer software	15	6,037	6,595
Amortisation of internally generated software	15	1,439,898	800,873
Amortisation of trademarks and licences	15	361,885	—
Amortisation of other intangibles	15	8,531	—
Depreciation of right-of-use assets	14	106,512	—
Reversal of impairment investments in related parties	8	—	(92)
Impairment charge / (reversal of impairment) – cash held at PSP	8	(227,875)	36,516
Impairment charge – loans to related parties	8	859	—
Charge to profit or loss for provisions	25	1,456	—
Interest income	10	(14)	—
Interest expense	10	14,687	—
		1,092,580	11,237,317
Changes in working capital:
Trade receivables		616,257	(69,031)
Receivables from PSP		5,530,612	(2,506,826)
VAT receivables		(535,153)	(80,202)
Other receivables		280	(2,696,828)
Other assets		(551,831)	—
Trade payables		(2,142,594)	(1,852,168)
Other payables		(7,339,489)	1,676,678
Cash (used in)/generated from operations		(3,329,338)	5,708,940

LOGFLEX MT HOLDING LTD
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED COMBINED
CARVE-OUT FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021
29.   Related party transactions
The following transactions were carried out with related parties:
29.1   Key management compensation
Key management are those persons who have the authority and responsibility for planning, directing and controlling the activities of the Group. During the financial periods reported in these unaudited interim condensed consolidated combined carve-out financials statements, the Group was controlled by Komisium Group, which is where all decisions, control and key strategy choices were made. Therefore, the Group does not have any key management as a stand-alone entity.
The key management personnel of the Group have controlled and directed the operations of the Group as it was not managed separately. Payments to these personnel are primarily made by Abraserve Ltd and Novigroup Ltd.
29.2   Directors’ remuneration
The remuneration of Directors and other members of key management was as follows:
	June 30 2022 €	June 30 2021 €
Directors’ fees	90,904	19,317
	90,904	19,317
29.3   Disposal of financial assets
	June 30 2022 €	June 30 2021 €
Komisium Ltd	—	276,330
	—	276,330
The investment held in Game Play Network Inc. was sold in 2021 to the utlimate parent company of the Group Komisium Ltd for €276,330 which represents the initial cost of the investment.

LOGFLEX MT HOLDING LTD
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED COMBINED
CARVE-OUT FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021
29.   Related party transactions (continued)
29.4   Purchases of goods and services
	Relationship	Nature of transactions	June 30 2022 €	June 30 2021 €
Logflex Limited	Common Owner/Shareholder	Market access revenue share	—	12,672,399
Streaming Upload MON. E.P.E.	Common Director	Marketing and Administrative	120,000	3,000,000
Frider Commercial Inc	Common Owner/Shareholder	Consultancy	—	300,000
Liquid Publishing SA	Common Owner/Shareholder	Marketing and Administrative	275,600	—
Pressbox S.A.	Key Management	Marketing and Administrative	94,168	—
Blu Moon Limited	Key Management	Marketing and Administrative	148,521	—
P. Trataris A. Filalithis OE / Anatropia Common	Common Owner/Shareholder	Marketing and Administrative	34,000	—
Blue Fields Trading limited	Common Owner/Shareholder	Marketing and Administrative	96,942	—
			769,231	15,972,399
Market access revenue share represents player acquisition services in relation to the white label agreement singed between Novigroup Ltd and Logflex Ltd and is included in Cost of Sales. This arrangement was terminated on August 4, 2021.
These are transactions originated from the ordinary course of business for working capital requirements and have no defined payment terms.
29.5   Receivables from related parties
Name	Relationship	June 30 2022 €	December 31 2021 €
Boflex Ltd	Common Owner/Shareholder	168,613	166,798
Boflex Ltd – impairment	Common Owner/Shareholder	(166,798)	(166,798)
Sendross Ltd	Common Owner/Shareholder	41,619	41,529
Logflex Ltd	Common Owner/Shareholder	4,426,275	4,586,308
Komisium Ltd	Ultimate parent company	1,200	1,200
Seflex Ltd	Common Owner/Shareholder	—	859
Novibet plc		35	—
		4,470,944	4,629,896

LOGFLEX MT HOLDING LTD
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED COMBINED
CARVE-OUT FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021
29.   Related party transactions (continued)
29.6   Payables to related parties — current
Name	Relationship	June 30 2022 €	December 31 2021 €
Logflex Ltd	Common Owner/Shareholder	6,257,900	6,682,463
Gaming Synergies Ltd	Common Owner/Shareholder	37,072	37,806
Komisium Ltd	Ultimate parent company	580,826	4,030,825
Streaming Upload MON. E.P.E.	Common Owner/Shareholder	30,000	88,920
Pressbox S.A.	Key Management	—	1,200
Liquid Publishing SA	Common Owner/Shareholder	33,300	—
		6,939,098	10,841,214
On June 29, 2021 various novation agreements which were signed between Sendross Group, the Group and Komisium Ltd. Payables to Sendross Group (Sendross Ltd, Logflex Ltd and Gaming Synergies Ltd) in total of €43,217,521 have been partly settled by offsetting all amounts receivable by the Group from Sendross Group of €35,360,034. As a result as at June 30, 2021 the Group has a net balance payable to Sendross Group of €7,856,287 which was then novated by Sendross Ltd to Komisium Ltd.
29.7   Payables to related parties — non current
	Relationship	June 30 2022 €	December 31 2021 €
Logflex Ltd	Common Owner/Shareholder	4,000,000	4,000,000
Komisium Ltd	Ultimate parent company	3,000,000	3,000,000
		7,000,000	7,000,000
30.   Contingent liabilities
The Group operates in numerous jurisdictions. Accordingly, the Group files tax returns, provides for and pays all taxes and duties it believes are due based on local tax laws, transfer pricing agreements and tax advice obtained. The Group is also periodically subject to audits and assessments by local taxing authorities however no audit has been carried out so far and all fiscal years starting from 2009 onwards are still open. Provisions for uncertain items are made using judgement of the most likely tax expected to be paid and the basis thereon, based on a qualitative assessment of all relevant information. The Group considers that any exposure for additional taxes, if any, that may arise from the final settlement of such assessments is unlikely to result in any further liability.
There is a an open complaint filed by an individual having a player account in novibet.gr against the legal representative of a related entity under the name “Logflex Limited” (being outside of the group of companies) for the supposed embezzlement of €2,290,470 in March 2021, when “Logflex Limited”, within its rights and under the Terms and Conditions agreed by the Customer, voided all bets, and closed the player account due to suspicious betting behaviour and his representation and contact details not being in order. The case is currently under a preliminary investigation. There are currently no civil claims, no material losses are to be expected during the course of the processes other than the fees and expenses which are necessary for their management before the justice authorities. Management has concluded that the Group’s exposure, if any would be limited to the amount of the player’s deposits of €580K which are already recorded in liabilities to players.

LOGFLEX MT HOLDING LTD
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED COMBINED
CARVE-OUT FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021
30.   Contingent liabilities (continued)
The Group is subject to various ongoing legal proceedings in the ordinary course of its business. Each of these matters is subject to various uncertainties and some of these matters may be resolved unfavorably to the Group. The Group is not a party to any legal proceedings that management believes would have a material adverse effect on the unaudited interim condensed consolidated combined carve-out financial statements of the Group.
31.   Commitments
The Group as part of its Business Sustainability plan and Corporate Social Responsibility “CSR” framework and has committed to invest €1,500,000 in activities related to CSR for the years 2021 – 2023 in total. Management expects that this investment will enable the Group to deliver against its broader responsibilities and commitments as a business whilst also supporting its long-term sustainable growth. During the year 2021 the Group invested €520,000 and the remaining €980,000 will be invested during the years 2022 and 2023.
32.   Events after the reporting period
On July 11, 2022, Novibet USA, Inc., a direct, wholly owned subsidiary of the Company, entered into an Online Market Access Agreement (the “Caesars Market Access Agreement”) with Ceasars Interactive Entertainment New Jersey, LLC (“Caesars”). Under the Caesars Market Access Agreement, Novibet USA and Caesars agreed that Novibet USA may operate, control and administer a branded online gambling service (including online sportsbook and iGaming) in the State of New Jersey for ten years under Caesars’ operating licenses which shall be extended for an additional subsequent five-year period if the parties mutually agree in writing prior to the end of the above 10-year term.
The Company’s annual fixed cost for the first 5 years specific to the new market access agreements is €3,550,000 and €3,950,000 for the following 5 years. The Company shall also pay initial fees of €4,750,000, as well as a variable revenue share component.
On August 31, 2022, Logflex MT Holdings Ltd executed the first Amendment of the Agreement and Plan of Reorganization (the “Business Combination Agreement”) with Artemis Strategic Investment Corporation, a Delaware corporation (“Artemis”), Komisium Limited, a private company limited by shares incorporated under the laws of Cyprus and the holder of all of the issued ordinary shares of Novibet and all of the issued and outstanding PubCo ordinary shares (“Komisium”), Novibet PLC, a United Kingdom public limited company and a direct, wholly-owned subsidiary of Komisium (“PubCo”), and Novibet Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of PubCo (“Merger Sub”). Upon consummation of the transactions contemplated by the Business Combination Agreement, Artemis and Logflex MT Holdings Ltd will become wholly owned subsidiaries of PubCo. The transaction is expected to close in the first half of 2023.
On September 9, 2022 Novibet plc has filed its preliminary proxy statement subject to completion to SEC.
On October 21, 2022, the Group filed the first part of an application for a mobile sports wagering license to the Maryland Sports Wagering Application Review Commission (“SWARC”). The second part of the license application was filed by the Group on November 4, 2022 to the Maryland Lottery and Gaming Control Commission (“Commission”). The granting of a mobile license for sports betting in Maryland requires both parts of the application to be approved by the corresponding authorities (i.e. the SWARC and the Commission) in order for the Group to be granted one of the 60 mobile licenses. The license, if granted, shall be valid for five years.

LOGFLEX MT HOLDING LTD
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED COMBINED
CARVE-OUT FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021
32.   Events after the reporting period (continued)
The Group launched its online operations to customers in Mexico beginning on November 2, 2022 according to the terms of the Big Bola Agreement under Big Bola’s federal gaming permit. The license applies to online casino games and online sports betting and shall remain in force for ten years, with possible further 5-year renewals.
In December 2022, Logflex MT Holdings Ltd executed the second Amendment of the Agreement and Plan of Reorganization (the “Business Combination Agreement”) with Artemis Strategic Investment Corporation, a Delaware corporation (“Artemis”), Komisium Limited, a private company limited by shares incorporated under the laws of Cyprus and the holder of all of the issued ordinary shares of Novibet and all of the issued and outstanding PubCo ordinary shares (“Komisium”), Novibet Plc, a Jersey limited company and a direct, wholly-owned subsidiary of Komisium (“Succesor PubCo”), and Novibet Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of PubCo (“Merger Sub”). The purpose of the amendment was to change the jurisdiction of the incorporation of PubCo following the consummation of the transactions from England and Wales to Jersey. The PubCo Domicile Change will be accomplished by incorporating the Successor PubCo as a newly formed, direct, wholly-owned subsidiary of the Company Shareholder (Komisium), replacing the Existing PubCo with the Successor PubCo as a party to the Merger Agreement, and dissolving the Existing PubCo. The Successor PubCo was incorporated as a company limited by shares under the laws of Jersey in December 2022.
As at the date of authorising these financial statements for issue, the geopolitical situation in Eastern Europe continues. In addition to the impact of the events on entities that have operations in Russia, Ukraine, or Belarus or that conduct business with their counterparties, the conflict is increasingly affecting economies and financial markets globally and exacerbating ongoing economic challenges.
The European Union as well as United States of America, Switzerland, United Kingdom and other countries imposed a series of restrictive measures (sanctions) against the Russian and Belarussian government, various companies, and certain individuals. The sanctions imposed include an asset freeze and a prohibition from making funds available to the sanctioned individuals and entities. In addition, travel bans applicable to the sanctioned individuals prevents them from entering or transiting through the relevant territories.
Emerging uncertainty regarding global supply of commodities due to the conflict between Russia and Ukraine conflict may also disrupt certain global trade flows and place significant upwards pressure on commodity prices and input costs as seen through early March 2022. Challenges for companies may include availability of funding to ensure access to raw materials, ability to finance margin payments and heightened risk of contractual non-performance.
The financial effect of the current crisis on the global economy and overall business activities cannot be estimated with reasonable certainty at this stage, due to the pace at which the conflict prevails and the high level of uncertainties arising from the inability to reliably predict the outcome.
The Group has limited direct exposure to Russia, Ukraine, and Belarus and as such does not expect significant impact from direct exposures to these countries.
Management has considered the unique circumstances and the risk exposures of the Group and has concluded that there is no significant impact in the Group’s profitability position. The event is not expected to have an immediate material impact on the business operations.
The Company considers events or transactions that occur after the balance sheet date, but before the interim financial statements are issued, to provide additional evidence relative to certain estimates or identify matters that require additional disclosures. The Company evaluated subsequent events up to February 21, 2023. The interim financial statements reflect those material items that arose after the balance sheet date, but prior to this date that would be considered recognized subsequent events.

LOGFLEX MT HOLDING LTD
NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED COMBINED
CARVE-OUT FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021
32.   Events after the reporting period (continued)
Novibet launched its Online Gaming business in Brazil on February 23, 2023, and in Chile on March 16, 2023, through its wholly owned subsidiary, Logflex MT Limited, under its MGA license that currently permits it to offer Type 1, Type 2, and Type 3 Online Gaming Products.
For more information about the regulatory framework of Malta, please refer to the “Novibet’s Business — Our Licenses” section of this registration statement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholder of
Logflex MT Holding Limited
Opinion on the Combined Carve-out Financial Statements
We have audited the accompanying combined carve-out financial statements of Logflex MT Holding Limited (the “Company”) which comprise of the combined carve-out statements of financial position as of December 31, 2021, 2020 and 2019, and the related combined carve-out statements of profit or loss and comprehensive income, changes in deficit and cash flows for each of the years in the two-year period ended December 31, 2021, including the related notes (collectively referred to as the “combined carve-out financial statements”). In our opinion, the combined carve-out financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, 2020 and 2019 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2021 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Basis for Opinion
These combined carve-out financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s combined carve-out financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these combined carve-out financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined carve-out financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the combined carve-out financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined carve-out financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined carve-out financial statements. We believe that our audits provides a reasonable basis for our opinion.
Emphasis of Matter
We draw attention to the matter set out in Note 2, “Basis of preparation” to the combined carve-out financial statements with respect to the principles and conventions applied to the preparation and presentation of the combined carve-out financial statements. Our opinion is not modified with respect to this matter.
/s/ Friedman LLP
We have served as the Company’s auditor since 2021.
Marlton, New Jersey
August 25, 2022

LOGFLEX MT HOLDING LTD
COMBINED CARVE-OUT STATEMENTS OF PROFIT OR LOSS AND COMPREHENSIVE
INCOME FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
	Notes	2021 €	2020 €
Revenue, net	6	117,219,691	59,315,396
Cost of sales		(53,831,214)	(21,357,363)
Gross profit		63,388,477	37,958,033
Marketing expenses	7	(42,050,725)	(17,716,979)
Operating expenses		(15,763,832)	(5,712,433)
Other operating income and expenses	8	(133,910)	(101,720)
Operating profit		5,440,010	14,426,901
Net finance costs	10	(438,268)	(66,264)
Profit before tax		5,001,742	14,360,637
Income tax	11	(62,078)	—
Net profit for the year		4,939,664	14,360,637
Other comprehensive income/(loss)
Foreign currency translation adjustment		870,178	(520,180)
Other comprehensive income/(loss) for the year		870,178	(520,180)
Total comprehensive income for the year		5,809,842	13,840,457
Net profit for the year attributable to:
Equity holders of the parent		4,940,968	14,360,637
Non-controlling interests		(1,304)	—
Net profit for the year		4,939,664	14,360,637
Total comprehensive income for the year attributable to:
Equity holders of the parent		5,811,146	13,840,457
Non-controlling interests		(1,304)	—
Total comprehensive income for the year		5,809,842	13,840,457

Note:
The presentation of the consolidated income statement was changed, as described in further detail in note 2.
The above combined carve-out Statements of Profit or Loss and Comprehensive Income should be read in conjunction with the accompanying notes.

LOGFLEX MT HOLDING LTD
COMBINED CARVE-OUT STATEMENTS OF FINANCIAL POSITION
AS OF DECEMBER 31, 2021, 2020 AND 2019
	Notes	2021 €	2020 €	2019 €
ASSETS
Non-current assets
Property, plant and equipment, net	13	188,861	34,328	—
Right-of-use assets	14	1,367,235	173,100	—
Intangible assets, net	15	8,895,834	2,182,825	1,028,223
Financial assets at fair value through other comprehensive income	16	—	258,566	—
Total Non-current assets		10,451,930	2,648,819	1,028,223
Current assets
Trade and other receivables, net	17	13,950,742	2,678,278	1,603,052
Receivables from related parties	29.5	4,629,896	10,018,139	2,764,200
Other assets	18	542,061	645,838	253,947
Restricted Cash	19	1,000,000	—	—
Cash	19	13,970,680	6,369,661	1,136,716
Total current assets		34,093,379	19,711,916	5,757,915
Total assets		44,545,309	22,360,735	6,786,138
DEFICIT AND LIABILITIES
Deficit
Share capital	20	1,200	1,200	1,200
Other reserves	21	(31,681,893)	(21,203,044)	(5,847,094)
Retained earnings		24,440,643	19,499,675	5,139,038
		(7,240,050)	(1,702,169)	(706,856)
Other equity
Advances from shareholders	22	748,380	748,380	548,380
Total Deficit before non-controlling interests		(6,491,670)	(953,789)	(158,746)
Non-controlling interests		(1,824)	—	—
Total Deficit		(6,493,494)	(953,789)	(158,476)
Non-current liabilities
Lease liabilities	23	1,202,045	144,265	—
Trade and other payables	26	2,500,000	—	—
Payable to related parties	29.7	7,000,000	—	—
Provisions for other liabilities and charges	25	4,268	—	—
		10,706,313	144,265	—
Current liabilities
Trade and other payables	26	29,254,387	15,124,028	3,661,321
Payables to related parties	29.6	10,841,214	8,017,396	3,283,293
Lease liabilities	23	183,742	28,835	—
Current tax liabilities	27	53,147	—	—
		40,332,490	23,170,259	6,944,614
Total liabilities		51,038,803	23,314,524	6,944,614
Total deficit and liabilities		44,545,309	22,360,735	6,786,138
The above combined carve-out Statements of Financial Position should be read in conjunction with the accompanying notes.

LOGFLEX MT HOLDING LTD
COMBINED CARVE-OUT STATEMENTS OF CHANGES IN DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
	Note	Share capital and premium €	Other equity Advances from shareholders €	Other reserves (Note 21) €	Retained earnings €	Total deficit before non -controlling interests €	Non- controlling interests €	Total deficit €
Balance at January 1, 2020		1,200	548,380	(5,847,094)	5,139,038	(158,476)	—	(158,476)
Comprehensive income
Net profit for the year		—	—	—	14,360,637	14,360,637	—	14,360,637
Foreign currency translation adjustment		—	—	(520,180)	—	(520,180)	—	(520,180)
Total comprehensive income/(loss) for the year		—	—	(520,180)	14,360,637	13,840,457	—	13,840,457
Transactions with owners
Dividends	12	—	—	(40,616,470)	—	(40,616,470)	—	(40,616,470)
Contributions for the year		—	200,000	—	—	200,000	—	200,000
Total transactions with owners		—	200,000	(40,616,470)	—	(40,416,470)	—	(40,416,470)
Other movements
Parent Investment – Carve Out Adjustment		—	—	25,780,700	—	25,780,700	—	25,780,700
Balance at December 31, 2020		1,200	748,380	(21,203,044)	19,499,675	(953,789)	—	(953,789)
Comprehensive income
Net profit for the year		—	—	—	4,940,968	4,940,968	(1,304)	4,939,664
Foreign currency translation adjustment		—	—	870,178	—	870,178	—	870,178
Total comprehensive income/(loss) for the year		—	—	870,178	4,940,968	5,811,146	(1,304)	5,809,842
Transactions with owners
Dividends	12	—	—	(18,730,378)	—	(18,730,378)	—	(18,730,378)
Total transactions with owners		—	—	(18,730,378)	—	(18,730,378)	—	(18,730,378)
Other movements
Acquisition of subsidiary		—	—	(500,000)	—	—	—	(500,000)
Parent Investment – Carve Out Adjustment		—	—	7,881,351	—	7,881,351	—	7,881,351
Acquisition of subsidiary with NCI		—	—	—	—	—	(520)	(520)
Balance at December 31, 2021		1,200	748,380	(31,681,893)	24,440,643	(6,491,670)	(1,824)	(6,493,494)
The above combined carve-out Statements of Changes in Deficit should be read in conjunction with the accompanying notes.

LOGFLEX MT HOLDING LTD
COMBINED CARVE-OUT STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
	Notes	2021 €	2020 €
CASH FLOWS FROM OPERATING ACTIVITIES
Cash generated from operations	28	8,368,533	25,365,457
Interest received		—	(80)
Tax paid		(8,931)	—
Net cash inflow from operating activities		8,359,602	25,365,377
CASH FLOWS FROM INVESTING ACTIVITIES
Payment for purchase of intangible assets	15	(5,112,858)	(1,862,674)
Payment for purchase of property, plant and equipment	13	(243,830)	(44,945)
Payment for purchase of investments	16	—	(261,359)
Acquisition of subsidiary, net cash outflow on acquisition	2	149,739	—
Proceeds from sale of investments at fair value through other comprehensive income	16	270,185	—
Interest received	10	74	80
Net cash inflow/(outflow) from investing activities		(4,936,690)	(2,168,898)
CASH FLOWS FROM FINANCING ACTIVITIES
Advances from shareholders	22	—	200,000
Payments of leases liabilities		(91,150)	—
Interest paid		(15,936)	—
Dividends paid	12	(17,953,582)	(40,616,470)
Parent Investment – carve out adjustment	21	7,881,351	25,780,700
Financing due to/from related party		14,950,519	(2,622,128)
Net cash inflow (outflow) from financing activities		4,771,203	(17,257,898)
Net increase/(decrease) in cash		8,194,115	5,938,581
Cash at beginning of the year		6,369,661	1,136,716
Effect of exchange rate fluctuations on cash held		328,163	(525,946)
Impairment charge – cash		78,741	(179,690)
Cash at end of the year	19	14,970,680	6,369,661
Non-cash investing and financing activities:
Recognition of Right of Use Asset and Lease Liability		1,159,781	173,100
Recognition of License intangible asset and License liability		3,750,000	—
Non-cash acquisition of subsidiary		500,000	—
The above combined carve-out Statements of Cash Flows should be read in conjunction with the accompanying notes.

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
1.   Incorporation and principal activities
General information
Logflex MT Holding Ltd (the “Company”) was incorporated in Malta on October 27, 2016 as a private limited liability company under the Companies Act, Cap. 386 of the Laws of Malta. Its registered office is at 170, Pater House, Level 1 (Suite A191), Psaila Street, Birkirkara BKR 9077, Malta.
The Novibet Business (the “Business”) represents the principal activities of the Company, through the operations of its online casino and sportsbook betting related to Novigroup Ltd, Logflex MT Ltd, Iflex Ltd and Gamart Ltd entities. The Business provides these online casino and betting services to its customers in various jurisdictions throughout Europe, in which the Company holds licenses.
Prior to its reorganization which started in December 2020, the Company was owned by Sendross Ltd (the “Sendross Group”) which carried out the operations of the Business. On February 12, 2021 Komisium Ltd became the parent company of Logflex MT Holding Ltd as part of the second phase of the reorganization process, Komisium Ltd acquired Novigroup Ltd from Sendross Ltd for €500,000 and on the same day, Logflex MT Holding Ltd acquired Novigroup Ltd from Komisium Ltd for €500,000 and all the rights of the internally generated software with a carrying value of €2,638,945 from Sendross Group for €1,200. On the same day Komisium Ltd acquired from Sendross Ltd Logflex Ltd for €200,000 which is not part of the combined financial statements. On April 14, 2021, Logflex MT Holding Ltd acquired 99% of Dicapl LP, a company incorporated in Greece for €1,980.
The Group consisting of Logflex MT Holding Ltd and its subsidiaries, Abraserve Ltd, Iflex Ltd, Logflex Mt Ltd, Afriflex Ltd, Novigroup Ltd and Gamart Ltd, Novibet USA Inc., Opixa Ltd, Orivus Ltd, Dicapl LP and the carve-out operations of Gaming Synergies Ltd (collectively, referred to as the “Group”) historically operated as part of Sendross Group and not as a separate stand-alone entity or group. In preparing these combined financial statements the activities specifically to Gaming Synergies Ltd were carved out based on the operations specific to Logflex MT Holding Ltd as part of the reorganization.
These financial statements are combined financial statements of Logflex MT Holding Ltd together with its subsidiaries, including the operations that have been carved out and consist of:
	Country of incorporation	2021 Percentage ownership held	2020 Percentage ownership held
Abraserve Ltd	Malta	100%	100%
Iflex Ltd	Malta	100%	100%
Logflex MT Ltd	Malta	100%	100%
Afriflex Ltd	Malta	100%	100%
Novigroup Ltd	Isle of Man	100%	100%
Gamart Ltd	Malta	100%	100%
Novibet USA Inc.	USA	100%	—%
Opixa Ltd	Malta	100%	—%
Orivus Ltd	Malta	100%	100%
Dicapl LP	Greece	99%	—%
Gaming Synergies Ltd	Malta	*	*

*
Related to the company that was not included in the carve out of which its related expenses were allocated to the Business up to December 31, 2021. Gaming Synergies Ltd is an entity 100% owned by Sendross Group and its related expenses were direct costs, marketing expenses and administrative expenses. This arrangement was terminated on December 31, 2021.

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
2.   Summary of significant accounting policies
The combined carve-out financial statements of the Group have been prepared in accordance with, and are in compliance with, International Financial Reporting Standards (“IFRS”) and its interpretations as issued by the International Accounting Standards Board (“IASB”). References to IFRS hereafter should be construed as references to IFRS as issued by the IASB.
The principal accounting policies adopted in the preparation of these combined carve-out financial statements are set out below. These policies have been consistently applied to all years presented in these combined carve-out financial statements unless otherwise stated.
Basis of preparation
The combined carve-out financial statements of the Group have been prepared on a carve-out basis, to represent the financial position and performance of the Group as if the Group had existed on a stand-alone basis for each of the years ended December 31, 2021 and 2020 for the combined carve-out statements of profit or loss and comprehensive income, financial position, changes in deficit and cash flows. However, the combined carve-out financial statements are not necessarily indicative of the results that would have occurred if the Group had been a stand-alone entity during the period presented.
The combined carve-out financial statements, are presented in Euro and have been prepared under the historical cost convention.
The preparation of combined financial statements in accordance with IFRS requires the use of critical accounting estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, income and expenses. It also requires management to exercise judgment in the process of applying accounting policies, which have been applied consistently through the combined financial statements of the Group. These estimates, assumptions and judgments are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances and are subject to continual re-evaluation. These estimates, assumptions and judgments were historically deemed to be reasonable and prudent. However, actual outcomes may differ from those estimates. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the combined financial statements, are discussed in the critical accounting estimates, assumptions and judgments.
The combined carve-out financial statements have been prepared by aggregating the financial information from the entities as described in note 1, together with assets, liabilities, income and expenses that management has determined are specifically attributable to the Group including related party borrowings, and direct and indirect costs and expenses related to the operations of the Group.
The following summarizes the principles applied in preparing the combined carve-out financial statements:
Controlled companies that are part of the Group have been included in the combined carve-out financial statements, as further described in note 1.
All intercompany balances, investments in subsidiaries and share capital within the Group have been eliminated upon combination in the combined carve-out financial statements.
For the purposes of the preparation of these combined carve-out financial statements, corporate center costs which were allocated by entities outside the Group and therefore contained within the results of the Group have been included in cost of sales, marketing and administration expenses. The support provided to the Group included stewardship by senior management personnel and functional support in terms of typical corporate areas such as finance, legal and risk, in addition to, discrete support which was provided from centralized management activities such as HR, Sustainability and IT. The costs of €7,881,351 and

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
2.   Summary of significant accounting policies (continued)
€11,273,871 were included within cost of sales, marketing and administration expenses for the years ended December 31, 2021 and 2020, respectively. The settlement of these costs was recorded within other reserves.
Any cash balances reflected on the combined carve-out financial statements are legally owned by the Group.
The directors of the Group are responsible for preparing the combined carve-out financial statements on a carve-out basis in accordance with IFRS as adopted by the IASB and for being satisfied that they present fairly, in all material respects, the financial position and performance of the Group as if the Group had existed on a stand-alone basis for each of the years ended December 31, 2021 and 2020 for the combined statements of profit or loss and comprehensive income, financial position, changes in deficit and cash flows.
In preparing these combined carve-out financial statements, the Directors are required to:
•
select suitable accounting policies and then apply them consistently;

•
make judgements and estimates that are reasonable and prudent;

•
state that the combined carve-out financial statements comply with IFRS as adopted by the IASB;

•
prepare the combined carve-out financial statements on a going concern basis unless it is inappropriate to presume that the Group will continue in business.

The Directors confirm that they have complied with the above requirements in preparing the combined carve-out financial statements.
Reclassification of prior year’s financial statements
As of 31 December 2021, the Group decided to change the presentation of the combined carve-out statement of profit or loss in a manner that allows for a further understanding of the underlying financial performance of the Group. As a result, gaming duties of €2,302,308 that have been previously recognized in Net Revenue are now presented as part of Cost of Sales. Cloud services expenses of €686,944 and consultancy fees of €670,649 that have been previously classified in Cost of Sales are now presented in Operating expenses. The overall effect in Net Profit is Nil.
Basis of combination
(i)   Controlled companies:
The companies included in these combined carve-out financial statements are all entities over which the Group has control. The Group controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity. The acquisition method of accounting is used to account for the acquisition of controlled companies. The cost of an acquisition is the consideration given in exchange for control of the identifiable assets, liabilities and contingent liabilities of the acquired legal entities. Directly attributable transaction costs are expensed and included as exceptional items within sales, general and administration expenses. The acquired net assets are initially measured at fair value.
(ii)   Transactions eliminated on combination:
Transactions, balances and unrealized gains or losses on transactions between the controlled companies are eliminated on combination. The accounting policies of the controlled companies have been changed where necessary to ensure consistency with the policies adopted by the Group.

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
2.   Summary of significant accounting policies (continued)
Basis of Going Concern
The combined carve-out financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Group is required to evaluate whether there are any material uncertainties related to events or conditions that may cast significant doubt about the Group’s ability to continue as a going concern for a period of at least, but not limited to, 12 months from the date of issuance of the combined carve-out financial statements. An entity’s ability to continue as a going concern is assumed absent significant information to the contrary. If there are indications that there could be significant doubt about the entity’s ability to continue as a going concern for a reasonable period of time, then a detailed analysis must be performed. This evaluation includes an assessment of whether the Company can continue to meet its obligations as they become due without substantial disposition of assets outside the ordinary course of business, restructuring of debt, revisions of its operations or similar actions.
The Board of Directors have assessed the financial risks facing the business, including macroeconomic events as outlined in Notes 4 and 32, and compared this risk assessment to the net current asset position. The Directors have also reviewed the payables to related parties and obtained approval for the extension of their due dates, which resulted in €7,000,000 being classified in non-current liabilities. The Directors have also reviewed relationships with key creditors and are satisfied that the appropriate contracts and contingency plans are in place. Based on the analyses performed, the Board of Directors considers that the Group has adequate resources to continue in operational existence for at least a period of 12 months from the date of issuance of these combined carve-out financial statements.
Business combinations
Acquisitions of businesses are accounted for using the acquisition method. The consideration transferred in a business combination is measured at fair value, which is calculated as the sum of the acquisition-date fair values of the assets transferred by the Group, liabilities incurred by the Group to the former owners of the acquiree and the equity interests issued by the Group in exchange for control of the acquiree. Acquisition-related costs are generally recognized in profit or loss as incurred.
At the acquisition date, the identifiable assets acquired and the liabilities assumed are recognized at their fair value at the acquisition date, except that:
•
deferred tax assets or liabilities and liabilities or assets related to employee benefit arrangements are recognized and measured in accordance with IAS 12 Income Taxes and IAS 19 Employee Benefits respectively;

•
liabilities or equity instruments related to share-based payment arrangements of the acquiree or share-based payment arrangements of the Group entered into to replace share-based payment arrangements of the acquiree are measured in accordance with IFRS 2 Share-based Payment at the acquisition date; and

•
assets (or disposal groups) that are classified as held for sale in accordance with IFRS 5 Non-current Assets Held for Sale and Discontinued Operations are measured in accordance with that Standard.

Goodwill is measured as the excess of the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree, and the fair value of the acquirer’s previously held equity interest in the acquiree (if any) over the net of the acquisition-date amounts of the identifiable assets acquired and the liabilities assumed. If, after reassessment, the net of the acquisition-date amounts of the identifiable assets acquired and liabilities assumed exceeds the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree and the fair value of the acquirer’s previously held interest in the acquiree (if any), the excess is recognized immediately in profit or loss as a bargain purchase gain.

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
2.   Summary of significant accounting policies (continued)
Non-controlling interests that are present ownership interests and entitle their holders to a proportionate share of the entity’s net assets in the event of liquidation may be initially measured either at fair value or at the non-controlling interests’ proportionate share of the recognized amounts of the acquiree’s identifiable net assets. The choice of measurement basis is made on a transaction-by-transaction basis. Other types of non-controlling interests are measured at fair value or, when applicable, on the basis specified in another IFRS.
When the consideration transferred by the Group in a business combination includes assets or liabilities resulting from a contingent consideration arrangement, the contingent consideration is measured at its acquisition-date fair value and included as part of the consideration transferred in a business combination. Changes in the fair value of the contingent consideration that qualify as measurement period adjustments are adjusted retrospectively, with corresponding adjustments against goodwill. Measurement period adjustments are adjustments that arise from additional information obtained during the ‘measurement period’ (which cannot exceed one year from the acquisition date) about facts and circumstances that existed at the acquisition date.
The subsequent accounting for changes in the fair value of the contingent consideration that do not qualify as measurement period adjustments depends on how the contingent consideration is classified. Contingent consideration that is classified as equity is not remeasured at subsequent reporting dates and its subsequent settlement is accounted for within equity. Contingent consideration that is classified as an asset or a liability is remeasured at subsequent reporting dates in accordance with IAS 39, or IAS 37 Provisions, Contingent Liabilities and Contingent Assets, as appropriate, with the corresponding gain or loss being recognized in profit or loss.
When a business combination is achieved in stages, the Group’s previously held equity interest in the acquiree is remeasured to fair value at the acquisition date (i.e., the date when the Group obtains control) and the resulting gain or loss, if any, is recognized in profit or loss. Amounts arising from interests in the acquiree prior to the acquisition date that have previously been recognized in other comprehensive income are reclassified to profit or loss where such treatment would be appropriate if that interest were disposed of.
If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, the Group reports provisional amounts for the items for which the accounting is incomplete. Those provisional amounts are adjusted during the measurement period (see above), or additional assets or liabilities are recognized, to reflect new information obtained about facts and circumstances that existed at the acquisition date that, if known, would have affected the amounts recognized at that date.
On April 14, 2021, Logflex MT Holding Ltd acquired 99% of Dicapl LP, a company incorporated in Greece for €1,980. At the date of the acquisition Dicapl LP had net liabilities of €51,925 and the Group recognised a Goodwill of €53,385 which was subsequently impaired.
The fair value of the identifiable assets and liabilities as of the date of acquisition was:
€
Assets
Right-of-use assets	149,359
Trade and other receivables	19,134
Cash and cash and equivalents	151,718
Liabilities
Lease liability	(151,139)

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
2.   Summary of significant accounting policies (continued)
€
Trade and other payables	(220,997)
Net liabilities acquired at fair value	(51,925)
Non-Controlling Interest	520
Goodwill arising on acquisition	53,385
Purchase consideration	1,980

Foreign currency
(i)   Functional and presentation currency
Items included in the Group’s combined carve-out financial statements are measured using the currency of the primary economic environment in which the entity operates (‘the functional currency’). The combined carve-out financial statements are presented in Euro (€) which is the Group’s functional and presentation currency, with the exception of Novigroup Ltd, the functional currency of which is in British pounds.
(ii)   Foreign currency transactions and balances
Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in profit or loss.
(iii)   Financial statements of foreign operations
The assets and liabilities of foreign operations held by the Group are translated into Euro at foreign exchange rates ruling at the reporting date. The revenue and expenses of foreign operations are translated to Euro at average exchange rates for the year.
Revenue
Recognition and measurement
Revenue consists of income from online activities. Revenue is recognized in the accounting periods in which the performance obligations associated with the transactions are satisfied after the deduction of certain bonuses and promotions granted to players and after adding the fees and charges applied to customer accounts and is measured at fair value of the consideration received or receivable.
The Group’s income from Gaming and Sports activities does not fall within the scope of IFRS 15 (Revenue from Contracts with Customers). Income from these online activities is disclosed as revenue although these are accounted for and meet the definition of a gain under IFRS 9 (Financial Instruments).
Revenue from online activities comprises:
(i)   Gaming Revenue — IFRS 9 (Financial Instruments)
Gaming Revenue is represented by the difference between the amounts of bets placed by customers less amounts won, adjusted for the fair value of certain bonuses and promotions granted to players.

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
2.   Summary of significant accounting policies (continued)
(ii)   Sports Revenue — IFRS 9 (Financial Instruments)
Sports revenue comprises bets placed less pay-outs to customers, adjusted for the fair value of open betting positions and the fair value of bonuses and promotions.
Operating segments
IFRS 8 defines an operating segment as a component of an entity that engages in business activities from which it may earn revenues and incur expenses, whose operating results are regularly reviewed by the entity’s chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance, and for which discrete financial information is available.
Gaming Revenue and Sports Revenue activities have been aggregated into a single operating segment taking into account the following factors:
•
The operating segments have similar economic characteristics

•
The method used to generate the revenue is the same

•
Discrete financial information is not available

•
Their separate operating results are not regularly monitored

Cost of sales
Cost of sales consists primarily of gaming duties, gaming license fees, payment service providers’ commissions, chargebacks and commission payable to third parties, all of which are recognized on an accrual basis.
Net Finance Cost
Net finance cost includes interest income recognized on a time-proportion basis using the effective interest method. Interest expense and other borrowing costs are charged to profit or loss as incurred.
Net finance cost also includes bank charges and foreign exchange transaction gains and losses.
Income taxes
Current and deferred income taxes are recognized in the statement of income, except when it relates to a business combination, or items recognized in equity or in other comprehensive income
Current income tax
Current income tax is the expected income tax payable or receivable on the taxable income or loss for the period, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to income tax payable in respect of previous years.
Deferred income tax
Deferred income tax is provided using the liability method for temporary differences at the reporting date between the income tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.
Deferred income tax is measured using enacted or substantively enacted income tax rates expected to apply in the years in which those temporary differences are expected to be recovered or settled. A deferred

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
2.   Summary of significant accounting policies (continued)
tax asset is recognized for unused income tax losses and credits to the extent that it is probable that future taxable income will be available against which they can be utilized.
The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable income will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are reassessed at each reporting date and are recognized to the extent that it has become probable that future taxable income will allow the deferred tax asset to be recovered.
Deferred income tax relating to items recognized outside profit or loss is recognized outside profit or loss. Deferred tax items are recognized in correlation to the underlying transaction either in other comprehensive income or directly in equity.
Deferred tax assets and deferred tax liabilities are offset if a legally enforceable right exists to set off current income tax assets against current income tax liabilities and the deferred tax relates to the same taxable entity and the same taxation authority.
Deferred income tax is provided on temporary differences arising on investments in subsidiaries, except where the timing of the reversal of the temporary difference is controlled by the Company and it is probable that the temporary difference will not reverse in the foreseeable future.
Dividends
Dividend distributions to the Group’s shareholders are recognized in the Group’s financial statements in the year in which they are approved by the Group’s shareholders.
Property, plant and equipment
Property, plant and equipment are stated at historical cost less accumulated depreciation and any accumulated impairment losses.
Depreciation is calculated on the straight-line method so as to write off the cost of each asset to its residual value over its estimated useful life.
Estimated useful life
Furniture, fixtures	10 years
Office equipment	4 years
The assets residual values and useful lives are reviewed, and adjusted if appropriate, at each reporting date.
Where the carrying amount of an asset is greater than its estimated recoverable amount, the asset is written down immediately to its recoverable amount.
Expenditure for repairs and maintenance of property, plant and equipment is charged to profit or loss of the year in which it is incurred. The cost of major renovations and other subsequent expenditure are included in the carrying amount of the asset when it is probable that future economic benefits in excess of the originally assessed standard of performance of the existing asset will flow to the Group. Major renovations are depreciated over the remaining useful life of the related asset.
An item of property, plant and equipment is derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on the disposal or

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
2.   Summary of significant accounting policies (continued)
retirement of an item of property, plant and equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in profit or loss.
Intangible assets
Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is fair value as at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and any accumulated impairment losses. Internally generated intangible assets, excluding capitalized development costs, are not capitalized and expenditure is reflected in profit or loss in the year in which the expenditure is incurred. The useful lives of intangible assets are assessed to be either finite or indefinite.
Intangible assets with finite lives are amortized over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization period and the amortization method for an intangible asset with a finite useful life is reviewed at least at each financial year end. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset is accounted for by changing the amortization period or method, as appropriate, and are treated as changes in accounting estimates. The amortization expense on intangible assets with finite lives is recognized in profit or loss in the expense category consistent with the function of the intangible asset.
Intangible assets with indefinite useful lives are tested for impairment annually either individually or at the cash generating unit level. Such intangibles are not amortized. The useful life of an intangible asset with an indefinite life is reviewed annually to determine whether indefinite life assessment continues to be supportable. If not, the change in the useful life assessment from indefinite to finite is made on a prospective basis.
Gains or losses arising from derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognized in profit or loss when the asset is derecognized.
Internally-generated intangible assets
Expenditure incurred on development activities of the gaming platform is capitalized only when the expenditure will lead to new or substantially improved products or processes, the products or processes are technically and commercially feasible and the Group has sufficient resources to complete development. All other development expenditure is expensed. Subsequent expenditure on intangible assets is capitalized only where it clearly increases the economic benefits to be derived from the asset to which it relates.
Internally-generated intangible assets are amortized on a straight-line basis over their estimated useful lives of 3 years.
Licenses
Licenses comprise of online gaming licenses which are measured initially at purchase cost and are amortized on a straight-line basis over their estimated useful lives.
The Greek online gaming licenses are amortized using the straight-line method over their useful lives, of 7 years.
Computer software
Costs that are directly associated with identifiable and unique computer software products controlled by the Group and that will probably generate economic benefits exceeding costs beyond one year are

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
2.   Summary of significant accounting policies (continued)
recognized as intangible assets. Subsequently computer software is carried at cost less any accumulated amortization and any accumulated impairment losses. Expenditure which enhances or extends the performance of computer software programs beyond their original specifications is recognized as a capital improvement and added to the original cost of the computer software. Costs associated with maintenance of computer software programs are recognized as an expense when incurred.
Computer software costs are amortized using the straight-line method over their useful lives, of 4 years. Amortization commences when the computer software is available for use.
Leases
At inception of a contract, the Group assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. To assess whether a contract conveys the right to control the use of an identified asset, the Group assesses whether:
•
the contract involves the use of an identified asset — this may be specified explicitly or implicitly and should be physically distinct or represent substantially all of the capacity of a physically distinct asset. If the supplier has a substantive substitution right, then the asset is not identified;

•
the Group has the right to obtain substantially all of the economic benefits from use of the asset throughout the period of use; and

•
the Group has the right to direct the use of the asset. The Group has this right when it has the decision-making rights that are most relevant to changing how and for what purpose the asset is used. In rare cases where the decision about how and for what purpose the asset is used is predetermined, the Group has the right to direct the use of the asset if either:

•
the Group has the right to operate the asset; or

•
the Group designed the asset in a way that predetermines how and for what purpose it will be used.

At inception or on reassessment of a contract that contains a lease component, the Group allocates the consideration in the contract to each lease component on the basis of their relative stand-alone prices. However, for the leases of land and buildings in which it is a lessee, the Group has elected not to separate non-lease components and account for the lease and non-lease components as a single lease component.
The Group as lessee
The Group recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.
The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of the lease term. The estimated useful lives of the right-of-use assets are determined on the same basis as those of property and equipment. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.
The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group’s incremental borrowing rate.

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
2.   Summary of significant accounting policies (continued)
Lease payments included in the measurement of the lease liability comprise the following:
•
fixed payments, including in-substance fixed payments;

•
variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date;

•
amounts expected to be payable under a residual value guarantee; and

•
the exercise price under a purchase option that the Group is reasonably certain to exercise, lease payments in an optional renewal period if the Group is reasonably certain to exercise an extension option, and penalties for early termination of a lease unless the Group is reasonably certain not to terminate early.

The lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Group’s estimate of the amount expected to be payable under a residual value guarantee, or if the Group changes its assessment of whether it will exercise a purchase, extension or termination option.
When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.
The lease liabilities are presented separately in the combined statements of financial position.
The Group has elected not to recognize the right of use assets and lease liabilities for short term leases that have a lease term of 12 months or less. The Group recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease term.
Impairment of non-financial assets
Intangible assets that have an indefinite useful life are not subject to amortization and are tested annually for impairment. Other assets that are subject to depreciation or amortization and intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units). Any charge or reversal of previous impairments is taken to the combined carve-out statement of profit or loss and comprehensive income.
Investments
Financial assets — Classification
The Group classifies its financial assets in the following measurement categories:
•
those to be measured subsequently at fair value (either through Other Comprehensive Income (“OCI”) or through profit or loss), and

•
those to be measured at amortized cost.

The classification and subsequent measurement of debt financial assets depends on: (i) the Group’s business model for managing the related assets portfolio and (ii) the cash flow characteristics of the asset. On initial recognition, the Group may irrevocably designate a debt financial asset that otherwise meets the

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
2.   Summary of significant accounting policies (continued)
requirements to be measured at amortized cost or at fair value through other comprehensive income (“FVOCI”) or at fair value through profit or loss (“FVTPL”) if doing so eliminates or significantly reduces an accounting mismatch that would otherwise arise.
For investments in equity instruments that are not held for trading, the classification will depend on whether the Group has made an irrevocable election at the time of initial recognition to account for the equity investment at FVOCI. This election is made on an investment-by-investment basis.
All other financial assets are classified as measured at FVTPL.
For assets measured at fair value, gains and losses will either be recorded in profit or loss or OCI. For investments in equity instruments that are not held for trading, this will depend on whether the Group has made an irrevocable election at the time of initial recognition to account for the equity investment at FVOCI.
Financial assets — Recognition and derecognition
All purchases and sales of financial assets that require delivery within the time frame established by regulation or market convention (“regular way” purchases and sales) are recorded at trade date, which is the date when the Group commits to deliver a financial instrument. All other purchases and sales are recognized when the entity becomes a party to the contractual provisions of the instrument.
Financial assets are derecognized when the rights to receive cash flows from the financial assets have expired or have been transferred and the Group has transferred substantially all the risks and rewards of ownership.
Financial assets — Measurement
At initial recognition, the Group measures a financial asset at its fair value plus, in the case of a financial asset not at FVTPL, transaction costs that are directly attributable to the acquisition of the financial asset. Transaction costs of financial assets carried at FVTPL are expensed in profit or loss. Fair value at initial recognition is best evidenced by the transaction price. A gain or loss on initial recognition is only recorded if there is a difference between fair value and transaction price which can be evidenced by other observable current market transactions in the same instrument or by a valuation technique whose inputs include only data from observable markets.
Financial assets with embedded derivatives are considered in their entirety when determining whether their cash flows are solely payment of principal and interest.
Equity instruments
The Group subsequently measures all equity investments at fair value. Where the Group’s Management has elected to present fair value gains and losses on equity investments in OCI, there is no subsequent reclassification of fair value gains and losses to profit or loss following the derecognition of the investment, any related balance within the FVOCI reserve is reclassified to retained earnings. The Group’s policy is to designate equity investments as FVOCI when those investments are held for strategic purposes other than solely to generate investment returns. Dividends from such investments continue to be recognized in profit or loss as other income when the Group’s right to receive payments is established.
Changes in the fair value of financial assets at FVTPL are recognized in “other gains/(losses)” in the combined carve-out statements of profit or loss and comprehensive income as applicable. Impairment losses (and reversal of impairment losses) on equity investments measured at FVTPL are not reported separately from other changes in fair value.

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
2.   Summary of significant accounting policies (continued)
Financial assets — impairment — credit loss allowance for Expected Credit loss
The Group assesses on a forward-looking basis the ECL (expected credit loss) for debt instruments (including loans) measured at amortized cost and FVOCI and exposure arising from loan commitments and financial guarantee contracts. The Group measures ECL and recognizes credit loss allowance at each reporting date. The measurement of ECL reflects: (i) an unbiased and probability weighted amount that is determined by evaluating a range of possible outcomes, (ii) time value of money and (iii) all reasonable and supportable information that is available without undue cost and effort at the end of each reporting period about past events, current conditions and forecasts of future conditions.
The carrying amount of the financial assets is reduced through the use of an allowance account, and the amount of the loss is recognized in the combined statements of profit or loss and comprehensive income within “net impairment loss on financial and contract assets. Subsequent recoveries of amounts for which loss allowance was previously recognized are credited against the same line item.
Debt instruments carried at amortized cost are presented in the combined carve-out statements of financial position net of the allowance for ECL.
For debt instruments at FVOCI, an allowance for ECL is recognized in profit or loss and it affects fair value gains or losses recognized in OCI rather than the carrying amount of those instruments.
The impairment methodology applied by the Group for calculating expected credit losses depends on the type of financial asset assessed for impairment. Specifically:
For trade receivables and contract assets, including trade receivables and contract assets with a significant financing component, and lease receivables the Group applies the simplified approach permitted by IFRS 9, which requires lifetime expected credit losses to be recognized from initial recognition of the financial assets.
For all other financial instruments that are subject to impairment under IFRS 9, the Group applies general approach — three stage model for impairment. The Group applies a three-stage model for impairment, based on changes in credit quality since initial recognition. A financial instrument that is not credit-impaired on initial recognition is classified in Stage 1.
Any impairment charge or reversal of previous impairments is taken to the combined carve-out statement of profit or loss and comprehensive income. Additionally, the Group has decided to use the low credit risk assessment exemption for investment grade financial assets. Refer to note 4, Credit risk section for a description of how the Group determines low credit risk financial assets.
Cash and cash equivalents
Cash comprises cash in hand and balances with banks. Cash equivalents are short-term, highly liquid investments that are readily convertible to known amounts of cash. They include short-term deposits originally purchased with maturities of three months or less. Cash and Cash Equivalent balances are carried at amortized cost net of the allowances for ECL.
Financial liabilities — measurement categories
Financial liabilities are initially recognized at fair value and classified as subsequently measured at amortized cost.
Financial liabilities are derecognized when the obligation under the liability is discharged, cancelled, or expires.

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
2.   Summary of significant accounting policies (continued)
Trade payables
Trade payables are initially measured at fair value and are subsequently measured at amortized cost.
Prepayments
Prepayments are carried at cost less provision for impairment. A prepayment is classified as non-current when the goods or services relating to the prepayment are expected to be obtained after one year, or when the prepayment relates to an asset which will itself be classified as non-current upon initial recognition. Prepayments to acquire assets are transferred to the carrying amount of the asset once the Group has obtained control of the asset and it is probable that future economic benefits associated with the asset will flow to the Group. Other prepayments are written off to profit or loss when the goods or services relating to the prepayments are received. If there is an indication that the assets, goods or services relating to a prepayment will not be received, the carrying value of the prepayment is written down accordingly and a corresponding impairment loss is recognized in profit or loss.
Share capital
Ordinary shares are classified as equity.
Advances from shareholders
Advances from shareholders constitutes contributions made by the Group’s shareholders other than for the issue of shares by the Group in their capacity as equity owners of the Group for which the Group has no contractual obligation to repay them. Such contributions are recognized directly in equity as they constitute transactions with equity owners in their capacity as equity owners of the Group.
Provisions
Provisions are recognized when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation, and a reliable estimate of the amount can be made. Where the Group expects a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain.
3.   Recent accounting pronouncements
For the periods ended December 31, 2021, 2020 and 2019, the Group adopted all the new and revised International Financial Reporting Standards (IFRS) that are relevant to its operations and are effective for accounting periods beginning on January 1, 2019. This adoption did not have a material effect on the accounting policies of the Group with the exception of the following:
(i)   IFRS 16 “Leases”
The Group has adopted IFRS 16 Leases from 1 January 2019. IFRS 16 requires lessees to recognize right-of-use assets and lease liabilities for most leases. A contract is (or contains) a lease if it conveys the right to control the use of an identified asset for a period of time in exchange for consideration.
Right-of-use assets are initially measured at cost and depreciated by the earlier of the end of the useful life of the right-of-use asset or the end of the lease term. The cost of right-of-use assets comprises initial measurement of the lease liabilities, any lease payments made before or at the commencement date and initial direct costs.

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
3.   Recent accounting pronouncements (continued)
Right-of-use assets are also subject to impairment losses and adjusted for any remeasurement of lease liabilities. Right-of-use assets are depreciated on a straight-line basis over the shorter of the lease term and the estimated useful lives of the assets.
(ii)   Interest Rate Benchmark Reform — Phase 2
In August 2020, the IASB issued Interest Rate Benchmark Reform — Phase 2 (Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16). These amendments address issues that might affect financial reporting after the reform of an interest rate benchmark, including its replacement with alternative benchmark rates. The amendments are effective for annual periods beginning on or after January 1, 2021, with earlier application permitted. The adoption of these amendments did not have an impact on the Group’s financial statements.
(iii)   Amendments to IFRS 16 — COVID-19 Related Rent Concessions
The amendments introduce an optional practical expedient that simplifies how a lessee accounts for rent concessions that are a direct consequence of COVID-19. A lessee that applies the practical expedient is not required to assess whether eligible rent concessions are lease modifications, and accounts for them in accordance with other applicable guidance. The resulting accounting will depend on the details of the rent concession.
The amendments are effective for annual periods beginning on or after June 1, 2020 with earlier application permitted. The adoption of these amendments did not have an impact on the Group’s financial statements.
4.    Financial risk management
Financial risk factors
The Group is exposed to liquidity risk, currency risk, regulatory risk, data protection risk and reputation risk arising its general business operations. The risk management policies employed by the Group to manage these risks are discussed below:
4.1    Liquidity risk
The Group is exposed to liquidity risk in relation to meeting future obligations associated with its financial liabilities, which are predominantly comprised of trade and other payables and payables to related parties (Notes 26, 29.6 and 29.7). Prudent liquidity risk management includes maintaining sufficient cash to ensure the availability of adequate funding to meet the Group’s obligations when they are due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to its reputation.
Management monitors liquidity risk by continual observation of cash inflows and outflows. To improve the net cash inflows and maintain cash balances at a specified level, management ensures that no additional financing facilities are expected to be required over the coming year. In this respect, management does not consider liquidity risk to the Group as significant when taking into account the liquidity management process referred to above.
The following tables summarize the maturity profile of the Group’s financial liabilities based on contractual undiscounted payments. Balances due within 12 months equal their carrying balances as the impact of discounting is not significant.

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
4.    Financial risk management (continued)
	Less than 1 year €	Between 1 and 2 years €	More than 2 years €	Total €
As of December 31, 2021
Trade and other payables	29,254,387	1,250,000	1,250,000	31,754,387
Payables to related parties	10,841,214	7,000,000	—	17,841,214
Lease liabilities	183,742	183,742	1,018,303	1,385,787
Provisions of other liabilities	—	—	4,268	4,268
Current tax liabilities	53,147	—	—	53,147
Total	40,332,490	8,433,742	2,272,571	51,038,803
4.2    Currency risk
Currency risk is the risk that the value of financial instruments will fluctuate due to changes in foreign exchange rates. Currency risk arises when future commercial transactions and recognized assets and liabilities are denominated in a currency that is not the Group’s measurement currency. The Group is exposed to foreign exchange risk arising from various currency exposures primarily with respect to the Sterling Pound and the Euro. The Group’s Management monitors the exchange rate fluctuations on a continuous basis and acts accordingly.
The following significant exchange rates have been applied during the year:
	Average rate		Year-end spot rate
Euro	2021 €	2020 €	2021 €	2020 €	2019 €
1 Sterling Pound	1.1628	1.1248	1.1898	1.1128	1.1755
4.3    Regulatory risk
The regulatory framework of online gaming is dynamic and complex and changes om the regulatory regime can have a material adverse effect on business volume and financial performance in that jurisdiction. The Group’s Management obtains frequent and routine updates regarding the changes in the law in the jurisdictions of interest.
4.4    Data Protection risk
The Group processes a large quantity of personal customer data, including sensitive data such as name, address, age, bank details and gaming/betting history. Such data could be wrongfully accessed or used by employees, customers, suppliers or third parties, or lost, disclosed or improperly processed in breach of data protection regulations. In particular, the European General Data Protection Regulation (“GDPR”) entered into force in May 2018, having a significant effect on the Group’s privacy and data protection practices, as it introduced various changes to how personal information should be collected, maintained, processed and secured. Non-compliance with the GDPR may result in fines and the Group could also be subject to private litigation and loss of customer goodwill and confidence. The Group has procedures and policies in place with the object of minimizing such risk and losses.
4.5    Reputation risk
The risk of loss of reputation arising from the negative publicity relating to the Group’s operations (whether true or false) may result in a reduction of its clientele, reduction in revenue and legal cases against the Group. The Group applies procedures to minimize this risk.

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
5.    Critical accounting estimates and judgments
The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates and requires Management to exercise its judgment in the process of applying the Group’s accounting policies. It also requires the use of assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although these estimates are based on Management’s best knowledge of current events and actions, actual results may ultimately differ from those estimates.
Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.
Critical judgements in applying the Group’s accounting policies
•
Internally generated intangible assets

Costs relating to internally generated intangible assets, are capitalized if the criteria for recognition as assets are met. The initial capitalization of costs is based on management’s judgement that technological and economic feasibility criteria are met. In making this judgement, management considers the progress made in each development project and its latest forecasts for each project. Other expenditure is charged to the consolidated statement of profit or loss in the year in which the expenditure is incurred. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and any accumulated impairment losses.
•
Income taxes

Significant judgment is required in determining the provision for income taxes. There are transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. The Group recognizes liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made.
•
Impairment of intangible assets

Intangible assets are initially recorded at acquisition cost and are amortized on a straight-line basis over their useful economic life. Intangible assets that are acquired through a business combination are initially recorded at fair value at the date of acquisition. Indefinite-lived intangible assets are reviewed for impairment at least once per year and definite-lived intangible assets are evaluated upon the occurrence of a triggering event. The impairment test is performed using the discounted cash flows expected to be generated through the use of the intangible assets, using a discount rate that reflects the current market estimations and the risks associated with the asset. When it is impractical to estimate the recoverable amount of an asset, the Group estimates the recoverable amount of the cash generating unit in which the asset belongs to.
6.    Revenue, net
	2021 €	2020 €
Net Revenue	117,219,691	59,315,396
	117,219,691	59,315,396

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
6.    Revenue, net (continued)
Disaggregation of revenue by jurisdiction:
	2021	2020
Within European Union	82.67%	82.25%
Outside European Union	17.33%	17.75%
7.    Marketing expenses
	2021 €	2020 €
Marketing expenses	42,050,725	17,716,979
	42,050,725	17,716,979
Marketing expenses consist primarily of expenses associated with advertising and include among others certain incentives provided to players. These incentives represent reimbursements of the Greek taxes that have been collected from the Greek Players due to their winnings and are payable to the Greek Authorities on behalf of the players. Such incentives are excluded from the transaction price in accordance with IFRS 15 as they represent amounts collected on behalf of third parties and their reimbursement to the players represent a distinct transaction. These incentives are given only to Greek Players from which the Group has collected Greek tax and are reimbursed to the players without any conditions. They differ from all other player incentives which are subject to certain conditions and are not related with the collection of the Greek tax and are accounted as a reduction in Net Revenue. The Group has recognized marketing expenses in relation to the reimbursements of the Greek taxes in the amount of €6,349,370 and Nil for the years ending December 31, 2021 and 2020 respectively.
8.    Other operating income and expenses
	2021 €	2020 €
Impairment charge – intangible assets	53,385	—
Impairment charge (reversal) – receivables from payment service providers (“PSP”)	482,809	(237)
Impairment charge (reversal) – loans to related parties	10,000	(77,733)
Impairment charge (reversal) on cash and cash equivalents	(78,741)	179,690
Other operating income	(333,543)	—
	133,910	101,720
9.    Staff costs
	2021 €	2020 €
Wages and employee compensation	6,573,278	2,725,801
Social security costs	689,882	7,776
	7,263,160	2,733,577

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
10.    Net finance cost
	2021 €	2020 €
Interest income	74	80
Finance income	74	80
Net foreign exchange transaction gains (losses)	(342,981)	68,916
Interest expense on lease liabilities	(15,936)	—
Sundry finance expenses	(79,425)	(135,260)
Finance costs	(438,342)	(66,344)
Net finance cost	(438,268)	(66,264)
11.    Income taxes
The Corporate taxation expense for the Group for the year ended December 31, 2021 was €62,078 and consists of €44,372 income tax payable from Abraserve Greece and €17,706 from Dicapl. The Corporate taxation expense for the Group for the year ended December 31, 2020 was zero.
The only revenue producing companies in the Group were Novigroup Ltd, Gamart Ltd, Iflex Ltd and Logflex MT Ltd. During the year December 31, 2021 Novigroup Ltd had taxable income and Gamart Ltd, Iflex Ltd and Logflex MT Ltd had taxable loss. Novigroup Ltd was incorporated in Isle of Man, where the standard rate of corporate income tax for its activity was 0%.
Gamart Ltd, Iflex Ltd and Logflex MT Ltd are incorporated in Malta, where the standard rate of corporate income tax is 35% and it is subject to a refund up to 30% to the parent company under certain conditions.
From August 5, 2021 onwards the corporate profits of Gamart Ltd, are subject to tax initially in Greece at a rate of 22% and this is offset against the 35% tax in Malta.
	2021 €	2020 €
Income tax charge for the year	62,078	—
Tax rate reconciliation
The tax on the Group’s profit before tax differs from theoretical amount that would arise using the applicable tax rates as follows:
	2021 €	2020 €
Accounting Profit before tax	5,001,742	14,360,637
Tax using Corporation Domestic Tax Rate, at 35%	1,750,610	5,026,223
Non-deductible (taxable) items	—	163,096
Permanent differences	260,816	—
Effect of foreign tax rates	(18,254,105)	(14,883,389)
Change in Allowance of the Deferred Tax Asset	13,071,131	908,830
Tax effect of combined carve-out basis of preparation	3,191,887	8,714,148
Other items	41,739	71,092
Income tax charge for the year	62,078	—

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
11.    Income taxes (continued)
“Permanent differences” in 2021 mainly includes the effect of the income tax in relation to expenses non-allowable for deduction for tax purposes.
“Effect of foreign tax rates” in 2021 include the effect of the foreign tax rates in Greece (22%) and Isle of Man (0%) in comparison to Malta (35%).
“Change in Allowance of the Deferred Tax Asset” reflects the impairment of the Deferred Tax Asset recognized during the year.
“Tax effect of combined carve-out basis of preparation” comprise of the Novibet related expenses which have been carved-in and other combination adjustments which are not deductible for tax purposes.
12.    Dividends
	2021 €	2020 €	2019 €
Dividend paid	18,730,378	40,616,470	25,860,340
	18,730,378	40,616,470	25,860,340
On February 11, 2021 Novigroup Ltd at its Annual General Meeting declared the payment of an interim dividend of €18,730,378 (December 31, 2020: €40,616,470, December 31, 2019: €25,860,340) to Sendross Ltd which is not part of the Combined Financial Statements as described in note 1. The dividend was offset against the receivable from Sendross Ltd.
As a result, the dividend was not eliminated as part of the intragroup eliminations and in accordance with IFRS 10 (Consolidated Financial Statements) and was recorded in other reserves.
13.    Property, plant and equipment
Total €
Cost
Balance at December 31, 2019/ January 1, 2020	—
Additions	44,945
Balance at December 31, 2020	44,945
Balance at December 31, 2020/ January 1, 2021	44,945
Additions	243,830
Balance at December 31, 2021	288,775
Depreciation
Balance at December 31, 2019/ January 1, 2020	—
Charge for the year	10,617
Balance at December 31, 2020	10,617
Balance at December 31, 2020/ January 1, 2021	10,617
Depreciation for the year	89,297
Balance at December 31, 2021	99,914

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
13.    Property, plant and equipment (continued)
Total €
Net book amount
Balance at December 31, 2021	188,861
Balance at December 31, 2020	34,328
Balance at December 31, 2019	—

14.    Right-of-use assets
Total €
Cost
Balance at December 31, 2019/ January 1, 2020	—
Additions	173,100
Balance at December 31, 2020/ January 1, 2021	173,100
Acquisition through business combination	142,012
Additions	1,159,781
Balance at December 31, 2021	1,474,893
Depreciation
Balance at December 31, 2019/ January 1, 2020	—
Charge for the year	107,658
Balance at December 31, 2021	107,658
Net book amount
Balance at December 31, 2021	1,367,235
Balance at December 31, 2020	173,100
Balance at December 31, 2019	—
The Group leases several assets including buildings and equipment. The average lease term is 8.77 years (2020: 6.08 years).
Amounts recognized in profit and loss:
	2021 €	2020 €	2019 €
Depreciation expense on right-of-use assets	(107,658)	—	—
Interest expense on lease liabilities	(15,936)	—	—
	(123,594)	—	—

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
15.    Intangible assets
	Goodwill €	Computer software €	Internally generated software €	Licenses €	Other intangible assets €	Total €
Cost
Balance at December 31, 2019/ January 1, 2020	—	70,500	1,260,355	—	25,000	1,355,855
Additions	—	48,299	1,814,375	—	—	1,862,674
Balance at December 31, 2020/ January 1, 2021	—	118,799	3,074,730	—	25,000	3,218,529
Additions	53,385	—	3,841,858	5,000,000	21,000	8,916,243
Impairment charge	(53,385)	—	—	—	—	(53,385)
Balance at December 31, 2021	—	118,799	6,916,588	5,000,000	46,000	12,081,387
Amortization
Balance at December 31, 2019/ January 1, 2020	—	35,250	292,382	—	—	327,632
Amortization for the year	—	29,700	678,372	—	—	708,072
Balance at December 31, 2020/ January 1, 2021	—	64,950	970,754	—	—	1,035,704
Amortization for the year	—	29,700	1,733,215	383,712	3,222	2,149,849
Balance at December 31, 2021	—	94,650	2,703,969	383,712	3,222	3,185,553
Net book amount
Balance at December 31, 2021	—	24,149	4,212,619	4,616,288	42,778	8,895,834
Balance at December 31, 2020	—	53,849	2,103,976	—	25,000	2,182,825
Balance at December 31, 2019	—	35,250	967,793	—	25,000	1,028,223
Goodwill represents the premium paid to acquire the business of Dicapl LP and is measured at cost less any accumulated impairment losses.
The Greek online gaming license acquired during the year for €5,000,000 is amortized over its useful life of 7 years. The remaining amortization period is 6.6 years.
16.    Financial assets at fair value through other comprehensive income
	2021 €	2020 €	2019 €
Balance at January 1,	258,566	—	—
Additions	—	258,566	—
Disposals	(276,330)	—	—
Exchange differences	17,764	—	—
Balance at December 31,	—	258,566	—
These investments in equity instruments are not held for trading. Instead, they are held for medium to long-term strategic purposes. Accordingly, Management of the Group have elected to designate these investments in equity instruments as at FVTOCI as they believe that recognizing short-term fluctuations in

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
16.    Financial assets at fair value through other comprehensive income (continued)
these investments’ fair value in profit or loss would not be consistent with the Group’s strategy of holding these investments for long-term purposes and realizing their performance potential in the long run.
The investment held in Game Play Network Inc. was sold to the ultimate parent company of the Group Komisium Ltd for €276,330 ($300,000) which represents the initial cost of the investment because it was outside the scope of the Group’s economic activities.
The details of the investments are as follows:
Name	Country of incorporation	Principal activities	2020 Holding %	2021 €	2020 €	2019 €
Game Play Network Inc.	United States	Computer system design and related services	0.53%	—	258,566	—
				—	258,566	—
17.    Trade and other receivables
	2021 €	2020 €	2019 €
Trade receivables	5,000	5,000	—
Deposits and prepayments	639,225	9,380	—
Accrued income	23,082	—	—
VAT recoverable	1,538,322	308,871	94,255
Receivables from Payment Service Providers	10,116,182	1,861,147	905,816
Gaming tax receivable	800,582	—	—
Other receivables	828,349	493,880	602,981
	13,950,742	2,678,278	1,603,052
During the year 2021, Gamart Ltd overpaid gaming taxes in Greece of €800,582 and this amount will be offset against the gaming taxes for the year 2022.
Other receivables include:
	2021 €	2020 €	2019 €
Refundable deposits of license requirements	400,000	400,000	400,045
Sundry receivables	428,349	93,880	202,936
	828,349	493,880	602,981
The Group has recognized a loss of €492,809 (2020 Gain: €77,970) for the impairment of other receivables during the year ended December 31, 2021. The loss has been included in other operating income and expenses in profit or loss.
The fair values of trade and other receivables due within one year approximate to their carrying amounts as presented above.

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
18.   Other assets
	2021 €	2020 €	2019 €
Balance at January 1,	645,838	253,947	32,090
Net change in prepayments	(103,777)	391,891	221,857
Balance at December 31,	542,061	645,838	253,947
Other assets comprise of prepayments made to suppliers.
19.   Cash
Cash balances are analyzed as follows:
	2021 €	2020 €	2019 €
Cash at bank and in hand	14,093,383	6,571,105	1,158,469
Restricted cash at bank	1,000,000	—	—
Accumulated impairment losses on cash and cash equivalents	(122,703)	(201,444)	(21,753)
	14,970,680	6,369,661	1,136,716
Cash balances to fund operation and satisfy requirements of the gaming authorities are as follows:
Restricted cash at bank comprise of cash at bank which are restricted due to regulatory requirements.
	2021 €	2020 €	2019 €
Cash at bank and in hand	14,093,383	6,571,105	1,158,469
Receivables from Payment Service providers (Note 17)	10,116,182	1,861,147	905,816
Liabilities to Players (Note 26)	(9,270,349)	(6,879,992)	(2,410,358)
Net available balance	14,939,216	1,552,260	(346,073)
20.   Share capital
	2021 Number of shares	2021 €	2020 Number of shares	2020 €	2019 Number of shares	2019 €
Authorized
Ordinary shares of €1 each	1,200	1,200	1,200	1,200	1,200	1,200
Issued and fully paid
Balance at January 1,	1,200	1,200	1,200	1,200	1,200	1,200
Balance at December 31,	1,200	1,200	1,200	1,200	1,200	1,200

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
21.   Other reserves
	General revenue reserve €	Translation reserve €	Total €
Balance at December 31, 2019	(6,650,858)	803,764	(5,847,094)
Foreign currency translation adjustment	—	(520,180)	(520,180)
Dividends	(40,616,470)	—	(40,616,470)
Parent Investment – Carve Out Adjustment	25,780,700	—	25,780,700
Balance at December 31, 2020	(21,486,628)	283,584	(21,203,044)
Foreign currency translation adjustment	—	870,178	870,178
Dividends	(18,730,378)	—	(18,730,378)
Acquisition of subsidiary	(500,000)		(500,000)
Parent Investment – Carve Out Adjustment	7,881,351	—	7,881,351
Balance at December 31, 2021	(32,835,655)	1,153,762	(31,681,893)
The acquisition of subsidiary represents the cost of investment in Novigroup Ltd, which was legally acquired during the year 2021 from Komisium Ltd for €500,000. As Novigroup Ltd has been part of the Group since its incorporation this is an acquisition under common control. For the purposes of preparing these carve-out combined Financial Statements this combination is outside the scope of IFRS 3 (Business Combinations) and the predecessor value method was used. Therefore, the asset and liabilities were recorded at previous carrying value and no Goodwill was recognized. The difference between the acquirer’s cost of investment and the acquiree’s equity is presented in other reserves.
The Parent Investment Carve Out Adjustment of €7,881,351 represents the recognition of the direct costs, marketing expenses, and administrative expenses of Gaming Synergies Ltd for the year 2021, which were necessary for the operation of the Novibet Business as explained in the basis of preparation Note 1.
The translation reserve comprises of exchange differences relating to the translation of the net assets of the Group’s foreign operations from their functional currencies to the Group’s presentation currency (i.e. Euro) are recognized directly in other comprehensive income and accumulated in the foreign currency translation reserve. Exchange differences previously accumulated in the foreign currency translation reserve are reclassified to profit or loss on the disposal or partial disposal of the foreign operation.
22.   Other equity
Advances from shareholders:
	2021 €	2020 €
Balance at January 1,	748,380	548,380
Proceeds during the year	—	200,000
Balance at December 31,	748,380	748,380

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
23.   Lease liabilities
	Minimum lease payments
	2021 €	2020 €	2019 €
Not later than 1 year	207,276	28,835	—
Later than 1 year and not later than 5 years	716,352	144,265	—
Later than 5 years	585,900	—	—
	1,509,528	173,100	—
Future finance charges	(123,741)	—	—
Present value of lease liabilities	1,385,787	173,100	—
The Group leases land and buildings for its office space.
As at December 31, 2021 the Group has three lease agreements:
•
Lease agreement commencing November 1, 2020 for a period of 73 months

•
Lease agreement commencing August 1, 2021 for a period of 119 months

•
Lease agreement commencing August 23, 2019 for a period of 59 months

For the year ended December 31, 2021 the weighted average effective discount rate was 2.10%
The lease obligation is denominated in Euro.
The fair values of lease obligations approximate to their carrying amounts as presented above.
24.   Deferred tax
Deferred tax assets
	Balance 12/31/2020 €	Additions €	DTA Allowance €	Balance 12/31/2021 €
Tax Credit	1,876,901	13,071,131	—	14,948,032
Valuation Allowance	(1,876,901)	—	(13,071,131)	(14,948,032)
Balance at December 31,	—	13,071,131	(13,071,131)	—
	Balance 12/31/2019 €	Additions €	DTA Allowance €	Balance 12/31/2020 €
Tax Credit	968,065	908,836	—	1,876,901
Valuation Allowance	(968,065)	—	(908,836)	(1,876,901)
Balance at December 31,	—	908,836	(908,836)	—
Deferred tax assets were recognized in respect of the income tax losses in Malta of €37,346,089 and €2,596,673 for the years 2021 and 2020 respectively. The income tax losses in Malta can be carried forward indefinitely for set-off against income of subsequent years.
The Group assesses the recoverability of deferred tax assets based on the future activities carried out by the different companies, on tax regulations in the different countries in which these companies operate, and on the strategic decisions affecting the companies.

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
24.   Deferred tax (continued)
Deferred tax assets of €14,948,032 in relation to various Maltese entities were assessed less than probable that will be utilized against future taxable profits. As a result, the Group recognized a valuation allowance for these losses against the deferred tax asset.
25.   Provisions for other liabilities and charges
Pension and other post retirement obligations €
Balance at January 1, 2019	—
Balance at December 31, 2019/ January 1, 2020	—
Balance at December 31, 2020/ January 1, 2021	—
Charged/(credited) to profit or loss	4,268
Balance at December 31, 2021	4,268
26.   Trade and other payables
	2021 €	2020 €	2019 €
Trade payables	8,747,990	5,165,805	576,454
Social insurance and other taxes	660,223	282,981	170,739
VAT	955,551	—	—
License fee liability	3,750,000	—	—
Liabilities to players	9,564,889	6,879,992	2,300,474
Accruals	8,066,234	2,771,577	586,769
Other creditors	7,125	23,673	26,885
Deferred income	2,375	—	—
	31,754,387	15,124,028	3,661,321
Less non-current payables	(2,500,000)	—	—
Current portion	29,254,387	15,124,028	3,661,321
In August 2021 the Group obtained Type 1 and Type 2 Online Gaming License in Greece. The license fee of €5,000,000 is payable in four annual, equal instalments of €1,250,000 each of which €1,250,000 has been paid in the year. The amount €3,750,000 remains outstanding as the year and is included in the license fee liability.
The fair values of trade and other payables approximate to their carrying amounts as presented above.
27.   Current tax liabilities
	2021 €	2020 €	2019 €
Corporation tax	53,147	—	—
	53,147	—	—

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
28.   Cash flows from operating activities
	Note	2021 €	2020 €
Profit before tax		5,001,742	14,360,637
Adjustments for:
Depreciation of property, plant and equipment	13	89,297	10,616
Amortisation of computer software	15	29,700	29,700
Amortization of internally generated software	15	1,733,215	678,372
Amortization of trademarks and licences	15	383,712	—
Amortisation of other intangibles	15	3,222	—
Depreciation of right-of-use assets	14	107,658	—
Reversal of impairment – loans to related parties	8	—	(84,825)
Impairment charge intangible assets	8	53,385	—
Impairment charge / (reversal of impairment) – cash held at PSP	8	482,809	(237)
Impairment charge – loans to related parties	8	10,000	7,092
Impairment charge/(reversal of impairment) – cash and cash equivalents	8	(78,741)	179,690
Charge to profit or loss for provisions	25	4,268	—
Interest income	10	(74)	—
Interest expense	10	15,936	—
		7,836,129	15,181,045
Changes in working capital:
Trade receivables		(616,257)	(5,000)
Receivables from PSP		(8,656,443)	(992,933)
VAT receivables		(1,229,451)	(214,616)
Other receivables		(1,167,827)	90,264
Other assets		107,650	(394,593)
Trade payables		3,533,541	4,609,544
Payables to social insurance and other taxes		364,525	122,658
Other payables		8,196,666	6,969,088
Cash generated from operations		8,368,533	25,365,457
29.   Related party transactions
The following transactions were carried out with related parties:
29.1   Key management compensation
Key management are those persons who have the authority and responsibility for planning, directing and controlling the activities of the Group. During the financial periods reported in these combined financials statements, the Group was controlled by Komisium Group, which is where all decisions, control and key strategy choices were made. Therefore, the Group does not have any key management as a stand-alone entity.

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
29.   Related party transactions (continued)
The key management personnel of the Group have controlled and directed the operations of the Group as it was not managed separately. Payments to these personnel for the year 2020 were made by Sendross Group and during the year 2021 the payments were made by Abraserve Ltd and Novigroup Ltd as follows:
Position	Compensation
Chief Executive Officer	€23,520
Director of Technical Operations	€113,456
Chief Commercial Officer	€156,227
29.2   Directors’ remuneration
The remuneration of Directors and other members of key management was as follows:
	2021 €	2020 €
Directors’ fees	149,670	37,309
	149,670	37,309
29.3   Disposal of financial assets
	2021 €	2020 €
Komisium Ltd	276,330	—
	276,330	—
The investment held in Game Play Network Inc. was sold to the ultimate parent company of the Group Komisium Ltd for €276,330 which represents the initial cost of the investment.
29.4   Purchases of goods and services
	Relationship	Nature of transactions	2021 €	2020 €
Logflex Limited	Common Owner/ Shareholder	Market access revenue share	17,381,579	5,032,875
Streaming Upload MON. E.P.E.	Common Director	Marketing and Administrative	5,571,260	4,434,000
Frider Commercial Inc	Common Owner/ Shareholder	Consultancy	1,635,834	415,150
Wise Panda Media Ltd	Common Owner/ Shareholder	Marketing and Administrative	—	132,174
Pressbox S.A.	Key Management	Marketing and Administrative	160,289	—
Blu Moon Limited	Key Management	Marketing and Administrative	329,288	—
P. Trataris A. Filalithis OE / Anatropia	Common Director	Marketing and Administrative	40,000	—
Blue Fields Trading limited	Common Director	Marketing and Administrative	294,156	—
			25,412,406	10,014,199

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
29.   Related party transactions (continued)
Market access revenue share represents player acquisition services in relation to the white label agreement signed between Novigroup Ltd and Logflex Ltd and is included in Cost of Sales. This arrangement was terminated on August 4, 2021.
These are transactions originated from the ordinary course of business for working capital requirements and have no defined payment terms.
29.5   Receivables from related parties
Name	Relationship	2021 €	2020 €	2019 €
Boflex Ltd	Common Owner/Shareholder	166,798	—	—
Boflex Ltd – impairment	Common Owner/Shareholder	(166,798)	—	—
Sendross Ltd	Common Owner/Shareholder	41,529	6,895,372	2,762,150
Logflex Ltd	Common Owner/Shareholder	4,586,308	3,121,917	—
Komisium Ltd	Ultimate parent company	1,200	—	1,200
Seflex Ltd	Common Owner/Shareholder	859	850	850
		4,629,896	10,018,139	2,764,200
29.6   Payables to related parties — current
Name	Relationship	2021 €	2020 €	2019 €
Logflex Ltd	Common Owner/Shareholder	6,682,463	5,137,716	102,045
Gaming Synergies Ltd	Common Director	37,806	736,375	1,037,943
Sendross Ltd	Common Owner/Shareholder	—	2,143,305	2,143,305
Komisium Ltd	Ultimate parent company	4,030,825	—	—
Streaming Upload MON. E.P.E.	Common Director	88,920	—	—
Pressbox S.A.	Key Management	1,200	—	—
		10,841,214	8,017,396	3,283,293
On June 29, 2021 various novation agreements which were signed between Sendross Group, the Group and Komisium Ltd. Payables to Sendross Group (Sendross Ltd, Logflex Ltd and Gaming Synergies Ltd) in total of €43,217,521 have been partly settled by offsetting all amounts receivable by the Group from Sendross Group of €35,360,034. As a result, as at June 30, 2021 the Group has a net balance payable to Sendross Group of €7,856,287 which was then novated by Sendross Ltd to Komisium Ltd.
On December 31, 2021, the Group entered into two novation agreements:. (i) Novigroup Ltd novated its balance receivable from Logflex Ltd of £3,741,969/€4,450,064 to Logflex MT Holding Ltd and (ii) Novigroup Ltd novated its balance receivable from Komisium Ltd of £217,807.98/€259,024 to Logflex MT Holding Ltd.

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
29.   Related party transactions (continued)
29.7   Payables to related parties — non current
	Relationship	2021 €	2020 €	2019 €
Logflex Ltd	Common Owner/Shareholder	4,000,000	—	—
Komisium Ltd	Ultimate parent company	3,000,000	—	—
		7,000,000	—	—
The non-current payables to related parties comprise balances for which the due date has been extended in order to support the liquidity position of the Group. The payables come due on August 26, 2023, subject to certain conditions in relation to the completion of the Business Combination Agreement with Artemis Strategic Investment Corporation.
30.   Contingent liabilities
The Group operates in numerous jurisdictions. Accordingly, the Group files tax returns, provides for and pays all taxes and duties it believes are due based on local tax laws, transfer pricing agreements and tax advice obtained. The Group is also periodically subject to audits and assessments by local taxing authorities however no audit has been carried out so far and all fiscal years starting from 2009 onwards are still open. Provisions for uncertain items are made using judgement of the most likely tax expected to be paid and the basis thereon, based on a qualitative assessment of all relevant information. The Group considers that any exposure for additional taxes, if any, that may arise from the final settlement of such assessments is unlikely to result in any further liability.
There is a an open complaint filed by an individual having a player account in novibet.gr against the legal representative of a related entity under the name “Logflex Limited” (being outside of the group of companies) for the supposed embezzlement of €2,290,470 in March 2021, when “Logflex Limited”, within its rights and under the Terms and Conditions agreed by the Customer, voided all bets, and closed the player account due to suspicious betting behaviour and his representation and contact details not being in order. The case is currently under a preliminary investigation. There are currently no civil claims, no material losses are to be expected during the course of the processes other than the fees and expenses which are necessary for their management before the justice authorities. Management has concluded that the Group’s exposure, if any would be limited to the amount of the player’s deposits of €580K which are already recorded in liabilities to players.
The Group is subject to various ongoing legal proceedings in the ordinary course of its business. Each of these matters is subject to various uncertainties and some of these matters may be resolved unfavorably to the Group. The Group is not a party to any legal proceedings that management believes would have a material adverse effect on the combined carve-out financial statements of the Group.
31.   Commitments
The Group as part of its Business Sustainability plan and Corporate Social Responsibility “CSR” framework and has committed to invest €1,500,000 in activities related to CSR for the years 2021 — 2023 in total. Management expects that this investment will enable the Group to deliver against its broader responsibilities and commitments as a business whilst also supporting its long-term sustainable growth. During the year 2021 the Group invested €520,000 and the remaining €980,000 will be invested during the years 2022 and 2023.
32.   Events after the reporting period
On February 15, 2022, the United Kingdom Gaming Commission issued a letter advising Novigroup Ltd that it was considering whether to open a regulatory investigation and setting out the list of its concerns

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
32.   Events after the reporting period (continued)
from its December 2021 compliance assessment, which investigation could have resulted in a possible revocation of the license, suspension of the license, imposition of a penalty, imposition of additional license conditions or a warning (or a combination of these outcomes). On February 21, 2022, Novigroup Ltd voluntarily surrendered its license to operate in the U.K. and exited the U.K. market in order to focus on markets with greater growth potential and less uncertainty in relation to the trajectory of gambling regulatory reform. This action ceased the inquiry and potential investigation.
At the date of the surrender Novigroup Ltd had:
(i) Ante-post liabilities: 676 GB (Great Britain) unique customers having ante-post open bets and a total of 2,119 of open bets. As of August 25, 2022 the open bets were reduced to 81 bets; and
(ii) Active Customer and Customer Funds details: 193,583 active GB customers having logged-in in the past 12 months an aggregate of GBP 1,691,819 was held on their behalf in Novigroup Ltd`s segregated client funds accounts. As of August 25, 2022 this amount was reduced to GBP 707,260.
On March 30, 2022, Logflex MT Holdings Ltd entered into an Agreement and Plan of Reorganization (as the same may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”) with Artemis Strategic Investment Corporation, a Delaware corporation (“Artemis”), Komisium Limited, a private company limited by shares incorporated under the laws of Cyprus and the holder of all of the issued ordinary shares of Novibet and all of the issued and outstanding PubCo ordinary shares (“Komisium”), Novibet PLC, a United Kingdom public limited company and a direct, wholly-owned subsidiary of Komisium (“PubCo”), and Novibet Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of PubCo (“Merger Sub”). Upon consummation of the transactions contemplated by the Business Combination Agreement, Artemis and Logflex MT Holdings Ltd will become wholly owned subsidiaries of PubCo. The transaction is expected to close in the second half of 2022.
On January 20, 2022, Novibet USA, Inc., a direct, wholly owned subsidiary of the Company entered into an Online Market Access Agreement (the “Caesars Market Access Agreement”) with Chester Downs and Marina, LLC (“Caesars”). Under the Caesars Market Access Agreement, Novibet USA and Caesars agreed that Novibet USA may operate, control and administer a branded online gambling service (excluding an online sportsbook or online poker) in the Commonwealth of Pennsylvania for ten years under Caesars’ operating licenses.
On April 20, 2022, Logflex MT Limited (Malta), a direct, wholly owned subsidiary of the Company entered into an Agreement for the Provision of Online Gaming Management and Consulting Services (the “Big Bola Agreement”) with Comercial de Juegos de la Frontera, S.A. de C.V. (“Big Bola”). Under the Big Bola Agreement, Logflex MT and Big Bola agreed that Logflex MT shall host, manage, promote and support the on-line betting and gaming business for the regulated Mexican interactive market for ten years (automatically renewable for additional 5-year terms unless either party manifests its will not to renew to the other party according the terms of the Big Bola Agreement) under Big Bola’s federal gaming permit. Such online gambling services will be offered under the “Novibet” brand.
On July 11, 2022, Novibet USA, Inc., a direct, wholly owned subsidiary of the Company, entered into an Online Market Access Agreement (the “Caesars Market Access Agreement”) with Ceasars Interactive Entertainment New Jersey, LLC (“Caesars”). Under the Caesars Market Access Agreement, Novibet USA and Caesars agreed that Novibet USA may operate, control and administer a branded online gambling service (including online sportsbook and iGaming) in the State of New Jersey for ten years under Caesars’ operating licenses which shall be extended for an additional subsequent five-year period if the parties mutually agree in writing prior to the end of the above 10-year term.

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
32.   Events after the reporting period (continued)
The Company’s annual fixed cost for the first 5 years specific to the new market access agreements is €3,550,000 and €3,950,000 for the following 5 years. The Company shall also pay initial fees of €4,750,000, as well as a variable revenue share component.
The geopolitical situation in Eastern Europe intensified on February 24, 2022 with the commencement of the conflict between Russia and Ukraine. As at the date of authorizing these financial statements for issue, the conflict continues to evolve as military activity proceeds. In addition to the impact of the events on entities that have operations in Russia, Ukraine, or Belarus or that conduct business with their counterparties, the conflict is increasingly affecting economies and financial markets globally and exacerbating ongoing economic challenges.
The European Union as well as United States of America, Switzerland, United Kingdom and other countries imposed a series of restrictive measures (sanctions) against the Russian and Belarussian government, various companies, and certain individuals. The sanctions imposed include an asset freeze and a prohibition from making funds available to the sanctioned individuals and entities. In addition, travel bans applicable to the sanctioned individuals prevents them from entering or transiting through the relevant territories.
Emerging uncertainty regarding global supply of commodities due to the conflict between Russia and Ukraine conflict may also disrupt certain global trade flows and place significant upwards pressure on commodity prices and input costs as seen through August 2022. Challenges for companies may include availability of funding to ensure access to raw materials, ability to finance margin payments and heightened risk of contractual non-performance.
The financial effect of the current crisis on the global economy and overall business activities cannot be estimated with reasonable certainty at this stage, due to the pace at which the conflict prevails and the high level of uncertainties arising from the inability to reliably predict the outcome.
The Group has limited direct exposure to Russia, Ukraine, and Belarus and as such does not expect significant impact from direct exposures to these countries.
Furthermore, the increasing energy prices, fluctuations in foreign exchange rates, unease in stock market trading, rises in interest rates, supply chain disruptions and intensified inflationary pressures may indirectly impact the operations of the Group. The indirect implications will depend on the extent and duration of the crisis and remain uncertain.
Management has considered the unique circumstances and the risk exposures of the Group and has concluded that there is no significant impact in the Group’s profitability position. The event is not expected to have an immediate material impact on the business operations.
The Company considers events or transactions that occur after the balance sheet date, but before the combined carve-out financial statements are issued, to provide additional evidence relative to certain estimates or identify matters that require additional disclosures. The Company evaluated subsequent events through August 25, 2022, the date on which the combined carve-out financial statements were available to be issued. The combined carve-out financial statements reflect those material items that arose after the balance sheet date, but prior to this date that would be considered recognized subsequent events.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholder of
Logflex MT Holding Limited
Opinion on the Combined Carve-out Financial Statements
We have audited the accompanying combined carve-out financial statements of Logflex MT Holding Limited (the “Company”) which comprise of the combined carve-out statements of financial position as of December 31, 2020 and 2019, and the related combined carve-out statements of profit or loss and comprehensive income, changes in equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2020, including the related notes (collectively referred to as the “combined carve-out financial statements”). In our opinion, the combined carve-out financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Basis for Opinion
These combined carve-out financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s combined carve-out financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these combined carve-out financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined carve-out financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the combined carve-out financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined carve-out financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined carve-out financial statements. We believe that our audits provide a reasonable basis for our opinion.
Emphasis of Matter
We draw attention to the matter set out in Note 2, “Basis of preparation” to the combined carve-out financial statements with respect to the principles and conventions applied to the preparation and presentation of the combined carve-out financial statements. Our opinion is not modified with respect to this matter.
/s/ Friedman LLP
Marlton, New Jersey
December 17, 2021

LOGFLEX MT HOLDING LTD
COMBINED CARVE-OUT STATEMENTS OF PROFIT OR LOSS AND COMPREHENSIVE INCOME FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
	Notes	2020 €	2019 €
Revenue, net	7	57,013,088	22,044,122
Cost of sales		(19,976,266)	(9,008,675)
Gross profit		37,036,822	13,035,447
Marketing expenses		(17,716,979)	(8,459,061)
Operating expenses		(4,791,222)	(2,796,642)
Other operating income and expenses	8	(101,720)	(199,667)
Operating profit		14,426,901	1,580,077
Net finance costs	10	(66,264)	(1,742,640)
Profit/(loss) before tax		14,360,637	(162,563)
Income taxes	11	—	—
Net profit/(loss) for the year		14,360,637	(162,563)
Other comprehensive income/(loss)
Foreign currency translation adjustment		(520,180)	1,117,282
Other comprehensive income/(loss) for the year		(520,180)	1,117,282
Total comprehensive income for the year		13,840,457	954,719
The above combined carve-out Statements of Profit or Loss and Comprehensive Income should be read in conjunction with the accompanying notes.

LOGFLEX MT HOLDING LTD
COMBINED CARVE-OUT STATEMENTS OF FINANCIAL POSITION
AS OF DECEMBER 31, 2020 AND 2019
	Notes	2020 €	2019 €
ASSETS
Non-current assets
Property, plant and equipment, net	13	34,328	—
Right-of-use assets	14	173,100	—
Intangible assets, net	15	2,182,825	1,028,223
Financial assets at fair value through other comprehensive income	16	258,566	—
Total Non-current assets		2,648,819	1,028,223
Current assets
Trade and other receivables, net	17	2,678,278	1,603,052
Receivables from related parties	27.4	10,018,139	2,764,200
Other assets	18	645,838	253,947
Cash	19	6,369,661	1,136,716
Total current assets		19,711,916	5,757,915
Total assets		22,360,735	6,786,138
EQUITY AND LIABILITIES
Deficit
Share capital	20	1,200	1,200
Other reserves	21	(21,203,044)	(5,847,094)
Retained earnings		19,499,675	5,139,038
		(1,702,169)	(706,856)
Other equity
Advances from shareholders	22	748,380	548,380
Total Deficit		(953,789)	(158,476)
Non-current liabilities
Lease liabilities	23	144,265	—
		144,265	—
Current liabilities
Trade and other payables	25	15,124,028	3,661,321
Payables to related parties	27.5	8,017,396	3,283,293
Lease liabilities	23	28,835	—
		23,170,259	6,944,614
Total liabilities		23,314,524	6,944,614
Total deficit and liabilities		22,360,735	6,786,138
The above combined carve-out Statements of Financial Position should be read in conjunction with the accompanying notes.

LOGFLEX MT HOLDING LTD
COMBINED CARVE-OUT STATEMENTS OF CHANGES IN EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
	Note	Share capital and premium €	Other equity Advances from shareholders €	Other reserves (Note 21) €	Retained earnings €	Total deficit €
Balance at January 1, 2019		1,200	548,380	5,783,576	5,301,601	11,634,757
Comprehensive income
Net loss for the year		—	—	—	(162,563)	(162,563)
Foreign currency translation adjustment		—	—	1,117,282	—	1,117,282
Total comprehensive income/(loss) for the year		—	—	1,117,282	(162,563)	954,719
Transactions with owners
Dividends	12	—	—	(25,860,340)	—	(25,860,340)
Other movements
Parent Investment – Carve Out Adjustment		—	—	13,112,388	—	13,112,388
Balance at December 31, 2019		1,200	548,380	(5,847,094)	5,139,038	(158,476)
Comprehensive income
Net profit for the year		—	—	—	14,360,637	14,360,637
Foreign currency translation adjustment		—	—	(520,180)	—	(520,180)
Total comprehensive income/(loss) for the year		—	—	(520,180)	14,360,637	13,840,457
Transactions with owners
Dividends	12	—	—	(40,616,470)	—	(40,616,470)
Contribution from Owners		—	200,000	—	—	200,000
Total transactions with owners		—	200,000	(40,616,470)	—	(40,416,470)
Other movements
Parent Investment – Carve Out Adjustment		—	—	25,780,700	—	25,780,700
Balance at December 31, 2020		1,200	748,380	(21,203,044)	19,499,675	(953,789)
The above combined carve-out statements of Changes in Equity (Deficit) should be read in conjunction with the accompanying notes.

LOGFLEX MT HOLDING LTD
COMBINED CARVE-OUT STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
	Notes	2020 €	2019 €
CASH FLOWS FROM OPERATING ACTIVITIES
Cash generated from operations	26	25,365,457	916,320
Interest received		(80)	(5,621)
Net cash inflow from operating activities		25,365,377	910,699
CASH FLOWS FROM INVESTING ACTIVITIES
Payment for purchase of intangible assets	15	(1,862,674)	(877,840)
Payment for purchase of property, plant and equipment	13	(44,945)	—
Payment for purchase of investments	16	(261,359)	—
Proceeds from sale of investments		—	1,200
Interest received	10	80	5,621
Net cash (outflow) from investing activities		(2,168,898)	(871,019)
CASH FLOWS FROM FINANCING ACTIVITIES
Advances from shareholders	22	200,000	—
Dividends paid	12	(40,616,470)	(25,860,340)
Parent Investment – carve out adjustment	21	25,780,700	13,112,388
Financing due to/from related party		(2,622,128)	12,276,925
Net cash (outflow) from financing activities		(17,257,898)	(471,027)
Net increase/(decrease) in cash		5,938,581	(431,347)
Cash at beginning of the year		1,136,716	748,528
Effect of exchange rate fluctuations on cash held		(525,946)	821,362
Impairment charge – cash		(179,690)	(1,827)
Cash at end of the year	19	6,369,661	1,136,716
Non-cash investing and financing activities:
Recognition of Right of Use Asset and Lease Liability		173,100	—
The above combined carve-out Statements of Cash Flows should be read in conjunction with the accompanying notes.

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
1.   Incorporation and principal activities
General information
Logflex MT Holding Ltd (the “Company”) was incorporated in Malta on October 27, 2016 as a private limited liability company under the Companies Act, Cap. 386 of the Laws of Malta. Its registered office is at 170, Pater House, Level 1 (Suite A191), Psaila Street, Birkirkara BKR 9077, Malta.
The Novibet Business (the “Business”) represents the principal activities of the Company, through the operations of its online casino and sportsbook betting related to Novigroup Ltd and Logflex MT Ltd entities. The Business provides these online casino and betting services to its customers in various jurisdictions throughout Europe, in which the Company holds licenses.
Prior to its reorganization which started in December 2020, the Company was owned by Sendross Ltd (the “Sendross Group”) which carried out the operations of the Business. On February 12, 2021 Komisium Ltd became the parent company of Logflex MT Holding Ltd as part of the second phase of the reorganisation process.
The Group consisting of Logflex MT Holding Ltd and its wholy owned subsidiaries, Abraserve Ltd, Iflex Ltd, Logflex Mt Ltd, Afriflex Ltd, Novigroup Ltd and Gamart Ltd and the carve-out operations of Gaming Synergies Ltd (collectively, referred to as the “Group”) historically operated as part of Sendross Group and not as a separate stand alone entity or group. In preparing these combined financial statements the activities specifically to Gaming Synergies Ltd were carved out based on the operations specific to Logflex MT Holding Ltd as part of the reorganisation.
These financial statements are combined financial statements of Logflex MT Holding Ltd together with its subsidiaries, including the operations that have been carved out and consist of:
	Country of incorporation	2020/2019 Percentage ownership held
Abraserve Ltd	Malta	100%
Iflex Ltd	Malta	100%
Logflex MT Ltd	Malta	100%
Afriflex Ltd	Malta	100%
Novigroup Ltd	Isle of Man	100%
Gamart Ltd	Malta	100%
Gaming Synergies Ltd	Malta	*

*
Related to the company that was not included in the carve out of which its related expenses were allocated to the Business. Gaming Synergies Ltd is an entity 100% owned by Sendross Group and its related expenses were direct costs, marketing expenses and administrative expenses.

The accounting policies of the Group that have been applied to the combined financial statements are described in note 2.
2.   Summary of significant accounting policies
The Group has prepared these combined carve-out financial statements in accordance with International Financial Reporting Standards (“IFRS”) and related interpretations as issued by the International Accounting Standards Board (“IASB”). The Group’s deemed transition date to IFRS and its interpretations as issued by the IASB is January 1, 2019. The principles and requirements for first time adoption of IFRS are set out

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
2.   Summary of significant accounting policies (continued)
in IFRS 1, ‘First-time adoption of IFRS’ (“IFRS 1”). The combined carve-out financial statements of the Group have been prepared in accordance with, and are in compliance with, IFRS and its interpretations as issued by the IASB. References to IFRS hereafter should be construed as references to IFRS as issued by the IASB.
Basis of preparation
The combined carve-out financial statements of the Group have been prepared on a carve-out basis, to represent the financial position and performance of the Group as if the Group had existed on a stand-alone basis for each of the years ended December 31, 2020 and 2019 for the combined carve-out statements of profit or loss and comprehensive income, financial position, changes in equity (deficit) and cash flows. However, the combined carve-out financial statements are not necessarily indicative of the results that would have occurred if the Group had been a stand alone entity during the period presented.
After making inquiries and considering the Group’s future projections, it has been determined that the Group has adequate resources to continue operating for the foreseeable future, for this reason the combined carve-out financial statements have been prepared on a going concern basis.
The combined carve-out financial statements, are presented in Euro and have been prepared under the historical cost convention.
The preparation of combined financial statements in accordance with IFRS requires the use of critical accounting estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, income and expenses. It also requires management to exercise judgment in the process of applying accounting policies, which have been applied consistently through the combined financial statements of the Group. These estimates, assumptions and judgments are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances and are subject to continual re-evaluation. These estimates, assumptions and judgments were historically deemed to be reasonable and prudent. However, actual outcomes may differ from those estimates. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the combined financial statements, are discussed in the critical accounting estimates, assumptions and judgments.
The combined carve-out financial statements have been prepared by aggregating the financial information from the entities as described in note 1, together with assets, liabilities, income and expenses that management has determined are specifically attributable to the Group including related party borrowings, and direct and indirect costs and expenses related to the operations of the Group.
The following summarizes the principles applied in preparing the combined carve-out financial statements:
Controlled companies that are part of the Group have been included in the combined carve-out financial statements, as further described in note 1.
All intercompany balances, investments in subsidiaries and share capital within the Group have been eliminated upon combination in the combined carve-out financial statements.
For the purposes of the preparation of these combined carve-out financial statements, corporate centre costs which were allocated by entities outside the Group and therefore contained within the results of the Group have been included in cost of sales, marketing and administration expenses. The support provided to the Group included stewardship by senior management personnel and functional support in terms of typical corporate areas such as finance, legal and risk, in addition to, discrete support which was provided from centralized management activities such as HR, Sustainability and IT. The costs of €11,273,871 and

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
2.   Summary of significant accounting policies (continued)
€12,339,555 were included within cost of sales, marketing and administration expenses for the years ended December 31, 2020 and 2019, respectively. The settlement of these costs was recorded within other reserves.
Any cash balances reflected on the combined carve-out financial statements are legally owned by the Group.
The directors of the Group are responsible for preparing the combined carve-out financial statements on a carve-out basis in accordance with IFRS as adopted by the IASB and for being satisfied that they present fairly, in all material respects, the financial position and performance of the Group as if the Group had existed on a stand-alone basis for each of the years ended December 31, 2020 and 2019 for the combined statements of profit or loss and comprehensive income, financial position, changes in equity (deficit) and cash flows.
In preparing these combined carve-out financial statements, the Directors are required to:
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select suitable accounting policies and then apply them consistently;

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make judgements and estimates that are reasonable and prudent;

•
state that the combined carve-out financial statements comply with IFRS as adopted by the IASB;

•
prepare the combined carve-out financial statements on a going concern basis unless it is inappropriate to presume that the Group will continue in business.

The Directors confirm that they have complied with the above requirements in preparing the combined carve-out financial statements.
3.   Recent accounting pronouncements
For the periods ended December 31, 2020 and 2019, the Group adopted all the new and revised International Financial Reporting Standards (IFRS) that are relevant to its operations and are effective for accounting periods beginning on January 1, 2019. This adoption did not have a material effect on the accounting policies of the Group with the exception of the following:
(i) IFRS 16 “Leases”
The Group has adopted IFRS 16 Leases from 1 January 2019. IFRS 16 requires lessees to recognise right-of-use assets and lease liabilities for most leases. A contract is (or contains) a lease if it conveys the right to control the use of an identified asset for a period of time in exchange for consideration.
Right-of-use assets are initially measured at cost and depreciated by the earlier of the end of the useful life of the right-of-use asset or the end of the lease term. The cost of right-of-use assets comprises initial measurement of the lease liabilities, any lease payments made before or at the commencement date and initial direct costs.
Right-of-use assets are also subject to impairment losses and adjusted for any remeasurement of lease liabilities. Right-of-use assets are depreciated on a straight-line basis over the shorter of the lease term and the estimated useful lives of the assets.
4.   Summary of significant accounting policies
The principal accounting policies adopted in the preparation of these combined carve-out financial statements are set out below. These policies have been consistently applied to all years presented in these combined carve-out financial statements unless otherwise stated.

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
4.   Summary of significant accounting policies (continued)
Basis of combination
(i)   Controlled companies:
The companies included in these combined carve-out financial statements are all entities over which the Group has control. The Group controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity.
The acquisition method of accounting is used to account for the acquisition of controlled companies. The cost of an acquisition is the consideration given in exchange for control of the identifiable assets, liabilities and contingent liabilities of the acquired legal entities. Directly attributable transaction costs are expensed and included as exceptional items within sales, general and administration expenses. The acquired net assets are initially measured at fair value.
(ii)   Transactions eliminated on combination:
Transactions, balances and unrealized gains or losses on transactions between the controlled companies are eliminated on combination. The accounting policies of the controlled companies have been changed where necessary to ensure consistency with the policies adopted by the Group.
Foreign currency
(i)   Functional and presentation currency
Items included in the Group’s combined carve-out financial statements are measured using the currency of the primary economic environment in which the entity operates (‘the functional currency’). The combined carve-out financial statements are presented in Euro (€) which is the Group’s functional and presentation currency, with the exception of Novigroup Ltd, the functional currency of which is in British pounds.
(ii)   Foreign currency transactions and balances
Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in profit or loss.
(iii)   Financial statements of foreign operations
The assets and liabilities of foreign operations held by the Group are translated into Euro at foreign exchange rates ruling at the reporting date. The revenue and expenses of foreign operations are translated to Euro at average exchange rates for the year.
Revenue
Recognition and measurement
Revenue consists of income from online activities. Revenue is recognised in the accounting periods in which the performance obligations associated with the transactions are satisfied after the deduction of certain bonuses and promotions granted to players and after adding the fees and charges applied to customer accounts, and is measured at fair value of the consideration received or receivable.

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
4.   Summary of significant accounting policies (continued)
The Group’s income from Gaming and Sports activities does not fall within the scope of IFRS 15 (Revenue from Contracts with Customers). Income from these online activities is disclosed as revenue although these are accounted for and meet the definition of a gain under IFRS 9 (Financial Instruments).
Revenue from online activities comprises:
(i)   Gaming Revenue — IFRS 9 (Financial Instruments)
Gaming Revenue is represented by the difference between the amounts of bets placed by customers less amounts won, adjusted for the fair value of certain bonuses and promotions granted to players.
(ii)   Sports Revenue — IFRS 9 (Financial Instruments)
Sports revenue comprises bets placed less pay-outs to customers, adjusted for the fair value of open betting positions and the fair value of bonuses and promotions.
Cost of sales
Cost of sales consists primarily of gaming duties, payment service providers’ commissions, chargebacks and commission payable to third parties, all of which are recognised on an accrual basis.
Net Finance Cost
Net finance cost includes interest income recognised on a time-proportion basis using the effective method. Interest expense and other borrowing costs are charged to profit or loss as incurred.
Net finance cost also includes bank charges and foreign exchange transaction gains and losses.
Dividends
Dividend distributions to the Group’s shareholders are recognised in the Group’s financial statements in the year in which they are approved by the Group’s shareholders.
Property, plant and equipment
Property, plant and equipment are stated at historical cost less accumulated depreciation and any accumulated impairment losses.
Depreciation is calculated on the straight-line method so as to write off the cost of each asset to its residual value over its estimated useful life.
Estimated usefull life
Furniture, fixtures	10 years
Office equipment	4 years
The assets residual values and useful lives are reviewed, and adjusted if appropriate, at each reporting date.
Where the carrying amount of an asset is greater than its estimated recoverable amount, the asset is written down immediately to its recoverable amount.
Expenditure for repairs and maintenance of property, plant and equipment is charged to profit or loss of the year in which it is incurred. The cost of major renovations and other subsequent expenditure are included in the carrying amount of the asset when it is probable that future economic benefits in excess of

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
4.   Summary of significant accounting policies (continued)
the originally assessed standard of performance of the existing asset will flow to the Group. Major renovations are depreciated over the remaining useful life of the related asset.
An item of property, plant and equipment is derecognised upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on the disposal or retirement of an item of property, plant and equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognised in profit or loss.
Intangible assets
Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is fair value as at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortisation and any accumulated impairment losses. Internally generated intangible assets, excluding capitalised development costs, are not capitalised and expenditure is reflected in profit or loss in the year in which the expenditure is incurred. The useful lives of intangible assets are assessed to be either finite or indefinite.
Intangible assets with finite lives are amortised over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortisation period and the amortisation method for an intangible asset with a finite useful life is reviewed at least at each financial year end. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset is accounted for by changing the amortisation period or method, as appropriate, and are treated as changes in accounting estimates. The amortisation expense on intangible assets with finite lives is recognised in profit or loss in the expense category consistent with the function of the intangible asset.
Intangible assets with indefinite useful lives are tested for impairment annually either individually or at the cash generating unit level. Such intangibles are not amortised. The useful life of an intangible asset with an indefinite life is reviewed annually to determine whether indefinite life assessment continues to be supportable. If not, the change in the useful life assessment from indefinite to finite is made on a prospective basis.
Gains or losses arising from derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognised in profit or loss when the asset is derecognised.
Internally-generated intangible assets
Expenditure incurred on development activities of the gaming platform is capitalised only when the expenditure will lead to new or substantially improved products or processes, the products or processes are technically and commercially feasible and the Group has sufficient resources to complete development. All other development expenditure is expensed. Subsequent expenditure on intangible assets is capitalised only where it clearly increases the economic benefits to be derived from the asset to which it relates.
Internally-generated intangible assets are amortised on a straight-line basis over their estimated useful lives of 3 years.
Trademarks
Trademarks comprise of registered symbols and designs which are measured initially at purchase cost and are amortised on a straight-line basis over their estimated useful lives.
No amortisation has been accounted for in respect of the gaming license due to its indefinite useful life.

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
4.   Summary of significant accounting policies (continued)
Computer software
Costs that are directly associated with identifiable and unique computer software products controlled by the Group and that will probably generate economic benefits exceeding costs beyond one year are recognised as intangible assets. Subsequently computer software is carried at cost less any accumulated amortisation and any accumulated impairment losses. Expenditure which enhances or extends the performance of computer software programs beyond their original specifications is recognised as a capital improvement and added to the original cost of the computer software. Costs associated with maintenance of computer software programs are recognised as an expense when incurred.
Computer software costs are amortised using the straight-line method over their useful lives, of 4 years. Amortisation commences when the computer software is available for use.
Leases
At inception of a contract, the Group assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. To assess whether a contract conveys the right to control the use of an identified asset, the Group assesses whether:
•
the contract involves the use of an identified asset — this may be specified explicitly or implicitly, and should be physically distinct or represent substantially all of the capacity of a physically distinct asset. If the supplier has a substantive substitution right, then the asset is not identified;

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the Group has the right to obtain substantially all of the economic benefits from use of the asset throughout the period of use; and

•
the Group has the right to direct the use of the asset. The Group has this right when it has the decision-making rights that are most relevant to changing how and for what purpose the asset is used. In rare cases where the decision about how and for what purpose the asset is used is predetermined, the Group has the right to direct the use of the asset if either:

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the Group has the right to operate the asset; or

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the Group designed the asset in a way that predetermines how and for what purpose it will be used.

At inception or on reassessment of a contract that contains a lease component, the Group allocates the consideration in the contract to each lease component on the basis of their relative stand-alone prices. However, for the leases of land and buildings in which it is a lessee, the Group has elected not to separate non-lease components and account for the lease and non-lease components as a single lease component.
The Group as lessee
The Group recognises a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.
The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of the lease term. The estimated useful lives of the right-of-use assets are determined on the same basis as those of property and

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
4.   Summary of significant accounting policies (continued)
equipment. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.
The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group’s incremental borrowing rate.
Lease payments included in the measurement of the lease liability comprise the following:
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fixed payments, including in-substance fixed payments;

•
variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date;

•
amounts expected to be payable under a residual value guarantee; and

•
the exercise price under a purchase option that the Group is reasonably certain to exercise, lease payments in an optional renewal period if the Group is reasonably certain to exercise an extension option, and penalties for early termination of a lease unless the Group is reasonably certain not to terminate early.

The lease liability is measured at amortised cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Group’s estimate of the amount expected to be payable under a residual value guarantee, or if the Group changes its assessment of whether it will exercise a purchase, extension or termination option.
When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset, or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.
The lease liabilities are presented separately in the combined statements of financial position.
The Group has elected not to recognise the right of use assets and lease liabilities for short term leases that have a lease term of 12 months or less. The Group recognises the lease payments associated with these leases as an expense on a straight line basis over the lease term.
Impairment of non-financial assets
Intangible assets that have an indefinite useful life are not subject to amortisation and are tested annually for impairment. Other assets that are subject to depreciation or amortisation and intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognised for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units). Any charge or reversal of previous impairments is taken to the combined carve-out statement of profit or loss and comprehensive income.
Investments
Financial assets — Classification
The Group classifies its financial assets in the following measurement categories:
•
those to be measured subsequently at fair value (either through OCI or through profit or loss), and

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
4.   Summary of significant accounting policies (continued)
•
those to be measured at amortised cost.

The classification and subsequent measurement of debt financial assets depends on: (i) the Group’s business model for managing the related assets portfolio and (ii) the cash flow characteristics of the asset. On initial recognition, the Group may irrevocably designate a debt financial asset that otherwise meets the requirements to be measured at amortized cost or at fair value through other comprehensive income (“FVOCI”) or at fair value through profit or loss (“FVTPL”) if doing so eliminates or significantly reduces an accounting mismatch that would otherwise arise.
For investments in equity instruments that are not held for trading, the classification will depend on whether the Group has made an irrevocable election at the time of initial recognition to account for the equity investment at FVOCI. This election is made on an investment-by-investment basis.
All other financial assets are classified as measured at FVTPL.
For assets measured at fair value, gains and losses will either be recorded in profit or loss or OCI. For investments in equity instruments that are not held for trading, this will depend on whether the Group has made an irrevocable election at the time of initial recognition to account for the equity investment at FVOCI.
Financial assets — Recognition and derecognition
All purchases and sales of financial assets that require delivery within the time frame established by regulation or market convention (“regular way” purchases and sales) are recorded at trade date, which is the date when the Group commits to deliver a financial instrument. All other purchases and sales are recognised when the entity becomes a party to the contractual provisions of the instrument.
Financial assets are derecognised when the rights to receive cash flows from the financial assets have expired or have been transferred and the Group has transferred substantially all the risks and rewards of ownership.
Financial assets — Measurement
At initial recognition, the Group measures a financial asset at its fair value plus, in the case of a financial asset not at FVTPL, transaction costs that are directly attributable to the acquisition of the financial asset. Transaction costs of financial assets carried at FVTPL are expensed in profit or loss. Fair value at initial recognition is best evidenced by the transaction price. A gain or loss on initial recognition is only recorded if there is a difference between fair value and transaction price which can be evidenced by other observable current market transactions in the same instrument or by a valuation technique whose inputs include only data from observable markets.
Financial assets with embedded derivatives are considered in their entirety when determining whether their cash flows are solely payment of principal and interest.
Equity instruments
The Group subsequently measures all equity investments at fair value. Where the Group’s Management has elected to present fair value gains and losses on equity investments in OCI, there is no subsequent reclassification of fair value gains and losses to profit or loss following the derecognition of the investment, any related balance within the FVOCI reserve is reclassified to retained earnings. The Group’s policy is to designate equity investments as FVOCI when those investments are held for strategic purposes other than solely to generate investment returns. Dividends from such investments continue to be recognised in profit or loss as other income when the Group’s right to receive payments is established.

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
4.   Summary of significant accounting policies (continued)
Changes in the fair value of financial assets at FVTPL are recognised in “other gains/(losses)” in the combined carve-out statements of profit or loss and comprehensive income as applicable. Impairment losses (and reversal of impairment losses) on equity investments measured at FVTPL are not reported separately from other changes in fair value.
Financial assets — impairment — credit loss allowance for Expected Credit loss
The Group assesses on a forward-looking basis the ECL (expected credit loss) for debt instruments (including loans) measured at amortised cost and FVOCI and exposure arising from loan commitments and financial guarantee contracts. The Group measures ECL and recognises credit loss allowance at each reporting date. The measurement of ECL reflects: (i) an unbiased and probability weighted amount that is determined by evaluating a range of possible outcomes, (ii) time value of money and (iii) all reasonable and supportable information that is available without undue cost and effort at the end of each reporting period about past events, current conditions and forecasts of future conditions.
The carrying amount of the financial assets is reduced through the use of an allowance account, and the amount of the loss is recognised in the combined statements of profit or loss and comprehensive income within “net impairment loss on financial and contract assets. Subsequent recoveries of amounts for which loss allowance was previously recognised are credited against the same line item.
Debt instruments carried at amortised cost are presented in the combined carve-out statements of financial position net of the allowance for ECL.
For debt instruments at FVOCI, an allowance for ECL is recognised in profit or loss and it affects fair value gains or losses recognised in OCI rather than the carrying amount of those instruments.
The impairment methodology applied by the Group for calculating expected credit losses depends on the type of financial asset assessed for impairment. Specifically:
For trade receivables and contract assets, including trade receivables and contract assets with a significant financing component, and lease receivables the Group applies the simplified approach permitted by IFRS 9, which requires lifetime expected credit losses to be recognised from initial recognition of the financial assets.
For all other financial instruments that are subject to impairment under IFRS 9, the Group applies general approach — three stage model for impairment. The Group applies a three stage model for impairment, based on changes in credit quality since initial recognition. A financial instrument that is not credit-impaired on initial recognition is classified in Stage 1.
Any impairment charge or reversal of previous impairments is taken to the combined carve-out statement of profit or loss and comprehensive income.
Additionally, the Group has decided to use the low credit risk assessment exemption for investment grade financial assets. Refer to note 5, Credit risk section for a description of how the Group determines low credit risk financial assets.
Cash and cash equivalents
Cash comprises cash in hand and balances with banks. Cash equivalents are short-term, highly liquid investments that are readily convertible to known amounts of cash. They include short-term deposits originally purchased with maturities of three months or less. Cash and Cash Equivalent balances are carried at amortised cost net of the allowances for ECL.

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
4.   Summary of significant accounting policies (continued)
Financial liabilities — measurement categories
Financial liabilities are initially recognised at fair value and classified as subsequently measured at amortised cost.
Financial liabilities are derecognised when the obligation under the liability is discharged, canceled, or expires.
Trade payables
Trade payables are initially measured at fair value and are subsequently measured at amortised cost.
Prepayments
Prepayments are carried at cost less provision for impairment. A prepayment is classified as non-current when the goods or services relating to the prepayment are expected to be obtained after one year, or when the prepayment relates to an asset which will itself be classified as non-current upon initial recognition. Prepayments to acquire assets are transferred to the carrying amount of the asset once the Group has obtained control of the asset and it is probable that future economic benefits associated with the asset will flow to the Group. Other prepayments are written off to profit or loss when the goods or services relating to the prepayments are received. If there is an indication that the assets, goods or services relating to a prepayment will not be received, the carrying value of the prepayment is written down accordingly and a corresponding impairment loss is recognised in profit or loss.
Share capital
Ordinary shares are classified as equity.
Advances from shareholders
Advances from shareholders constitutes contributions made by the Group’s shareholders other than for the issue of shares by the Group in their capacity as equity owners of the Group for which the Group has no contractual obligation to repay them. Such contributions are recognised directly in equity as they constitute transactions with equity owners in their capacity as equity owners of the Group.
5.   Financial risk management
Financial risk factors
The Group is exposed to liquidity risk, currency risk, regulatory risk, data protection risk and reputation risk arising its general business operations. The risk management policies employed by the Group to manage these risks are discussed below:
5.1   Liquidity risk
Liquidity risk is the risk that arises when the maturity of assets and liabilities does not match. An unmatched position potentially enhances profitability, but can also increase the risk of losses. The Group has procedures with the object of minimising such losses such as maintaining sufficient cash and other highly liquid current assets and by having available an adequate amount of committed credit facilities.
5.2   Currency risk
Currency risk is the risk that the value of financial instruments will fluctuate due to changes in foreign exchange rates. Currency risk arises when future commercial transactions and recognised assets and liabilities

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
5.   Financial risk management (continued)
are denominated in a currency that is not the Group’s measurement currency. The Group is exposed to foreign exchange risk arising from various currency exposures primarily with respect to the Sterling Pound and the Euro. The Group’s Management monitors the exchange rate fluctuations on a continuous basis and acts accordingly.
The following significant exchange rates have been applied during the year.
	Average rate		Year-end spot rate
Euro	2020 €	2019 €	2020 €	2019 €
1 Sterling Pound	1.1248	1.1405	1.1128	1.1755
5.3   Regulatory risk
The regulatory framework of online gaming is dynamic and complex and changes om the regulatory regime can have a material adverse effect on business volume and financial performance in that jurisdiction. The Group’s Management obtains frequent and routine updates regarding the changes in the law in the jurisdictions of interest.
5.4   Data Protection risk
The Group processes a large quantity of personal customer data, including sensitive data such as name, address, age, bank details and gaming/betting history. Such data could be wrongfully accessed or used by employees, customers, suppliers or third parties, or lost, disclosed or improperly processed in breach of data protection regulations. In particular, the European General Data Protection Regulation (“GDPR”) entered into force in May 2018, having a significant effect on the Group’s privacy and data protection practices, as it introduced various changes to how personal information should be collected, maintained, processed and secured. Non-compliance with the GDPR may result in fines and the Group could also be subject to private litigation and loss of customer goodwill and confidence. The Group has procedures and policies in place with the object of minimising such risk and losses.
5.5   Reputation risk
The risk of loss of reputation arising from the negative publicity relating to the Group’s operations (whether true or false) may result in a reduction of its clientele, reduction in revenue and legal cases against the Group. The Group applies procedures to minimize this risk.
6.   Critical accounting estimates and judgments
The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates and requires Management to exercise its judgment in the process of applying the Group’s accounting policies. It also requires the use of assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although these estimates are based on Management’s best knowledge of current events and actions, actual results may ultimately differ from those estimates.
Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
6.   Critical accounting estimates and judgments (continued)
Judgments
The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below:
Critical judgements in applying the Group’s accounting policies
•
Internally generated intangible assets

Costs relating to internally generated intangible assets, are capitalised if the criteria for recognition as assets are met. The initial capitalisation of costs is based on management’s judgement that technological and economic feasibility criteria are met. In making this judgement, management considers the progress made in each development project and its latest forecasts for each project. Other expenditure is charged to the consolidated income statement in the year in which the expenditure is incurred. Following initial recognition, intangible assets are carried at cost less any accumulated amortisation and any accumulated impairment losses.
•
Impairment of intangible assets

Intangible assets are initially recorded at acquisition cost and are amortized on a straight line basis over their useful economic life. Intangible assets that are acquired through a business combination are initially recorded at fair value at the date of acquisition. Indefinite-lived intangible assets are reviewed for impairment at least once per year and definite-lived intangible assets are evaluated upon the occurrence of a triggering event. The impairment test is performed using the discounted cash flows expected to be generated through the use of the intangible assets, using a discount rate that reflects the current market estimations and the risks associated with the asset. When it is impractical to estimate the recoverable amount of an asset, the Group estimates the recoverable amount of the cash generating unit in which the asset belongs to.
7.   Revenue, net
	2020 €	2019 €
Net Revenue	57,013,088	22,044,122
	57,013,088	22,044,122
Disaggregation of revenue by jurisdiction:
	2020	2019
Within European Union	82.25%	72.88%
Outside European Union	17.75%	27.12%

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
8.   Other operating income and expenses
	2020 €	2019 €
Impairment charge (reversal) – investments in related parties	—	(1,200)
Impairment charge (reversal) – debt investments at amortised cost	(237)	(35,583)
Impairment charge – loans to related parties	(77,733)	234,623
Impairment charge on cash and cash equivalents	179,690	1,827
	101,720	199,667
9.   Staff costs
	2020 €	2019 €
Wages and employee compensation	2,725,801	1,071,950
Social security costs	7,776	—
	2,733,577	1,071,950
10.   Net finance cost
	2020 €	2019 €
Interest income	80	5,622
Finance income	80	5,622
Net foreign exchange transaction gains (losses)	68,916	(1,690,268)
Sundry finance expenses	(135,260)	(57,994)
Finance costs	(66,344)	(1,748,262)
Net finance cost	(66,264)	(1,742,640)
11.   Income taxes
The Corporate taxation expense for the Group for the years ended December 31, 2020 and 2019 is nil.
The only revenue producing companies in the Group are Novigroup Ltd and Logflex MT Ltd. During the years December 31, 2020 and 2019 Novigroup Ltd has taxable income and Logflex MT Ltd has taxable loss.
Novigroup Ltd was incorporated in Isle of Man, where the standard rate of corporate income tax for its activity is 0%.
Logflex MT Ltd was incorporated in Malta, where the standard rate of corporate income tax is 35% and it is subject to a refund up to 30% to the parent company under certain conditions.

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
11.   Income taxes (continued)
The tax on the Group’s profit before tax differs from theoretical amount that would arise using the applicable tax rates as follows:
	2020 €	2019 €
Profit/(loss) before tax	14,360,637	(162,563)
Tax using Corporation Domestic Tax Rate , at 35%	5,026,223	(56,897)
Tax effect of different tax rate of operating company in Isle of Man	(14,883,389)	(4,802,717)
Tax effect of allowances and income not subject to tax	163,096	—
Tax Effect of Carve Out Expenses Non Deductible	8,714,148	4,352,088
Change in Valuation Allowance	908,830	422,980
Other tax effect	71,092	84,546
Tax charge	—	—
12.   Dividends
	2020 €	2019 €
Dividend paid	40,616,470	25,860,340
	40,616,470	25,860,340
On December 31, 2020 Novigroup Ltd at its Annual General Meeting declared the payment of a final dividend of €40,616,470 (December 31, 2019: €25,860,340) to Sendross Ltd which is not part of the Combined Financial Statements as described in note 1.
As a result, the dividend was not eliminated as part of the intragroup eliminations and in accordance with IFRS10 (Consolidated Financial Statements) and was recorded in other reserves.
13.   Property, plant and equipment
Total €
Cost
Balance at December 31, 2019	—
Additions	44,945
Balance at December 31, 2020	44,945
Depreciation
Balance at December 31, 2019	—
Depreciation for the year	10,617
Balance at December 31, 2020	10,617
Net book amount
Balance at December 31, 2020	34,328
Balance at December 31, 2019	—

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
14.   Right-of-use assets
Total €
Cost
Additions	173,100
Balance at December 31, 2020	173,100
Net book amount
Balance at December 31, 2020	173,100
15.   Intangible assets
	Computer software €	Internally generated software €	Trademarks €	Total €
Cost
Balance at January 1, 2019	70,500	382,515	25,000	478,015
Additions	—	877,840	—	877,840
Balance at December 31, 2019	70,500	1,260,355	25,000	1,355,855
Additions	48,299	1,814,375	—	1,862,674
Balance at December 31, 2020	118,799	3,074,730	25,000	3,218,529
Amortisation
Balance at January 1, 2019	17,625	44,540	—	62,165
On disposals	—	2,825	—	2,825
Amortisation for the year	17,625	245,017	—	262,642
Balance at 31 December, 2019	35,250	292,382	—	327,632
Amortisation for the year	29,700	678,372	—	708,072
Balance at December 31, 2020	64,950	970,754	—	1,035,704
Net book amount
Balance at December 31, 2020	53,849	2,103,976	25,000	2,182,825
Balance at December 31, 2019	35,250	967,973	25,000	1,028,223
16.   Financial assets at fair value through other comprehensive income
	2020 €	2019 €
Additions	258,566	—
These investments in equity instruments are not held for trading. Instead, they are held for medium to long-term strategic purposes. Accordingly, Management of the Group have elected to designate these investments in equity instruments as at FVTOCI as they believe that recognising short-term fluctuations in these investments’ fair value in profit or loss would not be consistent with the Group’s strategy of holding these investments for long-term purposes and realising their performance potential in the long run.

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
16.   Financial assets at fair value through other comprehensive income (continued)
The details of the investments are as follows:
Name	Country of incorporation	Principal activities	2020 Holding %	2019 Holding %	2020 €	2019 €
Game Play Network Inc.	United States	Computer system design and related services	0.53%	0.53%	258,566	—
					258,566	—
17.   Trade and other receivables
	2020 €	2019 €
Trade receivables	5,000	—
Deposits and prepayments	9,380	—
VAT recoverable	308,871	94,255
Receivables from Payment Service Providers	1,861,147	905,816
Other receivables	493,880	602,981
	2,678,278	1,603,052
Other receivables include:
	2020 €	2019 €
Refundable deposits of license requirements	400,000	400,045
Sundry receivables	93,880	202,936
	493,880	602,981
The fair values of trade and other receivables due within one year approximate to their carrying amounts as presented above.
18.   Other assets
	2020 €	2019 €
Balance at December 31,	645,838	253,947
Other assets comprise of prepayments made to suppliers.
19.   Cash
Cash balances are analysed as follows:
	2020 €	2019 €
Cash at bank and in hand	6,571,105	1,158,469
Accumulated impairment losses on cash and cash equivalents	(201,444)	(21,753)
	6,369,661	1,136,716

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
19.   Cash (continued)
Cash balances to fund operation and satisfy requirements of the gaming authorities are as follows:
	2020 €	2019 €
Cash at bank and in hand	6,571,105	1,158,469
Receivables from Payment Service providers (Note 17)	1,861,147	905,816
Liability to Players (Note 25)	(6,636,412)	(2,410,358)
Net available balance	1,795,840	(346,073)
20.   Share capital
	2020 Number of shares	2020 €	2019 Number of shares	2019 €
Authorised
Ordinary shares of €1 each	1,200	1,200	1,200	1,200
Issued and fully paid
Balance at January 1,	1,200	1,200	1,200	1,200
Balance at December 31,	1,200	1,200	1,200	1,200
21.   Other reserves
	General revenue reserve €	Translation reserve €	Total €
Balance at January 1, 2019	6,097,094	(313,518)	5,783,576
Foreign currency translation adjustment	—	1,117,282	1,117,282
Dividends	(25,860,340)	—	(25,860,340)
Parent Investment – Carve Out Adjustment	13,112,388	—	13,112,388
Balance at December 31, 2019	(6,650,858)	803,764	(5,847,094)
Foreign currency translation adjustment	—	(520,180)	(520,180)
Dividends	(40,616,470)	—	(40,616,470)
Parent Investment – Carve Out Adjustment	25,780,700	—	25,780,700
Balance at December 31, 2020	(21,486,628)	283,584	(21,203,044)
The general revenue reserve comprises of the parent investment which represents the carve out adjustments for the recognition of the direct costs, marketing expenses, and administrative expenses of Gaming Synergies Ltd, which were necessary for the operation of the Novibet Business as explained in note 1.
Exchange differences relating to the translation of the net assets of the Group’s foreign operations from their functional currencies to the Group’s presentation currency (i.e. Euro) are recognised directly in other comprehensive income and accumulated in the foreign currency translation reserve. Exchange differences previously accumulated in the foreign currency translation reserve are reclassified to profit or loss on the disposal or partial disposal of the foreign operation.

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
22.   Other equity
Advances from shareholders:
	2020 €	2019 €
Balance at January 1,	548,380	548,380
Proceeds during the year	200,000	—
Balance at December 31,	748,380	548,380
Sendross Group and the management reached an agreement that the advances contributed to the Group would be considered a capital contribution and are not repayable.
23.   Lease liabilities
	Minimum lease payments		The present value of minimum lease payments
	2020 €	2019 €	2020 €	2019 €
Not later than 1 year	28,835	—	28,835	—
Later than 1 year and not later than 5 years	144,265	—	144,265	—
	173,100	—	173,100	—
Present value of lease liabilities	173,100	—	173,100	—
The Group entered into a lease agreement on July 31, 2020 for which the lease term is commencing on November 1, 2020 for a period of 72 months.
The lease obligation is denominated in Euro.
The fair values of lease obligations approximate to their carrying amounts as presented above.
24.   Deferred tax
Deferred tax is calculated in full on all temporary differences under the liability method using the applicable tax rates (Note 11).
Deferred tax assets
	2020 €	2019 €
Balance at January 1,	968,066	545,095
Tax benefit	908,834	422,971
Valuation allowance	(1,876,900)	(968,066)
Balance at December 31,	—	—
Deferred tax assets were recognised in respect of the tax losses carried forward in Logflex MT Ltd of €5,362,574 and €2,765,903 as of December 31, 2020 and 2019 respectively, which are carried forward indefinitely. It is less than probable that the tax losses carried forward will be utilized against future taxable profits and as a result the Group recognised a full valuation allowance against the deferred tax asset.

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
25.   Trade and other payables
	2020 €	2019 €
Trade payables	5,165,805	576,454
Social insurance and other taxes	282,981	170,739
Liabilities to players	6,879,992	2,300,474
Accruals	2,771,577	586,769
Other creditors	23,673	26,885
	15,124,028	3,661,321
The fair values of trade and other payables due within one year approximate to their carrying amounts as presented above.
26.   Cash flows from operating activities
	Note	2020 €	2019 €
Profit/(loss)		14,360,637	(162,563)
Adjustments for:
Depreciation of property, plant and equipment	13	10,616	—
Amortisation of computer software	15	29,700	17,625
Amortisation of internally generated software	15	678,372	245,017
Reversal of impairment – loans to related parties	8	(84,825)	—
Reversal of impairment investments in related parties	8	—	(1,200)
Reversal of impairment – cash held at PSP	8	(237)	(35,583)
Impairment charge – loans to related parties	8	7,092	234,623
Impairment charge – cash and cash equivalents	8	179,690	1,827
		15,181,045	299,746
Changes in working capital:
Trade receivables		(5,000)	—
Receivables from PSP		(992,933)	278,689
VAT receivables		(214,616)	6,250
Other receivables		90,264	(447,439)
Other assets		(394,593)	(219,538)
Trade payables		4,609,544	260,780
Payables to social insurance and other taxes		122,658	106,168
Other payables		6,969,088	631,664
Cash generated from operations		25,365,457	916,320

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
27.   Related party transactions
The following transactions were carried out with related parties:
27.1   Key management compensation
Key management are those persons who have the authority and responsibility for planning, directing and controlling the activities of the Group. During the financial periods reported in these combined financials statements, the Group was controlled by Sendross Group, which is where all decisions, control and key strategy choices were made. Therefore, the Group does not have any key management as a stand-alone entity.
The key management personnel of the Group have controlled and directed the operations of the Group as it was not managed separately. Payments to these personnel are primarily made by the Sendross Group and have been allocated from the carve out entity as described in note 2.
27.2   Directors’ remuneration
The remuneration of Directors and other members of key management was as follows:
	2020 €	2019 €
Directors’ fees	37,309	17,021
	37,309	17,021
27.3   Purchases of goods and services
	Nature of transactions	2020 €	2019 €
Logflex Limited	Market access revenue share	5,032,875	1,562,114
Gaming Synergies Ltd	Marketing and Administrative	4,981,324	2,878,514
		10,014,199	4,440,628
Market access revenue share represents player acquisition services in relation to the white label agreement singed between Novigroup Ltd and Logflex Ltd and is included in Cost of Sales.
These are transactions originated from the ordinary course of business for working capital requirements and have no defined payment terms.
27.4   Receivables from related parties
Name	2020 €	2019 €
Seflex Ltd	850	850
Komisium Ltd	—	1,200
Sendross Ltd	6,895,372	2,762,150
Logflex Ltd	3,121,917	—
	10,018,139	2,764,200

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
27.   Related party transactions (continued)
27.5   Payables to related parties
Name	2020 €	2019 €
Logflex Ltd	5,137,716	102,045
Gaming Synergies Ltd	736,375	1,037,943
Sendross Ltd	2,143,305	2,143,305
	8,017,396	3,283,293
28.   Contingent liabilities
The Group operates in numerous jurisdictions. Accordingly, the Group files tax returns, provides for and pays all taxes and duties it believes are due based on local tax laws, transfer pricing agreements and tax advice obtained. The Group is also periodically subject to audits and assessments by local taxing authorities however no audit has been carried out so far and all fiscal years starting from 2009 onwards are still open. Provisions for uncertain items are made using judgement of the most likely tax expected to be paid and the basis thereon, based on a qualitative assessment of all relevant information. The Group considers that any exposure for additional taxes, if any, that may arise from the final settlement of such assessments is unlikely to result in any further liability.
In September of 2020, it was identified by management that a player on the Group’s platform, from the United Kingdom, had potentially used stolen funds to place bets. The Group has reported this matter to the United Kingdom Gaming Commission “UKGC” and has segregated funds equal to the player losses of 465,988 euros, and has recorded this amount within deferred revenues, as included in other accruals (see Note 25). The Group has sought legal advice on this matter, but there is no known outcome at the present time. Management has concluded that the Company’s exposure, if any would be limited to the amount of the player’s loss.
29.   Commitments
License fee commitments
From August 2021 onwards, the Group has annual license fee commitments of EUR 714,000 for all license held in Greece.
30.   Events after the reporting period
Management has evaluated subsequent events through December 17, 2021, the date of issuance of the combined carve-out financial statements.
During the year 2019 the Group acquired an Italian gaming license which was launched on February 8, 2021 in order to comply with the regulatory authorities and expand the operations in the Italian jurisdiction during 2021.
On February 11, 2021 Novigroup Ltd declared an interim dividend of €17,953,600 to Sendross Ltd, which was offset against the amounts receivable from Sendross Ltd to Novigroup Ltd.
On February 12, 2021 Komisium Ltd became the parent company of the Group. As part of the restructuring process mentioned in note 1, Komisium Ltd acquired Novigroup Ltd from Sendross Ltd for €500,000 and on the same day, Logflex MT Holding Ltd acquired Novigroup Ltd from Komisium Ltd for

LOGFLEX MT HOLDING LTD
NOTES TO THE COMBINED CARVE-OUT FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
30.   Events after the reporting period (continued)
€500,000 and all the rights of the internally generated software from Sendross Group for €1,200. On the same day Komisium Ltd acquired from Sendross Ltd Logflex Ltd for €200,000 which is not part of the combined financial statements.
In April 2021, the Group as part of its Business Sustainability plan and Corporate Social Responsibility “CSR” framework and has committed to invest €1,500,000 in activities related to CSR for the years 2021 – 2023 in total. Management expects that this investment will enable the Group to deliver against its broader responsibilities and commitments as a business whilst also supporting its long-term sustainable growth.
On June 29, 2021 various novation agreements which were signed between Sendross Group, the Group and Komisium Ltd. Payables to Sendross Group (Sendross Ltd, Logflex Ltd and Gaming Synergies Ltd) in total of €43,217,521 have been partly settled by offsetting all amounts receivable by the Group from Sendross Group of €35,360,034. As a result as at June 30, 2021 the Group has a net balance payable to Sendross Group of €7,856,287 which was then novated by Sendross Ltd to Komisium Ltd.
During the year 2021 the Company acquired a Greek gaming license which was launched on August 5, 2021 in order to comply with the new regulatory regime and ensure the continuity of the business expansion in the Greek jurisdiction. Prior to that date the Company was operating in the Greek jurisdiction under a temporary regulatory regime using the UK license held by Novigroup Ltd which is established in Isle of Man.
The new Greek License was obtained by the subsidiary company Gamart Limited which is establised in Malta. As a result from August 5, 2021 onwards, the corporate profits will be subject to the 35% tax rate in Malta compared to the 0% tax rate in Isle of Man, which was effective prior to that date.
On September 3, 2021 Novigroup Ltd sold its participarion in Game Play Network Inc. to Komisium Ltd for the consideration of USD $300,000.

Annex A-1
AGREEMENT AND PLAN OF REORGANIZATION
BY AND AMONG
KOMISIUM LIMITED,
LOGFLEX MT HOLDING LIMITED,
NOVIBET PLC,
NOVIBET MERGER SUB INC.
AND
ARTEMIS STRATEGIC INVESTMENT CORPORATION
DATED AS OF MARCH 30, 2022

A-1-i

A-1-ii

A-1-iii

EXHIBITS
Exhibit A Form of Restated Articles
Exhibit B Form of Investors Agreement
Exhibit C Form of Registration Rights Agreement
Exhibit D Form of Assignment and Assumption of Warrant Agreement
Exhibit E [Reserved]
Exhibit F Form of Promissory Note

A-1-iv

AGREEMENT AND PLAN OF REORGANIZATION
THIS AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of March 30, 2022, by and among Komisium Limited, a private company limited by shares incorporated under the laws of Cyprus and the holder of all of the issued Company Ordinary Shares (the “Company Shareholder”), Logflex MT Holding Limited, a limited liability company registered under the laws of Malta with company registration number C 77769 and having its registered office at 170, Pater House, Level 1 (Suite A191), Psaila Street, Birkirkara, BKR 9077, Malta and a direct, wholly-owned subsidiary of the Company Shareholder (the “Company”), Novibet PLC, a United Kingdom public limited company and a direct, wholly-owned subsidiary of the Company Shareholder (“PubCo”), Novibet Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of PubCo (“Merger Sub”) and Artemis Strategic Investment Corporation, a Delaware corporation (“SPAC”). Each of the Company Shareholder, the Company, PubCo, Merger Sub and SPAC shall individually be referred to herein as a “Party” and, collectively, as the “Parties.” The term “Agreement” as used herein refers to this Agreement and Plan of Reorganization, as the same may be amended from time to time, and all schedules, exhibits and annexes hereto. Defined terms used in this Agreement are listed alphabetically in Section 13.1, together with the section and, if applicable, subsection in which the definition of each such term is located.
RECITALS
WHEREAS, SPAC is a blank check company incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.
WHEREAS, PubCo is a newly formed, direct, wholly-owned subsidiary of the Company Shareholder, and was formed for the sole purpose of consummating the Transactions.
WHEREAS, Merger Sub is a newly incorporated, direct, wholly-owned subsidiary of PubCo, and was formed for the sole purpose of consummating the Transactions.
WHEREAS, the board of directors of the Company Shareholder has unanimously: (a) determined that it is in the best interests of the Company Shareholder, and declared it advisable, to enter into this Agreement and the other Transaction Agreements to which the Company Shareholder is a party, providing for the Share Exchange and the other Transactions; and (b) approved this Agreement, the other Transaction Agreements to which the Company Shareholder is a party and the Transactions in accordance with Applicable Law, upon the terms and subject to the conditions of this Agreement.
WHEREAS, the board of directors of the Company has unanimously: (a) determined that it is in the best interests of the Company, and declared it advisable, to enter into this Agreement and the other Transaction Agreements to which the Company is a party, providing for the Transactions; and (b) approved this Agreement, the other Transaction Agreements to which the Company is a party and the Transactions in accordance with Applicable Law, upon the terms and subject to the conditions of this Agreement.
WHEREAS, the board of directors of PubCo has unanimously: (a) determined that it is in the best interests of PubCo, and declared it advisable, to enter into this Agreement and the other Transaction Agreements to which PubCo is a party, providing for the Merger, the Share Exchange and the other Transactions; and (b) approved this Agreement, the other Transaction Agreements to which PubCo is a party and the Transactions in accordance with Applicable Law, upon the terms and subject to the conditions of this Agreement.
WHEREAS, the board of directors of Merger Sub has unanimously: (a) determined that it is in the best interests of Merger Sub and PubCo (as sole stockholder of Merger Sub), and declared it advisable, to enter into this Agreement and the other Transaction Agreements to which Merger Sub is a party, providing for the Merger and the other Transactions; and (b) approved and recommended the adoption and approval of this Agreement by PubCo (as sole stockholder of Merger Sub).
WHEREAS, the board of directors of PubCo, in its capacity as the sole stockholder of Merger Sub, has unanimously: (a) determined that it is in the best interests of Merger Sub, and declared it advisable, for Merger Sub to enter into this Agreement and the other Transaction Agreements to which Merger Sub is a

A-1-1

party, providing for the Merger and the other Transactions; and (b) approved this Agreement, the other Transaction Agreements to which Merger Sub is a party and the Transactions in accordance with Applicable Law, upon the terms and subject to the conditions of this Agreement (the “Merger Sub Stockholder Approval”).
WHEREAS, the board of directors of SPAC has unanimously: (a) determined that it is advisable, fair to, and in the best interests of SPAC and SPAC’s stockholders (the “SPAC Stockholders”) to enter into this Agreement and the other Transaction Agreements to which SPAC is a party, providing for the SPAC Class B Conversion, the Merger and the other Transactions; and (b) approved and recommended, among other things, the adoption and approval of this Agreement, including authorization of the Merger, by the SPAC Stockholders.
WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor, SPAC and the Company have entered into a sponsor support agreement (the “Sponsor Support Agreement”), pursuant to which the Sponsor has agreed, among other things, to support and vote in favor of this Agreement and the other Transaction Agreements to which SPAC is or will be a party and the Transactions (including the Merger).
WHEREAS, at the Closing, each of PubCo, the Sponsor and the Company Shareholder will enter into an investors agreement in the form attached as Exhibit B hereto (the “Investors Agreement”), pursuant to which, among other things, each of the Sponsor and the Company Shareholder will agree with PubCo to certain restrictions on the transfer of its PubCo Shares.
WHEREAS, SPAC and the Sponsor are parties to that certain Registration Rights Agreement, dated as of September 29, 2021 (the “SPAC Registration Rights Agreement”).
WHEREAS, at the Closing, each of PubCo, the Sponsor and the Company Shareholder, together with certain other persons listed on the signature pages thereto, will enter into a new registration rights agreement in the form attached as Exhibit C hereto (the “Registration Rights Agreement”), which will supersede the SPAC Registration Rights Agreement.
WHEREAS, pursuant to the Organizational Documents of SPAC, SPAC is required to provide an opportunity for its public stockholders to have their outstanding SPAC Class A Shares redeemed on the terms and subject to the conditions and limitations set forth in this Agreement, SPAC’s Organizational Documents and the Trust Agreement in conjunction with obtaining the SPAC Stockholder Approval.
WHEREAS, for U.S. federal income Tax purposes, the Parties intend that (a) the Merger and the Share Exchange, taken together, qualify as a transaction described in Section 351(a) and (b) of the Code and the Treasury Regulations promulgated thereunder (it being understood that Section 351(b) applies only with respect to the Closing Cash Consideration (if any) paid to the Company Shareholder), (b) the Merger qualifies as a “reorganization” under Section 368 of the Code, and this Agreement is and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), (c) the Merger will not subject stockholders of SPAC to Tax under Section 367 of the Code (subject to entry into gain recognition agreements by any such stockholders required to enter into such agreements to preserve Tax-deferred treatment under the Section 367 of the Code), and (d) PubCo shall not be treated as a domestic corporation under Section 7874 of the Code (the “Intended Tax Treatment”).
WHEREAS, prior to the Closing, PubCo shall amend and restate the articles of association of PubCo in the form attached hereto as Exhibit A, with such changes as mutually agreed to by the Parties (the “Restated Articles”).
WHEREAS, immediately prior to the Effective Time, each issued and outstanding share of Class B common stock, par value $0.0001 per share, of SPAC (each, a “SPAC Class B Share”) shall no longer be outstanding and shall automatically be converted into one share of Class A common stock, par value $0.0001 per share, of SPAC (each, a “SPAC Class A Share”), subject to the terms of the SPAC A&R Certificate of Incorporation and the Sponsor Support Agreement (the “SPAC Class B Conversion”).
WHEREAS, immediately prior to the Effective Time, the Company Shareholder shall sell and transfer each issued Company Ordinary Share to PubCo, in consideration for (a) the payment of the Closing Cash

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Consideration, if any, at Closing, (b) the issuance of the Closing Share Consideration at Closing and (c) the issuance of the Earnout Consideration (to the extent relevant conditions are met) after Closing in accordance with Section 8.25, as a result of which the Company will become a direct, wholly-owned subsidiary of PubCo (the “Share Exchange”).
WHEREAS, at the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall merge with and into SPAC (the “Merger”), with SPAC continuing as the surviving company after the Merger (the “Surviving Company”), as a result of which SPAC will become a direct, wholly-owned subsidiary of PubCo.
WHEREAS, as a result of the Merger, (a) each issued and outstanding SPAC Class A Share (other than any Excluded SPAC Shares) shall no longer be outstanding and shall automatically be converted into the right of the holder thereof to receive one (1) PubCo Share and (b) each outstanding whole SPAC Warrant shall be assumed by PubCo and will be thereafter exercisable, in accordance with the terms of the Assumed Warrant Agreement, for one (1) PubCo Share.
NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
Article I
The Closing Transactions
Section 1.1   Closing.   Unless this Agreement shall have been terminated pursuant to Section 11.1, the consummation of the Transactions (the “Closing”), other than the filing of the Certificate of Merger, shall take place by conference call and by exchange of signature pages by email or other electronic transmission at a time and date to be specified in writing by the Company and SPAC, which shall be no later than the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver by the applicable party or parties of those conditions), or at such other time, on such other date and in such other manner as the Company and SPAC agree in writing (the date on which the Closing occurs, the “Closing Date”).
Section 1.2   Exchange Agent.
(a)   Prior to the Closing Date, SPAC shall engage SPAC’s transfer agent (or another Person reasonably satisfactory to the Company) to act as exchange agent in connection with the transactions contemplated by Section 2.6(a) to (c) and Section 3.1 (the “Exchange Agent”), and the Exchange Agent shall enter into an exchange agent agreement reasonably acceptable to the Parties (the “Exchange Agent Agreement”) for the purpose of (i) exchanging, upon the terms and subject to the conditions set forth in this Agreement (including Section 1.3), each SPAC Class A Share on the register of stockholders of SPAC, including the SPAC Class A Shares issuable immediately prior to the Effective Time in connection with the SPAC Class B Conversion, and each Company Ordinary Share on the register of members of the Company and (ii) the issuing of PubCo Shares in connection with Closing.
(b)   At the Effective Time, PubCo shall deposit with the Exchange Agent the Merger Consideration and the Closing Share Consideration. PubCo shall cause the Exchange Agent, pursuant to irrevocable instructions, to deliver the Merger Consideration and the Closing Share Consideration in accordance with this Agreement.
Section 1.3   Withholding Taxes.   Notwithstanding anything in this Agreement to the contrary, SPAC, Merger Sub, the Company, the Surviving Company, the Exchange Agent and their respective Affiliates and Representatives shall be entitled to deduct and withhold from any consideration or other amount payable pursuant to this Agreement any amount of Taxes required to be deducted and withheld with respect to the making of such payment under Applicable Law. If any such withholding is so required in connection with any such payments, the Party required to so withhold shall use commercially reasonable efforts to provide written notice to the Party in respect of whom such withholding is required to be paid of the amounts to be so deducted and withheld no later than five (5) days prior to such payment. To the extent that amounts are so withheld, such amounts shall be (a) duly and timely paid over to the appropriate

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Governmental Entity, and (b) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Upon the written request of any Person with respect to which amounts were so deducted or withheld, the payor shall provide such Person with a copy of documentary evidence of remittance of such amounts upon request from such Person. The Parties shall cooperate in good faith with any request to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms, declarations or other documents to reduce or eliminate any such deduction or withholding).
Section 1.4   SPAC Financing Certificate.   No later than two (2) Business Days prior to the Closing Date, SPAC shall deliver to the Company written notice (the “SPAC Financing Certificate”) setting forth: (a) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the redemption of SPAC Class A Shares pursuant to the Organizational Documents of SPAC (the “SPAC Stockholder Redemptions”); (b) the anticipated Gross Closing Proceeds of SPAC; (c) the amount of all Artemis Transaction Expenses; and (d) the number of SPAC Class A Shares to be outstanding immediately prior to the Closing after giving effect to the SPAC Stockholder Redemptions.
Article II
Merger
Section 2.1   SPAC Class B Conversion.   Immediately prior to the Effective Time, the SPAC Class B Conversion shall be effected. Following the SPAC Class B Conversion, each SPAC Class B Share shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each former holder of SPAC Class B Shares shall thereafter cease to have any rights with respect to the SPAC Class B Shares; provided, however, no fraction of a SPAC Class A Share will be issued by virtue of the SPAC Class B Conversion.
Section 2.2   Effective Time.   Subject to the terms and conditions set forth in this Agreement, immediately following the SPAC Class B Conversion, the Parties shall cause the Merger to be effected by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and reasonably agreed by the Parties. For purposes of this Agreement, the “Effective Time” shall mean the time at which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware and has become effective in accordance with the DGCL or such later time as Merger Sub and SPAC may agree and specify in the Certificate of Merger pursuant to the DGCL.
Section 2.3   Effect of the Merger.   At the Effective Time, upon the terms and subject to the conditions of this Agreement in accordance with the applicable provisions of the DGCL, Merger Sub shall, automatically and without any action on the part of any Party or any other Person, be merged with and into SPAC, following which the separate corporate existence of Merger Sub shall cease and SPAC shall continue as the Surviving Company after the Effective Time and as a direct, wholly-owned subsidiary of PubCo. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets, property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and SPAC shall become the assets, property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and SPAC set forth in this Agreement to be performed after the Effective Time.
Section 2.4   Governing Documents.   At the Effective Time, the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Company, except all references to the name of Merger Sub shall be replaced by the name of the Surviving Company, until thereafter changed or amended as provided therein or by Applicable Law.
Section 2.5   Directors and Officers of the Surviving Company.   Immediately after the Effective Time, (i) the board of directors of the Surviving Company shall be the board of directors of Merger Sub immediately prior to the Effective Time, until any such director’s successor is duly elected or appointed and qualified,

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or until the earlier of their death, resignation or removal and (ii) the officers of the Surviving Company shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the applicable provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Company.
Section 2.6   Effect of the Merger on Securities of SPAC and Merger Sub.   Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of the Parties or any other Person, the following shall occur:
(a)   SPAC Units.   To the extent any SPAC Units remain outstanding and unseparated, immediately prior to the Effective Time, the SPAC Class A Shares and the SPAC Public Warrants comprising each such issued and outstanding SPAC Unit immediately prior to the Effective Time shall be automatically separated (the “SPAC Unit Separation”) and the holder thereof shall be deemed to hold one (1) SPAC Class A Share and one-half of one (0.5) SPAC Public Warrant; provided, however, that no fractional SPAC Public Warrants will be issued in connection with the SPAC Unit Separation such that if a holder of SPAC Units would be entitled to receive a fractional SPAC Public Warrant upon the SPAC Unit Separation, the number of SPAC Public Warrants to be issued to such holder upon the SPAC Unit Separation (after aggregating all fractional SPAC Public Warrants that otherwise would be received by such holder) shall be rounded down to the nearest whole number of SPAC Public Warrants. The SPAC Class A Shares and SPAC Public Warrants held following the SPAC Unit Separation shall be converted in accordance with the applicable terms of this Section 2.6. After giving effect to the SPAC Unit Separation, the SPAC Class B Conversion and all SPAC Stockholder Redemptions, each issued and outstanding SPAC Class A Share (other than any Excluded SPAC Shares), shall be automatically converted into, and the holder of such SPAC Class A Share shall be entitled to receive from the Exchange Agent, for each SPAC Class A Share, one (1) PubCo Share (the “Merger Consideration”), following which, each SPAC Class A Share shall no longer be outstanding and shall automatically be canceled and shall cease to exist by virtue of the Merger, and each former holder of SPAC Class A Shares shall thereafter cease to have any rights with respect to the SPAC Class A Shares, except as provided herein or by Applicable Law. PubCo shall use reasonable best efforts to cause the PubCo Shares issued pursuant to this Section 2.6(a) to be issued in book-entry form as of the Effective Time.
(b)   SPAC Warrants.   Pursuant to the terms of the Assumed Warrant Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any holder of a SPAC Warrant, each whole SPAC Warrant that is issued and outstanding immediately prior to the Effective Time shall be assumed by PubCo and will be exercisable, in accordance with the terms of the Assumed Warrant Agreement, for one (1) PubCo Share.
(c)   Merger Sub Shares.   At the Effective Time, each share of common stock, par value $0.0001 per share, of Merger Sub (the “Merger Sub Shares”) that is issued and outstanding immediately prior to the Effective Time shall automatically convert into one (1) share of common stock, par value $0.0001 per share, of the Surviving Company. The shares of common stock of the Surviving Company shall have the same rights, powers and privileges as the shares so converted and shall constitute the only issued and outstanding share capital of the Surviving Company.
(d)   No Liability.   Notwithstanding anything to the contrary in this Section 2.6, none of the Parties or the Surviving Company or the Exchange Agent shall be liable to any Person for any amount properly paid to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Applicable Law. Any portion of the Merger Consideration remaining unclaimed by SPAC Stockholders immediately prior to such time when the amounts would otherwise escheat to, or become property of, any Governmental Entity shall become, to the extent permitted by Applicable Law, the property of PubCo free and clear of any claims or interest of any Person previously entitled thereto.
(e)   Excluded SPAC Shares.   Each SPAC Share held in SPAC’s treasury or owned by the Company, PubCo or Merger Sub or any other wholly-owned subsidiary of the Company or SPAC immediately prior to the Effective Time (each, an “Excluded SPAC Share”) shall be cancelled and shall cease to exist, and no consideration shall be paid or payable with respect thereto.

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(f)   Adjustment to Merger Consideration.   The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, split-up, reverse stock split, stock dividend or stock distribution (including any dividend or distribution of securities convertible into SPAC Class A Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to SPAC Class A Shares occurring on or after the date hereof and prior to the Closing.
Section 2.7   No Further Ownership of SPAC Class A Shares.   All Merger Consideration delivered upon the exchange of SPAC Class A Shares in accordance with the terms of this Article II shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such SPAC Class A Shares and there shall be no further registration of transfers on the register of stockholders of SPAC of the SPAC Class A Shares and that were issued and outstanding immediately prior to the Effective Time.
Section 2.8   Taking of Necessary Action; Further Action.   If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and Merger Sub, the officers and directors (or their designees) of the Surviving Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
Article III
Share Exchange
Section 3.1   Share Exchange.   Upon the terms and subject to the conditions of this Agreement, immediately before the Effective Time, the Company Shareholder shall sell and transfer all issued Company Ordinary Shares and other Equity Interests (whether outstanding, vested or otherwise) of the Company to PubCo, in consideration for (a) the payment of the Closing Cash Consideration, if any, at Closing, (b) the issuance of the Closing Share Consideration at Closing and (c) the issuance of the Earnout Consideration (subject to the satisfaction of the relevant conditions in Section 8.25) after Closing; provided, however, no fraction of a PubCo Share will be issued by virtue of the Share Exchange, and to the extent the Company Shareholder would otherwise be entitled to a fraction of a PubCo Share (after aggregating all fractional PubCo Shares that otherwise would be received by the Company Shareholder), the Company Shareholder shall instead be entitled to receive such number of PubCo Shares to which the Company Shareholder would otherwise be entitled, rounded up or down to the nearest whole PubCo Share. PubCo shall use reasonable best efforts to cause the PubCo Shares issued pursuant to this Section 3.1 to be issued in book-entry form as of the Share Exchange.
Article IV
Representations and Warranties of the Company,
PubCo and Merger Sub
Except as set forth in the letter dated as of the date of this Agreement delivered by the Company to SPAC in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company, PubCo and Merger Sub hereby represent and warrant to SPAC as follows:
Section 4.1   Organization and Qualification.   Each of the Company, PubCo and Merger Sub has been duly registered, incorporated, organized or formed and is validly existing as a company in good standing under the Companies Act (Chapter 386 of the Laws of Malta), the Companies Act 2006 (United Kingdom) or the laws of the state of Delaware, as applicable. Each of the Company, PubCo and Merger Sub has all requisite corporate power and authority to own, lease and operate all of its assets and properties and to carry on its business as it is now being conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company, PubCo and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which such properties and assets are owned, leased or operated by it or in which the nature of the business conducted by it makes such qualification or licensing necessary, except for such licenses or qualifications the failure to obtain which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. None of the Company, PubCo and Merger Sub is in violation of any of the provisions of its respective

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Organizational Documents. Complete and correct copies of the Organizational Documents of the Company, PubCo and Merger Sub, as amended and in full force and effect as of the date of this Agreement, have been made available to SPAC.
Section 4.2   Company Subsidiaries.
(a)   The Company’s Subsidiaries, together with their jurisdiction of incorporation or organization, as applicable, are listed on Schedule 4.2(a) of the Company Disclosure Letter (the “Company Subsidiaries”). Each Company Subsidiary has been duly formed, registered or organized and is validly existing under the Applicable Law of its respective jurisdiction of incorporation or organization and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as now being conducted. No Company Subsidiary is in violation of any of the provisions of such Company Subsidiary’s Organizational Documents or of any of the provisions of rulings issued by any Governmental Entity. Complete, valid and correct copies of the Organizational Documents and recent corporate certificates of each Company Subsidiary have been made available to SPAC.
(b)   Each Company Subsidiary is duly licensed or qualified to do business and, where applicable, is in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which it is conducting business, or the operation, ownership or leasing of its property or assets or the character of its business activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 4.3   Capitalization.
(a)   As of the date hereof, the authorized share capital of the Company consists of 1,200 Company Ordinary Shares, of which 1,200 Company Ordinary Shares are issued; the issued and outstanding capital of PubCo is 650,000,000 PubCo Shares, of which 650,000,000 PubCo Shares are issued and outstanding; and the authorized share capital of Merger Sub is 1,000 Merger Sub Shares, of which only one (1) Merger Sub Share is issued and outstanding. All of the issued and/or outstanding Company Ordinary Shares, PubCo Shares and Merger Sub Shares have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of any preemptive or similar rights. Each Company Ordinary Share, PubCo Share and Merger Sub Share has been issued in compliance in all material respects with: (x) Applicable Law; and (y) the Organizational Documents (as in effect at the time of such issuance) of the Company, PubCo or Merger Sub, as applicable.
(b)   Other than the Company Ordinary Shares, PubCo Ordinary Shares and Merger Sub Shares set forth in Section 4.3(a), there are no outstanding (i) shares, capital stock, equity, voting interests (including bonds, debentures, notes, or other debt securities the holders of which have the right to vote with the shareholders), stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit or other equity-based compensation award or similar rights, (ii) options, warrants, rights or other securities convertible into or exchangeable or exercisable for any shares, equity interests, or other equity-based securities, or (iii) other commitments or agreements providing for the issuance of additional shares (or other equity interests), the sale of treasury shares, or for the repurchase or redemption of any of the foregoing securities or interests (the items in clauses (i) through (iii) collectively, “Equity Interests”) of the Company, PubCo or Merger Sub, and there are no agreements of any kind which may obligate the Company, PubCo or Merger Sub to issue, purchase, register for sale, redeem or otherwise acquire any Equity Interests (other than this Agreement and the other Transaction Agreements). Except as set forth in this Agreement and the other Transaction Agreements, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings with respect to any Equity Interests of the Company, PubCo or Merger Sub.
(c)   The issued and/or outstanding Equity Interests of each of the Company Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable (where such concepts are applicable) and have not been issued in violation of any preemptive or similar rights. The Company owns of record, beneficially and exclusively all the issued and/or outstanding Equity Interests of each Company Subsidiary free and clear of any Liens other than (i) as may be set forth on Schedule 4.3(c) of

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the Company Disclosure Letter, (ii) any restrictions on sales of securities under applicable securities laws, and (iii) Permitted Liens. There are no outstanding options, warrants, rights or other securities convertible into or exercisable or exchangeable for any shares of capital stock (or other Equity Interests) of such Company Subsidiaries, any other commitments or agreements providing for the issuance of additional shares (or other Equity Interests), the sale of treasury shares, or for the repurchase or redemption of such Company Subsidiaries’ shares of capital stock (or other Equity Interests), or any agreements of any kind which may obligate any Company Subsidiary to issue, purchase, register for sale, redeem or otherwise acquire any of its shares of capital stock (or other Equity Interests). Except for the Equity Interests of the Company Subsidiaries, neither the Company nor any of the Company Subsidiaries owns, directly or indirectly, any ownership, equity, profits or other Equity Interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.
(d)   Except as provided for in this Agreement and the other Transaction Agreements and except as set forth in Schedule 4.3(d) of the Company Disclosure Letter, as a result of the consummation of the Transactions, no share capital, warrants, options or other Equity Interests of the Company, PubCo or Merger Sub are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).
Section 4.4   Due Authorization.   Each of the Company, PubCo and Merger Sub has all requisite corporate power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party; and (b) carry out its respective obligations hereunder and thereunder and to consummate the transactions contemplated by the Transaction Agreements to which it is a party (including, if and as applicable, the Merger and the Share Exchange), in each case, subject to the consents, approvals, authorizations and other requirements described in Section 4.5. The execution and delivery by each of the Company, PubCo and Merger Sub of this Agreement and the other Transaction Agreements to which it is a party and the consummation by it of the Transactions have been (or, for the Transaction Agreements to be executed at Closing, will be) duly and validly authorized by all requisite actions, including approval by the respective board of directors of the Company, PubCo and Merger Sub and the Merger Sub Stockholder Approval, as required by Applicable Law, no other corporate proceeding on the part of the Company, PubCo or Merger Sub is necessary to authorize this Agreement. This Agreement and the other Transaction Agreements to which it is a party have been (or, for the Transaction Agreements to be executed at Closing, will be) duly and validly executed and delivered by the each of the Company, PubCo and Merger Sub and (assuming this Agreement and such other Transaction Agreements constitute (or, for the Transaction Agreements to be executed at Closing, will constitute) a legal, valid and binding obligation of the other Parties hereto and thereto) constitute (or, for the Transaction Agreements to be executed at Closing, will constitute) the legal, valid and binding obligation of each of the Company, PubCo and Merger Sub (as applicable) enforceable against the Company, PubCo and Merger Sub (as applicable) in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (whether considered in a proceeding at law or in equity) (collectively, the “Remedies Exception”).
Section 4.5   No Conflict; Governmental Consents and Filings.
(a)   Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5(b), the execution, delivery and performance of this Agreement (including the consummation by each of the Company, PubCo and Merger Sub of the transactions contemplated hereby) and the other Transaction Agreements to which each of the Company, PubCo and Merger Sub is a party by the Company, PubCo and Merger Sub does not and will not: (i) violate any provision of, or result in the breach of, any Applicable Law to which any of the Group Companies is subject or by which any property or asset of any of the Group Companies is bound; (ii) conflict with or violate the Organizational Documents of any of the Group Companies; (iii) violate any provision of or result in a

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breach, default or acceleration of, or require a consent or notification under, any Company Material Contract, or terminate or result in the termination of any Company Material Contract, or result in the creation of any Lien under any Company Material Contract upon any of the properties or assets of any of the Group Companies, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination or creation of a Lien; or (iv) result in a violation or revocation of any required Approvals; except to the extent that the occurrence of any of the items described in the foregoing clauses (i), (iii) or (iv) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b)   Assuming the accuracy of the representations and warranties of the other Parties contained in this Agreement, the execution and delivery by each of the Company, PubCo and Merger Sub of this Agreement and the other Transaction Agreements to which it is a party or the consummation of the Transactions (including, if and as applicable, the Merger and the Share Exchange) by each of the Company, PubCo and Merger Sub does not, and the performance of its respective obligations hereunder and thereunder will not, require any consent, approval or authorization or permit of, or designation, declaration or filing with or notification to, any Governmental Entity, except for: (i) any consents, approvals, authorizations, designations, declarations, filings or notifications, the absence of which would not reasonably be expected to have a Company Material Adverse Effect; (ii) applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which any of the Group Companies is qualified to do business; (iii) the Gaming Notifications; (iv) the filing of the Certificate of Merger in accordance with the DGCL; and (v) as may be listed on Schedule 4.5(b) of the Company Disclosure Letter.
Section 4.6   Legal Compliance; Approvals.
(a)   Each of the Group Companies has at all times complied in all respects with, and is not in violation of, any Applicable Law with respect to the conduct of its business, or the ownership or operation of its business, except for any such non-compliance or violation that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. No written or, to the Knowledge of the Company, oral notice of material non-compliance with any Applicable Law has been received by any of the Group Companies.
(b)   The Company is not insolvent, nor subject to any bankruptcy, insolvency, moratorium or similar proceedings under Applicable Law.
(c)   Each Group Company is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities and/or third Persons (if applicable) (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted and is in compliance with all terms and conditions of such Approvals, in each case, except where the failure to have such Approvals or be in compliance therewith would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened in writing, to suspend, revoke, withdraw, modify or limit any such Approval.
Section 4.7   Financial Statements.
(a)   Set forth on Schedule 4.7(a) of the Company Disclosure Letter are: (i) the audited combined carve-out financial statements of the Company, consisting of the combined carve-out statements of financial position as of December 31, 2020 and 2019, and the combined carve-out statements of profit or loss and comprehensive income, changes in equity (deficit) and cash flows for the years then ended, and the notes to such financial statements (the “Audited Financial Statements”); and (ii) the unaudited condensed combined carve-out financial statements of the Company, consisting of the combined carve-out statements of financial position as of June 30, 2021 and June 30, 2020, and the combined carve-out statements of profit or loss and comprehensive income, changes in equity (deficit) and cash flows for the six months ended June 30, 2021 and June 30, 2020, and notes to such financial statements (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). Except as set forth on Schedule 4.7(a) of the Company Disclosure Letter, the

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Financial Statements present fairly, in all material respects, the consolidated financial position and the consolidated financial performance of the Company as of the dates and for the periods indicated in such Financial Statements in conformity with IFRS (except in the case of the Interim Financial Statements for the absence of footnotes and other presentation items and for normal year-end adjustments).
(b)   Except as set forth on Schedule 4.7(b) of the Company Disclosure Letter, the Company has established and maintained a system of internal control over financial reporting that is sufficient to provide reasonable assurance (i) that transactions, receipts and expenditures of the Group Companies are being executed and made only in accordance with appropriate authorizations of management of the Company, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain accountability for assets, and (iii) that material violations of Applicable Law by any of the Group Companies’ directors, officers, employees or its or their respective agents, representatives or other Persons, acting on behalf of the Group Companies will be prevented, detected and deterred. No Group Company has been subject to or involved in any fraud that involves management or other employees, including but not limited to those which have a significant role in the internal controls over financial reporting of any Group Company. Except as set forth on Schedule 4.7(b) of the Company Disclosure Letter, no Group Company has received any material complaint, allegation, assertion or claim, in writing, regarding the accounting or auditing practices, procedures or methodologies any Group Company or their internal controls.
Section 4.8   No Undisclosed Liabilities.   There is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of the Company and/or the other Group Companies except for liabilities, debts and obligations: (a) provided for in, or otherwise reflected or reserved for on, the Financial Statements or disclosed in the notes thereto; (b) that have arisen since June 30, 2021 in the ordinary course of business of the Company; (c) incurred in connection with the transactions contemplated by this Agreement; or (d) which would not, individually or in the aggregate, be material to the Group Companies, taken as a whole.
Section 4.9   Absence of Certain Changes or Events.   Except as contemplated by this Agreement and as may be listed on Schedule 4.9 of the Company Disclosure Letter, between June 30, 2021 and the date of this Agreement, (a) each of the Group Companies has conducted its business in the ordinary course, except as required by Applicable Law (including COVID-19 Measures) or as reasonably necessary or prudent in light of COVID-19 or COVID-19 Measures, and (b) there has not been (i) any change, event, state of facts, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect or (ii) any action taken or agreed upon by any Group Company that would be prohibited by Section 6.1 if such action were taken on or after the date hereof without the consent of the Company.
Section 4.10   Litigation.   As of the date hereof, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and as may be listed on Schedule 4.10 of the Company Disclosure Letter, there are: (a) no Legal Proceedings pending or, to the Knowledge of the Company, threatened against any of the Group Companies or any of its properties or assets, or any of the directors or officers of any of the Group Companies in their capacity as such; (b) to the Knowledge of the Company, no facts or circumstances that would reasonably be expected to give rise to any Legal Proceeding, (c) no pending or, to the Knowledge of the Company, threatened in writing to the Group Companies, audits, examinations or investigations by any Governmental Entity against any of the Group Companies; and (d) no pending or threatened in writing Legal Proceedings by any of the Group Companies against any third party.
Section 4.11   Company Benefit Plans.
(a)   Schedule 4.11(a) of the Company Disclosure Letter sets forth a complete list of each Foreign Plan of a Group Company (each a “Company Benefit Plan”). Except as set forth on Schedule 4.11(a) of the Company Disclosure Letter, no Group Company maintains or contributes to (or has an obligation to contribute to) any Benefit Plan, whether or not subject to ERISA, which is not a Foreign Plan.
(b)   With respect to each Company Benefit Plan, the Company has made available to SPAC accurate and complete copies, if applicable, of the current plan documents and written descriptions of any material Company Benefit Plans which are not in writing, and all material communications in the

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past three (3) years with any Governmental Entity concerning any matter that is still pending or for which a Group Company has any outstanding material Liability.
(c)   With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all Applicable Law, and has been maintained, where required, in good standing in all material respects with all competent public authorities and Governmental Entities and any other third party involved (e.g. insurance companies etc.); (ii) no breach of fiduciary duty that would result in material Liability to any Group Company has occurred; (iii) no Legal Proceeding that would result in a material Liability to the Group Companies is pending or, to the Knowledge of the Company, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit Plan have been timely made. No Group Company has incurred any material obligation in connection with the termination of, or any employee discriminatory exclusion from or withdrawal from, any Company Benefit Plan.
(d)   Except as set forth in Schedule 4.11(d) of the Company Disclosure Letter, the authorization, execution and delivery of this Agreement, or the consummation of the Transactions will not: (i) entitle any individual to severance pay, unemployment compensation, bonus or other benefits or compensation under any Company Benefit Plan or under any Applicable Law; (ii) accelerate the time of payment or vesting, or increase the amount of, any compensation or benefits in respect of any current or former director, employee or independent contractor of a Group Company; (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan; (iv) otherwise give rise to any material liability under any Company Benefit Plan; (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Effective Time; (vi) require a “gross-up”, indemnification for, or payment to any individual for any taxes imposed under Section 409A or Section 4999 of the Code or any other tax; or (vii) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.
(e)   No Company Benefit Plan is or has at any time been covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA, and no Group Company has ever maintained, established, participated in or contributed to, or is or has been obligated to contributed to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plans” within the meaning of Section 3(37) of ERISA. Except to the extent required by Applicable Law, no Group Company provides material health or life insurance benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.
Section 4.12   Labor Relations.
(a)   In the past three (3) years, there have been no strikes, work stoppages, slowdowns, lockouts, arbitrations, or grievances or other labor disputes (including unfair labor practice charges, grievances, or complaints) pending, or, to the Knowledge of the Company, threatened in writing against or involving any Group Company involving any employee or independent contractor of any Group Company, except for those which, individually or in the aggregate, would not reasonably be expected to result in any material liability to the Group Companies.
(b)   Except as set forth in Schedule 4.12(b) of the Company Disclosure Letter, as of the date hereof, there are no complaints, charges or claims against any Group Company pending or, to Knowledge of the Company, threatened in writing, based on, arising out of, in connection with or otherwise relating to the employment or any other type of engagement (e.g. through a services agreement or through a third party provider), termination of employment, misclassification claim or failure to employ by any Group Company, of any individual, except for those which, individually or in the aggregate, would not reasonably be expected to result in any material liability to the Group Companies.
(c)   The Group Companies have at all times been, in compliance with all Applicable Law relating to the employment of labor, including as relating to wages (including minimum wage and overtime),

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fringe benefits, social benefits, hours and days of work (including, for the avoidance of doubt, providing overwork/overtime, working during rest days and holidays), protection of employees’ rights in case of business transfer, enforcement of labor laws, child labor, discrimination, equal treatment, sexual harassment, civil rights, immigration, withholdings and deductions and payments, classification and payment of employees, independent contractors, and consultants, employment equity, collective bargaining, employment practice, occupational health and safety, remote work arrangements and reimbursements of respective costs, workers’ compensation, and immigration, submission of filings and notifications to the authorities, employer’s information/consultation obligations towards the personnel, except for instances of noncompliance which, individually or in the aggregate, would not reasonably be expected to result in any material liability to the Group Companies.
(d)   All salaries, wages and fees and other benefits, and any amounts owed in respect of employment, of all employees which are due and payable prior to the execution of this Agreement have been paid or discharged in full together with all related payments to third party benefit providers or relevant authorities (including social security premiums or contributions) which are likewise due and payable prior to the execution of this Agreement.
(e)   During the past three (3) years, to the Knowledge of the Company, there have been no employment discrimination or sexual harassment or violence or sexual misconduct allegations raised, brought, threatened, or settled, in each case in writing, relating to any current or former appointed officer, director, external contractor or third party employee at the level of vice president or above of any Group Company involving or relating to his or her services provided to any Group Company. The policies and practices of the Group Companies comply with all Applicable Law concerning employment discrimination and employment harassment, except as would not, individually or in the aggregate, reasonably be expected to result in any material liability to the Group Companies. During the past five (5) years, neither the Company nor any Company Subsidiaries has entered into any material settlement agreements resolving, in whole or in part, allegations of sexual harassment or violence or sexual misconduct by any current or former appointed officer or director or employee or external contractor or third party employee at the level of vice president or above.
(f)   No Group Company is a party to, bound by, negotiating or required to negotiate any collective bargaining agreement or other agreement with a labor union, works council or other labor organization. No employees of any Group Company are represented by any labor union, works council or other labor organization. There are no activities or proceedings of any labor union, works council or other labor organization to organize any employees of any Group Company and no demand for recognition or certification as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union or other labor organization. The execution and delivery of this Agreement and the other Transaction Agreements to which the Company is a party and the performance of the Company hereunder and thereunder do not require the Company to seek or obtain any consent, engage in consultation with, or issue any notice to any unions or labor organizations.
Section 4.13   Real Property.
(a)   No Group Company owns, or has owned, any real property.
(b)   Schedule 4.13(b) of the Company Disclosure Letter lists, as of the date of this Agreement, all real property leased, subleased or otherwise occupied by the Group Companies (the “Leased Real Property”). The Company or one of the Company Subsidiaries has a valid, binding and enforceable leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, and such leasehold estates are held free and clear of all Liens (other than Permitted Liens). Each of the leases, subleases, occupancy agreements and documents related to any Leased Real Property and to which a Group Company is a party, including all amendments and modifications thereto and guarantees thereof (collectively, the “Company Real Property Leases”): (i) are in full force and effect, subject to the Remedies Exception; and (ii) represent the valid and binding obligations of such Group Company party thereto and, to the Knowledge of the Company, represent the valid and binding obligations of the other parties thereto. All Group Companies have complied in all material respects with all obligations expressly undertaken by the Group Companies both under the leases, subleases and occupancy

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agreements they have directly entered into with regard to the Leased Real Properties and under the agreements the Group Companies’ sublessors have entered into with the Leased Real Properties’ current owners.
(c)   No Leased Real Property, or any portion thereof, is currently leased, sublet or sublicensed by any Group Company to a third party. No condemnation proceeding is pending or, to the Knowledge of the Company, threatened in writing with respect to any Leased Real Property or portion thereof, which individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.
Section 4.14   Taxes.
(a)   All Tax Returns required to be filed by or with respect to the Group Companies, have been timely filed with the appropriate Governmental Entity (taking into account applicable extensions of time to file), except with respect to matters being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with IFRS. All such Tax Returns are true, correct and complete in all material respects.
(b)   The Group Companies have timely paid all material amounts of Taxes which are due and payable (regardless of whether shown on a Tax Return). The unpaid liability for Taxes of the Group Companies did not, as of the date of the Interim Financial Statements, materially exceed the reserve for Tax liabilities (excluding any reserve for deferred Taxes) accrued on the Financial Statements, and since such date no Group Company has incurred any liability for Taxes outside the ordinary course of business.
(c)   The Group Companies have complied in all material respects with all Applicable Laws relating to the withholding, reporting and remittance of all amounts of Taxes and all amounts of Taxes required by Applicable Law to be withheld by the Group Companies have been withheld and paid over to the appropriate Governmental Entity.
(d)   No deficiency for any amount of Taxes has been asserted or assessed by any Governmental Entity in writing against any Group Company, which deficiency has not been paid or resolved. No audit or other proceeding by any Governmental Entity is currently in progress, pending or, to the Knowledge of the Company, threatened in writing against any Group Company with respect to any Taxes due from such entities. There are no waivers, extensions or requests for any waivers or extensions of statute of limitations currently in effect with respect to any Tax assessment or deficiency of any Group Company. No Group Company is currently contesting any Tax liability of any Group Company before any Governmental Entity.
(e)   There are no Liens (other than Permitted Liens) for amounts of Taxes upon any of the assets of the Group Companies.
(f)   None of the Group Companies has requested or has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of federal, state, provincial or local Applicable Law, and none of the Group Companies, are subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Entity.
(g)   None of the Group Companies has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the six (6) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code).
(h)   None of the Group Companies has been a party to any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b).
(i)   The Group Companies are not liable and will not be liable at any time after the Closing Date for any Tax liability of any Person (whether such liability is based on U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Applicable Law),

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transferee or successor liability, Contract (other than a customary commercial Contract entered into in the ordinary course of business not primarily related to Taxes), Applicable Law or any other theory of legal liability).
(j)   No Group Company has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state, local, or foreign income tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries and other than as set forth in Schedule 4.14(j) of the Company Disclosure Letter.
(k)   At no time has a claim been made in writing by any Governmental Entity in a jurisdiction in which any Group Company does not file Tax Returns that it is or may be subject to Tax or required to file Tax Returns in that jurisdiction which claim has not been dismissed, closed or otherwise resolved.
(l)   Each Group Company is a Tax resident only in its jurisdiction of formation.
(m)   No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or resident for purposes of such country’s Tax.
(n)   There are no Tax indemnification agreements or Tax Sharing Agreements under which any Group Company could be liable after the Closing Date for any Tax liability of any Person other than a Group Company, except for customary agreements or arrangements entered into in the ordinary course of business with customers, vendors, lessors, lenders and the like or other agreements, in each case, that do not relate primarily to Taxes.
(o)   To the Knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the applicable Transactions from qualifying for the Intended Tax Treatment.
(p)   No Group Company has deferred any Taxes under any COVID-19 Measures.
(q)   There is no fact or circumstance that would cause PubCo, immediately following the Closing, either to be (i) a “domestic corporation” (as such term is defined in Section 7701 of the Code) as a result of the application of Section 7874(b) of the Code or (ii) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.
(r)   One or more of the Group Companies, is and has been engaged in an active trade or business outside the United States, within the meaning of Treasury Regulation Section 1.367(a)-2(d)(2), (3), and (4), for a continuous period of at least thirty-six (36) months. Except as set forth in Schedule 4.14(r) of the Company Disclosure Letter, the Company has owned (directly or indirectly) all of the equity of such Group Companies at all times during the thirty-six (36)-month period preceding the Closing. Neither the Company nor any other Group Company has an intention to substantially dispose of or discontinue such trade or business or the Group Company conducting such trade or business.
(s)   The PubCo Shares to be received by the SPAC Stockholders as part of the Merger Consideration will, in the aggregate, represent less than fifty percent (50%) of each of the total voting power and the total value of the ordinary shares of PubCo immediately following the Closing, applying the attribution rules of Code Section 318 (as modified by Code Section 958(b), and taking into account the rules of proposed Treasury Regulations Section 1.367(a)-3(c)(4)(iv) as applicable).
(t)   The fair market value the Group Companies is at least equal to the fair market value of the SPAC, as specifically determined for purposes of Section 367 of the Code, as of the Closing.
(u)   No Group Company believes that it is, and no Group Company expects to become, a “passive foreign investment company” within the meaning of Section 1297(a) of the Code (“PFIC”).
(v)   No Group Company will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany

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transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law) or open transaction disposition, in each case, made by any Group Company prior to the Closing, (ii) prepaid amount received or deferred revenue realized or received by any Group Company prior to the Closing, (iii) change in method of accounting of any Group Company for a taxable period (or portion thereof) ending on or prior to the Closing Date made or required to be made prior to the Closing, or (iv) “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed by any Group Company prior to the Closing. The regarded owner of the Company for U.S. federal income tax purposes will not be required to make any payment after the Closing as a result of an election under Section 965(h) of the Code made with respect to the Company or any of its Subsidiaries.
Section 4.15   Intellectual Property.
(a)   Schedule 4.15(a) of the Company Disclosure Letter sets forth a true, correct and complete list of: (i) all Owned Intellectual Property that is the subject of an application, filing, issuance, registration or other document filed with or issued or recorded by any Governmental Entity, quasi-governmental authority, independent legal entity established by local or foreign law or domain name registrar (collectively, the “Registered Intellectual Property”) including the applicable jurisdiction (for international trademarks designated countries are also included), title, application, registration or serial number, date, validity, term/expiration date and record owner and, if different, the legal owner and beneficial owner; (ii) all material unregistered Trademarks that constitute Owned Intellectual Property; and (iii) all material owned Software. The Registered Intellectual Property (excluding any pending applications included in the Registered Intellectual Property) has not been deemed by a Governmental Entity in writing to be invalid or unenforceable and such has not been canceled or abandoned and has been maintained effective, subject to any expiration of term under Applicable Law, all changes in any Registered Intellectual Property (e.g. changes of address, ownership, representative and any other change) have been duly recorded before all competent Governmental Entities by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees, and no Legal Proceedings (including any interferences, cancellation proceedings, oppositions, or other contested proceedings) pending or, to the Knowledge of the Company, threatened, against any Group Company, with respect to any such item of Registered Intellectual Property. All Owned IP is valid, subsisting, enforceable, in full force and effect, and has not been cancelled, expired abandoned or made subject a right in rem. Neither the Owned IP nor any of the Group Companies is subject to any outstanding judgment, settlement, or order restricting or impairing in any material respect the use thereof or of any Intellectual Property, respectively.
(b)   The Company or one of its Subsidiaries (other than Merger Sub) is the sole and exclusive owner of, and possesses, all right, title and interest in and to all Owned Intellectual Property free and clear of all Liens (other than Permitted Liens), and has the right to use pursuant to a valid written license, sublicense, or other written Contract or other lawful right, all other Licensed Intellectual Property and Company IT Systems used in or necessary to conduct the business of the Group Companies as currently conducted. None of the foregoing will be materially adversely impacted by (nor will require the payment or grant of additional material amounts of consideration as a result of) the execution, delivery or performance of this Agreement or any other Transaction Agreement, nor the consummation of any of the Transactions. No Owned Intellectual Property is jointly-owned by any Group Company and another Person.
(c)   Except as set forth on Schedule 4.15(c) of the Company Disclosure Letter, there is no, nor has there been any in the past six (6) years, Legal Proceeding pending against the Group Companies, nor to the Knowledge of the Company, has any such Legal Proceeding been threatened in writing (including unsolicited offers to license Patents) against the Company or any of the Group Companies either (A) alleging any Group Company’s or the conduct or operation of their respective business’s (including the use, marketing, licensing, sale, offering for sale, importation, distribution, or commercialization of their products and services and the use of the Owned IP) infringement, misappropriation or other violation of any Intellectual Property of any third Person; or (B) challenging the ownership, use, registrability, patentability, validity, or enforceability of any Owned Intellectual Property. To the knowledge of the Company, no Group Company nor the conduct or operation of their

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respective businesses (including the use, marketing, licensing, sale, offering for sale, importation, distribution, or commercialization of their products and services and the use of the Owned IP) as currently conducted, or as conducted in the past six (6) years (i) infringes, misappropriates, or violates the Intellectual Property of any Person, or (ii) constitutes unfair competition or trade practices. To the Knowledge of the Company, as of the date of this Agreement, no other Person is infringing, misappropriating or otherwise violating any Owned Intellectual Property and no such claims have been made or threatened in writing against any Person in a written notice sent by any of the Group Companies to any such Person.
(d)   Except as set forth on Schedule 4.15(d) of the Company Disclosure Letter, each past and present employee or contractor of any of the Group Companies who has contributed to the creation or development of any material Owned Intellectual Property has executed and delivered a valid and enforceable written agreement, pursuant to which such Person has assigned to such Group Company all of such Person’s rights, title and interest in and to all such material Owned Intellectual Property and waived any and all rights to royalties or other consideration or non-assignable rights with respect to all such material Owned Intellectual Property. To the Knowledge of the Company, no such Person is in violation of any such agreement.
(e)   Each of the Group Companies, as applicable, has taken commercially reasonable steps to protect and maintain the secrecy, confidentiality and value of each material item of Owned IP. All material Trade Secrets of the Group Companies have been maintained in confidence in accordance with reasonable protection procedures that are adequate for the protection thereof and that are at least as protective as those procedures customarily used in the online casino gaming and sportsbook industry to protect rights of like importance. No Trade Secret or Owned IP of any of the Group Companies has been disclosed other than subject to a written agreement sufficiently restricting the disclosure and use of such Trade Secret or Owned IP and, to the Knowledge of the Company, no such Person to whom a material Trade Secret or Owned IP of any of the Group Companies has been so disclosed is in violation of any such agreement. No Person other than the Group Companies possesses or has an actual or contingent right to possess, a copy, in any form, of any source code for any material Owned Software (other than employees, consultants and contractors of the Group Companies subject to confidentiality obligations with respect to such source code and solely to the extent necessary for them to maintain and develop such Software for the Group Companies and other than in connection with public software development kits or other limited source code, in each case, provided in the ordinary course of business for product integrations).
(f)   None of the Group Companies has received any funding or other resources from, or used any resources, personnel, or facilities of, any Governmental Entity, university, institution or similar Person in connection with the creation, development, marketing, distribution, sale, offer for sale or other commercialization of any Owned IP in such a manner as to give any such Governmental Entity, university, institution or similar Person any rights, title or interest in or to any Owned IP (whether express or implied, whether contractual or by operation of Law). None of the Group Companies are required to pay any royalty or make any other form of payment to any Governmental Entity to allow the use, licensing or transfer of any material Owned Intellectual Property. None of the Group Companies is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any Owned IP to any Person.
(g)   No Publicly Available Software is or has been included, incorporated or embedded in, linked to, combined, made available or distributed with, or used in the former or current development, maintenance, operation, delivery or provision of any Owned Software, in each case, in a manner that subjects the Owned Software to any Copyleft Terms. To the Knowledge of the Company, each Group Company is in compliance in all material respects with the terms and conditions of all relevant licenses for Publicly Available Software used in the business of the Group Companies.
(h)   The Group Companies has taken commercially reasonable measures, which are, to the Knowledge of the Company, consistent with current industry standards, to protect the confidentiality, integrity and security of the Company IT Systems (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. The Company IT Systems are adequate in all material respects for the

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operation and conduct of the business of the Group Companies as currently conducted. The Group Companies have implemented commercially reasonable data storage, malware protection, server patch, intrusion detection, system redundancy and disaster avoidance policies and procedures, as well as a commercially reasonable business continuity plan, in each case which are, to the Knowledge of the Company, consistent with customary industry practices and applicable regulatory standards, and the most recent testing of such plans and procedures testing did not identify any material deficiencies therein that have not since been remediated. The Company IT Systems and Software constituting Owned Intellectual Property do not contain any Unauthorized Code, Self-Help Code, bugs, faults or other devices, errors, malware “viruses”, contaminants or effects that (i) materially disrupt or adversely affect the functionality of the Company IT Systems, except as disclosed in their documentation or (ii) enable or assist any Person to access without authorization any Company IT Systems or any such Software.
Section 4.16   Privacy and Data Security.   Except as set forth on Schedule 4.16 of the Company Disclosure Letter:
(a)   Each of the Group Companies and, to the Knowledge of the Company, any Processor, to the extent such Processor was Processing Personal Information on behalf of any Group Company, has at all times materially complied with: (i) all applicable Privacy Laws; (ii) all of the Group Companies’ obligations regarding Personal Information and information security under any Contracts; and (iii) any policy adopted by a Group Company related to privacy, information security or data security. None of the Group Companies has received any written notice of, nor, to the Knowledge of the Company, has there been any threat of, any investigation, audit, complaint or claim relating to any (A) Group Company’s use of Personal Information, (B) violation of any Privacy Laws, (C) Personal Information Breaches, or (D) Group Company’s Contractual obligations relating to Personal Information or information security; and none of the Group Companies has reason to believe that any such notice is likely to be received.
(b)   Each of the Group Companies has implemented and maintained, and required that its third party vendors and Processors implement and maintain, commercially reasonable policies and business continuity and technical and organizational security regarding the confidentiality, integrity and availability of the Company IT Systems and Personal Information, business proprietary or sensitive information, in its possession, custody, or control, including against loss, theft, misuse or unauthorized Processing, access, use, modification or disclosure.
(c)   To the Knowledge of the Company, (i) there have been no breaches, security incidents, misuse of, or unauthorized Processing of, access to, or disclosure of, any Personal Information (each a “Personal Information Breach”) in the possession, custody, or control of any of the Group Companies, (ii) none of the Group Companies have experienced any information security incident that has materially compromised the integrity or availability of the Company IT Systems, Personal Information or other data thereon, and (iii) none of the Group Companies have provided or been legally required to provide any notices to any Person in connection with any Personal Information Breach or other information security incident.
Section 4.17   Agreements, Contracts and Commitments.
(a)   Schedule 4.17 of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract that is in effect as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” of the Group Companies shall mean each Company Real Property Lease, IP Contract and each of the following Contracts to which any of the Group Companies is a party, other than any Company Benefit Plan and the Transaction Agreements:
(i)   Each Contract with a vendor or supplier (other than purchase orders entered into in the ordinary course of business) that involved annual payments or consideration furnished by or to any of the Group Companies of more than One Hundred Thousand Dollars ($100,000) during the fiscal year ended December 31, 2021;
(ii)   Each note, debenture, other evidence of Indebtedness, credit or financing agreement or instrument or other contract for money borrowed by any of the Group Companies having an outstanding principal amount, in each case, in excess of One Hundred Thousand Dollars ($100,000),

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other than a Permitted Lien, or any such note, debenture or other evidence of indebtedness under which any Person (other than a Group Company) has directly or indirectly guaranteed Indebtedness of any Group Company;
(iii)   Each Contract for the acquisition or the disposition of any material assets, properties or business divisions entered into by any of the Group Companies involving consideration in an amount in excess of One Hundred Thousand Dollars ($100,000), in each case, whether by merger, purchase or sale of stock or assets or otherwise (other than Contracts for the purchase or sale of inventory or supplies entered into in the ordinary course of business) occurring in the last two (2) years;
(iv)   Each Contract evidencing an outstanding obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;
(v)   Each employment or consulting (with respect to an individual, independent contractor) Contract providing for annual base salary or annual consulting fee payments in excess of One Hundred Thousand Dollars ($100,000), excluding any such employment, consulting, or management Contract that either: (A) is terminable by the Company or the applicable Company Subsidiary at will; or (B) provides for severance, notice and/or garden leave obligations of 90 days or less or such longer period as is required by Applicable Law;
(vi)   Each joint venture Contract, partnership agreement or limited liability company agreement with a third party (in each case, other than with respect to wholly-owned Company Subsidiaries);
(vii)   Each Contract (other than those made in the ordinary course of business) that purports to limit or contains covenants expressly limiting in any material respect the freedom of any of the Group Companies to: (A) compete with any Person in a product line or line of business; (B) operate in any geographic area; or (C) solicit customers;
(viii)   Each Contract (other than those made in the ordinary course of business): (A) providing for the grant of any preferential rights to purchase or lease any asset of the Group Companies; or (B) providing for any right (exclusive or non-exclusive) to sell or distribute any material product or service of any of the Group Companies; and
(ix)   Each Market Access Agreement.
(b)   All Company Material Contracts are: (i) in full force and effect, subject to the Remedies Exception; and (ii) represent the valid and binding obligations of a Group Company party thereto and, to the Knowledge of the Company, represent the valid and binding obligations of the other parties thereto, in each case, subject to the Remedies Exception. True, correct and complete copies of all written Company Material Contracts have been made available to SPAC. None of the Group Companies nor, to the Knowledge of the Company, any other party thereto, is in breach of or default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any of the Company Material Contracts, and no party to any Company Material Contract has given any written or, to the Knowledge of the Company, oral claim or notice of any such breach, default or event, which individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.
Section 4.18   Insurance.   The Group Companies have in full force and effect all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Group Companies as of the date of this Agreement (collectively, the “Insurance Policies”). True and complete copies of the Insurance Policies have been made available to SPAC. None of the Group Companies has received any written notice from any insurer under any of the Insurance Policies, canceling, terminating or materially adversely amending any such policy or denying renewal of coverage thereunder and all premiums on such insurance policies due and payable as of the date hereof have been paid. There is no pending material claim by any Group Company against any insurance carrier for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary

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reservation of rights notice), which individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.
Section 4.19   Affiliate Matters.   Except: (a) the Company Benefit Plans; (b) Contracts between or among the Group Companies; (c) customary indemnification agreements between or among any director or officer of the Group Companies made available to SPAC, on the one hand, and any of the Group Companies, on the other; (d) employment agreements and employee confidentiality and other similar agreements with employees; (e) as set forth in the Financial Statements; (f) the payment of salary, bonuses and other compensation for services rendered; and (g) reimbursement for reasonable expenses incurred in connection with any of the Group Companies (together the “Affiliate Agreements”), none of the Group Companies is party to any Contract or transaction with any: (i) present or former officer, director or employee of any of the Group Companies or the Company Shareholder or any of their respective family members or Affiliates; or (ii) Affiliate of the Company.
Section 4.20   Business Activities.   Since its incorporation, neither PubCo nor Merger Sub has conducted any business activities other than activities: (a) in connection with its organization; or (b) directed toward the accomplishment of a business combination.
Section 4.21   Information Supplied.   None of the information relating to the Group Companies supplied or to be supplied by or on behalf of the Group Companies in writing expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement and Proxy Statement will, when the Registration Statement and Proxy Statement are declared effective or when the Proxy Statement is mailed to the SPAC Stockholders or at the time of the SPAC Stockholders’ Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Group Companies make no representations or warranties as to (i) the information contained or incorporated by reference in or omitted from the Registration Statement or Proxy Statement/Prospectus in reliance upon and in conformity with information furnished in writing to the Group Companies by or on behalf of SPAC or the Sponsor specifically for inclusion in the Registration Statement or the Proxy Statement/Prospectus and (ii) any forward-looking statements supplied or to be supplied by or on behalf of the Group Companies in writing expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement or Proxy Statement/Prospectus.
Section 4.22   Absence of Certain Business Practices.   At all times: (a) the Group Companies, and their respective directors, officers, employees and, to the Knowledge of the Company, any other Persons acting on their behalf, in connection with the operation of the business of the Group Companies, in each case, have been in compliance with all applicable Specified Business Conduct Laws and have not engaged in any activity that would reasonably be expected to result in the Group Companies becoming the subject or target of any sanctions administered by the U.S., Maltese, Cypriot or Greek governments; and (b) none of the Group Companies has (i) received written notice of, or made a voluntary, mandatory or directed disclosure to any Governmental Entity relating to, any actual or potential violation of any Specified Business Conduct Law; or (ii) been a party to or the subject of any pending or, to the Knowledge of the Company, threatened in writing, Legal Proceeding or investigation by or before any Governmental Entity related to any actual or potential violation of any Specified Business Conduct Law. None of the Group Companies, nor any of their respective directors or executives, nor to the Knowledge of the Company, any of their respective officers, employees, or agents is (a) owned or controlled by Persons that are: (i) the subject or target of any sanctions or the target of restrictive export controls administered by the U.S., Maltese, Cypriot or Greek governments, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, or the European Union, or (ii) located, organized or resident in a country or territory that is the subject of such sanctions (currently Crimea, the Donetsk People’s Republic, the Luhansk People’s Republic, Cuba, Iran, North Korea, and Syria).
Section 4.23   Gaming. Except as set forth on Schedule 4.23 of the Company Disclosure Letter:
(a)   No Group Company has (i) made any application for a license, certificate, registration or finding of suitability from any Gaming Regulatory Authority that has not been issued, granted or given (for whatever reason) or (ii) withdrawn any such application (for whatever reason).

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(b)   Where required to do so under Applicable Gaming Law or as requested by any Gaming Regulatory Authority, all relevant directors, officers, contractors and employees of the Group Companies have obtained and hold personal management licenses (or jurisdictional equivalent licenses) and those licenses, registrations or findings of suitability are in full force and effect, except where the failure to obtain or maintain such licenses would not reasonably be expected to have a Company Material Adverse Effect.
(c)   No Group Company has, to the Knowledge of the Company, done or omitted to do anything in material breach of Applicable Gaming Laws and/or a Gaming License.
(d)   No Group Company has received a written notice from a Governmental Entity alleging that the business of any Group Company infringes or violates any Applicable Gaming Law in any material respect or is in breach of the terms of any Gaming License or that such Governmental Entity intends to pursue any review or investigation which might conclude with the imposition of any sanction on any Group Company.
(e)   No Group Company is subject to any investigation, inquiry or Legal Proceeding or other disciplinary action, whether pending or, to the Knowledge of the Company, threatened, relating to Applicable Gaming Laws, and, to the Knowledge of the Company, there are no facts, matters or circumstances which would reasonably be expected to give rise to any such investigation, inquiry, Legal Proceeding or action that is likely to result in the imposition of sanctions in connection with a Gaming License or result in the revocation or suspension of a Gaming License or that would reasonably be expected to have a Company Material Adverse Effect.
(f)   There are no circumstances relating to any of the directors or officers of the Company or to the Company Shareholder which has affected, or could materially affect, the ability of any Group Company to obtain or maintain any relevant Gaming License.
(g)   To the Knowledge of the Company, (i) all licenses, certificates, registrations and findings of suitability reflect normal time periods and (ii) there is no expectation that any Governmental Entity will revoke or decline to renew such license, certificate, registration or finding of suitability in the ordinary course on or prior to expiry.
(h)   Complete and correct copies of the Gaming Licenses have been made available to SPAC.
Section 4.24   Sufficiency of Assets.   The Group Companies own or possess all rights to the assets (tangible or intangible) necessary to conduct, in substantially the same manner as conducted since June 30, 2021, the business of the Group Companies, free and clear of all Liens (other than Permitted Liens).
Section 4.25   Brokers.   No broker, finder, investment banker or other Person, other than Oakvale Capital LLP, is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which any of the Group Companies would be liable in connection with the transactions contemplated by this Agreement, the other Transaction Agreements to which the Company, PubCo or Merger Sub is a party or the transactions contemplated thereby based upon arrangements made by any of the Group Companies or any of their Affiliates.
Section 4.26   Takeover Statutes; Anti-Takeover Laws.   Prior to the execution of this Agreement, the board of directors of the Company has taken all action necessary so that no restrictive provision of any “business combination,” “fair price,” “moratorium,” “control share acquisition,” “takeover,” “interested shareholder” or other similar anti-takeover Applicable Law is applicable to this Agreement or the Transactions, including the Share Exchange.
Section 4.27   Investigation and Reliance.   Each of the Company, PubCo and Merger Sub has made its own independent investigation, review and analysis regarding SPAC and the Transactions, which investigation, review and analysis were conducted by Company, PubCo and Merger Sub together with expert advisors, including legal counsel, that the Company, PubCo and Merger Sub engaged for such purpose. Each of the Company, PubCo and Merger Sub has been provided with full and complete access to the Representatives, books and records of the SPAC and any other information they have requested in connection with their investigation of the SPAC and the Transactions. Each of the Company, PubCo and Merger Sub

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is not relying on any statement, representation or warranty, oral or written, express or implied, made by the SPAC or any of its respective Representatives, except as expressly set forth in Article V (as modified by the SPAC Disclosure Letter) or in any certificate delivered by SPAC pursuant to this Agreement. Neither SPAC nor any of its equity holders, Affiliates or Representatives shall have any liability to the Company, PubCo or Merger Sub or any of their respective equity holders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to the Company, PubCo or Merger Sub or any of its Representatives, whether orally or in writing, in any confidential information memoranda, management presentations, due diligence discussions or in any other form in expectation of the Transactions, except as expressly set forth in Article V (as modified by the SPAC Disclosure Letter) or in any certificate delivered by SPAC pursuant to this Agreement. Each of Company, PubCo and Merger Sub acknowledges that neither SPAC nor any of its equity holders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving SPAC.
Article V
Representations and Warranties of SPAC
Except: (i) as disclosed in the SPAC SEC Reports filed with or furnished to the SEC prior to the execution and delivery of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports) excluding disclosures referred to in “Special Note Regarding Forward-Looking Statements,” “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” (or any comparable heading) and any other disclosures therein to the extent they are generally predictive or cautionary in nature or related to forward-looking statements (it being acknowledged that nothing disclosed in the SPAC SEC Reports shall be deemed to modify or qualify the representations and warranties set forth in Section 5.1 (Organization and Qualification), Section 5.3 (Capitalization), Section 5.4 (Due Authorization), Section 5.10 (Business Activities) and Section 5.22 (Brokers)), and (ii) as set forth in the letter dated as of the date of this Agreement delivered by SPAC to the Company in connection with the execution and delivery of this Agreement (the “SPAC Disclosure Letter”), SPAC represents and warrants to the Company as follows:
Section 5.1   Organization and Qualification.
(a)   SPAC is duly incorporated and validly existing and in good standing under the laws of the State of Delaware.
(b)   SPAC has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.
(c)   SPAC is not in violation of any of the provisions of SPAC’s Organizational Documents. SPAC’s Organizational Documents, as amended to the date of this Agreement, have been made available to the Company and are true, correct and complete.
(d)   SPAC is duly qualified or licensed to do business in each jurisdiction where the character of the properties and assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.
Section 5.2   SPAC Subsidiaries. SPAC has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated.
Section 5.3   Capitalization.
(a)   As of the date hereof, the authorized capital stock of SPAC consists of (i) 380,000,000 SPAC Class A Shares; (ii) 20,000,000 SPAC Class B Shares; and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“SPAC Preferred Shares”). As of the date hereof, assuming the separation of all SPAC Units, SPAC had 20,125,000 SPAC Class A Shares issued and outstanding, 5,031,250 SPAC Class B Shares issued and outstanding and no SPAC Preferred Shares issued or outstanding. All issued and outstanding SPAC Class A Shares and SPAC Class B Shares have been duly authorized and

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validly issued, are fully paid and non-assessable under the DGCL and SPAC’s Organizational Documents, not subject to preemptive rights and free and clear of all Liens (other than Permitted Liens).
(b)   As of the date hereof, assuming the separation of all SPAC Units, SPAC has issued 20,062,500 SPAC Warrants, including 10,062,500 SPAC Public Warrants and 10,000,000 SPAC Private Placement Warrants on the terms and conditions set forth in the Warrant Agreement.
(c)   Except for (i) as described in Schedule 5.3(c) of the SPAC Disclosure Letter, (ii) the SPAC Warrants, and (iii) the conversion privileges of SPAC Class B Shares, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments or Contracts of any kind to which SPAC is a party or by which any of them is bound obligating SPAC to issue, deliver or sell, or cause to be issued, delivered or sold, additional SPAC Shares or any other capital stock of SPAC or any other interest or participation in, or any security convertible or exercisable for or exchangeable into SPAC Shares or any other share capital of SPAC or any other interest or participation in SPAC.
(d)   Each issued and outstanding SPAC Share and SPAC Warrant: (i) has been issued in compliance in all material respects with: (A) Applicable Law; and (B) SPAC’s Organizational Documents (as in effect at the time such SPAC Share and SPAC Warrant were issued); and (ii) was not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any Applicable Law, SPAC’s Organizational Documents or any Contract to which SPAC is a party or otherwise bound by. SPAC has never issued any SPAC Preferred Shares.
(e)   The Sponsor: (i) is obligated to vote all of such SPAC Class B Shares in favor of approving the Transactions; and (ii) is not entitled to elect to redeem any of such SPAC Class B Shares pursuant to SPAC’s Organizational Documents.
(f)   Except as set forth in Schedule 5.3(f) of the SPAC Disclosure Letter, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which SPAC is a party or by which SPAC is bound with respect to any ownership interests of SPAC.
Section 5.4   Due Authorization.   SPAC has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out its obligations hereunder and thereunder and, to consummate the Transactions (including the Merger). The execution and delivery by SPAC of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by SPAC of the Transactions (including the Merger), have been (or, for the Transaction Agreements to be executed at Closing, will be) duly and validly authorized by all necessary corporate actions on the part of SPAC, and no other proceedings on the part of SPAC are necessary to authorize this Agreement or the other Transaction Agreements to which it is a party or to consummate the transactions contemplated hereby or thereby, other than approval from the SPAC Stockholders. This Agreement and the other Transaction Agreements to which it is a party has been (or, for the Transaction Agreements to be executed at Closing, will be) duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery thereof by the other Parties, constitute (or, for the Transaction Agreements to be executed at Closing, will constitute) the legal, valid and binding obligations of SPAC, enforceable against SPAC in accordance with their respective terms, subject to the Remedies Exception. Assuming that a quorum (as determined pursuant to SPAC’s Organizational Documents) is present at the SPAC Stockholders’ Meeting, clause (a) and clause (c) of the definition of the SPAC Transaction Proposals shall require approval by the affirmative vote of a majority of the votes cast by the holders of SPAC Shares present in person or represented by proxy at the SPAC Stockholders’ Meeting and entitled to vote thereon. The foregoing vote is the only vote of any of SPAC’s capital stock with regard to entry into this Agreement by SPAC and the consummation of the Transactions (including the Merger).
Section 5.5   No Conflict; Required Filings and Consents.
(a)   Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.5(b), the execution, delivery and performance by SPAC of this Agreement and the

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other Transaction Agreements to which it is a party and (assuming approval of the SPAC Transaction Proposals from the SPAC Stockholders is obtained) the consummation of the transactions contemplated hereunder and thereunder do not and will not: (i) conflict with or violate SPAC’s Organizational Documents; (ii) conflict with or violate any Applicable Law to which SPAC is subject or by which any property or asset of SPAC is bound; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair its rights under, or give to others any rights of consent, termination, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of SPAC pursuant to, any SPAC Material Contracts, except to the extent that the occurrence of any of the items described in the foregoing clauses (ii) or (iii) would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.
(b)   Assuming the truth of the representations and warranties of the other Parties contained in this Agreement, the execution and delivery by SPAC of this Agreement and the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, notice, approval, authorization or permit of, or designation, declaration or filing with or notification to, any Governmental Entity, except: (i) any consents, notices, approvals, authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have a SPAC Material Adverse Effect; (ii) applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which SPAC is qualified to do business; and (iii) the filing of the Certificate of Merger in accordance with the DGCL. There is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which SPAC is subject, party or otherwise bound.
Section 5.6   Legal Compliance; Approvals.   Since its incorporation, SPAC has complied in all material respects with, and is not in violation of, any Applicable Law with respect to the conduct of its business, or the ownership or operation of its business, except for any such non-compliance or violation that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect, since the date of its incorporation, to the Knowledge of SPAC, no investigation or review by any Governmental Entity with respect to SPAC has been pending or threatened in writing and no written or, to the Knowledge of SPAC, oral notice of material non-compliance with any Applicable Law has been received by SPAC. SPAC is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, and is in compliance with all terms and conditions of such Approvals, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.
Section 5.7   SPAC SEC Reports and Financial Statements.
(a)   SPAC has filed all forms, reports, schedules, statements, certifications and other documents, including any exhibits thereto, required to be filed or furnished by SPAC with the SEC under the Exchange Act or the Securities Act since SPAC’s incorporation to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “SPAC SEC Reports”). SPAC has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. The SPAC SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder. The SPAC SEC Reports did not, at the time they were filed with the SEC (or if amended or superseded by a filing prior to the Closing Date, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Reports. To the Knowledge of SPAC, none of the SPAC SEC Reports are subject to ongoing

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SEC review or investigation. SPAC maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. To the Knowledge of SPAC, each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 5.7, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC. Notwithstanding anything to the contrary, the representation and warranty set forth in the third sentence of this Section 5.7 shall take into account any subsequent guidance, statements or interpretations issued by the SEC or the staff of the SEC relating to accounting matters relating to initial public offerings, securities, or expenses of special purpose acquisition companies, including but not limited to the classification of SPAC Shares as permanent or temporary equity (collectively, the “SEC Guidance”), and no correction, amendment restatement, revision, or modification of any of the SPAC SEC Reports relating to or arising from the SEC Guidance shall be deemed to be a breach of the representation and warranty set forth in the third sentence of this Section 5.7.
(b)   The financial statements and notes contained or incorporated by reference in the SPAC SEC Reports (collectively, the “SPAC Financial Statements”) fairly present, in all material respects, the financial condition and the results of operations, changes in stockholders’ equity and cash flows of SPAC as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with: (i) GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports.
(c)   There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(d)   SPAC has established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurance (i) that transactions, receipts and expenditures of SPAC are being executed and made only in accordance with appropriate authorizations of management of SPAC and (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, and (iii) that material violations of applicable Law by any of SPAC’s directors, officers, employees or its or their respective agents, representatives or other Persons, acting on behalf of SPAC will be prevented, detected and deterred. SPAC has not been subject to or involved in any fraud that involves management or other employees, including but not limited to those which have significant role in the internal controls over financial reporting of SPAC. As of the date of this Agreement, neither SPAC nor, to the Knowledge of SPAC, SPAC’s independent auditors has identified or been made aware of any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC.
Section 5.8   Absence of Certain Changes or Events.   Between its incorporation and the date of this Agreement, there has not been: (a) any SPAC Material Adverse Effect; (b) any change in the auditors of SPAC; (c) any revaluation by SPAC of any of its assets, including any sale of assets of SPAC other than in the ordinary course of business; or (d) any action taken or agreed upon by SPAC or any of its Subsidiaries that would be prohibited by Section 6.2 if such action were taken on or after the date hereof without the consent of the Company.
Section 5.9   Litigation.   As of the date hereof, except as would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect, there are: (a) no Legal Proceedings pending or, to the Knowledge of SPAC, threatened against SPAC or any of its properties or assets, or any of the directors or officers of SPAC in their capacity as such; (b) to the Knowledge of SPAC, no facts or circumstances that would reasonably be expected to give rise to any material Legal Proceeding; (c) no pending or, to the Knowledge of SPAC, threatened in writing to SPAC, audits, examinations or investigations by any Governmental Entity of SPAC; and (d) no pending or threatened in writing Legal Proceedings by SPAC against any third party.

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Section 5.10   Business Activities.   Except for as described in Schedule 5.10 of the SPAC Disclosure Letter, SPAC has not conducted any business activities other than activities: (a) in connection with its organization; or (b) directed toward the accomplishment of an initial business combination. Except as set forth in SPAC’s Organizational Documents, there is no Contract or Order binding upon SPAC or to which it is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of it, any acquisition of property by it or the conduct of business by it as currently conducted or as currently contemplated to be conducted (including, in each case, following the Closing). Except for the Transactions, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for the Transactions and the Transaction Agreements, SPAC has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting a “Business Combination” under SPAC’s Organizational Documents.
Section 5.11   SPAC Material Contracts.   Except for as described in Schedule 5.11 of the SPAC Disclosure Letter, each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which SPAC is a party (the “SPAC Material Contracts”) is an exhibit to the SPAC SEC Reports.
Section 5.12   SPAC Listing.   The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “ARTEU.” The issued and outstanding SPAC Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “ARTE.” The issued and outstanding SPAC Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “ARTEW.” Since October 1, 2021, SPAC has complied in all material respects with the applicable listing requirements of Nasdaq. There is no action or proceeding pending or, to the Knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Units, the SPAC Class A Shares or SPAC Public Warrants or terminate the listing thereof on Nasdaq. None of SPAC or any of its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Class A Shares or SPAC Public Warrants under the Exchange Act.
Section 5.13   Undisclosed Liabilities.   There is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of SPAC of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts and obligations: (a) provided for in, or otherwise reflected or reserved for on, the SPAC Financial Statements or disclosed in the notes thereto; (b) that have arisen since the date of the most recent balance sheet included in the SPAC Financial Statements in the ordinary course of the operation of business of SPAC; (c) incurred in connection with the transactions contemplated by this Agreement; or (d) which would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.
Section 5.14   Trust Account.
(a)   As of the date of this Agreement, SPAC has at least Two Hundred and Five Million Dollars ($205,000,000) in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”), effective as of September 29, 2021, by and between SPAC and Continental Stock Transfer & Trust Company, a New York corporation (“Continental”), for the benefit of its public stockholders, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Other than pursuant to the Trust Agreement, the obligations of SPAC under this Agreement are not subject to any conditions regarding SPAC’s, its Affiliates’, or any other Person’s ability to obtain financing for the consummation of the Transactions.
(b)   The Trust Agreement has not been amended or modified and, to the Knowledge of SPAC with respect to Continental, is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exception. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute

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such a breach or default by SPAC or, to the Knowledge of SPAC, Continental. There are no separate Contracts, side letters or other understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect or, to SPAC’s Knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or taxes, (ii) the SPAC Stockholders who shall have elected to redeem their SPAC Class A Shares pursuant to the Organizational Documents of SPAC or (iii) if SPAC fails to complete a business combination within the allotted time period set forth in the Organizational Documents of SPAC and liquidates the Trust Account, subject to the terms of the Trust Agreement, SPAC (in limited amounts to permit SPAC to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of SPAC) and then the SPAC Stockholders). Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and other taxes from any interest income earned on the Trust Account; (B) to pay liquidation expenses not to exceed $100,000 from any interest income earned on the Trust Account; and (C) to redeem SPAC Class A Shares in accordance with the provisions of SPAC’s Organizational Documents. There are no Legal Proceedings pending or, to the Knowledge of SPAC, threatened in writing with respect to the Trust Account.
(c)   SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to SPAC’s Organizational Documents shall terminate, and as of the Effective Time, SPAC shall have no obligation whatsoever pursuant to SPAC’s Organizational Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the transactions contemplated hereby. As of the date hereof, assuming the accuracy of the representations and warranties of the other Parties contained herein and the compliance by the other Parties with their respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the release of funds from the Trust Account to SPAC will not be satisfied on the Closing Date.
Section 5.15   Taxes.
(a)   All material Tax Returns required to be filed by SPAC have been timely filed with the appropriate Governmental Entity (taking into account applicable extensions of time to file), except with respect to matters being contest in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with GAAP. All such Tax Returns are true, correct and complete in all material respects.
(b)   SPAC has timely paid all material amounts of its Taxes which are due and payable (regardless of whether shown on a Tax Return). The unpaid liability for Taxes of SPAC did not, as of the date of the latest SPAC Financial Statements, materially exceed the reserve for Tax liabilities (excluding any reserve for deferred Taxes) accrued on the SPAC Financial Statements, and since such date SPAC has not incurred any material liability for Taxes outside the ordinary course of business.
(c)   SPAC has complied in all material respects with all Applicable Laws relating to the withholding and remittance of all material amounts of Taxes and all material amounts of Taxes required by Applicable Law to be withheld by SPAC have been withheld and paid over to the appropriate Governmental Entity.
(d)   No deficiency for any material amount of Taxes has been asserted or assessed by any Governmental Entity in writing against SPAC, which deficiency has not been paid or resolved. No material audit or other proceeding by any Governmental Entity is currently in progress, pending or threatened in writing against SPAC with respect to any Taxes due from SPAC. There are no waivers, extensions or requests for any waivers or extensions of statute of limitations currently in effect with respect to any material Tax assessment or deficiency of SPAC. SPAC is not currently contesting any material Tax liability before any Governmental Entity.
(e)   There are no Liens (other than Permitted Liens) for material amounts of Taxes upon any of SPAC’s assets.

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(f)   SPAC has not executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of federal, state, provincial or local Applicable Law, and SPAC is not subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Entity.
(g)   SPAC has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code).
(h)   SPAC has not been a party to any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b).
(i)   SPAC is not liable and will not be liable at any time after the Closing Date for any Tax liability of any Person (whether such liability is based on U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), transferee or successor liability, Contract, Applicable Law or any other theory of legal liability).
(j)   Since its incorporation, no claim has been made in writing by any Governmental Entity in a jurisdiction in which SPAC does not file Tax Returns that it is or may be subject to Tax or required to file Tax Returns in that jurisdiction, which claim has not been dismissed, closed or otherwise resolved.
(k)   SPAC is a Tax resident only in its jurisdiction of formation.
(l)   SPAC does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or resident for purposes of such country’s Tax.
(m)   There are no Tax indemnification agreements or Tax Sharing Agreements under which the SPAC could be liable after the Closing Date for any Tax liability of any Person, except for customary agreements or arrangements entered into in the ordinary course of business with customers, vendors, lessors, lenders and the like or other agreements, in each case, that do not relate primarily to Taxes.
(n)   To the knowledge of SPAC, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the applicable Transactions from qualifying for the Intended Tax Treatment.
Section 5.16   Information Supplied.   None of the information supplied or to be supplied by or on behalf of SPAC expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement and Proxy Statement will, when the Registration Statement is declared effective or when the Proxy Statement is mailed to the SPAC Stockholders or at the time of the SPAC Stockholders’ Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, SPAC makes no representations or warranties as to (i) the information contained or incorporated by reference in or omitted from the Registration Statement or the Proxy Statement/Prospectus in reliance upon and in conformity with information furnished in writing to SPAC by or on behalf of the other Parties specifically for inclusion in the Registration Statement or the Proxy Statement/Prospectus and (ii) any forward-looking statements supplied or to be supplied by or on behalf of SPAC in writing expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement or Proxy Statement/Prospectus.
Section 5.17   Employees; Benefit Plans.   Other than as described in the SPAC SEC Reports, SPAC has never had any employees or individual independent contractors. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, as of the date hereof, SPAC has no unsatisfied material liability with respect to any employee or individual independent contractor. SPAC does not maintain, sponsor, contribute to, participate in or have any liability (actual or contingent) with respect to any plan, program, agreement or arrangement providing

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compensation or benefits to officers, employees or other individual independent contracts. Neither the execution and delivery of this Agreement or the other Transaction Agreements to which it is a party nor the consummation of the transactions contemplated hereunder or thereunder: (a) will result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer, individual independent contractor or employee of SPAC; or (b) result in the acceleration of the time of payment or vesting of any such payment or benefits.
Section 5.18   Board Approval; Stockholder Vote.   The board of directors of SPAC, as of the date of this Agreement, unanimously: (a) approved and declared the advisability of this Agreement, the other Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereunder and thereunder; and (b) determined that the consummation of the transactions contemplated by the Transaction Agreements to which it is a party is in the best interest of SPAC. Other than the approval from the SPAC Stockholders, no other corporate proceedings on the part of SPAC are necessary to approve the consummation of the transactions contemplated by the Transaction Agreements to which it is a party.
Section 5.19   Title to Assets.   Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, SPAC owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by SPAC in the operation of its business and which are material to SPAC, free and clear of any Liens (other than Permitted Liens).
Section 5.20   Affiliate Transactions.   Except as described in the SPAC SEC Reports, no Contract between SPAC, on the one hand, and any of the present or former directors, officers, employees, stockholders or warrant holders or Affiliates of SPAC (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing other than any such Contract that is not material to SPAC.
Section 5.21   Investment Company Act; JOBS Act.   SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.
Section 5.22   Brokers.   Other than Barclays Capital Inc. (“Barclays”) and as described on Schedule 5.22 of the SPAC Disclosure Letter, no broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which SPAC would be liable in connection with the transactions contemplated by this Agreement, the other Transaction Agreements to which SPAC is a party or the transactions contemplated thereby based upon arrangements made by SPAC.
Section 5.23   SPAC’s Investigation and Reliance.   SPAC is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by SPAC together with expert advisors, including legal counsel, that SPAC has engaged for such purpose. SPAC and its Representatives have been provided with full and complete access to the Representatives, properties, offices, plans and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. SPAC is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Letter) or in any certificate delivered by the Company pursuant to this Agreement. Neither the Company nor any of its equity holders, Affiliates or Representatives shall have any liability to SPAC or any of its equity holders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC or any of its Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms”, management presentations, due diligence discussions or in any other form in expectation of the Transactions, except as expressly set forth in Article IV (as modified by the Company Disclosure Letter) or in any certificate delivered by the Company pursuant to this Agreement. SPAC acknowledges that neither the Company nor any of its equity holders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

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Article VI
Representations and Warranties of Company Shareholder
The Company Shareholder represents and warrants to SPAC as follows:
Section 6.1   Organization and Qualification.   The Company Shareholder has been duly incorporated, organized or formed and is validly existing as a company in good standing under the Laws of Cyprus. The Company Shareholder has all requisite corporate power and authority to own, lease and operate all of its assets and properties and to carry on its business as it is now being conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company Shareholder is not in violation of any of the provisions of its Organizational Documents.
Section 6.2   Authorization; Binding Agreement.   The Company Shareholder has all requisite corporate power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party; and (b) carry out its respective obligations hereunder and thereunder and to consummate the transactions contemplated by the Transaction Agreements to which it is a party (including, the Share Exchange), in each case, subject to the consents, approvals, authorizations and other requirements described in Section 6.3. The execution and delivery by the Company Shareholder of this Agreement and the other Transaction Agreements to which it is a party and the consummation by it of the Transactions have been (or, for the Transaction Agreements to be executed at Closing, will be) duly and validly authorized by all requisite actions, including approval by its board of directors, as required by Applicable Law. No other corporate proceeding on the part of the Company Shareholder is necessary to authorize this Agreement. This Agreement and the other Transaction Agreements to which it is a party have been (or, for the Transaction Agreements to be executed at Closing, will be) duly and validly executed and delivered by the Company Shareholder and (assuming this Agreement and such other Transaction Agreements constitute (or, for the Transaction Agreements to be executed at Closing, will constitute) a legal, valid and binding obligation of the other Parties hereto and thereto) constitute (or, for the Transaction Agreements to be executed at Closing, will constitute) the legal, valid and binding obligation of the Company Shareholder enforceable against the Company Shareholder in accordance with their respective terms, subject to the Remedies Exception and any Approvals.
Section 6.3   No Conflict; Required Filings and Consents.
(a)   Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5(b), the execution, delivery and performance of this Agreement (including the consummation by the Company Shareholder of the transactions contemplated hereby) and the other Transaction Agreements to which the Company Shareholder is a party will not: (i) violate any provision of, or result in the breach of, any Applicable Law to which the Company Shareholder is subject or by which any property or asset of the Company Shareholder is bound; (ii) conflict with or violate the Organizational Documents of the Company Shareholder; or (iii) result in a violation or revocation of any required Approvals; except to the extent that the occurrence of any of the items described in the foregoing clauses (i) or (iii) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b)   Assuming the accuracy of the representations and warranties of the other Parties contained in this Agreement, the execution and delivery by the Company Shareholder of this Agreement and the other Transaction Agreements to which it is a party or the consummation of the Transactions (including, if and as applicable, the Merger and the Share Exchange) by the Company Shareholder does not, and the performance of its respective obligations hereunder and thereunder will not, require any consent, notice, approval or authorization or permit of, or designation, declaration or filing with or notification to, any Governmental Entity, except for: (i) any consents, notices, approvals, authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have a Company Material Adverse Effect; (ii) applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which the Company Shareholder is qualified to do business; and (iii) as may be listed on Schedule 4.5(b) of the Company Disclosure Letter.
Section 6.4   Ownership.   On the date hereof, the Company Shareholder has good and valid title to and is the sole and exclusive legal and beneficial owner of the Equity Interests of the Company. As of

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immediately before the Closing, the Company Shareholder and each Permitted Transferee, if any, collectively have good and valid title to and are the sole and exclusive legal and beneficial owners of the Equity Interests of the Company. The Company Shareholder has good and valid title to and is the sole and exclusive legal and beneficial owner of the Equity Interests of PubCo. The Company Shareholder is not a party to (a) any option, warrant, purchase right or other Contract (other than this Agreement) that would require the Company Shareholder to, Transfer any of the Equity Interests of the Company or PubCo owned by the Company Shareholder or (b) any voting trust, proxy, or other Contract with respect to the voting of the Equity Interests of the Company or PubCo. The Company Shareholder does not own or have the right to acquire any other Equity Interests of any Group Company. There are no shareholders’ agreements, voting trusts or other agreements or understandings to which the Company Shareholder is a party with respect to the voting of any shares of the Group Companies.
Section 6.5   Litigation.   As of the date hereof, there are: (a) no Legal Proceedings pending or, to the Knowledge of the Company Shareholder, threatened against the Company Shareholder or any of its properties or assets, or any of the directors or officers of any of the Company Shareholder in their capacity as such; (b) to the Knowledge of the Company Shareholder, no facts or circumstances that would reasonably be expected to give rise to any Legal Proceeding, (c) no pending or, to the Knowledge of the Company Shareholder, threatened in writing, audits, examinations or investigations by any Governmental Entity against the Company Shareholder; and (d) no pending or threatened in writing Legal Proceedings by the Company Shareholder against any third party.
Section 6.6   Investment Intent.   The Company Shareholder is a sophisticated business entity and understands and acknowledges that its purchase and sale of Equity Interests of PubCo involves substantial risk. The Company Shareholder can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that the Company Shareholder is capable of evaluating the merits and risks of its purchase and sale of Equity Interests of PubCo.
Section 6.7   Company Shareholder Investigation and Reliance.   The Company Shareholder has made its own independent investigation, review and analysis regarding SPAC and the Transactions, which investigation, review and analysis were conducted by the Company Shareholder together with expert advisors, including legal counsel, that the Company Shareholder engaged for such purpose. The Company Shareholder has been provided with full and complete access to the Representatives, books and records of the SPAC and any other information it requested in connection with its investigation of the SPAC and the transactions. The Company Shareholder is not relying on any statement, representation or warranty, oral or written, express or implied, made by the SPAC or any of its respective Representatives, except as expressly set forth in Article V (as modified by the SPAC Disclosure Letter) or in any certificate delivered by SPAC pursuant to this Agreement. Neither SPAC nor any of its respective equity holders, Affiliates or Representatives shall have any liability to the Company Shareholder or any of their respective equity holders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to the Company Shareholder, whether orally or in writing, in any confidential information memoranda, management presentations, due diligence discussions or in any other form in expectation of the Transactions. The Company Shareholder acknowledges that neither SPAC nor any of its equity holders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving SPAC.
Section 6.8   Brokers.   No broker, finder, investment banker or other Person, other than Oakvale Capital LLP, is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which any Group Company would be liable in connection with the transactions contemplated by this Agreement, the other Transaction Agreements to which the Company Shareholder is a party or the transactions contemplated thereby based upon arrangements made by the Company Shareholder or any of its Affiliates.
Article VII
Conduct Prior to the Closing Date
Section 7.1   Conduct of Business by the Company and the Company Subsidiaries.   During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall, and shall cause each of the Company Subsidiaries

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to, use its commercially reasonable efforts to preserve intact its respective business organizations and maintain satisfactory relationships with licensors, suppliers, distributors, clients and others having business relationships with them, and conduct its respective operations (including its respective working capital and cash management practices) in the ordinary course of business in all material respects, except: (w) to the extent that SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (x) as required by Applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Entity) or as reasonably necessary or prudent in light of COVID-19 or COVID-19 Measures; (y) to the extent of any Emergency Action; or (z) as required, contemplated or expressly permitted by this Agreement, any Market Access Agreement or the Company Disclosure Letter. Without limiting the generality of the foregoing, except as required, contemplated or expressly permitted by the terms of this Agreement, any Market Access Agreement or the Company Disclosure Letter, or as required by Applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Entity), or as reasonably necessary or prudent in light of COVID-19 or COVID-19 Measures or to the extent of any Emergency Action, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall not, and shall cause the other Group Companies not to, do any of the following:
(a)   except as otherwise required by any existing Company Benefit Plan or any Contract a copy of which has been furnished to SPAC, (i) adopt, enter into, or amend in any material respect any Company Benefit Plans, or equity or equity-based compensation plan, severance, pension, requirement, profit-sharing, welfare benefit or other employee benefit plan or agreement with or for the benefit of any current or former directors, officers, employees or independent contractors of any Group Company (other than, for the avoidance of doubt and without limiting the first paragraph of this Section 7.1, the incentive equity plan contemplated by Section 8.2(a); (ii) accelerate the vesting of or lapsing of restrictions with respect to any equity or equity-based compensation or other long-term incentive compensation; (iii) grant any new awards under any Company Benefit Plan; or (iv) enter into any collective bargaining agreement or other agreement with a labor union, works council or similar organization;
(b)   grant or agree to grant any increase or decrease in the wages, salary, bonus or other compensation or benefits of any current or former employee, officer, director or service provider of any Group Company, except as required under Applicable Law or the terms of existing Company Benefit Plans and other than increases or decreases for any such individuals who are not directors or officers of any Group Company in the ordinary course of business consistent with past practice;
(c)   (i) terminate (other than for cause) any current or former employee, officer, director or service provider of any Group Company whose aggregate annual base compensation exceeds One Hundred Thousand Dollars ($100,000), (ii) hire any employee, officer, director or service provider of any Group Company whose aggregate annual base compensation exceeds One Hundred Thousand Dollars ($100,000), or (iii) plan, announce, implement, or effect the reduction in force, lay-off, furloughs, early-retirement program, severance program or other program or effort concerning the termination of a group of employees of any Group Company (other than individual employee terminations for cause permitted under prong (i) of this Section 7.1(c) or as reasonably necessary or, for the avoidance of doubt and without limiting the first paragraph of this Section 7.1, prudent in light of COVID-19 or COVID-19 Measures);
(d)   (i) transfer, sell, assign, exclusively license, exclusively sublicense, covenant not to assert, encumber, grant any security interest in, to or under, impair, transfer or otherwise dispose of any right, title or interest of any Group Company in any Owned Intellectual Property that is material to any business of the Group Companies; (ii) amend, abandon, waive or cancel any rights in or to any Owned Intellectual Property or Licensed Intellectual Property, or modify such rights in a manner that the rights of the Group Companies are more limited, in each case, that is material to any business of the Group Companies; (iii) fail to diligently prosecute the patent applications owned by any of the Group Companies other than applications such Group Company, in the exercise of its good faith business judgment, has determined to abandon or amend; (iv) divulge, furnish or make accessible any material

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Trade Secrets constituting Owned Intellectual Property to any third Person (other than any Governmental Entity) who is not subject to a written agreement to maintain the confidentiality of such Trade Secrets, or (v) subject any Owned Software or Owned IP to Copyleft Terms; other than, in each of (i) through (iii), in the ordinary course of business;
(e)   except for transactions between or among the Group Companies: (i) split, combine or reclassify any capital stock or warrants, effect a recapitalization or issue or authorize the issuance of any Equity Interests or effect any similar change in capitalization; (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, capital stock or any other Equity Interests, as applicable, in any Group Company, except in connection with the termination or resignation of any employees, directors or officers of the Group Companies; (iii) declare, set aside or pay any dividend or make any other distribution; or (iv) issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other Equity Interests of the Group Companies, other than, for the avoidance of doubt and without limiting the first paragraph of this Section 7.1, any Permitted Transfer.
(f)   amend its Organizational Documents except in order to effect the Transactions or the other Transaction Agreements, or form or establish any Subsidiary;
(g)   (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire (by merging or consolidating with, purchasing any equity interest in or purchasing a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof;
(h)   dispose of rights under any Company Real Property Lease or sublease any Leased Real Property or portion thereof other than in the ordinary course of business;
(i)   sell, lease, license, sublicense, abandon, divest, transfer, cancel or knowingly permit to lapse or expire or dedicate to the public, or otherwise dispose of, tangible assets or properties, or agree to do any of the foregoing, other than, in each case, (i) in the ordinary course of business or (ii) with respect to damaged, worn-out, uneconomic or obsolete assets;
(j)   (i) issue or sell any debt securities or rights to acquire any debt securities or guarantee any debt securities of another Person; (ii) make, create any loans, advances or capital contributions to, or investments in, any Person other than any of the Group Companies, in each case, in the ordinary course of business; (iii) create, incur, assume, guarantee or otherwise become liable for, any Indebtedness except in the ordinary course of business, in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000); (iv) except in the ordinary course of business consistent with past practice, create any Liens on any material property or material assets of any of the Group Companies in connection with any Indebtedness thereof (other than Permitted Liens); (v) cancel or forgive any Indebtedness owed to any of the Group Companies; or (vi) payoff any of the Company Shareholder Loans.
(k)   make, incur or commit to make or incur, or authorize any capital expenditures other than capital expenditures consistent in the aggregate with the capital expenditure plan disclosed to SPAC;
(l)   other than any Transaction Litigation, commence, release, assign, compromise, settle or agree to settle any Legal Proceeding material to the Group Companies or their respective properties or assets, except in the ordinary course of business or where such Legal Proceedings are covered by insurance or involve only the payment of monetary damages in an amount less than One Hundred Thousand Dollars ($100,000) in the aggregate;
(m)   except in the ordinary course of business consistent with past practices: (i) modify or amend in a manner that is adverse to the applicable Group Company or terminate any Company Material Contract; (ii) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement (other than, for the avoidance of doubt and without limiting the first paragraph of this Section 7.1, any Market Access Agreement); or (iii) waive, delay the exercise of, release or assign any material rights or claims under any Company Material Contract;

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(n)   except as required by IFRS (or any interpretation thereof) or, for the avoidance of doubt and without limiting the first paragraph of this Section 7.1, Applicable Law, make any change in accounting methods, principles or practices;
(o)   except, for the avoidance of doubt and without limiting the first paragraph of this Section 7.1, as required by Applicable Law: (i) make, change or rescind any material Tax election; (ii) settle or compromise any Tax claim outside the ordinary course of business; (iii) change (or request to change) any method of accounting for Tax purposes; (iv) amend, modify, or change any filed Tax Return in a way that is material to any member of the Group Companies; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); (vi) knowingly surrender (or allow to expire) any claim for a material refund, offset or other reduction in Taxes; (vii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Applicable Law) with any Governmental Entity or any Tax Sharing Agreement or similar agreement (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes); or (viii) knowingly take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment; or (ix) file any Tax Return of the Company or its Subsidiaries in a manner that is materially inconsistent with the past practices of the Company or the relevant Subsidiary (or file any IRS Form 1120 Income Tax Return of or with respect to the Company or its Subsidiaries) without (1) giving SPAC an opportunity to review such Tax Return and (2) incorporating any reasonable comments provided by SPAC on such Tax Return;
(p)   authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of the Company;
(q)   subject to Section 7.1(a), enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners, stockholders or other Affiliates, other than payments or distributions relating to obligations in respect of arm’s-length commercial transactions pursuant to the agreements set forth on Schedule 7.1(q) of the Company Disclosure Letter as existing on the date of this Agreement;
(r)   engage in any new line of business or withdraw from any existing lines of business;
(s)   except, for the avoidance of doubt and without limiting the first paragraph of this Section 7.1, in connection with any Market Access Agreement: (i) limit the rights of any Group Company in any respect: (A) to engage in any line of business or in any geographic area; (B) to develop, market or sell products or services; or (C) to compete with any Person; or (ii) grant any exclusive or similar rights to any Person;
(t)   terminate or amend, in a manner materially detrimental to any Group Company, any insurance policy insuring the business of any Group Company;
(u)   incur or permit any Leakage, other than Permitted Leakage; or
(v)   agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 7.1(a) through (u) above.
Notwithstanding anything to the contrary herein, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, subject to Applicable Law, the Company shall reasonably consult with SPAC, and shall consider in good faith SPAC’s input, in respect of any matters brought to the board of directors of the Company for its approval and that could be material to the Group Companies following the Closing; provided that the Company shall not be required to consult with SPAC or provide to SPAC any information, or obtain consent from SPAC to do any of the actions described in Section 7.1(a) through (u) above, if and to the extent doing so could, upon the advice of outside counsel to the Company, reasonably be expected to (A) violate any Applicable Law to which the Company is subject, (B) result in the disclosure of any trade secrets of third parties in material breach of any Contract with such third-party or (C) violate any legally binding obligation of the Company with respect to confidentiality, non-disclosure or privacy or jeopardize protections afforded to the Company

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under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (C), the Company shall use reasonable best efforts to provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Applicable Law).
Section 7.2   Conduct of Business by SPAC.   During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, SPAC shall carry on in the ordinary course of business, except: (a) to the extent that the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (b) as required by Applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Entity) or as reasonably necessary or prudent in light of COVID-19 or COVID-19 Measures; or (c) as required or expressly permitted by this Agreement or the SPAC Disclosure Letter. Without limiting the generality of the foregoing, except as required or expressly permitted by the terms of this Agreement or the SPAC Disclosure Letter, or as required by Applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Entity) or as reasonably necessary or prudent in light of COVID-19 or COVID-19 Measures, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, SPAC shall not do any of the following:
(a)   declare, set aside or pay dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of, any capital stock or warrants or split, combine or reclassify any capital stock or warrants, effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any similar change in capitalization;
(b)   purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of SPAC except in connection with the SPAC Stockholder Redemptions;
(c)   except in connection with Permitted SPAC Working Capital Loans, grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock or equity securities or convertible or exchangeable securities or subscriptions, rights, warrants or options, or modify the rights, preferences or other terms applicable to any such shares of capital stock or equity securities or convertible or exchangeable securities or subscriptions, rights, warrants or options;
(d)   amend its Organizational Documents or form or establish any Subsidiary;
(e)   (i) merge, consolidate or combine with any other Person; or (ii) acquire or agree to acquire (by merging or consolidating with, purchasing any equity interest in or purchasing a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof;
(f)   (i) except in connection with Permitted SPAC Working Capital Loans, incur any Indebtedness; (ii) create any material Liens on any material property or assets of SPAC in connection with any Indebtedness thereof (other than Permitted Liens); (iii) cancel or forgive any Indebtedness owed to SPAC; or (iv) make, incur or commit to make or incur any capital expenditures;
(g)   other than any Transaction Litigation, commence, release, assign, compromise, settle or agree to settle any Legal Proceeding;
(h)   except as required by GAAP (or any interpretation thereof), Applicable Law, or SEC Guidance, make any change in accounting methods, principles or practices;
(i)   except in the ordinary course of business or as otherwise required by Applicable Law: (i) make, change or rescind any material Tax election; (ii) settle or compromise any Tax claim outside

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the ordinary course of business; (iii) change (or request to change) any method of accounting for Tax purposes; (iv) file any material amended Tax Return; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); (vi) knowingly surrender any claim for a material refund, offset or other reduction in Taxes; or (vii) knowingly take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;
(j)   (i) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of SPAC or (ii) liquidate, dissolve, reorganize or otherwise wind-up the business or operations of SPAC;
(k)   enter into or amend any agreement with, or pay, distribute or advance any assets or property to, or waive any provision or fail to enforce any provision with any agreement with, any of its officers, directors, employees, partners, stockholders or other Affiliates;
(l)   engage in any material new line of business;
(m)   amend the Warrant Agreement or any warrant certificate evidencing any SPAC Warrant;
(n)   amend the Trust Agreement or any other agreement related to the Trust Account; or
(o)   agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 7.2(a) through (n) above.
Section 7.3   No Control.   Nothing contained in this Agreement shall give any Party, directly or indirectly, any right to control or direct the operations of any other Party prior to the Closing. Prior to the Closing, each of the Parties shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.
Article VIII
Additional Agreements
Section 8.1   Registration Statement; Stockholder Meeting.
(a)   Registration Statement.
(i)   As promptly as practicable after the execution of this Agreement, (x) PubCo, SPAC and the Company shall jointly prepare and PubCo shall file with the SEC (at the sole cost and expense of the Company), mutually acceptable materials (such acceptance not to be unreasonably withheld, conditioned or delayed by either PubCo, SPAC or the Company, as applicable) which shall include the proxy statement of SPAC to be filed with the SEC as part of the Registration Statement, and be separately filed with the SEC by SPAC, and sent to the SPAC Stockholders relating to the SPAC Stockholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) PubCo shall prepare (with the Company’s and SPAC’s reasonable cooperation) and file with the SEC (at the sole cost and expense of the Company) the Registration Statement, in which the Proxy Statement will be included as a proxy statement/prospectus (the “Proxy Statement/Prospectus”), in connection with the registration under the Securities Act of the PubCo Shares to be exchanged for SPAC Class A Shares, and the PubCo Shares issuable upon exercise of the PubCo Warrants. Each of PubCo, SPAC and the Company shall use its reasonable best efforts (A) to cause the Registration Statement, including the Proxy Statement/Prospectus, to comply with the rules and regulations promulgated by the SEC, (B) to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and (C) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. PubCo also agrees to use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the Transactions, and each of SPAC and the Company shall furnish all information concerning itself and its equityholders as may be reasonably requested in connection with any such action. Each of the Parties agrees to furnish to the other Parties and their Representatives all information

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concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, including the Proxy Statement/Prospectus, any Current Reports on Form 8-K or 6-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of PubCo, SPAC or the Group Companies to any regulatory authority (including Nasdaq) in connection with the Transactions (the “Transaction Filings”). SPAC will cause the Proxy Statement to be mailed to the SPAC Stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act.
(ii)   PubCo will advise the Company and SPAC, reasonably promptly after PubCo receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the PubCo Shares for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. Each Party and its counsel shall be given a reasonable opportunity to review and comment on the Registration Statement, the Proxy Statement and any Transaction Filings each time before any such document is filed with the SEC, and the Party filing such document shall give reasonable and good faith consideration to any comments made by another Party and its counsel. Each Party shall provide the other Parties and their counsel with (A) any comments or other communications, whether written or oral, that it or its counsel may receive from time to time from the SEC or its staff with respect to the Registration Statement, the Proxy Statement or any Transaction Filings, in each case, promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of such Party to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given).
(iii)   If at any time prior to the Closing any information relating to PubCo, the Company, SPAC or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by PubCo, the Company or SPAC, which is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, so that neither the Registration Statement or the Proxy Statement would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Registration Statement or the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to SPAC Stockholders.
(b)   SPAC Stockholders’ Meeting.   SPAC shall, as promptly as practicable following the date the Registration Statement is declared effective by the SEC under the Securities Act, establish a record date for, duly call and give notice of, convene and hold a meeting of SPAC Stockholders (the “SPAC Stockholders’ Meeting”), in each case in accordance with SPAC’s Organizational Documents and Applicable Law, solely for the purpose of (i) providing SPAC Stockholders with the opportunity to redeem SPAC Class A Shares, (ii) obtaining all requisite approvals and authorizations from the SPAC Stockholders in connection with the Transactions (including the SPAC Stockholder Approval) at the SPAC Stockholders’ Meeting and (iii) related and customary procedural and administrative matters. Other than any Permitted SPAC Change in Recommendation, SPAC shall, through unanimous approval of its board of directors, recommend to the SPAC Stockholders the adoption and approval of the SPAC Transaction Proposals by the SPAC Stockholders (the “SPAC Board Recommendation”). SPAC shall use its reasonable best efforts to obtain such approvals and authorizations from the SPAC Stockholders at the SPAC Stockholders’ Meeting, including by soliciting proxies as promptly as practicable in accordance with Applicable Law for the purpose of seeking such approvals and authorizations from the SPAC Stockholders, and use its commercially reasonable efforts (without being obligated to pay any money, offer any economic accommodations or incur any obligation) to minimize redemptions of SPAC Class A Shares by SPAC Stockholders. Subject to the proviso in the following sentence, SPAC shall include the SPAC Board Recommendation in the Proxy Statement. The board of directors of SPAC shall not (and no committee or subgroup thereof shall) change, withdraw, withhold,

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qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the SPAC Board Recommendation (a “SPAC Change in Recommendation”); provided, that the board of directors of SPAC may make a SPAC Change in Recommendation prior to receipt of the SPAC Stockholder Approval if and to the extent it is required to do so by Applicable Law; provided, however, that for the avoidance of doubt, it is hereby clarified that the board of directors of SPAC shall not be entitled to exercise its rights to make a SPAC Change in Recommendation pursuant to this Section 8.1(b) as a result of an offer, proposal or inquiry relating to any merger, sale of ownership interests and/or assets, recapitalization or similar transaction involving SPAC (any SPAC Change in Recommendation in accordance with the foregoing provisos, “Permitted SPAC Change in Recommendation”). SPAC agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the SPAC Stockholders’ Meeting for the purpose of seeking approval from the SPAC Stockholders shall not be affected by any SPAC Change in Recommendation, and SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the SPAC Stockholders’ Meeting and submit for the approval of the SPAC Stockholders the matters contemplated by the Proxy Statement as contemplated by this Section 8.1(b), regardless of whether or not there shall have occurred any SPAC Change in Recommendation. Notwithstanding anything to the contrary contained in this Agreement, SPAC shall be entitled to postpone or adjourn the SPAC Stockholders’ Meeting: (i) to the extent required by Applicable Law, (ii) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of SPAC has determined in good faith is required by Applicable Law is disclosed to SPAC Stockholders with sufficient time prior to the SPAC Stockholders’ Meeting for SPAC Stockholders to consider the disclosures contained in such supplement or amendment; (iii) if, as of the time for which the SPAC Stockholders’ Meeting is scheduled (as set forth in the Proxy Statement or its supplement), there are insufficient SPAC Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the SPAC Stockholders’ Meeting; (iv) in order to solicit additional proxies from SPAC Stockholders for purposes of obtaining approval from the SPAC Stockholders or (v) to continue to attempt to satisfy all conditions to Closing; provided that, the SPAC Stockholders’ Meeting is held no later than three (3) Business Days prior to the Outside Date; provided, further, that in the event of a postponement or adjournment, the SPAC Stockholders’ Meeting shall be reconvened as promptly as practicable following such time as the matter causing the postponement or adjournment has been resolved. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall prohibit SPAC, its board of directors or any committee thereof from making any disclosure to its stockholders that is required by Applicable Law or if SPAC’s board of directors determines, in good faith, after consultation with outside counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law; provided that any such action that would otherwise constitute a SPAC Change in Recommendation shall be made only in compliance with the other provisions of this Section 8.1(b).
Section 8.2   Employee Matters
(a)   Equity Plan.   Within 90 days of the Effective Time, PubCo shall approve and adopt an incentive equity plan, based on (i) the recommendations of an independent compensation consultant engaged by PubCo and (ii) the terms and conditions agreed upon by PubCo’s board of directors.
(b)   No Third Party Beneficiaries.   Notwithstanding anything herein to the contrary, each of the Parties acknowledges and agrees that all provisions contained in this Section 8.2 are included for the sole benefit of PubCo, SPAC and the Company, and that nothing in this Agreement, whether express or implied (i) shall be construed to establish, amend or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of PubCo, SPAC, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third party beneficiary or other right of any kind or nature whatsoever.

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Section 8.3   Regulatory Approvals.   Each Party will promptly provide the other with copies of all substantive written communications (and memoranda setting forth the substance of all substantive oral communications) between each of them, any of their Affiliates and their respective agents, representatives and advisors, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions as appropriate. Without limiting the foregoing, PubCo, SPAC and the Company shall: (i) promptly inform the others of any substantive communication to or from any Governmental Entity regarding the Transactions; (ii) permit one another to review in advance any proposed substantive written communication to any such Governmental Entity and incorporate reasonable comments thereto; (iii) give the others prompt written notice of the commencement of any Legal Proceeding with respect to the Transactions; (iv) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Parties in advance and, to the extent permitted by such Governmental Entity, gives the other Parties the opportunity to attend; and (v) promptly furnish one another with copies of all correspondence, filings and written communications between such Party and their Affiliates and their respective agents, representatives and advisors, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions. The Company shall pay any filing fees required by Governmental Entities, including with respect to any registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions.
Section 8.4   Other Filings; Press Release.
(a)   As promptly as practicable after execution of this Agreement, SPAC will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved in advance in writing by the Company, which approval shall not be unreasonably withheld, conditioned or delayed.
(b)   Promptly after the execution of this Agreement, SPAC and the Company shall also issue a mutually agreed joint press release announcing the execution of this Agreement. Prior to Closing, the Company shall prepare a press release announcing the consummation of the Transactions hereunder, the form and substance of which SPAC shall review, comment on and approve (the “Closing Press Release”). Concurrently with the Closing, the Company shall issue the Closing Press Release.
Section 8.5   Financial Statements.   The Company shall provide SPAC (a) as promptly as practicable after the date of this Agreement (in any event, no later than June 15, 2022) the audited statement of financial position of the Company and the audited statements of profit or loss, comprehensive income, changes in equity and cash flows of the Company as of and for the periods ended December 31, 2020 and December 31, 2021, together with all related notes and scheduled thereto, and (b) as promptly as practicable after the date of determination of the necessity thereof, any other audited or unaudited statement of financial position of the Company and statements of profit or loss, comprehensive income, changes in equity and cash flows of the Company that are required to be included in the Form F-4 or the Proxy Statement/Prospectus. All financial statements referred to in the preceding sentence of this Section 8.5(i) will fairly present in all material respects the financial position of the Company as of the dates hereof, and the results of its operations, income (loss), shareholders’ equity and cash flows for the respective periods then ended (in the case of any unaudited interim financial statements, subject to normal year-end audit adjustments and the absence of footnotes), (ii) will be prepared in accordance with the IFRS applied on a consistent basis during the periods involved, (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the Public Company Accounting Oversight Board and contain an unqualified report of the Company’s auditor and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulations S-X or Regulation S-K, as applicable.)
Section 8.6   Confidentiality; Access to Information.
(a)   SPAC and the Company acknowledge that they are parties to the Confidentiality Agreement, the terms of which are incorporated herein by reference. In the event that this Section 8.6(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any other

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Transaction Agreement that contemplates the disclosure, use or provision of information or otherwise, then the Confidentiality Agreement shall govern and control to the extent of such conflict.
(b)   The Company Shareholder agrees that it shall be bound by the terms of the Confidentiality Agreement, as if it was the Company party thereto, and acknowledges that it is, and shall remain until Closing, subject to the terms of the Confidentiality Agreement, which are incorporated herein by reference.
(c)   Notwithstanding the foregoing, none of the Parties will make any public announcement or issue any public communication regarding this Agreement, any other Transaction Agreement or the Transactions or any matter related to the foregoing, without the prior written consent of (i) the Company, in the case of a public announcement by SPAC or its Affiliates, (ii) SPAC, in the case of a public announcement by the Company or its Affiliates and (iii) the Company and SPAC, in the case of a public announcement by PubCo (such consents, in each case, not to be unreasonably withheld, conditioned or delayed), except: (A) for routine disclosures to Governmental Entities made by the Company in the ordinary course of business; (B) for routine disclosures to Governmental Entities made by SPAC in the ordinary course of business; (C) if SPAC determines in good faith that such announcement or other communication is necessary or advisable in connection with any Permitted SPAC Change in Recommendation, in which case SPAC shall, to the extent permitted by Applicable Law, first allow such other Parties to review such announcement or communication and have the opportunity to comment thereon and SPAC shall consider such comments in good faith; (D) if such announcement or other communication is required by Applicable Law, in which case the disclosing Party shall, to the extent permitted by Applicable Law, first allow such other Parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; (E) if such announcement or other communication is made in connection with SPAC or the Company’s fundraising or other investment related activities, in each case, in connection with the Transactions, and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality to the disclosing Party; (F) to the extent such announcements or other communications are consistent with information previously disclosed in a public statement, press release or other communication previously approved or made in accordance with Section 8.4 or this Section 8.6(c); (G) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement; and (H) communications to employees of the Group Companies, and to customers and suppliers of the Group Companies for purposes of seeking any consents and approvals required in connection with the Transactions, and then only to the extent such communications are consistent with information previously disclosed in a public statement, press release or other communication previously approved or made in accordance with Section 8.4.
(d)   Subject to the Confidentiality Agreement, the Company will afford SPAC and its financial advisors, accountants, counsel and other representatives who have a need to know such information reasonable access during normal business hours, upon reasonable notice, to the books, records and personnel of the Group Companies during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Group Companies, as SPAC may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be (i) conducted in a manner not to unreasonably interfere with the businesses or operations of the Company and (ii) limited as required by the Company’s policies or Applicable Law in connection with COVID-19 (including any COVID-19 Measures). Subject to the Confidentiality Agreement, SPAC will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the books, records and personnel of SPAC during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of SPAC, as the Company may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be (i) conducted in a manner not to unreasonably interfere with the businesses or operations of SPAC and (ii) limited as required by SPAC’s policies or Applicable Law in connection with COVID-19 (including any COVID-19 Measures). Notwithstanding the foregoing, neither the

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Company nor SPAC, nor any of their respective Subsidiaries or Representatives, shall be required to provide, or cause to be provided to, the other party any information if and to the extent doing so would (A) violate any Applicable Law to which the Company or SPAC, as applicable, is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third-party, (C) violate any legally binding obligation of the Company or SPAC, as applicable, with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Company or SPAC, as applicable, under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company and SPAC shall each use reasonable best efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Applicable Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Applicable Law).
Section 8.7   Transfer Restriction.
The Company Shareholder hereby agrees not to, directly or indirectly, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, (i) sell, offer, transfer, exchange, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise) (collectively, “Transfer”), or enter into any Contract or option with respect to the Transfer of, any of the Company Shareholder’s Equity Interests of the Company or PubCo or the beneficial ownership (as defined in Section 13(d) of the Exchange Act) thereof, or (ii) take any action that would make any representation or warranty of the Company Shareholder contained herein untrue or incorrect as of the Closing Date or have the effect of preventing the Company Shareholder from performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer by the Company Shareholder as of the date of this Agreement of up to ten percent (10%) of the issued Company Ordinary Shares prior to the Closing Date (a “Permitted Transfer”, and the transferee in any Permitted Transfer, a “Permitted Transferee”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the Permitted Transferee agrees in a written joinder substantially in the form attached hereto as Exhibit E, to assume all of the obligations of the Company Shareholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 8.7 shall not relieve the Shareholder of its obligations under this Agreement. Any Transfer in violation of this Section 8.7 with respect to the Company Shareholder’s Equity Interests of the Company shall be null and void.
Section 8.8   Commercially Reasonable Efforts.
(a)   Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, as soon as practicable, the Merger, the Share Exchange and the other transactions contemplated by the Transaction Agreements to which it is a party. Each of the Parties agrees to use commercially reasonable efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VIII to be timely satisfied; and (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and third parties, and to make all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any). In furtherance and not in limitation of the foregoing, the Parties agree to make, within ten (10) Business Days of the Closing Date (or within such other earlier timeframe as required by Applicable Law), appropriate filings in connection with each of the Gaming Notifications.
(b)   Notwithstanding anything herein to the contrary, nothing in this Section 8.8 shall be deemed to require any Party to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required (unless such payment is required in accordance with the terms of the relevant Contract requiring such consent).
Section 8.9   No Claim Against Trust Account.   The Parties acknowledge that SPAC is a blank check company with the powers and privileges to effect a Business Combination. The Parties further acknowledges

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that, as described in the prospectus dated September 29, 2021 (the “Prospectus”), available at www.sec.gov, substantially all of SPAC’s assets consist of the cash proceeds of SPAC’s public offering and private placements of its securities and substantially all of those proceeds have been deposited in a trust account for the benefit of SPAC, certain of its public stockholders and the underwriters of SPAC’s initial public offering. The Parties acknowledge that they have been advised by SPAC that, except with respect to interest earned on the funds held in the Trust Account that may be released to SPAC to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if SPAC completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if SPAC fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to SPAC in limited amounts to permit SPAC to pay the costs and expenses of its liquidation and dissolution, and then to SPAC’s public stockholders; and (iii) if SPAC holds a stockholder vote to amend SPAC’s certificate of incorporation to modify the substance or timing of the obligation to redeem 100% of SPAC Shares if SPAC fails to complete a Business Combination within the allotted time period, then for the redemption of any SPAC Shares properly tendered in connection with such vote. For and in consideration of SPAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties (on behalf of themselves, their Affiliates and their respective Representatives) hereby irrevocably waive any right, title, interest or claim of any kind it has or may have in the future in or to the Trust Account, and agrees not to seek recourse against the Trust Account or any funds distributed therefrom regardless of whether such right, title interest or claim of any kind arises as a result of, in connection with or relating in any way to this Agreement, negotiations related to the Transactions or any other matter, and regardless of whether such claim arises based on Contract, tort, equity or any other theory of legal liability. Notwithstanding the foregoing, nothing herein shall serve to limit or prohibit the Parties’ right to pursue a claim against SPAC pursuant to this Agreement for legal relief against monies or other assets of SPAC held outside the Trust Account (other than distribution therefrom directly or indirectly to SPAC’s public stockholders), or for specific performance or other equitable relief in connection with the transactions contemplated in this Agreement and the other Transaction Agreements. Each Party agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC to induce SPAC to enter this Agreement, and each Party further intends and understands such waiver to be valid, binding and enforceable. This Section 8.9 shall survive the termination of this Agreement for any reason.
Section 8.10   Company and SPAC Securities Listings.
(a)   From the date hereof through the Closing, SPAC shall use its reasonable best efforts to ensure SPAC remains listed as a public company on, and for SPAC Class A Shares and SPAC Public Warrants (but, in the case of SPAC Public Warrants, only to the extent issued as of the date hereof) to be listed on, Nasdaq. Prior to the Closing Date, SPAC shall cooperate with the other Parties and use reasonable best efforts to take such actions as are reasonably necessary or advisable to cause the SPAC Class A Shares and SPAC Public Warrants to be delisted from Nasdaq and deregistered under the Exchange Act with such delisting and deregistration effective as soon as practicable following the Effective Time.
(b)   From the date hereof through the Closing, SPAC will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under Applicable Law.
(c)   PubCo will use its reasonable best efforts to cause: (i) PubCo’s initial listing application with Nasdaq in connection with the Transactions to have been approved; (ii) PubCo to satisfy all applicable initial listing requirements of Nasdaq; and (iii) the PubCo Shares to be issued and the SPAC Warrants to be assumed in accordance with this Agreement to be approved for listing on Nasdaq (and SPAC and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Closing.
Section 8.11   No Solicitation.
(a)   During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall not, and shall

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cause its Subsidiaries not to, and shall direct its employees, agents, officers, directors, representatives and advisors (collectively, “Representatives”) not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than SPAC and its agents, representatives and advisors) concerning (A) any financing, investment, merger, sale or purchase of ownership interests or assets, recapitalization, share exchange, or other business combination transaction, (B) sale of all or a material portion of the assets of the Company (whether by recapitalization or a similar transaction or otherwise) or (C) any underwritten public offering, direct listing, or other transaction intended to result in the listing of securities of the Company on any stock exchange other than as contemplated by this Agreement (each, a “Company Competing Transaction”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Company Competing Transaction; or (iii) commence, continue or renew any due diligence investigation regarding a Company Competing Transaction. In addition, the Company shall, and shall cause its Subsidiaries to, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Company Competing Transaction.
(b)   During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, SPAC shall not, and shall direct its Representatives not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than the Company and its Representatives) concerning any merger, purchase of ownership interests or assets of SPAC, recapitalization or other business combination transaction (each, a “SPAC Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a SPAC Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a SPAC Business Combination. SPAC shall, and shall cause its Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any SPAC Business Combination.
(c)   During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall promptly (and in no event later than 48 hours after becoming aware of such inquiry, proposal, offer or submission) notify SPAC if it or, to its Knowledge, any of its Representatives receives any inquiry, proposal, offer or submission with respect to a Company Competing Transaction (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement. If the Company or its Representatives receives an inquiry, proposal, offer or submission with respect to a Company Competing Transaction, the Company shall provide SPAC with a copy of such inquiry, proposal, offer or submission.
Section 8.12   Trust Account.   Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to Continental (which notice SPAC shall provide to Continental in accordance with the terms of the Trust Agreement); (a) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC: (i) shall cause the documents, opinions and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered; and (ii) shall use its reasonable best efforts to cause Continental to, and Continental thereupon shall be obligated to, (1) pay as and when due all amounts payable to the holders of SPAC Class A Shares pursuant to the SPAC Stockholder Redemptions, (2) pay any amounts payable by SPAC in connection with the Transactions (including the Closing Cash Consideration, if any), the consummation of SPAC’s initial public offering (including deferred underwriting fees) or otherwise, including tax obligations, and (3) pay all remaining amounts then available in the Trust Account to SPAC for immediate use, subject to this Agreement and the Trust Agreement; and (b) thereafter, the Trust Agreement shall terminate, except as otherwise provided therein.
Section 8.13   Directors’ and Officers’ Liability Insurance.
(a)   All rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers of SPAC (each, together with such person’s heirs, executors or administrators and the Sponsor, a “D&O Indemnified Party”), as provided in SPAC’s Organizational

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Documents or under any indemnification agreement such D&O Indemnified Parties may have with SPAC, in each case, as in effect as of immediately prior to the date of this Agreement, shall survive the Closing and shall continue in full force and effect for a period of six (6) years from the Closing Date. For a period of six (6) years from the Closing Date, PubCo shall, or shall cause the Surviving Company (or another Group Company at PubCo’s election), to indemnify the D&O Indemnified Party against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the SPAC would have been permitted under Applicable Law. PubCo shall, and shall cause the applicable Group Company to, not amend, repeal or otherwise modify any provisions of their Organizational Documents in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.
(b)   Prior to the Closing, SPAC shall purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director or officer of SPAC and the Company currently covered by a directors’ and officers’ liability insurance policy of SPAC or the Company, as the case may be, on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six-year period following the Closing. PubCo shall, and shall cause the Surviving Company to, maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Surviving Company, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 8.13(b).
(c)   On the Closing Date, PubCo shall enter into customary indemnification agreements reasonably satisfactory to the other Parties with the post-Closing directors of PubCo, which indemnification agreements shall continue to be effective following the Closing.
(d)   The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under SPAC’s Organizational Documents, any other indemnification arrangement, any Applicable Law or otherwise. The obligations of PubCo, SPAC and the Company under this Section 8.13 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 8.13 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 8.13.
(e)   If after the Closing, the Surviving Company or any of its successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, PubCo shall use reasonable best efforts to make proper provisions for the successors and assigns of such Group Company, as applicable, to assume the obligations set forth in this Section 8.13.
Section 8.14   Tax Matters.
(a)   The Parties intend that the Transactions, taken together, qualify for the Intended Tax Treatment. No Party shall take any action prior to the Closing, and PubCo shall use commercially reasonable efforts not to take any action or fail to take any action (and shall use commercially reasonable efforts to prevent any Group Company or its Affiliates from taking any action or failing to take any action) following the Closing, that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code or that would cause the Merger to fail to qualify as a Tax-deferred exchange under Section 351(a) of the Code or fail to qualify for the exception to Section 367(a) of the Code under Treasury Regulations Section 1.367(a)-3(c)(1); provided, that, Pubco shall not, and shall cause the Group Companies and its Affiliates not to, cause SPAC to be liquidated or ceasing to exist for U.S. federal income tax purposes after the Closing at a time or in a manner that

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would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code or that would cause the Merger to fail to qualify as a tax-deferred exchange under Section 351(a) of the Code or fail to qualify for the exception to Section 367(a) of the Code under Treasury Regulations Section 1.367(a)-3(c)(1). To the extent applicable, the Parties will prepare and file all Tax Returns consistently with the Intended Tax Treatment, including the filing of the statement required by Treasury Regulations Section 1.368-3 and including complying with the reporting requirements contained in Treasury Regulations Section 1.367(a)-3(c)(6), unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar U.S. state, local or non-U.S. Applicable Law) or a change in Applicable Law; provided, however, nothing in this Section 8.14(a) shall prevent any Party or any of their respective Affiliates or Representatives from settling, or require any of them to litigate, any challenge or other similar proceeding by any Governmental Entity with respect to the Intended Tax Treatment. Each Party agrees to use commercially reasonable efforts to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Entity.
(b)   The Parties hereto shall work together in good faith pursuant to such arrangements as may be mutually agreed to ensure PubCo shall not be treated as a domestic corporation under Section 7874 of the Code following the transactions contemplated hereby.
(c)   After Closing, (i) SPAC shall provide to SPAC shareholders, and (ii) PubCo shall provide to former SPAC shareholders, information that is reasonably required in order for such shareholders to make an election as contemplated by Section 1295 of the Code (and the Treasury Regulations promulgated thereunder) with respect to SPAC or PubCo for any year that SPAC or PubCo is considered a PFIC, including through provision of the Annual Information Statement described in Treasury Regulations Section 1.1295-1(g).
(d)   All transfer, documentary, sales, use, stamp, registration, excise, recording, registration, value added and similar Taxes and fees (including any penalties and interest, but excluding for the avoidance of doubt, any Taxes or fees based in whole or in part upon income, profits or gains) (“Transfer Taxes”) that become payable by the Company or SPAC in connection with or by reason of the execution of this Agreement or the Transactions shall be borne equally by the Company Shareholder and PubCo. The Company shall timely file any Tax Return or other document with respect to such Taxes or fees (and SPAC and the Company Shareholder shall reasonably cooperate with respect thereto as necessary). The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax.
(e)   If, in connection with the preparation and filing of the Registration Statement or the SEC’s review thereof, the SEC requests or requires that a tax opinion with respect to the U.S. federal income tax consequences of the Transactions be prepared and submitted, the Parties shall deliver to counsel customary Tax representation letters satisfactory to such counsel, dated and executed as of the date such relevant filing shall have been declared effective by the SEC and such other date(s) as determined to be reasonably necessary by such counsel in connection with the preparation and filing of such tax opinion. Notwithstanding anything to the contrary in this Agreement, neither SPAC nor its tax advisors are obligated to provide any opinion that the Transactions contemplated by this Agreement otherwise qualify for the Intended Tax Treatments (other than a customary opinion regarding the material accuracy of any disclosure regarding U.S. federal income tax considerations of such transactions included in the Proxy Statement/Registration Statement as may be required to satisfy applicable rules and regulations promulgated by the SEC). The Parties will work together in good faith to refine further the Transaction structure, solely to the extent consistent with the foregoing, to address, to the extent possible, material tax inefficiencies. For clarity, advisors to the SPAC will not be required to provide any tax opinion, nor will a tax opinion by any Party’s advisors be a condition precedent to the Transaction.
(f)   To the extent permitted by Applicable Law, each Party shall (and shall cause their Affiliates to) elect for all income Tax purposes to treat any taxable period that includes the Closing Date as ending at the end of the Closing Date and to treat all items for income Tax purposes with respect to such a taxable period as allocable based on an interim closing of the books on the Closing Date. Each Party shall take such steps as may be reasonably necessary to give effect to the foregoing.

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(g)   For all purposes under this Agreement (including the determination of Taxes relating to a taxable period ending on or prior to the Closing Date), in the case of any Straddle Period, the portion of such Tax which relates to the portion of such Straddle Period ending on the end of the Closing Date shall (x) in the case of property Taxes, ad valorem Taxes and other similar Taxes, the amount of the Tax for portion of the Straddle Period that is a Pre-Closing Period shall equal the amount of the Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the period ending on or prior to the Closing Date and the denominator of which the number of days in the entire Straddle Period; and (y) in the case of any other Taxes (including income, employment, or sales and use), the amount of the Tax for the portion of the Straddle Period that is a Pre-Closing Period shall equal the amount of such Tax that would have been payable had the relevant Person actually filed a separate Tax Return for the potion of the Straddle Period ending on the Closing Date (using, as applicable, a “closing of the books” methodology).
(h)   Unless otherwise requested by SPAC, the Company Shareholder shall cause all (1) Tax Sharing Agreements (other than customary commercial Contracts entered into in the ordinary course of business not primarily related to Taxes) with respect to or involving the any Group Company to be terminated prior to the Closing Date and (2) no Group Company to be bound thereby or have any rights, obligations or liability thereunder with respect to any taxable period.
Section 8.15   Section 16 Matters.   Prior to the Effective Time, SPAC shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the SPAC Shares that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 8.16   Takeover Statutes.   Each of the Company, PubCo, Merger Sub and SPAC and its respective board of directors shall (a) grant all such approvals and take all such actions as are reasonably necessary or appropriate so that no Takeover Law is or becomes applicable to this Agreement (including the Merger, the Share Exchange and the other Transactions) and (b) if any Takeover Law is or may become applicable to this Agreement (including the Merger, the Share Exchange and the other Transactions), grant all such approvals and take all such actions as are reasonably necessary or appropriate so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act reasonably to eliminate or minimize the effects of such Takeover Law on such transactions.
Section 8.17   Board of Directors.   The Parties shall ensure that effective immediately after the Closing (a) the board of directors of PubCo shall consist of five (5) members, (i) with SPAC being entitled to nominate and appoint two (2) members to be reasonably approved by the Company (of which at least one (1) member shall satisfy Nasdaq diversity requirements) and with the Company being entitled to nominate and appoint three (3) members in its sole discretion (one of which shall be Rodolfo Odoni who shall also be appointed Chairman of the board of directors of PubCo), and (ii) of which three (3) members will qualify as “independent directors” as defined in the Nasdaq Stock Market Rules.
Section 8.18   Warrant Agreement.   Immediately prior to the Effective Time, SPAC shall assign to PubCo and PubCo shall assume all of SPAC’s rights, interests, and obligations in and under the Warrant Agreement, and the Parties shall, to the extent required by the Warrant Agreement, cause the agent of the SPAC Warrants to enter into an assignment and assumption agreement reflecting such assignment and assumption of the SPAC Warrants by PubCo and other amendments to the Warrant Agreement as agreed between the Parties, the form of which is attached hereto as Exhibit D (the Warrant Agreement, as assigned, assumed, and amended, the “Assumed Warrant Agreement”).
Section 8.19   Transaction Litigation.   In the event that any shareholder litigation related to this Agreement or the other Transaction Agreements or the Transactions is brought or threatened in writing against a Party, or any of the respective members of their boards of directors, after the date of this Agreement and prior to the Closing (the “Transaction Litigation”), the Party subject to the Transaction Litigation shall promptly notify the other Parties in writing of any such Transaction Litigation and shall keep such other Parties reasonably informed with respect to the status thereof. The Party subject to the Transaction Litigation shall give the other Parties the opportunity to participate in the defense of any Transaction Litigation (at the other Parties’ own cost and expense) and keep the other Parties reasonably apprised of,

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and consult with such other Parties (and consider in good faith such Parties’ advice), with respect to, proposed strategy and any material decisions related thereto. No Party shall settle or agree to settle any Transaction Litigation without the other Parties’ prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).
Section 8.20   Certain Financial Information.   SPAC shall use reasonable best efforts (i) to provide, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of SPAC, PubCo with information of the SPAC that is required in PubCo’s timely preparation of any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement, Proxy Statement/Prospectus and any other filings to be made by PubCo with the SEC in connection with the Transactions and (ii) to use commercially reasonable efforts to obtain the consents of its auditors with respect to financial statements of SPAC to be included in the Registration Statement, Proxy Statement/Prospectus and any other filings to be made by the PubCo with the SEC.
Section 8.21   Disclosure of Certain Matters.   Each of the Parties will promptly provide the other Parties with prompt written notice of: (a) any event, development or condition that: (i) would reasonably be expected to cause any of the conditions set forth in Article VIII not to be satisfied; or (ii) would require any amendment or supplement to the Registration Statement; or (b) the receipt of notice from any Person alleging that the consent of such Person may be required in connection with the Transactions to the extent failure to obtain such consent would cause a Company Material Adverse Effect or SPAC Material Adverse Effect.
Section 8.22   Transaction Documents.   On the Closing Date (a) PubCo, the Sponsor and the Company Shareholder will enter into, and the Company Shareholder shall cause any of its Permitted Transferees to enter into and SPAC shall cause the other security holders identified therein to enter into, the Registration Rights Agreement and (b) PubCo, Sponsor and the Company Shareholder will enter into the Investors Agreement.
Section 8.23   Permitted SPAC Working Capital Loans.   Through the Closing, subject to obtaining the prior written consent of the Company (which shall not be unreasonably withheld, delayed or conditioned), SPAC shall be permitted to borrow funds from the Sponsor and SPAC’s officers and directors and any of their respective Affiliates to meet SPAC’s reasonable working capital requirements, with any such loans to be made on a non-interest bearing basis and convertible, at the option of lender, into SPAC Warrants immediately prior to the Effective Time at a price of $1.00 per SPAC Warrant (collectively “Permitted SPAC Working Capital Loans”).
Section 8.24   Restated Articles.   PubCo shall adopt the Restated Articles and such Restated Articles to be duly adopted by all necessary actions of the board of directors of PubCo, duly filed with Companies House prior to the Closing.
Section 8.25   Earnout Shares.
(a)   In the event that, during the one (1) year period following the Closing Date (the “First Earnout Period”), the VWAP per PubCo Share is greater than or equal to $12.00 for any twenty (20) trading days within any thirty (30) trading day period during the First Earnout Period, PubCo shall promptly (and in any event within five (5) Business Days of such twentieth (20th) trading day) issue or cause to be issued to the Company Shareholder an additional 1,470,588 PubCo Shares (“First Level Contingent Share Consideration”) for no additional consideration. Further, in the event that, during the eighteen (18) month period following the Closing Date (the “Second Earnout Period”), the VWAP per PubCo Share is greater than or equal to $15.00 for any twenty (20) trading days within any thirty (30) trading day period during the Second Earnout Period, PubCo shall promptly (and in any event within five (5) Business Days of such twentieth (20th) trading day) issue or cause to be issued to the Company Shareholder an additional 1,470,588 PubCo Shares (“Second Level Contingent Share Consideration”) for no additional consideration. Finally, in the event that, PubCo’s First Annualized Net Gaming Revenue is greater than $171,000,000 (the “Earnings Threshold”), PubCo shall, on the fifth (5th) Business Day after the date the condensed interim financial statements of PubCo for such calendar quarter (or if the Annualized Period corresponds to a fiscal year, the audited financial

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statements for such Annualized Period) have been finalized, issue or cause to be issued to the Company Shareholder an additional 1,470,588 PubCo Shares for each One Million Dollars ($1,000,000) of the First Annualized Gaming Revenue over the Earnings Threshold, up to a maximum of 6,862,745 PubCo Shares (such PubCo shares issued pursuant to this sentence, “Third Level Contingent Share Consideration”) for no additional consideration. For the avoidance of doubt, the Company Shareholder shall not be entitled to receive more than 9,803,921 PubCo Shares pursuant to this Section 8.25. Notwithstanding the foregoing, if, as of the end of the Business Day on which the Third Level Contingent Share Consideration is otherwise required to be issued under this Section 8.25(a), the closing price per PubCo Share on the Nasdaq or other primary stock exchange, as reported by Bloomberg, is less than $10.20 per PubCo Share, PubCo shall only be obligated to issue or cause to be issued to the Company Shareholder the Third-Level Contingent Share Consideration if the VWAP per PubCo Share is greater than or equal to $10.20 for any twenty (20) trading days within any thirty (30) trading day period during the following six (6) months period.
(b)   If a Change of Control of PubCo occurs during the First Earnout Period or Second Earnout Period that provides for a price per PubCo Share equal to or in excess of the Dollar threshold applicable to First Level Contingent Share Consideration or Second Level Contingent Share Consideration as specified in clause (a) above, then, immediately prior to the consummation of such Change of Control, to the extent not previously paid, PubCo shall issue or cause to be issued to the Company Shareholder the First Level Contingent Share Consideration and/or Second Level Contingent Share Consideration, as applicable, and the Third Level Contingent Share Consideration. For the purposes of this Agreement, a “Change of Control” shall be deemed to occur with respect to PubCo upon:
(i)   a sale, lease, license or other disposition, in a single transaction or a series of related transactions, of fifty percent (50%) or more of the assets of PubCo and its direct or indirect Subsidiaries, taken as a whole, to a Person other than the Company Shareholder or any of its Affiliates;
(ii)   a takeover, scheme of arrangement, merger, consolidation or other business combination of PubCo resulting in any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than the Company Shareholder or any of its Affiliates, acquiring at least fifty percent (50%) of the combined voting power of the then outstanding securities of PubCo or the surviving Person outstanding immediately after such combination; or
(iii)   any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than the Company Shareholder or any of its Affiliates, obtaining beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the voting stock of PubCo representing more than fifty percent (50%) of the voting power of the capital stock of PubCo entitled to vote for the election of directors of PubCo.
(c)   The First Level Contingent Share Consideration, Second Level Contingent Share Consideration and Third Level Contingent Share Consideration and the Dollar threshold applicable to First Level Contingent Share Consideration or Second Level Contingent Share Consideration as specified in clause (a) above shall be adjusted to reflect appropriately the effect of any share split, split-up, reverse share split, bonus share issuance or share distribution (including any dividend or distribution of securities convertible into PubCo Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to PubCo Shares occurring on or after the date hereof and prior to the time such consideration is delivered to the Company Shareholder.
(d)   PubCo shall, at all times, maintain sufficient authority to permit PubCo to satisfy its issuance obligations set forth in Section 8.25(a) and shall take all actions required to maintain such authority.
(e)   The right of the Company Shareholder to receive any portion of the Earnout Consideration: (i) does not give the Company Shareholder dividend rights, voting rights, liquidation rights, preemptive rights or other rights of shareholders of PubCo or any ownership rights in the assets of PubCo;

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(ii) shall not be evidenced by a certificate or other instrument; (iii) shall not be assignable or otherwise transferable by the Company Shareholder, except (A) pursuant to an Order or (B) without consideration in connection with the dissolution, liquidation or termination of the Company Shareholder; provided, that any such transferee(s) shall be bound by the terms of this Section 8.25; (iv) shall not accrue or pay interest on any portion thereof; and (v) does not represent any right other than the contingent right to receive the consideration set forth in this Section 8.25. Any attempted transfer of the right to any Earnout Consideration (other than as specifically permitted by the immediately preceding sentence) shall be null and void.
Section 8.26   Assumption of Company Shareholder Loans.   The Parties acknowledge and agree that the Company Shareholder has, and may prior to the Closing, extend non-interest bearing loans up to $15 million in the aggregate to the Company or any of its Subsidiaries for the sole purposes of financing all or any portion of the access fees, license fees, advisory fees or any other fees, charges or expenses incurred under or in connection with any Market Access Agreement to which the Company or any of its Subsidiaries is a party, in each case, accompanied by documentary evidence to SPAC demonstrating the making of each such loan (the “Company Shareholder Loans”). At the Closing, such Company Shareholder Loans shall be novated to PubCo and PubCo shall assume and become responsible for any and all unpaid obligations of the Company with respect to the principal amount of the Company Shareholder Loans, and PubCo shall issue to the Company Shareholder an interest-bearing promissory note in the form attached hereto as Exhibit F in a principal amount equal to the lower of (i) the aggregate principal amount of all Company Shareholder Loans outstanding as of the Closing Date and (ii) $15 million (the “Promissory Note”).
Section 8.27   PubCo Share Issuance Mechanics.   The Parties acknowledge and agree that this Agreement will be amended prior to the Effective Time to reflect the appropriate mechanics for the issuance of PubCo Shares in connection with the Closing, including the engagement of a nominee to facilitate the transfer of such PubCo Shares via depositary receipts.
Section 8.28   Termination of Affiliate Agreements.   The Company and the Company Shareholder hereby agree that, except as disclosed on Schedule 8.28 of the Company Disclosure Letter, all Affiliate Agreements shall be terminated effective on or immediately prior to the Closing, and thereupon shall be of no further force or effect, and none of the Company, the Company Shareholder nor any of their respective Affiliates shall have any further rights, duties, liabilities or obligations thereunder following the Closing. Effective immediately upon the Closing, the Company Stockholder, on behalf of itself and its Affiliates and their respective Representatives, and each of their respective successors and assigns (the Company Stockholders, together with each of the foregoing persons, the “Stockholder Releasor”), hereby irrevocably releases, waives, acquits and forever discharges, to the fullest extent permitted by Applicable Law, each of the Group Companies, and each of their respective present and future subsidiaries, Affiliates, Representatives, direct and indirect equity holders, parent companies, managers, officers, directors and employees (each, a “Company Releasee”) of, from and against any and all Legal Proceedings, rights, claims and causes of action arising on or prior to the Closing (collectively, “Stockholder Claims”); provided, that nothing contained in this paragraph shall extend to any claims, rights, or causes of action in connection with (i) any rights to enforce this Agreement or any other Transaction Agreements and (ii) any employment agreement for individuals continuing to be employed by PubCo or any of its Subsidiaries following the Closing. Each Stockholder Releasor agrees not to, and agrees to cause its equity holders, Subsidiaries, Affiliates and Representatives, and each of their respective successors and assigns, not to, assert any Stockholder Claim against any of the Company Releasees that is released pursuant to this Section 8.28 and shall bear any legal fees and other costs incurred by any Company Releasee in defending or handling any such Stockholder Claim brought by such Stockholder Releasor. This release is intended to be a complete and general release with respect to the Stockholder Claims, and specifically includes claims that are known, unknown, fixed, contingent or conditional arising on or prior to the Closing. Company Stockholder acknowledges that SPAC has relied on the waiver and release provided in this Section 8.28 in connection with entering into this Agreement and that this Section 8.28 is intended for the benefit of, and to grant third-party beneficiary rights to, each Stockholder Releasor to enforce this Section 8.28. The Company Shareholder agrees to perform, execute, and deliver, and cause each Stockholder Releasor to perform, execute and deliver, all such further acts, assurances and legal instruments required to effectuate the intent and accomplish the purposes of this Section 8.28.

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Article IX
Conditions to the Transactions
Section 9.1   Conditions to Obligations of Each Party’s Obligations.   The respective obligations of each Party to this Agreement to effect the Merger, the Share Exchange and the other Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived, to the extent permitted by Applicable Law, in writing, by all of the Parties:
(a)   The SPAC Stockholder Approval shall have been obtained.
(b)   No provision of any Applicable Law prohibiting, enjoining or making illegal the consummation of the Transactions shall be in effect and no temporary, preliminary or permanent restraining Order prohibiting, enjoining or making illegal the consummation of the Transactions will be in effect.
(c)   The PubCo Shares to be issued to holders of SPAC Class A Shares in accordance with this Agreement shall be approved for listing upon the Closing on Nasdaq, subject only to official notice of issuance.
(d)   The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.
Section 9.2   Additional Conditions to Obligations of the Company, PubCo and Merger Sub.   The obligations of the Company, PubCo and Merger Sub to consummate, or cause to be consummated, and effect the Merger, the Share Exchange and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, to the extent permitted by Applicable Law, in writing, exclusively by the Company:
(a)   (i) The Fundamental Representations of SPAC shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation contain herein) on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (ii) all other representations and warranties of SPAC set forth in Article V hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation contained herein) on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of SPAC to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a SPAC Material Adverse Effect.
(b)   SPAC shall have performed all agreements and covenants required by this Agreement and the Sponsor Support Agreement to be performed by it on or prior to the Closing Date, in each case in all material respects.
(c)   No change, event, state of facts, development or occurrence shall have occurred since the date of this Agreement, that, individually or in the aggregate with all other changes, events, state of facts, developments or occurrences, has had or would reasonably be expected to have a SPAC Material Adverse Effect that is continuing.
(d)   SPAC shall have delivered, or caused to be delivered, a certificate, signed by an executive officer of SPAC and dated as of the Closing Date, certifying as to the matters set forth in Section 9.2(a), Section 9.2(b) and Section 9.2(c) to the Company.
(e)   SPAC shall have delivered, or caused to be delivered, (i) an executed resignation letter from each director and officer of SPAC and (ii) a copy of the Certificate of Merger, duly executed by SPAC and Merger Sub.

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(f)   SPAC shall have delivered to the Company, in form and substance reasonably satisfactory to the Company, a certificate on behalf of the SPAC, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3) certifying that no interest in SPAC is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).
(g)   The Gross Closing Proceeds shall equal or exceed Fifty Million Dollars ($50,000,000.00).
Section 9.3   Additional Conditions to the Obligations of SPAC.   The obligations of SPAC to consummate and effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, to the extent permitted by Applicable Law, in writing, exclusively by SPAC:
(a)   (i) The Fundamental Representations of the Company, PubCo, Merger Sub and the Company Shareholder shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or any similar limitation contain herein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) all other representations and warranties of the Company, PubCo, Merger Sub and the Company Shareholder set forth in Article IV or Article VI (other than the representations and warranties set forth in Section 4.9(b)) hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained herein) on and as of the date of this Agreement and on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of the Company, PubCo, Merger Sub and the Company Shareholder to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; and (iii) the representation and warranty set forth in Section 4.9(b)) shall be true and correct as of the date of this Agreement.
(b)   The Company, PubCo, Merger Sub and the Company Shareholder shall have performed all agreements and covenants required by this Agreement to be performed by it at or prior to the Closing Date, in each case, in all material respects.
(c)   No change, event, state of facts, development or occurrence shall have occurred since the date of this Agreement, that, individually or in the aggregate with all other changes, events, state of facts, developments or occurrences, has had or would reasonably be expected to have a Company Material Adverse Effect that is continuing.
(d)   The Company shall have delivered, or caused to be delivered, a certificate, signed by an executive officer of the Company and dated as of the Closing Date, certifying as to the matters set forth in Section 9.3(a), Section 9.3(b) and Section 9.3(c).
(e)   The Company shall have delivered to SPAC, in form and substance reasonably satisfactory to SPAC, a certificate on behalf of PubCo and the Company, dated no more than thirty (30) days prior to the Closing Date, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in PubCo or the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).
(f)   The SPAC Warrants to be assumed by PubCo in accordance with this Agreement shall be approved for listing upon the Closing on Nasdaq, subject only to official notice of issuance.

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(g)   Merger Sub shall have delivered, or caused to be delivered, a copy of the Certificate of Merger duly executed by SPAC and Merger Sub.
Article X
No Survival
Section 10.1   No Survival.   None of the representations, warranties or covenants or agreements that contemplate the performance prior to the Closing in this Agreement or in any document or instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 10.1 nor anything else in this Agreement to the contrary shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part at, as of or after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) any claim against any Person with respect to actual and intentional common law fraud in the making of the representations and warranties by such Person in Article IV, Article V, or Article VI as applicable.
Article XI
Termination
Section 11.1   Termination.   This Agreement may be terminated at any time prior to the Closing:
(a)   by mutual written agreement of SPAC and the Company at any time;
(b)   by either SPAC or the Company if the Transactions shall not have been consummated by the nine month anniversary of the date of this Agreement (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or principally resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;
(c)   by either SPAC or the Company if a Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, which Order or other action is final and nonappealable;
(d)   by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement or the Sponsor Support Agreement on the part of SPAC or if any representation or warranty of SPAC shall have become untrue, in either case such that the conditions set forth in Section 9.2(a) or (b) would not be satisfied; provided, that if such breach by SPAC is curable by SPAC prior to the Closing, then the Company must first provide written notice of such breach and may not terminate this Agreement under this Section 11.1(d) until the earlier of: (i) 30 days after delivery of written notice from the Company to SPAC of such breach; and (ii) the Outside Date; provided, further, that SPAC continues to exercise reasonable best efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 11.1(d) if: (A) the Company, PubCo or Merger Sub shall have breached this Agreement such that the conditions set forth in Section 9.3(a) or (b) would not be satisfied and such breach has not been cured; or (B) such breach by SPAC is cured prior to the expiration of the applicable cure period such that, assuming that the date of such cure is the Closing Date, the applicable conditions set forth in Section 9.2(a) or (b) would be satisfied);
(e)   by SPAC, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company, PubCo, Merger Sub or the Company Shareholder or if any representation or warranty of the Company, PubCo, the Merger Sub or the Company Shareholder shall have become untrue, in either case such that the conditions set forth in Section 9.3(a) or (b) would not be satisfied; provided, that if such breach is curable by the Company, PubCo, Merger Sub or the Company Shareholder prior to the Closing, then SPAC must first provide written notice of such breach and may not terminate this Agreement under this Section 11.1(e) until the earlier of: (i) 30 days

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after delivery of written notice from SPAC to the breaching Party of such breach; and (ii) the Outside Date; provided, further, that the breaching Party continues to exercise reasonable best efforts to cure such breach (it being understood that SPAC may not terminate this Agreement pursuant to this Section 11.1(e) if: (A) SPAC shall have breached this Agreement such that the conditions set forth in Section 9.2(a) or (b) would not be satisfied and such breach has not been cured; or (B) such breach by the Company, PubCo or Merger Sub is cured prior to the expiration of the applicable cure period such that, assuming that the date of such cure is the Closing Date, the applicable conditions set forth in Section 9.3(a) or (b) would be satisfied);
(f)   by either SPAC or the Company, if, at the SPAC Stockholders’ Meeting (including any adjournments thereof), the SPAC Transaction Proposals are not duly adopted by the SPAC Stockholders by the requisite vote under the Applicable Law and SPAC’s Organizational Documents;
(g)   by the Company, if the board of directors of SPAC or any committee thereof makes a SPAC Change in Recommendation; or
(h)   by the Company, if the anticipated Gross Closing Proceeds of SPAC (as reasonably determined by the Company based on the SPAC Financing Certificate) are less than Fifty Million Dollars ($50,000,000.00).
Section 11.2   Notice of Termination; Effect of Termination.
(a)   Any termination of this Agreement under Section 11.1 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.
(b)   In the event of the termination of this Agreement as provided in Section 11.1, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except that (i) Section 8.6, Section 8.9 and this Section 11.2, Article XII and the Confidentiality Agreement shall survive the termination of this Agreement; and (ii) nothing herein shall relieve any Party from liability for any Willful Breach of this Agreement or intentional fraud in the making of the representations and warranties in this Agreement.
Article XII
General Provisions
Section 12.1   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date sent, if sent by email, to the addresses below; or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:
if to SPAC to:
Artemis Strategic Investment Corporation
3310 East Corona Avenue
Phoenix, Arizona 85040
Attention:
Thomas J. Granite

Email:
tgranite@artemisspac.com

with copies to (which shall not constitute notice) to:
White & Case LLC
1221 Avenue of the Americas
New York, New York 10020
Attention:
James Hu; Gary Kashar; Elliott Smith

Email:
james.hu@whitecase.com; gkashar@whitecase.com; elliott.smith@whitecase.com

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if to the Company, PubCo or Merger Sub to:
Logflex MT Holding Limited
170, Pater House
Level 1 (suite A191) Psaila Street
Birkirkara, BKR 9077
Malta
Attention:
George Athanasopoulos

Email:
georgea@novibet.com

with copies (which shall not constitute notice) to:
Harris Beach PLLC
Larkin at Exchange
726 Exchange Street, Suite 1000
Buffalo, New York 14210
Attention:
Rajat R. Shah

Email:
rshah@HarrisBeach.com

if to the Company Shareholder to:
Komisium Limited
Metochiou, 73
Mezzanine
2407, Nicosia, Cyprus
Attention:
Rodolfo Odoni

Email:
rfo@novibet.com

with copies (which shall not constitute notice) to:
Harris Beach PLLC
Larkin at Exchange
726 Exchange Street, Suite 1000
Buffalo, New York 14210
Attention:
Rajat R. Shah

Email:
rshah@HarrisBeach.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.
Section 12.2   Interpretation.   The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit, Schedule or Annex such reference shall be to an Exhibit, Schedule or Annex to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “made available” mean that the subject documents or other materials were posted to the electronic data site maintained by the Company in connection with the Transactions or otherwise provided to the applicable Party or its Representatives in electronic form, in each case, at least two (2) days prior to the date of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to

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the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to statutes shall include all regulations promulgated thereunder. References to a particular statute, rule or regulation shall include any predecessor or successor statute, rule or regulation, in each case as amended or otherwise modified from time to time. References to a particular security shall be deemed to also refer to any security or securities issued in substitution or exchange thereof. All references to currency amounts in this Agreement shall mean United States Dollars. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. References to a Person are also to its successors and permitted assigns.
Section 12.3   Counterparts; Electronic Delivery.   This Agreement, the other Transaction Agreements and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.
Section 12.4   Entire Agreement.   This Agreement, the other Transaction Agreements and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules hereto constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.
Section 12.5   Third Party Beneficiaries.   This Agreement, the other Transaction Agreements and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules hereto, other than as set forth in Section 8.13, Section 8.28 and Section 12.15 (which, in each case, will be for the benefit of the Persons named therein), are not intended to confer upon any other Person other than the Parties any rights or remedies.
Section 12.6   Severability.   In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Applicable Law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.
Section 12.7   Other Remedies; Specific Performance.   Except as otherwise provided herein, prior to the Closing or valid termination of this Agreement, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it would be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not

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diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.
Section 12.8   Governing Law.   This Agreement and the consummation the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the laws of the State of Delaware without the application of principles of conflicts of law that would result in the application of the laws of another jurisdiction.
Section 12.9   Consent to Jurisdiction; Waiver of Jury Trial.
(a)   Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware, or if such court declines jurisdiction, then to any federal court located in Wilmington, Delaware and, in either case, any appellate court therefrom in connection with any matter based upon or arising out of this Agreement, the other Transaction Agreements and the consummation of the Transactions, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Person and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Each Party and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (i) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (ii) such Legal Proceeding may not be brought or is not maintainable in such court; (iii) such Person’s property is exempt or immune from execution; (iv) such Legal Proceeding is brought in an inconvenient forum; or (v) the venue of such Legal Proceeding is improper. Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 12.1. Notwithstanding the foregoing in this Section 12.9, any Party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.
(b)   TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

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Section 12.10   Rules of Construction.   Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
Section 12.11   Expenses.   On the Closing Date, SPAC shall pay or cause to be paid (or reimburse the applicable Party for), by wire transfer of immediately available funds from the Trust Account, (i) all Artemis Transaction Expenses, as set forth on a written statement to be delivered to the Company not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, and (ii) all Company Transaction Expenses, as set forth on a written statement to be delivered to SPAC not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof. In the event the Transactions are not consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the other Transaction Agreements and the consummation of the Transactions.
Section 12.12   Assignment.   No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 12.12, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.
Section 12.13   Amendment.   This Agreement may be amended at any time by execution of an instrument in writing signed on behalf of each of the Parties.
Section 12.14   Extension; Waiver.   At any time prior to the Closing, the Parties may, to the extent not prohibited by Applicable Law: (a) extend the time for the performance of any of the obligations or other acts of another Party; (b) waive any inaccuracies in the representations and warranties made to another Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. In the event any provision of any of the other Transaction Agreement in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.
Section 12.15   No Recourse.   Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Legal Proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as Parties to this Agreement, and no related party of a Party shall have any liability for any liabilities or obligations of the Parties for any Legal Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. No Party shall have any right of recovery in respect hereof against any related party of a Party and no personal liability shall attach to any related party of a Party through such Party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Applicable Law or otherwise. The provisions of this Section 12.15 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each related party of a Party, each of whom is an intended third-party beneficiary of this Section 12.15.
Section 12.16   Legal Representation.   SPAC, PubCo and the Company hereby agree on behalf of their respective directors, members, partners, officers, employees and Affiliates (including after the Closing, the Surviving Company), and each of their respective, Affiliates, successors and assigns (all such parties, the “Waiving Parties”), that, in the event a dispute with respect to the Transaction Agreements or the Transactions arises after the Closing between or among (a) SPAC Stockholders or any of their respective directors, members, partners, officers, employees or Affiliates (other than PubCo or any of its Subsidiaries) (collectively, the “SPAC Group”), on the one hand, and (b) PubCo and/or any of its Subsidiaries, on the

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other hand, that White & Case, LLP (or any successor) may represent the SPAC Group, notwithstanding its representation (or any continued representation) of SPAC or other Waiving Parties, and each of SPAC, PubCo and the Company on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Each of SPAC, PubCo and the Company, for itself and the Waiving Parties, hereby further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, any Transaction Agreements or the Transactions contemplated or thereby) between or among SPAC and/or any other member of the SPAC Group, on the one hand, and White & Case, LLP (or any successor), on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the SPAC Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with SPAC or another member of the SPAC Group under a common interest agreement shall remain the privileged communications or information of the Surviving Company following the Closing.
Section 12.17   Disclosure Letters and Exhibits.   The Company Disclosure Letter and the SPAC Disclosure Letter shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular provision set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the Company Disclosure Letter or the SPAC Disclosure Letter, as applicable; or (b) it is reasonably apparent on the face of such disclosure that such information would qualify another provision in this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter or the SPAC Disclosure Letter, as applicable, is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter or the SPAC Disclosure Letter, as applicable, in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in Company Disclosure Letter or the SPAC Disclosure Letter, as applicable, is or is not material for purposes of this Agreement. The inclusion of any item in the Company Disclosure Letter or the SPAC Disclosure Letter shall not be deemed to constitute an acknowledgment by the Company or SPAC, as applicable, that the matter is required to be disclosed by the terms of this Agreement, nor shall such disclosure be deemed (a) an admission of any breach or violation of any Contract or Applicable Law, (b) an admission of any liability or obligation to any third party, or (c) to establish a standard of materiality. The disclosure of any items or information that is not required by this Agreement to be so included is solely for informational purposes and the convenience of the Company or SPAC, as applicable. In addition, under no circumstances shall the disclosure of any matter in the Company Disclosure Letter or the SPAC Disclosure Letter, where a representation or warranty of the Company or SPAC, as applicable, is limited or qualified by the materiality of the matters to which the representation or warranty is given or by Company Material Adverse Effect or SPAC Material Adverse Effect, imply that any other undisclosed matter having a greater value or other significance is material or would have a Company Material Adverse Effect or SPAC Material Adverse Effect, as applicable. Neither the Company or SPAC shall be prejudiced in any manner whatsoever, and no presumptions shall be created, by virtue of the disclosure of any matter in the Company Disclosure Letter or SPAC Disclosure Letter, which otherwise is not required to be disclosed by this Agreement.

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Article XIII
Defined Terms
Section 13.1   Defined Terms. Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:
“Affiliate”	Section 13.2
“Affiliate Agreements”	Section 4.19
“Agreement”	Preamble
“Assumed Warrant Agreement”	Section 8.18
“Applicable Gaming Law”	Section 13.2
“Applicable Law”	Section 13.2
“Approvals”	Section 4.6(c)
“Artemis Transaction Expenses”	Section 13.2
“Audited Financial Statements”	Section 4.7(a)
“Barclays”	Section 5.22
“Benefit Plans”	Section 13.2
“Business Combination”	Section 5.10
“Business Day”	Section 13.2
“Certificate of Merger”	Section 2.2
“Change of Control”	Section 8.25(b)
“Closing”	Section 1.1
“Closing Cash Consideration”	Section 13.2
“Closing Press Release”	Section 8.4(b)
“Closing Date”	Section 1.1
“Closing Share Consideration”	Section 13.2
“Closing Share Value”	Section 13.2
“Code”	Section 13.2
“Company”	Preamble
“Company Benefit Plan”	Section 4.11(a)
“Company Competing Transaction”	Section 8.11(a)
“Company Disclosure Letter”	Article IV
“Company IT Systems”	Section 13.2
“Company Material Adverse Effect”	Section 13.2
“Company Material Contract”	Section 4.17(a)
“Company Ordinary Shares”	Section 13.2
“Company Real Property Leases”	Section 4.13(b)
“Company Shareholder”	Section 13.2
“Company Shareholder Loans”	Section 8.26
“Company Subsidiaries”	Section 4.2(a)
“Company Transaction Expense”	Section 13.2
“Confidentiality Agreement”	Section 13.2
“Continental”	Section 5.14(a)
“Contract”	Section 13.2
“Copyleft Terms”	Section 13.2

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“COVID-19”	Section 13.2
“COVID-19 Measures”	Section 13.2
“D&O Indemnified Party”	Section 8.13(a)
“D&O Tail”	Section 8.13(b)
“DGCL”	Recitals
“Dollars”	Section 13.2
“Earnings Threshold”	Section 8.25(a)
“Earnout Consideration”	Section 13.2
“Effective Time”	Section 2.2
“Emergency Action”	Section 13.2
“Equity Interests”	Section 4.3(b)
“ERISA”	Section 13.2
“Exchange Act”	Section 13.2
“Exchange Agent”	Section 1.2(a)
“Exchange Agent Agreement”	Section 1.2(a)
“Excluded SPAC Share”	Section 2.6(e)
“Financial Statements”	Section 4.7(a)
“First Annualized Net Gaming Revenue”	Section 13.2
“First Earnout Period”	Section 8.25(a)
“First Level Contingent Share Consideration”	Section 8.25(a)
“Foreign Plan”	Section 13.2
“Fundamental Representations”	Section 13.2
“Future PIPE Investment”	Section 13.2
“GAAP”	Section 13.2
“Gaming License”	Section 13.2
“Gaming Notifications”	Section 13.2
“Gaming Regulatory Authority”	Section 13.2
“Governmental Entity”	Section 13.2
“Gross Closing Proceeds”	Section 13.2
“Group Companies”	Section 13.2
“IFRS”	Section 13.2
“Indebtedness”	Section 13.2
“Insurance Policies”	Section 4.18
“Intellectual Property”	Section 13.2
“Intended Tax Treatment”	Recitals
“intentional fraud”	Section 13.2
“Interim Financial Statements”	Section 4.7(a)
“Investment Company Act”	Section 13.2
“Investors Agreement”	Recitals
“IP Contract”	Section 13.2
“JOBS Act”	Section 13.2
“Knowledge”	Section 13.2
“Leakage”	Section 13.2
“Leased Real Property”	Section 4.13(b)

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“Legal Proceeding”	Section 13.2
“Liability”	Section 13.2
“Licensed Intellectual Property”	Section 13.2
“Lien”	Section 13.2
“Market Access Agreement”	Section 13.2
“Merger”	Recitals
“Merger Consideration”	Section 2.6(a)
“Merger Sub”	Preamble
“Merger Sub Stockholder Approval”	Recitals
“Merger Sub Shares”	Section 2.6(c)
“Nasdaq”	Section 13.2
“Net Gaming Revenue”	Section 13.2
“OFAC”	Section 13.2
“Order”	Section 13.2
“Organizational Documents”	Section 13.2
“Outside Date”	Section 11.1(b)
“Owned Intellectual Property”	Section 13.2
“Owned Software”	Section 13.2
“Party,” “Parties”	Preamble
“Patents”	Section 13.2
“Permitted Leakage”	Section 13.2
“Permitted Lien”	Section 13.2
“Permitted SPAC Change in Recommendation”	Section 8.1(b)
“Permitted SPAC Working Capital Loans”	Section 8.23
“Person”	Section 13.2
“Personal Information”	Section 13.2
“Personal Information Breach”	Section 4.16(c)
“Privacy Laws”	Section 13.2
“Processing,” “Process” and “Processed”	Section 13.2
“Processor”	Section 13.2
“Promissory Note”	Section 8.26
“Proxy Statement”	Section 8.1(a)(i)
“Proxy Statement/Prospectus”	Section 8.1(a)(i)
“PubCo”	Preamble
“PubCo Shares”	Section 13.2
“PubCo Warrants”	Section 13.2
“Publicly Available Software”	Section 13.2
“Registered Intellectual Property”	Section 4.15(a)
“Registration Rights Agreement”	Recitals
“Registration Statement”	Section 13.2
“Remedies Exception”	Section 4.4
“Representatives”	Section 8.11(a)
“Restated Articles”	Recitals
“SEC”	Section 13.2

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“SEC Guidance”	Section 5.7(a)
“Second Earnout Period”	Section 8.25(a)
“Second Level Contingent Share Consideration”	Section 8.25(a)
“Securities Act”	Section 13.2
“Self-Help Code”	Section 13.2
“Share Exchange”	Recitals
“Software”	Section 13.2
“SPAC”	Preamble
“SPAC A&R Certificate of Incorporation”	Section 13.2
“SPAC Anchor Investor Warrants”	Section 13.2
“SPAC Anchor Investors”	Section 13.2
“SPAC Board Recommendation”	Section 8.1(b)
“SPAC Business Combination”	Section 8.11(b)
“SPAC Change in Recommendation”	Section 8.1(b)
“SPAC Class A Share”	Recitals
“SPAC Class B Share”	Recitals
“SPAC Class B Conversion”	Recitals
“SPAC Disclosure Letter”	Article V
“SPAC Financial Statements”	Section 5.7(b)
“SPAC Financing Certificate”	Section 1.4
“SPAC Group”	Section 12.16
“SPAC Material Adverse Effect”	Section 13.2
“SPAC Material Contracts”	Section 5.11
“SPAC Preferred Shares”	Section 5.3(a)
“SPAC Private Placement Warrants”	Section 13.2
“SPAC Public Warrants”	Section 13.2
“SPAC Registration Rights Agreement”	Recitals
“SPAC SEC Reports”	Section 5.7(a)
“SPAC Shares”	Section 13.2
“SPAC Sponsor Warrants”	Section 13.2
“SPAC Stockholder Approval”	Section 13.2
“SPAC Stockholder Redemptions”	Section 1.4
“SPAC Stockholders”	Recitals
“SPAC Stockholders’ Meeting”	Section 8.1(b)
“SPAC Transaction Proposals”	Section 13.2
“SPAC Unit Separation”	Section 2.6(a)
“SPAC Units”	Section 13.2
“SPAC Warrants”	Section 13.2
“Specified Business Conduct Laws”	Section 13.2
“Sponsor”	Section 13.2
“Sponsor Support Agreement”	Recitals
“Straddle Period”	Section 13.2
“Subsidiary”	Section 13.2
“Surviving Company”	Recitals

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“Tax/Taxes”	Section 13.2
“Tax Return”	Section 13.2
“Tax Sharing Agreement”	Section 13.2
“Third Level Contingent Share Consideration”	Section 8.25(a)
“Trade Secrets”	Section 13.2
“Trademarks”	Section 13.2
“Transaction Agreements”	Section 13.2
“Transaction Expenses”	Section 13.2
“Transaction Filings”	Section 8.1(a)(i)
“Transaction Litigation”	Section 8.19
“Transactions”	Section 13.2
“Transfer”	Section 8.7
“Transfer Taxes”	Section 8.14(d)
“Treasury Regulations”	Section 13.2
“Trust Account”	Section 5.14(a)
“Trust Agreement”	Section 5.14(a)
“Unauthorized Code”	Section 13.2
“VWAP”	Section 13.2
“Waiving Parties”	Section 12.16
“Warrant Agreement”	Section 13.2
“Willful Breach”	Section 13.2
Section 13.2   Additional Terms.   For purposes of this Agreement, the following capitalized terms have the following meanings:
“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Applicable Gaming Law” shall mean all applicable laws, statutes, regulations, approvals, orders, conditions, by-laws, subordinate legislation, regulatory policies (including any requirement, standard, guidance, announcement or notice of any Gaming Regulatory Authority) or industry codes of practice or conduct which govern the Group Companies’ gaming activities and which, in each case, have a binding legal effect.
“Applicable Law” shall mean any federal, state, provincial, local, municipal or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, Order, assessment, writ or other legal requirement, administrative policy or guidance, directive, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (including, for the avoidance of doubt, Applicable Gaming Law, Privacy Laws or any other special legislation as applicable to the operation of the Group Companies), in each case applicable to the referent Person, property, asset, Liability or circumstance.
“Artemis Transaction Expenses” means the fees and expenses incurred by or on behalf of Artemis in connection with the preparation, negotiation and execution of this Agreement and the other Transaction Agreements and the consummation of the Transactions, including: (i) the fees and disbursements of outside counsel to Artemis (including its direct and indirect equity holders); (ii) the fees and expenses of accountants to Artemis; (iii) the fees and expenses of the consultants and other advisors to Artemis; (iv) the fees and disbursements of bona fide third-party investment bankers and financial advisors to Artemis; (v) the

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Deferred Discount (as defined in the Trust Agreement); (vii) Permitted SPAC Working Capital Loans; and (viii) any premiums, fees, disbursements, costs or expenses incurred in connection with any tail insurance policy for the directors’ and officers’ liability insurance of Artemis.
“Benefit Plans” of any Person shall mean any and all deferred compensation, executive compensation, incentive compensation, phantom-equity, equity purchase or other equity-based compensation plan, employment or individual consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other welfare benefit insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee or individual service provider of such Person, or with respect to which such Person has any Liability.
“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York, Birkirkara, Malta, Athens or Greece, London, England, are authorized or required by Applicable Law to close.
“Closing Cash Consideration” shall mean an amount of cash equal to the lower of (a) an amount equal to the Gross Closing Proceeds minus One Hundred Million Dollars ($100,000,000) (which amount in this clause (a), if negative, shall be deemed zero (0)) and (b) Fifty Million Dollars ($50,000,000).
“Closing Share Consideration” shall mean (a) the Closing Share Value minus Closing Cash Consideration divided by (b) $10.20.
“Closing Share Value” shall mean Six Hundred Twenty-Five Million Dollars ($625,000,000).
“Code” shall mean the Internal Revenue Code of 1986.
“Company Material Contract” has the meaning defined in the Business Combination Agreement.
“Company IT Systems” shall mean all computer systems, hardware, servers, networks, data communication lines, and other information technology and telecommunications equipment and tangible assets, including outsourced or cloud computing arrangements, and associated documentation, in each case, owned, leased, licensed, or outsourced, or otherwise used or held for use by or for any Group Company in connection with the business of the Group Companies.
“Company Material Adverse Effect” shall mean any change, event, state of facts, development or occurrence that, individually or in the aggregate: (a) has had, or would reasonably be expected to have, a materially adverse effect on the business, assets, financial condition or results of operations of the Group Companies, taken as a whole; or (b) has or would reasonably be expected to prevent or materially impede the ability of the Company to consummate the Transactions by the Outside Date; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) acts of war, outbreak of hostilities, military actions, sabotage, civil unrest, protests, demonstrations, insurrections, riots, terrorism, cyberattacks or geopolitical or social conditions, including any escalation or worsening thereof; (ii) earthquakes, hurricanes, tornados, disease, epidemics, pandemics (including COVID-19 or SARS-CoV-2 virus or any mutation or variation thereof, and any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement) or other natural or man-made disasters, public health emergencies or weather conditions; (iii) changes or proposed changes in Applicable Law (or any interpretation thereof) after the date of this Agreement; (iv) changes or proposed changes in IFRS or GAAP (or any interpretation thereof) after the date of this Agreement; (v) general economic, regulatory, business or tax conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States, Malta, Greece or anywhere else in the world; (vi) events or conditions generally affecting the industries or geographic areas in which the Group Companies operate; (vii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (vii) shall not prevent a determination that any change, event, state of

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facts, development or occurrence underlying such failure has resulted in a Company Material Adverse Effect; (viii) any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement or any other Transaction Agreement; (ix) any action taken, or not taken, by, or at the written request of, SPAC; or (x) any change, event, state of facts, development or occurrence attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Entities) provided that this clause (x) shall not apply with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions or the performance of obligations under this Agreement; provided, however, that if a change or effect related to clauses (i) through (vi) disproportionately adversely affects the Group Companies, taken as a whole, compared to Persons operating in the same industry as the Group Companies, then such disproportionate impact may be taken into account in determining whether a Company Material Adverse Effect has occurred, but only to the extent of the incremental disproportionate effect on the Group Companies, taken as a whole, relative to Persons operating in the same industry as the Group Companies.
“Company Ordinary Shares” shall mean the ordinary shares forming part of the issued share capital of the Company, having a nominal value of EUR 1.00 per share, of the Company fully paid up.
“Company Shareholder” shall mean Komisium Limited, a private company limited by shares incorporated under the laws of Cyprus and the holder of all of the issued Company Ordinary Shares as of the date of this Agreement.
“Company Transaction Expenses” means the fees and expenses incurred by or on behalf of the Company (including its direct and indirect equity holders) and the other Group Companies in connection with the preparation, negotiation and execution of this Agreement and the other Transaction Agreements and the consummation of the Transactions or any similar transactions or other strategic processes, including: (i) the fees and disbursements of outside counsel to the Company (including its direct and indirect equity holders); (ii) the fees and expenses of accountants to the Company; (iii) the fees and expenses of other advisers to the Company; (iv) the fees and disbursements of bona fide third-party investment bankers and financial advisors to the Company; (v) any premiums, fees, disbursements or expenses incurred in connection with any tail, insurance policy for the directors’ and officers’ liability insurance of the Company, in each case, incurred in connection with the Transactions; and (vi) any change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by any Group Company to any current or former employee, independent contractor, officer, or director of any Group Company as a result of or in connection with (either alone or in connection with any other event) the Transactions, including the employer portion of employment, payroll or similar Taxes arising or imposed with respect to such payments and any amounts payable to gross-up or make whole any Person for income or excise Taxes imposed with respect to such payments.
“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated as of November 10, 2021, by and between SPAC and the Company, as amended and joined from time to time.
“Contract” shall mean any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, in writing, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.
“Copyleft Terms” shall mean any terms of a license of Publicly Available License (including any Software licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla Public License, Affero General Public License, Eclipse Software License, or any other public source code license arrangement) or any similar license, in each case that require, as a condition of or in connection with any use, modification, reproduction, or distribution of any Software licensed thereunder (or any Owned Software or other Owned IP that is used by, incorporated into or includes, relies on, is linked to or with, is derived from, or is distributed with such Software), any of the following: (a) the disclosing, making available, distribution, offering or delivering of source code or any information regarding such Owned Software or other Owned IP for no or minimal charge; (b) the granting of permission for creating modifications to or

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derivative works of such Owned Software or other Owned IP; (c) the granting of a royalty-free license, whether express, implied, by virtue of estoppel or otherwise, to any third party under Intellectual Property rights (including patents) regarding such Owned Software or other Owned IP (whether alone or in combination with other hardware or Software); or (d) the imposition of restrictions on future patent licensing terms, or other abridgement or restriction of exercise or enforcement of any Intellectual Property rights through any means.
“COVID-19” shall mean SARS-CoV-2, coronavirus or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.
“COVID-19 Measures” shall mean (i) changes or proposed changes in laws or regulations (or any interpretation thereof) or (ii) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, mask wearing, temperature taking, personal declaration, shut down, closure, sequester or any other Applicable Law or recommendations promulgated or issued by any Governmental Entity in connection with or in response to COVID-19, including the CARES Act, Families First Act, the Payroll Tax Executive Order and IRS Notices 2020-20, 2020-65, and 2021-11.
“Dollars” or “$” means lawful money of the United States.
“Earnout Consideration” shall mean, collectively, the First Level Contingent Share Consideration, Second Level Contingent Share Consideration and Third Level Contingent Share Consideration, in each case, to the extent earned pursuant to Section 8.25.
“Emergency Action” shall mean any action or omission as being required on short notice for the prevention of danger to any Person or material damage to any asset or property.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974.
“Exchange Act” shall mean the United States Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.
“First Annualized Net Gaming Revenue” means the aggregate Net Gaming Revenue of PubCo for the twelve (12) month period ending on the last day of the fifth (5th) calendar quarter ending after the Closing Date (the “Annualized Period”), as determined by the independent directors of the PubCo Board of Directors who are not Affiliated with the Company Shareholder or SPAC based on the financial statements of PubCo with respect to the Annualized Period.
“Foreign Plan” shall mean any Benefit Plan, plan, fund (including any superannuation fund), program, policy, practice, contract, agreement or other similar program or arrangement established, sponsored, contributed to or maintained outside the United States by the Company or any one or more of its Subsidiaries, or to which the Company or any one or more of its Subsidiaries is obligated to contribute to, or with respect to which the Company or any one or more of its Subsidiaries has any liability, direct, or indirect, contingent or otherwise for the benefit of current or former employees, directors or individual service providers of the Company or such Subsidiaries residing outside the United States.
“Fundamental Representations” shall mean: (a) in the case of the Company, PubCo and Merger Sub, the representations and warranties contained in the first sentence of Section 4.1 (Organization and Qualification); the second sentence of Section 4.2(a) (Company Subsidiaries) solely with respect to PubCo and Merger Sub; Section 4.3(a), (b) and (c) (Capitalization); Section 4.4 (Due Authorization); Section 4.5(a)(ii) (No Conflict; Governmental Consents and Filings); Section 4.6 (Legal Compliance; Approvals), Section 4.14 (Taxes), Section 4.20 (Business Activities), Section 4.22 (Absence of Certain Business Practices); Section 4.23 (Gaming); and Section 4.25 (Brokers); (b) in the case of SPAC, the representations and warranties contained in Section 5.1(a), (b) and (c) (Organization and Qualification); Section 5.3 (Capitalization); Section 5.4 (Due Authorization); Section 5.5(a)(i) (No Conflict; Required Filings and Consents); Section 5.10 (Business Activities) and Section 5.22 (Brokers) and (c) in the case of the Company Shareholder, Section 6.1 (Organization and Qualification); Section 6.2 (Authorization; Binding Agreement); Section 6.3(a)(ii) (No Conflict; Required Filings and Consents); and Section 6.8 (Brokers).”Future PIPE Investment” shall mean any subscription or investment agreement entered into by the Company, PubCo or SPAC following the date hereof and prior to the Closing.

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“GAAP” shall mean United States generally accepted accounting principles, consistently applied.
“Gaming Licenses” shall mean all licenses, permissions, authorizations, permits and consents issued by any Gaming Regulatory Authority to any Group Company or any officers, directors or employees thereof which are necessary to operate the business of the Group Companies in accordance with the Applicable Gaming Law.
“Gaming Notifications” shall mean the notices described in Schedule 5.5(b) of the Company Disclosure Letter.
“Gaming Regulatory Authority” shall mean the competent Governmental Entity in any jurisdiction regulating online or mobile gambling, casino gaming, horse racing, sports betting, betting and gaming activities (if any), including, for the avoidance of doubt, the Governmental Entities issuing the Gaming Licenses, or similar Governmental Entities having authority over the Group Companies or their operations by virtue of Applicable Gaming Law.
“Governmental Entity” shall mean any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, competent labor, social security and tax authority, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.
“Gross Closing Proceeds” shall mean the funds contained in the Trust Account, together with the cash on SPAC’s balance sheet and the aggregate amount of gross proceeds from any Future PIPE Investment, after giving effect to the SPAC Stockholder Redemptions but before giving effect to the payment of Transaction Expenses.
“Group Companies” shall mean the Company and all of its direct and indirect Subsidiaries (including Merger Sub).
“IFRS” shall mean the International Financial Reporting Standards as issued by the International Accounting Standards Board, consistently applied.
“Indebtedness” shall mean any of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities; (d) any obligations as lessee under capitalized leases; (e) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities to the extent drawn; (f) any guaranty of any of the foregoing; (g) any accrued interest, fees and charges in respect of any of the foregoing; and (h) any prepayment premiums and penalties actually due and payable, and any other fees, expenses, indemnities and other amounts actually payable as a result of the prepayment or discharge of any of the foregoing.
“Intellectual Property” shall mean any and all intellectual property or proprietary property (and all rights, title, and interest therein and thereto) in any jurisdiction throughout the world including arising from or in respect of any and all of the following: (a) all inventions (whether or not patentable or reduced to practice), invention disclosures, certificates of invention, all improvements thereto, patents, utility models, industrial designs and all applications for any of the forgoing, including all provisionals, substitutions, divisionals, continuations, continuations-in-part, reissuances, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, or the like and any foreign equivalents of the foregoing (collectively, “Patents”); (b) all trademarks, service marks, certification marks, brand names, trade dress rights, logos, slogans, corporate names, business names and trade names, designs and other source or business identifiers, indicia of origin and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, intent-to-use applications or similar reservations of marks, renewals and extensions thereof (collectively, “Trademarks”); (c) all copyrights, copyrights works, mask works, protected designs, works of authorship (whether or not copyrightable), literary works, rights in Software, design rights, masked works, pictorial and graphic works, reversions and moral rights, along with all applications, registrations and any renewals and extensions thereof; (d) all internet domain names, and social media usernames, handles and accounts; (e) all trade secrets, know-how, technology, discoveries and improvements, proprietary rights, formulae, confidential information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, technical

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information, source code, techniques, ideas, research, data analytics, designs, drawings, specifications, procedures, processes, models, algorithms, formulations, manuals and systems, whether or not patentable or copyrightable (collectively “Trade Secrets”); (f) data, databases and data collections; (g) social media usernames, accounts, identifiers and handles, (h) all other forms of intellectual property recognized under Applicable Law, (i) all rights relating to any of the foregoing, including all causes of action, judgements, settlements, claims and demands related thereto, and rights to prosecute and recover damages for any past, present or future infringements, dilutions, misappropriations and other violations thereof, and (j) all applications and registrations for any of the foregoing.
“intentional fraud” shall mean, with respect to a party to this Agreement, common law fraud with respect to the making of the representations and warranties pursuant to Article IV Article V or Article VI (as applicable).
“Investment Company Act” shall mean the Investment Company Act of 1940.
“IP Contract” shall mean any Contract (including license agreements, coexistence agreements, and agreement with covenants not to assert) pursuant to which any Group Company (a) grants to a third Person any license, immunity or other right in or to any material Owned Intellectual Property, or (b) is granted by a third Person a license, immunity or other right in to any Intellectual Property that is material to the business of any Group Company; provided however in the case of each of (a) or (b), that none of the following is required to be scheduled on Schedule 4.17, but shall otherwise constitute a Company Material Contract if they otherwise qualify: (i) licenses to Publicly Available Software, (ii) non-exclusive end user licenses of uncustomized, generally commercially available off-the-shelf software on standard terms with annual fees of less than $10,000 per copy, seat or user or aggregate fees of less than $100,000, to the public on standard terms, (iii) non-exclusive rights to use Company products or services (or any Trademarks in connection with the promotion or sale of Company products or services), (iv) non-exclusive rights to Intellectual Property incidental to or implied by the sale or purchase of goods or services, in each case of (iii) and (iv) entered into in the ordinary course of business, and (v) invention assignment agreements with employees or contractors engaged by a Group Company on the Company’s standard unmodified form agreement or other agreement with substantially similar terms relating to Intellectual Property as the Company’s standard form agreement and with no material exclusions of Intellectual Property.
“JOBS Act” shall mean the Jumpstart Our Business Startups Act of 2012.
“Knowledge” shall mean the actual knowledge or awareness as to a specified fact or event, following reasonable inquiry, of: (a) with respect to the Company and the Company Shareholder, the individuals listed on Schedule 13.2(b) of the Company Disclosure Letter; and (b) with respect to SPAC, the individuals listed on Schedule 13.2 of the SPAC Disclosure Letter.
“Leakage” shall mean the aggregate amount of all distributions or payments of cash or other property made by the Group Companies pursuant to any of the following transactions, except for those transactions that constitute Permitted Leakage: (a) other than the Transactions, the declaration, making or payment of any dividend, distribution or return of capital, or any redemption, purchase or other acquisition of Company Ordinary Shares or other securities of, or ownership interests in, the Company, or any payments in lieu of any of the foregoing (whether in cash or in kind); (b) the payment of any remuneration, commission, royalty, licensing or service fees, management fees, advisory or monitoring fees, termination fees or penalties or consulting fees to any direct or indirect equityholder of the Company or to any Person who is (i) a member, manager, equityholder or partner (in their capacity as such) of such equityholder or (ii) any of their respective Affiliated Persons or family members; (c) the amount of any payment or other liability waived or discharged by the Company of any amount that was owed to it by any direct or indirect equityholder of the Company or to any Person who is (i) a member, manager, equityholder or partner (in their capacity as such) of such equityholder or (ii) any of their respective Affiliated Persons or family members; (d) any payment of any type in respect of any Indebtedness (including any breakage fees or penalties), in each case, by the Company to any direct or indirect equityholder of the Company or to any Person who is (i) a member, manager, equityholder or partner (in their capacity as such) of such equityholder or (ii) any of their respective Affiliated Persons or family members; (e) any assignment, transfer or surrender of any assets to, or the making of any payment on behalf of, any direct or indirect equityholder of the Company or to any Person who is (i) the member, manager, equityholder or partner (in their capacity as such) of such equityholder or

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(ii) any of their respective Affiliated Persons or family members; (f) any indemnity or other contingent liability or obligation granted or assumed by the Company in favor of any equityholder of the Company or to any Person who is (i) a member, manager, equityholder or partner (in their capacity as such) of such equityholder or (ii) any of their respective Affiliated Persons or family members; (g) the creation of any Lien over any asset of the Group Companies in favor of any of the Company’s direct or indirect equityholders or to any Person who is (i) a member, manager, equityholder or partner (in their capacity as such) of any such equityholders or (ii) any of their respective Affiliated Persons or family members; and (h) the payment or incurrence of any Tax, fee, interest or cost by any Group Company as a result of any of the matters set out in (a) through (g) above.
“Legal Proceeding” shall mean any action, suit, hearing, claim, charge, audit, lawsuit, litigation, investigation (formal or informal), inquiry, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity, including, for the avoidance of doubt, a Gaming Regulatory Authority.
“Liability” shall mean any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Applicable Law, Legal Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.
“Licensed Intellectual Property” shall mean all Intellectual Property licensed to any of the Group Companies or used in or necessary for the conduct or operation of the business of the Group Companies, as presently conducted.
“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, easement, encroachment, covenant, license, option, right of first offer, right of first refusal, restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).
“Market Access Agreement” means any market access or similar agreement entered into by the Company or any of its Subsidiaries on or prior to the Closing Date, pursuant to which a Group Company is licensed to conduct online gaming operations in a jurisdiction under the counterparty’s gaming Permit, including, without limitation, that certain Online Market Access Agreement, dated as of December 21, 2021, by and between Novibet USA, Inc. and Chester Downs and Marina, LLC.
“Nasdaq” shall mean The Nasdaq Capital Market.
“Net Gaming Revenue” shall mean all revenues, receipts and income of any kind collected or derived directly or indirectly by the Group Companies arising from its online gaming products, determined in accordance with IFRS, less winnings paid to players and any Player Incentives.
“OFAC” shall mean the U.S. Treasury Department Office of Foreign Assets Control.
“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.
“Organizational Documents” shall mean, with respect to any Person that is not an individual, the articles or certificate of incorporation or organization, bylaws, articles and memorandum of association, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement and other similar organizational documents of such Person, as applicable.
“Owned Intellectual Property” or “Owned IP” shall mean all Intellectual Property, in whole or in part, which any of the Group Companies has (or purports to have) an ownership interest.
“Owned Software” shall mean any and all proprietary Software, in whole or in part, which any of the Group Companies has (or purports to have) an ownership interest.
“Permitted Leakage” shall mean (a) any payments made with the prior written consent of SPAC solely to the extent of the amount approved; (b) any indemnification of directors and officers of the Group

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Companies pursuant to indemnification agreements existing as of the date of this Agreement; or (c) any transactions required by this Agreement.
“Permitted Lien” shall mean: (a) Liens for Taxes not yet delinquent or for Taxes that are being contested in good faith by appropriate proceedings and that are sufficiently reserved for on the Financial Statements or the SPAC Financial Statements, as applicable, in accordance with IFRS or GAAP, as applicable; (b) statutory and contractual Liens of landlords with respect to Leased Real Property that do not, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel of Leased Real Property by any of the Group Companies; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course and: (i) that are not yet delinquent; or (ii) that are being contested in good faith through appropriate proceedings and that are sufficiently reserved for on the Financial Statements or the SPAC Financial Statements, as applicable, in accordance with IFRS or GAAP, as applicable; (d) in the case of real property, zoning, building code, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by any of the Group Companies; (e) Liens securing the Indebtedness of any of the Group Companies set forth on Schedule 4.17(a)(ii) of the Company Disclosure Letter; (f) in the case of Intellectual Property, third party non-exclusive license agreements entered into in the ordinary course; (g) Liens incurred in connection with capital lease obligations of any of the Group Companies; and (h) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens of record that do not materially interfere with the present use of, or materially detract from the value of, the affected parcel of Leased Real Property.
“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.
“Personal Information” shall mean, to the extent regulated by Privacy Laws, “personal data,” “personally identifiable information,” or all information that identifies or could be used to directly or indirectly identify an individual person.
“Player Incentives” means any sign-up bonuses, refunds, charge-backs, retention bonuses, tournament entry tickets, tournament dollars, tournament prizes (cash and bonuses), redeemable vouchers, cash credits, free-play (including free spins), or bonus bets or dollars or other monetary inducements to the extent paid or awarded to the Players at no cost to such Players, loyalty points or other inducements that are both offered to and redeemed by the Players for goods or cash in their player account for future plays on or withdrawal from the Company’s online gaming service.
“Pre-Closing Period” shall mean all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.
“Privacy Laws” shall mean Applicable Law relating to privacy and the Processing of Personal Information, including, but not limited to, the Federal Trade Commission Act, the California Consumer Privacy Act, Regulation (EU) 2016/679 (the “GDPR”) and any local laws implementing the GDPR into the respective local legislation, EU Directives 2002/58/EC and 2009/136/EC (each as implemented into the national Laws of EU Member States or the United Kingdom, as applicable), Applicable Law of the Isle of Man relating to the Processing of Personal information (including, but not limited to, the Isle of Man Data Protection Act 2018, the Data Protection (Application of the GDPR) Order 2018, and the GDPR and LED Implementing (Amendment) Regulations 2018), the UK Data Protection Act 2018, the “UK GDPR” as defined by the UK Data Protection Act 2018 and as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019, and any other related regulations, directives and orders applicable to Personal Information or the access thereto or use or transfer thereof, each as amended, consolidated or replaced from time to time.
“Processing” shall mean any operation or set of operations which is performed upon Personal Information, whether or not by automatic means, including but not limited to: collection, recording,

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organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction. “Process” and “Processed” shall be construed accordingly.
“Processor” shall mean any Person that Processes any Personal Information on behalf of any Group Company.
“PubCo Shares” shall mean ordinary shares, par value $1.00, of PubCo.
“PubCo Warrants” shall mean the SPAC warrants that will be assumed by PubCo in the Merger.
“Publicly Available Software” shall mean any Software (or portion thereof) that is licensed pursuant to (i) any license now or in the future approved by the Open Source Initiative and listed at a http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the Affero General Public License, the MIT license, the Eclipse license, the Common Public License, the CDDL, Mozilla Public License, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); (ii) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation; or (iii) any reciprocal license approved by the Open Source Initiative, in each case whether or not source code is available or included in such license.
“Registration Statement” shall mean the Registration Statement on Form F-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by the Company under the Securities Act with respect to the PubCo Shares that constitute Merger Consideration and the PubCo Warrants.
“SEC” shall mean the United States Securities and Exchange Commission.
“Securities Act” shall mean the United States Securities Act of 1933 and the rules and regulations promulgated thereunder.
“Self-Help Code” shall mean any back door, time bomb, drop dead device, or other Software routine designed to disable a computer program without input from, knowledge of, or notice to the user of the program.
“Software” shall mean all (i) computer software, firmware, middleware, applications, and programs, operating systems, and other codes, including APIs, software compilations, development tools, compilers, files, scripts, manuals, design notes, programmers’ notes, architecture, application programming interfaces, mobile applications, algorithms, user interfaces, menus, buttons, icons, and documentation related thereto or associated therewith as well as any foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof, in each case, whether in source code, object code or human readable form, and (ii) deep learning, machine learning, and other artificial intelligence technologies.
“SPAC A&R Certificate of Incorporation” shall mean the Third Amended and Restated Certificate of Incorporation of SPAC, dated October 1, 2021, as may be amended, modified or supplemented from time to time.
“SPAC Anchor Investor Warrants” shall mean the warrants sold by SPAC to the SPAC Anchor Investors in connection with SPAC’s initial public offering that entitle the holder thereof to purchase SPAC Class A Shares at an exercise price of $11.50 per share.
“SPAC Anchor Investors” shall mean certain qualified institutional buyers or institutional accredited investors, within the meaning of applicable securities laws, that are not affiliated with SPAC, the Sponsor or SPAC’s management and that purchased SPAC Units, SPAC Anchor Investor Warrants and SPAC Class B Shares in, or simultaneously with the closing of, SPAC’s initial public offering.
“SPAC Material Adverse Effect” shall mean any change, event, state of facts, development or occurrence that, individually or in the aggregate: (a) has had, or would reasonably be expected to have, a materially adverse effect on the business, assets, financial condition or results of operations of SPAC; or (b) has or would

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reasonably be expected to prevent or materially impede the ability of SPAC to consummate the Transactions by the Outside Date; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a SPAC Material Adverse Effect: (i) acts of war, outbreak of hostilities, military actions, sabotage, civil unrest, protests, demonstrations, insurrections, riots, terrorism, cyberattacks or geopolitical or social conditions, including any escalation or worsening thereof; (ii) earthquakes, hurricanes, tornados, disease, epidemics, pandemics (including COVID-19 or SARS-CoV-2 virus or any mutation or variation thereof, and any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement) or other natural or man-made disasters, public health emergencies or weather conditions; (iii) changes or proposed changes in Applicable Law (or any interpretation thereof) after the date of this Agreement; (iv) changes or proposed changes in IFRS or GAAP (or any interpretation thereof) after the date of this Agreement; (v) general economic, regulatory, business or tax conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States, Malta, Greece or anywhere else in the world; (vi) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (vi) shall not prevent a determination that any change, event, state of facts, development or occurrence underlying such failure has resulted in a SPAC Material Adverse Effect; (vii) any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement or any other Transaction Agreement; or (viii) any action taken by, or at the written request of, the Company or PubCo; provided, however, that if a change or effect related to clauses (i) through (v) disproportionately adversely affects SPAC compared to similarly situated Persons, then such disproportionate impact may be taken into account in determining whether a SPAC Material Adverse Effect has occurred, but only to the extent of the incremental disproportionate effect on SPAC, relative to similarly situated Persons.
“SPAC Private Placement Warrants” shall mean the SPAC Anchor Investor Warrants and the SPAC Sponsor Warrants.
“SPAC Public Warrants” shall mean the warrants sold to the public by SPAC as part of SPAC’s initial public offering (whether purchased in such offering or thereafter in the public market) that entitle the holder thereof to purchase SPAC Class A Shares at an exercise price of $11.50 per share.
“SPAC Shares” shall mean the SPAC Class A Shares, the SPAC Class B Shares and the SPAC Preference Shares.
“SPAC Sponsor Warrants” shall mean the warrants sold by SPAC to the Sponsor in connection with SPAC’s initial public offering that entitle the holder thereof to purchase SPAC Class A Shares at an exercise price of $11.50 per share.
“SPAC Stockholder Approval” shall mean the vote of the holders of SPAC Shares required to approve the SPAC Transaction Proposals, as determined in accordance with Applicable Law and SPAC’s Organizational Documents.
“SPAC Transaction Proposals” shall mean (a) the adoption of this Agreement and approval of the Transactions, including the authorization of the Merger, (b) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions and (c) the adoption and approval of a proposal for the adjournment of the SPAC Stockholders’ Meeting in accordance with Section 7.1(b).
“SPAC Units” shall mean equity securities of SPAC each consisting of one (1) SPAC Class A Share and one-half of one (0.5) SPAC Public Warrant.
“SPAC Warrants” shall mean the SPAC Public Warrants and the SPAC Sponsor Warrants.
“Specified Business Conduct Laws” shall mean: (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time, the UK Bribery Act 2010, and any other Applicable Law relating to bribery or corruption; (b) all Applicable Law imposing economic or financial sanctions on any Person, including all Applicable Law administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets

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Control (OFAC) or the Bureau of Industry and Security administered by the U.S. Department of Commerce, all sanctions laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union and all anti-boycott or anti-embargo laws; (c) all Applicable Law relating to the import, export, re-export, transfer of information, data, goods, software, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce and the International Traffic in Arms Regulations administered by the U.S. Department of State; and (d) the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and other any Applicable Law relating to money laundering.
“Sponsor” shall mean Artemis Sponsor, LLC, a Delaware limited liability company.
“Straddle Period” shall mean the portion of any taxable year or period beginning on or before and ending after the Closing Date.
“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.
“Tax” or “Taxes” shall mean any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, capital gains, capital stock, windfall profits, license, sales, use, estimated, occupation, VAT, ad valorem, transfer, franchise, Gaming License, withholding, severance, social security, payroll, recapture, net worth, employment, excise and property taxes, assessments, escheat, abandoned property, stamp, environmental, registration, governmental charges, duties, fees, levies and other similar charges, in each case, imposed by a Governmental Entity (whether disputed or not), together with all interest, penalties, surcharges, deficiency assessments, and additions imposed by a Governmental Entity with respect to any such amounts.
“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.
“Tax Sharing Agreement” shall mean any agreement or arrangement (including any provision of a Contract) primarily related to Taxes pursuant to which any Group Company is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of, or imposed on, another Person.
“Transaction Agreements” shall mean this Agreement, the Confidentiality Agreement, the Sponsor Support Agreement, the Investors Agreement, the Assumed Warrant Agreement, the Registration Rights Agreement and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.
“Transaction Expenses” means the aggregate amount of the Company Transaction Expenses and Artemis Transaction Expenses.
“Transactions” shall mean the transactions contemplated pursuant to this Agreement and the Transaction Agreements, including the SPAC Unit Separation, the SPAC Class B Conversion, the SPAC Stockholder Redemptions, the Share Exchange, and the Merger.
“Treasury Regulations” shall mean the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.
“Unauthorized Code” shall mean any virus, Trojan horse, worm, or other Software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware

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or data that is not developed or authorized by any Group Company or the licensor of the Software or hardware components.
“VWAP” shall mean, with respect to a PubCo Share, the dollar-weighted average price on the Nasdaq or other primary stock exchange during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price in the over-the-counter market on the electronic bulletin board during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers as reported by OTC Markets Group Inc. If VWAP cannot be calculated on any of the foregoing bases, VWAP shall be the fair market value per PubCo Share on such date(s) as reasonably determined by a majority of the board of directors of PubCo, including a majority of disinterested directors.
“Warrant Agreement” shall mean the Warrant Agreement, dated as of September 30, 2020, between Continental and SPAC.
“Willful Breach” shall mean a material breach that is a consequence of an omission by, or act undertaken by or caused by, the breaching party intentionally and with the knowledge that such omission or taking or causing of such act would, or would reasonably be expected to, cause such material breach, including the failure to cause the Closing to occur when required pursuant to this Agreement.
[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.
KOMISIUM LIMITED
By:
/s/ Rodolfo Odoni

Name:
Rodolfo Odoni

Title:
Director

[Signature Page to Agreement and Plan of Reorganization]

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LOGFLEX MT HOLDING LIMITED
By:
/s/ Panagiotis Piter Trataris

Name:
Panagiotis Piter Trataris

Title:
Director

[Signature Page to Agreement and Plan of Reorganization]

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NOVIBET PLC
By:
/s/ George Athanasopoulos

Name:
George Athanasopoulos

Title:
Director

[Signature Page to Agreement and Plan of Reorganization]

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NOVIBET MERGER SUB INC.
By:
/s/ George Athanasopoulos

Name:
George Athanasopoulos

Title:
President

[Signature Page to Agreement and Plan of Reorganization]

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ARTEMIS STRATEGIC INVESTMENT CORPORATION
By:
/s/ Thomas Granite

Name:
Thomas Granite

Title:
Chief Financial Officer

[Signature Page to Agreement and Plan of Reorganization]

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Exhibit A
Form of Restated Articles
[See Annex B to the Proxy Statement / Prospectus]

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Exhibit B
Form of Investors Agreement
[See Annex C to the Proxy Statement / Prospectus]

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Exhibit C
Form of Registration Rights Agreement
[See Annex E to the Proxy Statement / Prospectus]

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Exhibit D
Form of Assignment and Assumption of Warrant Agreement
[See Annex F to the Proxy Statement / Prospectus]

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Exhibit E
[Reserved]

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Exhibit F
Form of Promissory Note

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PROMISSORY NOTE
Principal Sum: US$[•]	Effective Date: [•], 2023
FOR VALUE RECEIVED, NOVIBET PLC, a Jersey public limited company (the “Borrower”), hereby unconditionally promises to pay to the order of KOMISIUM LIMITED, a private company limited by shares incorporated under the laws of Cyprus (the “Lender”), the principal sum of [•] United States Dollars (US$[•]) (the “Principal Sum”). Payment shall be made in accordance with the terms and conditions of this Promissory Note (this “Note”).
1.   Borrower administers and delivers this interest-bearing Note to Lender pursuant to the Section 8.26 of that certain Agreement and Plan of Reorganization, dated as of March 30, 2022, by and among Borrower, Lender, Logflex MT Holding Limited, a limited liability company incorporated under the laws of Malta, Novibet Merger Sub Inc., a Delaware corporation, and Artemis Strategic Investment Corporation, a Delaware corporation (as amended from time to time, the “Agreement”). The parties acknowledge and agree that this Note is being issued in replacement of the Company Shareholder Loans, which shall be deemed cancelled in full and without any further effect simultaneous with the issuance of this Note. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement.
2.   The rate of interest on the Note will be fixed at a rate of 3.25% per annum (the “Interest Rate”). The Interest Rate shall be calculated on an actual/365 day basis computed from the date of this Note and be charged for the actual number of days.
3.   All payments shall be made in lawful money of the United States of America by cashier’s check, certified check, ACH or by wire transfer of immediately available funds to the Lender’s account at a bank specified by the Lender in writing to the Borrower from time to time upon the demand of the Lender on such date as the Lender and the Borrower agree.
4.   The Borrower shall be required to pay the entire Principal Sum within twelve (12) months from the date of this Note, unless otherwise agreed in writing by the parties (the “Loan Period”).
5.   The Borrower is granted the right to repay the Note in installments at it discretion during the Loan Period.
6.   In the event of a delay in payment greater than thee (3) Business Days, a late fee of equal to three percent (3%) of the amount past due until the outstanding principal is paid.
7.   Borrower shall have the right at any time, or from time to time, to pay all, or any portion, of the unpaid Principal Sum evidenced by this Note, without any penalty or premium. The payment of any partial payment shall not relieve the Borrower from the obligation to make subsequent payments until the remaining balance of the Principal Sum is paid in full.
8.   All payments hereon shall be made, and all notices to Lender required or authorized hereby shall be given, at the office of Lender or to such other place as Lender may from time to time direct by written notice to Borrower.
9.   In the event the Borrower breaches any of its obligations as defined in this Note, then the Lender shall be entitled upon notice to the Borrower, to declare that the Note is due and payable upon such notice being given, at which time, Borrower shall be obligated to immediately pay the remaining balance of the Principal Sum.
10.   Miscellaneous.
a.   All notices, consents, requests, demands and other communications required or permitted to be given under this Note shall be given in writing at such address or email address as shall be specified by either party to the other party of this Note.
b.   This Note, including any non-contractual obligations arising out of or in connection with this Note, is governed by and shall be construed in accordance with English law. The Parties agree that the courts of England shall have exclusive jurisdiction to hear and determine any suit, action or proceedings

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arising out of or in connection with this Note (including any non-contractual obligations arising out of or in connection with this Note) and, for such purposes, irrevocably submit to the jurisdiction of such courts.
c.   The language used in this Note shall be deemed to be in the language chosen by the parties hereto to express their mutual interest, and no rule of strict construction shall be applied against any party.
d.   This Note may not be altered, amended or otherwise modified except by a writing signed by the Borrower and Lender.
e.   The parties hereto intend and believe that each provision in this Note comports with all applicable local, state and federal laws and judicial decisions. However, if any provisions, provision, or portion of any provision in this Note is found by a court of competent jurisdiction to be in violation of any applicable local, state or federal ordinance, statute, law, or administrative or judicial decision, or public policy, and if such court would declare such portion, provision or provisions of this Note to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision or provisions shall be given force and effect to the fullest possible extent that they are legal, valid and enforceable, and that the remainder of this Note shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were severable and not contained therein, and that the rights, obligations and interest of the Borrower and the Lender hereof under the remainder of this Note shall continue in full force and effect.
f.   This Note hereby constitutes the entire agreement and understanding between the parties hereto with respect to such transaction and supersede all prior negotiations, understandings, and agreements between such parties with respect to such transactions. If a court deems any provision of this Note invalid, the remainder of the Note shall remain in effect. Section headings are for convenience only and are not to be used to interpret or define the provisions of this Note. This Note cannot be changed or terminated orally. Presentment for payment, notice of dishonor, protest and notice of protest are hereby waived.
[Signature Page Follows]

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IN WITNESS WHEREOF, Borrower has caused this Promissory Note to be executed and delivered as of the date set forth above.
BORROWER:
NOVIBET PLC
By:

Name:
Title:

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Annex A-2
Execution Version
AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF REORGANIZATION
This Amendment No. 1, dated as of September 2, 2022 (this “Amendment”), (i) is by and among Komisium Limited, a private company limited by shares incorporated under the laws of Cyprus and the holder of all of the issued Company Ordinary Shares (the “Company Shareholder”), Logflex MT Holding Limited, a limited liability company registered under the laws of Malta with company registration number C 77769 and having its registered office at 170, Pater House, Level 1 (Suite A191), Psaila Street, Birkirkara, BKR 9077, Malta and a direct, wholly-owned subsidiary of the Company Shareholder (the “Company”), Novibet PLC, a United Kingdom public limited company and a direct, wholly-owned subsidiary of the Company Shareholder (“PubCo”), Novibet Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of PubCo (“Merger Sub”) and Artemis Strategic Investment Corporation, a Delaware corporation (“SPAC”), and (ii) amends the Agreement and Plan of Reorganization, dated March 30, 2022, by and among the Company Shareholder, the Company, PubCo, Merger Sub and SPAC (the “Merger Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement.
RECITALS
WHEREAS, the parties to the Merger Agreement desire to amend the Merger Agreement in the manner set forth below;
WHEREAS, pursuant to Section 8.27 of the Merger Agreement, the parties to the Merger Agreement have agreed to amend the Merger Agreement prior to the Effective Time; and
WHEREAS, pursuant to Section 12.13 of the Merger Agreement, the Merger Agreement may be amended by an instrument in writing signed by the Company Shareholder, the Company, PubCo, Merger Sub and SPAC.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, intending to be legally bound hereby, it is hereby agreed as follows:
1.
Amendment to Section 1.4.   Section 1.4 of the Merger Agreement is hereby amended and restated as follows:

a.
As soon as reasonably practicable after the SPAC Stockholders’ Meeting but no later than five (5) Business Days prior to the Closing Date, SPAC shall deliver to the Company a written notice (the “SPAC Financing Certificate”) setting forth: (a) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the redemption of SPAC Class A Shares pursuant to the Organizational Documents of SPAC (the “SPAC Stockholder Redemptions”); (b) the anticipated Gross Closing Proceeds of SPAC; (c) the anticipated Net Closing Proceeds of SPAC; (d) the amount of all Artemis Transaction Expenses, with reasonable supporting invoices; and (e) the number of SPAC Class A Shares to be outstanding immediately prior to the Closing after giving effect to the SPAC Stockholder Redemptions.

b.
As soon as reasonably practicable, but no later than seven (7) Business Days prior to the Closing Date, Company shall deliver to SPAC a written notice setting forth the Company’s reasonably anticipated Company Transaction Expenses, with reasonable supporting invoices.

2.
Amendment to Section 3.1.   Section 3.1 of the Merger Agreement is hereby amended and restated as follows:

a.
Upon the terms and subject to the conditions of this Agreement, immediately before the Effective Time, the Company Shareholder shall sell and transfer all issued Company Ordinary Shares and other Equity Interests (whether outstanding, vested or otherwise) of the Company to PubCo, in consideration for (a) the payment of the Closing Cash Consideration, if any, at Closing, (b) the issuance of the Closing Share Consideration (and the right of the Company

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Shareholder to retain the PubCo Shares to which the Initial Share Premium relates) at Closing, (c) the issuance of the Additional Closing Share Consideration (subject to the satisfaction of the relevant condition in Section 8.25(a)) at Closing, (d) the issuance of the Deferred Share Consideration (subject to the satisfaction of the relevant condition in Section 8.25(b)) after Closing and (e) the issuance of the Earnout Consideration (subject to the satisfaction of the relevant conditions in Section 8.25(c)) after Closing; provided, however, no fraction of a PubCo Share will be issued by virtue of the Share Exchange, and to the extent the Company Shareholder would otherwise be entitled to a fraction of a PubCo Share (after aggregating all fractional PubCo Shares that otherwise would be received by the Company Shareholder), the Company Shareholder shall instead be entitled to receive such number of PubCo Shares to which the Company Shareholder would otherwise be entitled, rounded up or down to the nearest whole PubCo Share. PubCo shall use reasonable best efforts to cause the PubCo Shares issued pursuant to this Section 3.1 to be issued in book-entry form as of the Share Exchange.
3.
Amendment to Section 4.3(a).   The phrase “the issued and outstanding capital of PubCo is 650,000,000 PubCo Shares, of which 650,000,000 PubCo Shares are issued and outstanding” in Section 4.3(a) of the Merger Agreement is hereby deleted and replaced with the phrase, “the issued and outstanding capital of PubCo is 65,000 PubCo Shares, of which 65,000 PubCo Shares are issued and outstanding”.

4.
Amendment to Section 5.22.   Section 5.22 of the Merger Agreement is hereby amended and restated as follows:

a.
Other than as described on Section 5.22 of the SPAC Disclosure Letter, no broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which SPAC would be liable in connection with the transactions contemplated by this Agreement, the other Transaction Agreements to which SPAC is a party or the transactions contemplated thereby based upon arrangements made by SPAC.

5.
Amendment to Section 6.4.   Section 6.4 of the Merger Agreement is hereby amended and restated as follows:

a.
On the date hereof, the Company Shareholder has good and valid title to and is the sole and exclusive legal and beneficial owner of the Equity Interests of the Company. As of immediately before the Closing, the Company Shareholder has good and valid title to and is the sole and exclusive legal and beneficial owner of the Equity Interests of the Company. The Company Shareholder has good and valid title to and is the sole and exclusive legal and beneficial owner of the Equity Interests of PubCo. The Company Shareholder is not a party to (a) any option, warrant, purchase right or other Contract (other than this Agreement) that would require the Company Shareholder to, Transfer any of the Equity Interests of the Company or PubCo owned by the Company Shareholder or (b) any voting trust, proxy, or other Contract with respect to the voting of the Equity Interests of the Company or PubCo. The Company Shareholder does not own or have the right to acquire any other Equity Interests of any Group Company. There are no shareholders’ agreements, voting trusts or other agreements or understandings to which the Company Shareholder is a party with respect to the voting of any shares of the Group Companies.

6.
Amendment to Section 7.1(e).   Section 7.1(e) of the Merger Agreement is hereby amended and restated as follows:

a.
except for transactions between or among the Group Companies: (i) split, combine or reclassify any capital stock or warrants, effect a recapitalization or issue or authorize the issuance of any Equity Interests or effect any similar change in capitalization; (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, capital stock or any other Equity Interests, as applicable, in any Group Company, except in connection with the termination or resignation of any employees,

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directors or officers of the Group Companies; (iii) declare, set aside or pay any dividend or make any other distribution (other than for any dividend up to the amount of €3,579,625 declared prior to the date of this Agreement but not yet paid or distributed); or (iv) issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other Equity Interests of the Group Companies. At the election of the Company Shareholder any dividend permitted to be paid pursuant to clause (iii) above, including, but not limited to, the €3,579,625 declared but unpaid dividend may be made in exchange for a lump sum non-interest bearing note from the Company to the Company Shareholder with a maturity date as of the one (1) year anniversary of the distribution date.
7.
Amendment to Section 7.1(j).   Section 7.1(j) of the Merger Agreement is hereby amended and restated as follows:

a.
(i) issue or sell any debt securities or rights to acquire any debt securities or guarantee any debt securities of another Person; (ii) make, create any loans, advances or capital contributions to, or investments in, any Person other than (A) any note made by the Company in favor of the Company Shareholder referenced in the last sentence of Section 7.1(e) and (B) any of the Group Companies, in each case, in the ordinary course of business; (iii) create, incur, assume, guarantee or otherwise become liable for, any Indebtedness except in the ordinary course of business, in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000); (iv) except in the ordinary course of business consistent with past practice, create any Liens on any material property or material assets of any of the Group Companies in connection with any Indebtedness thereof (other than Permitted Liens); (v) cancel or forgive any Indebtedness owed to any of the Group Companies; or (vi) payoff any of the Company Shareholder Loans.

8.
Amendment to Section 8.7.   Section 8.7 of the Merger Agreement is hereby amended and restated as follows:

a.
The Company Shareholder hereby agrees not to, directly or indirectly, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, (i) sell, offer, transfer, exchange, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise) (collectively, “Transfer”), or enter into any Contract or option with respect to the Transfer of, any of the Company Shareholder’s Equity Interests of the Company or PubCo or the beneficial ownership (as defined in Section 13(d) of the Exchange Act) thereof, or (ii) take any action that would make any representation or warranty of the Company Shareholder contained herein untrue or incorrect as of the Closing Date or have the effect of preventing the Company Shareholder from performing its obligations under this Agreement. Any Transfer in violation of this Section 8.7 with respect to the Company Shareholder’s Equity Interests of the Company shall be null and void.

9.
Amendment to Section 8.22.   Section 8.22 of the Merger Agreement is hereby amended and restated as follows:

a.
On the Closing Date (a) PubCo, the Sponsor and the Company Shareholder will enter into, and SPAC shall cause the other security holders identified therein to enter into, the Registration Rights Agreement and (b) PubCo, Sponsor and the Company Shareholder will enter into the Investors Agreement.

10.
Amendment to Section 8.25.   Section 8.25 of the Merger Agreement is hereby amended and restated as follows:

Section 8.25 Additional Company Shareholder Consideration and Earnout Shares.
a.
Additional Closing Share Consideration.   In the event that the SPAC Stockholder Redemptions equal or exceed 85% of the outstanding SPAC Class A Shares, PubCo shall issue or cause to be issued to the Company Shareholder on the Closing Date a one-time

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additional 12,254,902 PubCo Shares for no additional consideration or payment by Company Shareholder (the “Additional Closing Share Consideration”).
b.
Deferred Share Consideration.   In the event that the SPAC Stockholder Redemptions are less than 85% of the outstanding SPAC Class A Shares, PubCo shall issue or cause to be issued to the Company Shareholder the following additional PubCo Shares for no additional consideration or payment by Company Shareholder: (A) on the date that the 2023 Earnout Threshold is achieved (if at all), 6,127,451 PubCo Shares, (B) on the date that the 2024 Earnout Threshold is achieved (if at all), 6,127,451 PubCo Shares, (C) on the date that the Catch-up Earnout Threshold is achieved (if at all), 12,254,902 PubCo Shares, and (D) immediately prior to the consummation of a Change of Control described in Section 8.25(d) (if applicable), 12,254,902 PubCo Shares (the “Deferred Share Consideration”).

c.
Earnouts.   Company Shareholder will receive and be issued additional PubCo Shares, up to a maximum aggregate of 10,000,000 PubCo Shares, for no additional consideration or payment by Company Shareholder, in the amounts and upon the occurrence of the events set forth as follows:

i.
2023 Earnout.   If PubCo and its Subsidiaries, as a whole, generate an amount of Net Gaming Revenue in the fiscal year 2023 greater than or equal to an amount equal to one hundred ten percent (110%) multiplied by Net Gaming Revenue in the fiscal year 2022 (the “2023 Earnout Threshold”), as reported in PubCo’s annual report on Form 20-F for the year ended December 31, 2023, as filed by PubCo with the SEC, then PubCo shall promptly (and in any event within five (5) Business Days of the date that such Form 20-F is filed with the SEC) issue or cause to be issued to the Company Shareholder a one-time additional 5,000,000 PubCo Shares (such PubCo shares issued pursuant to this sentence, the “2023 Contingent Share Consideration”);

ii.
2024 Earnout.   If PubCo and its Subsidiaries, as a whole, generate an amount of Net Gaming Revenue in the fiscal year 2024 greater than or equal to an amount equal to one hundred fifteen percent (115%) multiplied by Net Gaming Revenue in the fiscal year 2023 (the “2024 Earnout Threshold”), as reported in PubCo’s annual report on Form 20-F for the year ended December 31, 2024, as filed by PubCo with the SEC, then PubCo shall promptly (and in any event within five (5) Business Days of the date that such Form 20-F is filed with the SEC) issue or cause to be issued to the Company Shareholder a one-time additional 5,000,000 PubCo Shares (such PubCo shares issued pursuant to this sentence, “2024 Contingent Share Consideration”); and

iii.
Catch-up Earnout.   In the event that (x) the 2023 Earnout Threshold was not achieved and (y) PubCo and its Subsidiaries, as a whole, generate an amount of Net Gaming Revenue in the fiscal year 2024 greater than or equal to an amount equal to one hundred twenty-five percent (125%) multiplied by Net Gaming Revenue in the fiscal year 2022 (the “Catch-up Earnout Threshold”), as reported in PubCo’s annual report on Form 20-F for the year ended December 31, 2024, as filed by PubCo with the SEC, then PubCo shall promptly (and in any event within five (5) Business Days of the date that such Form 20-F is filed with the SEC) issue or cause to be issued to the Company Shareholder a one-time additional amount of PubCo Shares calculated as 10,000,000 PubCo Shares minus any 2024 Contingent Share Consideration which has been issued to Company Shareholder pursuant to Section 8.25(c)(ii) (such PubCo shares issued pursuant to this sentence, the “Catch-up Contingent Share Consideration”).

d.
Change of Control Automatic Issuance.   If a Change of Control of PubCo is consummated prior to the fifth (5th) Business Day after the date on which PubCo files its annual report on Form 20-F for the year ended December 31, 2024, PubCo shall issue or cause to be issued to the Company Shareholder 10,000,000 PubCo Shares less any 2023 Contingent Share Consideration which has been issued to Company Shareholder pursuant to Section 8.25(c)(i). For the purposes of this Agreement, a “Change of Control” shall be deemed to occur with respect to PubCo upon:

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i.
a sale, lease, license, or other disposition, in a single transaction or a series of related transactions, of fifty percent (50%) or more of the assets of PubCo and its direct or indirect Subsidiaries, taken as a whole, to a Person other than the Company Shareholder or any of its Affiliates;

ii.
a takeover, scheme of arrangement, merger, consolidation, or other business combination of PubCo resulting in any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than the Company Shareholder or any of its Affiliates, acquiring at least fifty percent (50%) of the combined voting power of the then outstanding securities of PubCo or the surviving Person outstanding immediately after such combination; or

iii.
any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than the Company Shareholder or any of its Affiliates, obtaining beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the voting stock of PubCo representing more than fifty percent (50%) of the voting power of the capital stock of PubCo entitled to vote for the election of directors of PubCo.

e.
For the avoidance of doubt, the Company Shareholder shall not be entitled to receive more than 22,254,902 total PubCo Shares (such PubCo Shares, the “Maximum Shares”) in connection with meeting the thresholds and/or benchmarks pursuant to this Section 8.25 and the Company Shareholder shall not be entitled to receive more than 10,000,000 total PubCo Shares in connection with meeting the thresholds and/or benchmarks pursuant to Section 8.25(c) or (d). All calculations of percentages in this Section 8.25 shall be made on a currency-by-currency basis (e.g., Dollars to Dollars or Euros to Euros).

f.
All and any portion of the Maximum Shares shall be adjusted to reflect appropriately the effect of any share split, split-up, reverse share split, bonus share issuance or share distribution (including any dividend or distribution of securities convertible into PubCo Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to PubCo Shares occurring on or after the date hereof and prior to the time such PubCo Shares are required to be issued to the Company Shareholder.

g.
PubCo shall, at all times, maintain sufficient authority to permit PubCo to satisfy its issuance obligations set forth in Section 8.25 and shall take all actions required to maintain such authority.

h.
The right of the Company Shareholder to receive any portion of the Maximum Shares: (i) does not give the Company Shareholder dividend rights, voting rights, liquidation rights, preemptive rights, or other rights of shareholders of PubCo or any ownership rights in the assets of PubCo; (ii) shall not be evidenced by a certificate or other instrument; (iii) shall not be assignable or otherwise transferable by the Company Shareholder, except (A) pursuant to an Order or (B) without consideration in connection with the dissolution, liquidation or termination of the Company Shareholder; provided, that any such transferee(s) shall be bound by the terms of this Section 8.25; (iv) shall not accrue or pay interest on any portion thereof; and (v) does not represent any right other than the right to receive the consideration set forth in this Section 8.25 upon satisfaction of the applicable condition(s). Any attempted transfer of the right to any Earnout Consideration (other than as specifically permitted by the immediately preceding sentence) shall be null and void.

11.
Amendment to Article VIII.   The following is added as a new Section 8.29 of the Merger Agreement titled “Non-Redemption and Financing Transactions”:

a.
Notwithstanding anything in Section 7.1, Section 7.2, or Section 8.1(b) to the contrary, prior to the date that the Registration Statement has become effective, if SPAC determines it is reasonably necessary to ensure the Net Closing Proceeds exceed $12,500,000 or to meet Nasdaq listing standards, the SPAC shall use its reasonable best efforts to enter into non-redemption

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agreements with one or more third parties which shall provide, among other things, that such persons shall not engage in SPAC Stockholder Redemptions with respect to the SPAC Class A Shares held by such stockholders (a “Non-Redemption Transaction”) on terms mutually acceptable to the Parties (with each Party acting reasonably and in good faith). The Company shall cooperate with the SPAC to assist with its efforts to enter into such Non-Redemption Transactions. Such cooperation shall include, among other things, reasonably cooperating with the preparation of definitive documentation and the schedules and exhibits thereto, in each case, customarily required to be delivered under such definitive documentation, and reasonably cooperating in satisfying the conditions precedent set forth in the definitive Non-Redemption Transaction documentation to the extent the satisfaction of such condition requires the cooperation of, or is within the control of, the Parties. Furthermore, if, in connection with the execution of definitive written agreements providing for a Non-Redemption Transaction, the counterparty to such Non-Redemption Transaction requires as a condition to the execution of such definitive written agreement any make whole rights, grants, issuances or transfers of additional equity securities or other similar rights with respect to any SPAC Class A Shares that are the subject of such Non-Redemption Transaction, then, subject to the mutual agreement of each of the Company, PubCo, and SPAC to such make-whole, grants, issuances or transfers of additional equity securities or other similar terms and conditions (such agreement not to be unreasonably withheld, conditioned or delayed), then either (x) the SPAC shall cause the Sponsor to transfer a number of SPAC Class B Shares to such counterparties, provided that the total number of shares transferred by the Sponsor to all such counterparties combined shall not exceed 1,000,000 SPAC Class B Shares (the “Allocated Sponsor Shares”) or (y) the SPAC shall cause the Sponsor to forfeit the Allocated Sponsor Shares and PubCo shall issue a number of newly issued PubCo Shares on the Closing Date to such counterparties not less than the number of Allocated Sponsor Shares forfeited by the Sponsor, in any such case, in accordance with the terms of the Non-Redemption Transaction. Notwithstanding anything to the contrary set forth in this Agreement, including this Section 8.29, in no event shall a Party agree to any terms or provisions relating to any Non-Redemption Transaction, including any make whole rights, grants or transfers of additional equity securities or other similar rights relating thereto, that would reasonably be expected to (A) result in the Transactions not qualifying as an exchange pursuant to Section 351 of the Code (to the extent such Transactions are intended to so qualify) or (B) have other adverse tax consequences relating to the Transactions.
12.
Amendment to Article VIII.   The following is added as a new Section 8.30 of the Merger Agreement titled “Post-Closing Payments”:

As soon as practicable after the Closing Date, the PubCo board of directors will determine the amount of the net profits generated by the Company and its Subsidiaries during the period from April 1, 2022 through the month end immediately prior to the Closing Date (the “Shareholder Payment Period”) based on the financial statements covering the Shareholder Payment Period (such amount as determined by the PubCo board of directors, the “Shareholder Payment”). Within five (5) Business Days after the PubCo board of directors has determined the Shareholder Payment, PubCo shall make the Shareholder Payment to the Company Shareholder by wire transfer of immediately available funds; provided that if after making the Shareholder Payment, PubCo would have an amount of cash less than the sum of (i) three million dollars ($3,000,000) plus (ii) the Net Closing Proceeds (such amount of cash, the “Minimum Liquidity”), the Company shall only pay to the Company Shareholder such portion of the Shareholder Payment so that PubCo maintains its Minimum Liquidity, or such other amount higher than the Minimum Liquidity as agreed to by the Company Shareholder and the PubCo board of directors, immediately following such payment, with the remainder of the Shareholder Payment to be paid to the Company Shareholder in exchange for a lump sum non-interest bearing note with a maturity date as of the one (1) year anniversary of the Closing Date.

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13.
Amendment to Section 9.2(g).   Section 9.2(g) of the Merger Agreement is hereby amended and restated as follows:

a.
The Net Closing Proceeds shall equal or exceed Twelve Million Five Hundred Thousand Dollars ($12,500,000.00).

14.
Amendment to Section 11.1(h).   Section 11.1(h) of the Merger Agreement is hereby amended and restated as follows:

a.
by the Company, if the anticipated Net Closing Proceeds of SPAC (as reasonably determined by the Company based on the SPAC Financing Certificate) are less than Twelve Million Five Hundred Thousand Dollars ($12,500,000.00).

15.
Amendments to Defined Terms.

a.
The following defined terms in Section 13.2 of the Merger Agreement are hereby amended and restated as follows:

i.
“Closing Share Consideration” shall mean a number of PubCo Shares equal to (i) (a) the Closing Share Value minus the Initial Share Premium minus the Closing Cash Consideration divided by (b) $10.20, (ii) minus the Additional Closing Share Consideration (if any).

ii.
“Closing Share Value” shall mean (a) Five Hundred Million Dollars ($500,000,000) plus (b) the value of the Additional Closing Share Consideration (if any).

iii.
“Earnout Consideration” shall mean, collectively, the 2023 Contingent Share Consideration, the 2024 Contingent Share Consideration, and the Catch-up Contingent Share Consideration, in each case to the extent earned and issued pursuant to Section 8.25.

iv.
“Net Gaming Revenue” shall mean all revenues, receipts and income of any kind collected or derived directly or indirectly by PubCo or any of its direct or indirect Subsidiaries arising from its online gaming products, determined in accordance with IFRS, less winnings paid to players and any Player Incentives.

v.
“PubCo Shares” shall mean ordinary shares, par value $1.00, of PubCo.

b.
The following defined terms are hereby inserted in appropriate alphabetical order in Section 13.2 of the Merger Agreement:

i.
“Initial Share Premium” shall mean Five Hundred Ninety-Eight Thousand Dollars ($598,000).

ii.
“Net Closing Proceeds” shall mean the funds contained in the Trust Account, together with the cash on SPAC’s balance sheet and the aggregate amount of gross proceeds from any Future PIPE Investment, after giving effect to the SPAC Stockholder Redemptions and the payment of or reimbursement of previously paid Transaction Expenses.

c.
The defined terms “First Annualized Net Gaming Revenue”, “Third Level Contingent Share Consideration” and “VWAP” in Section 13.2 of the Merger Agreement are hereby deleted in their entirety.

d.
The table set forth in Section 13.1 is deemed updated as necessary to reflect the foregoing updates in the defined terms used in the Merger Agreement.

16.
Amendment to Exhibit B.   Exhibit B to the Merger Agreement is hereby amended and restated in its entirety to read as set forth on Annex I attached hereto.

17.
Amendment to Exhibit E.   Exhibit E to the Merger Agreement is hereby deleted in its entirety and “[RESERVED]” is inserted in lieu thereof.

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18.
Amendment to Section 5.22 of SPAC Disclosure Letter.   Section 5.22 of the SPAC Disclosure Letter is hereby amended and restated in its entirety to read “None”.

19.
Confirmation of Other Provisions.   Except as expressly modified or amended herein, all other terms and provisions of the Merger Agreement remain unchanged and shall continue in full force and effect. This Amendment, along with the Merger Agreement, constitute the full and entire understanding and agreement among the Parties with regard to the subject matter hereof and thereof.

20.
Incorporation by Reference.   Each of Section 12.2 (Interpretation), Section 12.3 (Counterparts; Electronic Delivery), Section 12.6 (Severability), Section 12.8 (Governing Law), Section 12.9 (Consent to Jurisdiction; Waiver of Jury Trial), Section 12.10 (Rules of Construction), Section 12.12 (Assignment), and Section 12.14 (Extension; Waiver) of the Merger Agreement are hereby incorporated by reference, mutatis mutandis.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first written above.
KOMISIUM LIMITED
By:
/s/ Rodolfo Odoni

Name:
Rodolfo Odoni

Title:
Director

LOGFLEX MT HOLDING LIMITED
By:
/s/ Panagiotis Piter Trataris

Name:
Panagiotis Piter Trataris

Title:
Director

NOVIBET PLC
By:
/s/ George Athanasopoulos

Name:
George Athanasopoulos

Title:
Director

NOVIBET MERGER SUB INC.
By:
/s/ George Athanasopoulos

Name:
George Athanasopoulos

Title:
President

ARTEMIS STRATEGIC INVESTMENT CORPORATION
By:
/s/ Thomas Granite

Name:
Thomas Granite

Title:
Chief Financial Officer

[Signature Page to Amendment No. 1 to Agreement and Plan of Reorganization]

A-2-9

Annex I
Form of Investors Agreement
[See Annex C to the Proxy Statement / Prospectus]

A-2-10

Annex A-3
JOINDER, RELEASE AND AMENDMENT NO. 2 TO
AGREEMENT AND PLAN OF REORGANIZATION
This Joinder, Release and Amendment No. 2, dated as of December 14, 2022 (this “Amendment”), (i) is by and among Komisium Limited, a private company limited by shares incorporated under the laws of Cyprus and the holder of all of the issued Company Ordinary Shares (the “Company Shareholder”), Logflex MT Holding Limited, a limited liability company registered under the laws of Malta with company registration number C 77769 and having its registered office at 170, Pater House, Level 1 (Suite A191), Psaila Street, Birkirkara, BKR 9077, Malta and a direct, wholly-owned subsidiary of the Company Shareholder (the “Company”), Novibet PLC, a United Kingdom public limited company and a direct, wholly-owned subsidiary of the Company Shareholder (the “Existing PubCo”), Novibet Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Existing PubCo (“Merger Sub”), Artemis Strategic Investment Corporation, a Delaware corporation (“SPAC”), and, for the purposes set forth in Section 1 hereof, Novibet PLC, a public limited company limited by shares incorporated under the laws of Jersey with registered number 146602 and a direct, wholly-owned subsidiary of the Company Shareholder (the “Successor PubCo”), and (ii) amends the Agreement and Plan of Reorganization, dated March 30, 2022, as amended pursuant to the Amendment No. 1 to Agreement and Plan of Reorganization, dated September 2, 2022, each by and among the Company Shareholder, the Company, the Existing PubCo, Merger Sub and SPAC (the “Merger Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement.
RECITALS
WHEREAS, the Existing PubCo is a public limited company incorporated under the laws of England and Wales;
WHEREAS, the parties to the Merger Agreement have elected to change the jurisdiction of incorporation of the public company following the consummation of the Transactions from England and Wales to Jersey (the “PubCo Domicile Change”);
WHEREAS, the PubCo Domicile Change will be accomplished by incorporating the Successor PubCo as a newly formed, direct, wholly-owned subsidiary of the Company Shareholder, replacing the Existing PubCo with the Successor PubCo as a party to the Merger Agreement, and dissolving the Existing PubCo;
WHEREAS, the Successor PubCo was incorporated as a company limited by shares incorporated under the laws of Jersey on December 9, 2022;
WHEREAS, the parties to the Merger Agreement desire to amend the Merger Agreement in the manner set forth below as provided herein, including to effectuate the PubCo Domicile Change;
WHEREAS, pursuant to Section 12.13 of the Merger Agreement, the Merger Agreement may be amended by an instrument in writing signed by the Company Shareholder, the Company, the Existing PubCo, Merger Sub and SPAC; and
WHEREAS, in connection with the PubCo Domicile Change, the Existing PubCo will transfer to the Successor PubCo each issued and outstanding share of common stock, par value $0.0001 per share, of Merger Sub.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, intending to be legally bound hereby, it is hereby agreed as follows:
1.
Joinder of Successor PubCo; Release of Existing PubCo.   Effective as of date of this Amendment:

a.
The Successor PubCo (i) has received and reviewed and understands the terms of the Merger Agreement and the other Transaction Agreements to which the Existing PubCo is a party and all exhibits thereto, and (ii) effective as of the date of this Amendment, (x) joins in the execution of, and becomes a party to, the Merger Agreement and each of the other Transaction Agreements to which the Existing PubCo is a party, in the place of and in substitution for

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the Existing PubCo, and (y) agrees to assume all of the obligations of the Existing PubCo under, and be bound by all of the terms of, the Merger Agreement and the other Transaction Agreements to which the Existing PubCo is a party, in each case, with the same force and effect as if the Successor PubCo were an original signatory thereto and were expressly identified as “PubCo” therein.
b.
The Company Shareholder, the Company, Merger Sub and SPAC each hereby (i) agrees that, from and after the date of this Amendment, the Existing PubCo shall no longer be a party to the Merger Agreement or any other Transaction Agreement, (ii) agrees that, the Successor PubCo will assume and become responsible for any and all actions, claims or causes of action against or liabilities of any nature of the Existing PubCo or any present and former directors, officers, agents and employees of the Existing PubCo, in each case, in law or equity, known or unknown, and whether or not heretofore asserted, which any of them ever had, now has or hereafter can, shall or may have against any of the foregoing for, upon or by reason of any matter, cause or thing whatsoever since the formation of the Existing PubCo to the date hereof, including, without limitation, any claim that any of the foregoing may have under the Merger Agreement, (iii) following the assumption of the Successor PubCo of the liabilities set forth in the preceding clause (ii), the Existing Pubco shall not be responsible for any such liabilities, and (iv) consents to (x) the dissolution of the Existing PubCo following the date of this Amendment and (y) the Successor PubCo’s execution and/or entry into articles of association and such other Organizational Documents as are customary for a public limited company limited by shares incorporated under the laws of Jersey, it being understood and agreed that such articles shall substantially comply with the form of the Restated Articles for the Existing PubCo attached as Exhibit A to the Merger Agreement with such changes as the Company Shareholder may consider necessary or advisable in light of the PubCo Domicile Change or as otherwise agreed with SPAC.

2.
Amendment to Introductory Paragraph.   The phrase “Novibet PLC, a United Kingdom public limited company” in the introductory paragraph of the Merger Agreement is hereby deleted and replaced with the phrase “Novibet PLC, a public limited company limited by shares incorporated under the laws of Jersey with registered number 146602”.

3.
Amendment to Sixteenth Recital. The sixteenth recital to the Merger Agreement is hereby amended and restated as follows:

WHEREAS, prior to the Closing, PubCo shall amend and restate the articles of association of PubCo in the form attached hereto as Exhibit A, with such changes as mutually agreed to by the Parties (the “Restated Articles”).
4.
Amendment to Section 4.1.   The phrase “the Companies Act 2006 (United Kingdom)” in Section 4.1 of the Merger Agreement is hereby deleted and replaced with the phrase “the Companies (Jersey) Law 1991”.

5.
Amendment to Section 6.4.   The sentence “As of immediately before the Closing, the Company Shareholder has good and valid title to and is the sole and exclusive legal and beneficial owner of the Equity Interests of the Company” in Section 6.4 of the Merger Agreement is hereby deleted and replaced with the sentence “As of immediately before the Closing, the Company Shareholder and each Permitted Transferee, if any, collectively have good and valid title to and are the sole and exclusive legal and beneficial owners of the Equity Interests of the Company”.

6.
Amendment to Section 7.1(e).   Section 7.1(e) of the Merger Agreement is hereby amended and restated in its entirety as follows:

except for transactions between or among the Group Companies: (i) split, combine or reclassify any capital stock or warrants, effect a recapitalization or issue or authorize the issuance of any Equity Interests or effect any similar change in capitalization; (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, capital stock or any other Equity Interests, as applicable, in any Group Company, except in connection with the termination or resignation of any employees,

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directors or officers of the Group Companies; (iii) declare, set aside or pay any dividend or make any other distribution; or (iv) issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other Equity Interests of the Group Companies, other than, for the avoidance of doubt and without limiting the first paragraph of this Section 7.1, any Permitted Transfer;
7.
Amendment to Section 7.1(j).   Section 7.1(j) of the Merger Agreement is hereby amended to delete the phrase “(A) any note made by the Company in favor of the Company Shareholder referenced in the last sentence of Section 7.1(e) and (B)”.

8.
Amendment to Section 8.7.   Section 8.7 of the Merger Agreement is hereby amended and restated in its entirety as follows:

The Company Shareholder hereby agrees not to, directly or indirectly, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, (i) sell, offer, transfer, exchange, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise) (collectively, “Transfer”), or enter into any Contract or option with respect to the Transfer of, any of the Company Shareholder’s Equity Interests of the Company or PubCo or the beneficial ownership (as defined in Section 13(d) of the Exchange Act) thereof, or (ii) take any action that would make any representation or warranty of the Company Shareholder contained herein untrue or incorrect as of the Closing Date or have the effect of preventing the Company Shareholder from performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer by the Company Shareholder as of the date of this Agreement of up to ten percent (10%) of the issued Company Ordinary Shares prior to the Closing Date (a “Permitted Transfer”, and the transferee in any Permitted Transfer, a “Permitted Transferee”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the Permitted Transferee agrees in a written joinder substantially in the form attached hereto as Exhibit E, to assume all of the obligations of the Company Shareholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 8.7 shall not relieve the Shareholder of its obligations under this Agreement. Any Transfer in violation of this Section 8.7 with respect to the Company Shareholder’s Equity Interests of the Company shall be null and void.
9.
Amendment to Section 8.22.   Section 8.22 of the Merger Agreement is hereby amended and restated in its entirety as follows:

On the Closing Date (a) PubCo, the Sponsor and the Company Shareholder will enter into, and the Company Shareholder shall cause any of its Permitted Transferees to enter into and SPAC shall cause the other security holders identified therein to enter into, the Registration Rights Agreement and (b) PubCo, Sponsor and the Company Shareholder will enter into the Investors Agreement.
10.
Amendment to Section 8.24.   Section 8.24 of the Merger Agreement is hereby amended and restated in its entirety as follows:

PubCo shall adopt the Restated Articles and such Restated Articles to be duly adopted by all necessary actions of the board of directors of PubCo, duly filed with the Registrar of Companies prior to the Closing.
11.
Amendment to Section 8.27.   Section 8.27 of the Merger Agreement is hereby deleted in its entirety and “RESERVED” is inserted in lieu thereof.

12.
Amendment to Section 13.1. The definition of “Business Day” under Section 13.1 is hereby amended and restated in its entirety as follows:

“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York; Birkirkara, Malta; Athens, Greece; London, England; or Saint Helier, Jersey are authorized or required by Applicable Law to close.

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13.
Amendment to Exhibit A.   Exhibit A to the Merger Agreement is hereby amended and restated in its entirety to read as set forth on Annex I attached hereto.

14.
Amendment to Exhibit B.   Exhibit B to the Merger Agreement is hereby amended and restated in its entirety to read as set forth on Annex II attached hereto.

15.
Amendment to Exhibit C.   Exhibit C to the Merger Agreement is hereby amended and restated in its entirety to read as set forth on Annex III attached hereto.

16.
Amendment to Exhibit D.   Exhibit D to the Merger Agreement is hereby amended and restated in its entirety to read as set forth on Annex IV attached hereto.

17.
Amendment to Exhibit E.   Exhibit E to the Merger Agreement is hereby amended and restated in its entirety to read as set forth on Annex V attached hereto.

18.
Amendment to Exhibit F.   Exhibit F to the Merger Agreement is hereby amended and restated in its entirety to read as set forth on Annex VI attached hereto.

19.
Confirmation of Other Provisions.   Except as expressly modified or amended herein, all other terms and provisions of the Merger Agreement remain unchanged and shall continue in full force and effect. This Amendment, along with the Merger Agreement, constitute the full and entire understanding and agreement among the Parties with regard to the subject matter hereof and thereof.

20.
Incorporation by Reference.   Each of Section 12.2 (Interpretation), Section 12.3 (Counterparts; Electronic Delivery), Section 12.6 (Severability), Section 12.8 (Governing Law), Section 12.9 (Consent to Jurisdiction; Waiver of Jury Trial), Section 12.10 (Rules of Construction), Section 12.12 (Assignment), and Section 12.14 (Extension; Waiver) of the Merger Agreement are hereby incorporated by reference, mutatis mutandis.

[Signature page follows]

A-3-4

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first written above.
KOMISIUM LIMITED
By:
/s/ Rodolfo Odoni

Name:
Rodolfo Odoni

Title:
Director

LOGFLEX MT HOLDING LIMITED
By:
/s/ Panagiotis Piter Trataris

Name:
Panagiotis Piter Trataris

Title:
Director

NOVIBET PLC
By:
/s/ George Athanasopoulos

Name:
George Athanasopoulos

Title:
Director

NOVIBET MERGER SUB INC.
By:
/s/ George Athanasopoulos

Name:
George Athanasopoulos

Title:
President

ARTEMIS STRATEGIC INVESTMENT CORPORATION
By:
/s/ Thomas Granite

Name:
Thomas Granite

Title:
Chief Financial Officer

[Signature Page to Joinder, Release and Amendment No. 2 to Agreement and Plan of Reorganization]

A-3-5

For the purposes set forth in Section 1 hereof:
NOVIBET PLC
By:
/s/ George Athanasopoulos

Name:
George Athanasopoulos

Title:
Director

[Signature Page to Joinder, Release and Amendment No. 2 to Agreement and Plan of Reorganization]

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Annex I
Form of Successor PubCo Articles
[To be agreed upon]

A-3-7

Annex II
Form of Investors Agreement
[See Annex C to the Proxy Statement / Prospectus]

A-3-8

Annex III
Form of Registration Rights Agreement
[See Annex E to the Proxy Statement / Prospectus]

A-3-9

Annex IV
Form of Assignment and Assumption of Warrant Agreement
[See Annex F to the Proxy Statement / Prospectus]

A-3-10

Annex V
Form of Joinder
See attached

A-3-11

EXHIBIT E
FORM OF JOINDER AGREEMENT
This JOINDER AGREEMENT (this “Joinder Agreement”), dated as of [•], 20[•], is made and entered into by and among [•] (the “Transferee”), Komisium Limited, a private company limited by shares incorporated under the laws of Cyprus (the “Company Shareholder”), and Artemis Strategic Investment Corporation, a Delaware corporation (“SPAC”). Each of the Transferee, the Company Shareholder, and SPAC shall individually be referred to herein as a “Party” and, collectively, as the “Parties.” Capitalized terms used in this Joinder Agreement, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).
RECITALS
WHEREAS, the Company Shareholder, SPAC, Logflex MT Holding Limited, a limited liability company registered under the laws of Malta (the “Company”), Novibet PLC, a Jersey public limited company and Novibet Merger Sub Inc., a Delaware corporation, have entered into an agreement and plan of reorganization dated as of March 30, 2022, a copy of which is attached hereto as Exhibit A (such agreement as may be amended from time to time, the “Merger Agreement”);
WHEREAS, the Company Shareholder wishes to Transfer [•] of the issued Company Ordinary Shares (the “Transferred Shares”) held by the Company Shareholder to the Transferee; and
WHEREAS, pursuant to the Merger Agreement, the Transfer by the Company Shareholder of Transferred Shares shall be permitted only if, as a precondition to such Transfer, the Transferee agrees to execute and deliver this Joinder Agreement.
NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
AGREEMENT TO BE BOUND BY THE MERGER AGREEMENT
1.1   Agreement to be Bound.   The Transferee (a) has received and reviewed and understands the terms of the Merger Agreement and all exhibits thereto, (b) hereby acknowledges and agrees that the Transferee is a holder of Company Ordinary Shares for purposes of the Merger Agreement, and (c) effective as of the date of this Joinder Agreement, agrees to assume all of the obligations of the Company Shareholder under, and be bound by all of the terms of, Section 3.1 of the Merger Agreement. The Transferee acknowledges that (x) the Transferee’s receipt and ownership of the Transferred Shares is conditioned upon the execution and delivery of this Joinder Agreement; and (y) the Transferee shall not be entitled to any rights under the Merger Agreement, until the execution and delivery of this Joinder Agreement. Except for the obligation to sell and transfer the Transferred Shares to PubCo immediately before the Effective Time in accordance with Section 3.1 of the Merger Agreement, the Transferee shall not have any responsibilities, duties or obligations under the Merger Agreement.
1.2   Obligations of the Company Shareholder.   The Company Shareholder acknowledges and agrees that the assumption of obligations by the Transferee pursuant to this Joinder Agreement shall not relieve the Company Shareholder of its obligations under the Merger Agreement.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE TRANSFEREE
The Transferee hereby represents and warrants to the SPAC as follows as of the date hereof:
2.1   Due Organization; Good Standing; Capacity.   If the Transferee is not an individual, the Transferee (i) is a legal entity duly organized, validly existing and in good standing (to the extent such concept or a comparable status is recognized) under the applicable law of the jurisdiction of its incorporation

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or organization, and (ii) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Joinder Agreement and to consummate the transactions contemplated hereby. If the Transferee is an individual, he or she has all the requisite capacity to execute and deliver this Joinder Agreement, to perform his or her obligations hereunder and to consummate the transaction contemplated hereby.
2.2   Authority; Binding Nature of Agreements.   The execution, delivery and performance of this Joinder Agreement by the Transferee, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by all requisite action on the part of the Transferee. No other action on the part of the Transferee is necessary to authorize the execution, delivery and performance of this Joinder Agreement and the consummation of the transactions contemplated hereby. This Joinder Agreement has been duly executed and delivered by the Transferee and constitutes a valid and binding obligation of the Transferee enforceable against it in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
2.3   Consents and Approvals.   The execution, delivery and performance of this Joinder Agreement by the Transferee does not, and the consummation of the transactions contemplated by the Merger Agreement, will not (i) constitute or result in a breach or violation of, or a default under, the governing documents of the Transferee (if the Transferee is not a natural person), (ii) with or without notice, lapse of time or both, constitute or result in a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, or the creation, modification or acceleration of any obligations under, any Contract binding upon the Transferee, (iii) conflict with or violate any Applicable Law to which the Transferee is subject, (iv) constitute or result in the creation of any Lien on the Transferred Shares or (v) require the Transferee to obtain any consent or make or deliver any filing or notice to a Governmental Entity.
2.4   Actions.   As of the date hereof, (i) there are no Legal Proceedings pending against the Transferee or, to the knowledge of the Transferee, threatened against the Transferee in writing and (ii) the Transferee is not a party to or subject to any audits, examinations or investigations by any Governmental Entity.
2.5   Sophistication; Opportunity to Examine and Consult.   The Transferee acknowledges that the Transferee is sophisticated and has such knowledge and experience in financial and business matters and that the Transferee is capable of evaluating the merits and risks of the Merger and the other transactions contemplated by the Merger Agreement. By executing this Joinder Agreement, the Transferee acknowledges and agrees that, (a) the Transferee has carefully reviewed the Merger Agreement and this Joinder Agreement and executes this Joinder Agreement with full knowledge of the contents of this Joinder Agreement and the legal consequences thereof, and any and all rights which the Parties hereto may have with respect to one another, and (b) prior to entering into this Joinder Agreement, the Transferee has had an opportunity to consult with the Transferee’s independent legal, tax, accounting and financial advisers, including as to the tax consequences of the transactions contemplated by the Merger Agreement and fully understands the terms and conditions contained herein and therein.
ARTICLE III
MISCELLANEOUS
3.1   Assignment; Successors.   No Party may assign, directly or indirectly, including by operation of law, either this Joinder Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 3.1, this Joinder Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.
3.2   Severability.   If any term or other provision of this Joinder Agreement is invalid, illegal or incapable of being enforced by any Applicable Law, or public policy, all other conditions and provisions of this Joinder Agreement shall nevertheless remain in full force and effect to the fullest extent possible permitted by Applicable Law.

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3.3   Notices.   All notices, requests, claims, demands, waivers and other communications hereunder shall be governed by the provisions under the Merger Agreement. All communications to the Transferee must be addressed to:
[•]
Attention: [•]
Email: [•]
3.4   Governing Law.   This Joinder Agreement and any action, suit, dispute, controversy or claim arising out of this Joinder Agreement, or the validity, interpretation, breach or termination of this Joinder Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware without the application of principles of conflicts of law that would result in the application of the laws of another jurisdiction.
3.5   Consent to Jurisdiction; Waiver of Jury Trial.
(a)   Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware, or if such court declines jurisdiction, then to any federal court located in Wilmington, Delaware and, in either case, any appellate court therefrom in connection with any matter based upon or arising out of this Joinder Agreement and the consummation of the Transactions, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Person and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Each Party and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (i) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (ii) such Legal Proceeding may not be brought or is not maintainable in such court; (iii) such Person’s property is exempt or immune from execution; (iv) such Legal Proceeding is brought in an inconvenient forum; or (v) the venue of such Legal Proceeding is improper. Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 3.3. Notwithstanding the foregoing in this Section 3.5, any Party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.
(b)   TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS JOINDER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS JOINDER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

A-3-14

3.6   No Third-Party Beneficiaries.   Except as specifically noted under this Joinder Agreement, this Joinder Agreement shall be binding upon and inure solely to the benefit of each party hereto and his, her or its successors and permitted assigns, and nothing in this Joinder Agreement is intended to or shall confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Joinder Agreement.
3.7   Counterparts; Electronic Signature.   This Joinder Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Joinder Agreement may be executed by facsimile or electronic (.pdf) signature and a facsimile or electronic (.pdf) signature shall constitute an original for all purposes.
3.8   Amendment and Modification.   This Joinder Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto signed by each of the parties hereto.
3.9   Waivers.   No failure or delay of a party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
3.10   Expenses.   Notwithstanding anything to the contrary under the Merger Agreement, each party to this Joinder Agreement shall bear its respective legal, accountants, and financial advisory fees and other expenses incurred with respect to this Joinder Agreement, the Merger Agreement and the transactions contemplated hereby and thereby.
3.11   Entire Agreement.   This Joinder Agreement and the Merger Agreement and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. If the provisions of this Joinder Agreement conflict in any way with the provisions of the Merger Agreement, the provisions of the Merger Agreement shall control.

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IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed as of the date first above written.
TRANSFEREE
[•]
By:

Name:
Title:
[Signature Page To Joinder Agreement]

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COMPANY SHAREHOLDER
KOMISIUM LIMITED
By:

Name:
Title:
[Signature Page To Joinder Agreement]

A-3-17

SPAC
ARTEMIS STRATEGIC INVESTMENT CORPORATION
By:

Name:
Title:
[Signature Page To Joinder Agreement]

A-3-18

Exhibit A
Merger Agreement
[See attached]

A-3-19

Annex VI
Form of Promissory Note
[See Annex A-1, Exhibit F to the Proxy Statement / Prospectus]

A-3-20

Annex B
Form of Restated Articles
of Novibet plc
[•]

Dated             2023
Companies (Jersey) Law 1991
Company Limited by Shares

AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
NOVIBET PLC

B-i

B-ii

B-iii

B-iv

B-v

B-vi

Companies (Jersey) Law 1991
Company Limited by Shares
Articles of Association
of
Novibet plc
1
Definitions, interpretation and exclusion of Standard Table

Definitions
1.1
In these Articles, the following definitions apply:

Artemis means Artemis Sponsor, LLC a Delaware limited liability company;
Articles means, as appropriate:
(a)
these Articles of Association as amended from time to time; or

(b)
two or more particular Articles of these Articles;

and Article refers to a particular Article of these Articles;
Auditors means the auditors of the Company for the time being or, in the case of joint auditors, any one of them;
Board means the board of directors from time to time of the Company or those directors present at a duly convened meeting of the directors at which a quorum is present;
Business Day means a day other than a public holiday in the Island, London (United Kingdom) or New York (New York), a Saturday or a Sunday;
Chief Executive Officer means the chief executive officer of the Company or any other person appointed to perform the duties of the chief executive officer of the Company, including a joint, assistant or deputy chief executive officer and any person appointed to perform the duties of chief executive officer temporarily or in any particular case;
Clear Days, in relation to a period of notice, means that period excluding:
(a)
the day when the notice is deemed to be received; and

(b)
the day for which it is given or on which it is to take effect;

Company means the above-named company;
control means with respect to the relationship between or among two or more persons, the possession directly or indirectly of the power to direct or cause the directions of management or policies of a person (whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise), and “controlling”, “controlled by” and “under common control” shall be construed accordingly;
Default Rate means 3% (three per cent) per annum over the base rate of the Bank of England from time to time;
Depositary means any depositary, custodian or nominee that holds legal title to Shares in the capital of the Company for or on behalf of The Depository Trust Company;
Electronic has the meaning given to that term in the Electronic Communications (Jersey) Law 2000;
Electronic Record has the meaning given to that term in the Electronic Communications (Jersey) Law 2000;

Electronic Signature has the meaning given to that term in the Electronic Communications (Jersey) Law 2000;
Exchange Act means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time;
Fully Paid and Paid Up means that the agreed issue price for a Share has been fully paid or credited as paid in money or money’s worth;
Island means Jersey, Channel Islands;
Komisium Limited means Komisium Limited, a private company limited by shares incorporated under the laws of Cyprus;
Law means the Companies (Jersey) Law 1991;
Member means any person or persons entered on the register of members from time to time as the holder of a Share;
Memorandum means the Memorandum of Association of the Company as amended from time to time;
NASDAQ means the NASDAQ Stock Market LLC;
Officer means a person appointed to hold an office in the Company; and the expression includes a director, alternate director or liquidator, but does not include the Secretary;
Ordinary Resolution means a resolution of a duly constituted general meeting of the Company passed by a simple majority of the votes cast by, or on behalf of, the Members entitled to vote. The expression also includes a written resolution signed by or on behalf of a simple majority of the Members who, at the date when the resolution is deemed to be passed, would be entitled to vote on the resolution if it were proposed at a meeting;
Ordinary Shares means ordinary shares of $1.00 each in the capital of the Company having the rights and being subject to the restrictions set out in these Articles;
SEC means the U.S. Securities and Exchange Commission;
Secretary means a person appointed to perform the duties of the secretary of the Company, including a joint, assistant or deputy secretary;
Securities Act means the United States Securities Act of 1933, as amended;
Security Interests Law means the Security Interests (Jersey) Law 2012 (as amended, modified, replaced or superseded);
Secured Shares mean any shares of the Company that are subject to a security interest created pursuant to the Security Interests Law;
Share means a share in the share capital of the Company; and the expression:
(c)
includes stock (except where a distinction between shares and stock is expressed or implied); and

(d)
where the context permits, also includes a fraction of a share;

Shareholder Regulatory Event means as defined in Article 10.4;
Special Resolution has the meaning given to that term in the Law provided that, pursuant to Article 90(1A)(b) of the Law, a majority of not less than 75% of the Members entitled to vote shall be the greater majority required for the passing of such special resolution. The expression also includes a written resolution signed by or on behalf of the requisite majority of Members required for the passing of a Special Resolution who, at the date when the resolution is deemed to be passed, would be entitled to vote on the resolution if it were proposed at a meeting;
subsidiary has the meaning given to that term in Article 2 of the Law;
United Kingdom means the United Kingdom of Great Britain and Northern Ireland; and
United States means the United States of America.
Interpretation
1.2
In the interpretation of these Articles, the following provisions apply unless the context otherwise requires:

(a)
a reference in these Articles to a statute is a reference to a statute of the Island as known by its short title, and includes:

(i)
any statutory modification, amendment or re-enactment; and

(ii)
any subordinate legislation or regulations issued under that statute;

(b)
headings are inserted for convenience only and do not affect the interpretation of these Articles, unless there is ambiguity;

(c)
a word which denotes the singular also denotes the plural, a word which denotes the plural also denotes the singular, and a reference to any gender also denotes the other genders;

(d)
a reference to a person includes, as appropriate, a company, trust, partnership, joint venture, association, body corporate or government agency;

(e)
where a word or phrase is given a defined meaning another part of speech or grammatical form in respect to that word or phrase has a corresponding meaning;

(f)
all references to time are to be calculated by reference to time in the place where the Company’s registered office is located;

(g)
the words written and in writing include all modes of representing or reproducing words in a visible form, but do not include an Electronic Record where the distinction between a document in writing and an Electronic Record is expressed or implied; and

(h)
the words including, include and in particular or any similar expression are to be construed without limitation.

Exclusion of Standard Table
1.3
The regulations contained in the Standard Table adopted pursuant to the Companies (Standard Table) (Jersey) Order 1992 and any other regulations contained in any statute or subordinate legislation are expressly excluded and do not apply to the Company.

2
Shares

Power to issue Shares and options, with or without special rights
2.1
The directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued Shares of the Company to such persons at such times and on such terms and conditions as they may decide.

2.2
Without limitation to the preceding Article, the directors may so deal with the unissued Shares of the Company:

(a)
at an issue price determined by the directors;

(b)
with the sanction of an Ordinary Resolution, with preferred, deferred or other special rights or restrictions whether in regard to dividend, voting, return of capital or otherwise;

(c)
without preferred, deferred or other special rights or restrictions whether in regard to dividend, voting, return of capital or otherwise.

Power to issue fractions of a Share
2.3
Subject to the Law, the Company may issue fractions of a Share of any class. A fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a Share of that class of Shares.

Consolidation of fractions of a Share
2.4
If the holder of a fraction of a Share acquires a further fraction of a Share of the same class, the fractions shall be treated as consolidated.

Trusts not recognised
2.5
Except as required by law:

(a)
no person shall be recognised by the Company as holding any Share on any trust; and

(b)
no person other than the Member shall be recognised by the Company as having any right in a Share.

Power to vary class rights
2.6
If the share capital is divided into different classes of Shares then, unless the terms on which a class of Shares was issued state otherwise, the rights attaching to a class of Shares may only be varied if one of the following applies:

(a)
the Members holding two thirds of the issued Shares of that class consent in writing to the variation; or

(b)
the variation is made with the sanction of a Special Resolution passed at a separate general meeting of the Members holding the issued Shares of that class.

2.7
For the purpose of Article 2.6(b), all the provisions of these Articles relating to general meetings apply, mutatis mutandis, to every such separate meeting except that:

(a)
the necessary quorum shall be one or more persons holding, or representing by proxy, not less than one third of the issued Shares of the class; and

(b)
any Member holding issued Shares of the class, present in person or by proxy or, in the case of a corporate Member, by its duly authorised representative, may demand a poll.

Matters not constituting a variation of rights
2.8
The rights attached to any Share or class of Shares shall not, unless otherwise expressly provided by its terms of issue, be deemed to be varied, abrogated or breached by:

(a)
the creation or issue of further Shares ranking pari passu with it; or

(b)
the purchase or redemption by the Company of any of its own Shares (whether of that or any other class) or the sale of any Shares (of that class or any other class) held as treasury shares.

Effect of new Share issue on existing class rights
2.9
Unless the terms on which a class of Shares was issued state otherwise, the rights conferred on the Member holding Shares of any class shall not be deemed to be varied by the creation or issue of further Shares ranking pari passu with the existing Shares of that class.

Capital contributions without issue of further Shares
2.10
With the consent of a Member, the directors may accept a voluntary contribution from that Member without issuing Shares in return. If the directors agree to accept a voluntary contribution from a Member, the directors shall resolve whether that contribution shall be treated as an addition to the capital account of the Company or to a general reserve of the Company (it being understood that the contribution is not provided by way of loan).

Limit on the number of joint holders
2.11
In respect of a Share, the Company shall not be required to enter the names of more than four joint holders in the register of members of the Company.

2.12
If two or more persons are registered as joint holders of a Share, then any one of those joint holders may give effectual receipts for moneys payable in respect of that Share.

Treasury Shares
2.13
From time to time, the Company may hold its own Shares as treasury shares and the directors may sell, transfer or cancel any treasury shares in accordance with the Law. For the avoidance of doubt, the Company shall not be entitled to vote or receive any distributions in respect of any treasury shares held by it.

Branch register
2.14
Subject to and to the extent permitted by the Law, the Company, or the directors on behalf of the Company, may cause to be kept and maintained in any country, territory or place, a branch register of members resident in such country, territory or place and all or any of its other Members and the directors may make and vary such regulations as they may think fit regarding the keeping of any such branch register.

3
Share certificates

Issue of share certificates
3.1
Upon being entered in the register of members as the holder of a Share, a Member shall be entitled:

(a)
without payment, to one certificate for all the Shares of each class held by that Member (and, upon transferring a part of the Member’s holding of Shares of any class, to a certificate for the balance of that holding); and

(b)
upon payment of such reasonable sum as the directors may determine for every certificate after the first, to several certificates each for one or more of that Member’s Shares.

3.2
Every certificate shall specify the number, class and distinguishing numbers (if any) of the Shares to which it relates and whether they are Fully Paid or partly paid up. A certificate may be executed under seal or executed in such other manner as the directors determine, having regard to the terms of issue, the statutes and the requirements of the SEC, may authorise.

3.3
The Company shall not be bound to issue more than one certificate for Shares held jointly by several persons and delivery of a certificate for a Share to one joint holder shall be a sufficient delivery to all of them.

Renewal of lost or damaged share certificates
3.4
If a share certificate is defaced, worn-out, lost or destroyed, it may be renewed on such terms (if any) as to:

(a)
evidence;

(b)
indemnity;

(c)
payment of the expenses reasonably incurred by the Company in investigating the evidence; and

(d)
payment of a reasonable fee, if any, for issuing a replacement share certificate,

as the directors may determine, and (in the case of defacement or wearing-out) on delivery to the Company of the old certificate.
Uncertificated securities
3.5
Unless otherwise determined by the Board and as part of the terms of any allotment, the Company shall not issue and no person shall be entitled to receive a certificate in respect of any Share or other security issued by the Company for so long as it is in uncertificated form.

3.6
Conversion of securities in certificated form into uncertificated form, and vice versa, may be made in such manner as the Board may, in its absolute discretion, think fit (subject always to the statutes).

3.7
All registers of holders relating to securities issued by the Company will be maintained as required by the Law and will distinguish between securities held in uncertificated form and securities held in certificated form. Unless the Board shall otherwise determine, holdings of the same holder or joint holders in certificated form shall be treated as separate from the same person or persons’ holdings in uncertificated form, but a class of securities shall not be treated as two classes by virtue only of the fact that it comprises securities in certificated form and securities in uncertificated form (even if, as a result of any provision of these Articles, securities are treated differently according to whether they are in certificated or uncertificated form).

3.8
No certificate will normally be issued in respect of securities held by a financial institution.

4
Lien on Shares

Nature and scope of lien
4.1
The Company has a first and paramount lien on all Shares (which are not Fully Paid) registered in the name of a Member (whether solely or jointly with others). The lien is for all moneys payable to the Company by the Member or the Member’s estate:

(a)
either alone or jointly with any other person, whether or not that other person is a Member; and

(b)
whether or not those moneys are presently payable.

4.2
At any time the directors may declare any Share to be wholly or partly exempt from the provisions of this Article.

Company may sell Shares to satisfy lien
4.3
The Company may sell any Shares over which it has a lien if all of the following conditions are met:

(a)
the sum in respect of which the lien exists is presently payable;

(b)
the Company gives notice to the Member holding the Share (or to the person entitled to it in consequence of the death or bankruptcy of that Member) demanding payment and stating that if the notice is not complied with the Shares may be sold; and

(c)
that sum is not paid within 14 Clear Days after that notice is deemed to be given under these Articles.

4.4
The Shares may be sold in such manner as the directors determine.

4.5
To the maximum extent permitted by law, the directors shall incur no personal liability to the Member concerned in respect of the sale.

Authority to execute instrument of transfer
4.6
To give effect to a sale, the Board may:

(a)
in the case of Shares held in certificated form, authorise and instruct some person (which may include the holder of Shares concerned) to execute an instrument of transfer of the Shares sold; and

(b)
in the case of Shares held in uncertificated form, require the holder of any Share held in uncertificated form to convert any such Share into certificated form in order to enable the Company to deal with the Share in accordance with this Article, and after such conversion authorise and instruct some person to execute an instrument of transfer of the Share (and to take such other steps as may be necessary to give effect to the sale); in each case to, or in accordance with the directions of, the purchaser and the transfer will be valid even if in respect of any of the Shares no certificate accompanies the instrument of transfer. The transferee shall not be bound to see to the application of the purchase money and the transferee’s title to the Shares shall not be affected by any irregularity or invalidity of the proceedings in reference to the sale.

Consequences of sale of Shares to satisfy lien
4.7
On sale pursuant to the preceding Articles:

(a)
the name of the Member concerned shall be removed from the register of members as the holder of those Shares; and

(b)
that person shall deliver to the Company for cancellation the certificate for those Shares.

Despite this, that person shall remain liable to the Company for all monies which, at the date of sale, were presently payable by him to the Company in respect of those Shares. That person shall also be liable to pay interest on those monies from the date of sale until payment at the rate at which interest was payable before that sale or, failing that, at the Default Rate. The directors may waive payment wholly or in part or enforce payment without any allowance for the value of the Shares at the time of sale or for any consideration received on their disposal.
Application of proceeds of sale
4.8
The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is presently payable. Any residue shall be paid to the person whose Shares have been sold:

(a)
if no certificate for the Shares was issued, at the date of the sale; or

(b)
if a certificate for the Shares was issued, upon surrender to the Company of that certificate for cancellation,

but, in either case, subject to the Company retaining a like lien for all sums not presently payable as existed on the Shares before the sale.
No lien on Secured Shares
4.9
Notwithstanding any other provision of these Articles, if the Secured Shares are to be transferred pursuant to the exercise of the power of sale or enforcement under the Security Interests Law or the provisions of the relevant security agreement:

(a)
the Company shall not have any lien on any Secured Shares for any moneys (whether presently payable or not) payable at a fixed time or called in respect of any Secured Shares;

(b)
the directors of the Company must not refuse to declare, and if called upon to do so by any holder or the secured party under any such security agreement, must actively declare any Secured Shares to be exempt from any lien provisions provided in Article 4.1; and

(c)
the provisions of Articles 4.1 to 4.8 inclusive shall not apply to any Secured Shares.

5
Calls on Shares and forfeiture

Power to make calls and effect of calls
5.1
Subject to the terms of allotment, the directors may make calls on the Members in respect of any moneys unpaid on their Shares including any premium. The call may provide for payment to be by instalments. Subject to receiving at least 14 Clear Days’ notice specifying when and where payment is to be made, each Member shall pay to the Company the amount called on his Shares as required by the notice.

5.2
Before receipt by the Company of any sum due under a call, that call may be revoked in whole or in part and payment of a call may be postponed in whole or in part. Where a call is to be paid in instalments, the Company may revoke the call in respect of all or any remaining instalments in whole or in part and may postpone payment of all or any of the remaining instalments in whole or in part.

5.3
A Member on whom a call is made shall remain liable for that call notwithstanding the subsequent transfer of the Shares in respect of which the call was made. He shall not be liable for calls made after he is no longer registered as Member in respect of those Shares.

Time when call made
5.4
A call shall be deemed to have been made at the time when the resolution of the directors authorising the call was passed.

Liability of joint holders
5.5
Members registered as the joint holders of a Share shall be jointly and severally liable to pay all calls in respect of the Share.

Interest on unpaid calls
5.6
If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid:

(a)
at the rate fixed by the terms of allotment of the Share or in the notice of the call; or

(b)
if no rate is fixed, at the Default Rate.

The directors may waive payment of the interest wholly or in part.
Deemed calls
5.7
Any amount payable in respect of a Share, whether on allotment or on a fixed date or otherwise, shall be deemed to be payable as a call. If the amount is not paid when due the provisions of these Articles shall apply as if the amount had become due and payable by virtue of a call.

Power to accept early payment
5.8
The Company may accept from a Member the whole or a part of the amount remaining unpaid on Shares held by him although no part of that amount has been called up.

Power to make different arrangements at time of issue of Shares
5.9
Subject to the terms of allotment, the directors may make arrangements on the issue of Shares to distinguish between Members in the amounts and times of payment of calls on their Shares.

Notice of default
5.10
If a call remains unpaid after it has become due and payable the directors may give to the person from whom it is due not less than 14 Clear Days’ notice requiring payment of:

(a)
the amount unpaid;

(b)
any interest which may have accrued; and

(c)
any expenses which have been incurred by the Company due to that person’s default.

5.11
The notice shall state the following:

(a)
the place where payment is to be made; and

(b)
a warning that if the notice is not complied with the Shares in respect of which the call is made will be liable to be forfeited.

Forfeiture or surrender of Shares
5.12
If the notice under the preceding Article is not complied with, the directors may, before the payment required by the notice has been received, resolve that any Share the subject of that notice be forfeited. The forfeiture shall include all dividends or other moneys payable in respect of the forfeited Share and not paid before the forfeiture. Despite the foregoing, the directors may determine that any Share the subject of that notice be accepted by the Company as surrendered by the Member holding that Share in lieu of forfeiture.

Disposal of forfeited or surrendered Share and power to cancel forfeiture or surrender
5.13
A forfeited or surrendered Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine either to the former Member who held that Share or to any other person. The forfeiture or surrender may be cancelled on such terms as the directors think fit at any time before a sale, re-allotment or other disposition. Where, for the purposes of its disposal, a forfeited or surrendered Share is to be transferred to any person, the directors may authorise some person to execute an instrument of transfer of the Share to the transferee.

Effect of forfeiture or surrender on former Member
5.14
On forfeiture or surrender:

(a)
the name of the Member concerned shall be removed from the register of members as the holder of those Shares and that person shall cease to be a Member in respect of those Shares; and

(b)
that person shall surrender to the Company for cancellation the certificate (if any) for the forfeited or surrendered Shares.

5.15
Despite the forfeiture or surrender of his Shares, that person shall remain liable to the Company for all moneys which at the date of forfeiture or surrender were presently payable by him to the Company in respect of those Shares together with:

(a)
all expenses; and

(b)
interest from the date of forfeiture or surrender until payment:

(i)
at the rate of which interest was payable on those moneys before forfeiture; or

(ii)
if no interest was so payable, at the Default Rate.

The directors, however, may waive payment wholly or in part.
Evidence of forfeiture or surrender
5.16
A declaration, whether statutory or under oath, made by a director or the Secretary shall be conclusive evidence of the following matters stated in it as against all persons claiming to be entitled to forfeited Shares:

(a)
that the person making the declaration is a director or Secretary of the Company; and

(b)
that the particular Shares have been forfeited or surrendered on a particular date.

Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the Shares.
Sale of forfeited or surrendered Shares
5.17
Any person to whom the forfeited or surrendered Shares are disposed of shall not be bound to see to the application of the consideration, if any, of those Shares nor shall his title to the Shares be affected by any irregularity in, or invalidity of the proceedings in respect of, the forfeiture, surrender or disposal of those Shares.

No forfeiture of Secured Shares
5.18
Notwithstanding any other provisions of these Articles, no Secured Shares may be forfeited under the provisions of Articles 5.1 to 5.17 inclusive.

6
Transfer of shares

Form of transfer
6.1
Subject to the following Articles about the transfer of Shares, a Member may transfer Shares to another person by completing an instrument of transfer, in a common form or in a form approved by the directors, executed:

(a)
where the Shares are Fully Paid, by or on behalf of that Member; and

(b)
where the Shares are partly paid, by or on behalf of that Member and the transferee.

Power to refuse registration
6.2
The directors may refuse to register the transfer of a Share to any person. They may do so in their absolute discretion, without giving any reason for their refusal, and irrespective of whether the Share is Fully Paid or the Company has no lien over it, provided that where any such Shares are admitted and listed for trading on the NASDAQ, such discretion may not be exercised in such a way as to prevent dealings in the Shares of that class from taking place on an open and proper basis.

Other rights to refuse registration
6.3
Subject to the statutes, the Board may also refuse to register the transfer of a Share:

(a)
in the case of Shares held in certificated form, if it is not lodged, duly stamped (if necessary), at the registered office of the Company or at such other place as the Board may appoint and accompanied by the certificate for the Shares to which it relates (where a certificate has been issued in respect of the Shares and these Articles do not provide for such a transfer to be valid without production of the certificate) or such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

(b)
if it is not in respect of one class of Share only;

(c)
if it is not in favour of four or fewer transferees;

(d)
if it is in favour of a minor, bankrupt or person of mental ill health; or

(e)
where the Board is obliged or entitled to refuse to do so as a result of any failure to comply with a notice.

Notice of refusal to register
6.4
If the directors refuse to register a transfer of a Share, they must send notice of their refusal to the existing Member within two months after the date on which the transfer was lodged with the Company.

Power to suspend registration
6.5
The directors may suspend registration of the transfer of Shares at such times and for such periods (not exceeding 30 days in any calendar year) as they determine.

Fee, if any, payable for registration
6.6
If the directors so decide, the Company may charge a reasonable fee for the registration of any instrument of transfer or other document relating to the title to a Share.

Company may retain instrument of transfer
6.7
The Company shall be entitled to retain any instrument of transfer which is registered; but an instrument of transfer which the directors refuse to register shall be returned to the person lodging it when notice of the refusal is given.

Security
6.8
Notwithstanding any other provision of these Articles, if the Secured Shares are subject to a security interest created pursuant to the Security Interests Law and are to be transferred pursuant to the exercise of the power of sale or enforcement under the Security Interests Law or the provisions of the relevant security agreement:

(a)
Article 6.2 and Article 6.3 shall not apply;

(b)
the directors shall not refuse to register such a transfer of the Secured Shares if the following conditions have been satisfied:

(i)
a validly executed instrument of transfer relating to the Secured Shares has been lodged at the registered office of the Company; and

(ii)
the instrument of transfer is accompanied by the share certificates in respect of the Secured Shares or, where the share certificate(s) are not available, an indemnity in respect thereof in a form reasonably acceptable to the directors; and

(c)
the registration of any such transfer of the Secured Shares may not be suspended pursuant to Article 6.5 or otherwise; and

(d)
no fee shall be charged or payable in respect of the registration of any instrument of transfer or other document relating to or affecting the title to any such Secured Shares pursuant to Article 6.6 or otherwise.

7
Transmission of Shares

Persons entitled on death of a Member
7.1
If a Member dies, the only persons recognised by the Company as having any title to the deceased Members’ interest are the following:

(a)
where the deceased Member was a joint holder, the survivor or survivors; and

(b)
where the deceased Member was a sole holder, that Member’s personal representative or representatives.

7.2
Nothing in these Articles shall release the deceased Member’s estate from any liability in respect of any Share, whether the deceased was a sole holder or a joint holder.

Registration of transfer of a Share following death or bankruptcy
7.3
A person becoming entitled to a Share in consequence of the death or bankruptcy of a Member may elect to do either of the following:

(a)
to become the holder of the Share; or

(b)
to transfer the Share to another person.

7.4
That person must produce such evidence of his entitlement as the directors may properly require.

7.5
If the person elects to become the holder of the Share, he must give notice to the Company to that effect. For the purposes of these Articles, that notice shall be treated as though it were an executed instrument of transfer.

7.6
If the person elects to transfer the Share to another person then:

(a)
if the Share is Fully Paid, the transferor must execute an instrument of transfer; and

(b)
if the Share is partly paid, the transferor and the transferee must execute an instrument of transfer.

7.7
All the Articles relating to the transfer of Shares shall apply to the notice or, as appropriate, the instrument of transfer.

Indemnity
7.8
The directors may require a person registered as a Member by reason of the death or bankruptcy of another Member to indemnify the Company and the directors against any loss or damage suffered by the Company or the directors as a result of that registration.

Rights of person entitled to a Share following death or bankruptcy
7.9
A person becoming entitled to a Share by reason of the death or bankruptcy of a Member shall have the rights to which he would be entitled if he were registered as the holder of the Share. But, until he is registered as Member in respect of the Share, he shall not be entitled to attend or vote at any meeting of the Company or at any separate meeting of the holders of that class of Shares in the Company.

8	Suspension of rights for non-disclosure of interest
8.1
If a Member, or any other person appearing to be interested in Shares held by that Member, has been duly given a notice (a Disclosure Notice) and has failed in relation to any Shares (the Default Shares) to give the Company the information required by such notice within 14 days of the date of such notice, then (unless the Board shall determine otherwise) from the expiry of that period:

(a)
the Member shall not be entitled in respect of the Default Shares to be present or to vote (in person, by proxy or, if it is a corporation, by representative) at any general meeting or at any separate meeting of the holders of any class of Shares or on any poll; and

(b)
where the Default Shares represent at least 0.25 percent of the issued Shares of the Company or the class in question (in either case, calculated exclusive of Shares held as treasury shares):

(i)
any dividend (including Shares issued in lieu of dividends) or other monies payable in respect of the Default Shares shall be withheld by the Company, which shall not have any obligation to pay interest on it; and

(ii)
no transfer, other than an excepted transfer, of any Shares held by the Member shall be registered unless the Member is not in default as regards supplying the information required and the transfer is of part only of the Member’s holding and when lodged for registration is accompanied by a certificate from the Member in a form satisfactory to the Board that, after due and careful enquiry, the Member is satisfied that no person in default as regards supplying such information is interested in any of the Shares that are the subject of the transfer.

8.2
Where, on the basis of information obtained from a Member in respect of any Share held by the Member or from any other person appearing to be interested in such Share, the Company gives a Disclosure Notice to any other person, it shall also send a copy of the notice to that Member, but any failure to do so, or the non-receipt of the copy by the Member, shall not invalidate or otherwise affect the operation of this Article.

8.3
Except to the extent that they are Default Shares by virtue of Article 8.1, any new Shares in the Company issued in right of any Default Share shall be subject to the same restrictions in this Article as apply to the Default Share and for as long as they so apply. The Board may make any right to an allotment of the new Shares subject to such restrictions when those Shares are issued (and may for that purpose require the new Shares to be issued and held in certificated form).

8.4
Where any restrictions imposed under this Article apply in relation to any Shares, they shall cease to have effect if and when, and to the extent that, the Board so determines, except that particular Shares shall in any event automatically cease to be subject to any such restrictions seven days after the earlier of (a) receipt by the Board of notice that such Shares are the subject of an excepted transfer and (b) due compliance, to the satisfaction of the Board, with the relevant Disclosure Notice. If any or all of the restrictions in this Article shall cease to apply to particular Shares, any dividends and other monies withheld by reason of a restriction which then ceases to apply shall be paid without interest to the person who would have been entitled to them if that restriction had not applied, or as that person may direct.

8.5
This Article is in addition to, and shall not in any way prejudice or affect, the statutory rights of the Company arising from any failure by any person to give any information required by a Disclosure Notice within the time specified in it. For the purpose of this Article, a Disclosure Notice may require any information to be given before the expiry of 14 days from the date of the notice.

8.6
In this Article:

(a)
an “excepted transfer” means

(i)
a transfer pursuant to acceptance of a takeover bid;

(ii)
a transfer in consequence of a sale of the entire interest in the Shares the subject of the transfer on a recognised investment exchange or on any other stock exchange outside Jersey on which Shares in the Company of that description are normally traded; or

(iii)
a transfer which is shown to the satisfaction of the Board to be made in consequence of a sale of such an entire interest otherwise than on any such stock exchange to a person who is not connected with the relevant Member or with a person appearing to be interested in the Shares the subject of the transfer;

(b)
a “person appearing to be interested” in any Shares means any person named in a response to a Disclosure Notice as being so interested or shown in any register kept by the Company under the Law as so interested or, taking into account any response or failure to respond to such notice or to any other statutory notice or any other relevant information, any person whom the Company has reasonable cause to believe is so interested; and

(c)
references to a person having failed to give the Company the information required by a Disclosure Notice, or being in default as regards supplying such information, include (i) references to the person’s having failed or refused to give all or any part of it and (ii) references to the person’s having given information which the person knows to be false in a material particular or the person’s having recklessly given information which is false in a material particular.

8.7
The Board may require the holder of any Share held in uncertificated form to convert such Share into certificated form in order to enable the Company to impose restrictions in relation to the Share in accordance with this Article.

8.8
For the purposes of this Article:

(a)
where any person appearing to be interested in any Shares has been served with a Disclosure Notice and such Shares are held by a Depositary, the provisions of this Article shall be deemed to apply on to those Shares held by the Depositary in which such person appears to be interested and not (so far as that person’s apparent interest is concerned) to any other Shares held by the Depositary in which such person does not have an interest and references to Default Shares shall be construed accordingly; and

(b)
where the person on whom a Disclosure Notice has been serviced is a Depositary, the obligations of the Depositary (acting solely in the Depositary’s capacity as such) shall be limited to disclosing to the Company such information relating to any person appearing to be interested in the Shares held by it as has been recorded by the Depositary and the provision of such information shall be at the Company’s cost.

9
Payment of commissions

9.1
The Company may exercise the powers of paying commissions and brokerage conferred or permitted by statutes. Subject to the relevant statutes, any such commission may be satisfied by the payment of cash or by the allotment (or an option to call for the allotment) of Fully or partly paid Shares or partly in one way and partly the other.

10
Regulation of gaming activities: suspension of rights of members and mandatory sale of shares

10.1
The Company, if it determines that a Shareholder Regulatory Event has occurred, may in its absolute discretion and at any time, by notice in writing to a holder of any Shares in the Company to whom the Shareholder Regulatory Event relates (or to whom the Company reasonably believes it relates) or in whose Shares a person is interested to whom the Shareholder Regulatory Event relates (or to whom the Company reasonably believes it relates), suspend with immediate effect (or with effect from such date as the notice may specify) all or some (as the notice specifies) of the following rights attaching to all or some (as the notice specifies) of the Shares held by that Member:

(a)
the right to attend (whether in person or by proxy) and to speak at any general meeting of the Company (or at any separate meeting of the holders of any class of Shares) and to vote and to demand a poll exercisable in respect of the Shares;

(b)
the right to receive any payment (whether by way of dividend or otherwise); and

(c)
the right to the issue of further Shares or other securities in respect of the Shares.

10.2
The Company, if a Shareholder Regulatory Event has occurred, may in its absolute discretion and at any time, by notice in writing (a Disposal Notice) to a holder of any Shares in the Company to whom the Shareholder Regulatory Event relates (or to whom the Company reasonably believes it relates) or in whose Shares a person is interested to whom the Shareholder Regulatory Event relates (or to whom the Company reasonably believes it relates), require the recipient of the notice or any person named therein as interested in (or reasonably believed to be interested in) Shares held by the recipient of the notice (an interested person) to dispose by sale of all or some (as the notice specifies) of the Shares held by the recipient of the notice or the interest held by any interested person named in the notice (as the notice specifies) and for evidence in a form satisfactory to the Company that such disposal shall have been effected to be supplied to the Company within 14 days from the date of such notice or within such other reasonable period as requested by the interested person and as agreed to by the Company (in its reasonable discretion). The Company shall withdraw a notice so given whether before or after the expiration of the period referred to therein if it appears to the Company that the grounds or purported grounds for its service do not exist or no longer exist. Notwithstanding anything herein to the contrary, and prior to serving a Disposal Notice, the Board shall cooperate with the Gaming Regulatory Authority regarding the Shareholder Regulatory Event to determine if a Shareholder Regulatory Event has actually occurred. The Company shall exhaust all available reasonable means to prevent a Shareholder Regulatory Event and shall seek all available alternatives in conjunction with the Gaming Regulatory Authority to avoid the Shareholder Regulatory Event prior to issuing a Disposal Notice; provided, further, the Company shall use its best efforts to work with the applicable Gaming Regulatory Authority to minimise the reduction in the interested person’s voting and/or economic interest in the Company (e.g. a decoupling of such interests to the extent possible to maximise the preservation of such interested person’s economic interest in the Company) as a result of the Shareholder Regulatory Event and still allow the Company to move forward with the undertaking subject to the Shareholder Regulatory Event.

10.3
If a Disposal Notice is not complied with, including compliance within the time specified, and has not been withdrawn, the Company shall in its absolute discretion be entitled, so far as it is able, to dispose of the Shares specified in the notice at the best price reasonably obtainable in all the circumstances and shall give written notice of any such disposal to those persons on whom the Disposal Notice was served; subject to complying with the statutes the Company itself may acquire the Shares. Any such disposal by the Company shall be completed as soon as reasonably practicable after the expiry of the time specified in the Disposal Notice as may in the opinion of the Company be consistent with achieving the best price reasonably obtainable and in any event within 90 days after the expiry of the time specified in the Disposal Notice, provided that a disposal may be suspended during any period when dealings by the directors in the Company’s Shares are not permitted either by law or by the regulations of the SEC but any disposal so suspended beyond the date 90 days after the expiry of the time specified in the Disposal Notice shall be completed within 30 days after the expiry of the period of such suspension. Neither the Company nor any officer, employee or agent of the Company shall be liable to any holder of or any person having any interest in the Shares disposed of or to any other person for failing to obtain the best price reasonably obtainable so long as the Company acts in good faith within the period specified in this Article. For the purpose of effecting any disposal of Shares held in uncertificated form which were the subject of a Disposal Notice the Company may make such arrangements on behalf of the registered holder of the Shares as it may think fit to transfer title to those Shares. For the purpose of effecting any disposal of Shares held in certificated form which were the subject of a Disposal Notice the Company may authorise and instruct some person to execute an instrument of transfer of the Share (and to take such other steps as may be necessary to give effect to the sale or disposal) on behalf of the registered holder(s) and may issue a new share certificate or other document of title to the purchaser and enter the name of the transferee in the register. The net proceeds of such disposal shall be received by the Company whose receipt shall be a good discharge for the purchase money and shall be paid (without any interest being payable thereon) to the former registered holder upon surrender by that person of the share certificate or other document of title in respect of the Shares sold and formerly held by that person. The transferee shall not be bound to see the application of such proceeds and after the name of the transferee has been entered in the register in respect of the Shares, the validity of the proceedings shall not be questioned. Any delay on the part of the Company in the performance of the provisions of this Article shall not invalidate the transfer of any Shares made hereunder or any other process conducted under this Article. Save as otherwise specifically provided by this Article, the manner, timing and terms of any disposal by the Company shall be determined by the Company and the Company may take advice from such persons as are considered by it to be appropriate as to such manner, timing and terms and shall not be liable to any person for the consequences of reliance on such advice.
10.4
For the purposes of this Article 10 a Shareholder Regulatory Event occurs if:

(a)
a Gaming Regulatory Authority informs the Company or any of its subsidiary undertakings that any Member of the Company or any person interested or believed to be interested in Shares in the Company is:

(i)
unsuitable to be a holder of or person interested in Shares in the Company;

(ii)
not licensed or qualified to be a holder of or person interested in Shares in the Company; or

(iii)
disqualified as a holder of or person interested in Shares in the Company,

under any legislation regulating the operation of any betting, gaming or lottery activity undertaken or to be undertaken by the Company or any of its subsidiary undertakings or any other company, partnership or other business entity in which the Company or any of its subsidiary undertakings is interested;
(b)
a Gaming Regulatory Authority by reason in whole or in part of the interest of any person or persons (direct or indirect) in Shares in the Company (or by its belief as to the interest of any person or persons in such Shares) has:

(i)
refused or indicated to the Company or any of its subsidiary undertakings or any other company, partnership or other business entity in which the Company or any of its subsidiary undertakings is interested that it will or is likely to or may refuse;

(ii)
revoked or cancelled or indicated to the Company or any of its subsidiary undertakings or any other company, partnership or other business entity in which the Company or any of its subsidiary undertakings is interested that it will or is likely to or may revoke or cancel;

(iii)
opposed or indicated to the Company or any of its subsidiary undertakings or any other company, partnership or other business entity in which the Company or any of its subsidiary undertakings is interested that it will or is likely to or may oppose; or

(iv)
imposed any condition or limitation which may have a material adverse impact upon the operation of any material betting, gaming or lottery activity undertaken or to be undertaken by the Company or any of its subsidiary undertakings or any other company, partnership or other business entity in which the Company or any of its subsidiary undertakings is interested, or upon the benefit which the Company or any of its subsidiary undertakings derives or is likely to derive from the operation by any of its subsidiary undertakings or any other company, partnership or other business entity in which the Company or any of its subsidiary undertakings is interested in any betting, gaming or lottery activity, or indicated to the Company or any of its subsidiary undertakings or any other such company, partnership or other business entity that it will or is likely to or may impose any such condition or limitation, in relation to, the grant, renewal, or the continuance of any registration, license, approval, finding of suitability, consent, or certificate required by any legislation regulating (or code of conduct or practice recognised or endorsed by the Gaming Regulatory Authority relevant to) the operation of any betting, gaming or lottery activity undertaken or to be undertaken by the Company or any of its subsidiary undertakings or any other company, partnership or other business entity in which the Company or any of its subsidiary undertakings is interested, which is held by or has been applied for by the Company or any of its subsidiary undertakings or other such person.

10.5
Any Member whose ownership of or control over the equity share capital of the Company exceeds the applicable reporting threshold set by a Gaming Regulatory Authority having jurisdiction over the Company or any applicable gaming law or regulation governing the Company shall promptly notify the applicable Gaming Regulatory Authority of such fact in accordance with the applicable law.

10.6
For the purpose of this Article 10:

(a)
the Company may, in determining the reason for any action or potential action of a Gaming Regulatory Authority, have regard to any statements or comments made by any officers, employees, agents or representatives of the Gaming Regulatory Authority whether or not such statements or comments form part of or are reflected in any official determination issued by the Gaming Regulatory Authority, and may act notwithstanding any appeal in respect of the decision of any Gaming Regulatory Authority;

(b)
a Gaming Regulatory Authority means any authority wherever located (whether a government department, independent body established by legislation, a self-regulating organisation, court, tribunal, commission, Board, committee or otherwise) vested with responsibility (with or without another or others) for the conduct of any betting, gaming or lottery activity;

(c)
the directors shall exercise the powers of the Company under this Article 10; for the avoidance of doubt, any powers, rights or duties conferred by this Article on the Company and exercisable by the directors can be exercised by a duly authorised committee of the directors;

(d)
any resolution or determination of, or any decision or the exercise of any discretion or power by, the Company or the directors under this Article shall be final and conclusive and binding on all concerned, and neither the Company nor the directors shall be obliged to give any reason(s) therefor. For the avoidance of doubt, if any director has, directly or indirectly, an interest or duty which (together with any interest of a person connected with the director) is material in a holder to which this Article relates, that director’s vote shall not be counted on any resolution, determination, decision or exercise of discretion of power by the Company or the directors and such resolution, determination, decision or exercise of discretion of power by the Company or the directors may be taken by a majority of the remaining directors;

(e)
“interested” in relation to the Company’s Shares shall be construed as it is for the purpose of section 793 of the Companies Act 2006; and

(f)
betting, gaming or lottery activity includes (but is not limited to) the manufacture, sale and distribution of equipment or articles used in or for the purposes of any betting, gaming or lottery activity.

10.7
The right of any person to vote at any general meeting of the Company (or at any separate meeting of the holders of any class of Shares) or on a poll may be suspended or abrogated as set out in these Articles.

11
Alteration of capital

Increasing, consolidating, converting, dividing and cancelling share capital
11.1
To the fullest extent permitted by the Law, the Company may by Special Resolution do any of the following (and amend its Memorandum and its Articles for that purpose):

(a)
increase its share capital in the manner prescribed by the resolution;

(b)
consolidate and divide all or any of its share capital;

(c)
convert all or any of its Paid Up Shares into stock, and reconvert that stock into Paid Up Shares of any denomination;

(d)
sub-divide its Shares or any of them, including, in respect of any sub-division, so that the proportion between the amount paid and the amount, if any, unpaid on each sub-divided Share shall be the same as it was in case of the Share from which the sub-divided Share is derived; and the resolution may determine that, as between the Shares resulting from the sub-division, one or more of the Shares may, as compared with the others, have such preferred, deferred or other special rights, or be subject to such restrictions as the Company has power to attach to unissued or new Shares;
(e)
cancel Shares which, at the date of the passing of the resolution to cancel them, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the Shares so cancelled or, in the case of Shares without nominal par value, diminish the number of Shares into which its capital is divided; and

(f)
convert all or any of the Shares denominated in a particular currency into Shares denominated in a different currency, the conversion being effected at the rate of exchange (calculated to not less than three significant figures) current at the date of the resolution being a time within 40 days before the conversion takes effect.

Reducing share capital
11.2
Subject to the Law and to any rights for the time being conferred on the Members holding a particular class of Shares, the Company may, by Special Resolution, reduce its share capital in any way.

Sale of fractions of Shares
11.3
Whenever, as a result of a consolidation of Shares, any Members would become entitled to fractions of a Share, the directors may, in their absolute discretion, on behalf of those Members, sell the Shares representing the fractions for the best price reasonably obtainable to any person (including, subject to the provisions of the Law, the Company) and distribute the net proceeds of sale in due proportion among those Members except for amounts of US$5.00 or less, which shall be retained for the benefit of the Company, and the directors may authorise some person to execute an instrument of transfer of the Shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the Shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

12
Redemption and purchase of Shares

Power to issue redeemable Shares and to purchase Shares
12.1
Subject to the Law, and to any rights for the time being conferred on the Members holding a particular class of Shares, the Company may by its directors:

(a)
issue Shares that are to be redeemed or liable to be redeemed, at the option of the Company or the Member holding those redeemable Shares, on the terms and in the manner its directors determine before the issue of those Shares;

(b)
convert existing non-redeemable limited shares, whether issued or not, into Shares that are to be redeemed or liable to be redeemed, at the option of the Company or the Member holding those redeemable Shares, on the terms and in the manner its directors determine before the conversion of those Shares; and

(c)
purchase all or any Shares of any class including any redeemable Shares.

The Company may hold Shares acquired by way of purchase or redemption in treasury in a manner authorised by the Law.
The Company may make a payment in respect of the redemption or purchase of Shares in any manner authorised by the Law, including out of capital and otherwise than out of its profits or the proceeds of a fresh issue of Shares.

Power to pay for redemption or purchase in cash or in specie
12.2
When making a payment in respect of the redemption or purchase of Shares, the directors may make the payment in cash or in specie (or partly in one way and partly in the other way).

Effect of redemption or purchase of a Share
12.3
Upon the date of redemption or purchase of a Share:

(a)
the Member holding that Share shall cease to be entitled to any rights in respect of the Share other than the right to receive:

(i)
the price for the Share; and

(ii)
any dividend declared in respect of the Share prior to the date of redemption or purchase;

(b)
the Member’s name shall be removed from the register of members with respect to the Share; and

(c)
the Share shall be cancelled or become a treasury share.

For the purpose of this Article, the date of redemption or purchase is the date when the redemption or purchase falls due.
13
Meetings of Members

Power to call meetings
13.1
The directors may call a general meeting at any time.

13.2
If there are insufficient directors to constitute a quorum and the remaining directors are unable to agree on the appointment of additional directors, the directors must call a general meeting for the purpose of appointing additional directors.

13.3
The directors must also call a general meeting if requisitioned in the manner set out in the following Articles.

Content of member requests for requisitioned resolutions and general meetings
13.4
Where a Member or Members, in accordance with the provision of the Law, request(s) the Company to call a general meeting for the purposes of bringing a resolution before the meeting, such request must, in each case and in addition to the requirements of the Law contain the following:

(a)
to the extent that that request relates to the nomination of a director as permitted under these Articles, as to each person whom the Member(s) propose(s) to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, and the regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

(b)
to the extent that that request relates to any business other than the nomination of a director that the Member(s) propose(s) to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such Member(s) (other than where the Member is a Depositary) and any Member Associated Person (as defined below), individually or in the aggregate, including any anticipated benefit to the Member(s) (other than where the Member is a Depositary) or the Member Associated Person therefrom; and

(c)
as to the Member(s) giving the notice and the Member Associated Person, if any, on whose behalf the nomination or proposal is made:

(i)
the name and address of such Member(s), as they appear on the Company’s register of members, and of such Member Associated Persons, if any;

(ii)
the class any number of Shares of the Company which are owned beneficially and of record by such Member(s) and such Member Associated Persons, if any;

(iii)
whether and to the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares or stock) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of stock price changes for, or to increase or decrease the voting power of, such Member(s) (other than where the Member is a Depositary) or any such Member Associated Persons with respect to any shares of the Company (which information shall be updated by such Member(s) as of the record date of the meeting not later than ten days after the record date for the meeting);

(iv)
a description of all agreements, arrangements and understandings between such Member(s) (other than where the Member is a Depositary) and such Member Associated Persons, if any, each proposed nominee and any other person or persons (including their names) in connection with the nomination of a director or the proposal of any other business by such Member(s) or such Member Associated Person, if any;

(v)
any other information relating to such Member(s) or such beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and

(vi)
to the extent known by the Member(s) giving the notice, the name and address of any other Member(s) supporting the nominee for election or re-election as a director or the proposal of other business on the date of such request.

13.5
For the purposes of Article 13.4, a “Member Associated Person” of any Member shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such Member, (ii) any beneficial owner of Shares or stock of the Company owned of record or beneficially by such Member, and (iii) any person controlling, controlled by or under common control with such Member Associated Person.

13.6
If a request made in accordance with Article 13.4 does not include the information specified in that Article, or if a request made in accordance with Article 13.4 is not received in the time and manner indicated in Articles 13.8 to 13.9, in respect of the Shares which the relevant Member(s) hold (the member default shares) the relevant Member(s) shall not be entitled to vote, either personally or by proxy at a general meeting or at a separate meeting of the holders of that class of Shares (or at an adjournment of any such meeting), the member default shares with respect to the matters detailed in the request made in accordance with Article 13.4.

Time for receiving member requests for requisitioned resolutions
13.7
Notwithstanding anything in the foregoing provisions of this Article to the contrary, in the event that the number of directors to be elected to the Board is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board made by the Company at least 100 calendar days prior to the date of the first anniversary of the preceding year’s annual general meeting, a Member’s notice required by this Article shall also be considered as validly delivered in accordance with this Article, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the registered office of the Company not later than 5.00 p.m. local time on the 10th calendar day after the day on which such public announcement is first made by the Company.

13.8
For the purposes of Article 13.7, “public announcement” shall mean disclosure in a press release reported by Reuters, the Dow Jones News Service, Associated Press or a comparable news service or in a document publicly filed by the Company with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act.

13.9
Notwithstanding the provisions of Article 13.4 or Article 13.6 or the foregoing provisions of this Article 13.9, a Member shall also comply with all applicable requirements of the statutes and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in Article 13.4 or Article 13.6 and this Article 50. Nothing in Article 13.4 or Article 13.6 and Article 13.7 shall be deemed to affect any rights of Members to request inclusion of proposals in, nor the right of the Company to omit proposals from, the Company’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act.

Annual general meetings
13.10
The Company shall hold annual general meetings unless otherwise dispensed with in accordance with the Law. The first annual general meeting shall be held within a period of 18 months of the Company’s incorporation and thereafter at least once in every calendar year. Not more than 18 months, where the Company is a public company, or 22 months, where the Company is a private company, may elapse between one annual general meeting and the next.

13.11
An annual general meeting shall be convened by at least 21 Clear Days’ notice.

Content of notice
13.12
Notice of a general meeting shall specify each of the following:

(a)
the place, the date and the time of the meeting;

(b)
if the meeting is to be held in two or more places, the technology that will be used to facilitate the meeting;

(c)
subject to Article 13.12(d), the general nature of the business to be transacted;

(d)
if a resolution is proposed as a Special Resolution, the text of that resolution; and

(e)
in the case of an annual general meeting, that the meeting is an annual general meeting.

13.13
In each notice, there shall appear with reasonable prominence the following statements:

(a)
that a Member who is entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of that Member; and

(b)
that a proxy need not be a Member.

Period of notice
13.14
Subject to Article 13.11, a general meeting shall be called by at least 14 Clear Days’ notice. A meeting, however, may be called on shorter notice if it is so agreed:

(a)
in the case of an annual general meeting, by all the Members entitled to attend and vote at that meeting; and

(b)
in the case of any other meeting, by a majority in number of the Members having a right to attend and vote at that meeting, being a majority together holding not less than:

(i)
95% where a Special Resolution is to be considered; or

(ii)
90% for all other meetings,

of the total voting rights of the Members who have that right.

Persons entitled to receive notice
13.15
Subject to the provisions of these Articles and to any restrictions imposed on any Shares, the notice shall be given to the following people:

(a)
the Members;

(b)
persons entitled to a Share in consequence of the death or bankruptcy of a Member;

(c)
the directors;

(d)
the Company’s Auditor (if any); and

(e)
persons entitled to vote in respect of a Share in consequence of the incapacity of a Member.

Publication of notice on a website
13.16
Subject to the Law, a notice of a general meeting may be published on a website providing the recipient is given separate notice of:

(a)
the publication of the notice on the website;

(b)
the address of the website;

(c)
the place on the website where the notice may be accessed;

(d)
how it may be accessed; and

(e)
the place, date and time of the general meeting.

13.17
If a Member notifies the Company that he is unable for any reason to access the website, the Company must as soon as practicable give notice of the meeting to that Member in writing or by any other means permitted by these Articles but this will not affect when that Member is deemed to have been given notice of the meeting.

Time a website notice is deemed to be given
13.18
A website notice is deemed to be given when the Member is given notice of its publication.

Required duration of publication on a website
13.19
Where the notice of meeting is published on a website, it shall continue to be published in the same place on that website from the date of the notification until the conclusion of the meeting to which the notice relates.

Accidental omission to give notice or non-receipt of notice
13.20
Proceedings at a meeting shall not be invalidated by the following:

(a)
an accidental failure to give notice of the meeting to any person entitled to notice; or

(b)
non-receipt of notice of the meeting by any person entitled to notice.

13.21
In addition, where a notice of meeting is published on a website, proceedings at the meeting shall not be invalidated merely because it is accidentally published:

(a)
in a different place on the website; or

(b)
for part only of the period from the date of the notification until the conclusion of the meeting to which the notice relates.

14
Proceedings at meetings of Members

Quorum
14.1
Save as provided in this Article 14, no business shall be transacted at any general meeting unless a quorum is present in person or by proxy. A quorum is as follows:

(a)
if the Company has only one Member entitled to vote: that Member; or

(b)
if the Company has more than one Member entitled to vote: two or more Members together holding not less than one third of the issued Shares of the Company.

Lack of quorum
14.2
If a quorum is not present within 15 minutes of the time appointed for the meeting, or if at any time during the meeting it becomes inquorate, then the following provisions apply:

(a)
if the meeting was requisitioned by Members entitled to vote, it shall be cancelled; or

(b)
in any other case, the meeting shall stand adjourned to the same time and place seven days hence, or to such other time or place as is determined by the directors (not being less than ten Clear Days nor more than 28 days later). If a quorum is not present within 15 minutes of the time appointed for the adjourned meeting, then the Members present in person or by proxy and entitled to vote shall constitute a quorum.

14.3
The Company shall give not less than seven Clear Days’ notice of any meeting adjourned through want of a quorum and the notice shall specify that one Member present in person or by proxy (whatever the number of Shares held by the Member) and entitled to vote shall be a quorum.

Use of technology
14.4
A person may participate in a general meeting through the medium of a conference telephone, video or any other form of communications equipment (Electronic Facility) provided all persons participating in the meeting are able to speak to each other throughout the meeting. A person participating in this way is deemed to be present at the meeting. The Company is under no obligation to offer or provide an Electronic Facility for the purposes of attending a general meeting.

Chairperson
14.5
The chairperson of a general meeting shall be the chairperson of the Board or the deputy chair (if any) in the absence of the chairperson of the Board. Absent any such person being present within 15 minutes of the time appointed for the meeting, or if neither of them is willing to act as chair, the Chief Executive Officer shall preside as chair, if willing to act. If the Chief Executive Officer is not present, or if the Chief Executive Officer present declines to take the chair, the directors present shall choose one of their number to act, or if one director only is present that director shall preside as chair, if willing to act. If no director is present, or if each of the directors present declines to take the chair, the persons present and entitled to vote shall elect one of their number to be chair.

Right of a director or auditor’s representative to attend and speak
14.6
Even if a director or a representative of the Auditor (if any) is not a Member, he shall be entitled to attend and speak at any general meeting and at any separate meeting of Members holding a particular class of Shares.

Adjournment
14.7
The chairperson may at any time adjourn a meeting with the consent of the Members constituting a quorum. The chairperson may adjourn the meeting if so directed by the meeting. No business, however, can be transacted at an adjourned meeting other than business which might properly have been transacted at the original meeting.

14.8
Should a meeting be adjourned for more than 14 Clear Days, whether because of a lack of quorum or otherwise, Members shall be given at least seven Clear Days’ notice of the date, time and place of the adjourned meeting and the general nature of the business to be transacted. Otherwise it shall not be necessary to give any notice of the adjournment.

Method of voting
14.9
A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of the show of hands, a poll is duly demanded A poll may be demanded:

(a)
by the chairperson; or

(b)
by at least five Members having the right to vote on the resolution; or

(c)
by any Member or Members present who, individually or collectively, hold at least 10% of the voting rights of all those who have a right to vote on the resolution; or

(d)
by a Member or Members holding Shares conferring a right to vote on the resolution being Shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the Shares conferring that right, and a demand by a person as proxy for a Member shall be the same as a demand by the Member.
Outcome of vote by show of hands
14.10
Unless a poll is duly demanded, a declaration by the chairperson as to the result of a resolution and an entry to that effect in the minutes of the meeting shall be conclusive evidence of the outcome of a show of hands without proof of the number or proportion of the votes recorded in favour of or against the resolution.

No right to vote where sums overdue on shares
14.11
No Member shall, unless the Board otherwise decides, vote at any general meeting or at any separate meeting of holders of any class of Shares in the Company, either in person or by proxy, or exercise any other right or privilege as a Member in respect of any Share in the Company held by the Member unless all monies presently payable by the Member in respect of that Share have been paid.

Withdrawal of demand for a poll
14.12
The demand for a poll may be withdrawn before the poll is taken, but only with the consent of the chairperson. The chairperson shall announce any such withdrawal to the meeting and, unless another person forthwith demands a poll, any earlier show of hands on that resolution shall be treated as the vote on that resolution; if there has been no earlier show of hands, then the resolution shall be put to the vote of the meeting.

Taking of a poll
14.13
A poll demanded on the question of adjournment shall be taken immediately.

14.14
A poll demanded on any other question shall be taken either immediately or at an adjourned meeting at such time and place as the chairperson directs, not being more than 30 Clear Days after the poll was demanded.

14.15
The demand for a poll shall not prevent the meeting continuing to transact any business other than the question on which the poll was demanded.

14.16
A poll shall be taken in such manner as the chairperson directs. He may appoint scrutineers (who need not be Members) and fix a place and time for declaring the result of the poll. If, through the aid of technology, the meeting is held in more than one place, the chairperson may appoint scrutineers in more than one place; but if he considers that the poll cannot be effectively monitored at that meeting, the chairperson shall adjourn the holding of the poll to a date, place and time when that can occur.
Chairperson’s casting vote
14.17
If the votes on a resolution, whether on a show of hands or on a poll, are equal the chairperson shall have a casting vote.

Amendments to resolutions
14.18
An Ordinary Resolution to be proposed at a general meeting may be amended by Ordinary Resolution if:

(a)
not less than 48 hours before the meeting is to take place (or such later time as the chairperson of the meeting may determine), notice of the proposed amendment is given to the Company in writing by a Member entitled to vote at that meeting; and

(b)
the proposed amendment does not, in the reasonable opinion of the chairperson of the meeting, materially alter the scope of the resolution.

14.19
A Special Resolution to be proposed at a general meeting may be amended by Ordinary Resolution if:

(a)
the chairperson of the meeting proposes the amendment at the general meeting at which the resolution is to be proposed; and

(b)
the amendment does not go beyond what the chairperson considers is necessary to correct a grammatical or other non-substantive error in the resolution.

14.20
If the chairperson of the meeting, acting in good faith, wrongly decides that an amendment to a resolution is out of order, the chairperson’s error does not invalidate the vote on that resolution.

Written resolutions
14.21
Members may pass a resolution in writing without holding a meeting if the following conditions are met:

(a)
all Members entitled to vote must receive:

(i)
a copy of the resolution; and

(ii)
a statement informing the Members:

(A)
how to signify agreement to the resolution; and

(B)
as to the date by which the resolution must be passed if it is not to lapse (or if no date is given the resolution shall lapse 28 days after the circulation date);]

(b)
the specified majority of Members entitled to vote:

(i)
sign a document; or

(ii)
sign several documents in the like form each signed by one or more of those Members; and

(c)
the signed document or documents is or are delivered to the Company at the place and by the time nominated by the Company in the notice of the resolution including, if the Company so nominates, by delivery of an Electronic Record by Electronic means to the address specified for that purpose.

Such written resolution shall be as effective as if it had been passed at a meeting of all Members entitled to vote duly convened and held.

14.22
Each Member shall have one vote for each Share he holds which confers the right to receive and vote on a written resolution and unless the resolution in writing signed by the Member is silent, in which case all Shares held are deemed to have been voted, the number of Shares specified in the resolution in writing shall be deemed to have been voted.

14.23
If a written resolution is described as a Special Resolution or as an Ordinary Resolution, it has effect accordingly.

Sole-member company
14.24
If the Company has only one Member entitled to vote, and that Member records in writing his decision on a question, that record shall constitute both the passing of a resolution and the minute of it.

15
Voting rights of members

Right to vote
15.1
Unless their Shares carry no right to vote, or unless a call or other amount presently payable has not been paid, all Members are entitled to vote at a general meeting, whether on a show of hands or a poll, and all Members holding Shares of a particular class are entitled to vote at a meeting of the holders of that class of Shares.

15.2
Members may vote in person or by proxy.

15.3
On a show of hands, every Member who is entitled to vote shall have one vote. For the avoidance of doubt, an individual who represents two or more such Members, including a Member in that individual’s own right, shall be entitled to a separate vote for each Member.

15.4
On a poll a Member who is entitled shall have one vote for each Share he holds, unless any Share carries special voting rights.

15.5
A fraction of a Share carrying the right to vote shall entitle its holder to an equivalent fraction of one vote.

15.6
No Member is bound to vote all his Shares or any of them; nor is he bound to vote each of his Shares in the same way.

Rights of joint holders
15.7
If Shares are held jointly, only one of the joint holders may vote. If more than one of the joint holders tenders a vote, the vote of the holder whose name in respect of those Shares appears first in the register of members shall be accepted to the exclusion of the votes of the other joint holders.

Representation of corporate Members
15.8
Save where otherwise provided, a corporate Member must act by one or more duly authorised representatives.

15.9
A corporate Member wishing to act by a duly authorised representative must identify that person to the Company by notice in writing.

15.10
The authorisation may be for any period of time, and must be delivered to the Company not less than two hours before the commencement of the meeting at which it is first used.

15.11
The directors of the Company may require the production of any evidence which they consider necessary to determine the validity of the notice.

15.12
Where a duly authorised representative is present at a meeting that Member is deemed to be present in person; and the acts of the duly authorised representative are personal acts of that Member.

15.13
A corporate Member may revoke the appointment of a duly authorised representative at any time by notice to the Company; but such revocation will not affect the validity of any acts carried out by the duly authorised representative before the directors of the Company had actual notice of the revocation.

Member with mental disorder
15.14
A Member in respect of whom an order has been made by any court having jurisdiction (whether in the Island or elsewhere) in matters concerning mental disorder may vote, whether on a show of hands or on a poll, by that Member’s receiver, curator bonis or other person authorised in that behalf appointed by that court.

15.15
For the purpose of the preceding Article, evidence to the satisfaction of the directors of the authority of the person claiming to exercise the right to vote must be received not less than 24 hours before holding the relevant meeting or the adjourned meeting in any manner specified for the delivery of forms of appointment of a proxy, whether in writing or by Electronic means. In default, the right to vote shall not be exercisable.

Objections to admissibility of votes
15.16
An objection to the validity of a person’s vote may only be raised at the meeting or at the adjourned meeting at which the vote is sought to be tendered. Any objection duly made shall be referred to the chairperson whose decision shall be final and conclusive.

Form of proxy
15.17
An instrument appointing a proxy shall be in any common form or in any other form approved by the directors. A Member may appoint more than one proxy to attend on the same occasion.

15.18
In the case of a proxy relating to Shares in the capital of the Company held in the name of a Depositary, the appointment of a proxy shall be, in a form or manner approved by the Board, which may include, without limited, a voter instruction form to be provided to the Company by certain third parties on behalf of the Depositary.

15.19
The instrument must be in writing and signed in one of the following ways:

(a)
by the Member; or

(b)
by the Member’s authorised attorney; or

(c)
if the Member is a corporation or other body corporate, under seal or signed by an authorised officer, secretary or attorney.

If the directors so resolve, the Company may accept an Electronic Record of that instrument delivered in the manner specified below and otherwise satisfying the Articles about authentication of Electronic Records.
15.20
The directors may require the production of any evidence which they consider necessary to determine the validity of any appointment of a proxy.

15.21
A Member may revoke the appointment of a proxy at any time by notice to the Company duly signed in accordance with Article 15.19; but such revocation will not affect the validity of any acts carried out by the proxy before the directors of the Company had actual notice of the revocation.

How and when proxy is to be delivered
15.22
Subject to the following Articles, the form of appointment of a proxy and any authority under which it is signed, or a copy of the authority certified notarially or in any other way approved by the directors, must be delivered so that it is received by the Company at any time before the time for holding the meeting or adjourned meeting at which the person named in the form of appointment of proxy proposes to vote. They must be delivered in either of the following ways:
(a)
in the case of an instrument in writing, it must be left at or sent by post:

(i)
to the registered office of the Company; or

(ii)
to such other place within the Island specified in the notice convening the meeting or in any form of appointment of proxy sent out by the Company in relation to the meeting.

(b)
If, pursuant to the notice provisions, a notice may be given to the Company in an Electronic Record, an Electronic Record of an appointment of a proxy must be sent to the address specified pursuant to those provisions unless another address for that purpose is specified:

(i)
in the notice convening the meeting; or

(ii)
in any form of appointment of a proxy sent out by the Company in relation to the meeting; or

(iii)
in any invitation to appoint a proxy issued by the Company in relation to the meeting.

15.23
Where a poll is taken:

(a)
if it is taken more than seven Clear Days after it is demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be delivered as required under Article 15.22 not less than 24 hours before the time appointed for the taking of the poll;

(b)
if it is taken within seven Clear Days after it was demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be delivered as required under Article 15.22 not less than two hours before the time appointed for the taking of the poll.

15.24
If the form of appointment of proxy is not delivered on time, it is invalid.

Voting by proxy
15.25
A proxy shall have the same voting rights at a meeting or adjourned meeting as the Member would have had except to the extent that the instrument appointing him limits those rights. Notwithstanding the appointment of a proxy, a Member may attend and vote at a meeting or adjourned meeting. If a Member votes on any resolution a vote by his proxy on the same resolution, unless in respect of different Shares, shall be invalid.

16
Number and appointment of directors

16.1
The minimum number of directors (disregarding alternate directors) shall not be less than two and shall be not more than five. The initial number of directors shall be five.

16.2
The Board shall be divided into three classes of directors, designated as Class I, Class II and Class III. On the date of the adoption of the Articles, there shall initially be one Class I Director, two Class II Directors and two Class III Directors. The Class I Director shall not exceed one director and each of the Class II and Class III Directors shall not exceed two directors per Class.

16.3
The term of the Class I Director shall expire at the first annual general meeting of the Company following the appointment of the Class I Director. The term of the Class II Directors shall expire at the second annual general meeting of the Company following the appointment of the Class II Directors. The term of the Class III Directors shall expire at the third annual general meeting of the Company following the appointment of the Class III Directors.

16.4
Beginning with the first annual general meeting of the Company following the appointment of the Class I Director, each successor elected to replace the Class I Director whose term expires at that annual general meeting shall be elected for a three-year term or until the election and qualification of his or her respective successor in office, subject to his or her earlier death, resignation or removal.

16.5
Beginning with the second annual general meeting of the Company following the appointment of each Class II Director, each of the successors elected to replace a Class II Director whose term expires at that annual general meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.

16.6
Beginning with the third annual general meeting of the Company following the appointment of each Class III Director, each of the successors elected to replace these Class III Directors whose term expires at that annual general meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.

16.7
Three of the five directors shall be “independent directors” as defined in the rules of NASDAQ.

16.8
It shall be a requirement that the Class I Director and each of the Class II Directors is an independent director. If any of the Class I Director and/or Class II Directors ceases to be an independent director, such Class I Director and/or Class II Director shall be deemed to have resigned and vacated their office immediately.

16.9
Subject to Article 16.13, the Class I Director shall be appointed by Artemis.

16.10
Subject to Article 16.13, one of the two Class II Directors shall be appointed by Artemis and, subject to Article 16.14, the other Class II Director shall be appointed by Komisium Limited.

16.11
Subject to Article 16.15, the two Class III Directors shall be appointed by Komisium Limited.

16.12
Other than as provided in Article 21.1 or otherwise expressed to the contrary, all appointments to replace or re-appoint a Director shall be made as follows:

(a)
subject to Article 16.13, the appointment to replace or re-appoint a Class I Director shall be made by Artemis;

(b)
subject to Article 16.13 or Article 16.14 (as applicable), the appointment to replace or re- appoint a Class II Director shall be made by the party who initially appointed such Class II Director; and

(c)
subject to Article 16.15, the appointment to replace or re-appoint a Class III Director shall be made by Komisium Limited.

16.13
Notwithstanding the foregoing, at any time that Artemis is the “beneficial owner” (within the meaning of Section 13 of the Exchange Act) of an interest in less than five percent of the issued and outstanding Ordinary Shares, their right to appoint the Class I or Class II Director provided for in these Articles:

(a)
shall automatically and irrevocably expire and any director previously appointed by Artemis shall retire with effect from the next annual general meeting of the Company (unless re- appointed at such meeting pursuant to Article 15.13(b)); and,

(b)
shall instead be exercisable by all Members of the Company acting by Ordinary Resolution in accordance with these Articles and the Law.

16.14
Notwithstanding the foregoing, at any time that Komisium Limited is the “beneficial owner” (within the meaning of Section 13 of the Exchange Act) of an interest in less than five percent of the issued and outstanding Ordinary Shares, their right to appoint a Class II Director provided for in these Articles:

(a)
shall automatically and irrevocably expire and any director previously appointed by Komisium Limited shall retire with effect from the next annual general meeting of the Company (unless re-appointed at such meeting pursuant to Article 15.14(b)); and,

(b)
shall instead be exercisable by all Members of the Company acting by Ordinary Resolution in accordance with these Articles and the Law.

16.15
Notwithstanding the foregoing, at any time that Komisium Limited is the “beneficial owner” (within the meaning of Section 13 of the Exchange Act) of:

(a)
an interest in less than 50 percent but at least 40 percent of the issued and outstanding Ordinary Shares, their right to appoint one of the two Class III Directors provided for in these Article 16.11:

(i)
shall automatically and irrevocably expire and, if two directors were previously appointed by Komisium Limited under Article 16.11, the Class III Director most recently appointed by Komisium Limited shall retire with effect from the next annual general meeting of the Company (unless re-appointed at such meeting pursuant to Article 15.15(a)(ii)); and,

(ii)
shall instead be exercisable by all Members of the Company acting by Ordinary Resolution in accordance with these Articles and the Law;

(b)
an interest in less than 40 percent of the issued and outstanding Ordinary Shares, their right to appoint any Class III Director provided for in Article 16.11:

(i)
shall automatically expire and any director previously appointed by Komisium Limited as a Class III Director pursuant to Article 16.11 shall retire with effect from the next annual general meeting of the Company (unless re-appointed at such meeting pursuant to Article 15.15(b)(ii)); and,

(ii)
shall instead be exercisable by all Members of the Company acting by Ordinary Resolution in accordance with these Articles and the Law.

16.16
No person shall be appointed or reappointed as a director at any general meeting or otherwise except as provided in this Article.

16.17
Where these Articles provide for a director to be appointed by Artemis or Komisium Limited (as the case may be) (the Appointing Shareholder) and it is proposed to remove such director pursuant to the Law or otherwise, the Appointing Shareholder shall, to the extent permitted by applicable law, be entitled to cast such number of votes as is necessary to defeat the resolution in question.

No age limit
16.18
There is no age limit for directors save that they must be aged at least 18 years.

Corporate directors
16.19
Unless prohibited by law, a body corporate may be a director. If a body corporate is a director, the Articles about representation of corporate Members at general meetings apply, mutatis mutandis, to the Articles about directors’ meetings.

No shareholding qualification
16.20
Unless a shareholding qualification for directors is fixed by Ordinary Resolution, no director shall be required to own Shares as a condition of his appointment.

17
Retirement of directors at annual general meeting

17.1
At the annual general meeting, each director (a) whose term has expired and, solely with respect to any director appointed by an Appointing Shareholder, who is required to retire from office in accordance with Article 16.13(a), Article 16.14(a), Article 16.15(a)(i) or Article 16.15(b)(i) (as

applicable) or (b) is required to retire from office in accordance with any corporate governance policy adopted from time to time by a resolution of the Board carried unanimously shall retire from office.
18
Position of retiring director

18.1
Subject to these Articles and the right of any Appointing Shareholder, the Company at the meeting at which a director retires may fill the vacated office by an Ordinary Resolution.

18.2
Subject to these Articles, if, immediately following the meeting at which directors have retired pursuant to these Articles, there would for any reason be fewer directors in office than the minimum number fixed by or in accordance with these Articles, each of the retiring directors who stood for reappointment at the meeting shall, if willing to act, be deemed to have been reappointed as a director and shall remain in office, but such directors:

(a)
may act only for the purposes of filling vacancies and convening general meetings of the Company and may only perform such duties as are appropriate to maintain the Company as a going concern and to comply with the Company’s legal and regulatory obligations; and

(b)
shall, as a matter of priority and as soon as reasonably practicable following the meeting at which they retired, convene a general meeting for the purpose of appointing at least the minimum number of directors fixed by or in accordance with these Articles, and each of them shall, if not reappointed at the meeting, retire from office at the end of the meeting unless the number of directors appointed at the meeting is below that minimum number, in which case they (and any director appointed at the meeting) shall remain in office on the terms and subject to the restrictions prescribed by this Article 18.2 as if they had retired and been deemed reappointed under it.

19
Eligibility for appointment as a director

19.1
Subject to these Articles, no person other than a director retiring, whether by rotation or otherwise, shall be appointed or reappointed a director at any general meeting unless:

(a)
recommended by the Board; or

(b)
not less than seven nor more than 42 Clear Days before the day appointed for the meeting, notice executed by a Member qualified to vote at the meeting (not being the person to be proposed) has been delivered to the registered office of the Company (or received in electronic form at the electronic address at which the Company has or is deemed to have agreed to receive it) of the intention to propose that person for appointment or reappointment stating the particulars which would, if the person were so appointed or reappointed, be required to be included in the Company’s register of directors together with notice executed by that person of that person’s willingness to be appointed or reappointed.

20
Power of the board to appoint directors

20.1
Without prejudice to the power of the Company in general meeting under these Articles to appoint any person to be a director or the right of any Appointing Shareholder, and subject to these Articles, the Board may appoint a person who is willing to act as a director by a resolution of the Board carried unanimously, either to fill a vacancy or as an addition to the existing Board, but so that the total number of directors shall not at any time exceed any maximum number fixed by or in accordance with these Articles. Any director so appointed shall hold office only until the conclusion of his or her term and, if not reappointed at that meeting, shall vacate office at the conclusion of the meeting.

21
Company’s power to remove a director and appoint another in the director’s place

21.1
In addition to any power conferred by the Law, and subject to these Articles, the Company may by an Ordinary Resolution (i) remove any director before the expiration of the director’s period of office and (ii) appoint another person who is willing to act to be a director in the director’s place, in case of clause (ii) if the applicable Appointing Shareholder’s right to appoint such director or his or her successor has expired pursuant to Article 16.13(a), Article 16.14(a), Article 16.15(a)(i) or Article 16.15(b)(i), as applicable.
22
Alternate directors

Appointment and removal
22.1
Any director (other than an alternate director) may appoint any other person, including another director, to act in his place as an alternate director. No appointment shall take effect until the director has given notice of the appointment to the other directors.

22.2
A director may revoke his appointment of an alternate at any time. No revocation shall take effect until the director has given notice of the revocation to the other directors.

22.3
A notice of appointment or removal of an alternate director must be given to the Company by any of the following methods:

(a)
by notice in writing in accordance with the notice provisions; or

(b)
if the Company has a facsimile address for the time being, by sending by facsimile transmission to that facsimile address a facsimile copy or, otherwise, by sending by facsimile transmission to the facsimile address of the Company’s registered office a facsimile copy (in either case, the facsimile copy being deemed to be the notice unless Article 40.5 applies), in which event notice shall be taken to be given on the date of an error-free transmission report from the sender’s fax machine; or

(c)
if the Company has an email address for the time being, by email to that email address or, otherwise, by email to the email address provided by the Company’s registered office (in either case, the email being deemed to be the notice unless Article 40.5 applies), in which event notice shall be taken to be given on the date of receipt by the Company or the Company’s registered office (as appropriate); or

(d)
if permitted pursuant to the notice provisions, in some other form of approved Electronic Record delivered in accordance with those provisions in writing.

Notices
22.4
All notices of meetings of directors shall continue to be given to the appointing director and not to the alternate.

Rights of alternate director
22.5
An alternate director, where so appointed and acting, shall (subject to these Articles) be entitled to:

(a)
attend and vote at any board meeting or meeting of a committee of the directors at which the appointing director is not personally present;

(b)
sign any written resolution of the directors or a committee of the directors circulated for written consent; and

(c)
generally perform all the functions of the appointing director in his absence.

An alternate director, however, is not entitled to receive any remuneration from the Company for services rendered as an alternate director.
22.6
A director who is also an alternate director shall be entitled to a separate vote for each director for whom he or she acts as alternate in addition to his or her own vote.

22.7
Save as otherwise provided in these Articles, an alternate director shall be deemed for all purposes to be a director and shall alone be responsible for his own acts and defaults and he shall not be deemed to be the agent of the director appointing him.

Appointment ceases when the appointor ceases to be a director
22.8
An alternate director shall automatically cease to be an alternate director if the director who appointed him ceases to be a director, or on the occurrence in relation to the alternate of any event which, if it occurred in relation to the alternate’s appointer, would result in the termination of the appointer’s appointment as a director.

23
Powers of directors

Powers of directors
23.1
Subject to the provisions of the Law, the Memorandum, these Articles and any directions given by Special Resolution, the business of the Company shall be managed by the directors who may for that purpose exercise all the powers of the Company.

23.2
No prior act of the directors shall be invalidated by any subsequent alteration of the Memorandum or these Articles or any direction given by Special Resolution. However, to the extent allowed by the Law, Members may in accordance with the Law validate any prior or future act of the directors which would otherwise be in breach of their duties.

Remuneration
23.3
Every director may be remunerated by the Company for the services he provides for the benefit of the Company, whether as director, employee or otherwise, and shall be entitled to be paid for the expenses incurred in the Company’s business including attendance at directors’ meetings.

23.4
A director’s remuneration shall be fixed by the Company by Ordinary Resolution. Unless that resolution provides otherwise, the remuneration shall be deemed to accrue from day to day.

23.5
Remuneration may take any form and may include arrangements to pay pensions, health insurance, death or sickness benefits, whether to the director or to any other person connected to or related to him.

23.6
Unless his fellow directors determine otherwise, a director is not accountable to the Company for remuneration or other benefits received from any other company which is in the same group as the Company or which has common shareholdings.

24
Delegation of powers

Power to delegate any of the directors’ powers to a committee
24.1
The Board may delegate any of its powers, authorities and discretions (with power to sub- delegate) to any committee consisting of such person or persons as it thinks fit (whether a Member or Members of its body or not) by a resolution of the Board carried unanimously; provided that the majority of the Members of the committee are directors. Subject to any restriction on sub-delegation imposed by the Board, any committee so formed may exercise its power to sub-delegate by sub-delegating to any person or persons (whether or not a Member or Members of the Board or of the committee). Subject to any regulations imposed on it by the Board, the proceedings of any committee consisting of two or more Members shall be governed by the provisions in these Articles for regulating proceedings of the Board so far as applicable except that no meeting of that committee shall be quorate for the purpose of exercising any of its powers, authorities or discretions unless a majority of the committee present at the meeting are directors.

24.2
The power to delegate contained in this Article shall be effective in relation to the powers, authorities and discretions of the Board generally and shall not be limited by the fact that in certain of these Articles, but not in others, express reference is made to particular powers, authorities or discretions being exercised by the Board or by a committee authorised by the Board.

Power to appoint an agent of the Company
24.3
The directors may appoint any person, either generally or in respect of any specific matter, to be the agent of the Company with or without authority for that person to delegate all or any of that person’s powers. The directors may make that appointment:

(a)
by causing the Company to enter into a power of attorney or agreement; or

(b)
in any other manner they determine.

Power to appoint an attorney or authorised signatory of the Company
24.4
The directors may appoint any person, whether nominated directly or indirectly by the directors, to be the attorney or the authorised signatory of the Company. The appointment may be:

(a)
for any purpose;

(b)
with the powers, authorities and discretions;

(c)
for the period; and

(d)
subject to such conditions,

as they think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable by, the directors under these Articles. The directors may make such an appointment by power of attorney or any other manner they think fit.
24.5
Any power of attorney or other appointment may contain such provision for the protection and convenience of persons dealing with the attorney or authorised signatory as the directors think fit. Any power of attorney or other appointment may also authorise the attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in that person.

25
Power to establish local boards etc

25.1
The Board may by a resolution of the Board carried unanimously:

(a)
establish any divisional, departmental, regional, local or area boards, divisions or managing agencies for introducing, conducting or managing all or any of the business or affairs of the Company, either in the United Kingdom or elsewhere;

(b)
make regulations for the proceedings and activities of any such establishment (but so that otherwise its proceedings shall be governed by those of these Articles which regulate proceedings of the Board to the extent that they are capable of applying to it);

(c)
appoint any persons (whether directors or not) as regional directors, local directors, divisional directors, area directors, advisory directors, managers or agents or to serve in any other capacity in connection with any such establishment, and may fix their remuneration;

(d)
delegate to any such establishment and to any such appointee (including anyone appointed before this Article was adopted) any of the powers, authorities and discretions vested in the Board, with power to sub-delegate;

(e)
authorise any such appointees to fill any vacancies in any such establishment and to act notwithstanding vacancies,

provided that any such appointment or delegation shall be made upon such terms and subject to such conditions as the Board may think fit, and the Board may remove any persons so appointed, and may revoke, suspend or vary any such delegation but this shall not affect the position of any person dealing in good faith who has not had notice that the Board has done so. No such appointee shall be a director as such or be entitled to be present at any meeting of the Board (except at the request of the Board and, if present at such request, the appointee shall not be entitled to vote at that meeting)

or have power under the terms of this Article to enter into any contract or transact any business on behalf of the Company except to the extent (if any) specifically authorised by the Board.
26
Meetings of directors

Regulation of directors’ meetings
26.1
Subject to the provisions of these Articles, the directors may regulate their proceedings as they think fit.

Calling meetings
26.2
Any director may call a meeting of directors at any time. The Secretary must call a meeting of the directors if requested to do so by a director.

Notice of meetings
26.3
Every director shall be given notice of a meeting, although a director may waive retrospectively the requirement to be given notice. Notice may be oral.

Use of technology
26.4
A director may participate in a meeting of directors through the medium of conference telephone, video or any other form of communications equipment if all persons participating in the meeting are able to hear and speak to each other throughout the meeting.

26.5
A director participating in this way is deemed to be present in person at the meeting and shall be entitled to vote and be counted in the quorum accordingly.

Quorum
26.6
The quorum necessary for the transaction of the business of the Board may be fixed by the Board and unless so fixed at any other number shall be two with at least one director appointed by Komisium present whilst Komisium is entitled to appoint one or more directors, provided that for the purposes of any meeting held pursuant to Article 28 to authorise a director’s conflict, if there is only one director besides the director concerned and directors with a similar interest, the quorum shall be one.

26.7
Whenever the Company has one director, a sole director (or his alternate) may exercise all the powers of the directors without holding a meeting but shall transact the business of the directors by resolution in writing in accordance with Article 26.16.

26.8
Subject to these Articles, an alternate director present at a meeting of directors shall, in the absence of the director for whom he acts as director, be counted in the quorum at the meeting and any director who is present and counts in the quorum at a board meeting shall also be counted in the quorum as one for each absent director for whom he acts as alternate director at the meeting.

26.9
If a quorum is not present within 15 minutes from the time specified for a meeting of directors, or if, during a meeting, a quorum ceases to be present, then the meeting shall be adjourned to the same day in the next week at the same time and place or such other day, time and place as the chairperson may determine and if, at such adjourned meeting, a quorum is not present within 15 minutes from the time specified for the meeting of directors, those directors present shall be a quorum.

Appointment of chair
26.10
Subject to Article 26.11, Komisium Limited may appoint a director to be the chair of the Board and may at any time remove the director from that office. If Komisium Limited’s right to appoint the chair of the Board has expired pursuant to Article 26.11, the Board itself may appoint a director to be the chair of the Board and may at any time remove the director from that office. Unless the director is unwilling to do so, the director so appointed shall preside at every meeting of the Board at which the director is present. But if there is no director holding that office, or if the director holding it is unwilling to preside or is not present within five minutes after the time appointed for the meeting, the deputy chair (if any) shall preside as chair at such meeting. If neither the chair nor deputy chair is available or able to preside at the meeting, then the Chief Executive Officer shall serve as the chair of the meeting in accordance with these Articles.
26.11
Notwithstanding the foregoing, at any time that Komisium Limited is the “beneficial owner” (within the meaning of Section 13 of the Exchange Act) of an interest in less than fifteen percent of the issued and outstanding Ordinary Shares:

(a)
their right to appoint the chair of the Board provided for in these Articles shall automatically expire; and

(b)
the appointment of a chair at any general meeting shall be made pursuant to Article 14.5.

Voting
26.12
A question which arises at a board meeting shall be decided by a majority of votes. If votes are equal the chairperson shall have a casting vote.

26.13
The continuing directors or a sole continuing director may act notwithstanding any vacancies in their number but if the number of directors is less than the number fixed as the quorum, the continuing directors or director may act only for the purpose of filling vacancies or of calling a general meeting.

Validity
26.14
Anything done at a meeting of directors is unaffected by the fact that it is later discovered that any person was not properly appointed, or had ceased to be a director, or was otherwise not entitled to vote.

Recording of dissent
26.15
A director present at a meeting of directors shall be presumed to have assented to any action taken at that meeting unless:

(a)
his dissent is entered in the minutes of the meeting; or

(b)
he has filed with the meeting before it is concluded a signed dissent from that action; or

(c)
he has forwarded to the Company as soon as practical following the conclusion of that meeting a signed dissent.

A director who votes in favour of an action is not entitled to record his dissent to it.
Written resolutions
26.16
The directors may pass a resolution in writing without holding a meeting if the following conditions are met:

(a)
all directors are given notice of the resolution; and

(b)
the resolution is set out in a document or documents indicating that it is a written resolution; and

(c)
all of the directors:

(i)
sign a document; or

(ii)
sign several documents in the like form each signed by one or more directors; or

(iii)
provide confirmation of acceptance of the resolution by email; and

(d)
either,

(i)
for the purposes of articles 26.16(c)(i) and 26.16(c)(ii) the signed document or documents is or are delivered to the Company, including, if the Company so nominates by delivery of an Electronic Record, by Electronic means to the address specified for that purpose; or

(ii)
for the purposes of article 26.16(c)(iii), the email confirmation is sent to the Company and the other directors by Electronic means to the addresses specified for that purpose.

26.17
Such written resolution shall be as effective as if it had been passed at a meeting of the directors duly convened and held; and it shall be treated as having been passed on the day and at the time that the last director signs or sends his email confirmation (as the case may be).

27
Directors’ transactions, offices, employment and interests

27.1
Subject to the Law and the terms of any authorisation given under Article 28, a director notwithstanding being in office as a director:

(a)
may hold any other office or place of profit with the Company (except that of Auditor) in conjunction with the office of director and may act personally or through a firm in a professional capacity for the Company (otherwise than as Auditor) and in either such case on such terms as to remuneration (whether by way of salary, commission, participation in profits or otherwise) and otherwise as the Board may determine, and any such remuneration shall be either in addition to or in lieu of any remuneration provided for, by or pursuant to any other Article;

(b)
may be interested in Shares or other securities issued by the Company;

(c)
may be a director or other officer of, or employed by, or a party to any contract with, or interested in Shares or other securities issued by, any undertaking in the same group as the Company or promoted by the Company or by any such undertaking, or in which the Company or any such undertaking is otherwise interested or as regards which the Company or any such undertaking has any powers of appointment;

(d)
shall not be accountable to the Company for any remuneration or benefit which the director derives from any such office or employment or from any such contract or from any interest in such undertaking and no such office, employment or contract shall be liable to be avoided on the ground of any such interest or benefit and nor shall the receipt of such remuneration or benefit constitute a breach of the director’s duty under the Law not to accept benefits from third parties;

(e)
shall not be in breach of the director’s duties by reason only of the fact that the director is excluded from the receipt of information, or from participation in decision-making or discussion (whether at meetings of the directors or otherwise), that will or may relate to any such office, employment, contract or interest; and

(f)
shall not be required to disclose to the Company, or use in relation to the Company’s affairs, any confidential information the director obtains in connection with any such office, employment, contract or interest if the director’s doing so would result in a breach of a duty or an obligation of confidence owed by the director in that connection provided that the director has disclosed to the Board the nature and extent of any material interest the director has, but no such disclosure shall be necessary of any office or employment with any subsidiary undertaking of the Company or any interest in a transaction or arrangement that would not be required to be declared by the director under the Law, and a general notice given to the Board that a director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that the director has an interest in any such transaction or arrangement of the nature and extent so specified, and for the purposes of this Article an interest of which a director has no knowledge and of which it is unreasonable to expect the director to have knowledge shall not be treated as an interest of the director.

27.2
The Board may cause any voting power conferred by the Shares in any other company held or owned by the Company or any power of appointment to be exercised in such manner in all respects as it thinks fit, including the exercise of either of such powers in favour of a resolution appointing the directors, or any of them, to be directors or officers of the other company, or in favour of the payment of remuneration to the directors or officers of the other company.

27.3
Except as otherwise provided by these Articles, a director shall not vote on, or be counted in the quorum in relation to, any resolution of the Board or of a committee of the Board concerning any matter in which, to the director’s knowledge, the director has, directly or indirectly, an interest (other than the director’s interest in Shares or debentures or other securities of, or otherwise in or through, the Company) or duty which (together with any interest of a person connected with the director) is material and, if the director shall do so, the director’s vote shall not be counted. A director shall be entitled to vote on and be counted in the quorum in respect of any resolution concerning any of the following matters:

(a)
the giving to the director of any guarantee, security or indemnity in respect of money lent or obligations incurred by the director or by any other person at the request of or for the benefit of, the Company or any of its subsidiary undertakings;

(b)
the giving by the Company of any guarantee, security or indemnity to a third party in respect of a debt or obligation of the Company or any of its subsidiary undertakings for which the director has personally assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

(c)
the director’s subscribing or agreeing to subscribe for, or purchasing or agreeing to purchase, any Shares, debentures or other securities of the Company or any of its subsidiary undertakings as a holder of securities, or the director’s being, or intending to become, a participant in the underwriting or sub-underwriting of an offer of any such Shares, debentures, or other securities by the Company or any of its subsidiary undertakings for subscription, purchase or exchange;

(d)
any contract concerning any company (not being a company in which the director owns one per cent. or more (as defined in this Article)) in which the director is interested, directly or indirectly, and whether as an officer, shareholder, creditor or otherwise;

(e)
any arrangement for the benefit of employees of the Company or any of its subsidiary undertakings under which the director benefits in a similar manner as the employees and which does not accord to any director as such any privilege or advantage not accorded to the employees to whom the arrangement relates;

(f)
any contract concerning any insurance which the Company is empowered to purchase or maintain for, or for the benefit of, any directors or for persons who include directors; or

(g)
any indemnity permitted by these Articles (whether in favour of the director or others as well) against any costs, charges, expenses, losses and liabilities sustained or incurred by the director as a director of the Company or of any of its subsidiary undertakings, or any proposal to provide funds to meet any expenditure incurred or to be incurred by the director in mounting a defence in any criminal or civil proceeding in connection with any alleged negligence, default, breach of duty or breach of trust by the director in relation to the Company or any of its subsidiary undertakings, or any investigation, or action proposed to be taken, by a regulatory authority in that connection, or for the purposes of any application for relief under the Law, or in order to enable the director to avoid incurring such expenditure.

27.4
A director shall not vote on, or be counted in the quorum in relation to, any resolution of the Board concerning the director’s own appointment, or the settlement or variation of the terms or the termination of the director’s own appointment, as the holder of any office or place of profit with the Company or any company in which the Company is interested but, where proposals are under consideration concerning the appointment, or the settlement or variation of the terms or the termination of the appointment, of two or more directors to offices or places of profit with the Company or any company in which the Company is interested, a separate resolution may be put in relation to each director and in that case each of the directors concerned shall be entitled to vote on and be counted in the quorum in relation to each resolution which does not concern either: (a) the director’s own appointment or the settlement or variation of the terms or the termination of the director’s own appointment; or (b) the appointment of another director to an office or place of profit with a company in which the Company is interested and in which the director seeking to vote or be counted in the quorum is interested by virtue of owning of one per cent or more (as defined in this Article).
27.5
A company shall be deemed to be a company in which a director owns one percent or more if and so long as the director is directly or indirectly the holder of or beneficially interested in one percent or more of any class of the equity share capital of such company or of the voting rights available to Members of such company. For this purpose, there shall be disregarded any shares held by a director as bare or custodian trustee and in which the director has no beneficial interest, any shares comprised in a trust in which the director’s interest is in reversion or remainder (if and so long as some other person is entitled to receive the income from such trust) and any shares comprised in an authorised unit trust scheme in which the director is interested only as a unit holder.

27.6
Where a company in which a director owns one percent or more is materially interested in a contract, the director shall also be deemed to be materially interested in that contract.

27.7
For the purposes of this Article, an interest of a person who is, for any purpose of the Law, connected with a director shall be treated as an interest of the director and, in relation to an alternate director, an interest of the relevant appointor shall be treated as an interest of the alternate director without prejudice to any interest which the alternate director has otherwise.

27.8
References in this Article to a contract include references to any proposed contract and to any transaction or arrangement whether or not constituting a contract.

27.9
If any question shall arise at any meeting of the Board as to the materiality of the interest of a director (other than the chair of the meeting) or as to the entitlement of any director (other than the chair of the meeting) to vote or be counted in the quorum and the question is not resolved by the director’s voluntarily agreeing to abstain from voting or not to be counted in the quorum, the question shall be referred to the chair of the meeting and the chair’s ruling in relation to the director concerned shall be conclusive except in a case where the nature or extent of the interest (so far as it is known to the director) has not been fairly disclosed to the Board. If any question shall arise in respect of the chair of the meeting, the question shall be decided by resolution of the Board (for which purpose the chair shall be counted in the quorum but shall not vote on the matter) and the resolution shall be conclusive except in a case where the nature or extent of the interest (so far as it is known to the chair) has not been fairly disclosed to the Board.

27.10
Subject to the Law, the Company may by Ordinary Resolution suspend or relax the provisions of this Article to any extent or ratify any contract not properly authorised by reason of a contravention of this Article.

28
Conflicts of interest requiring board authorisation

28.1
The Board may, provided the quorum and voting requirements set out below are satisfied, authorise any matter that would otherwise involve a director having an interest in transactions with the Company.

28.2
Any director (including the director concerned) may propose that the director concerned be authorised in relation to any matter the subject of such a conflict. Such proposal and any authority given by the Board shall be effected in the same way that any other matter may be proposed to and resolved upon by the Board under the provisions of these Articles, except that the director concerned and any other director with a similar interest:

(a)
shall not count towards the quorum at the meeting at which the conflict is considered;

(b)
may, if the other Members of the Board so decide, be excluded from any Board meeting while the conflict is under consideration; and

(c)
shall not vote on any resolution authorising the conflict except that, if the director or other director does vote, the resolution will still be valid if it would have been agreed to if any such vote had not been counted.

28.3
Where the Board gives authority in relation to such a conflict:

(a)
the Board may (whether at the time of giving the authority or at any time or times subsequently) impose such terms upon the director concerned as it may determine, including the exclusion of that director from the receipt of information, or participation in any decision-making or discussion (whether at meetings of the Board or otherwise) related to the conflict;

(b)
the director concerned will be obliged to comply with any terms imposed by the Board from time to time in relation to the conflict and will not be in breach of duty as a director to the extent the director does so;

(c)
the authority may provide that, where the director concerned (otherwise than by virtue of the director’s position as a director of the Company) obtains information that is confidential to a third party, the director will not be obliged to disclose that information to the Company, or to use the information in relation to the Company’s affairs, where to do so would amount to a breach of that confidence;

(d)
the authority may also provide that the director concerned shall not be accountable to the Company for any benefit that the director receives as a result of the conflict;

(e)
the receipt by the director concerned of any remuneration or benefit as a result of the conflict shall not constitute a breach of the duty under the Law;

(f)
the terms of the authority shall be recorded in writing (but the authority shall be effective whether or not the terms are so recorded); and

(g)
the Board may withdraw the authority at any time.

29
Minutes

The Company shall cause minutes to be made in books kept for the purpose in accordance with the Law.
30
Accounts and audits

Accounting and other records
30.1
The directors must ensure that proper accounting and other records are kept, and that accounts and associated reports are distributed in accordance with the requirements of the Law.

No automatic right of inspection
30.2
Members are only entitled to inspect the Company’s records if they are expressly entitled to do so by law, or by resolution made by the directors or passed by Ordinary Resolution.

Sending of accounts and reports
30.3
The Company’s accounts and associated directors’ report and Auditor’s report (if any) that are required or permitted to be sent to any person pursuant to any law shall be treated as properly sent to that person if:

(a)
they are sent to that person in accordance with the notice provisions in Article 39; or

(b)
they are published on a website providing that person is given separate notice of:

(i)
the fact that the documents have been published on the website;

(ii)
the address of the website;

(iii)
the place on the website where the documents may be accessed; and

(iv)
how they may be accessed.

30.4
If, for any reason, a person notifies the Company that he is unable to access the website, the Company must, as soon as practicable, send the documents to that person by any other means permitted by these Articles. This, however, will not affect when that person is taken to have received the documents under Article 30.5.

Time of receipt if documents are published on a website
30.5
Documents sent by being published on a website in accordance with the preceding two Articles are only treated as sent at least 14 Clear Days before the date of the meeting at which they are to be laid if:

(a)
the documents are published on the website throughout a period beginning at least 14 Clear Days before the date of the meeting and ending with the conclusion of the meeting; and

(b)
the person is given at least 14 Clear Days’ notice of the meeting.

Validity despite accidental error in publication on website
30.6
If, for the purpose of a meeting, documents are sent by being published on a website in accordance with the preceding Articles, the proceedings at that meeting are not invalidated merely because by accident:

(a)
those documents are published in a different place on the website to the place notified; or

(b)
they are published for part only of the period from the date of notification until the conclusion of that meeting.

When accounts are to be audited
30.7
If the Members so resolve, the Company’s accounts shall be audited in the manner determined by Ordinary Resolution. Alternatively, if the directors so resolve, they shall be audited in the manner they determine.

31
Record dates

Except to the extent of any conflicting rights attached to Shares, the directors may fix any time and date as the record date for declaring or paying a dividend or making or issuing an allotment of Shares. The record date may be before or after the date on which a dividend, allotment or issue is declared, paid or made.
32
Appointment and removal of company chief executive officer and secretary

32.1
Subject to the Law, the Chief Executive Officer shall be appointed by the Board at such remuneration and upon such terms as it thinks fit. If thought fit, two or more persons may be appointed as joint Chief Executive Officers with the power to act jointly and severally. Any Chief Executive Officer so appointed may be removed by the Board.

32.2
The Board may from time to time appoint an assistant or deputy chief executive officer who, during such time as there may be no Chief Executive Officer or no Chief Executive Officer capable of acting, may act as Chief Executive Officer and do any act authorised or required by these Articles or applicable statutes to be done by the Chief Executive Officer. The signature of any document as Chief Executive Officer by such assistant or deputy secretary shall be conclusive evidence (without invalidating that signature for any purpose) that at the time of signature there was no Chief Executive Officer or no Chief Executive Officer capable of acting.

32.3
The Chief Executive Officer shall have general responsibility for the management and control of the business and affairs of the Company and shall perform all duties and have all powers which are ordinarily inherent in the office of Chief Executive Officer and such further duties and powers as may from time to time be prescribed for or delegated to him or her by the Board. Any action taken by the Chief Executive Officer, and the signature of the Chief Executive Officer on any agreement, contract, instrument or other document on behalf of the Company, shall, with respect to any third party, be sufficient to bind the Company and shall conclusively evidence the authority of the Chief Executive Officer and the Company with respect thereto. Subject to the direction of the Board, the Chief Executive Officer shall have general supervision of all of the officers, employees and agents of the Company.
32.4
Notwithstanding the foregoing, no action shall be taken, sum expended, or obligation incurred by the Chief Executive Officer on behalf of the Company regarding:

(a)
any compensation and benefit changes of any named executive officer or director;

(b)
approving the Company’s annual budget and business plan, or material amendments thereto, including:

(i)
designation of categories of expenditures therein, and (except for reasonable expenditures in direct response to emergency situations (i.e., causing or posing material threat of death or personal injury)) incurring expenditures in excess of the 105% of the total amount of the budget or 110% of the budgeted amount of any category of expenditures; and

(ii)
expanding into new jurisdictions or abandoning operations in any jurisdiction;

(c)
incurring any Company or subsidiary debt (and the terms thereof) that is in excess of $50,000 individually or in the aggregate (provided that this approval provision shall not preclude trade payables, credit card charges and other expenses incurred in the ordinary course of business in accordance with Company’s annual budget, including any deviation therefrom as expressly permitted herein);

(d)
any material modification or prepayment in whole or in part of any financing that required Board approval will also require Board approval;

(e)
initiating any case or proceeding under Chapter 7 or Chapter 11 of the United States Bankruptcy Code or similar law in Jersey or any other applicable jurisdiction with respect to the Company or any subsidiary, or otherwise seeking or consenting to any such or similar case or proceeding, or if any such case or proceeding is commenced involuntarily, taking any material action therein;

(f)
initiation or settlement of insurance claims or litigation involving in excess of $50,000, or determining to provide a defence;

(g)
filing of any amendments, supplements or replacements of the Company’s memorandum and these Articles;

(h)
entering into, amending or terminating any Material Agreement, defined as agreements:

(i)
not in the ordinary course of the Company’s or any subsidiary’s business; or

(ii)
in the ordinary course of the Company’s or the applicable subsidiary’s business but such agreement involves an amount in excess of $50,000 or cannot be terminated without incurring a termination fee or similar obligation;

(i)
entering into, amending or terminating any related party transaction or agreement;

(j)
effecting a sale, merger, conversion, consolidation or other reorganisation of the Company or any subsidiary, or creating any new direct or indirect subsidiary of the Company or any subsidiary, or adopting, modifying, amending or terminating any organizational documents, operating agreements or other governing documents of the Company or any subsidiary;

(k)
any material action outside the purpose of the Company, as expressly set forth in these Articles;

(l)
any anticipatory or actual breach of any Material Agreement, except where such breach is necessitated by insufficient resources (in which case the Chief Executive Officer shall provide written notice to the Board within a reasonable time prior to the breach if known to Chief Executive Officer, and if afterward, then immediately upon Chief Executive Officer’s obtaining knowledge of the breach);

(m)
appointment, election or removal of any named executive officer of the Company;

(n)
formation or dissolution of Board committees; or

(o)
any issuance of additional Shares, warrants or debt instruments convertible to Shares of the Company,

unless, in each case, such specific action, expenditure or obligation is approved by the majority of the members of the Board, including at least one affirmative vote from a Board member appointed by Komisium whilst Komisium is entitled to appoint one or more directors subject to any prohibitions of any NASDAQ corporate governance rules.
32.5
Notwithstanding Article 32.3, no action shall be taken, sum expended, or obligation incurred by the Chief Executive Officer or the Board on behalf of the Company regarding a sale, merger, conversion, consolidation or other reorganisation of the Company, unless such specific action, expenditure or obligation is approved by the holders representing at least fifty one percent of the voting Shares in the capital of the Company.

32.6
Subject to the Law, the Secretary shall be appointed by the Board at such remuneration and upon such terms as it thinks fit. If thought fit, two or more persons may be appointed as joint Secretaries with the power to act jointly and severally. Any Secretary so appointed may be removed by the Board.

32.7
The Board may from time to time appoint an assistant or deputy secretary who, during such time as there may be no Secretary or no Secretary capable of acting, may act as Secretary and do any act authorised or required by these Articles or by law to be done by the Secretary. The signature of any document as Secretary by such assistant or deputy secretary shall be conclusive evidence (without invalidating that signature for any purpose) that at the time of signature there was no Secretary or no Secretary capable of acting.

33
Dividends

Declaration of dividends by Members
33.1
Subject to the provisions of the Law, the Company may by Ordinary Resolution declare dividends in accordance with the respective rights of the Members but no dividend shall exceed the amount recommended by the directors. Any such declared dividend, subject to it not exceeding the amount recommended by the directors, shall be a debt owed by the Company due on the date that such dividend is declared to be payable or, if no date is specified, immediately.

Payment of interim dividends by directors
33.2
Subject to the provisions of the Law, the directors may pay interim dividends in accordance with the respective rights of the Members. Any interim dividend shall not be a debt owed by the Company until such time as payment of the dividend is made.

33.3
In relation to Shares carrying differing rights to dividends or rights to dividends at a fixed rate, the following applies:

(a)
if the Company has different classes of Shares, the directors may pay dividends on Shares which confer deferred or non-preferred rights with regard to dividends as well as on Shares which confer preferential rights with regard to dividends but no dividend shall be paid on Shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears;

(b)
subject to the provisions of the Law, the directors may also pay, at intervals settled by them, any dividend payable at a fixed rate if it appears to them that there are sufficient funds of the Company lawfully available for distribution to justify the payment; and

(c)
if the directors act in good faith, they shall not incur any liability to the Members holding Shares conferring preferred rights for any loss those Members may suffer by the lawful payment of the dividend on any Shares having deferred or non-preferred rights.

Apportionment of dividends
33.4
Except as otherwise provided by the rights attached to Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares on which the dividend is paid. All dividends shall be apportioned and paid proportionately to the amount paid up on the Shares during the time or part of the time in respect of which the dividend is paid. But if a Share is issued on terms providing that it shall rank for dividend as from a particular date, that Share shall rank for dividend accordingly.

Right of set off
33.5
The directors may deduct from a dividend or any other amount payable to a person in respect of a Share any amount due by that person to the Company on a call or otherwise in relation to a Share.

Power to pay other than in cash
33.6
If the directors so determine, any resolution determining a dividend may direct that it shall be satisfied wholly or partly by the distribution of assets or the issue of Shares. If a difficulty arises in relation to the distribution, the directors may settle that difficulty in any way they consider appropriate. For example, they may do any one or more of the following:

(a)
issue fractional Shares;

(b)
fix the value of assets for distribution and make cash payments to some Members on the footing of the value so fixed in order to adjust the rights of Members; and

(c)
vest some assets in trustees.

How payments may be made
33.7
A dividend or other monies payable on or in respect of a Share may be paid in any of the following ways:

(a)
if the Member holding that Share or other person entitled to that Share nominates a bank account for that purpose, by wire transfer to that bank account; or

(b)
by cheque or warrant sent by post to the registered address of the Member holding that Share or other person entitled to that Share.

33.8
For the purpose of Article 33.7(a), the nomination may be in writing or in an Electronic Record and the bank account nominated may be the bank account of another person. For the purpose of Article 33.7(b), subject to any applicable law or regulation, the cheque or warrant shall be made to the order of the Member holding that Share or other person entitled to the Share or to his nominee, whether nominated in writing or in an Electronic Record, and payment of the cheque or warrant shall be a good discharge to the Company.

33.9
If two or more persons are registered as the holders of the Share or are jointly entitled to it by reason of the death or bankruptcy of the registered holder (Joint Holders), a dividend (or other amount) payable on or in respect of that Share may be paid as follows:

(a)
to the registered address of the Joint Holder of the Share who is named first on the register of members or to the registered address of the deceased or bankrupt holder, as the case may be; or

(b)
to the address or bank account of another person nominated by the Joint Holders, whether that nomination is in writing or in an Electronic Record.

33.10
Any Joint Holder of a Share may give a valid receipt for a dividend (or other amount) payable in respect of that Share.

Dividends or other monies not to bear interest in absence of special rights
33.11
Unless provided for by the rights attached to a Share, no dividend or other monies payable by the Company in respect of a Share shall bear interest.

Dividends unable to be paid or unclaimed
33.12
If a dividend cannot be paid to a Member or remains unclaimed within six weeks after it was declared or both, the directors may pay it into a separate account in the Company’s name. If a dividend is paid into a separate account, the Company shall not be constituted trustee in respect of that account and the dividend shall remain a debt due to the Member.

33.13
A dividend that remains unclaimed for a period of ten years after it became due for payment shall be forfeited to, and shall cease to remain owing by, the Company.

34
Scrip dividends

34.1
Subject to the provisions of the Law, the Board may, if authorised by an Ordinary Resolution of the Company, offer the holders of Ordinary Shares the right to elect to receive new Ordinary Shares, credited as fully paid, instead of cash for all or part (as determined by the Board) of any dividend. The following provisions shall apply:

(a)
an Ordinary Resolution may specify a particular dividend or dividends, or may specify all or any dividends, declared or paid within a specified period, but such period may not end later than the third anniversary of the date of the meeting at which the Ordinary Resolution is passed;

(b)
the basis of allotment to each entitled holder of Ordinary Shares shall be such number of new Ordinary Shares credited as fully paid as have a value as nearly as possible equal to (but not greater than) the amount of the dividend (disregarding any tax credit) which the holder has elected to forgo. For this purpose, the “value” of an Ordinary Share shall be deemed to be whichever is the greater of its nominal value and the average of the middle market quotations for the Company’s Ordinary Shares on the NASDAQ as derived from such source as the Board may deem appropriate on the day on which the Shares are first quoted “ex” the relevant dividend and the four subsequent dealing days or in such other manner as may be determined by or in accordance with the ordinary resolution. A certificate or report by the Auditors as to the amount of the value in respect of any dividend shall be conclusive evidence of that amount;

(c)
no fraction of an Ordinary Share shall be allotted and if any holder of Ordinary Shares would otherwise be entitled to fractions of a Share, the Board may deal with the fractions as it thinks fit, including determining that the whole or part of the benefit of fractional entitlements will be disregarded or accrue to the Company or that the value of fractional entitlements will be accumulated on behalf of a Member (without entitlement to interest) and applied in paying up new Shares in connection with a subsequent offer by the Company of the right to receive Shares instead of cash in respect of a future dividend;

(d)
the Board shall not proceed with any election unless the Company has sufficient reserves or funds which may be capitalised to give effect to the election following the Board’s determination of the basis of allotment;

(e)
on or as soon as practicable after announcing that the Board is to recommend or pay any dividend, the Board, if it intends to offer an election for that dividend, shall also announce that intention and, having determined the basis of allotment, shall notify the entitled holders of Ordinary Shares (other than any in relation to whom an election mandate in accordance with this Article is subsisting) of the right of election offered to them, and shall send with, or following, such notification, forms of election and shall specify the procedure to be followed and place at which, and the latest date and time by which, duly completed forms of election must be received in order to be effective;
(f)
the dividend (or that part of the dividend in respect of which a right of election has been offered) shall not be payable on Ordinary Shares in respect of which an election has been duly made (the elected shares) and instead additional Ordinary Shares shall be allotted to the holders of the elected Shares on the basis of allotment so determined. For such purpose, the Board shall capitalise, out of any amount standing to the credit of any reserve or fund (including the profit and loss account), whether or not it is available for distribution, as the Board may determine, a sum equal to the aggregate nominal amount of the additional Ordinary Shares to be allotted on that basis and apply it in paying up in full the appropriate number of Ordinary Shares for allotment and distribution to the holders of the elected shares on that basis;

(g)
the additional Ordinary Shares so allotted shall be allotted as of the record date for the dividend for which the right of election has been offered and shall rank pari passu in all respects with the Fully Paid Ordinary Shares then in issue except that they will not rank for the dividend or other distribution entitlement in respect of which they have been issued. Unless the Board otherwise determines, the Ordinary Shares so allotted shall be issued as Shares in certificated form (where the Ordinary Shares in respect of which they have been allotted were in certificated form at the Scrip Record Time) or as Shares in uncertificated form (where the Ordinary Shares in respect of which they have been allotted were in uncertificated form at the Scrip Record Time), provided that if the Company is unable to issue Ordinary Shares in uncertificated form to any person, such Shares shall be issued as Shares in certificated form. For these purposes, the “Scrip Record Time” means such time on the record date for determining the entitlements of Members to make elections as described in this Article, or on such other date as the Board may in its absolute discretion determine.

34.2
The Board may establish or vary a procedure for election mandates whereby a holder of Ordinary Shares may elect concerning future rights of election offered to that holder under this Article until the election mandate is revoked following that procedure.

34.3
The Board may exclude from any offer any holders of Ordinary Shares if it believes that it is necessary or expedient to do so in relation to any legal or practical problems under the laws of, or the requirements of any regulatory body or stock exchange or other authority in, any territory or that for any other reason the offer should not be made to them.

35
Enhanced scrip dividends

35.1
Subject to the provisions of the Law and without prejudice to the generality of Article 34, the Board may, in respect of any cash dividend or other distribution (or any part thereof) declared or payable in relation to any financial year or period of the Company, offer to each holder of Ordinary Shares the right to elect to receive new Ordinary Shares, credited as fully paid, in respect of the whole or part of the Ordinary Shares held by them instead of such cash dividend, on any basis described in that Article but so that the entitlement of each holder of Ordinary Shares to such new Ordinary Shares shall be determined by the Board such that the value (determined on the basis decided on by the Board) of the new Ordinary Shares concerned may exceed the cash amount that such holders of Ordinary Shares would otherwise have received by way of dividend and, in respect of such offer, that Article shall take effect subject to this Article. Any offer made under this Article shall be an alternative to any offer made under that Article in respect of a particular cash dividend (but shall form part of any plan which is in operation thereunder).

35.2
Any exercise by the Board of the powers granted to the Board by this Article shall be subject to a Special Resolution approving the exercise of such powers in respect of the dividend in question or in respect of any dividends or other distributions declared or payable in respect of a specified financial year or period of the Company which include the dividend in question, but such year or period may not end later than the conclusion of the annual general meeting next following the date of the meeting at which such resolution is passed. No further sanction shall be required under Article 34 in respect of an exercise of powers by the Board under this Article and any authority granted under this Article shall not preclude the granting to the Board of a separate authority under that Article.
36
Capitalisation of profits

Capitalisation of profits or of any share premium account or capital redemption reserve
36.1
Subject to the Law, the directors may resolve to capitalise any part of the Company’s reserves not required for paying any preferential dividend.

36.2
The amount resolved to be capitalised must be appropriated to the Members who would have been entitled to it had it been distributed by way of dividend and in the same proportions. The benefit to each Member so entitled must be given in either or both of the following ways:

(a)
by paying up the amounts unpaid on that Member’s Shares;

(b)
by issuing Fully Paid Shares or debentures of the Company to that Member or as that Member directs. The directors may resolve that any Shares issued to the Member in respect of partly paid Shares (Original Shares) rank for dividend only to the extent that the Original Shares rank for dividend while those Original Shares remain partly paid.

Applying an amount for the benefit of members
36.3
Subject to the Law, if a fraction of a Share or a debenture is allocated to a Member, the directors may issue a fractional certificate to that Member or pay him the cash equivalent of the fraction.

37
Seal

Company seal
37.1
The Company may have a seal if the directors so determine.

Official seal
37.2
Subject to the provisions of the Law, the Company may also have:

(a)
an official seal or seals for use in any place or places outside the Island. Each such official seal shall be a facsimile of the original seal of the Company but shall have added on its face the name of the country, territory or place where it is to be used or the words “branch seal”; and

(b)
an official seal for use only in connection with the sealing of securities issued by the Company and such official seal shall be a copy of the common seal of the Company but shall in addition bear the word “securities”.

When and how seal is to be used
37.3
A seal may only be used by the authority of the directors. Unless the directors otherwise determine, a document to which a seal is affixed must be signed in one of the following ways:

(a)
by a director (or his alternate) and the Secretary; or

(b)
by a single director (or his alternate).

If no seal is adopted or used
37.4
If the directors do not adopt a seal, or a seal is not used, a document may be executed in the following manner:

(a)
by a director (or his alternate) and the Secretary; or

(b)
by a single director (or his alternate); or

(c)
by any other person authorised by the directors; or

(d)
in any other manner permitted by the Law.

Power to allow non-manual signatures and facsimile printing of seal
37.5
The directors may determine that either or both of the following applies:

(a)
that the seal or a duplicate seal need not be affixed manually but may be affixed by some other method or system of reproduction;

(b)
that a signature required by these Articles need not be manual but may be a mechanical or Electronic Signature.

Validity of execution
37.6
If a document is duly executed and delivered by or on behalf of the Company, it shall not be regarded as invalid merely because, at the date of the delivery, the Secretary, or the director, or other Officer or person who signed the document or affixed the seal for and on behalf of the Company ceased to be the Secretary or hold that office and authority on behalf of the Company.

38
Indemnity

Indemnity
38.1
To the extent permitted by law, the Company shall indemnify each existing or former Secretary, director (including alternate director), and other Officer of the Company (including an administrator or liquidator) and their personal representatives against:

(a)
all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former Secretary or Officer in or about the conduct of the Company’s business or affairs or in the execution or discharge of the existing or former Secretary’s or Officer’s duties, powers, authorities or discretions; and

(b)
without limitation to Article 38.1(a), all costs, expenses, losses or liabilities incurred by the existing or former Secretary or Officer in defending (whether successfully or otherwise in accordance with the Law) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning the Company or its affairs in any court or tribunal, whether in the Island or elsewhere.

No such existing or former Secretary or Officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.
38.2
To the extent permitted by law, the Company may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former Secretary or Officer of the Company in respect of any matter identified in Article 38.1(a) or Article 38.1(b) on condition that the Secretary or Officer must repay the amount paid by the Company to the extent that it is ultimately found not liable to indemnify the Secretary or that Officer for those legal costs.

Release
38.3
To the extent permitted by law, the Company may by Special Resolution release any existing or former director (including alternate director), Secretary or other Officer of the Company from liability for any loss or damage or right to compensation which may arise out of or in connection with the execution or discharge of the duties, powers, authorities or discretions of his office; but there may be no release from liability arising out of or in connection with that person’s own dishonesty.

Insurance
38.4
To the extent permitted by law, the Company may pay, or agree to pay, a premium in respect of a contract insuring each of the following persons against risks determined by the directors, other than liability arising out of that person’s own dishonesty:

(a)
an existing or former director (including alternate director), Secretary or other Officer or Auditor of:

(i)
the Company;

(ii)
a company which is or was a subsidiary of the Company;

(iii)
a company in which the Company has or had an interest (whether direct or indirect); and

(b)
a trustee of an employee or retirement benefits scheme or other trust in which any of the persons referred to in Article 38.4(a) is or was interested.

39
Notices

Form of notices
39.1
Save where these Articles provide otherwise, any notice to be given to or by any person pursuant to these Articles shall be:

(a)
in writing signed by or on behalf of the giver in the manner set out below for written notices;

(b)
subject to Article 39.2, in an Electronic Record signed by or on behalf of the giver by Electronic Signature and authenticated in accordance with Articles about authentication of Electronic Records; or

(c)
where these Articles expressly permit, by the Company by means of a website.

Electronic communications
39.2
Without limitation to Articles 22.1 to 22.3 inclusive (relating to the appointment and removal of alternate directors by directors), a notice may only be given to the Company in an Electronic Record if:

(a)
the directors so resolve;

(b)
the resolution states how an Electronic Record may be given and, if applicable, specifies an email address for the Company; and

(c)
the terms of that resolution are notified to the Members for the time being and, if applicable, to those directors who were absent from the meeting at which the resolution was passed.

If the resolution is revoked or varied, the revocation or variation shall only become effective when its terms have been similarly notified.
39.3
A notice may not be given by Electronic Record to a person other than the Company unless the recipient has notified the giver of an Electronic address to which notice may be sent.

Persons authorised to give notices
39.4
A notice by either the Company or a Member pursuant to these Articles may be given on behalf of the Company or a Member by a director or the Secretary or a Member. Without limitation to the Articles about the power to allow non-manual signatures and facsimile printing of the seal, the signature of a person on a notice given by the Company may be written, printed or stamped.

Delivery of written notices
39.5
Save where these Articles provide otherwise, a notice in writing may be given personally to the recipient, or left at (as appropriate) the Member’s or director’s registered address or the Company’s registered office, or posted to that registered address or registered office.

Joint holders
39.6
Where Members are joint holders of a Share, all notices shall be given to the Member whose name first appears in the register of members.

Signatures
39.7
A written notice shall be signed when it is autographed by or on behalf of the giver, or is marked in such a way as to indicate its execution or adoption by the giver.

39.8
An Electronic Record may be signed by an Electronic Signature.

Evidence of transmission
39.9
A notice given by Electronic Record shall be deemed sent if an Electronic Record is kept demonstrating the time, date and content of the transmission, and if no notification of failure to transmit is received by the giver.

39.10
A notice given in writing shall be deemed sent if the giver can provide proof that the envelope containing the notice was properly addressed, pre-paid and posted, or that the written notice was otherwise properly transmitted to the recipient.

Giving notice to a deceased or bankrupt Member
39.11
A notice may be given by the Company to the persons entitled to a Share in consequence of the death or bankruptcy of a Member by sending or delivering it, in any manner authorised by these Articles for the giving of notice to a Member, addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt or by any like description, at the address, if any, supplied for that purpose by the persons claiming to be so entitled.

39.12
Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

Delivery of notices
39.13
A notice shall be deemed to have been received by the intended recipient in accordance with the following table.

Method for giving notice	When deemed to be received
Personally	At the time and date of delivery
By leaving it at the Member’s registered address	At the time and date it was left
If the recipient has an address within the Island, by posting it by prepaid post to the street or postal address of that recipient	On the day after the day when it was posted
If the recipient has an address outside the Island, by posting it by prepaid airmail to the street or postal address of that recipient
On the third day after the day when it was posted for an address within the United Kingdom, the Isle of Man, another Channel Island or Europe
On the fifth day after the day when it was posted for any other international address

Method for giving notice	When deemed to be received
By Electronic Record (other than publication on a website), to recipient’s Electronic address	On the day after the day when it was sent
By publication on a website (notice of general meetings and sending of accounts and reports)
For notice of a general meeting of Members, at the time and date that the recipient is deemed to have received notice of the publication (Articles 13.16 and 13.18)
For accounts and reports specified in Article 30.3, in accordance with Article 30.5

Saving provisions
39.14
A Member present, either in person or by proxy, at any general meeting or at any meeting of the Members holding any class of Shares shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.

39.15
Every person who becomes entitled to a Share shall be bound by any notice in respect of that Share which, before his name is entered in the register of members, has been duly given to a person from which he derives his title.

39.16
None of the preceding notice provisions shall derogate from the Articles about the delivery of written resolutions of directors and written resolutions of Members.

40
Authentication of Electronic Records

Application of Articles
40.1
Without limitation to any other provision of these Articles, any notice, written resolution or other document under these Articles that is sent by Electronic means by a Member, or by the Secretary, or by a director or other Officer of the Company, shall be deemed to be authentic if either Article 40.2 or Article 40.3 applies.

Authentication of documents sent by Members by Electronic means
40.2
An Electronic Record of a notice, written resolution or other document sent by Electronic means by or on behalf of one or more Members shall be deemed to be authentic if the following conditions are satisfied:

(a)
the Member or each Member, as the case may be, signed the document in a manner permitted by Article 40.4; and

(b)
Article 40.5 does not apply.

Authentication of document sent by the Secretary or Officers by Electronic means
40.3
An Electronic Record of a notice, written resolution or other document sent by Electronic means by or on behalf of the Secretary or an Officer or Officers of the Company shall be deemed to be authentic if the following conditions are satisfied:

(a)
the Secretary or the Officer, as the case may be, signed the document in a manner permitted by Article 40.4; and

(b)
Article 40.5 does not apply.

This Article applies whether the document is sent by or on behalf of the Secretary or Officer in his own right or as a representative of the Company.

Manner of signing
40.4
For the purposes of these Articles about the authentication of Electronic Records, a document will be taken to be signed if it is signed manually or in any other manner permitted by these Articles and to the extent permitted by law, a signature required by these Articles need not be manual but may be mechanical or Electronic Signature.

Saving provision
40.5
A notice, written resolution or other document under these Articles will not be deemed to be authentic if the recipient, acting reasonably:

(a)
believes that the signature of the signatory has been altered after the signatory had signed the original document; or

(b)
believes that the original document, or the Electronic Record of it, was altered, without the approval of the signatory, after the signatory signed the original document; or

(c)
otherwise doubts the authenticity of the Electronic Record of the document,

and the recipient promptly gives notice to the sender setting the grounds of its objection. If the recipient invokes this Article, the sender may seek to establish the authenticity of the Electronic Record in any way the sender thinks fit.
41
Winding up

Distribution of assets in specie
41.1
If the Company is wound up, the liquidator or the directors, as the case may be, may, subject to these Articles and any other sanction required by the Law, do either or both of the following:

(a)
divide in specie among the Members the whole or any part of the assets of the Company and, for that purpose, value any assets and determine how the division shall be carried out as between the Members or different classes of Members;

(b)
vest the whole or any part of the assets in trustees for the benefit of Members and those liable to contribute to the winding up.

No obligation to accept liability
41.2
No Member shall be compelled to accept any assets if an obligation attaches to them.

Annex C
Dated [•], 2023
Investors Agreement
by and among
Artemis Sponsor, LLC
as Sponsor
Komisium Limited
as Company Shareholder
and
Novibet plc
as PubCo
White & Case LLP
3000 El Camino Real
2 Palo Alto Square, Suite 900
Palo Alto, California 94306

C-i

INVESTORS AGREEMENT
This Investors Agreement (this “Agreement”) is entered into this [•], 2023, by and among Artemis Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), Komisium Limited, a private company limited by shares incorporated under the laws of Cyprus (the “Company Shareholder”), and Novibet plc, a Jersey public limited company (“PubCo”). The Sponsor, the Company Shareholder, PubCo and their respective successors and permitted assigns are sometimes collectively referred to herein as the “Parties”, and each of them is sometimes individually referred to herein as a “Party”. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).
RECITALS
WHEREAS, Artemis Strategic Investment Corporation, a Delaware corporation (“SPAC”), Logflex MT Holding Limited, a limited liability company registered under the laws of Malta with company registration number C 77769 and a direct, wholly-owned subsidiary of PubCo (“Logflex”), the Company Shareholder, PubCo and Novibet Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of PubCo (“Merger Sub”), entered into an Agreement and Plan of Reorganization, dated as of March 30, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”);
WHEREAS, pursuant to the Merger Agreement, at the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law, Merger Sub merged with and into SPAC (the “Merger”), with SPAC continuing as the surviving company after the Merger, as a result of which SPAC became a direct, wholly-owned subsidiary of PubCo. As a result of the Merger, (a) each previously issued and outstanding SPAC Class A Share (other than any Excluded SPAC Shares) is no longer outstanding and has been automatically converted into the right of the holder thereof to receive one (1) PubCo Share and (b) each previously outstanding whole SPAC Warrant has been assumed by PubCo and will be exercisable, in accordance with the terms of the Assumed Warrant Agreement, for one (1) PubCo Share. Further, immediately before the Effective Time, the Company Shareholder sold and transferred all issued Company Ordinary Shares to PubCo, in consideration for the Closing Cash Consideration (if any), the Closing Share Consideration (and the right of the Company Shareholder to retain the PubCo Shares to which the Initial Share Premium relates) and the Earnout Consideration (subject, in the case of the Earnout Consideration, to the satisfaction of the relevant conditions in Section 8.25 of the Merger Agreement), as a result of which Logflex became a direct, wholly-owned subsidiary of PubCo;
WHEREAS, as of immediately after the Effective Time, the Company Shareholder will be the holder of record and beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), with the sole power to dispose of (or sole power to cause the disposition of) and the sole power to vote (or sole power to direct the voting of) the number of PubCo Shares as specified on the signature page of the Company Shareholder; and
WHEREAS, as of immediately after the Effective Time, the Sponsor will be the holder of record and beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), with the sole power to dispose of (or sole power to cause the disposition of) and the sole power to vote (or sole power to direct the voting of) the number of PubCo Shares as specified on the signature page of the Sponsor;
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I
INTRODUCTORY MATTERS
Section 1.01   Defined Terms.   In addition to the terms defined elsewhere herein or defined under the Merger Agreement, the following terms have the following meanings when used herein with initial capital letters:

“Covered Shares” means all the PubCo Shares owned by a Holder from time to time, including any PubCo Shares issued as part of bonus share issuances and distributions and any securities into which or for which any or all of the Covered Shares may be changed or exchanged or which are received in any recapitalization, share exchange, share conversion or similar transactions.
“Holder” shall refer to either the Sponsor or the Company Shareholder and collectively they shall be referred to as “Holders”.
“Immediate Family” means with respect to any Person, such Person’s spouse or partner (or former spouse or former partner), ancestors, descendants (whether by blood, marriage or adoption) or spouse of a descendant of such Person, brothers and sisters (whether by blood, marriage or adoption).
“Lock-up Period” means the period beginning on the Closing Date and ending on the earlier of (a) the date that is twelve (12) months after the Closing Date and (b) the Lock-up Period Early Release Date.
“Lock-up Period Early Release Date” means the day following the date on which the closing price of PubCo Shares (reported as of 4:00 p.m., New York, New York time on any applicable Trading Day, as reported by Bloomberg L.P. (or, if not reported therein, in another comparable source reasonably acceptable to the Parties)) equals or exceeds $12.00 per share (as adjusted for share splits, bonus share issuances, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30-Trading Day period commencing at least 150 days after the Closing Date.
“Lock-up Shares” means (a) with respect to the Company Shareholder, the Covered Shares received by the Company Shareholder as Closing Share Consideration and Earnout Consideration and (b) with respect to the Sponsor, (i) the Covered Shares it receives as Merger Consideration with respect to the SPAC Shares that the Sponsor held immediately prior to the Effective Time and (ii) any Covered Shares issued to the Sponsor in connection with the exercise or settlement of any SPAC Warrant or PubCo Warrant.
“Permitted Transferees” means, prior to the expiration of the Lock-up Period, any Person to whom a Holder or any Permitted Transferee of such Holder is permitted to Transfer PubCo Shares pursuant to Section 4.01(b) or Section 4.01(c).
“PubCo Shares” means shares of capital stock, which may be represented by American Depositary Shares, issued by PubCo.
“Trading Day” means any day on which PubCo Shares are actually traded on the principal securities exchange or securities market on which PubCo Shares are then traded.
“Transfer” means the (A) sale of, public offer to sell, entry into a contract or agreement to sell, hypothecation or pledge of, grant of any option to purchase or otherwise disposition of or agreement to dispose of, in each case, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).
ARTICLE II
NOMINATING DIRECTORS
Section 2.01   Nomination of Sponsor Directors.
(a)   For as long as the Sponsor beneficially owns (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) PubCo Shares representing at least five percent (5%) of the total voting power of PubCo’s then issued and outstanding equity interests, the Sponsor shall be entitled to appoint two (2) members of PubCo’s board of directors (the “PubCo Board”) from time to time; provided that (a) each such board member shall satisfy the independence requirements of PubCo’s principal stock exchange and (b) at least one (1) such board member shall satisfy the diversity requirements of PubCo’s principal stock exchange (“Sponsor Directors”). The Sponsor’s right to appoint Sponsor

Directors shall terminate, without notice or action and without reinstatement, at any time the Sponsor ceases to beneficially own (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) PubCo Shares representing at least five percent (5%) of the total voting power of PubCo’s then issued and outstanding equity interests (such event, the “Sponsor Director Removal Event”).
(b)   For as long as the Sponsor is entitled to appoint any Sponsor Directors pursuant to Section 2.01(a), PubCo shall appoint, and the Company Shareholder shall use its commercially reasonable efforts to have appointed, such Sponsor appointees to the PubCo Board, including soliciting votes in favor of the election of the Sponsor Directors at any meeting of PubCo’s shareholders.
(c)   If, as a result of death, disability, retirement, resignation, removal (with or without cause) or otherwise, there shall exist or occur any vacancy on the PubCo Board with respect to any Sponsor Director, and the Sponsor remains entitled at such time to appoint the Sponsor Directors pursuant to Section 2.01(a), (i) the Sponsor shall be entitled to appoint another individual who satisfies the independence and/or diversity criteria set forth in Section 2.01(a) (the “Sponsor Director Replacement Nominee”) to fill such vacancy and serve as a Sponsor Director and (ii) PubCo will cause the PubCo Board to promptly appoint the Sponsor Director Replacement Nominee to the PubCo Board.
(d)   If, at any time, any Sponsor Director fails to satisfy the independence and/or diversity criteria set forth in Section 2.01(a), as applicable to such Sponsor Director, the Sponsor shall immediately cause such Sponsor Director to offer to resign from the PubCo Board and, upon acceptance of such offer of resignation by the PubCo Board, such PubCo Board seat shall remain vacant until otherwise filled by the Sponsor pursuant to Section 2.01(c).
(e)   If the Sponsor is entitled to, but fails to, designate a successor Sponsor Director prior to the expiration of the current term of any then-serving Sponsor Director, the Sponsor Director previously designated by the Sponsor and then serving shall be reelected, unless the Sponsor has expressly declined to re-appoint such individual or such individual has been removed by the Sponsor or is unwilling or otherwise unable to serve, in which case such PubCo Board seat shall remain vacant until otherwise filled by the Sponsor pursuant to Section 2.01(c).
(f)   Notwithstanding anything in this Section 2.01 to the contrary, upon the occurrence of the Sponsor Director Removal Event, the Sponsor shall immediately cause any Sponsor Director to offer to resign from the PubCo Board and, upon acceptance of such offer of resignation by the PubCo Board, such PubCo Board seat shall be subject to the election of all shareholders of the Company in accordance with the Organizational Documents of PubCo (which successor individual must satisfy the independence and diversity criteria set forth in Section 2.01(a), if applicable).
Section 2.02   Nomination of Company Shareholder Directors.
(a)   For as long as the Company Shareholder beneficially owns (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) (i) at least fifty percent (50%) of the total voting power of PubCo’s then issued and outstanding equity interests, the Company Shareholder shall be entitled to nominate and appoint a majority of all members of the PubCo Board from time to time, and at least one (1) such board member shall satisfy the independence requirements of PubCo’s principal stock exchange but no such board member shall be required to satisfy the diversity requirements of PubCo’s principal stock exchange, (ii) at least forty percent (40%) but less than fifty percent (50%) of the total voting power of PubCo’s then issued and outstanding equity interests, the Company Shareholder shall be entitled to nominate and appoint two (2) members of the PubCo Board from time to time, and no such board member shall be required to satisfy the independence or diversity requirements of PubCo’s principal stock exchange, and (iii) at least five percent (5%) but less than forty percent (40%) of the total voting power of PubCo’s then issued and outstanding equity interests, the Company Shareholder shall be entitled to nominate and appoint one (1) member of the PubCo Board from time to time, and such board member shall not be required to satisfy the independence or diversity requirements of PubCo’s principal stock exchange (each such PubCo Board member, a “Company Shareholder Director”). The Company Shareholder’s right to appoint the applicable Company Shareholder Director(s) shall terminate, without notice or action and without reinstatement, at any time the Company Shareholder ceases to beneficially own (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) PubCo Shares representing at least the minimum percentage set forth in clauses (i), (ii) and (iii) of the preceding sentence, as applicable, of the total voting power of PubCo’s then issued and outstanding equity interests (each such event, a “Company Shareholder Director Removal Event”).
(b)   For as long as the Company Shareholder is entitled to appoint any Company Shareholder Director(s) pursuant to Section 2.02(a), PubCo shall appoint such Company Shareholder appointee(s) to the PubCo Board.
(c)   For as long as the Company Shareholder beneficially owns (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) at least fifteen percent (15%) of the total voting power of PubCo’s then issued and outstanding equity interests, the Company Shareholder shall be entitled to appoint the Chairperson of the PubCo Board (the “Chairperson”).
(d)   If, as a result of death, disability, retirement, resignation, removal (with or without cause) or otherwise, there shall exist or occur any vacancy on the PubCo Board with respect to any Company Shareholder Director, and the Company Shareholder remains entitled at such time to appoint the Sponsor Directors pursuant to Section 2.02(a), (i) the Company Shareholder shall be entitled to appoint another individual (the “Company Shareholder Director Replacement Nominee”) to fill such vacancy and serve as a Company Shareholder Director and (ii) PubCo will cause the PubCo Board to promptly appoint the Company Shareholder Director Replacement Nominee to the PubCo Board.
(e)   If, at any time, any Company Shareholder Director fails to satisfy the independence criteria set forth in Section 2.02(a), as applicable to such Company Shareholder Director, the Company Shareholder shall immediately cause such Company Shareholder Director to offer to resign from the PubCo Board and, upon acceptance of such offer of resignation by the PubCo Board, such PubCo Board seat shall remain vacant until otherwise filled by the Company Shareholder pursuant to Section 2.02(d).
(f)   If the Company Shareholder is, at that time, entitled to, but fails to, designate a successor Company Shareholder Director prior to the expiration of the current term of any then-serving Company Shareholder Director, the Company Shareholder Director previously designated by the Company Shareholder and then serving shall be reelected, unless the Company Shareholder has expressly declined to re-appoint such individual or such individual has been removed by the Company Shareholder or is unwilling or otherwise unable to serve, in which case such PubCo Board seat shall remain vacant until otherwise filled by the Company Shareholder pursuant to Section 2.02(d).
(g)   Notwithstanding anything in this Section 2.02 to the contrary, upon the occurrence of a Company Shareholder Director Removal Event, the Company Shareholder shall immediately cause the applicable Company Shareholder Director(s) to offer to resign from the PubCo Board and, upon acceptance of such offer of resignation by the PubCo Board, such PubCo Board seat shall be subject to the election of all shareholders of the Company in accordance with the Organizational Documents of PubCo (which successor individual must satisfy the independence criteria set forth in Section 2.02(a), if applicable).
Section 2.03   Number of Directors.   For as long as the Sponsor is entitled to appoint any Sponsor Director pursuant to Section 2.01(a), without the prior written consent of the Sponsor, the PubCo Board shall not have more than five (5) members.
ARTICLE III
VOTING AGREEMENT
Section 3.01   Voting Rights.
(a)   Board Composition.   For as long as the Sponsor is entitled to appoint any Sponsor Director pursuant to Section 2.01(a), each Holder covenants to vote, or cause to be voted, all PubCo Shares and other voting securities owned by such Holder or over which such Holder has voting control, from time to time and at all times, at any meeting of shareholders at which an election of any director of the

PubCo Board is held or pursuant to any written consent of the shareholders, in favor of the election or appointment of the Sponsor Directors. For as long as the Company Shareholder is entitled to appoint any Company Shareholder Director pursuant to Section 2.02(a), each Holder covenants to vote, or cause to be voted, all PubCo Shares and other voting securities owned by such Holder or over which such Holder has voting control, from time to time and at all times, at any meeting of shareholders at which an election of any director of the PubCo Board is held or pursuant to any written consent of the shareholders, in favor of the election or appointment of the Company Shareholder Directors. For as long as the Company Shareholder is entitled to appoint the Chairperson pursuant to Section 2.02(c), each Holder covenants to use its commercially reasonable efforts (without being obligated to pay any money, offer any economic accommodations or incur any obligations) to cause each member of the PubCo Board nominated or appointed by such Holder to vote, at any meeting of directors at which an election of the Chairperson is held or pursuant to any written consent of the directors, in favor of the election or appointment of the Chairperson selected by the Company Shareholder.
(b)   Removal of Sponsor Directors.   For as long as the Sponsor is entitled to appoint any Sponsor Director pursuant to Section 2.01(a), upon written request of the Sponsor, the Sponsor Director whom the Sponsor wishes to remove shall cease to be a director of PubCo. Furthermore, if so requested by the Sponsor in writing, the Company Shareholder shall, and shall use its commercially reasonable efforts (without being obligated to pay any money, offer any economic accommodations or incur any obligations) to cause each of its Permitted Transferees to, cast its vote of all PubCo Shares and other voting securities owned by the Company Shareholder, or over which the Company Shareholder has voting control, from time to time and at all times, for the removal and against the election of any Sponsor Director that the Sponsor intends to remove. Subject to the foregoing, PubCo and the Company Shareholder shall take all actions necessary to facilitate the removal and replacement of any Sponsor Director at the written request of the Sponsor.
(c)   Removal of Company Shareholder Directors.   For as long as the Company Shareholder is entitled to appoint any Company Shareholder Director pursuant to Section 2.02(a), upon written request of the Company Shareholder, the Company Shareholder Director whom the Company Shareholder wishes to remove shall cease to be a director of PubCo. Furthermore, if so requested by the Company Shareholder in writing, the Sponsor shall, and shall use its commercially reasonable efforts (without being obligated to pay any money, offer any economic accommodations or incur any obligations) to cause each of its Permitted Transferees to, cast its vote of all PubCo Shares and other voting securities owned by the Sponsor, or over which the Sponsor has voting control, from time to time and at all times, for the removal and against the election of any Company Shareholder Director that the Company Shareholder intends to remove. Subject to the foregoing, PubCo shall take all actions necessary to facilitate the removal and replacement of any Company Shareholder Director at the written request of the Company Shareholder.
ARTICLE IV
TRANSFER RESTRICTIONS
Section 4.01   Lock-up.
(a)   Subject to the exclusions in Section 4.01(b) and Section 4.01(c), each Holder, severally (and not jointly and severally), agrees not to Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).
(b)   Notwithstanding the Lock-up restrictions set forth in Section 4.01(a), each Holder may Transfer any Lock-up Shares it holds during the Lock-up Period: (i) to any direct or indirect partners, members or equity holders of such Holder, any Affiliates of such Holder or any related investment funds or vehicles controlled or managed by such Persons or their respective Affiliates, or any director or officer of such Holder or any of the foregoing Persons; (ii) by gift to a charitable organization; (iii) in the case of an individual, by gift to a member of the individual’s Immediate Family or to a trust, the primary beneficiaries of which are one or more members of the individual’s Immediate Family or an Affiliate of such Person; (iv) in the case of a trust, to the trustor or beneficiary of such trust or the estate of a beneficiary of such trust; (v) in the case of an individual, by will or other testamentary document or device or by virtue of laws of descent and distribution upon death of the individual; (vi) in the case of an individual, pursuant to a qualified domestic relations order; (vii) with the prior written consent of the other Holder; (viii) to a nominee, brokerage account or custodian of any Person to which a Transfer would be permissible under any of the preceding clauses (i) through (vii); (ix) to the other Holder; (x) in connection with a liquidation, merger, stock exchange, reorganization, tender offer, takeover offer, scheme of arrangement or other similar transaction which results in all of PubCo’s shareholders having the right to exchange their PubCo Shares for cash, securities or other property subsequent to the Closing Date; or (xi) to the extent required by any legal or regulatory order; provided that in each case of clauses (i)  — (viii), if the transferee is not a Holder, such Transfer shall be subject to prior receipt by PubCo of a duly executed joinder to this Agreement substantially in the form of Exhibit A hereto.
(c)    Notwithstanding the Lock-up restrictions set forth in Section 4.01(a), and in addition to the Transfers permitted in Section 4.01(b), the Company Shareholder shall also be entitled to Transfer to “accredited investors” (within the meaning of such term in Regulation D promulgated under the Securities Act), up to that number of Lock-up Shares held by the Company Shareholder equal to thirty percent (30%) multiplied by the total number of PubCo Shares which are issued pursuant to Article III of the Merger Agreement. For the avoidance of doubt, no Permitted Transferee in any Transfer permitted by this Section 4.01(c) (i) shall be required to execute or delivery a joinder to this Agreement in connection therewith, (ii) shall be treated as or deemed to be a Holder for purposes of this Agreement, or (iii) shall be subject to the Lock-up restrictions herein set forth.
(d)   Each Holder shall be permitted to enter into a trading plan established in accordance with Rule 10b5-1 under the Exchange Act during the Lock-up Period so long as no Transfers of such Holder’s Lock-up Shares as applicable in contravention of this Section 4.01 are effected prior to the expiration of the Lock-up Period.
(e)   Each Holder also agrees and consents to the entry of stop transfer instructions with PubCo’s transfer agent and registrar against the Transfer of any Lock-up Shares except in compliance with the foregoing restrictions and to the addition of a legend to such Holder’s Lock-up Shares describing the foregoing restrictions.
(f)   For the avoidance of doubt, each Holder shall retain all of its rights as a shareholder of PubCo with respect to the Lock-up Shares during the Lock-up Period, including the right to vote any Lock-up Shares (subject to the other provisions hereof) and any dividends or other distributions declared on the Lock-up Shares.
ARTICLE V
REPRESENTATION AND WARRANTIES
Section 5.01   Representations, Warranties and Agreements of Holders.   Each of the Holders hereby severally represent and warrant and acknowledge and agree with PubCo as follows:
(a)   Such Holder, if not an individual, is duly formed or incorporated and is validly existing in good standing (if and to the extent applicable) under the legal requirements of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Agreement. Such Holder, if an individual, has full capacity to enter into this Agreement.
(b)   This Agreement has been duly authorized, validly executed and delivered by such Holder. This Agreement is enforceable against such Holder in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other legal requirements relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
(c)   The execution, delivery and performance by such Holder of this Agreement and the consummation of the transactions contemplated herein do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, charge or encumbrance upon Covered Shares or any other property or assets of such Holder or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which such Holder or any of its subsidiaries is a party or by which such Holder or any of its subsidiaries is bound or to which such Holders’ Covered Shares or any other property or assets of such Holder or any of its subsidiaries is subject, which would reasonably be expected to impair the ability of such Holder to enter into or timely perform its obligations under this Agreement, (ii) if such Holder is not an individual, result in any violation of the provisions of the Organizational Documents of such Holder or any of its subsidiaries, (iii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Holder), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Holder of its, his or her obligations under this Agreement or (iv) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over such Holder or any of its subsidiaries or any of its respective properties that would reasonably be expected to impair the legal authority of such Holder to enter into and timely perform its obligations under this Agreement.
(d)   As of the date hereof, such Holder has beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) over the Covered Shares. As of the date hereof, such Holder is the lawful owner of the Covered Shares and has the sole power to vote (or sole power to direct the voting of) such Covered Shares. Such Holder has good and valid title to the Covered Shares, free and clear of any and all Liens other than those created or permitted by this Agreement, the Organizational Documents of PubCo, or those imposed by federal and state securities laws. Except for the Covered Shares, as of the date of this Agreement, no Holder is a beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) or record holder of any (i) equity securities of PubCo, (ii) securities of PubCo having the right to vote on any matters on which the holders of equity securities of PubCo may vote or which are convertible into or exchangeable for, at any time, equity securities of PubCo, or (iii) options or other rights to acquire from PubCo any equity securities or securities convertible into or exchangeable for equity securities of PubCo except as contemplated by the Merger Agreement or any other transaction document.
(e)   Such Holder acknowledges and represents that such Holder is a sophisticated shareholder and has (i) conducted his, her or its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of PubCo, (ii) had the opportunity to read the Merger Agreement and this Agreement and has had the opportunity to consult with its, his or her tax and legal advisor, and (iii) received such information as such Holder deems necessary in order to make an investment decision with respect to the Covered Shares and to enter into this Agreement, including with respect to PubCo and the transactions. Without limiting the generality of the foregoing, such Holder has not relied on any statements or other information provided by PubCo in making its decision to enter into, deliver and perform its obligations under this Agreement. Such Holder further acknowledges that that there have been no representations, warranties, covenants or agreements made to such Holder by PubCo or any of its respective officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements expressly set forth in this Agreement or other Contracts to which such Holder and PubCo are parties. Such Holder acknowledges that the agreements contained herein with respect to the Covered Shares held by such Holder are irrevocable.
(f)   Such Holder understands and acknowledges that PubCo is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by the Holders.
(g)   Such Holder has not (i) entered into any voting agreement or voting trust with respect to Covered Shares inconsistent with the such Holder’s obligations pursuant to this Agreement, (ii) granted a proxy, a consent or power of attorney with respect to the Covered Shares and (iii) entered into any agreement or taken any action that would make any representation or warranty of such Holder contained herein untrue or incorrect or have the effect of preventing such Holder from performing any of its obligations under this Agreement.
(h)   There is no Legal Proceeding pending against such Holder or, to the knowledge of such Holder, threatened against such Holder, before or, in the case of threatened Legal Proceedings, that would be before, any arbitrator or Governmental Entity, which in any manner challenges the beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) or record ownership of any Covered Shares, the validity of this Agreement or the performance by such Holder of its obligations under this Agreement.
Section 5.02   Representations, Warranties and Agreements of PubCo.   PubCo hereby represents and warrants to Holders and acknowledges and agrees with the Holders as follows:
(a)   PubCo is duly organized and validly existing under the legal requirements of its jurisdiction of formation, with corporate power and authority to enter into, deliver and perform its obligations under this Agreement.
(b)   This Agreement has been duly authorized, executed and delivered by PubCo and is enforceable against PubCo in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other legal requirements relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.
(c)   The execution, delivery and performance by PubCo of this Agreement (including compliance by PubCo with all of the provisions hereof) and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any of the terms of any material contract, or other agreements or instrument to which PubCo is a party or by which PubCo or any of its assets may be bound, (ii) result in any violation of the provisions of the organizational documents of PubCo, or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over PubCo or any of its properties that would reasonably be expected to impair PubCo’s ability to perform its obligations under this Agreement.
ARTICLE VI
STANDSTILL
Section 6.01   Standstill.   From the date of this Agreement and until the date on which a Holder beneficially owns (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) a number of PubCo Shares representing less than five percent (5%) of the total voting power of PubCo’s then issued and outstanding equity interests (the “Standstill Period”), such Holder shall not, and shall cause all of its respective Subsidiaries and Affiliates not to, directly or indirectly through another Person, unless expressly invited in a writing with the approval of the PubCo Board:
(a)   enter into, agree to enter into, propose, or seek or offer to enter into or knowingly facilitate any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving PubCo or any of its Subsidiaries;
(b)   initiate, knowingly encourage, make, or in any way participate or engage in, any “solicitation” of “proxies” as such terms are used in the proxy rules of SEC to vote, or seek to advise or influence any person (other than any Permitted Transferees) with respect to the voting of, any voting securities of PubCo, in each case, other than in a manner in accordance with the recommendation of the Board and other than pursuant to Section 2.01(a) and Section 2.02(a); or
(c)   publicly nominate or recommend for nomination a person for election at any shareholder meeting of the Company at which directors of the PubCo Board are to be elected, other than pursuant to Section 2.01(a) and Section 2.02(a);
provided that the foregoing limitations in this Section 6.01 will (i) in no way limit the activities of any Person appointed to the PubCo Board pursuant to the terms of the Merger Agreement or this Agreement taken in his or her capacity as a director of PubCo, (ii) not require such Holder or any of its Affiliates to vote its PubCo Shares with respect to any matter in any given manner or at all and (iii) cease to apply to the Company Shareholder in the event the PubCo Board has more than five (5) members.

ARTICLE VII
POST-EFFECTIVE AMENDMENT
Section 7.01   Post-Effective Amendment.   PubCo shall use its commercially reasonable efforts to file with the SEC a post-effective amendment to the Registration Statement on Form F-1 (the “Post-Effective Amendment”) within 30 days of the Closing Date, to register (i) the issuance by PubCo of the PubCo shares issuable upon exercise of the PubCo Warrants and (ii) the resale by the Sponsor, SPAC Anchor Investors, and the SPAC’s officers, directors, and their respective affiliates of the PubCo Warrants and PubCo Shares issuable upon exercise of the PubCo Warrants, and shall use its commercially reasonable efforts to cause the Post-Effective Amendment to become effective within 30 days of the Closing Date and to maintain the effectiveness of the Post-Effective Amendment, and a current prospectus relating thereto, until the expiration of the PubCo Warrants in accordance with their terms.
ARTICLE VIII
TERMINATION
Section 8.01   Termination.   This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the Parties shall terminate without any further liability (i) with respect to any Holder, when such Holder no longer holds any PubCo Shares and (ii) with respect to all Parties, upon the mutual written agreement of each of the Parties to terminate this Agreement (the earliest such date under clause (i) and (ii) being referred to herein as the “Termination Date”); provided that nothing herein will relieve any Party from liability for any breach hereof prior to the time of termination, and each Party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. Notwithstanding anything to the contrary herein, the provisions of this Section 8.01 shall survive the termination of this Agreement.
ARTICLE IX
MISCELLANEOUS
Section 9.01   Miscellaneous.
(a)   Further Assurances.   The Parties shall execute and deliver such additional documents and take such additional actions as the Parties reasonably may deem to be practical and necessary in order to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, subject to Section 4.01, upon written request from the Sponsor (or any of its Permitted Transferees) regarding a proposed Transfer of any PubCo Shares, the Company Shareholder shall use commercially reasonable efforts to cause PubCo’s legal counsel to deliver any customary legal opinions to PubCo’s transfer agent required for such Transfer and otherwise cause its transfer agent to permit the Transfer of such PubCo Shares, in each case, within two (2) Business Days.
(b)   Notices.   Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) the next day when sent by overnight carrier to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:
(i)   If to the Sponsor:
Artemis Sponsor, LLC
3310 East Corona Avenue
Phoenix, Arizona 85040
Attn: Tom Granite, Philip Kaplan and Holly Gagnon
E-mail:
with a copy (which shall not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, NY 10020
Attn: James Hu, Elliott Smit, and Gary Kashar
E-mail:
(ii)   If to the Company Shareholder:
Komisium Limited
Metochiou, 73
Mezzanine
2407, Nicosia, Cyprus
Attn: Rodolfo Odoni
E-mail:
with a copy to:
Harris Beach PLLC
Larkin at Exchange
726 Exchange Street, Suite 1000
Buffalo, New York 14210
Attn: Rajat R. Shah
E-mail:
(iii)   If to PubCo:
Logflex MT Holding Limited
170, Pater House
Level 1 (suite A191) Psaila Street
Birkirkara, BKR 9077 Malta
Attn: George Athanasopoulos
E-mail:
with a copy to:
Harris Beach PLLC
Larkin at Exchange
726 Exchange Street, Suite 1000
Buffalo, New York 14210
Attn: Rajat R. Shah
E-mail:
(c)   Agent for Service of Process.   Each Party that is not located in Jersey irrevocably appoints the following persons as its agent for service of process in Jersey:
(i)   For the Sponsor:
[•]
[•]
Attention: [•]
E-mail: [•]
(ii)   For the Company Shareholder:
[•]
[•]
Attention: [•]
E-mail: [•]
If any person appointed as agent for service of process ceases to act as such the relevant Party shall immediately appoint another person to accept service of process on its behalf in Jersey and notify the other

Parties of such appointment. If it fails to do so within ten (10) Business Days any other Party shall be entitled by notice to the other Parties to appoint a replacement agent for service of process.
(d)   Rules of Construction.   Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” References to Sections and Exhibits are to sections of, and exhibits to, this Agreement. The Exhibits form part of this Agreement. Any reference to “writing” or “written” means any method of reproducing words in a legible and non-transitory form. References to a “company” include any company, corporation or other body corporate wherever and however incorporated or established. The table of contents and headings are inserted for convenience only and do not affect the construction of this Agreement. Unless the context otherwise requires, words in the singular include the plural and vice versa and a reference to any gender includes all other genders. References to any statute or statutory provision include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any subordinate legislation made under the relevant statute or statutory provision.
(e)   Third Party Rights.   This Agreement is made for the benefit of the Parties and the Permitted Transferees (and their respective successors and permitted assigns) and is not intended to confer upon any other Person any rights or remedies.
(f)   Severance and Validity.   If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, it shall be deemed to be severed from this Agreement. The remaining provisions will remain in full force in that jurisdiction and all provisions will continue in full force in any other jurisdiction.
(g)   Counterparts.   This Agreement may be executed in counterparts and shall be effective when each Party has executed and delivered a counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument.
(h)   Entire Agreement.   This Agreement and the Merger Agreement constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior understandings, agreements and representations by or among the Parties to the extent they relate in any way to the subject matter hereof.
(i)   Modifications and Amendments.   This Agreement may not be amended, modified, supplemented or waived (i) except by an instrument in writing, signed by the Party against whom enforcement of such amendment, modification, supplement or waiver is sought and (ii) without the prior written consent of PubCo, the Sponsor and the Company Shareholder.
(j)   Assignment.   Except for transfers permitted by Article IV, neither this Agreement nor any rights, interests or obligations that may accrue to the Parties may be transferred or assigned without the prior written consent of each of the other Parties. Any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.
(k)   No Waiver of Rights, Powers and Remedies.   No failure or delay by a Party in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such Party. No single or partial exercise of any right, power or remedy under this Agreement by a Party, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such Party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a Party shall not constitute a waiver of the right of such Party to pursue other available remedies. No notice to or demand on a Party not expressly required under this Agreement shall entitle the Party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Party giving such notice or demand to any other or further action in any circumstances without such notice or demand.
(l)   Remedies.
(i)   The Parties agree that irreparable damage would occur if this Agreement was not performed and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that the Parties shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of actual damages or the inadequacy of monetary damages as a remedy, in an appropriate court of competent jurisdiction as set forth in Section 9.01(o) this being in addition to any other remedy to which any Party is entitled at law or in equity, including money damages. The Parties further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this Section 9.01(l) is unenforceable, invalid, contrary to applicable law or inequitable for any reason, and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.
(ii)   The Parties acknowledge and agree that this Section 9.01(l) is an integral part of the transactions contemplated hereby and without that right, the Parties would not have entered into this Agreement.
(iii)   In any dispute arising out of or related to this Agreement, or any other agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing Party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing Party in connection with the dispute and the enforcement of its rights under this Agreement or any other agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a Party to be the prevailing Party under circumstances where the prevailing Party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing Party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing Party in connection with the adjudication and the enforcement of its rights under this Agreement or any other agreement, document, instrument or certificate contemplated hereby or thereby.
(m)   No Ownership Interest.   Nothing contained in this Agreement shall be deemed to vest in PubCo any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares.
(n)   No Partnership, Agency or Joint Venture.   This Agreement is intended to create a contractual relationship between the Sponsor and PubCo and the Company Shareholder, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the Parties.
(o)   Governing Law and Jurisdiction.   This Agreement, including any non-contractual obligations arising out of or in connection with this Agreement, is governed by and shall be construed in accordance with English law. The Parties agree that the courts of England shall have exclusive jurisdiction to hear and determine any suit, action or proceedings arising out of or in connection with this Agreement (including any non-contractual obligations arising out of or in connection with this Agreement) and, for such purposes, irrevocably submit to the jurisdiction of such courts.
(p)   No Recourse.   Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Merger Agreement or any other transaction document, this

Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future shareholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates of any Party, or any former, current or future direct or indirect shareholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the Parties or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any Party against the other Parties, in no event shall any Party or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed or caused this Investors Agreement to be executed by its duly authorized representative as of the date first set forth above.
COMPANY SHAREHOLDER
KOMISIUM LIMITED
By: [•]
Name: [•]
Title: [•]
Number of Covered Shares
Immediately After Effective Time: [•]
[Signature Page to Investors Agreement]

IN WITNESS WHEREOF, the Parties have executed or caused this Investor Agreement to be executed by its duly authorized representative as of the date set forth below.
SPONSOR
ARTEMIS SPONSOR, LLC
By: [•]
Name: [•]
Title: [•]
Number of Covered Shares
Immediately After Effective Time: [•]
[Signature Page to Investors Agreement]

IN WITNESS WHEREOF, the Parties have executed or caused this Investor Agreement to be executed by its duly authorized representative as of the date set forth below.
PUBCO
NOVIBET PLC
By: [•]
Name: [•]
Title: [•]
[Signature Page to Investors Agreement]

Exhibit A
to
Investors Agreement
FORM OF JOINDER TO INVESTORS AGREEMENT
[•], 202[•]
Reference is made to the Investors Agreement, dated as of [•], 2023, by and among Artemis Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), Komisium Limited, a private company limited by shares incorporated under the laws of Cyprus (“Company Shareholder”), and Novibet plc, a Jersey public limited company (“PubCo”) (as amended from time to time, the “Investors Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Investors Agreement.
Each of PubCo and each undersigned holder of shares of PubCo (each, a “New Holder”) agrees that this Joinder to the Investors Agreement (this “Joinder”) is being executed and delivered for good and valuable consideration.
Each undersigned New Holder hereby agrees to and does become party to the Investor Agreement as a “Holder” (including, for the avoidance of doubt, if the undersigned is a Permitted Transferee of the Company Shareholder, as “Company Shareholder”). This Joinder shall serve as a counterpart signature page to the Investors Agreement and by executing below each undersigned New Holder is deemed to have executed the Investors Agreement with the same force and effect as if originally named a party thereto.
This Joinder may be executed in multiple counterparts, including by means of facsimile or electronic signature, each of which shall be deemed an original, but all of which together shall constitute the same instrument.
[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the undersigned have duly executed this Joinder as of the date first set forth above.
[NEW SHAREHOLDER PARTY]
By: [•]
Name: [•]
Title: [•]

Annex D
SPONSOR SUPPORT AGREEMENT
This Sponsor Support Agreement (this “Agreement”) is entered into on March 30, 2022 by Artemis Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), Artemis Strategic Investment Corporation, a Delaware corporation (“SPAC”) and Logflex MT Holding Limited, a limited liability company registered under the laws of Malta with company registration number C 77769 (the “Company”). The Sponsor, SPAC and the Company are sometimes collectively referred to herein as the “Parties”, and each of them is sometimes individually referred to herein as a “Party”. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement referenced below.
RECITALS
WHEREAS, as of the date hereof, the Sponsor is the holder of record and the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of (i) 3,412,816 SPAC Class B Shares and (ii) 8,000,000 SPAC Sponsor Warrants (which constitute all of the outstanding SPAC Sponsor Warrants) in the aggregate as set forth on Schedule I attached hereto (collectively, the “Subject Securities”).
WHEREAS, concurrently with the Parties’ execution and delivery of this Agreement, SPAC, the Company, Komisium Limited, a private company limited by shares incorporated under the laws of Cyprus (the “Company Shareholder”), Novibet plc, a Jersey public limited company and a direct, wholly-owned subsidiary of the Company Shareholder (“PubCo”) and Novibet Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of PubCo (“Merger Sub”), have entered into an Agreement and Plan of Reorganization, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other transactions, Merger Sub will merge with and into SPAC, with SPAC continuing on as the surviving company, as a result of which SPAC will become a direct, wholly-owned subsidiary of PubCo.
WHEREAS, as an inducement to SPAC and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the Parties desire to agree to certain matters as set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
COVENANTS AND AGREEMENTS
Section 1.1   No Transfer.   During the period commencing on the date hereof and ending on the earliest of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be validly terminated in accordance with Section 11.1 thereof and (c) the liquidation of SPAC (the earliest of (a), (b) and (c), the “Expiration Time”), the Sponsor (and any other Person to which any Subject Securities are transferred) shall not, without the prior written consent of the Company, (i) issue, sell, offer to sell, exchange, contract or agree to sell or exchange, hypothecate, pledge, encumber, assign, convert, grant of any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, by operation of law or otherwise and whether voluntarily or involuntarily (collectively, “Transfer”), or establish or increase a put equivalent position or liquidate with respect to or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to any Subject Securities (unless the transferee agrees in advance or concurrently with the Transfer, in writing, to be bound by this Agreement) or (ii) file, confidentially submit or cause to become effective a registration statement under the Securities Act relating to the offer and sale of any Subject Securities.
Section 1.2   New Shares.   In the event that (a) any SPAC Shares, SPAC Warrants or other equity securities of SPAC are issued to the Sponsor after the date of this Agreement pursuant to any stock dividend, stock split, distribution, recapitalization, reclassification, combination, conversion or exchange of SPAC Shares or SPAC Warrants of, on or affecting the SPAC Shares or SPAC Warrants owned by the Sponsor or otherwise, (b) the Sponsor purchases or otherwise acquires beneficial ownership of any SPAC Shares, SPAC Warrants or other equity securities of SPAC after the date of this Agreement, or (c) the Sponsor acquires the right to vote or share in the voting of any SPAC Shares or other equity securities of SPAC after the date of this Agreement (such SPAC Shares, SPAC Warrants or other equity securities of SPAC, collectively the “New Securities”), then, to the extent of the Sponsor’s control of such New Securities, such New Securities shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Securities owned by the Sponsor as of the date hereof.
Section 1.3   Closing Date Deliverables.   On the Closing Date, the Sponsor shall deliver to PubCo and the Company Shareholder a duly executed copy of that certain Investors Agreement, by and among the Sponsor, PubCo and the Company Shareholder, in substantially the form attached as Exhibit A hereto.
Section 1.4   Sponsor Support Agreements.   Prior to the Expiration Time, at any meeting of the stockholders of SPAC, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of SPAC is sought, the Sponsor shall, solely in its capacity as a record owner of common stock of SPAC, (a) appear at each such meeting or otherwise cause all of its SPAC Shares to be counted as present thereat for purposes of calculating a quorum and (b) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its SPAC Shares:
(i)   in favor of each of the SPAC Transaction Proposals;
(ii)   against any proposal relating to a SPAC Business Combination (other than the SPAC Transaction Proposals);
(iii)   against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC;
(iv)   against any material change in the business of SPAC or any change in the management or board of directors of SPAC (other than, in each case, pursuant to the Merger Agreement or the other Transaction Agreements and the Transactions); and
(v)   against any proposal, action or agreement that would or would reasonably be expected to (a) impede, frustrate, hinder, interfere with, prevent or nullify the timely consummation of, or otherwise adversely affect, any of the Transactions, (b) result in a breach in any material respect (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation contain therein), or, in the case of the Fundamental Representations of SPAC, in any respect, of any covenant, representation, warranty or any other obligation or agreement of SPAC under the Merger Agreement and the other Transaction Agreements, (c) result in any of the conditions set forth in Article VIII of the Merger Agreement not being fulfilled or (d) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, SPAC.
The Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing. In furtherance of, and without limiting the generality of, the foregoing, the Sponsor hereby further agrees not to exercise any right to redeem any SPAC Shares for a pro rata portion of the Trust Account. The obligations of the Sponsor hereunder shall apply whether or not the SPAC board of directors or other governing body or any committee, subcommittee or subgroup thereof recommends any of the SPAC Transaction Proposals and whether or not the SPAC board of directors or other governing body or any committee, subcommittee or subgroup thereof changes, withdraws, withholds, qualifies or modifies, or publicly proposes to change, withdraw, withhold, qualify or modify, the SPAC board of directors’ recommendation to its stockholders.
Section 1.5   No Inconsistent Agreement.   The Sponsor hereby represents and covenants that the Sponsor has not entered into, and will not enter into, any Contract that would, and will not modify or amend any Contract in a manner that would, restrict, limit or interfere with the performance of the Sponsor’s obligations hereunder.

Section 1.6   Non-Solicitation.   From the date hereof until the earlier of (i) the Closing or (ii) the valid termination of this Agreement pursuant to Section 3.1, the Sponsor will not, and the Sponsor will direct its Representatives not to, directly or indirectly, (a) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person with respect to a Company Competing Transaction (other than to inform such Person of the Sponsor’s obligations pursuant to this Section 1.6 with respect to SPAC), (b) enter into any acquisition agreement, business combination agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Company Competing Transaction, or (c) commence, continue or renew any due diligence investigation regarding a Company Competing Transaction.
Section 1.7   Waiver of Anti-Dilution Provision.   Subject to and contingent upon the consummation of the Merger, the Sponsor, as the holder of a majority of the SPAC Class B Shares outstanding as of the date hereof, hereby waives (for itself, for its successors, heirs and assigns), to the fullest extent permitted by law and the third amended and restated certificate of incorporation of SPAC (as may be amended from time to time, the “Charter”), the provisions of Section 4.3(b)(ii) of the Charter to have the SPAC Class B Shares convert to SPAC Class A Shares at a ratio of greater than one-for-one. The waiver specified in this Section 1.7 shall be applicable only in connection with the transactions contemplated by the Merger Agreement and this Agreement (and any shares of SPAC Class A Shares or equity-linked securities issued in connection with the transactions contemplated by the Merger Agreement and this Agreement) and shall be void and of no force and effect if the Merger Agreement shall be terminated for any reason.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
Section 2.1   Representations and Warranties of the Sponsor.   The Sponsor represents and warrants as of the date hereof to SPAC and the Company as follows:
(a)   Organization; Due Authorization.   The Sponsor is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Sponsor’s limited liability company powers and have been duly authorized by all necessary corporate or other organizational actions on the part of the Sponsor. This Agreement has been duly executed and delivered by the Sponsor and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes a legally valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).
(b)   Ownership.   As of the date hereof, the Sponsor is the sole holder of record and beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of, and has good title to, and sole voting power with respect to, the number of shares of SPAC Class B Shares and the number of SPAC Sponsor Warrants set forth opposite the Sponsor’s name in the columns titled “SPAC Class B Shares” and “SPAC Sponsor Warrants,” respectively, in Schedule I hereto (such SPAC Class B Shares and such SPAC Warrants, collectively, the Sponsor’s “Owned Securities”), and there exists no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such SPAC Class B Shares or SPAC Warrants), other than pursuant to (i) this Agreement, (ii) the Letter Agreement, dated September 29, 2021, by and among the Sponsor, certain members of the Sponsor’s board of directors and/or management team party thereto and SPAC (the “Insider Letter”), (iii) the Organizational Documents of SPAC, (iv) the Merger Agreement or (v) applicable securities laws. The Sponsor’s Owned Securities are the only equity securities in SPAC owned of record or beneficially by the Sponsor as of the date of this Agreement, and none of the Sponsor’s Subject Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder and under the Insider Letter.

(c)   No Conflicts.   The execution and delivery of this Agreement by the Sponsor does not, and the performance by the Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the Organizational Documents of the Sponsor or (ii) require any consent, waiver, filing, notification, registration or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon the Sponsor or the Subject Securities).
(d)   Litigation.   There is no Legal Proceeding pending against the Sponsor before any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Agreement.
(e)   Brokerage Fees.   Except as disclosed in Section 5.22 of the Merger Agreement, no financial advisor, investment banker, broker or finder is entitled to any fee or commission in connection with the Merger Agreement or the Closing, in each case, based upon any agreement or arrangement made by, or, to the knowledge of the Sponsor, on behalf of, the Sponsor for which SPAC, the Company Shareholder, the Company or any of the Company’s Subsidiaries would have any obligation.
(f)   Affiliate Arrangements.   Except as disclosed in the prospectus, dated September 29, 2021, filed in connection with SPAC’s initial public offering or any subsequent SEC filings, neither the Sponsor nor any of its Affiliates is party to, or has any rights with respect to or arising from, any material Contract with SPAC or any of its Subsidiaries.
(g)   Acknowledgment.   The Sponsor understands and acknowledges that each of SPAC and the Company is entering into the Merger Agreement in reliance upon the Sponsor’s execution and delivery of this Agreement.
ARTICLE III
MISCELLANEOUS
Section 3.1   Termination.   This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) the execution and delivery of a written agreement providing for the termination of this Agreement executed by the Sponsor, SPAC and the Company. Upon such termination of this Agreement, all obligations of the Parties under this Agreement will terminate, without any liability or other obligation on the part of any Party to any Person in respect hereof or the transactions contemplated hereby, and no Party shall have any claim against another (and no person shall have any rights against such Party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve or release a Party from any obligations or liabilities arising out of such Party’s Willful Breach of this Agreement prior to such termination or intentional fraud in the making of the representations and warranties in this Agreement. Notwithstanding the foregoing, this Article III shall survive the termination of this Agreement.
Section 3.2   Assignment.   This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the Parties. Any purported assignment or delegation not permitted under this Section 3.2 shall be null and void.
Section 3.3   Specific Performance.   The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such Party is entitled at law or in equity. Without limiting the foregoing, each Party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) there is adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or in equity.

Any Party seeking an order or injunction to prevent breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
Section 3.4   Amendment.   This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement providing therefor executed by the Sponsor, SPAC and the Company.
Section 3.5   Waiver.   No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies otherwise available to the Parties. No waiver of any right, power or privilege hereunder shall be valid unless it is set forth in a written instrument executed and delivered by the Party to be charged with such waiver.
Section 3.6   No Third-Party Beneficiaries.   Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties and their respective heirs, successors and permitted assigns, any right or remedy under or by reason of this Agreement.
Section 3.7   Notices.   All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:
If to SPAC prior to the Effective Time, to:
Artemis Strategic Investment Corporation
3310 East Corona Avenue
Phoenix, Arizona 85040
Attn: Tom Granite, Philip Kaplan and Holly Gagnon
E-mail:
with a copy to:
White & Case LLP
1221 Avenue of the Americas
New York, NY 10020-1095
Attn: James Hu, Gary Kashar, Elliott Smith
E-mail:
If to SPAC following the Effective Time or to the Company, to:
Logflex MT Holding Limited
MWH Building Office N.1, Oratory Street
Naxxar, NXR 2504 Malta
Attn: Panagiotis Piter Trataris
E-mail:
with a copy to:
Harris Beach PLLC
Larkin at Exchange
726 Exchange Street, Suite 1000
Buffalo, New York 14210
Attn: Rajat R. Shah
E-mail:

If to the Sponsor, to:
Artemis Sponsor, LLC
3310 East Corona Avenue
Phoenix, Arizona 85040
Attn: Tom Granite, Philip Kaplan and Holly Gagnon
E-mail:
with a copy to:
White & Case LLP
1221 Avenue of the Americas
New York, NY 10020
Attn: James Hu, Gary Kashar, Elliott Smith
E-mail:
Section 3.8   Headings.   The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 3.9   Other Provisions.   The provisions set forth in each of Sections 12.3 (Counterparts; Electronic Delivery), 12.6 (Severability), 12.8 (Governing Law), 12.9 (Consent to Jurisdiction; Waiver of Jury Trial) and 12.10 (Rules of Construction) of the Merger Agreement are incorporated herein by reference as if set forth herein, mutatis mutandis.
Section 3.10   Publicity.   Except to the extent required by the rules and regulations of the SEC, the Exchange Act or the Securities Act, neither SPAC nor the Company may disclose the identities of any direct or indirect members or investors of the Sponsor or their direct or indirect interests in the Sponsor without the Sponsor’s prior written consent.
Section 3.11   Capacity as a Stockholder.   Notwithstanding anything herein to the contrary, the Sponsor signs this Agreement solely in its capacity as a record owner of, or owner of interests representing the economic benefits of, common stock and warrants of SPAC, and not in any other capacity and this Agreement shall not limit, prevent or otherwise affect the actions of the Sponsor or any Affiliate, employee or designee of the Sponsor, or any of the Sponsor’s respective Affiliates in his or her capacity, if applicable, as an officer or director of SPAC or any other Person, including in the exercise of his or her fiduciary duties as a director or officer of SPAC.
Section 3.12   No Challenges.   During the period commencing on the date hereof and ending at the Expiration Time, the Sponsor agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions within its power necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against SPAC, Merger Sub, PubCo, the Company Shareholder, the Company or any of their respective successors or directors (except in any case arising out of the fraud of such parties) (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit the Sponsor from enforcing the Sponsor’s rights under this Agreement and the other agreements entered into by the Sponsor in connection herewith, or otherwise in connection with the Merger or the other transactions contemplated by the Merger Agreement.
Section 3.13   Further Assurances.   The Sponsor hereby agrees that it shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments, and will use reasonable best efforts to take, or cause to be taken, such actions, and do, or cause to be done, and assist and cooperate with the other Parties in doing such things, in each case, as another Party may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Merger Agreement; provided that Sponsor will not be obligated to: (a) pay any funds or incur any Liability or (b) forfeit any SPAC Class B Shares, Sponsor Warrants or any other economic benefits.

Section 3.14   Entire Agreement.   This Agreement and the Merger Agreement constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior understandings, agreements and representations by or among the Parties to the extent they relate in any way to the subject matter hereof.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Sponsor, SPAC and the Company have each caused this Agreement to be duly executed as of the date first written above.
SPONSOR:
ARTEMIS SPONSOR, LLC
By:
/s/ Holy Gagnon

Name:
Holy Gagnon

Title:
Managing Member

[Signature Page of Sponsor Support Agreement]

SPAC:
ARTEMIS STRATEGIC INVESTMENT CORPORATION
By:
/s/ Thomas Granite

Name:
Thomas Granite

Title:
Chief Financial Officer

[Signature Page of Sponsor Support Agreement]

COMPANY:
LOGFLEX MT HOLDING LIMITED
By:
/s/ Panagiotis Piter Trataris

Name:
Panagiotis Piter Trataris

Title:
Director

[Signature Page of Sponsor Support Agreement]

Exhibit A
Form of Investors Agreement

ANNEX E
FORM OF REGISTRATION RIGHTS AGREEMENT
This Registration Rights Agreement (this “Agreement”) is made as of [•], 2023 by and among Novibet plc, a Jersey public limited company (the “Company”), each of the other persons or entities listed on the signature pages hereto (each, a “Securityholder” and collectively, the “Securityholders”), and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement (together with the Securityholders, each a “Holder” and, collectively, the “Holders”).
RECITALS
WHEREAS, the Company has entered into that certain Agreement and Plan of Reorganization, dated as of March 30, 2022 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Komisium Limited, a private company limited by shares incorporated under the laws of Cyprus (“Company Shareholder”), Logflex MT Holding Limited, a limited liability company incorporated under the laws of Malta (“Logflex”), Novibet Merger Sub Inc., a Delaware corporation (“Merger Sub”), and Artemis Strategic Investment Corporation, a Delaware corporation (“SPAC”), pursuant to which, among other things, (i) Merger Sub will merge with and into SPAC (the “Merger”), with SPAC surviving as a direct, wholly-owned subsidiary of the Company, (ii) the Company Shareholder will contribute all Equity Interests of Logflex held by the Company Shareholder to the Company in exchange for ordinary shares of the Company (the “Share Exchange”) and (iii) subject to a minimum cash requirement set forth in the Merger Agreement, the Company will thereafter redeem certain ordinary shares from the Company Shareholder in exchange for cash (the “Redemption,” and together with the Merger and the Share Exchange, the “Business Combination”);
WHEREAS, SPAC and Artemis Sponsor, LLC, a Delaware limited liability company (“Sponsor”) are parties to that certain Registration Rights Agreement, dated as of September 29, 2021 (the “SPAC Registration Rights Agreement”); and
WHEREAS, pursuant to the Merger Agreement, SPAC, the Company, Sponsor, and the Company Shareholder agreed to terminate the SPAC Registration Rights Agreement and enter into a new registration rights agreement such that, after giving effect to the Business Combination, the Registrable Securities (as defined below) held by the Company Shareholder [and Company Shareholder Transferees] shall bear the same registration rights as the Registrable Securities held by the Sponsor as contemplated by the SPAC Registration Rights Agreement.
NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1   Definitions.   The defined terms used herein but not otherwise defined shall have the respective meanings ascribed to them in the Merger Agreement. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:
“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company or the Board, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (c) the Company has a bona fide business purpose for not making such information public.

“Affiliate” shall mean, with respect to any specified Holder, any person or entity who directly or indirectly, controls, is controlled by or is under common control with such Holder, including, without limitation, any general partner, managing member, officer, director or trustee of such Holder, or any investment fund or registered investment company now or hereafter existing which is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Holder.
“Agreement” shall have the meaning given in the Preamble hereto.
“Block Trade” shall mean a registered offering and/or sale of Registrable Securities by any Holder on a coordinated or underwritten basis commonly known as a “block trade” (whether firm commitment or otherwise) not involving a roadshow or other substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.
“Board” shall mean the Board of Directors of the Company.
“Business Combination” shall have the meaning given in the Recitals hereto.
“Business Day” shall mean any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.
“Closing” shall have the meaning given in the Merger Agreement.
“Closing Date” shall have the meaning given in the Merger Agreement.
“Commission” shall mean the U.S. Securities and Exchange Commission.
“Commission Guidance” shall mean (a) any publicly-available written guidance of the Commission staff, or any comments, requirements or requests of the Commission staff and (b) the Securities Act and the rules and regulations thereunder.
“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.
“Company Shareholder” shall have the meaning given in the Recitals hereto.
[“Company Shareholder Transferees” shall mean the persons or entities listed on the signature pages hereto under the caption “Company Shareholder Transferees”].
“Demand Registration” shall have the meaning given in subsection 2.2.1.
“Demanding Holder” shall have the meaning given in subsection 2.2.1.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.
“Form F-1” shall have the meaning given in subsection 2.1.1.
“Form F-3” shall have the meaning given in subsection 2.1.3.
“Holder(s)” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.
“Insiders” shall mean, collectively, the Sponsor, Sponsor Members, the SPAC Anchor Investors, the Company Shareholder [and Company Shareholder Transferees].
“Investors Agreement” shall mean the Investors Agreement, dated as of even date herewith, by and among the Company, Sponsor, and the Company Shareholder [and the Company Shareholder Transferees].
“Lock-up Period” shall have the meaning ascribed to such term in the Investors Agreement.
“Logflex” shall have the meaning given in the Recitals hereto.
“Maximum Number of Securities” shall have the meaning given in subsection 2.2.4.

“Merger” shall have the meaning given in the Recitals hereto.
“Merger Agreement” shall have the meaning given in the Recitals hereto.
“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made) not misleading.
“Ordinary Shares” shall mean the Company’s ordinary shares, par value $0.0001 per share.
“Other Coordinated Offering” shall mean an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal.
“Permitted Transfers” shall mean Transfers to each of the following (each of which shall be considered a “Permitted Transferee”): (a) the Company’s officers or directors, any Affiliate or family member of any of the Company’s officers or directors, (b) the SPAC’s former officers or directors, any Affiliate or family member of any of the SPAC’s former officers or directors, (c) any members of the Sponsor or any Affiliate of the Sponsor, (d) in the case of an entity, such Holder’s Affiliates, members, stockholders, partners or other equity holders, or any of their Affiliates, (e) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an Affiliate of such individual or to a charitable organization; (f) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (g) in the case of an individual, pursuant to a qualified domestic relations order; (h) by operation of Applicable Law; (i) if the Holder is an entity, by virtue of the Holder’s organizational agreement upon dissolution of the Holder; or (j) in the event of the Company’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the Closing Date; provided, however, that in the case of clauses (a) through (i), these Permitted Transferees must enter into a written agreement with the Company agreeing to be bound by the provisions of this Agreement.
“Piggyback Registration” shall have the meaning given in subsection 2.3.1.
“Private Placement Lock-up Period” shall mean, with respect to Private Placement Warrants that are held by the Sponsor or its Permitted Transferees (including the Ordinary Shares issuable upon the exercise of such Warrants), the period ending 30 days after the Closing.
“Private Placement Warrants” shall mean the Warrants that the Company assumed in the Merger that were initially issued to the Sponsor pursuant to that certain Private Placement Warrants Purchase Agreement dated as of September 29, 2021.
“Pro Rata” shall have the meaning given in subsection 2.2.4.
“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Redemption” shall have the meaning given in the Recitals hereto.
“Registrable Security” shall mean (a) the Ordinary Shares issued to the Sponsor, Sponsor Members, and SPAC Anchor Investors pursuant to the Merger Agreement, (b) the Private Placement Warrants [and any Working Capital Warrants] (including any Ordinary Shares issued or issuable upon the exercise of such Warrants), (c) the Ordinary Shares issued to the Company Shareholder [and Company Shareholder Transferees] pursuant to the Merger Agreement (including Ordinary Shares issued at the Closing and Ordinary Shares issued upon satisfaction of the earnout conditions set forth in the Merger Agreement), (d) any outstanding Ordinary Shares or any other equity security (including the Ordinary Shares issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the date of this Agreement to the extent such securities are “restricted securities” or are held by an “affiliate” (each as defined in Rule 144 under the Securities Act), and (e) any other equity security of the Company issued or issuable with respect to any such Ordinary Share by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation, reorganization or similar transaction; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered to the Holder by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold, transferred, disposed of or exchanged without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); or (E) such securities have been sold to, or through, a broker, dealer or Underwriter in a public distribution or other public securities transaction.
“Registration” shall mean a registration effected by preparing and filing a Registration Statement, Prospectus, or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.
“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:
(a)   all registration, listing and filing fees (including the reasonable and documented fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Ordinary Shares are then listed;
(b)   the reasonable and documented fees and expenses of compliance with securities or blue sky laws, if any (including reasonable and documented fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);
(c)   printing, messenger, telephone and delivery expenses;
(d)   reasonable fees and disbursements of counsel for the Company;
(e)   reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and
(f)   reasonable fees and expenses of one (1) legal counsel (not to exceed $50,000 in the aggregate for each Registration without prior approval of the Company) selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration in the form of an Underwritten Offering or Other Coordinated Offering.
“Registration Statement” shall mean a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form F-4 or S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).
“Removed Shares” shall have the meaning given in Section 2.4.
“Requesting Holder” shall have the meaning given in subsection 2.2.1.
“Securities Act” shall mean the U.S. Securities Act of 1933, as amended from time to time.
“Securityholder(s)” shall have the meaning given in the Preamble hereto.
“Share Exchange” shall have the meaning given in the Recitals hereto.
“SPAC” shall have the meaning given in the Recitals hereto.

“SPAC Anchor Investors” shall mean the persons or entities listed on the signature pages hereto under the caption “SPAC Anchor Investors”.
“SPAC Registration Rights Agreement” shall have the meaning given in the Recitals hereto.
“Sponsor” shall have the meaning set forth in the Recitals hereto.
“Sponsor Members” shall mean the members of the Sponsor listed on the signature pages hereto under the caption “Sponsor Members”.
“Transfer” shall mean the (a) issue, sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).
“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Offering” shall mean an offering in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
“Warrants” shall mean the Company’s warrants, each whole warrant exercisable for one Ordinary Share at an initial exercise price of $11.50 per share, beginning thirty (30) days after the Closing Date.
[“Working Capital Warrants” shall mean the Warrants that were assumed by the Company in the Business Combination that were initially issued upon conversion, at a price of $1.00 per Warrant, of up to $1,500,000 of working capital loans made by the Sponsor, an Affiliate of the Sponsor, or the SPAC’s officers and directors in order to finance the SPAC’s transaction costs in connection with its search for and consummation of an initial business combination.]
ARTICLE II
REGISTRATIONS
2.1   Post-Closing Registration.
2.1.1   Filing.   Within thirty (30) calendar days after the Closing Date, the Company shall submit to or file with the Commission a Registration Statement to permit the public resale of all the Registrable Securities on a delayed or continuous basis as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) on the terms and conditions specified in this Section 2.1 and shall use its commercially reasonable efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in any event no later than sixty (60) calendar days after the Closing Date (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to one hundred twenty (120) calendar days after the Closing Date if the Registration Statement is reviewed by, and comments thereto are provided from, the Commission prior to the original Effectiveness Deadline; provided, further, the Company shall have the Registration Statement declared effective within ten (10) Business Days after the date the Company is notified (orally or in writing, whichever is earlier) by the staff of the Commission that the Registration Statement will not be “reviewed” or will not be subject to review. If the Effectiveness Deadline falls on a Saturday, Sunday, or other day that the Commission is closed for business, the relevant deadlines shall be extended to the next Business Day on which the Commission is open for business; provided, however, that if the Commission is closed for operations due to a government shutdown, such deadlines shall be extended by the same number of Business Days that the Commission remains closed for. The Registration Statement filed with the Commission pursuant to this Section 2.1 shall be on Form F-1 or any similar long-form registration statement that may be available at such time (“Form F-1”) covering such Registrable Securities, and shall contain a Prospectus in such form as to permit the Holders to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this Section 2.1 shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. As soon as practicable following the effective date of a Registration Statement filed pursuant to this Section 2.1, but in any event within three (3) Business Days of such date, the Company shall notify the Holders named therein of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this Section 2.1 (including any documents incorporated therein by reference, if any) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made). The Company’s obligations under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.
2.1.2   Obligation to Keep Effective.   The Company shall maintain the Form F-1 filed pursuant to Section 2.1.1 in accordance with the terms thereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep the Form F-1 continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein, and in compliance with the provisions of the Securities Act until such time as all such Registrable Securities included therein have ceased to be Registrable Securities.
2.1.3   Subsequent Registration Statement.   If the Form F-1 ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to, as promptly as is reasonably practicable, cause such Form F-1 to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Form F-1), and shall use its commercially reasonable efforts to, as promptly as is reasonably practicable, amend such Form F-1 in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Form F-1 or file an additional Registration Statement (a “Subsequent Registration Statement”) registering the resale of all Registrable Securities (determined as of two Business Days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as all such Registrable Securities included therein have ceased to be Registrable Securities. Any such Subsequent Registration Statement shall be on Form F-3 or any similar short-form registration statement that may be available at such time (“Form F-3”) to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.3, shall, for the avoidance of doubt, be subject to Section 3.4.
2.1.4   Conversion to Form F-3.   The Company shall use its commercially reasonable efforts to convert a Form F-1 into a Form F-3 as soon as practicable after the Company is eligible to use Form F-3. The Company’s obligations under this subsection 2.1.4, shall, for the avoidance of doubt, be subject to Section 3.4.

2.2   Demand Registration.
2.2.1   Request for Registration.   Subject to the provisions of subsection 2.2.4 and Section 3.4, in the event that any Insider holds Registrable Securities that are not registered pursuant to Section 2.1, at any time and from time to time, (a) the Sponsor, (b) Sponsor Members and SPAC Anchor Investors holding at least 15% of the Registrable Securities (provided that the aggregate gross proceeds of the Registrable Securities proposed to be sold by such Demanding Holders in such Demand Registration, either individually or together with other Demanding Holders, is reasonably expected to exceed $10,000,000), or (c) the Company Shareholder (individually, a “Demanding Holder,” collectively, the “Demanding Holders”) may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to such Demand Registration (each such Holder that wishes to include all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by such Requesting Holder of the Demand Registration notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration Statement pursuant to such Demand Registration and the Company shall effect, as soon thereafter as practicable, but in no event more than thirty (30) calendar days after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than (i) an aggregate of three (3) Registrations pursuant to a Demand Registration under this subsection 2.2.1 in the aggregate on behalf of the Sponsor, Sponsor Members, and SPAC Anchor Investors and (ii) an aggregate of three (3) Registrations pursuant to a Demand Registration under this subsection 2.2.1 on behalf of the Company Shareholder, and the Company shall not be obligated to participate in more than an aggregate of four (4) Demand Registrations in any twelve-month period.
2.2.2   Effective Registration.   Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission, in accordance with Section 3.1 of this Agreement and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Demand Registration shall be deemed not to have been declared effective, unless and until, (x) such stop order or injunction is removed, rescinded or otherwise terminated, and (y) within five (5) days of the removal or termination of such stop order a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Demand Registration and accordingly notify the Company in writing of such election; and provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.
2.2.3   Underwritten Offering.   Following the expiration of the Lock-up Period and the Private Placement Lock-up Period, as applicable, (i) the Company Shareholder, (ii) Sponsor, (iii) the Sponsor Members and SPAC Anchor Investors holding at least 15% of the Registrable Securities, or (iv) a majority in interest of the Holders of Private Placement Warrants (or underlying securities), respectively, may, subject to the provisions of subsection 2.2.4 and Section 3.4 hereof, advise the Company as part of a Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, including a Block Trade or Other

Coordinated Offering, provided, that the Company shall only be obligated to effect an Underwritten Offering if the aggregate gross proceeds of the Registrable Securities proposed to be sold by the Demanding Holders in such Underwritten Offering, either individually or together with other Demanding Holders, is reasonably expected to exceed $30,000,000. The right of such Demanding Holders or Requesting Holder(s) (if any) to include their Registrable Securities in such Underwritten Offering shall be conditioned upon such Demanding Holders’ or Requesting Holder(s)’ (if any) participation in such Underwritten Offering. The Company and all such Demanding Holders or Requesting Holder(s) (if any) proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.3 shall enter into an underwriting agreement in customary form, which underwriting agreement shall be reasonably acceptable to the Company, with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration with the written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned). Under no circumstances shall the Company be obligated to effect more than (i) an aggregate of three (3) Underwritten Offerings at the demand of the Sponsor, Sponsor Members, and SPAC Anchor Investors and (ii) an aggregate of three (3) Underwritten Offerings at the demand of the Company Shareholder, which for the avoidance of doubt would count as a demand registration under Subsection 2.2.1; provided, that if an Underwritten Offering is commenced but terminated prior to the pricing thereof for any reason, such Underwritten Offering will not be counted as an Underwritten Offering pursuant to this Section 2.2.3.
2.2.4   Reduction of Underwritten Offering.   If the managing Underwriter or Underwriters in an Underwritten Offering pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holder(s) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holder(s) (if any) desire to sell, taken together with all other Ordinary Shares or other equity securities that the Company desires to sell and all other Ordinary Shares or other equity securities, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any person other than the Holder of Registrable Securities who desires to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in such Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holder(s) (if any) have requested be included in such Underwritten Offering (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Registrable Securities of Holders (Pro Rata, based on the respective number of Registrable Securities that each Holder has so requested) exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii), and (iii), the Ordinary Shares or other equity securities of persons other than Holders of Registrable Securities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.
2.2.5   Demand Registration Withdrawal.   A majority-in-interest of the Demanding Holders initiating a Demand Registration pursuant to a Registration under subsection 2.2.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.2.5.
2.3   Piggyback Registration.
2.3.1   Piggyback Rights.   If at any time the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company including, without limitation, pursuant to Sections 2.1 and 2.2 hereof) on a form that would permit registration of Registrable Securities, other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) a Block Trade, (vi) an Other Coordinated Offering, or (vii) pursuant to a Registration Statement on Form F-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, or, in the case of an Underwritten Offering, the applicable “red herring” Prospectus or Prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice; provided, that, in the case of an “overnight” or “bought” offering, such requests must be made by the Holders within three (3) Business Days after delivery of any such notice by the Company (such Registration a “Piggyback Registration”); provided, further, that if the Company has been advised in writing by the managing Underwriter(s) that the inclusion of Registrable Securities for sale for the benefit of the Holders will have an adverse effect on the price, timing, or distribution of the Ordinary Shares in, or the probability of success of, an Underwritten Offering, then (1) if no Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), the Company shall not be required to offer such opportunity to such Holders or (2) if any Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), then the amount of Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of Section 2.3.2. Subject to Section 2.3.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1 to be included in such Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.3.1 shall enter into an underwriting agreement in customary form, which form shall be reasonably acceptable to the Company, with the Underwriter(s) selected for such Underwritten Offering by the Company.
2.3.2   Reduction of Piggyback Registration.   If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in such Piggyback Registration in writing that the dollar amount or number of the Ordinary Shares that the Company desires to sell, taken together with (i) the Ordinary Shares or other equity securities, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons other than the Holders of Registrable Securities hereunder (ii) the Registrable Securities as to which registration has been requested pursuant to subsection 2.3.1 hereof, and (iii) the Ordinary Shares or other equity securities, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of persons other than the Holders of Registrable Securities, exceeds the Maximum Number of Securities, then:
(a)   If the Registration is undertaken for the Company’s account, the Company shall include in such Registration (A) first, the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of persons other than Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities;
(b)   If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, Ordinary Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Ordinary Shares or other equity securities, if any, for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with persons other than Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities.
(c)   If the Registration and Underwritten Offering is pursuant to a request be Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration securities in the priority set forth in subsection 2.2.4.
2.3.3   Piggyback Registration Withdrawal.   Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Offering, and related obligations, shall be governed by subsection 2.2.5) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, with respect to a Piggyback Registration pursuant to an Underwritten Offering, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than subsection 2.2.5), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.3.3.
2.3.4   Unlimited Piggyback Registration Rights.   For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2.1 hereof.
2.3.5   Market Stand-off.   In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing

Underwriters, each Holder that is (a) an executive officer, (b) a director or (c) Holder in excess of five percent (5%) of the outstanding Ordinary Shares (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any Ordinary Shares or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).
2.4   Rule 415;Removal.   If at any time the Commission takes the position that the offering of some or all of the Registrable Securities in a Registration Statement on Form F-3 is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act (provided, however, that the Company shall be obligated to use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the Commission Guidance, including without limitation, Compliance and Disclosure Interpretation 612.09) or requires any Insider to be named as an “underwriter,” the Company shall promptly notify each Holder of Registrable Securities thereof (or in the case of the Commission requiring an Insider to be named as an “underwriter,” the Insider) and the Company will use commercially reasonable efforts to persuade the Commission that the offering contemplated by such Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 under the Securities Act. In the event that the Commission refuses to alter its position, the Company shall (a) remove from such Registration Statement such portion of the Registrable Securities (the “Removed Shares”) and/or (b) agree to such restrictions and limitations on the registration and resale of such portion of the Registrable Securities as the Commission may require to assure the Company’s compliance with the requirements of Rule 415 under the Securities Act; provided, however, that the Company shall not agree to name any Insider as an “underwriter” in such Registration Statement without the prior written consent of such Insider and, if the Commission requires such Insider to be named as an “underwriter” in such Registration Statement, notwithstanding any provision in this Agreement to the contrary, the Company shall not be under any obligation to include any Registrable Securities of such Insider in such Registration Statement. In the event of a share removal pursuant to this Section 2.4, the Company shall give the applicable Holders at least five (5) days prior written notice along with the calculations as to such Holder’s allotment. Any removal of shares of any Holders pursuant to this Section 2.4 shall first be applied to Holders other than the Insiders with securities registered for resale under the applicable Registration Statement and thereafter allocated between the Insiders on a pro rata basis based on the aggregate amount of Registrable Securities held by the Insiders. In the event of a share removal of the Holders pursuant to this Section 2.4, the Company shall promptly register the resale of any Removed Shares and in no event shall the filing of such Registration Statement on Form F-1 or subsequent Registration Statement on Form F-3 filed be counted as a Demand Registration hereunder. Until such time as the Company has registered all of the Removed Shares for resale pursuant to Rule 415 under the Securities Act on an effective Registration Statement, the Company shall not be able to defer the filing of a Registration Statement pursuant to Section 3.4 hereof.
2.5   Block Trades; Other Coordinated Offerings.   Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective shelf Registration Statement is on file with the Commission, if any Demanding Holders desire to effect a Block Trade or an Other Coordinated Offering, wherein each case the anticipated aggregate gross proceeds is reasonably expected to exceed $30,000,000, then notwithstanding any other time periods in this Article II, such Demanding Holders shall provide written notice to the Company at least five (5) Business Days prior to the date such Block Trade or Other Coordinated Offering will commence. The Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering, provided that the Demanding Holders requesting such Block Trade or Other Coordinated Offering shall use their reasonable best efforts to work with the Company and the Underwriter(s), brokers, sales agents, or placement agents prior to making such request in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering and any related due diligence and comfort procedures. In the event of a Block Trade or Other Coordinated Offering, and after consultation with the Company, the Demanding Holders and the Requesting Holder(s) (if any) shall determine the

Maximum Number of Securities, the Underwriter or Underwriters (which shall consist of one or more reputable nationally recognized investment banks) and share price of such offering. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a notice of such Demanding Holders’ intent to withdraw from such Block Trade or Other Coordinated Offering to the Company, the Underwriter(s) and any brokers, sales agents or placement agents (if any). Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.5. Each of (i) the Sponsor, Sponsor Members, and SPAC Anchor Investors (taken together) and (ii) the Company Shareholder may demand no more than an aggregate of two Block Trades and Other Coordinated Offerings pursuant to this Section 2.5 in any twelve (12) month period.
ARTICLE III
COMPANY PROCEDURES
3.1   General Procedures.   If at any time the Company is required to effect the Registration of Registrable Securities, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof (including all manners of distribution in such Registration Statement as Holders may reasonably request in connection with the filing of such Registration Statement and as permitted by law, including distribution of Registrable Securities to a Holder’s members, securityholders, or partners), and pursuant thereto the Company shall:
3.1.1   prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective pursuant to the terms of this Agreement until all Registrable Securities covered by such Registration Statement have been sold in accordance with the intended plan of distribution of such Registrable Securities or have ceased to be Registrable Securities;
3.1.2   prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;
3.1.3   prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriter(s), if any, and the Holders of Registrable Securities included in such Registration, and one such Holders’ legal counsel selected by the majority-in-interest of such Holders, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement, the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriter(s) and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering Analysis and Retrieval System (“EDGAR”);
3.1.4   prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request (or provide evidence reasonably satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5   use its commercially reasonable efforts to cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by the Company are then listed;
3.1.6   provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.7   advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such Registration Statement has been declared effective or a supplement to any Prospectus forming a part of such Registration Statement has been filed;
3.1.8   advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, and which shall not be more than three (3) Business Days from the date of such event, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal as soon as reasonably practicable if such stop order should be issued;
3.1.9   at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or the Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);
3.1.10   notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;
3.1.11   in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, in each of the following cases to the extent customary for a transaction of its type, permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriter(s), if any, and any attorney or accountant retained by such Holders or Underwriter(s) to participate, at each such person’s own expense, in the preparation of the Registration Statement, and use its commercially reasonable efforts to cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and provided, further, the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law; except (i) as required by federal securities laws, rules or regulations upon the advice of outside counsel to the Company and (ii) to the extent such disclosure is required by other laws, rules or regulations, at the request of the Commission or other regulatory agency or under the regulations of any national securities exchange on which securities of the Company are listed, in which case of clause (i) or (ii) the Company shall provide such Holder or Underwriter with prior written notice of such disclosure and shall use its commercially reasonable efforts to consult with such Holder or Underwriter prior to making such disclosure; provided, that such Holder or Underwriter shall promptly provide any information requested by the Company for any regulatory application or filing made or approval sought in connection with the Registration;
3.1.12   obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters for a transaction of its type as the managing Underwriter(s) may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;
3.1.13   in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, to the extent customary for a transaction of its type, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holder(s), the placement agent(s) or sales agent(s), if any, and the Underwriter(s), if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holder(s), the placement agent(s) or sales agent(s), if any, and the Underwriter(s), if any, may reasonably request and as are customarily included in such opinions and negative assurance letters;
3.1.14   in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, on terms agreed to by the Company, with the managing Underwriter(s) or the broker, placement agent or sales agent of such offering or sale;
3.1.15   make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full fiscal quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect), and which requirement will be deemed satisfied if the Company files Form 20-F under the Exchange Act;
3.1.16   with respect to an Underwritten Offering pursuant to Section 2.2.3, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter(s) in such Underwritten Offering; and
3.1.17   otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.
Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or broker, sales agent, or placement agent if such Underwriter, broker, sales agent, or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or broker, sales agent, or placement agent, as applicable.
3.2   Registration Expenses.   The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.

3.3   Requirements for Participation in Underwritten Offerings.   Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with the information requested by the Company, after written notice to such Holder the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that it is necessary or advisable to include such information in the applicable Registration Statement or Prospectus to comply with relevant disclosure requirements under the federal securities laws, rules and regulations and such Holder continues thereafter to withhold such information. In addition, no person may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (a) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreement or other agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.
3.4   Suspension of Sales; Adverse Disclosure;   Deferrals.
3.4.1   Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. Subject to subsection 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration (including in connection with an Underwritten Offering) at any time (i) would require the Company to make an Adverse Disclosure, (ii) would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, (iii) in the good faith judgment of the majority of the Board, would be seriously detrimental to the Company and the majority of the Board concludes, as a result, that it is essential to defer such filing, initial effectiveness or continued use at such time, or (iv) if the majority of the Board, in its good faith judgment, determines to delay the filing or initial effectiveness of, or suspend use of, a Registration Statement and such delay or suspension arises out of, or is a result of, or is related to or is in connection with Commission Guidance or related accounting, disclosure or other matters, then the Company shall have the right, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement (including in connection with an Underwritten Offering) for the shortest period of time, but in no event more than forty-five (45) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holders receive written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.
3.4.2   Subject to subsection 3.4.4, (a) during the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date ninety (90) days after the effective date of, a Company-initiated Registration and provided that the Company continues to employ its commercially reasonable efforts to maintain the effectiveness of the applicable Registration Statement, or (b) if, pursuant to Section 2.2.3, any Holders have requested an Underwritten Offering, and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such Underwritten Offering, the Company may, upon giving written notice of such action to the Holders, delay any other registered offering pursuant to subsection 2.2.3 or Section 2.5.
3.4.3   The Company shall have the right to defer any Demand Registration for up to thirty (30) consecutive days and any Piggyback Registration for such period as may be applicable to deferment of the Registration Statement to which the Piggyback Registration relates, in each case if the Company furnishes to the Holders a certificate signed by the Chief Executive Officer or principal financial officer stating that in the good faith judgment of the Board it would be materially detrimental to the Company for such Registration Statement to be filed at such time.
3.4.4   The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to subsection 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, on not more than three (3) occasions for not more than sixty (60) consecutive calendar days on each occasion, or not more than one hundred twenty (120) total calendar days, each in any 12-month period.
3.5   Reporting Obligations.   As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings (the delivery of which will be satisfied and which shall be deemed to have been furnished or delivered by the Company’s filing of such reports on EDGAR). The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Ordinary Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect), including providing any legal opinion to the Company’s transfer agent in connection therewith. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.
3.6   Restrictive Legend Removal.   In connection with a registration pursuant to Sections 2.1, 2.2 or 2.3, upon the request of a Holder, the Company shall (i) authorize the Company’s transfer agent to remove any legend on share certificates of such Holder’s Registrable Securities restricting further transfer (or any similar restriction in book entry positions of such Holder), and cause the Company’s counsel to issue an opinion to the Company’s transfer agent in connection therewith, if such restrictions are no longer required by the Securities Act or any applicable state securities laws or any agreement with the Company to which such Holder is a party, including if such shares subject to such a restriction have been sold pursuant to a Registration Statement, (ii) request the Company’s transfer agent to issue in lieu thereof securities without such restrictions to the Holder upon, as applicable, surrender of any certificates or to update the applicable book entry position of such Holder so that it no longer is subject to such a restriction, and (iii) use commercially reasonable efforts to cooperate with such Holder to have such Holder’s Registrable Securities transferred into a book entry position at The Depository Trust Company, in each case, subject to delivery of customer documentation, including any documentation required by such restrictive legend or book entry notation.
ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION
4.1   Indemnification.
4.1.1   The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including reasonable and documented outside attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading (in light of the circumstances in which they were made), except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein.
4.1.2   In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained, or incorporated by reference in accordance with the requirements of Form F-1 or Form F-3, in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading (in light of the circumstances in which they were made), but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriter(s), its or their officers, directors and each person who controls such Underwriter(s) (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.
4.1.3   Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned, or delayed); provided, that (x) if the indemnifying party fails to take reasonable steps to defend diligently the action or proceeding within twenty (20) days after receiving notice from the indemnified party, (y) if such indemnified party who is a defendant in any action or proceeding that is also brought against the indemnifying party reasonably shall have concluded that there may be one or more legal defenses available to such indemnified party that are not available to the indemnifying party, or (x) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, then the indemnified party shall have the right to assume or continue its own defense and the indemnifying party shall be liable for any expenses therefor. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4   The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agree to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5   If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and documented out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and documented out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or documented out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.
ARTICLE V
MISCELLANEOUS
5.1   Notices.   Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices or communications, on the third Business Day following the date on which it is mailed and, in the case of notices or communications delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: MWH Building Office N.1, Oratory Street, Naxxar, NXR 2504, Malta, Attention: Panagiotis Piter Trataris, and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.
5.2   Assignment; No Third Party Beneficiaries.
5.2.1   This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.
5.2.2   Following the expiration of the Lock-up Period or the Private Placement Lock-up Period, as applicable, the rights granted to a Holder by the Company hereunder may be transferred or assigned (but only with all related obligations) by a Holder only to a Permitted Transferee of such Holder; provided, that (x) such transfer or assignment of Registrable Securities is effected in accordance with applicable securities laws (subject to reasonable verification by the Company), (y) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred and (z) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement. Notwithstanding the foregoing, prior to the expiration of the Lock-up Period, the rights granted to the Company Shareholder by the Company hereunder may be transferred or assigned (but only with all related obligations) by the Company Shareholder in connection with any Transfer of Registrable Securities made in accordance with Section 4.01(c) of the Investors Agreement, so long as the conditions set forth in the proviso to the immediately preceding sentence are satisfied.
5.2.3   This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.
5.2.4   This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement.
5.2.5   No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement in substantially the form set forth in Exhibit A to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.
5.3   Counterparts.   This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity, or enforceability as a manually executed signature, physical delivery thereof, or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.
5.4   Governing Law; Venue; Waiver of Jury Trial.   NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE EXCLUSIVELY IN THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY, AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF NEW YORK, NEW YORK COUNTY, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
5.5   Specific Performance.   Each party hereto recognizes and affirms that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching party would have no adequate remedy at law) and the non-breaching party would be irreparably damaged. Accordingly, each party hereto agrees that each other party hereof shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any proceeding, in addition to any other remedy to which such person may be entitled.
5.6   Severability.   It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
5.7   Interpretation.   The headings and captions used in this Agreement have been inserted for convenience of reference only and do not modify, define or limit any of the terms or provisions hereof.
5.8   Entire Agreement.   This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.
5.9   Amendments and Modifications.   Upon the written consent of the Company and the Holders of at least a majority in interest of the total Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
5.10   Other Registration Rights.   Other than (i) the Holders who have registration rights with respect to Ordinary Shares pursuant to their respective Subscription Agreements and (ii) as provided in the Warrant Agreement, dated as of September 29, 2021, between the Company, SPAC, and Continental Stock Transfer & Trust Company, as modified by the Warrant Assignment, Assumption and Amendment Agreement, dated as of even date herewith, by and among SPAC, the Company and Continental Stock Transfer & Trust Company, the Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.
5.11   Term.   This Agreement shall terminate upon the earliest of (i) the tenth anniversary of the date of this Agreement or (ii) the date as of which all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)); provided, that with respect to any Holder, this Agreement shall terminate on the date such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.
5.12   Further Assurances.   In connection with this Agreement and the transactions contemplated hereby, upon written request by the Company, each Holder shall execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably necessary to effectuate and perform the provisions of this Agreement and the transactions contemplated hereby.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first written above.
COMPANY:
NOVIBET PLC
By:

Name:
Title:

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first written above.
SPONSOR:
ARTEMIS SPONSOR, LLC
By:

Name:
Title:
Address:
3310 East Corona Avenue
Phoenix, AZ 85040

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first written above.
SPONSOR MEMBERS:
Name: Address:
Name: Address:
Name: Address:
Name: Address:
Name: Address:
Name: Address:
Name: Address:
Name: Address:
Name: Address:
Name: Address:

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first written above.
SPAC ANCHOR INVESTORS:

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first written above.
COMPANY SHAREHOLDER:
KOMISIUM LIMITED
By:

Name:
Title:
Address:

[IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first written above.
COMPANY SHAREHOLDER TRANSFEREES:

Name:
Address:

Name:
Address:

Name:
Address:]

EXHIBIT A
JOINDER
JOINDER
The undersigned is executing and delivering this joinder (“Joinder”) pursuant to the Registration Rights Agreement, dated as of [•], 2023 (as the same may hereafter be amended, the “Agreement”), by and among Novibet plc, a Jersey public limited company (the “Company”), and the other persons named as parties therein.
By executing and delivering this Joinder to the Company, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Agreement as a Holder in the same manner as if the undersigned were an original signatory to the Agreement, and the undersigned’s [NUMBER OF SECURITIES] of [TYPE OF SECURITIES] shall be included as Registrable Securities under the Agreement.
Accordingly, the undersigned has executed and delivered this Joinder as of the    day of       ,     .
[•]

Signature of Shareholder
[Print Name of Shareholder]
Address:
Agreed and Accepted as of:
NOVIBET PLC
By:
Name: Title:
Exhibit A to Registration Rights Agreement

Annex F
WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT
THIS WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”) is entered into and effective as of [•], 2023, by and among Artemis Strategic Investment Corporation, a Delaware corporation (“SPAC”), Novibet plc, a Jersey public limited company (“PubCo”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company (“Continental”), as warrant agent. Capitalized terms used but not defined herein have the meanings given to such terms in the Warrant Agreement (as defined below).
WHEREAS, SPAC completed its initial public offering of units on October 4, 2021 (“Offering”), pursuant to which it issued an aggregate of 20,125,000 units, each unit consisting of one share of Class A common stock of SPAC, par value $0.0001 per share (“SPAC Class A Shares”) and one-half of one redeemable warrant (“Public Warrants”), each whole Public Warrant entitling the holder thereof to purchase one SPAC Class A Share at an initial exercise price of $11.50 per share, subject to adjustment;
WHEREAS, simultaneously with the completion of the Offering, SPAC completed the offer and sale of an aggregate of 10,000,000 warrants (“Private Placement Warrants”), each Private Placement Warrant entitling the holder thereof to purchase one SPAC Class A Share at an initial exercise price of $11.50 per share, subject to adjustment;
WHEREAS, in order to finance SPAC’s transaction costs in connection with an intended initial business combination, Artemis Sponsor, LLC, a Delaware limited liability company and sponsor of SPAC (the “Sponsor”) or affiliates of the Sponsor or SPAC’s officers and directors may, but are not obligated to, loan to SPAC funds as SPAC may require, of which up to $1,500,000 of such loans may be convertible into up to an additional 1,500,000 warrants at a price of $1.00 per warrant (the “Working Capital Warrants” and, together with the Private Placement Warrants and the Public Warrants, the “Warrants”);
WHEREAS, SPAC and Continental entered into a warrant agreement, dated as of September 29, 2021, governing the terms of the Warrants (the “Warrant Agreement”);
WHEREAS, SPAC has entered into an Agreement and Plan of Reorganization, dated as of March 30, 2022 (the “Merger Agreement”), by and among Komisium Limited, a private company limited by shares incorporated under the laws of Cyprus and the holder of all of the issued and outstanding ordinary shares of Logflex (the “Logflex Shareholder”), Logflex MT Holding Limited, a limited liability company incorporated under the laws of Malta and a direct, wholly-owned subsidiary of the Logflex Shareholder (“Logflex”), PubCo, Novibet Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of PubCo (“Merger Sub”) and SPAC, pursuant to which Merger Sub will merge through a statutory merger with and into SPAC (the “Merger”), with SPAC surviving the Merger as a direct, wholly-owned subsidiary of PubCo (the transactions contemplated by the Merger Agreement, including the Merger, are referred to herein as the “Business Combination”), which transactions will constitute the initial “Business Combination” of SPAC for purposes of the Warrant Agreement;
WHEREAS, at the closing of the Merger (the “Closing”), each outstanding SPAC Class A Share (other than any Excluded SPAC Shares, as defined in the Merger Agreement) will be converted into and exchanged for the right to receive one ordinary share of PubCo, par value $1.00 per share (the “PubCo Shares”);
WHEREAS, pursuant to Section 2.6(b) of the Merger Agreement and Section 4.5 of the Warrant Agreement, upon the Closing, each Warrant issued and outstanding immediately prior to the Closing will be assumed by PubCo and will represent a warrant to purchase PubCo Shares (collectively, the “PubCo Warrants”) in accordance with the terms of the Warrant Agreement (as assumed and amended by this Agreement);
WHEREAS, Section 9.8 of the Warrant Agreement provides that SPAC and the Warrant Agent may amend the Warrant Agreement without the consent of any Registered Holder (as such term is defined in the Warrant Agreement) for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or

F-1

questions arising under the Warrant Agreement as SPAC and the Warrant Agent may deem necessary or desirable and that SPAC and the Warrant Agent deem shall not adversely affect the interest of the Registered Holders (as such term is defined in the Warrant Agreement) of the Warrants; and
WHEREAS, pursuant to Section 8.18 of the Merger Agreement, SPAC agreed to assign to PubCo, and PubCo agreed to assume, all of SPAC’s rights, interests, and obligations under the Warrant Agreement, in each case, effective upon the Closing.
NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:
1.   Assignment and Assumption of Warrant Agreement.   SPAC hereby assigns to PubCo all of SPAC’s right, title and interest in and to the Warrant Agreement (as amended hereby) and PubCo hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of SPAC’s liabilities and obligations under the Warrant Agreement (as amended hereby) arising from and after the execution of this Agreement, in each case, effective immediately following the completion of the Business Combination and conditioned on the occurrence of the Closing. As a result of the preceding sentence, effective immediately following the completion of the Business Combination, each Warrant shall automatically cease to represent a right to acquire SPAC Class A Shares and shall instead represent a right to subscribe for PubCo Shares pursuant to the terms and conditions of the Warrant Agreement (as amended hereby). PubCo consents to payment of the Warrant Price upon an exercise of such PubCo Warrants for PubCo Shares in accordance with the terms of the Warrant Agreement.
2.   Consent.   The Warrant Agent hereby consents to the assignment of the Warrant Agreement by SPAC to PubCo and the assumption by PubCo of the Warrant Agreement, each pursuant to Section 1 hereof, effective immediately following, and conditioned on the occurrence of, the Closing, and to the continuation of the Warrant Agreement in full force and effect from and after the Business Combination, subject at all times to the Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Warrant Agreement (as amended hereby) and this Agreement.
3.   Replacement Instruments.   As of the Closing, all outstanding instruments evidencing Warrants shall automatically be deemed to evidence PubCo Warrants reflecting the adjustment to the terms and conditions described herein and in Section 4.5 of the Warrant Agreement. Following the Closing, upon request by any holder of a PubCo Warrant, PubCo shall issue a new instrument for such PubCo Warrant to the holder thereof.
4.   Amendments to Warrant Agreement.   To the extent required by this Agreement, the Warrant Agreement is hereby amended pursuant to Section 9.8 thereof to reflect the subject matter contained in this Agreement, effective as of the Closing, including as set forth below:
(a)
Unless the context otherwise requires, from and after the Closing, any references in the Warrant Agreement or the Warrants to: (i) the “Company” shall mean PubCo; (ii) “Class A Common Stock”, “Common Stock” or “shares” shall mean the PubCo Shares; (iii) “stockholder” shall mean shareholder; and (iv) the “Board of Directors” or any committee thereof shall mean the board of directors of PubCo or any committee thereof.

(b)
Section 2.1 of the Warrant Agreement is hereby amended by replacing the phrase “either of the Company’s Co-Chief Executive Officers” with the phrase “the Company’s Chief Executive Officer”.

(c)
Section 2.4 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“[Intentionally Omitted]”.
(d)
Section 2.5 of the Warrant Agreement is hereby amended by deleting such Section and replacing it entirely as follows:

2.5    Fractional Warrants.   The Company shall not issue fractional Warrants.
(e)
Section 2.6(f) of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

F-2

“[Intentionally Omitted]”.
(f)
Section 4.4 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“[Intentionally Omitted]”.
(g)
Section 4.10 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“[Intentionally Omitted]”.
(h)
Section 5.6 of the Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“[Intentionally Omitted]”.
(i)
Section 7.3 of the Warrant Agreement is hereby amended by deleting such Section and replacing it entirely as follows:

7.3.    Authority to Issue Shares.   The Company shall at all times maintain sufficient authorization to issue and allot shares to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.
(j)
Section 9.2 of the Warrant Agreement is hereby amended by deleting such Section and replacing it entirely as follows:

9.2.    Notices.   Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery, by pdf via email, or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:
Novibet plc
c/o Logflex MT Holding Limited
MWH Building Office N 1, Oratory Street
Naxxar, NXR 2504 Malta
Attention: Panagiotis Piter Trataris
Email:
Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery, by pdf via email, or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:
Continental Stock Transfer & Trust Company
One State Street, 30th Floor
New York, NY 10004
Attention: Compliance Department
with a copy in each case to:
Harris Beach PLLC
Larkin at Exchange
726 Exchange Street, Suite 1000
Buffalo, New York 14210
Attention: Rajat R. Shah
Email:

F-3

(k)
The Warrant Agreement is hereby amended by adding the following Sections:

9.10   Currency.   All dollar amounts herein are expressed in United States dollars.
9.11   Day not a Business Day.   If any day on or before which any action or notice is required to be taken or given hereunder is not a Business Day, then such action or notice shall be required to be taken or given on or before the requisite time on the next succeeding day that is a Business Day.
5.   Reference to and Effect on Agreements.   Any references to “this Agreement” in the Warrant Agreement will mean the Warrant Agreement as amended by this Agreement. Except as specifically amended by this Agreement, the provisions of the Warrant Agreement shall remain in full force and effect.
6.   Entire Agreement.   This Agreement and the Warrant Agreement, as modified by this Agreement, constitute the entire understanding of the parties and supersede all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.
7.   Applicable Law.   The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.
8.   Counterparts.   This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Execution and delivery of this Agreement by electronic mail or exchange of facsimile of .pdf copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party.
9.   Successors.   All the covenants and provisions of this Agreement shall bind and inure to the benefit of each party’s respective successors and assigns.
10.   Effectiveness of Agreement.   Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be contingent upon the occurrence of the Business Combination and the Closing.
[Signature Page Follows]

F-4

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as a deed as of the day and year first above written.
Executed as a deed by:
ARTEMIS STRATEGIC INVESTMENT CORPORATION
By:

Name:     Thomas Granite
Title:       Chief Financial Officer, Treasurer and Secretary
In the presence of:

Witness signature

Name (in BLOCK CAPITALS)

Address

[Signature Page to Warrant Assignment, Assumption and Amendment Agreement]

F-5

Executed as a deed by:
NOVIBET PLC
By:

Name:
Title:
In the presence of:

Witness signature

Name (in BLOCK CAPITALS)

Address

[Signature Page to Warrant Assignment, Assumption and Amendment Agreement]

F-6

Executed as a deed by:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY
By:

Name:     Douglas Reed
Title:       Vice President of Account Administration
In the presence of:

Witness signature

Name (in BLOCK CAPITALS)

Address

[Signature Page to Warrant Assignment, Assumption and Amendment Agreement]

F-7

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers
Subject to certain exceptions, English law does not permit PubCo to indemnify a director against liability in connection with any negligence, default, breach of duty or breach of trust by him or her in relation to PubCo. The exceptions allow PubCo to:
(1)   purchase and maintain director and officer insurance against any liability attaching in connection with any negligence, default, breach of duty or breach of trust owed to the company. Director and officer insurance generally covers costs incurred in defending allegations and compensatory damages that are awarded. However, director and officer insurance will generally not cover damages awarded in relation to criminal acts, intentional malfeasance or other forms of dishonesty, regulatory offenses or excluded matters such as environmental liabilities. In relation to these matters, director and officer insurance generally only covers defense costs, subject to the obligation of the director or officer to repay the costs if an allegation of criminality, dishonesty or intentional malfeasance is subsequently admitted or found to be true;
(2)   provide a qualifying third party indemnity provision, which it refers to in this proxy statement/ prospectus as a QTPIP. This permits PubCo to indemnify its directors (and directors of an “associated company” (i.e., a company that is a parent, subsidiary or sister company of PubCo)) in respect of proceedings brought by third parties (covering both legal costs and the amount of any adverse judgment), except for:
(i)   the legal costs of an unsuccessful defense of criminal proceedings, or civil proceedings brought by the company itself;
(ii)   fines imposed in criminal proceedings; and
(iii)   penalties imposed by regulatory bodies. PubCo can therefore indemnify directors against such third-party actions as class actions or actions following mergers and acquisitions or share issues;
(3)   indemnify a director in respect of defense costs in relation to criminal and civil proceedings against him or her (even if the action is brought by the company itself). This is subject to the requirement for the director or officer to reimburse the company if the defense is unsuccessful. However, if the company has a QTPIP in place whereby the director or officer is indemnified in respect of legal costs in civil proceedings brought by third parties, then the director or officer will not be required to reimburse the company in such cases; and
(4)   provide a qualifying pension scheme indemnity provision, which are referred to in this proxy statement/prospectus as a QPSIP. This permits PubCo to indemnify a director of a company (whether PubCo or an associated company) that is a trustee of an occupational pension scheme against liability incurred in connection with such company’s activities as a trustee of the scheme, except for: (i) the legal costs of an unsuccessful defense of criminal proceedings; (ii) fines imposed in criminal proceedings; and (iii) penalties imposed by regulatory bodies.
The Restated Articles include a provision that allows PubCo to exercise all powers to indemnify, subject to the provisions of English law, any person who is or was a director of PubCo or an associated company against any loss or liability, whether: (i) in connection with any negligence, default, breach of duty or breach of trust by him or her or otherwise, in relation to PubCo or any associated company; or (ii) in connection with that company’s activities as a trustee of an occupational pension scheme. The Restated Articles also include a provision that allows the company to exercise all powers to purchase and maintain insurance for the benefit of any person who is or was a director, officer or employee of the company or any related company or for the trustee of any pension fund in which the employees of the company or any related company are or have been interested.

Further, the Restated Articles provides that all directors or other officers of PubCo (except a person engaged by the Company as auditor) be indemnified out of the assets of PubCo against any liability incurred by them for negligence, default, breach of duty or breach of trust in relation to the affairs of PubCo, provided that such provision shall be deemed not to provide for, or entitle any such person to, indemnification to the extent that it would cause the provision, or any element of it, to be treated as void under the Jersey Companies Law, 2006.
In addition to the provisions of the articles of association, it is common to set out the terms of the QTPIP and any QPSIP in the form of a deed of indemnity between the company and the relevant director or executive officer which indemnifies the director or executive officer against claims brought by third parties to the fullest extent permitted under English law. PubCo expects to enter into new deeds of indemnity with directors, executive officers and certain other officers and employees (including directors, officers and employees of subsidiaries and other affiliates) in due course. Shareholders have a right under English law to request and inspect copies of qualifying indemnity provisions.
Item 21.   Exhibits and Financial Statements Schedules
Exhibit Number	Description
2.1†
Agreement and Plan of Reorganization, dated as of March 30, 2022, by and among Artemis Strategic Investment Corporation, Komisium Limited, Logflex MT Holding Limited, Novibet PLC, and Novibet Merger Sub Inc. (included as Annex A-1 to the proxy statement/prospectus which forms a part of this registration statement).

2.2	Amendment No. 1 to Agreement and Plan of Reorganization, dated September 2, 2022, by and among Komisium Limited, Logflex MT Holding Limited, Novibet PLC, Novibet Merger Sub Inc. and Artemis Strategic Investment Corporation (included as Annex A-2 to the proxy statement/prospectus which forms a part of this registration statement).
2.3	Amendment No. 2 to Agreement and Plan of Reorganization, dated December 14, 2022, by and among Komisium Limited, Logflex MT Holding Limited, Novibet PLC (UK), Novibet plc (Jersey), Novibet Merger Sub Inc. and Artemis Strategic Investment Corporation (included as Annex A-3 to the proxy statement/prospectus which forms a part of this registration statement).
3.1**	Articles of Novibet PLC
3.2*	Amended and Restated Articles of Novibet plc (included as Annex B to the proxy statement/prospectus which forms a part of this registration statement)
3.3**	Third Amended and Restated Certificate of Incorporation of Artemis Strategic Investment Corporation.
3.4**	Bylaws of Artemis Strategic Investment Corporation.
4.1**	Specimen Unit Certificate of Artemis Strategic Investment Corporation.
4.2**	Specimen Class A Common Stock Certificate of Artemis Strategic Investment Corporation.
4.3**	Specimen Warrant Certificate of Artemis Strategic Investment Corporation.
4.4**	Warrant Agreement, dated September 29, 2021, by and between Artemis Strategic Investment Corporation and Continental Stock Transfer & Trust Company.
4.6	Form of Warrant Assignment, Assumption, and Amendment Agreement, by and between Novibet plc, Artemis Strategic Investment Corporation, and Continental Stock Transfer and Trust Company (included as Annex F to the proxy statement/prospectus which forms a part of this registration statement).
5.1***	Opinion of Harris Beach PLLC.
5.2***	Opinion of Ogier (Jersey) LLP.
8.1***	Opinion of White & Case LLP regarding certain U.S. federal income tax matters.
10.1	Form of Investors Agreement, by and among Novibet plc, Artemis Sponsor, LLC, and Komisium Limited (included as Annex C to the proxy statement/prospectus which forms a part of this registration statement).

Exhibit Number	Description
10.2†
Sponsor Support Agreement, dated as of March 30, 2022, by and among Artemis Strategic Investment Corporation, Logflex MT Holding Limited, and Artemis Sponsor, LLC (included as Annex D to the proxy statement/prospectus which forms a part of this registration statement).

10.3	Form of Registration Rights Agreement, by and among Novibet plc, Artemis Sponsor, LLC, Komisium Limited, and the other parties listed on the signature pages thereto (included as Annex E to the proxy statement/prospectus which forms a part of this registration statement).
10.4**#	Services, Software and Support Agreement, dated as of July 21, 2021, between Iforium Limited and Gamart Limited.
10.5**#	Private Agreement between Exalogic Sisteml S.r.L. and Iflex Ltd.
10.6**#	Local Agreement, dated as of February 15, 2021, between Playtech Local Entity, PTR, Euro Live and Gamart Limited.
10.7**	Form of Director and Officer Indemnification Agreement.
10.8**	Form of Novibet plc 2023 Omnibus Incentive Plan
10.9**	Form of Novibet plc 2023 Restricted Stock Unit Plan
21.1**	List of Subsidiaries of Novibet plc.
23.1*	Consent of WithumSmith+Brown, PC
23.2*	Consent of Friedman LLP
23.3***	Consent of Harris Beach PLLC (included in Exhibit 5.1).
23.4***	Consent of Ogier (Jersey) LLP (included in Exhibit 5.2)
23.5***	Consent of White & Case LLP (included in Exhibit 8.1).
23.7**	Consent of Eilers & Krejcik Gaming LLC.
23.8**	Consent of H2 Gambling Capital.
24.1**	Power of Attorney (included on the signature page hereto).
99.1***	Form of Proxy Card for the Special Meeting of Artemis Stockholders.
99.2**	Consent of Holly Gagnon to serve as a director.
99.3**	Consent of Philip Kaplan to serve as a director.
99.4**	Consent of Samouil Samis David to serve as a director.
99.5**	Request for Waiver and Representation under Item 8.A.4 of Form 20-F
107**	Filing Fee Table.

†
Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

*
Filed herewith.

**
Previously filed.

***
To be filed by amendment.

#
Portions of the Exhibit have been omitted because they are both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Item 22.   Undertakings
The undersigned registrant hereby undertakes:
•
to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

•
to include any prospectus required by Section 10(a)(3) of the Securities Act;

•
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

•
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

•
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

•
to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

•
to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (1)(d) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
•
any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•
any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•
any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
The registrant undertakes that every prospectus: (a) that is filed pursuant to the immediately preceding paragraph, or (b) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Athens, Greece, on the 22 day of March, 2023.
NOVIBET PLC
By:
/s/ George Athanasopoulos

Name: George Athanasopoulos
Title:  Director
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.
NAME	POSITION	DATE
/s/ George Athanasopoulos George Athanasopoulos	Chief Executive Officer and Director (Principal Executive Officer)	March 22, 2023
* Konstantinos Tsampras	Controller (Principal Financial and Accounting Officer)	March 22, 2023
* Rodolfo Odoni	Director	March 22, 2023

*By:
/s/ George Athanasopoulos

George Athanasopoulos
Attorney-in-Fact

AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Novibet plc has signed this registration statement on March 22, 2023.
NOVIBET USA Inc.
By:
/s/ Panagiotis Piter Trataris

Name: Panagiotis Piter Trataris
Title:  President